As filed with the Securities and Exchange Commission on July 16, 2021
Registration
No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM
S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
(Exact name of registrant as specified in its charter)

Maryland	6798	47-2887436
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
18191 Von Karman Avenue, Suite 300
Irvine, California 92612
(949)
270-9200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Jeffrey T. Hanson
Chief Executive Officer and Chairman of the Board of Directors
18191 Von Karman Avenue, Suite 300
Irvine, California 92612
(949)
270-9200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert H. Bergdolt, Esq. DLA Piper LLP (US) 4141 Parklake Ave., Suite 300 Raleigh, North Carolina 27612 (919) 786-2000	Lauren B. Prevost, Esq. Seth K. Weiner, Esq. Morris, Manning & Martin, LLP 3343 Peachtree Road, NE 1600 Atlanta Financial Center Atlanta, Georgia 30326 (404) 504-7744	Robert W. Downes, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10024 (212) 558-4000

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the closing of the merger described herein.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule
12b-2
of the Exchange Act of 1934, as amended:

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

☒
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule
13e-4(i)
(Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule
14d-1(d)
(Cross-Border Issuer Third Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class I Common Stock, $0.01 par value per share	179,658,356(1)	$9.22(2)	$1,656,450,039(3)	$180,719(4)

(1)
Represents the estimated maximum number of shares of Griffin-American Healthcare REIT IV, Inc. Class I common stock, $0.01 par value per share (“GAHR IV Class I Common Stock”), rounded up to the nearest share, to be issued in connection with the merger described herein based on the product of 193,889,872 shares of Griffin-American Healthcare REIT III, Inc. common stock, $0.01 par value per share (“GAHR III Common Stock”), outstanding as of July 9, 2021 multiplied by the exchange ratio of 0.9266 shares of GAHR IV Class I Common Stock for each share of GAHR III Common Stock.

(2)
There is no established market for the GAHR IV Class I Common Stock. On March 18, 2021, the board of directors of Griffin-American Healthcare REIT IV, Inc. approved an estimated per share net asset value of the GAHR IV Class I Common Stock of $9.22.

(3)
Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated pursuant to Rule 457(f)(2) under the Securities Act.

(4)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $109.10 per $1,000,000 of the proposed maximum aggregate offering price.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. Griffin-American Healthcare REIT IV, Inc. may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities nor should it be considered a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY - SUBJECT TO COMPLETION, DATED JULY 16, 2021
MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

On June 23, 2021, Griffin-American Healthcare REIT IV, Inc., a Maryland corporation (“GAHR IV”), Griffin-American Healthcare REIT IV Holdings, LP, a Delaware limited partnership (“GAHR IV Operating Partnership”), Continental Merger Sub, LLC, a Maryland limited liability company and a wholly owned subsidiary of GAHR IV (“Merger Sub”), Griffin-American Healthcare REIT III, Inc., a Maryland corporation (“GAHR III”), and Griffin-American Healthcare REIT III Holdings, LP, a Delaware limited partnership (“GAHR III Operating Partnership”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which (i) GAHR III will be merged with and into Merger Sub, with Merger Sub being the surviving company (the “REIT Merger”) and (ii) GAHR IV Operating Partnership will be merged with and into GAHR III Operating Partnership, with GAHR III Operating Partnership being the surviving entity (the “Partnership Merger” and, together with the REIT Merger, the “Mergers”). Pursuant to the Merger Agreement, at the effective time of the REIT Merger, each issued and outstanding share of GAHR III’s common stock, $0.01 par value per share (the “GAHR III Common Stock”), will be converted into the right to receive 0.9266 shares of GAHR IV’s Class I common stock, $0.01 par value per share (“GAHR IV Class I Common Stock”).
Also on June 23, 2021, GAHR III entered into a series of transactions pursuant to which, among other things, GAHR III has agreed to acquire a newly formed entity that owns substantially all of the business and operations of one of its co-sponsors, American Healthcare Investors, LLC (“American Healthcare Investors”), including all of the equity interests in (i) Griffin-American Healthcare REIT III Advisor, LLC, a Delaware limited liability company and the external advisor of GAHR III, and (ii) Griffin-American Healthcare REIT IV Advisor, LLC, a Delaware limited liability company and the external advisor of GAHR IV, such that GAHR III will become self-managed and (if the Mergers do not occur) GAHR IV will become indirectly managed by GAHR III (the “AHI Acquisition”). Following the consummation of the Mergers, assuming the AHI Acquisition is consummated, the surviving company will be an entirely self-managed company.
The Merger Agreement was entered into after a thorough due diligence and negotiation process conducted by a special committee of GAHR III’s board of directors (the “GAHR III Special Committee”) and a special committee of GAHR IV’s board of directors (the “GAHR IV Special Committee”), each of which was comprised solely of independent directors and each of which engaged separate legal counsel and financial advisors. The boards of directors of each of GAHR III and GAHR IV, based on the unanimous recommendation of the GAHR III Special Committee and GAHR IV Special Committee, respectively, each unanimously approved the Mergers. The obligations of GAHR III and GAHR IV to effect the Mergers are subject to the satisfaction or waiver of several conditions set forth in the Merger Agreement, as described in this joint proxy statement/prospectus, including the approval of the stockholders of GAHR III and the stockholders of GAHR IV.
GAHR III will hold a special meeting of its stockholders on [

], 2021 (the “GAHR III Special Meeting”) and GAHR IV will hold an annual meeting of its stockholders on [

], 2021 (the “GAHR IV Annual Meeting”) to vote on the REIT Merger and the other proposals described in this joint proxy statement/prospectus.
After careful consideration, and following the unanimous recommendation of each of the GAHR III Special Committee and GAHR IV Special Committee, each of the GAHR III board of directors and GAHR IV board of directors unanimously recommends that their respective stockholders vote “FOR” each of the proposals to be considered at the GAHR III Special Meeting and at the GAHR IV Annual Meeting, respectively.
No matter the size of your investment, your vote is very important.
Whether or not you expect to attend your stockholder meeting, please authorize a proxy to vote on your behalf as promptly as possible by completing, signing, dating and mailing your proxy card in the pre-addressed
postage-paid envelope provided or by authorizing your proxy by one of the other methods specified in this joint proxy statement/prospectus. This saves each of GAHR III and GAHR IV time and money it would otherwise spend to solicit your vote.

If the Mergers were consummated on March 31, 2021, the portfolio of the surviving company (the “Combined Company”) would have a gross investment value of approximately $4.2 billion, consisting of 314 buildings and campuses in 36 states (as well as the United Kingdom & Isle of Man) comprised of approximately 19 million square feet.
This joint proxy statement/prospectus provides you with detailed information about the GAHR III Special Meeting, the GAHR IV Annual Meeting, the Merger Agreement, the Mergers and other related matters. We encourage you to read this joint proxy statement/prospectus in its entirety before voting.
In particular, you should carefully consider the discussion in the section of this joint proxy statement/prospectus entitled “
Risk Factors
” beginning on page 30.
Neither the Securities and Exchange Commission nor any state securities regulatory authority has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosure in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.
This joint proxy statement/prospectus is dated [

], 2021, and is first being mailed to stockholders of GAHR III and stockholders of GAHR IV on or about [

], 2021.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
18191 Von Karman Avenue, Suite 300
Irvine, California 92612
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
Dear Stockholder of Griffin-American Healthcare REIT III, Inc.:
You are cordially invited to attend a special meeting of stockholders (the “GAHR III Special Meeting”) of Griffin-American Healthcare REIT III, Inc., a Maryland corporation (“GAHR III”), to be held at [

] a.m. Pacific Time on [

], 2021. The meeting will be held as a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/GAHRIII2021SM. For procedures for attending the virtual meeting, please refer to the section entitled “Questions and Answers about the Mergers and the Stockholder Meetings” beginning on page 1 of this joint proxy statement/prospectus.
The purpose of the GAHR III Special Meeting is to consider and vote upon the following proposals:

1.
GAHR III Merger Proposal:
A proposal to approve the merger of GAHR III with and into a wholly owned subsidiary of Griffin-American Healthcare REIT IV, Inc., a Maryland corporation (“GAHR IV”), pursuant to the Agreement and Plan of Merger, dated as of June 23, 2021, by and among GAHR III, GAHR IV, Griffin-American Healthcare REIT III Holdings, LP, a Delaware limited partnership (“GAHR III Operating Partnership”), Continental Merger Sub, LLC, a Maryland limited liability company and a wholly owned subsidiary of GAHR IV (“Merger Sub”), and Griffin-American Healthcare REIT IV Holdings, LP, a Delaware limited partnership (“GAHR IV Operating Partnership”), which proposal we refer to as the “GAHR III Merger Proposal.”

2.	GAHR III Charter Amendment Proposals: Proposals to approve the amendment of the charter of GAHR III to do the following:

(a)
GAHR III Charter Amendment Proposal (Merger Agreement):
A proposal to approve the amendment of the charter of GAHR III to remove the provisions related to
“Roll-Up
Transactions”, which proposal we refer to as the “GAHR III Charter Amendment Proposal (Merger Agreement).”

(b)
GAHR III Charter Amendment Proposal (AHI Acquisition):
A proposal to approve the amendment of the charter of GAHR III to remove the limitations relating to (i) collection of an internalization fee and (ii) the acquisition of an asset from GAHR III’s sponsor, external advisor, any GAHR III director or any affiliate thereof in excess of the asset’s current appraised value, which proposal we refer to as the “GAHR III Charter Amendment Proposal (AHI Acquisition).” Collectively, we refer to the GAHR III Charter Amendment Proposal (Merger Agreement) and the GAHR III Charter Amendment Proposal (AHI Acquisition) as the “GAHR III Charter Amendment Proposals.”

3.
Adjournment of the GAHR III Special Meeting:
A proposal to approve any adjournments of the GAHR III Special Meeting for the purposes of soliciting additional proxies if there are not sufficient votes at the meeting to approve the GAHR III Merger Proposal or either of the GAHR III Charter Amendment Proposals, if necessary or appropriate, as determined by the chair of the GAHR III Special Meeting, which proposal we refer to as the “GAHR III Adjournment Proposal.”

THE GAHR III BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” EACH OF THE ABOVE PROPOSALS.
Approval of each of the GAHR III Merger Proposal and GAHR III Charter Amendment Proposal (Merger Agreement) is a condition to the consummation of the Mergers. If either of such proposals is not approved, the Mergers will not be consummated. Approval of the GAHR III Charter Amendment Proposal (AHI Acquisition) is a condition to the consummation of the AHI Acquisition. If such proposal is not approved, the AHI Acquisition will not be consummated.

In addition, it is a condition of the parties’ obligations in respect of the AHI Acquisition that the Merger Agreement not have been terminated and that all of the Merger Agreement’s closing conditions be satisfied or waived, such that if the GAHR III Merger Proposal and the GAHR III Charter Amendment Proposal (Merger Agreement) are not approved, then the AHI Acquisition may not be consummated. However, the parties to the AHI Acquisition may waive this condition such that they may elect to consummate the AHI Acquisition even if the GAHR III Merger Proposal and GAHR III Charter Amendment Proposal (Merger Agreement) are not approved. Consummation of the AHI Acquisition is not a condition to the consummation of the Mergers, and therefore, the parties may close the Mergers even if the AHI Acquisition is not consummated.
The GAHR III board of directors has fixed the close of business on [

], 2021 as the record date for the GAHR III Special Meeting. Only the holders of record of shares of GAHR III’s common stock, $0.01 par value per share (the “GAHR III Common Stock”), as of the close of business on [

], 2021 are entitled to notice of and to vote at the GAHR III Special Meeting and any adjournment or postponement thereof.
This joint proxy statement/prospectus is dated as of [

], 2021 and is first being mailed to you on or about [

], 2021. We urge you to carefully read this joint proxy statement/prospectus in its entirety, including the annexes and any other documents incorporated by reference therein.
Your vote is important regardless of the number of shares of GAHR III Common Stock that you own. Whether or not you plan to attend the GAHR III Special Meeting via live webcast, please authorize a proxy to vote on your behalf as promptly as possible by (1)
 visiting the Internet site listed on the accompanying proxy card, (2)
 calling the toll-free number listed on the accompanying proxy card or (3)
 submitting the accompanying proxy card by mail.
Submitting a proxy will help to secure a quorum and reduce solicitation costs that may otherwise be incurred by GAHR III. Any eligible holder of GAHR III Common Stock who is present at the GAHR III Special Meeting may vote online via live webcast, thereby revoking any previous proxy. In addition, a proxy may also be revoked in writing before the GAHR III Special Meeting in the manner described in this joint proxy statement/prospectus. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by the bank, broker or other nominee.
GAHR III and GAHR IV file reports and other important business and financial information with the U.S. Securities and Exchange Commission (the “SEC”) that are not included in or delivered with this joint proxy statement/prospectus. You can obtain any of the documents filed with the SEC by GAHR III and GAHR IV by requesting them from the proxy solicitor of GAHR III as follows:
Broadridge Financial Solutions, Inc.
51 Mercedes Way
Edgewood, New York 11717
Call toll free: 1 (855) 928-4498
You will not be charged for any of the documents that you request.
To receive documents in advance of the GAHR III Special Meeting, please make a request for such documents no later than [    ], 2021.
You may also obtain such documents through the SEC website at
 www.sec.gov
. In addition, you may obtain copies of such documents at
http://www.healthcarereit3.com
under the section “News & SEC Filings.”
Information included in the foregoing websites is not incorporated by reference into this joint proxy statement/prospectus.
 We are providing the information about how you can obtain certain documents at these websites only for your convenience.
By Order of the GAHR III Board of Directors,
Cora Lo
Secretary
and Assistant General Counsel
Griffin-American Healthcare REIT III, Inc.

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
18191 Von Karman Avenue, Suite 300
Irvine, California 92612
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Dear Stockholder of Griffin-American Healthcare REIT IV, Inc.:
You are cordially invited to attend the annual meeting of stockholders (the “GAHR IV Annual Meeting”) of Griffin-American Healthcare REIT IV, Inc., a Maryland corporation (“GAHR IV”), to be held at [

] a.m. Pacific Time on [

], 2021. The meeting will be held as a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/GAHRIV2021SM. For procedures for attending the virtual meeting, please refer to the section entitled “Questions and Answers about the Mergers and the Stockholder Meetings” beginning on page 1 of this joint proxy statement/prospectus.
The purpose of the GAHR IV Annual Meeting is to consider and vote upon the following proposals:

1.
GAHR IV Merger Proposal:
A proposal to approve the merger of Griffin-American Healthcare REIT III, Inc., a Maryland corporation (“GAHR III”), with and into a wholly owned subsidiary of GAHR IV, pursuant to the Agreement and Plan of Merger, dated as of June 23, 2021, by and among GAHR IV, GAHR III, Griffin-American Healthcare REIT IV Holdings, LP, a Delaware limited partnership (“GAHR IV Operating Partnership”), Continental Merger Sub, LLC, a Maryland limited liability company and a wholly owned subsidiary of GAHR IV (“Merger Sub”), and Griffin-American Healthcare REIT III Holdings, LP, a Delaware limited partnership (“GAHR III Operating Partnership”), which proposal we refer to as the “GAHR IV Merger Proposal.”

2.
GAHR IV Charter Amendment Proposals:
Proposals to approve the amendment and restatement of the charter of GAHR IV to do the following, which proposals we refer to collectively as the “GAHR IV Charter Amendment Proposals”:

(a)
removal of certain limitations relating to (i) suitability of stockholders and (ii) collection of an internalization fee, which proposal we refer to as the “GAHR IV Charter Amendment Proposal (Merger Agreement)”;

(b)	removal or revision of certain limitations required by the North American Securities Administrators Association and other conforming and ministerial changes; and

(c)	revisions in order to bring the GAHR IV charter more in line with those of publicly-listed companies.

3.
Election of Directors
: A proposal to consider and vote upon the election of five directors, each to hold office for a one-year
term expiring at the 2022 Annual Meeting of Stockholders of GAHR IV and until his or her successor is duly elected and qualifies.

4.
Ratification of Auditors
: A proposal to consider and vote upon the ratification of the appointment of Deloitte & Touche LLP as GAHR IV’s independent registered public accounting firm for the year ending December 31, 2021.

5.
Adjournment of the GAHR IV Annual Meeting:
A proposal to approve any adjournments of the GAHR IV Annual Meeting for the purposes of soliciting additional proxies if there are not sufficient votes at the meeting to approve the GAHR IV Merger Proposal or any of the GAHR IV Charter Amendment Proposals, if necessary or appropriate, as determined by the chair of the GAHR IV Annual Meeting, which proposal we refer to as the “GAHR IV Adjournment Proposal.”

THE GAHR IV BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” EACH OF PROPOSALS 1, 2(a), 2(b), 2(c), 4 AND 5 AND “FOR ALL” OF THE NOMINEES NAMED PURSUANT TO PROPOSAL 3.

Approval of each of the GAHR IV Merger Proposal and GAHR IV Charter Amendment Proposal (Merger Agreement) is a condition to the consummation of the Mergers. If either of such proposals is not approved, the Mergers will not be consummated.
The GAHR IV board of directors has fixed the close of business on [

], 2021 as the record date for the GAHR IV Annual Meeting. Only the holders of record of shares of GAHR IV’s Class T common stock, $0.01 par value per share (the “GAHR IV Class T Common Stock”), and GAHR IV’s Class I common stock, $0.01 par value per share (the “GAHR IV Class I Common Stock” and, together with the GAHR IV Class T Common Stock, the “GAHR IV Common Stock”), as of the close of business on [

], 2021 are entitled to notice of and to vote at the GAHR IV Annual Meeting and any adjournment or postponement thereof.
This joint proxy statement/prospectus is dated as of [

], 2021 and is first being mailed to you on or about [

], 2021. We urge you to carefully read this joint proxy statement/prospectus in its entirety, including the annexes and any other documents incorporated by reference therein.
Your vote is important regardless of the number of shares of GAHR IV Common Stock that you own. Whether or not you plan to attend the GAHR IV Annual Meeting via live webcast, please authorize a proxy to vote on your behalf as promptly as possible by (1)
 visiting the Internet site listed on the accompanying proxy card, (2)
 calling the toll-free number listed on the accompanying proxy card or (3)
 submitting the accompanying proxy card by mail.
Submitting a proxy will help to secure a quorum and reduce solicitation costs that may otherwise be incurred by GAHR IV. Any eligible holder of GAHR IV Common Stock who is present at the GAHR IV Annual Meeting may vote online via live webcast, thereby revoking any previous proxy. In addition, a proxy may also be revoked in writing before the GAHR IV Annual Meeting in the manner described in this joint proxy statement/prospectus. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by the bank, broker or other nominee.
GAHR IV and GAHR III file reports and other important business and financial information with the U.S. Securities and Exchange Commission (the “SEC”) that are not included in or delivered with this joint proxy statement/prospectus. You can obtain any of the documents filed with the SEC by GAHR IV and GAHR III by requesting them from the proxy solicitor of GAHR IV as follows:
Broadridge Financial Solutions, Inc.
51 Mercedes Way
Edgewood, New York 11717
Call toll free: 1 (855) 976-3325
You will not be charged for any of the documents that you request.
To receive documents in advance of the GAHR IV Annual Meeting, please make a request for such documents no later than [    ], 2021.
You may also obtain such documents through the SEC website at
 www.sec.gov
. In addition, you may obtain copies of such documents at
http://www.healthcarereitiv.com
under the section “News & SEC Filings.”
Information included in the foregoing websites is not incorporated by reference into this joint proxy statement/prospectus.
 We are providing the information about how you can obtain certain documents at these websites only for your convenience.
By Order of the GAHR IV Board of Directors,
Cora Lo
Secretary
and Assistant General Counsel
Griffin-American Healthcare REIT IV, Inc.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS
This joint proxy statement/prospectus, which forms part of a registration statement on Form
S-4
filed by GAHR IV (File
No. 333-

) with the SEC, constitutes a prospectus of GAHR IV for purposes of the Securities Act (as defined below) with respect to the shares of GAHR IV Class I Common Stock to be issued to GAHR III stockholders in exchange for shares of GAHR III Common Stock pursuant to the Merger Agreement. This joint proxy statement/prospectus also constitutes a proxy statement for each of GAHR III and GAHR IV for purposes of the Exchange Act (as defined below). In addition, it constitutes a notice of meeting with respect to the GAHR III Special Meeting and GAHR IV Annual Meeting.
You should rely only on the information contained in this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [

], 2021. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this joint proxy statement/prospectus to GAHR III stockholders and GAHR IV stockholders nor the issuance by GAHR IV of GAHR IV Common Stock to GAHR III stockholders pursuant to the Merger Agreement will create any implication to the contrary.
Information contained in this joint proxy statement/prospectus regarding GAHR III has been provided by GAHR III, and information contained in this joint proxy statement/prospectus regarding GAHR IV has been provided by GAHR IV.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person or entity to whom it is unlawful to make any such offer or solicitation in such jurisdiction.
Unless otherwise stated or as the context otherwise requires, all references in this joint proxy statement/prospectus to:

•
“AHI Acquisition” are to the series of transactions pursuant to which, among other things, GAHR III has agreed to acquire a newly formed entity that owns substantially all of the business and operations of one of its co-sponsors, American Healthcare Investors, including all of the equity interests in (i) GAHR III Advisor, and (ii) GAHR IV Advisor, such that following the consummation of the AHI Acquisition, GAHR III will become self-managed and (if the Mergers do not occur) GAHR IV will become indirectly managed by GAHR III, and following the consummation of the Mergers, the surviving company will be an entirely self-managed company. Certain working capital of American Healthcare Investors will not be transferred in the AHI Acquisition and therefore will be retained by American Healthcare Investors and may be distributed to the members of American Healthcare Investors if unused.

•	“AHI Principals” are to Jeffrey T. Hanson, Danny Prosky and Mathieu B. Streiff, collectively;

•	“American Healthcare Investors” are to American Healthcare Investors, LLC, the co-sponsor (along with Griffin Capital) of each of GAHR III and GAHR IV;

•	“Code” are to the Internal Revenue Code of 1986, as amended;

•	“Combined Company” are to GAHR IV immediately following the consummation of the Mergers;

•	“COVID-19” are to the current novel coronavirus;

•	“DRULPA” are to the Delaware Revised Uniform Limited Partnership Act;

•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•	“Exchange Ratio” are to 0.9266 shares of GAHR IV Class I Common Stock per share of GAHR III Common Stock;

•	“GAHR III” are to Griffin-American Healthcare REIT III, Inc., a Maryland corporation;

•	“GAHR III Advisor” are to Griffin-American Healthcare REIT III Advisor, a Delaware limited liability company and the external advisor of GAHR III;

•
“GAHR III Advisory Agreement” are to the Advisory Agreement, dated as of February 26, 2014, by and among GAHR III, GAHR III Operating Partnership and GAHR III Advisor, as amended by the Amendment to Advisory Agreement, dated February 22, 2021;

i

•	“GAHR III Board” are to the board of directors of GAHR III;

•	“GAHR III Bylaws” are to the bylaws of GAHR III as in effect on the date of this joint proxy statement/prospectus;

•	“GAHR III Charter” are to the charter of GAHR III as in effect on the date of this joint proxy statement/prospectus;

•	“GAHR III Charter Amendment” are to, collectively, the GAHR III Charter Amendment (Merger Agreement) and the GAHR III Charter Amendment (AHI Acquisition);

•	“GAHR III Charter Amendment (Merger Agreement)” are to the proposed amendments to the GAHR III Charter to remove the provisions related to Roll-Up Transactions;

•
“GAHR III Charter Amendment (AHI Acquisition)” are to the proposed amendments to the GAHR III Charter to remove the limitations relating to (i) collection of an internalization fee and (ii) acquisition of an asset from GAHR III’s sponsor, external advisor, any GAHR III director or any affiliate thereof in excess of the asset’s current appraised value;

•	“GAHR III Class I OP Unit” are to a GAHR III OP Unit entitling the holder thereof to the rights of a holder of a “Partnership Class I Unit” as provided in the GAHR III Partnership Agreement;

•	“GAHR III Common Stock” are to the common stock, $0.01 par value per share, of GAHR III;

•	“GAHR III DRIP” are to the amended and restated distribution reinvestment plan of GAHR III;

•	“GAHR III Incentive Plan” are to the Griffin-American Healthcare REIT III, Inc. 2013 Incentive Plan;

•	“GAHR III OP Units” are to units of partnership interests in GAHR III Operating Partnership;

•	“GAHR III Operating Partnership” are to Griffin-American Healthcare REIT III Holdings, LP, a Delaware limited partnership and the operating partnership of GAHR III;

•	“GAHR III Parties” are to GAHR III and GAHR III Operating Partnership;

•	“GAHR III Partnership Agreement” are to the Agreement of Limited Partnership of GAHR III Operating Partnership, dated as of January 11, 2013, as amended through the date hereof;

•
“GAHR III Special Committee” are to the special committee of the GAHR III Board, comprised solely of independent directors, that was formed by the GAHR III Board in connection with the investigation and analysis of certain strategic alternatives that may be available to GAHR III, including the Mergers and the other transactions contemplated by the Merger Agreement;

•	“GAHR III Special Meeting” are to the special meeting of GAHR III stockholders to be held via virtual webcast on [ ], 2021;

•	“GAHR IV” are to Griffin-American Healthcare REIT IV, Inc., a Maryland corporation;

•	“GAHR IV Advisor” are to Griffin-American Healthcare REIT IV Advisor, LLC, a Delaware limited liability company and the external advisor of GAHR IV;

•
“GAHR IV Advisory Agreement” are to the Advisory Agreement, dated as of February 16, 2016, by and among GAHR IV, GAHR IV Operating Partnership and GAHR IV Advisor, as amended by the Amendment to Advisory Agreement, dated June 23, 2021;

•	“GAHR IV Annual Meeting” are to the annual meeting of GAHR IV stockholders to be held via virtual webcast on [ ], 2021;

•	“GAHR IV Board” are to the board of directors of GAHR IV;

•	“GAHR IV Bylaws” are to the bylaws of GAHR IV existing on the date of this joint proxy statement/prospectus;

•	“GAHR IV Charter” are to the charter of GAHR IV existing on the date of this joint proxy statement/prospectus;

•
“GAHR IV Charter Amendment (Merger Agreement)” are to the proposed amendments to the GAHR IV Charter to remove certain limitations relating to (i) suitability of stockholders and (ii) collection of an internalization fee;

•
“GAHR IV Charter Amendment” are to, collectively, the GAHR IV Charter Amendment (Merger Agreement) and the proposed amendments to the GAHR IV Charter for the (i) removal or revision of certain limitations required by the North American Securities Administrators Association and other conforming or ministerial changes and (ii) revisions in order to bring the GAHR IV Charter more in line with those of publicly-listed companies;

•	“GAHR IV Class I Common Stock” are to the Class I common stock, $0.01 par value per share, of GAHR IV;

•	“GAHR IV Class T Common Stock” are to the Class T common stock, $0.01 par value per share, of GAHR IV;

•	“GAHR IV Common Stock” are to the GAHR IV Class I Common Stock and the GAHR IV Class T Common Stock, collectively;

•	“GAHR IV DRIP” are to the amended and restated distribution reinvestment plan of GAHR IV;

•	“GAHR IV Incentive Plan” are to the Griffin-American Healthcare REIT IV, Inc. 2015 Incentive Plan;

•	“GAHR IV OP Units” are to units of partnership interest in GAHR IV Operating Partnership;

•	“GAHR IV Operating Partnership” are to Griffin-American Healthcare REIT IV Holdings, LP, a Delaware limited partnership and the operating partnership of GAHR IV;

•	“GAHR IV Parties” are to GAHR IV, GAHR IV Operating Partnership and Merger Sub;

•	“GAHR IV Partnership Agreement” are to the Amended and Restated Agreement of Limited Partnership of GAHR IV Operating Partnership, dated as of February 16, 2016, as amended through the date hereof;

•
“GAHR IV Special Committee” are to the special committee of the GAHR IV Board, comprised solely of independent directors, that was formed by the GAHR IV Board in connection with the investigation and analysis of certain strategic alternatives that may be available to GAHR IV, including the Mergers and the other transactions contemplated by the Merger Agreement;

•	“Griffin Capital” are to Griffin Capital Company, LLC, the co-sponsor (along with American Healthcare Investors) of each of GAHR III and GAHR IV;

•	“Griffin Capital Securities” are to Griffin Capital Securities, LLC, the dealer manager to each of GAHR III and GAHR IV;

•	“Gross investment value” are to total acquisition costs and subsequent capital expenditures that pertain to GAHR III’s or GAHR IV’s pro-rata ownership;

•	“HoldCo” are to Griffin-American Strategic Holdings, LLC, an affiliate of the Sponsors;

•	“Investment Company Act” are to the Investment Company Act of 1940, as amended;

•	“IRS” are to the Internal Revenue Service;

•	“Merger Agreement” are to the Agreement and Plan of Merger, dated as of June 23, 2021, by and among GAHR IV, GAHR IV Operating Partnership, Merger Sub, GAHR III and GAHR III Operating Partnership;

•	“Merger Sub” are to Continental Merger Sub, LLC, a Maryland limited liability company and wholly owned subsidiary of GAHR IV;

•	“Mergers” are to the REIT Merger and the Partnership Merger, collectively;

•	“MGCL” are to the Maryland General Corporation Law;

•	“MLLCA” are to the Maryland Limited Liability Company Act;

•	“NASAA REIT Guidelines” are to the NASAA Statement of Policy Regarding Real Estate Investment Trusts;

•	“NAV” are to the net asset value of an entity;

•	“Outside Date” are to March 23, 2022;

•	“Partnership Merger” are to the merger of GAHR IV Operating Partnership with and into GAHR III Operating Partnership;

•	“REIT” are to a real estate investment trust;

•	“REIT Merger” are to the merger of GAHR III with and into Merger Sub, as a result of which Merger Sub will survive as a wholly owned subsidiary of GAHR IV, pursuant to the Merger Agreement;

•
“Roll-Up
Transactions” are to certain transactions restricted by the GAHR III Charter involving the acquisition, merger, conversion or consolidation either directly or indirectly of GAHR III and the issuance to GAHR III stockholders of securities of a partnership, real estate investment trust, corporation, trust or similar entity that would be created or would survive such transaction (a
“Roll-Up
Entity”);

•	“SDAT” are to the State Department of Assessments and Taxation of the State of Maryland;

•	“SEC” are to the U.S. Securities and Exchange Commission;

•	“Securities Act” are to the Securities Act of 1933, as amended;

•	“Sponsors” are to American Healthcare Investors and Griffin Capital, collectively;

•	“Stanger” are to Robert A. Stanger & Co., Inc., the financial advisor to the GAHR III Special Committee;

•	“TRS” are to a taxable REIT subsidiary; and

•	“Truist Securities” are to Truist Securities, Inc., the financial advisor to the GAHR IV Special Committee.

v

QUESTIONS AND ANSWERS ABOUT
THE MERGERS AND THE STOCKHOLDER MEETINGS
The following are answers to some questions that GAHR III stockholders and GAHR IV stockholders may have regarding the proposed transaction between GAHR III and GAHR IV and the other proposals being considered at the GAHR III Special Meeting and the GAHR IV Annual Meeting. The information in this section may not provide all the information that could be important to GAHR III stockholders and GAHR IV stockholders. GAHR III and GAHR IV urge you to carefully read this entire joint proxy statement/prospectus, including the Annexes incorporated by reference herein. See the section entitled “Where You Can Find More Information” on page 300 of this joint proxy statement/prospectus.

Q:	What are the proposed Mergers?

A:
The GAHR III Board and the GAHR IV Board are recommending the Mergers to combine into a single company. GAHR IV, GAHR IV Operating Partnership, Merger Sub, GAHR III and GAHR III Operating Partnership have entered into the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. The REIT Merger will be voted upon by the stockholders of both GAHR III and GAHR IV. If approved, (i) GAHR III will merge with and into Merger Sub, with Merger Sub surviving the REIT Merger as a wholly owned subsidiary of GAHR IV and (ii) GAHR IV Operating Partnership will merge with and into GAHR III Operating Partnership, with GAHR III Operating Partnership being the surviving entity. In accordance with the applicable provisions of the MGCL and the MLLCA, the separate existence of GAHR III will cease at the effective time of the REIT Merger and in accordance with the applicable provisions of the DRULPA, the separate existence of GAHR IV Operating Partnership will cease at the effective time of the Partnership Merger.

The Combined Company will be named “American Healthcare REIT, Inc.” The surviving entity in the Partnership Merger will be named “American Healthcare REIT Holdings, LP.”

Q:	What will happen in the proposed Mergers?

A:
At the effective time of the REIT Merger and subject to the terms and conditions of the Merger Agreement, each issued and outstanding share of GAHR III Common Stock will be converted automatically into the right to receive 0.9266 shares of GAHR IV Class I Common Stock, subject to the treatment of fractional shares in accordance with the Merger Agreement. Based on the number of shares of GAHR IV Common Stock and GAHR III Common Stock outstanding on July 9, 2021, former GAHR III stockholders will own approximately 68.7% of the issued and outstanding shares of GAHR IV Common Stock following the REIT Merger. See “The Merger Agreement—Consideration to be Received in the Mergers” beginning on page 242 for additional information.

At the effective time of the Partnership Merger and subject to the terms and conditions of the Merger Agreement, (i) each GAHR III OP Unit outstanding as of immediately prior to the effective time of the Partnership Merger will be converted automatically into the right to receive 0.9266 GAHR III Class I OP Units and (ii) each GAHR IV OP Unit outstanding as of immediately prior to the effective time of the Partnership Merger will be converted automatically into the right to receive one unit of limited partnership interest of the surviving partnership of like class.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:
The GAHR III Board is using this joint proxy statement/prospectus to solicit proxies of GAHR III stockholders in connection with the GAHR III Special Meeting and the GAHR IV Board is using this joint proxy statement/prospectus to solicit proxies of GAHR IV stockholders in connection with the GAHR IV Annual Meeting. In addition, GAHR IV is using this joint proxy statement/prospectus as a prospectus for GAHR III stockholders because GAHR IV will issue shares of GAHR IV Common Stock to former GAHR III stockholders as consideration for the REIT Merger.

The Mergers cannot be completed unless, among other things, the holders of GAHR III Common Stock vote to approve the REIT Merger and the GAHR III Charter Amendment (Merger Agreement) and the holders of GAHR IV Common Stock vote to approve the REIT Merger and the GAHR IV Charter Amendment (Merger Agreement). The AHI Acquisition cannot be completed unless, among other things, the holders of GAHR III Common Stock vote to approve the GAHR III Charter Amendment (AHI Acquisition). In addition, it is a condition of the parties’ obligations in respect of the AHI Acquisition that the Merger Agreement not have been terminated and that all of the Merger Agreement’s closing conditions be satisfied or waived, such that if the GAHR III Merger Proposal and the GAHR III Charter Amendment Proposal (Merger Agreement) are not approved, then the AHI Acquisition may not be consummated. However, the parties to the AHI Acquisition may waive this condition such that they may elect to consummate the AHI Acquisition even if the GAHR III Merger Proposal and GAHR III Charter Amendment Proposal (Merger Agreement) are not approved. Furthermore, consummation of the AHI Acquisition is not a condition to the consummation of the Mergers, and therefore, the parties may close the Mergers even if the AHI Acquisition is not consummated.
This joint proxy statement/prospectus contains important information about the Mergers, and you should read it carefully. The enclosed voting materials allow you to vote your shares of GAHR III Common Stock or GAHR IV Common Stock, as applicable, by proxy without attending the applicable stockholder meeting online via virtual webcast.
Your vote is very important. You are encouraged to authorize your proxy as promptly as possible
.

Q:	Why is the GAHR III Charter Amendment proposed?

A:
The GAHR III Charter presently contains substantive and procedural requirements for certain transactions involving the acquisition, merger, conversion or consolidation of GAHR III and the issuance of securities of the entity surviving such transaction to the former holders of GAHR III Common Stock. The GAHR III Charter Amendment (Merger Agreement), if adopted, would delete from the GAHR III Charter the restrictions and requirements related to such
Roll-Up
Transactions (and the associated definitions in the GAHR III Charter).

The REIT Merger would constitute a
Roll-Up
Transaction under the GAHR III Charter. The GAHR III Board believes that the application of the
Roll-Up
Transaction provisions would have made the REIT Merger more difficult and costly to complete. Because of the effect of these provisions on the REIT Merger, GAHR III and GAHR IV determined that it was necessary to amend the GAHR III Charter to eliminate these provisions. Accordingly, approval of the GAHR III Charter Amendment (Merger Agreement) is a condition to each party’s obligation to complete the Mergers. See “Proposals Submitted to GAHR III Stockholders—Proposal 2(a): The GAHR III Charter Amendment Proposal (Merger Agreement)” beginning on page 156 for a more detailed discussion of the GAHR III Charter Amendment (Merger Agreement).
The GAHR III Charter presently contains limitations on (i) collection of an internalization fee in connection with an internalization by GAHR III of the management functions from GAHR III Advisor and (ii) acquisition of an asset from GAHR III’s sponsor, GAHR III Advisor, any GAHR III director or any affiliate thereof in excess of the asset’s current appraised value. The GAHR III Charter Amendment (AHI Acquisition), if adopted, would delete from the GAHR III Charter such limitations.
The AHI Acquisition could be considered a transaction involving the collection of an internalization fee in connection with an internalization by GAHR III of the management functions from GAHR III Advisor as well as the acquisition of an asset from GAHR III’s sponsor, GAHR III Advisor, any GAHR III director or any affiliate thereof in excess of the asset’s current appraised value. Because of the effect of these provisions on the AHI Acquisition, GAHR III determined that it was necessary to amend the GAHR III Charter to eliminate these limitations. Accordingly, approval of the GAHR III Charter Amendment (AHI Acquisition) is a condition to the parties’ obligation to complete the AHI Acquisition. See “Proposals Submitted to GAHR III Stockholders—Proposal 2(b): The GAHR III Charter Amendment Proposal (AHI Acquisition)” beginning on page 157 for a more detailed discussion of the GAHR III Charter Amendment (AHI Acquisition).
A copy of the GAHR III Charter Amendment is attached to this joint proxy statement/prospectus as Annex B.

Q:	Why is the GAHR IV Charter Amendment proposed?

A:
The GAHR IV Charter currently imposes certain suitability and minimum investment requirements on investors in GAHR IV Common Stock in accordance with the NASAA REIT Guidelines. The GAHR IV Charter Amendment removes these requirements, which generally will provide stockholders with greater ability to sell shares as prospective buyers would no longer be subject to the financial suitability standards imposed by the NASAA REIT Guidelines. In addition, the removal of these provisions would eliminate any minimum initial cash investment amounts or minimum subsequent cash investment amounts for stockholders. Furthermore, the removal of these provisions eliminates the requirement that Griffin Capital Securities or anyone selling GAHR IV Common Stock on GAHR IV’s behalf make a determination that the purchase of GAHR IV Common Stock is a suitable and appropriate investment for the prospective stockholder (although GAHR IV is not currently selling shares). Rather, prospective stockholders or their financial advisors, or both, would determine for themselves whether an investment in GAHR IV is a suitable and appropriate investment. The removal of these requirements will also clarify that there are no suitability or minimum investment requirements applicable to the issuance of GAHR IV Class I Common Stock in the REIT Merger.

Additionally, if the GAHR IV Charter Amendment (Merger Agreement) is approved, the GAHR IV Charter Amendment would delete the limitation on the payment of a separate internalization fee by GAHR IV or the GAHR IV Operating Partnership to the GAHR IV Advisor or any of its affiliates solely in connection with an internalization by GAHR IV of management functions from the GAHR IV Advisor. This limitation is uncommon in public company charters and could prevent GAHR IV from successfully becoming self-managed. The GAHR IV Board believes that certain potential liquidity events, including a listing, may be enhanced if GAHR IV first becomes self-managed. For example, most listed companies are self-managed and the GAHR IV Common Stock may be more highly valued by the market, including institutional equity, if the individuals responsible for managing GAHR IV were its own employees rather than those of a third party. In the event a prospective purchaser desired not just GAHR IV’s assets but also its management team and employees, GAHR IV might also be able to consummate a sale transaction for a higher price as a self-managed company. The GAHR IV Board further believes that remaining externally managed could result in increased expenses and less flexibility and deprive the Combined Company of the complete control of key management functions critical for future growth.
Furthermore, the GAHR IV Board has been exploring and is continuing to explore various strategic alternatives for GAHR IV. GAHR IV is proposing certain amendments to the GAHR IV Charter that will give the GAHR IV Board the flexibility to effectuate potential liquidity and other strategies if and when the GAHR IV Board decides to do so. If the proposal is approved, GAHR IV will be authorized to file the amended and restated charter in the form attached hereto as Annex C to this joint proxy statement/prospectus. The amended and restated charter will not be effective until it is filed by GAHR IV and accepted for record by the SDAT.
The GAHR IV Charter currently includes certain provisions from the NASAA REIT Guidelines which apply to REITs with shares that are publicly registered with the SEC but are not
listed on a national securities exchange. The GAHR IV Charter was designed to be consistent with other non-traded
REITs and to satisfy certain requirements imposed by state securities administrators in connection with GAHR IV’s public non-traded
offerings. GAHR IV believes that the limitations included in its current charter which derive from the NASAA REIT Guidelines create interpretive questions resulting in uncertainty which could impair GAHR IV’s ability to operate if the GAHR IV Board decides to pursue various strategic options in the future, such as a listing. GAHR IV believes that removing the NASAA-mandated provisions and otherwise amending the GAHR IV Charter consistent with Maryland law and the charters of other listed companies will result in a charter that is comparable to publicly traded REITs and will provide GAHR IV with more flexibility, if the GAHR IV Board deems that to be appropriate and in the best interests of GAHR IV and its stockholders. At this time, management of GAHR IV is targeting a listing of the Combined Company’s shares on a national securities exchange by the end of 2022, subject to the closing of the Mergers and the AHI Acquisition, as well as market conditions. However, there are currently no definitive plans for such a listing, and no assurances can be made that such a listing will occur by the end of 2022, or at all.

Q:
Am I being asked to vote on any other proposals at the GAHR III Special Meeting in addition to the GAHR III Merger Proposal and GAHR III Charter Amendment Proposals or at the GAHR IV Annual Meeting in addition to the GAHR IV Merger Proposal and GAHR IV Charter Amendment Proposals?

A:	Yes.
At the GAHR III Special Meeting, GAHR III stockholders will be asked to consider and vote to approve any adjournments of the GAHR III Special Meeting for the purposes of soliciting additional proxies if there are not sufficient votes at the meeting to approve the GAHR III Merger Proposal or either of the GAHR III Charter Amendment Proposals, if necessary or appropriate, as determined by the chair of the GAHR III Special Meeting. In the event of an adjournment, the meeting would be adjourned to another date, time or location (whether via webcast or physical location) as determined by the GAHR III Board.
At the GAHR IV Annual Meeting, GAHR IV stockholders will be asked to consider and vote upon the following additional proposals:

•
To elect five directors to the GAHR IV Board, each to hold office for a one-year
term expiring at the 2022 Annual Meeting of Stockholders of GAHR IV and until his or her successor is duly elected and qualifies;

•	To ratify the appointment of Deloitte & Touche LLP (“Deloitte & Touche”) as GAHR IV’s independent registered public accounting firm for the year ending December 31, 2021; and

•
To approve any adjournments of the GAHR IV Annual Meeting for the purposes of soliciting additional proxies if there are not sufficient votes at the meeting to approve the GAHR IV Merger Proposal or any of the GAHR IV Charter Amendment Proposals, if necessary or appropriate, as determined by the chair of the GAHR IV Annual Meeting. In the event of an adjournment, the meeting would be adjourned to another date, time or location (whether via webcast or physical location) as determined by the GAHR IV Board.

Q:	How does the GAHR III Board recommend that GAHR III stockholders vote?

A:
The GAHR III Board recommends that GAHR III stockholders vote
“FOR”
the proposal to approve the REIT Merger,
“FOR”
the proposals to approve the GAHR III Charter Amendment and
“FOR”
the proposal to adjourn the GAHR III Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposals to approve the REIT Merger and the GAHR III Charter Amendment.

For a more complete description of the recommendation of the GAHR III Board, see “The Mergers—Recommendation of the GAHR III Board and Its Reasons for the Mergers” beginning on page 189.

Q:	How does the GAHR IV Board recommend that GAHR IV stockholders vote?

A:
The GAHR IV Board recommends that GAHR IV stockholders vote
“FOR”
the proposal to approve the REIT Merger,
“FOR”
the proposals to approve the GAHR IV Charter Amendment, “
FOR ALL
” nominees for election as directors, “
FOR
” the ratification of the appointment of the independent registered public accounting firm; and
“FOR”
the proposal to adjourn the GAHR IV Annual Meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposals to approve the REIT Merger and the GAHR IV Charter Amendment.

For a more complete description of the recommendation of the GAHR IV Board, see “The Mergers—Recommendation of the GAHR IV Board and Its Reasons for the Mergers” beginning on page 192.

Q:	Are GAHR III and GAHR IV permitted to pay distributions prior to the closing of the REIT Merger?

A:
Yes, the Merger Agreement permits the declaration and payment by GAHR III of any distribution that is reasonably necessary to maintain GAHR III’s REIT qualification and/or to avoid or reduce the imposition of any entity level income or excise tax under the Code. Similarly, the Merger Agreement permits the declaration and payment by GAHR IV of any distribution that is reasonably necessary to maintain GAHR IV’s REIT qualification and/or to avoid or reduce the imposition of any entity level income or excise tax under the Code. For further information regarding the declaration and payment of distributions by GAHR III and GAHR IV prior to the effective time of the REIT Merger, see “Distributions” on page 240.

Q:	What is the status of the GAHR III DRIP and share repurchase plan and the GAHR IV DRIP and share repurchase plan?

A:
GAHR III
. On May 29, 2020, in consideration of the impact the
COVID-19
pandemic has had on GAHR III’s business operations, the GAHR III Board authorized the suspension of all stockholder distributions upon the completion of the payment of distributions payable to stockholders of record on or prior to the close of business on May 31, 2020. As a result, the GAHR III Board also approved the suspension of the GAHR III DRIP. Also on May 29, 2020, the GAHR III Board suspended the GAHR III share repurchase plan with respect to all share repurchase requests received after May 31, 2020, including repurchases resulting from the death or qualifying disability of stockholders. On April 22, 2021, the GAHR III Board announced its decision to reinstate stockholder distributions and declared a daily distribution to GAHR III stockholders of record as of the close of business on each day of the period commencing on June 1, 2021 and ending June 30, 2021. The GAHR III Board then subsequently authorized a daily distribution to GAHR III stockholders of record as of the close of business on each day of the period commencing on July 1, 2021 and ending July 31, 2021. However, the GAHR III DRIP and the GAHR III share repurchase plan remain suspended.

GAHR IV
. In connection with the GAHR IV Special Committee’s strategic alternative review process and in order to facilitate a strategic transaction, such as the Mergers, on March 18, 2021, the GAHR IV Board authorized (i) the suspension of the GAHR IV DRIP, effective as of April 1, 2021, unless and until the GAHR IV Board reinstates the GAHR IV DRIP, and (ii) the suspension of the GAHR IV share repurchase plan with respect to all share repurchase requests received by GAHR IV after February 28, 2021, including repurchases resulting from the death or qualifying disability of stockholders, until such time, if any, as the GAHR IV Board determines to reinstate the share repurchase plan.

Q:	What fees will GAHR III Advisor and GAHR IV Advisor receive in connection with the Mergers?

A:
No fees will be paid to GAHR III Advisor or GAHR IV Advisor in connection with the Mergers. For more information regarding the compensation to be paid in connection with the AHI Acquisition, see the section entitled “The AHI Acquisition.”

Q:	How do I attend the stockholder meetings?

A:
GAHR III
. The GAHR III Special Meeting will be a completely virtual meeting conducted exclusively via live webcast and not at a physical location. The virtual meeting will be held on [    ], 2021, at [    ] a.m. Pacific Time. To attend the GAHR III Special Meeting, you will need the 16-digit control number included on your proxy card if you are a stockholder of record or included with your voting instruction form provided by your bank, broker or other nominee if you hold your shares of GAHR III Common Stock in street name through an account with an intermediary. You may log into the GAHR III Special Meeting website at www.virtualshareholdermeeting.com/GAHRIII2021SM and enter your control number beginning 15 minutes before the commencement of the GAHR III Special Meeting. Instructions on how to attend and participate online at the GAHR III Special Meeting, including how to ask questions and vote, are posted at www.virtualshareholdermeeting.com/GAHRIII2021SM.

If you encounter any technical difficulties with the virtual meeting platform during the check-in
process or during the GAHR III Special Meeting, please call 1 (844) 976-0738 (U.S.) or 1 (303) 562-9301 (International) for assistance beginning at [    ] a.m. Pacific Time, and until the meeting is finished.

GAHR IV
. The GAHR IV Annual Meeting will be a completely virtual meeting conducted exclusively via live webcast and not at a physical location. The virtual meeting will be held on [    ], 2021, at [    ] a.m. Pacific Time. To attend the GAHR IV Annual Meeting, you will need the 16-digit control number included on your proxy card if you are a stockholder of record or included with your voting instruction form provided by your bank, broker or other nominee if you hold your shares of GAHR IV Common Stock in street name through an account with an intermediary. You may log into the GAHR IV Annual Meeting website at www.virtualshareholdermeeting.com/GAHRIV2021SM and enter your control number beginning 15 minutes before the commencement of the GAHR IV Annual Meeting. Instructions on how to attend and participate online at the GAHR IV Annual Meeting, including how to ask questions and vote, are posted at www.virtualshareholdermeeting.com/GAHRIV2021SM.
If you encounter any technical difficulties with the virtual meeting platform during the check-in
process or during the GAHR IV Annual Meeting, please call 1 (844) 976-0738 (U.S.) or 1 (303) 562-9301 (International) for assistance beginning at [    ] a.m. Pacific Time, and until the meeting is finished.

Q:	Who can vote at the stockholder meetings?

A:
GAHR III
. Except as described in the next paragraph, all holders of GAHR III Common Stock of record as of the close of business on [    ], 2021, the record date for the GAHR III Special Meeting, are entitled to receive notice of and to vote at the GAHR III Special Meeting and at any adjournment or postponement thereof. As of the record date, there were [    ] shares of GAHR III Common Stock outstanding and entitled to vote generally at the GAHR III Special Meeting held by approximately [    ] holders of record.

Pursuant to the GAHR III Charter, GAHR III Advisor, directors of GAHR III and their affiliates are not entitled to vote their shares of GAHR III Common Stock in respect of the GAHR III Merger Proposal, and will not be considered in determining the number of shares entitled to vote on such proposal. See “The GAHR III Special Meeting—Voting by GAHR III Advisor, GAHR III Directors and Affiliates” beginning on page 151.
GAHR IV
. Except as described in the next paragraph, all holders of GAHR IV Common Stock of record as of the close of business on [    ], 2021, the record date for the GAHR IV Annual Meeting, are entitled to receive notice of and to vote at the GAHR IV Annual Meeting and at any adjournment or postponement thereof. As of the record date, there were [    ] shares of GAHR IV Common Stock outstanding and entitled to vote generally at the GAHR IV Annual Meeting held by approximately [    ] holders of record.
Pursuant to the GAHR IV Charter, GAHR IV Advisor, directors of GAHR IV and their affiliates are not entitled to vote their shares of GAHR IV Common Stock in respect of the GAHR IV Merger Proposal, and will not be considered in determining the number of shares entitled to vote on such proposal. See “The GAHR IV Annual Meeting—Voting by GAHR IV Advisor, GAHR IV Directors and Affiliates” beginning on page 159.

Q:	What constitutes a quorum?

A:
GAHR III
. The GAHR III Charter and GAHR III Bylaws provide that the presence in person via the live webcast or by proxy of stockholders entitled to cast at least 50% of all the votes entitled to be cast on the matter constitutes a quorum at a meeting of its stockholders. Shares that are voted, shares abstaining from voting and broker non-votes
are treated as being present at the GAHR III Special Meeting for purposes of determining whether a quorum is present.

GAHR IV
. The GAHR IV Charter and GAHR IV Bylaws provide that the presence in person via the live webcast or by proxy of stockholders entitled to cast at least 50% of all the votes entitled to be cast on the matter constitutes a quorum at a meeting of its stockholders. Shares that are voted, shares abstaining from voting and broker non-votes
are treated as being present at the GAHR IV Annual Meeting for purposes of determining whether a quorum is present.

Q:	What vote is required to approve each proposal at the GAHR III Special Meeting and GAHR IV Annual Meeting?

A:
GAHR III
. Approval of each of the GAHR III Merger Proposal and the GAHR III Charter Amendment Proposals requires the affirmative vote of the holders of a majority of all of the outstanding shares of GAHR III Common Stock entitled to vote on such proposals as of the close of business on the record date.

Approval of the GAHR III Adjournment Proposal requires the affirmative vote of a majority of all the votes cast on such proposal at the GAHR III Special Meeting. Any shares not voted (whether by abstention, broker non-vote
or otherwise) have no impact on the vote on such proposal.
GAHR IV
. Approval of each of the GAHR IV Merger Proposal and the GAHR IV Charter Amendment Proposals requires the affirmative vote of the holders of a majority of all of the outstanding shares of GAHR IV Common Stock entitled to vote on such proposals as of the close of business on the record date.
The proposal to elect the director nominees requires the approval of holders of a majority of the shares of GAHR IV Class T Common Stock and GAHR IV Class I Common Stock, voting together as a single class, present in person or by proxy at the GAHR IV Annual Meeting.
The proposals to approve the GAHR IV Adjournment Proposal and to ratify the appointment of the independent registered public accounting firm require the affirmative vote of a majority of all the votes cast on such proposals at the GAHR IV Annual Meeting. Any shares not voted (whether by abstention, broker non-vote
or otherwise) have no impact on the vote on such proposals.

Q:	Are there other transactions that stockholders should be aware of?

A:
Yes. On June 23, 2021, GAHR III and GAHR III Operating Partnership entered into a Contribution Agreement (the “Contribution Agreement”) with Griffin Capital; American Healthcare Investors; Platform Healthcare Investor T-II, LLC, which is indirectly owned by Colony Capital, Inc. (now known as Digital Bridge Group, Inc. (NYSE: DBRG)), or Colony Capital; Flaherty Trust, dated September 25, 1997, as amended; Jeffrey T. Hanson; Danny Prosky; and Mathieu B. Streiff, pursuant to which, among other things, GAHR III has agreed to acquire a newly formed entity that owns substantially all of the business and operations of one of its co-sponsors,
American Healthcare Investors, including all of the equity interests in (i) GAHR III Advisor, and (ii) GAHR IV Advisor, such that following the consummation of the AHI Acquisition, GAHR III will become self-managed and (if the Mergers do not occur) GAHR IV will become indirectly managed by GAHR III, and following the consummation of the Mergers, the surviving company will be an entirely self-managed company. Consideration in the form of GAHR III OP Units will be paid to HoldCo in the AHI Acquisition, and HoldCo will then distribute such GAHR III OP Units to its members. If all distributions of the GAHR III OP Units to be issued in connection with the AHI Acquisition are made to the ultimate owners of HoldCo, then of the GAHR III OP Units to be issued in connection with the AHI Acquisition, 12.076% will be issued to Mr. Hanson (or entities owned or managed by him), 12.076% will be issued to Mr. Prosky (or entities owned or managed by him), 12.076% will be issued to Mr. Streiff (or entities owned or managed by him), 34.739% will be issued to Colony Capital, 6.033% will be issued to Flaherty Trust and 23.000% will be issued to Griffin Capital. In addition, Messrs. Hanson, Prosky and Streiff (or entities owned or managed by them) and Flaherty Trust may be entitled to receive future earnout consideration paid to American Healthcare Investors based on sponsorship of a future investment fund. For more information regarding the consideration to be paid in connection with the AHI Acquisition, see the section entitled “The AHI Acquisition.” The AHI Acquisition is expected to close immediately prior to the consummation of the Mergers. The closing of the AHI Acquisition is subject to the satisfaction or waiver of various closing conditions, and therefore we cannot assure you that closing of the AHI Acquisition is guaranteed.

Q:	Do any of GAHR III’s or GAHR IV’s executive officers or directors have interests in the Mergers that differ from those of their stockholders?

A:
GAHR III
. Some of GAHR III’s executive officers and directors have interests in the Mergers that are different from, or in addition to, their interests as GAHR III stockholders. The independent members of the GAHR III Board are aware of and considered these interests, among other matters, in evaluating the Merger Agreement, the GAHR III Charter Amendment (Merger Agreement) and the REIT Merger and in recommending that GAHR III stockholders vote
“FOR”
the GAHR III Merger Proposal,
“FOR”
the GAHR III Charter Amendment Proposal (Merger Agreement), and
“FOR”
the GAHR III Adjournment Proposal. For a description of these interests, refer to the section entitled “The Mergers—Interests of GAHR III and GAHR IV Directors and Executive Officers in the Mergers” on page 213.
GAHR IV
. Some of GAHR IV’s executive officers and directors have interests in the Mergers that are different from, or in addition to, their interests as GAHR IV stockholders. The independent members of the GAHR IV Board are aware of and considered these interests, among other matters, in evaluating the Merger Agreement, the GAHR IV Charter Amendment (Merger Agreement) and the REIT Merger and in recommending that GAHR IV stockholders vote
“FOR”
the GAHR IV Merger Proposal,
“FOR”
the GAHR IV Charter Amendment Proposal (Merger Agreement), and
“FOR”
the GAHR IV Adjournment Proposal. For a description of these interests, refer to the section entitled “The Mergers—Interests of GAHR III and GAHR IV Directors and Executive Officers in the Mergers” on page 213.

Q:	When are the Mergers expected to be completed?

A:
GAHR III and GAHR IV expect to complete the Mergers as soon as reasonably practicable following satisfaction of all of the required conditions set forth in the Merger Agreement. If GAHR III stockholders approve the REIT Merger and the GAHR III Charter Amendment (Merger Agreement) at the GAHR III Special Meeting (without the need for any adjournment), GAHR IV stockholders approve the REIT Merger and the GAHR IV Charter Amendment (Merger Agreement) at the GAHR IV Annual Meeting (without the need for any adjournment), and if the other conditions to closing the Mergers are satisfied or waived at the time of the GAHR III Special Meeting and the GAHR IV Annual Meeting, it is currently expected that the Mergers will be completed in October 2021 or by no later than the fourth quarter of 2021. However, there is no guarantee that the conditions to the Mergers will be satisfied or waived or that the Mergers will close on the expected timeline or at all. GAHR III and GAHR IV have a mutual right to terminate the Merger Agreement if the Mergers are not completed by the Outside Date. See “The Merger Agreement—Conditions to Completion of the Mergers” beginning on page 257.

Q:	What happens if the Mergers do not occur?

A:
If the Mergers do not occur, GAHR III stockholders will not receive shares of GAHR IV Class I Common Stock equal to the Exchange Ratio in respect of their shares of GAHR III Common Stock. Instead, GAHR III and GAHR IV will remain as independent companies.

Q:	What are the anticipated U.S. federal income tax consequences to me of the proposed REIT Merger?

A:
The REIT Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the closing of the REIT Merger is conditioned on the receipt by each of GAHR III and GAHR IV of an opinion of tax counsel to that effect. Assuming the REIT Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, a holder of shares of GAHR III Common Stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of GAHR IV Class I Common Stock in exchange for shares of GAHR III Common Stock in connection with the REIT Merger.

Q:	If the REIT Merger is consummated, what do I need to do to receive shares of GAHR IV Class I Common Stock in exchange for my GAHR III Common Stock?

A:
As soon as practicable following the effective time of the REIT Merger, the transfer agent in connection with the REIT Merger will record on the stock records of GAHR IV the issuance of shares of GAHR IV Class I Common Stock to each former holder of shares of GAHR III Common Stock (including any fractional shares thereof). As a result, if the REIT Merger is consummated, you will automatically receive, in uncertificated book-entry
form, the shares of GAHR IV Common Stock issuable to you as merger consideration without your taking any further action.

Q:	Will the shares of GAHR IV Common Stock be publicly traded?

A:
Shares of GAHR IV Common Stock are not publicly traded. At this time, management of GAHR IV is targeting a listing of the Combined Company’s shares on a national securities exchange by the end of 2022, subject to the closing of the Mergers and the AHI Acquisition, as well as market conditions. However, there are currently no definitive plans for such a listing, and no assurances can be made that such a listing will occur by the end of 2022, or at all.

Q:	Are GAHR III stockholders entitled to dissenters’ or appraisal rights?

A:	GAHR III stockholders are not entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL in connection with the REIT Merger.

Q:	How will my rights as a stockholder of the Combined Company following the REIT Merger differ from my current rights as a GAHR III stockholder?

A:
Prior to the completion of the REIT Merger, GAHR III will file the GAHR III Charter Amendment, a form of which is attached as Annex B to this joint proxy statement/prospectus, with the SDAT. Following completion of the REIT Merger, the rights of GAHR III stockholders who become stockholders of the Combined Company following the REIT Merger will be governed by the laws of the State of Maryland and the GAHR IV Charter and the GAHR IV Bylaws. For a summary of certain differences between the rights of GAHR III stockholders and GAHR IV stockholders, see “Comparison of Rights of GAHR III Stockholders and GAHR IV Stockholders” beginning on page 282.

Q:	What do I need to do now?

A:
After you have carefully read this joint proxy statement/prospectus, please authorize a proxy to vote your shares of GAHR III Common Stock and/or GAHR IV Common Stock as soon as possible so that your shares will be represented at the GAHR III Special Meeting or GAHR IV Annual Meeting, as applicable. Submitting a proxy will in no way limit your right to vote at the applicable stockholder meeting if you later decide to attend and vote at the meeting via virtual webcast.

If your shares of GAHR III Common Stock or GAHR IV Common Stock are held in the name of a bank, broker or other nominee, you must obtain a legal proxy, executed in your favor, from your bank, broker or other nominee, to be able to vote online during the GAHR III Special Meeting or GAHR IV Annual Meeting, as applicable. Obtaining a legal proxy may take several days. Please refer to your proxy card or voting instruction card forwarded by your bank, broker or other nominee to see which voting options are available to you.

Q:	Are there any risks that I should consider in deciding whether to vote “FOR” the proposals to be considered at the stockholder meetings?

A:	Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 30.

Q:	How do I vote?

A:
GAHR III
. If you are a GAHR III stockholder eligible to vote at the GAHR III Special Meeting, you are entitled to cast one vote on each proposal for each share of GAHR III Common Stock that you own of record as of the record date. You may submit your proxy prior to the GAHR III Special Meeting in one of the following ways:

•
Internet
. GAHR III stockholders may submit a proxy over the Internet by following the “Vote by Internet” instructions on the enclosed proxy card. You must submit your Internet proxy before [    ], on [    ] for your proxy to vote your shares to be counted at the GAHR III Special Meeting.

•
Telephone
. GAHR III stockholders may submit a proxy by following the “Vote by Phone” instructions on the enclosed proxy card. You must submit your proxy by telephone before [    ], on [    ] for your proxy to vote your shares to be counted at the GAHR III Special Meeting.

•
Prepaid Mail
. GAHR III stockholders may submit a proxy by completing, signing, dating and returning their proxy card or voting instruction card in the preaddressed, postage-paid envelope provided. GAHR III must receive your proxy prior to the vote at the GAHR III Special Meeting for your shares to be counted at the GAHR III Special Meeting.

If you are a GAHR III stockholder of record, you may also cast your vote by attending the live webcast of the GAHR III Special Meeting.
If your shares are held in “street name” through a bank, broker or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the GAHR III Special Meeting should follow the instructions provided by their bank, broker or other nominee.
GAHR IV
. If you are a GAHR IV stockholder eligible to vote at the GAHR IV Annual Meeting, you are entitled to cast one vote on each proposal for each share of GAHR IV Common Stock that you own of record as of the record date. You may submit your proxy prior to the GAHR IV Annual Meeting in one of the following ways:

•
Internet
. GAHR IV stockholders may submit a proxy over the Internet by following the “Vote by Internet” instructions on the enclosed proxy card. You must submit your Internet proxy before [    ], on [    ] for your proxy to vote your shares to be counted at the GAHR IV Annual Meeting.

•
Telephone
. GAHR IV stockholders may submit a proxy by following the “Vote by Phone” instructions on the enclosed proxy card. You must submit your proxy by telephone before [    ], on [    ] for your proxy to vote your shares to be counted at the GAHR IV Annual Meeting.

•
Prepaid Mail
. GAHR IV stockholders may submit a proxy by completing, signing, dating and returning their proxy card or voting instruction card in the preaddressed, postage-paid envelope provided. GAHR IV must receive your proxy prior to the vote at the GAHR IV Annual Meeting for your shares to be counted at the GAHR IV Annual Meeting.

If you are a GAHR IV stockholder of record, you may also cast your vote by attending the live webcast of the GAHR IV Annual Meeting.
If your shares are held in “street name” through a bank, broker or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the GAHR IV Annual Meeting should follow the instructions provided by their bank, broker or other nominee

Q:	How will my proxy be voted?

A:
GAHR III
. All shares of GAHR III Common Stock entitled to vote and represented by properly completed proxies received prior to the GAHR III Special Meeting, and not revoked, will be voted at the GAHR III Special Meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your shares of GAHR III Common Stock should be voted on any proposal, the shares of GAHR III Common Stock represented by your proxy will be voted as the GAHR III Board recommends with respect to such proposal.

If your shares are held in street name through a bank, broker or other nominee and you do not provide voting instructions to your bank, broker or other nominee, your shares of GAHR III Common Stock will
NOT
be voted at the GAHR III Special Meeting and may result in broker non-votes.
Broker
non-votes,
if any, will have the same effect as votes “AGAINST” the GAHR III Merger Proposal and each of the GAHR III Charter Amendment Proposals. Broker non-votes
will have no effect on the GAHR III Adjournment Proposal.
GAHR IV
. All shares of GAHR IV Common Stock entitled to vote and represented by properly completed proxies received prior to the GAHR IV Annual Meeting, and not revoked, will be voted at the GAHR IV Annual Meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your shares of GAHR IV Common Stock should be voted on any proposal, the shares of GAHR IV Common Stock represented by your proxy will be voted as the GAHR IV Board recommends with respect to such proposal.
If your shares are held in street name through a bank, broker or other nominee and you do not provide voting instructions to your bank, broker or other nominee, your shares of GAHR IV Common Stock will
NOT
be voted at the GAHR IV Annual Meeting and may result in broker non-votes.
Broker
non-votes,
if any, will have the same effect as votes “AGAINST” the GAHR IV Merger Proposal, each of the GAHR IV Charter Amendment Proposals and the proposal to elect the director nominees. Broker
non-votes
will have no effect on the GAHR IV Adjournment Proposal or the proposal to ratify the appointment of the independent registered public accounting firm.

Q:	What if I abstain or fail to vote?

A:
GAHR III
. An abstention occurs when a GAHR III stockholder returns a proxy with an “abstain” instruction or attends the GAHR III Special Meeting via live webcast and abstains from voting. Abstentions, if any, will have the same effect as votes “AGAINST” the GAHR III Merger Proposal and each of the GAHR III Charter Amendment Proposals. Abstentions will have no effect on the GAHR III Adjournment Proposal.

GAHR IV
. An abstention occurs when a GAHR IV stockholder returns a proxy with an “abstain” instruction or attends the GAHR IV Annual Meeting via live webcast and abstains from voting. Abstentions, if any, will have the same effect as votes “AGAINST” the GAHR IV Merger Proposal, each of the GAHR IV Charter Amendment Proposals and the proposal to elect the director nominees. Abstentions will have no effect on the GAHR IV Adjournment Proposal or the proposal to ratify the appointment of the independent registered public accounting firm.

Q:	May I revoke my proxy or change my vote after I have delivered my proxy?

A:
Yes. You may revoke your proxy or change your vote at any time before your proxy is voted at the GAHR III Special Meeting or the GAHR IV Annual Meeting, as applicable. For information on how to revoke your proxy or change your vote, see “The GAHR III Special Meeting—Revocation of Proxies or Voting Instructions” beginning on page 154 and “The GAHR IV Annual Meeting —Revocation of Proxies or Voting Instructions” beginning on page 162.

Q:	Who will be the chair of each stockholder meeting?

A:	GAHR III . The chair of the GAHR III Special Meeting will be a member of the GAHR III Special Committee selected by the GAHR III Board.
GAHR IV
. The chair of the GAHR IV Annual Meeting will be a member of the GAHR IV Special Committee selected by the GAHR IV Board.

Q:	Why did I receive more than one set of voting materials for the GAHR III Special Meeting or the GAHR IV Annual Meeting?

A:
You may receive more than one set of voting materials for the GAHR III Special Meeting and/or the GAHR IV Annual Meeting, as applicable, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of GAHR III Common Stock or GAHR IV Common Stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold your shares of GAHR III Common Stock or GAHR IV Common Stock. If you are a holder of record and your shares of GAHR III Common Stock or GAHR IV Common Stock are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or, if available, please submit your proxy by telephone or over the Internet.

Q:	Will a proxy solicitor be used?

A:
Yes. Each of GAHR III and GAHR IV has contracted with Broadridge Financial Solutions, Inc. (“BFS”) to assist the applicable company in the distribution of proxy materials and the solicitation of proxies. GAHR III and GAHR IV expect to pay BFS approximately $692,000 and $295,000, respectively, to solicit proxies plus other fees and expenses for other services related to this proxy solicitation, including the review of proxy materials, dissemination of brokers’ search cards, distribution of proxy materials, operating online and telephone voting systems and receipt of executed proxies. GAHR III and GAHR IV will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket
expenses for forwarding proxy and solicitation materials to GAHR III and GAHR IV stockholders, respectively.

Q:	Who can answer my questions?

A:
If you have any questions about the Mergers or how to submit your proxy, or need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact:

If you are a GAHR III stockholder:	If you are a GAHR IV stockholder:

Broadridge Financial Solutions, Inc. 51 Mercedes Way Edgewood, New York 11717 Call toll free: 1 (855) 928-4498	Broadridge Financial Solutions, Inc. 51 Mercedes Way Edgewood, New York 11717 Call toll free: 1 (855) 976-3325

SUMMARY
The following summary highlights some of the information contained in this joint proxy statement/prospectus. This summary may not contain all of the information that is important to you. For a more complete description of the Merger Agreement, the Mergers, the GAHR III Charter Amendment and the GAHR IV Charter Amendment, GAHR III and GAHR IV encourage you to read carefully this entire joint proxy statement/prospectus, including the attached Annexes and the other documents to which we have referred you because this section does not provide all the information that might be important to you with respect to the Mergers. See also the section entitled “Where You Can Find More Information” on page 300. We have included page references to direct you to a more complete description of the topics presented in this summary.
The Companies
Griffin-American Healthcare REIT IV, Inc. (See page 74)
GAHR IV is a public,
non-traded
REIT that was formed as a Maryland corporation on January 23, 2015, and elected to be taxed as a REIT for U.S. federal income tax purposes for the year ended December 31, 2016, and each year thereafter.
GAHR IV invests in a diversified portfolio of healthcare real estate properties, focusing primarily on medical office buildings, or MOBs, skilled nursing facilities, or SNFs, and senior housing facilities that produce current income. GAHR IV also operates healthcare-related facilities utilizing the structure permitted by the REIT Investment Diversification and Empowerment Act of 2007, which is commonly referred to as a “RIDEA” structure (the provisions of the Code authorizing the RIDEA structure were enacted as part of the Housing and Economic Recovery Act of 2008).
GAHR IV conducts substantially all of its operations through GAHR IV Operating Partnership. GAHR IV is externally advised by GAHR IV Advisor pursuant to the GAHR IV Advisory Agreement. The GAHR IV Advisory Agreement was effective as of February 16, 2016 and had a one-year
initial term, subject to successive
one-year
renewals upon the mutual consent of the parties. The GAHR IV Advisory Agreement was last renewed pursuant to the mutual consent of the parties on February 11, 2021 and expires on February 16, 2022. GAHR IV Advisor uses its best efforts, subject to the oversight and review of the GAHR IV Board, to, among other things, research, identify, review and make investments in and dispositions of properties and securities on GAHR IV’s behalf consistent with GAHR IV’s investment policies and objectives. GAHR IV Advisor performs its duties and responsibilities under the GAHR IV Advisory Agreement as GAHR IV’s fiduciary. GAHR IV Advisor is 75.0% owned and managed by wholly owned subsidiaries of American Healthcare Investors and 25.0% owned by a wholly owned subsidiary of Griffin Capital. American Healthcare Investors is 47.1% owned by AHI Group Holdings, LLC, or AHI Group Holdings, 45.1% indirectly owned by Colony Capital, and 7.8% owned by James F. Flaherty III, a former partner of Colony Capital. GAHR IV is not affiliated with Griffin Capital, Griffin Capital Securities, Colony Capital or Mr. Flaherty; however, GAHR IV is affiliated with GAHR IV Advisor, American Healthcare Investors and AHI Group Holdings.
GAHR IV has no employees and its executive officers are all employees of one of GAHR IV’s co-sponsors.
The principal executive offices of GAHR IV are located at 18191 Von Karman Avenue, Suite 300, Irvine, California and its telephone number is (949)
270-9200.
Continental Merger Sub, LLC (See page 115)
Merger Sub is a Maryland limited liability company and a wholly owned subsidiary of GAHR IV formed solely for the purpose of entering into the Merger Agreement and effecting the REIT Merger. Upon completion of the REIT Merger, GAHR III will be merged with and into Merger Sub, with Merger Sub continuing as the surviving entity and a wholly owned subsidiary of GAHR IV. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement.

Griffin-American Healthcare REIT III, Inc. (See page 115)
GAHR III is a public,
non-traded
REIT that was formed as a Maryland corporation on January 11, 2013, and elected to be taxed as a REIT for U.S. federal income tax purposes for the year ended December 31, 2014, and each year thereafter.
GAHR III invests in a diversified portfolio of healthcare real estate properties, focusing primarily on MOBs, hospitals, SNFs, senior housing and other healthcare-related facilities. GAHR III also operates healthcare-related facilities utilizing the RIDEA structure. GAHR III has originated and acquired secured loans and may also originate and acquire other real estate-related investments on an infrequent and opportunistic basis. GAHR III generally seeks investments that produce current income; however, GAHR III has selectively developed, and may continue to selectively develop, real estate properties.
GAHR III conducts substantially all of its operations through GAHR III Operating Partnership. GAHR III is externally advised by GAHR III Advisor pursuant to the GAHR III Advisory Agreement. The GAHR III Advisory Agreement, as amended to clarify certain indemnification provisions and last renewed on February 22, 2021, expires on February 26, 2022. GAHR III Advisor uses its best efforts, subject to the oversight, review and approval of the GAHR III Board, to, among other things, research, identify, review and make investments in and dispositions of properties and securities on GAHR III’s behalf consistent with GAHR III’s investment policies and objectives. GAHR III Advisor performs its duties and responsibilities under the GAHR III Advisory Agreement as GAHR III’s fiduciary. GAHR III Advisor is 75.0% owned and managed by wholly owned subsidiaries of American Healthcare Investors and 25.0% owned by a wholly owned subsidiary of Griffin Capital. GAHR III is not affiliated with Griffin Capital, Griffin Capital Securities, Colony Capital or Mr. Flaherty; however, GAHR III is affiliated with GAHR III Advisor, American Healthcare Investors and AHI Group Holdings.
On June 23, 2021, GAHR III and GAHR III Operating Partnership entered into the Contribution Agreement, pursuant to which, among other things, GAHR III has agreed to acquire a newly formed entity (“NewCo”) that owns substantially all of the business and operations of one of its co-sponsors, American Healthcare Investors, including all of the equity interests in (i) GAHR III Advisor and (ii) GAHR IV Advisor, such that following the consummation of the AHI Acquisition, GAHR III will become self-managed and (if the Mergers do not occur) GAHR IV will become indirectly managed by GAHR III, and following the consummation of the Mergers, the surviving company will be an entirely self-managed company. The AHI Acquisition is expected to close immediately prior to the consummation of the Mergers. The Closing of the AHI Acquisition is subject to the satisfaction or waiver of various closing conditions, and therefore we cannot assure you that closing of the AHI Acquisition is guaranteed.
GAHR III has no employees and its executive officers are all employees of one of GAHR III’s co-sponsors.
The principal executive offices of GAHR III are located at 18191 Von Karman Avenue, Suite 300, Irvine, California and its telephone number is (949)
270-9200.
The Combined Company
(See page 148)
References to the “Combined Company” are to GAHR III and GAHR IV after the effective time of the REIT Merger.
The Combined Company will be named “American Healthcare REIT, Inc.” and will continue to be a Maryland corporation with principal executive offices at 18191 Von Karman Avenue, Suite 300, Irvine, California, and a telephone number of (949)
270-9200.
The business of the Combined Company will be operated through GAHR III Operating Partnership, as the surviving partnership in the Partnership Merger. Merger Sub will become the General Partner of GAHR III Operating Partnership and will have the full, exclusive and complete responsibility for and discretion in the day-to-day
management and control of GAHR III Operating Partnership. GAHR III Operating Partnership, as the surviving entity in the Partnership Merger, will be renamed “American Healthcare REIT Holdings, LP.”
Based on data as of March 31, 2021, the Combined Company after the completion of the Mergers is expected to have a gross investment value of approximately $4.2 billion, consisting of 314 buildings and campuses in 36 states (as well as the United Kingdom & Isle of Man). On a pro forma basis, the Combined Company portfolio would have a leased percentage rate as of March 31, 2021 of approximately 93.6% for its leased, non-RIDEA assets, 69.1% for its senior housing-RIDEA assets and 70.1% for its integrated senior health campuses.
The Mergers
The Merger Agreement (See page 241)
On June 23, 2021, GAHR IV, GAHR IV Operating Partnership, Merger Sub, GAHR III and GAHR III Operating Partnership entered into the Merger Agreement, which is attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. GAHR III and GAHR IV encourage you to carefully read the Merger Agreement in its entirety because it is the principal document governing the Mergers and the other transactions contemplated by the Merger Agreement.
The Merger Agreement provides that the closing of the Mergers will take place at 10:00 a.m. Eastern time no later than the third business day following the date on which all conditions to closing of the Mergers have been satisfied or waived, or at such other place and date as may be agreed to in writing by GAHR III and GAHR IV.
The Mergers (See page 177)
Subject to the terms and conditions of the Merger Agreement, at the completion of the REIT Merger, GAHR III will merge with and into Merger Sub, with Merger Sub surviving the REIT Merger as the surviving entity, such that following the REIT Merger, the surviving entity will continue as a wholly owned subsidiary of GAHR IV. The REIT Merger is intended to qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code. In addition, at the completion of the Partnership Merger, GAHR IV Operating Partnership will merge with and into GAHR III Operating Partnership, with GAHR III Operating Partnership surviving the Partnership Merger.
The Merger Consideration (See page 242)
At the effective time of the REIT Merger and by virtue of the REIT Merger, each share of GAHR III Common Stock, or fraction thereof, issued and outstanding immediately prior to the effective time of the REIT Merger will be converted into the right to receive 0.9266 shares or the proportionate fraction thereof with respect to any fractional shares of GAHR IV Class I Common Stock, subject to the treatment of fractional shares in accordance with the Merger Agreement.
Upon completion of the REIT Merger, based on the number of shares of GAHR IV Common Stock and GAHR III Common Stock outstanding on July 9, 2021, continuing GAHR IV stockholders will own approximately 31.3% of the issued and outstanding shares of the common stock of the Combined Company and former GAHR III stockholders will own approximately 68.7% of the issued and outstanding shares of common stock of the Combined Company.
Reasons for the Mergers (See page 189)
In evaluating the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, the GAHR III Board considered the recommendation of the GAHR III Special Committee. The GAHR III Special Committee, prior to making its unanimous recommendation, consulted with its independent legal and financial advisors. In reaching their respective determinations, the GAHR III Board and the GAHR III Special

Committee considered a number of factors, including the factors that the GAHR III Board and the GAHR III Special Committee viewed as supporting their respective decisions with respect to the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement. The GAHR III Board and the GAHR III Special Committee also considered a variety of risks and other potentially negative factors in considering the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement.
The GAHR III Special Committee also considered the fact that GAHR III solicited third-party offers prior to entering into the Merger Agreement and that GAHR III would be entitled to terminate the Merger Agreement to enter into an agreement for a Superior Proposal (as such term is defined under the heading “The Merger Agreement—Covenants and Agreements—No Solicitation; Change in Recommendation with a Competing Proposal or Intervening Event”).
In evaluating the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, the GAHR IV Board considered the recommendation of the GAHR IV Special Committee. The GAHR IV Special Committee, prior to making its unanimous recommendation, consulted with its independent legal and financial advisors. In reaching their respective determinations, the GAHR IV Board and the GAHR IV Special Committee considered a number of factors, including the factors that the GAHR IV Board and the GAHR IV Special Committee viewed as supporting their respective decisions with respect to the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement. The GAHR IV Board and the GAHR IV Special Committee also considered a variety of risks and other potentially negative factors in considering the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement.
The GAHR IV Special Committee also considered the fact that GAHR IV would be entitled to terminate the Merger Agreement to enter into an agreement for a Superior Proposal.
For a discussion of certain material factors considered by the GAHR III Special Committee and the GAHR III Board in reaching their decisions to approve the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, see the section “The Mergers—Recommendation of the GAHR III Board and Its Reasons for the Mergers” in this joint proxy statement/prospectus. For a discussion of certain material factors considered by the GAHR IV Special Committee and the GAHR IV Board in reaching their decisions to approve the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement, see the section “The Mergers—Recommendation of the GAHR IV Board and Its Reasons for the Mergers” in this joint proxy statement/prospectus.
Recommendation of the GAHR III Board
(See page 189)
On June 23, 2021, after careful consideration, members of the GAHR III Board, based on the unanimous recommendation of the GAHR III Special Committee, (i) determined that the Merger Agreement, the Mergers, the GAHR III Charter Amendment and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of GAHR III and, with respect to the Merger Agreement and the Mergers, are fair and reasonable to GAHR III and on terms and conditions no less favorable to GAHR III than those available from third parties, and (ii) approved the Merger Agreement, the Mergers, the GAHR III Charter Amendment and the other transactions contemplated by the Merger Agreement. Certain factors considered by the GAHR III Board in reaching its decision to approve the Merger Agreement, the Mergers, the GAHR III Charter Amendment and the other transactions contemplated by the Merger Agreement can be found in the section entitled “The Mergers—Recommendation of the GAHR III Board and Its Reasons for the Mergers” beginning on page 189.
The GAHR III Board recommends that GAHR III stockholders vote (i)
 FOR
the GAHR III Merger Proposal, (ii)
 FOR
the GAHR III Charter Amendment Proposals and (iii)
 FOR
the GAHR III Adjournment Proposal.

Recommendation of the GAHR IV Board
(See page 192)
On June 23, 2021, after careful consideration, members of the GAHR IV Board, based on the unanimous recommendation of the GAHR IV Special Committee, (i) determined that the Merger Agreement, the Mergers, the GAHR IV Charter Amendment and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of GAHR IV and, with respect to the Merger Agreement and the Mergers, are fair and reasonable to GAHR IV and on terms and conditions no less favorable to GAHR IV than those available from third parties, and (ii) approved the Merger Agreement, the Mergers, the GAHR IV Charter Amendment and the other transactions contemplated by the Merger Agreement. Certain factors considered by the GAHR IV Board in reaching its decision to approve the Merger Agreement, the Mergers, the GAHR IV Charter Amendment and the other transactions contemplated by the Merger Agreement can be found in the section entitled “The Mergers—Recommendation of the GAHR IV Board and Its Reasons for the Mergers” beginning on page 192.
The GAHR IV Board recommends that GAHR IV stockholders vote (i)
 FOR
the GAHR IV Merger Proposal, (ii)
 FOR
the GAHR IV Charter Amendment Proposals and (iii)
 FOR
the GAHR IV Adjournment Proposal.
Summary of Risks Related to the Mergers
(See page 32)
You should consider carefully the risk factors described below together with all of the other information included in this joint proxy statement/prospectus before deciding how to vote. The risks related to the Mergers are described under the section “Risk Factors—Risks Related to the Mergers.” Certain of the risks related to the Mergers, include, among others, the following:

•	The Exchange Ratio payable in connection with the REIT Merger is fixed and will not be adjusted in the event of any change in the relative values of GAHR III or GAHR IV.

•
Completion of the Mergers is subject to many conditions and if these conditions are not satisfied or waived, the Mergers will not be completed, which could result in the expenditure of significant unrecoverable transaction costs.

•	Failure to complete the Mergers could negatively impact the future business and financial results of GAHR III and/or GAHR IV.

•
The pendency of the Mergers, including as a result of the restrictions on the operation of GAHR III’s and GAHR IV’s businesses during the period between signing the Merger Agreement and the completion of the Mergers, could adversely affect the business and operations of GAHR III, GAHR IV or both.

•
Some of the directors and executive officers of each of GAHR III and GAHR IV have interests in seeing the Mergers completed that are different from, or in addition to, those of GAHR III stockholders or GAHR IV stockholders, as applicable.

•	GAHR III is seeking approval of its stockholders of the GAHR III Charter Amendment, which would remove substantive and procedural protections relating to Roll-Up Transactions such as the REIT Merger.

•
The REIT Merger and GAHR III Charter Amendment are each subject to approval by GAHR III stockholders and the REIT Merger and GAHR IV Charter Amendment are each subject to approval by GAHR IV stockholders.

•
The Merger Agreement prohibits each of GAHR III and GAHR IV from soliciting proposals after June 23, 2021, and places conditions on each of GAHR III’s and GAHR IV’s ability to accept a Superior Proposal, which may adversely affect GAHR III stockholders or GAHR IV stockholders, as applicable.

•	GAHR III and GAHR IV each expect to incur substantial expenses related to the Mergers.

•	GAHR III and GAHR IV stockholders will own a smaller percentage of a larger company.

•	Litigation challenging the Mergers may increase transaction costs and prevent the Mergers from becoming effective within the expected timeframe.

•
If and when the Combined Company completes a liquidity event, the market value ascribed to the shares of common stock of the Combined Company upon the liquidity event may be significantly lower than the estimated per share NAV of GAHR III Common Stock and GAHR IV Common Stock considered by the respective boards of directors and special committees in approving and recommending the Mergers.

The GAHR III Special Meeting
(See page 151)
The GAHR III Special Meeting will be a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/GAHRIII2021SM, commencing at [______] a.m. Pacific Time on [_____].
At the GAHR III Special Meeting, GAHR III stockholders will be asked to consider and vote upon the following matters:

(1)	the GAHR III Merger Proposal;

(2)	the GAHR III Charter Amendment Proposals; and

(3)	the GAHR III Adjournment Proposal, if necessary or appropriate as determined by the chair of the GAHR III Special Meeting.
Approval of the GAHR III Merger Proposal and each of the GAHR III Charter Amendment Proposals requires the affirmative vote of a majority of all of the votes entitled to be cast on each proposal.
Approval of the GAHR III Adjournment Proposal requires the affirmative vote of a majority of all of the votes cast on such proposal.
Your vote as a GAHR III stockholder is very important regardless of how many shares of GAHR III Common Stock you own. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the GAHR III Special Meeting online via the virtual webcast.
Except for certain holders of GAHR III Common Stock not entitled to vote on the GAHR III Merger Proposal, all holders of GAHR III Common Stock of record as of the close of business on [__________], 2021, the record date for the GAHR III Special Meeting, are entitled to receive notice of and to vote at the GAHR III Special Meeting and at any adjournment or postponement thereof.
The GAHR IV Annual Meeting
(See page 159)
The GAHR IV Annual Meeting will be a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/GAHRIV2021SM, commencing at [______] a.m. Pacific Time on [_____].
At the GAHR IV Annual Meeting, GAHR IV stockholders will be asked to consider and vote upon the following matters:

(1)	the GAHR IV Merger Proposal;

(2)	the GAHR IV Charter Amendment Proposals;

(3)
the election of five directors to the GAHR IV Board, each to hold office for a one-year
term expiring at the 2022 Annual Meeting of Stockholders of GAHR IV and until his or her successor is duly elected and qualifies;

(4)	the ratification of the appointment of Deloitte & Touche as GAHR IV’s independent registered public accounting firm for the year ending December 31, 2021; and

(5)	the GAHR IV Adjournment Proposal, if necessary or appropriate as determined by the chair of the GAHR IV Annual Meeting.

Approval of the GAHR IV Merger Proposal and each of the GAHR IV Charter Amendment Proposals requires the affirmative vote of a majority of all of the votes entitled to be cast on each proposal.
The election of director nominees requires the approval of holders of a majority of the shares of GAHR IV Class T Common Stock and GAHR IV Class I Common Stock, voting together as a single class, present in person or by proxy at the GAHR IV Annual Meeting.
Approval of the GAHR IV Adjournment Proposal and the ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of all of the votes cast on each proposal.
Your vote as a GAHR IV stockholder is very important regardless of how many shares of GAHR IV Common Stock you own. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the GAHR IV Annual Meeting online via the virtual webcast.
Except for certain holders of GAHR IV Common Stock not entitled to vote on the GAHR IV Merger Proposal, all holders of GAHR IV Common Stock of record as of the close of business on [

], 2021, the record date for the GAHR IV Annual Meeting, are entitled to receive notice of and to vote at the GAHR IV Annual Meeting and at any adjournment or postponement thereof.
Opinion of the GAHR III Special Committee’s Financial Advisor
On June 23, 2021, Stanger rendered its oral opinion to the GAHR III Special Committee (which was subsequently confirmed in writing by delivery of Stanger’s written opinion dated June 23, 2021) that, as of such date, the consideration to be paid to holders of GAHR III Common Stock in the REIT Merger was fair, from a financial point of view, to the holders of GAHR III Common Stock, other than GAHR IV and its affiliates.
Stanger’s opinion was directed to the GAHR III Special Committee (in its capacity as such) and only addressed the fairness, from a financial point of view, to the holders of GAHR III Common Stock, other than GAHR IV and its affiliates, of the consideration to be paid to holders of GAHR III Common Stock in the REIT Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Mergers or any agreement, arrangement or understanding entered into in connection therewith or otherwise. The summary of Stanger’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as
Annex
 E
to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Stanger in preparing its opinion. However, neither Stanger’s written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus is intended to be, and they do not constitute, advice or a recommendation as to, or otherwise address, how the GAHR III Special Committee, the GAHR III Board or any GAHR III stockholder should act or vote with respect to any matter relating to the Mergers or otherwise.
See “The Mergers—Opinion of GAHR III Special Committee’s Financial Advisor” beginning on page 195.
Opinion of the GAHR IV Special Committee’s Financial Advisor
On June 23, 2021, Truist Securities rendered its oral opinion to the GAHR IV Special Committee (which was subsequently confirmed in writing by delivery of Truist Securities’ written opinion dated June 23, 2021) as to, as of June 23, 2021, the fairness, from a financial point of view, to GAHR IV of the Exchange Ratio in the REIT Merger pursuant to the Merger Agreement, whether or not the AHI Acquisition is consummated.

Truist Securities’ opinion was directed to the GAHR IV Special Committee (in its capacity as such) and only addressed the fairness, from a financial point of view, to GAHR IV of the Exchange Ratio in the REIT Merger pursuant to the Merger Agreement, whether or not the AHI Acquisition is consummated, and did not address any other aspect or implication of the REIT Merger or any agreement, arrangement or understanding entered into in connection therewith or otherwise. The summary of Truist Securities’ opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as
Annex F
to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Truist Securities in preparing its opinion. However, neither Truist Securities’ written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus is intended to be, and they do not constitute, advice or a recommendation as to, or otherwise address, how the GAHR IV Special Committee, the GAHR IV Board or any security holder of GAHR IV should act or vote with respect to any matter relating to the REIT Merger or otherwise.
See “The Mergers—Opinion of GAHR IV Special Committee’s Financial Advisor” beginning on page 204.
Stock Ownership of Directors and Executive Officers of GAHR III
(See page 138)
At the close of business on the GAHR III record date, the executive officers and directors of GAHR III and their affiliates collectively held [_______] shares of GAHR III Common Stock, representing approximately [___]% of all the shares of GAHR III Common Stock outstanding and entitled to vote generally at the GAHR III Special Meeting.
Pursuant to the GAHR III Charter, GAHR III Advisor, directors of GAHR III and certain affiliates of such persons and GAHR III are not entitled to vote their shares of GAHR III Common Stock in respect of the GAHR III Merger Proposal, and will not be considered in determining the number of shares entitled to vote on such proposal. See “The GAHR III Special Meeting—Voting by GAHR III Advisor, GAHR III Directors and Affiliates” beginning on page 151.
Stock Ownership of Directors and Executive Officers of GAHR IV
(See page 106)
At the close of business on the GAHR IV record date, the executive officers and directors of GAHR IV and their affiliates collectively held [_______] shares of GAHR IV Common Stock, representing approximately [___]% of all the shares of GAHR IV Common Stock outstanding and entitled to vote generally at the GAHR IV Annual Meeting.
Pursuant to the GAHR IV Charter, GAHR IV Advisor, directors of GAHR IV and certain affiliates of such persons and GAHR IV are not entitled to vote their shares of GAHR IV Common Stock in respect of the GAHR IV Merger Proposal, and will not be considered in determining the number of shares entitled to vote on such proposal. See “The GAHR IV Annual Meeting—Voting by GAHR IV Advisor, GAHR IV Directors and Affiliates” beginning on page 159.
Directors and Executive Officers of the Combined Company
(See page 215
)
Following the Mergers, the GAHR IV Board will take or cause to be taken such action as may be necessary, in each case, to increase the number of directors of GAHR IV to nine and to cause Harold H. Greene (independent director), J. Grayson Sanders (independent director), Gerald W. Robinson (independent director), Danny Prosky and Mathieu B. Streiff to be elected to the GAHR IV Board effective as of the effective time of the REIT Merger. Richard S. Welch will submit an irrevocable letter of resignation from the GAHR IV Board effective upon the closing of the Mergers.

Following the Mergers, the existing executive officers and a key officer of GAHR IV will serve as the executive officers of the Combined Company. Jeffrey T. Hanson will serve as Executive Chairman of the Board of Directors; Danny Prosky will serve as President and Chief Executive Officer; Brian S. Peay will serve as Chief Financial Officer; Mathieu B. Streiff will serve as Chief Operating Officer; Gabriel M. Willhite will serve as Executive Vice President, General Counsel; Stefan K. L. Oh will serve as Executive Vice President – Acquisitions; and Cora Lo will serve as Secretary and Assistant General Counsel.
Interests of GAHR III and GAHR IV Directors and Executive Officers in the Mergers (Beginning on page 213)
In addition to their interests in the REIT Merger as stockholders, some of the GAHR III and GAHR IV directors and executive officers have interests in the Mergers that differ from, or are in addition to, the interests of GAHR III stockholders or GAHR IV stockholders, as applicable. The GAHR III Special Committee, the GAHR III Board, the GAHR IV Special Committee and the GAHR IV Board were each aware of these interests and considered them, among other things, in reaching its decision to approve the Mergers, the Merger Agreement, and the other transactions contemplated by the Merger Agreement.
Relationship of GAHR III and GAHR IV
American Healthcare Investors and Griffin Capital are the
co-sponsors
of each of GAHR III and GAHR IV. All of the executive officers and non-independent
directors of GAHR III and GAHR IV are also executive officers and employees and/or holders of a direct or indirect interest in GAHR III Advisor, GAHR IV Advisor, American Healthcare Investors, or other affiliated entities. The GAHR III Advisory Agreement entitles GAHR III Advisor and its affiliates to specified compensation for certain services, as well as reimbursement of certain expenses and the GAHR IV Advisory Agreement entitles GAHR IV Advisor and its affiliates to specified compensation for certain services, as well as reimbursement of certain expenses. If the AHI Acquisition is consummated, GAHR III will acquire a newly formed entity that owns substantially all of the business and operations of one of its co-sponsors, American Healthcare Investors, including all of the equity interests in GAHR III Advisor and GAHR IV Advisor, such that GAHR III will become self-managed and (if the Mergers do not occur) GAHR IV will become indirectly managed by GAHR III. Following the consummation of the Mergers, assuming the AHI Acquisition is consummated, the surviving company will be an entirely self-managed company and the executive officers of GAHR III and GAHR IV will become employees of the Combined Company.
Restricted Shares of GAHR III Common Stock
Certain of GAHR III’s independent directors hold restricted shares of GAHR III Common Stock issued pursuant to the GAHR III Incentive Plan, and each restricted share of GAHR III Common Stock issued and outstanding as of immediately prior to the effective time of the REIT Merger will be cancelled and extinguished and will be converted automatically into the right to receive, in accordance with the terms of the Merger Agreement, a number of shares of GAHR IV Common Stock equal to the Exchange Ratio multiplied by the number of shares of GAHR III Common Stock subject to each such award, rounded down to the nearest whole number of shares of GAHR IV Common Stock, and subject to the same vesting schedule as the restricted GAHR III Common Stock.
Indemnification and Insurance
For a period of six years after the effective time of the REIT Merger, the surviving entity in the REIT Merger will, and GAHR IV will cause the surviving entity in the REIT Merger to, honor all rights to indemnification, advancement and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the REIT Merger now existing or as may exist in the future in favor of the current or former managers, directors, officers, partners, members, trustees, employees, agents, fiduciaries or other individuals of GAHR III or any of GAHR III’s subsidiaries (the “Indemnified Parties”) as most favorably provided in the governing documents of GAHR III and any indemnification agreements between GAHR III and the Indemnified Parties or otherwise to the fullest extent permitted by law. For a period of six years after the effective time of the REIT Merger, the organizational documents of GAHR IV and the equivalent governing or organizational documents of any subsidiary of GAHR IV or GAHR III shall not be amended, repealed or otherwise modified in any manner that will adversely modify these rights.
In addition, in consultation with GAHR IV, GAHR III shall obtain extended reporting period coverage under GAHR III’s existing insurance program for a period of six years after the effective time of the REIT Merger.
For more information see “The Mergers—Interests of GAHR III and GAHR IV Directors and Executive Officers in the Mergers”.
No Rights of Dissenting Stockholders
(See page 243)
Pursuant to the GAHR III Charter, no dissenters’ or appraisal rights or rights of objecting stockholders will be available with respect to the Mergers.
Conditions to Completion of the Mergers
(Beginning on page 257)
As more fully described in this joint proxy statement/prospectus and the Merger Agreement, the obligation of each of GAHR III and GAHR IV to complete the Mergers and the other transactions contemplated by the Merger Agreement is subject to the satisfaction or, to the extent permitted by law, waiver by the applicable party, at or prior to the effective time of the Mergers, of a number of closing conditions. These conditions include, among other things:

•	all consents, authorizations, orders or approvals of each governmental authority necessary for the consummation of the Mergers having been obtained;

•
approval of the REIT Merger and the GAHR III Charter Amendment (Merger Agreement) by GAHR III stockholders and approval of the REIT Merger and the GAHR IV Charter Amendment (Merger Agreement) by GAHR IV stockholders having been obtained, and the GAHR III Charter Amendment (Merger Agreement) and the GAHR IV Charter Amendment (Merger Agreement) having become effective pursuant to the MGCL;

•	receipt of opinions of counsel concerning certain tax matters;

•
the absence of any judgment, injunction, order or decree issued by any governmental authority of competent jurisdiction prohibiting the consummation of the Mergers, and the absence of any law enacted, entered, promulgated or enforced by any governmental authority after the date of the Merger Agreement prohibiting, restraining, enjoining or making illegal the consummation of the Mergers or the other transactions contemplated by the Merger Agreement;

•
the registration statement on Form
S-4,
of which this joint proxy statement/prospectus forms a part, having been declared effective and there being no stop order suspending such effectiveness or proceedings for such purpose initiated by the SEC that have not been withdrawn; and

•	the truth and accuracy of the representations and warranties of each party made in the Merger Agreement as of the closing, subject to certain materiality standards.
Neither GAHR III nor GAHR IV can give any assurance as to when or if all of the conditions to the consummation of the Mergers will be satisfied or waived or that the Mergers will occur.
See “The Merger Agreement—Conditions to Completion of the Mergers” beginning on page 257 for more information.

Regulatory Approvals Required for the Mergers
(See page 215)
Other than compliance with applicable federal and state securities laws, GAHR III and GAHR IV are not aware of any material federal or state regulatory requirements that must be complied with, or regulatory approvals that must be obtained, in connection with the Mergers or the other transactions contemplated by the Merger Agreement.
No Solicitation; Change in Recommendation with a Competing Proposal or Intervening Event
(Beginning on page 251)
Under the terms of the Merger Agreement, GAHR III is prohibited from soliciting competing bids. However, prior to receiving GAHR III stockholder approval of the REIT Merger and the GAHR III Charter Amendment (Merger Agreement), GAHR III may negotiate with a third party after receiving an unsolicited written proposal if the GAHR III Special Committee determines in good faith that the unsolicited proposal constitutes or is reasonably likely to result in a Superior Proposal and the GAHR III Special Committee determines in good faith that failure to negotiate would be inconsistent with the duties of the GAHR III directors. Once a third party proposal is received, GAHR III must notify GAHR IV within 24 hours following receipt of the proposal and keep GAHR IV informed of the status and terms of the proposal and associated negotiations.
GAHR III may withdraw or modify its recommendation to GAHR III stockholders with respect to the REIT Merger, and enter into an agreement to consummate a competing transaction with a third party if the GAHR III Special Committee determines in good faith that the Competing Proposal (as such term is defined under the heading “The Merger Agreement—Covenants and Agreements—No Solicitation; Change in Recommendation with a Competing Proposal or Intervening Event”) is a Superior Proposal and if GAHR III, in connection with terminating the Merger Agreement, pays a $50,654,000 termination fee to GAHR IV and reimburses GAHR IV up to $4,000,000 for GAHR IV’s expenses incurred in connection with the Merger Agreement. Prior to any such termination, GAHR III generally must provide GAHR IV with notice at least five business days prior to such termination and an opportunity to revise the terms of the Merger Agreement to make the Competing Proposal no longer a Superior Proposal.
Under the terms of the Merger Agreement, GAHR IV is prohibited from soliciting competing bids. However, prior to receiving GAHR IV stockholder approval of the REIT Merger and the GAHR IV Charter Amendment (Merger Agreement), GAHR IV may negotiate with a third party after receiving an unsolicited written proposal if the GAHR IV Special Committee determines in good faith that the unsolicited proposal constitutes or is reasonably likely to result in a Superior Proposal and the GAHR IV Special Committee determines in good faith that failure to negotiate would be inconsistent with the duties of the GAHR IV directors. Once a third party proposal is received, GAHR IV must notify GAHR III within 24 hours following receipt of the proposal and keep GAHR III informed of the status and terms of the proposal and associated negotiations.
GAHR IV may withdraw or modify its recommendation to GAHR IV stockholders with respect to the REIT Merger, and enter into an agreement to consummate a competing transaction with a third party if the GAHR IV Special Committee determines in good faith that the Competing Proposal is a Superior Proposal and if GAHR IV, in connection with terminating the Merger Agreement, pays a $23,028,000 termination fee to GAHR III and reimburses GAHR III up to $4,000,000 for GAHR III’s expenses incurred in connection with the Merger Agreement. Prior to any such termination, GAHR IV generally must provide GAHR III with notice at least five business days prior to such termination and an opportunity to revise the terms of the Merger Agreement to make the Competing Proposal no longer a Superior Proposal.
For more information regarding the limitations on GAHR III, the GAHR III Board and the GAHR III Special Committee and on GAHR IV, the GAHR IV Board and the GAHR IV Special Committee to consider other proposals, see “The Merger Agreement—Covenants and Agreements—No Solicitation; Change in Recommendation with a Competing Proposal or Intervening Event” beginning on page 251.

Termination of the Merger Agreement
(Beginning on page 259)
GAHR III and GAHR IV may, by written consent, mutually agree to terminate the Merger Agreement before completing the Mergers, even after obtaining the required approval of GAHR III stockholders or GAHR IV stockholders.
The Merger Agreement may also be terminated prior to the effective time of the REIT Merger by either GAHR III or GAHR IV if any of the following occur, each subject to certain exceptions:

•	the REIT Merger has not occurred on or before the Outside Date;

•
there is any final,
non-appealable
order issued by a governmental authority of competent jurisdiction that permanently restrains or otherwise prohibits the transactions contemplated by the Merger Agreement; or

•
if the approval of GAHR III stockholders of the REIT Merger and the GAHR III Charter Amendment (Merger Agreement) has not been obtained at the GAHR III Special Meeting or if the approval of GAHR IV stockholders of the REIT Merger and the GAHR IV Charter Amendment (Merger Agreement) has not been obtained at the GAHR IV Annual Meeting.

The Merger Agreement may also be terminated prior to the effective time of the REIT Merger by GAHR III upon any of the following, each subject to certain exceptions:

•
if any of the GAHR IV Parties breaches any of its representations or warranties or fails to perform any of its obligations, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (A) would result in a failure of GAHR IV to satisfy certain closing conditions, and (B) cannot be cured or, if curable, is not cured by GAHR IV by the earlier of 20 days following written notice of such breach or failure from GAHR III to GAHR IV and two business days before the Outside Date;

•	if GAHR III has accepted a Superior Proposal at any time prior to obtaining the necessary approvals of GAHR III stockholders in accordance with the provisions of the Merger Agreement;

•
if, at any time prior to obtaining the necessary approvals of GAHR IV stockholders, (A) the GAHR IV Board or any committee thereof has made a GAHR IV Adverse Recommendation Change (as such term is defined under the heading “The Merger Agreement—Covenants and Agreements—No Solicitation; Change in Recommendation with a Competing Proposal or Intervening Event”), or (B) if GAHR IV shall have materially violated any of its obligations described in “The Merger Agreement—Covenants and Agreements—No Solicitation; Change in Recommendation with a Competing Proposal or Intervening Event.”

The Merger Agreement may also be terminated prior to the effective time of the REIT Merger by GAHR IV upon any of the following, each subject to certain exceptions:

•
if any of the GAHR III Parties breaches any of its representations or warranties or fails to perform any of its obligations, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform (A) would result in a failure of GAHR III to satisfy certain closing conditions, and (B) cannot be cured or, if curable, is not cured by GAHR III by the earlier of 20 days following written notice of such breach or failure from GAHR IV to GAHR III and two business days before the Outside Date;

•	if GAHR IV has accepted a Superior Proposal at any time prior to obtaining the necessary approvals of GAHR IV stockholders in accordance with the provisions of the Merger Agreement; or

•
if, at any time prior to obtaining the necessary approvals of GAHR III stockholders, (A) the GAHR III Board or any committee thereof has made a GAHR III Adverse Recommendation Change (as such term is defined under the heading “The Merger Agreement—Covenants and Agreements—No Solicitation; Change in Recommendation with a Competing Proposal or Intervening Event”), or (B) if GAHR III shall have materially violated any of its obligations described in “The Merger Agreement—Covenants and Agreements—No Solicitation; Change in Recommendation with a Competing Proposal or Intervening Event.”

For more information regarding the rights of GAHR III and GAHR IV to terminate the Merger Agreement, see “The Merger Agreement—Termination of the Merger Agreement” beginning on page 259.
Termination Fee and Expense Reimbursement
(See page 261)
All expenses incurred in connection with the Merger Agreement and the other transactions contemplated by the Merger Agreement will generally be paid by the party incurring such expenses, provided that GAHR III and GAHR IV will share equally the Form
S-4
filing fees as may be required to consummate the transactions contemplated by the Merger Agreement. Additionally, upon termination of the Merger Agreement in certain circumstances, the Merger Agreement provides for the payment of the applicable termination fee and for GAHR III or GAHR IV, as applicable, to reimburse the other party up to $4,000,000 for such other party’s expenses.
See “The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expense Reimbursement” beginning on page 261 for more information on the termination fees that could be payable by GAHR III or GAHR IV.
Material U.S. Federal Income Tax Consequences of the Mergers
(Beginning on page 216)
GAHR III and GAHR IV intend that the REIT Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The closing of the REIT Merger is conditioned on the receipt by each of GAHR III and GAHR IV of an opinion of counsel to that effect. Assuming that the REIT Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, a holder of shares of GAHR III Common Stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of GAHR IV Class I Common Stock in exchange for shares of GAHR III Common Stock in connection with the REIT Merger.
For further discussion of certain U.S. federal income tax consequences of the Mergers and the ownership and disposition of GAHR IV Common Stock, see “Material U.S. Federal Income Tax Considerations” beginning on page 216. GAHR III stockholders should consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or
non-U.S.
income and other tax laws) of the REIT Merger and the ownership and disposition of GAHR IV Common Stock.
Accounting Treatment of the Mergers
(
See page
215)
GAHR IV prepares its financial statements in accordance with U.S. generally accepted accounting principles, which we refer to herein as “GAAP.” The Mergers will be treated as a business combination under GAAP. See “The Mergers—Accounting Treatment” on page 215 for more information.
Comparison of Rights of GAHR III Stockholders and GAHR IV Stockholders
(Beginning on page 282)
At the effective time of the REIT Merger, GAHR III stockholders will become GAHR IV stockholders and, accordingly, their rights will be governed by the GAHR IV Charter and GAHR IV Bylaws and the laws of the State of Maryland. The GAHR IV Charter and GAHR IV Bylaws contain certain provisions that are different from the GAHR III Charter and GAHR III Bylaws.
For a summary of certain differences between the rights of GAHR III stockholders and GAHR IV stockholders, see “Comparison of Rights of GAHR III Stockholders and GAHR IV Stockholders” beginning on page 282.
Selected Unaudited Pro Forma Condensed Combined Financial Information of the Combined Company
The following tables set forth selected unaudited pro forma condensed combined financial information of the Combined Company after giving effect to the REIT Merger and the AHI Acquisition. The unaudited pro forma condensed combined balance sheet of the Combined Company as of March 31, 2021 gives effect to the REIT Merger and the AHI Acquisition as if they had occurred on March 31, 2021. The unaudited pro forma condensed combined statements of operations of the Combined Company for the three months ended March 31, 2021 and the year ended December 31, 2020 give effect to the REIT Merger and the AHI Acquisition as if they had occurred on January 1, 2020, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information of the Combined Company was prepared using the acquisition method of accounting, with GAHR III considered the accounting acquiror of GAHR IV. Under the acquisition method of accounting, the purchase price is allocated to the underlying GAHR IV identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair values. The unaudited pro forma condensed combined financial information of the Combined Company is presented for illustrative purposes only and does not purport to be indicative of the results that would actually have occurred if the REIT Merger and the AHI Acquisition had occurred as presented in such statements or that may be obtained in the future. Additionally, the unaudited pro forma condensed combined financial information contains estimated adjustments, based upon available information and certain assumptions that we believe are reasonable under the circumstances. Future results may vary significantly from the results reflected in such statements.
The unaudited pro forma condensed combined financial information should be read in conjunction with (i) the more detailed unaudited pro forma condensed combined financial information of the Combined Company and the accompanying notes included in this joint proxy statement/prospectus beginning on page
F-1
and (ii) the historical financial statements and accompanying notes of GAHR IV and GAHR III included in this joint proxy statement/prospectus beginning on page
F-15
and
F-96,
respectively.

	As of March 31, 2021
	Historical			Pro Forma Adjustments
	GAHR III	NewCo	GAHR IV	AHI Acquisition	REIT Merger	Pro Forma Combined Company
Balance Sheet Data:
Real estate investments, net	$2,409,943,000	$—	$917,513,000	$—	$176,886,000	$3,504,342,000
Total assets	$3,230,026,000	$4,340,000	$1,086,640,000	$133,808,000	$169,586,000	$4,624,400,000
Mortgage loans payable, net	$912,883,000	$—	$17,708,000	$—	$1,123,000	$931,714,000
Lines of credit and term loans	$842,234,000	$—	$481,400,000	$—	$—	$1,323,634,000
Total liabilities	$2,171,571,000	$6,792,000	$542,916,000	$(833,000)	$12,296,000	$2,732,742,000
Redeemable noncontrolling interests	$40,382,000	$—	$2,623,000	$17,930,000	$2,089,000	$63,024,000
Total stockholders’ equity	$853,978,000	$(2,452,000)	$540,468,000	$46,695,000	$170,193,000	$1,608,882,000
Noncontrolling interests	$164,095,000	$—	$633,000	$70,016,000	$(14,992,000)	$219,752,000
Total equity	$1,018,073,000	$(2,452,000)	$541,101,000	$116,711,000	$155,201,000	$1,828,634,000

	For the Three Months Ended March 31, 2021
	Historical			Pro Forma Adjustments
	GAHR III	NewCo	GAHR IV	AHI Acquisition	REIT Merger	Pro Forma Combined Company
Statement of Operations Data:
Total revenues and grant income	$291,278,000	$11,186,000	$37,841,000	$(8,053,000)	$(3,554,000)	$328,698,000
Net (loss) income	$(16,273,000)	$4,365,000	$(4,008,000)	$(859,000)	$289,000	$(16,486,000)
Net (loss) income attributable to controlling interest	$(11,847,000)	$1,994,000	$(3,744,000)	$2,128,000	$(532,000)	$(12,001,000)

	For the Year Ended December 31, 2020
	Historical			Pro Forma Adjustments
	GAHR III	NewCo	GAHR IV	AHI Acquisition	REIT Merger	Pro Forma Combined Company
Statement of Operations Data:
Total revenues and grant income	$1,244,301,000	$38,618,000	$155,119,000	$(25,435,000)	$(14,894,000)	$1,397,709,000
Net income (loss)	$8,863,000	$12,457,000	$(18,942,000)	$2,932,000	$(22,042,000)	$(16,732,000)
Net income (loss) attributable to controlling interest	$2,163,000	$4,135,000	$(18,057,000)	$9,958,000	$(18,452,000)	$(20,253,000)

Comparative Market Price Information
Neither GAHR III Common Stock nor GAHR IV Common Stock is listed on an exchange and there is no established public trading market for shares of GAHR III Common Stock or GAHR IV Common Stock.
Historical Distributions
GAHR III’s Distribution Data
Prior to March 31, 2020, the GAHR III Board authorized, on a quarterly basis, a daily distribution to its stockholders of record as of the close of business on each day of the quarterly periods commencing on May 14, 2014 and ending on March 31, 2020. The distributions were calculated based on 365 days in the calendar year and were equal to $0.001643836 per share GAHR III Common Stock, which was equal to an annualized distribution rate of $0.60 per share. The daily distributions were aggregated and paid monthly in arrears in cash or shares of GAHR III Common Stock pursuant to the GAHR III DRIP offerings, only from legally available funds.
In response to the
COVID-19
pandemic and its effects to GAHR III’s business and operations at the end of the first quarter of 2020, the GAHR III Board decided to take steps to protect GAHR III’s capital and maximize GAHR III’s liquidity in an effort to strengthen GAHR III’s long-term financial prospects. Consequently, on March 31, 2020, the GAHR III Board authorized a reduced daily distribution to GAHR III’s stockholders of record as of the close of business day on each day of the period commencing on April 1, 2020 and ending on May 31, 2020. The daily distributions were calculated based on 365 days in the calendar year and were equal to $0.000821918 per share of GAHR III Common Stock, which was equal to an annualized distribution rate of $0.30 per share. These daily distributions were aggregated and paid in cash or shares of GAHR III Common Stock pursuant to the GAHR III DRIP offerings monthly in arrears, only from legally available funds. Furthermore, in response to the continued uncertainty of the
COVID-19
pandemic and its impact to GAHR III’s portfolio of investments during April and May 2020, on May 29, 2020, the GAHR III Board authorized the suspension of all stockholder distributions upon the completion of the payment of distributions payable to stockholders of record on or prior to the close of business on May 31, 2020. The GAHR III Board also approved the suspension of the GAHR III DRIP effective upon the completion of all shares issued pursuant to the GAHR III DRIP with respect to distributions payable to stockholders of record on or prior to the close of business on May 31, 2020 until such time, if any, as the GAHR III Board determined to authorize new distributions and to reinstate the GAHR III DRIP.
On April 22, 2021, the GAHR III Board announced its decision to reinstate stockholder distributions and authorized a daily distribution to GAHR III stockholders of record as of the close of business on each day of the period commencing on June 1, 2021 and ending June 30, 2021. The GAHR III Board then subsequently authorized a daily distribution to GAHR III stockholders of record as of the close of business on each day of the period commencing on July 1, 2021 and ending July 31, 2021. The daily distributions for June and July 2021 were or will be calculated based on 365 days in the calendar year and were or will be equal to $0.000547945 per share of GAHR III Common Stock, which is equal to an annualized distribution of $0.20 per share.
The amount of the distributions paid to GAHR III stockholders is determined quarterly or monthly, as applicable, by the GAHR III Board and is dependent on a number of factors, including funds available for payment of distributions, GAHR III’s financial condition, capital expenditure requirements and annual distribution requirements needed to maintain GAHR III’s qualification as a REIT under the Code. GAHR III has not established any limit on the amount of borrowings that may be used to fund distributions, except that, in accordance with Maryland law, GAHR III may not make distributions that would: (i) cause it to be unable to pay its debts as they become due in the usual course of business or (ii) cause its total assets to be less than the sum of its total liabilities plus senior liquidation preferences.

The distributions paid for the years ended December 31, 2020 and 2019, along with the amount of distributions reinvested pursuant to the GAHR III DRIP offerings, and the sources of GAHR III’s distributions as compared to cash flows from operations were as follows:

	Years Ended December 31,
	2020		2019
	Amount		Amount
Distributions paid in cash	$26,997,000		$62,612,000
Distributions reinvested	21,861,000		55,440,000

Total distributions	$48,858,000		$118,052,000

Sources of distributions:
Cash flows from operations	$48,858,000	100%	$117,454,000	99.5%
Proceeds borrowings	—	—	598,000	0.5

Total sources	$48,858,000	100%	$118,052,000	100%

GAHR IV’s Distribution Data
Prior to March 31, 2020, the GAHR IV Board authorized, on a quarterly basis, a daily distribution to its stockholders of record as of the close of business on each day of the period commencing on May 1, 2016 and ending on March 31, 2020. The daily distributions were calculated based on 365 days in the calendar year and were equal to $0.001643836 per share of GAHR IV Class T Common Stock and GAHR IV Class I Common Stock, which was equal to an annualized distribution rate of $0.60 per share. These distributions were aggregated and paid monthly in arrears in cash subject to reinvestment in shares of GAHR IV Common Stock pursuant to the GAHR IV DRIP offerings, only from legally available funds.
In response to the
COVID-19
pandemic and its effects to GAHR IV’s business and operations, at the end of the first quarter of 2020 the GAHR IV Board decided to take steps to protect GAHR IV’s capital and maximize GAHR IV’s liquidity in an effort to strengthen GAHR IV’s long-term financial prospects by decreasing GAHR IV’s distributions to stockholders. Consequently, the GAHR IV Board authorized a daily distribution to GAHR IV’s stockholders of record as of the close of business on each day of the period commencing on April 1, 2020 and ending on July 31, 2021, which were or will be calculated based on 365 days in the calendar year and were or will be equal to $0.001095890 per share of GAHR IV Class T Common Stock and GAHR IV Class I Common Stock. Such daily distribution is equal to an annualized distribution rate of $0.40 per share. The distributions were aggregated and paid in cash subject to reinvestment in shares of GAHR IV Common Stock pursuant to the GAHR IV DRIP, on a monthly basis, in arrears, only from legally available funds. In connection with the GAHR IV Special Committee’s strategic alternative review process and in order to facilitate a strategic transaction, on March 18, 2021, the GAHR IV Board authorized the suspension of the GAHR IV DRIP, effective as of April 1, 2021, until such time, if any, as the GAHR IV Board determines to reinstate the GAHR IV DRIP. As a result, beginning with the April 2021 distributions, which were paid on or about May 1, 2021, there will be no further issuances of shares pursuant to the GAHR IV DRIP, and stockholders who are participants in the GAHR IV DRIP will receive cash distributions instead.
The amount of distributions paid to GAHR IV stockholders is determined by the GAHR IV Board and is dependent on a number of factors, including funds available for payment of distributions, GAHR IV’s financial condition, capital expenditure requirements and annual distribution requirements needed to maintain GAHR IV’s qualification as a REIT under the Code. GAHR IV has not established any limit on the amount of borrowings that may be used to fund distributions, except that, in accordance with Maryland law, GAHR IV may not make distributions that would: (i) cause it to be unable to pay its debts as they become due in the usual course of business; or (ii) cause its total assets to be less than the sum of its total liabilities plus senior liquidation preferences.

The distributions paid for the years ended December 31, 2020 and 2019, along with the amount of distributions reinvested pursuant to the GAHR IV DRIP offerings and the sources of distributions as compared to cash flows from operations were as follows:

	Years Ended December 31,
	2020		2019
	Amount		Amount
Distributions paid in cash	$17,837,000		$20,905,000
Distributions reinvested	19,862,000		25,533,000

Total distributions	$37,699,000		$46,438,000

Sources of distributions:
Cash flows from operations	$35,495,000	94.2%	$39,540,000	85.1%
Proceeds from borrowings	2,204,000	5.8	1,502,000	3.3
Offering proceeds	—	—	5,396,000	11.6

Total sources	$37,699,000	100%	$46,438,000	100%

RISK FACTORS
In addition to the other information included in this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements,” you should carefully consider the following risks before deciding how to vote. In addition, you should read and consider the risks associated with the businesses of each of GAHR III and GAHR IV because these risks will also affect the Combined Company. You should also read and consider the other information included in this joint proxy statement/prospectus, including the Annexes. See “Where You Can Find More Information” on page 300.
Summary of Risk Factors
Risks Related to the Mergers

•	The Exchange Ratio payable in connection with the REIT Merger is fixed and will not be adjusted in the event of any change in the relative values of GAHR III or GAHR IV.

•
Completion of the Mergers is subject to many conditions and if these conditions are not satisfied or waived, the Merger will not be completed, which could result in the expenditure of significant unrecoverable transaction costs.

•	Failure to complete the Mergers could negatively impact the future business and financial results of GAHR III and/or GAHR IV.

•
The pendency of the Mergers, including as a result of the restrictions on the operation of GAHR III’s and GAHR IV’s businesses during the period between signing the Merger Agreement and the completion of the Mergers, could adversely affect the business and operations of GAHR III, GAHR IV or both.

•
Some of the directors and executive officers of each of GAHR III and GAHR IV have interests in seeing the Mergers completed that are different from, or in addition to, those of GAHR III stockholders or GAHR IV stockholders, as applicable.

•
GAHR III is seeking approval of its stockholders of the GAHR III Charter Amendment (Merger Agreement), which would remove substantive and procedural protections relating to
Roll-Up
Transactions such as the REIT Merger.

•
The REIT Merger and GAHR III Charter Amendment (Merger Agreement) are each subject to approval by GAHR III stockholders and the REIT Merger and GAHR IV Charter Amendment (Merger Agreement) are each subject to approval by GAHR IV stockholders.

•
The Merger Agreement prohibits each of GAHR III and GAHR IV from soliciting proposals after June 23, 2021, and places conditions on each of GAHR III’s and GAHR IV’s ability to accept a Superior Proposal, which may adversely affect GAHR III stockholders or GAHR IV stockholders, as applicable.

•	GAHR III and GAHR IV each expect to incur substantial expenses related to the Mergers.

•	GAHR III and GAHR IV stockholders will own a smaller percentage of a larger company.

•	Litigation challenging the Mergers may increase transaction costs and prevent the Mergers from becoming effective within the expected timeframe.

•
If and when the Combined Company completes a liquidity event, the market value ascribed to the shares of common stock of the Combined Company upon the liquidity event may be significantly lower than the estimated per share NAV of GAHR III Common Stock and GAHR IV Common Stock considered by the respective boards of directors and special committees in approving and recommending the Mergers.

Risks Related to the Combined Company Following the Mergers

•	Assuming the AHI Acquisition is consummated, the Combined Company will be newly self-managed.

•	The Combined Company will have substantial indebtedness upon completion of the Mergers.

•	The Combined Company may need to incur additional indebtedness in the future.

•	Following the consummation of the Mergers, the Combined Company may assume certain potential and unknown liabilities relating to GAHR III.

•
The historical and unaudited pro forma combined financial information included elsewhere in this joint proxy statement/prospectus may not be representative of the Combined Company’s results following the effective time of the Mergers and, accordingly, GAHR III stockholders and GAHR IV stockholders have limited financial information on which to evaluate the Combined Company.

•	The Combined Company will incur adverse tax consequences if, prior to the Mergers, GAHR III or GAHR IV, as applicable, failed to qualify as a REIT for U.S. federal income tax purposes.

•	If the REIT Merger does not qualify as a tax-free reorganization, there will be adverse tax consequences.

•	The Combined Company will depend on key personnel for its future success, and the loss of key personnel or inability to attract and retain personnel could harm the Combined Company’s business.
Risks Related to an Investment in GAHR IV Common Stock

•	There is no public market for shares of GAHR IV Common Stock, making it difficult for stockholders to sell their shares.

•	Distributions paid using borrowings or other sources in anticipation of cash flows may negatively impact the value of GAHR IV stockholders’ investment.

•	The estimated value per share of GAHR IV Common Stock may not accurately reflect the fair value of GAHR IV’s assets and liabilities.
Risks Related to GAHR IV’s Business

•
In light of the adverse impact of the
COVID-19
pandemic on GAHR IV’s business operations and cash flows, GAHR IV reduced distribution payments to GAHR IV stockholders and suspended its share repurchase plan, and there is no assurance as to when GAHR IV will be able to increase the amount of distributions to GAHR IV stockholders or reinstate its share repurchase plan, if at all.

•
GAHR IV has rights to terminate its management agreements with third-party operators for GAHR IV’s senior housing and senior housing — RIDEA facilities under any circumstances; however, any inability to replace or delay in replacing third-party operators as the managers of such facilities could have a material adverse effect on GAHR IV.

•	GAHR IV may incur additional costs in re-leasing properties, which could adversely affect GAHR IV’s cash flows.
Risks Related to GAHR IV’s Organizational Structure

•
Several potential events, GAHR IV’s ability to issue preferred stock and the percentage limit on shares of GAHR IV Common Stock that any person may own could cause GAHR IV stockholders’ investment in GAHR IV to be diluted or prevent a sale of GAHR IV Common Stock.

•	GAHR IV stockholders’ ability to control GAHR IV’s operations is severely limited.

•	If GAHR IV becomes subject to registration under the Investment Company Act, GAHR IV may not be able to continue its business.

•	GAHR IV is an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements.

Federal Income Tax Risks

•	The Combined Company will incur adverse tax consequences if, prior to the Mergers, GAHR III or GAHR IV, as applicable, failed to qualify as a REIT for U.S. federal income tax purposes.

•	If the REIT Merger does not qualify as a tax-free reorganization, there will be adverse tax consequences.
Risks Related to the Mergers
The Exchange Ratio payable in connection with the REIT Merger is fixed and will not be adjusted in the event of any change in the relative values of GAHR III or GAHR IV.
Upon the consummation of the REIT Merger, each outstanding share of GAHR III Common Stock will be converted automatically into the right to receive 0.9266 shares of GAHR IV Class I Common Stock, subject to the treatment of fractional shares in accordance with the Merger Agreement. Such Exchange Ratio will not be adjusted, other than in the limited circumstances as expressly contemplated in the Merger Agreement in connection with stock splits, combinations, reorganizations, or other similar events affecting the outstanding GAHR III Common Stock or GAHR IV Common Stock. Except as expressly contemplated in the Merger Agreement, no change in the merger consideration will be made for any reason, including the following:

•	changes in the respective businesses, operations, assets, liabilities and prospects of GAHR III or GAHR IV;

•	changes in the estimated per share NAV of either the shares of GAHR III Common Stock or GAHR IV Common Stock;

•	interest rates, general market and economic conditions and other factors generally affecting the businesses of GAHR III or GAHR IV;

•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which GAHR III or GAHR IV operate;

•	dissident stockholder activity, including any stockholder litigation challenging the Mergers;

•	other factors beyond the control of GAHR III and GAHR IV, including those described or referred to elsewhere in this “Risk Factors” section; and

•	acquisitions, dispositions or new development opportunities.
Any such changes may materially alter or affect the relative values of GAHR III and GAHR IV and, as a result, the merger consideration may be more or less than the fair value of GAHR III stockholders’ shares of GAHR III Common Stock.
Completion of the Mergers is subject to many conditions and if these conditions are not satisfied or waived, the Mergers will not be completed, which could result in the expenditure of significant unrecoverable transaction costs.
The Merger Agreement is subject to many conditions that must be satisfied or waived in order to complete the Mergers. The mutual conditions of the parties include, among others: (1) the approval by GAHR III stockholders of the GAHR III Merger Proposal and the GAHR III Charter Amendment Proposal (Merger Agreement) and the approval by GAHR IV stockholders of the GAHR IV Merger Proposal and the GAHR IV Charter Amendment Proposal (Merger Agreement), and the effectiveness of each of the GAHR III Charter Amendment (Merger Agreement) and the GAHR IV Charter Amendment (Merger Agreement); (2) the absence of any judgment, injunction, order or decree issued by any governmental authority of competent jurisdiction prohibiting the consummation of the Mergers, and the absence of any law that has been enacted, entered, promulgated or enforced by any governmental authority after the date of the Merger Agreement that prohibits, restrains, enjoins or makes illegal the consummation of the Mergers or the other transactions contemplated by the Merger Agreement; and (3) the effectiveness of the registration statement on Form
S-4
to be filed by GAHR IV for purposes of registering GAHR IV Class I Common Stock to be issued in connection with the REIT Merger. In addition, each party’s obligation to consummate the Mergers is subject to certain other conditions, including, among others: (a) the accuracy of the other party’s representations and warranties (subject to customary materiality qualifiers and other customary exceptions); (b) the other party’s performance of, and compliance with, its covenants and agreements contained in the Merger Agreement in all material respects; (c) the absence of any event, circumstance, change, effect, development, condition or occurrence arising during the period from the date of the Merger Agreement until the effective time of the REIT Merger that has had or would have a material adverse effect on the other party; (d) the receipt of an opinion of counsel to the effect that such party has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT; and (e) the receipt of an opinion of counsel to the effect that the REIT Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the Mergers, see “The Merger Agreement—Conditions to Completion of the Mergers” in this joint proxy statement/prospectus.
There can be no assurance that the conditions to closing of the Mergers will be satisfied or waived or that the Mergers will be completed. Failure to consummate the Mergers may adversely affect GAHR III’s or GAHR IV’s results of operations and business prospects for the following reasons, among others: (1) each of GAHR III and GAHR IV has incurred and will continue to incur certain transaction costs, regardless of whether the Mergers close, which could adversely affect each company’s respective financial condition, results of operations and ability to make distributions to its stockholders; and (2) the Mergers, whether or not they close, will divert the attention of certain management of GAHR III and GAHR IV from ongoing business activities, including the pursuit of other opportunities that could be beneficial to GAHR III or GAHR IV, respectively. In addition, GAHR III or GAHR IV may terminate the Merger Agreement under certain circumstances, including, among other reasons, if the REIT Merger is not completed by the Outside Date. If the Mergers are not consummated, the ongoing business of GAHR III or GAHR IV, respectively, could be adversely affected. See “The Merger Agreement—Termination of the Merger Agreement” in this joint proxy statement/prospectus.
Failure to complete the Mergers could negatively impact the future business and financial results of GAHR III or GAHR IV, respectively.
If the Mergers are not completed, the ongoing business of GAHR III or GAHR IV, respectively, could be materially adversely affected and GAHR III and GAHR IV will be subject to a variety of risks associated with the failure to complete the Mergers, including the following:

•
(i) GAHR III being required, under certain circumstances in which the Merger Agreement is terminated, to pay to GAHR IV a termination fee of $50,654,000 and reimbursement of expenses incurred by GAHR IV in connection with the Mergers of up to $4,000,000, and (ii) GAHR IV being required, under certain circumstances in which the Merger Agreement is terminated, to pay to GAHR III a termination fee of $23,028,000 and reimbursement of expenses incurred by GAHR III in connection with the Mergers of up to $4,000,000;

•	each of GAHR III and GAHR IV having to bear certain costs incurred by it relating to the Mergers, such as legal, accounting, financial advisor, filing, printing and mailing fees; and

•	the diversion of each of GAHR III and GAHR IV management’s focus and resources from operational matters and other strategic opportunities while working to implement the Mergers.
If the Mergers are not completed, these risks could materially affect the business and financial results of GAHR III or GAHR IV, respectively.
The pendency of the Mergers, including as a result of the restrictions on the operation of GAHR III’s and GAHR IV’s business during the period between signing the Merger Agreement and the completion of the Mergers, could adversely affect the business and operations of GAHR III, GAHR IV or both.
In connection with the pending Mergers, some business partners or vendors of each of GAHR III and GAHR IV may delay or defer decisions, which could negatively impact the revenues, earnings, cash flows and expenses of GAHR III and GAHR IV, regardless of whether the Mergers are completed. In addition, due to operating covenants in the Merger Agreement, each of GAHR III and GAHR IV may be unable, during the pendency of the Mergers, to pursue certain strategic transactions, undertake certain significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions that are not in the ordinary course of business, even if such actions would prove beneficial.
Some of the directors and executive officers of GAHR III and GAHR IV have interests in seeing the Mergers completed that are different from, or in addition to, those of GAHR III stockholders or GAHR IV stockholders, as applicable.
Some of the directors and executive officers of GAHR III and GAHR IV have interests in seeing the Mergers completed that are different from, or in addition to, those of GAHR III stockholders or GAHR IV stockholders, as applicable. In connection with the AHI Acquisition, the executive officers of GAHR III, which are the same as the executive officers of GAHR IV, will become employees of GAHR III and enter into employment agreements that provide certain benefits to them. Following the consummation of the Mergers, these individuals will become employees of the Combined Company. Additionally, the independent directors on the GAHR III Board will be appointed to the GAHR IV Board effective upon consummation of the REIT Merger and will receive compensation for such services provided to GAHR IV. See “The Mergers—Interests of GAHR III and GAHR IV Directors and Executive Officers in the Mergers” in this joint proxy statement/prospectus.
GAHR III is seeking approval of its stockholders of the GAHR III Charter Amendment (Merger Agreement), which would remove substantive and procedural protections relating to
Roll-Up
Transactions such as the REIT Merger.
GAHR III is seeking approval of its stockholders of the GAHR III Charter Amendment (Merger Agreement). If adopted, the amendment would remove substantive and procedural protections relating to
Roll-Up
Transactions from the GAHR III Charter, which would eliminate certain protections that would have applied to certain transactions, including the REIT Merger. For example, the GAHR III Charter provides that prior to conducting a
Roll-Up
Transaction, GAHR III would be required to obtain an appraisal of GAHR III’s assets. In addition, as part of a
Roll-Up
Transaction, GAHR III would be required to provide stockholders certain rights including the right to remain as a stockholder of GAHR III and preserve their interests therein on the same terms and conditions as existed previously, or to receive cash in an amount equal to the stockholders’ pro rata share of the appraised value of the net assets of GAHR III, even if the GAHR III Board concludes that the transaction would be in GAHR III’s best interests. Because the Mergers are conditioned on approval of the GAHR III Charter Amendment (Merger Agreement), GAHR III stockholders will not be entitled to the benefit of these protections in connection with the REIT Merger.
The REIT Merger and GAHR III Charter Amendment (Merger Agreement) are each subject to approval by GAHR III stockholders and the REIT Merger and GAHR IV Charter Amendment (Merger Agreement) are each subject to approval by GAHR IV stockholders.
In order for the Mergers to be completed, (i) GAHR III stockholders must approve the GAHR III Merger Proposal and the GAHR III Charter Amendment Proposal (Merger Agreement), which each require the affirmative vote of the holders of at least a majority of the outstanding shares of GAHR III Common Stock entitled to vote on such proposals at the GAHR III Special Meeting, and (ii) GAHR IV stockholders must approve the GAHR IV Merger Proposal and the GAHR IV Charter Amendment Proposal (Merger Agreement), which each require the affirmative vote of the holders of at least a majority of the outstanding shares of GAHR IV Common Stock entitled to vote on such proposals at the GAHR IV Annual Meeting. If the proposals are not approved by GAHR III stockholders or GAHR IV stockholders in a timely manner that would allow the REIT Merger to be completed by the Outside Date, either party may terminate the Merger Agreement, in which case the Mergers would not be consummated.
The Merger Agreement contains provisions that could discourage a potential competing acquiror of GAHR III or GAHR IV or could result in a Competing Proposal being at a lower price than it might otherwise be.
The Merger Agreement contains provisions that, subject to limited exceptions necessary to comply with the duties of the GAHR III directors or GAHR IV directors, as the case may be, restrict the ability of GAHR III to solicit, initiate, knowingly encourage, or knowingly facilitate competing third-party proposals to acquire all, or a significant part, of GAHR III and restrict the ability of GAHR IV to solicit, initiate, knowingly encourage, or knowingly facilitate competing third-party proposals to acquire all, or a significant part, of GAHR IV. In addition, each of GAHR III and GAHR IV generally has an opportunity to offer to modify the terms of the proposed Mergers in response to any competing acquisition proposals that may be made before the GAHR III Board or GAHR IV Board, as the case may be, may withdraw or qualify its recommendation. Upon termination of the Merger Agreement in certain circumstances, either GAHR III or GAHR IV may be required to pay a termination fee to the other party and may be required to pay the other party’s transaction expenses.
These provisions could discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of either GAHR III or GAHR IV from considering or making a Competing Proposal, even if the potential competing acquiror was prepared to pay consideration with a higher per share cash value than the market value proposed to be received or realized in the Mergers, or might cause a potential competing acquiror to propose to pay a lower price than it might otherwise have proposed to pay because of the added expense of the applicable termination fee that may become payable in certain circumstances under the Merger Agreement.
In certain circumstances, either of GAHR III or GAHR IV may terminate the Merger Agreement.
Either GAHR III or GAHR IV may terminate the Merger Agreement if the REIT Merger has not been consummated by the Outside Date. Also, the Merger Agreement may be terminated in certain circumstances if a final and non-appealable
order is entered prohibiting the transactions contemplated by the Merger Agreement, upon a material uncured breach by the other party that would cause the closing conditions not to be satisfied, or upon the failure to obtain receipt of approvals of the GAHR III stockholders or the GAHR IV stockholders. In addition, (i) at any time prior to the time GAHR III stockholders approve the GAHR III Merger Proposal and the GAHR III Charter Amendment Proposal (Merger Agreement), GAHR III has the right to terminate the Merger Agreement in order to accept a Superior Proposal, and (ii) at any time prior to the time GAHR IV stockholders approve the GAHR IV Merger Proposal and the GAHR IV Charter Amendment Proposal (Merger Agreement), GAHR IV has the right to terminate the Merger Agreement in order to accept a Superior Proposal. Finally, (i) at any time prior to the time GAHR IV stockholders approve the GAHR IV Merger Proposal and the GAHR IV Charter Amendment Proposal (Merger Agreement), GAHR III has the right to terminate the Merger Agreement upon a GAHR IV Adverse Recommendation Change or if GAHR IV shall have materially violated any of its obligations regarding the solicitation of and response to Competing Proposals, and (ii) at any time prior to the time GAHR III stockholders approve the GAHR III Merger Proposal and the GAHR III Charter Amendment Proposal (Merger Agreement), GAHR IV has the right to terminate the Merger Agreement upon a GAHR III Adverse Recommendation Change or if GAHR III shall have materially violated any of its obligations regarding the solicitation of and response to Competing Proposals. See “The Merger Agreement—Termination of the Merger Agreement” in this joint proxy statement/prospectus.
GAHR III and GAHR IV each expect to incur substantial expenses related to the Mergers.
GAHR III and GAHR IV each expect to incur substantial expenses in connection with completing the Mergers and integrating the properties and operations of GAHR III with GAHR IV. While GAHR III and GAHR IV each has assumed that a certain level of transaction expenses would be incurred, there are a number of factors beyond the control of each company that could affect the total amount or the timing of such expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction expenses associated with the Mergers could, particularly in the near term, exceed the savings that GAHR IV expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings following the completion of the Mergers.
The ownership position of GAHR III and GAHR IV stockholders will be diluted by the REIT Merger.
The REIT Merger will dilute the ownership percentage of GAHR IV stockholders and result in GAHR III stockholders having an ownership stake in the Combined Company that is smaller than their current stake in GAHR III. Based on the number of shares of GAHR IV Common Stock and GAHR III Common Stock outstanding on July 9, 2021, GAHR IV stockholders, on the one hand, and former GAHR III stockholders, on the other hand, will own approximately 31.3% and 68.7%, respectively, of the issued and outstanding shares of GAHR IV Common Stock following the REIT

Merger. Consequently, each GAHR III stockholder and GAHR IV stockholder, as a general matter, will have less influence over the management and policies of the Combined Company following the Mergers than currently exercisable over the management and policies of GAHR III and GAHR IV, as applicable.
Litigation challenging the Mergers may increase transaction costs and prevent the Mergers from becoming effective within the expected timeframe, or from being completed at all.
If any stockholder files a lawsuit challenging the Mergers, neither GAHR III nor GAHR IV can provide any assurance as to the outcome of any such lawsuit, including the costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation or settlement of these claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the Mergers on the agreed-upon terms, such an injunction may prevent the completion of the Mergers in the expected time frame, or may prevent them from being completed at all. Whether or not any such plaintiffs’ claims are successful, this type of litigation is often expensive and diverts management’s attention and resources, which could adversely affect the operations of each company’s business.
If and when the Combined Company completes a liquidity event, the market value ascribed to the shares of common stock of the Combined Company upon the liquidity event may be significantly lower than the estimated per share NAV of GAHR III Common Stock or GAHR IV Common Stock, as applicable, considered by the GAHR III Board and GAHR IV Board in approving and recommending the REIT Merger.
In approving and recommending the REIT Merger, the GAHR III Board, the GAHR III Special Committee, the GAHR IV Board and the GAHR IV Special Committee considered, among other things, the most recent estimated per share NAV of GAHR III Common Stock and GAHR IV Common Stock as determined by the GAHR III Board and the GAHR IV Board, respectively, with the assistance of their respective third-party valuation experts. The estimated per share NAV of GAHR IV Common Stock may not be immediately determined following the consummation of the Mergers. In the event that the Combined Company completes a liquidity event after consummation of the Mergers, such as a listing of its shares on a national securities exchange, a merger in which stockholders of the Combined Company receive securities that are listed on a national securities exchange, or a sale of the Combined Company for cash, the market value of the shares of the Combined Company upon consummation of such liquidity event may be significantly lower than the current estimated values considered by the GAHR III Board, the GAHR III Special Committee, the GAHR IV Board and the GAHR IV Special Committee and the estimated per share NAV of GAHR IV Common Stock that may be reflected on the account statements of stockholders of the Combined Company after consummation of the Mergers. For example, if the shares of the Combined Company are listed on a national securities exchange at some point after the consummation of the Mergers, the trading price of the shares may be significantly lower than the most recent estimated per share NAV of GAHR IV Common Stock of $9.22 as of September 30, 2020.
Risks Related to the Combined Company Following the Mergers
Assuming the AHI Acquisition is consummated, the Combined Company will be newly self-managed.
Assuming the AHI Acquisition and the Mergers are consummated, the Combined Company will be a self-managed REIT. The Combined Company will no longer bear the costs of the various fees and expense reimbursements previously paid to the former external advisors of GAHR III and GAHR IV and their affiliates; however, the Combined Company’s expenses will include the compensation and benefits of the Combined Company’s officers, employees and consultants, as well as overhead previously paid by the former external advisors of GAHR III and GAHR IV and their affiliates. The Combined Company’s employees will provide services historically provided by the external advisors and their affiliates. The Combined Company will be subject to potential liabilities that are commonly faced by employers, such as workers’ disability and compensation claims, potential labor disputes, and other employee-related liabilities and grievances, and the Combined Company will bear the cost of the establishment and maintenance of any employee compensation plans. In addition, the Combined Company has not previously operated as a self-managed REIT and may encounter unforeseen costs, expenses and difficulties associated with providing these services on a self-advised basis. If the Combined Company incurs unexpected expenses as a result of its self-management, its results of operations could be lower than they otherwise would have been.

The Combined Company will have substantial indebtedness upon completion of the Mergers.
In connection with the Mergers, GAHR IV will assume and/or refinance certain indebtedness of GAHR III and will be subject to risks associated with debt financing, including a risk that the Combined Company’s cash flow could be insufficient to meet required payments on its debt. As of March 31, 2021, GAHR IV had approximately $500.0 million of outstanding indebtedness for borrowed money and approximately $19 million of cash and cash equivalents. After giving effect to the Mergers, the Combined Company’s total pro forma consolidated indebtedness will increase. Taking into account GAHR III’s existing indebtedness for borrowed money, transaction expenses of GAHR IV and GAHR III, and the assumption and/or refinancing of indebtedness in the Mergers, the Combined Company’s pro forma consolidated indebtedness as of March 31, 2021 would be approximately $2.3 billion and its cash and cash equivalents would be approximately $97.2 million.
The Combined Company’s indebtedness could have important consequences to GAHR III stockholders, who will receive GAHR IV Class I Common Stock in the REIT Merger, including:

•	vulnerability of the Combined Company to general adverse economic and industry conditions;

•	limiting the Combined Company’s ability to obtain additional financing to fund future working capital, acquisitions, capital expenditures and other general corporate requirements;

•
requiring the use of a substantial portion of the Combined Company’s cash flow from operations for the payment of principal and interest on its indebtedness, thereby reducing its ability to use its cash flow to fund working capital, acquisitions, capital expenditures and general corporate requirements;

•	limiting the Combined Company’s flexibility in planning for, or reacting to, changes in its business and its industry;

•	putting the Combined Company at a disadvantage compared to its competitors with less indebtedness; and

•	limiting the Combined Company’s ability to access capital markets.
If the Combined Company defaults under a mortgage loan, it would automatically be in default under any other loan that has cross-default provisions, and it may lose the properties securing these loans.
The Combined Company may need to incur additional indebtedness in the future.
It is possible that the Combined Company may increase its outstanding debt from current levels. The amount of such indebtedness could have material adverse consequences for the Combined Company, including hindering the Combined Company’s ability to adjust to changing market, industry or economic conditions; limiting the Combined Company’s ability to access the capital markets to refinance maturing debt or to fund acquisitions, development or emerging businesses and limiting the possibility of a listing on a securities exchange; limiting the amount of free cash flow available for future operations, acquisitions, distributions, stock repurchases or other uses; making the Combined Company more vulnerable to economic or industry downturns, including interest rate increases; and placing the Combined Company at a competitive disadvantage compared to less leveraged competitors.
Following the consummation of the Mergers, the Combined Company may assume certain potential and unknown liabilities relating to GAHR III.
Following the consummation of the Mergers, the Combined Company will have assumed certain potential and unknown liabilities relating to GAHR III. These liabilities could be significant and have a material adverse effect on the Combined Company’s business to the extent the Combined Company has not identified such liabilities or has underestimated the amount of such liabilities.

The historical and unaudited pro forma combined financial information included elsewhere in this joint proxy statement/prospectus may not be representative of the Combined Company’s results following the effective time of the Mergers and, accordingly, GAHR III stockholders and GAHR IV stockholders have limited financial information on which to evaluate the Combined Company.
The historical and unaudited pro forma combined financial information included elsewhere in this joint proxy statement/prospectus has been presented for informational purposes only and is not necessarily indicative of the Combined Company’s financial position or results of operations that actually would have occurred had the Mergers been completed as of the date indicated, nor is it indicative of the future operating results or financial position of the Combined Company, as applicable. The unaudited pro forma combined financial information does not reflect future events that may occur after the effective time of the Mergers, including any future nonrecurring charges resulting from the Mergers, and does not consider potential impacts of current market conditions on revenues or expense efficiencies. The unaudited pro forma combined financial information presented elsewhere in this joint proxy statement/prospectus is based in part on certain assumptions regarding the Mergers that GAHR III and GAHR IV believe are reasonable under the circumstances. GAHR III and GAHR IV can provide no assurances that the assumptions will prove to be accurate over time.
The Combined Company will incur adverse tax consequences if, prior to the Mergers, GAHR III or GAHR IV, as applicable, failed to qualify as a REIT for U.S. federal income tax purposes.
Each of GAHR III and GAHR IV has operated in a manner that it believes has allowed it to qualify as a REIT for U.S. federal income tax purposes under the Code and intends to continue to do so through the time of the REIT Merger, and the Combined Company intends to continue operating in such a manner following the Mergers. Neither of GAHR III or GAHR IV has requested or plans to request a ruling from the IRS that it qualifies as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within the control of GAHR III or GAHR IV may affect its ability to qualify as a REIT. In order to qualify as a REIT, each of GAHR III and GAHR IV must satisfy a number of requirements, including requirements regarding the ownership of its stock and the composition of its gross income and assets. Also, a REIT must make distributions to stockholders aggregating annually at least 90% of its REIT taxable income, excluding any net capital gains.
If GAHR III or GAHR IV (or, following the Mergers, the Combined Company) loses its REIT status, or is determined to have lost its REIT status in a prior year, it will face serious tax consequences that would substantially reduce its cash available for distribution, including cash available to pay dividends to its stockholders, because:

•
it would be subject to U.S. federal corporate income tax on its net income for the years it did not qualify for taxation as a REIT (and, for such years, would not be allowed a deduction for dividends paid to stockholders in computing its taxable income);

•	it could be subject to the federal alternative minimum tax for taxable years prior to January 1, 2018 and possibly increased state and local taxes for such periods;

•
unless it is entitled to relief under applicable statutory provisions, neither it nor any “successor” company could elect to be taxed as a REIT until the fifth taxable year following the year during which it was disqualified; and

•
for five years following
re-election
of REIT status, upon a taxable disposition of an asset owned as of such re-election,
it could be subject to corporate level tax with respect to any built-in
gain inherent in such asset at the time of
re-election.

Following the Mergers, the Combined Company will inherit any liability with respect to unpaid taxes of GAHR III and GAHR IV, as applicable, for any periods prior to the Mergers. In addition, as described above, if GAHR III or GAHR IV, as applicable, failed to qualify as a REIT as of the Mergers but the Combined Company nevertheless qualified as a REIT, in the event of a taxable disposition of a former GAHR III asset during the five years following the Mergers, the Combined Company would be subject to corporate tax with respect to any built-in
gain inherent in such asset as of the Mergers.

As a result of all these factors, any of GAHR III, GAHR IV or the Combined Company’s failure to qualify as a REIT could impair the Combined Company’s ability to expand its business and have other material adverse effects on the Combined Company. In addition, for years in which the Combined Company does not qualify as a REIT, it would not otherwise be required to make distributions to stockholders.
In certain circumstances, even if the Combined Company qualifies as a REIT, it and its subsidiaries may be subject to certain U.S. federal, state, and other taxes, which would reduce the Combined Company’s cash available for distribution to its stockholders.
Even if the Combined Company has qualified and continues to qualify as a REIT, it may be subject to some U.S. federal, state and local taxes on its income or property and, as described above, in certain cases, a 100% penalty tax, in the event it sells property as a dealer. Any U.S. federal, state or other taxes the Combined Company pays will reduce its cash available for distribution to stockholders. See “Material U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Considerations Relating to the Combined Company’s Treatment as a REIT and to Holders of GAHR IV Common Stock—Taxation of the Combined Company” in this joint proxy statement/prospectus.
If the REIT Merger does not qualify as a
tax-free
reorganization, there may be adverse tax consequences.
The REIT Merger is intended to qualify as a
tax-free
reorganization within the meaning of Section 368(a) of the Code. The closing of the REIT Merger is conditioned on the receipt by each of GAHR III and GAHR IV of an opinion of counsel to the effect that the REIT Merger will qualify as a tax-free
reorganization within the meaning of Section 368(a) of the Code. However, these legal opinions will not be binding on the IRS or on the courts. If, for any reason, the REIT Merger were to fail to qualify as a tax-free
reorganization, then each GAHR III stockholder generally would recognize gain or loss, as applicable, equal to the difference between (1) the merger consideration (i.e. the fair market value of the shares of GAHR IV Common Stock) received by such GAHR III stockholder in the REIT Merger; and (2) such GAHR III stockholder’s adjusted tax basis in its GAHR III Common Stock.
The Combined Company will depend on key personnel for its future success, and the loss of key personnel or inability to attract and retain personnel could harm the Combined Company’s business.
The future success of the Combined Company will depend in large part on the ability of the Combined Company to attract and retain a sufficient number of qualified personnel. The future success of the Combined Company also depends upon the service of the Combined Company’s executive officers, who have extensive market knowledge and relationships and will exercise substantial influence over the Combined Company’s operational, financing, acquisition and disposition activity. Among the reasons that they are important to the Combined Company’s success is that each has a national or regional industry reputation that is expected to attract business and investment opportunities and assist the Combined Company in negotiations with lenders, existing and potential residents and industry personnel.
Many of the Combined Company’s other key executive personnel, particularly its senior managers, also have extensive experience and strong reputations in the industry. In particular, the extent and nature of the relationships that these individuals have developed with financial institutions and existing and prospective tenants is critically important to the success of the Combined Company’s business. The loss of services of one or more members of the Combined Company’s senior management team, or the Combined Company’s inability to attract and retain highly qualified personnel, could adversely affect the Combined Company’s business, diminish the Combined Company’s investment opportunities and weaken its relationships with lenders, business partners, existing and potential residents and industry personnel, which could materially and adversely affect the Combined Company.
Key employees may depart either before or after the Mergers because of a desire not to remain with the Combined Company following the Mergers. Accordingly, no assurance can be given that the Combined Company will be able to retain key personnel to the same extent as in the past.

GAHR IV stockholders’ interests in GAHR IV will be diluted if GAHR IV issues shares at prices below the Combined Company’s estimated per share NAV.
GAHR IV stockholders do not have preemptive rights to any shares of capital stock that may be issued by GAHR IV in the future. Subject to any limitations set forth under Maryland law, the GAHR IV Board may amend the GAHR IV Charter from time to time to increase or decrease the aggregate number of authorized shares of stock or the number of shares of any class or series of stock designated, or reclassify any unissued shares of stock into other classes or series of stock without the necessity of obtaining stockholder approval. All of such shares may be issued in the discretion of the GAHR IV Board. Therefore, if and as GAHR IV (1) sells additional shares of GAHR IV Common Stock in the future, including those issued pursuant to the GAHR IV DRIP, (2) sells securities that are convertible into shares of GAHR IV Common Stock, (3) issues shares of GAHR IV Common Stock in a private offering of securities to institutional investors, (4) issues restricted shares of GAHR IV Common Stock or stock options to its independent directors or (5) issues shares of GAHR IV Common Stock in connection with an exchange of limited partnership interests of GAHR III Operating Partnership following the Partnership Merger, in each case at prices below the Combined Company’s estimated per share NAV, GAHR IV stockholders at such time will experience dilution of their equity investment in GAHR IV. See “Risks Related to the Mergers—The ownership position of GAHR III and GAHR IV stockholders will be diluted by the REIT Merger.”
Risks Related to an Investment in GAHR IV Common Stock
There is no public market for the shares of GAHR IV Common Stock. Therefore, it will be difficult for GAHR IV stockholders to sell their shares of GAHR IV Common Stock and, if GAHR IV stockholders are able to sell their shares of GAHR IV Common Stock, they will likely sell them at a substantial discount.
GAHR IV commenced a best efforts initial public offering on February 16, 2016 and terminated its initial offering on February 15, 2019. However, there currently is no public market for the shares of GAHR IV Common Stock. GAHR IV does not expect a public market for GAHR IV Common Stock to develop prior to the listing of the shares of GAHR IV Common Stock on a national securities exchange, which GAHR IV does not expect to occur in the near future and which may not occur at all. Additionally, the GAHR IV Charter contains restrictions on the ownership and transfer of shares of GAHR IV Common Stock, and these restrictions may inhibit GAHR IV stockholders’ ability to sell their shares of GAHR IV Common Stock. The GAHR IV Charter provides that no person may own more than 9.9% in value of GAHR IV’s issued and outstanding shares of capital stock or more than 9.9% in value or in number of shares, whichever is more restrictive, of the issued and outstanding shares of GAHR IV Common Stock. Any purported transfer of the shares of GAHR IV Common Stock that would result in a violation of either of these limits will result in such shares being transferred to a trust for the benefit of a charitable beneficiary or such transfer being declared null and void. GAHR IV has adopted a share repurchase plan, but it is limited in terms of the amount of shares of GAHR IV Common Stock which may be repurchased annually, is subject to the GAHR IV Board’s discretion and is currently suspended. On March 31, 2020, the GAHR IV Board suspended GAHR IV’s share repurchase plan with respect to all repurchase requests other than repurchases resulting from the death or qualifying disability of stockholders, beginning with share repurchase requests submitted for repurchase during the second quarter of 2020. Furthermore, in connection with the GAHR IV Special Committee’s strategic alternative review process and in order to facilitate a strategic transaction, on March 18, 2021, the GAHR IV Board approved the suspension of GAHR IV’s share repurchase plan with respect to all repurchase requests received by GAHR IV after February 28, 2021, including repurchases resulting from the death or qualifying disability of stockholders. Therefore, it will be difficult for GAHR IV stockholders to sell their shares of GAHR IV Common Stock promptly or at all. If GAHR IV stockholders are able to sell their shares of GAHR IV Common Stock, GAHR IV stockholders may only be able to sell them to an unrelated third party at a substantial discount from the price they paid. This may be the result, in part, of the fact that, at the time GAHR IV made its investments, the amount of funds available for investment were reduced by up to 4.0% of the gross offering proceeds (excluding the 2.0% of the gross offering proceeds portion of the dealer manager fee funded by GAHR IV Advisor), which amounts were used to pay selling commissions and a dealer manager fee. GAHR IV also was required to use gross offering proceeds to pay acquisition fees, acquisition expenses and asset management fees. Unless GAHR IV’s aggregate investments increase in value to compensate for these fees and expenses, which may not occur, it is unlikely that GAHR IV stockholders will be able to sell their shares of GAHR IV Common Stock, whether pursuant to GAHR IV’s share repurchase plan or otherwise, without incurring a substantial loss. GAHR IV cannot assure GAHR IV stockholders that their shares of GAHR IV Common Stock will ever appreciate in value to equal the price GAHR IV stockholders paid for their shares of GAHR IV Common Stock. Therefore, shares of GAHR IV Common Stock should be considered illiquid and a long-term investment, and GAHR IV stockholders must be prepared to hold their shares of GAHR IV Common Stock for an indefinite length of time.
GAHR IV has paid a portion of distributions from the net proceeds of its initial offering and borrowings, and in the future, may continue to pay distributions from borrowings or from other sources in anticipation of future cash flows. Any such distributions may reduce the amount of capital GAHR IV ultimately invests in assets and may negatively impact the value of GAHR IV stockholders’ investment.
GAHR IV has used the net proceeds from its initial offering, borrowings and certain fees payable to GAHR IV Advisor which have been waived, and in the future, may use borrowed funds or other sources, to pay cash distributions to GAHR IV stockholders, which may reduce the amount of proceeds available for investment and operations, cause GAHR IV to incur additional interest expense as a result of borrowed funds or cause subsequent investors to experience dilution. Further, if the aggregate amount of cash distributed in any given year exceeds the amount of GAHR IV’s current and accumulated earnings and profits, the excess amount will be deemed a return of capital. Therefore, distributions payable to GAHR IV stockholders may partially include a return of capital, rather than a return on capital, and GAHR IV has paid a portion of GAHR IV’s distributions from the net proceeds of its initial offering. GAHR IV has not established any limit on the amount of borrowings that may be used to fund distributions, except that, in accordance with Maryland law, GAHR IV may not make distributions that would: (i) cause GAHR IV to be unable to pay its debts as they become due in the usual course of business; or (ii) cause its total assets to be less than the sum of its total liabilities plus senior liquidation preferences. The actual amount and timing of distributions is determined by the GAHR IV Board, in its sole discretion and typically depends on the amount of funds available for distribution, which depend on items such as GAHR IV’s financial condition, current and projected capital expenditure requirements, tax considerations and annual distribution requirements needed to maintain GAHR IV’s qualification as a REIT. As a result, GAHR IV’s distribution rate and payment frequency have varied and may continue to vary from time to time.
Prior to March 31, 2020, the GAHR IV Board authorized, on a quarterly basis, a daily distribution to GAHR IV stockholders of record as of the close of business on each day of the period commencing on May 1, 2016 and ending on March 31, 2020. The daily distributions were calculated based on 365 days in the calendar year and were equal to $0.001643836 per share of GAHR IV Class T Common Stock and GAHR IV Class I Common Stock, which is equal to an annualized distribution rate of $0.60 per share. These distributions were aggregated and paid monthly in arrears in cash or shares of GAHR IV Common Stock pursuant to the GAHR IV DRIP offering, only from legally available funds.
In response to the
COVID-19
pandemic and its effects to GAHR IV’s business and operations, the GAHR IV Board decided to take steps to protect GAHR IV’s capital and maximize GAHR IV’s liquidity in an effort to strengthen GAHR IV’s long-term financial prospects. Consequently, the GAHR IV Board authorized a daily distribution to GAHR IV stockholders of record as of the close of business day on each day of the period commencing on April 1, 2020 and ending on July 31, 2021, which were or will be calculated based on 365 days in the calendar year and were or will be equal to $0.001095890 per share of GAHR IV Class T Common Stock and GAHR IV Class I Common Stock. Such daily distribution is equal to an annualized distribution rate of $0.40 per share. The distributions were or will be aggregated and paid on a monthly basis, in arrears, only from legally available funds. Furthermore, in response to the continued uncertainty of the
COVID-19
pandemic and its impact to GAHR IV’s portfolio of investments, on March 31, 2020, the GAHR IV Board suspended GAHR IV’s share repurchase plan with respect to all repurchase requests other than repurchases resulting from the death or qualifying disability of stockholders, beginning with share repurchase requests submitted for repurchase during the second quarter of 2020. See GAHR IV’s Current Report on Form
8-K
filed with the SEC on April 3, 2020 for more information. See also GAHR IV’s Current Report on Form
8-K
filed with the SEC on March 19, 2021 regarding the GAHR IV Board’s suspension of the GAHR IV DRIP and share repurchase plan, including repurchase requests resulting from the death or qualifying disability of stockholders.

The estimated value per share of GAHR IV Common Stock may not be an accurate reflection of the fair value of GAHR IV’s assets and liabilities and likely will not represent the amount of net proceeds that would result if GAHR IV were liquidated, dissolved or completed a merger or other sale of GAHR IV. Additionally, between valuations it may be difficult to accurately reflect material events that may impact GAHR IV’s estimated per share NAV.
On March 18, 2021, the GAHR IV Board, at the recommendation of the audit committee of the GAHR IV Board, which is comprised solely of independent directors, unanimously approved and established an updated estimated per share NAV of GAHR IV Common Stock of $9.22. GAHR IV provided this updated estimated per share NAV to assist broker-dealers in connection with their obligations under Financial Industry Regulatory Authority, or FINRA, Rule 2231 with respect to customer account statements. The valuation was performed in accordance with the methodology provided in the Practice Guideline
2013-01,
 Valuations of Publicly Registered
Non-Listed
REITs
, issued by the Institute for Portfolio Alternatives, or the IPA, in April 2013, in addition to guidance from the SEC.
The updated estimated per share NAV was determined after consultation with GAHR IV Advisor and an independent third-party valuation firm, the engagement of which was approved by the audit committee. FINRA rules provide no guidance on the methodology an issuer must use to determine its estimated per share NAV. As with any valuation methodology, GAHR IV’s independent valuation firm’s methodology was based upon a number of estimates and assumptions that may not have been accurate or complete. Different parties with different assumptions and estimates could derive a different estimated per share NAV, and these differences could be significant.
The updated estimated per share NAV was not audited or reviewed by GAHR IV’s independent registered public accounting firm and did not represent the fair value of GAHR IV’s assets or liabilities according to GAAP. In addition, the updated estimated per share NAV was an estimate as of a given point in time and the value of GAHR IV’s shares will fluctuate over time as a result of, among other things, developments related to individual assets and changes in the real estate and capital markets. Accordingly, with respect to the updated estimated per share NAV, GAHR IV can give no assurance that:

•	a stockholder would be able to resell his or her shares at GAHR IV’s updated estimated per share NAV;

•
a stockholder would ultimately realize distributions per share equal to GAHR IV’s updated estimated per share NAV upon liquidation of GAHR IV’s assets and settlement of GAHR IV’s liabilities or a sale of GAHR IV;

•	shares of GAHR IV Common Stock would trade at GAHR IV’s updated estimated per share NAV on a national securities exchange;

•
an independent third-party appraiser or other third-party valuation firm, other than the third-party valuation firm engaged by the GAHR IV Board to assist in its determination of the updated estimated per share NAV, would agree with GAHR IV’s estimated per share NAV; or

•
the methodology used to estimate GAHR IV’s updated per share NAV would be acceptable to FINRA or comply with reporting requirements under the Employee Retirement Income Security Act of 1974, the Code, other applicable law, or the applicable provisions of a retirement plan or individual retirement account, or IRA.

Further, the GAHR IV Board is ultimately responsible for determining the estimated per share NAV. GAHR IV’s independent valuation firm calculates estimates of the value of GAHR IV’s assets, and the GAHR IV Board then determines the net value of GAHR IV’s assets and liabilities taking into consideration such estimate provided by the independent valuation firm. Since the GAHR IV Board determines GAHR IV’s estimated per share NAV at least annually, there may be changes in the value of GAHR IV’s assets that are not fully reflected in the updated estimated per share NAV. As a result, the published estimated per share NAV may not fully reflect changes in value that may have occurred since the prior valuation. Furthermore, the GAHR IV Board will monitor GAHR IV’s portfolio, but it has been, and may continue to be, difficult to reflect changing market conditions or material events, such as the
COVID-19
pandemic, that may impact the value of GAHR IV’s portfolio between valuations or GAHR IV’s ability to obtain timely or complete information regarding any such events. Therefore, the estimated per share NAV published before and during the announcement of an extraordinary event may differ significantly from GAHR IV’s actual per share NAV until such time as sufficient information is available and analyzed, the financial impact is fully evaluated, and the appropriate adjustment is made to GAHR IV’s estimated per share NAV, as determined by the GAHR IV Board.

For a full description of the methodologies used to value GAHR IV’s assets and liabilities in connection with the calculation of the updated estimated per share NAV, see GAHR IV’s Current Report on Form
8-K
filed with the SEC on March 19, 2021.
GAHR IV has experienced losses in the past and it may experience additional losses in the future.
Historically, GAHR IV has experienced net losses (calculated in accordance with GAAP) and GAHR IV may not be profitable or realize growth in the value of GAHR IV’s investments. Many of GAHR IV’s losses can be attributed to start-up
costs, general and administrative expenses, depreciation and amortization, as well as acquisition expenses incurred in connection with purchasing properties or making other investments.
GAHR IV stockholders may be unable to sell their shares of GAHR IV Common Stock because GAHR IV’s share repurchase plan is subject to significant restrictions and limitations.
GAHR IV’s share repurchase plan includes significant restrictions and limitations. Except in cases of death or qualifying disability, GAHR IV stockholders must hold their shares of GAHR IV Common Stock for at least one year. GAHR IV stockholders must present at least 25.0% of their shares of GAHR IV Common Stock for repurchase and until they have held their shares of GAHR IV Common Stock for at least four years, repurchases will be made for less than GAHR IV stockholders paid for their shares of GAHR IV Common Stock. Shares of GAHR IV Common Stock may be repurchased quarterly, at GAHR IV’s discretion, on a pro rata basis, and are limited during any calendar year to 5.0% of the weighted average number of shares of GAHR IV Common Stock outstanding during the prior calendar year; provided however, that shares of GAHR IV Common Stock subject to a repurchase requested upon the death of a stockholder will not be subject to this cap. Funds for the repurchase of shares of GAHR IV Common Stock will come exclusively from the cumulative proceeds GAHR IV receives from the sale of shares of GAHR IV Common Stock pursuant to GAHR IV’s DRIP offerings. In addition, the GAHR IV Board may reject share repurchase requests in its sole discretion and the terms of the share repurchase plan provide that the GAHR IV Board may amend, suspend, or terminate such plan at any time upon 30 days’ written notice. On March 31, 2020, the GAHR IV Board suspended GAHR IV’s share repurchase plan with respect to all repurchase requests other than repurchases resulting from the death or qualifying disability of stockholders, beginning with share repurchase requests submitted for repurchase during the second quarter of 2020. Furthermore, in connection with the GAHR IV Special Committee’s strategic alternative review process and in order to facilitate a strategic transaction, on March 18, 2021, the GAHR IV Board approved the suspension of GAHR IV’s share repurchase plan with respect to all repurchase requests received by GAHR IV after February 28, 2021, including repurchases resulting from the death or qualifying disability of stockholders.
Therefore, in making a decision to purchase shares of GAHR IV Common Stock, GAHR IV stockholders should not assume that they will be able to sell any of their shares of GAHR IV Common Stock back to GAHR IV pursuant to GAHR IV’s share repurchase plan and GAHR IV stockholders also should understand that the repurchase price will not necessarily correlate to the value of GAHR IV’s real estate holdings or other assets. If the GAHR IV Board terminates GAHR IV’s share repurchase plan, GAHR IV stockholders may not be able to sell their shares of GAHR IV Common Stock even if GAHR IV stockholders deem it necessary or desirable to do so.
GAHR IV’s results of operations, GAHR IV’s ability to pay distributions to GAHR IV stockholders and GAHR IV’s ability to dispose of GAHR IV’s investments are subject to national and local economic factors GAHR IV cannot control or predict.
GAHR IV’s results of operations are subject to the risks of a national economic slowdown or downturn and other changes in national and local economic conditions. The following factors may have affected, and may continue to affect, income from GAHR IV’s properties, GAHR IV’s ability to acquire and dispose of properties and yields from GAHR IV’s properties:

•
poor economic times may result in defaults by tenants of GAHR IV’s properties due to bankruptcy, lack of liquidity or operational failures. GAHR IV has provided an insignificant number of rent concessions, and may continue to provide rent concessions, tenant improvement expenditures or reduced rental rates to maintain or increase occupancy levels;

•
fluctuations in property values as a result of increases or decreases in supply and demand, occupancies and rental rates may cause the properties that GAHR IV owns to decrease in value. Consequently, GAHR IV may not be able to recover the carrying amount of GAHR IV’s properties, which may require GAHR IV to recognize an impairment charge or record a loss on sale in earnings;

•
reduced values of GAHR IV’s properties may limit GAHR IV’s ability to dispose of assets at attractive prices or to obtain debt financing secured by GAHR IV’s properties and may reduce the availability of unsecured loans;

•	constricted access to credit may result in tenant defaults or non-renewals under leases;

•	layoffs may lead to a lower demand for medical services and cause vacancies to increase, and a lack of future population and job growth may make it difficult to maintain or increase occupancy levels;

•
future disruptions in the financial markets, deterioration in economic conditions or a public health crisis, such as the
COVID-19
pandemic, have resulted, and may continue to result, in lower occupancy in GAHR IV’s facilities, increased vacancy rates for commercial real estate due to generally lower demand for rentable space, as well as an oversupply of rentable space;

•	governmental actions and initiatives, including risks associated with the impact of a prolonged government shutdown or budgetary reductions or impasses; and

•
increased insurance premiums, real estate taxes or utilities or other expenses may reduce funds available for distribution or, to the extent such increases are passed through to tenants, may lead to tenant defaults. Also, any such increased expenses may make it difficult to increase rents to tenants on turnover, which may limit GAHR IV’s ability to increase its returns.

The length and severity of any economic slowdown or downturn cannot be predicted with confidence at this time. GAHR IV’s results of operations, GAHR IV’s ability to pay distributions to GAHR IV stockholders and GAHR IV’s ability to dispose of GAHR IV’s investments have been, and GAHR IV expects that it may continue to be, negatively impacted to the extent an economic slowdown or downturn is prolonged or becomes more severe.
GAHR IV faces competition for the acquisition and disposition of MOBs, SNFs, senior housing and other healthcare-related facilities, which may impede GAHR IV’s ability to take, and increase the cost of, such actions, which may reduce GAHR IV’s profitability and cause GAHR IV stockholders to experience a lower return on their investment.
GAHR IV faces significant competition from other entities engaged in real estate investment activities for acquisitions and dispositions of MOBs, SNFs, senior housing and other healthcare-related facilities, some of whom may have greater resources and lower costs of capital than GAHR IV does. Increased competition makes it more challenging for GAHR IV to identify and successfully capitalize on opportunities that meet GAHR IV’s business goals and could improve GAHR IV’s bargaining power and other property owners seeking to sell, thereby impeding GAHR IV’s investment, acquisition and disposition activities. If GAHR IV pays higher prices per property or receives lower prices for dispositions of GAHR IV’s MOBs, SNFs, senior housing or other healthcare-related facilities as a result of such competition, GAHR IV’s business, financial condition, results of operations and GAHR IV’s ability to pay distributions to GAHR IV stockholders may be materially and adversely affected and GAHR IV stockholders may experience a lower return on their investment.
Risks Related to GAHR IV’s Business
In light of the impact that
the COVID-19 pandemic
has had on GAHR IV’s business operations, GAHR IV has reduced distribution payments to GAHR IV stockholders and suspended GAHR IV’s share repurchase plan, and there is no assurance as to when GAHR IV will be able to increase the amount of distributions to GAHR IV stockholders or reinstate GAHR IV’s share repurchase plan, if at all.
In light of the impact that the
COVID-19
pandemic has had on GAHR IV’s business operations and cash flows, and the uncertainty as to the ultimate severity and duration of the outbreak and its effects, on March 31, 2020, the GAHR IV

Board reduced GAHR IV’s monthly distributions to stockholders from an annualized rate of $0.60 per share to $0.40 per share of GAHR IV Common Stock effective with the April 2020 distribution paid in May 2020. The GAHR IV Board also suspended GAHR IV’s share repurchase plan with respect to all repurchase requests other than repurchases resulting from the death or qualifying disability of stockholders, beginning with share repurchase requests submitted for repurchase during the second quarter of 2020, and later suspended GAHR IV’s share repurchase plan with respect to all repurchase requests received by GAHR IV after February 28, 2021 in connection with the GAHR IV Special Committee’s strategic alternative review process and in order to facilitate a strategic transaction. The GAHR IV Board will continue to evaluate the ongoing and future effects of the
COVID-19
pandemic on GAHR IV’s financial condition, earnings, debt covenants and other possible needs for cash, and applicable law, in considering GAHR IV’s ability to continue to pay or increase distributions and reinstate GAHR IV’s share purchase plan in the future. GAHR IV stockholders have no contractual or other legal right to distributions or share repurchases that have not been authorized by the GAHR IV Board. There can be no assurance when or if distributions and share repurchases will be authorized in the future, and if authorized, whether distributions or share repurchases will be in amounts consistent with GAHR IV’s historical levels of distributions and share repurchases. Should GAHR IV fail for any reason to distribute at least 90.0% of its annual taxable income, excluding net capital gains, GAHR IV would not qualify for the favorable tax treatment accorded to REITs.
The
COVID-19
pandemic has adversely impacted, and will likely continue to adversely impact, GAHR IV’s business and financial results, and the ultimate impact will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the pandemic and actions taken by governmental authorities in response to the pandemic.
In December 2019,
COVID-19
was identified in Wuhan, China. This virus continues to spread globally including in the United States. As a result of the
COVID-19
pandemic and related
shelter-in-place,
business
re-opening
and quarantine restrictions, GAHR IV’s property values, net operating income (“NOI”) and revenues may decline, and GAHR IV’s tenants, operating partners and managers have been, and may continue to be, limited in their ability to generate income, service patients and residents and/or properly manage GAHR IV’s properties. In addition, based on preliminary information available to management as of June 25, 2021, GAHR IV has experienced an approximate 17.1% decline in resident occupancies since February 2020, as well as a significant increase in costs to care for residents, at GAHR IV’s senior housing — RIDEA facilities. GAHR IV’s leased, non-RIDEA
senior housing and skilled nursing facility tenants have also experienced, and may continue to experience, similar pressures related to occupancy declines and expense increases, which may impact their ability to pay rent and have an adverse effect on GAHR IV’s operations. However, through June 2021, all rents have been collected from such leased, non-RIDEA
senior housing and skilled nursing facility tenants. Given the significant uncertainty of the impact of the
COVID-19
pandemic, GAHR IV is unable to predict the impact it will have on such tenants’ continued ability to pay rent. Therefore, information provided regarding February rent collections should not serve as an indication of expected future rent collections. As such, GAHR IV’s immediate focus continues to be on resident occupancy recovery and operating expense management. While restrictions have been at least partially lifted in many states, there remains a risk of reclosures in states where infection rates continue to rise, which may put additional pressure on GAHR IV’s operations. Additionally, the public perception of a risk of a pandemic or media coverage of the
COVID-19
pandemic and related deaths or confirmed cases, or public perception of health risks linked to perceived regional healthcare safety in GAHR IV’s senior housing or SNFs, particularly if focused on regions in which GAHR IV’s properties are located, may adversely affect GAHR IV’s business operations by reducing occupancy demand at GAHR IV’s facilities. Furthermore, the
COVID-19
pandemic has also adversely impacted, and may continue to adversely impact, the ability of GAHR IV’s MOB tenants, many of whom have been restricted in their ability to work and to pay their rent as and when due. GAHR IV has also held discussions with its tenants, operating partners and managers and they have expressed that the ultimate impact of the
COVID-19
pandemic on their business operations is uncertain.
Issues related to financing also are exacerbated in times of significant dislocation in the financial markets, such as those being experienced now related to the
COVID-19
pandemic. It is possible GAHR IV’s lenders will become unwilling or unable to provide GAHR IV with financing, and GAHR IV may not be able to replace the debt financing of such lender on favorable terms, or at all. In addition, if the regulatory capital requirements imposed on GAHR IV’s lenders change, they may be required to significantly increase the cost of the financing that they provide to GAHR IV. As a result,

GAHR IV’s lenders may revise the terms of such financings to GAHR IV, which could adversely impact GAHR IV’s liquidity and GAHR IV’s ability to make payments on its existing obligations.
Furthermore, GAHR IV and its
co-sponsors
and their employees that provide services to GAHR IV rely on processes and activities that largely depend on people and technology, including access to information technology systems as well as information, applications, payment systems and other services provided by third parties. In response to the
COVID-19
pandemic, business practices have been modified with all or a portion of GAHR IV’s co-sponsors’
employees working remotely from their homes to have GAHR IV’s operations uninterrupted as much as possible. Additionally, technology in such employees’ homes may not be as robust as in GAHR IV’s co-sponsors’
offices and could cause the networks, information systems, applications and other tools available to such employees to be more limited or less reliable than in GAHR IV’s co-sponsors’
offices. The continuation of these work-from-home measures may introduce increased cybersecurity risk. These cybersecurity risks include greater phishing, malware and other cybersecurity attacks, vulnerability to disruptions of GAHR IV’s information technology infrastructure and telecommunications systems for remote operations, increased risk of unauthorized dissemination of confidential information, greater risk of a security breach resulting in destruction or misuse of valuable information and potential impairment of GAHR IV’s ability to perform certain functions, all of which could expose GAHR IV to risks of data or financial loss, litigation and liability and could disrupt GAHR IV’s operations and the operations of any impacted third-parties.
The information in this joint proxy statement/prospectus is based on data currently available to GAHR IV and will likely change as the
COVID-19
pandemic continues to progress. The extent to which the
COVID-19
pandemic continues to impact GAHR IV’s business will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including new information which may emerge concerning the severity of the
COVID-19
pandemic and the actions to contain the
COVID-19
pandemic or treat its impact, among others. GAHR IV expects the significance of the
COVID-19
pandemic, including the extent of its effect on GAHR IV’s financial and operational results, to be dictated by, among other things, its duration, the success of efforts to contain it and the impact of actions taken in response, including the widespread availability and use of effective vaccines. For instance, government initiatives, such as the Payroll Protection Program and deferral of payroll tax payments program within the Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act, enacted to provide substantial financial support to businesses could provide helpful mitigation for GAHR IV and certain of GAHR IV’s tenants, operating partners and managers. However, these government assistance programs are not expected to fully offset the negative financial impact of the
COVID-19
pandemic, and there can be no assurance that these programs will continue or the extent to which they will be expanded. Therefore, the ultimate impact of such relief from these programs is not yet clear. Furthermore, GAHR IV expects the trends discussed above with respect to the impact of the
COVID-19
pandemic to continue. As such, GAHR IV is continuously monitoring the impact of the
COVID-19
pandemic on its business, residents, tenants, operating partners, managers, portfolio of investments and on the United States and global economies. While GAHR IV is not able at this time to estimate the long-term impact of the
COVID-19
pandemic on GAHR IV’s financial and operational results, it could be material.
The availability and timing of cash distributions to GAHR IV stockholders is uncertain. If GAHR IV fails to pay distributions, their investment in shares of GAHR IV Common Stock could suffer.
GAHR IV expects to continue to pay distributions to GAHR IV stockholders monthly. However, GAHR IV bears all expenses incurred in GAHR IV’s operations, which are deducted from cash flows generated by operations prior to computing the amount of cash distributions to GAHR IV stockholders. In addition, the GAHR IV Board, in its discretion, may retain any portion of such funds for working capital. GAHR IV cannot assure GAHR IV stockholders that sufficient cash will be available to pay monthly distributions to GAHR IV stockholders or at all. Should GAHR IV fail for any reason to distribute at least 90.0% of GAHR IV’s annual taxable income, excluding net capital gains, GAHR IV would not qualify for the favorable tax treatment accorded to REITs.

GAHR IV is uncertain of all of its sources of debt or equity for funding GAHR IV’s capital needs. If GAHR IV cannot obtain funding on acceptable terms, GAHR IV’s ability to acquire, and make necessary capital improvements to, properties may be impaired or delayed.
GAHR IV has not identified all of its sources of debt or equity for funding, and such sources of funding may not be available to GAHR IV on favorable terms or at all. If GAHR IV does not have access to sufficient funding in the future, GAHR IV may not be able to acquire, and make necessary capital improvements to, properties, pay other expenses or expand GAHR IV’s business.
GAHR IV uses mortgage indebtedness and other borrowings, which may increase GAHR IV’s business risks, could hinder GAHR IV’s ability to pay distributions and could decrease the value of GAHR IV stockholders’ investment.
GAHR IV has financed, and will continue to finance, all or a portion of the purchase price of GAHR IV’s investments in real estate and real estate-related investments by borrowing funds. GAHR IV anticipates that its overall leverage will approximate 50.0% of the combined fair market value of its real estate and real estate-related investments, as determined at the end of each calendar year. Under the GAHR IV Charter, GAHR IV has a limitation on borrowing that precludes GAHR IV from borrowing in excess of 300% of its net assets without the approval of a majority of GAHR IV’s independent directors. Net assets for purposes of this calculation are defined to be GAHR IV’s total assets (other than intangibles), valued at cost prior to deducting depreciation, amortization, bad debt and other non-cash
reserves, less total liabilities. Generally speaking, the preceding calculation is expected to approximate 75.0% of the aggregate cost of GAHR IV’s real estate and real estate-related investments before depreciation, amortization, bad debt and other similar non-cash
reserves. In addition, GAHR IV may incur mortgage debt and pledge some or all of GAHR IV’s real properties as security for that debt to obtain funds to acquire additional real properties or for working capital. Furthermore, GAHR IV may borrow if it otherwise deems it necessary or advisable to ensure that GAHR IV maintains its qualification as a REIT for federal income tax purposes.
High debt levels may cause GAHR IV to incur higher interest charges, which would result in higher debt service payments and could be accompanied by restrictive covenants. If there is a shortfall between the cash flows from a property and the cash flows needed to service mortgage debt on that property, then the amount available for distributions to GAHR IV stockholders may be reduced. In addition, incurring mortgage debt increases the risk of loss since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. In that case, GAHR IV could lose the property securing the loan that is in default, thus reducing the value of its investment. In addition, lenders may have recourse to assets other than those specifically securing the repayment of indebtedness. For tax purposes, a foreclosure on any of GAHR IV’s properties will be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds GAHR IV’s tax basis in the property, GAHR IV will recognize taxable income on foreclosure, but GAHR IV would not receive any cash proceeds. GAHR IV may give full or partial guarantees to lenders of mortgage debt to the entities that own GAHR IV’s properties. When GAHR IV gives a guaranty on behalf of an entity that owns one of GAHR IV’s properties, GAHR IV will be responsible to the lender for satisfaction of the debt if it is not paid by such entity. If any mortgage contains cross-collateralization or cross-default provisions, a default on a single property could affect multiple properties. If any of GAHR IV’s properties are foreclosed upon due to a default, GAHR IV’s ability to pay cash distributions to GAHR IV’s stockholders will be adversely affected.
GAHR IV is dependent on tenants for its revenue, and lease terminations could reduce GAHR IV’s distributions to GAHR IV stockholders.
The successful performance of GAHR IV’s real estate investments is materially dependent on the financial stability of GAHR IV’s tenants. Lease payment defaults by tenants would cause GAHR IV to lose the revenue associated with such leases and could cause GAHR IV to reduce the amount of distributions to GAHR IV stockholders. If a property is subject to a mortgage, a default by a significant tenant on its lease payments to GAHR IV may result in a foreclosure on the property if GAHR IV is unable to find an alternative source of revenue to meet mortgage payments. In the event of a tenant default, GAHR IV may experience delays in enforcing its rights as landlord and may incur substantial costs in protecting its investment and re-leasing
its property. Further, GAHR IV cannot assure GAHR IV stockholders that GAHR IV will be able to re-lease
the property for the rent previously received, if at all, or that lease terminations will not cause GAHR IV to sell the property at a loss.

The senior housing — RIDEA facilities managed by Meridian Senior Living, LLC, or Meridian, account for a significant portion of GAHR IV’s revenues and/or operating income. Adverse developments in Meridian’s business or financial condition could have a material adverse effect on GAHR IV.
As of March 26, 2021, Meridian manages the operations for a majority of GAHR IV’s senior housing
 —
 RIDEA facilities pursuant to long-term management agreements. These senior housing
 —
 RIDEA facilities represent a substantial portion of GAHR IV’s portfolio, based on their gross revenues. Although GAHR IV has various rights as the owner of these senior housing
 —
 RIDEA facilities under GAHR IV’s management agreements, GAHR IV relies on Meridian’s personnel, expertise, technical resources and information systems, proprietary information, good faith and judgment to manage GAHR IV’s senior housing
 —
 RIDEA facilities operations efficiently and effectively, and to identify and manage development opportunities for new senior housing
 —
RIDEA facilities. GAHR IV also relies on Meridian to provide accurate facility-level financial results for GAHR IV’s senior housing
 —
 RIDEA facilities in a timely manner and to otherwise operate GAHR IV’s senior housing
 —
 RIDEA facilities in compliance with the terms of GAHR IV’s management agreements and all applicable laws and regulations. GAHR IV depends on Meridian’s ability to attract and retain skilled personnel to provide these services. A shortage of trained personnel or general inflationary pressures may force Meridian to enhance its pay and benefits package to compete effectively for such personnel, but it may not be able to offset these added costs by increasing the rates charged to residents. As such, any adverse developments in Meridian’s business or financial condition, including its ability to retain key personnel, could impair its ability to manage GAHR IV’s senior housing
 —
 RIDEA facilities efficiently and effectively and could have a material adverse effect on GAHR IV. In addition, if Meridian experiences any significant financial, legal, accounting or regulatory difficulties due to a weak economy, industry downturn or otherwise, such difficulties could result in, among other adverse events, impairment of its continued access to capital, the enforcement of default remedies by its counterparties, or the commencement of insolvency proceedings by or against it under the United States Bankruptcy Code. Any one or a combination of these risks could have a material adverse effect on GAHR IV.
GAHR IV has rights to terminate GAHR IV’s management agreements with third-party operators for GAHR IV’s senior housing and senior housing — RIDEA facilities under any circumstances; however, GAHR IV may be unable to replace such third-party operators effectively, or be able to complete any transition timely, in the event that GAHR IV’s management agreements are terminated or not renewed.
GAHR IV continually monitors and assesses its contractual rights and remedies under GAHR IV’s management agreements with third-party operators. When determining whether to pursue any existing or future rights or remedies under those agreements, including termination rights, GAHR IV considers numerous factors, including legal, contractual, regulatory, business and other relevant considerations. GAHR IV has exercised and in the event that GAHR IV continues to exercise its rights to terminate management agreements with such third-party operators for any reason or such agreements are not renewed upon expiration of their terms, GAHR IV has and would attempt to reposition the affected senior housing and/or senior housing
 —
 RIDEA facilities with another manager. Although GAHR IV believes that many qualified national and regional operators would be interested in managing GAHR IV’s senior housing and senior housing
 —
 RIDEA facilities, GAHR IV cannot provide any assurance that it has been or would be able to locate another suitable manager or, if GAHR IV were successful in locating such a manager, that it will or would manage the senior housing and/or senior housing
 —
 RIDEA facilities effectively or that any such transition would be completed timely. Any such transition has required and would likely continue to require substantial time, incur additional expenses and result in disruption of the operation of such facilities, including matters relating to staffing and reporting. Moreover, the transition to a replacement manager has required and may continue to require approval by the applicable regulatory authorities and, in most cases, one or more of GAHR IV’s lenders including the mortgage lenders for the senior housing and senior housing
 —
 RIDEA facilities, and GAHR IV cannot provide any assurance that such approvals have been or would be granted on a timely basis, if at all. Any inability to replace, or delay in replacing third-party operators as the managers of senior housing and senior housing
 —
 RIDEA facilities could have a material adverse effect on GAHR IV.

The financial deterioration, insolvency or bankruptcy of one or more of GAHR IV’s major tenants, operators, borrowers, managers and other obligors could have a material adverse effect on GAHR IV’s business, results of operations and financial condition.
A downturn in any of GAHR IV’s tenants’, operators’, borrowers’, managers’ or other obligors’ businesses could ultimately lead to voluntary or involuntary bankruptcy or similar insolvency proceedings, including but not limited to assignment for the benefit of creditors, liquidation or winding-up.
Bankruptcy and insolvency laws afford certain rights to a defaulting tenant, operator, borrower or manager that has filed for bankruptcy or reorganization that may render certain of GAHR IV’s remedies unenforceable or, at the least, delay GAHR IV’s ability to pursue such remedies and realize any related recoveries. A debtor has the right to assume, or to assume and assign to a third party, or to reject its executory contracts and unexpired leases in a bankruptcy proceeding. If a debtor were to reject its leases with GAHR IV, obligations under such rejected leases would cease. The claim against the rejecting debtor would be an unsecured claim, which would be limited by the statutory cap set forth in the United States Bankruptcy Code. This statutory cap may be substantially less than the remaining rent actually owed under the lease. In addition, a debtor may also assert in bankruptcy proceedings that leases should be re-characterized
as financing agreements, which could result in GAHR IV being deemed a lender instead of a landlord. A lender’s rights and remedies, as compared to a landlord’s, generally are materially less favorable, and GAHR IV’s rights as a lender may be subordinated to other creditors’ rights.
Furthermore, the automatic stay provisions of the United States Bankruptcy Code would preclude GAHR IV from enforcing its remedies unless GAHR IV first obtains relief from the court having jurisdiction over the bankruptcy case. This would effectively limit or delay GAHR IV’s ability to collect unpaid rent or interest payments, and GAHR IV may ultimately not receive any payment at all. In addition, GAHR IV would likely be required to fund certain expenses and obligations to preserve the value of GAHR IV’s properties, avoid the imposition of liens on GAHR IV’s properties or transition GAHR IV’s properties to a new tenant, operator or manager. Additionally, GAHR IV leases many of its properties to healthcare providers who provide long-term custodial care to the elderly. Evicting operators or managers for failure to pay rent while the property is occupied typically involves specific procedural or regulatory requirements and may not be successful. Even if eviction is possible, GAHR IV may determine not to do so due to reputational or other risks. Bankruptcy or insolvency proceedings typically also result in increased costs to the operator or manager, significant management distraction and performance declines. If GAHR IV is unable to transition affected properties, they would likely experience prolonged operational disruption, leading to lower occupancy rates and further depressed revenues. Publicity about the operator’s or manager’s financial condition and bankruptcy or insolvency proceedings may also negatively impact their and GAHR IV’s reputations, decreasing customer demand and revenues. Any or all of these risks could have a material adverse effect on GAHR IV’s revenues, results of operations and cash flows.
GAHR IV may incur additional costs in
re-leasing
properties, which could adversely affect the cash available for future distribution to GAHR IV stockholders.
Some of the properties GAHR IV has acquired and will seek to acquire are healthcare properties designed or built primarily for a particular tenant of a specific type of use known as a single-user facility. If GAHR IV or its tenants terminate the leases for these properties or GAHR IV’s tenants default on their lease obligations or lose their regulatory authority to operate such properties, GAHR IV may not be able to locate suitable replacement tenants to lease the properties for their specialized uses. Alternatively, GAHR IV may be required to spend substantial amounts to adapt the properties to other uses or incur other significant re-leasing
costs. Any loss of revenues or additional capital expenditures required as a result may have a material adverse effect on GAHR IV’s business, financial condition and results of operations and GAHR IV’s ability to pay future distributions to its stockholders.
A breach of information technology systems on which GAHR IV relies could materially and adversely impact GAHR IV’s business, financial condition, results of operations and reputation.
GAHR IV and its operators rely on information technology systems, including the Internet and networks and systems maintained and controlled by third-party vendors and other third parties, to process, transmit and store information and to manage or support GAHR IV’s business processes. Third-party vendors collect and hold personally identifiable information and other confidential information of GAHR IV’s tenants, patients, stockholders and employees. GAHR IV also maintains confidential financial and business information regarding GAHR IV and persons and entities with which

GAHR IV does business on GAHR IV’s information technology systems. While GAHR IV and its operators take steps to protect the security of the information maintained in GAHR IV’s information technology systems, including the use of commercially available systems, software, tools and monitoring to provide security for processing, transmitting and storing of the information, it is possible that such security measures will not be able to prevent human error or the systems’ improper functioning, or the loss, misappropriation, disclosure or corruption of personally identifiable information or other confidential or sensitive information, including information about GAHR IV’s tenants and employees. Cybersecurity breaches, including physical or electronic break-ins,
computer viruses, phishing scams, attacks by hackers, breaches due to employee error or misconduct, and similar breaches, can create, and in some instances in the past resulted in, system disruptions, shutdowns or unauthorized access to information maintained on GAHR IV’s information technology systems or the information technology systems of GAHR IV’s third-party vendors or other third parties or otherwise cause disruption or negative impacts to occur to GAHR IV’s business and adversely affect GAHR IV’s financial condition and results of operations. While GAHR IV and most of its operators maintain cyber risk insurance to provide some coverage for certain risks arising out of cybersecurity breaches, there is no assurance that such insurance would cover all or a significant portion of the costs or consequences associated with a cybersecurity breach. As GAHR IV’s reliance on technology increases, so will the risks posed to GAHR IV’s information systems, both internal and those GAHR IV outsources. In addition, as the techniques used to obtain unauthorized access to information technology systems become more varied and sophisticated and the occurrence of such breaches becomes more frequent, GAHR IV and its third-party vendors and other third parties may be unable to adequately anticipate these techniques or breaches and implement appropriate preventative measures. There is no guarantee that any processes, procedures and internal controls GAHR IV has implemented or will implement will prevent cyber intrusions. Any failure to prevent cybersecurity breaches and maintain the proper function, security and availability of GAHR IV’s or GAHR IV’s third-party vendors’ and other third parties’ information technology systems could interrupt GAHR IV’s operations, damage GAHR IV’s reputation and brand, damage GAHR IV’s competitive position, make it difficult for GAHR IV to attract and retain tenants, and subject GAHR IV to liability claims or regulatory penalties, which could adversely affect GAHR IV’s business, financial condition and results of operations.
Risks Related to GAHR IV’s Organizational Structure
Several potential events could cause GAHR IV’s stockholders’ investment in GAHR IV to be diluted, which may reduce the overall value of their investment.
GAHR IV’s stockholders’ investment in GAHR IV could be diluted by a number of factors, including:

•
future offerings of GAHR IV’s securities, including issuances pursuant to the GAHR IV DRIP and up to 200,000,000 shares of any class or series of preferred stock that the GAHR IV Board may authorize GAHR IV to issue;

•	private issuances of GAHR IV’s securities to other investors, including institutional investors;

•	issuances of GAHR IV’s securities pursuant to the GAHR IV Incentive Plan; or

•
redemptions of units of limited partnership interest in GAHR IV Operating Partnership (or GAHR III Operating Partnership following the consummation of the Mergers) in exchange for shares of GAHR IV Common Stock.

To the extent GAHR IV issues additional equity interests, current stockholders’ percentage ownership interest in GAHR IV will be diluted. In addition, depending upon the terms and pricing of any additional offerings and the value of GAHR IV’s real estate and real estate-related investments, GAHR IV’s stockholders may also experience dilution in the book value and fair market value of their shares of GAHR IV Common Stock.
GAHR IV’s ability to issue preferred stock may include a preference in distributions superior to GAHR IV Common Stock and also may deter or prevent a sale of shares of GAHR IV Common Stock in which GAHR IV’s stockholders could profit.
The GAHR IV Charter authorizes GAHR IV to issue up to 200,000,000 shares of preferred stock. The GAHR IV Board has the discretion to establish the preferences and rights, including a preference in distributions superior to GAHR IV’s common stockholders, of any issued preferred stock. If the GAHR IV Board authorizes and GAHR IV issues preferred stock with a distribution preference over GAHR IV Common Stock, payment of any distribution preferences of outstanding preferred stock would reduce the amount of funds available for the payment of distributions on GAHR IV Common Stock. Further, holders of preferred stock are normally entitled to receive a preference payment in the event GAHR IV liquidates, dissolves or winds up before any payment is made to GAHR IV’s common stockholders, likely reducing the amount GAHR IV’s common stockholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of preferred stock or a separate class or series of common stock may render more difficult or tend to discourage:

•	a merger, tender offer or proxy contest;

•	assumption of control by a holder of a large block of GAHR IV’s securities; or

•	removal of incumbent management.
The limit on the percentage of shares of GAHR IV Common Stock that any person may own may discourage a takeover or business combination that may have benefited GAHR IV’s stockholders.
The GAHR IV Charter restricts the direct or indirect ownership by one person or entity to no more than 9.9% of the value of shares of GAHR IV’s then outstanding capital stock (which includes common stock and any preferred stock GAHR IV may issue) and no more than 9.9% of the value or number of shares, whichever is more restrictive, of then outstanding GAHR IV Common Stock. This restriction may discourage a change of control of GAHR IV and may deter individuals or entities from making tender offers for shares of GAHR IV stock on terms that might be financially attractive to GAHR IV’s stockholders or which may cause a change in GAHR IV’s management. This ownership restriction may also prohibit business combinations that would have otherwise been approved by the GAHR IV Board and GAHR IV’s stockholders. In addition to deterring potential transactions that may be favorable to GAHR IV’s stockholders, these provisions may also decrease their ability to sell their shares of GAHR IV Common Stock.
GAHR IV’s stockholders’ ability to control GAHR IV’s operations is severely limited.
The GAHR IV Board determines GAHR IV’s major strategies, including GAHR IV’s strategies regarding investments, financing, growth, debt capitalization, REIT qualification and distributions. The GAHR IV Board may amend or revise these and other strategies without a vote of the stockholders. The GAHR IV Charter sets forth the stockholder voting rights required to be set forth therein under the North American Securities Administrators Association. Under the GAHR IV Charter and Maryland law, GAHR IV’s stockholders have a right to vote only on the following matters:

•	the election or removal of directors;

•
the amendment of the GAHR IV Charter, except that the GAHR IV Board may amend the GAHR IV Charter without stockholder approval to change GAHR IV’s name or the name of other designation or the par value of any class or series of GAHR IV’s stock and the aggregate par value of GAHR IV’s stock, increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that GAHR IV has the authority to issue, or effect certain reverse stock splits;

•	GAHR IV’s dissolution; and

•	certain mergers, consolidations, conversions, statutory share exchanges and sales or other dispositions of all or substantially all of GAHR IV’s assets.
All other matters are subject to the discretion of the GAHR IV Board.
Maryland law prohibits certain business combinations, which may make it more difficult for GAHR IV to be acquired and may limit or delay GAHR IV’s stockholders’ ability to dispose of their shares of GAHR IV Common Stock.
Certain provisions of the MGCL, such as the business combination statute and the control share acquisition statute, are designed to prevent, or have the effect of preventing, someone from acquiring control of GAHR IV. The MGCL prohibits “business combinations” between a Maryland corporation and:

•	any person who beneficially owns, directly or indirectly, 10.0% or more of the voting power of the corporation’s outstanding voting stock, which is referred to as an “interested stockholder”;

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was an interested stockholder; or

•	an affiliate of an interested stockholder.
These prohibitions last for five years after the most recent date on which the interested stockholder became an interested stockholder. Thereafter, any business combination with the interested stockholder or an affiliate of the interested stockholder must be recommended by the corporation’s board and approved by the affirmative vote of at least 80.0% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, and two-thirds
of the votes entitled to be cast by holders of voting stock of the corporation other than shares of voting stock held by the interested stockholder. These requirements could have the effect of inhibiting a change in control even if a change in control were in GAHR IV’s stockholders’ best interests.
Pursuant to the MGCL, the GAHR IV Bylaws exempt GAHR IV from the control share acquisition statute, which eliminates voting rights for certain levels of shares that could exercise control over GAHR IV, and the GAHR IV Board has adopted a resolution providing that any business combination between GAHR IV and any other person is exempted from the business combination statute, provided that such business combination is first approved by the GAHR IV Board. However, if the GAHR IV Bylaws provision exempting GAHR IV from the control share acquisition statute or the GAHR IV Board resolution opting out of the business combination statute were repealed in whole or in part at any time, these provisions of the MGCL could delay or prevent offers to acquire GAHR IV and increase the difficulty of consummating any such offers, even if such a transaction would be in GAHR IV’s stockholders’ best interests.
The MGCL and GAHR IV’s organizational documents limit GAHR IV’s stockholders’ right to bring claims against GAHR IV’s officers and directors.
The MGCL provides that a director will not have any liability as a director so long as he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in GAHR IV’s best interests, and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, the GAHR IV Charter provides that, subject to the applicable limitations set forth therein or under the MGCL, no director or officer will be liable to GAHR IV or GAHR IV’s stockholders for monetary damages. The GAHR IV Charter also provides that GAHR IV will generally indemnify GAHR IV’s directors, GAHR IV’s officers, GAHR IV Advisor and its affiliates for losses they may incur by reason of their service in those capacities unless: (i) their act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) they actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, they had reasonable cause to believe the act or omission was unlawful. Moreover, GAHR IV has entered into separate indemnification agreements with each of GAHR IV’s directors and executive officers and intends to enter into indemnification agreements with each of its future directors and executive officers. As a result, GAHR IV and its stockholders may have more limited rights against these persons than might otherwise exist under common law. In addition, GAHR IV may be obligated to fund the defense costs incurred by these persons in some cases. However, the GAHR IV Charter also provides that GAHR IV may not indemnify GAHR IV’s directors, GAHR IV Advisor and its affiliates for any loss or liability suffered by them or hold them harmless for any loss or liability suffered by GAHR IV unless they have determined that the course of conduct that caused the loss or liability was in GAHR IV’s best interest, they were acting on GAHR IV’s behalf or performing services for GAHR IV, the liability was not the result of negligence or misconduct by GAHR IV’s non-independent
directors, GAHR IV Advisor and its affiliates or gross negligence or willful misconduct by GAHR IV’s independent directors, and the indemnification is recoverable only out of GAHR IV’s net assets or the proceeds of insurance and not from GAHR IV’s stockholders.
GAHR IV’s stockholders’ investment return may be reduced if GAHR IV is required to register as an investment company under the Investment Company Act. If GAHR IV becomes subject to registration under the Investment Company Act, GAHR IV may not be able to continue its business.
GAHR IV does not intend to register as an investment company under the Investment Company Act. GAHR IV monitors its operations and its assets on an ongoing basis in order to ensure that neither GAHR IV, nor any of GAHR IV’s subsidiaries, meet the definition of “investment company” under Section 3(a)(1) of the Investment Company Act. If

GAHR IV were obligated to register as an investment company, GAHR IV would have to comply with a variety of substantive requirements under the Investment Company Act imposing, among other things: limitations on capital structure; restrictions on specified investments; prohibitions on transactions with affiliates; compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change GAHR IV’s operations; and potentially, compliance with daily valuation requirements.
To maintain compliance with GAHR IV’s Investment Company Act exemption, GAHR IV may be unable to sell assets it would otherwise want to sell and may need to sell assets it would otherwise wish to retain. Similarly, GAHR IV may have to acquire additional income- or loss-generating assets that it might not otherwise have acquired or may have to forgo opportunities to acquire interests in companies that it would otherwise want to acquire and would be important to GAHR IV’s investment strategy. Accordingly, the GAHR IV Board may not be able to change GAHR IV’s investment policies as the GAHR IV Board may deem appropriate if such change would cause GAHR IV to meet the definition of an “investment company.” In addition, a change in the value of any of GAHR IV’s assets could negatively affect GAHR IV’s ability to avoid being required to register as an investment company. If GAHR IV were required to register as an investment company under the Investment Company Act, but failed to do so, GAHR IV would be prohibited from engaging in its business, and criminal and civil actions could be brought against GAHR IV. In addition, GAHR IV’s contracts would be unenforceable unless a court were to require enforcement, and a court could appoint a receiver to take control of GAHR IV and liquidate its business, which would reduce GAHR IV’s stockholders’ investment return.
GAHR IV is an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements.
In April 2012, President Obama signed into law the Jumpstart Our Business Startups Act, or the JOBS Act. GAHR IV is an “emerging growth company,” as defined in the JOBS Act, and is eligible to take advantage of certain exemptions from, or reduced disclosure obligations relating to, various reporting requirements that are normally applicable to public companies.
GAHR IV could remain an “emerging growth company” through the year ending December 31, 2021, or until the earliest of (i) the last day of the first fiscal year in which GAHR IV has total annual gross revenue of $1.07 billion or more, (ii) December 31 of the fiscal year that GAHR IV becomes a “large accelerated filer,” as defined in Rule
12b-2
under the Exchange Act (which would occur if the market value of GAHR IV Common Stock held by non-affiliates
exceeds $700 million, measured as of the last business day of GAHR IV’s most recently completed second fiscal quarter, and GAHR IV has been publicly reporting for at least 12 months), or (iii) the date on which GAHR IV has issued more than $1 billion in non-convertible
debt during the preceding three-year period.
Under the JOBS Act, emerging growth companies are not required to (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of internal control over financial reporting, pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) comply with new requirements adopted by the Public Company Accounting Oversight Board, or PCAOB, which may require a supplement to the auditor’s report in which the auditor must provide additional information about the audit and the issuer’s financial statements, (iii) comply with new audit rules adopted by the PCAOB after April 5, 2012 (unless the SEC determines otherwise), (iv) provide certain disclosures relating to executive compensation generally required for larger public companies, or (v) hold stockholder advisory votes on executive compensation. Other than as set forth in the following paragraph, GAHR IV has not yet made a decision as to whether to take advantage of any or all of the JOBS Act exemptions that are applicable to it. If GAHR IV does take advantage of any of the remaining exemptions, GAHR IV does not know if some investors will find GAHR IV Common Stock less attractive as a result.
Additionally, the JOBS Act provides that an “emerging growth company” may take advantage of an extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies. This means that an “emerging growth company” can delay adopting certain accounting standards until such standards are otherwise applicable to private companies. However, GAHR IV elected to “opt out” of such extended transition period, and will therefore comply with new or revised accounting standards on the applicable dates on which the adoption of such standards is required for non-emerging
growth companies. Section 107 of the JOBS Act provides that GAHR IV’s decision to opt out of such extended transition period for compliance with new or revised accounting standards is irrevocable.

Risks Related to Investments in Real Estate
Uncertain market conditions relating to the future acquisition or disposition of properties could lead such acquired real estate investments to decrease in value or may cause GAHR IV to sell its properties at a loss in the future.
The GAHR IV Board may exercise its discretion as to whether and when to sell a property, and GAHR IV will have no obligation to sell properties at any particular time. GAHR IV cannot predict with any certainty the various market conditions affecting real estate investments that will exist at any particular time in the future. As such, GAHR IV may be purchasing its properties at a time when capitalization rates are at historically low levels and purchase prices are high. In addition, GAHR IV may be required to expend funds to correct defects or to make improvements before a property can be sold. GAHR IV may not have adequate funds available to correct such defects or to make such improvements. Moreover, in acquiring a property, GAHR IV may agree to restrictions that prohibit the sale of that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. GAHR IV cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. Therefore, the value of GAHR IV’s properties may not increase over time, which may restrict GAHR IV’s ability to sell its properties, or in the event GAHR IV is able to sell such properties, may lead to sale prices less than the prices that GAHR IV paid to purchase the properties. Additionally, GAHR IV may incur prepayment penalties in the event it sells a property subject to a mortgage earlier than GAHR IV otherwise had planned. Accordingly, the extent to which GAHR IV’s stockholders will receive cash distributions and realize potential appreciation on GAHR IV’s real estate investments will, among other things, be dependent upon fluctuating market conditions.
A significant portion of GAHR IV’s annual base rent may be concentrated in a small number of tenants. Therefore, non-renewals,
terminations or lease defaults by any of these significant tenants could reduce GAHR IV’s net income and have a negative effect on GAHR IV’s ability to pay distributions to its stockholders.
As of May 14, 2021, rental payments by GAHR IV’s tenant, RC Tier Properties, LLC, accounted for approximately 10.9% of GAHR IV’s total property portfolio’s annualized base rent or annualized NOI. The success of GAHR IV’s investments materially depends upon the financial stability of the tenants leasing the properties GAHR IV owns. Therefore, a non-renewal
after the expiration of a lease term, termination, default or other failure to meet rental obligations by significant tenants, such as RC Tier Properties, LLC, would significantly lower GAHR IV’s net income. These events could cause GAHR IV to reduce the amount of distributions to its stockholders.
Uninsured losses relating to real estate and lender requirements to obtain insurance may reduce GAHR IV’s stockholders’ returns.
There are types of losses relating to real estate, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution, climate change or environmental matters, for which GAHR IV does not intend to obtain insurance unless it is required to do so by mortgage lenders. If any of GAHR IV’s properties incurs a casualty loss that is not fully covered by insurance, the value of GAHR IV’s assets will be reduced by any such uninsured loss. In addition, other than any reserves GAHR IV may establish, GAHR IV has no source of funding to repair or reconstruct any uninsured damaged property, and GAHR IV cannot assure its stockholders that any such sources of funding will be available to GAHR IV for such purposes in the future. Also, to the extent GAHR IV must pay unexpectedly large amounts for uninsured losses, GAHR IV could suffer reduced earnings that would result in less cash to be distributed to its stockholders. In cases where GAHR IV is required by mortgage lenders to obtain casualty loss insurance for catastrophic events, effects of climate change or terrorism, such insurance may not be available, or may not be available at a reasonable cost, which could inhibit GAHR IV’s ability to finance or refinance its properties. Additionally, if GAHR IV obtains such insurance, the costs associated with owning a property would increase and could have a material adverse effect on the net income from the property, and, thus, the cash available for distribution to GAHR IV’s stockholders.

A high concentration of GAHR IV’s properties in a particular geographic area would magnify the effects of downturns in that geographic area.
GAHR IV has a concentration of properties in particular geographic areas; therefore, any adverse situation that disproportionately effects one of those areas would have a magnified adverse effect on GAHR IV’s portfolio. As of May 14, 2021, GAHR IV’s properties located in Missouri and Michigan accounted for approximately 11.9% and 10.2%, respectively, of GAHR IV’s total property portfolio’s annualized base rent or annualized NOI. Accordingly, there is a geographic concentration of risk subject to fluctuations in each state’s economy.
Terrorist attacks, acts of violence or war, political protests and unrest or public health crises may affect the markets in which GAHR IV operates and have a material adverse effect on GAHR IV’s financial condition and results of operations.
Terrorist attacks, acts of violence or war, political protests and unrest or public health crises (including the
COVID-19
pandemic) have negatively affected, and may continue to negatively affect, GAHR IV’s operations and GAHR IV’s stockholders’ investments. GAHR IV has acquired and may continue to acquire real estate assets located in areas that are susceptible to terrorist attacks, acts of violence or war, political protests or public health crises. These events may directly impact the value of GAHR IV’s assets through damage, destruction, loss or increased security costs. Although GAHR IV may obtain terrorism insurance, GAHR IV may not be able to obtain sufficient coverage to fund any losses it may incur. Risks associated with potential acts of terrorism could sharply increase the premiums GAHR IV pays for coverage against property and casualty claims. Further, certain losses resulting from these types of events are uninsurable or not insurable at reasonable costs. More generally, any terrorist attack, other act of violence or war, political protest and unrest or public health crisis could result in increased volatility in, or damage to, the United States and worldwide financial markets and economy, all of which could adversely affect GAHR IV’s tenants’ ability to pay rent on their leases or GAHR IV’s ability to borrow money or issue capital stock at acceptable prices, which could have a material adverse effect on GAHR IV’s financial condition and results of operations.
GAHR IV’s business, tenants, residents and operators may face litigation and experience rising liability and insurance costs, which may adversely affect GAHR IV’s financial condition, results of operations, liquidity or cash flows.
GAHR IV currently intends to pursue insurance recovery for any losses caused by the COVID-19
pandemic, but there can be no assurance that coverage will be available under GAHR IV’s existing policies or if such coverage is available, which and how much of GAHR IV’s losses will be covered and what other limitations may apply. Due to the likely increase in claims as a result of the impact of the
COVID-19
pandemic, insurance companies may limit or stop offering coverage to companies like GAHR IV for pandemic related claims and/or significantly increase the cost of insurance so that it is no longer available at commercially reasonable rates.
With respect to GAHR IV’s senior housing — RIDEA facilities, GAHR IV is ultimately responsible for operational risks and other liabilities of the facility, other than those arising out of certain actions by GAHR IV’s operator, such as gross negligence or willful misconduct. As such, operational risks include, and GAHR IV’s resulting revenues therefore depend on, the availability and cost of general and professional liability insurance coverage or increases in insurance policy deductibles. Furthermore, because GAHR IV bears such operational risks and liabilities related to its senior housing — RIDEA facilities, GAHR IV may be directly adversely impacted by potential litigation related to the COVID-19 pandemic
that have occurred or may occur at those facilities, and GAHR IV insurance coverage may not cover or may not be sufficient to cover any potential losses.
Additionally, as a result of the
COVID-19
pandemic, the cost of insurance for GAHR IV’s tenants, operators and residents is expected to increase as well, and such insurance may not cover certain claims related to
COVID-19,
which could impair their ability to pay rent to GAHR IV. GAHR IV’s exposure to
COVID-19-related
litigation risk may be further increased if GAHR IV’s operators or residents of such facilities are subject to bankruptcy or insolvency. Combined with the factors above, these trends in insurance coverage may adversely affect GAHR IV’s financial condition, results of operations, liquidity or cash flows.

Delays in the acquisition, development and construction of real properties may have adverse effects on GAHR IV’s results of operations and GAHR IV’s ability to pay distributions to its stockholders.
Delays GAHR IV encounters in the selection, acquisition and development of real properties could adversely affect GAHR IV’s stockholders’ returns. Where properties are acquired prior to the start of construction or during the early stages of construction, it will typically take several months to complete construction and rent available space. If GAHR IV engages in development or construction projects, GAHR IV will be subject to uncertainties associated with re-zoning
for development, environmental concerns of governmental entities and/or community groups, and GAHR IV’s builder’s ability to build in conformity with plans, specifications, budgeted costs and timetables. If a builder fails to perform, GAHR IV may resort to legal action to rescind the purchase or the construction contract or to compel performance. A builder’s performance may also be affected or delayed by conditions beyond the builder’s control. Therefore, GAHR IV’s stockholders could suffer delays in the receipt of cash distributions attributable to those particular real properties. Delays in completion of construction could give tenants the right to terminate preconstruction leases for space at a newly developed project. GAHR IV may incur additional risks if it makes periodic progress payments or other advances to builders prior to completion of construction. These and other such factors can result in increased costs of a project or loss of GAHR IV’s investment. In addition, GAHR IV will be subject to normal lease-up
risks relating to newly constructed projects. GAHR IV also must rely on rental income and expense projections and estimates of the fair market value of property upon completion of construction when agreeing upon a price at the time GAHR IV acquires the property. If GAHR IV’s projections are inaccurate, GAHR IV may pay too much for a property, and GAHR IV’s return on its investment could suffer.
GAHR IV’s stockholders may not receive any profits resulting from the sale of GAHR IV’s properties, or receive such profits in a timely manner, because GAHR IV may provide financing to the purchaser of such property.
When GAHR IV decides to sell one of its properties, GAHR IV may provide financing to the purchasers. When GAHR IV provides financing to purchasers, GAHR IV will bear the risk that the purchaser may default on its obligations under the financing, which could negatively impact cash flows from operations. Even in the absence of a purchaser default, the distribution of sale proceeds, or their reinvestment in other assets, will be delayed until the promissory notes or other property GAHR IV may accept upon the sale are actually paid, sold, refinanced or otherwise disposed of. In some cases, GAHR IV may receive initial down payments in cash and other property in the year of sale in an amount less than the selling price, and subsequent payments will be spread over a number of years. Therefore, GAHR IV’s stockholders may experience a delay in the distribution to GAHR IV’s stockholders of the proceeds of a sale until such time. Additionally, if any purchaser defaults under a financing arrangement with GAHR IV, it could negatively impact GAHR IV’s ability to pay cash distributions to its stockholders.
GAHR IV faces possible liability for environmental cleanup costs and damages for contamination related to properties GAHR IV acquires, which could substantially increase GAHR IV’s costs and reduce GAHR IV’s liquidity and cash distributions to GAHR IV’s stockholders.
Because GAHR IV owns and operates real estate, GAHR IV is subject to various federal, state and local environmental laws, ordinances and regulations. Under these laws, ordinances and regulations, a current or previous owner or operator of real estate may be liable for the cost of removal or remediation of hazardous or toxic substances on, under or in such property. The costs of removal or remediation could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures. Environmental laws provide for sanctions in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for release of and exposure to hazardous substances, including the release of asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real estate for personal injury or property damage associated with exposure to released hazardous substances. In addition, new or more stringent laws or stricter interpretations of existing laws could change the cost of compliance or liabilities and restrictions arising out of such laws. The cost of defending against these claims, complying with environmental regulatory requirements, conducting remediation of any contaminated property, or of paying personal injury claims could be substantial, which would reduce GAHR IV’s liquidity and cash available for distribution to GAHR IV’s stockholders. In addition, the presence of hazardous substances on a property or the failure to meet environmental regulatory requirements may materially impair GAHR IV’s ability to use, lease or sell a property, or to use the property as collateral for borrowing.
GAHR IV’s real estate investments may be concentrated in MOBs, SNFs, senior housing or other healthcare-related facilities, making GAHR IV potentially more vulnerable economically than if GAHR IV’s investments were diversified.
As a REIT, GAHR IV invests primarily in real estate. Within the real estate industry, GAHR IV has acquired and intends to continue to acquire or selectively develop and own MOBs, SNFs, senior housing and other healthcare-related facilities. GAHR IV is subject to risks inherent in concentrating investments in real estate. These risks resulting from a lack of diversification become even greater as a result of GAHR IV’s business strategy to invest to a substantial degree in healthcare-related facilities.
A downturn in the commercial real estate industry generally could significantly adversely affect the value of GAHR IV’s properties. A downturn in the healthcare industry could negatively affect GAHR IV’s lessees’ ability to make lease payments to GAHR IV and GAHR IV’s ability to pay distributions to GAHR IV’s stockholders. These adverse effects could be more pronounced than if GAHR IV diversified its investments outside of real estate or if its portfolio did not include a substantial concentration in MOBs, SNFs, senior housing and other healthcare-related facilities.
Certain of GAHR IV’s properties may not have efficient alternative uses, so the loss of a tenant may cause GAHR IV not to be able to find a replacement or cause GAHR IV to spend considerable capital to adapt the property to an alternative use.
Some of the properties GAHR IV has acquired and will seek to acquire are healthcare properties that may only be suitable for similar healthcare-related tenants. If GAHR IV or its tenants terminate the leases for these properties or GAHR IV’s tenants lose their regulatory authority to operate such properties, GAHR IV may not be able to locate suitable replacement tenants to lease the properties for their specialized uses. Alternatively, GAHR IV may be required to spend substantial amounts to adapt the properties to other uses. Any loss of revenues or additional capital expenditures required as a result may have a material adverse effect on GAHR IV’s business, financial condition and results of operations and GAHR IV’s ability to pay distributions to its stockholders.
GAHR IV’s current and future properties and GAHR IV’s tenants may be unable to compete successfully, which could result in lower rent payments, reduce GAHR IV’s cash flows from operations and amount available for distributions.
GAHR IV’s current and future properties often will face competition from nearby properties that provide comparable services. Some of those competing properties are owned by governmental agencies and supported by tax revenues, and others are owned by nonprofit corporations and may be supported to a large extent by endowments and charitable contributions. These types of support are not available to GAHR IV’s properties.
Similarly, GAHR IV’s tenants face competition from other medical practices in nearby hospitals and other medical facilities. GAHR IV’s tenants’ failure to compete successfully with these other practices could adversely affect their ability to make rental payments, which could adversely affect GAHR IV’s rental revenues. Further, from time to time and for reasons beyond GAHR IV’s control, referral sources, including physicians and managed care organizations, may change their lists of hospitals or physicians to which they refer patients or that are permitted to participate in the payor program. This could adversely affect GAHR IV’s tenants’ ability to make rental payments, which could adversely affect GAHR IV’s rental revenues.
Any reduction in rental revenues resulting from the inability of GAHR IV’s properties and GAHR IV’s tenants to compete successfully may have a material adverse effect on GAHR IV’s business, financial condition and results of operations and GAHR IV’s ability to pay distributions to its stockholders.

Representations and warranties made by GAHR IV in connection with sales of its properties may subject GAHR IV to liability that could result in losses and could harm GAHR IV’s operating results and, therefore distributions GAHR IV makes to its stockholders.
When GAHR IV sells a property, GAHR IV may be required to make representations and warranties regarding the property and other customary items. In the event of a breach of such representations or warranties, the purchaser of the property may have claims for damages against GAHR IV, rights to indemnification from GAHR IV or otherwise have remedies against GAHR IV. In any such case, GAHR IV may incur liabilities that could result in losses and could harm GAHR IV’s operating results and, therefore distributions GAHR IV makes to its stockholders.
Acquiring or attempting to acquire multiple properties in a single transaction may adversely affect GAHR IV’s operations.
From time to time, GAHR IV has acquired, and may continue to attempt to acquire, multiple properties in a single transaction. Portfolio acquisitions are more complex and expensive than single property acquisitions, and the risk that a multiple-property acquisition does not close may be greater than in a single-property acquisition. Portfolio acquisitions may also result in GAHR IV owning investments in geographically dispersed markets, placing additional demands on GAHR IV’s ability to manage the properties in the portfolio. In addition, a seller may require that a group of properties be purchased as a package even though GAHR IV may not want to purchase one or more properties in the portfolio. In these situations, if GAHR IV is unable to identify another person or entity to acquire the unwanted properties, GAHR IV may be required to operate or attempt to dispose of these properties. To acquire multiple properties in a single transaction, GAHR IV may be required to accumulate a large amount of cash. GAHR IV would expect the returns that GAHR IV earns on such cash to be less than the ultimate returns on real property; therefore, accumulating such cash could reduce GAHR IV’s funds available for distributions to its stockholders. Any of the foregoing events may have an adverse effect on GAHR IV’s operations.
Risks Related to the Healthcare Industry
The healthcare industry is heavily regulated and new laws or regulations, changes to existing laws or regulations, loss of licensure or failure to obtain licensure could result in the inability of GAHR IV’s tenants to make rent payments to GAHR IV.
The healthcare industry is heavily regulated by federal, state and local governmental bodies. The tenants in GAHR IV’s healthcare properties generally will be subject to laws and regulations covering, among other things, licensure, certification for participation in government programs, and relationships with physicians and other referral sources. Changes in these laws and regulations or GAHR IV’s tenants’ failure to comply with these laws and regulations could negatively affect the ability of GAHR IV’s tenants to make lease payments to GAHR IV and GAHR IV’s ability to pay distributions to its stockholders.
Many of GAHR IV’s healthcare properties and their tenants may require a certificate of need, or CON, to operate. Failure to obtain a license or CON, or loss of a required license or CON, would prevent a facility from operating in the manner intended by the tenant. These events could materially adversely affect GAHR IV’s tenants’ ability to make rent payments to GAHR IV. State and local laws also may regulate expansion, including the addition of new beds or services or acquisition of medical equipment, and the construction of healthcare-related facilities, by requiring a CON or other similar approval. State CON laws and other similar laws are not uniform throughout the United States and are subject to change; therefore, this may adversely impact GAHR IV’s tenants’ ability to provide services in different states. GAHR IV cannot predict the impact of state CON laws or similar laws on GAHR IV’s development of facilities or the operations of GAHR IV’s tenants.
In addition, state CON laws often materially impact the ability of competitors to enter into the marketplace of GAHR IV’s facilities. The repeal of CON laws could allow competitors to freely operate in previously closed markets. This could negatively affect GAHR IV’s tenants’ abilities to make rent payments to GAHR IV.

In limited circumstances, loss of state licensure or certification or closure of a facility could ultimately result in loss of authority to operate the facility or provide services at the facility and require new CON authorization licensure and/or authorization or potential authorization from the Centers for Medicare and Medicaid Services, or CMS, to
re-institute
operations. As a result, a portion of the value of the facility may be reduced, which would adversely impact GAHR IV’s business, financial condition and results of operations and GAHR IV’s ability to pay distributions to its stockholders.
Reductions in reimbursement from third-party payors, including Medicare and Medicaid, could adversely affect the profitability of GAHR IV’s tenants and hinder their ability to make rental payments to GAHR IV, and comprehensive healthcare reform legislation could materially adversely affect GAHR IV’s business, financial condition and results of operations and GAHR IV’s ability to pay distributions to its stockholders.
Sources of revenue for GAHR IV’s tenants may include the federal Medicare program, state Medicaid programs, private insurance carriers and health maintenance organizations, among others. Efforts by such payors to reduce healthcare costs will likely continue, which may result in reductions or slower growth in reimbursement for certain services provided by some of GAHR IV’s tenants. In addition, the healthcare billing rules and regulations are complex, and the failure of any of GAHR IV’s tenants to comply with various laws and regulations could jeopardize their ability to continue participating in Medicare, Medicaid and other government sponsored payment programs. Moreover, the state and federal governmental healthcare programs are subject to reductions by state and federal legislative actions, and changes in reimbursement models may impact GAHR IV’s tenants’ payments and create uncertainty in the tenants’ financial condition.
The healthcare industry continues to face various challenges, including increased government and private payor pressure on healthcare providers to control or reduce costs. It is possible that GAHR IV’s tenants will continue to experience a shift in payor mix away from fee-for-service
payors, resulting in an increase in the percentage of revenues attributable to reimbursement based upon value-based principles and quality driven managed care programs, and general industry trends that include pressures to control healthcare costs. Pressures to control healthcare costs and a shift away from traditional health insurance reimbursement based upon a fee for service payment to payment based upon quality outcomes have increased the uncertainty of payments.
In addition, the Patient Protection and Affordable Care Act of 2010, or the Healthcare Reform Act, is intended to reduce the number of individuals in the United States without health insurance and effect significant other changes to the ways in which healthcare is organized, delivered and reimbursed. Included within the legislation is a limitation on physician-owned hospitals from expanding, unless the facility satisfies very narrow federal exceptions to this limitation. Therefore, if GAHR IV’s tenants are physicians that own and refer to a hospital, the hospital would be limited in its operations and expansion potential, which may limit the hospital’s services and resulting revenues and may impact the owner’s ability to make rental payments.
Furthermore, the Healthcare Reform Act included new payment models with new shared savings programs and demonstration programs that include bundled payment models and payments contingent upon reporting on satisfaction of quality benchmarks. The new payment models will likely change how physicians are paid for services. These changes could have a material adverse effect on the financial condition of some of GAHR IV’s tenants.
On December 22, 2017, the Tax Cuts and Jobs Act of 2017 was signed into law and repeals the individual mandate portion of the Healthcare Reform Act beginning in 2019. With the elimination of the individual mandate, several states brought suit seeking to invalidate the entire Affordable Care Act. In response, several other states intervened in the suit, seeking to uphold the Healthcare Reform Act. The United States Supreme Court heard oral argument from all sides on the matter in late 2020. If all or a portion of the Healthcare Reform Act, including the individual mandate, is eventually ruled unconstitutional, GAHR IV’s tenants may have more patients and residents who do not have insurance coverage, which may adversely impact the tenants’ collections and revenues. The financial impact on GAHR IV’s tenants could restrict their ability to make rent payments to GAHR IV, which would have a material adverse effect on GAHR IV’s business, financial condition and results of operations and GAHR IV’s ability to pay distributions to stockholders.

GAHR IV cannot predict the ultimate content, timing or effect of any further healthcare reform legislation or the impact of potential legislation on GAHR IV’s business, financial condition and results of operations and GAHR IV’s ability to pay distributions to stockholders. GAHR IV expects that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare services, which may adversely impact GAHR IV’s tenants’ ability to make rental payments to GAHR IV.
The current trend for seniors to delay moving to senior housing facilities until they require greater care or to forgo moving to senior housing facilities altogether could have a material adverse effect on GAHR IV’s business, financial condition and results of operations.
Seniors have been increasingly delaying their moves to senior housing facilities, including to GAHR IV’s leased and managed senior housing facilities, until they require greater care, and increasingly forgoing moving to senior housing facilities altogether. The
COVID-19
pandemic could cause seniors and their families to be reluctant to move into senior housing facilities during the pandemic. Further, rehabilitation therapy and other services are increasingly being provided to seniors on an outpatient basis or in seniors’ personal residences in response to market demand and government regulation, which may increase the trend for seniors to delay moving to senior housing facilities. Such delays may cause decreases in occupancy rates and increases in resident turnover rates at GAHR IV’s senior housing facilities. Moreover, seniors may have greater care needs and require higher acuity services, which may increase GAHR IV’s tenants’ and managers’ cost of business, expose GAHR IV’s tenants and managers to additional liability or result in lost business and shorter stays at GAHR IV’s leased and managed senior housing facilities if GAHR IV’s tenants and managers are not able to provide the requisite care services or fail to adequately provide those services. These trends may negatively impact the occupancy rates, revenues, and cash flows at GAHR IV’s leased and managed senior housing facilities and GAHR IV’s results of operations. Further, if any of GAHR IV’s tenants or managers are unable to offset lost revenues from these trends by providing and growing other revenue sources, such as new or increased service offerings to seniors, GAHR IV’s senior housing facilities may be unprofitable and GAHR IV may receive lower returns and rent, and the value of GAHR IV’s senior housing facilities may decline.
Events that adversely affect the ability of seniors and their families to afford resident fees at GAHR IV’s senior housing facilities could cause GAHR IV’s occupancy rates, resident fee revenues and results of operations to decline.
Costs to seniors associated with independent and assisted living services are generally not reimbursable under government reimbursement programs such as Medicare and Medicaid. Only seniors with income or assets meeting or exceeding the comparable median in the regions where GAHR IV’s facilities are located typically will be able to afford to pay the entrance fees and monthly resident fees, and a weak economy, depressed housing market or changes in demographics could adversely affect their continued ability to do so. If GAHR IV’s tenants and operators are unable to retain and attract seniors with sufficient income, assets or other resources required to pay the fees associated with independent and assisted living services and other services provided by GAHR IV’s tenants and operators at GAHR IV’s healthcare facilities, GAHR IV’s occupancy rates and resident fee revenues could decline, which could, in turn, materially adversely affect GAHR IV’s business, results of operations and financial condition and GAHR IV’s ability to make distributions to stockholders.
Some tenants of GAHR IV’s current and future properties will be subject to fraud and abuse laws, the violation of which by a tenant may jeopardize the tenant’s ability to make rent payments to GAHR IV.
There are various federal and state laws prohibiting fraudulent and abusive business practices by healthcare providers who participate in, receive payments from or are in a position to make referrals in connection with government-sponsored healthcare programs, including the Medicare and Medicaid programs. GAHR IV’s lease arrangements with certain current and future tenants may also be subject to these fraud and abuse laws. In order to support compliance with the fraud and abuse laws, GAHR IV’s lease agreements may be required to satisfy individual state law requirements that vary from state to state, such as the Stark Law exception and the Anti-Kickback Statute safe harbor for lease arrangements, which impacts the terms and conditions that may be negotiated in the lease arrangements.

These federal laws include:

•
the Federal Anti-Kickback Statute, which prohibits, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for, or to induce, the referral of any item or service reimbursed by state or federal healthcare programs;

•
the Federal Physician Self-Referral Prohibition, which, subject to specific exceptions, restricts physicians from making referrals for specifically designated health services for which payment may be made under federal healthcare programs to an entity with which the physician, or an immediate family member, has a financial relationship;

•
the False Claims Act, which prohibits any person from knowingly presenting false or fraudulent claims for payment to the federal government, including claims paid by the Medicare and Medicaid programs;

•
the Civil Monetary Penalties Law, which authorizes the United States Department of Health & Human Services to impose monetary penalties or exclusion from participating in state or federal healthcare programs for certain fraudulent acts;

•	the Health Insurance Portability and Accountability Act of 1996, as amended, or HIPAA, Fraud Statute, which makes it a federal crime to defraud any health benefit plan, including private payors; and

•	the Exclusions Law, which authorizes the United States Department of Health & Human Services to exclude someone from participating in state or federal healthcare programs for certain fraudulent acts.
Each of these laws includes criminal and/or civil penalties for violations that range from punitive sanctions, damage assessments, penalties, imprisonment, denial of Medicare and Medicaid payments and/or exclusion from the Medicare and Medicaid programs. Monetary penalties associated with violations of these laws have been increased in recent years. Certain laws, such as the False Claims Act, allow for individuals to bring whistleblower actions on behalf of the government for violations thereof. Additionally, states in which the facilities are located may have similar fraud and abuse laws. Investigation by a federal or state governmental body for violation of fraud and abuse laws or imposition of any of these penalties upon one of GAHR IV’s tenants could jeopardize that tenant’s ability to operate or to make rent payments, which may have a material adverse effect on GAHR IV’s business, financial condition and results of operations and GAHR IV’s ability to pay distributions to its stockholders.
In late 2020, the CMS and the United States Health and Human Services Office of Inspector General issued material revisions to rules and regulations relating to the federal Physician Self-Referral Prohibition and the federal Anti-Kickback Statute. While these revisions were designed to modernize the regulatory scheme and advance the transition to value-based care, there is little published guidance and interpretation with respect to the new regulations, which may lead to uncertainty for GAHR IV’s tenants in trying to comply with the various safe harbors and exceptions to these laws.
Adverse trends in healthcare provider operations may negatively affect GAHR IV’s lease revenues and GAHR IV’s ability to pay distributions to its stockholders.
The healthcare industry is currently experiencing:

•	changes in the demand for and methods of delivering healthcare services;

•	changes in third-party reimbursement policies;

•	significant unused capacity in certain areas, which has created substantial competition for patients among healthcare providers in those areas;

•	increased expense for uninsured patients;

•	increased competition among healthcare providers;

•	increased liability insurance expense;

•	continued pressure by private and governmental payers to reduce payments to providers of services;

•	increased scrutiny of billing, referral and other practices by federal and state authorities;

•	changes in federal and state healthcare program payment models;

•	increased emphasis on compliance with privacy and security requirements related to personal health information; and

•	increased instability in the Health Insurance Exchange market and lack of access to insurance plans participating in the exchange.
Additionally, in connection with the
COVID-19
pandemic, many governmental entities relaxed certain licensure and other regulatory requirements relating to telemedicine, allowing more patients to virtually access care without having to visit a healthcare facility. If governmental and regulatory authorities continue to allow for increased virtual health care, this may affect the demand for some of GAHR IV’s properties, such as MOBs.
These factors may adversely affect the economic performance of some or all of GAHR IV’s tenants and, in turn, GAHR IV’s lease revenues and GAHR IV’s ability to pay distributions to its stockholders.
Operators/managers of healthcare properties that GAHR IV owns, or may acquire, may be affected by the financial deterioration, insolvency and/or bankruptcy of other significant operators/managers in the healthcare industry.
Certain companies in the healthcare industry, including some key senior housing operators/managers, are experiencing considerable financial, legal and/or regulatory difficulties which have resulted or may result in financial deterioration and, in some cases, insolvency and/or bankruptcy. The adverse effects on these companies could have a significant impact on the industry as a whole, including but not limited to negative public perception by investors, lenders and consumers. As a result, lessees of healthcare facilities that GAHR IV owns, or may acquire, could experience the damaging financial effects of a weakened industry sector driven by negative headlines, ultimately making them unable to meet their obligations to GAHR IV, and GAHR IV’s business could be adversely affected.
GAHR IV’s healthcare-related tenants may be subject to significant legal actions that could subject them to increased operating costs and substantial uninsured liabilities, which may affect their ability to pay their rent payments to GAHR IV.
As is typical in the healthcare industry, GAHR IV’s healthcare-related tenants may often become subject to claims that their services have resulted in patient injury or other adverse effects. Many of these tenants may have experienced an increasing trend in the frequency and severity of professional liability and general liability insurance claims and litigation asserted against them. The insurance coverage maintained by these tenants may not cover all claims made against them nor continue to be available at a reasonable cost, if at all. In some states, insurance coverage for the risk of punitive damages arising from professional liability and general liability claims and/or litigation may not, in certain cases, be available to these tenants due to state law prohibitions or limitations of availability. As a result, these types of tenants of GAHR IV’s MOBs, SNFs, senior housing and other healthcare-related facilities operating in these states may be liable for punitive damage awards that are either not covered or are in excess of their insurance policy limits. GAHR IV also believes that there has been, and will continue to be, an increase in governmental investigations of certain healthcare providers, particularly in the area of Medicare/Medicaid false claims, as well as an increase in enforcement actions resulting from these investigations. Insurance may not always be available to cover such losses. Any adverse determination in a legal proceeding or governmental investigation, whether currently asserted or arising in the future, could have a material adverse effect on a tenant’s financial condition. If a tenant is unable to obtain or maintain insurance coverage, if judgments are obtained in excess of the insurance coverage, if a tenant is required to pay uninsured punitive damages, or if a tenant is subject to an uninsurable government enforcement action, the tenant could be exposed to substantial additional liabilities, which may affect the tenant’s ability to pay rent, which in turn could have a material adverse effect on GAHR IV’s business, financial condition and results of operations and GAHR IV’s ability to pay distributions to its stockholders.

GAHR IV, its tenants and its operators for its skilled nursing and senior housing facilities may be subject to various government reviews, audits and investigations that could adversely affect GAHR IV’s business, including an obligation to refund amounts previously paid to GAHR IV, potential criminal charges, the imposition of fines, and/or the loss of the right to participate in Medicare and Medicaid programs.
GAHR IV, its tenants and its operators for its skilled nursing and senior housing facilities are subject to various governmental reviews, audits and investigations to verify compliance with Medicare and Medicaid programs and applicable laws and regulations. GAHR IV, its tenants and its operators for its skilled nursing and senior housing facilities are also subject to audits under various government programs, including Recovery Audit Contractors, Zone Program Integrity Contractors, Medicaid Integrity Contractors and Unified Program Integrity Contractor programs, in which third-party firms engaged by the CMS, conduct extensive reviews of claims data and medical and other records to identify potential improper payments under the Medicare and Medicaid programs. Private pay sources also reserve the right to conduct audits. An adverse review, audit or investigation could result in:

•
an obligation to refund amounts previously paid to GAHR IV, its tenants or its operators pursuant to the Medicare or Medicaid programs or from private payors, in amounts that could be material to GAHR IV’s business;

•	state or federal agencies imposing fines, penalties and other sanctions on GAHR IV, its tenants or its operators;

•	loss of GAHR IV’s right, GAHR IV’s tenants’ right or GAHR IV’s operators’ right to participate in the Medicare or Medicaid programs or one or more private payor networks;

•	an increase in private litigation against GAHR IV, its tenants or its operators; and

•	damage to GAHR IV’s reputation in various markets.
While GAHR IV, its tenants and its operators for its skilled nursing and senior housing facilities have always been subject to post-payment audits and reviews, more intensive “probe reviews” appear to be a permanent procedure with GAHR IV’s fiscal intermediaries. If the government or court were to conclude that such errors, deficiencies or disagreements constituted criminal violations, or were to conclude that such errors, deficiencies or disagreements resulted in the submission of false claims to federal healthcare programs, or if the government were to discover other problems in addition to the ones identified by the probe reviews that rose to actionable levels, GAHR IV and certain of GAHR IV’s officers, and GAHR IV’s tenants and operators for GAHR IV’s skilled nursing, senior housing and integrated senior health campuses and certain of their officers, might face potential criminal charges and/or civil claims, administrative sanctions and penalties for amounts that could be material to GAHR IV’s business, results of operations and financial condition. In addition, GAHR IV and/or some of the key personnel of GAHR IV’s operating subsidiaries, or those of GAHR IV’s tenants and operators for GAHR IV’s skilled nursing, senior housing and integrated senior health campuses, could be temporarily or permanently excluded from future participation in state and federal healthcare reimbursement programs such as Medicaid and Medicare. In any event, it is likely that a governmental investigation alone, regardless of its outcome, would divert material time, resources and attention from GAHR IV’s management team and GAHR IV’s staff, or those of GAHR IV’s tenants and GAHR IV’s operators for GAHR IV’s skilled nursing, senior housing and integrated senior health campuses and could have a materially detrimental impact on GAHR IV’s results of operations during and after any such investigation or proceedings.
In cases where claim and documentation review by any CMS contractor results in repeated poor performance, a facility can be subjected to protracted oversight. This oversight may include repeat education and re-probe,
extended
pre-payment
review, referral to recovery audit or integrity contractors, or extrapolation of an error rate to other reimbursement outside of specifically reviewed claims. Sustained failure to demonstrate improvement towards meeting all claim filing and documentation requirements could ultimately lead to Medicare and Medicaid decertification, which could have a materially detrimental impact on GAHR IV’s results of operations. Adverse actions by CMS may also cause third-party payor or licensure authorities to audit GAHR IV’s tenants. These additional audits could result in termination of third-party payor agreements or licensure of the facility, which would also adversely impact GAHR IV’s operations.

In addition, GAHR IV’s tenants and operators that accepted relief funds distributed to combat the adverse effects of
COVID-19
and reimburse providers for unreimbursed expenses and lost revenues may be subject to certain reporting and auditing obligations associated with the receipt of such relief funds. If these tenants or operators fail to comply with the terms and conditions associated with relief funds, they may be subject to government recovery and enforcement actions. Furthermore, regulatory guidance relating to use of the relief funds, recordkeeping requirements and other terms and conditions continues to evolve and there is a high degree of uncertainty surrounding many aspects of the relief funds. This uncertainty may create compliance challenges for tenants and operators who accepted relief funds.
The Healthcare Reform Law imposes additional requirements on SNFs regarding compliance and disclosure.
The Health Care and Education and Reconciliation Act of 2010, or the Healthcare Reform Law, requires SNFs to have a compliance and ethics program that is effective in preventing and detecting criminal, civil and administrative violations and in promoting quality of care. The United States Department of Health and Human Services included in the final rule published on October 4, 2016 the requirement for operators to implement a compliance and ethics program as a condition of participation in Medicare and Medicaid. Long-term care facilities, including SNFs, had until November 28, 2019 to comply. If GAHR IV’s operators fall short in their compliance and ethics programs and quality assurance and performance improvement programs, if and when required, their reputations and ability to attract residents could be adversely affected.
Risks Related to Debt Financing
Changes in banks’ inter-bank lending rate reporting practices or the method pursuant to which LIBOR is determined may adversely affect the value of the financial obligations to be held or issued by GAHR IV that are linked to LIBOR.
London Interbank Offering Rate, or LIBOR, and other indices which are deemed “benchmarks” are the subject of recent national, international and other regulatory guidance and proposals for reform. Some of these reforms are already effective while others are still to be implemented. These reforms may cause such “benchmarks” to perform differently than in the past, or have other consequences which cannot be predicted. As published by the Federal Reserve Bank of New York, it currently appears that, over time, United States dollar LIBOR may be replaced by the Secured Overnight Financing Rate, or SOFR. In March 2021, the Financial Conduct Authority (“FCA”) confirmed its intention to cease publishing one week and two-month
LIBOR after December 31, 2021 and all remaining LIBOR after June 30, 2023. At this time, it is not known whether or when SOFR or other alternative reference rates will attain market traction as replacements for LIBOR. Market participants are still considering how various types of financial instruments and securitization vehicles should react to a discontinuation of LIBOR. It is possible that not all of GAHR IV’s assets and liabilities will transition away from LIBOR at the same time, or to the same alternative reference rate, in each case increasing the difficulty of hedging. The process of transition involves operational risks. It is also possible that no transition will occur for many financial instruments. At this time, it is not possible to predict the effect of any such changes, any establishment of alternative reference rates or any other reforms to LIBOR that may be implemented. Uncertainty as to the nature of such potential changes, alternative reference rates or other reforms may adversely affect the market for or value of any securities on which the interest or dividend is determined by reference to LIBOR, loans, derivatives and other financial obligations or on GAHR IV’s overall financial condition or results of operations. More generally, any of the above changes or any other consequential changes to LIBOR or any other “benchmark” as a result of international, national or other proposals for reform or other initiatives, or any further uncertainty in relation to the timing and manner of implementation of such changes, could have a material adverse effect on the value of financial assets and liabilities based on or linked to a “benchmark.”
Increases in interest rates could increase the amount of GAHR IV’s debt payments, and therefore, negatively impact GAHR IV’s operating results.
Interest GAHR IV pays on its debt obligations will reduce cash available for distributions. Whenever GAHR IV incurs variable rate debt, increases in interest rates would increase GAHR IV’s interest costs, which would reduce GAHR IV’s cash flows and GAHR IV’s ability to pay distributions to its stockholders. If GAHR IV needs to repay existing debt during periods of rising interest rates, GAHR IV could be required to liquidate one or more of its investments in properties at times which may not permit realization of the maximum return on such investments.

In addition, GAHR IV’s variable-rate debt instruments use LIBOR as a benchmark for establishing the interest rate. In July 2017, the FCA that regulates LIBOR announced it intends to stop compelling banks to submit rates for the calculation of LIBOR after 2021. As a result, the Federal Reserve Board and the Federal Reserve Bank of New York organized the Alternative Reference Rates Committee which identified SOFR as its preferred alternative to United States dollar LIBOR in derivatives and other financial contracts. In March 2021, the FCA confirmed its intention to cease publishing one week and two-month
LIBOR after December 31, 2021 and all remaining LIBOR after June 30, 2023. Any changes adopted by FCA or other governing bodies in the method used for determining LIBOR may result in a sudden or prolonged increase or decrease in reported LIBOR. In addition, uncertainty about the extent and manner of future changes may result in interest rates and/or payments that are higher or lower than if LIBOR were to remain available in its current form. The consequences of these developments are uncertain, but could include an increase in the cost of GAHR IV’s variable-rate debt instruments. If LIBOR is no longer widely available, or otherwise at GAHR IV’s option, GAHR IV may need to renegotiate with its lenders that utilize LIBOR as a factor in determining the interest rate to replace LIBOR with the new standard that is established. As such, the potential phase-out
of LIBOR may have a material adverse effect on the interest rates on GAHR IV’s current and future borrowings.
To the extent GAHR IV borrows at fixed rates or enter into fixed interest rate swaps, GAHR IV will not benefit from reduced interest expense if interest rates decrease.
GAHR IV is exposed to the effects of interest rate changes primarily as a result of borrowings GAHR IV has used to maintain liquidity and fund expansion and refinancing of GAHR IV’s real estate investment portfolio and operations. To limit the impact of interest rate changes on earnings, prepayment penalties and cash flows and to lower overall borrowing costs while taking into account variable interest rate risk, GAHR IV has borrowed and may continue to borrow at fixed rates or variable rates depending upon prevailing market conditions. GAHR IV has and may also continue to enter into derivative financial instruments such as interest rate swaps and caps in order to mitigate GAHR IV’s interest rate risk on a related financial instrument. Therefore, to the extent GAHR IV borrows at fixed rates or enter into fixed interest rate swaps, GAHR IV will not benefit from reduced interest expense if interest rates decrease.
Hedging activity may expose GAHR IV to risks.
GAHR IV has used and may continue to use derivative financial instruments to hedge GAHR IV’s exposure to changes in exchange rates and interest rates on loans secured by GAHR IV’s assets. If GAHR IV uses derivative financial instruments to hedge against interest rate fluctuations, GAHR IV will be exposed to credit risk and legal enforceability risks. In this context, credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty owes GAHR IV, which creates credit risk for GAHR IV. Legal enforceability risks encompass general contractual risks, including the risk that the counterparty will breach the terms of, or fail to perform its obligations under, the derivative contract. These derivative instruments are speculative in nature and there is no guarantee that they will be effective. If GAHR IV is unable to manage these risks effectively, GAHR IV’s results of operations, financial condition and ability to pay distributions to its stockholders will be adversely affected.
Lenders may require GAHR IV to enter into restrictive covenants relating to GAHR IV’s operations, which could limit GAHR IV’s ability to pay distributions to its stockholders.
When providing financing, a lender may impose restrictions on GAHR IV that affect GAHR IV’s ability to incur additional debt and affect GAHR IV’s distribution and operating strategies. GAHR IV may enter into loan documents that contain covenants that limit GAHR IV’s ability to further mortgage the property, discontinue insurance coverage, or replace GAHR IV Advisor. These or other limitations may adversely affect GAHR IV’s flexibility and GAHR IV’s ability to achieve its investment objectives.
Interest-only indebtedness may increase GAHR IV’s risk of default, adversely affect GAHR IV’s ability to refinance or sell properties and ultimately may reduce GAHR IV’s funds available for distribution to its stockholders.
GAHR IV may finance or refinance its properties using interest-only mortgage indebtedness. During the interest-only period, the amount of each scheduled payment will be less than that of a traditional amortizing mortgage loan. The principal balance of the mortgage loan will not be reduced (except in the case of prepayments) because there are no scheduled monthly payments of principal during this period. After the interest-only period, GAHR IV will be required either to make scheduled payments of amortized principal and interest or to make a lump-sum
or “balloon” payment at maturity. At the time such a balloon payment is due, GAHR IV may or may not be able to refinance the balloon payment on terms as favorable as the original loan or sell the particular property at a price sufficient to make the balloon payment. Furthermore, these required principal or balloon payments will increase the amount of GAHR IV’s scheduled payments and may increase GAHR IV’s risk of default under the related mortgage loan. If the mortgage loan has an adjustable interest rate, the amount of GAHR IV’s scheduled payments also may increase at a time of rising interest rates. In addition, payments of principal and interest made to service GAHR IV’s debts, including balloon payments, may leave GAHR IV with insufficient cash to pay the distributions that GAHR IV is required to pay to maintain its qualification as a REIT. Any of these results would have a significant, negative impact on GAHR IV’s stockholders’ investment.
If GAHR IV is required to make payments under any “bad boy”
carve-out
guaranties that GAHR IV may provide in connection with certain mortgages and related loans, GAHR IV’s business and financial results could be materially adversely affected.
In obtaining certain nonrecourse loans, GAHR IV may provide standard carve-out
guaranties. These guaranties are only applicable if and when the borrower directly, or indirectly through agreement with an affiliate, joint venture partner or other third party, voluntarily files a bankruptcy or similar liquidation or reorganization action or takes other actions that are fraudulent or improper (commonly referred to as “bad boy” guaranties). Although GAHR IV believes that “bad boy”
carve-out
guaranties are not guaranties of payment in the event of foreclosure or other actions of the foreclosing lender that are beyond the borrower’s control, some lenders in the real estate industry have recently sought to make claims for payment under such guaranties. In the event such a claim were made against GAHR IV under a “bad boy”
carve-out
guaranty following foreclosure on mortgages or related loan, and such claim were successful, GAHR IV’s business and financial results could be materially adversely affected.
Risks Related to Real Estate-Related Investments
The real estate-related investments in which GAHR IV may invest and the loans underlying such real estate-related investments may be impacted by unfavorable real estate market conditions, which could decrease their value.
If GAHR IV acquires investments in mortgage or mezzanine loans, or mortgage-backed securities, such investments will involve special risks relating to the particular borrower or issuer of the loans or mortgage-backed securities and GAHR IV will be at risk of loss on those investments, including losses as a result of defaults on the underlying mortgage loans. Additionally, if GAHR IV invests in the common and preferred stock of both publicly traded and private unaffiliated real estate companies, such equity securities involve a higher degree of risk than debt securities due to a variety of factors, including the fact that such investments are subordinate to creditors and are not secured by the issuer’s property.
The losses on such real estate-related investments may be caused by many conditions beyond GAHR IV’s control, including economic conditions affecting real estate values, tenant defaults and lease expirations, interest rate levels, the financial condition and business outlook of the securities issuer and the other economic and liability risks associated with real estate, including risks relating to rising interest rates. GAHR IV does not know whether the values of the property securing any of GAHR IV’s real estate-related investments, including the value of any real estate-related equity securities, will remain at the levels existing on the dates GAHR IV initially makes the related investment. If the values of the underlying properties drop, GAHR IV’s risk will increase and the values of GAHR IV’s interests in such real estate-related investments may decrease.
Risks Related to Joint Ventures
Property ownership through joint ventures could limit GAHR IV’s control of those investments and restrict GAHR IV’s ability to operate the property on GAHR IV’s term.
In connection with the purchase of real estate, GAHR IV has entered, and may continue to enter, into joint ventures with third parties, including affiliates of GAHR IV Advisor. GAHR IV may also purchase or develop properties in co-ownership
arrangements with the sellers of the properties, developers or other persons. GAHR IV owns operating properties through both consolidated and unconsolidated joint ventures. These structures involve participation in the investment by other parties whose interests and rights may not be the same as GAHR IV’s. GAHR IV’s joint ventures, and joint ventures GAHR IV may enter into in the future, may involve risks not present with respect to GAHR IV’s wholly owned properties, including the following:

•
GAHR IV may share decision-making authority with its joint venture partners regarding certain major decisions affecting the ownership or operation of the joint venture and the joint venture property, such as, but not limited to, (i) additional capital contribution requirements, (ii) obtaining, refinancing or paying off debt and (iii) obtaining consent prior to the sale or transfer of GAHR IV’s interest in the joint venture to a third party, which may prevent GAHR IV from taking actions that are opposed by its joint venture partners;

•	GAHR IV’s joint venture partners might become bankrupt and such proceedings could have an adverse impact on the operation of the partnership or joint venture; and

•	the activities of a joint venture could adversely affect GAHR IV’s ability to maintain its qualification as a REIT.
GAHR IV may structure its joint venture relationships in a manner which may limit the amount GAHR IV participates in the cash flows or appreciation of an investment.
GAHR IV has entered, and may continue to enter, into joint venture agreements, the economic terms of which may provide for the distribution of income to GAHR IV otherwise than in direct proportion to GAHR IV’s ownership interest in the joint venture. For example, while GAHR IV and a co-venturer
may invest an equal amount of capital in an investment, the investment may be structured such that GAHR IV has a right to priority distributions of cash flows up to a certain target return while the co-venturer
may receive a disproportionately greater share of cash flows than GAHR IV is to receive once such target return has been achieved. This type of investment structure may result in the co-venturer
receiving more of the cash flows, including appreciation, of an investment than GAHR IV would receive. If GAHR IV does not accurately judge the appreciation prospects of a particular investment or structure the venture appropriately, GAHR IV may incur losses on joint venture investments or have limited participation in the profits of a joint venture investment, either of which could reduce GAHR IV’s ability to pay cash distributions to its stockholders.
Federal Income Tax Risks
Failure to maintain GAHR IV’s qualification as a REIT for federal income tax purposes would subject GAHR IV to federal income tax on its taxable income at regular corporate rates, which would substantially reduce GAHR IV’s ability to pay distributions to its stockholders.
GAHR IV qualified and elected to be taxed as a REIT under the Code beginning with its taxable year ended December 31, 2016. To continue to maintain its qualification as a REIT, GAHR IV must meet various requirements set forth in the Code concerning, among other things, the ownership of outstanding GAHR IV Common Stock, the nature of GAHR IV’s assets, the sources of GAHR IV’s income and the amount of GAHR IV’s distributions to its stockholders. The REIT qualification requirements are extremely complex, and interpretations of the federal income tax laws governing qualification as a REIT are limited. Accordingly, GAHR IV cannot be certain that it will be successful in operating so as to maintain its qualification as a REIT. At any time, new laws, interpretations or court decisions may change the federal tax laws relating to, or the federal income tax consequences of, qualification as a REIT. It is possible that future economic, market, legal, tax or other considerations may cause the GAHR IV Board to determine that it is not in GAHR IV’s best interest to maintain its qualification as a REIT, and to revoke GAHR IV’s REIT election, which it may do without stockholder approval.
If GAHR IV fails to maintain its qualification as a REIT for any taxable year, GAHR IV will be subject to federal income tax on its taxable income at corporate rates. In addition, GAHR IV would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing its REIT status unless the IRS grants GAHR IV relief under certain statutory provisions. Losing its REIT status would reduce GAHR IV’s net earnings available for investment or distribution to its stockholders because of the additional tax liability. In addition, distributions would no longer qualify for the distributions paid deduction, and GAHR IV would no longer be required to pay distributions. If this occurs, GAHR IV might be required to borrow funds or liquidate some investments in order to pay the applicable tax.
As a result of all these factors, GAHR IV’s failure to maintain its qualification as a REIT could impair GAHR IV’s ability to expand its business and raise capital, and would substantially reduce GAHR IV’s ability to pay distributions to its stockholders.
TRSs are subject to corporate-level taxes and GAHR IV’s dealings with TRSs may be subject to a 100% excise tax.
A REIT may own up to 100% of the stock of one or more TRSs. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% (25% for GAHR IV’s taxable years beginning prior to January 1, 2018) of the gross value of a REIT’s assets may consist of stock or securities of one or more TRSs. A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT, including gross income from operations pursuant to management contracts. GAHR IV leases its properties that are “qualified health care properties” to one or more TRSs which, in turn, contract with independent third-party management companies to operate those “qualified health care properties” on behalf of those TRSs. In addition, GAHR IV may use one or more TRSs generally to hold properties for sale in the ordinary course of a trade or business or to hold assets or conduct activities that GAHR IV cannot conduct directly as a REIT. A TRS is subject to applicable U.S. federal, state, local and foreign income tax on its taxable income, as well as limitations on the deductibility of its interest expenses. In addition, the Code imposes a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length
basis.
If GAHR IV’s “qualified health care properties” are not properly leased to a TRS or the managers of those “qualified health care properties” do not qualify as “eligible independent contractors,” GAHR IV could fail to qualify as a REIT.
In general, under the REIT rules, GAHR IV cannot directly operate any properties that are “qualified health care properties” and can only indirectly participate in the operation of “qualified health care properties” on an after-tax
basis by leasing those properties to independent health care facility operators or to TRSs. A “qualified health care property” is any real property (and any personal property incident to that real property) which is, or is necessary or incidental to the use of, a hospital, nursing facility, assisted living facilities, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and is operated by a provider of those services that is eligible for participation in the Medicare program with respect to that facility. Furthermore, rent paid by a lessee of a “qualified health care property” that is a “related party tenant” of GAHR IV will not be qualifying income for purposes of the two gross income tests applicable to REITs. However, a TRS that leases “qualified health care properties” from GAHR IV will not be treated as a “related party tenant” with respect to GAHR IV’s “qualified health care properties” that are managed by an “eligible independent contractor.”
An “eligible independent contractor” is an independent contractor that, at the time such contractor enters into a management or other agreement with a TRS to operate a “qualified health care property,” is actively engaged in the trade or business of operating “qualified health care properties” for any person not related to GAHR IV or the TRS. Among other requirements to qualify as an independent contractor, a manager must not own, directly or applying attribution provisions of the Code, more than 35% of the shares of GAHR IV’s outstanding stock (by value), and no person or group of persons can own more than 35% of the shares of GAHR IV’s outstanding stock and 35% of the ownership interests of the manager (taking into account only owners of more than 5% of GAHR IV’s shares and, with respect to ownership interest in such managers that are publicly traded, only holders of more than 5% of such ownership interests). The ownership attribution rules that apply for purposes of the 35% thresholds are complex. There can be no assurance that the levels of ownership of GAHR IV shares by its managers and their owners will not be exceeded.

If GAHR IV’s leases with TRSs are not respected as true leases for U.S. federal income tax purposes, GAHR IV likely would fail to qualify as a REIT.
To qualify as a REIT, GAHR IV must satisfy two gross income tests, under which specified percentages of GAHR IV’s gross income must be derived from certain sources, such as “rents from real property.” Rent paid by TRSs pursuant to the lease of GAHR IV’s “qualified health care properties” will constitute a substantial portion of GAHR IV’s gross income. For that rent to qualify as “rents from real property” for purposes of the REIT gross income tests, the leases must be respected as true leases for U.S. federal income tax purposes and not be treated as service contracts, joint ventures or some other type of arrangement. If GAHR IV’s leases are not respected as true leases for U.S. federal income tax purposes, GAHR IV may fail to qualify as a REIT.
GAHR IV’s stockholders may have a current tax liability on distributions they elect to reinvest in shares of GAHR IV Common Stock.
If GAHR IV’s stockholders participate in the GAHR IV DRIP, they will be deemed to have received, and for United States federal income tax purposes will be taxed on, the amount reinvested in shares of GAHR IV Common Stock to the extent the amount reinvested was not a tax-free
return of capital. In addition, GAHR IV’s stockholders may be treated, for United States federal tax purposes, as having received an additional distribution to the extent the shares are purchased at a discount from fair market value. As a result, unless GAHR IV’s stockholders are a tax-exempt
entity, GAHR IV’s stockholders may have to use funds from other sources to pay their tax liability on the value of the shares of GAHR IV Common Stock received.
GAHR IV may be subject to adverse legislative or regulatory tax changes that could increase GAHR IV’s tax liability or reduce its operating flexibility.
In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of federal and state income tax laws applicable to investments similar to an investment in shares of GAHR IV Common Stock. Additional changes to the tax laws are likely to continue to occur, and GAHR IV cannot assure its stockholders that any such changes will not adversely affect GAHR IV’s taxation and GAHR IV’s ability to continue to qualify as a REIT or the taxation of a stockholder. Any such changes could have an adverse effect on an investment in shares of GAHR IV Common Stock or on the market value or the resale potential of GAHR IV’s assets. GAHR IV’s stockholders are urged to consult with their tax advisor with respect to the impact of recent legislation on their investment in GAHR IV’s stock and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in shares of GAHR IV Common Stock.
Although REITs generally receive better tax treatment than entities taxed as regular corporations, it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be treated for United States federal income tax purposes as a regular corporation. As a result, the GAHR IV Charter provides the GAHR IV Board with the power, under certain circumstances, to revoke or otherwise terminate GAHR IV’s REIT election and cause GAHR IV to be taxed as a regular corporation, without the vote of GAHR IV’s stockholders. The GAHR IV Board has fiduciary duties to GAHR IV and GAHR IV’s stockholders and could only cause such changes in GAHR IV’s tax treatment if it determines in good faith that such changes are in the best interests of GAHR IV’s stockholders.
In addition, on December 22, 2017, the Tax Cuts and Jobs Act was signed into law. The Tax Cuts and Jobs Act made significant changes to the United States federal income tax rules for taxation of individuals and businesses, generally effective for taxable years beginning after December 31, 2017. In addition to reducing corporate and individual tax rates, the Tax Cuts and Jobs Act eliminates or restricts various deductions. Most of the changes applicable to individuals are temporary and apply only to taxable years beginning after December 31, 2017 and before January 1, 2026. The Tax Cuts and Jobs Act made numerous large and small changes to the tax rules that do not affect the REIT qualification rules directly but may otherwise affect GAHR IV or its stockholders. While the changes in the Tax Cuts and Jobs Act generally appear to be favorable with respect to REITs, the extensive changes to non-REIT
provisions in the Code may have unanticipated effects on GAHR IV or its stockholders. GAHR IV urges stockholders to consult with their own tax advisor with respect to the status of the Tax Cuts and Jobs Act and other legislative, regulatory or administrative developments and proposals and their potential effect on an investment in shares of GAHR IV Common Stock.

In certain circumstances, GAHR IV may be subject to federal and state income taxes even if GAHR IV maintains its qualification as a REIT, which would reduce GAHR IV’s cash available for distribution to its stockholders.
Even if GAHR IV maintains its qualification as a REIT, GAHR IV may be subject to federal income taxes or state taxes. For example, net income from a “prohibited transaction” will be subject to a 100% tax. GAHR IV may not be able to make sufficient distributions to avoid excise taxes applicable to REITs. GAHR IV may also decide to retain capital gains it earns from the sale or other disposition of its property and pay income tax directly on such income. In that event, GAHR IV’s stockholders would be treated as if they earned that income and paid the tax on it directly. However, GAHR IV’s stockholders that are tax-exempt,
such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability. GAHR IV may also be subject to state and local taxes on its income or property, either directly or at the level of the companies through which GAHR IV indirectly owns its assets. Any federal or state taxes GAHR IV pays will reduce GAHR IV’s cash available for distribution to its stockholders.
Dividends payable by REITs generally do not qualify for the reduced tax rates on dividend income as compared to regular corporations, which could adversely affect the value of GAHR IV’s shares.
The maximum United States federal income tax rate for certain qualified dividends payable to domestic stockholders that are individuals, trusts and estates is 20%. Dividends payable by REITs, however, are generally not eligible for these reduced rates for qualified dividends. For taxable years beginning after December 31, 2017 and before January 1, 2026, the Tax Cuts and Jobs Act permits a deduction for certain pass-through business income, including “qualified REIT dividends” (generally, dividends received by a REIT stockholder that are not designated as capital gain dividends or qualified dividend income), which allows United States individuals, trusts, and estates to deduct up to 20% of such amounts, subject to certain limitations, resulting in an effective maximum United States federal income tax rate of 29.6% on such qualified REIT dividends. Although the reduced United States federal income tax rate applicable to dividend income from regular corporate dividends does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to qualified dividends from C corporations could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT
corporations that pay dividends, which could adversely affect the value of the shares of REITs, including GAHR IV’s shares.
Dividends on, and gains recognized on the sale of, shares by a tax-exempt
stockholder may be subject to United States federal income tax as unrelated business taxable income.
If (1) GAHR IV is a “pension-held REIT,” (2) a
tax-exempt
stockholder has incurred (or is deemed to have incurred) debt to purchase or hold GAHR IV’s shares or (3) a holder of shares is a certain type of tax-exempt
stockholder, dividends on, and gains recognized on the sale of, shares by such tax-exempt
stockholder may be subject to United States federal income tax as unrelated business taxable income under the Code.
Characterization of GAHR IV’s sale-leaseback transactions may be challenged.
GAHR IV has participated, and may continue to participate, in sale-leaseback transactions in which GAHR IV purchases real estate investments and leases them back to the sellers of such properties. The GAHR IV Board will use its best efforts to structure any of GAHR IV’s sale-leaseback transactions such that the lease will be characterized as a “true lease” and so that GAHR IV will be treated as the owner of the property for federal income tax purposes. However, GAHR IV cannot assure its stockholders that the IRS will not challenge such characterization. In the event that any such sale-leaseback transaction is re-characterized
as a financing transaction for federal income tax purposes, deductions for depreciation and cost recovery relating to such real estate investment would be disallowed or significantly reduced. If a sale-leaseback transaction is so recharacterized, GAHR IV might fail to satisfy the REIT asset tests or income tests and, consequently, lose its REIT status.
Complying with the REIT requirements may cause GAHR IV to forego otherwise attractive opportunities.
To maintain GAHR IV’s qualification as a REIT for federal income tax purposes, GAHR IV must continually satisfy tests concerning, among other things, the sources of GAHR IV’s income, the nature and diversification of GAHR IV’s assets, the amounts GAHR IV distributes to its stockholders and the ownership of shares of GAHR IV Common Stock.

GAHR IV may be required to pay distributions to its stockholders at disadvantageous times or when GAHR IV does not have funds readily available for distribution, or GAHR IV may be required to liquidate otherwise attractive investments in order to comply with the REIT tests. Thus, compliance with the REIT requirements may hinder GAHR IV’s ability to operate solely on the basis of maximizing profits.
If GAHR IV Operating Partnership (or GAHR III Operating Partnership following consummation of the Mergers) fails to maintain its status as a partnership, its income may be subject to taxation, which would reduce the cash available for distribution to stockholders and likely result in a loss of GAHR IV’s REIT status.
GAHR IV intends to maintain the status of the operating partnership as a partnership for United States federal income tax purposes. However, if the IRS were to successfully challenge the status of the operating partnership as a partnership for such purposes, it would be taxable as a corporation. In such event, this would reduce the amount of distributions that the operating partnership could make to GAHR IV. This would also likely result in GAHR IV losing REIT status, and, if so, becoming subject to a corporate level tax on its own income. This would substantially reduce any cash available to pay distributions. In addition, if any of the partnerships or limited liability companies through which the operating partnership owns its properties, in whole or in part, loses its characterization as a partnership and is otherwise not disregarded for United States federal income tax purposes, it would be subject to taxation as a corporation, thereby reducing distributions to the operating partnership. Such a recharacterization of an underlying property owner could also threaten GAHR IV’s ability to maintain its status as a REIT.
Foreign purchasers of shares of GAHR IV Common Stock may be subject to FIRPTA tax upon the sale of their shares of GAHR IV Common Stock or upon the payment of a capital gains dividend.
A foreign person disposing of a United States real property interest, including shares of stock of a United States corporation whose assets consist principally of United States real property interests, is generally subject to the Foreign Investment in Real Property Tax Act of 1980, as amended, or FIRPTA, on the amount received from the disposition. However, foreign pension plans and certain foreign publicly traded entities are exempt from FIRPTA withholding. Further, such FIRPTA tax does not apply to the disposition of stock in a REIT if the REIT is “domestically controlled.” A REIT is “domestically controlled” if less than 50.0% of the REIT’s stock, by value, has been owned directly or indirectly by persons who are not qualifying United States persons during a continuous five-year period ending on the date of disposition or, if shorter, during the entire period of the REIT’s existence. GAHR IV cannot assure its stockholders that it will qualify as a “domestically controlled” REIT. If GAHR IV were to fail to so qualify, amounts received by foreign investors on a sale of shares of GAHR IV Common Stock would be subject to FIRPTA tax, unless the shares of GAHR IV Common Stock were traded on an established securities market and the foreign investor did not at any time during a specified period directly or indirectly own more than 10.0% of the value of outstanding GAHR IV Common Stock. Additionally, a foreign stockholder will likely be subject to FIRPTA upon the payment of any capital gain dividends by GAHR IV if such gain is attributable to gain from sales or exchanges of United States real property interests. However, these rules do not apply to foreign pension plans and certain publicly traded entities.
Employee Benefit Plan, IRA, and Other
Tax-Exempt
Investor Risks
GAHR IV, and its stockholders that are employee benefit plans, IRAs, annuities described in Sections 403(a) or (b) of the Code, Archer Medical Savings Accounts, health savings accounts, Coverdell education savings accounts, and other arrangements that are subject to ERISA or Section 4975 of the Code (referred to generally as “Benefit Plans and IRAs”) will be subject to risks relating specifically to GAHR IV’s having such Benefit Plan and IRA stockholders, which risks are discussed below.
If a stockholder that is a Benefit Plan or IRA fails to meet the fiduciary and other standards under ERISA or the Code as a result of an investment in shares of GAHR IV Common Stock, such stockholder could be subject to civil and criminal, if the failure is willful, penalties.
There are special considerations that apply to Benefit Plans and IRAs investing in shares of GAHR IV Common Stock. Stockholders that are Benefit Plans and IRAs should consider whether, among other things:

•	their investment is consistent with their fiduciary obligations under ERISA and the Code;

•	their investment is made in accordance with the documents and instruments governing the Benefit Plan or IRA, including any investment policy;

•	their investment satisfies the prudence and diversification requirements of ERISA;

•	their investment will not impair the liquidity of the Benefit Plan or IRA;

•	their investment will not produce UBTI for the Benefit Plan or IRA; and

•	they will be able to value the assets of the Benefit Plan or IRA annually in accordance with ERISA, the Code and the applicable provisions of the Benefit Plan or IRA.
ERISA and Section 4975 of the Code prohibit certain transactions that involve (i) Benefit Plans or IRAs, and (ii) any person who is a
“party-in-interest”
or “disqualified person” with respect to such a Benefit Plan or IRA. Consequently, the fiduciary or owner of a Benefit Plan or an IRA contemplating an investment in GAHR IV Common Stock should consider whether GAHR IV, any other person associated with the issuance of the common stock, or any of GAHR IV’s or their affiliates is or might become a
“party-in-interest”
or “disqualified person” with respect to the Benefit Plan or IRA and, if so, whether an exemption from such prohibited transaction rules is applicable. In addition, the United States Department of Labor plan asset regulations provide that, subject to certain exceptions, the assets of an entity in which a plan holds an equity interest may be treated as assets of the investing plan, in which event investment made by and certain other transactions entered into by such entity would be subject to the prohibited transaction rules. To avoid GAHR IV’s assets from being considered “plan assets,” the GAHR IV Charter prohibits “benefit plan investors” from owning 25% or more of the shares of GAHR IV Common Stock prior to the time that the common stock qualifies as a class of publicly-offered securities, within the meaning of the plan assets regulation. However, GAHR IV cannot assure its stockholders that those provisions in the GAHR IV Charter will be effective in limiting benefit plan investors’ ownership to less than the 25% limit. Due to the complexity of these rules and the potential penalties that may be imposed, it is important that stockholders that are Benefit Plans and IRAs consult with their own advisors regarding the potential applicability of ERISA, the Code and any similar applicable law.
Stockholders that are Benefit Plans and IRAs may be limited in their ability to withdraw required minimum distributions as a result of an investment in shares of GAHR IV Common Stock.
If Benefit Plans or IRAs invest in GAHR IV Common Stock, the Code may require such plan or IRA to withdraw required minimum distributions in the future. GAHR IV’s stock will be highly illiquid, and GAHR IV’s share repurchase plan only offers limited liquidity. If a Benefit Plan or IRA requires liquidity, it may generally sell its shares, but such sale may be at a price less than the price at which such plan or IRA initially purchased its shares of GAHR IV Common Stock. If a Benefit Plan or IRA fails to make required minimum distributions, it may be subject to certain taxes and tax penalties.
Specific rules apply to foreign, governmental and church plans.
As a general rule, certain employee benefit plans, including foreign pension plans, governmental plans established or maintained in the United States (as defined in Section 3(32) of ERISA), and certain church plans (as defined in Section 3(33) of ERISA), are not subject to ERISA’s requirements and are not “benefit plan investors” within the meaning of the plan assets regulation. Any such plan that is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code may nonetheless be subject to the prohibited transaction rules set forth in Section 503 of the Code and, under certain circumstances in the case of church plans, Section 4975 of the Code. Also, some foreign plans and governmental plans may be subject to foreign, state, or local laws which are, to a material extent, similar to the provisions of ERISA or Section 4975 of the Code. Each fiduciary of a plan subject to any such similar law should make its own determination as to the need for, and the availability of, any exemption relief.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This joint proxy statement/prospectus (including the Annexes) includes certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on expectations, estimates and projections about the industry and markets in which GAHR III and GAHR IV operate and beliefs of, and assumptions made by, GAHR III management and GAHR IV management, and involve uncertainties that could significantly affect the financial results of GAHR III, GAHR IV or the Combined Company. Statements can generally be identified as forward-looking because they include words such as “may,” “will,” “would,” “could,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and words of similar meaning. Such forward-looking statements include, but are not limited to, statements about the anticipated benefits of the Mergers and the AHI Acquisition, including future financial and operating results, and the Combined Company’s plans, objectives, expectations and intentions. All statements that address operating performance, events or developments that GAHR III and GAHR IV expect or anticipate will occur in the future—including statements regarding future financial condition, results of operations, and business—are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although GAHR III and GAHR IV believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, GAHR III and GAHR IV can give no assurance that their expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to:

•
the satisfaction or waiver of conditions to the Mergers set forth in the Merger Agreement, including the approval by GAHR III stockholders of the GAHR III Merger Proposal and the GAHR III Charter Amendment Proposal (Merger Agreement) and the approval by GAHR IV stockholders of the GAHR IV Merger Proposal and the GAHR IV Charter Amendment Proposal (Merger Agreement);

•	the risk that the Mergers or other transactions contemplated by the Merger Agreement may not be completed in the expected time frame or at all;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the availability of, and ability of the Combined Company to engage in, suitable investment or disposition opportunities;

•	risks related to the implementation of the Self-Administration Transaction;

•	the ability of the Combined Company to achieve the expected cost synergies or to engage in any liquidity event or public offering;

•	the ability of the Combined Company to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations;

•
the impact of the
COVID-19
pandemic on the operations and financial condition of GAHR III and GAHR IV and the real estate industries in which they operate, including with respect to occupancy rates, rent deferrals and the financial condition of their respective tenants;

•
general financial and economic conditions, including prevailing interest rates and the availability of financing and capital, which may be affected by government responses to the
COVID-19
pandemic; and

•
those additional risks and factors discussed in reports filed with the SEC, by GAHR III and GAHR IV from time to time, including those discussed under the heading “Risk Factors” in this joint proxy statement/prospectus.

Should one or more of the risks or uncertainties described above or elsewhere in this joint proxy statement/prospectus occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus. All forward-looking statements, expressed or implied, included in this joint proxy statement/prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that GAHR III, GAHR IV or persons acting on their behalf may issue. Except as required by law, neither GAHR III nor GAHR IV undertakes any obligation to update any forward-looking statements appearing in this joint proxy statement/prospectus, whether to reflect new information, future events, changes in assumptions or circumstances or otherwise.

THE COMPANIES
Griffin-American Healthcare REIT IV, Inc.
Set forth below is a description of the business of GAHR IV. When used in this section, unless otherwise specifically stated or the context requires otherwise, the terms “we,” “us” or “our” refer to GAHR IV and its consolidated subsidiaries.
Description of GAHR IV’s Business
GAHR IV is a public,
non-traded
REIT that was formed as a Maryland corporation on January 23, 2015, and elected to be taxed as a REIT for U.S. federal income tax purposes for the year ended December 31, 2016, and each year thereafter.
GAHR IV invests in a diversified portfolio of healthcare real estate properties, focusing primarily on medical office buildings, skilled nursing facilities and senior housing facilities that produce current income. GAHR IV also operates healthcare-related facilities utilizing the structure permitted by the REIT Investment Diversification and Empowerment Act of 2007, which is commonly referred to as a “RIDEA” structure (the provisions of the Code authorizing the RIDEA structure were enacted as part of the Housing and Economic Recovery Act of 2008).
GAHR IV conducts substantially all of its operations through GAHR IV Operating Partnership. GAHR IV is externally advised by GAHR IV Advisor pursuant to the GAHR IV Advisory Agreement. The GAHR IV Advisory Agreement was effective as of February 16, 2016 and had a one-year
initial term, subject to successive
one-year
renewals upon the mutual consent of the parties. The GAHR IV Advisory Agreement was last renewed pursuant to the mutual consent of the parties on February 11, 2021 and expires on February 16, 2022. GAHR IV Advisor uses its best efforts, subject to the oversight and review of the GAHR IV Board, to, among other things, research, identify, review and make investments in and dispositions of properties and securities on GAHR IV’s behalf consistent with GAHR IV’s investment policies and objectives. GAHR IV Advisor performs its duties and responsibilities under the GAHR IV Advisory Agreement as GAHR IV’s fiduciary. GAHR IV Advisor is 75.0% owned and managed by wholly owned subsidiaries of American Healthcare Investors and 25.0% owned by a wholly owned subsidiary of Griffin Capital, collectively, our co-sponsors.
American Healthcare Investors is 47.1% owned by AHI Group Holdings, 45.1% indirectly owned by Colony Capital, and 7.8% owned by James F. Flaherty III, a former partner of Colony Capital. GAHR IV is not affiliated with Griffin Capital, Griffin Capital Securities, Colony Capital or Mr. Flaherty; however, GAHR IV is affiliated with GAHR IV Advisor, American Healthcare Investors and AHI Group Holdings. GAHR IV has no employees and its executive officers are all employees of one of GAHR IV’s co-sponsors.
GAHR IV raised $754,118,000 through a best efforts initial public offering (the “GAHR IV Initial Offering”) that commenced on February 16, 2016 and issued 75,639,681 aggregate shares of GAHR IV Class T Common Stock and GAHR IV Class I Common Stock. In addition, during the GAHR IV Initial Offering, GAHR IV issued 3,253,535 aggregate shares of GAHR IV Class T Common Stock and GAHR IV Class I Common Stock pursuant to the GAHR IV DRIP, for a total of $31,021,000 in distributions reinvested. Following the termination of the GAHR IV Initial Offering on February 15, 2019, GAHR IV continued issuing shares of GAHR IV Common Stock pursuant to the GAHR IV DRIP through a subsequent offering (the “GAHR IV 2019 DRIP Offering”), which commenced on March 1, 2019. On March 18, 2021, the GAHR IV Board authorized the suspension of the GAHR IV DRIP, effective as of April 1, 2021. As of March 31, 2021, a total of $45,577,000 in distributions were reinvested that resulted in 4,772,408 shares of GAHR IV Common Stock being issued pursuant to the GAHR IV 2019 DRIP Offering. We collectively refer to the GAHR IV DRIP portion of the GAHR IV Initial Offering and the GAHR IV 2019 DRIP Offering as the GAHR IV DRIP Offerings.
To assist the members of the Financial Industry National Regulatory Authority (“FINRA”) and their associated persons, pursuant to FINRA Rule 2231, we disclose in each annual report distributed to stockholders a per share estimated value of the shares of GAHR IV Common Stock, the method by which it was developed, and the date of the data used to develop the estimated value. In addition, we prepare annual statements of the estimated share value to assist fiduciaries of Benefit Plans and IRAs subject to the annual reporting requirements of ERISA in the preparation of their reports relating to an investment in shares of GAHR IV Common Stock. For these purposes, our updated estimated per share NAV is $9.22 as of September 30, 2020, which was approved and established by the GAHR IV Board on March 18, 2021 based on the estimated value of our assets less the estimated value of our liabilities, divided by the number of outstanding shares of GAHR IV Common Stock on a fully diluted basis, calculated as of September 30, 2020. On

April 2, 2020, the GAHR IV Board previously determined an estimated per share NAV of GAHR IV Common Stock of $9.54 calculated as of December 31, 2019.
The principal executive offices of GAHR IV are located at 18191 Von Karman Avenue, Suite 300, Irvine, California and its telephone number is (949)
270-9200.
We maintain a website at http://www.healthcarereitiv.com, at which there is additional information about us and our affiliates. The contents of that website are not incorporated by reference in, or otherwise a part of, this joint proxy statement/prospectus.
Real Estate Portfolio
As of March 31, 2021, GAHR IV owned 89 properties, comprising 94 buildings, or approximately 4,871,000 square feet of gross leasable area (“GLA”) for an aggregate contract purchase price of $1,092,381,000, as listed below:

Real Estate Investments(1)	Location	Reportable Segment	GLA (Sq Ft)	Date Acquired	Aggregate Contract Purchase Price	Leased Percentage(2)
Auburn MOB	Auburn, CA	Medical Office	19,000	06/28/16	$5,450,000	100%
Pottsville MOB	Pottsville, PA	Medical Office	36,000	09/16/16	9,150,000	100%
Charlottesville MOB	Charlottesville, VA	Medical Office	74,000	09/22/16	20,120,000	100%
Rochester Hills MOB	Rochester Hills, MI	Medical Office	30,000	09/29/16	8,300,000	87.1%
Cullman MOB III	Cullman, AL	Medical Office	52,000	09/30/16	16,650,000	100%
Iron MOB Portfolio	Cullman and Sylacauga, AL	Medical Office	208,000	10/13/16	31,000,000	97.3%
Mint Hill MOB	Mint Hill, NC	Medical Office	58,000	11/14/16	21,000,000	100%
Lafayette Assisted Living Portfolio	Lafayette, LA	Senior Housing — RIDEA	80,000	12/01/16	16,750,000	57.2%
Evendale MOB	Evendale, OH	Medical Office	66,000	12/13/16	10,400,000	74.5%
Battle Creek MOB	Battle Creek, MI	Medical Office	46,000	03/10/17	7,300,000	78.9%
Reno MOB	Reno, NV	Medical Office	191,000	03/13/17	66,250,000	87.2%
Athens MOB Portfolio	Athens, GA	Medical Office	69,000	05/18/17	19,750,000	98.7%
SW Illinois Senior Housing Portfolio	Columbia, Millstadt, Red Bud and Waterloo, IL	Senior Housing	191,000	05/22/17	31,800,000	100%
Lawrenceville MOB	Lawrenceville, GA	Medical Office	31,000	06/12/17	11,275,000	100%
Northern California Senior Housing Portfolio	Belmont, Fairfield, Menlo Park and Sacramento, CA	Senior Housing — RIDEA	135,000	06/28/17	45,800,000	50.9%
Roseburg MOB	Roseburg, OR	Medical Office	62,000	06/29/17	23,200,000	100%
Fairfield County MOB Portfolio	Stratford and Trumbull, CT	Medical Office	80,000	09/29/17	15,395,000	94.0%
Central Florida Senior Housing Portfolio	Bradenton, Brooksville, Lake Placid, Lakeland, Pinellas Park, Sanford, Spring Hill and Winter Haven, FL	Senior Housing — RIDEA	899,000	11/01/17	109,500,000	69.3%
Central Wisconsin Senior Care Portfolio	Sun Prairie and Waunakee, WI	Skilled Nursing	236,000	03/01/18	22,600,000	100%
Sauk Prairie MOB	Prairie du Sac, WI	Medical Office	55,000	04/09/18	19,500,000	100%
Surprise MOB	Surprise, AZ	Medical Office	34,000	04/27/18	11,650,000	94.1%
Southfield MOB	Southfield, MI	Medical Office	85,000	05/11/18	16,200,000	81.8%
Pinnacle Beaumont ALF	Beaumont, TX	Senior Housing — RIDEA	61,000	07/01/18	19,500,000	62.7%
Grand Junction MOB	Grand Junction, CO	Medical Office	83,000	07/06/18	31,500,000	100%

Real Estate Investments(1)	Location	Reportable Segment	GLA (Sq Ft)	Date Acquired	Aggregate Contract Purchase Price	Leased Percentage(2)
Edmonds MOB	Edmonds, WA	Medical Office	55,000	07/30/18	$23,500,000	96.9%
Pinnacle Warrenton ALF	Warrenton, MO	Senior Housing — RIDEA	34,000	08/01/18	8,100,000	80.9%
Glendale MOB	Glendale, WI	Medical Office	43,000	08/13/18	7,600,000	70.5%
Missouri SNF Portfolio	Florissant, Kansas City, Milan, Moberly, Salisbury, Sedalia, St. Elizabeth and Trenton, MO	Skilled Nursing	385,000	09/28/18	88,200,000	100%
Flemington MOB Portfolio	Flemington, NJ	Medical Office	49,000	11/29/18	16,950,000	91.1%
Lawrenceville MOB II	Lawrenceville, GA	Medical Office	45,000	12/19/18	9,999,000	100%
Mill Creek MOB	Mill Creek, WA	Medical Office	22,000	12/21/18	8,250,000	100%
Modesto MOB	Modesto, CA	Medical Office	58,000	12/28/18	16,000,000	100%
Michigan ALF Portfolio	Grand Rapids, Holland, Howell, Lansing and Wyoming, MI	Senior Housing	328,000	12/28/18 and 05/01/19	70,000,000	100%
Lithonia MOB	Lithonia, GA	Medical Office	40,000	03/05/19	10,600,000	84.1%
West Des Moines SNF	West Des Moines, IA	Skilled Nursing	39,000	03/24/19	7,000,000	100%
Great Nord MOB Portfolio	Tinley Park, IL; Chesterton and Crown Point, IN; and Plymouth, MN	Medical Office	143,000	04/08/19	44,000,000	93.8%
Overland Park MOB	Overland Park, KS	Medical Office	76,000	08/05/19	29,833,000	96.0%
Blue Badger MOB	Marysville, OH	Medical Office	34,000	08/09/19	13,650,000	100%
Bloomington MOB	Bloomington, IL	Medical Office	45,000	08/13/19	18,200,000	100%
Memphis MOB	Memphis, TN	Medical Office	27,000	08/15/19	8,700,000	100%
Haverhill MOB	Haverhill, MA	Medical Office	64,000	08/27/19	15,500,000	100%
Fresno MOB	Fresno, CA	Medical Office	32,000	10/30/19	10,000,000	92.7%
Colorado Foothills MOB Portfolio	Arvada, Centennial and Colorado Springs, CO	Medical Office	131,000	11/19/19	31,200,000	84.4%
Catalina West Haven ALF	West Haven, UT	Senior Housing — RIDEA	66,000	01/01/20	12,799,000	63.7%
Louisiana Senior Housing Portfolio	Gonzales, Monroe, New Iberia, Shreveport and Slidell, LA	Senior Housing — RIDEA	177,000	01/03/20	34,000,000	73.5%
Catalina Madera ALF	Madera, CA	Senior Housing — RIDEA	97,000	01/31/20	18,260,000	77.8%

Total/weighted average(3)			4,871,000		$1,092,381,000	95.7%

(1)
GAHR IV owns 100% of its properties as of March 31, 2021, with the exception of Central Florida Senior Housing Portfolio, Pinnacle Beaumont ALF, Pinnacle Warrenton ALF, Catalina West Haven ALF, Louisiana Senior Housing Portfolio and Catalina Madera ALF.

(2)
Leased percentage includes all leased space of the respective acquisition including master leases, except for GAHR IV’s senior housing — RIDEA facilities where leased percentage represents resident occupancy on the available units of the RIDEA facilities.

(3)	Total portfolio weighted average leased percentage excludes GAHR IV’s senior housing — RIDEA facilities.

In addition, as of March 31, 2021, GAHR IV also owned a 6.0% interest in a joint venture which owns a portfolio of integrated senior health campuses and ancillary businesses.
Lease Expirations
Substantially all of GAHR IV’s leases with residents at its senior housing — RIDEA facilities are for a term of one year or less. As of March 31, 2021, the following table presents the sensitivity of GAHR IV’s annual base rent due to lease expirations for the nine months ending December 31, 2021 and for each for the next 10 years and thereafter, excluding GAHR IV’s senior housing — RIDEA facilities:

Year	Number of Expiring Leases	Total Square Feet of Expiring Leases	% of Leased Area Represented by Expiring Leases	Annual Base Rent of Expiring Leases	% of Total Annual Base Rent Represented by Expiring Leases(1)
2021	33	73,000	2.3%	$1,581,000	2.2%
2022	40	243,000	7.7	5,994,000	8.1
2023	39	243,000	7.7	6,219,000	8.5
2024	37	272,000	8.5	6,438,000	8.8
2025	31	283,000	8.9	7,009,000	9.6
2026	17	72,000	2.3	1,879,000	2.6
2027	15	120,000	3.8	3,301,000	4.4
2028	19	217,000	6.8	5,229,000	7.1
2029	20	211,000	6.5	6,268,000	8.4
2030	8	81,000	2.6	2,520,000	3.4
Thereafter	22	1,365,000	42.9	26,819,000	36.9

Total	281	3,180,000	100%	$73,257,000	100%

(1)	Amount is based on the total annual contractual base rent expiring in the applicable year, based on leases in effect as of March 31, 2021.
Investment Objectives
Our investment objectives are:

•	to preserve, protect and return stockholders’ capital contributions;

•	to pay regular cash distributions; and

•	to realize growth in the value of its investments upon the ultimate sale of such investments.
The GAHR IV Board may change our investment objectives if it determines it is advisable and in the best interest of the GAHR IV stockholders. During the term of the GAHR IV Advisory Agreement, decisions relating to the purchase or sale of investments will be made by the GAHR IV Advisor, subject to oversight by the GAHR IV Advisor’s investment committee and the GAHR IV Board.
Investment Strategy
GAHR IV has invested, and may continue to invest, in a diversified portfolio of healthcare real estate properties, focusing primarily on medical office buildings, skilled nursing facilities, senior housing and other healthcare-related facilities. On an infrequent and opportunistic basis, GAHR IV also may originate or acquire secured loans and other real estate-related investments. GAHR IV has acquired, and may continue to acquire, properties either directly or jointly with third parties.
GAHR IV generally seeks investments that produce current income; however, when and as determined appropriate by the GAHR IV Advisor, the GAHR IV portfolio may include properties in various stages of development other than those producing current income. These stages include unimproved land both with and without entitlements and permits, property to be redeveloped and repositioned, newly constructed properties and properties in lease-up
or other stabilization, all of which have limited or no relevant operating histories and current income. The GAHR IV Advisor makes such investment determinations based upon a variety of factors, including the available risk-adjusted returns for such properties when compared with other available properties, the appropriate diversification of the portfolio and GAHR IV’s objectives of realizing both current income and capital appreciation upon the ultimate sale of properties.
GAHR IV seeks to maximize long-term stockholder value by generating sustainable growth in cash flows and portfolio value. In order to achieve these objectives, GAHR IV may invest using a number of investment structures which may include direct acquisitions, joint ventures, leveraged investments, issuing securities for property and direct and indirect investments in real estate. In order to maintain GAHR IV’s exemption from regulation as an investment company under the Investment Company Act of 1940, GAHR IV may be required to limit its investments in certain types of real estate-related investments.
For each of GAHR IV’s investments, regardless of property type, GAHR IV seeks to invest in properties with the following attributes:

•
Quality.
 GAHR IV seeks to acquire properties that are suitable for their intended use with a quality of construction that is capable of sustaining the property’s investment potential for the long-term, assuming funding of budgeted maintenance, repairs and capital improvements.

•
Location.
 GAHR IV seeks to acquire properties that are located in established or otherwise appropriate markets for comparable properties, with access and visibility suitable to meet the needs of its occupants. In addition to United States properties, GAHR IV also seeks to acquire international properties that meet its investment criteria.

•
Market; Supply and Demand.
 GAHR IV focuses on local or regional markets that have potential for stable and growing property level cash flows over the long-term. These determinations are based in part on an evaluation of local and regional economic, demographic and regulatory factors affecting the property. For instance, GAHR IV favors markets that indicate a growing population and employment base or markets that exhibit potential limitations on additions to supply, such as barriers to new construction. Barriers to new construction include lack of available land and stringent zoning restrictions. In addition, GAHR IV generally seeks to limit its investments in areas that have limited potential for growth.

•
Predictable Capital Needs.
 GAHR IV seeks to acquire properties where the future expected capital needs can be reasonably projected in a manner that would enable it to meet its objectives of growth in cash flows and preservation of capital and stability.

•
Cash Flows.
 GAHR IV seeks to acquire properties where the current and projected cash flows, including the potential for appreciation in value, would enable it to meet its overall investment objectives. GAHR IV evaluates cash flows as well as expected growth and the potential for appreciation.

GAHR IV is not limited as to the geographic areas where it may acquire properties. GAHR IV is not specifically limited in the number or size of properties it may acquire or on the percentage of its assets that it may invest in a single property or investment. The number and mix of properties and real estate-related investments GAHR IV will acquire will depend upon real estate and market conditions and other circumstances existing at the time it is acquiring its properties and making its investments and the amount of debt financing available.
Real Estate Investments
GAHR IV has invested, and may continue to invest, in a diversified portfolio of healthcare real estate investments, focusing primarily on medical office buildings, skilled nursing facilities, senior housing and other healthcare-related facilities. GAHR IV generally seeks investments that produce current income. Its investments may include:

•	medical office buildings;

•	skilled nursing facilities;

•	senior housing facilities;

•	healthcare-related facilities operated utilizing a RIDEA structure;

•	hospitals;

•	long-term acute care facilities;

•	surgery centers;

•	memory care facilities;

•	specialty medical and diagnostic service facilities;

•	laboratories and research facilities;

•	pharmaceutical and medical supply manufacturing facilities; and

•	offices leased to tenants in healthcare-related industries.
The GAHR IV Advisor generally seeks to acquire real estate on GAHR IV’s behalf of the types described above that will best enable it to meet its investment objectives, taking into account the diversification of our portfolio at the time, relevant real estate and financial factors, the location, the income-producing capacity, and the prospects for long-range appreciation of a particular property and other considerations. As a result, GAHR IV may acquire properties other than the types described above. In addition, GAHR IV may acquire properties that vary from the parameters described above for a particular property type.
The consideration for each real estate investment must be authorized by a majority of GAHR IV’s directors or a duly authorized committee of the GAHR IV Board, and ordinarily is based on the fair market value of the investment. If the majority of the independent directors or a duly authorized committee of the GAHR IV Board so determines, or if the investment is to be acquired from one of GAHR IV’s co-sponsors,
the GAHR IV Advisor, any of GAHR IV’s directors or an affiliate, the fair market value determination must be supported by an appraisal obtained from a qualified, independent appraiser selected by a majority of the independent directors of the GAHR IV Board.
GAHR IV’s real estate investments generally take the form of holding fee title or long-term leasehold interests. GAHR IV’s investments may be made either directly through the GAHR IV Operating Partnership or indirectly through investments in joint ventures, limited liability companies, general partnerships or other co-ownership
arrangements with the developers of the properties, affiliates of the GAHR IV Advisor or other persons.
In addition, GAHR IV has participated in sale-leaseback transactions in which it purchases real estate investments and leases them back to the sellers of such properties. The GAHR IV Advisor will use its best efforts to structure any such sale-leaseback transaction such that the lease will be characterized as a “true lease” and so that GAHR IV will be treated as the owner of the property for federal income tax purposes.
GAHR IV’s obligation to close a transaction involving the purchase of real estate is generally conditioned upon the delivery and verification of certain documents from the seller or developer, including, where appropriate:

•	plans and specifications;

•	environmental reports (generally a minimum of a Phase I investigation);

•	building condition reports;

•	surveys;

•	evidence of marketable title subject to such liens and encumbrances as are acceptable to the GAHR IV Advisor;

•	audited financial statements covering recent operations of real properties having operating histories unless such statements are not required to be filed with the SEC and delivered to stockholders;

•	title insurance policies; and

•	liability insurance policies.

In determining whether to purchase a particular real estate investment, GAHR IV may, in circumstances in which the GAHR IV Advisor deems it appropriate, obtain an option on such property, including land suitable for development. The amount paid for an option is normally surrendered if the real estate is not purchased, and is normally credited against the purchase price if the real estate is purchased. GAHR IV also may enter into arrangements with the seller or developer of a real estate investment whereby the seller or developer agrees that if, during a stated period, the real estate investment does not generate specified cash flows, the seller or developer will pay GAHR IV cash in an amount necessary to reach the specified cash flows level, subject in some cases to negotiated dollar limitations.
GAHR IV will not purchase or lease real estate in which one of its co-sponsors,
the GAHR IV Advisor, any of GAHR IV’s directors or any of their affiliates have an interest without a determination by a majority of the disinterested directors and a majority of the disinterested independent directors that such transaction is fair and reasonable to GAHR IV and at a price to GAHR IV no greater than the cost of the real estate investment to the affiliated seller or lessor, unless there is substantial justification for the excess amount and the excess amount is reasonable. In no event will GAHR IV acquire any such real estate investment at an amount in excess of its current appraised value.
GAHR IV has obtained, and it intends to continue to obtain, adequate insurance coverage for all real estate investments in which it invests.
GAHR IV has acquired, and may continue to acquire, leased properties with long-term leases and it generally does not intend to operate any healthcare-related facilities directly. As a REIT, GAHR IV is prohibited from operating healthcare-related facilities directly; however, it has leased and may continue to lease healthcare-related facilities that it acquires to a TRS. In such an event, the TRS will engage a third party in the business of operating healthcare-related facilities to manage the property utilizing a RIDEA structure permitted by the Code. Through the TRS, GAHR IV bears all operational risks and liabilities associated with the operation of such healthcare-related facilities unlike its triple-net
leased properties. Such operational risks and liabilities include, but are not limited to, resident quality of care claims and governmental reimbursement matters.
Construction and Development Activities
From time to time, GAHR IV may construct and develop real estate assets or render services in connection with these activities. GAHR IV may be able to reduce overall purchase costs by constructing and developing property versus purchasing an existing property. GAHR IV retains, and will continue to retain, independent contractors to perform the actual construction work on tenant improvements, such as installing heating, ventilation and air conditioning systems.
Additionally, in the event that the GAHR IV Advisor assists with planning and coordinating the construction of any tenant improvements or capital improvements, it may be paid a construction management fee of up to 5.0% of the cost of such improvements. GAHR IV may also engage the GAHR IV Advisor or its affiliates to provide development-related services for all or some of the properties that GAHR IV develops or acquire for refurbishment. In those cases, GAHR IV pays the GAHR IV Advisor or its affiliates a development fee that is usual and customary for comparable services rendered for similar projects in the geographic market where the services are provided. However, GAHR IV does not pay a development fee to the GAHR IV Advisor or its affiliates if the GAHR IV Advisor or any of its affiliates elects to receive an acquisition fee based on the cost of such development.
Terms of Leases
The terms and conditions of any lease GAHR IV enters into with its tenants may vary. However, GAHR IV expects that a majority of its leases will require the tenant to pay or reimburse GAHR IV for some or all of the operating expenses of the building based on the tenant’s proportionate share of rentable space within the building. Operating expenses typically include, but are not limited to, real estate and other taxes, utilities, insurance and building repairs, and other building operation and management costs. GAHR IV expects to be responsible for the replacement of specific structural components of a property such as the roof of the building or the parking lot. GAHR IV expects that many of its leases will have terms of five or more years, some of which may have renewal options.

Significant Tenant
As of March 31, 2021, GAHR IV had one tenant that accounted for 10.0% or more of its total property portfolio’s annualized base rent or annualized NOI, as follows:

Tenant	Annualized Base Rent/ NOI(1)	Percentage of Annualized Base Rent/NOI	Real Estate Investment	Reportable Segment	GLA (Sq Ft)	Lease Expiration Date
RC Tier Properties, LLC	$7,937,000	11.2%	Missouri SNF Portfolio	Skilled Nursing	385,000	09/30/33

(1)
Amount is based on contractual base rent from leases in effect as of March 31, 2021 for GAHR IV’s non-RIDEA
properties and annualized NOI for our senior housing — RIDEA facilities. The loss of this tenant or its inability to pay rent could have a material adverse effect on GAHR IV’s business and results of operations.

Geographic Concentration
Based on leases in effect as of March 31, 2021, two states in the United States accounted for 10.0% or more of GAHR IV’s total property portfolio’s annualized base rent or annualized NOI. The properties located in Missouri and Michigan accounted for approximately 12.2% and 10.4%, respectively, of GAHR IV’s total property portfolio’s annualized base rent or annualized NOI. Accordingly, there is a geographic concentration of risk subject to fluctuations in each state’s economy. Based on leases in effect as of March 31, 2021, the four reportable business segments, medical office buildings, skilled nursing facilities, senior housing and senior housing — RIDEA accounted for 67.1%, 14.7%, 10.4% and 7.8%, respectively, of GAHR IV’s total property portfolio’s annualized base rent or annualized NOI.
Ownership Structure
GAHR IV’s real estate investments generally take the form of holding fee title or long-term leasehold interests. Its investments may be made either directly through the GAHR IV Operating Partnership or indirectly through investments in joint ventures, limited liability companies, general partnerships or other co-ownership
arrangements with the developers of the properties, affiliates of the GAHR IV Advisor or other persons.
Joint Ventures
GAHR IV has entered into, and it may continue to enter into, joint ventures, general partnerships and other arrangements with one or more institutions or individuals, including real estate developers, operators, owners, investors and others, some of whom may be affiliates of the GAHR IV Advisor, for the purpose of acquiring real estate. Such joint ventures may be leveraged with debt financing or unleveraged. GAHR IV has entered into, and may continue to enter into, joint ventures to further diversify its investments or to access investments which meet its investment criteria that would otherwise be unavailable to it. In determining whether to invest in a particular joint venture, the GAHR IV Advisor will evaluate the real estate that such joint venture owns or is being formed to own under the same criteria for the selection of GAHR IV’s other properties. However, GAHR IV will not participate in tenant in common syndications or transactions.
Joint ventures with unaffiliated third parties may be structured such that the investment made by GAHR IV and the co-venturer
are on substantially different terms and conditions. For example, while GAHR IV and a co-venturer
may invest an equal amount of capital in an investment, the investment may be structured such that GAHR IV has a right to priority distributions of cash flows up to a certain target return while the co-venturer
may receive a disproportionately greater share of cash flows than GAHR IV is to receive once such target return has been achieved. This type of investment structure may result in the co-venturer
receiving more of the cash flows, including appreciation, of an investment than GAHR IV would receive.
GAHR IV has invested, and may continue to invest, in general partnerships or joint ventures with other American Healthcare Investors-sponsored programs or Griffin Capital programs or affiliates of the GAHR IV Advisor to enable GAHR IV to increase its equity participation in such ventures, so that ultimately GAHR IV owns a larger equity percentage of the property. GAHR IV’s entering into joint ventures with the GAHR IV Advisor or any of its affiliates may result in certain conflicts of interest.

GAHR IV may only enter into joint ventures with other American Healthcare Investors-sponsored programs or Griffin Capital programs, affiliates of the GAHR IV Advisor or any of GAHR IV’s directors for the acquisition of properties if:

•
a majority of GAHR IV’s directors, including a majority of its independent directors, not otherwise interested in such transaction, approves the transaction as being fair and reasonable to GAHR IV; and

•	the investment by GAHR IV and such affiliates are on substantially the same terms and conditions.
Real Estate-Related Investments
In addition to its acquisition of medical office buildings, skilled nursing facilities and senior housing and other healthcare-related facilities, on an infrequent and opportunistic basis, GAHR IV also may invest in real estate-related investments, including loans and securities investments.
Investing In and Originating Loans
GAHR IV may invest in first and second mortgage loans, mezzanine loans and bridge loans. However, GAHR IV will not make or invest in any loans that are subordinate to any mortgage or equity interest of the GAHR IV Advisor, any of its directors, one of its co-sponsors,
or any of its affiliates. GAHR IV also may invest in participations in mortgage loans. Second mortgage loans are secured by second deeds of trust on real property that is already subject to prior mortgage indebtedness. A mezzanine loan is a loan made in respect of certain real property but is secured by a lien on the ownership interests of the entity that, directly or indirectly, owns the real property. A bridge loan is short term financing, for an individual or business, until permanent or the next stage of financing can be obtained. Mortgage participation investments are investments in partial interests of mortgages of the type described above that are made and administered by third-party mortgage lenders. In evaluating prospective loan investments, the GAHR IV Advisor considers factors, including, but not limited to: the ratio of the investment amount to the underlying property’s value, current and projected cash flows of the property, the degree of liquidity of the investment, the quality, experience and creditworthiness of the borrower and, in the case of mezzanine loans, the ability to acquire the underlying real property.
GAHR IV’s criteria for making or investing in loans will be substantially the same as those involved in GAHR IV’s investment in properties. GAHR IV does not intend to make loans to other persons, to underwrite securities of other issuers or to engage in the purchase and sale of any types of investments other than those relating to real estate. GAHR IV will not make or invest in mortgage loans on any one property if the aggregate amount of all mortgage loans outstanding on the property, including its loan, would exceed an amount equal to 85.0% of the appraised value of the property, as determined by an appraiser, unless GAHR IV finds substantial justification due to other underwriting criteria; however, GAHR IV’s policy generally will be that the aggregate amount of all mortgage loans outstanding on the property, including its loan, would not exceed 75.0% of the appraised value of the property. GAHR IV may find such justification in connection with the purchase of loans in cases in which it believes there is a high probability of its foreclosure upon the property in order to acquire the underlying assets and in which the cost of the loan investment does not exceed the fair market value of the underlying property. GAHR IV will not invest in or make loans unless an appraisal has been obtained concerning the underlying property, except for those loans insured or guaranteed by a government or government agency. In cases in which a majority of GAHR IV’s independent directors so determine and in the event the transaction is with one of GAHR IV’s co-sponsors,
the GAHR IV Advisor, any of GAHR IV’s directors or any of their respective affiliates, the appraisal will be obtained from a certified independent appraiser to support its determination of fair market value.
In addition, GAHR IV will seek to obtain a customary lender’s title insurance policy or commitment as to the priority of the mortgage or condition of the title. Because the factors considered, including the specific weight GAHR IV places on each factor, will vary for each prospective loan investment, GAHR IV does not, and is not able to, assign a specific weight or level of importance to any particular factor.
The GAHR IV Advisor will evaluate all potential loan investments to determine if the security for the loan and the loan-to-value
ratio meets GAHR IV’s investment criteria and objectives. Most loans that GAHR IV will consider for investment would provide for monthly payments of interest and some may also provide for principal amortization, although many loans of the nature that GAHR IV will consider provide for payments of interest only and a payment of principal in full at the end of the loan term. GAHR IV will not originate loans with negative amortization provisions.

GAHR IV is not limited as to the amount of its assets that may be invested in mezzanine loans, bridge loans and second mortgage loans. However, GAHR IV recognizes that these types of loans are riskier than first deeds of trust or first priority mortgages on income-producing, fee-simple
properties, and GAHR IV expects to minimize the amount of these types of loans in its portfolio. The GAHR IV Advisor will evaluate the fact that these types of loans are riskier in determining the rate of interest on the loans. GAHR IV does not have any policy that limits the amount that it may invest in any single loan or the amount it may invest in loans to any one borrower. GAHR IV has not established a portfolio turnover policy with respect to loans it may invest in or originate.
Investing in Securities
GAHR IV may invest in the following types of securities: (i) up to 10.0% of our total assets in equity securities such as common stocks, preferred stocks and convertible preferred securities of public or private unaffiliated real estate companies (including other REITs, real estate operating companies and other real estate companies); (ii) up to 10.0% of its total assets in debt securities such as commercial mortgage-backed securities and debt securities issued by other unaffiliated real estate companies; and (iii) certain other types of securities that may help it reach its diversification and other investment objectives. These other securities may include, but are not limited to, various types of collateralized debt obligations and certain non-United
States dollar denominated securities.
The GAHR IV Advisor has substantial discretion with respect to the selection of specific securities investments. The GAHR IV Charter provides that GAHR IV may not invest in equity securities unless a majority of GAHR IV’s directors, including a majority of its independent directors, not otherwise interested in the transaction, approve such investment as being fair, competitive and commercially reasonable. Consistent with such requirements, in determining the types of securities investments to make, the GAHR IV Advisor will adhere to a GAHR IV Board-approved asset allocation framework consisting primarily of components such as: (i) target mix of securities across a range of risk/reward characteristics; (ii) exposure limits to individual securities; and (iii) exposure limits to securities subclasses (such as common equities, debt securities and foreign securities).
Commercial mortgage-backed securities are securities that evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. Commercial mortgage-backed securities generally are pass-through certificates that represent beneficial ownership interests in common law trusts whose assets consist of defined portfolios of one or more commercial mortgage loans. They typically are issued in multiple tranches whereby the more senior classes are entitled to priority distributions from the trust’s income. Losses and other shortfalls from expected amounts to be received in the mortgage pool are borne by the most subordinate classes, which receive payments only after the more senior classes have received all principal and/or interest to which they are entitled. Commercial mortgage-backed securities are subject to all of the risks of the underlying mortgage loans. GAHR IV may invest in investment grade and non-investment
grade commercial mortgage-backed securities.
The specific number and mix of securities in which GAHR IV invests will depend upon real estate market conditions, other circumstances existing at the time GAHR IV is investing in securities and the amount of any future indebtedness that it may incur. GAHR IV will not invest in securities of other issuers for the purpose of exercising control and the first or second mortgages in which it intends to invest will likely not be insured by the Federal Housing Administration or guaranteed by the Department of Veterans Affairs or otherwise guaranteed or insured. Real estate-related equity securities are generally unsecured and also may be subordinated to other obligations of the issuer. GAHR IV’s investments in real estate-related equity securities will involve special risks relating to the particular issuer of the equity securities, including the financial condition and business outlook of the issuer.
Strategies and Policies With Respect to Borrowing
GAHR IV has used, and intends to continue to use, secured and unsecured debt as a means of providing additional funds for the acquisition of properties and real estate-related investments. GAHR IV’s ability to enhance its investment returns and to increase its diversification by acquiring assets using additional funds provided through borrowing could be adversely impacted if banks and other lending institutions reduce the amount of funds available for the types of loans we seek. When interest rates are high or financing is otherwise unavailable on a timely basis, GAHR IV may purchase certain assets for cash with the intention of obtaining debt financing at a later time. GAHR IV has also used, and may continue to use, derivative financial instruments such as fixed interest rate swaps and caps to add stability to interest expense and to manage its exposure to interest rate movements.
GAHR IV anticipates that its overall leverage will approximate 50.0% of the combined market value of all of its real estate, real estate-related investments and joint venture interests, as determined at the end of each calendar year. For these purposes, the fair market value of each asset will be equal to the purchase price paid for the asset or, if the asset was appraised subsequent to the date of purchase, then the fair market value will be equal to the value reported in the most recent independent appraisal of the asset. GAHR IV’s borrowing policies do not limit the amount it may borrow with respect to any individual investment. As of March 31, 2021, GAHR IV’s aggregate borrowings were 39.7% of the combined market value of all its real estate investments.
The GAHR IV Board reviews GAHR IV’s aggregate borrowings at least quarterly to ensure that such borrowings are reasonable in relation to its net assets. GAHR IV’s borrowing policies preclude it from borrowing in excess of 300% of its net assets, unless any excess in such borrowing is approved by a majority of GAHR IV’s independent directors and is disclosed in its next quarterly report along with justification for such excess. Net assets for purposes of this calculation are defined as GAHR IV’s total assets, other than intangibles, valued at cost before deducting depreciation, amortization, bad debt and other similar non-cash
reserves, less total liabilities. Generally, the preceding calculation is expected to approximate 75.0% of the aggregate cost of GAHR IV’s real estate and real estate-related investments before depreciation, amortization, bad debt and other similar non-cash
reserves. However, GAHR IV may temporarily borrow in excess of these amounts if such excess is approved by a majority of GAHR IV’s independent directors and disclosed to stockholders in its next quarterly report, along with justification for such excess. In such event, GAHR IV will review its debt levels at that time and take action to reduce any such excess as soon as practicable. GAHR IV may also incur indebtedness to finance improvements to properties and, if necessary, for working capital needs or to meet the distribution requirements applicable to REITs under the federal income tax laws. As of May 14, 2021, GAHR IV’s leverage did not exceed 300% of the value of its net assets.
The GAHR IV Charter restricts GAHR IV from borrowing money from one of its co-sponsors,
the GAHR IV Advisor, any of GAHR IV’s directors or any of their respective affiliates unless such loan is approved by a majority of GAHR IV’s directors, including a majority of its independent directors, not otherwise interested in the transaction, as being fair, competitive and commercially reasonable and no less favorable to GAHR IV than comparable loans between unaffiliated parties. The GAHR IV Board controls its strategies with respect to borrowing and may change such strategies at any time without stockholder approval, subject to the maximum borrowing limit of 300% of its net assets described above. The GAHR IV Advisor uses its best efforts to obtain financing on the most favorable terms available to GAHR IV and refinances assets during the term of a loan only in limited circumstances, such as when a decline in interest rates makes it beneficial to prepay an existing loan, when an existing loan matures or if an attractive investment becomes available and the proceeds from the refinancing can be used to purchase such investment. The benefits of the refinancing may include increased cash flows resulting from reduced debt service requirements, an increase in distributions from proceeds of the refinancing, and an increase in diversification and assets owned if all or a portion of the refinancing proceeds are reinvested.
When incurring secured debt, we may incur recourse indebtedness, which means that the lenders’ rights upon its default generally will not be limited to foreclosure on the property that secured the obligation. If we incur mortgage indebtedness, we will endeavor to obtain level payment financing, meaning that the amount of debt service payable would be substantially the same each year, although some mortgages are likely to provide for one large payment and we may incur floating or adjustable rate financing when the GAHR IV Board determines it to be in our best interest.
Sale or Disposition of Assets
The GAHR IV Advisor and the GAHR IV Board will determine whether a particular property or real estate-related investment should be sold or otherwise disposed of after consideration of the relevant factors, including performance or projected performance of the property and market conditions, with a view toward achieving GAHR IV’s principal investment objectives.

GAHR IV intends to hold each property or real estate-related investment it acquires for an extended period. However, circumstances might arise which could result in a shortened holding period for certain investments. A property or real estate-related investment may be sold before the end of the expected holding period if:

•	diversification benefits exist associated with disposing of the investment and rebalancing GAHR IV’s investment portfolio;

•	an opportunity arises to pursue a more attractive investment;

•	in the judgment of the GAHR IV Advisor, the value of the investment might decline;

•	with respect to properties, a major tenant involuntarily liquidates or is in default under its lease;

•	the investment was acquired as part of a portfolio acquisition and does not meet GAHR IV’s general acquisition criteria;

•	an opportunity exists to enhance overall investment returns by raising capital through sale of the investment; or

•	in the judgment of the GAHR IV Advisor, the sale of the investment is in the best interest of GAHR IV’s stockholders.
The determination of whether a particular property or real estate-related investment should be sold or otherwise disposed of will be made after consideration of the relevant factors, including prevailing economic conditions, with a view toward maximizing GAHR IV’s investment objectives.
Government Regulations
GAHR IV’s properties are subject to various federal, state and local regulatory requirements, and changes in these laws and regulations, or their interpretation by agencies, occur frequently. Further, GAHR IV’s tenants and its healthcare facility operators and managers, including its TRS entities that own and operate our properties under a RIDEA structure, are typically subject to extensive and complex federal, state and local healthcare laws and regulations relating to quality of care, government reimbursement, fraud and abuse practices and similar laws governing the operation of healthcare facilities, and GAHR IV expects the healthcare industry, in general, will continue to face increased regulation and pressure in the areas of healthcare management, fraud and provision of services, among others. If GAHR IV fails to comply with these various requirements, it may incur governmental fines or private damage awards. While GAHR IV believes that its properties are and will be in substantial compliance with all of these regulatory requirements, GAHR IV does not know whether existing requirements will change or whether future requirements will require GAHR IV to make significant unanticipated capital expenditures that will adversely affect its ability to make distributions to its stockholders. GAHR IV believes, based in part on third-party due diligence reports which are generally obtained at the time GAHR IV acquires the properties, that all of its properties comply in all material respects with current regulations. However, if GAHR IV were required to make significant expenditures under applicable regulations, our financial condition, results of operations, cash flows and ability to satisfy its debt service obligations and to pay distributions could be adversely affected.
Privacy and Security Laws and Regulations.
 There are various United States federal and state privacy laws and regulations that provide for consumer protection of personal health information, particularly electronic security and privacy. Compliance with such laws and regulations may require GAHR IV to, among other things, conduct additional risk analysis, modify its risk management plan, implement new policies and procedures and conduct additional training. GAHR IV is generally dependent on its tenants and management companies to fulfill its compliance obligations, and GAHR IV has in certain circumstances developed a program to periodically monitor compliance with such obligations. However, there can be no assurance it would not be required to alter one or more of its systems and data security procedures to be in compliance with these laws. If GAHR IV fails to adequately protect health information, it could be subject to civil or criminal liability and adverse publicity, which could harm its business and impact its ability to attract new tenants and residents. GAHR IV may be required to notify individuals, as well as government agencies and the media, if it experiences a data breach.

Healthcare Licensure and Certification.
 Generally, certain properties in GAHR IV’s portfolio are subject to licensure, may require a certificate of need (“CON”) or other certification through regulatory agencies in order to operate and participate in Medicare and Medicaid programs. Requirements pertaining to such licensure and certification relate to the quality of care provided by the operator, qualifications of the operator’s staff and continuing compliance with applicable laws and regulations. In addition, CON laws and regulations may place restrictions on certain activities such as the addition of beds at GAHR IV’s facilities and changes in ownership. Failure to obtain a license, CON or other certification, or revocation, suspension or restriction of such required license, CON or other certification, could adversely impact GAHR IV’s properties’ operations and their ability to generate revenue from services provided. State CON laws are not uniform throughout the United States and are subject to change. GAHR IV cannot predict the impact of state CON laws on our facilities or the operations of its tenants.
Compliance with the Americans with Disabilities Act.
 Under the Americans with Disabilities Act of 1990, as amended (the “ADA”), all public accommodations must meet federal requirements for access and use by disabled persons. Additional federal, state and local laws also may require modifications to GAHR IV’s properties or restrict its ability to renovate its properties. GAHR IV cannot predict the cost of compliance with the ADA or other legislation. GAHR IV may incur substantial costs to comply with the ADA or any other legislation.
Government Environmental Regulation and Private Litigation.
 Environmental laws and regulations hold GAHR IV liable for the costs of removal or remediation of certain hazardous or toxic substances, which may be on its properties. These laws could impose liability without regard to whether GAHR IV is responsible for the presence or release of the hazardous materials. Government investigations and remediation actions may have substantial costs and the presence of hazardous substances on a property could result in personal injury or similar claims by private plaintiffs. Various laws also impose liability on a person who arranges for the disposal or treatment of hazardous or toxic substances and such person often must incur the cost of removal or remediation of hazardous substances at the disposal or treatment facility. These laws often impose liability whether or not the person arranging for the disposal ever owned or operated the disposal facility. As the owner of our properties, GAHR IV may be deemed to have arranged for the disposal or treatment of hazardous or toxic substances.
Issuing Securities for Property
Subject to limitations contained in GAHR IV’s organizational and governance documents, GAHR IV may issue, or cause to be issued, shares of its stock or limited partnership units in the GAHR IV Operating Partnership in any manner (and on such terms and for such consideration) in exchange for real estate. GAHR IV’s existing stockholders have no preemptive rights to purchase such shares of GAHR IV’s stock or limited partnership units in any such offering, and any such offering might cause a dilution of a stockholder’s initial investment.
In order to induce the contributors of such properties to accept units in the GAHR IV Operating Partnership, rather than cash, in exchange for their properties, it may be necessary for GAHR IV to provide them additional incentives. For instance, the GAHR IV Operating Partnership’s partnership agreement provides that any holder of units may exchange limited partnership units on a one-for-one
basis for shares of GAHR IV’s common stock, or, at GAHR IV’s option, cash equal to the value of an equivalent number of shares of GAHR IV’s common stock. GAHR IV may, however, enter into additional contractual arrangements with contributors of property under which GAHR IV would agree to repurchase a contributor’s units for shares of its common stock or cash, at the option of the contributor, at set times. In order to allow a contributor of a property to defer taxable gain on the contribution of property to the GAHR IV Operating Partnership, GAHR IV might agree not to sell a contributed property for a defined period of time or until the contributor exchanged the contributor’s units for cash or shares of GAHR IV’s common stock. Such an agreement would prevent GAHR IV from selling those properties, even if market conditions made such a sale favorable to it. Although GAHR IV may enter into such transactions with other existing or future American Healthcare Investors or Griffin Capital programs, it does not currently intend to do so. If GAHR IV were to enter into such a transaction with an entity managed by one of its co-sponsors
or its affiliates, it would be subject to the risks associated with affiliated transactions. GAHR IV may acquire assets from, or dispose of assets to, affiliates of the GAHR IV Advisor, which could result in GAHR IV entering into transactions on less favorable terms than it would receive from a third party or that negatively affect the public’s perception of it.

Industry Segments
GAHR IV segregates its operations into reporting segments in order to assess the performance of its business in the same way that GAHR IV management reviews GAHR IV’s performance and makes operating decisions. As of March 31, 2021, GAHR IV operated through four reportable business segments — medical office buildings, senior housing, senior housing — RIDEA and skilled nursing facilities.
Medical Office Buildings.
 As of March 31, 2021, GAHR IV owned 43 MOBs. These properties typically contain physicians’ offices and examination rooms and may also include pharmacies, hospital ancillary service space and outpatient services such as diagnostic centers, rehabilitation clinics and day-surgery
operating rooms. While these properties are similar to commercial office buildings, they require additional parking spaces as well as plumbing, electrical and mechanical systems to accommodate multiple exam rooms that may require sinks in every room and special equipment such as
x-ray
machines. In addition, MOBs are often built to accommodate higher structural loads for certain equipment and may contain other specialized construction. Our MOBs are typically multi-tenant properties leased to healthcare providers (hospitals and physician practices) for approximately three to ten years. GAHR IV’s MOBs segment accounted for approximately 42.2%, 45.1% and 40.7% of total revenues and grant income for the years ended December 31, 2020, 2019 and 2018, respectively.
Senior Housing.
 As of March 31, 2021, GAHR IV owned 14 senior housing facilities. Senior housing facilities cater to different segments of the elderly population based upon their personal needs, and include assisted living, memory care, and independent living. Residents of assisted living facilities typically require limited medical care and need assistance with eating, bathing, dressing, and/or medication management and those services can be provided by staff at the facility. Resident programs offered at such facilities may include transportation, social activities and exercise and fitness programs. Services provided by our tenants in these facilities are primarily paid for by the residents directly or through private insurance and are less reliant on government reimbursement programs such as Medicaid and Medicare. GAHR IV’s senior housing facilities are leased to single tenants under triple-net
lease structures, whereby the tenant is responsible for making rent payments, maintaining the properties and paying taxes and other expenses. Leases are typically 12 to 15 years with annual escalations and required lease coverage ratios. Our senior housing segment accounted for approximately 5.7%, 7.0% and 10.6% of total revenues and grant income for the years ended December 31, 2020, 2019 and 2018, respectively.
Senior Housing — RIDEA
. As of March 31, 2021, GAHR IV owned and operated 26 senior housing facilities utilizing a RIDEA structure. Such facilities are of a similar property type as GAHR IV’s senior housing segment discussed above; however, GAHR IV has entered into agreements with healthcare operators to manage the facilities on its behalf utilizing a RIDEA structure. The healthcare operators it engages provides management and operational services at the facility and GAHR IV retains the net earnings generated by the performance of the facility after payment of the management fee and other operational and maintenance expenses. As a result, under a RIDEA structure, GAHR IV retains the upside from improved operational performance, and similarly the risk of any decline in performance. Substantially all of its leases with residents in the senior housing facilities are for a term of one year or less. GAHR IV’s senior housing—RIDEA segment accounted for approximately 44.4%, 38.2% and 43.6% of total revenues and grant income for the years ended December 31, 2020, 2019 and 2018, respectively.
Skilled Nursing Facilities.
 As of March 31, 2021, GAHR IV owned 11 SNFs. SNF residents are generally higher acuity and need assistance with eating, bathing, dressing, and/or require assistance with medication and also require available
24-hour
nursing care. SNFs offer restorative, rehabilitative and custodial nursing care for people not requiring the more extensive and sophisticated treatment available at hospitals. Ancillary revenues and revenues from sub-acute
care services are derived from providing services to residents beyond room and board and include occupational, physical, speech, respiratory and intravenous therapy, wound care, oncology treatment, brain injury care, orthopedic therapy and other services. Certain SNFs provide some of the foregoing services on an out-patient
basis. Skilled nursing services provided by our tenants in these SNFs are primarily paid for either by private sources or through the Medicare and Medicaid programs. GAHR IV’s SNFs are leased to a single tenant under a triple-net
lease structure with approximately 12 to 15 year terms and fixed annual rent escalations. GAHR IV’s SNFs segment accounted for approximately 7.7%, 9.7% and 5.1% of total revenues and grant income for the years ended December 31, 2020, 2019 and 2018, respectively.

The GAHR IV Board’s Review of Our Investment Policies and Report of Independent Directors
The GAHR IV Board has established written policies on investments and borrowing. The GAHR IV Board is responsible for monitoring the administrative procedures, investment operations and performance of GAHR IV and the GAHR IV Advisor to ensure such policies are carried out. The GAHR IV Charter requires that GAHR IV’s independent directors review its investment policies at least annually to determine that the policies GAHR IV is following are in the best interest of its stockholders. Each determination and the basis therefor is required to be set forth in the minutes of the applicable meetings of GAHR IV’s directors. Implementation of its investment policies also may vary as new investment techniques are developed. Any of GAHR IV’s investment policies set forth in the GAHR IV Charter may not be altered by the GAHR IV Board without the approval of GAHR IV’s stockholders.
As required by the GAHR IV Charter, GAHR IV’s independent directors have reviewed GAHR IV’s policies outlined above and determined that they are in the best interests of GAHR IV’s stockholders because: (i) they increase the likelihood that GAHR IV will be able to acquire a diversified portfolio of income-producing properties, thereby reducing risk in its portfolio; (ii) there are sufficient property acquisition opportunities with the attributes that GAHR IV seeks; (iii) GAHR IV’s executive officers, directors and affiliates of the GAHR IV Advisor have expertise with the type of real estate investments GAHR IV seeks; and (iv) GAHR IV’s borrowings will enable it to purchase assets and earn more real estate revenue earlier than it would otherwise have been able to, thereby increasing its likelihood of generating income for its stockholders and preserving stockholder capital.
Investment Policies and Limitations
The GAHR IV Charter places numerous limitations on GAHR IV with respect to the manner in which it may invest its funds. Pursuant to these limitations, GAHR IV will not:

•
make investments in unimproved property or indebtedness secured by a deed of trust or mortgage loans on unimproved property in excess of 10.0% of GAHR IV’s total assets (as used herein, “unimproved property” means any investment with the following characteristics: (a) an equity interest in real property which was not acquired for the purpose of producing rental or other operating income; (b) has no development or construction in process on such land; and (c) no development or construction on such land is planned to commence within one year);

•
invest in commodities or commodity futures contracts, except for futures contracts when used solely for the purpose of hedging in connection with GAHR IV’s ordinary business of investing in real estate assets;

•	invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title;

•
make or invest in mortgage loans unless an appraisal is obtained concerning the underlying property except for those mortgage loans insured or guaranteed by a government or government agency. In cases where a majority of GAHR IV’s independent directors determines, and in all cases in which the transaction is with any of GAHR IV’s directors, the GAHR IV Advisor, one of its co-sponsors
or any of their respective affiliates, such appraisal shall be obtained from an independent appraiser. GAHR IV will maintain such appraisal in its records for at least five years and it will be available for stockholder inspection and duplication. GAHR IV will also obtain a mortgagee’s or owner’s title insurance policy as to the priority of the mortgage;

•
make or invest in mortgage loans on any one property if the aggregate amount of all mortgage loans on such property, including GAHR IV’s loan, would exceed an amount equal to 85.0% of the appraised value of such property as determined by appraisal unless substantial justification exists for exceeding such limit because of the presence of other underwriting criteria; however, the GAHR IV Board has adopted a policy more restrictive than the GAHR IV Charter limitation that limits the aggregate amount of all mortgage loans outstanding on the property, including GAHR IV’s loan, to 75.0% of the appraised value of the property;

•	make or invest in mortgage loans that are subordinate to any lien or other indebtedness of any of GAHR IV’s directors, the GAHR IV Advisor, one of its co-sponsors or any of GAHR IV’s affiliates;

•	issue equity securities redeemable solely at the option of the holder (this limitation, however, does not limit or prohibit the operation of GAHR IV’s share repurchase plan);

•
issue debt securities unless the historical debt service coverage (in the most recently completed fiscal year) as adjusted for known changes is anticipated to be sufficient to properly service that higher level of debt;

•	issue equity securities on a deferred payment basis or other similar arrangement;

•
issue options or warrants to purchase shares of GAHR IV’s stock to the GAHR IV Advisor, any of GAHR IV’s directors, one of its co-sponsors
or any of their respective affiliates except on the same terms, if any, as the options or warrants are sold to the general public; options or warrants may be issued to persons other than GAHR IV’s directors, the GAHR IV Advisor, its co-sponsors
or any of their respective affiliates, but not at exercise prices less than the fair market value of the underlying securities on the date of grant and not for consideration (which may include services) that in the judgment of GAHR IV’s independent directors has a market value less than the value of such options or warrants on the date of grant;

•	engage in investment activities that would cause GAHR IV to be classified as an investment company under the Investment Company Act;

•
make any investment that is inconsistent with GAHR IV’s objectives of qualifying and remaining qualified as a REIT unless and until the GAHR IV Board determines, in its sole discretion, that REIT qualification is not in its best interest;

•	engage in securities trading or engage in the business of underwriting or the agency distribution of securities issued by other persons;

•
acquire interests or securities in any entity holding investments or engaging in activities prohibited by the GAHR IV Charter except for investments in which GAHR IV holds a non-controlling
interest and investments in entities having securities listed on a national securities exchange;

•	make investments in commercial mortgage-backed securities in excess of 10.0% of GAHR IV’s total assets; or

•	make investments in equity securities of public or private real estate companies in excess of 10.0% of GAHR IV’s total assets.
Conflicts of Interest
We are subject to various conflicts of interest arising out of our relationship with the GAHR IV Advisor and its affiliates, including conflicts related to the arrangements pursuant to which we will compensate the GAHR IV Advisor and its affiliates. Our independent directors have an obligation to function on our behalf in all situations in which a conflict of interest may arise, and all of our directors have a fiduciary obligation to act in the best interest of our stockholders. However, our independent directors may not be able to eliminate or reduce the risks related to these conflicts of interest.
Our officers and affiliates of the advisor seek to balance our interests with the interests of other Griffin Capital and American Healthcare Investors-sponsored programs and any other programs to whom they owe duties or may owe duties now and in the future. However, to the extent that these persons take actions that are more favorable to other entities than to us, these actions could have a negative impact on our financial performance and, consequently, on distributions to you and the value of our stock. In addition, our directors and officers may engage for their own account in business activities of the types conducted or to be conducted by our subsidiaries and us.
Interests in Other Real Estate Programs
Griffin Capital is currently the
co-sponsor
of GAHR III. Griffin Capital is also the sponsor of Griffin Institutional Access Real Estate Fund (“GIA Real Estate Fund”), and Griffin Institutional Access Credit Fund (“GIA Credit Fund”), both of which are non-diversified,
closed-end
management investment companies that are operated as interval funds under the Investment Company Act, and is the sponsor of various private real estate investment funds. Moreover, all of our officers are officers or employees of American Healthcare Investors, which indirectly will receive fees in connection with this offering and our operations by virtue of its co-ownership
of the GAHR IV Advisor.

Griffin Capital, American Healthcare Investors and their affiliates are not prohibited from engaging, directly or indirectly, in any other business or from possessing interests in any other business venture or ventures, including businesses and ventures involved in the acquisition, development, ownership, management, leasing or sale of real estate projects of the type that we will seek to acquire.
Environmental Matters
GAHR IV follows a policy of monitoring our properties for the presence of hazardous or toxic substances. While there can be no assurance that a material environmental liability does not exist at our properties, GAHR IV is not currently aware of any environmental liability with respect to our properties that would have a material effect on its consolidated financial position, results of operations or cash flows. Further, GAHR IV is not aware of any material environmental liability or any unasserted claim or assessment with respect to an environmental liability that it believes would require additional disclosure or the recording of a loss contingency.
Legal Matters
GAHR IV is not presently subject to any material litigation nor, to its knowledge, is any material litigation threatened against GAHR IV, which if determined unfavorably to GAHR IV, would have a material adverse effect on its consolidated financial position, results of operations or cash flows.
Employees
GAHR IV has no employees and its executive officers are all employees of one of its co-sponsors.
GAHR IV’s
day-to-day
management is performed by the GAHR IV Advisor and its affiliates. The GAHR IV Advisor is led by an experienced team of senior real estate professionals who have significant experience in underwriting and structuring healthcare real estate transactions and managing healthcare real estate and real estate-related investments. GAHR IV benefits from the GAHR IV Advisor’s infrastructure and operating platform, through which GAHR IV is able to source, evaluate and manage potential investments. GAHR IV does not directly compensate our executive officers for services rendered to it. However, GAHR IV’s executive officers, consultants and the executive officers and key employees of the GAHR IV Advisor and its affiliates are eligible for awards pursuant to the GAHR IV Incentive Plan. As of March 31, 2021, no awards had been granted to GAHR IV’s executive officers, consultants or the executive officers or key employees of the GAHR IV Advisor or its affiliates under this plan.
For our healthcare-related facilities operated pursuant to a RIDEA structure, GAHR IV relies on each management company to attract and retain skilled personnel to provide services at our healthcare-related facilities. As a result of the
COVID-19
pandemic, such management companies have put into place a number of health and safety measures to enable their employees to continue to work from GAHR IV’s healthcare-related facilities, including the procurement and distribution of personal protection equipment (“PPE”) and the implementation of daily employee and resident health screenings, vaccination clinics for employees and residents, as well as aggressive safety protocols in accordance with the Centers for Disease Control and Prevention (“CDC”), CMS and local health agency guidelines to limit the exposure and spread of
COVID-19.
While the health and safety measures instituted by each management company have allowed facilities to operate during the pandemic, these facilities may face challenges created by workforce shortages and absenteeism due to
COVID-19.
Competition
We compete with many other entities engaged in the acquisition, development, leasing and financing of healthcare-related real estate investments. Our ability to successfully compete is impacted by economic trends, availability of acceptable investment opportunities, our ability to negotiate beneficial investment terms, availability and cost of capital, construction and development costs and applicable laws and regulations.
Income from our investments is dependent on the ability of our tenants and operators to compete with other healthcare operators. These operators compete on a local and regional basis for patients and residents and the operators’ ability to successfully attract and retain patients and residents depends on key factors such as the number of properties in the local market, the quality of the affiliated health system, proximity to hospital campuses, the price and range of services available, the scope and quality of care, reputation, age and appearance of each property, demographic trends and the cost of care in each locality. As a result, we may have to provide rent concessions, incur charges for tenant improvements, or offer other inducements, or we may be unable to timely lease vacant space in our properties, all of which may have an adverse impact on our results of operations. Private, federal and state payment programs and the effect of other laws and regulations may also have a significant impact on the ability of our tenants and operators to compete successfully for patients and residents at the properties.
Investment Company Act Considerations
We conduct and intend to continue to conduct our operations, and the operations of the GAHR IV Operating Partnership and any other subsidiaries, so that no such entity meets the definition of an “investment company” under Section 3(a)(1) of the Investment Company Act. We primarily engage in the business of investing in real estate assets; however, our portfolio may include, to a much lesser extent, other real estate-related investments. We have also acquired and may continue to acquire real estate assets through investments in joint venture entities, including joint venture entities in which we may not own a controlling interest. We anticipate that our assets generally will be held in wholly and majority-owned subsidiaries of the company, each formed to hold a particular asset. We monitor our operations and our assets on an ongoing basis in order to ensure that neither we, nor any of our subsidiaries, meet the definition of “investment company” under Section 3(a)(1) of the Investment Company Act.
Tax Status and Distribution Policy
As a REIT, GAHR IV generally will not be subject to federal income tax on taxable income that it distributes to its stockholders. GAHR IV qualified, and elected to be taxed, as a REIT under the Code beginning with its taxable year ended December 31, 2016, and it intends to continue to qualify to be taxed as a REIT. To maintain its qualification as a REIT, it must meet certain organizational and operational requirements, including a requirement to currently distribute at least 90.0% of its annual taxable income, excluding net capital gains, to its stockholders. Existing IRS guidance includes a safe harbor pursuant to which publicly offered REITs can satisfy the distribution requirement by distributing a combination of cash and stock to stockholders. In general, to qualify under the safe harbor, each stockholder must elect to receive either cash or stock, and the aggregate cash component of the distribution to stockholders must represent at least 20.0% of the total distribution. In May 2020, the IRS issued similar guidance that lowered the cash component of the distribution to 10.0% for dividends declared between April 1, 2020 and December 31, 2020.
GAHR IV cannot predict if it will generate sufficient cash flows to continue to pay cash distributions to its stockholders on an ongoing basis or at all. The amount of any cash distributions is determined by the GAHR IV Board and depends on the amount of distributable funds, current and projected cash requirements, tax considerations, any limitations imposed by the terms of indebtedness it may incur and other factors. If its investments produce sufficient cash flows, GAHR IV expects to continue to pay distributions to its stockholders on a monthly basis. Because GAHR IV’s cash available for distribution in any year may be less than 90.0% of its annual taxable income, excluding net capital gains, for the year, GAHR IV may be required to borrow money, use proceeds from the issuance of securities (in subsequent offerings, if any) or sell assets to pay out enough of our taxable income to satisfy the distribution requirement. These methods of obtaining funds could affect future distributions by increasing operating costs. GAHR IV has not established any limit on the amount of borrowings that may be used to fund distributions, except that, in accordance with Maryland law, GAHR IV may not make distributions that would: (i) cause it to be unable to pay our debts as they become due in the usual course of business; or (ii) cause its total assets to be less than the sum of its total liabilities plus senior liquidation preferences.
To the extent that any distributions to GAHR IV’s stockholders are paid out of GAHR IV’s current or accumulated earnings and profits, such distributions are taxable as ordinary income. To the extent that any of GAHR IV’s distributions exceed its current and accumulated earnings and profits, such amounts constitute a return of capital to GAHR IV’s stockholders for federal income tax purposes, to the extent of their basis in their stock and thereafter will constitute capital gain. Any portion of distributions to GAHR IV’s stockholders paid from net offering proceeds or borrowings constitutes a return of capital to GAHR IV’s stockholders.

Monthly distributions are calculated with daily record dates so distribution benefits begin to accrue immediately upon becoming a stockholder. However, the GAHR IV Board could, at any time, elect to pay distributions quarterly to reduce administrative costs. The amount of distributions GAHR IV pays to its stockholders is determined by the GAHR IV Board and is dependent on a number of factors, including funds available for the payment of distributions, GAHR IV’s financial condition, capital expenditure requirements, annual distribution requirements needed to maintain its status as a REIT under the Code and restrictions imposed by our organizational documents and Maryland law.
Prior to March 31, 2020, the GAHR IV Board authorized, on a quarterly basis, a daily distribution to its stockholders of record as of the close of business on each day of the period commencing on May 1, 2016 and ending on March 31, 2020. The daily distributions were calculated based on 365 days in the calendar year and were equal to $0.001643836 per share of GAHR IV Class T Common Stock and GAHR IV Class I Common Stock, which was equal to an annualized distribution rate of $0.60 per share. These distributions were aggregated and paid monthly in arrears in cash or shares of GAHR IV Common Stock pursuant to the GAHR IV DRIP Offerings, only from legally available funds.
In response to the
COVID-19
pandemic and its effects to our business and operations at the end of the first quarter of 2020, the GAHR IV Board decided to take steps to protect GAHR IV’s capital and maximize GAHR IV’s liquidity in an effort to strengthen its long-term financial prospects by decreasing its distributions to stockholders. Consequently, the GAHR IV Board authorized a daily distribution to stockholders of record as of the close of business on each day of the period commencing on April 1, 2020 and ending on July 31, 2021, which were or will be calculated based on 365 days in the calendar year and were or will be equal to $0.001095890 per share of GAHR IV Class T Common Stock and GAHR IV Class I Common Stock. Such daily distribution is equal to an annualized distribution rate of $0.40 per share. The distributions were or will be aggregated and paid on a monthly basis, in arrears, only from legally available funds. In connection with the GAHR IV Board’s strategic alternative review process and in order to facilitate a strategic transaction, on March 18, 2021, the GAHR IV Board authorized the suspension of the GAHR IV DRIP, effective as of April 1, 2021, until such time, if any, as the GAHR IV Board determines to reinstate the GAHR IV DRIP. As a result, beginning with the April 2021 distributions, which will be payable on or about May 1, 2021, there will be no further issuances of shares of GAHR IV Common Stock pursuant to the GAHR IV DRIP, and stockholders who are participants in the GAHR IV DRIP will receive cash distributions instead.
The distributions paid for the years ended December 31, 2020 and 2019, along with the amount of distributions reinvested pursuant to our DRIP Offerings and the sources of distributions as compared to cash flows from operations were as follows:

	Years Ended December 31,
	2020		2019
Distributions paid in cash	$17,837,000		$20,905,000
Distributions reinvested	19,862,000		25,533,000

	$37,699,000		$46,438,000

Sources of distributions:
Cash flows from operations	$35,495,000	94.2%	$39,540,000	85.1%
Proceeds from borrowings	2,204,000	5.8	1,502,000	3.3
Offering proceeds	—	—	5,396,000	11.6

	$37,699,000	100%	$46,438,000	100%

As of December 31, 2020, any distributions of amounts in excess of GAHR IV’s current and accumulated earnings and profits have resulted in a return of capital to its stockholders, and all or any portion of a distribution to GAHR IV stockholders may have been paid from net offering proceeds and borrowings. The payment of distributions from GAHR IV’s net offering proceeds and borrowings have reduced the amount of capital GAHR IV ultimately invested in assets and negatively impacted the amount of income available for future distributions.
As of December 31, 2020, GAHR IV had an amount payable of $1,013,000 to the GAHR IV Advisor or its affiliates primarily for asset management fees, which will be paid from cash flows from operations in the future as it becomes due and payable GAHR IV in the ordinary course of business consistent with its past practice.

The distributions paid for the years ended December 31, 2020 and 2019, along with the amount of distributions reinvested pursuant to the GAHR IV DRIP Offerings and the sources of distributions as compared to FFO were as follows:

	Years Ended December 31,
	2020		2019
Distributions paid in cash	$17,837,000		$20,905,000
Distributions reinvested	19,862,000		25,533,000

	$37,699,000		$46,438,000

Sources of distributions:
FFO attributable to controlling interest	$37,699,000	100%	$30,109,000	64.8%
Offering proceeds	—	—	13,053,000	28.1
Proceeds from borrowings	—	—	3,276,000	7.1

	$37,699,000	100%	$46,438,000	100%

The payment of distributions from sources other than FFO may reduce the amount of proceeds available for investment and operations or may cause GAHR IV to incur additional interest expense as a result of borrowed funds.
Management
Executive Officers and Directors
Included below is certain information regarding our executive officers and directors. All of our directors, including our three independent directors, have been nominated for reelection at the GAHR IV Annual Meeting. All of our executive officers serve at the pleasure of the GAHR IV Board. Our executive officers are elected annually by the GAHR IV Board and serve at the discretion of the GAHR IV Board. No family relationships exist between any directors or executive officers, as such term is defined in Item 401 of Regulation
S-K promulgated
under the Exchange Act.
As of the date set forth below, our directors and our executive officers, their ages and their positions and offices are as follows:

Name	Age*	Position
Jeffrey T. Hanson	50	Chief Executive Officer and Chairman of the Board of Directors
Danny Prosky	56	President and Chief Operating Officer
Brian S. Peay	56	Chief Financial Officer
Mathieu B. Streiff	46	Executive Vice President and General Counsel
Stefan K.L. Oh	50	Executive Vice President of Acquisitions
Cora Lo	46	Secretary and Assistant General Counsel
Richard S. Welch	50	Director
Brian J. Flornes	57	Independent Director
Dianne Hurley	58	Independent Director
Wilbur H. Smith III	49	Independent Director
* As of July 16, 2021.
Jeffrey T. Hanson
has served as GAHR IV’s Chief Executive Officer and Chairman of the GAHR IV Board since January 2015. He is also one of the founders and owners of AHI Group Holdings, an investment management firm that owns a 47.1% controlling interest in American Healthcare Investors. Since December 2014, Mr. Hanson has also served as Managing Director of American Healthcare Investors, which serves as one of GAHR IV’s co-sponsors
and indirectly owns a majority interest in GAHR IV Advisor. Mr. Hanson has also served as Chief Executive Officer and Chairman of the Board of Directors of GAHR III since January 2013 and previously served as Chief Executive Officer and Chairman of the Board of Directors of Griffin-American Healthcare REIT II, Inc. (“GA Healthcare REIT II”) from January 2009 to

December 2014. He also served as Executive Vice President of Griffin-American Healthcare REIT
Sub-Advisor,
LLC (“Griffin-American Healthcare REIT Advisor”) from November 2011 to December 2014. He served as the Chief Executive Officer of Grubb & Ellis Healthcare REIT Advisor, LLC (“Grubb & Ellis Healthcare REIT Advisor”) from January 2009 to November 2011 and as the Chief Executive Officer and President of Grubb & Ellis Equity Advisors, LLC (“Grubb & Ellis Equity Advisors”) from June 2009 to November 2011. He also served as the President and Chief Investment Officer of Grubb & Ellis Realty Investors, LLC (“Grubb & Ellis Realty Investors”) from January 2008 and November 2007, respectively, until November 2011. He also served as the Executive Vice President, Investment Programs, of Grubb & Ellis Company (“Grubb & Ellis”) from December 2007 to November 2011 and served as Chief Investment Officer of several investment management subsidiaries within Grubb & Ellis’ organization from July 2006 to November 2011. From 1997 to July 2006, prior to Grubb & Ellis’ merger with NNN Realty Advisors, Inc. (“NNN Realty Advisors”), in December 2007, Mr. Hanson served as Senior Vice President with Grubb & Ellis’ Institutional Investment Group in the firm’s Newport Beach office. While with that entity, he managed investment sale assignments throughout the Western United States, with a significant focus on leading acquisitions and dispositions on healthcare-related properties, for major private and institutional clients. During that time, he also served as a member of the Grubb & Ellis President’s Counsel and Institutional Investment Group Board of Advisors. Additionally, from December 2015 to November 2016, Mr. Hanson served as a member of the board of directors of Trilogy Investors, LLC (“Trilogy”). Mr. Hanson received a B.S. degree in Business from the University of Southern California with an emphasis in Real Estate Finance.
The GAHR IV Board selected Mr. Hanson to serve as a director because he is GAHR IV’s Chief Executive Officer and has served in various executive roles with a focus on property management and property acquisitions. Mr. Hanson has insight into the development, marketing, finance, and operations aspects of GAHR IV. He has knowledge of the real estate and healthcare industries and relationships with chief executives and other senior management at real estate and healthcare companies. The GAHR IV Board believes that Mr. Hanson brings an important perspective to the GAHR IV Board.
Danny Prosky
has served as our President and Chief Operating Officer since January 2015. Mr. Prosky also served as our Interim Chief Financial Officer from October 2015 to June 2016. He is also one of the founders and owners of AHI Group Holdings. Since December 2014, Mr. Prosky has also served as Managing Director of American Healthcare Investors. Mr. Prosky has also served as President and Chief Operating Officer of GAHR III since January 2013, as its Interim Chief Financial Officer from August 2015 to June 2016, and as one of its directors since December 2014. Mr. Prosky previously served as President, Chief Operating Officer and a director of GA Healthcare REIT II from January 2009 to December 2014 and as Executive Vice President of Griffin-American Healthcare REIT Advisor from November 2011 to December 2014. He served as the President and Chief Operating Officer of Grubb & Ellis Healthcare REIT Advisor from January 2009 to November 2011 and as Executive Vice President and Secretary of Grubb & Ellis Equity Advisors Property Management, Inc. from June 2011 to November 2011. He also served as the Executive Vice President, Healthcare Real Estate of Grubb & Ellis Equity Advisors from September 2009 to November 2011, having served as Executive Vice President, Healthcare Real Estate and Managing Director, Healthcare Properties of several investment management subsidiaries within the Grubb & Ellis organization from March 2006 to November 2011, and was responsible for all medical property acquisitions, management and dispositions. He served as the Executive Vice President — Acquisitions of Grubb & Ellis Healthcare REIT, Inc. (now known as Healthcare Trust of America, Inc.) from April 2008 to June 2009, having served as its Vice President — Acquisitions from September 2006 to April 2008. Mr. Prosky previously worked for HCP, Inc. (now known as Healthpeak Properties, Inc.) (“HCP”), a publicly traded healthcare REIT, where he served as the Assistant Vice President — Acquisitions & Dispositions from February 2005 to March 2006 and as Assistant Vice President — Asset Management from November 1999 to February 2005. From 1992 to 1999, he served as the Manager, Financial Operations, Multi-Tenant Facilities for American Health Properties, Inc. Additionally, since December 2015, Mr. Prosky has also served as a member of the board of directors of Trilogy. Mr. Prosky received a B.S. degree in Finance from the University of Colorado and an M.S. degree in Management from Boston University.
Brian S. Peay
has served as our Chief Financial Officer since June 2016. He has also served as Executive Vice President and Chief Financial Officer of American Healthcare Investors and as Chief Financial Officer of GAHR III since June 2016. Mr. Peay served as Chief Financial Officer of Veritas Investments, Inc., located in San Francisco, California, one of the largest owners and operators of rent-controlled apartments in the San Francisco Bay Area, from September 2015 to May 2016, where he was responsible for the financial planning, corporate budgeting, tax structuring and management of the accounting function of the company. Mr. Peay previously served as Vice President Finance & Sales Ops of MobileIron, Inc., located in Mountain View, California, a leader in security and management for mobile devices, applications and documents, from October 2013 to September 2015. Mr. Peay served as Chief Financial Officer of Glenborough, LLC from November 2006 to March 2012, and prior to its purchase by Morgan Stanley Real Estate Fund V, Mr. Peay also previously served in executive capacities including Chief Financial Officer, SVP—Joint Ventures (Business Development), Chief Accounting Officer and VP Finance with Glenborough Realty Trust, Inc., a real estate investment and management company focused on the acquisition, management and leasing of high quality commercial properties in major markets across the country, from November 1997 to November 2006, where he was responsible for the finance, accounting and reporting, risk management, information technology and human resource functions of the company. Prior to Glenborough Realty Trust, Inc., Mr. Peay served as Chief Financial Officer & Director of Research at Cliffwood Partners, L.P. from August 1995 to November 1997. Mr. Peay also served as Manager at Kenneth Leventhal & Co., a certified public accounting firm specializing in real estate that subsequently merged with Ernst & Young LLP, from August 1988 to August 1995. Mr. Peay received a B.S. degree in Business Economics from the University of California, Santa Barbara. Mr. Peay became a Certified Public Accountant in the State of California in 1992; his current status is not practicing.
Mathieu B. Streiff
has served as our Executive Vice President and General Counsel since January 2015. He is also one of the founders and owners of AHI Group Holdings. Mr. Streiff has also served as Managing Director since December 2014, and General Counsel from December 2014 to December 2019, of American Healthcare Investors. He has also served as Executive Vice President, General Counsel of GAHR III since July 2013, having served as its Executive Vice President from January 2013 to July 2013. Mr. Streiff served as Executive Vice President, General Counsel of GA Healthcare REIT II from September 2013 to December 2014, having served as its Executive Vice President from January 2012 to September 2013. He also has served as Executive Vice President of Griffin-American Healthcare REIT Advisor from November 2011 to December 2014. Mr. Streiff served as General Counsel, Executive Vice President and Secretary of Grubb & Ellis from October 2010 to June 2011. Mr. Streiff joined Grubb & Ellis Realty Investors in March 2006 as the firm’s real estate counsel responsible for structuring and negotiating property acquisitions, financings, joint ventures and disposition transactions. He was promoted to Chief Real Estate Counsel and Senior Vice President, Investment Operations in March 2009 and served in that position until October 2010. In this role, his responsibility was expanded to include the structuring and strategic management of the company’s securitized real estate investment platforms. From September 2002 until March 2006, Mr. Streiff was an associate in the real estate department of Latham & Watkins LLP in New York, New York. Additionally, since December 2015, Mr. Streiff has also served as a member of the board of directors of Trilogy. Mr. Streiff received a B.S. degree in Environmental Economics and Policy from the University of California, Berkeley and a J.D. degree from Columbia University Law School. He is a member of the New York State Bar Association.
Stefan K.L. Oh
has served as our Executive Vice President of Acquisitions since October 2015, having previously served as our Senior Vice President of Acquisitions since January 2015. Mr. Oh has also served as Executive Vice President, Acquisitions of GAHR III since October 2015, having previously served as its Senior Vice President, Acquisitions since January 2013. Mr. Oh has also served as Executive Vice President, Acquisitions of American Healthcare Investors since October 2015, having previously served as its Senior Vice President, Acquisitions since December 2014. Mr. Oh also served as Senior Vice President — Acquisitions of GA Healthcare REIT II from January 2009 to December 2014 and as Senior Vice President, Acquisitions of AHI Group Holdings from January 2012 to December 2014. Mr. Oh served as the Senior Vice President, Healthcare Real Estate of Grubb & Ellis Equity Advisors from January 2010 to January 2012, having served in the same capacity for Grubb & Ellis Realty Investors since June 2007, where he had been responsible for the acquisition and management of healthcare real estate. Prior to joining Grubb & Ellis, from August 1999 to June 2007, Mr. Oh worked for HCP, where he served as Director of Asset Management and later as Director of Acquisitions. From 1997 to 1999, he worked as an auditor and project manager for Ernst & Young AB in Stockholm, Sweden and from 1993 to 1997 as an auditor within Ernst & Young LLP’s EYKL Real Estate Group in Los Angeles, California. Mr. Oh received a B.S. degree in Accounting from Pepperdine University and is a Certified Public Accountant in the State of California (inactive).

Cora Lo
has served as our Assistant General Counsel since December 2015 and has also served as our Secretary since January 2015. Ms. Lo has also served as Senior Vice President, Assistant General Counsel—Corporate of American Healthcare Investors since December 2015, having previously served as its Senior Vice President, Securities Counsel since December 2014. Ms. Lo has also served as Assistant General Counsel of GAHR III since December 2015 and has also served as its Secretary since January 2013. Ms. Lo served as Secretary of GA Healthcare REIT II from November 2010 to December 2014, having previously served as its Assistant Secretary from March 2009 to November 2010. Ms. Lo also served as Senior Vice President, Securities Counsel of AHI Group Holdings from January 2012 to December 2014. Ms. Lo served as Senior Corporate Counsel for Grubb & Ellis from December 2007 to January 2012, having served as Senior Corporate Counsel and Securities Counsel for Grubb & Ellis Realty Investors since January 2007 and December 2005, respectively. She also served as the Assistant Secretary of Grubb & Ellis Apartment REIT, Inc. (later known as Landmark Apartment Trust, Inc.) from June 2008 to November 2010. From September 2002 to December 2005, Ms. Lo served as General Counsel of I/OMagic Corporation, a publicly traded company. Prior to 2002, Ms. Lo practiced as a private attorney specializing in corporate and securities law. Ms. Lo also interned at the SEC, Division of Enforcement in 1998. Ms. Lo received a B.A. degree in Political Science from University of California, Los Angeles and received a J.D. degree from Boston University. Ms. Lo is a member of the California State Bar Association.
Brian J. Flornes
has served as one of GAHR IV’s independent directors since February 2016. He has also served as a member of the GAHR IV Special Committee since October 2020. Mr. Flornes served as the Chief Executive Officer of Vintage Senior Living (“Vintage”) from June 2010 to September 2018, having co-founded
the company in 1998 and served as its
Co-Chief
Executive Officer from inception to June 2010. Vintage, located in Newport Beach, California, owned and operated senior housing communities specializing in independent senior living, assisted living and memory care services for Alzheimer’s and other dementia with 24 communities in California and Washington. Vintage grew to be one of the largest assisted living providers in California and consistently ranked in the “Top 50” owners and operators of senior housing across the nation, according to the Assisted Living Federation of America. Vintage sold the majority of its portfolio of communities in 2016, which encompassed in excess of 3,200 resident units with more than 2,000 associates. Since February 2006, Mr. Flornes has been responsible for a direct joint-venture relationship with one of the nation’s largest pension funds. The joint venture, with $325 million of committed capital, has acquired 19 senior living communities and net asset value has grown to more than 2.5 times invested capital. From 1995 to 1998, Mr. Flornes served as Founder and Principal of American Housing Concepts, a real estate development firm directly associated with ARV Assisted Living, one of the largest senior living providers in the early 1990s. Prior to American Housing Concepts, Mr. Flornes served in several roles and ultimately as President of Development, from 1992 to 1995, of ARV Assisted Living. Throughout his career, Mr. Flornes has directly contributed to the acquisition and development of more than 8,000 units of senior living in 11 states and has been responsible for $1.5 billion in financing. Mr. Flornes was a longstanding member of the American Senior Housing Association and also served on the board of the California Assisted Living Association. Mr. Flornes is a member of the World Presidents’ Organization. Mr. Flornes received a B.A. degree in Communication as well as an M.B.A. degree from Loyola Marymount University.
The GAHR IV Board selected Mr. Flornes to serve as a director because of his particular experience with the acquisition, development, operation and financing of healthcare-related properties and senior housing communities. He has significant knowledge of, and relationships within, the real estate and healthcare industries, due in part to his 30 years of industry experience managing all aspects of senior living. Mr. Flornes’ vast real estate experience in senior living also enhances his ability to contribute insight on achieving our investment objectives. The GAHR IV Board believes that this experience will bring valuable knowledge and operational expertise to the GAHR IV Board.
Dianne Hurley
 has served as one of GAHR IV’s independent directors and GAHR IV’s audit committee chairwoman since February 2016. She has also served as the GAHR IV Special Committee chairwoman since October 2020. Ms. Hurley also serves as an independent director and audit committee member of AG Mortgage Investment Trust located in New York, New York, since December 2020. Prior, Ms. Hurley was an independent director and audit committee chairwoman of CC Real Estate Income Fund located in New York, New York, from March 2016 until its liquidation in August of 2020, and an independent director and nominating and corporate governance committee member of NorthStar Realty Europe, located in New York, New York, from August 2016 until its sale in October of 2019, and an independent director and audit committee member of NorthStar/RXR New York Metro Income, Inc. located in New York, New York, from February 2015 until December 2018. Ms. Hurley serves as the Chief Financial and Operations Officer of Moravian Academy in Bethlehem, Pennsylvania. Prior, she was the Chief Administrative Officer of A&E Real Estate, located in New York, New York, an owner/operator of multifamily properties, where she worked on the firm’s business and administrative management from March 2017 until June 2020. From January 2015 to present, Ms. Hurley has also worked as an operational consultant to startup asset management firms including BayPine Capital located in Boston, Massachusetts, a large cap digital private equity firm, Stonecourt Capital located in New York, New York, a middle-market growth private equity firm, Imperial Companies located in New York, New York, a real estate private investment firm, and RedBird Capital Partners located in New York, New York, a principal investing firm focused on growth equity, build ups and structured equity investments. Previously, Ms. Hurley served from November 2011 to January 2015 as Managing Director of SG Partners, located in New York, New York, a boutique executive search firm. From September 2009 to November 2011, Ms. Hurley served as the Chief Operating Officer, Global Distribution, at Credit Suisse Asset Management, where she was responsible for overall management of the sales business, strategic initiatives, financial and client reporting and regulatory and compliance oversight. From 2004 to September 2009, Ms. Hurley served as the founding Chief Administrative Officer of
TPG-Axon
Capital, where she was responsible for investor relations and fundraising, human capital management, compliance policy implementation, joint venture real estate investments and corporate real estate. Earlier in her career, Ms. Hurley worked in the real estate department at Goldman Sachs. Ms. Hurley holds a Bachelor of Arts from Harvard University in Cambridge, Massachusetts and a Master of Business Administration from Yale School of Management, New Haven, Connecticut.
The GAHR IV board selected Ms. Hurley to serve as a director in part due to her financial expertise, particularly in the real estate industry. The GAHR IV Board believes that her service on the board of several REITs, as well as her finance, operations, regulatory and compliance experience, will bring valuable insight to GAHR IV, particularly in her role as the audit committee chairwoman and audit committee financial expert. With her extensive background in real estate finance and real estate operations, Ms. Hurley brings valuable business skills to the GAHR IV Board.
Wilbur H. Smith
has served as one of GAHR IV’s independent directors and a member of GAHR IV’s audit committee since February 2016. He has also served as a member of the GAHR IV Special Committee since October 2020. Mr. Smith is the Chief Executive Officer, President and Founder of Greenlaw Partners, LLC, a full-service real estate development and operating company, and Greenlaw Management, Inc., a commercial property management company, collectively known as Greenlaw, which are located in Irvine, California and which he founded in March 2003. Mr. Smith personally oversees all aspects of Greenlaw’s acquisition, operations and investment development/redevelopment programs. Since inception and under Mr. Smith’s leadership, Greenlaw has completed in excess of $5.0 billion in acquisitions and dispositions of commercial real estate properties. The majority of Greenlaw assets have been in joint ventures with leading global institutional groups including Walton Street, Westbrook, Cigna, UBS, Guggenheim, Cross Harbor and Cerberus. Currently, Greenlaw owns and manages a joint venture portfolio in California approaching $3.0 billion in value that has approximately 10,000,000 square feet of buildings primarily comprised of office, industrial, retail, medical office and multifamily assets. Prior to Greenlaw, Mr. Smith served as Vice President of Newport Beach based Makar Properties from 1999 to 2003. Mr. Smith also served as Trustee of Partners Real Estate Investment Trust from June 2013 to December 2013 and since 2012 has served on the Board of California Waterfowl Association. Mr. Smith is an active member of Young Presidents Organization (YPO) and currently serves on the board of the Orange County Gold Chapter. In addition, Mr. Smith is a founding member of Tiger21 Orange County Chapter and sits on the executive board of the University of Southern California Lusk Center for Real Estate as well as on the University of Southern California Price School of Public Policy Advisory Board for the Bachelor of Science in Real Estate Development. Mr. Smith is a licensed California real estate broker and received a B.S. degree in Agriculture from California Polytechnic State University, San Luis Obispo, and earned a Master’s degree in Real Estate Development from the University of Southern California.
The GAHR IV Board selected Mr. Smith to serve as a director due to his vast experience in the acquisition, operations, investment and disposition of commercial real estate as well as his experience with a number of leading global institutions through joint ventures, matching acquisitions with the appropriate investment structures/channels. Mr. Smith’s experience in the commercial real estate industry, capital markets and real estate operations enhances his ability to contribute to GAHR IV’s investment strategies and help GAHR IV achieve its investment objectives. The GAHR IV Board believes his executive experience in the real estate industry will bring strong financial and operational expertise to the GAHR IV Board.

Richard S. Welch
has served as one of GAHR IV’s directors since January 2018. Mr. Welch has also served on the Executive Committee of American Healthcare Investors since April 2017, and on the investment committee of GAHR IV Advisor since April 2017. Mr. Welch has served as a Managing Director at Colony Capital, located in Los Angeles, California, responsible for managing certain financial and operational aspects of Colony Capital’s investment portfolio and operating businesses, which have included various healthcare investments, since July 2007. Beginning in April 2017, Mr. Welch assumed oversight of Colony Capital’s healthcare portfolio. Prior to joining the Colony Capital business in 2005, Mr. Welch was a Vice President in the Investment Banking Division of Goldman, Sachs & Co., focusing on mergers and acquisitions and debt and equity financings for companies in the real estate, retail, and consumer product industries. Mr. Welch has also served as an independent director and member of the audit and compensation committees of BBQ Holdings, Inc. (NASDAQ: BBQ) since May 2018. He has also served as the Chairman of NorthStar Healthcare Income, Inc., located in New York, New York, since November 2020. Mr. Welch received a B.S. degree in Accounting from University of Southern California and an M.B.A. degree from The Wharton School, University of Pennsylvania and is a Certified Public Accountant in the State of California (inactive).
The GAHR IV Board selected Mr. Welch to serve as a director due to his many years of experience in commercial real estate, as well as debt and equity financing. Mr. Welch’s extensive knowledge of managing and operating real estate investment portfolios, including in the healthcare industry, and capital markets expertise are significant assets to GAHR IV. Based on Mr. Welch’s experience, the GAHR IV Board believes that Mr. Welch brings valuable business skills to the GAHR IV Board.
Key Officers
The following table and biographical descriptions set forth certain information with respect to the individuals who are our non-executive
key officers:

Name	Age*	Position
Kenny Lin	45	Vice President, Accounting & Finance
Wendie Newman	58	Vice President of Asset Management
Gabriel M. Willhite	40	Assistant General Counsel – Transactions
* As of July 16, 2021.
Kenny Lin
 has served as our Vice President, Accounting & Finance since September 2020. He has also served as Executive Vice President, Accounting & Finance of American Healthcare Investors since February 2020 and prior to that served as Senior Vice President, Accounting & Finance, Vice President, Accounting & Finance and Director, Accounting & Finance of American Healthcare Investors from November 2012 to February 2020, respectively. Mr. Lin has also served as Vice President, Accounting & Finance of GAHR III since September 2020. Mr. Lin previously served as Chief Financial Officer of Mobilitie, LLC, a privately-owned telecommunications infrastructure company based in Newport Beach, California, since 2012 and prior to that date, he served as Chief Accounting Officer and Director of Financial Reporting since October 2010 and April 2008, respectively, where he oversaw the accounting, taxation, financial reporting and human resources functions of the company. Prior to joining Mobilitie, LLC, Mr. Lin was a Senior Accountant at Grubb & Ellis in Santa Ana, California, from June 2005 until April 2008, where he was responsible for managing financial reporting and was integral to the consolidation aspects of Grubb & Ellis’ merger with NNN Realty Advisors. Throughout his career, Mr. Lin has served in various financial accounting roles within publicly traded companies, including Johnson & Johnson, Bank of New York Mellon Corp. and STAAR Surgical Company. Mr. Lin received a B.S. degree in Accounting from California State University, Los Angeles and a Master’s degree in Accounting from the University of Southern California. Mr. Lin is a Certified Public Accountant in the State of California, and he is also a Certified Financial Planner and Certified Management Accountant.
Wendie Newman
 has served as our Vice President of Asset Management since June 2017. She has also served as Executive Vice President of Asset Management of American Healthcare Investors since December 2016. Ms. Newman has also served as Vice President of Asset Management of GAHR III since June 2017. Ms. Newman previously served as Senior Vice President of Lillibridge Healthcare Services, located in Chicago, Illinois, a wholly owned subsidiary of Ventas, Inc., or Ventas, one of the leading publicly traded REITs, from June 2011 to November 2016, where she was responsible for the financial performance of the medical office building assets within the western region portfolio. Prior to it being acquired by Ventas, Ms. Newman served as Senior Asset Manager of Nationwide Health Properties, a publicly traded REIT that invested in healthcare-related assets, from June 2008 to May 2011. Ms. Newman also served as Vice-President, Asset Manager of PM Realty Group, one of the leading providers of property management services, from March 2005 to April 2008, where she was responsible for the asset management of a portfolio consisting of office, industrial and retail properties. Prior to PM Realty Group, Ms. Newman served as Regional Manager of Sares-Regis Group, from January 2004 to February 2005. Ms. Newman also previously served in property manager roles with CB Richard Ellis, Inc., Greystone Group LLC, and Fairfield Properties, Inc. during her career. Ms. Newman received a B.S. degree in Business Administration from the University of Southern California and an M.B.A. degree in Finance from California State University, Long Beach. Ms. Newman is a Certified Property Manager and member of the Institute of Real Estate Management.
Gabriel M. Willhite
 has served as our Assistant General Counsel — Transactions since January 2020. He has also served as Executive Vice President, General Counsel of American Healthcare Investors since January 2020 and prior to that served as Senior Vice President, Assistant General Counsel — Transactions of American Healthcare Investors since April 2016. Mr. Willhite has also served as Assistant General Counsel — Transactions of GAHR III since January 2020. From November 2012 until April 2016, Mr. Willhite served as Legal Counsel for Sabal Financial Group, L.P., a real estate and finance company based in Newport Beach, California which was a subsidiary of Oaktree Capital Management, where he was responsible for overseeing portfolio acquisitions, financings, joint ventures, dispositions and strategic workout transactions. Prior to joining Sabal Financial Group, Mr. Willhite was an associate in the transactional practice group of Greenberg Traurig, LLP in Irvine, California. Mr. Willhite received a B.A. degree in Political Science and Communication from the University of Southern California and a J.D. degree from University of Minnesota Law School. He is a member of the California State Bar Association.
Board of Directors
General
We operate under the direction of the GAHR IV Board, the members of which are accountable to us and our stockholders as fiduciaries. The GAHR IV Board is responsible for the overall management of our business and affairs. The GAHR IV Board currently consists of five directors. The GAHR IV Charter and GAHR IV Bylaws provide for a minimum of three and a maximum of 15 directors and that our directors each serve a term of one year until the next annual meeting of stockholders, but may be re-elected.
The GAHR IV Board has nominated Jeffrey T. Hanson, Richard S. Welch, Brian J. Flornes, Dianne Hurley and Wilbur H. Smith III, each for a term of office commencing on the date of the GAHR IV Annual Meeting and ending on the date of the 2022 annual meeting of stockholders and until his or her successor is duly elected and qualifies. Each of Messrs. Hanson, Welch, Flornes and Smith and Ms. Hurley currently serves as a member of the GAHR IV Board. The GAHR IV Board has established an audit committee and the GAHR IV Special Committee and may establish other committees it deems appropriate to address specific areas in more depth than may be possible at a full board meeting, provided that the majority of the members of each committee are independent directors.
Leadership Structure
Jeffrey T. Hanson serves as both our Chairman of the Board of Directors and Chief Executive Officer. Our independent directors have determined that the most effective leadership structure for our company at the present time is for our Chief Executive Officer to also serve as our Chairman of the Board of Directors. Our independent directors believe that because our Chief Executive Officer is ultimately responsible for our day-to-day
operations and for executing our business strategy, and because our performance is an integral part of the deliberations of the GAHR IV Board, our Chief Executive Officer currently is the director best qualified to act as Chairman of the Board of Directors. In addition, although we do not have a lead independent director, the GAHR IV Board believes that the current structure is appropriate, as we have no employees and are externally managed by the GAHR IV Advisor, whereby all operations are conducted by the GAHR IV Advisor or its affiliates.
The GAHR IV Board also believes, for the reasons set forth below, that its existing corporate governance practices achieve independent oversight and management accountability, which is the goal that many companies seek to achieve by separating the roles of Chairman of the Board of Directors and Chief Executive Officer. Our governance practices provide for strong independent leadership, independent discussion among directors and for independent evaluation of, and communication with, many members of senior management. These governance practices are reflected in the GAHR IV Code of Business Conduct and Ethics, as amended (the “GAHR IV Code of Ethics”). Some of the relevant processes and other corporate governance practices include:

•
A majority of our directors are independent directors. Each director is an equal participant in decisions made by the full GAHR IV Board. In addition, all matters that relate to our co-sponsors,
the GAHR IV Advisor or any of their affiliates must be approved by a majority of our independent directors. The audit committee and the GAHR IV Special Committee are comprised entirely of independent directors.

•	Each of our directors is elected annually by our stockholders.
However, the GAHR IV Board retains the authority to modify its existing corporate governance structure to best address GAHR IV’s unique circumstances, and so advance the best interests of all stockholders, as and when appropriate. Therefore, as disclosed under “The Combined Company–Executive Officers of the Combined Company,” we currently intend to separate the positions of Chief Executive Officer and Executive Chairman of the Board of Directors upon completion of the REIT Mergers. Given the scale of the Combined Company following the REIT Mergers, which would include self-management upon completion of the AHI Acquisition, we believe separating the positions of Chief Executive Officer and Executive Chairman of the Board at that time would allow the Chief Executive Officer to concentrate on the day-to-day management of the company’s operations, while allowing the Executive Chairman of the Board to set the agenda and lead meetings of the GAHR IV Board and also providing oversight of the executive officers and management accountability, including oversight of the Chief Executive Officer.
Meetings of the GAHR IV Board
The GAHR IV Board held 16 meetings during the fiscal year ended December 31, 2020. Each of our incumbent directors attended at least 75.0% of the aggregate number of meetings of the GAHR IV Board held during the period for which he or she served as a director and of the aggregate number of meetings held by all committees of the GAHR IV Board on which he or she served during the periods in which he or she served.
Director Independence
The GAHR IV Board has five members. The GAHR IV Charter provides that a majority of the directors must be “independent directors.” One of our directors, Jeffrey T. Hanson, is affiliated with us and we do not consider him to be an independent director. In addition, we do not consider Richard S. Welch to be an independent director. Our three remaining directors qualify as “independent directors” as defined in the GAHR IV Charter in compliance with the requirements of the Statement of Policy Regarding Real Estate Investment Trusts adopted by the North American Securities Administrators Association. As defined in the GAHR IV Charter, the term “independent director” means a director who is not on the date of determination, and within the last two years from the date of determination has not been, directly or indirectly associated with our co-sponsors
or the GAHR IV Advisor by virtue of: (i) ownership of an interest in our co-sponsors,
the GAHR IV Advisor or any of their affiliates; (ii) employment by our co-sponsors,
the GAHR IV Advisor or any of their affiliates; (iii) service as an officer or director of our co-sponsors,
the GAHR IV Advisor or any of their affiliates; (iv) performance of services, other than as a director for GAHR IV; (v) service as a director or trustee of more than three REITs organized by our co-sponsors
or advised by the GAHR IV Advisor; or (vi) maintenance of a material business or professional relationship with our co-sponsors,
the GAHR IV Advisor or any of their affiliates. A business or professional relationship is considered “material” if the aggregate gross income derived by a director from our co-sponsors,
the GAHR IV Advisor and their affiliates (excluding fees for serving as our director or director of another REIT or real estate program that is organized, advised or managed by the GAHR IV Advisor or its affiliates) exceeds five percent of either the director’s annual gross income during either of the last two years or the director’s net worth on a fair market value basis. An indirect association with our co-sponsors
or the GAHR IV Advisor shall include circumstances in which a director’s spouse, parent, child, sibling, mother- or father-in-law,
son-
or
daughter-in-law
or brother- or
sister-in-law
is or has been associated with our
co-sponsors,
the GAHR IV Advisor, any of their affiliates or with us.
While our stock is not listed on the New York Stock Exchange, each of our independent directors would also qualify as independent under the rules of the New York Stock Exchange and our audit committee members would qualify as independent under the New York Stock Exchange’s rules applicable to audit committee members.
Stockholder Communications with Directors
Any stockholder who desires to contact members of the GAHR IV Board, or a specified committee of the GAHR IV Board, may do so by writing to: Griffin-American Healthcare REIT IV, Inc., Board of Directors, 18191 Von Karman

Avenue, Suite 300, Irvine, California 92612, Attention: Secretary. Communications received will be distributed by our Secretary to such member or members of the GAHR IV Board as deemed appropriate by our Secretary, depending on the facts and circumstances outlined in the communication received. For example, if any questions regarding accounting, internal controls and auditing matters are received, they will be forwarded by our Secretary to the audit committee for review.
The GAHR IV Board’s Role in Risk Oversight
The GAHR IV Board oversees our stockholders’ and other stakeholders’ interest in the long-term success of our business strategy and our overall financial strength.
The GAHR IV Board is actively involved in overseeing risks associated with our business strategies and decisions. It does so, in part, through its approval of our real estate and real estate-related investments, acquisitions and dispositions and debt financing, as well as its oversight of our executive officers and advisor.
In particular, the GAHR IV Board may determine at any time to terminate the GAHR IV Advisor pursuant to the terms of the GAHR IV Advisor Agreement, and must evaluate the performance of the GAHR IV Advisor, and re-authorize
the GAHR IV Advisory Agreement, on an annual basis. The GAHR IV Board is also responsible for overseeing risks related to corporate governance and the selection of nominees to the GAHR IV Board.
In addition, the audit committee meets regularly with our Chief Executive Officer, Chief Financial Officer, independent registered public accounting firm and legal counsel to discuss our major financial risk exposures, financial reporting, internal controls, credit and liquidity risk and compliance risk. The audit committee meets regularly in separate executive sessions with the independent registered public accounting firm, as well as with committee members only, to facilitate a full and candid discussion of risk and other governance issues.
GAHR IV Code of Ethics
We have adopted the GAHR IV Code of Ethics, which contains general guidelines for conducting our business and is designed to help our directors, employees and independent consultants resolve ethical issues in an increasingly complex business environment. The GAHR IV Code of Ethics applies to our Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and persons performing similar functions and all members of the GAHR IV Board. The GAHR IV Code of Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. Stockholders may request a copy of the GAHR IV Code of Ethics, which will be provided without charge, by writing to: Griffin-American Healthcare REIT IV, Inc., 18191 Von Karman Avenue, Suite 300, Irvine, California 92612, Attention: Secretary. The GAHR IV Code of Ethics is also available on our website, http://www.healthcarereitiv.com. If, in the future, we amend, modify or waive a provision in the GAHR IV Code of Ethics, we may, rather than filing a Current Report on Form
8-K,
satisfy the disclosure requirement by posting such information on its website, as necessary.
Committees of the GAHR IV Board
The GAHR IV Board has established an audit committee and the GAHR IV Special Committee and may establish other committees it deems appropriate to address specific areas in more depth than may be possible at a full board meeting, provided that the majority of the members of each committee are independent directors.
Audit Committee
We have established an audit committee which consists of all of our independent directors, Mr. Flornes, Ms. Hurley and Mr. Smith, with Ms. Hurley serving as the chairwoman of the audit committee and audit committee financial expert as defined in Item 407(d)(5) of Regulation
S-K.
The audit committee has adopted a charter, which is available to our stockholders at http://www.healthcarereitiv.com. The audit committee held five meetings during the fiscal year ended December 31, 2020. Our audit committee’s primary function is to assist the GAHR IV Board in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the stockholders and others, the system of internal controls which management has established, and the audit and financial reporting process. The audit committee:

(1) has direct responsibility for appointing and overseeing an independent registered public accounting firm registered with the Public Company Accounting Oversight Board (“PCAOB”) to serve as our independent auditors; (2) reviews the plans and results of the audit engagement with our independent registered public accounting firm; (3) approves audit and non-audit
professional services (including the fees and terms thereof) provided by, and the independence of, our independent registered public accounting firm; and (4) consults with our independent registered public accounting firm regarding the adequacy of our internal controls. Pursuant to our audit committee charter, the audit committee will be comprised solely of independent directors.
Special Committee
In October 2020, the GAHR IV Board established the GAHR IV Special Committee which consists of all of GAHR IV’s independent directors, Ms. Hurley and Messrs. Flornes and Smith, with Ms. Hurley serving as the chairwoman of the GAHR IV Special Committee. The GAHR IV Special Committee’s function is limited to the investigation and analyses of strategic alternatives, including but not limited to, the sale of GAHR IV’s assets, a listing of GAHR IV Common Stock on a national securities exchange, or a merger with another entity, including a merger with another unlisted entity that we expect would enhance GAHR IV’s value.
Acquisition Committee
We currently do not have, but we may have in the future, an acquisition committee comprised of members of the GAHR IV Board to approve acquisitions that do not require approval by the full GAHR IV Board. However, properties and real estate-related investments may be acquired from our co-sponsors,
the GAHR IV Advisor, our directors and their respective affiliates only if a majority of the GAHR IV Board, including a majority of our independent directors, not otherwise interested in the transaction approve the transaction as being fair and reasonable to our company and at a price to our company no greater than the cost of the property to such person, unless substantial justification exists for a price in excess of the cost to such person and the excess is reasonable.
Compensation Committee
We currently do not have any employees and we do not pay any compensation directly to our executive officers. Therefore, we currently do not have a compensation committee, although we may establish a compensation committee in the future comprised of a minimum of three directors, including at least two independent directors, to establish compensation strategies and programs for our directors and executive officers. However, at a later date, the compensation committee may exercise all powers of the GAHR IV Board in connection with establishing and implementing compensation matters. Stock-based compensation plans will be administered by the GAHR IV Board if the members of the compensation committee do not qualify as
“non-employee
directors” within the meaning of the Exchange Act.
Nominating and Corporate Governance Committee
We do not have a separate nominating and corporate governance committee. We believe that the GAHR IV Board is qualified to perform the functions typically delegated to a nominating and corporate governance committee and that the formation of a separate committee is not necessary at this time. Instead, the full GAHR IV Board performs functions similar to those which might otherwise normally be delegated to such a committee, including, among other things, developing a set of corporate governance principles, adopting the GAHR IV Code of Ethics, adopting objectives with respect to conflicts of interest, monitoring our compliance with corporate governance requirements of state and federal law, establishing criteria for prospective members of the GAHR IV Board, conducting candidate searches and interviews, overseeing and evaluating the GAHR IV Board and our management, evaluating from time to time the appropriate size and composition of the GAHR IV Board and recommending, as appropriate, increases, decreases and changes to the composition of the GAHR IV Board and formally proposing the slate of directors to be elected at each annual meeting of our stockholders.

Director Nomination Procedures and Diversity
As outlined above, in selecting a qualified nominee, the GAHR IV Board considers such factors as it deems appropriate, which may include: the current composition of the GAHR IV Board; the range of talents of a nominee that would best complement those already represented on the GAHR IV Board; the extent to which a nominee would diversify the GAHR IV Board; a nominee’s standards of integrity, commitment and independence of thought and judgment; a nominee’s ability to represent the long-term interests of our stockholders as a whole; a nominee’s relevant expertise and experience upon which to be able to offer advice and guidance to management; a nominee who is accomplished in his or her respective field, with superior credentials and recognition; and the need for specialized expertise. While we do not have a formal diversity policy, we believe that the backgrounds and qualifications of our directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the GAHR IV Board to fulfill its responsibilities. Applying these criteria, the GAHR IV Board considers candidates for membership on the GAHR IV Board suggested by its members, as well as by our stockholders. Members of the GAHR IV Board annually review the GAHR IV Board’s composition by evaluating whether the GAHR IV Board has the right mix of skills, experience and backgrounds. The GAHR IV Board may also consider an assessment of its diversity, in its broadest sense, reflecting, but not limited to, age, geography, gender and ethnicity.
The GAHR IV Board identifies nominees by first evaluating the current members of the GAHR IV Board willing to continue in service. Current members of the GAHR IV Board with skills and experience relevant to our business and who are willing to continue in service are considered for re-nomination.
If any member of the GAHR IV Board does not wish to continue in service or if the GAHR IV Board decides not to nominate a member for re-election,
the GAHR IV Board will review the desired skills and experience of a new nominee in light of the criteria set forth above.
The GAHR IV Board also considers nominees for the GAHR IV Board recommended by stockholders. Notice of proposed stockholder nominations for the GAHR IV Board must be delivered in accordance with the requirements set forth in the GAHR IV Bylaws and SEC
Rule 14a-8 promulgated
under the Exchange Act. Nominations must include the full name of the proposed nominee, a brief description of the proposed nominee’s business experience for at least the previous five years and a representation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Nominations should be delivered to: Griffin-American Healthcare REIT IV, Inc., Board of Directors, 18191 Von Karman Avenue, Suite 300, Irvine, California 92612, Attention: Secretary.
The GAHR IV Board recommends the slate of directors to be nominated for election at the GAHR IV Annual Meeting. We have not employed or paid a fee to, and do not currently employ or pay a fee to, any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.
Compensation of Executive Officers
GAHR IV has no employees. Its executive officers are all employees of affiliates of the GAHR IV Advisor and are compensated by these entities for their services to GAHR IV. GAHR IV’s day-to-day
management is performed by the GAHR IV Advisor and its affiliates. GAHR IV pays these entities fees and reimburse expenses pursuant to the GAHR IV Advisory Agreement. GAHR IV does not currently intend to pay any compensation directly to its executive officers.
Compensation of Directors
If a director is also one of GAHR IV’s executive officers, GAHR IV does not pay any compensation to that person for services rendered as a director. GAHR IV’s director compensation is designed with the goals of attracting and retaining highly qualified individuals to serve as independent directors and to fairly compensate them for their time and efforts. For the year ended December 31, 2020, GAHR IV’s independent directors received the following forms of compensation:

•
Annual Retainer.
 GAHR IV’s independent directors receive an aggregate annual retainer of $65,000, which is paid on a quarterly basis at the commencement of each quarter for which an individual serves as an independent director. In addition, the chairman or chairwoman of the audit committee receives an additional aggregate annual retainer of $10,000, which is paid on a quarterly basis at the commencement of each quarter for which an individual serves as the chairman or chairwoman of the audit committee.

•
Special Committee Fees.
 GAHR IV’s special committee members receive an initial retainer of $60,000 payable in one lump sum and a monthly retainer of $10,000 payable monthly in arrears; provided that such fee for the month of October 2020 was prorated from the date the special committee was established. Additionally, the chairwoman of the special committee receives a monthly retainer of $7,500, payable monthly in arrears; provided that such fee for the month of October 2020 was prorated from the date the chairwoman was appointed.

•
Meeting Fees.
 GAHR IV’s independent directors receive $1,500 for each board or special committee meeting attended in person or by telephone and $500 for each audit committee meeting attended in person or by telephone, which is paid monthly in arrears. The chairman or chairwoman of each committee, other than the audit committee chairman or chairwoman, also may receive additional compensation. If a board meeting is held on the same day as an audit committee meeting, an additional fee will not be paid for attending the committee meeting.

•
Equity Compensation.
 In connection with their initial election to the GAHR IV Board, each GAHR IV independent director receives 5,000 restricted shares of GAHR IV Class T Common Stock pursuant to the GAHR IV Incentive Plan and an additional 2,500 restricted shares of GAHR IV Class T Common Stock pursuant to the GAHR IV Incentive Plan in connection with his or her subsequent re-election
each year, provided that such person is an independent director as of the date of his or her re-election
and continually served as an independent director during such period. Additionally, on July 1, 2020, GAHR IV granted each of its independent directors an additional 5,000 restricted shares of GAHR IV Class T Common Stock pursuant to the GAHR IV Incentive Plan in consideration of their past services rendered. The restricted shares vest as to 20.0% of the shares on the date of grant and on each anniversary thereafter over four years from the date of grant.

•
Other Compensation.
 GAHR IV reimburses its directors for reasonable
out-of-pocket
expenses incurred in connection with attendance at meetings, including committee meetings, of the GAHR IV Board. Such reimbursement is paid monthly. GAHR IV’s independent directors do not receive other benefits from it.

The following table sets forth certain information with respect to GAHR IV director compensation for the year ended December 31, 2020:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Jeffrey T. Hanson(3)	—	—	—	—	—	—		—
Richard S. Welch(3)	—	—	—	—	—	—		—
Brian J. Flornes	190,000	71,500	—	—	—	14,000	(4)	275,500
Dianne Hurley	220,000	71,500	—	—	—	16,000	(4)	307,500
Wilbur H. Smith III	188,500	71,500	—	—	—	16,000	(4)	276,000

(1)	Consists of the amounts described below:

Director	Role	Annual Retainer ($)	Meeting Fees ($)	Additional Special Payments ($)
Hanson	Chairman of the Board of Directors	—	—	—
Welch	Director	—	—	—
Flornes	Member, Audit and Special Committees	65,000	24,000	101,000(a)
Hurley	Chairwoman, Audit and Special Committees	75,000	24,000	121,000(a)
Smith	Member, Audit and Special Committees	65,000	22,500	101,000(a)

(a)	Comprised of the initial and monthly retainer fees paid to members of the special committee.

(2)
The amounts in this column represent the grant date fair value of the awards granted for the year ended December 31, 2020, as determined in accordance with Accounting Standards Codification (“ASC”) Topic 718,
Compensation—Stock Compensation
(“ASC Topic 718”).

The following table shows the restricted shares of GAHR IV Class T Common Stock awarded to each GAHR IV director for the year ended December 31, 2020, and the grant date fair value for each award (computed in accordance with ASC Topic 718):

Director	Grant Date	Number of Shares of GAHR IV Restricted Class T Common Stock	Full Grant Date Fair Value of Award ($)
Hanson	—	—	—
Welch	—	—	—
Flornes	06/09/20 and 07/01/20	7,500	71,500
Hurley	06/09/20 and 07/01/20	7,500	71,500
Smith	06/09/20 and 07/01/20	7,500	71,500
The following table shows the aggregate number of nonvested restricted shares of GAHR IV Class T Common Stock held by each director as of December 31, 2020:

Director	Number of Nonvested Shares of GAHR IV Restricted Class T Common Stock
Hanson	—
Welch	—
Flornes	15,000
Hurley	15,000
Smith	15,000

(3)	Mr. Hanson and Mr. Welch are not independent directors.
(4)	Amounts reflect the dollar value of distributions paid in connection with the stock awards granted to GAHR IV’s independent directors.
GAHR IV Incentive Plan
GAHR IV adopted the GAHR IV Incentive Plan pursuant to which the GAHR IV Board, or a committee of its independent directors, may make grants of options, restricted shares of GAHR IV Common Stock, stock purchase rights, stock appreciation rights or other awards to GAHR IV’s independent directors, employees and consultants. The maximum number of shares of GAHR IV Common Stock that may be issued pursuant to the GAHR IV Incentive Plan is 4,000,000 shares. For the years ended December 31, 2020, 2019 and 2018, GAHR IV granted an aggregate of 22,500 restricted shares of GAHR IV Class T Common Stock at a weighted average grant date fair value of $9.54, $9.54 and $9.65 per share, respectively, to GAHR IV’s independent directors in connection with their re-election
to the GAHR IV Board or in consideration for their past services rendered. Such shares vested 20.0% immediately on the grant date and 20.0% will vest on each of the first four anniversaries of the grant date. GAHR IV follows ASC Topic 718 to account for its stock compensation pursuant to the GAHR IV Incentive Plan. For the years ended December 31, 2020, 2019 and 2018, GAHR IV recognized stock compensation expense of $215,000, $207,000 and $185,000, respectively.
Amendment and Termination of the GAHR IV Incentive Plan
Unless otherwise provided in an award certificate, upon the death or disability of a participant, or upon a change in control, all of such participant’s outstanding awards pursuant to our incentive plan will become fully vested. Our incentive plan will automatically expire on the tenth anniversary of the date on which it was adopted, unless extended or earlier terminated by the GAHR IV Board. The GAHR IV Board may terminate our incentive plan at any time, but such termination will have no adverse impact on any award that is outstanding at the time of such termination. The GAHR IV Board may amend our incentive plan at any time, but any amendment would be subject to stockholder approval if, in the reasonable judgment of the GAHR IV Board, stockholder approval would be required by any law, regulation or rule applicable to the plan. No termination or amendment of our incentive plan may, without the written consent of the participant, reduce or diminish the value of an outstanding award determined as if the award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination. The GAHR IV Board may amend or terminate outstanding awards, but those amendments may require consent of the participant and, unless approved by our stockholders or otherwise permitted by the antidilution provisions of the plan, the exercise price of an outstanding option may not be reduced, directly or indirectly, and the original term of an option may not be extended.
Hedging Practices
We have not adopted any practice or policies regarding the ability of directors or employees (including officers), or their designees, to purchase financial instruments, or otherwise engage in transactions, that are designed to hedge or offset any decrease in the market value of our stock held by such insiders.
Compensation Committee Interlocks and Insider Participation
Other than Mr. Hanson, no member of the GAHR IV Board during the year ended December 31, 2020 has served as an officer, and no member of the GAHR IV Board served as an employee, of GAHR IV or any of its subsidiaries. Because GAHR IV does not have a compensation committee, none of its executive officers participated in any deliberations regarding executive compensation. Other than Mr. Hanson, during the year ended December 31, 2020, none of GAHR IV’s executive officers served as a director or member of a compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving as a member of the GAHR IV Board or compensation committee.
Security Ownership of Certain Beneficial Owners
The following table shows, as of July 9, 2021, the number of shares of GAHR IV Common Stock beneficially owned by (1) any person who is known by GAHR IV to be the beneficial owner of more than 5.0% of any class of the outstanding shares of GAHR IV Common Stock; (2) GAHR IV’s directors; (3) GAHR IV’s named executive officers; and (4) all of GAHR IV’s directors and executive officers as a group. The percentage of GAHR IV Common Stock beneficially owned is based on 81,731,261 shares of GAHR IV Class T Common Stock and GAHR IV Class I Common Stock outstanding as of July 9, 2021. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes securities over which a person has voting or investment power and securities that a person has the right to acquire within 60 days. The address for each of the beneficial owners named in the following table is 18191 Von Karman Avenue, Suite 300, Irvine, California 92612.

Name of Beneficial Owner(1)	Number of Shares of Class T Common Stock Beneficially Owned		Percentage of All Class T Common Stock	Number of Shares of Class I Common Stock Beneficially Owned	Percentage of All Class I Common Stock
Jeffrey T. Hanson	67,081	(2)	*	63,155	1.12%
Brian S. Peay	—		—%	3,230	*
Richard S. Welch	—		—%	—	—%
Brian J. Flornes	35,000		*	—	—%
Dianne Hurley	39,070		*	—	—%
Wilbur H. Smith III	40,670		*	—	—%
All directors and executive officers as a group (10 persons)	280,546	(2)	*	254,495	4.49%

*	Represents less than 1.0% of the outstanding GAHR IV Common Stock.

(1)
For purposes of calculating the percentage beneficially owned, the number of shares of GAHR IV Common Stock deemed outstanding includes (a) 76,069,129 shares of GAHR IV Class T Common Stock or 5,662,132 shares of GAHR IV Class I Common Stock outstanding, as applicable, as of July 9, 2021, and (b) shares of GAHR IV Common Stock issuable pursuant to options held by the respective person or group that may be exercised within

60 days following July 9, 2021. Beneficial ownership is determined in accordance with the rules of the SEC that deem shares of stock to be beneficially owned by any person or group who has or shares voting and investment power with respect to such shares of stock.
(2)
Includes 20,833 shares of GAHR IV Class T Common Stock owned by the GAHR IV Advisor, which is 75.0% owned and managed by wholly owned subsidiaries of American Healthcare Investors. Messrs. Hanson, Prosky and Streiff are managing directors of American Healthcare Investors and as such, may be deemed to be the beneficial owners of such common stock. Each of Messrs. Hanson, Prosky and Streiff disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. The GAHR IV Advisor also owns 208 Class T partnership units of the GAHR IV Operating Partnership.

None of the above shares have been pledged as security.
Certain Relationships and Related Transactions
Fees and Expenses Paid to Affiliates
All of our executive officers and one of our
non-independent
directors are also executive officers and employees and/or holders of a direct or indirect interest in the GAHR IV Advisor, one of our co-sponsors
or other affiliated entities. We are affiliated with the GAHR IV Advisor, American Healthcare Investors and AHI Group Holdings; however, we are not affiliated with Griffin Capital, our dealer manager, Colony Capital or Mr. Flaherty. We entered into the Advisory Agreement, which entitles the GAHR IV Advisor and its affiliates to specified compensation for certain services, as well as reimbursement of certain expenses. The GAHR IV Board, including a majority of our independent directors, has reviewed the material transactions between our affiliates and us during the year ended December 31, 2020. Set forth below is a description of the transactions with affiliates. We believe that we have executed all of the transactions set forth below on terms that are fair and reasonable to us and on terms no less favorable to us than those available from unaffiliated third parties. For the years ended December 31, 2020, 2019 and 2018, we incurred $13,350,000, $16,296,000 and $22,355,000, respectively, in fees and expenses to our affiliates as detailed below.
Offering Stage
Dealer Manager Fee
Through the termination of the GAHR IV Initial Offering on February 15, 2019, with respect to shares of GAHR IV Class T Common Stock, GAHR IV’s dealer manager generally received a dealer manager fee of up to 3.0% of the gross offering proceeds from the sale of shares of GAHR IV Class T Common Stock pursuant to the primary portion of the GAHR IV Initial Offering, of which 1.0% of the gross offering proceeds was funded by GAHR IV and up to an amount equal to 2.0% of the gross offering proceeds was funded by the GAHR IV Advisor. Effective March 1, 2017 and through the termination of the GAHR IV Initial Offering on February 15, 2019, with respect to shares of the GAHR IV Class I Common Stock, the GAHR IV dealer manager generally received a dealer manager fee up to an amount equal to 1.5% of the gross offering proceeds from the sale of shares of GAHR IV Class I Common Stock pursuant to the primary portion of the GAHR IV Initial Offering, all of which was funded by the GAHR IV Advisor. The GAHR IV Advisor recouped the portion of the dealer manager fee it funded through the receipt from GAHR IV of the Contingent Advisor Payment, as defined below, through the payment of acquisition fees as described below. No dealer manager fee was payable on shares of GAHR IV Common Stock sold pursuant to the GAHR IV DRIP Offerings.
Following the termination of the GAHR IV Initial Offering on February 15, 2019, GAHR IV no longer incurred additional dealer manager fees. For the years ended December 31, 2019 and 2018, GAHR IV incurred $1,687,000 and $4,878,000, respectively, payable to the GAHR IV Advisor as part of the Contingent Advisor Payment in connection with the dealer manager fee that the GAHR IV Advisor had incurred.
Other Organizational and Offering Expenses
Through the termination of the GAHR IV Initial Offering on February 15, 2019, GAHR IV incurred other organizational and offering expenses in connection with the primary portion of the GAHR IV Initial Offering (other than selling commissions, the dealer manager fee and the stockholder servicing fee) that were funded by the GAHR IV Advisor. The GAHR IV Advisor recouped such expenses it funded through the receipt of the Contingent Advisor Payment from GAHR IV, as described below, through the payment of acquisition fees. No other organizational and offering expenses were paid with respect to shares of GAHR IV Common Stock sold pursuant to the GAHR IV DRIP Offerings.
Following the termination of the GAHR IV Initial Offering on February 15, 2019, GAHR IV no longer incurred additional other organizational and offering expenses. For the years ended December 31, 2019 and 2018, GAHR IV incurred $114,000 and $1,465,000, respectively, payable to the GAHR IV Advisor as part of the Contingent Advisor Payment in connection with the other organizational and offering expenses that the GAHR IV Advisor had incurred.
Acquisition and Development Stage
Acquisition Fee
GAHR IV pays the GAHR IV Advisor or its affiliates an acquisition fee of up to 4.50% of the contract purchase price, including any contingent or earn-out
payments that may be paid, of each property GAHR IV acquires. The 4.50% acquisition fees consist of a 2.25% base acquisition fee (the “base acquisition fee”) for real estate acquisitions, and an additional 2.25% contingent advisor payment (the “Contingent Advisor Payment”), as applicable. The Contingent Advisor Payment allowed the GAHR IV Advisor to recoup the portion of the dealer manager fee and other organizational and offering expenses funded by the GAHR IV Advisor. Therefore, the amount of the Contingent Advisor Payment paid upon the closing of an acquisition did not exceed the then outstanding amounts paid by the GAHR IV Advisor for dealer manager fees and other organizational and offering expenses at the time of such closing. For these purposes, the amounts paid by the GAHR IV Advisor and considered as “outstanding” were reduced by the amount of the Contingent Advisor Payment previously paid. Notwithstanding the foregoing, the initial $7,500,000 of amounts paid by the GAHR IV Advisor to fund the dealer manager fee and other organizational and offering expenses (the “Contingent Advisor Payment Holdback”) was retained by us until February 2019, the termination of the GAHR IV Initial Offering and the third anniversary of the commencement date of the GAHR IV Initial Offering, at which time such amount was paid to the GAHR IV Advisor. The GAHR IV Advisor or its affiliates are entitled to receive these acquisition fees for properties acquired with funds raised in the GAHR IV Initial Offering, including acquisitions completed after the termination of the GAHR IV Advisory Agreement (including imputed leverage of 50.0% on funds raised in our initial offering), or funded with net proceeds from the sale of a property, subject to certain conditions. The GAHR IV Advisor may waive or defer all or a portion of the acquisition fee at any time and from time to time, in its sole discretion. For the years ended December 31, 2020, 2019 and 2018, we incurred base acquisition fees of $1,485,000, $4,595,000 and $10,096,000, respectively, to the GAHR IV Advisor. As of both December 31, 2020 and 2019, GAHR IV paid $20,982,000 in Contingent Advisor Payments to the GAHR IV Advisor and do not have any amounts outstanding due to the GAHR IV Advisor.
Development Fee
In the event the GAHR IV Advisor or its affiliates provide development-related services, GAHR IV pays the GAHR IV Advisor or its affiliates a development fee in an amount that is usual and customary for comparable services rendered for similar projects in the geographic market where the services are provided; however, GAHR IV will not pay a development fee to the GAHR IV Advisor or its affiliates if the GAHR IV Advisor or its affiliates elects to receive an acquisition fee based on the cost of such development. For the years ended December 31, 2020, 2019 and 2018, GAHR IV incurred development fees of $87,000, $34,000 and $6,000 respectively, to the GAHR IV Advisor.
Reimbursement of Acquisition Expenses
GAHR IV reimburses the GAHR IV Advisor or its affiliates for acquisition expenses related to selecting, evaluating and acquiring assets, which are reimbursed regardless of whether an asset is acquired. The reimbursement of acquisition expenses, acquisition fees, total development costs and real estate commissions paid to unaffiliated third parties will not exceed, in the aggregate, 6.0% of the contract purchase price of the property, unless fees in excess of such limits are approved by a majority of GAHR IV’s directors, including a majority of its independent directors, not otherwise interested in the transaction. For the years ended December 31, 2020, 2019 and 2018, such fees and expenses paid did not exceed 6.0% of the contract purchase price of our property acquisitions, except with respect to the acquisitions of Athens MOB Portfolio, Northern California Senior Housing Portfolio, Pinnacle Warrenton ALF, Glendale MOB, Missouri SNF Portfolio, Flemington MOB Portfolio and West Des Moines SNF, which excess fees and expenses were approved by our directors as set forth above. For the years ended December 31, 2020, 2019 and 2018, GAHR IV incurred $1,000, $0 and $2,000, respectively, in acquisition expenses to the GAHR IV or its affiliates.
Operational Stage
Asset Management Fee
GAHR IV pays the GAHR IV Advisor or its affiliates a monthly fee for services rendered in connection with the management of our assets equal to one-twelfth
of 0.80% of average invested assets. For such purposes, average invested assets means the average of the aggregate book value of our assets invested in real estate investments, before deducting depreciation, amortization, bad debt and other similar non-cash
reserves, computed by taking the average of such values at the end of each month during the period of calculation. For the years ended December 31, 2020, 2019 and 2018, GAHR IV incurred $9,732,000, $8,276,000 and $4,975,000, respectively, in asset management fees to the GAHR IV Advisor.
Property Management Fee
American Healthcare Investors or its designated personnel may provide property management services with respect to GAHR IV’s properties or may sub-contract
these duties to any third party and provide oversight of such third-party property manager. GAHR IV pays American Healthcare Investors a monthly management fee equal to a percentage of the gross monthly cash receipts of such property as follows: (i) a property management oversight fee of 1.0% of the gross monthly cash receipts of any stand-alone, single-tenant, net leased property, except for such properties operated utilizing a RIDEA structure, for which we pay a property management oversight fee of 1.5% of the gross monthly cash receipts with respect to such property; (ii) a property management oversight fee of 1.5% of the gross monthly cash receipts of any property that is not a stand-alone, single-tenant, net leased property and for which American Healthcare Investors or its designated personnel provide oversight of a third party that performs the duties of a property manager with respect to such property; or (iii) a fair and reasonable property management fee that is approved by a majority of GAHR IV’s directors, including a majority of its independent directors, that is not less favorable to us than terms available from unaffiliated third parties for any property that is not a stand-alone, single-tenant, net leased property and for which American Healthcare Investors or its designated personnel directly serve as the property manager without sub-contracting
such duties to a third party. For the years ended December 31, 2020, 2019 and 2018, GAHR IV incurred property management fees of $1,454,000, $1,220,000 and $746,000, respectively, to American Healthcare Investors.
Lease Fees
GAHR IV pays the GAHR IV Advisor or its affiliates a separate fee for any leasing activities in an amount not to exceed the fee customarily charged in arm’s-length
transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area. Such fee is generally expected to range from 3.0% to 6.0% of the gross revenues generated during the initial term of the lease. For the years ended December 31, 2020, 2019 and 2018, GAHR IV incurred lease fees of $333,000, $83,000 and $94,000, respectively.
Construction Management Fee
In the event that the GAHR IV Advisor or its affiliates assist with planning and coordinating the construction of any capital or tenant improvements, GAHR IV pays the GAHR IV Advisor or its affiliates a construction management fee of up to 5.0% of the cost of such improvements. Construction management fees are capitalized as part of the associated asset and included in real estate investments, net in our consolidated balance sheets or are expensed and included in our consolidated statements of operations, as applicable. For the years ended December 31, 2020, 2019 and 2018, GAHR IV incurred construction management fees of $99,000, $155,000 and $28,000, respectively.

Operating Expenses
GAHR IV reimburses the GAHR IV Advisor or its affiliates for operating expenses incurred in rendering services to GAHR IV, subject to certain limitations. However, GAHR IV cannot reimburse the GAHR IV Advisor or its affiliates at the end of any fiscal quarter for total operating expenses that, in the four consecutive fiscal quarters then ended, exceed the greater of: (i) 2.0% of our average invested assets, as defined in the GAHR IV Advisory Agreement; or (ii) 25.0% of our net income, as defined in the GAHR IV Advisory Agreement, unless GAHR IV’s independent directors determined that such excess expenses were justified based on unusual and nonrecurring factors which they deem sufficient.
For the 12 months ended December 31, 2020, 2019 and 2018, GAHR IV’s operating expenses did not exceed the aforementioned limitations. The following table reflects GAHR IV’s operating expenses as a percentage of average invested assets and as a percentage of net income for the 12 month periods then ended:

	12 months ended December 31,
	2020	2019	2018
Operating expenses as a percentage of average invested assets	1.2%	1.2%	1.2%
Operating expenses as a percentage of net income	38.1%	37.2%	28.3%
For the years ended December 31, 2020, 2019 and 2018, the GAHR IV Advisor incurred operating expenses on GAHR IV’s behalf of $159,000, $132,000 and $65,000, respectively.
Liquidity Stage
Disposition Fees
For services relating to the sale of one or more properties, we pay the GAHR IV Advisor or its affiliates a disposition fee up to the lesser of 2.0% of the contract sales price or 50.0% of a customary competitive real estate commission given the circumstances surrounding the sale, in each case as determined by the GAHR IV Board, including a majority of GAHR IV’s independent directors, upon the provision of a substantial amount of the services in the sales effort. The amount of disposition fees paid, when added to the real estate commissions paid to unaffiliated parties, will not exceed the lesser of the customary competitive real estate commission or an amount equal to 6.0% of the contract sales price. For the years ended December 31, 2020, 2019 and 2018, GAHR IV did not incur any disposition fees to the GAHR IV Advisor or its affiliates.
Subordinated Participation Interest
Subordinated Distribution of Net Sales Proceeds
In the event of liquidation, we will pay the GAHR IV Advisor a subordinated distribution of net sales proceeds. The distribution will be equal to 15.0% of the remaining net proceeds from the sales of properties, after distributions to GAHR IV stockholders, in the aggregate, of: (i) a full return of capital raised from stockholders (less amounts paid to repurchase shares of GAHR IV Common Stock pursuant to GAHR IV share repurchase plan); plus (ii) an annual 6.0% cumulative, non-compounded
return on the gross proceeds from the sale of shares of GAHR IV Common Stock, as adjusted for distributions of net sales proceeds. Actual amounts to be received depend on the sale prices of properties upon liquidation. For the years ended December 31, 2020, 2019 and 2018, GAHR IV did not pay any such distributions to the GAHR IV Advisor.
Subordinated Distribution Upon Listing
Upon the listing of shares of GAHR IV Common Stock on a national securities exchange, in redemption of the GAHR IV Advisor’s limited partnership units, we will pay the GAHR IV Advisor a distribution equal to 15.0% of the amount by which: (i) the market value of outstanding GAHR IV Common Stock at listing plus distributions paid prior to listing exceeds (ii) the sum of the total amount of capital raised from GAHR IV stockholders (less amounts paid to repurchase shares of GAHR IV Common Stock pursuant to GAHR IV’s share repurchase plan) and the amount of cash equal to an annual 6.0% cumulative, non-compounded
return on the gross proceeds from the sale of shares of GAHR IV Common

Stock through the date of listing. Actual amounts to be received depend upon the market value of GAHR IV outstanding stock at the time of listing, among other factors. For the years ended December 31, 2020, 2019 and 2018, GAHR IV did not pay any such distributions to the GAHR IV Advisor.
Subordinated Distribution Upon Termination
Pursuant to the agreement of limited partnership, as amended, of the GAHR IV Operating Partnership upon termination or non-renewal
of the GAHR IV Advisory Agreement, the GAHR IV Advisor will also be entitled to a subordinated distribution in redemption of its limited partnership units from the GAHR IV Operating Partnership equal to 15.0% of the amount, if any, by which: (i) the appraised value of GAHR IV’s assets on the termination date, less any indebtedness secured by such assets, plus total distributions paid through the termination date, exceeds (ii) the sum of the total amount of capital raised from GAHR IV stockholders (less amounts paid to repurchase shares of GAHR IV Common Stock pursuant to GAHR IV’s share repurchase plan) and the total amount of cash equal to an annual 6.0% cumulative, non-compounded
return on the gross proceeds from the sale of shares of GAHR IV Common Stock through the termination date. In addition, the GAHR IV Advisor may elect to defer its right to receive a subordinated distribution upon termination until either a listing or other liquidity event, including a liquidation, sale of substantially all of GAHR IV’s assets or merger in which GAHR IV stockholders receive in exchange for their shares of GAHR IV Common Stock, shares of a company that are traded on a national securities exchange. As of December 31, 2020 and 2019, GAHR IV does not have any liability related to the subordinated distribution upon termination.
Stock Purchase Plans
On December 31, 2017, GAHR IV’s Chief Executive Officer and Chairman of the Board of Directors, Jeffrey T. Hanson, GAHR IV’s President and Chief Operating Officer, Danny Prosky, and GAHR IV’s Executive Vice President and General Counsel, Mathieu B. Streiff, each executed stock purchase plans (the “GAHR IV 2018 Stock Purchase Plans”) whereby they each irrevocably agreed to invest 100% of their net after-tax
base salary and cash bonus compensation earned as employees of American Healthcare Investors directly into our company by purchasing shares of GAHR IV Class I Common Stock. In addition, on December 31, 2017, the four Executive Vice Presidents of American Healthcare Investors at the time, including GAHR IV’s Executive Vice President of Acquisitions, Stefan K.L. Oh, GAHR IV’s Chief Financial Officer, Brian S. Peay, and Wendie Newman Vice President of Asset Management, each executed similar GAHR IV 2018 Stock Purchase Plans whereby they each irrevocably agreed to invest a portion of their net after-tax
base salary or a portion of their net
after-tax
base salary and cash bonus compensation, ranging from 5.0% to 15.0%, earned on or after January 1, 2018 as employees of American Healthcare Investors directly into shares of GAHR IV Class I Common Stock. The GAHR IV 2018 Stock Purchase Plans terminated on December 31, 2018.
Purchases of shares of GAHR IV Class I Common Stock pursuant to the GAHR IV 2018 Stock Purchase Plans commenced beginning with the first regularly scheduled payroll payment on January 22, 2018, and concluded with the regularly scheduled payroll payment on January 7, 2019. For the years ended December 31, 2019 and 2018, our officers invested $34,000 and $1,078,000, respectively, and 3,346 and 113,658 shares of GAHR IV Class I Common Stock, respectively, were issued in the aggregate pursuant to the GAHR IV 2018 Stock Purchase Plans. The shares of GAHR IV Class I common stock were purchased pursuant to the GAHR IV 2018 Stock Purchase Plans at a per share purchase price equal to the per share purchase price of GAHR IV Class I Common Stock, which was $9.21 per share prior to April 11, 2018 and $9.65 per share effective as of April 11, 2018. No selling commissions, dealer manager fees (including the portion of such dealer manager fees funded by the GAHR IV Advisor) or stockholder servicing fees were paid with respect to such sales of GAHR IV Class I Common Stock pursuant to the GAHR IV 2018 Stock Purchase Plans.

Accounts Payable Due to Affiliates
The following amounts were outstanding to GAHR IV affiliates as of December 31, 2020 and 2019:

	December 31,
Fee	2020	2019
Asset management fees	$814,000	$768,000
Property management fees	117,000	145,000
Acquisition and development fees	64,000	5,000
Construction management fees	33,000	65,000
Operating expenses	10,000	12,000
Lease commissions	8,000	21,000

Total	$1,046,000	$1,016,000

Securities Authorized for Issuance Under Equity Compensation Plans
GAHR IV adopted its incentive plan, pursuant to which the GAHR IV Board or a committee of the GAHR IV independent directors may make grants of options, restricted shares of GAHR IV Common Stock, stock purchase rights, stock appreciation rights or other awards to the GAHR IV independent directors, employees and consultants. The maximum number of shares of GAHR IV Common Stock that may be issued pursuant to its incentive plan is 4,000,000. The following table provides information regarding the GAHR IV incentive plan as of December 31, 2020:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders(1)	—	—	3,895,000
Equity compensation plans not approved by security holders	—	—	—

Total	—	—	3,895,000

(1)
Through December 31, 2020, GAHR IV granted an aggregate of 15,000 restricted shares of GAHR IV Class T Common Stock, as defined in its incentive plan, to each of GAHR IV’s independent directors in connection with their initial election and re-election
to the GAHR IV Board, of which 20.0% vested on the grant date and 20.0% will vest on each of the first four anniversaries of the date of grant. In addition, through December 31, 2020, GAHR IV granted an aggregate of 20,000 restricted shares of GAHR IV Class T Common Stock, as defined in its incentive plan, to each of GAHR IV’s independent directors in consideration for their past services rendered. These restricted shares of GAHR IV Class T Common Stock vest under the same period described above. Prior to April 5, 2019, the fair value of each share at the date of grant was based on the then most recent price paid to acquire one share of GAHR IV Class T Common Stock in GAHR IV’s initial offering; effective April 5, 2019, the fair value of each share at the date of grant was estimated at the most recent estimated per share NAV approved and established by the GAHR IV Board; and with respect to the initial 20.0% of restricted shares of GAHR IV Class T Common Stock that vested on the date of grant, expensed as compensation immediately, and with respect to the remaining restricted shares of GAHR IV Class T Common Stock, amortized over the period from the service inception date to the vesting date for each vesting tranche (i.e., on a tranche by tranche basis) using the accelerated attribution method. Restricted shares of GAHR IV Class T Common Stock may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered. Such restrictions expire upon vesting. Restricted shares of GAHR IV Class T Common Stock have full voting rights and rights to distributions. Such shares are not shown in the chart above as they are deemed outstanding shares of GAHR IV Common Stock; however, such grants reduce the number of securities remaining available for future issuance.

Pending REIT Merger with GAHR III
Subject to the terms and conditions of the Merger Agreement, including the required approval of the REIT Merger and GAHR IV Charter Amendment (Merger Agreement) by GAHR IV stockholders, (i) GAHR III will merge with and into

Merger Sub, with Merger Sub surviving the REIT Merger as a wholly owned subsidiary of GAHR IV, and (ii) GAHR IV Operating Partnership will merge with and into GAHR III Operating Partnership, with GAHR III Operating Partnership being the surviving entity. In accordance with the applicable provisions of the MGCL and the MLLCA, the separate existence of GAHR III will cease at the effective time of the REIT Merger, and in accordance with the applicable provisions of the DRULPA, the separate existence of GAHR IV Operating Partnership will cease at the effective time of the Partnership Merger.
The Combined Company will be named “American Healthcare REIT, Inc.” The surviving entity in the Partnership Merger will be named “American Healthcare REIT Holdings, LP.”
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
There were no changes in or disagreements with our independent registered public accountant during the years ended December 31, 2020 and 2019 or the three months ended March 31, 2021.
Quantitative and Qualitative Disclosures About Market Risk
Market risk includes risks that arise from changes in interest rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. In pursuing GAHR IV’s business plan, GAHR IV expects that the primary market risk to which it will be exposed is interest rate risk. There were no material changes in its market risk exposures between the years ended December 31, 2020, 2019 and 2018.
Interest Rate Risk
GAHR IV is exposed to the effects of interest rate changes primarily as a result of long-term debt used to acquire properties and other permitted investments. GAHR IV’s interest rate risk is monitored using a variety of techniques. GAHR IV’s interest rate risk management objectives are to limit the impact of interest rate changes on earnings, prepayment penalties and cash flows and to lower overall borrowing costs while taking into account variable interest rate risk. To achieve these objectives, GAHR IV may borrow at fixed or variable rates.
GAHR IV has entered into, and may continue to enter into, derivative financial instruments such as interest rate swaps in order to mitigate its interest rate risk on a related financial instrument. GAHR IV does not apply hedge accounting treatment to these derivatives. As of March 31, 2021, GAHR IV’s interest rate swap liabilities are recorded in its consolidated balance sheets at their aggregate fair value of $3,800,000. GAHR IV will not enter into derivatives or interest rate transactions for speculative purposes.
In July 2017, the FCA, which regulates LIBOR, announced its intention to stop compelling banks to submit rates for the calculation of LIBOR after 2021. As a result, the Federal Reserve Board and the Federal Reserve Bank of New York organized the Alternative Reference Rates Committee, which identified SOFR as its preferred alternative to United States dollar LIBOR in derivatives and other financial contracts. In March 2021, the FCA confirmed its intention to cease publishing one-week
and
two-month
LIBOR after December 31, 2021 and all remaining LIBOR after June 30, 2023. At this time, it is not known whether or when SOFR or other alternative reference rates will attain market traction as replacements for LIBOR.
GAHR IV has variable rate debt outstanding and derivative financial instruments maturing on November 19, 2021 that are indexed to LIBOR. As such, GAHR IV is monitoring and evaluating the related risks of the discontinuation of LIBOR, which include possible changes to the interest on loans or amounts received and paid on derivative instruments. These risks arise in connection with transitioning contracts to a new alternative rate, including any resulting value transfer that may occur. The value of loans or derivative instruments tied to LIBOR could also be impacted if LIBOR is discontinued. For some instruments, the method of transitioning to an alternative rate may be challenging, as they may require negotiation with the respective counterparty. If a contract is not transitioned to an alternative rate and LIBOR is discontinued, the impact on GAHR IV’s contracts is likely to vary by contract. If LIBOR is discontinued, interest rates on GAHR IV’s current or future indebtedness may be adversely affected. It is not possible to predict whether LIBOR will continue to be viewed as an acceptable market “benchmark” prior to June 30, 2023, and it is possible that LIBOR will become unavailable prior to that point. This could result, for example, if a sufficient number of banks decline to make submissions to the LIBOR administrator. In that case, the risks associated with the transition to an alternative reference rate will be accelerated and magnified.
As of March 31, 2021, the table below presents the principal amounts and weighted average interest rates by year of expected maturity to evaluate the expected cash flows and sensitivity to interest rate changes.

	Expected Maturity Date
	2021	2022	2023	2024	2025	Thereafter	Total	Fair Value
Fixed-rate debt - principal payments	$469,000	$651,000	$680,000	$711,000	$5,878,000	$10,239,000	$18,628,000	$20,785,000
Weighted average interest rate on maturing fixed-rate debt	4.48%	4.49%	4.49%	4.50%	3.85%	3.83%	3.93%	—
Variable-rate debt - principal payments	$481,400,000	$—	$—	$—	$—	$—	$481,400,000	$481,716,000
Weighted average interest rate on maturing variable-rate debt (based on rates in effect as of March 31, 2021)	2.08%	—%	—%	—%	—%	—%	2.08%	—
Mortgage Loans Payable, Net and Line of Credit and Term Loans
Mortgage loans payable was $18,628,000 ($17,708,000, net of discount/premium and deferred financing costs) as of March 31, 2021. As of March 31, 2021, GAHR IV had three fixed-rate mortgage loans payable with interest rates ranging from 3.67% to 5.25% per annum. In addition, as of March 31, 2021, GAHR IV had $481,400,000 outstanding under its line of credit and term loans at a weighted-average interest rate of 2.08% per annum.
As of March 31, 2021, the weighted average effective interest rate on GAHR IV’s outstanding debt, factoring in its fixed-rate interest rate swaps, was 3.35% per annum. An increase in the variable interest rate on its variable-rate line of credit and term loans constitutes a market risk. As of March 31, 2021, a 0.50% increase in the market rates of interest would have increased GAHR IV’s overall annualized interest expense on its variable-rate line of credit and term loans by $945,000, or 5.58% of total annualized interest expense on its mortgage loans payable and its line of credit and term loans.
Other Market Risk
In addition to changes in interest rates, the value of our investments is subject to fluctuations based on changes in local and regional economic conditions and changes in the creditworthiness of tenants, which may affect our ability to refinance our debt if necessary.
Certain Conflict Resolution Restrictions and Procedures
In order to reduce or eliminate certain potential conflicts of interest, the GAHR IV Charter and the GAHR IV Advisory Agreement contain restrictions and conflict resolution procedures relating to: (1) transactions GAHR IV enters into with the GAHR IV Advisor, its co-sponsors,
its directors or their respective affiliates; (2) certain other future offerings; and (3) allocation of properties among affiliated entities. Each of the restrictions and procedures that applies to transactions with the GAHR IV Advisor and its affiliates will also apply to any transaction with any entity or real estate program advised, managed or controlled by Griffin Capital and American Healthcare Investors and their affiliates. These restrictions and procedures include, among others, the following:

•
Except as otherwise described in the prospectus for the GAHR IV Initial Offering, GAHR IV will not accept goods or services from its co-sponsors,
the GAHR IV Advisor and directors or their respective affiliates unless a majority of GAHR IV’s directors, including a majority of its independent directors, not otherwise interested in the transactions, approve such transactions as fair and reasonable to GAHR IV and on terms and conditions not less favorable to GAHR IV than those available from unaffiliated third parties.

•
GAHR IV will not purchase or lease any asset (including any property) in which one of its co-sponsors,
the GAHR IV Advisor, any of its directors or any of their respective affiliates has an interest without a determination by a majority of GAHR IV’s directors, including a majority of its independent directors, not otherwise interested in such transaction, that such transaction is fair and reasonable to GAHR IV and at a price to GAHR IV no greater than the cost of the property to such co-sponsor,
the GAHR IV Advisor, such director or directors or any such affiliate, unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event will GAHR IV acquire any such asset at an amount in excess of its appraised value. GAHR IV will not sell or lease assets to one of its co-sponsors,
the GAHR IV Advisor, any of its directors or any of their respective affiliates unless a majority of GAHR IV’s directors, including a majority of its independent directors, not otherwise interested in the transaction, determine the transaction is fair and reasonable to GAHR IV, which determination will be supported by an appraisal obtained from a qualified, independent appraiser selected by a majority of GAHR IV’s independent directors.

•
GAHR IV will not make any loans to one of its
co-sponsors,
the GAHR IV Advisor, any of GAHR IV’s directors or any of their respective affiliates except mortgage loans in which an appraisal is obtained from an independent appraiser and loans, if any, to a wholly owned subsidiary. In addition, any loans made to GAHR IV by one of its co-sponsors,
the GAHR IV Advisor, GAHR IV’s directors or any of their respective affiliates must be approved by a majority of GAHR IV’s directors, including a majority of its independent directors, not otherwise interested in the transaction, as fair, competitive and commercially reasonable, and no less favorable to GAHR IV than comparable loans between unaffiliated parties.

•
The GAHR IV Advisor and its affiliates will be entitled to reimbursement, at cost, for actual expenses incurred by them on GAHR IV’s behalf or on behalf of joint ventures in which GAHR IV is a joint venture partner, subject to the limitation that the GAHR IV Advisor and its affiliates are not entitled to reimbursement of operating expenses, generally, to the extent that they exceed the greater of 2.0% of our average invested assets or 25.0% of GAHR IV’s net income, unless GAHR IV’s independent directors determine that such excess expenses are justified based on unusual and nonrecurring factors which they deem sufficient.

Continental Merger Sub, LLC
Merger Sub is a Maryland limited liability company and a wholly owned subsidiary of GAHR IV formed solely for the purpose of entering into the Merger Agreement and effecting the REIT Merger. Upon completion of the REIT Merger, GAHR III will be merged with and into Merger Sub, with Merger Sub continuing as the surviving entity and a wholly owned subsidiary of GAHR IV. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement.
Griffin-American Healthcare REIT III, Inc.
Set forth below is a description of the business of GAHR III. When used in this section, unless otherwise specifically stated or the context requires otherwise, the terms “we,” “us” or “our” refer to GAHR III and its consolidated subsidiaries. Certain statements regarding GAHR III’s operations and its plans for future business may not be applicable to the extent the REIT Merger is completed.
Description of GAHR III’s Business
GAHR III is a public,
non-traded
REIT that was formed as a Maryland corporation on January 11, 2013, and elected to be taxed as a REIT for U.S. federal income tax purposes for the year ended December 31, 2014, and each year thereafter.
GAHR III invests in a diversified portfolio of healthcare real estate properties, focusing primarily on medical office buildings, hospitals, skilled nursing facilities, senior housing and other healthcare-related facilities. GAHR III also operates healthcare-related facilities utilizing the RIDEA structure. GAHR III has originated and acquired secured loans and may also originate and acquire other real estate-related investments on an infrequent and opportunistic basis. GAHR III generally seeks investments that produce current income; however, GAHR III has selectively developed, and may continue to selectively develop, real estate properties.
GAHR III conducts substantially all of its operations through GAHR III Operating Partnership. GAHR III is externally advised by GAHR III Advisor, pursuant to the GAHR III Advisory Agreement. The GAHR III Advisory Agreement, as amended to clarify certain indemnification provisions and last renewed on February 22, 2021, expires on February 26, 2022. GAHR III Advisor uses its best efforts, subject to the oversight, review and approval of the GAHR III Board, to, among other things, research, identify, review and make investments in and dispositions of properties and securities on GAHR III’s behalf consistent with GAHR III’s investment policies and objectives. GAHR III Advisor performs its duties and responsibilities under the GAHR III Advisory Agreement as GAHR III’s fiduciary. GAHR III Advisor is 75.0% owned and managed by wholly owned subsidiaries of American Healthcare Investors and 25.0% owned by a wholly owned subsidiary of Griffin Capital, collectively, its co-sponsors.
American Healthcare Investors is 47.1% owned by AHI Group Holdings, 45.1% indirectly owned by Colony Capital, and 7.8% owned by James F. Flaherty III, a former partner of Colony Capital. GAHR III is not affiliated with Griffin Capital, Griffin Capital Securities, Colony Capital or Mr. Flaherty; however, GAHR III is affiliated with the GAHR III Advisor, American Healthcare Investors and AHI Group Holdings. GAHR III has no employees and its executive officers are all employees of one of GAHR III’s co-sponsors.
GAHR III raised $1,842,618,000 through a best efforts initial public offering (the “GAHR III Initial Offering”) that commenced on February 26, 2014 and issued 184,930,598 shares of GAHR III Common Stock. In addition, during the GAHR III Initial Offering, GAHR III issued 1,948,563 shares of GAHR III Common Stock pursuant to its initial distribution reinvestment plan (the “GAHR III Initial DRIP”) for a total of $18,511,000 in distributions reinvested. Following the deregistration of the GAHR III Initial Offering on April 22, 2015, GAHR III continued issuing shares of GAHR III Common Stock pursuant to the GAHR III Initial DRIP through a subsequent offering (the “2015 DRIP Offering”). Effective October 5, 2016, GAHR III amended and restated the GAHR III Initial DRIP (the “GAHR III DRIP”) to amend the price at which shares of GAHR III Common Stock were issued pursuant to the 2015 DRIP Offering. A total of $245,396,000 in distributions were reinvested that resulted in 26,386,545 shares of GAHR III Common Stock being issued pursuant to the 2015 DRIP Offering.
On January 30, 2019, GAHR III filed a Registration Statement on Form
S-3
under the Securities Act to register a maximum of $200,000,000 of additional shares of GAHR III Common Stock to be issued pursuant to the GAHR III DRIP (the “GAHR III 2019 DRIP Offering”). GAHR III commenced offering shares of GAHR III Common Stock pursuant to the GAHR III 2019 DRIP Offering on April 1, 2019, following the deregistration of the 2015 DRIP Offering. On May 29, 2020, the GAHR III Board authorized the suspension of the GAHR III DRIP. As of March 31, 2021, a total of $63,105,000 in distributions were reinvested that resulted in 6,724,348 shares of GAHR III Common Stock being issued pursuant to the GAHR III 2019 DRIP Offering. GAHR III collectively refers to the GAHR III DRIP portion of the GAHR III Initial Offering, the 2015 DRIP Offering and the GAHR III 2019 DRIP Offering as the GAHR III DRIP Offerings.
To assist the members of FINRA and their associated persons, pursuant to FINRA Rule 2231, GAHR III discloses in each annual report distributed to stockholders a per share estimated value of the shares of GAHR III Common Stock, the method by which it was developed, and the date of the data used to develop the estimated value. In addition, GAHR III prepares annual statements of the estimated share value to assist fiduciaries of Benefit Plans and IRAs subject to the annual reporting requirements of ERISA in the preparation of their reports relating to an investment in shares of GAHR III Common Stock. For these purposes, GAHR III’s updated estimated per share NAV is $8.55 calculated as of September 30, 2020, which was approved and established by the GAHR III Board on March 18, 2021 based on the estimated value of its assets less the estimated value of its liabilities, divided by the number of outstanding shares of GAHR III Common Stock on a fully diluted basis, calculated as of September 30, 2020. On October 3, 2019, the GAHR III Board previously determined an estimated per share NAV of GAHR III Common Stock of $9.40 calculated as of June 30, 2019.
The principal executive offices of GAHR III are located at 18191 Von Karman Avenue, Suite 300, Irvine, California and its telephone number is (949)
270-9200.
GAHR III maintains a website at
 http://www.healthcarereit3.com
, at which there is additional information about GAHR III and its affiliates. The contents of that website are not incorporated by reference in, or otherwise a part of, this joint proxy statement/prospectus.

Real Estate Portfolio
As of March 31, 2021, GAHR III owned and/or operated 96 properties, comprising 100 buildings, and 120 integrated senior health campuses including completed development projects, or approximately 14,105,000 square feet of GLA, for an aggregate contract purchase price of $3,172,649,000, as listed below:

Real Estate Investments(1)	Location	Reportable Segment	GLA (Sq Ft)	Aggregate Contract Purchase Price	Leased Percentage(2)
DeKalb Professional Center	Lithonia, GA	Medical Office	19,000	$2,830,000	81.2%
Country Club MOB	Stockbridge, GA	Medical Office	17,000	2,775,000	100%
Acworth Medical Complex	Acworth, GA	Medical Office	39,000	6,525,000	82.7%
Wichita KS MOB	Wichita, KS	Medical Office	39,000	8,800,000	94.1%
Delta Valley ALF Portfolio	Springdale, AR; and Batesville and Cleveland, MS	Senior Housing	127,000	21,450,000	100%
Lee’s Summit MO MOB	Lee’s Summit, MO	Medical Office	39,000	6,750,000	100%
Carolina Commons MOB	Indian Land, SC	Medical Office	58,000	12,000,000	74.0%
Mount Olympia MOB Portfolio	Mount Dora, FL; and Olympia Fields, IL	Medical Office	23,000	9,900,000	100%
Southlake TX Hospital(3)	Southlake, TX	Hospital	142,000	128,000,000	100%
East Texas MOB Portfolio	Longview and Marshall, TX	Medical Office	393,000	68,500,000	96.4%
Premier MOB	Novi, MI	Medical Office	45,000	12,025,000	91.2%
Independence MOB Portfolio	Southgate, KY; Somerville, MA; Morristown and Verona, NJ; and Bronx, NY	Medical Office	477,000	135,000,000	95.8%
King of Prussia PA MOB	King of Prussia, PA	Medical Office	72,000	18,500,000	66.5%
North Carolina ALF Portfolio	Clemmons, Garner Huntersville, Matthews, Mooresville, Raleigh and Wake Forest, NC	Senior Housing — RIDEA	272,000	113,856,000	51.5%
Orange Star Medical Portfolio	Durango, CO; and Friendswood, Keller and Wharton, TX	Medical Office and Hospital	183,000	57,650,000	98.5%
Kingwood MOB Portfolio	Kingwood, TX	Medical Office	43,000	14,949,000	100%
Mt. Juliet TN MOB	Mount Juliet, TN	Medical Office	46,000	13,000,000	75.2%
Homewood AL MOB	Homewood, AL	Medical Office	30,000	7,444,000	43.1%
Paoli PA Medical Plaza	Paoli, PA	Medical Office	99,000	24,820,000	89.7%
Glen Burnie MD MOB	Glen Burnie, MD	Medical Office	77,000	18,650,000	86.1%
Marietta GA MOB	Marietta, GA	Medical Office	41,000	13,050,000	100%
Mountain Crest Senior Housing Portfolio	Elkhart, Hobart, LaPorte and Mishawaka, IN; and Niles, MI	Senior Housing — RIDEA	585,000	75,035,000	72.2%
Mount Dora Medical Center	Mount Dora, FL	Medical Office	51,000	16,300,000	19.5%
Nebraska Senior Housing Portfolio	Bennington and Omaha, NE	Senior Housing — RIDEA	282,000	66,000,000	59.2%

Real Estate Investments(1)	Location	Reportable Segment	GLA (Sq Ft)	Aggregate Contract Purchase Price	Leased Percentage(2)
Pennsylvania Senior Housing Portfolio	Bethlehem, Boyertown and York, PA	Senior Housing — RIDEA	260,000	$87,500,000	77.4%
Southern Illinois MOB Portfolio	Waterloo, IL	Medical Office	41,000	12,712,000	82.1%
Napa Medical Center	Napa, CA	Medical Office	65,000	15,700,000	90.5%
Chesterfield Corporate Plaza	Chesterfield, MO	Medical Office	226,000	36,000,000	97.9%
Richmond VA ALF	North Chesterfield, VA	Senior Housing — RIDEA	210,000	64,000,000	87.6%
Crown Senior Care Portfolio(4)	Peel, Isle of Man; and Aberdeen, Felixstowe, Salisbury and St. Albans, UK	Senior Housing	155,000	68,085,000	100%
Washington DC SNF	Washington, D.C.	Skilled Nursing	134,000	40,000,000	100%
Trilogy(5)	IN, KY, MI and OH	Integrated Senior Health Campuses	8,541,000	1,732,058,000	67.6%
Stockbridge GA MOB II	Stockbridge, GA	Medical Office	46,000	8,000,000	79.3%
Marietta GA MOB II	Marietta, GA	Medical Office	22,000	5,800,000	61.7%
Naperville MOB	Naperville, IL	Medical Office	69,000	17,385,000	83.2%
Lakeview IN Medical Plaza(6)	Indianapolis, IN	Medical Office	163,000	20,000,000	89.9%
Pennsylvania Senior Housing Portfolio II	Palmyra, PA	Senior Housing — RIDEA	125,000	27,500,000	91.6%
Snellville GA MOB	Snellville, GA	Medical Office	42,000	8,300,000	93.4%
Lakebrook Medical Center	Westbrook, CT	Medical Office	25,000	6,150,000	76.4%
Stockbridge GA MOB III	Stockbridge, GA	Medical Office	43,000	10,300,000	90.7%
Joplin MO MOB	Joplin, MO	Medical Office	85,000	11,600,000	86.5%
Austell GA MOB	Austell, GA	Medical Office	39,000	12,600,000	100%
Middletown OH MOB	Middletown, OH	Medical Office	103,000	19,300,000	84.7%
Fox Grape SNF Portfolio	Braintree, Brighton, Duxbury, Hingham and Quincy, MA	Skilled Nursing	349,000	79,500,000	100%
Voorhees NJ MOB	Voorhees, NJ	Medical Office	48,000	11,300,000	75.9%
Norwich CT MOB Portfolio	Norwich, CT	Medical Office	56,000	15,600,000	87.4%
New London CT MOB	New London, CT	Medical Office	27,000	4,850,000	97.9%
Middletown OH MOB II	Middletown, OH	Medical Office	32,000	4,600,000	71.0%

Total/weighted average(7)			14,105,000	$3,172,649,000	91.7%

(1)	GAHR III owns 100% of its properties as of March 31, 2021, with the exception of Southlake TX Hospital, Trilogy and Lakeview IN Medical Plaza.
(2)
Leased percentage includes all leased space of the respective property including master leases, except for GAHR III’s senior housing — RIDEA facilities and integrated senior health campuses where leased percentage represents resident occupancy on the available units of the RIDEA facilities or integrated senior health campuses.

(3)
On April 7, 2020, GAHR III sold a 9.4% membership interest in a consolidated limited liability company that owns Southlake TX Hospital to an unaffiliated third party for a contract purchase price of $11,000,000.

(4)	GAHR III acquired six senior housing facilities comprising Crown Senior Care Portfolio for an aggregate net contract purchase price of £44,526,000.
(5)
On December 1, 2015, GAHR III completed the acquisition of Trilogy, the parent company of Trilogy Health Services, LLC, through GAHR III’s majority-owned subsidiary, Trilogy REIT Holdings, LLC, or Trilogy REIT

Holdings. Trilogy REIT Holdings acquired Trilogy for a purchase price based on a total company valuation of approximately $1,125,000,000. GAHR III’s effective ownership of Trilogy was approximately 67.6% at the time of acquisition and GAHR III’s portion of the purchase price was approximately $760,356,000. NorthStar Healthcare Income, Inc. and GAHR IV each currently own a minority interest in Trilogy REIT Holdings. Since December 1, 2015, GAHR III has expanded the Trilogy portfolio by investing in development projects and campus expansions and the acquisition of additional campuses, land parcels for development and a pharmaceutical business through GAHR III’s majority-owned subsidiary, Trilogy Investors, LLC. As of March 31, 2021, GAHR III’s effective ownership in Trilogy was approximately 67.6%.
(6)
On January 21, 2016, GAHR III completed the acquisition of Lakeview IN Medical Plaza, pursuant to a joint venture with an affiliate of Cornerstone Companies, Inc., an unaffiliated third party. GAHR III’s effective ownership of the joint venture is 86.0%.

(7)	Total portfolio weighted average leased percentage excludes GAHR III’s senior housing — RIDEA facilities and integrated senior health campuses.
In addition, as of March 31, 2021, GAHR III also owned a real estate-related investment purchased for $60,429,000.
Lease Expirations
Substantially all of GAHR III’s leases with residents at its senior housing — RIDEA facilities and integrated senior health campuses are for a term of one year or less. As of March 31, 2021, the following table presents the sensitivity of GAHR III’s annual base rent due to lease expirations for the nine months ending December 31, 2021 and for each of the next 10 years ending December 31 and thereafter, excluding GAHR III’s senior housing — RIDEA facilities and integrated senior health campuses:

Year	Number of Expiring Leases	Total Square Feet of Expiring Leases	% of Leased Area Represented by Expiring Leases	Annual Base Rent of Expiring Leases(1)	% of Total Annual Base Rent Represented by Expiring Leases(1)
2021	66	241,000	6.8%	$4,993,000	4.8%
2022	65	335,000	9.5	7,951,000	7.6
2023	61	306,000	8.7	7,720,000	7.4
2024	49	348,000	9.9	7,577,000	7.3
2025	41	410,000	11.7	11,239,000	10.8
2026	23	143,000	4.1	3,071,000	2.9
2027	20	176,000	5.0	4,621,000	4.4
2028	12	184,000	5.2	7,073,000	6.8
2029	9	262,000	7.4	5,415,000	5.2
2030	17	243,000	6.9	8,802,000	8.4
Thereafter	24	875,000	24.8	35,858,000	34.4

Total	387	3,523,000	100%	$104,320,000	100%

(1)	Amount is based on the total annual contractual base rent expiring in the applicable year, based on leases in effect as of March 31, 2021.
Investment Objectives
GAHR III’s investment objectives are:

•	to preserve, protect and return its stockholders’ capital contributions;

•	to pay regular cash distributions; and

•	to realize growth in the value of its investments upon its ultimate sale of such investments.

The GAHR III Board may change GAHR III’s investment objectives if it determines it is advisable and in the best interest of GAHR III’s stockholders. During the term of the GAHR III Advisory Agreement, decisions relating to the purchase or sale of investments will be made by the GAHR III advisor, subject to approval by the GAHR III’s advisors investment committee and oversight and approval by the GAHR III Board.
Investment Strategy
GAHR III has invested, and it may continue to invest, in a diversified portfolio of healthcare real estate properties, focusing primarily on medical office buildings, hospitals, skilled nursing facilities, senior housing and other healthcare-related facilities, such as long-term acute care centers, surgery centers, memory care facilities, specialty medical and diagnostic service facilities, laboratories and research facilities, pharmaceutical and medical supply manufacturing facilities and offices leased to tenants in healthcare-related industries. GAHR III has acquired, and may continue to acquire, properties either directly or jointly with third parties. GAHR III also has originated and acquired, and may continue to originate or acquire, secured loans and other real estate-related investments on an infrequent and opportunistic basis.
GAHR III generally seeks investments that produce current income; however, GAHR III has selectively developed, and may continue to selectively develop, real estate properties. When and as determined appropriate by the GAHR III Advisor, GAHR III’s portfolio may include properties in various stages of development other than those producing current income. These stages include unimproved land both with and without entitlements and permits, property to be redeveloped and repositioned, newly constructed properties and properties in lease-up
or other stabilization, all of which have limited or no relevant operating histories and current income. The GAHR III Advisor makes such investment determinations based upon a variety of factors, including the available risk-adjusted returns for such properties when compared with other available properties, the appropriate diversification of the portfolio and GAHR III’s objectives of realizing both current income and capital appreciation upon the ultimate sale of properties.
GAHR III seeks to maximize long-term stockholder value by generating sustainable growth in cash flows and portfolio value. In order to achieve these objectives, GAHR III may invest using a number of investment structures, which may include direct acquisitions, joint ventures, leveraged investments, issuing securities for property and direct and indirect investments in real estate. In order to maintain GAHR III’s exemption from regulation as an investment company under the Investment Company Act, GAHR III may be required to limit its investments in certain types of real estate-related investments.
For each of its investments, regardless of property type, GAHR III seeks to invest in properties with the following attributes:

•
Quality.
 GAHR III seeks to acquire properties that are suitable for their intended use with a quality of construction that is capable of sustaining the property’s investment potential for the long-term, assuming funding of budgeted maintenance, repairs and capital improvements.

•
Location.
 GAHR III seeks to acquire properties that are located in established or otherwise appropriate markets for comparable properties, with access and visibility suitable to meet the needs of its occupants. In addition to United States properties, GAHR III also seeks to acquire international properties that meet its investment criteria.

•
Market; Supply and Demand.
 GAHR III focuses on local or regional markets that have potential for stable and growing property level cash flows over the long-term. These determinations are based in part on an evaluation of local and regional economic, demographic and regulatory factors affecting the property. For instance, GAHR III favors markets that indicate a growing population and employment base or markets that exhibit potential limitations on additions to supply, such as barriers to new construction. Barriers to new construction include lack of available land and stringent zoning restrictions. In addition, GAHR III generally seeks to limit its investments in areas that have limited potential for growth.

•
Predictable Capital Needs.
 GAHR III seeks to acquire properties where the future expected capital needs can be reasonably projected in a manner that would enable GAHR III to meet its objectives of growth in cash flows and preservation of capital and stability.

•
Cash Flows.
 GAHR III seeks to acquire properties where the current and projected cash flows, including the potential for appreciation in value, would enable GAHR III to meet its overall investment objectives. GAHR III evaluates cash flows as well as expected growth and the potential for appreciation.

GAHR III is not limited as to the geographic areas where it may acquire properties. GAHR III is not specifically limited in the number or size of properties it may acquire or on the percentage of its assets that it may invest in a single property or investment, and GAHR III has not invested more than 25.0% of the proceeds available for investment from its initial offering in international properties. The number and mix of properties and real estate-related investments GAHR III will acquire will depend upon real estate and market conditions and other circumstances existing at the time it is acquiring its properties and making its investments and the amount of debt financing available.
Real Estate Investments
GAHR III has invested, and may continue to invest, in a diversified portfolio of healthcare real estate investments, focusing primarily on medical office buildings, hospitals, skilled nursing facilities, senior housing and other healthcare-related facilities. GAHR III generally seeks investments that produce current income. Its investments may include:

•	medical office buildings;

•	hospitals;

•	skilled nursing facilities;

•	senior housing facilities;

•	healthcare-related facilities operated utilizing a RIDEA structure;

•	long-term acute care facilities;

•	surgery centers;

•	memory care facilities;

•	specialty medical and diagnostic service facilities;

•	laboratories and research facilities;

•	pharmaceutical and medical supply manufacturing facilities; and

•	offices leased to tenants in healthcare-related industries.
The GAHR III Advisor generally seeks to acquire real estate on GAHR III’s behalf of the types described above that will best enable GAHR III to meet its investment objectives, taking into account the diversification of its portfolio at the time, relevant real estate and financial factors, the location, the income-producing capacity and the prospects for long-range appreciation of a particular property and other considerations. As a result, GAHR III may acquire properties other than the types described above. In addition, GAHR III may acquire properties that vary from the parameters described above for a particular property type.
The consideration for each real estate investment must be authorized by a majority of GAHR III’s independent directors or a duly authorized committee of the GAHR III Board and ordinarily is based on the fair market value of the investment. If the majority of GAHR III’s independent directors or a duly authorized committee of the GAHR III Board so determines, or if the investment is to be acquired from an affiliate, the fair market value determination must be supported by an appraisal obtained from a qualified independent appraiser selected by a majority of GAHR III’s independent directors.
GAHR III’s real estate investments generally take the form of holding fee title or long-term leasehold interests. Its investments may be made either directly through its operating partnership or indirectly through investments in joint ventures, limited liability companies, general partnerships or other co-ownership
arrangements with the developers of the properties, affiliates of the GAHR III Advisor or other persons.
GAHR III has exercised, and may continue to exercise, its purchase options to acquire properties that it currently leases. In addition, GAHR III has participated in sale-leaseback transactions, in which it purchases real estate investments and leases them back to the sellers of such properties. The GAHR III Advisor will use its best efforts to structure any such sale-leaseback transaction such that the lease will be characterized as a “true lease” and so that GAHR III will be treated as the owner of the property for federal income tax purposes.

GAHR III’s obligation to close a transaction involving the purchase of real estate is generally conditioned upon the delivery and verification of certain documents from the seller or developer, including, where appropriate:

•	plans and specifications;

•	environmental reports (generally a minimum of a Phase I investigation);

•	building condition reports;

•	surveys;

•	evidence of marketable title subject to such liens and encumbrances as are acceptable to the GAHR III Advisor;

•	audited financial statements covering recent operations of real properties having operating histories unless such statements are not required to be filed with the SEC and delivered to stockholders;

•	title insurance policies; and

•	liability insurance policies.
In determining whether to purchase a particular real estate investment, GAHR III may, in circumstances in which the GAHR III Advisor deems it appropriate, obtain an option on such property, including land suitable for development. The amount paid for an option is normally surrendered if the real estate is not purchased, and is normally credited against the purchase price if the real estate is purchased. GAHR III also may enter into arrangements with the seller or developer of a real estate investment whereby the seller or developer agrees that if, during a stated period, the real estate investment does not generate specified cash flows, the seller or developer will pay GAHR III cash in an amount necessary to reach the specified cash flows level, subject in some cases to negotiated dollar limitations.
GAHR III will not purchase or lease real estate in which one of its co-sponsors,
the GAHR III Advisor, any of its directors or any of their affiliates have an interest without a determination by a majority of its disinterested directors and a majority of its disinterested independent directors that such transaction is fair and reasonable to GAHR III and at a price to GAHR III no greater than the cost of the real estate investment to the affiliated seller or lessor, unless there is substantial justification for the excess amount and the excess amount is reasonable. In no event will GAHR III acquire any such real estate investment at an amount in excess of its current appraised value.
GAHR III has obtained, and it intends to continue to obtain, adequate insurance coverage for all real estate investments in which it invests.
GAHR III has acquired, and it intends to continue to acquire, leased properties with long-term leases and it generally does not intend to operate any healthcare-related facilities directly. As a REIT, GAHR III is prohibited from operating healthcare-related facilities directly; however, GAHR III has leased, and may continue to lease, healthcare-related facilities that it acquires to wholly owned TRS. In such an event, its TRS will engage a third party in the business of operating healthcare-related facilities to manage the property utilizing a RIDEA structure permitted by the Code. Through its TRS, GAHR III bears all operational risks and liabilities associated with the operation of such healthcare-related facilities unlike its triple-net
leased properties. Such operational risks and liabilities include, but are not limited to, resident quality of care claims and governmental reimbursement matters.
Development and Construction Activities
On an opportunistic basis, GAHR III has selectively developed, and may continue to selectively develop, real estate assets within its integrated senior health campuses segment when market conditions warrant, which may be funded through capital that GAHR III, and in certain circumstances, its joint venture partners, provides. As of March 31, 2021, GAHR III had two integrated senior health campuses under development. In doing so, it may be able to reduce overall purchase costs by developing property versus purchasing an existing property. GAHR III retains and will continue to retain independent contractors to perform the actual construction work on tenant improvements, as well as property development.

GAHR III has engaged, and may continue to engage, the GAHR III Advisor or its affiliates to provide development-related services for all or some of the properties that GAHR III develops or acquires for refurbishment. In those cases, GAHR III pays the GAHR III Advisor or its affiliates a development fee that is usual and customary for comparable services rendered for similar projects in the geographic market where the services are provided. However, GAHR III does not pay a development fee to the GAHR III Advisor or its affiliates if the GAHR III Advisor or its affiliates elect to receive an acquisition fee based on the cost of such development. In the event that the GAHR III Advisor or its affiliates assist with planning and coordinating the construction of any tenant improvements or capital improvements, the respective party may be paid a construction management fee of up to 5.0% of the cost of such improvements.
Terms of Leases
The terms and conditions of any lease GAHR III enters into with its tenants may vary. However, it expects that a majority of its leases will require the tenant to pay or reimburse it for some or all of the operating expenses of the building based on the tenant’s proportionate share of rentable space within the building. Operating expenses typically include, but are not limited to, real estate and other taxes, utilities, insurance and building repairs, and other building operation and management costs. GAHR III expects to be responsible for the replacement of specific structural components of a property such as the roof of the building or the parking lot. GAHR III expects that many of its leases will have terms of five or more years, some of which may have renewal options.
Geographic Concentration
Based on leases in effect as of March 31, 2021, properties in one state in the United States accounted for 10.0% or more of GAHR III’s total property portfolio’s annualized base rent or annualized NOI. Properties located in Indiana accounted for 39.7% of its total property portfolio’s annualized base rent or annualized NOI. Accordingly, there is a geographic concentration of risk subject to fluctuations in such state’s economy. Based on leases in effect as of March 31, 2021, its six reportable business segments, integrated senior health campuses, medical office buildings, senior housing—RIDEA, skilled nursing facilities, hospitals and senior housing, accounted for 46.2%, 29.9%, 10.1%, 6.2%, 4.3% and 3.3%, respectively, of its total property portfolio’s annualized base rent or annualized NOI. As of March 31, 2021, none of its tenants at its properties accounted for 10.0% or more of our total property portfolio’s annualized base rent or annualized NOI, which is based on contractual base rent from leases in effect for its non-RIDEA
properties and annualized NOI for its senior housing—RIDEA facilities and integrated senior health campuses operations as of March 31, 2021.
Ownership Structure
GAHR III’s real estate investments generally take the form of holding fee title or long-term leasehold interests. Its investments may be made either directly through the GAHR III Operating Partnership or indirectly through investments in joint ventures, limited liability companies, general partnerships or other co-ownership
arrangements with the developers of the properties, affiliates of the GAHR III Advisor or other persons.
Joint Ventures
GAHR III has entered into, and it may continue to enter into, joint ventures, general partnerships and other arrangements with one or more institutions or individuals, including real estate developers, operators, owners, investors and others, some of whom may be affiliates of the GAHR III Advisor, for the purpose of acquiring real estate. Such joint ventures may be leveraged with debt financing or unleveraged. GAHR III has entered into, and may continue to enter into, joint ventures to further diversify its investments or to access investments which meet its investment criteria that would otherwise be unavailable to it. In determining whether to invest in a particular joint venture, the GAHR III Advisor will evaluate the real estate that such joint venture owns or is being formed to own under the same criteria for the selection of GAHR III’s other properties. However, GAHR III will not participate in tenant in common syndications or transactions.
Joint ventures with unaffiliated third parties may be structured such that the investment made by GAHR III and the co-venturer
are on substantially different terms and conditions. For example, while GAHR III and a co-venturer
may

invest an equal amount of capital in an investment, the investment may be structured such that GAHR III has a right to priority distributions of cash flows up to a certain target return while the co-venturer
may receive a disproportionately greater share of cash flows than GAHR III is to receive once such target return has been achieved. This type of investment structure may result in the co-venturer
receiving more of the cash flows, including appreciation, of an investment than GAHR III would receive.
GAHR III has invested, and may continue to invest, in general partnerships or joint ventures with other American Healthcare Investors-sponsored programs or Griffin Capital programs or affiliates of the GAHR III Advisor to enable it to increase its equity participation in such ventures, so that ultimately it owns a larger equity percentage of the property. GAHR III’s entering into joint ventures with the GAHR III Advisor or any of its affiliates may result in certain conflicts of interest.
GAHR III may only enter into joint ventures with other American Healthcare Investors-sponsored programs or Griffin Capital programs, affiliates of the GAHR III Advisor or any of its directors for the acquisition of properties if:

•	a majority of its directors, including a majority of its independent directors, not otherwise interested in such transaction, approves the transaction as being fair and reasonable to GAHR III; and

•	the investment by GAHR III and such affiliates are on substantially the same terms and conditions.
Real Estate-Related Investments
In addition to GAHR III’s acquisition of medical office buildings, hospitals, skilled nursing facilities, senior housing and other healthcare-related facilities, on an infrequent and opportunistic basis, GAHR III has invested, and may continue to invest, in real estate-related investments, including loans and securities investments.
Investing In and Originating Loans
GAHR III has invested, and it may continue to invest, in first and second mortgage loans, mezzanine loans and bridge loans. However, GAHR III will not make or invest in any loans that are subordinate to any mortgage or equity interest of the GAHR III Advisor, any of its directors, one of its co-sponsors,
or any of its affiliates. GAHR III also may invest in participations in mortgage loans. Second mortgage loans are secured by second deeds of trust on real property that is already subject to prior mortgage indebtedness. A mezzanine loan is a loan made in respect of certain real property but is secured by a lien on the ownership interests of the entity that, directly or indirectly, owns the real property. A bridge loan is short term financing, for an individual or business, until permanent or the next stage of financing can be obtained. Mortgage participation investments are investments in partial interests of mortgages of the type described above that are made and administered by third-party mortgage lenders. In evaluating prospective loan investments, the GAHR III Advisor considers factors, including, but not limited to: the ratio of the investment amount to the underlying property’s value, current and projected cash flows of the property, the degree of liquidity of the investment, the quality, experience and creditworthiness of the borrower and, in the case of mezzanine loans, the ability to acquire the underlying real property.
GAHR III’s criteria for making or investing in loans are substantially the same as those involved in its investment in properties. GAHR III does not intend to make loans to other persons, to underwrite securities of other issuers or to engage in the purchase and sale of any types of investments other than those relating to real estate. GAHR III will not make or invest in mortgage loans on any one property if the aggregate amount of all mortgage loans outstanding on the property, including its loan, would exceed an amount equal to 85.0% of the appraised value of the property, as determined by an appraiser, unless GAHR III finds substantial justification due to other underwriting criteria; however, its policy generally will be that the aggregate amount of all mortgage loans outstanding on the property, including its loan, would not exceed 75.0% of the appraised value of the property. GAHR III may find such justification in connection with the purchase of loans in cases in which it believes there is a high probability of GAHR III’s foreclosure upon the property in order to acquire the underlying assets and in which the cost of the loan investment does not exceed the fair market value of the underlying property. GAHR III will not invest in or make loans unless an appraisal has been obtained concerning the underlying property, except for those loans insured or guaranteed by a government or government agency. In cases in which a majority of its independent directors so determine and in the event the transaction is with the GAHR III Advisor, any of its directors or their respective affiliates, the appraisal will be obtained from a certified independent appraiser to support its determination of fair market value. In addition, GAHR III will seek to obtain a customary lender’s title insurance policy or commitment as to the priority of the mortgage or condition of the title. Because the factors considered, including the specific weight GAHR III places on each factor, will vary for each prospective loan investment, GAHR III does not, and is not able to, assign a specific weight or level of importance to any particular factor.
The GAHR III Advisor will evaluate all potential loan investments to determine if the security for the loan and the loan-to-value
ratio meets GAHR III’s investment criteria and objectives. Most loans that GAHR III will consider for investment would provide for monthly payments of interest and some may also provide for principal amortization, although many loans of the nature that it will consider provide for payments of interest only and a payment of principal in full at the end of the loan term. GAHR III will not originate loans with negative amortization provisions.
GAHR III is not limited as to the amount of its assets that may be invested in mezzanine loans, bridge loans and second mortgage loans. However, GAHR III recognizes that these types of loans are riskier than first deeds of trust or first priority mortgages on income-producing, fee-simple
properties, and it expects to minimize the amount of these types of loans in our portfolio. The GAHR III Advisor will evaluate the fact that these types of loans are riskier in determining the rate of interest on the loans. GAHR III does not have any policy that limits the amount that it may invest in any single loan or the amount it may invest in loans to any one borrower. GAHR III has not established a portfolio turnover policy with respect to loans it invests in or originates.
Investing in Securities
GAHR III has invested, and may continue to invest, up to 10.0% of its total assets in debt securities such as commercial mortgage-backed securities issued by other unaffiliated real estate companies. The GAHR III Advisor has substantial discretion with respect to the selection of specific securities investments. GAHR III may also invest up to 10.0% of its total assets in equity securities of public or private real estate companies, although the GAHR III Charter provides that it may not invest in equity securities unless a majority of its directors, including a majority of its independent directors, not otherwise interested in the transaction, approve such investment as being fair, competitive and commercially reasonable. Consistent with such requirements, in determining the types of securities investments to make, GAHR III adheres to a board-approved asset allocation framework consisting primarily of components such as: (i) target mix of securities across a range of risk/reward characteristics; (ii) exposure limits to individual securities; and (iii) exposure limits to securities subclasses (such as common equities, debt securities and foreign securities).
Commercial mortgage-backed securities are securities that evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. Commercial mortgage-backed securities generally are pass-through certificates that represent beneficial ownership interests in common law trusts whose assets consist of defined portfolios of one or more commercial mortgage loans. They typically are issued in multiple tranches whereby the more senior classes are entitled to priority distributions from the trust’s income. Losses and other shortfalls from expected amounts to be received in the mortgage pool are borne by the most subordinate classes, which receive payments only after the more senior classes have received all principal and/or interest to which they are entitled. Commercial mortgage-backed securities are subject to all of the risks of the underlying mortgage loans. GAHR III may invest in investment grade and non-investment
grade commercial mortgage-backed securities.
The specific number and mix of securities in which GAHR III invests will depend upon real estate market conditions, other circumstances existing at the time it is investing in securities and the amount of any future indebtedness that it may incur. GAHR III will not invest in securities of other issuers for the purpose of exercising control and the first or second mortgages in which it intends to invest will likely not be insured by the Federal Housing Administration or guaranteed by the Department of Veterans Affairs or otherwise guaranteed or insured. Real estate-related equity securities are generally unsecured and also may be subordinated to other obligations of the issuer. GAHR III’s investments in real estate-related equity securities will involve special risks relating to the particular issuer of the equity securities, including the financial condition and business outlook of the issuer.

Strategies and Policies With Respect to Borrowing
GAHR III has used, and intend to continue to use, secured and unsecured debt as a means of providing additional funds for the acquisition of properties and real estate-related investments. GAHR III’s ability to enhance its investment returns and to increase its diversification by acquiring assets using additional funds provided through borrowing could be adversely impacted if banks and other lending institutions reduce the amount of funds available for the types of loans GAHR III seeks. When interest rates are high or financing is otherwise unavailable on a timely basis, GAHR III may purchase certain assets for cash with the intention of obtaining debt financing at a later time. GAHR III has also used, and may continue to use, derivative financial instruments such as fixed interest rate swaps and caps to add stability to interest expense and to manage its exposure to interest rate movements.
We anticipates that its overall leverage will approximate 45.0% of the combined fair market value of all of its properties and other real estate-related investments, as determined at the end of each calendar year. For these purposes, the market value of each asset will be equal to the contract purchase price paid for the asset or, if the asset was appraised subsequent to the date of purchase, then the market value will be equal to the value reported in the most recent independent appraisal of the asset. GAHR III’s policies do not limit the amount it may borrow with respect to any individual investment. As of March 31, 2021, GAHR III’s aggregate borrowings were 47.4% of the combined market value of all of its real estate and real estate-related investments.
Under the GAHR III Charter, GAHR III has a limitation on borrowing that precludes it from borrowing in excess of 300% of its net assets without the approval of a majority of its independent directors. Net assets for purposes of this calculation are defined to be its total assets (other than intangibles), valued at cost prior to deducting depreciation, amortization, bad debt and other similar non-cash
reserves, less total liabilities. Generally, the preceding calculation is expected to approximate 75.0% of the aggregate cost of GAHR III’s real estate and real estate-related investments before depreciation, amortization, bad debt and other similar non-cash
reserves. In addition, GAHR III may incur mortgage debt and pledge some or all of its real properties as security for that debt to obtain funds to acquire additional real estate or for working capital. Furthermore, GAHR III may borrow if it otherwise deems it necessary or advisable to ensure that it maintains its qualification as a REIT for federal income tax purposes. As of May 17, 2021, its leverage did not exceed 300% of the value of its net assets. The GAHR III Charter also restricts GAHR III from borrowing money from one of its co-sponsors,
the GAHR III Advisor, any of its directors or any of their respective affiliates unless such loan is approved by a majority of its directors, including a majority of its independent directors, not otherwise interested in the transaction, as being fair, competitive and commercially reasonable and no less favorable to GAHR III than comparable loans between unaffiliated parties.
The GAHR III Board controls GAHR III’s strategies with respect to borrowing and may change such strategies at any time without stockholder approval, subject to the maximum borrowing limit of 300% of GAHR III’s net assets described above. The GAHR III Advisor uses its best efforts to obtain financing on the most favorable terms available to GAHR III and refinances assets during the term of a loan only in limited circumstances, such as when a decline in interest rates makes it beneficial to prepay an existing loan, when an existing loan matures or if an attractive investment becomes available and the proceeds from the refinancing can be used to purchase such investment. The benefits of the refinancing may include increased cash flows resulting from reduced debt service requirements, an increase in distributions from proceeds of the refinancing, and an increase in diversification and assets owned if all or a portion of the refinancing proceeds are reinvested.
When incurring secured debt, GAHR III may incur recourse indebtedness, which means that the lenders’ rights upon its default generally will not be limited to foreclosure on the property that secured the obligation. If GAHR III incurs mortgage indebtedness, it will endeavor to obtain level payment financing, meaning that the amount of debt service payable would be substantially the same each year, although some mortgages are likely to provide for one large payment and GAHR III may incur floating or adjustable rate financing when the GAHR III Board determines it to be in GAHR III’s best interest.
Sale or Disposition of Assets
GAHR III has disposed, and may continue to dispose, of assets. The GAHR III Advisor and the GAHR III Board determine whether a particular property or real estate-related investment should be sold or otherwise disposed of after consideration of the relevant factors, including prevailing economic conditions, with a view toward maximizing GAHR III’s investment objectives. GAHR III intends to hold each property or real estate-related investment it acquires for an extended period. However, circumstances might arise which could result in a shortened holding period for certain investments. A property or real estate-related investment may be sold before the end of the expected holding period if:

•	diversification benefits exist associated with disposing of the investment and rebalancing GAHR III’s investment portfolio;

•	an opportunity arises to pursue a more attractive investment;

•	in the judgment of the GAHR III Advisor, the value of the investment might decline;

•	with respect to properties, a major tenant involuntarily liquidates or is in default under its lease;

•	the investment was acquired as part of a portfolio acquisition and does not meet GAHR III’s general acquisition criteria;

•	an opportunity exists to enhance overall investment returns by raising capital through sale of the investment; or

•	in the judgment of the GAHR III Advisor, the sale of the investment is in the best interest of GAHR III’s stockholders.
The determination of whether a particular property or real estate-related investment should be sold or otherwise disposed of will be made after consideration of the relevant factors, including prevailing economic conditions, with a view toward maximizing GAHR III’s investment objectives.
Government Regulations
GAHR III’s properties are subject to various federal, state and local regulatory requirements, and changes in these laws and regulations, or their interpretation by agencies, occur frequently. Further, GAHR III’s tenants and its healthcare facility operators and managers, including its TRS entities that own and operate GAHR III’s properties under a RIDEA structure, and GAHR III’s tenants are typically subject to extensive and complex federal, state and local healthcare laws and regulations relating to quality of care, government reimbursement, fraud and abuse practices, and similar laws governing the operation of healthcare facilities, and GAHR III expects the healthcare industry, in general, will continue to face increased regulation and pressure in the areas of healthcare management, fraud and provision of services, among others. If GAHR III fails to comply with these various requirements, it may incur governmental fines or private damage awards. While GAHR III believes that its properties are and will be in substantial compliance with all of these regulatory requirements, GAHR III does not know whether existing requirements will change or whether future requirements will require it to make significant unanticipated capital expenditures that will adversely affect its ability to make distributions to its stockholders. GAHR III believes, based in part on third-party due diligence reports which are generally obtained at the time GAHR III acquires the properties, that all of its properties comply in all material respects with current regulations. However, if GAHR III were required to make significant expenditures under applicable regulations, its financial condition, results of operations, cash flows and ability to satisfy its debt service obligations and to pay distributions could be adversely affected.
Privacy and Security Laws and Regulations.
 There are various United States federal and state privacy laws and regulations that provide for consumer protection of personal health information, particularly electronic security and privacy. Compliance with such laws and regulations may require GAHR III to, among other things, conduct additional risk analysis, modify its risk management plan, implement new policies and procedures and conduct additional training. GAHR III is generally dependent on its tenants and management companies to fulfill its compliance obligations, and it has in certain circumstances developed a program to periodically monitor compliance with such obligations. However, there can be no assurance GAHR III would not be required to alter one or more of its systems and data security procedures to be in compliance with these laws. If GAHR III fails to adequately protect health information, it could be subject to civil or criminal liability and adverse publicity, which could harm its business and impact its ability to attract new tenants and residents. GAHR III may be required to notify individuals, as well as government agencies and the media, if it experiences a data breach.

Healthcare Licensure and Certification.
 Generally, certain properties in GAHR III’s portfolio are subject to licensure, may require a CON or other certification through regulatory agencies in order to operate and participate in Medicare and Medicaid programs. Requirements pertaining to such licensure and certification relate to the quality of care provided by the operator, qualifications of the operator’s staff and continuing compliance with applicable laws and regulations. In addition, CON laws and regulations may place restrictions on certain activities such as the addition of beds at GAHR III’s facilities and changes in ownership. Failure to obtain a license, CON or other certification, or revocation, suspension or restriction of such required license, CON or other certification, could adversely impact its properties’ operations and its ability to generate revenue from services provided. State CON laws are not uniform throughout the United States and are subject to change. GAHR III cannot predict the impact of state CON laws on its facilities or the operations of its tenants.
Compliance with the Americans with Disabilities Act.
 Under the ADA, all public accommodations must meet federal requirements for access and use by disabled persons. Additional federal, state and local laws also may require modifications to GAHR III’s properties or restrict its ability to renovate its properties. GAHR III cannot predict the cost of compliance with the ADA or other legislation. GAHR III may incur substantial costs to comply with the ADA or any other legislation.
Government Environmental Regulation and Private Litigation.
 Environmental laws and regulations hold GAHR III liable for the costs of removal or remediation of certain hazardous or toxic substances which may be on its properties. These laws could impose liability without regard to whether it is responsible for the presence or release of the hazardous materials. Government investigations and remediation actions may have substantial costs and the presence of hazardous substances on a property could result in personal injury or similar claims by private plaintiffs. Various laws also impose liability on a person who arranges for the disposal or treatment of hazardous or toxic substances and such person often must incur the cost of removal or remediation of hazardous substances at the disposal or treatment facility. These laws often impose liability whether or not the person arranging for the disposal ever owned or operated the disposal facility. As the owner of GAHR III’s properties, GAHR III may be deemed to have arranged for the disposal or treatment of hazardous or toxic substances.
Industry Segments
GAHR III segregates its operations into reporting segments in order to assess the performance of its business in the same way that management reviews its performance and makes operating decisions. As of March 31, 2021, GAHR III operated through six reportable business segments—medical office buildings, hospitals, skilled nursing facilities, senior housing, senior housing—RIDEA and integrated senior health campuses.
Medical Office Buildings.
 As of March 31, 2021, GAHR III owned 63 MOBs. These properties typically contain physicians’ offices and examination rooms and may also include pharmacies, hospital ancillary service space and outpatient services such as diagnostic centers, rehabilitation clinics and day-surgery
operating rooms. While these properties are similar to commercial office buildings, they require additional parking spaces as well as plumbing, electrical and mechanical systems to accommodate multiple exam rooms that may require sinks in every room and special equipment such as
x-ray
machines. In addition, MOBs are often built to accommodate higher structural loads for certain equipment and may contain other specialized construction. GAHR III’s MOBs are typically multi-tenant properties leased to healthcare providers (hospitals and physician practices) for approximately three to 10 years with fixed annual escalations. GAHR III’s MOBs segment accounted for approximately 6.3%, 6.6% and 7.1% of total revenues and grant income for the years ended December 31, 2020, 2019 and 2018, respectively.
Hospitals.
 As of March 31, 2021, GAHR III owned two hospital buildings. Services provided by its operators and tenants in its hospitals are paid for by private sources, third-party payors (e.g., insurance and Health Maintenance Organizations), or through the Medicare and Medicaid programs. GAHR III expects that its hospital properties typically will include acute care, long-term acute care, specialty and rehabilitation hospitals and generally will be leased to single tenants or operators under triple-net
lease structures. GAHR III’s hospitals segment accounted for approximately 0.9%, 0.9% and 1.1% of total revenues and grant income for the years ended December 31, 2020, 2019 and 2018, respectively.
Skilled Nursing Facilities.
 As of March 31, 2021, GAHR III owned six SNFs. SNF residents are generally higher acuity and need assistance with eating, bathing, dressing, and/or require assistance with medication and also require available

24-hour
nursing care. SNFs offer restorative, rehabilitative and custodial nursing care for people not requiring the more extensive and sophisticated treatment available at hospitals. Ancillary revenues and revenues from sub-acute
care services are derived from providing services to residents beyond room and board and include occupational, physical, speech, respiratory and intravenous therapy, wound care, oncology treatment, brain injury care, orthopedic therapy and other services. Certain SNFs provide some of the foregoing services on an out-patient
basis. Skilled nursing services provided by its tenants in these SNFs are primarily paid for either by private sources or through the Medicare and Medicaid programs. GAHR III’s SNFs are leased to a single tenant under a triple-net
lease structure with approximately 12 to 15 year terms and fixed annual rent escalations. GAHR III’s SNFs segment accounted for approximately 1.3%, 1.1% and 1.3% of total revenues and grant income for the years ended December 31, 2020, 2019 and 2018, respectively.
Senior Housing.
 As of March 31, 2021, GAHR III owned nine senior housing facilities. Senior housing facilities cater to different segments of the elderly population based upon their personal needs, and include assisted living, memory care, and independent living. Residents of assisted living facilities typically require limited medical care and need assistance with eating, bathing, dressing, and/or medication management and those services can be provided by staff at the facility. Resident programs offered at such facilities may include transportation, social activities and exercise and fitness programs. Services provided by GAHR III’s tenants in these facilities are primarily paid for by the residents directly or through private insurance and are less reliant on government reimbursement programs such as Medicaid and Medicare. GAHR III’s senior housing facilities are leased to single tenants under triple-net
lease structures, whereby the tenant is responsible for making rent payments, maintaining the properties and paying taxes and other expenses. Leases are typically 12 to 15 years with annual escalations and required lease coverage ratios. GAHR III’s senior housing segment accounted for approximately 1.2%, 1.5% and 1.9% of total revenues and grant income for the years ended December 31, 2020, 2019 and 2018, respectively.
Senior Housing
— RIDEA.
 As of March 31, 2021, GAHR III owned and operated 20 senior housing facilities utilizing a RIDEA structure. Such facilities are of a similar property type as its senior housing segment discussed above; however, GAHR III has entered into agreements with healthcare operators to manage the facilities on its behalf utilizing a RIDEA structure. The healthcare operators it engages provide management and operational services at the facilities, and it retains the net earnings generated by the performance of each of the facilities after payment of the management fee and other operational and maintenance expenses. As a result, under a RIDEA structure it retains the upside from improved operational performance, and similarly the risk of any decline in performance. Substantially all of its leases with residents in the senior housing facilities are for a term of one year or less. GAHR III’s senior housing—RIDEA segment accounted for approximately 7.0%, 5.6% and 5.7% of total revenues and grant income for the years ended December 31, 2020, 2019 and 2018, respectively.
Integrated Senior Health Campuses.
 As of March 31, 2021, GAHR III owned and/or operated 120 integrated senior health campuses, a majority of which are operated utilizing a RIDEA structure. Integrated senior health campuses include a range of senior care, including assisted living, memory care, independent living, skilled nursing services and certain ancillary businesses. Services provided in these facilities are primarily paid for by the residents directly or through private insurance and are less reliant on government reimbursement programs such as Medicaid and Medicare. GAHR III’s integrated senior health campuses segment accounted for approximately 83.3%, 84.3% and 82.9% of total revenues and grant income for the years ended December 31, 2020, 2019 and 2018, respectively.
The GAHR III Board’s Review of Our Investment Policies and Report of Independent Directors
The GAHR III Board has established written policies on investments and borrowing. The GAHR III Board is responsible for monitoring the administrative procedures, investment operations and performance of GAHR III and the GAHR III Advisor to ensure such policies are carried out. The GAHR III Charter requires that GAHR III’s independent directors review its investment policies at least annually to determine that the policies it is following is in the best interest of its stockholders. Each determination and the basis therefore is required to be set forth in the minutes of the applicable meetings of its directors. Implementation of its investment policies also may vary as new investment techniques are developed. Any of GAHR III’s investment policies set forth in the GAHR III Charter may not be altered by the GAHR III Board without the approval of its stockholders.
As required by the GAHR III Charter, GAHR III’s independent directors have reviewed its policies outlined above and determined that they are in the best interests of its stockholders because: (i) they increase the likelihood that GAHR III will be able to acquire a diversified portfolio of income-producing properties, thereby reducing risk in its portfolio; (ii) there are sufficient property acquisition opportunities with the attributes that it seeks; (iii) its executive officers, directors and affiliates of the GAHR III Advisor have expertise with the type of real estate investments we seek; and (iv) our borrowings will enable it to purchase assets and earn more real estate revenue earlier than it would have otherwise been able to, thereby increasing its likelihood of generating income for its stockholders and preserving stockholder capital.
Investment Policies and Limitations
The GAHR III Charter places numerous limitations on GAHR III with respect to the manner in which GAHR III may invest its funds prior to a listing of its common stock on a national securities exchange. Until its common stock is listed, it will not:

•
make investments in unimproved property or indebtedness secured by a deed of trust or mortgage loans on unimproved property in excess of 10.0% of its total assets (as used herein, “unimproved property” means any investment with the following characteristics: (a) an equity interest in real property which was not acquired for the purpose of producing rental or other operating income; (b) has no development or construction in process on such land; and (c) no development or construction on such land is planned to commence within one year);

•
invest in commodities or commodity futures contracts, except for futures contracts when used solely for the purpose of hedging in connection with its ordinary business of investing in real estate assets;

•	invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title;

•
make or invest in mortgage loans unless an appraisal is obtained concerning the underlying property except for those mortgage loans insured or guaranteed by a government or government agency. In cases where a majority of GAHR III’s independent directors determines, and in all cases in which the transaction is with any of its directors, the GAHR III Advisor, one of its co-sponsors
or any of their respective affiliates, such appraisal shall be obtained from an independent appraiser. GAHR III will maintain such appraisal in its records for at least five years and it will be available for stockholder inspection and duplication. GAHR III will also obtain a mortgagee’s or owner’s title insurance policy as to the priority of the mortgage;

•
make or invest in mortgage loans on any one property if the aggregate amount of all mortgage loans on such property, including GAHR III’s loan, would exceed an amount equal to 85.0% of the appraised value of such property as determined by appraisal unless substantial justification exists for exceeding such limit because of the presence of other underwriting criteria; however, the GAHR III Board has adopted a policy more restrictive than GAHR III’s charter limitation that limits the aggregate amount of all mortgage loans outstanding on the property, including GAHR III’s loan, to 75.0% of the appraised value of the property;

•	make or invest in mortgage loans that are subordinate to any lien or other indebtedness of any of GAHR III’s directors, the GAHR III Advisor, one of its co-sponsors or any of its affiliates;

•	issue equity securities redeemable solely at the option of the holder (this limitation, however, does not limit or prohibit the operation of GAHR III’s share repurchase plan);

•
issue debt securities unless the historical debt service coverage (in the most recently completed fiscal year) as adjusted for known changes is anticipated to be sufficient to properly service that higher level of debt;

•	issue equity securities on a deferred payment basis or other similar arrangement;

•
issue options or warrants to purchase shares of GAHR III’s stock to the GAHR III Advisor, any of its directors, one of its co-sponsors
or any of their respective affiliates except on the same terms, if any, as the options or warrants are sold to the general public; options or warrants may be issued to persons other than its directors, the GAHR III Advisor, its co-sponsors
or any of their respective affiliates, but not at exercise prices less than the fair market value of the underlying securities on the date of grant and not for consideration (which may include services) that in the judgment of its independent directors has a market value less than the value of such options or warrants on the date of grant;

•	engage in investment activities that would cause GAHR III to be classified as an investment company under the Investment Company Act;

•
make any investment that is inconsistent with GAHR III’s objectives of qualifying and remaining qualified as a REIT unless and until the GAHR III Board determines, in its sole discretion, that REIT qualification is not in GAHR III’s best interest;

•	engage in securities trading or engage in the business of underwriting or the agency distribution of securities issued by other persons;

•
acquire interests or securities in any entity holding investments or engaging in activities prohibited by GAHR III’s charter except for investments in which it holds a non-controlling
interest and investments in entities having securities listed on a national securities exchange;

•	make investments in commercial mortgage-backed securities in excess of 10.0% of GAHR III’s total assets; or

•	make investments in equity securities of public or private real estate companies in excess of 10.0% of GAHR III’s total assets.
Conflicts of Interest
GAHR III is subject to various conflicts of interest arising out of its relationship with the GAHR III Advisor and its affiliates, including conflicts related to the arrangements pursuant to which it will compensate the GAHR III Advisor and its affiliates. GAHR III’s independent directors have an obligation to function on its behalf in all situations in which a conflict of interest may arise, and all of its directors have a fiduciary obligation to act in the best interest of its stockholders. However, its independent directors may not be able to eliminate or reduce the risks related to these conflicts of interest.
GAHR III’s officers and affiliates of the GAHR III Advisor will seek to balance its interests with the interests of other Griffin Capital-sponsored programs and any other American Healthcare Investors-sponsored programs to whom they owe duties or may owe duties now and in the future. However, to the extent that these persons take actions that are more favorable to other entities than to GAHR III, these actions could have a negative impact on its financial performance and, consequently, on distributions to stockholders and the value of GAHR III’s stock. In addition, GAHR III’s directors and officers may engage for their own account in business activities of the types conducted or to be conducted by GAHR III’s subsidiaries and it.
Interests in Other Real Estate Programs
Griffin Capital is currently the sponsor for GIA Real Estate Fund and GIA Credit Fund and the co-sponsor
with American Healthcare Investors for GAHR IV. Moreover, all of GAHR III’s officers are officers or employees of American Healthcare Investors, which indirectly will receive fees in connection with this offering and GAHR III’s operations by virtue of its co-ownership
of the GAHR III Advisor.
Griffin Capital, American Healthcare Investors and their affiliates are not prohibited from engaging, directly or indirectly, in any other business or from possessing interests in any other business venture or ventures, including businesses and ventures involved in the acquisition, development, ownership, management, leasing or sale of real estate projects of the type that GAHR III will seek to acquire.
Environmental Matters
GAHR III follows a policy of monitoring its properties for the presence of hazardous or toxic substances. While there can be no assurance that a material environmental liability does not exist at its properties, GAHR III is not currently aware of any environmental liability with respect to its properties that would have a material effect on GAHR III’s consolidated financial position, results of operations or cash flows. Further, GAHR III is not aware of any material environmental liability or any unasserted claim or assessment with respect to an environmental liability that it believes would require additional disclosure or the recording of a loss contingency.

Legal Matters
GAHR III is not presently subject to any material litigation nor, to its knowledge, is any material litigation threatened against it, which if determined unfavorably to it, would have a material adverse effect on its consolidated financial position, results of operations or cash flows.
Employees
GAHR III has no employees and its executive officers are all employees of one of its co-sponsors.
GAHR III’s
day-to-day
management is performed by the GAHR III Advisor and its affiliates. The GAHR III Advisor is led by an experienced team of senior real estate professionals who have significant experience in underwriting and structuring healthcare real estate transactions and managing healthcare real estate and real estate-related investments. GAHR III benefits from the GAHR III Advisor’s infrastructure and operating platform, through which GAHR III is able to source, evaluate and manage potential investments. GAHR III does not directly compensate its executive officers for services rendered to it. However, its executive officers, consultants and the executive officers and key employees of the GAHR III Advisor and its affiliates are eligible for awards pursuant to the GAHR III 2013 Incentive Plan (the “GAHR III Incentive Plan”). As of March 31, 2021, no awards had been granted to GAHR III’s executive officers, consultants or the executive officers or key employees of the GAHR III Advisor or its affiliates under this plan.
For GAHR III’s healthcare-related facilities operated pursuant to a RIDEA structure, it relies on each management company to attract and retain skilled personnel to provide services at its healthcare-related facilities. As a result of the COVID-19 pandemic, such management companies have put into place a number of health and safety measures to enable their employees to continue to work from its healthcare-related facilities, including the procurement and distribution of PPE and the implementation of daily employee and resident health screenings, vaccination clinics for employees and residents, as well as aggressive safety protocols in accordance with the CDC, CMS and local health agency guidelines to limit the exposure and spread of
COVID-19.
While the health and safety measures instituted by each management company have allowed facilities to operate during the pandemic, these facilities may face challenges created by workforce shortages and absenteeism due to
COVID-19.
Competition
GAHR III competes with many other entities engaged in the acquisition, development, leasing and financing of healthcare-related real estate investments. Its ability to successfully compete is impacted by economic trends, availability of acceptable investment opportunities, its ability to negotiate beneficial investment terms, availability and cost of capital, construction and development costs and applicable laws and regulations.
Income from its investments is dependent on the ability of its tenants and operators to compete with other healthcare operators. These operators compete on a local and regional basis for patients and residents and the operators’ ability to successfully attract and retain patients and residents depends on key factors such as the number of properties in the local market, the quality of the affiliated health system, proximity to hospital campuses, the price and range of services available, the scope and quality of care, reputation, age and appearance of each property, demographic trends and the cost of care in each locality. As a result, GAHR III may have to provide rent concessions, incur charges for tenant improvements, or offer other inducements, or GAHR III may be unable to timely lease vacant space in its properties, all of which may have an adverse impact on its results of operations. Private, federal and state payment programs and the effect of other laws and regulations may also have a significant impact on the ability of its tenants and operators to compete successfully for patients and residents at the properties.
Investment Company Act Considerations
GAHR III conducts, and intends to continue to conduct, its operations, and the operations of its operating partnership and any other subsidiaries, so that no such entity meets the definition of an “investment company” under Section 3(a)(1) of the Investment Company Act. GAHR III primarily engages in the business of investing in real estate assets; however, its portfolio does include, to a much lesser extent, other real estate-related investments. GAHR III has also acquired, and may continue to acquire, real estate assets through investments in joint venture entities, including joint venture entities in which it may not own a controlling interest. GAHR III anticipates that its assets generally will be held in wholly and majority-owned subsidiaries of it, each formed to hold a particular asset. GAHR III monitors its operations and its assets on an ongoing basis in order to ensure that neither GAHR III, nor any of its subsidiaries, meet the definition of “investment company” under Section 3(a)(1) of the Investment Company Act. Among other things, GAHR III monitors the proportion of its portfolio that is placed in investments in securities.
Tax Status and Distribution Policy
As a REIT, GAHR III generally will not be subject to federal income tax on taxable income that it distributes to its stockholders. GAHR III qualified, and elected to be taxed, as a REIT under the Code for federal income tax purposes beginning with its taxable year ended December 31, 2014, and it intends to continue to qualify to be taxed as a REIT. To maintain its qualification as a REIT, it must meet certain organizational and operational requirements, including a requirement to currently distribute at least 90.0% of its annual taxable income, excluding net capital gains, to its stockholders. Existing IRS guidance includes a safe harbor pursuant to which publicly offered REITs can satisfy the distribution requirement by distributing a combination of cash and stock to stockholders. In general, to qualify under the safe harbor, each stockholder must elect to receive either cash or stock, and the aggregate cash component of the distribution to stockholders must represent at least 20.0% of the total distribution. In May 2020, the IRS issued similar guidance that lowered the cash component of the distribution to 10.0% for dividends declared between April 1, 2020 and December 31, 2020.
GAHR III cannot predict if it will generate sufficient cash flows to continue to pay cash distributions to its stockholders on an ongoing basis or at all. The amount of any cash distributions is determined by the GAHR III Board and depends on the amount of distributable funds, current and projected cash requirements, tax considerations, any limitations imposed by the terms of indebtedness GAHR III may incur and other factors. If its investments produce sufficient cash flows, it expects to resume paying distributions to its stockholders on a monthly basis. Because its cash available for distribution in any year may be less than 90.0% of its annual taxable income, excluding net capital gains, for the year, GAHR III may be required to borrow money, use proceeds from the issuance of securities (in subsequent offerings, if any) or sell assets to pay out enough of its taxable income to satisfy the distribution requirement. These methods of obtaining funds could affect future distributions by increasing operating costs. GAHR III did not establish any limit on the amount of borrowings that may be used to fund distributions, except that, in accordance with Maryland law, it may not make distributions that would: (i) cause it to be unable to pay its debts as they become due in the usual course of business; or (ii) cause its total assets to be less than the sum of its total liabilities plus senior liquidation preferences.
To the extent that any distributions to its stockholders are paid out of its current or accumulated earnings and profits, such distributions are taxable as ordinary income. To the extent that any of its distributions exceed its current and accumulated earnings and profits, such amounts constitute a return of capital to its stockholders for federal income tax purposes, to the extent of their basis in their stock and thereafter will constitute capital gain. Any portion of distributions to its stockholders paid from net offering proceeds or borrowings constitutes a return of capital to its stockholders.
Monthly distributions were calculated with daily record dates so distribution benefits began to accrue immediately upon becoming a stockholder. However, the GAHR III Board could, at any time, elect to pay distributions quarterly to reduce administrative costs. The amount of distributions GAHR III paid to its stockholders was determined by the GAHR III Board and was dependent on a number of factors, including funds available for the payment of distributions, GAHR III’s financial condition, capital expenditure requirements, annual distribution requirements needed to maintain its status as a REIT under the Code and restrictions imposed by GAHR III’s organizational documents and Maryland law.
Prior to March 31, 2020, the GAHR III Board authorized, on a quarterly basis, a daily distribution to GAHR III’s stockholders of record as of the close of business on each day of the quarterly periods commencing on May 14, 2014 and ending on March 31, 2020. The distributions were calculated based on 365 days in the calendar year and were equal to $0.001643836 per share of GAHR III Common Stock, which was equal to an annualized distribution rate of $0.60 per share. The daily distributions were aggregated and paid monthly in arrears in cash or shares of GAHR III Common Stock pursuant to the GAHR III DRIP Offerings, only from legally available funds.

In response to the
COVID-19
pandemic and its effects to GAHR III’s business and operations at the end of the first quarter of 2020, the GAHR III Board decided to take steps to protect its capital and maximize its liquidity in an effort to strengthen its long-term financial prospects. Consequently, on March 31, 2020, the GAHR III Board authorized a reduced daily distribution to its stockholders of record as of the close of business day on each day of the period commencing on April 1, 2020 and ending on May 31, 2020. The daily distributions were calculated based on 365 days in the calendar year and were equal to $0.000821918 per share of GAHR III Common Stock, which was equal to an annualized distribution rate of $0.30 per share, a decrease from the annualized distribution rate of $0.60 per share previously paid by GAHR III. These daily distributions were aggregated and paid in cash or shares of GAHR III Common Stock pursuant to the GAHR III DRIP Offerings monthly in arrears, only from legally available funds. Furthermore, in response to the continued uncertainty of the
COVID-19
pandemic and its impact to GAHR III’s portfolio of investments during April and May 2020, on May 29, 2020, GAHR III Board authorized the suspension of all stockholder distributions upon the completion of the payment of distributions payable to stockholders of record on or prior to the close of business on May 31, 2020. The GAHR III Board also approved the suspension of the GAHR III DRIP effective upon the completion of all shares of GAHR III Common Stock issued pursuant to the GAHR III DRIP with respect to distributions payable to stockholders of record on or prior to the close of business on May 31, 2020 until such time, if any, as the GAHR III Board determines to authorize new distributions and to reinstate the GAHR III DRIP.
On April 22, 2021, the GAHR III Board announced its decision to reinstate stockholder distributions and declared a daily distribution to GAHR III stockholders of record as of the close of business on each day of the period commencing on June 1, 2021 and ending June 30, 2021. The GAHR III Board then subsequently authorized a daily distribution to GAHR III stockholders of record as of the close of business on each day of the period commencing on July 1, 2021 and ending July 31, 2021. The daily distributions for June and July 2021 were or will be calculated based on 365 days in the calendar year and were or will be equal to $0.000547945 per share of GAHR III Common Stock, which is equal to an annualized distribution of $0.20 per share. However, the GAHR III DRIP and remains suspended.
The distributions paid for the years ended December 31, 2020 and 2019, along with the amount of distributions reinvested pursuant to the GAHR III DRIP Offerings, and the sources of its distributions as compared to cash flows from operations were as follows:

	Years Ended December 31,
	2020		2019
Distributions paid in cash	$26,997,000		$62,612,000
Distributions reinvested	21,861,000		55,440,000

	$48,858,000		$118,052,000

Sources of distributions:
Cash flows from operations	$48,858,000	100%	$117,454,000	99.5%
Proceeds from borrowings	—	—	598,000	0.5

	$48,858,000	100%	$118,052,000	100%

As of December 31, 2020, any distributions of amounts in excess of its current and accumulated earnings and profits have resulted in a return of capital to its stockholders, and all or any portion of a distribution to its stockholders may have been paid from net offering proceeds and borrowings. The payment of distributions from net offering proceeds and borrowings have reduced the amount of capital GAHR III ultimately invested in assets and negatively impacted the amount of income available for future distributions.

The distributions paid for the years ended December 31, 2020 and 2019, along with the amount of distributions reinvested pursuant to GAHR III DRIP Offerings, and the sources of its distributions as compared to FFO were as follows:

	Years Ended December 31,
	2020		2019
Distributions paid in cash	$26,997,000		$62,612,000
Distributions reinvested	21,861,000		55,440,000

	$48,858,000		$118,052,000

Sources of distributions:
FFO attributable to controlling interest	$48,858,000	100%	$91,159,000	77.2%
Proceeds from borrowings	—	—	26,893,000	22.8

	$48,858,000	100%	$118,052,000	100%

The payment of distributions from sources other than FFO may reduce the amount of proceeds available for investment and operations or may cause GAHR III to incur additional interest expense as a result of borrowed funds.
Compensation of Executive Officers
GAHR III has no employees. GAHR III’s executive officers are all employees of affiliates of the GAHR III Advisor and are compensated by these entities for their services to GAHR III. GAHR III’s day-to-day
management is performed by the GAHR III Advisor and its affiliates. GAHR III pays these entities fees and reimburses expenses pursuant to the GAHR III Advisory Agreement. GAHR III does not currently intend to pay any compensation directly to its executive officers.
Compensation of Directors
If a director is also one of GAHR III’s executive officers, GAHR III does not pay any compensation to that person for services rendered as a director. GAHR III’s director compensation is designed with the goals of attracting and retaining highly qualified individuals to serve as independent directors and to fairly compensate them for their time and efforts. For the year ended December 31, 2020, GAHR III’s independent directors received the following forms of compensation:

•
Annual Retainer.
 GAHR III’s independent directors receive an aggregate annual retainer of $75,000, which is paid on a quarterly basis at the commencement of each quarter for which an individual serves as an independent director. In addition, the chairman of the audit committee receives an annual retainer of $10,000, which is paid on a quarterly basis at the commencement of each quarter for which an individual serves as the chairman of the audit committee.

•
Special Committee Fees.
 GAHR III’s special committee members receive an initial retainer of $60,000 payable in one lump sum and a monthly retainer of $10,000 payable monthly in arrears; provided that such fee for the month of October 2020 was prorated from the date the special committee was established. Additionally, the chairman of the special committee receives a monthly retainer of $7,500, payable monthly in arrears; provided that such fee for the month of October 2020 was prorated from the date the chairman was appointed.

•
Meeting Fees.
 GAHR III’s independent directors receive $1,500 for each board or special committee meeting attended in person or by telephone and $500 for each audit committee meeting attended in person or by telephone, which is paid monthly in arrears. If a board meeting is held on the same day as an audit committee meeting, an additional fee will not be paid for attending the audit committee meeting.

•
Equity Compensation.
 In connection with their initial election to the GAHR III Board, each independent director receives 5,000 restricted shares of GAHR III Common Stock pursuant to the GAHR III 2013 Incentive Plan and an additional 2,500 restricted shares of GAHR III Common Stock pursuant to GAHR III’s incentive plan in connection with his or her subsequent re-election
each year, provided that such person is an

independent director as of the date of his or her
re-election
and continually served as an independent director during such period. The restricted shares vest as to 20.0% of the shares on the date of grant and on each of the first four anniversaries of the grant date.

•
Other Compensation.
 GAHR III reimburses its directors for reasonable
out-of-pocket
expenses incurred in connection with attendance at meetings, including committee meetings, of the GAHR III Board. Such reimbursement is paid monthly. GAHR III’s independent directors do not receive other benefits from it.

The following table sets forth certain information with respect to GAHR III’s director compensation for the year ended December 31, 2020:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Jeffrey T. Hanson(3)	—	—	—	—	—	—		—
Danny Prosky(3)	—	—	—	—	—	—		—
Harold H. Greene	224,000	23,500	—	—	—	13,000	(4)	260,500
Gerald W. Robinson	195,000	23,500	—	—	—	10,500	(4)	229,000
J. Grayson Sanders	195,000	23,500	—	—	—	10,500	(4)	229,000

(1)	Consists of the amounts described below:

Director	Role	Annual Retainer ($)	Meeting Fees ($)	Additional Special Payments ($)
Hanson	Chairman of the Board of Directors	—	—	—
Prosky	Director	—	—	—
Greene	Chairman, Audit and Special Committees	85,000	24,000	115,000	(a)
Robinson	Member, Audit and Special Committees	75,000	24,000	96,000	(a)
Sanders	Member, Audit and Special Committees	75,000	24,000	96,000	(a)

(a)	Comprised of the initial and monthly retainer fees paid to members of the special committee.

(2)	The amounts in this column represent the aggregate grant date fair value of the awards granted for the year ended December 31, 2020, as determined in accordance with ASC Topic 718.
The following table shows the restricted shares of GAHR III Common Stock awarded to each director for the year ended December 31, 2020, and the aggregate grant date fair value for each award (computed in accordance with ASC Topic 718):

Director	Grant Date	Number of Shares of GAHR III Restricted Common Stock	Full Grant Date Fair Value of Award ($)
Hanson	—	—	—
Prosky	—	—	—
Greene	6/10/20	2,500	23,500
Robinson	6/10/20	2,500	23,500
Sanders	6/10/20	2,500	23,500

The following table shows the aggregate number of nonvested restricted shares of GAHR III Common Stock held by each director as of December 31, 2020:

Director	Number of Nonvested Shares of GAHR III Restricted Common Stock
Hanson	—
Prosky	—
Greene	11,000
Robinson	11,000
Sanders	11,000

(3)	Mr. Hanson and Mr. Prosky are not independent directors.
(4)	Amounts reflect the dollar value of distributions paid in connection with the stock awards granted to GAHR III’s independent directors.
GAHR III Incentive Plan
GAHR III adopted the GAHR III Incentive Plan pursuant to which the GAHR III Board, or a committee of the GAHR III independent directors, may make grants of options, shares of GAHR III Common Stock, stock purchase rights, stock appreciation rights or other awards to GAHR III’s independent directors, employees and consultants. The maximum number of shares of GAHR III Common Stock that may be issued pursuant to the GAHR III Incentive Plan is 2,000,000 shares.
For the years ended December 31, 2020, 2019 and 2018, GAHR III granted an aggregate of 7,500, 22,500 and 22,500 restricted shares of GAHR III Common Stock, respectively, at a weighted average grant date fair value of $9.40, $9.37 and $9.27 per share, respectively, to GAHR III’s independent directors in connection with their re-election
to the GAHR III Board or in consideration for their past services rendered. Such shares vest as to 20.0% of the shares on the date of grant and on each of the first four anniversaries of the grant date. For the years ended December 31, 2020, 2019 and 2018, GAHR III recognized stock compensation expense related to the independent director grants of $155,000, $215,000 and $215,000, respectively. Such stock compensation expense is included in general and administrative in GAHR III’s consolidated statements of operations and comprehensive income (loss).
Amendment and Termination of the GAHR III Incentive Plan
Unless otherwise provided in an award certificate, upon the death or disability of a participant, or upon a change in control, all of such participant’s outstanding awards pursuant to the GAHR III Incentive Plan will become fully vested. The GAHR III Incentive Plan will automatically expire on the tenth anniversary of the date on which it was adopted, unless extended or earlier terminated by the GAHR III Board. The GAHR III Board may terminate the GAHR III Incentive Plan at any time, but such termination will have no adverse impact on any award that is outstanding at the time of such termination. The GAHR III Board may amend the GAHR III Incentive Plan at any time, but any amendment would be subject to stockholder approval if, in the reasonable judgment of the GAHR III Board, stockholder approval would be required by any law, regulation or rule applicable to the plan. No termination or amendment of the GAHR III Incentive Plan, without the written consent of the participant, reduce or diminish the value of an outstanding award determined as if the award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination. The GAHR III Board may amend or terminate outstanding awards, but those amendments may require consent of the participant and, unless approved by GAHR III’s stockholders or otherwise permitted by the antidilution provisions of the plan, the exercise price of an outstanding option may not be reduced, directly or indirectly, and the original term of an option may not be extended.
Special Committee
In October 2020, the GAHR III Board established a special committee which consists of all of the GAHR III independent directors, Messrs. Greene, Robinson and Sanders, with Mr. Greene serving as the chairman of the special committee. The GAHR III special committee’s function is limited to the investigation and analyses of strategic alternatives, including but not limited to, the sale of GAHR III’s assets, a listing of GAHR III Common Stock on a national securities exchange, or a merger with another entity, including a merger with another unlisted entity that GAHR III expects would enhance its value.
Compensation Committee Interlocks and Insider Participation
Other than Mr. Hanson and Mr. Prosky, no member of the GAHR III Board during the year ended December 31, 2020 has served as an officer, and no member of the GAHR III Board served as an employee, of GAHR III or any of its subsidiaries. Because GAHR III does not have a compensation committee, none of GAHR III’s executive officers participated in any deliberations regarding executive compensation. Other than Mr. Hanson and Mr. Prosky, during the year ended December 31, 2020, none of GAHR III’s executive officers served as a director or member of a compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving as a member of the GAHR III Board or compensation committee.
Security Ownership of Certain Beneficial Owners
The following table shows, as of July 9, 2021, the number of shares of GAHR III Common Stock beneficially owned by (1) any person who is known by GAHR III to be the beneficial owner of more than 5.0% of the outstanding shares of GAHR III Common Stock; (2) the GAHR III directors; (3) the GAHR III named executive officers; and (4) all of the GAHR III directors and executive officers as a group. The percentage of GAHR III Common Stock beneficially owned is based on 193,889,872 shares of GAHR III Common Stock outstanding as of July 9, 2021. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes securities over which a person has voting or investment power and securities that a person has the right to acquire within 60 days. The address for each of the beneficial owners named in the following table is 18191 Von Karman Avenue, Suite 300, Irvine, California 92612.

Name of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned		Percentage of Common Stock
Jeffrey T. Hanson	308,202	(2)	*
Brian S. Peay	—		—
Danny Prosky	243,970	(2)	*
Harold H. Greene	68,866		*
Gerald W. Robinson	45,000		*
J. Grayson Sanders	45,342		*
All directors and executive officers as a group (9 persons)	911,859	(2)	*

*	Represents less than 1.0% of the outstanding GAHR III Common Stock.

(1)
For purposes of calculating the percentage beneficially owned, the number of shares of GAHR III Common Stock deemed outstanding includes (a) 193,889,872 shares of GAHR III Common Stock outstanding as of July 9, 2021, and (b) shares of GAHR III Common Stock issuable pursuant to options held by the respective person or group that may be exercised within 60 days following July 9, 2021. Beneficial ownership is determined in accordance with the rules of the SEC that deem shares of stock to be beneficially owned by any person or group who has or shares voting and investment power with respect to such shares of stock.

(2)
Includes 22,222 shares of GAHR III Common Stock owned by the GAHR III Advisor, which is 75% owned and managed by wholly owned subsidiaries of American Healthcare Investors. Messrs. Hanson, Prosky and Streiff are managing directors of American Healthcare Investors and as such, may be deemed to be the beneficial owners of such GAHR III Common Stock. Each of Messrs. Hanson, Prosky and Streiff disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. The GAHR III Advisor also owns 222 units of the GAHR III Operating Partnership.

None of the above shares have been pledged as security.

Certain Transactions with Related Persons
As of December 31, 2020, some of the GAHR III executive officers and non-independent
directors are also executive officers and/or holders of indirect interests in the GAHR III Advisor.
Fees and Expenses Paid to Affiliates
All of the GAHR III executive officers and
non-independent
directors are also executive officers and employees and/or holders of a direct or indirect interest in the GAHR III Advisor, one of GAHR III’s co-sponsors
or other affiliated entities. GAHR III is affiliated with the GAHR III Advisor, American Healthcare Investors and AHI Group Holdings; however, GAHR III is not affiliated with Griffin Capital, GAHR III’s dealer manager, Colony Capital or Mr. Flaherty. GAHR III entered into the GAHR III Advisory Agreement, which entitles the GAHR III Advisor and its affiliates to specified compensation for certain services, as well as reimbursement of certain expenses. The GAHR III Board, including a majority of GAHR III’s independent directors, has reviewed the material transactions between GAHR III’s affiliates and GAHR III during the year ended December 31, 2020. Set forth below is a description of the transactions with affiliates. GAHR III believes that it has executed all of the transactions set forth below on terms that are fair and reasonable to GAHR III and on terms no less favorable to GAHR III than those available from unaffiliated third parties. In the aggregate, for the years ended December 31, 2020, 2019 and 2018, GAHR III incurred $25,875,000, $25,064,000 and $24,266,000, respectively, in fees and expenses to GAHR III’s affiliates as detailed below.
Acquisition and Development Stage
Acquisition Fee
GAHR III pays the GAHR III Advisor or its affiliates an acquisition fee of up to 2.25% of the contract purchase price, including any contingent or earn-out
payments that may be paid, for each property GAHR III acquires or 2.00% of the origination or acquisition price, including any contingent or earn-out
payments that may be paid, for any real estate-related investment GAHR III originates or acquires. The GAHR III Advisor or its affiliates are entitled to receive these acquisition fees for properties and real estate-related investments GAHR III acquires with funds raised in GAHR III’s initial offering including acquisitions completed after the termination of the GAHR III Advisory Agreement, or funded with net proceeds from the sale of a property or real estate-related investment, subject to certain conditions.
For the years ended December 31, 2020, 2019 and 2018, GAHR III incurred $480,000, $1,124,000 and $1,194,000, respectively, in acquisition fees to the GAHR III Advisor.
Development Fee
In the event the GAHR III Advisor or its affiliates provide development-related services, the GAHR III Advisor or its affiliates receive a development fee in an amount that is usual and customary for comparable services rendered for similar projects in the geographic market where the services are provided; however, GAHR III will not pay a development fee to the GAHR III Advisor or its affiliates if the GAHR III Advisor or its affiliates elect to receive an acquisition fee based on the cost of such development.
For the years ended December 31, 2020, 2019 and 2018, GAHR III incurred $1,073,000, $346,000 and $137,000, respectively, in development fees to the GAHR III Advisor or its affiliates.
Reimbursement of Acquisition Expenses
GAHR III reimburses the GAHR III Advisor or its affiliates for acquisition expenses related to selecting, evaluating and acquiring assets, which are reimbursed regardless of whether an asset is acquired. The reimbursement of acquisition expenses, acquisition fees, total development costs, real estate commissions or other fees paid to unaffiliated third parties will not exceed, in the aggregate, 6.0% of the contract purchase price or real estate-related investments, unless fees in excess of such limits are approved by a majority of GAHR III’s directors, including a majority of GAHR III’s independent directors, not otherwise interested in the transaction. For the years ended December 31, 2020, 2019 and 2018, such fees and expenses noted above did not exceed 6.0% of the contract purchase price of GAHR III’s acquisitions of real estate or real estate-related investments.

For the years ended December 31, 2020, 2019 and 2018, GAHR III did not incur any acquisition expenses to the GAHR III Advisor or its affiliates.
Operational Stage
Asset Management Fee
GAHR III pays the GAHR III Advisor or its affiliates a monthly fee for services rendered in connection with the management of GAHR III’s assets equal to one-twelfth
of 0.75% of average invested assets, subject to the GAHR III stockholders receiving distributions in an amount equal to 5.0% per annum, cumulative, non-compounded,
of invested capital. For such purposes, average invested assets means the average of the aggregate book value of GAHR III’s assets invested in real estate and real estate-related investments, before deducting depreciation, amortization, bad debt and other similar non-cash
reserves, computed by taking the average of such values at the end of each month during the period of calculation; and invested capital means, for a specified period, the aggregate issue price of shares of GAHR III Common Stock purchased by GAHR III stockholders, reduced by distributions of net sales proceeds by GAHR III to its stockholders and by any amounts paid by GAHR III to repurchase shares of GAHR III Common Stock pursuant to its share repurchase plan. In an effort to increase GAHR III’s liquidity during the ongoing uncertainty surrounding the
COVID-19
pandemic, on May 29, 2020, the GAHR III Advisor deferred 50.0% of the asset management fees that it would otherwise have been entitled to receive pursuant to the GAHR III Advisory Agreement for services performed by the GAHR III Advisor or its affiliates during the period from June 1, 2020 to November 30, 2020. Such deferred asset management fees of $5,207,000 as of December 31, 2020 were paid in full on January 4, 2021.
For the years ended December 31, 2020, 2019 and 2018, GAHR III incurred $20,693,000, $20,073,000 and $19,373,000, respectively, in asset management fees to the GAHR III Advisor or its affiliates.
Property Management Fee
The GAHR III Advisor or its affiliates may directly serve as property manager of GAHR III’s properties or may sub-contract
their property management duties to any third party and provide oversight of such third-party property manager. GAHR III pays the GAHR III Advisor or its affiliates a monthly management fee equal to a percentage of the gross monthly cash receipts of such property as follows: (i) a property management oversight fee of 1.0% of the gross monthly cash receipts of any stand-alone, single-tenant, net leased property; (ii) a property management oversight fee of 1.5% of the gross monthly cash receipts of any property that is not a stand-alone, single-tenant, net leased property and for which the GAHR III Advisor or its affiliates provide oversight of a third party that performs the duties of a property manager with respect to such property; or (iii) a fair and reasonable property management fee that is approved by a majority of GAHR III’s directors, including a majority of GAHR III’s independent directors, that is not less favorable to GAHR III than terms available from unaffiliated third parties for any property that is not a stand-alone, single-tenant, net leased property and for which the GAHR III Advisor or its affiliates will directly serve as the property manager without sub-contracting
such duties to a third party.
For the years ended December 31, 2020, 2019 and 2018, GAHR III incurred $2,632,000, $2,611,000 and $2,428,000, respectively, in property management fees to the GAHR III Advisor or its affiliates.
Lease Fees
GAHR III pays the GAHR III Advisor or its affiliates a separate fee for any leasing activities in an amount not to exceed the fee customarily charged in arm’s-length
transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area. Such fee is generally expected to range from 3.0% to 6.0% of the gross revenues generated during the initial term of the lease.
For the years ended December 31, 2020, 2019 and 2018, GAHR III incurred $579,000, $379,000 and $843,000, respectively, in lease fees to the GAHR III Advisor or its affiliates.

Construction Management Fee
In the event that the GAHR III Advisor or its affiliates assist with planning and coordinating the construction of any capital or tenant improvements, GAHR III Advisor or its affiliates are paid a construction management fee of up to 5.0% of the cost of such improvements. For the years ended December 31, 2020, 2019 and 2018, GAHR III incurred $183,000, $320,000 and $91,000, respectively, in construction management fees to the GAHR III Advisor or its affiliates.
Operating Expenses
GAHR III reimburses the GAHR III Advisor or its affiliates for operating expenses incurred in rendering services to GAHR III, subject to certain limitations. However, GAHR III cannot reimburse the GAHR III Advisor or its affiliates at the end of any fiscal quarter for total operating expenses that, in the four consecutive fiscal quarters then ended, exceed the greater of: (i) 2.0% of GAHR III’s average invested assets, as defined in the GAHR III Advisory Agreement; or (ii) 25.0% of GAHR III’s net income, as defined in the GAHR III Advisory Agreement, unless GAHR III’s independent directors determined that such excess expenses were justified based on unusual and nonrecurring factors which they deem sufficient For the 12 months ended December 31, 2020, 2019 and 2018, GAHR III’s operating expenses did not exceed the aforementioned limitations. The following table reflects GAHR III’s operating expenses as a percentage of average invested assets and as a percentage of net income for the 12 month periods then ended:

	12 Months Ended December 31,
	2020	2019	2018
Operating expenses as a percentage of average invested assets	1.0%	0.9%	0.9%
Operating expenses as a percentage of net income	22.1%	18.9%	19.1%
For the years ended December 31, 2020, 2019 and 2018, the GAHR III Advisor or its affiliates incurred operating expenses on GAHR III’s behalf of $235,000, $211,000 and $200,000, respectively.
Liquidity Stage
Disposition Fees
For services relating to the sale of one or more properties, GAHR III pays the GAHR III Advisor or its affiliates a disposition fee of up to the lesser of 2.0% of the contract sales price or 50.0% of a customary competitive real estate commission given the circumstances surrounding the sale, in each case as determined by the GAHR III Board, including a majority of GAHR III’s independent directors, upon the provision of a substantial amount of the services in the sales effort. The amount of disposition fees paid, when added to the real estate commissions paid to unaffiliated third parties, will not exceed the lesser of the customary competitive real estate commission or an amount equal to 6.0% of the contract sales price.
For the year ended December 31, 2020, the GAHR III Advisor agreed to waive $431,000 of disposition fees that may otherwise have been due to it pursuant to the GAHR III Advisory Agreement. The GAHR III Advisor did not receive any additional securities, shares of stock or any other form of consideration or any repayment as a result of the waiver of such disposition fees. For the years ended December 31, 2019 and 2018, GAHR III did not incur any disposition fees to the GAHR III Advisor or its affiliates.
Subordinated Participation Interest
Subordinated Distribution of Net Sales Proceeds
In the event of liquidation, GAHR III will pay the GAHR III Advisor a subordinated distribution of net sales proceeds. The distribution will be equal to 15.0% of the remaining net proceeds from the sales of properties, after distributions to GAHR III’s stockholders, in the aggregate, of: (i) a full return of capital raised from stockholders (less amounts paid to repurchase shares of GAHR III Common Stock pursuant to the GAHR III share repurchase plan); plus (ii) an annual 7.0% cumulative, non-compounded
return on the gross proceeds from the sale of shares of GAHR III Common Stock, as adjusted for distributions of net sales proceeds. Actual amounts to be received depend on the sale prices of properties upon liquidation. For the years ended December 31, 2020, 2019 and 2018, GAHR III did not pay any such distributions to the GAHR III Advisor.
Subordinated Distribution Upon Listing
Upon the listing of shares of GAHR III Common Stock on a national securities exchange, in redemption of the GAHR III Advisor’s limited partnership units, GAHR III will pay the GAHR III Advisor a distribution equal to 15.0% of the amount by which: (i) the market value of outstanding GAHR III Common Stock at listing plus distributions paid prior to listing exceeds (ii) the sum of the total amount of capital raised from stockholders (less amounts paid to repurchase shares of GAHR III Common Stock pursuant to the GAHR III share repurchase plan) and the amount of cash that, if distributed to stockholders as of the date of listing, would have provided them an annual 7.0% cumulative, non-compounded
return on the gross proceeds from the sale of shares of GAHR III Common Stock through the date of listing. Actual amounts to be paid depend upon the market value of outstanding GAHR III Common Stock at the time of listing, among other factors. For the years ended December 31, 2020, 2019 and 2018, GAHR III did not pay any such distributions to the GAHR III Advisor.
Subordinated Distribution Upon Termination
Pursuant to the agreement of limited partnership, as amended, of the GAHR III Operating Partnership, upon termination or non-renewal
of the GAHR III Advisory Agreement, the GAHR III Advisor will also be entitled to a subordinated distribution in redemption of its limited partnership units from the GAHR III Operating Partnership equal to 15.0% of the amount, if any, by which: (i) the appraised value of GAHR III’s assets on the termination date, less any indebtedness secured by such assets, plus total distributions paid through the termination date, exceeds (ii) the sum of the total amount of capital raised from stockholders (less amounts paid to repurchase shares of GAHR III Common Stock pursuant to the GAHR III share repurchase plan) and the total amount of cash equal to an annual 7.0% cumulative, non-compounded
return on the gross proceeds from the sale of shares of GAHR III Common Stock through the termination date. In addition, the GAHR III Advisor may elect to defer its right to receive a subordinated distribution upon termination until either a listing or other liquidity event, including a liquidation, sale of substantially all of GAHR III’s assets or merger in which the GAHR III stockholders receive in exchange for their shares of GAHR III Common Stock, shares of a company that are traded on a national securities exchange.
As of December 31, 2020 and 2019, GAHR III did not have any liability related to the subordinated distribution upon termination.
Accounts Payable Due to Affiliates
The following amounts were outstanding to GAHR III’s affiliates as of December 31, 2020 and 2019:

	December 31,
Fee	2020	2019
Asset and property management fees	$7,155,000	$1,991,000
Development fees	743,000	—
Construction management fees	91,000	175,000
Lease commissions	27,000	143,000
Operating expenses	10,000	12,000

	$8,026,000	$2,321,000

Securities Authorized for Issuance under Equity Compensation Plans
GAHR III adopted its incentive plan, pursuant to which the GAHR III Board or a committee of the GAHR III independent directors may make grants of options, restricted shares of GAHR III Common Stock, stock purchase rights, stock appreciation rights or other awards to the GAHR III independent directors, employees and consultants. The maximum number of shares of GAHR III Common Stock that may be issued pursuant to its incentive plan is 2,000,000 shares. The following table provides information regarding the GAHR III incentive plan as of December 31, 2020:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders(1)	—	—	1,865,000
Equity compensation plans not approved by security holders	—	—	—

Total	—	—	1,865,000

(1)
Through December 31, 2020, GAHR III granted an aggregate of 60,000 restricted shares of GAHR III Common Stock, as defined in the incentive plan, to GAHR III’s independent directors in connection with their initial election or re-election
to the GAHR III Board, of which 20.0% vested on the grant date and 20.0% will vest on each of the first four anniversaries of the date of grant. In addition, through December 31, 2020, GAHR III granted an aggregate of 75,000 restricted shares of GAHR III Common Stock, as defined in the incentive plan, to GAHR III’s independent directors in consideration for their past services rendered. These restricted shares of GAHR III Common Stock vest under the same period described above. Prior to October 5, 2016, the fair value of each share at the date of grant was estimated at $10.00 based on the then most recent price paid to acquire one share of GAHR III Common Stock in GAHR III’s initial offering; effective October 5, 2016, the fair value of each share at the date of grant was estimated at the updated estimated per share NAV approved and established by the GAHR III Board; and with respect to the initial 20.0% of restricted shares of GAHR III Common Stock that vested on the date of grant, expensed as compensation immediately, and with respect to the remaining restricted shares of GAHR III Common Stock, amortized over the period from the service inception date to the vesting date for each vesting tranche (i.e., on a tranche by tranche basis) using the accelerated attribution method. Restricted shares of GAHR III Common Stock may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered. Such restrictions expire upon vesting. Restricted shares of GAHR III Common Stock have full voting rights and rights to distributions. Such shares are not shown in the chart above as they are deemed outstanding shares of GAHR III Common Stock; however, such grants reduce the number of securities remaining available for future issuance.

Pending REIT Merger with GAHR IV
Subject to the terms and conditions of the Merger Agreement, including the required approval of the REIT Merger and GAHR III Charter Amendment (Merger Agreement) by GAHR III stockholders, (i) GAHR III will merge with and into Merger Sub, with Merger Sub surviving the REIT Merger as a wholly owned subsidiary of GAHR IV, and (ii) GAHR IV Operating Partnership will merge with and into GAHR III Operating Partnership, with GAHR III Operating Partnership being the surviving entity. In accordance with the applicable provisions of the MGCL and the MLLCA, the separate existence of GAHR III will cease at the effective time of the REIT Merger, and in accordance with the applicable provisions of the DRULPA, the separate existence of GAHR IV Operating Partnership will cease at the effective time of the Partnership Merger.
The Combined Company will be named “American Healthcare REIT, Inc.” The surviving entity in the Partnership Merger will be named “American Healthcare REIT Holdings, LP.”
Certain Conflict Resolution Procedures
In order to reduce or eliminate certain potential conflicts of interest, the GAHR III Charter and the GAHR III Advisory Agreement contain restrictions and conflict resolution procedures relating to: (1) transactions GAHR III enters into with the GAHR III Advisor, GAHR III’s co-sponsors,
GAHR III’s directors or their respective affiliates; (2) certain other future offerings; and (3) allocation of properties among affiliated entities. Each of the restrictions and procedures that applies to transactions with the GAHR III Advisor and its affiliates will also apply to any transaction with any entity or real estate program advised, managed or controlled by American Healthcare Investors and Griffin Capital and their affiliates. These restrictions and procedures include, among others, the following:

•
Except as otherwise described in GAHR III’s prospectus for the GAHR III Initial Offering, GAHR III will not accept goods or services from its co-sponsors,
the GAHR III Advisor and directors or their respective affiliates unless a majority of GAHR III’s directors, including a majority of its independent directors, not otherwise interested in the transactions, approve such transactions as fair and reasonable to GAHR III and on terms and conditions not less favorable to GAHR III than those available from unaffiliated third parties.

•
GAHR III will not purchase or lease any asset (including any property) in which one of its co-sponsors,
the GAHR III Advisor, any of its directors or any of their respective affiliates has an interest without a determination by a majority of GAHR III’s directors, including a majority of its independent directors, not otherwise interested in such transaction, that such transaction is fair and reasonable to GAHR III and at a price to GAHR III no greater than the cost of the property to such co-sponsor,
the GAHR III Advisor, such director or directors or any such affiliate, unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event will GAHR III acquire any such asset at an amount in excess of its appraised value. GAHR III will not sell or lease assets to one of its co-sponsors,
the GAHR III Advisor, any of its directors or any of their respective affiliates unless a majority of GAHR III’s directors, including a majority of its independent directors, not otherwise interested in the transaction, determine the transaction is fair and reasonable to GAHR III, which determination will be supported by an appraisal obtained from a qualified, independent appraiser selected by a majority of GAHR III’s independent directors.

•
GAHR III will not make any loans to one of its
co-sponsors,
the GAHR III Advisor, any of its directors or any of their respective affiliates except mortgage loans in which an appraisal is obtained from an independent appraiser and loans, if any, to a wholly owned subsidiary. In addition, any loans made to GAHR III by one of its co-sponsors,
the GAHR III Advisor, GAHR III’s directors or any of their respective affiliates must be approved by a majority of GAHR III’s directors, including a majority of its independent directors, not otherwise interested in the transaction, as fair, competitive and commercially reasonable, and no less favorable to GAHR III than comparable loans between unaffiliated parties.

•
The GAHR III Advisor and its affiliates will be entitled to reimbursement, at cost, for actual expenses incurred by them on GAHR III’s behalf or on behalf of joint ventures in which GAHR III’s is a joint venture partner, subject to the limitation that GAHR III Advisor and its affiliates are not entitled to reimbursement of operating expenses, generally, to the extent that they exceed the greater of 2.0% of GAHR III’s average invested assets or 25.0% of GAHR III’s net income, unless GAHR III’s independent directors determined that such excess expenses were justified based on unusual and nonrecurring factors which they deem sufficient.

The GAHR III Board’s Role in Risk Oversight
The GAHR III Board oversees the GAHR III stockholders’ and other stakeholders’ interest in the long-term success of GAHR III’s business strategy and its overall financial strength.
The GAHR III Board is actively involved in overseeing risks associated with GAHR III’s business strategies and decisions. It does so, in part, through its approval of GAHR III’s real estate and real estate-related investments, acquisitions and dispositions and debt financing, as well as its oversight of GAHR III’s executive officers and advisor. In particular, the GAHR III Board may determine at any time to terminate the GAHR III Advisory Agreement and must evaluate the performance of the GAHR III Advisor, and re-authorize
the GAHR III Advisory Agreement, on an annual basis. The GAHR III Board is also responsible for overseeing risks related to corporate governance and the selection of nominees to the GAHR III Board.
In addition, the audit committee meets regularly with GAHR III’s Chief Executive Officer, Chief Financial Officer, independent registered public accounting firm and legal counsel to discuss GAHR III’s major financial risk exposures, financial reporting, internal controls, credit and liquidity risk and compliance risk. The audit committee meets regularly in separate executive sessions with the independent registered public accounting firm, as well as with committee members only, to facilitate a full and candid discussion of risk and other governance issues.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
There were no disagreements with GAHR III’s independent registered public accountant during the years ended December 31, 2020 and 2019 or during the three months ended March 31, 2021.
Quantitative and Qualitative Disclosures About Market Risk
Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. In pursuing its business plan, GAHR III expects that the primary market risk to which GAHR III will be exposed is interest rate risk. There were no material changes in GAHR III’s market risk exposures, or in the methods GAHR III uses to manage market risk, between the years ended December 31, 2020 and 2019.
Interest Rate Risk
GAHR III is exposed to the effects of interest rate changes primarily as a result of long-term debt used to acquire and develop properties and other permitted investments. GAHR III’s interest rate risk is monitored using a variety of techniques. GAHR III’s interest rate risk management objectives are to limit the impact of interest rate changes on earnings, prepayment penalties and cash flows and to lower overall borrowing costs while taking into account variable interest rate risk. To achieve these objectives, GAHR III may borrow or lend at fixed or variable rates.
GAHR III has entered into, and in the future may continue to enter into, derivative financial instruments such as interest rate swaps and interest rate caps in order to mitigate its interest rate risk on a related financial instrument, and for which it has not and may not elect hedge accounting treatment. GAHR III has not elected to apply hedge accounting treatment to these derivatives; therefore, changes in the fair value of interest rate derivative financial instruments are recorded as a component of interest expense in gain or loss in fair value of derivative financial instruments in its consolidated statements of operations and comprehensive income (loss). As of March 31, 2021, GAHR III’s interest rate cap and interest rate swaps are recorded in other assets, net or security deposits, prepaid rent and other liabilities, in its consolidated balance sheets at their fair value of $0 and $(6,055,000), respectively. GAHR III does not enter into derivative transactions for speculative purposes.
In July 2017, the FCA, which regulates LIBOR, announced its intention to stop compelling banks to submit rates for the calculation of LIBOR after 2021. As a result, the Federal Reserve Board and the Federal Reserve Bank of New York organized the Alternative Reference Rates Committee, which identified SOFR as its preferred alternative to United States dollar LIBOR in derivatives and other financial contracts. In March 2021, the FCA confirmed its intention to cease publishing one-week
and
two-month
LIBOR after December 31, 2021 and all remaining LIBOR after June 30, 2023. At this time, it is not known whether or when SOFR or other alternative reference rates will attain market traction as replacements for LIBOR.
GAHR III has variable rate debt outstanding and derivative financial instruments maturing on various dates from 2021 to 2025 that are indexed to LIBOR. As such, GAHR III is monitoring and evaluating the related risks of the discontinuation of LIBOR, which include possible changes to the interest on loans or amounts received and paid on derivative instruments. These risks arise in connection with transitioning contracts to a new alternative rate, including any resulting value transfer that may occur. The value of loans or derivative instruments tied to LIBOR could also be impacted if LIBOR is discontinued. For some instruments, the method of transitioning to an alternative rate may be challenging, as they may require negotiation with the respective counterparty. If a contract is not transitioned to an alternative rate and LIBOR is discontinued, the impact on GAHR III’s contracts is likely to vary by contract. If LIBOR is discontinued, interest rates on GAHR III’s current or future indebtedness may be adversely affected. It is not possible to predict whether LIBOR will continue to be viewed as an acceptable market “benchmark” prior to June 30, 2023, and it is possible that LIBOR will become unavailable prior to that point. This could result, for example, if a sufficient number of banks decline to make submissions to the LIBOR administrator. In that case, the risks associated with the transition to an alternative reference rate will be accelerated and magnified.

As of March 31, 2021, the table below presents the principal amounts and weighted average interest rates by year of expected maturity to evaluate the expected cash flows and sensitivity to interest rate changes.

	Expected Maturity Date
	2021	2022	2023	2024	2025	Thereafter	Total	Fair Value
Assets
Debt security held-to-maturity	$—	$—	$—	$—	$93,433,000	$—	$93,433,000	$93,973,000
Weighted average interest rate on maturing fixed-rate debt security	—%	—%	—%	—%	4.24%	—%	4.24%	—
Liabilities
Fixed-rate debt - principal payments	$10,743,000	$63,255,000	$30,331,000	$67,208,000	$18,015,000	$552,172,000	$741,724,000	$702,462,000
Weighted average interest rate on maturing fixed-rate debt	3.52%	4.10%	4.03%	3.63%	3.54%	3.37%	3.49%	—
Variable-rate debt - principal payments	$19,868,000	$560,500,000	$358,017,000	$92,083,000	$4,679,000	$—	$1,035,147,000	$1,036,956,000
Weighted average interest rate on maturing variable-rate debt (based on rates in effect as of March 31, 2021)	2.50%	2.66%	2.91%	3.76%	2.62%	—%	2.85%	—
Debt Security Investment, Net
As of March 31, 2021, the net carrying value of GAHR III’s debt security investment was $76,685,000. As GAHR III expects to hold its debt security investment to maturity and the amounts due under such debt security investment would be limited to the outstanding principal balance and any accrued and unpaid interest, GAHR III does not expect that fluctuations in interest rates, and the resulting change in fair value of its debt security investment, would have a significant impact on GAHR III’s operations. The effective interest rate on GAHR III’s debt security investment was 4.24% per annum as of March 31, 2021.
Mortgage Loans Payable, Net and Lines of Credit and Term Loan
s
Mortgage loans payable were $934,637,000 ($912,883,000, net of discount/premium and deferred financing costs) as of March 31, 2021. As of March 31, 2021, GAHR III had 62 fixed-rate mortgage loans payable and 11 variable-rate mortgage loans payable with effective interest rates ranging from 2.21% to 5.25% per annum and a weighted average effective interest rate of 3.46%. In addition, as of March 31, 2021, GAHR III had $842,234,000 outstanding under its lines of credit and term loans, at a weighted-average interest rate of 2.73% per annum.
As of March 31, 2021, the weighted average effective interest rate on GAHR III’s outstanding debt, factoring in its fixed-rate interest rate swaps and interest rate cap, was 3.54% per annum. An increase in the variable interest rate on GAHR III’s variable-rate mortgage loans payable and lines of credit and term loans constitutes a market risk. As of March 31, 2021, GAHR III has a fixed-rate interest rate cap on one of its variable-rate mortgage loans payable and three fixed-rate interest rate swaps on its term loan; an increase in the variable interest rate thereon would have no effect on GAHR III’s overall annual interest expense. As of March 31, 2021, a 0.50% increase in the market rates of interest would have increased GAHR III’s overall annualized interest expense on all of its other variable-rate mortgage loans payable and lines of credit and term loan by $2,814,000, or 4.31% of total annualized interest expense on its mortgage loans payable and lines of credit and term loans.

Other Market Risk
In addition to changes in interest rates and foreign currency exchange rates, the value of GAHR III future investments is subject to fluctuations based on changes in local and regional economic conditions and changes in the creditworthiness of tenants, which may affect GAHR III’s ability to refinance its debt if necessary.
Code of Business Conduct and Ethics
GAHR III has adopted the GAHR III Code of Business Conduct and Ethics, as amended (the “GAHR III Code of Ethics”), which contains general guidelines for conducting its business and is designed to help its directors, employees and independent consultants resolve ethical issues in an increasingly complex business environment. The GAHR III Code of Ethics applies to GAHR III’s Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, Controller and persons performing similar functions and all members of the GAHR III Board. The GAHR III Code of Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. Stockholders may request a copy of the GAHR III Code of Ethics, which will be provided without charge, by writing to: Griffin-American Healthcare REIT III, Inc., 18191 Von Karman Avenue, Suite 300, Irvine, California 92612, Attention: Secretary. The GAHR III Code of Ethics is also available on GAHR III’s website,
 http://www.healthcarereit3.com
. If, in the future, GAHR III amends, modifies or waives a provision in the GAHR III Code of Ethics, GAHR III may, rather than filing a Current Report on Form
8-K,
satisfy the disclosure requirement by posting such information on its website, as necessary.
Director Independence
The GAHR III Board has five members. The GAHR III Charter provides that a majority of the directors must be “independent directors.” Two of GAHR III’s directors, Jeffrey T. Hanson and Danny Prosky, are affiliated with GAHR III and are not considered to be independent directors. GAHR III’s three remaining directors qualify as “independent directors” as defined in the GAHR III Charter in compliance with the requirements of the Statement of Policy Regarding Real Estate Investment Trusts adopted by the North American Securities Administrators Association. As defined in the GAHR III Charter, the term “independent director” means a director who is not on the date of determination, and within the last two years from the date of determination has not been, directly or indirectly associated with GAHR III’s co-sponsors
or the GAHR III Advisor by virtue of: (i) ownership of an interest in GAHR III’s co-sponsors,
the GAHR III Advisor or any of their affiliates; (ii) employment by GAHR III’s co-sponsors,
the GAHR III Advisor or any of their affiliates; (iii) service as an officer or director of GAHR III’s co-sponsors,
the GAHR III Advisor or any of their affiliates; (iv) performance of services, other than as a director for GAHR III; (v) service as a director or trustee of more than three REITs organized by GAHR III’s co-sponsors
or advised by the GAHR III Advisor; or (vi) maintenance of a material business or professional relationship with GAHR III’s co-sponsors,
the GAHR III Advisor or any of their affiliates. A business or professional relationship is considered “material” if the aggregate gross income derived by a director from GAHR III’s co-sponsors,
the GAHR III Advisor and their affiliates (excluding fees for serving as GAHR III’s director or director of another REIT or real estate program that is organized, advised or managed by the GAHR III Advisor or its affiliates) exceeds five percent of either the director’s annual gross income during either of the last two years or the director’s net worth on a fair market value basis. An indirect association with GAHR III’s co-sponsors
or the GAHR III Advisor shall include circumstances in which a director’s spouse, parent, child, sibling, mother- or father-in-law,
son-
or
daughter-in-law
or brother- or
sister-in-law
is or has been associated with GAHR III’s
co-sponsors,
the GAHR III Advisor, any of their affiliates or with GAHR III.
While GAHR III’s stock is not listed on the New York Stock Exchange, each of GAHR III’s independent directors would also qualify as independent under the rules of the New York Stock Exchange and GAHR III’s audit committee members would qualify as independent under the New York Stock Exchange’s rules applicable to audit committee members.

THE COMBINED COMPANY
The information in this section contains certain pro forma and forward-looking information with respect to the Combined Company in the event the Mergers are consummated.
General Information
The Combined Company will be named “American Healthcare REIT, Inc.” and, consistent with each of GAHR III and GAHR IV, will continue to be a Maryland corporation that intends to qualify as a REIT under the Code. The Combined Company will invest in a diversified portfolio of healthcare real estate properties, focusing primarily on medical office buildings, skilled nursing facilities and senior housing facilities that produce current income.
The business of the Combined Company will be operated through GAHR III Operating Partnership and its subsidiaries. Merger Sub will become the General Partner of GAHR III Operating Partnership and will have the full, exclusive and complete responsibility for and discretion in the day-to-day
management and control of GAHR III Operating Partnership. GAHR III Operating Partnership, as the surviving entity in the Partnership Merger, will be renamed “American Healthcare REIT Holdings, LP.”
The principal executive offices of the Combined Company will be 18191 Von Karman Avenue, Suite 300 and its phone number will be (949)
270-9200.
Board of Directors of the Combined Company
This section describes the anticipated composition of the board of directors of the Combined Company immediately following the consummation of the Mergers.
Following the Mergers, the GAHR IV Board will take or cause to be taken such action as may be necessary, in each case, to be effective as of the effective time of the REIT Merger, to increase the number of directors of GAHR IV to nine and to cause Harold H. Greene, J. Grayson Sanders, Gerald W. Robinson, Danny Prosky and Mathieu B. Streiff be elected to the GAHR IV Board effective as of the effective time of the REIT Merger. Richard S. Welch will submit an irrevocable letter of resignation from the GAHR IV Board effective upon the closing of the Mergers.
Directors of the Combined Company
The following table sets forth certain information with respect to each of the persons who, in accordance with the Merger Agreement, are expected to serve as directors of the Combined Company immediately following the consummation of the REIT Merger:

Name	Age	Position(s)
Jeffrey T. Hanson	50	Executive Chairman of the Board of Directors
Brian J. Flornes	57	Independent Director
Harold H. Greene	82	Independent Director
Dianne Hurley	58	Independent Director
Gerald W. Robinson	73	Independent Director
J. Grayson Sanders	81	Independent Director
Wilbur H. Smith III	49	Independent Director
Danny Prosky	56	President, Chief Executive Officer and Director
Mathieu B. Streiff	46	Chief Operating Officer and Director
For biographical information regarding Messrs. Hanson, Flornes, Smith, Prosky and Streiff and Ms. Hurley, see “The Companies — Griffin-American Healthcare REIT IV, Inc. — Management — Executive Officers and Directors” above. Biographical information regarding Messrs. Greene, Robinson and Sanders is set forth below.

Harold H. Greene
 has served as one of GAHR III’s independent directors since February 2014. He has also served as the chairman of the GAHR III Special Committee since October 2020. Mr. Greene has also served as a director and audit committee member of Paladin Realty Income Properties, Inc., located in Los Angeles, California, a non-traded
publicly registered REIT, from February 2004 to March 2014. Mr. Greene is a retired Managing Director of Commercial Real Estate for Bank of America, N.A., or Bank of America, where he had the responsibility for lending to commercial real estate developers in California, from 1998 to June 2001. Prior to joining Bank of America, Mr. Greene served from 1990 to 1998 as an Executive Vice President with Seafirst Bank, where he was responsible for real estate lending for the Northwest and for managing a real estate portfolio comprised of approximately $2 billion in assets. Mr. Greene served as a director and audit committee chairman of NNN Realty Advisors from November 2006 to December 2007 and as a director and audit committee member of Grubb & Ellis from December 2007 to December 2009. Mr. Greene was also a director and audit committee chairman from 2005 to 2011 of William Lyon Homes, a builder of new luxury and single-family home communities in California, Nevada and Arizona, which was recently acquired by Taylor Morrison Home Corporation. Mr. Greene received a B.A. degree from UCLA in Political Science. Mr. Greene has also studied at the Northwestern University Mortgage Banking School, the Southwest Graduate School of Banking at Southern Methodist University and the UCLA Director Training and Certification Program.
J. Grayson Sanders
 has served as one of GAHR III’s independent directors since February 2014. He has also served as a member of the GAHR III Special Committee since October 2020. Mr. Sanders has also served as the
Co-Founder,
President and Chief Investment Officer of PREDEX Capital Management, located in Irvine, California, a registered investment adviser, since March 2013. Mr. Sanders has also served as the
Co-Founder
and Chief Executive Officer of Mission Realty Advisors, located in Irvine, California, the Founder of PREDEX Capital Management and provider of advisory and equity capital raising services to institutional quality real estate operators, since February 2011. From March 2009 to March 2010, Mr. Sanders served as Chief Executive Officer of Steadfast Capital Markets Group where he managed the development and registration of Steadfast Income REIT, a non-traded
REIT, and oversaw the development of that company’s FINRA managing broker-dealer. From November 2004 to March 2009, Mr. Sanders served as President of CNL Fund Advisors Company in Orlando, Florida, where he created and managed a global REIT mutual fund, and served as President of CNL Capital Markets which focused on wholesale distribution of non-traded
REITs and private placements plus ongoing servicing of thousands of investors. Prior to joining CNL, Mr. Sanders served from 2000 to 2004 as a Managing Director with AIG Global Real Estate Investment Corp. in New York, where he managed product development and capital formation for several international real estate funds for large institutional investors investing in Europe, Asia and Mexico. Previously, from 1997 to 2000, Mr. Sanders was the Executive Managing Director for CB Richard Ellis Investors where he was involved in product development and placement with institutional investors. From 1991 to 1996, Mr. Sanders served as the Director of Real Estate Investments for Ameritech Pension Trust. Since March 2016, Mr. Sanders has also served as an independent director of Griffin Realty Trust, Inc. (formerly known as Griffin Capital Essential Asset REIT, Inc.), a non-traded
REIT that was previously sponsored by one of GAHR III’s
co-sponsors,
Griffin Capital. Mr. Sanders has also previously served on the Board of Directors of both the Pension Real Estate Association and the National Association of Real Estate Investment Trusts, where he was
Co-Chairman
of its Institutional Investor Committee. He has also served on the Board of Directors of several non-profits.
Mr. Sanders has been a frequent speaker at trade association events and other forums over his entire career. Mr. Sanders received a B.A. degree in History from the University of Virginia and an M.B.A. degree from Stanford Business School, where he was President of the Alumni Association in 1984. He attended Officer Candidate School and served for over four years in the Navy, attaining the rank of Lieutenant.
Gerald W. Robinson
 has served as one of GAHR III’s independent directors since December 2014. He has also served as a member of the GAHR III Special Committee since October 2020. Mr. Robinson served as the Executive Vice President of Pacific Life Insurance Company from January 1994 to December 2008 and as Chairman and Chief Executive Officer of Pacific Select Distributors, Inc. from March 1994 to December 2008. Prior to 1994, Mr. Robinson served in various executive positions in the life insurance industry, including positions with Home Life Insurance Company, Anchor National Life Insurance Company and Private Ledger Financial Services. During Mr. Robinson’s career, he has supervised and been a member of due diligence committees responsible for the approval of all products offered by broker-dealers for sale through registered representatives including real estate limited partnership, REIT and mortgage-based products. In addition, while at Pacific Life Insurance Company, Mr. Robinson was a member of the investment committee that was responsible for the purchase and disposition of all assets of the insurance company, which included numerous forms of real estate, mortgage and REIT investments. Mr. Robinson also served as an independent director and member of the audit committee of GA Healthcare REIT II from August 2009 through December 2014. Mr. Robinson is a Certified Financial Planner and a Chartered Life Underwriter and received a B.S. degree in Business Administration from Central Michigan University.
Executive Officers of the Combined Company
The following table sets forth certain information with respect to each of the persons who are expected to serve as executive officers of the Combined Company immediately following the consummation of the REIT Merger:

Name	Age	Position(s)
Jeffrey T. Hanson	50	Executive Chairman of the Board of Directors
Danny Prosky	56	President and Chief Executive Officer
Brian S. Peay	56	Chief Financial Officer
Mathieu B. Streiff	46	Chief Operating Officer
Stefan K. L. Oh	50	Executive Vice President – Acquisitions
Gabriel M. Willhite	40	Executive Vice President, General Counsel
Cora Lo	46	Secretary and Assistant General Counsel
For biographical information regarding each of the expected executive officers of the Combined Company, see “The Companies — Griffin-American Healthcare REIT IV, Inc. — Management — Executive Officers and Directors” and “The Companies — Griffin-American Healthcare REIT IV, Inc. — Management — Key Officers” above.
Portfolio of the Combined Company
The Combined Company would have, on a pro forma basis using data as of March 31, 2021, a gross investment value of approximately $4.2 billion, consisting of 314 buildings and campuses in 36 states (as well as the United Kingdom & Isle of Man) comprised of approximately 19 million square feet. On a pro forma basis, the Combined Company portfolio would have an occupancy rate as of March 31, 2021 of approximately 93.6% for its leased, non-RIDEA assets, 69.1% for its senior housing-RIDEA assets and 70.1% for its integrated senior health campuses.

THE GAHR III SPECIAL MEETING
This joint proxy statement/prospectus is being furnished in connection with the solicitation of proxies from GAHR III stockholders for use at the GAHR III Special Meeting. This joint proxy statement/prospectus and accompanying form of proxy are first being mailed to GAHR III stockholders on or about [

], 2021.
Timing, Format and Purpose of the GAHR III Special Meeting
The GAHR III Special Meeting will be a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/GAHRIII2021SM, commencing at [

] a.m. Pacific Time on [

], 2021, to consider and vote on the GAHR III Merger Proposal, the GAHR III Charter Amendment Proposals and the GAHR III Adjournment Proposal, which are described in greater detail in the section “Proposals Submitted to GAHR III Stockholders” in this joint proxy statement/prospectus.
GAHR IV stockholders are not voting on the proposals to be voted on at the GAHR III Special Meeting.
Recommendation of the GAHR III Board
Based on the unanimous recommendation of the GAHR III Special Committee of the proposals to be voted on at the GAHR III Special Meeting, the GAHR III Board unanimously recommends that GAHR III stockholders vote
“FOR”
each of such proposals. For the reasons for these recommendations, see the section “The Mergers — Recommendation of the GAHR III Board and Its Reasons for the Mergers” in this joint proxy statement/prospectus.
Record Date
Except as otherwise described in “Voting by GAHR III Advisor, GAHR III Directors and Affiliates” below, all holders of record of shares of GAHR III Common Stock at the close of business on [

], 2021, the record date for the GAHR III Special Meeting, are entitled to notice of, and to vote at, the GAHR III Special Meeting and any adjournment or postponement of the GAHR III Special Meeting.
Each share of GAHR III Common Stock owned as of the close of business on the GAHR III record date entitles its holder to cast one vote on each proposal at the GAHR III Special Meeting for which it is eligible to be voted. As of the record date, there were [

] shares of GAHR III Common Stock outstanding and entitled to vote generally at the GAHR III Special Meeting held by approximately [

] holders of record.
Voting by GAHR III Advisor, GAHR III Directors and Affiliates
In accordance with the GAHR III Charter, the following persons are not entitled to vote any shares of GAHR III Common Stock they may own in respect of the GAHR III Merger Proposal: (1) GAHR III Advisor, (2) any director of GAHR III, (3) any person directly or indirectly owning, controlling or holding, with the power to vote, 10% or more of the outstanding voting securities of GAHR III Advisor, (4) any person of which GAHR III Advisor or any director of GAHR III directly or indirectly owns, controls or holds, with the power to vote, 10% or more of the outstanding voting securities, (5) any person directly or indirectly controlling, controlled by or under common control with GAHR III Advisor, (6) any executive officer, director, trustee or general partner of GAHR III Advisor or (7) any legal entity for which GAHR III Advisor or any director of GAHR III acts as an executive officer, director, trustee, manager or general partner. The shares of GAHR III Common Stock owned by such persons are excluded for purposes of determining the number of outstanding shares of GAHR III Common Stock entitled to vote on the GAHR III Merger Proposal.
As of the close of business on the GAHR III record date, [

] holders of record subject to the above restriction held [

] shares, representing approximately [

]% of all the shares of GAHR III Common Stock outstanding and entitled to vote generally at the GAHR III Special Meeting, which shares cannot be voted in respect of the GAHR III Merger Proposal, and will not be considered in determining the number of shares entitled to vote on such proposal.

Required Vote; Quorum
Approval of the GAHR III Merger Proposal and each of the GAHR III Charter Amendment Proposals requires the affirmative vote of holders of a majority of all of the outstanding shares of GAHR III Common Stock entitled to be cast on such proposals as of the close of business on the record date.
Approval of the GAHR III Adjournment Proposal requires the affirmative vote of a majority of all of the votes cast on such proposal at the GAHR III Special Meeting. Any shares of GAHR III Common Stock not voted (whether by abstention, broker non-vote
or otherwise) have no impact on the vote on such proposal.
Regardless of the number of shares of GAHR III Common Stock you own, your vote is very important. Please complete, sign, date and promptly return the enclosed proxy card today or authorize a proxy to vote your shares by phone or Internet.
The GAHR III Charter and GAHR III Bylaws provide that the presence, in person via the live webcast or by proxy, of stockholders entitled to cast at least 50% of all of the votes entitled to be cast at such meeting constitutes a quorum. Shares that are voted, shares abstaining from voting and broker non-votes
are treated as being present at the GAHR III Special Meeting for purposes of determining whether a quorum is present.
No business may be conducted at the GAHR III Special Meeting if a quorum is not present at the GAHR III Special Meeting, other than the proposal to adjourn the GAHR III Special Meeting to solicit additional proxies. Pursuant to the GAHR III Bylaws, if such quorum is not established at the GAHR III Special Meeting, the chair of the meeting may adjourn the GAHR III Special Meeting sine die
or from time to time not more than 120 days after the original GAHR III record date without notice other than announcement at the meeting.
Manner of Submitting a Proxy
GAHR III stockholders may vote for or against or abstain from voting on the proposals submitted at the GAHR III Special Meeting in person via the live webcast or by proxy. GAHR III stockholders can authorize a proxy in the following ways, within the required timeframes described below:

•	Internet . GAHR III stockholders may submit a proxy over the Internet by following the “Vote by Internet” instructions on the enclosed proxy card.

•	Telephone . GAHR III stockholders may submit a proxy by following the “Vote by Phone” instructions on the enclosed proxy card.

•	Prepaid Mail . GAHR III stockholders may submit a proxy by completing, signing, dating and returning their proxy card or voting instruction card in the preaddressed, postage-paid envelope provided.
GAHR III stockholders should refer to their proxy cards or the information forwarded by their bank, broker or other nominee to see which options for authorizing a proxy are available to them.
Proxies submitted by prepaid mail must be received by GAHR III prior to the vote at the GAHR III Special Meeting in order for such shares to be counted at the GAHR III Special Meeting. The Internet and telephone proxy submission procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded. If you submit a proxy over the Internet or by telephone, then you need not return a written proxy card or voting instruction card by mail. The Internet and telephone facilities available to record holders will close at [

] p.m. Pacific Time on [

], 2021. For GAHR III stockholders who hold their shares through a bank, broker or other nominee, the Internet or telephone facilities available to such holders, if any, may close sooner than those for record holders.
The method by which GAHR III stockholders submit a proxy will in no way limit their right to vote at the GAHR III Special Meeting if they later decide to attend the meeting and vote online via the virtual webcast. If shares of GAHR III Common Stock are held in the name of a bank, broker or other nominee, GAHR III stockholders must obtain a proxy, executed in their favor, from the bank, broker or other nominee, to be able to vote online at the GAHR III Special Meeting.

All shares of GAHR III Common Stock entitled to vote and represented by properly completed proxies received prior to the GAHR III Special Meeting, and not revoked, will be voted at the GAHR III Special Meeting as instructed on the proxies.
If GAHR III stockholders of record return properly executed proxies but do not indicate how their shares of GAHR III Common Stock should be voted on a proposal, the shares of GAHR III Common Stock represented by their properly executed proxy will be voted as the GAHR III Board recommends and therefore, (1) “FOR” the GAHR III Merger Proposal, (2) “FOR” each of the GAHR III Charter Amendment Proposals and (3) “FOR” the GAHR III Adjournment Proposal.
Shares Held in “Street Name”
If GAHR III stockholders hold shares of GAHR III Common Stock in an account of a bank, broker or other nominee and they wish to vote such shares, they must return their voting instructions to the bank, broker or other nominee.
If GAHR III stockholders hold shares of GAHR III Common Stock in an account of a bank, broker or other nominee and desire to vote online via the live webcast of the GAHR III Special Meeting, they must obtain a “legal proxy” from such bank, broker or other nominee in advance of the GAHR III Special Meeting. Such “legal proxy” will identify such GAHR III stockholder as the beneficial owner of shares of GAHR III Common Stock and will authorize such person to vote such shares.
Attending and Voting at the GAHR III Special Meeting
Registered and beneficial holders of GAHR III Common Stock as of the record date, or their authorized proxy, are entitled to attend the GAHR III Special Meeting online via live webcast.
To attend the GAHR III Special Meeting, stockholders should visit www.virtualshareholdermeeting.com/GAHRIII2021SM and enter the 16-digit control number included on their proxy card (for stockholders of record) or included with their voting instruction form provided by their bank, broker or other nominee (for holders in street name). Eligible GAHR III stockholders may log into the GAHR III Special Meeting website and enter their control number beginning 15 minutes before the commencement of the GAHR III Special Meeting. The meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the GAHR III Special Meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.
If there are technical difficulties during the GAHR III Special Meeting (e.g., a temporary or prolonged power outage), the meeting may be promptly reconvened (if the technical difficulty is temporary) or may be adjourned and reconvened on a later day (if the technical difficulty is more prolonged). In any situation, GAHR III will promptly notify stockholders via the website audio operator. If a GAHR III stockholder encounters technical difficulties accessing the GAHR III Special Meeting or asking questions during the GAHR III Special Meeting, a support line will be available on the login page of the GAHR III Special Meeting website.
In the event technical issues prevent the chair of the GAHR III Special Meeting from hosting the GAHR III Special Meeting within 30 minutes of the time for which the meeting was called, the meeting will be adjourned, to reconvene at [    ] on [    ] at [    ], solely for the purpose of convening the meeting and adjourning it a second time to reconvene virtually. GAHR III will announce on its website (
http://www.healthcarereit3.com
) the date and time for convening the GAHR III Special Meeting and conducting the business of the meeting. In the event technical issues prevent the chair of the GAHR III Special Meeting from concluding the GAHR III Special Meeting after it was already in progress, the polls will remain open until [    ] on [    ], at which point the polls will be declared closed and the meeting adjourned. In this situation, if an eligible GAHR III stockholder was not able to vote during the GAHR III Special Meeting, a ballot may be obtained by contacting the Secretary of GAHR III at 18191 Von Karman Avenue, Suite 300, Irvine, California 92612. All ballots must be returned by, and the polls will close at [    ] on [    ].
Instructions on how to attend and participate online at the GAHR III Special Meeting, including how to demonstrate proof of stock ownership, ask questions and vote, are posted at www.virtualshareholdermeeting.com/GAHRIII2021SM.

Abstentions and Broker
Non-Votes;
Failure to Vote
If a GAHR III stockholder that holds shares through a bank, broker or other nominee does not provide voting instructions to such nominee, such shares will NOT be voted and will be considered broker non-votes.
An abstention occurs when a GAHR III stockholder attends the GAHR III Special Meeting, whether by proxy or in person via the live webcast, but abstains from voting.
Abstentions and broker
non-votes
will be counted in determining the presence of a quorum. Abstentions and broker non-votes,
if any, will have the same effect as votes
AGAINST
each of the GAHR III Merger Proposal and the GAHR III Charter Amendment Proposals. Abstentions and broker non-votes
will have no effect on the GAHR III Adjournment Proposal.
If a GAHR III stockholder does not attend the GAHR III Special Meeting, whether by proxy or in person via the live webcast, the shares held by such person will not be counted in determining the presence of a quorum. A failure to vote shares of GAHR III Common Stock will have the same effect as votes
AGAINST
each of the GAHR III Merger Proposal and the GAHR III Charter Amendment Proposals, and will have no effect on the GAHR III Adjournment Proposal assuming a quorum is present.
Revocation of Proxies or Voting Instructions
GAHR III stockholders of record may change their vote or revoke their proxy at any time before it is exercised at the GAHR III Special Meeting by:

•
delivering, before the GAHR III Special Meeting commences, to GAHR III’s Secretary (at GAHR III’s executive offices at 18191 Von Karman Avenue, Suite 300, Irvine, California 92612) a signed written notice of revocation bearing a later date than the proxy, stating that the proxy is revoked;

•
delivering, before the GAHR III Special Meeting commences, to GAHR III’s Secretary (at GAHR III’s executive offices at 18191 Von Karman Avenue, Suite 300, Irvine, California 92612), a properly executed proxy relating to the same shares of GAHR III Common Stock that bears a later date than the previous proxy;

•	duly submitting a subsequently dated proxy relating to the same shares of GAHR III Common Stock by telephone or via the Internet before [ ] p.m. Pacific Time on [ ], 2021; or

•	attending the GAHR III Special Meeting online via live webcast and voting such shares during the GAHR III Special Meeting as described above.
Attending the GAHR III Special Meeting without voting will not revoke your proxy. GAHR III stockholders who hold shares of GAHR III Common Stock in an account of a bank, broker or other nominee may revoke their voting instructions by following the instructions provided by their bank, broker or other nominee.
Solicitation of Proxies; Payment of Solicitation Expenses
The solicitation of proxies from GAHR III stockholders is made on behalf of the GAHR III Board. GAHR III will pay the cost of soliciting proxies from GAHR III stockholders. GAHR III has contracted with Broadridge Financial Solutions, Inc. to assist GAHR III in the distribution of proxy materials and the solicitation of proxies. GAHR III expects to pay Broadridge Financial Solutions, Inc. fees of approximately $692,000 to solicit proxies plus other fees and expenses for other services related to this proxy solicitation, including the review of proxy materials, dissemination of brokers’ search cards, distribution of proxy materials, operating online and telephone voting systems and receipt of executed proxies. As appropriate, copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians that hold shares of GAHR III Common Stock of record for beneficial owners for forwarding to such beneficial owners. GAHR III will also reimburse persons representing beneficial owners for their reasonable out-of-pocket
expenses for forwarding the solicitation material to such owners.

GAHR III Adjournment Proposal
In addition to the approval of the GAHR III Merger Proposal and the GAHR III Charter Amendment Proposals, GAHR III stockholders are also being asked to approve a proposal to approve any adjournments of the GAHR III Special Meeting for the purposes of soliciting additional proxies if there are not sufficient votes at the meeting to approve the GAHR III Merger Proposal or either of the GAHR III Charter Amendment Proposals, if necessary or appropriate. If the GAHR III Adjournment Proposal is approved, the GAHR III Special Meeting may be adjourned to any date not more than 120 days after the original record date and, in accordance with the Merger Agreement, not more than 30 days after the date for which the GAHR III Special Meeting was originally scheduled.
If the GAHR III Special Meeting is postponed or adjourned for the purpose of soliciting additional proxies, GAHR III stockholders who already submitted their proxies will be able to revoke them at any time prior to their use at the adjourned GAHR III Special Meeting.
Assistance
If you need assistance in completing your proxy card or have questions regarding the various voting options with respect to the GAHR III Special Meeting, please contact GAHR III’s proxy solicitor, Broadridge Financial Solutions, Inc., by telephone at 855-928-4498.

PROPOSALS SUBMITTED TO GAHR III STOCKHOLDERS
Proposal 1: The GAHR III Merger Proposal
GAHR III stockholders are asked to consider and vote on a proposal to approve the REIT Merger pursuant to the Merger Agreement. For a summary and detailed information regarding this proposal, see the information about the REIT Merger and the Merger Agreement throughout this joint proxy statement/prospectus, including the information set forth in the sections “The Mergers” and “The Merger Agreement” in this joint proxy statement/prospectus. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus.
Pursuant to the Merger Agreement, approval of the GAHR III Merger Proposal is a condition to the consummation of the Mergers. If this proposal is not approved, the Mergers will not be completed. In addition, while the completion of the AHI Acquisition is not a condition to completion of the Mergers, it is a condition of the parties’ obligations in respect of the AHI Acquisition that the Merger Agreement not have been terminated and that all of the Merger Agreement’s closing conditions be satisfied or waived, such that if the GAHR III Merger Proposal is not approved, then the AHI Acquisition may not be consummated. However, the parties to the AHI Acquisition may waive this condition such that they may elect to consummate the AHI Acquisition even if the GAHR III Merger Proposal is not approved. Furthermore, the parties may close the Mergers even if the AHI Acquisition is not consummated.
Vote Required
Approval of this proposal requires the affirmative vote of the holders of a majority of all of the outstanding shares of GAHR III Common Stock entitled to vote on such proposal as of the close of business on the record date. For the avoidance of doubt, certain parties, including GAHR III Advisor and any director of GAHR III, shall not be entitled to vote on this proposal and any shares of GAHR III Common Stock held by such parties shall be excluded for purposes of determining the number of outstanding shares of GAHR III Common Stock entitled to vote on this proposal. See the section “The GAHR III Special Meeting—Voting by GAHR III Advisor, GAHR III Directors and Affiliates” in this joint proxy statement/prospectus.
Recommendation of the GAHR III Board
The GAHR III Board unanimously recommends that GAHR III stockholders vote “FOR” the GAHR III Merger Proposal.
Proposal 2(a): The GAHR III Charter Amendment Proposal (Merger Agreement)
GAHR III stockholders are asked to consider and vote on a proposal to approve the GAHR III Charter Amendment (Merger Agreement) that, if adopted, would delete from the GAHR III Charter the restrictions and requirements related to
Roll-Up
Transactions. The GAHR III Charter provides, among other things, that GAHR III stockholders who vote against a proposal to approve a
Roll-Up
Transaction are entitled to either (1) accept the securities of the
Roll-Up
Entity offered in the
Roll-Up
Transaction or (2) at the option of the person sponsoring the
Roll-Up
Transaction, either (a) remain holders of GAHR III Common Stock and preserve their interests therein on the same terms and conditions as existed previously or (b) receive cash in an amount equal to the stockholder’s pro rata share of the appraised value of GAHR III’s net assets. In addition, under the GAHR III Charter, GAHR III would be prohibited from participating in any
Roll-Up
Transaction (i) that would result in GAHR III stockholders having voting rights in a
Roll-Up
Entity that are less than those provided in the GAHR III Charter, (ii) that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the
Roll-Up
Entity, except to the minimum extent necessary to preserve the tax status of the
Roll-Up
Entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the
Roll-Up
Entity on the basis of the number of shares held by that investor, (iii) in which investors’ rights to access of records of the
Roll-Up
Entity will be less than those provided in the GAHR III Charter, or (iv) in which any of the costs of the
Roll-Up
Transaction would be borne by GAHR III if the
Roll-Up
Transaction was rejected by GAHR III stockholders. A copy of the GAHR III Charter Amendment is attached to this joint proxy statement/prospectus as Annex B.

The REIT Merger would constitute a
Roll-Up
Transaction under the GAHR III Charter. Pursuant to the Merger Agreement, approval of the GAHR III Charter Amendment Proposal (Merger Agreement) is a condition to the consummation of the Mergers. If this proposal is not approved, the Mergers will not be completed.
In addition, while the completion of the AHI Acquisition is not a condition to completion of the Mergers, it is a condition of the parties’ obligations in respect of the AHI Acquisition that the Merger Agreement not have been terminated and that all of the Merger Agreement’s closing conditions be satisfied or waived, such that if the GAHR III Charter Amendment Proposal (Merger Agreement) is not approved, then the AHI Acquisition may not be consummated. However, the parties to the AHI Acquisition may waive this condition such that they may elect to consummate the AHI Acquisition even if the GAHR III Charter Amendment Proposal (Merger Agreement) is not approved. Furthermore, the parties may close the Mergers even if the AHI Acquisition is not consummated.
Vote Required
Approval of this proposal requires the affirmative vote of the holders of a majority of all of the outstanding shares of GAHR III Common Stock entitled to vote on such proposal as of the close of business on the record date.
Recommendation of the GAHR III Board
The GAHR III Board unanimously recommends that GAHR III stockholders vote “FOR” the GAHR III Charter Amendment Proposal (Merger Agreement).
Proposal 2(b): The GAHR III Charter Amendment Proposal (AHI Acquisition)
GAHR III stockholders are asked to consider and vote on a proposal to approve the GAHR III Charter Amendment (AHI Acquisition) that, if adopted, would delete from the GAHR III Charter the limitations relating to (i) collection of an internalization fee and (ii) the acquisition of an asset from GAHR III’s sponsor, external advisor, any GAHR III director or any affiliate thereof in excess of the asset’s current appraised value. The GAHR III Charter provides, among other things, that no separate internalization fee shall be paid by GAHR III or GAHR III Operating Partnership to GAHR III Advisor or any of its affiliates solely in connection with an internalization by GAHR III of management functions from GAHR III Advisor. In addition, under the GAHR III Charter, GAHR III would be prohibited from purchasing or leasing an asset or assets from GAHR III’s sponsor, GAHR III Advisor, any GAHR III director or any affiliate thereof for a purchase price in excess of such asset’s current appraised value. A copy of the GAHR III Charter Amendment is attached to this joint proxy statement/prospectus as Annex B.
The AHI Acquisition could be considered a transaction involving (i) the payment of an internalization fee by GAHR III or GAHR III Operating Partnership to GAHR III Advisor or any of its affiliates in connection with an internalization by GAHR III of the management functions from GAHR III Advisor and (ii) the acquisition of an asset from GAHR III’s sponsor, GAHR III Advisor, any GAHR III director or any affiliate thereof in excess of the asset’s current appraised value. Pursuant to the Contribution Agreement, approval of the GAHR III Charter Amendment Proposal (AHI Acquisition) is a condition to the consummation of the AHI Acquisition. If this proposal is not approved, the AHI Acquisition will not be completed.
Vote Required
Approval of this proposal requires the affirmative vote of the holders of a majority of all of the outstanding shares of GAHR III Common Stock entitled to vote on such proposal as of the close of business on the record date.

Recommendation of the GAHR III Board
The GAHR III Board unanimously recommends that GAHR III stockholders vote “FOR” the GAHR III Charter Amendment Proposal (AHI Acquisition).
Proposal 3: The GAHR III Adjournment Proposal
GAHR III stockholders are being asked to consider and vote on a proposal to approve any adjournments of the GAHR III Special Meeting for the purposes of soliciting additional proxies if there are not sufficient votes at the meeting to approve the GAHR III Merger Proposal or either of the GAHR III Charter Amendment Proposals, if necessary or appropriate, as determined by the chair of the GAHR III Special Meeting. If the GAHR III Adjournment Proposal is approved, the GAHR III Special Meeting may be adjourned to any date not more than 120 days after the original record date and, in accordance with the Merger Agreement, not more than 30 days after the date for which the GAHR III Special Meeting was originally scheduled. Among other things, approval of the adjournment proposal could mean that, even if GAHR III had received proxies representing a sufficient number of shares voted against either the GAHR III Merger Proposal, the GAHR III Charter Amendment Proposal (Merger Agreement) or the GAHR III Charter Amendment Proposal (AHI Acquisition) to defeat the proposal, GAHR III could adjourn the GAHR III Special Meeting without a vote on the applicable proposal and seek to convince the holders of those shares to change their votes to votes in favor of the applicable proposal. If the GAHR III Special Meeting is postponed or adjourned for the purpose of soliciting additional proxies, GAHR III stockholders who already submitted their proxies will be able to revoke them at any time prior to their use at the adjourned GAHR III Special Meeting.
If there are insufficient votes at the GAHR III Special Meeting to approve the GAHR III Merger Proposal or either of the GAHR III Charter Amendment Proposals, GAHR III intends to move to vote on the GAHR III Adjournment Proposal. GAHR III does not intend to move to a vote on the GAHR III Adjournment Proposal if each of the GAHR III Merger Proposal, the GAHR III Charter Amendment Proposal (Merger Agreement) and the GAHR III Charter Amendment Proposal (AHI Acquisition) is approved by the requisite number of votes at the GAHR III Special Meeting.
Vote Required
Approval of the GAHR III Adjournment Proposal requires the affirmative vote of a majority of all votes cast on such proposal at the GAHR III Special Meeting. Any shares not voted (whether by abstention, broker non-vote
or otherwise) have no impact on the vote on such proposal.
Notwithstanding the GAHR III Adjournment Proposal, pursuant to Maryland law, the GAHR III Special Meeting may not be postponed or adjourned to a date that is more than 120 days from the original record date for the GAHR III Special Meeting.
Recommendation of the GAHR III Board
The GAHR III Board unanimously recommends that GAHR III stockholders vote “FOR” the GAHR III Adjournment Proposal.
No Other Business
In accordance with the Merger Agreement, the GAHR III Special Meeting has been called exclusively for the purpose of seeking approval of the GAHR III Merger Proposal, the GAHR III Charter Amendment Proposals and the GAHR III Adjournment Proposal, and no other business may be properly brought before the GAHR III Special Meeting (or any adjournment or postponement of the GAHR III Special Meeting).
GAHR III stockholders are not voting on the proposals to be voted on at the GAHR IV Annual Meeting.

THE GAHR IV ANNUAL MEETING
This joint proxy statement/prospectus is being furnished in connection with the solicitation of proxies from GAHR IV stockholders for use at the GAHR IV Annual Meeting. This joint proxy statement/prospectus and accompanying form of proxy are first being mailed to GAHR IV stockholders on or about [

], 2021.
Timing, Format and Purpose of the GAHR IV Annual Meeting
The GAHR IV Annual Meeting will be a virtual meeting conducted exclusively via live webcast at www.virtualshareholdermeeting.com/GAHRIVSM, commencing at [

] a.m. Pacific Time on [

], 2021, to consider and vote on the (i) GAHR IV Merger Proposal, (ii) the GAHR IV Charter Amendment Proposals, (iii) the election of five directors, each to hold office for a one-year
term expiring at the 2022 Annual Meeting of Stockholders of GAHR IV and until his or her successor is duly elected and qualifies, (iv) the ratification of the appointment of Deloitte & Touche as GAHR IV’s independent registered public accounting firm for the year ending December 31, 2021 and (v) the GAHR IV Adjournment Proposal, which are described in greater detail in the section “Proposals Submitted to GAHR IV Stockholders” in this joint proxy statement/prospectus.
Recommendation of the GAHR IV Board
Based on the unanimous recommendation of the GAHR IV Special Committee of the proposals to be voted on at the GAHR IV Annual Meeting, the GAHR IV Board unanimously recommends that GAHR IV stockholders vote (i)
“FOR”
the GAHR IV Merger Proposal, (ii)
“FOR”
each of the GAHR IV Charter Amendment Proposals, (iii)
“FOR ALL”
the nominees for election as directors, (iv) “
FOR
” the ratification of the appointment of the independent registered public accounting firm, and (v) “
FOR
” the GAHR IV Adjournment Proposal. For the reasons for these recommendations, see the section “The Mergers—Recommendation of the GAHR IV Board and Its Reasons for the Mergers” in this joint proxy statement/prospectus.
Record Date
Except as otherwise described in “Voting by GAHR IV Advisor, GAHR IV Directors and Affiliates” below, all holders of record of shares of GAHR IV Common Stock at the close of business on [

], 2021, the record date for the GAHR IV Annual Meeting, are entitled to notice of, and to vote at, the GAHR IV Annual Meeting and any adjournment or postponement of the GAHR IV Annual Meeting.
Each share of GAHR IV Common Stock owned as of the close of business on the GAHR IV record date entitles its holder to cast one vote on each proposal at the GAHR IV Annual Meeting for which it is eligible to be voted. As of the record date, there were [

] shares of GAHR IV Common Stock outstanding and entitled to vote generally at the GAHR IV Annual Meeting held by approximately [

] holders of record.
Voting by GAHR IV Advisor, GAHR IV Directors and Affiliates
In accordance with the GAHR IV Charter, the following persons are not entitled to vote any shares of GAHR IV Common Stock they may own in respect of the GAHR IV Merger Proposal: (1) GAHR IV Advisor, (2) any director of GAHR IV, (3) any person directly or indirectly owning, controlling or holding, with the power to vote, 10% or more of the outstanding voting securities of GAHR IV Advisor, (4) any person of which GAHR IV Advisor or any director of GAHR IV directly or indirectly owns, controls or holds, with the power to vote, 10% or more of the outstanding voting securities, (5) any person directly or indirectly controlling, controlled by or under common control with GAHR IV Advisor, (6) any executive officer, director, trustee or general partner of GAHR IV Advisor or (7) any legal entity for which GAHR IV Advisor or any director of GAHR IV acts as an executive officer, director, trustee, manager or general partner. The shares of GAHR IV Common Stock owned by such persons are excluded for purposes of determining the number of outstanding shares of GAHR IV Common Stock entitled to vote on the GAHR IV Merger Proposal.
As of the close of business on the GAHR IV record date, [

] holders of record subject to the above restriction held [

] shares, representing approximately [

]% of all the shares of GAHR IV Common Stock outstanding

and entitled to vote generally at the GAHR IV Annual Meeting, which shares cannot be voted in respect of the GAHR IV Merger Proposal, and will not be considered in determining the number of shares entitled to vote on such proposal.
Required Vote; Quorum
Approval of each of the GAHR IV Merger Proposal and each of the GAHR IV Charter Amendment Proposals requires the affirmative vote of holders of a majority of all of the outstanding shares of GAHR IV Class T Common Stock and GAHR IV Class I Common Stock, voting together as a single class, entitled to vote on such proposals as of the close of business on the record date.
Election of the director nominees requires the approval of holders of a majority of the shares of GAHR IV Class T Common Stock and GAHR IV Class I Common Stock, voting together as a single class, present in person or by proxy at the GAHR IV Annual Meeting. For purposes of the proposal to elect the director nominees, abstentions and broker non-votes
will count toward the presence of a quorum but will have the same effect as votes against the proposal.
Approval of the GAHR IV Adjournment Proposal and the ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of all of the votes cast on each such proposal at the GAHR IV Annual Meeting. Any shares of GAHR IV Common Stock not voted (whether by abstention, broker non-vote
or otherwise) have no impact on the vote on such proposals.
Regardless of the number of shares of GAHR IV Common Stock you own, your vote is very important. Please complete, sign, date and promptly return the enclosed proxy card today or authorize a proxy to vote your shares by phone or Internet.
The GAHR IV Charter and GAHR IV Bylaws provide that the presence, in person via the live webcast or by proxy, of stockholders entitled to cast at least 50% of all of the votes entitled to be cast at such meeting constitutes a quorum. Shares that are voted, shares abstaining from voting and broker non-votes
are treated as being present at the GAHR IV Annual Meeting for purposes of determining whether a quorum is present.
No business may be conducted at the GAHR IV Annual Meeting if a quorum is not present at the GAHR IV Annual Meeting, other than the proposal to adjourn the GAHR IV Annual Meeting to solicit additional proxies. Pursuant to the GAHR IV Bylaws, if such quorum is not established at the GAHR IV Annual Meeting, the chair of the meeting may adjourn the GAHR IV Annual Meeting sine die
or from time to time not more than 120 days after the original GAHR IV record date without notice other than announcement at the meeting.
Manner of Submitting a Proxy
GAHR IV stockholders may vote for or against or abstain from voting on the proposals submitted at the GAHR IV Annual Meeting in person via the live webcast or by proxy. GAHR IV stockholders can authorize a proxy in the following ways, within the required timeframes described below:

•	Internet . GAHR IV stockholders may submit a proxy over the Internet by following the “Vote by Internet” instructions on the enclosed proxy card.

•	Telephone . GAHR IV stockholders may submit a proxy by following the “Vote by Phone” instructions on the enclosed proxy card.

•	Prepaid Mail . GAHR IV stockholders may submit a proxy by completing, signing, dating and returning their proxy card or voting instruction card in the preaddressed, postage-paid envelope provided.
GAHR IV stockholders should refer to their proxy cards or the information forwarded by their bank, broker or other nominee to see which options for authorizing a proxy are available to them.

Proxies submitted by prepaid mail must be received by GAHR IV prior to the vote at the GAHR IV Annual Meeting in order for such shares to be counted at the GAHR IV Annual Meeting. The Internet and telephone proxy submission procedures are designed to authenticate stockholders and to allow them to confirm that their instructions have been properly recorded. If you submit a proxy over the Internet or by telephone, then you need not return a written proxy card or voting instruction card by mail. The Internet and telephone facilities available to record holders will close at [

] p.m. Pacific Time on [

], 2021. For GAHR IV stockholders who hold their shares through a bank, broker or other nominee, the Internet or telephone facilities available to such holders, if any, may close sooner than those for record holders.
The method by which GAHR IV stockholders submit a proxy will in no way limit their right to vote at the GAHR IV Annual Meeting if they later decide to attend the meeting and vote online via the virtual webcast. If shares of GAHR IV Common Stock are held in the name of a bank, broker or other nominee, GAHR IV stockholders must obtain a proxy, executed in their favor, from the bank, broker or other nominee, to be able to vote online at the GAHR IV Annual Meeting.
All shares of GAHR IV Common Stock entitled to vote and represented by properly completed proxies received prior to the GAHR IV Annual Meeting, and not revoked, will be voted at the GAHR IV Annual Meeting as instructed on the proxies.
If GAHR IV stockholders of record return properly executed proxies but do not indicate how their shares of GAHR IV Common Stock should be voted on a proposal, the shares of GAHR IV Common Stock represented by their properly executed proxy will be voted as the GAHR IV Board recommends and therefore, (1) “FOR” the GAHR IV Merger Proposal, (2) “FOR” each of the GAHR IV Charter Amendment Proposals, (3) “FOR ALL” of the nominees to the GAHR IV Board, (4) “FOR” the ratification of the appointment of the independent registered public accounting firm and (5) “FOR” the GAHR IV Adjournment Proposal.
Shares Held in “Street Name”
If GAHR IV stockholders hold shares of GAHR IV Common Stock in an account of a bank, broker or other nominee and they wish to vote such shares, they must return their voting instructions to the bank, broker or other nominee.
If GAHR IV stockholders hold shares of GAHR IV Common Stock in an account of a bank, broker or other nominee and desire to vote online via the live webcast of the GAHR IV Annual Meeting, they must obtain a “legal proxy” from such bank, broker or other nominee in advance of the GAHR IV Annual Meeting. Such “legal proxy” will identify such GAHR IV stockholder as the beneficial owner of shares of GAHR IV Common Stock and will authorize such person to vote such shares.
Attending and Voting at the GAHR IV Annual Meeting
Registered and beneficial holders of GAHR IV Common Stock as of the record date, or their authorized proxy, are entitled to attend the GAHR IV Annual Meeting online via live webcast.
To attend the GAHR IV Annual Meeting, stockholders should visit www.virtualshareholdermeeting.com/GAHRIV2021SM and enter the 16-digit control number included on their proxy card (for stockholders of record) or included with their voting instruction form provided by their bank, broker or other nominee (for holders in street name). Eligible GAHR IV stockholders may log into the GAHR IV Annual Meeting website and enter their control number beginning 15 minutes before the commencement of the GAHR IV Annual Meeting. The meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the GAHR IV Annual Meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.
If there are technical difficulties during the GAHR IV Annual Meeting (e.g., a temporary or prolonged power outage), the meeting may be promptly reconvened (if the technical difficulty is temporary) or may be adjourned and reconvened on a later day (if the technical difficulty is more prolonged). In any situation, GAHR IV will promptly notify stockholders via the website audio operator. If a GAHR IV stockholder encounters technical difficulties accessing the GAHR IV Annual Meeting or asking questions during the GAHR IV Annual Meeting, a support line will be available on the login page of the GAHR IV Annual Meeting website.
In the event technical issues prevent the chair of the GAHR IV Annual Meeting from hosting the GAHR IV Annual Meeting within 30 minutes of the time for which the meeting was called, the meeting will be adjourned, to reconvene at [    ] on [    ] at [    ], solely for the purpose of convening the meeting and adjourning it a second time to reconvene virtually. GAHR IV will announce on its website (
http://www.healthcarereitiv.com
) the date and time for convening the GAHR IV Annual Meeting and conducting the business of the meeting. In the event technical issues prevent the chair of the GAHR IV Annual Meeting from concluding the GAHR IV Annual Meeting after it was already in progress, the polls will remain open until [    ] on [    ], at which point the polls will be declared closed and the meeting adjourned. In this situation, if an eligible GAHR IV stockholder was not able to vote during the GAHR IV Annual Meeting, a ballot may be obtained by contacting the Secretary of GAHR IV at 18191 Von Karman Avenue, Suite 300, Irvine, California 92612. All ballots must be returned by, and the polls will close at [    ] on [    ].
Instructions on how to attend and participate online at the GAHR IV Annual Meeting, including how to demonstrate proof of stock ownership, ask questions and vote, are posted at www.virtualshareholdermeeting.com/GAHRIV2021SM.
Abstentions and Broker
Non-Votes;
Failure to Vote
If a GAHR IV stockholder that holds shares through a bank, broker or other nominee does not provide voting instructions to such nominee, such shares will NOT be voted and will be considered broker non-votes.
An abstention occurs when a GAHR IV stockholder attends the GAHR IV Annual Meeting, whether by proxy or in person via the live webcast, but abstains from voting.
Abstentions and broker
non-votes
will be counted in determining the presence of a quorum. Abstentions and broker non-votes,
if any, will have the same effect as votes
AGAINST
each of the GAHR IV Merger Proposal, the GAHR IV Charter Amendment Proposals, and the proposal to elect the director nominees. Abstentions and broker non-votes
will have no effect on the GAHR IV Adjournment Proposal or the proposal to ratify the appointment of the independent registered public accounting firm.
If a GAHR IV stockholder does not attend the GAHR IV Annual Meeting, whether by proxy or in person via the live webcast, the shares held by such person will not be counted in determining the presence of a quorum. A failure to vote shares of GAHR IV Common Stock will have the same effect as votes
AGAINST
each of the GAHR IV Merger Proposal and the GAHR IV Charter Amendment Proposals, and will have no effect on the proposal to elect the director nominees, the proposal to ratify the appointment of the independent registered public accounting firm, and the GAHR IV Adjournment Proposal assuming a quorum is present.
Revocation of Proxies or Voting Instructions
GAHR IV stockholders of record may change their vote or revoke their proxy at any time before it is exercised at the GAHR IV Annual Meeting by:

•
delivering, before the GAHR IV Annual Meeting commences, to GAHR IV’s Secretary (at GAHR IV’s executive offices at 18191 Von Karman Avenue, Suite 300, Irvine, California 92612) a signed written notice of revocation bearing a later date than the proxy, stating that the proxy is revoked;

•
delivering, before the GAHR IV Annual Meeting commences, to GAHR IV’s Secretary (at GAHR IV’s executive offices at 18191 Von Karman Avenue, Suite 300, Irvine, California 92612), a properly executed proxy relating to the same shares of GAHR IV Common Stock that bears a later date than the previous proxy;

•	duly submitting a subsequently dated proxy relating to the same shares of GAHR IV Common Stock by telephone or via the Internet before [ ] p.m. Pacific Time on [ ], 2021; or

•	attending the GAHR IV Annual Meeting online via live webcast and voting such shares during the GAHR IV Annual Meeting as described above.

Attending the GAHR IV Annual Meeting without voting will not revoke your proxy. GAHR IV stockholders who hold shares of GAHR IV Common Stock in an account of a bank, broker or other nominee may revoke their voting instructions by following the instructions provided by their bank, broker or other nominee.
Solicitation of Proxies; Payment of Solicitation Expenses
The solicitation of proxies from GAHR IV stockholders is made on behalf of the GAHR IV Board. GAHR IV will pay the cost of soliciting proxies from GAHR IV stockholders. GAHR IV has contracted with Broadridge Financial Solutions, Inc. to assist GAHR IV in the distribution of proxy materials and the solicitation of proxies. GAHR IV expects to pay Broadridge Financial Solutions, Inc. fees of approximately $295,000 to solicit proxies, plus other fees and expenses for other services related to this proxy solicitation, including the review of proxy materials, dissemination of brokers’ search cards, distribution of proxy materials, operating online and telephone voting systems and receipt of executed proxies. As appropriate, copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians that hold shares of GAHR IV Common Stock of record for beneficial owners for forwarding to such beneficial owners. GAHR IV will also reimburse persons representing beneficial owners for their reasonable out-of-pocket
expenses for forwarding the solicitation material to such owners.
GAHR IV Adjournment Proposal
In addition to the approval of the GAHR IV Merger Proposal and the GAHR IV Charter Amendment Proposals, GAHR IV stockholders are also being asked to approve a proposal to approve any adjournments of the GAHR IV Annual Meeting for the purposes of soliciting additional proxies if there are not sufficient votes at the meeting to approve the GAHR IV Merger Proposal or any of the GAHR IV Charter Amendment Proposals, if necessary or appropriate. If the GAHR IV Adjournment Proposal is approved, the GAHR IV Annual Meeting may be adjourned to any date not more than 120 days after the original record date and, in accordance with the Merger Agreement, not more than 30 days after the date for which the GAHR IV Annual Meeting was originally scheduled.
If the GAHR IV Annual Meeting is postponed or adjourned for the purpose of soliciting additional proxies, GAHR IV stockholders who already submitted their proxies will be able to revoke them at any time prior to their use at the adjourned GAHR IV Annual Meeting.
Assistance
If you need assistance in completing your proxy card or have questions regarding the various voting options with respect to the GAHR IV Annual Meeting, please contact GAHR IV’s proxy solicitor, Broadridge Financial Solutions, Inc., by telephone at 855-976-3325.

PROPOSALS SUBMITTED TO GAHR IV STOCKHOLDERS
Proposal 1: The GAHR IV Merger Proposal
GAHR IV stockholders are asked to consider and vote on a proposal to approve the REIT Merger pursuant to the Merger Agreement. For a summary and detailed information regarding this proposal, see the information about the REIT Merger and the Merger Agreement throughout this joint proxy statement/prospectus, including the information set forth in the sections “The Mergers” and “The Merger Agreement” in this joint proxy statement/prospectus. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus.
Pursuant to the Merger Agreement, approval of the GAHR IV Merger Proposal is a condition to the consummation of the Mergers. If this proposal is not approved, the Mergers will not be completed.
Vote Required
There is no legal requirement under Maryland law for GAHR IV stockholders to approve the REIT Merger. However, GAHR IV believes that a transaction of this size and the transformative nature of increasing GAHR IV’s outstanding equity by 220% warrants the approval of the GAHR IV stockholders in addition to the approval of the GAHR IV Board. For these reasons, GAHR IV has made the GAHR IV stockholders’ approval of the REIT Merger pursuant to the Merger Agreement a condition to the closing of the Mergers. If the GAHR IV Merger Proposal is not approved, the Mergers will not be completed.
Approval of this proposal requires the affirmative vote of the holders of a majority of all of the outstanding shares of GAHR IV Class T Common Stock and GAHR IV Class I Common Stock, voting together as a single class, entitled to vote on such proposal as of the close of business on the record date. For the avoidance of doubt, certain parties, including GAHR IV Advisor and any director of GAHR IV shall not be entitled to vote on this proposal and any shares of GAHR IV Common Stock held by such parties shall be excluded for purposes of determining the number of outstanding shares entitled to vote on this proposal. See the section “The GAHR IV Annual Meeting—Voting by GAHR IV Advisor, GAHR IV Directors and Affiliates” in this joint proxy statement/prospectus.
Recommendation of the GAHR IV Board
The GAHR IV Board unanimously recommends that GAHR IV stockholders vote “FOR” the GAHR IV Merger Proposal.
Proposal 2: The GAHR IV Charter Amendment Proposals
GAHR IV stockholders are asked to consider and vote on three proposals – Proposals 2(a), 2(b) and 2(c)—collectively constituting the GAHR IV Charter Amendment Proposals that, if approved, would (a) remove certain limitations relating to (i) suitability of stockholders and (ii) collection of an internalization fee, (b) remove or revise certain limitations required by the North American Securities Administrators Association and make other conforming and ministerial changes and (c) make certain other revisions in order to bring the GAHR IV Charter more in line with those of publicly-listed companies or to facilitate listing. A copy of the GAHR IV Charter Amendment is attached to this joint proxy statement/prospectus as Annex C, and a copy of the GAHR IV Charter Amendment which has been marked to show the proposed changes from the existing GAHR IV Charter is attached as Annex D. The following discussion is qualified in its entirety by the complete text of the GAHR IV Charter Amendment attached to this joint proxy statement/prospectus as Annex C and which has been marked to show the proposed changes from the existing GAHR IV Charter as Annex D.
Background
The GAHR IV Board has been exploring and is continuing to explore various strategic alternatives for GAHR IV. GAHR IV is proposing certain amendments to the GAHR IV Charter that will give the GAHR IV Board the flexibility to effectuate potential liquidity and other strategies if and when the GAHR IV Board decides to do so.
The GAHR IV Charter currently includes certain provisions from the NASAA REIT Guidelines which apply to REITs with shares that are publicly registered with the SEC but are not
 listed on a national securities exchange. The GAHR IV Charter was designed to be consistent with the charters of other non-traded
REITs and to satisfy certain requirements

imposed by state securities administrators in connection with GAHR IV’s public non-traded
offerings. GAHR IV believes that the limitations included in its current charter which derive from the NASAA REIT Guidelines create interpretive questions resulting in uncertainty which could impair GAHR IV’s ability to operate if the GAHR IV Board decides to pursue various strategic options in the future, such as a listing. GAHR IV believes that removing the NASAA-mandated provisions and otherwise amending the GAHR IV Charter consistent with Maryland law and the charters of other listed companies will result in a charter that is comparable to publicly traded REITs and will provide GAHR IV with more flexibility, if the GAHR IV Board deems that to be appropriate and in the best interests of GAHR IV and its stockholders.
If all of Proposals 2(a), 2(b), and 2(c) set forth below are approved by the GAHR IV stockholders, GAHR IV will file the Fourth Articles of Amendment and Restatement, in the form attached to this joint proxy statement/prospectus as Annex C, with the SDAT and such Fourth Articles of Amendment and Restatement will become effective upon acceptance for record by the SDAT. If less than all of Proposals 2(a), 2(b) and 2(c) are approved, the GAHR IV Charter will be amended and restated to reflect only those amendments which have been approved by the GAHR IV stockholders.
Pursuant to the Merger Agreement, approval of Proposal 2(a) set forth below is a condition to the consummation of the Mergers. If Proposal 2(a) is not approved, the Mergers will not be completed.
Proposal 2(a): Removal of Limitations Relating to Suitability of Stockholders and Collection of Internalization Fee
The GAHR IV Charter currently imposes certain suitability and minimum investment requirements on investors in GAHR IV Common Stock in accordance with the NASAA REIT Guidelines. The GAHR IV Charter Amendment (Merger Agreement) removes these requirements, which generally will provide stockholders with greater ability to sell shares as prospective buyers would no longer be subject to the financial suitability standards imposed by the NASAA REIT Guidelines. In addition, the removal of these provisions would eliminate any minimum initial cash investment amounts or minimum subsequent cash investment amounts for stockholders. Furthermore, the removal of these provisions eliminates the requirement that Griffin Capital Securities or anyone selling GAHR IV Common Stock on GAHR IV’s behalf make a determination that the purchase of GAHR IV Common Stock is a suitable and appropriate investment for the prospective stockholder (although GAHR IV is not currently selling shares). Rather, prospective stockholders or their financial advisors, or both, would determine for themselves whether an investment in GAHR IV is a suitable and appropriate investment. The removal of these requirements will also clarify that there are no suitability or minimum investment requirements applicable to the issuance of GAHR IV Class I Common Stock in the REIT Merger.
Additionally, if Proposal 2(a) is approved, the GAHR IV Charter Amendment (Merger Agreement) would delete the limitation on the payment of a separate internalization fee by GAHR IV or the GAHR IV Operating Partnership to the GAHR IV Advisor or any of its affiliates solely in connection with an internalization by GAHR IV of management functions from the GAHR IV Advisor. This limitation is uncommon in public company charters and could prevent GAHR IV from successfully becoming self-managed. The GAHR IV Board believes that certain potential liquidity events, including a listing, may be enhanced if GAHR IV first becomes self-managed. For example, most listed companies are self-managed and the GAHR IV Common Stock may be more highly valued by the market, including institutional equity, if the individuals responsible for managing GAHR IV were its own employees rather than those of a third party. In the event a prospective purchaser desired not just GAHR IV’s assets but also its management team and employees, GAHR IV might also be able to consummate a sale transaction for a higher price as a self-managed company. The GAHR IV Board further believes that remaining externally managed could result in increased expenses and less flexibility and deprive the Combined Company of the complete control of key management functions critical for future growth.
Proposal 2(b): Removal or Revision of Limitations Required by NASAA REIT Guidelines
The majority of the changes that the GAHR IV Board is proposing to the GAHR IV Charter relate to the removal or revision of provisions and restrictions that were required by state securities administrators in order for GAHR IV to publicly offer its stock without having it listed on a national securities exchange. If the GAHR IV Common Stock is listed on a national securities exchange, these provisions and restrictions will no longer be required and, in some cases, if retained, would place restrictions on GAHR IV’s activities that could put GAHR IV at a competitive disadvantage compared to its peers with publicly listed securities. The following are the principal changes that GAHR IV is asking its stockholders to approve in connection with the removal of various NASAA-mandated limitations:

•
Delete the requirement that all shares of stock be fully paid and nonassessable when issued. Although GAHR IV has no present intention of doing so, the MGCL permits a corporation to issue stock in exchange for future payment or stock that is assessable.

•
Delete the NASAA REIT Guidelines limitations on the voting rights which may be afforded to classes of common stock and preferred stock, respectively, in a private offering. This change would provide the GAHR IV Board more flexibility in determining what terms and rights of a new class or series of stock, including voting rights, would be in the best interests of GAHR IV at the time of issuance. The change may increase the possible dilutive effect of potential future private issuances of stock.

•	Delete the NASAA REIT Guidelines prohibition on distributions in kind to provide GAHR IV more flexibility with respect to distributions.

•
Delete the NASAA REIT Guidelines provision specifying that GAHR IV will not issue stock certificates unless otherwise provided by the GAHR IV Board, as the issuance of stock certificates is a matter normally addressed by listed companies in their bylaws.

•	Delete the NASAA REIT Guidelines restrictions on share repurchases which GAHR IV believes are uncommon in public company charters and which reduce flexibility.

•	Delete the NASAA REIT Guidelines requirements related to distribution reinvestment plans that establish disclosure and withdrawal rights which GAHR IV believes are uncommon in public company charters.

•
Delete the NASAA REIT Guidelines requirement that the GAHR IV Board be comprised of at least three directors. Under the MGCL, the GAHR IV Board may be comprised of as few as one director. Also remove the requirement that a majority of the GAHR IV Board consist of independent directors (as defined by the NASAA REIT Guidelines). Stock exchange rules would require that a majority of the GAHR IV directors be independent in order for GAHR IV to list shares of GAHR IV Common Stock, and GAHR IV believes that the applicable stock exchange definition of independence provides an appropriate definition of independence for a publicly listed company. Removing the definition required by the NASAA REIT Guidelines will eliminate any possibility of conflict between such definition and the stock exchange definition.

•
Delete the NASAA REIT Guidelines requirement that the independent directors nominate replacements for vacancies among the independent director positions, which GAHR IV believes is an uncommon requirement in public company charters.

•
Delete the NASAA REIT Guidelines requirements that each director have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage GAHR IV’s assets and that at least one independent director have at least three years of relevant real estate experience. GAHR IV believes that the GAHR IV Board, in consideration of the many characteristics that may make a nominee a valuable addition to the GAHR IV Board, should have discretion in the nomination of directors.

•
Delete the NASAA REIT Guidelines requirement that a majority of the members of all committees (even ad hoc committees) be independent directors as such requirement is more stringent than stock exchange rules with respect to committee composition.

•
Delete the NASAA REIT Guidelines requirement that each director hold office for one year, until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Pursuant to the MGCL, unless a corporation’s board of directors is classified (which the GAHR IV Board is not) or the terms of any class or series of stock pursuant to which directors are elected provide otherwise, directors hold office until the next annual meeting of stockholders and until their successors are duly elected and qualify.

•
Delete the NASAA REIT Guidelines statement that directors serve in a fiduciary capacity and have fiduciary duties. Under the MGCL, each director has a duty to act in good faith, with a reasonable belief that his or her action is in the corporation’s best interests and with the care of an ordinarily prudent person in a like position under similar circumstances.

•
Delete the NASAA REIT Guidelines requirement that the issuance of preferred stock be approved by a majority of the independent directors in order to provide more flexibility to the GAHR IV Board in connection with potential future issuances of preferred stock.

•
Replace the NASAA REIT Guidelines provisions related to the appointment of, supervision of and payment of enumerated fees to an external advisor with a provision simply permitting the GAHR IV Board to authorize the execution of and performance by GAHR IV of one or more agreements with any external advisor or manager.

•
Delete the statement providing that the NASAA REIT Guidelines would control in the event the GAHR IV Board determined they conflicted with any non-mandatory
provision of the MGCL. This provision should no longer be necessary as a result of the deletion of the various NASAA REIT Guidelines provisions.

•
Delete the requirement that a majority of independent directors approve GAHR IV Board actions to which certain NASAA REIT Guidelines applied, given that the sections of the GAHR IV Charter pertaining to such NASAA REIT Guidelines are being removed.

•
Delete the NASAA REIT Guidelines provisions (a) requiring review of GAHR IV’s investment policies, (b) prohibiting certain joint ventures and investments in equity securities, (c) restricting certain other investments that GAHR IV may make (including investments in certain mortgage loans and unimproved property), (d) limiting GAHR IV’s ability to incur indebtedness in excess of 300% of net assets unless certain conditions are satisfied and (e) limiting GAHR IV’s ability to issue certain securities (including equity securities on a deferred-payment basis or other similar arrangement, debt securities in the absence of adequate cash flow to cover debt service and equity securities redeemable solely at the option of the holder) as GAHR IV believes that these provisions are not customarily included in the charters of publicly listed companies and could unnecessarily restrict the GAHR IV Board from managing the business and affairs of GAHR IV in a manner it believes to be in GAHR IV’s best interests.

•
Delete the NASAA REIT Guidelines provisions relating to affiliated transactions. Under the MGCL, a transaction between a corporation and any of its directors or any other entity in which any of its directors is a director or has a material financial interest is subject to voidability unless the transaction is approved by the affirmative vote of a majority of disinterested directors or a majority of the votes cast by disinterested stockholders or is fair and reasonable to the corporation.

•
Delete the NASAA REIT Guidelines requirement that an annual meeting of stockholders be held no less than 30 days after delivery of GAHR IV’s annual report as GAHR IV does not believe that these provisions are customarily included in the charters of publicly listed companies and believes that the GAHR IV Board should have maximum flexibility in setting GAHR IV’s annual meeting date subject to applicable laws and regulations.

•
Delete the NASAA REIT Guidelines requirement that a director receive the affirmative vote of the holders a majority of the shares present, in person or by proxy, at a meeting in order to be elected. GAHR IV believes it is advisable to delete this provision because it creates a possibility that no nominee would be elected to fill a director seat. If no nominee for a director seat receives the vote of a majority of shares present because, for example, many stockholders abstain, then the previously elected director will continue to serve as a “holdover” director. In addition, there can be significant costs and delays to GAHR IV when soliciting stockholder votes, which may be greater under the current majority voting standard. If the deletion of this provision from the GAHR IV Charter is approved, GAHR IV intends to revise the related provision of the GAHR IV Bylaws so that, consistent with the default standard under the MGCL, a plurality of all the votes cast at a meeting at which a quorum is present would be sufficient to elect a director.

•
Delete the NASAA REIT Guidelines requirement that a special meeting of stockholders be called upon the request of the stockholders entitled to cast at least 10% of the votes entitled to be cast on any matter that may properly be considered at a meeting of stockholders. Under the MGCL, the percentage required to call a meeting can be, and for publicly listed companies often is, as high as a majority. By approving the deletion of this provision from the GAHR IV Charter, you effectively will be permitting the GAHR IV Board to set the threshold for a special meeting request by GAHR IV’s stockholders in its discretion and without stockholder approval through the GAHR IV Bylaws.

•	Delete the provisions related to notice of stockholder meetings and quorum at such meetings. The GAHR IV Bylaws include provisions that govern notices of and quorum at stockholder meetings.

•	Delete the NASAA REIT Guidelines requirements related to stockholder approval of certain matters as the MGCL already requires stockholder approval for such matters.

•
Delete the NASAA REIT Guidelines restrictions on voting of shares held by the GAHR IV Advisor, any of the GAHR IV directors and any of their affiliates regarding the removal of the GAHR IV Advisor or any of the GAHR IV directors or a transaction with the GAHR IV Advisor, any of the GAHR IV directors or any of their affiliates, as GAHR IV does not believe that these provisions are customarily included in the charters of publicly listed companies.

•
Delete the NASAA REIT Guidelines requirements related to inspection rights as the MGCL already grants inspection rights. The inspection rights provided by the MGCL to all stockholder are more limited than the rights under the NASAA REIT Guidelines.

•
Delete the NASAA REIT Guidelines requirement that GAHR IV provide a copy of its stockholder list to any stockholder upon request. The MGCL requires only that a stockholder list be provided to one or more persons who together are, and for at least six months have been, stockholders of record of at least 5% of the outstanding shares of stock of any class of stock of the corporation.

•
Delete the NASAA REIT Guidelines requirement that an annual report be provided to each stockholder within 120 days after the end of the fiscal year. The MGCL requires that an annual statement of affairs, including a balance sheet and a financial statement of operations, be submitted at the annual meeting of stockholders and made available for inspection within 20 days thereafter.

•
Delete the NASAA REIT Guidelines restrictions on exculpation and indemnification of, and advance of expenses to, directors and officers and instead provide for exculpation, indemnification and advance of expenses to the maximum extent permitted by Maryland law, which GAHR IV believes is common for public companies (including REITs) formed under Maryland law and which GAHR IV believes will enhance its ability to attract and retain directors and officers.

•	Delete the NASAA REIT Guidelines restrictions on roll-up transactions, which would otherwise cease to be applicable one year following listing.
The GAHR IV Charter Amendment also reflects a number of changes and other modifications of a ministerial nature that are necessary in view of the foregoing changes being proposed. These changes and modifications include, among other things, deletion and revision of definitions, references and cross-references and other provisions that are no longer applicable to GAHR IV or that need to be updated, and the necessary re-numbering and
lettering of remaining provisions.
Proposal 2(c): Other Revisions to Conform GAHR IV Charter to Those of Publicly-Listed Companies or to Facilitate Listing
The GAHR IV Board is proposing certain other changes to the GAHR IV Charter in order to bring the GAHR IV Charter more in line with those of publicly-listed companies or to facilitate listing, including the following:

•
Provide that, upon the listing of a class of common stock for trading on a national securities exchange or such later date not to exceed 12 months from the date of listing as approved by the GAHR IV Board, each share of the class or classes of common stock that are not so listed will automatically and without any action on the part of the holder thereof convert into a number of shares of the listed class of common stock equal to a fraction, the numerator of which is the net asset value allocable to the shares of the applicable non-listed class
of common stock and the denominator of which is the net asset value allocable to the shares of the listed class of common stock.

•
Clarify that, unless the terms and conditions of the agreements and undertakings entered into with an excepted holder in connection with the establishment of an excepted holder limit for such excepted holder provide otherwise, the GAHR IV Board may reduce the excepted holder limit for an excepted holder at any time after the excepted holder no longer owns shares in excess of the aggregate share ownership limit or common share ownership limit generally applicable to all stockholders.

•
Clarify that the failure of GAHR IV to designate a charitable beneficiary or to appoint a trustee of a charitable trust before the automatic transfer to such charitable trust of shares the ownership of which would otherwise result in a violation of the restrictions on transfer and ownership of shares set forth in the GAHR IV Charter will not render the automatic transfer ineffective as long as GAHR IV subsequently makes such designation and appointment.

•
Clarify that, if any of the restrictions on transfer and ownership of shares set forth in the GAHR IV Charter are determined to be invalid by any court, the validity of the remaining provisions will not be affected.

•
As permitted by the MGCL and consistent with the charters of many exchange-traded REITs, provide that the removal of a director will require the affirmative vote of stockholders entitled to cast two-thirds,
as opposed to a majority, of the votes entitled to be cast generally in the election of directors.

•
Clarify that GAHR IV has the power, by resolution of the GAHR IV Board, to renounce any interest or expectancy of GAHR IV in, or in being offered an opportunity to participate in, business opportunities or classes or categories of business opportunities that are presented to GAHR IV or developed by or presented to one or more directors or officers of GAHR IV.

The GAHR IV Charter Amendment also consolidates the provisions related to the GAHR IV Class I Common Stock that were previously established through Articles Supplementary filed with the SDAT and the provisions of the GAHR IV Charter related to the GAHR IV Class T Common Stock into a single document.
Vote Required
Approval of each of Proposals 2(a), 2(b) and 2(c) requires the affirmative vote of the holders of a majority of all of the outstanding shares of GAHR IV Class T Common Stock and GAHR IV Class I Common Stock, voting together as a single class, entitled to vote on such proposal as of the close of business on the record date.
Recommendation of the GAHR IV Board
The GAHR IV Board unanimously recommends that GAHR IV stockholders vote “FOR” each of Proposals 2(a), 2(b) and 2(c), collectively constituting the GAHR IV Charter Amendment Proposals.
Proposal 3: Election of Directors
Background
The GAHR IV Board currently consists of five directors. The GAHR IV Charter and GAHR IV Bylaws provide for a minimum of three and a maximum of 15 directors and that GAHR IV’s directors each serve a term of one year until the next annual meeting of stockholders, but may be re-elected.
The GAHR IV Board has nominated Jeffrey T. Hanson, Richard S. Welch, Brian J. Flornes, Dianne Hurley and Wilbur H. Smith III, each for a term of office commencing on the date of the GAHR IV Annual Meeting and ending on the date of the 2022 Annual Meeting of Stockholders and until his or her successor is duly elected and qualifies. Each of Messrs. Hanson, Welch, Flornes and Smith and Ms. Hurley currently serves as a member of the GAHR IV Board.
Unless otherwise instructed on the proxy, the shares represented by proxies will be voted FOR each of the nominees for the directors named below. Each of the nominees has consented to being named as a nominee in this joint proxy statement/prospectus and has agreed that, if elected, he or she will serve on the GAHR IV Board for a one-year
term ending on the date of the 2022 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualifies. If any nominee becomes unavailable for any reason, the shares represented by proxies may be voted for a substitute nominee designated by the GAHR IV Board. GAHR IV is not aware of any family relationship among any of the nominees to become directors, the executive officers or other key officers of GAHR IV. Each of the nominees for election as director has stated that there is no arrangement or understanding of any kind between him or her and any other person relating to his or her election as a director, except that such nominees agreed to serve as GAHR IV directors if elected; provided, however, that Mr. Welch was designated by Colony Capital pursuant to an agreement between Colony Capital and American Healthcare Investors.
Director Qualifications
GAHR IV believes that the GAHR IV Board should encompass a diverse range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to GAHR IV’s operations and interests. Each director also is expected to: exhibit high standards of integrity, commitment and independence of thought and judgment; use his or her skills and experiences to provide independent oversight to GAHR IV’s business; participate in a constructive and collegial manner; be willing to devote sufficient time to carrying out his or her duties and responsibilities effectively; devote the time and effort necessary to learn GAHR IV’s business; and represent the long-term interests of GAHR IV stockholders. Furthermore, GAHR IV believes the GAHR IV Board should be comprised of persons with skills in areas such as: finance, real estate, leadership of business organizations and legal matters.
In addition to the targeted skill areas as noted above, GAHR IV endeavors to select members of the GAHR IV Board which have a strong record of achievement in key knowledge areas that are critical for directors to add value to the GAHR IV Board, including:

•	Strategy — knowledge of GAHR IV’s business model, the formulation of corporate strategies, knowledge of key competitors and markets

•	Relationships — understanding how to interact with investors, accountants, attorneys, management companies and markets in which GAHR IV operates; and

•	Functional — understanding of finance matters, financial statements and auditing procedures, technical expertise, legal issues and marketing.
Information about Director Nominees
Jeffrey T. Hanson
, age 50, has served as GAHR IV’s Chief Executive Officer and Chairman of the GAHR IV Board since January 2015. He is also one of the founders and owners of AHI Group Holdings, an investment management firm that owns a 47.1% controlling interest in American Healthcare Investors. Since December 2014, Mr. Hanson has also served as Managing Director of American Healthcare Investors, which serves as one of GAHR IV’s co-sponsors
and indirectly owns a majority interest in GAHR IV Advisor. Mr. Hanson has also served as Chief Executive Officer and Chairman of the Board of Directors of GAHR III since January 2013 and previously served as Chief Executive Officer and Chairman of the Board of Directors of GA Healthcare REIT II from January 2009 to December 2014. He also served as Executive Vice President of Griffin-American Healthcare REIT Advisor from November 2011 to December 2014. He served as the Chief Executive Officer of Grubb & Ellis Healthcare REIT Advisor from January 2009 to November 2011 and as the Chief Executive Officer and President of or Grubb & Ellis Equity Advisors from June 2009 to November 2011. He also served as the President and Chief Investment Officer of Grubb & Ellis Realty Investors from January 2008 and November 2007, respectively, until November 2011. He also served as the Executive Vice President, Investment Programs, of Grubb & Ellis from December 2007 to November 2011 and served as Chief Investment Officer of several investment management subsidiaries within Grubb & Ellis’ organization from July 2006 to November 2011. From 1997 to July 2006, prior to Grubb & Ellis’ merger with NNN Realty Advisors in December 2007, Mr. Hanson served as Senior Vice President with Grubb & Ellis’ Institutional Investment Group in the firm’s Newport Beach office. While with that entity, he managed investment sale assignments throughout the Western United States, with a significant focus on leading acquisitions and dispositions on healthcare-related properties, for major private and institutional clients. During that time, he also served as a member of the Grubb & Ellis President’s Counsel and Institutional Investment Group Board of Advisors. Additionally, from December 2015 to November 2016, Mr. Hanson served as a member of the board of directors of Trilogy. Mr. Hanson received a B.S. degree in Business from the University of Southern California with an emphasis in Real Estate Finance.

The GAHR IV Board selected Mr. Hanson to serve as a director because he is GAHR IV’s Chief Executive Officer and has served in various executive roles with a focus on property management and property acquisitions. Mr. Hanson has insight into the development, marketing, finance, and operations aspects of GAHR IV. He has knowledge of the real estate and healthcare industries and relationships with chief executives and other senior management at real estate and healthcare companies. The GAHR IV Board believes that Mr. Hanson brings an important perspective to the GAHR IV Board.
Brian J. Flornes
, age 57, has served as one of GAHR IV’s independent directors since February 2016. He has also served as a member of the GAHR IV Special Committee since October 2020. Mr. Flornes served as the Chief Executive Officer of Vintage Senior Living, or Vintage, from June 2010 to September 2018, having co-founded
the company in 1998 and served as its
Co-Chief
Executive Officer from inception to June 2010. Vintage, located in Newport Beach, California, owned and operated senior housing communities specializing in independent senior living, assisted living and memory care services for Alzheimer’s and other dementia with 24 communities in California and Washington. Vintage grew to be one of the largest assisted living providers in California and consistently ranked in the “Top 50” owners and operators of senior housing across the nation, according to the Assisted Living Federation of America. Vintage sold the majority of its portfolio of communities in 2016, which encompassed in excess of 3,200 resident units with more than 2,000 associates. Since February 2006, Mr. Flornes has been responsible for a direct joint-venture relationship with one of the nation’s largest pension funds. The joint venture, with $325 million of committed capital, has acquired 19 senior living communities and net asset value has grown to more than 2.5 times invested capital. From 1995 to 1998, Mr. Flornes served as Founder and Principal of American Housing Concepts, a real estate development firm directly associated with ARV Assisted Living, one of the largest senior living providers in the early 1990s. Prior to American Housing Concepts, Mr. Flornes served in several roles and ultimately as President of Development, from 1992 to 1995, of ARV Assisted Living. Throughout his career, Mr. Flornes has directly contributed to the acquisition and development of more than 8,000 units of senior living in 11 states and has been responsible for $1.5 billion in financing. Mr. Flornes was a longstanding member of the American Senior Housing Association and also served on the board of the California Assisted Living Association. Mr. Flornes is a member of the World Presidents’ Organization. Mr. Flornes received a B.A. degree in Communication as well as an M.B.A. degree from Loyola Marymount University.
The GAHR IV Board selected Mr. Flornes to serve as a director because of his particular experience with the acquisition, development, operation and financing of healthcare-related properties and senior housing communities. He has significant knowledge of, and relationships within, the real estate and healthcare industries, due in part to his 30 years of industry experience managing all aspects of senior living. Mr. Flornes’ vast real estate experience in senior living also enhances his ability to contribute insight on achieving GAHR IV’s investment objectives. The GAHR IV Board believes that this experience will bring valuable knowledge and operational expertise to the GAHR IV Board.
Dianne Hurley
, age 58, has served as one of GAHR IV’s independent directors and GAHR IV’s audit committee chairwoman since February 2016. She has also served as the GAHR IV Special Committee chairwoman since October 2020. Ms. Hurley also serves as an independent director and audit committee member of AG Mortgage Investment Trust located in New York, New York, since December 2020. Prior, Ms. Hurley was an independent director and audit committee chairwoman of CC Real Estate Income Fund located in New York, New York, from March 2016 until its liquidation in August of 2020, and an independent director and nominating and corporate governance committee member of NorthStar Realty Europe, located in New York, New York, from August 2016 until its sale in October of 2019, and an independent director and audit committee member of NorthStar/RXR New York Metro Income, Inc. located in New York, New York, from February 2015 until December 2018. Ms. Hurley serves as the Chief Financial and Operations Officer of Moravian Academy in Bethlehem, Pennsylvania. Prior, she was the Chief Administrative Officer of A&E Real Estate, located in New York, New York, an owner/operator of multifamily properties, where she worked on the firm’s business and administrative management from March 2017 until June 2020. From January 2015 to present, Ms. Hurley has also worked as an operational consultant to startup asset management firms including BayPine Capital located in Boston, Massachusetts, a large cap digital private equity firm, Stonecourt Capital located in New York, New York, a middle-market growth private equity firm, Imperial Companies located in New York, New York, a real estate private investment firm, and RedBird Capital Partners located in New York, New York, a principal investing firm focused on growth equity, build ups and structured equity investments. Previously, Ms. Hurley served from November 2011 to January 2015 as Managing Director of SG Partners, located in New York, New York, a boutique executive search firm. From September 2009 to November 2011, Ms. Hurley served as the Chief Operating Officer, Global Distribution, at Credit Suisse Asset Management, where she was responsible for overall management of the sales business, strategic initiatives, financial and client reporting and regulatory and compliance oversight. From 2004 to September 2009, Ms. Hurley served as the founding Chief Administrative Officer of
TPG-Axon
Capital, where she was responsible for investor relations and fundraising, human capital management, compliance policy implementation, joint venture real estate investments and corporate real estate. Earlier in her career, Ms. Hurley worked in the real estate department at Goldman Sachs. Ms. Hurley holds a Bachelor of Arts from Harvard University in Cambridge, Massachusetts and a Master of Business Administration from Yale School of Management, New Haven, Connecticut.
The GAHR IV board selected Ms. Hurley to serve as a director in part due to her financial expertise, particularly in the real estate industry. The GAHR IV Board believes that her service on the board of several REITs, as well as her finance, operations, regulatory and compliance experience, will bring valuable insight to GAHR IV, particularly in her role as the audit committee chairwoman and audit committee financial expert. With her extensive background in real estate finance and real estate operations, Ms. Hurley brings valuable business skills to the GAHR IV Board.
Wilbur H. Smith III
, age 49, has served as one of GAHR IV’s independent directors and a member of GAHR IV’s audit committee since February 2016. He has also served as a member of the GAHR IV Special Committee since October 2020. Mr. Smith is the Chief Executive Officer, President and Founder of Greenlaw Partners, LLC, a full-service real estate development and operating company, and Greenlaw Management, Inc., a commercial property management company, collectively known as Greenlaw, which are located in Irvine, California and which he founded in March 2003. Mr. Smith personally oversees all aspects of Greenlaw’s acquisition, operations and investment development/redevelopment programs. Since inception and under Mr. Smith’s leadership, Greenlaw has completed in excess of $5.0 billion in acquisitions and dispositions of commercial real estate properties. The majority of Greenlaw assets have been in joint ventures with leading global institutional groups including Walton Street, Westbrook, Cigna, UBS, Guggenheim, Cross Harbor and Cerberus. Currently, Greenlaw owns and manages a joint venture portfolio in California approaching $3.0 billion in value that has approximately 10,000,000 square feet of buildings primarily comprised of office, industrial, retail, medical office and multifamily assets. Prior to Greenlaw, Mr. Smith served as Vice President of Newport Beach based Makar Properties from 1999 to 2003. Mr. Smith also served as Trustee of Partners Real Estate Investment Trust from June 2013 to December 2013 and since 2012 has served on the Board of California Waterfowl Association. Mr. Smith is an active member of Young Presidents Organization (YPO) and currently serves on the board of the Orange County Gold Chapter. In addition, Mr. Smith is a founding member of Tiger21 Orange County Chapter and sits on the executive board of the University of Southern California Lusk Center for Real Estate as well as on the University of Southern California Price School of Public Policy Advisory Board for the Bachelor of Science in Real Estate Development. Mr. Smith is a licensed California real estate broker and received a B.S. degree in Agriculture from California Polytechnic State University, San Luis Obispo, and earned a Master’s degree in Real Estate Development from the University of Southern California.
The GAHR IV Board selected Mr. Smith to serve as a director due to his vast experience in the acquisition, operations, investment and disposition of commercial real estate as well as his experience with a number of leading global institutions through joint ventures, matching acquisitions with the appropriate investment structures/channels. Mr. Smith’s experience in the commercial real estate industry, capital markets and real estate operations enhances his ability to contribute to GAHR IV’s investment strategies and help GAHR IV achieve its investment objectives. The GAHR IV Board believes his executive experience in the real estate industry will bring strong financial and operational expertise to the GAHR IV Board.
Richard S. Welch
, age 50, has served as one of GAHR IV’s directors since January 2018. Mr. Welch has also served on the Executive Committee of American Healthcare Investors since April 2017, and on the investment committee of GAHR IV Advisor since April 2017. Mr. Welch has served as a Managing Director at Colony Capital, located in Los Angeles, California, responsible for managing certain financial and operational aspects of Colony Capital’s investment portfolio and operating businesses, which have included various healthcare investments, since July 2007. Beginning in April 2017, Mr. Welch assumed oversight of Colony Capital’s healthcare portfolio. Prior to joining the Colony Capital business in 2005, Mr. Welch was a Vice President in the Investment Banking Division of Goldman, Sachs & Co., focusing on mergers and acquisitions and debt and equity financings for companies in the real estate, retail, and consumer product industries. Mr. Welch has also served as an independent director and member of the audit and compensation committees of BBQ Holdings, Inc. (NASDAQ: BBQ) since May 2018. He has also served as the Chairman of NorthStar Healthcare Income, Inc., located in New York, New York, since November 2020. Mr. Welch received a B.S. degree in Accounting from University of Southern California and an M.B.A. degree from The Wharton School, University of Pennsylvania and is a Certified Public Accountant in the State of California (inactive). The GAHR IV Board selected Mr. Welch to serve as a director due to his many years of experience in commercial real estate, as well as debt and equity financing. Mr. Welch’s extensive knowledge of managing and operating real estate investment portfolios, including in the healthcare industry, and capital markets expertise are significant assets to GAHR IV. Based on Mr. Welch’s experience, the GAHR IV Board believes that Mr. Welch brings valuable business skills to the GAHR IV Board.
Vote Required
The proposal to elect the director nominees requires the approval of holders of a majority of the shares of GAHR IV Class T Common Stock and GAHR IV Class I Common Stock, voting together as a single class, present in person or by proxy at the GAHR IV Annual Meeting. For purposes of the proposal to elect the director nominees, abstentions and broker non-votes
will count toward the presence of a quorum but will have the same effect as votes against the proposal. A properly executed proxy card, or instruction by telephone or the Internet, indicating “FOR” a nominee will be considered a vote in favor of the proposal to elect the director nominee to which it applies. A properly executed proxy card, or instruction by telephone or the Internet, indicating “WITHHOLD” will be considered a vote against the director nominee to which it applies.
Proposal 4: Ratification of Appointment of Independent Registered Public Accounting Firm
The GAHR IV Audit Committee has appointed Deloitte & Touche to continue as GAHR IV’s independent registered public accounting firm for the year ending December 31, 2021; provided, however, that the GAHR IV Audit Committee seeks the ratification of the appointment by GAHR IV stockholders. If GAHR IV stockholders do not ratify the appointment of Deloitte & Touche, the GAHR IV Audit Committee will reconsider whether to retain Deloitte & Touche but may decide to retain Deloitte & Touche as GAHR IV’s independent registered public accounting firm. Even if the appointment is ratified, the GAHR IV Audit Committee in its discretion may change the appointment at any time during the year if it determines that a change would be in the best interests of GAHR IV and GAHR IV stockholders.
Representatives of Deloitte & Touche are expected to be present at the GAHR IV Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Vote Required
The proposal to ratify the appointment of Deloitte & Touche requires the affirmative vote of a majority of all votes cast at the GAHR IV Annual Meeting. A properly executed proxy card, or instruction by telephone or the Internet, indicating “FOR” will be considered a vote in favor of the proposal to ratify the appointment of Deloitte & Touche. A properly executed proxy card, or instruction by telephone or the Internet, indicating “AGAINST” will be considered a vote against the proposal to ratify the appointment of Deloitte & Touche. For purposes of the proposal to ratify the appointment of Deloitte & Touche, abstentions and broker non-votes
will have no impact.
Relationship with Independent Registered Public Accounting Firm; Audit and
Non-Audit
Fees
Deloitte & Touche has served as GAHR IV’s independent registered public accounting firm and audited GAHR IV’s consolidated financial statements since January 27, 2015.

The following table lists the fees for services provided by GAHR IV’s independent registered public accounting firm for 2020 and 2019:

Services	2020	2019
Audit fees(1)	$819,000	$851,000
Audit-related fees(2)	23,000	2,000
Tax fees(3)	262,000	235,000
All other fees	—	—

Total	$1,104,000	$1,088,000

(1)
Audit fees consist of fees related to the 2020 and 2019 audit of GAHR IV’s annual consolidated financial statements and reviews of GAHR IV’s quarterly consolidated financial statements. Audit fees also relate to statutory and regulatory audits, consents and other services related to filings with the SEC in the year the services were rendered.

(2)	Audit-related fees relate to financial accounting and reporting consultations, assurance and related services in the year the services were rendered.
(3)	Tax services consist of tax compliance and tax planning and advice in the year the services were rendered.
The Audit Committee
pre-approves
all auditing services and permitted
non-audit
services (including the fees and terms thereof) to be performed for GAHR IV by its independent registered public accounting firm, subject to the de minimis exceptions for non-audit
services described in Section 10A(i)(1)(B) of the Exchange Act and the rules and regulations of the SEC. All services rendered by Deloitte & Touche for the years ended December 31, 2020 and 2019 were pre-approved
in accordance with the policies and procedures described above.
Auditor Independence
The Audit Committee has considered whether the provision of the above noted services is compatible with maintaining GAHR IV’s independent registered public accounting firm’s independence and has concluded that the provision of such services has not adversely affected the independent registered public accounting firm’s independence.
AUDIT COMMITTEE REPORT TO STOCKHOLDERS
Pursuant to the Audit Committee charter adopted by the GAHR IV Board, the Audit Committee’s primary function is to assist the GAHR IV Board in fulfilling its oversight responsibilities by overseeing the independent auditors and reviewing the financial information to be provided to the stockholders and others, the system of internal control over financial reporting that management has established and the audit and financial reporting process. The Audit Committee is composed of GAHR IV’s three independent directors. GAHR IV’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. Membership on the Audit Committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing, and the members of the Audit Committee are not professionally engaged in the practice of accounting or auditing. The Audit Committee’s role does not provide any special assurance with regard to the financial statements of GAHR IV, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors. The Audit Committee relies in part, without independent verification, on information provided to it and on representations made by management and the independent auditors that the financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.
In this context, in fulfilling its oversight responsibilities, the Audit Committee reviewed the 2020 audited financial statements with management, including a discussion of the quality and acceptability of the financial reporting and controls of GAHR IV.
The Audit Committee reviewed with Deloitte & Touche, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

The Audit Committee discussed with Deloitte & Touche the overall scope and plans for the audit. The Audit Committee meets periodically with Deloitte & Touche, with and without management present, to discuss the results of their examinations, their evaluations of internal controls and the overall quality of the financial reporting of the Company.
Based on the reports and discussions described above, the Audit Committee recommended to the GAHR IV Board that the audited financial statements be included in GAHR IV’s 2020 Annual Report on Form
10-K
filed with the SEC on March 26, 2021.

MEMBERS OF THE AUDIT COMMITTEE:
Dianne Hurley (Chairwoman)
Brian J. Flornes
Wilbur H. Smith III
The preceding “Audit Committee Report to Stockholders” shall not be deemed soliciting material or to be filed with the SEC, nor shall any information in this report be incorporated by reference into any past or future filing under the Exchange Act or the Securities Act except to the extent that GAHR IV specifically incorporates it by reference into such filing.
Proposal 5: The GAHR IV Adjournment Proposal
GAHR IV stockholders are being asked to consider and vote on a proposal to approve any adjournments of the GAHR IV Annual Meeting for the purposes of soliciting additional proxies if there are not sufficient votes at the meeting to approve the GAHR IV Merger Proposal or any of the GAHR IV Charter Amendment Proposals, if necessary or appropriate, as determined by the chair of the GAHR IV Annual Meeting. If the GAHR IV Adjournment Proposal is approved, the GAHR IV Annual Meeting may be adjourned to any date not more than 120 days after the original record date and, in accordance with the GAHR IV Merger Agreement, not more than 30 days after the date for which the GAHR IV Annual Meeting was originally scheduled. Among other things, approval of the adjournment proposal could mean that, even if GAHR IV had received proxies representing a sufficient number of shares voted against either the GAHR IV Merger Proposal or any of the GAHR IV Charter Amendment Proposals to defeat the proposal, GAHR IV could adjourn the GAHR IV Annual Meeting without a vote on the applicable proposal and seek to convince the holders of those shares to change their votes to votes in favor of the applicable proposal. If the GAHR IV Annual Meeting is postponed or adjourned for the purpose of soliciting additional proxies, GAHR IV stockholders who already submitted their proxies will be able to revoke them at any time prior to their use at the adjourned GAHR IV Annual Meeting.
If there are insufficient votes at the GAHR IV Annual Meeting to approve the GAHR IV Merger Proposal or any of the GAHR IV Charter Amendment Proposals, GAHR IV intends to move to vote on the GAHR IV Adjournment Proposal. GAHR IV does not intend to move to a vote on the GAHR IV Adjournment Proposal if each of the GAHR IV Merger Proposal and the GAHR IV Charter Amendment Proposals is approved by the requisite number of votes at the GAHR IV Annual Meeting.
Vote Required
Approval of the GAHR IV Adjournment Proposal requires the affirmative vote of a majority of all votes cast on such proposal at the GAHR IV Annual Meeting. Any shares not voted (whether by abstention, broker non-vote
or otherwise) have no impact on the vote on such proposal.
Notwithstanding the GAHR IV Adjournment Proposal, pursuant to Maryland law, the GAHR IV Annual Meeting may not be postponed or adjourned to a date that is more than 120 days from the original record date for the GAHR IV Annual Meeting.

Recommendation of the GAHR IV Board
The GAHR IV Board unanimously recommends that GAHR IV stockholders vote “FOR” the GAHR IV Adjournment Proposal.
No Other Business
In accordance with the GAHR IV Merger Agreement, the GAHR IV Annual Meeting has been called exclusively for the purpose of seeking approval of the GAHR IV Merger Proposal, the GAHR IV Charter Amendment Proposals and the GAHR IV Adjournment Proposal, and no other business may be properly brought before the GAHR IV Annual Meeting (or any adjournment or postponement of the GAHR IV Annual Meeting).
GAHR IV stockholders are not voting on the proposals to be voted on at the GAHR III Special Meeting.

THE MERGERS
The following is a description of the material aspects of the Mergers. While GAHR III and GAHR IV believe that the following description covers the material terms of the Mergers, the description may not contain all of the information that is important to GAHR III stockholders and GAHR IV stockholders. GAHR III and GAHR IV encourage GAHR III stockholders and GAHR IV stockholders to read this entire joint proxy statement/prospectus, including the Merger Agreement and the other documents attached to this joint proxy statement/prospectus, for a more complete understanding of the Mergers.
General
Each of the GAHR III Special Committee, the GAHR III Board, the GAHR IV Special Committee and the GAHR IV Board has approved the Merger Agreement and the Mergers, with all directors voting in favor of such approval. Pursuant to the Merger Agreement, GAHR III will merge with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of GAHR IV, and GAHR IV Operating Partnership will be merged with and into GAHR III Operating Partnership, with GAHR III Operating Partnership as the surviving entity. GAHR III stockholders will receive the merger consideration described below under “The Merger Agreement — Consideration to be Received in the Mergers.”
Background of the Mergers
GAHR III was formed in 2013 to invest in a diversified portfolio of healthcare real estate properties, focusing primarily on medical office buildings, hospitals, skilled nursing facilities, senior housing and other healthcare-related facilities. GAHR III commenced capital raising and operations in 2014 and, at that time, disclosed its intent to begin the process of achieving a liquidity event within five years after the completion of GAHR III’s offering stage, which ended in April 2015.
GAHR IV was formed in 2015 to invest in a diversified portfolio of healthcare real estate properties, focusing primarily on medical office buildings, hospitals, skilled nursing facilities, senior housing and other healthcare-related facilities. At that time, GAHR IV disclosed its intent to begin the process of achieving a liquidity event within five years after the completion of GAHR IV’s offering stage, which ended in February 2019.
In October 2020, the GAHR III Board established the GAHR III Special Committee consisting of all of GAHR III’s independent directors — Harold H. Greene, Gerald W. Robinson and J. Grayson Sanders — to investigate and analyze strategic alternatives, including but not limited to, a merger, sale of substantially all of GAHR III’s assets to, or other business combinations of GAHR III with, third parties, including acquisitions or other transactions that may be related to or may facilitate such strategic alternatives. The GAHR III Special Committee subsequently selected DLA Piper LLP (US) (“DLA Piper”) as its legal counsel.
In October 2020, the GAHR IV Board established the GAHR IV Special Committee consisting of all of GAHR IV’s independent directors — Dianne Hurley, Brian J. Flornes and Wilbur H. Smith III — to investigate and analyze strategic alternatives, including but not limited to, a merger, sale of substantially all of GAHR IV’s assets to, or other business combinations of GAHR IV with, third parties, including acquisitions or other transactions that may be related to or may facilitate such strategic alternatives. The GAHR IV Special Committee subsequently selected Sullivan & Cromwell LLP (“Sullivan & Cromwell”) as its legal counsel.
On November 24, 2020, the GAHR III Special Committee met with a representative of DLA Piper to discuss whether GAHR III should consider amending its charter to effect the GAHR III Charter Amendment before evaluating strategic alternatives. The GAHR III Special Committee decided not to delay evaluation of strategic alternatives and to make the GAHR III Charter Amendment a condition to closing a strategic alternative if necessary. The GAHR III Special Committee also discussed the engagement of potential financial advisors.
On December 2, 2020 and December 10, 2020, the GAHR IV Special Committee held three separate meetings (with representatives of Sullivan & Cromwell and Morris, Manning & Martin, LLP (“Morris, Manning & Martin”) in attendance) to interview potential financial advisors regarding their qualifications, costs and prior dealings with the

Sponsors and their affiliates. The GAHR IV Special Committee, after considering Truist Securities’ qualifications and experience, decided it was in the best interest of GAHR IV to engage Truist Securities as its financial advisor primarily on account of its experience with similar engagements. Prior to engaging Truist Securities, the GAHR IV Special Committee was provided with customary written relationships disclosure by Truist Securities, and no director expressed concern with respect to Truist Securities’ ability to provide objective financial advice to the GAHR IV Special Committee.
On December 3, 2020, and December 4, 2020, the GAHR III Special Committee held three separate meetings (with representatives of DLA Piper in attendance) to interview potential financial advisors regarding their qualifications, costs and prior dealings with the Sponsors and their affiliates. The GAHR III Special Committee, after considering Stanger’s work for GAHR III in connection with arriving at GAHR III’s estimated net asset value per share as well as Stanger’s prior significant dealings with affiliates of the Sponsor, decided it was in the best interest of GAHR III to engage Stanger as its financial advisor primarily on account of its experience with similar engagements and its familiarity with GAHR III’s assets.
On December 22, 2020, the GAHR IV Special Committee met, together with representatives of Sullivan & Cromwell and Truist Securities. During this meeting the GAHR IV Special Committee, in consultation with representatives of Sullivan & Cromwell and Truist Securities, engaged in preliminary discussions regarding the processes and mandate of the GAHR IV Special Committee, including the exploration of potential strategic alternatives such as a potential combination of GAHR III and GAHR IV and the potential acquisition by GAHR III of the business and operations of American Healthcare Investors, including American Healthcare Investors’ equity interest in GAHR III Advisor and GAHR IV Advisor (together, the “Potential Transaction”).
On January 5, 2021, the GAHR III Special Committee met, together with representatives of DLA Piper and Stanger, to discuss strategic alternatives. After discussing the relative merits of (i) maintaining the status quo, (ii) liquidating, (iii) merging with a publicly traded company, and (iv) the Potential Transaction, there was a consensus that the Potential Transaction should be further explored in preference to other potential strategic alternatives. The GAHR III Special Committee also determined that it would be in the best interest of GAHR III to solicit potential buyers of GAHR III before entering into agreements to effect the Potential Transaction. The GAHR III Special Committee directed Stanger to approach American Healthcare Investors as well as GAHR IV about GAHR III’s interest in receiving proposals regarding the Potential Transaction.
On January 7, 2021, at the direction of the GAHR III Special Committee, representatives of DLA Piper shared with representatives of Morrison & Foerster LLP (“Morrison & Foerster”), counsel to American Healthcare Investors, a draft non-disclosure
agreement between GAHR III and American Healthcare Investors to facilitate the confidential exchange of information relating to the Potential Transaction.
Also on January 7, 2021, Stanger received a proposal from KeyBanc Capital Markets, the financial advisor to American Healthcare Investors, regarding a proposed transaction in which the Sponsors would contribute the business of American Healthcare Investors, including the GAHR III Advisor and the GAHR IV Advisor, and all of the assets associated therewith, to the GAHR III Operating Partnership in exchange for $160 million, 50% in cash and 50% in GAHR III OP Units, plus earn-out
consideration (described below) (the “January 7 AHI Acquisition Proposal”). The proposed contributors offered not to sell the GAHR III OP Units until the earlier of one year from issuance, a listing of GAHR III (or the Combined Company) or a change of control of GAHR III (or the Combined Company). The proposal also sought for American Healthcare Investors to be “granted up to three board seats” on the board of the Combined Company and sought registration rights with respect to any shares of common stock issued upon redemption of the GAHR III OP Units.
The January 7 AHI Acquisition Proposal also described the plans of the management of American Healthcare Investors to sponsor American Healthcare RE Fund, L.P., a private investment fund focusing on healthcare real estate (the “Private Fund”), that intends to raise up to $750 million of capital. The proposed earnout consideration would be 40% of annual fee income from the fund (capped at $40 million) for seven years, plus 30% of the back-end
promote.

On January 12, 2021, the GAHR III Special Committee met, together with representatives of Stanger and DLA Piper, to review the January 7 AHI Acquisition Proposal. The GAHR III Special Committee directed Stanger to inform KeyBanc Capital Markets that the proposed consideration for the AHI Acquisition was too high. The GAHR III Special Committee also asked Stanger to share the proposal with GAHR IV, to begin work on a counterproposal and to report back to the GAHR III Special Committee regarding alternative ways to become self-managed.
On January 12, 2021, GAHR III and American Healthcare Investors entered into the non-disclosure
agreement. Also on January 12, 2021, at the direction of the GAHR III Special Committee, representatives of DLA Piper shared with representatives of Sullivan & Cromwell a draft non-disclosure
agreement between GAHR III and GAHR IV to facilitate the confidential exchange of information relating to the Potential Transaction.
On January 13, 2021, the GAHR IV Special Committee met, together with representatives of Sullivan & Cromwell and Truist Securities. During this meeting, representatives of Truist Securities reviewed various potential strategic alternatives available to GAHR IV, including the Potential Transaction. The GAHR IV Special Committee, in consultation with representatives of Sullivan & Cromwell and Truist Securities, discussed various potential strategic alternatives, taking into account GAHR IV’s strategic goals and market conditions. Following the discussion, the GAHR IV Special Committee determined that the Potential Transaction should be further explored in preference to other potential strategic alternatives.
On January 15, 2021, representatives of Stanger shared the January 7 AHI Acquisition Proposal with representatives of Truist Securities.
Between January 14, 2021 and January 20, 2021, at the direction of the GAHR III Special Committee and GAHR IV Special Committee, respectively, representatives of DLA Piper and Sullivan & Cromwell finalized a non-disclosure
agreement between GAHR III and GAHR IV to facilitate the confidential exchange of information relating to the Potential Transaction. Thereafter, GAHR III regularly shared information with GAHR IV regarding its negotiations with American Healthcare Investors.
On January 19, 2021, the GAHR IV Special Committee met, together with representatives of Sullivan & Cromwell and Truist Securities. During this meeting, representatives of Sullivan & Cromwell and Truist Securities reviewed the status of ongoing preparatory work relating to the Potential Transaction. In addition, the GAHR IV Special Committee discussed the information regarding potential strategic alternatives previously reviewed by Truist Securities at the January 13, 2021 meeting of the GAHR IV Special Committee.
On January 19, 2021, the GAHR III Special Committee met, together with representatives of Stanger and DLA Piper. The GAHR III Special Committee discussed the risks and difficulties associated with becoming self-managed other than through the AHI Acquisition, especially in light of contractual provisions with the GAHR III Advisor that limit GAHR III’s ability to solicit employees of the GAHR III Advisor and its affiliates, and determined that it was in the best interest of GAHR III to try to negotiate the AHI Acquisition on favorable terms rather than attempt to become self-managed another way.
On January 25, 2021, the GAHR IV Special Committee met, together with representatives of Sullivan & Cromwell and Truist Securities. During this meeting, the GAHR IV Special Committee discussed the January 7 AHI Acquisition Proposal in consultation with representatives of Sullivan & Cromwell and Truist Securities, including the plans of the management of American Healthcare Investors to sponsor the Private Fund. Representatives of Truist Securities also reviewed various preliminary financial analyses. Following the discussion, the GAHR IV Special Committee directed representatives of Truist Securities to convey to Stanger the views of the GAHR IV Special Committee with respect to the terms of the January 7 AHI Acquisition Proposal.
On January 26, 2021, the GAHR III Special Committee met, together with representatives of Stanger and DLA Piper. The Stanger representatives shared their preliminary value range of the business of American Healthcare Investors, provided information regarding the current compensation of key personnel of American Healthcare Investors and relayed more information about the proposed Private Fund. The GAHR III Special Committee determined to seek to engage a compensation consultant to assess how the executive team should be compensated after the AHI Acquisition and directed Stanger to request more information regarding the Private Fund.
On February 1, 2021, the GAHR IV Special Committee met, together with representatives of Sullivan & Cromwell and Truist Securities. Representatives of Sullivan & Cromwell and Truist Securities reviewed the status of ongoing preparatory work relating to the Potential Transaction, including the process by which third parties were preparing NAVs of GAHR III and GAHR IV.
On February 2, 2021, the GAHR III Special Committee met, together with representatives of Stanger and DLA Piper. After discussion, the GAHR III Special Committee determined to make a counterproposal to American Healthcare Investors, which differed from the January 7 AHI Acquisition Proposal primarily in the following respects: The initial purchase price was $110 million (subject to adjustment based upon compensation to be paid to key officers), all of which would be payable in GAHR III OP Units. The earnout consideration was 20% of asset management fees and acquisition fees earned from the Private Fund for the first seven years after the closing of the AHI Acquisition for so long as two of the three AHI Principals remain with GAHR III, capped at $20 million, and 20% of the Private Fund’s back-end
promote, with all of the earnout being subordinated to GAHR III having first realized certain net gains from the Private Fund and GAHR III having realized certain acquisition fee savings as a result of the AHI Acquisition. The counterproposal also lengthened the lock-up
period to two years or until a listing or change of control occurred and offered nomination rights for two board seats to be filled by officers of GAHR III.
On February 3, 2021, the GAHR IV Special Committee met, together with representatives of Sullivan & Cromwell and Truist Securities. The GAHR IV Special Committee, in consultation with representatives of Sullivan & Cromwell and Truist Securities, discussed the terms of a preliminary counterproposal to American Healthcare Investors. Following the discussion, the GAHR IV Special Committee directed representatives of Truist Securities to convey to Stanger the views of the GAHR IV Special Committee with respect to the terms of the preliminary counterproposal.
On February 4, 2021, at the direction of the GAHR III Special Committee, representatives of Stanger shared the counterproposal (the “February 4 AHI Acquisition Proposal”) with KeyBanc Capital Markets.
On February 8, 2021, FPL Associates L.P. (“FPL”) was engaged to provide compensation consulting services to the GAHR III Special Committee.
On February 8, 2021, the GAHR IV Special Committee met, together with representatives of Sullivan & Cromwell and Truist Securities. Representatives of Sullivan & Cromwell and Truist Securities reviewed the status of ongoing preparatory work relating to the Potential Transaction, including the preparation of a proposal to GAHR III relating to a potential combination of GAHR III and GAHR IV and the proposal by management of American Healthcare Investors regarding the potential sponsorship of the Private Fund.
On February 9, 2021, the GAHR III Special Committee met, together with representatives of Stanger and DLA Piper. The representatives of Stanger updated the GAHR III Special Committee with respect to the discussions among the parties regarding the Potential Transaction as well as discussions regarding the engagement of a compensation consultant.
On February 10, 2021, American Healthcare Investors delivered a counterproposal (the “February 10 AHI Acquisition Proposal”) regarding the AHI Acquisition, which differed from the February 4 AHI Acquisition Proposal in primarily the following respects. The initial purchase price was $145 million, 75% of which was be payable in GAHR III OP Units. The earnout consideration with respect to the fees paid by the Private Fund was equal to 35% of asset management fees (paid quarterly), 35% of acquisition fees (reduced for certain costs and paid upon the earlier of liquidation of the Private Fund or seven years from the closing of the AHI Acquisition) and 35% of any back-end
promote (reduced for certain costs and paid upon the earlier of liquidation of the Private Fund or seven years from the closing of the AHI Acquisition). Although the February 10 AHI Acquisition Proposal accepted GAHR III’s proposed two-year
lock-up
on redemption or sale of GAHR III OP Units, American Healthcare Investors added a put right that would enable the contributors to redeem the GAHR III OP Units for cash if GAHR III’s shares of common stock were not listed within three years of closing of the AHI Acquisition. The February 10 AHI Acquisition Proposal again sought nomination rights with respect to three board seats.
On February 11, 2021, representatives of Truist Securities, KeyBanc Capital Markets, Stanger, DLA Piper and Morrison & Foerster met to discuss the February 9 AHI Acquisition Proposal.
On February 11, 2021, the GAHR IV Special Committee met, together with representatives of Sullivan & Cromwell and Truist Securities. The GAHR IV Special Committee, in consultation with representatives of Sullivan & Cromwell and Truist Securities, discussed and reviewed the terms of a proposal to combine GAHR III and GAHR IV (the “February 11 REIT Merger Proposal”). As part of this discussion, representatives of Truist Securities reviewed with the GAHR IV Special Committee its review to date of financial information provided by the GAHR III Advisor regarding GAHR III and by the GAHR IV Advisor regarding GAHR IV and various preliminary financial analyses, including a preliminary review of the independent third-party NAVs of GAHR III and GAHR IV dated September 30, 2020. At the conclusion of the discussion, the GAHR IV Special Committee directed representatives of Truist Securities to share the February 11 REIT Merger Proposal with representatives of Stanger. The February 11 REIT Merger Proposal contemplated: (i) an exchange ratio of 0.8346 in the combination of GAHR III and GAHR IV, subject to adjustment prior to signing pursuant to an adjustment methodology to be agreed; (ii) a
30-day
post-signing “go shop” period for GAHR III with customary matching rights for GAHR IV; (iii) the entry into an exclusivity agreement between GAHR III and GAHR IV; (iv) a customary fiduciary out for GAHR III, the exercise of which would trigger a termination fee of 1.50% of the equity value of GAHR III (if exercised during the “go shop” period) or 3.50% of the equity value of GAHR III (if exercised otherwise) plus, in either case, an obligation to reimburse GAHR IV’s transaction expenses in an amount up to $5 million; and (v) no fiduciary out for GAHR IV. The February 11 REIT Merger Proposal did not condition the Mergers on completion of the AHI Acquisition, but provided that the AHI Acquisition was to be abandoned if the merger agreement was terminated. Representatives of Truist Securities shared the February 11 REIT Merger Proposal with representatives of Stanger later that day.
On February 13, 2021, the GAHR III Special Committee met to consider the February 10 AHI Acquisition Proposal and the February 11 REIT Merger Proposal, together with representatives of Stanger and DLA Piper. With respect to the February 10 AHI Acquisition Proposal, the GAHR III Special Committee authorized Stanger to deliver a counterproposal (the “February 13 AHI Acquisition Proposal”), which differed from the February 10 AHI Acquisition Proposal primarily in the following material respects: The initial purchase price was $120 million (subject to adjustment based on final compensation terms of key employees), 100% of which was payable in GAHR III OP Units. The earnout consideration was of 25% of asset management fees and acquisition fees earned from the Private Fund for the first seven years after the closing of the AHI Acquisition for so long as two of the three AHI Principals remain with GAHR III, capped at $25 million, and 25% of the Private Fund’s back-end
promote, with all of the earnout being subordinated to GAHR III having first realized certain net gains from the Private Fund and GAHR III having realized certain acquisition fee savings as a result of the AHI Acquisition.
The February 13 AHI Acquisition Proposal also provided that the promote would be paid only when received by GAHR III as opposed to being paid seven years after the closing of the AHI Acquisition based upon the net asset value of the Private Fund. The February 13 AHI Acquisition Proposal also rejected American Healthcare Investors’ request for a cash put right with respect to the GAHR III OP Units issued in the transaction, and reverted back to nomination rights for two board seats, which were to be filled only by officers of GAHR III.
After discussing the terms of the February 11 REIT Merger Proposal and the relative valuations of GAHR III and GAHR IV, the GAHR III Special Committee authorized Stanger to deliver a counterproposal (the “February 13 REIT Merger Proposal”), which differed from GAHR IV’s proposal primarily in the following material respects: (i) an exchange ratio of 0.9148 shares of GAHR IV Class I Common Stock for each share of GAHR III Common Stock, subject to adjustment as previously noted, (ii) a pre-signing,
45-day
“market check” (in lieu of a
30-day
post-signing
go-shop
period), with GAHR III reimbursing up to $1.5 million of GAHR IV’s expenses if an alternative transaction agreement is entered into following termination of negotiations with GAHR IV, (iii) a termination fee of 3% of GAHR III’s equity value (but no expense reimbursement) if GAHR III terminates the merger agreement to accept a superior proposal; and (iv) a reverse termination fee in the event GAHR IV terminates the merger agreement to pursue an alternative transaction in an amount equal to 3% of the equity value of GAHR IV.

Shortly after the February 13, 2021 GAHR III Special Committee meeting and at the direction of the GAHR III Special Committee, representatives of Stanger delivered the February 13 AHI Acquisition Proposal to representatives of KeyBanc Capital Markets and delivered the February 13 REIT Merger Proposal to representatives of Truist Securities.
On February 16, 2021, representatives of KeyBanc Capital Markets delivered a counterproposal (the “February 16 AHI Acquisition Proposal”) to representatives of Stanger, which differed from the February 13 AHI Acquisition Proposal primarily in the following material respects: The initial purchase price was $133 million (subject to adjustment based on final compensation terms of key employees and subject to further adjustment if the exchange ratio in the Mergers is based on a valuation of GAHR IV that exceeds its net asset value as of September 30, 2020), 75% of which was payable in GAHR III OP Units. The earnout consideration with respect to the fees paid by the Private Fund was equal to 35% of asset management fees (paid quarterly), 35% of acquisition fees (reduced for certain costs and paid upon the earlier of liquidation of the Private Fund or seven years from the closing of the AHI Acquisition) and 35% of any back-end
promote (uncapped). The promote was to be paid upon the earlier of liquidation of the Private Fund and seven years from the closing of the AHI Acquisition. The February 16 AHI Acquisition Proposal again sought a cash put right with respect to the GAHR III OP Units to be issued in the transaction, but the right was bifurcated so that 50% of the GAHR III OP Units could be redeemed for cash if GAHR III had not listed within three years and the remaining OP Units could be redeemed for cash if GAHR III had not listed within five years. With respect to board nomination rights, the February 16 AHI Acquisition Proposal sought three seats but only for as long as two of Messrs. Hanson, Prosky and Streiff remained executive officers and continued to hold a to-be-agreed-upon
percentage of equity interests in GAHR III or the GAHR III Operating Partnership.
On February 18, 2021, the GAHR III Special Committee met, together with representatives of Stanger and DLA Piper, to discuss the February 16 AHI Acquisition Proposal. The GAHR III Special Committee authorized Stanger to deliver a counterproposal (the “February 18 AHI Acquisition Proposal”), which differed from the February 16 AHI Acquisition Proposal in the following material respects: The initial purchase price was $125 million (subject to adjustment based on final compensation terms of key employees and with no adjustment related to the exchange ratio utilized in the Mergers), 100% of which was payable in GAHR III OP Units. The earnout consideration (uncapped) was to be 30% of asset management fees and acquisition fees earned from the Private Fund for the first seven years after the closing of the AHI Acquisition for so long as two of the three AHI Principals remain with GAHR III, and 30% of the Private Fund’s back-end
promote. The February 18 AHI Acquisition Proposal also rejected American Healthcare Investors’ request for a cash put right with respect to the GAHR III OP Units to be issued in the transaction and reiterated GAHR III’s position that nomination rights would relate only to two board seats and only for those who are officers of GAHR III.
On February 16 and February 19, 2021, the GAHR IV Special Committee met, together with representatives of Sullivan & Cromwell and Truist Securities. At these meetings, the GAHR IV Special Committee, in consultation with representatives of Sullivan & Cromwell and Truist Securities, discussed and reviewed the February 13 REIT Merger Proposal. As part of this discussion, representatives of Truist Securities reviewed with the GAHR IV Special Committee certain potential financial effects of the Proposed Transaction, adjustments to the NAVs of GAHR III and GAHR IV being proposed by Stanger for purposes of negotiating the exchange ratio and the review conducted to date of financial information provided by the GAHR III Advisor regarding GAHR III and by the GAHR IV Advisor regarding GAHR IV. At the conclusion of the February 19, 2021 meeting, the GAHR IV Special Committee directed representatives of Truist Securities to share a revised proposal (the “February 19 REIT Merger Proposal”) with representatives of Stanger. The February 19 REIT Merger Proposal differed from the February 13 REIT Merger Proposal primarily in the following material respects: (i) an exchange ratio of 0.8573 shares of GAHR IV Class I Common Stock for every one share of GAHR III Common Stock, (ii) a “fiduciary out” for GAHR IV as well as GAHR III to terminate the agreement and enter into an agreement relating to a superior proposal, with reciprocal rights to match superior proposals, (iii) a
45-day
“go shop” after signing for GAHR III, (iv) expense reimbursement of up to $5 million on top of the termination fee (1.5% of equity value of GAHR III during the go-shop
period and 3% thereafter), and (iv) a mirror expense reimbursement amount payable by GAHR IV on top of the termination fee (3% of equity value of GAHR IV).
On February 20, 2021, the GAHR III Special Committee met, together with representatives of Stanger and DLA Piper in attendance, to discuss the February 19 REIT Merger Proposal from GAHR IV. The GAHR III Special Committee authorized Stanger to deliver a counterproposal (the “February 20 REIT Merger Proposal”), which differed from the

February 19 REIT Merger Proposal primarily in the following material respects: (i) an exchange ratio of 0.9104 shares of GAHR IV Class I Common Stock for each share of GAHR III Common Stock, (ii) a pre-signing,
45-day
“market check” (in lieu of a post-signing
“go-shop”
period), with GAHR III reimbursing up to $2.0 million of GAHR IV’s expenses if an alternative transaction agreement is entered into following termination of negotiations with GAHR IV as a result of the “market check” process, and (iii) expense reimbursement of up to $2 million on top of the termination fee and reverse termination fee. At the conclusion of the discussion, the GAHR III Special Committee directed representatives of Stanger to share the February 20 REIT Merger Proposal with representatives of Truist Securities.
On February 23, 2021, the GAHR III Special Committee met, together with representatives of Stanger, FPL and DLA Piper, to discuss the appropriate level of compensation to pay key officers and employees of GAHR III should the AHI Acquisition occur.
On February 26, 2021, representatives of KeyBanc Capital Markets delivered a counterproposal to representatives of Stanger (the “February 26 AHI Acquisition Proposal”), which differed from the February 18 AHI Acquisition Proposal primarily in the following material respects: The initial purchase price was $130 million (subject to adjustment based on final compensation terms of key employees and subject to further adjustment if the exchange ratio in the Mergers is based on a valuation of GAHR IV that exceeds its net asset value as of September 30, 2020), payable entirely in OP Units. The earnout consideration with respect to the fees paid by the Private Fund was equal to 35% of asset management fees, 35% of acquisition fees and 35% of any back-end
promote. The
earn-out
was to be paid upon the earlier of liquidation of the Private Fund and seven years from the closing of the AHI Acquisition; provided that the 35% of asset management fees would be payable as soon as certain performance hurdles were met. The February 26 AHI Acquisition Proposal again sought a cash put right with respect to the GAHR III OP Units to be issued in the transaction, but the right was bifurcated so that 25% of the GAHR III OP Units could be redeemed for cash if GAHR III had not listed within three years and the remaining GAHR III OP Units could be redeemed for cash if GAHR III had not listed within five years. With respect to board nomination rights, American Healthcare Investors again sought three seats but only for as long as two of Messrs. Hanson, Prosky and Streiff remained executive officers and continued to hold a to-be-agreed-upon
percentage of equity interests in GAHR III or the GAHR III OP.
On February 22 and March 1, 2021, the GAHR IV Special Committee met, together with representatives of Sullivan & Cromwell and Truist Securities. At these meetings, the GAHR IV Special Committee, in consultation with representatives of Sullivan & Cromwell and Truist Securities, discussed and reviewed the February 20 REIT Merger Proposal. As part of this discussion, representatives of Truist Securities reviewed with the GAHR IV Special Committee various preliminary financial analyses and the status of ongoing discussions relating to the AHI Acquisition, including the ongoing review of financial information. At the conclusion of the March 1, 2021 meeting, the GAHR IV Special Committee directed representatives of Truist Securities to share a revised proposal (the “March 1 REIT Merger Proposal”) with representatives of Stanger, which differed from the February 20 REIT Merger Proposal in the following material respects: (i) an exchange ratio of 0.8794 shares of GAHR IV Class I Common Stock for every one share of GAHR III Common Stock, (ii) a
30-day
“market check” prior to signing for GAHR III with GAHR III responsible for up to $3 million of GAHR IV’s expenses should GAHR III terminate negotiations during its “market check,” and (iii) expense reimbursement of up to $5 million on top of the termination fees.
On March 2, 2021, the GAHR III Special Committee met, together with representatives of Stanger and DLA Piper, to discuss the latest counterproposals. With respect to the February 26 AHI Acquisition Proposal, the GAHR III Special Committee authorized Stanger to deliver a counterproposal (the “The March 2 AHI Acquisition Proposal”), which differed from the February 26 AHI Acquisition Proposal primarily in the following material respects: The initial purchase price was $125 million (subject to adjustment based on final compensation terms of key employees but rejecting any adjustment based on the exchange ratio in the Mergers), 100% of which was payable in GAHR III OP Units. The earnout consideration was as stipulated in American Healthcare Investors’ most recent counterproposal except that the proposed vesting terms would also include a requirement that the Private Fund raise at least $100 million. The March 2 AHI Acquisition Proposal accepted AHI’s request for a cash put right but only with respect to 25% of the GAHR III OP partnership units to be issued in the transaction and subject to the “availability of cash” as determined by the GAHR III Board.

With respect to the March 1 REIT Merger Proposal, the GAHR III Special Committee authorized Stanger to deliver a counterproposal (the “March 2 REIT Merger Proposal”), which differed from the March 1 REIT Merger Proposal primarily in the following material respects: (i) an exchange ratio of 0.8932 shares of GAHR IV Class I Common Stock for each share of GAHR III Common Stock, (ii) no “fiduciary out” for GAHR IV, and (iii) expense reimbursement of up to $3 million on top of the termination fee and, should the GAHR IV Board withdraw its support for the REIT Merger or should an alternative transaction become known prior to the stockholder vote, the reverse termination fee. At the conclusion of the discussion, the GAHR III Special Committee directed representatives of Stanger to share the March 2 AHI Acquisition Proposal with representatives of KeyBanc Capital Markets and the March 2 REIT Merger Proposal with representatives of Truist Securities.
On March 7, 2021, representatives of KeyBanc Capital Markets delivered a counterproposal (the “March 7 AHI Acquisition Proposal”) to representatives of Stanger, which proposal differed from the March 2 AHI Acquisition Proposal primarily in the following material respects: (i) an initial purchase price of $130 million, payable entirely in GAHR III OP Units, and (ii) a cash put right with respect to 50% of the GAHR III OP Units to be issued in the transaction, bifurcated so that 25% of the GAHR III OP Units could be redeemed for cash if GAHR III had not listed within three years and 25% of the GAHR III OP Units could be redeemed for cash if GAHR III had not listed within five years, unless cashing out the GAHR III OP Units would cause a material adverse effect for GAHR III or would cause certain other enumerated but unlikely consequences.
On March 8, 2021, the GAHR IV Special Committee met, together with representatives of Sullivan & Cromwell and Truist Securities. The GAHR IV Special Committee, in consultation with representatives of Sullivan & Cromwell and Truist Securities, discussed and reviewed the March 2 REIT Merger Proposal. Representatives of Truist Securities also reviewed with the GAHR IV Special Committee the status of ongoing discussions relating to the potential AHI Acquisition. At the conclusion of the March 8, 2021 meeting, the GAHR IV Special Committee directed representatives of Truist Securities to share a revised proposal (the “March 8 REIT Merger Proposal”) with representatives of Stanger. The March 8 REIT Merger Proposal differed from the March 2 REIT Merger Proposal primarily in the following material respects: (i) GAHR IV would have a “fiduciary out” to accept a superior proposal (mirroring GAHR III’s fiduciary out), and (ii) an expense reimbursement of up to $4 million on top of the termination fees.
At the March 8, 2021 meeting, representatives of Sullivan & Cromwell reviewed with the members of the GAHR IV Special Committee the legal standards applicable to the duties and responsibilities of the members of the GAHR IV Special Committee as directors of a Maryland corporation.
On March 9, 2021, the GAHR III Special Committee met, together with representatives of Stanger and DLA Piper, to discuss the latest counterproposals from American Healthcare Investors and GAHR IV. With respect to the March 7 AHI Acquisition Proposal, the GAHR III Special Committee authorized Stanger to deliver a counterproposal (the “March 9 AHI Acquisition Proposal”) that largely accepted AHI’s latest proposal but imposed an additional limitation on the contributors’ proposed cash put right related to the realization of certain assumed acquisition and disposition fee savings as a result of the proposed transaction.
With respect to the March 8 REIT Merger Proposal, the GAHR III Special Committee authorized Stanger to indicate that GAHR III was willing to enter into an exclusivity agreement and attempt to negotiate definitive agreements reflecting the terms set forth in the March 8 REIT Merger Proposal. Representatives of Stanger delivered that message to representatives of Truist Securities on March 9, 2021.
Later on March 9, 2021, GAHR III received a counterproposal from American Healthcare Investors that rejected the proposed limitation on the cash put right related to the realization of certain assumed acquisition and disposition fee savings as a result of the proposed transaction.
Based on feedback from each committee member, on March 10, 2021, representatives of Stanger delivered a counterproposal to representatives of KeyBanc Capital Markets that differed from American Healthcare Investors’ latest proposal only in that the cash put right was subject to the GAHR III Board’s determination that such payment would not have an adverse impact on GAHR III.

Later on March 10, 2021, representatives of KeyBanc Capital Markets indicated to representatives of Stanger that AHI would not accept GAHR III’s proposed limitation on the cash put right and offered to have such right limited by an actual material adverse effect on GAHR III.
Also on March 10, 2021, at the direction of the GAHR III Special Committee, representatives of DLA Piper furnished to representatives of Sullivan & Cromwell a draft exclusivity agreement with respect to the potential combination of GAHR III and GAHR IV.
On March 11, 2021, the GAHR III Special Committee met, together with representatives of Stanger and DLA Piper and, for part of the meeting, representatives of management of American Healthcare Investors. The management representatives explained that an investor in American Healthcare Investors (unaffiliated with management) desired liquidity and that the put right was necessary to secure that investor’s support for the AHI Acquisition. The management representatives also updated the GAHR III Special Committee with respect to the status of the Private Fund and its capital-raising efforts. After the management representatives left the meeting, the GAHR III Special Committee decided that it was in the best interest of GAHR III to attempt to negotiate definitive agreements reflecting the terms set forth in March 7 AHI Acquisition Proposal.
On March 15, 2021, the GAHR IV Special Committee met, together with representatives of Sullivan & Cromwell and Truist Securities. Representatives of Sullivan & Cromwell reviewed with the GAHR IV Special Committee the status of the exclusivity agreement and received guidance and direction from the GAHR IV Special Committee. Representatives of Truist Securities also reviewed with the GAHR IV Special Committee the status of ongoing discussions relating to the potential AHI Acquisition and the financial terms of the earnout provisions contemplated in the contribution agreement.
On March 16, 2021, the GAHR III Special Committee met, together with representatives of Stanger and DLA Piper. The GAHR III Special Committee approved a proposed exclusivity agreement with GAHR IV and confirmed with Stanger various aspects of the pending “market check.”
On March 17, 2021, GAHR III and GAHR IV entered into an exclusivity agreement with respect to the potential combination of GAHR III and GAHR IV (the “Exclusivity Agreement”). Consistent with the March 8 REIT Merger Proposal, the Exclusivity Agreement provided for: (i) an exclusivity period of 60 days, which would automatically renew for consecutive
30-day
periods unless either party provided timely notice of
non-renewal;
(ii) a
30-day
“market check” for GAHR III with customary matching rights for GAHR IV; and (iii) an obligation of GAHR III to reimburse GAHR IV’s transaction expenses in an amount up to $3 million if the “market check” resulted in an alternative transaction.
On March 17, 2021, representatives of Stanger began contacting 39 prospective buyers with respect to their interest in GAHR III.
On March 19, 2021, GAHR IV issued a letter to its stockholders announcing the formation in October 2020 of the GAHR IV Special Committee and an updated estimated per share NAV of GAHR IV Class T and Class I Common Stock of $9.22 as of September 30, 2020. Also on March 19, 2021, GAHR III issued a letter to its stockholders announcing the formation in October 2020 of the GAHR III Special Committee and an updated estimated per share NAV of GAHR III Common Stock of $8.55 as of September 30, 2020.
On March 23, 2021, the GAHR III Special Committee met, together with representatives of Stanger and DLA Piper. Representatives of Stanger updated the GAHR III Special Committee regarding the “market check” process. Representatives of DLA Piper reviewed with the GAHR III Special Committee the status of negotiations of the transaction documents and proposed legal due diligence on GAHR IV. The GAHR III Special Committee provided DLA Piper with guidance and direction with respect to the transaction documents and the scope of due diligence to be conducted.
On March 29, 2021, representatives of DLA Piper delivered a first draft of the Contribution Agreement relating to the AHI Acquisition to representatives of Morrison & Foerster, counsel to American Healthcare Investors.

On March 29, 2021, the GAHR IV Special Committee met, together with representatives of Sullivan & Cromwell and Truist Securities. Representatives of Truist Securities updated the GAHR IV Special Committee on the status of the GAHR III “market check.” Representatives of Sullivan & Cromwell updated the GAHR IV Special Committee on the status of preparation of definitive transaction documents for the combination of GAHR III and GAHR IV. Representatives of Sullivan & Cromwell also updated the GAHR IV Special Committee on the status of preparation by representatives of DLA Piper of definitive transaction documents for the AHI Acquisition, including a contribution agreement. Representatives of Truist Securities reviewed with the GAHR IV Special Committee the financial terms of the earnout provisions contemplated in the contribution agreement, including a sensitivity analysis.
Commencing April 1, 2021 through the execution of definitive transaction documents on June 23, 2021, with the assistance of representatives of Sullivan & Cromwell, Morris, Manning & Martin and Arnall Golden & Gregory LLP, regulatory counsel, the GAHR IV Special Committee and GAHR IV conducted customary legal due diligence with respect to GAHR III (including the Trilogy joint venture). During the same period, with the assistance of representatives DLA Piper and Arnall Golden & Gregory LLP, regulatory counsel, the GAHR III Special Committee and GAHR III conducted customary legal due diligence with respect to GAHR IV.
On April 3, 2021, at the direction of the GAHR IV Special Committee and GAHR IV, respectively, representatives of Sullivan & Cromwell and Morris, Manning & Martin furnished a draft merger agreement for the combination of GAHR III and GAHR IV to DLA Piper. Between such date and June 23, 2021, at the respective direction of the GAHR III Special Committee, GAHR IV and the GAHR IV Special Committee, representatives of DLA Piper, Morris, Manning & Martin and Sullivan & Cromwell finalized transaction documents for the Mergers, the key terms of which were set out in the March 8 REIT Merger Proposal. In the course of finalizing transaction documents, representatives of DLA Piper, Morris, Manning & Martin and Sullivan & Cromwell participated in numerous negotiation sessions with respect to, without limitation, compensation and benefits matters, deal protections, the terms of the charter of the Combined Company, and the precise scope of representations and warranties and interim operating covenants of the parties to the Merger Agreement.
On April 5, 2021, the GAHR IV Special Committee met, together with representatives of Sullivan & Cromwell and Truist Securities. Representatives of Truist Securities updated the GAHR IV Special Committee on the status of the GAHR III “market check” and reviewed the financial terms of the related earnout provisions contemplated in the contribution agreement. Representatives of Sullivan & Cromwell updated the GAHR IV Special Committee on the status of the transaction documents.
On April 6, 2021, the GAHR III Special Committee met, together with representatives of Stanger, FPL and DLA Piper. The FPL representatives led a discussion of their previously delivered report regarding their findings with respect to executive compensation for GAHR III after the consummation of the AHI Acquisition. Representatives of DLA Piper reviewed with the GAHR III Special Committee the status of negotiations of the transaction documents. The GAHR III Special Committee provided DLA Piper with guidance and direction with respect to the transaction documents. Representatives of Stanger provided an update on the “market check.”
On April 7, 2021, the GAHR IV Special Committee participated in a due diligence session (the “April 7 Due Diligence Session”) with members of the management of American Healthcare Investors. During the April 7 Due Diligence Session, representatives of American Healthcare Investors management reviewed their potential sponsorship of a healthcare-related, real-estate-focused, private investment fund and responded to questions from members of the GAHR IV Special Committee about the fund and its strategy.
On April 12, 2021, the GAHR IV Special Committee met, together with representatives of Sullivan & Cromwell and Truist Securities. Representatives of Truist Securities updated the GAHR IV Special Committee on the status of the GAHR III “market check.” Representatives of Sullivan & Cromwell reviewed with the GAHR IV Special Committee the status of negotiations of the transaction documents. The GAHR IV Special Committee provided Sullivan & Cromwell with guidance and direction with respect to the transaction documents. The GAHR IV Special Committee also discussed the April 7 Due Diligence Session and representatives of Truist Securities reviewed the terms of the related earnout provisions contemplated in the contribution agreement, including a sensitivity analysis.

On April 13, 2021, the GAHR III Special Committee met, together with representatives of Stanger and DLA Piper. The Stanger representatives provided an update to the GAHR III Special Committee regarding the “market check.” Representatives of DLA Piper reviewed with the GAHR III Special Committee the status of negotiations of the transaction documents. The GAHR III Special Committee provided DLA Piper with guidance and direction with respect to the transaction documents.
On April 15, 2021, the
30-day
GAHR III “market check” ended in accordance with the Exclusivity Agreement. Of the 39 prospective buyers contacted, 15 executed non-disclosure
agreements and received access to confidential information regarding GAHR III and its portfolio. However, no party submitted a proposal superior to the March 8 REIT Merger Proposal.
On April 26 and May 3, 2021, the GAHR IV Special Committee met, together with representatives of Sullivan & Cromwell and Truist Securities. At these meetings, representatives of Sullivan & Cromwell updated the GAHR IV Special Committee on the status of negotiations and the GAHR IV Special Committee provided Sullivan & Cromwell with guidance and direction with respect to the transaction documents. In addition, at the May 3, 2021 meeting, the GAHR IV Special Committee, in consultation with representatives of Sullivan & Cromwell and Truist Securities, discussed a potential executive compensation framework that could be implemental following the Potential Transaction.
On April 20, April 27 and May 4, 2021, the GAHR III Special Committee met, together with representatives of Stanger and DLA Piper. At these meetings, representatives of DLA Piper updated the GAHR III Special Committee on the status of negotiations and sought input from the GAHR III Special Committee with respect to the transaction documents related to the AHI Acquisition and the Mergers.
On May 6, 2021, representatives of Truist Securities and representatives of Stanger discussed the exchange ratio in the proposed combination of GAHR III and GAHR IV based on the specified methodology set out in the March 8 REIT Merger Proposal.
On May 7, 2021, the GAHR IV Special Committee conducted a joint special meeting with the GAHR III Special Committee and representatives of American Healthcare Investors, DLA Piper, FPL (the outside compensation consultant retained by the GAHR III Special Committee), Stanger, Sullivan & Cromwell, and Truist Securities. A representative from FPL reviewed a potential executive compensation framework that could be implemented following the Potential Transaction and responded to questions from the GAHR III and GAHR IV Special Committees.
On May 11, 2021, the GAHR III Special Committee met, together with representatives of Stanger and DLA Piper. The Stanger representatives reviewed materials with respect to finalizing the exchange ratio in the REIT Merger based on the specified methodology set out in the March 8 REIT Merger Proposal. The GAHR III Special Committee expressed support for finalizing the exchange ratio at 0.9266 based on the specified methodology set out in the March 8 REIT Merger Proposal. The Stanger representatives also reviewed FPL’s recommendations with respect to compensation and how the recommended compensation would impact the final consideration paid in the AHI Acquisition pursuant to the March 9 AHI Acquisition Proposal. The Stanger representatives also indicated that the AHI Principals were seeking a commitment from GAHR III to issue $3 million of restricted stock awards to key personnel under the Griffin-American Healthcare REIT III, Inc. 2013 Incentive Plan, which would be coupled with a $3 million decrease in the consideration set forth in the March 9 AHI Acquisition Proposal. The GAHR III Special Committee expressed support for finalizing the upfront consideration payable in the AHI Acquisition at 15,463,683 GAHR III OP Units based on the specified methodology set out in the March 9 AHI Acquisition Proposal.
On May 10 and May 13, 2021, the GAHR IV Special Committee met, together with representatives of Sullivan & Cromwell and Truist Securities. At these meetings, representatives of Sullivan & Cromwell updated the GAHR IV Special Committee on the status of negotiations and the GAHR IV Special Committee provided Sullivan & Cromwell with guidance and direction with respect to the transaction documents.
In addition, at the May 13, 2021 meeting, representatives of Truist Securities reviewed information with respect to finalizing the exchange ratio in the proposed combination of GAHR III and GAHR IV based on the specified methodology set out in the March 8 REIT Merger Proposal. At the conclusion of the May 13, 2021 meeting, the GAHR IV Special Committee expressed support for finalizing the exchange ratio in the proposed combination of GAHR III and GAHR IV at 0.9266 based on the specified methodology set out in the March 8 REIT Merger Proposal.
On May 18 and May 25, 2021, the GAHR III Special Committee met, together with representatives of Stanger and DLA Piper. At these meetings, representatives of DLA Piper updated the GAHR III Special Committee on the status of negotiations and sought input from the GAHR III Special Committee with respect to the transaction documents related to the AHI Acquisition and the Mergers.
On May 24, 2021, the GAHR IV Special Committee met, together with representatives of Sullivan & Cromwell and Truist Securities. Representatives of Sullivan & Cromwell and Truist Securities updated the GAHR IV Special Committee on the status of the merger agreement negotiations.
On May 30, 2021, representatives of Morrison & Foerster delivered to representatives of DLA Piper a proposed waiver letter, pursuant to which the AHI Principals and Griffin Capital would agree to waive their right to put 50% of the GAHR III OP Units issuable to them in the AHI Acquisition to the GAHR III Operating Partnership for cash.
On June 1, 2021, the GAHR IV Special Committee met, together with representatives of Sullivan & Cromwell and Truist Securities. A representative of American Healthcare Investors joined at the outset of that meeting and reviewed with the GAHR IV Special Committee the GAHR III Projections (as defined in the section entitled “– Opinion of GAHR IV Special Committee’s Financial Advisor”) and responded to various questions of the GAHR IV Special Committee with respect to the GAHR III Projections. After the representative of American Healthcare Investors left the meeting, representatives of Truist Securities reviewed various preliminary financial analyses with respect to (i) GAHR IV, (ii) GAHR III, (iii) GAHR IV after giving effect to the Mergers, and (iv) GAHR IV after giving effect to the Mergers and the AHI Acquisition, and responded to questions from the GAHR IV Special Committee with respect to the preliminary financial analyses.
On June 1, 2021, the GAHR III Special Committee met, together with representatives of Stanger and DLA Piper. Representatives of DLA Piper updated the GAHR III Special Committee on the status of negotiations and sought input from the GAHR III Special Committee with respect to the transaction documents related to the AHI Acquisition and the Mergers. In addition, representatives of Stanger reviewed various preliminary financial analyses with respect to (i) American Healthcare Investors, (ii) GAHR III on a standalone basis, (iii) GAHR III after giving effect to the AHI Acquisition and (iv) GAHR IV, and responded to questions from the GAHR III Special Committee with respect to the preliminary financial analyses.
On June 8, 2021, the GAHR III Special Committee met, together with representatives of Stanger, FPL and DLA Piper. Representatives of FPL provided input with respect to various provisions of an executive severance plan under consideration by the GAHR III Special Committee, the adoption of which was proposed by American Healthcare Investors as a condition to closing the AHI Acquisition.
On June 16, 2021, the GAHR III Special Committee met, together with representatives of Stanger and DLA Piper. Representatives of DLA Piper updated the GAHR III Special Committee on the status of negotiations and sought input from the GAHR III Special Committee with respect to the transaction documents related to the AHI Acquisition and the Mergers.
On June 23, 2021, the GAHR IV Special Committee met, together with representatives of Sullivan & Cromwell and Truist Securities. Representatives of Sullivan & Cromwell reviewed and discussed with the GAHR IV Special Committee the terms of the Merger Agreement and the terms of the Contribution Agreement. Representatives of Truist Securities then reviewed and discussed with the GAHR IV Special Committee its financial analyses with respect to (i) GAHR IV, (ii) GAHR III, (iii) GAHR IV after giving effect to the Mergers, and (iv) GAHR IV after giving effect to the Mergers and the AHI Acquisition. Thereafter, at the request of the GAHR IV Special Committee, Truist Securities rendered its oral opinion to the GAHR IV Special Committee as to, as of June 23, 2021, the fairness, from a financial point of view, to GAHR IV of the Exchange Ratio in the REIT Merger pursuant to the Merger Agreement, whether or not the AHI Acquisition is consummated. Thereafter, the representatives of Truist Securities departed the meeting. Representatives of Sullivan & Cromwell then reviewed with the members of the GAHR IV Special Committee the legal standards applicable to the duties and responsibilities of the members of the GAHR IV Special Committee as directors of a Maryland corporation. The GAHR IV Special Committee then discussed the Merger Agreement and the Contribution

Agreement in consultation with representatives of Sullivan & Cromwell. At the conclusion of the meeting, the GAHR IV Special Committee took action by unanimous written consent to recommend that the GAHR IV Board determine that the Mergers and the GAHR IV Charter Amendment are advisable and direct that the REIT Merger and the GAHR IV Charter Amendment be submitted for consideration by the stockholders of GAHR IV.
Subsequently on June 23, 2021, the GAHR IV Board met, with members of GAHR IV’s management team and counsel from Morris, Manning & Martin present, and discussed the proposed Mergers. A representative of the GAHR IV Special Committee reported that the GAHR IV Special Committee had met and that the GAHR IV Special Committee recommended that the GAHR IV Board determine that the Mergers and the GAHR IV Charter Amendment are advisable and direct that the REIT Merger and the GAHR IV Charter Amendment be submitted for consideration by the stockholders of GAHR IV. The GAHR IV Board then discussed the proposed Mergers and related corporate actions, including the GAHR IV Charter Amendment. Following the meeting, the GAHR IV Board took action by unanimous written consent to approve, among other things, the Mergers and the GAHR IV Charter Amendment.
On June 23, 2021, the GAHR III Special Committee met, together with representatives of Stanger and DLA Piper. Representatives of Stanger then reviewed and discussed with the GAHR III Special Committee its financial analyses with respect to (i) American Healthcare Investors, (ii) GAHR III on a standalone basis, (iii) GAHR III after giving effect to the AHI Acquisition and (iv) GAHR IV, and responded to questions from the GAHR III Special Committee with respect to the financial analyses. Thereafter, at the request of the GAHR III Special Committee, Stanger rendered its oral opinion to the GAHR III Special Committee as to, as of June 23, 2021, the fairness, from a financial point of view, to GAHR III of the consideration to be paid in the AHI Acquisition and the consideration to be received in the REIT Merger pursuant to the Merger Agreement. The fairness opinion relating to the AHI Acquisition was not dependent on the REIT Merger. Similarly, the fairness opinion relating to the REIT Merger was not dependent on the AHI Acquisition.
Representatives of Stanger left the meeting, and representatives of DLA Piper updated the GAHR III Special Committee with respect to negotiation developments, noting, among other things, that the adoption of an executive severance plan was no longer a condition to closing the AHI Acquisition. DLA Piper representatives also reviewed with the members of the GAHR III Special Committee the legal standards applicable to the duties and responsibilities of the members of the GAHR III Special Committee as directors of a Maryland corporation. The GAHR III Special Committee discussed the Merger Agreement and the Contribution Agreement and related agreements and documents in consultation with representatives of DLA Piper. Immediately following the meeting, the members of the GAHR III Special Committee took action by unanimous written consent to recommend that the GAHR III Board, among other things, determine that the AHI Acquisition, the Mergers and the GAHR III Charter Amendment are advisable and direct that the Mergers and the GAHR III Charter Amendment be submitted for consideration by the stockholders of GAHR III.
Subsequently on June 23, 2021, the GAHR III Board met, together with representatives of GAHR III’s management team, Morris, Manning & Martin and DLA Piper. Representatives of DLA Piper reported that the GAHR III Special Committee had met and that the GAHR III Special Committee recommended that the GAHR III Board (i) find the AHI Acquisition, the Mergers and the GAHR III Charter Amendment to be advisable and (ii) direct that the Mergers and the GAHR III Charter Amendment be submitted for consideration by the stockholders of GAHR III. The GAHR IV Board then discussed the proposed AHI Acquisition and the proposed Mergers and related corporate actions, including the GAHR III Charter Amendment. Following the meeting, the GAHR III Board took action by unanimous written consent to determine that the AHI Acquisition, the Mergers and the GAHR III Charter Amendment are advisable and to direct that the Mergers and the GAHR III Charter Amendment be submitted for consideration by the stockholders of GAHR III.
Later on June 23, 2021, the Merger Agreement and Contribution Agreement were fully executed. The transactions contemplated by the Merger Agreement and Contribution Agreement were publicly announced the following day.
Recommendation of the GAHR III Board and Its Reasons for the Mergers
In evaluating the Merger Agreement, the Mergers, the GAHR III Charter Amendment and the other transactions contemplated by the Merger Agreement, the GAHR III Board considered the recommendation of the GAHR III Special

Committee. In reaching their respective determinations, the GAHR III Board and the GAHR III Special Committee considered a number of factors, including the following material factors that supported their respective decisions to approve the Merger Agreement, the Mergers, the GAHR III Charter Amendment and the other transactions contemplated by the Merger Agreement:

•	Healthcare real estate remains an attractive real estate asset class due, in part, to the demand driven by the aging U.S. population and increases in U.S. healthcare spending.

•	The Combined Company provides greater scale and expanded asset diversification.

•	The Combined Company will be more diversified geographically, thereby reducing the risks associated with regional downturns.

•	The Combined Company will also have a more diverse tenant and operator base, further reducing risk.

•
GAHR III believes that the Mergers will result in administrative efficiencies that will significantly decrease general and administrative costs, improve stockholder returns, and support future distributions.

•
The Combined Company’s larger size should increase interest from institutional investors, which should enable the Combined Company to provide liquidity to stockholders and raise capital in the public markets at a lower cost.

•	Publicly listed healthcare REITs have historically performed well, regularly trading at higher premiums to net asset value relative to REITs focused on other commercial asset classes.

•
The AHI Acquisition allows the Combined Company to benefit from the public market’s preferred structure as self-managed REITs have historically traded at a premium relative to externally-managed REITs.

•
The AHI Acquisition strengthens alignment of interests with certain key members of management and enhances long-term stability with a senior leadership team that possesses significant public market experience (including with publicly listed healthcare REITs).

•
Unless waived, it is a condition to the closing of the AHI Acquisition that all of the conditions to the Merger Agreement have been satisfied and the Merger Agreement shall not have been terminated. Accordingly, if this condition is not satisfied or waived, the parties to the Contribution Agreement have the right, but not the obligation, to terminate the Contribution Agreement, and GAHR III would thus miss out on a number of expected benefits from the transaction, including the following:

•	a significant reduction in general and administrative costs

•	elimination of the conflicts that accompany an externally managed company

•	improved reception from institutional investors if the Combined Company lists its shares on a national securities exchange, which may result in liquidity to existing stockholders.

•
Largely on account of the factors listed above, the Combined Company’s shares may be more desirable to institutional investors, thus improving the Combined Company’s ability to execute a successful listing on a national securities exchange.

•
The GAHR III Special Committee received an opinion from its financial advisor to the effect that, as of the date of the opinion, the consideration to be received by GAHR III in the Merger is fair from a financial point of view. See “The Mergers – Opinion of GAHR III Special Committee’s Financial Advisor.”

•	The exchange ratio in the REIT Merger is fixed and will not be adjusted in the event of a decrease in the value of GAHR III Common Stock as compared to the value of GAHR IV Common Stock.

•	If the GAHR III stockholders do not approve the REIT Merger at the GAHR III Special Meeting, the GAHR III Advisor will reimburse GAHR III for its expenses in pursuing the Mergers.

•	GAHR III may abandon the Mergers if it receives a “superior proposal” and pays a termination fee to GAHR IV of $50,654,000 and reimburses GAHR IV for up to $4,000,000 of its expenses.

•	GAHR IV may not abandon the Mergers to pursue a “superior proposal” unless it pays GAHR III a $23,028,000 termination fee and reimburses GAHR III for up to $4,000,000 of its expenses.

•	There are no required government approvals as a condition to closing.

•	The Merger Agreement permits GAHR III to resume the payment of monthly distributions in an annualized amount of up to $0.20 per share between signing the Merger Agreement and closing the Mergers.

•	The REIT Merger is subject to the approval of a majority of the outstanding shares of GAHR III Common Stock.

•	The REIT Merger is expected to qualify as a reorganization for U.S. federal income tax purposes, resulting in the receipt of shares of GAHR IV Common Stock on a tax-deferred basis.
The GAHR III Board and the GAHR III Special Committee also considered a variety of risks and other potentially negative factors in considering their respective decisions to approve the Merger Agreement, the GAHR III Charter Amendment and the other transactions contemplated by the Merger Agreement, including the following:

•
The Exchange Ratio is lower than what would have been obtained if the Exchange Ratio was based solely on the most recent NAV (which was as of September 30, 2020) of a share of GAHR III and a share of GAHR IV.

•
On a standalone basis, the Mergers are expected to be dilutive from a cash flow perspective because medical office buildings, which are a larger component of GAHR IV’s portfolio than GAHR III’s, generally generate lower cash yields than skilled nursing facilities and senior housing. However, after giving effect to the AHI Acquisition and the Mergers, the cash flow of the Combined Company is expected to be more favorable than that of GAHR III.

•	The Exchange Ratio is fixed and will not be adjusted in the event of an increase in the value of GAHR III Common Stock as compared to the value of GAHR IV Common Stock.

•	The Merger Agreement prohibits GAHR III from soliciting superior proposals.

•
A potential buyer of GAHR III may be deterred from making a superior proposal on account of the $50,654,000 termination fee (plus $4,000,000 expense reimbursement) that GAHR III would owe GAHR IV if GAHR III were to terminate the Merger Agreement in order to accept a superior proposal.

•
Litigation could arise regarding the Mergers, which could divert management attention from operational matters and could cause GAHR III or the Combined Company to incur litigation expenses and liabilities.

•	GAHR III and GAHR IV have incurred significant expenses in pursuit of the Mergers.

•
GAHR III is subject to certain restrictions on its operations without GAHR IV’s consent between the signing of the Merger Agreement and the closing of the Mergers. However, such restrictions are not intended to impair or inhibit the ongoing operations of GAHR III.

•
GAHR III and GAHR IV have common officers and their external advisors have common owners and employ many of the same personnel. Those officers and employees have interests with respect to the Mergers that differ from those of the stockholders of GAHR III (particularly on account of the pending AHI Acquisition) and thus there are inherent conflicts of interest that exist. See “The Mergers — Interests of GAHR III and GAHR IV Directors and Executive Officers in the Mergers.”

The foregoing discussion of the factors considered by the GAHR III Board and the GAHR III Special Committee is not intended to be exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered in connection with their respective evaluations of the Merger Agreement, the Mergers, the GAHR III Charter Amendment and the other transactions contemplated by the Merger Agreement, and the complexity of these matters, the GAHR III Board and the GAHR III Special Committee did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign any relative or specific weight or value to the different factors considered and individuals may give different weight to different factors. The GAHR III Board and the GAHR III Special Committee conducted an overall review of the factors considered and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement.

The explanation and reasoning of the GAHR III Board and the GAHR III Special Committee and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 73.
After careful consideration, for the reasons set forth above and based on the recommendation of the GAHR III Special Committee, the GAHR III Board (i) determined the Merger Agreement, the Mergers, the GAHR III Charter Amendment and the other transactions contemplated by the Merger Agreement to be advisable and in the best interests of GAHR III and the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement to be fair and reasonable to GAHR III and on terms and conditions no less favorable to GAHR III than those available from unaffiliated third parties, (ii) authorized and approved the Merger Agreement, the Mergers, and the other transactions contemplated by the Merger Agreement, and (iii) directed that the REIT Merger and the GAHR III Charter Amendment be submitted for consideration at the GAHR III Special Meeting. The GAHR III Board unanimously recommends that GAHR III stockholders vote (i) “FOR” the GAHR III Merger Proposal, (ii) “FOR” each of the GAHR III Charter Amendment Proposals and (iv) “FOR” the GAHR III Adjournment Proposal.
Recommendation of the GAHR IV Board and Its Reasons for the Mergers
In evaluating the Merger Agreement, the Mergers, the GAHR IV Charter Amendment and the other transactions contemplated by the Merger Agreement, the GAHR IV Board considered the recommendation of the GAHR IV Special Committee. In reaching their respective determinations, the GAHR IV Board and the GAHR IV Special Committee considered a number of factors, including the following material factors that supported their respective determinations:

•	healthcare real estate remains an attractive real estate asset class due, in part, to the demand driven by the aging U.S. population and increases in U.S. healthcare spending;

•	the Combined Company provides greater scale and expanded asset diversification;

•	the Combined Company will be more diversified geographically, thereby reducing the risks associated with regional downturns;

•	the Combined Company will also have a more diverse tenant and operator base, further reducing risk;

•
GAHR IV believes that the Mergers will result in administrative efficiencies that will significantly decrease general and administrative costs, improve stockholder returns, and support future distributions;

•
the Combined Company’s larger size should increase interest from institutional investors, which should enable the Combined Company to provide liquidity to stockholders and raise capital in the public markets at a lower cost;

•	publicly listed healthcare REITs have historically performed well, regularly trading at higher premiums to net asset value relative to REITs focused on other commercial asset classes;

•
the AHI Acquisition allows the Combined Company to benefit from the public market’s preferred structure as self-managed REITs have historically traded at a premium relative to externally-managed REITs;

•
the AHI Acquisition strengthens alignment of interests among the Combined Company and certain key members of management and enhances long-term stability with a senior leadership team that possesses significant public market experience (including with publicly listed healthcare REITs);

•	the GAHR IV Board’s understanding of the business, operations, financial condition, earnings and prospects of GAHR IV;

•
the Combined Company’s shares may be more desirable to institutional investors, thus improving the Combined Company’s ability to execute a successful listing on a national securities exchange and may provide liquidity to existing stockholders;

•
the financial analyses reviewed and discussed with the GAHR IV Special Committee by representatives of Truist Securities, as well as the oral opinion of Truist Securities rendered to the GAHR IV Special Committee on June 23, 2021 (which was subsequently confirmed in writing by delivery of Truist Securities’ written opinion dated the same date) as to, as of June 23, 2021, the fairness, from a financial point of view, to GAHR IV of the Exchange Ratio in the REIT Merger pursuant to the Merger Agreement, whether or not the AHI Acquisition is consummated;

•
the ability to complete the Mergers on the anticipated schedule (including the likelihood of receiving the GAHR IV stockholder approvals and the GAHR III stockholder approvals necessary to complete the Mergers) given the commitment of the parties to complete the Mergers pursuant to their respective obligations under the Merger Agreement;

•
the efforts of the GAHR IV Special Committee to evaluate and negotiate, with the assistance of its legal counsel and financial advisor, the terms of the Merger Agreement and to make recommendations regarding the Merger Agreement to the GAHR IV Board;

•
the Merger Agreement provides GAHR IV with the ability, under certain specified circumstances, to consider a competing acquisition, and provides the GAHR IV Special Committee with the ability, under certain specified circumstances, to make a GAHR IV Adverse Recommendation Change and/or terminate the Merger Agreement to enter into a definitive acquisition agreement that constitutes a Superior Proposal upon payment of the GAHR IV Termination Payment;

•
the GAHR IV Termination Payment, payable by GAHR IV in certain circumstances, was viewed by the GAHR IV Special Committee and the GAHR IV Board, after consultation with their respective advisors, as reasonable and not likely to preclude any other party from making a competing acquisition proposal;

•
the REIT Merger and the GAHR IV Charter Amendment are each subject to approval of the holders of a majority of the outstanding shares of GAHR IV Common Stock entitled to vote on the matter, and stockholders can reject the REIT Merger by voting against the REIT Merger for any reason;

•
the GAHR IV Special Committee’s legal counsel and financial advisor provided advice and assistance to the GAHR IV Special Committee directly and regularly throughout the negotiation of the Merger Agreement;

•
GAHR III is subject to certain restrictions on its operations without GAHR IV’s consent between the signing of the Merger Agreement and the closing of the Mergers. However, such restrictions are not intended to impair or inhibit the ongoing operations of GAHR III;

•	the board of directors of the Combined Company will include a majority of independent directors;

•	the Merger Agreement permits GAHR IV to pay monthly distributions in an annualized amount of up to $0.40 per share between the signing of the Merger Agreement and the closing of the Mergers;

•	the REIT Merger is expected to qualify as a tax-free transaction to GAHR IV stockholders;

•	the ability of GAHR IV to pursue other strategic alternatives or remain a standalone entity in the event of the failure to consummate the Mergers;

•	the fact that GAHR III completed a pre-signing market check with the assistance of its legal counsel and financial advisor;

•	the possibility that the AHI Acquisition will be completed prior to consummation of the Mergers and drive future cash accretion to stockholders; and

•
the terms of the AHI Acquisition, including that 100% of the up-front
purchase price in the AHI Acquisition will be paid in the form of units of GAHR III Operating Partnership (which would become the operating partnership of the Combined Company after the Mergers).

In addition, the GAHR IV Special Committee and the GAHR IV Board also identified and considered various risks and other potentially negative factors, including:

•	the possible disruption to GAHR IV’s business that may result from the announcement and pendency of the Mergers;

•
that, while GAHR IV expects that the Mergers will be consummated, there can be no assurance that all conditions to the parties’ obligations to consummate the Mergers will be satisfied, and, as a result, the Mergers may not be consummated;

•
the effect of any failure to consummate the Mergers, including the possibility that GAHR IV may have to make the GAHR IV Termination Payment in certain specified circumstances and adverse stockholder reactions;

•
that there has not been a public trading market for shares of GAHR IV Common Stock, and that GAHR IV stockholders cannot be sure of the market price of the shares of GAHR IV Common Stock being issued in the REIT Merger as consideration;

•
GAHR III and GAHR IV have common officers and their external advisors have common owners and employ many of the same personnel. Those officers and employees have interests with respect to the Mergers that differ from those of the stockholders of GAHR IV and thus there are inherent conflicts of interest. See “The Mergers—Interests of GAHR III and GAHR IV Directors and Executive Officers in the Mergers”;

•	the Merger Agreement prohibits GAHR IV from soliciting superior proposals;

•
the terms of the Merger Agreement place limitations on the ability of GAHR IV to solicit, initiate or knowingly encourage or knowingly facilitate competing third-party proposals to acquire all, or a significant part, of GAHR IV;

•	the fact that GAHR IV did not undertake a pre-signing market check;

•	the right of GAHR III to terminate the Merger Agreement in order to accept a Superior Proposal, subject to certain conditions (including payment to GAHR IV of the GAHR III Termination Payment);

•	the right of the GAHR III Special Committee to effect a GAHR III Adverse Recommendation Change, subject to certain conditions;

•
certain restrictions in the Merger Agreement on the conduct of GAHR IV’s business between the date of the Merger Agreement and the consummation of the Mergers, which are not intended to impair or inhibit the ongoing operations of GAHR IV;

•	the risk that the Mergers might not be completed in a timely manner or at all;

•	that forecasts of future financial and operational results are necessarily estimates based on assumptions and may vary significantly from future performance;

•	the potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to consummate the Mergers; and

•
various other risks associated with the Mergers and the Combined Company described in the section entitled “Risk Factors” beginning on page 30 of this joint proxy statement/prospectus and the matters described in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 73 of this joint proxy statement/prospectus.

The foregoing discussion of the factors considered by the GAHR IV Board and the GAHR IV Special Committee is not intended to be exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered in connection with their respective evaluations of the Merger Agreement, the Mergers, the GAHR IV Charter Amendment and the other transactions contemplated by the Merger Agreement, and the complexity of these matters, the GAHR IV Board and the GAHR IV Special Committee did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign any relative or specific weight or value to the different factors considered and individuals may give different weight to different factors. The GAHR IV Board and the GAHR IV Special Committee conducted an overall review of the factors considered and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement.
The explanation and reasoning of the GAHR IV Board and the GAHR IV Special Committee and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 73.
After careful consideration, for the reasons set forth above and based on the recommendation of the GAHR IV Special Committee, the GAHR IV Board (i) determined the Merger Agreement, the Mergers, the GAHR IV Charter Amendment

and the other transactions contemplated by the Merger Agreement to be advisable and in the best interests of GAHR IV and the Merger Agreement, the Mergers and the other transactions contemplated by the Merger Agreement to be fair and reasonable to GAHR IV and on terms and conditions no less favorable to GAHR IV than those available from unaffiliated third parties, (ii) authorized and approved the Merger Agreement, the Mergers, and the other transactions contemplated by the Merger Agreement, and (iii) directed that the REIT Merger and the GAHR IV Charter Amendment be submitted for consideration at the GAHR IV Annual Meeting. The GAHR IV Board unanimously recommends that GAHR IV stockholders vote (i) “FOR” the GAHR IV Merger Proposal, (ii) “FOR” each of the GAHR IV Charter Amendment Proposals and (iii) “FOR” the GAHR IV Adjournment Proposal.
Opinion of GAHR III Special Committee’s Financial Advisor
In connection with the proposed REIT Merger and AHI Acquisition, on June 23, 2021, Stanger rendered to the GAHR III Special Committee its oral opinion, subsequently confirmed in writing, based upon and subject to the limitations and assumptions set forth in its written opinion, that the consideration to be paid by GAHR III pursuant to the Contribution Agreement and the merger consideration to be received by GAHR III pursuant to the Merger Agreement is fair to GAHR III from a financial point of view.
The full text of Stanger’s written opinion dated June 23, 2021, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as
Annex E
. The summary of the Stanger opinion provided in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion. Stanger’s advisory services and opinion were provided for the information and assistance of the GAHR III Special Committee in connection with its consideration of the proposed REIT Merger, and the opinion does not constitute a recommendation as to how any holder of shares of GAHR III Common Stock should vote with respect to the proposed REIT Merger or any other matter.
Experience of Stanger.
Stanger, founded in 1978, has provided information, research, financial advisory and consulting services to clients located throughout the United States, including major NYSE member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The financial advisory activities of Stanger include mergers and acquisitions, advisory and fairness opinion services, asset and securities valuations, industry and company analysis, and litigation support and expert witness services in connection with both publicly registered and privately placed securities transactions. Stanger, as part of its financial advisory business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger’s valuation practice principally involves real estate investment trusts and partnerships and the assets typically owned through such entities including, but not limited to, real properties and property interests.
Summary of Materials Considered.
In the course of Stanger’s analysis to render its opinion regarding the AHI Acquisition and the REIT Merger, Stanger: (i) reviewed a draft copy of the Merger Agreement which GAHR III had indicated to be in substantially the form intended to be entered into by the parties; (ii) reviewed a draft copy of the Contribution Agreement, which GAHR III indicated to be in substantially the form intended to be entered into by the parties; (iii) reviewed the financial statements of GAHR III and GAHR IV for the years ended December 31, 2018, 2019, and 2020, contained in the Form 10-K filed with the SEC; (iv) reviewed the financial statements of GAHR III and GAHR IV for the quarter ended March 31, 2021 contained in the Form 10-Q filed with the SEC; (v) reviewed the charters, bylaws, advisory agreements and their respective amendments for GAHR III and GAHR IV; (vi) reviewed the notes, loan agreements and amortization tables for the mortgage debts payable and debt investments of GAHR III and GAHR IV; (vii) reviewed appraisals and valuation reports prepared by Stanger on the GAHR III properties and by Jones Lang LaSalle (“JLL”) on the GAHR IV properties, both as of September 30, 2020; (viii) reviewed a net asset value report for GAHR III, as prepared by Stanger, summarizing appraised values as prepared by Stanger plus other tangible assets and liabilities as of September 30, 2020; (ix) reviewed a net asset value report for GAHR IV, as prepared by JLL, summarizing appraised values as prepared by JLL plus other tangible assets and liabilities as of September 30, 2020; (x) reviewed a five-year cash flow projection for each of GAHR III and GAHR IV, as prepared by GAHR III Advisor and GAHR IV Advisor, respectively; (xi) reviewed the terms of the asset management fee hurdle provision in the

GAHR III asset management agreement; (xii) discussed with management each of the GAHR III Properties (as defined below); (xiii) reviewed valuation statistics for selected publicly traded REITs that focus on investing in healthcare assets; (xiv) reviewed certain publicly available information on acquisitions of real estate management companies, and (xv) conducted such other analyses as Stanger deemed appropriate.
Summary of Analyses.
In preparing its opinion for the GAHR III Special Committee, Stanger performed a variety of analyses, including those described below. In rendering the opinion, Stanger applied judgment to a variety of complex analyses and assumptions. Stanger advised the GAHR III Special Committee that the preparation of a fairness opinion is a complex process that involves various quantitative and qualitative judgments and determinations with respect to financial, comparative and other analytical methods and information and the application of these methods and information to the unique facts and circumstances presented. Stanger arrived at its opinion based on the results of all analyses undertaken and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. The fact that any specific analysis is referred to is not meant to indicate that such analysis was given greater weight than any other analysis. Stanger made its determination as to fairness on the basis of its experience and professional judgment after considering the results of its reviews and analyses. The assumptions made and the judgments applied in rendering the opinion are not readily susceptible to partial analysis or summary description. Accordingly, Stanger advised the GAHR III Special Committee that its entire analysis must be considered as a whole, and that selecting portions of its analyses, analytical methods and the factors considered without considering all factors and analyses and assumptions, qualifications and limitations of each analysis would create an incomplete view of the evaluation process underlying the opinion.
The analyses relating to the value of GAHR III’s assets or securities do not purport to be appraisals or reflect the prices at which such assets or securities actually may be purchased or sold, which may depend on a variety of factors, many of which are beyond GAHR III’s control and the control of Stanger. Much of the information used in, and accordingly the results of, Stanger’s analyses are inherently subject to substantial uncertainty and, therefore, neither GAHR III nor Stanger assumes any responsibility if future results are materially different from those estimated or indicated.
Stanger’s opinion was provided to the GAHR III Special Committee in connection with the GAHR III Special Committee’s consideration of the proposed AHI Acquisition and REIT Merger and was one of several factors considered by the GAHR III Special Committee in evaluating such transactions. Neither Stanger’s opinion nor its analyses were determinative of the consideration for the AHI Acquisition, the consideration for the REIT Merger or of the views of the GAHR III Special Committee or the GAHR III Board with respect to the transactions. Below is a summary of the material valuation analyses prepared in connection with Stanger’s opinion.
Overview of Reviews and Analyses — AHI Acquisition
In conducting its reviews and analysis of the AHI Acquisition, Stanger considered, among other things, comparable transactions analysis. For purposes of its analysis, Stanger reviewed the main financial metric, EBITDA — earnings before interest, taxes, depreciation and amortization.
Comparable Transactions Analysis
Stanger estimated the value of American Healthcare Investors, the parent company of GAHR III Advisor and GAHR IV Advisor, based upon the capitalization of American Healthcare Investors’ estimated projected EBITDA, at an EBITDA multiple derived from comparable transactions completed through June 23, 2021.
Specifically, Stanger reviewed the following transactions:

Acquirer	Target	Month/Year Announced

Resource Real Estate Opportunity REIT, Inc.	Resource Real Estate, LLC	September 2020
Steadfast Apartment REIT, Inc.	Steadfast REIT Investments, LLC	September 2020
Preferred Apartment Communities, Inc.	Preferred Apartment Advisors, LLC	February 2020
Jernigan Capital, Inc.	JCap Advisors, LLC	December 2019
Broadstone Net Lease, Inc.	Broadstone Real Estate, LLC	November 2019

Acquirer	Target	Month/Year Announced
Carey Watermark Investors 2, Inc.	Carey Lodging Advisors, LLC	October 2019
SmartStop Self Storage REIT, Inc.	SmartStop Storage Advisors, LLC	July 2019
Summit Industrial Income REIT	Sigma Asset Management	March 2019
Griffin Capital Essential Asset REIT, Inc.	Griffin Capital Real Estate Company, LLC	December 2018
New Senior Investment Group, Inc.	FIG LLC Affiliates	August 2018
Drive Shack, Inc.	FIG LLC Affiliates	December 2017
CIM Group	Cole Capital	November 2017
Bluerock Residential Growth REIT, Inc.	BRG Manager, LLC	August 2017
Phillips Edison Grocery Center REIT I, Inc.	Phillips Edison Limited Partnership	May 2017
JBG Smith Properties	JBG Companies	October 2016
Independence Realty Trust, Inc.	Subsidiary of RAIT Financial Trust	September 2016
C-III Capital Partners LLC	Resource America, Inc.	May 2016
Strategic Storage Trust, Inc.	Strategic Storage Holdings, LLC	September 2014
Silver Bay Realty Trust Corp.	PRCM Real Estate Advisors, LLC	August 2014
American Homes 4 Rent	American Homes 4 Rent Advisor, LLC	May 2013
Cole Credit Property Trust III, Inc.	Cole Holdings Corporation	March 2013
Stanger observed that EBITDA multiples on the comparable management transactions ranged from 4.5x to 8.1x. Due to the inherent differences between the operations and prospects of American Healthcare Investors and those of the selected management company transactions, Stanger believed it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable management company transaction analysis to evaluate the appropriate EBITDA multiple range. Accordingly, Stanger made qualitative judgements, based upon Stanger’s professional experience and judgement. Based on these judgements, Stanger selected an estimated management company EBITDA multiple range to apply to the EBITDA of American Healthcare Investors of 6.0x to 7.0x.
Implied AHI Acquisition Consideration Reference Range.
The EBITDA multiple analysis summarized above indicated a range of GAHR III OP Units to be issued in connection with the AHI Acquisition of 14,378,481 to 16,774,894 based on a GAHR III exchange value of $8.71 per share, as compared to the AHI Acquisition consideration of 15,463,683 GAHR III OP Units. We note that the AHI Acquisition consideration is subject to adjustment for closing date cash, closing date indebtedness, unpaid transaction expenses and amounts in excess or less than targeted working capital.
Stanger observed that the AHI Acquisition consideration of 15,463,683 GAHR III OP Units, before closing date adjustments, was within the range of the GAHR III OP Units to be issued as indicated by the foregoing analysis. Stanger concluded that the comparable transactions analysis supports the fairness of the AHI Acquisition consideration to be paid by GAHR III pursuant to the Contribution Agreement.
Overview of Reviews and Analyses — Merger Transaction
In conducting its reviews and analysis, Stanger considered, among other things, a relative net asset value analysis including the impact of the AHI Acquisition. For purposes of its analysis, Stanger reviewed a number of financial metrics including:

•	NOI — net operating income, which is calculated generally as revenue, less property operating expenses and replacement reserves.

•	Net Cash Flows Before Debt Service - generally calculated as NOI, less total capital expenditures.

Net Asset Value Analysis
Stanger performed a net asset value analysis based on an estimated private market valuation of GAHR III (both on a standalone basis and after giving effect to the AHI Acquisition) and GAHR IV in order to derive two implied exchange ratio reference ranges.
GAHR III Analysis
In performing a net asset value analysis of GAHR III, Stanger estimated a range of private market value by using a property level discounted cash flow analysis or a direct capitalization analysis, as determined by Stanger, to determine a range of value for each property in which GAHR III owns an interest. Stanger utilized all information that it deemed relevant, including information from GAHR III Advisor and Stanger’s own data sources, including trends in capitalization rates, leasing rates and other economic factors.
Consolidated Properties Excluding Trilogy
Stanger utilized the income approach to valuation (other than for two land parcels, and one surplus land parcel associated with one of GAHR III’s medical office properties), specifically a discounted cash flow (“DCF”) analysis for the medical office properties, triple-net leased hospitals and the RIDEA senior housing properties (the “GAHR III DCF Properties”) and a direct capitalization analysis for the triple-net leased skilled nursing facilities and triple-net leased senior housing properties (the “GAHR III Direct Capitalization Properties” and together with the GAHR III DCF Properties, the “GAHR III Properties”). Stanger prepared property operating projections for each property, prepared in accordance with the leases that encumber such properties, as applicable, and assumptions determined by Stanger based on their professional experience and judgement, after surveying local market participants, which included: rental rates, vacancy factors, tenant improvement allowances, rent escalations factors, leasing commissions, rent concessions, rent escalations, lease term and estimated non-recurring COVID-19 related expenses.
In applying the discounted cash flow analysis to the GAHR III DCF Properties, Stanger determined discreet terminal capitalization rates and discount rates for each property based on Stanger’s professional experience and judgement after observing target residual capitalization rates and discount rates cited in national surveys (the “DCF National Surveys”), as summarized below, and considering such factors as the creditworthiness of the tenant, the length of the lease term, investor rate of return requirements for similar property types, the general interest rate environment, property location, age and assumed holding period.

	Terminal Cap Rate Survey			Discount Rate Survey
	Low	High	Weighted Average	Low	High	Weighted Average

Medical Office
Medical Office Survey	5.00%	10.50%	6.78%	5.50%	11.00%	7.62%
Hospital
Medical Office Survey	5.00%	10.50%	6.90%	5.50%	11.00%	7.75%
Senior Housing
Senior Housing Survey — IL/AL/MC				6.00%	13.00%	9.24%
In order to calculate terminal values, Stanger applied a range of terminal capitalization rates, as presented below, to NOI following the projected terminal year and to estimate present values of Net Cash Flow Before Debt Service and implied terminal values, Stanger applied a range of discount rates to the GAHR III DCF Properties as presented below. Adjustments to the present values were made for properties with in-process expansions or conversions, as applicable.

	Terminal Cap Rates		Discount Rate
	Low	High	Low	High
Medical Office	5.25%	7.75%	5.75%	9.00%
Hospital	6.75%	7.00%	5.75%	7.75%
Senior Housing — RIDEA	6.50%	7.75%	7.50%	8.75%

In applying the direct capitalization analysis to the GAHR III Direct Capitalization Properties, Stanger applied a range of discreet market capitalization rates to each property’s stabilized forward-year annual net operating income based on their professional experience and judgement after observing target direct capitalization rates cited in national surveys (the “Direct Cap National Surveys”), as summarized below, and considering such factors as the property’s location, age and condition, the property’s operating trends, lease coverage ratios and other unique property factors.

	Direct Capitalization Rate Survey
	Low	High	Weighted Average

Senior Housing — NNN
Senior Housing Survey — IL/AL/MC	4.00%	10.00%	6.63%
Skilled Nursing Survey — SNF/CCRC	5.00%	14.00%	9.30%
In order to calculate the value range of the GAHR III Direct Capitalization Properties, Stanger applied direct capitalization rates to the GAHR III Direct Capitalization Properties as presented below.

	Direct Capitalization Rate
	Low	High
Senior Housing — NNN	6.25%	6.50%
Skilled Nursing — NNN	7.25%	9.25%
As applicable, Stanger adjusted the capitalized value of each GAHR III Direct Capitalization Property for any excess or surplus land, deferred maintenance or capital needs, rent abatements, lease-up costs and GAHR III Advisor’s estimated non-recurring COVID-19 related expenses to estimate the “as-is” value range of each property.
In providing a value range for the three land parcels (which includes a surplus land parcel) owned by GAHR III, actual and/or proposed land sale transactions were identified in each property’s market or region and adjusted based on Stanger’s professional experience and judgement, to reflect, as appropriate: (i) the property rights conveyed in such transaction; (ii) any extraordinary, special or non-market financing or credits provided by the seller or others which may have influenced the sale price; (iii) adjustments for non-arms-length sale transactions; (iv) improvements or deterioration of market conditions from the reported land sale date; (v) adjustments for listing status versus a consummated sale; (vi) location factors such as area demographics, traffic exposure and access; (vii) zoning factors; (viii) land size; and (ix) other factors deemed appropriate. An index of value (price per square foot) for each land parcel from the land sale comparables was derived and the appropriate index was applied to GAHR III’s land and surplus land parcels. Stanger used their experience and professional judgement and concluded prices per land square foot ranging from $1.30 to $5.50.
Trilogy Joint Venture
GAHR III owns a 70% interest (“GAHR III Trilogy JV Equity Interest”) in Trilogy REIT Holdings, which owns a 96.6% interest in Trilogy. Stanger performed a net asset value analysis of Trilogy REIT Holdings based on an estimated private market valuation of Trilogy. The estimated private market value of Trilogy was arrived at using a property level discounted cash flow analysis or a direct capitalization analysis, as determined by Stanger, to determine a range of value for each property in which Trilogy owns an interest. Stanger utilized all information that it deemed relevant, including information from GAHR III Advisor and Stanger’s own data sources, including trends in capitalization rates, leasing rates and other economic factors. Stanger utilized the income approach to valuation, specifically a DCF analysis for the senior campuses (“Trilogy DCF Properties”), a direct capitalization analysis for the medical office and mixed use properties (“Trilogy Direct Capitalization Properties”), and a capitalization analysis based on EBITDA multiples for the pharmacy and therapy businesses (the “Trilogy Ancillary Businesses”). Properties under development were included at cost incurred (the “Trilogy Development Properties”, and together with the Trilogy DCF Properties and the Trilogy Direct Capitalization Properties, the “Trilogy Properties”). Stanger prepared property operating projections for each property, prepared in accordance with the leases that encumber such properties, as applicable, and assumptions determined by Stanger based on their professional experience and judgement, after surveying local market participants, which included: rental rates, vacancy factors, tenant improvement allowances, rent escalations factors, leasing commissions, rent concessions, rent escalations, lease term and estimated non-recurring COVID-19 related expenses.

In applying the discounted cash flow analysis to the Trilogy DCF Properties, Stanger determined discreet terminal capitalization rates and discount rates for each property based on Stanger’s professional experience and judgement after observing target residual capitalization rates and discount rates cited in national surveys, as summarized below, and considering such factors as the creditworthiness of the tenant, the length of the lease term, investor rate of return requirements for similar property types, the general interest rate environment, property location, age and assumed holding period.

	Terminal Cap Rate Survey			Discount Rate Survey
	Low	High	Weighted Average	Low	High	Weighted Average
Senior Campuses
Medical Office Survey	5.00%	10.50%	6.90%	5.50%	11.00%	7.75%
Senior Housing Survey — IL/AL/MC				6.00%	13.00%	9.24%
Net Lease Nursing				11.00%	17.00%	14.13%
In order to calculate terminal values, Stanger applied a range of terminal capitalization rates, as presented below, to NOI following the projected terminal year and to estimate present values of Net Cash Flow Before Debt Service and implied terminal values, Stanger applied a range of discount rates to the Trilogy DCF Properties as presented below. Adjustments to the present values were made for properties with in-process expansions or conversions, as applicable.

	Terminal Cap Rates		Discount Rate
	Low	High	Low	High
Senior Campuses	5.75%	11.25%	8.25%	14.75%
In applying the direct capitalization analysis to the Trilogy Direct Capitalization Properties, Stanger applied a range of discreet market capitalization rates to each property’s stabilized forward-year annual net operating income based on their professional experience and judgement after observing target direct capitalization rates cited in national surveys, as summarized below, and considering such factors as the property’s location, age and condition, the property’s operating trends, the anticipated year of stabilization, lease coverage ratios and other unique property factors.

	Direct Capitalization Rate Survey
	Low	High	Weighted Average
Medical Office
Medical Office Survey	4.25%	10.50%	6.46%
Mixed Use
Medical Office Survey	4.25%	10.50%	6.46%
Senior Housing Survey — CCRC	4.00%	14.00%	7.77%
In order to calculate the value range of the Trilogy Direct Capitalization Properties, Stanger applied a range of direct capitalization rates to the Trilogy Direct Capitalization Properties as presented below.

	Direct Capitalization Rate
	Low	High
Medical Office	7.25%	7.25%
Mixed Use	7.80%	7.80%
As applicable, Stanger adjusted the capitalized value of each Trilogy Direct Capitalization Property for any excess or surplus land, deferred maintenance or capital needs, rent abatements, lease-up costs and estimated non-recurring COVID-19 related expenses to estimate the “as-is” value range of each property.
In providing a range of value for the Trilogy Ancillary Businesses, Stanger reviewed the historical EBITDA of each ancillary business and Stanger projected a valuation EBITDA based on their professional experience and judgement taking into account the historical EBITDA trends and discussions with GAHR III Advisor. Stanger observed multiples in both precedent acquisitions and publicly traded companies in similar lines of businesses and Stanger used their experience and professional judgement to conclude a range of EBITDA multiples for the GAHR III Ancillary Businesses which ranged from 5.7x to 7.7x.

Stanger then adjusted the Trilogy Property and Trilogy Ancillary Business values, as appropriate, for Trilogy’s allocable ownership interest in the properties and businesses to account for the interests of any third-party investment partners, including any priority distributions. As part of the net asset value analysis of Trilogy, cash and cash equivalents and other assets as of March 31, 2021 (the “Trilogy Balance Sheet Date”) were added and Trilogy’s outstanding debt, net of a mark-to-market adjustment, other liabilities and the fair value of non-controlling interest adjustments as of Trilogy’s Balance Sheet Date were then subtracted to calculate the equity value of Trilogy (“Trilogy Equity Value”).
Stanger then applied the terms of the Trilogy joint venture agreement, including any distribution priorities and factoring in the value of common units, warrants and profits interests owned by the current and former Trilogy management team, to Stanger’s estimated range of Trilogy Equity Value to estimate the equity value range of Trilogy REIT Holdings (the “Trilogy JV Equity Interest Value”).
GAHR III NAV (Standalone Basis)
Stanger adjusted the GAHR III Property values, as appropriate, for GAHR III’s allocable ownership interest in the properties to account for the interests of any third-party investment partners, including any priority distributions. As part of the net asset value analysis of GAHR III, cash and cash equivalents and other assets as of March 31, 2021 (the “GAHR III Balance Sheet Date”), including the GAHR III Trilogy JV Equity Interest Value and any excess cash from the GAHR III Balance Sheet Date through the projected closing date, were added, GAHR III’s outstanding debt, net of a mark-to-market adjustment, other liabilities including the fair value of non-controlling interest adjustments and the potential incentive fee liability to GAHR III Advisor, as of GAHR III’s Balance Sheet Date were then subtracted. The estimated equity value of GAHR III was divided by fully diluted shares outstanding, all as provided by GAHR III Advisor.
GAHR III NAV (Giving Effect To The AHI Acquisition)
In performing the net asset value analysis of GAHR III, giving effect to the AHI Acquisition, in addition to the analysis of the properties of GAHR III as previously described, Stanger conducted a separate analysis of the value range of American Healthcare Investors as described more fully in the comparable transaction analysis section of the reviews and analysis of the AHI Acquisition performed by Stanger.
As part of this net asset value analysis of GAHR III, the estimated equity value of American Healthcare Investors was added to GAHR III’s cash and cash equivalents, net of projected remaining transaction costs, and other assets including the GAHR III Trilogy JV Equity Interest Value and any excess cash from GAHR III Balance Sheet Date through the projected closing date, GAHR III’s outstanding debt, net of a mark-to-market adjustment, other liabilities and the fair value of non-controlling interest adjustments as of GAHR III’s Balance Sheet Date were then subtracted. The estimated equity value of GAHR III and American Healthcare Investors was divided by fully diluted shares outstanding, including shares issued to American Healthcare Investors in connection with the AHI Acquisition, all as provided by GAHR III Advisor.
GAHR IV Analysis
Stanger performed a net asset value analysis based on an estimated private market valuation of GAHR IV. The range of estimated private market value was arrived at using a property level discounted cash flow analysis or a direct capitalization analysis, as determined by Stanger, to determine a range of value for each property in which GAHR IV owns an interest. Stanger utilized all information that it deemed relevant, including information from GAHR IV Advisor and its own data sources, including trends in capitalization rates, leasing rates and other economic factors. Stanger utilized the income approach to valuation, specifically a DCF analysis for the medical office properties and the RIDEA senior housing properties (the “GAHR IV DCF Properties”) and a direct capitalization analysis for the triple-net leased skilled nursing facilities and triple-net leased senior housing properties (the “GAHR IV Direct Capitalization Properties” and together with the GAHR IV DCF Properties, the “GAHR IV Properties”). Stanger projected property operating projections for each property, prepared in accordance with the leases that encumber such properties, as applicable, and assumptions determined by Stanger based on their professional experience and judgement, after surveying local market participants, which included: rental rates, vacancy factors, tenant improvement allowances, rent escalations factors, leasing commissions, rent concessions, rent escalations, lease term and estimated non-recurring COVID-19 related expenses.
In applying the discounted cash flow analysis to the GAHR IV DCF Properties, Stanger determined discreet terminal capitalization rates and discount rates for each property based on their professional experience and judgement after observing target residual capitalization rates and discount rates cited in the DCF National Surveys and considering such factors as the creditworthiness of the tenant, the length of the lease term, investor rate of return requirements for similar property types, the general interest rate environment, property location, age and assumed holding period.
In order to calculate terminal values, Stanger applied a range of terminal capitalization rates, as presented below, to NOI following the projected terminal year and to estimate present values of Net Cash Flow Before Debt Service and implied terminal values, Stanger applied a range of discount rates to the GAHR IV DCF Properties as presented below. Adjustments to the present values were made to properties with in-process expansions or conversions, as applicable.

	Terminal Cap Rates		Discount Rate
	Low	High	Low	High
Medical Office	6.00%	8.00%	6.25%	8.50%
Senior Housing — RIDEA	6.75%	8.25%	7.75%	9.00%
In applying the direct capitalization analysis to the GAHR IV Direct Capitalization Properties, Stanger applied discreet market capitalization rates to each property’s stabilized forward-year annual net operating income based on their professional experience and judgement after observing target direct capitalization rates cited in the Direct Cap National Surveys and considering such factors as the property’s location, age and condition, the property’s operating trends, lease coverage ratios and other unique property factors.
In order to calculate the value range of the GAHR IV Direct Capitalization Properties, Stanger applied direct capitalization rates to the GAHR IV Direct Capitalization Properties as presented below.

	Direct Capitalization Rate
	Low	High
Senior Housing — NNN	6.25%	7.50%
Skilled Nursing — NNN	7.50%	9.25%
As applicable, Stanger adjusted the capitalized value of each GAHR IV Direct Capitalization Property for any excess or surplus land, deferred maintenance or capital needs, rent abatements, lease-up costs and estimated non-recurring COVID-19 related expenses to estimate the “as-is” value range of each property.
GAHR IV NAV
Stanger adjusted the GAHR IV Property values, as appropriate, for GAHR IV’s allocable ownership interest in the properties to account for the interests of any third-party investment partners, including any priority distributions. As part of this net asset value analysis of GAHR IV, GAHR IV’s cash and cash equivalents, net of projected remaining transaction costs, and other assets as of March 31, 2021 (the “GAHR IV Balance Sheet Date”), including GAHR IV’s 6.0% equity interest in Trilogy Holdings, any excess cash from the GAHR IV Balance Sheet Date through the projected closing date, were added, and GAHR IV’s outstanding debt, net of a mark-to-market adjustment, and other liabilities, including the fair value of non-controlling interest adjustments and the potential incentive fee liability to GAHR IV Advisor, as of GAHR IV’s Balance Sheet Date were then subtracted. The estimated equity value of GAHR IV was divided by fully diluted shares outstanding, all as provided by GAHR IV Advisor.
Implied Exchange Ratio Reference Ranges
. The net asset value analysis summarized above indicated the following implied exchange ratio reference ranges, as compared to the exchange ratio of 0.9266:

•	0.8924 to 1.0149 based on the results of the net asset analysis of GAHR III on a standalone basis and the net asset value analysis of GAHR IV

•	0.8890 to 1.0182 based on the results of the net asset analysis of GAHR III, giving effect to the AHI Acquisition and the net asset value analysis of GAHR IV.
Stanger observed that the exchange ratio of 0.9266 shares of GAHR IV Class I Common Stock for each share of GAHR III Common Stock was within the range of the estimated exchange ratio indicated by the foregoing analysis. Stanger concluded that the Net Asset Value Analysis supports the fairness of the merger consideration to be received by GAHR III pursuant to the Merger Agreement.
Conclusions.
Stanger concluded based upon its analysis and the assumptions, qualifications and limitations cited in its written fairness opinion, and in reliance thereon, that as of the date of the fairness opinion the AHI Acquisition consideration to be paid by GAHR III pursuant to the Contribution Agreement is fair to GAHR III, from a financial point of view, and further that the merger consideration to be received by GAHR III pursuant to the Merger Agreement is fair to GAHR III, from a financial point of view. The opinions of Stanger are separate opinions as to each transaction even if the other contemplated transaction does not occur. The issuance of the fairness opinion was approved by Stanger’s fairness opinion committee.
Assumptions.
In conducting its review and rendering its opinion, Stanger assumed with the consent of the GAHR III Special Committee that the Merger Agreement will not, when executed, differ in any material respect from the draft thereof which Stanger reviewed and that the REIT Merger will be consummated in accordance with the terms of the Merger Agreement. In rendering this opinion, Stanger has been advised that it may rely upon, and therefore relied upon and assumed, without independent verification, the accuracy and completeness in all material respects of all financial and other information furnished or otherwise communicated to Stanger by GAHR III Advisor and GAHR IV Advisor. Stanger did not perform an independent appraisal of GAHR III’s and GAHR IV’s assets and liabilities (other than the appraisal Stanger prepared on certain GAHR III properties in connection with GAHR III’s reported September 30, 2020 net asset value and prior net asset value assignments), or engineering, structural or environmental studies of the Properties, and Stanger relied upon representations of GAHR III and GAHR IV, and their representatives, regarding the physical condition and capital expenditure requirements of the Properties. Stanger has also relied on assurances of GAHR III and GAHR IV that any pro forma financial statements, projections, budgets, tax estimates, value estimates or adjustments, or terms of the REIT Merger provided or communicated to Stanger were reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; that no material change has occurred in the value of our assets and liabilities or the information reviewed between the date such information was provided and the date of the opinion letter; and that we are not aware of any information or facts that would cause the information supplied to Stanger to be incomplete or misleading in any material respect.
Limitations and Qualifications.
Stanger was not requested to, and therefore did not: (i) appraise GAHR III’s or GAHR IV’s assets or liabilities (other than the appraisal Stanger prepared on certain GAHR III properties in connection with GAHR III’s reported September 30, 2020 net asset value and prior net asset value assignments); (ii) make any recommendation to the GAHR III stockholders with respect to whether or not to approve the Merger Agreement or the impact, tax or otherwise, of approving the Merger Agreement; (iii) select the method of determining the type or amount of consideration to be paid in the AHI Acquisition and the consideration to be received in the REIT Merger; (iv) express any opinion as to: (a) the business decision to pursue the AHI Acquisition, the REIT Merger or alternatives to the transactions; (b) the amount or allocation of expenses relating to the AHI Acquisition and the REIT Merger; (c) any legal, tax, regulatory or accounting matters, which Stanger understood that GAHR III obtained advice with respect to such matters, as it deemed necessary, from qualified professionals; or (d) any other terms of the AHI Acquisition and the REIT Merger other than the fairness, from a financial point of view, to GAHR III of the consideration to be paid by GAHR III pursuant to the Contribution Agreement and the consideration to be received pursuant to the Merger Agreement; or (v) opine as to the fairness of the amount or the nature of any compensation or consideration to any officers, directors, or employees of any of the parties, or any class of such persons, relative to the compensation or consideration to the stockholders of GAHR III Common Stock in the AHI Acquisition and the REIT Merger other than the AHI Acquisition consideration to be paid and the REIT Merger consideration to be received pursuant to the Contribution Agreement and the Merger Agreement, respectively.
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Stanger advised the GAHR III Special Committee that Stanger’s entire analysis must be considered as a whole and that selecting portions of Stanger’s analysis and the factors considered by Stanger, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying the opinion.
Compensation and Material Relationships.
Stanger has been paid a fee of $750,000 in connection with this fairness opinion engagement. Stanger served as financial advisor to the GAHR III Special Committee in connection with the REIT Merger and the AHI Acquisition, and GAHR III paid Stanger $1,150,000 in connection with such engagement, inclusive of the fairness opinion fee. GAHR III has agreed to pay Stanger a fee of approximately $1,550,000 contingent upon the completion of the REIT Merger. Stanger will also be reimbursed for certain out-of-pocket expenses, including legal fees, and will be indemnified against liabilities arising under any applicable federal or state law or otherwise related to or arising out of Stanger’s engagement or performance of its services to GAHR III. The fee for this fairness opinion engagement was negotiated between the GAHR III Special Committee and Stanger. Payment of the fairness opinion fee to Stanger is not dependent upon completion of the AHI Acquisition or the REIT Merger or upon the findings of Stanger with respect to fairness. During the past three years, GAHR III and GAHR IV paid Stanger $1,388,000 and $70,000, respectively, for appraisal and valuation services related to financial reporting requirements.
Opinion of GAHR IV Special Committee’s Financial Advisor
On June 23, 2021, Truist Securities rendered its oral opinion to the GAHR IV Special Committee (which was subsequently confirmed in writing by delivery of Truist Securities’ written opinion dated June 23, 2021) as to, as of June 23, 2021, the fairness, from a financial point of view, to GAHR IV of the Exchange Ratio in the REIT Merger pursuant to the Merger Agreement, whether or not the AHI Acquisition is consummated.
Truist Securities’ opinion was directed to the GAHR IV Special Committee (in its capacity as such) and only addressed the fairness, from a financial point of view, to GAHR IV of the Exchange Ratio in the REIT Merger pursuant to the Merger Agreement, whether or not the AHI Acquisition is consummated, and did not address any other aspect or implication of the REIT Merger or any agreement, arrangement or understanding entered into in connection therewith or otherwise. The summary of Truist Securities’ opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as
Annex F
to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Truist Securities in preparing its opinion. However, neither Truist Securities’ written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus is intended to be, and they do not constitute, advice or a recommendation as to, or otherwise address, how the GAHR IV Special Committee, the GAHR IV Board or any security holder of GAHR IV should act or vote with respect to any matter relating to the REIT Merger or otherwise.
In connection with its opinion, Truist Securities conducted such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Truist Securities reviewed:

•	a draft, dated June 17, 2021, of the Merger Agreement and a draft, dated June 22, 2021, of the Contribution Agreement;

•	certain publicly available business and financial information relating to GAHR IV, GAHR III, GAHR IV Advisor and GAHR III Advisor (together, the “Advisor”);

•
certain other information relating to the historical, current and future business, financial condition, results of operations and prospects of GAHR IV, GAHR III and the Advisor made available to Truist Securities by the management of the Advisor, including financial projections for the years ending December 31, 2021 through December 31, 2025 prepared by the management of the Advisor relating to (i) GAHR IV (the “GAHR IV Projections”), (ii) GAHR III (the “GAHR III Projections”), (iii) GAHR IV after giving effect to the Mergers (the “Combined Company Projections”), and (iv) GAHR IV after giving effect to the Mergers and the AHI Acquisition (the “Fully Combined Company Projections” and, collectively with the GAHR IV Projections, the GAHR III Projections and the Combined Company Projections, the “Financial Projections”); and

•
the financial and operating performance of GAHR IV, GAHR III, GAHR IV after giving effect to the Mergers, and GAHR IV after giving effect to the Mergers and the AHI Acquisition, as compared to that of companies with publicly traded equity securities that Truist Securities deemed relevant.

Truist Securities also had discussions with certain members of the management of the Advisor and with certain of GAHR IV’s, GAHR III’s and the Advisor’s representatives and advisors regarding the business, financial condition, results of operations, and prospects of GAHR IV, GAHR III, the Advisor, the Mergers and the AHI Acquisition and undertook such other studies, analyses and investigations as Truist Securities deemed appropriate.
Truist Securities relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. Truist Securities’ role in reviewing such data, material and other information was limited solely to performing such review as Truist Securities deemed necessary and appropriate to support its opinion, and such review was not conducted on behalf of the GAHR IV Special Committee, the GAHR IV Board, GAHR IV or any other person. Management of the Advisor advised Truist Securities, and Truist Securities assumed, that the Financial Projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of (i) GAHR IV, in the case of the GAHR IV Projections, (ii) GAHR III, in the case of the GAHR III Projections, (iii) GAHR IV after giving effect to the Mergers, in the case of the Combined Company Projections, and (iv) GAHR IV after giving effect to the Mergers and the AHI Acquisition, in the case of the Fully Combined Company Projections and including, in each case, the direct and indirect potential business, financial, economic and market implications of the COVID-19 pandemic and related illnesses. In addition, management of the Advisor advised Truist Securities, and with the GAHR IV Special Committee’s consent Truist Securities assumed, that the Financial Projections provided a reasonable basis on which to evaluate GAHR IV, GAHR III, GAHR IV after giving effect to the Mergers, and GAHR IV after giving effect to the Mergers and the AHI Acquisition and, at the GAHR IV Special Committee’s direction, Truist Securities used and relied upon the Financial Projections for purposes of its analyses and opinion. Truist Securities expressed no view or opinion with respect to the Financial Projections or the respective assumptions on which they were based. The GAHR IV Special Committee advised Truist Securities that financial projections with respect to the future financial performance of GAHR III after giving effect to the AHI Acquisition (but without giving effect to the Mergers) were not available, and Truist Securities evaluated the fairness to GAHR IV of the Exchange Ratio in the REIT Merger after giving effect to the consummation of the AHI Acquisition based solely on a comparison of the implied per share value reference ranges Truist Securities believed were indicated by its financial analyses of GAHR IV to the implied value reference ranges per share Truist Securities believed were indicated by its financial analyses of GAHR IV after giving effect to the Mergers and the AHI Acquisition. With the GAHR IV Special Committee’s consent, Truist Securities relied upon and assumed that the GAHR IV Class I Common Stock and the GAHR IV Class T Common Stock had equivalent value per share. Truist Securities further relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of GAHR IV, GAHR III or the Advisor since the dates of the information, financial or otherwise, provided to it and that there was no information or any facts that would make any of the information discussed with or reviewed by Truist Securities incomplete or misleading.
Truist Securities also relied upon and assumed without independent verification that (i) the representations and warranties of all parties to the Merger Agreement and the Contribution Agreement (together the “Agreements”) and all of the documents and agreements referred to therein were true and correct; (ii) each party to the Agreements and all of the documents and agreements referred to therein would fully and timely perform all of the covenants and agreements required to be performed by such party under the Agreements and such other documents and agreements; (iii) all conditions to the consummation of the Mergers and, if consummated, the AHI Acquisition, would be satisfied without waiver thereof; (iv) the Mergers and, if consummated, the AHI Acquisition, would be consummated in accordance with the terms of the Agreements without waiver, modification or amendment of any term, condition or agreement therein; and (v) in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Mergers and, if consummated, the AHI Acquisition, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on GAHR IV, GAHR III or the expected benefits of the Mergers and, if consummated, the AHI Acquisition. Truist Securities also assumed, with the GAHR IV Special Committee’s agreement, that for U.S. federal income tax purposes, (i) the REIT Merger would qualify as a “reorganization” under Section 368(a) of the Code, and (ii) the Partnership Merger would be treated as a tax free “assets over” form of partnership merger, with GAHR III Operating Partnership as the “resulting partnership” under Treas. Reg. Section 1.708-1(c)(1). Truist Securities also assumed that the Agreements, when executed by the respective parties thereto, would conform to the respective drafts reviewed by Truist Securities in all respects material to its analyses and opinion.

Furthermore, in connection with its opinion, Truist Securities was not requested to, and did not, make any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of or relating to GAHR IV, GAHR III, GAHR IV Operating Partnership, GAHR III Operating Partnership, the Advisor or any other party to the Mergers or the AHI Acquisition. Truist Securities did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities relating to GAHR IV, GAHR III, GAHR IV Operating Partnership, GAHR III Operating Partnership or the Advisor or of any governmental investigation of any possible unasserted claims or other contingent liabilities relating to GAHR IV, GAHR III, GAHR IV Operating Partnership, GAHR III Operating Partnership or the Advisor. Truist Securities did not express any opinion as to what the value of the GAHR IV Class I Common Stock actually would be when issued in the REIT Merger or the price or range of prices at which GAHR IV Class I Common Stock, GAHR IV Class T Common Stock or GAHR III Common Stock could be purchased or sold at any time.
Truist Securities was not requested to, and did not, solicit any indications of interest from third parties with respect to GAHR IV, the Mergers, the AHI Acquisition or any alternatives to the Mergers or the AHI Acquisition. Truist Securities’ opinion was necessarily based on financial, economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Truist Securities had no obligation to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring or information that otherwise came to its attention after the date of its opinion. Furthermore, as the GAHR IV Special Committee was aware, the credit, financial and stock markets had been experiencing significant volatility, due to, among other things, the COVID-19 pandemic and related illnesses and the direct and indirect business, financial, economic and market implications thereof, and Truist Securities expressed no opinion or view as to any potential effects of such volatility on GAHR IV, GAHR III, GAHR IV Operating Partnership, GAHR III Operating Partnership, the Advisor or the Mergers.
Truist Securities’ opinion only addressed the fairness, from a financial point of view, to GAHR IV of the Exchange Ratio in the REIT Merger pursuant to the Merger Agreement, whether or not the AHI Acquisition was consummated, and did not address any other aspect or implication of the REIT Merger or any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, the GAHR IV Advisory Agreement, the GAHR III Charter Amendment, the GAHR IV Charter Amendment or the GAHR III Partnership Agreement. Truist Securities was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the GAHR IV Special Committee, the GAHR IV Board, GAHR IV or any other party to proceed with or effect the REIT Merger; (ii) the form, structure or any other portion or aspect of the REIT Merger; (iii) other than assuming the consummation thereof in accordance with the Merger Agreement, the Partnership Merger; (iv) other than, as applicable, assuming the consummation thereof in accordance with the Contribution Agreement, the AHI Acquisition; (v) the fairness of any portion or aspect of the REIT Merger to the holders of any class of securities, creditors or other constituencies of any party; (vi) the fairness of the Exchange Ratio in the REIT Merger without giving effect to the AHI Acquisition relative to the fairness of the Exchange Ratio in the REIT Merger after giving effect to the AHI Acquisition or the relative merits of the REIT Merger without giving effect to the AHI Acquisition as compared to the REIT Merger after giving effect to the AHI Acquisition; (vii) the relative merits of the REIT Merger as compared to any alternative business strategies that might exist for GAHR IV or any other party or the effect of any other transaction in which GAHR IV or any other party might engage; (viii) whether or not GAHR IV or any other party is receiving or paying reasonably equivalent value in the REIT Merger; (ix) the solvency, creditworthiness or fair value of GAHR IV, GAHR III, GAHR IV Operating Partnership, GAHR III Operating Partnership, the Advisor or any of their respective assets under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters; or (x) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the REIT Merger, any class of such persons or any other party, relative to the Exchange Ratio or otherwise. Furthermore, Truist Securities did not provide any opinion, counsel or interpretation in matters that require legal, regulatory, accounting, insurance, tax, environmental or other similar professional advice. Truist Securities assumed that such opinions, counsel or interpretations had been or would be obtained from appropriate professional sources. Furthermore, Truist Securities relied, with the GAHR IV Special Committee’s consent, on the assessments by the GAHR IV Special Committee, the GAHR IV Board, GAHR IV and their respective advisors as to all legal, regulatory, accounting, insurance, tax and environmental matters with respect to GAHR IV, GAHR III, GAHR IV Operating Partnership, GAHR III Operating Partnership, the Advisor, the Mergers and the AHI Acquisition.

In performing its analyses, Truist Securities considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company or business used in Truist Securities’ analyses for comparative purposes is identical to GAHR IV, GAHR III, GAHR IV after giving effect to the Mergers or GAHR IV after giving effect to the Mergers and the AHI Acquisition. The implied valuation reference ranges indicated by Truist Securities’ analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond GAHR IV’s control and the control of Truist Securities. Much of the information used in, and accordingly the results of, Truist Securities’ analyses are inherently subject to substantial uncertainty.
Truist Securities’ opinion and analyses were provided to the GAHR IV Special Committee in connection with its evaluation of the proposed REIT Merger and were among many factors considered by the GAHR IV Special Committee in evaluating the proposed REIT Merger. Neither Truist Securities’ opinion nor its analyses were determinative of the Exchange Ratio or of the views of the GAHR IV Special Committee with respect to the proposed REIT Merger.
Material Financial Analyses
The following is a summary of the material financial analyses performed by Truist Securities in connection with its opinion rendered to the GAHR IV Special Committee on June 23, 2021. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Truist Securities’ analyses.
Discounted Cash Flow Analysis
Truist Securities performed a discounted cash flow analysis of each of GAHR IV, GAHR III, GAHR IV after giving effect to the Mergers, and GAHR IV after giving effect to the Mergers and the AHI Acquisition, by calculating the estimated net present value of the projected levered cash flows of GAHR IV, GAHR III, GAHR IV after giving effect to the Mergers, and GAHR IV after giving effect to the Mergers and the AHI Acquisition, respectively, based on the Financial Projections. With respect to GAHR IV, Truist Securities applied discount rates ranging from 8.47% to 10.47% and terminal funds from operations, or “FFO,” multiples ranging from 15.0x to 18.0x. With respect to GAHR III, Truist Securities applied discount rates ranging from 9.62% to 11.62% and terminal FFO multiples ranging from 15.0x to 18.0x. With respect to GAHR IV after giving effect to the Mergers, Truist Securities applied discount rates ranging from 9.10% to 11.10% and terminal FFO multiples ranging from 15.0x to 18.0x. With respect to GAHR IV after giving effect to the Mergers and the AHI Acquisition, Truist Securities applied discount rates ranging from 8.94% to 10.94% and terminal FFO multiples ranging from 15.0x to 18.0x.
The discounted cash flow analysis indicated (i) an implied exchange ratio reference range of 0.8897 to 1.4140 shares of GAHR IV Common Stock per share of GAHR III Common Stock, as compared to the Exchange Ratio of 0.9266 shares of GAHR IV Class I Common Stock per share of GAHR III Common Stock in the REIT Merger pursuant to the Merger Agreement, and (ii) implied per share value reference ranges of $8.35 to $10.49 for GAHR IV after giving effect to the Mergers and $8.44 to $10.58 for GAHR IV after giving effect to the Mergers and the AHI Acquisition, in each case as compared to an implied per share value reference range of $7.40 to $9.36 for GAHR IV without giving effect to the Mergers or the AHI Acquisition.
Selected Companies Analysis
Truist Securities considered certain financial data for GAHR IV, GAHR III and selected companies with publicly traded equity securities Truist Securities deemed relevant. For purposes of its analyses, Truist Securities reviewed a number of financial metrics, including premium/(discount) to net asset value per share as of September 30, 2020. Share prices for the selected companies listed below were based on the market price of the common stock of such companies as of June 21, 2021. The selected companies and mean and median financial data were:

•	Healthpeak Properties, Inc.

•	Ventas, Inc.

•	Welltower Inc.

•	Community Healthcare Trust Incorporated

•	Global Medical REIT Inc.

•	Medical Properties Trust, Inc.

•	National Health Investors, Inc.

•	Sabra Health Care REIT, Inc.

•	Omega Healthcare Investors, Inc.

Premium / (Discount) to NAV
Mean	25.2%
Median	21.6%
Taking into account the results of the selected companies analysis, Truist Securities applied selected premium ranges of 12.5% to 27.5% to the September 30, 2020 NAV per share of GAHR IV and 12.5% to 27.5% to the September 30, 2020 NAV per share of GAHR III. The selected companies analysis indicated an implied exchange ratio reference range of 0.8182 to 1.0510 shares of GAHR IV Common Stock per share of GAHR III Common Stock, as compared to the Exchange Ratio of 0.9266 shares of GAHR IV Class I Common Stock per share of GAHR III Common Stock in the REIT Merger pursuant to the Merger Agreement.
Implied Present Value of Future Share Price Analysis
Truist Securities performed an analysis of the implied present value of the future value per share of each of GAHR IV, GAHR III, GAHR IV after giving effect to the Mergers, and GAHR IV after giving effect to the Mergers and the AHI Acquisition. For this analysis, Truist Securities considered certain financial data for each of GAHR IV, GAHR III, GAHR IV after giving effect to the Mergers, and GAHR IV after giving effect to the Mergers and the AHI Acquisition, and selected companies with publicly traded equity securities Truist Securities deemed relevant.
For purposes of its analyses, Truist Securities reviewed a number of financial metrics including:

•
Enterprise Value — generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet).

•	EBITDA — generally the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specified time period.
Unless the context indicates otherwise (i) share prices and enterprise values for the selected companies listed below were based on the market price of the common stock of such companies as of June 21, 2021, (ii) the estimates of future financial performance of GAHR IV, GAHR III, GAHR IV after giving effect to the Mergers, and GAHR IV after giving effect to the Mergers and the AHI Acquisition were based on the GAHR IV Projections, the GAHR III Projections, the Combined Company Projections and the Fully Combined Company Projections, respectively, and (iii) estimates of the future financial performance of the selected companies listed below were based on publicly available research analyst estimates for those companies as of June 21, 2021.

The financial data reviewed included:

•	Share price as a multiple of estimated funds from operations for the year ending December 31, 2021, or “2021E FFO”;

•	Enterprise Value as a multiple of estimated EBITDA for the year ending December 31, 2021, or “2021E EBITDA”; and

•	Implied capitalization rate.
The selected companies and mean and median financial data were:

•	Healthpeak Properties, Inc.

•	Ventas, Inc.

•	Welltower Inc.

•	Community Healthcare Trust Incorporated

•	Global Medical REIT Inc.

•	Medical Properties Trust, Inc.

•	National Health Investors, Inc.

•	Sabra Health Care REIT, Inc.

•	Omega Healthcare Investors, Inc.

	Share Price / 2021E FFO	Enterprise Value / 2021E EBITDA	Implied Cap Rate
Mean	16.8x	19.2x	5.87%
Median	16.4x	18.2x	6.17%
Taking into account the results of the selected companies analysis with respect to GAHR IV, Truist Securities applied (i) a selected FFO multiple range of 15.0x to 18.0x to the estimated FFO of GAHR IV for the year ending December 31, 2022, (ii) a selected FFO multiple range of 15.0x to 18.0x to the estimated FFO of GAHR IV for the year ending December 31, 2023, (iii) selected capitalization rates of 5.75% to 6.75% to the estimated net operating income of GAHR IV for the year ending December 31, 2022, and (iv) in each case, a discount rate of 9.47%.
Taking into account the results of the selected companies analysis with respect to GAHR III, Truist Securities applied (i) a selected FFO multiple range of 15.0x to 18.0x to the estimated FFO of GAHR III for the year ending December 31, 2022, (ii) selected capitalization rates of 5.75% to 6.75% to the estimated net operating income of GAHR III for the year ending December 31, 2022, and (iii) in each case, a discount rate of 10.62%.
Taking into account the results of the selected companies analysis with respect to GAHR IV after giving effect to the Mergers, Truist Securities applied (i) a selected FFO multiple range of 15.0x to 18.0x to the estimated FFO of GAHR IV after giving effect to the Mergers for the year ending December 31, 2022, (ii) a selected FFO multiple range of 15.0x to 18.0x to the estimated FFO of GAHR IV after giving effect to the Mergers for the year ending December 31, 2023, (iii) selected capitalization rates of 5.75% to 6.75% to the estimated net operating income of GAHR IV after giving effect to the Mergers for the year ending December 31, 2022, and (iv) in each case, a discount rate of 10.10%.
Taking into account the results of the selected companies analysis with respect to GAHR IV after giving effect to the Mergers and the AHI Acquisition, Truist Securities applied (i) a selected FFO multiple range of 15.0x to 18.0x to the estimated FFO of GAHR IV after giving effect to the Mergers and the AHI Acquisition for the year ending December 31, 2022, (ii) a selected FFO multiple range of 15.0x to 18.0x to the estimated FFO of GAHR IV after giving effect to the Mergers and the AHI Acquisition for the year ending December 31, 2023, (iii) selected capitalization rates of 5.75% to 6.75% to the estimated net operating income of GAHR IV after giving effect to the Mergers for the year ending December 31, 2022 and a selected EBITDA multiple range of 17.0x to 19.0x to the net estimated costs savings from the AHI Acquisition for the year ending December 31, 2022, and (iv) in each case, a discount rate of 9.94%.

The implied present value of the future share price analysis indicated implied exchange ratio reference ranges of 0.8079 to 1.1633 shares of GAHR IV Common Stock per share of GAHR III Common Stock based on estimated 2022E FFO and 0.7076 to 1.2038 shares of GAHR IV Common Stock per share of GAHR III Common Stock based on implied capitalization rate, in each case as compared to the Exchange Ratio of 0.9266 shares of GAHR IV Class I Common Stock per share of GAHR III Common Stock in the REIT Merger pursuant to the Merger Agreement.
In addition, the implied present value of the future share price analysis indicated (i) based on estimated FFO for the year ending December 31, 2022: implied per share value reference ranges of $8.78 to $10.54 for GAHR IV after giving effect to the Mergers and $8.94 to $10.73 for GAHR IV after giving effect to the Mergers and the AHI Acquisition, in each case as compared to an implied per share value reference range of $8.57 to $10.28 for GAHR IV without giving effect to the Mergers or the AHI Acquisition, (ii) based on estimated FFO for the year ending December 31, 2023: implied per share value reference ranges of $8.50 to $10.20 for GAHR IV after giving effect to the Mergers and $8.59 to $10.31 for GAHR IV after giving effect to the Mergers and the AHI Acquisition, in each case as compared to an implied per share value reference range of $8.41 to $10.09 for GAHR IV without giving effect to the Mergers or the AHI Acquisition, and (iii) based on implied capitalization rate and estimated net operating income for the year ending December 31, 2022 (and, in the case of GAHR IV after giving effect to the Mergers and the AHI Acquisition, net estimated costs savings from the AHI Acquisition for the year ending December 31, 2022): implied per share value reference ranges of $8.68 to $11.33 for GAHR IV after giving effect to the Mergers and $8.99 to $11.60 for GAHR IV after giving effect to the Mergers and the AHI Acquisition, in each case as compared to an implied per share value reference range of $8.66 to $11.24 for GAHR IV without giving effect to the Mergers or the AHI Acquisition.
Other Matters
Truist Securities was retained by the GAHR IV Special Committee as its financial advisor based on Truist Securities’ experience and reputation and Truist Securities’ knowledge of GAHR IV and its industry. For its services as financial advisor to the GAHR IV Special Committee, Truist Securities will receive a transaction fee of $2,250,000, which is contingent upon the completion of the REIT Merger. Truist Securities became entitled to a fee of $500,000, upon the rendering of its opinion to the GAHR IV Special Committee, which fee is creditable to the extent previously paid against the transaction fee. GAHR IV has also agreed to reimburse certain expenses incurred by Truist Securities in connection with its engagement and to indemnify Truist Securities and certain related parties for certain liabilities arising out of its engagement.
As the GAHR IV Special Committee was aware, Truist Securities and its affiliates provided, and may continue to provide, investment banking and other financial services to Griffin Capital Company, LLC and certain of its affiliates for which Truist Securities and its affiliates have received, or would expect to receive, compensation, including, during the prior two years, having acted as financial advisor to the special committee of the board of directors of Griffin Capital Essential Asset REIT II, Inc. in connection with its acquisition of Griffin Capital Essential Asset REIT, Inc. which closed in May 2019 and having acted as the joint lead arranger to Griffin Capital Essential Asset REIT II, Inc. in connection with its credit facility, for which Truist Securities received aggregate compensation of approximately $2.6 million. In addition, Truist Securities and its affiliates may in the future provide investment banking and other financial services to GAHR IV, GAHR III, GAHR IV Operating Partnership, GAHR III Operating Partnership, the Advisor and/or certain of their respective affiliates for which Truist Securities and its affiliates would expect to receive compensation. Truist Securities is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Truist Securities and its affiliates may acquire, hold or sell, for its and its affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of GAHR IV, GAHR III, GAHR IV Operating Partnership, GAHR III Operating Partnership, the Advisor and/or certain of their respective affiliates and any other company that may be involved in the Mergers or the AHI Acquisition, as well as provide investment banking and other financial services to such companies. In addition, Truist Securities and its affiliates (including Truist Bank and Truist Financial Corporation) may have other financing and business relationships with GAHR IV, GAHR III, GAHR IV Operating Partnership, GAHR III Operating Partnership, the Advisor and their respective affiliates.

Certain Unaudited Prospective Financial Information
GAHR III and GAHR IV do not as a matter of course make public projections as to future sales, earnings, or other results. Such projections include assumptions and estimates that are inherently uncertain and subjective.
Certain GAHR III and GAHR IV Unaudited Prospective Financial Information
In connection with the Mergers, management for GAHR III and GAHR IV prepared the GAHR III Projections and the GAHR IV Projections, certain non-public unaudited financial projections, derived from property level projections for each company, regarding GAHR III’s and GAHR IV’s anticipated future performance on a stand-alone basis for fiscal years 2021 through 2025, which are summarized below. The GAHR III Projections and the GAHR IV Projections were provided, in whole or in part, (i) to the GAHR III Special Committee and its financial advisor and (ii) to the GAHR IV Special Committee and its financial advisor.
The GAHR III Projections and the GAHR IV Projections reflect the business on a standalone basis of GAHR III and GAHR IV, respectively, without giving effect to the Mergers and the AHI Acquisition or the failure of the Mergers and the AHI Acquisition to occur.
The following summarizes the GAHR III Projections:

	Fiscal Year (in thousands, and all amounts in USD)
	Year 1 2021E	Year 2 2022E	Year 3 2023E	Year 4 2024E	Year 5 2025E
Net Operating Income	$194,925	$235,412	$243,686	$250,999	$258,531
General & Administrative Expense	(7,828)	(7,741)	(7,958)	(8,197)	(8,443)
Asset Management Fees	(21,518)	(21,541)	(21,541)	(21,541)	(21,541)
Interest	(76,592)	(70,629)	(66,723)	(56,068)	(50,989)
Other Expense	(15,988)	(27,414)	(30,116)	(28,060)	(30,814)

Modified Funds From Operations	$72,999	$108,087	$117,348	$137,133	$146,744

The following summarizes the GAHR IV Projections:

	Fiscal Year (in thousands, and all amounts in USD)
	Year 1 2021E	Year 2 2022E	Year 3 2023E	Year 4 2024E	Year 5 2025E
Net Operating Income	$72,482	$80,311	$85,050	$87,606	$90,237
General & Administrative Expense	(5,543)	(5,703)	(5,865)	(6,032)	(6,204)
Asset Management Fees	(9,831)	(9,836)	(9,836)	(9,836)	(9,836)
Interest Expense	(19,825)	(18,255)	(18,440)	(18,764)	(18,586)
Other (Expense) Income	(786)	1,184	1,510	1,506	1,504

Modified Funds From Operations	$36,497	$47,701	$52,419	$54,480	$57,115

Certain Combined Company Unaudited Prospective Financial Information Without the AHI Acquisition
In connection with the evaluations by GAHR III and GAHR IV of the Mergers, management for GAHR III, jointly with management for GAHR IV, prepared the Combined Company Projections, certain non-public unaudited financial projections regarding the Combined Company’s anticipated results of operations for fiscal years 2021 through 2025. The Combined Company Projections were provided, in whole or in part, (i) to the GAHR III Special Committee and its financial advisor and (ii) to the GAHR IV Special Committee and its financial advisor. In preparing the Combined Company Projections, management assumed that the Mergers would be consummated as of December 31, 2020, but the AHI Acquisition would not be consummated.

The following summarizes the Combined Company Projections:

	Fiscal Year (in thousands, and all amounts in USD)
	Year 1 2021E	Year 2 2022E	Year 3 2023E	Year 4 2024E	Year 5 2025E
Net Operating Income	$267,407	$315,723	$328,736	$338,605	$348,768
General & Administrative Expense	(13,371)	(13,444)	(13,823)	(14,229)	(14,647)
Asset Management Fees	(31,349)	(31,377)	(31,377)	(31,377)	(31,377)
Interest Expense	(96,417)	(88,884)	(85,163)	(74,832)	(69,575)
Other Expense	(15,044)	(22,387)	(24,605)	(24,924)	(25,249)

Modified Funds From Operations	$111,226	$159,631	$173,768	$193,243	$207,920

Certain Combined Company Unaudited Prospective Financial Information After the AHI Acquisition
In connection with the evaluations by GAHR III and GAHR IV of the Mergers, management for GAHR III, jointly with management for GAHR IV, prepared the Fully Combined Company Projections, certain non-public unaudited financial projections regarding the anticipated results of operations for the Combined Company after the consummation of the AHI Acquisition for fiscal years 2021 through 2025. The Fully Combined Company Projections were provided, in whole or in part, (i) to the GAHR III Special Committee and its financial advisor and (ii) to the GAHR IV Special Committee and its financial advisor. In preparing the Fully Combined Company Projections, management assumed that the Mergers and the AHI Acquisition would be consummated as of December 31, 2020.
The following summarizes the Fully Combined Company Projections:

	Fiscal Year (in thousands, and all amounts in USD)
	Year 1 2021E	Year 2 2022E	Year 3 2023E	Year 4 2024E	Year 5 2025E
Net Operating Income	$270,008	$318,403	$331,427	$341,375	$351,622
General & Administrative Expense	(34,627)	(35,309)	(36,345)	(37,426)	(38,540)
Asset Management Fees	—	—	—	—	—
Interest Expense	(96,417)	(88,884)	(85,163)	(74,832)	(69,575)
Other Expense	(16,915)	(22,387)	(24,605)	(24,922)	(25,248)

Modified Funds From Operations	$122,049	$171,823	$185,314	$204,195	$218,259

Important Information about the Unaudited Prospective Financial Information
The Financial Projections are summarized in this joint proxy statement/prospectus solely to give GAHR III stockholders and GAHR IV stockholders access to information that was made available to the GAHR III Special Committee in connection with its consideration of the Mergers and to Stanger, who was authorized to use and rely upon such information for purposes of providing advice to the GAHR III Special Committee, as well as information that was made available to the GAHR IV Special Committee in connection with its consideration of the Mergers and to Truist Securities, who was authorized to use and rely upon such information for purposes of providing advice to the GAHR IV Special Committee, and are not included in this joint proxy statement/prospectus in order to influence any GAHR III stockholder or GAHR IV stockholder to make any investment or voting decision with respect to the Mergers.
The Financial Projections were prepared solely for internal use and are subjective in many respects. The inclusion of a summary of the Financial Projections in this joint proxy statement/prospectus should not be regarded as an indication that any of GAHR III or GAHR IV, or their respective financial advisors or any other person considered, or now considers, this information to be necessarily predictive of actual future results or events. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated.
The Financial Projections reflect numerous assumptions and estimates as to future events. The Financial Projections were based on assumptions and estimates that management of GAHR III and GAHR IV believed were reasonable at the time the Financial Projections were prepared, taking into account relevant information available to their management at the time, but these assumptions and estimates may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, the risks and uncertainties described under “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” beginning on pages 30 and 73, respectively. All of these uncertainties and contingencies are difficult to predict and many are beyond the control of GAHR III and GAHR IV and will be beyond the control of the Combined Company.
The Financial Projections were not prepared with a view toward public disclosure or soliciting proxies, nor were they prepared with a view toward compliance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, but, in the view of GAHR III’s and GAHR IV’s management, were prepared on a reasonable basis, reflect the best currently available estimates and judgments, and present, to the best of GAHR III’s and GAHR IV’s management’s knowledge and belief, the expected course of action and the expected future financial performance of GAHR III, GAHR IV and the Combined Company. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the Financial Projections. In addition, neither GAHR III’s nor GAHR IV’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the Financial Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Financial Projections. The reports of the independent registered public accounting firm of GAHR III and GAHR IV, which are contained in the financial information beginning on page F-1 of the joint proxy statement/prospectus, relate to GAHR III’s and GAHR IV’s historical financial statements, respectively. They do not extend to the Financial Projections and should not be read to do so.
Furthermore, the Financial Projections do not necessarily reflect GAHR III’s or GAHR IV’s current estimates and do not take into account any circumstances or events occurring after the date they were prepared.
The inclusion of a summary of the Financial Projections herein should not be deemed an admission or representation by GAHR III or GAHR IV that such Financial Projections are viewed by GAHR III or GAHR IV as material information of GAHR III or GAHR IV. The Financial Projections should be evaluated in conjunction with GAHR III’s and GAHR IV’s reported financial results and the risk factors with respect to the business of GAHR III and GAHR IV, respectively. See “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 73 and “Where You Can Find More Information” on page 300.
None of GAHR III or GAHR IV, or their respective officers, directors, affiliates, advisors or other representatives can give any assurance that actual results will not differ materially from this unaudited prospective financial information.
EXCEPT AS MAY BE REQUIRED BY APPLICABLE SECURITIES LAWS, GAHR III AND GAHR IV DO NOT INTEND TO, AND DISCLAIM ANY OBLIGATION TO, UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR ARE NO LONGER APPROPRIATE (EVEN IN THE SHORT TERM).
Interests of GAHR III and GAHR IV Directors and Executive Officers in the Mergers
GAHR III and GAHR IV have the same executive officers and one overlapping director. As of July 9, 2021, the executive officers and directors of GAHR III beneficially own an aggregate of 911,859 shares of GAHR III Common Stock and the executive officers and directors of GAHR IV beneficially own an aggregate of 280,546 shares of GAHR IV Class T Common Stock and 254,495 shares of GAHR IV Class I Common Stock. Upon consummation of the Mergers, each issued and outstanding share of GAHR III Common Stock will be converted into the right to receive 0.9266 shares of GAHR IV Class I Common Stock.
In addition to their interests in the REIT Merger as stockholders, some of the GAHR III and GAHR IV directors and executive officers have interests in the Mergers that differ from, or are in addition to, the interests of GAHR III stockholders or GAHR IV stockholders, as applicable. The GAHR III Special Committee, the GAHR III Board, the GAHR IV Special Committee and the GAHR IV Board were each aware of these interests and considered them, among other things, in reaching its decision to approve the Mergers, the Merger Agreement, and the other transactions contemplated by the Merger Agreement. Specifically, in connection with the AHI Acquisition, GAHR III is obligated to deliver offer letters to specified key employees of American Healthcare Investors, including certain of GAHR III’s executive officers and two of its directors, setting forth salary and targeted bonus amounts. This information is summarized below with respect to such GAHR III executive officers and directors. Note that all of these individuals serve in a similar capacity for GAHR IV. Also, note that the table does not include compensation information for Cora Lo, who is one of GAHR III’s executive officers. This is because GAHR III is not obligated to deliver such an offer letter to her, and as such it is not believed that she has any interest in the transactions that materially differ from those of the GAHR III stockholders or GAHR IV stockholders.

	Salary	Cash Bonus (Target)	Bonus Percentage	Restricted Stock Awards *
				Time Based	Performance Based	Total
Jeffrey Hanson	$425,000	$425,000	100%	$637,500	$212,500	$850,000
Danny Prosky	750,000	750,000	100%	1,500,000	500,000	2,000,000
Mathieu Streiff	425,000	425,000	100%	637,500	212,500	850,000
Brian Peay	475,000	475,000	100%	562,500	187,500	750,000
Stefan Oh	400,000	260,000	65%	243,750	81,250	325,000

	$2,475,000	$2,335,000		$3,581,250	$1,193,750	$4,775,000

*	Time-based restricted stock units vest ratably over three years and, if earned, performance-based restricted stock units vest after the conclusion of the three-year performance period.
In addition, GAHR III is obligated to issue 344,432 restricted shares of GAHR III Common Stock pursuant to the GAHR III Incentive Plan within 30 days of closing of the AHI Acquisition. No decision has been made as to whom those restricted shares of GAHR III Common Stock will be issued, but the recipients may include some executive officers of GAHR III.
All of these obligations will be assumed by GAHR IV in the Mergers; provided that if GAHR IV is the issuer of the restricted shares, the number of restricted shares to be issued will be 319,149 and such shares will be issued pursuant to the GAHR IV Incentive Plan.
Relationship of GAHR III and GAHR IV
American Healthcare Investors and Griffin Capital are the
co-sponsors
of each of GAHR III and GAHR IV. All of the executive officers and non-independent
directors of GAHR III and GAHR IV are also executive officers and employees and/or holders of a direct or indirect interest in GAHR III Advisor, GAHR IV Advisor, American Healthcare Investors, or other affiliated entities. The GAHR III Advisory Agreement entitles GAHR III Advisor and its affiliates to specified compensation for certain services, as well as reimbursement of certain expenses, and the GAHR IV Advisory Agreement entitles GAHR IV Advisor and its affiliates to specified compensation for certain services, as well as reimbursement of certain expenses. If the AHI Acquisition is consummated, GAHR III will acquire a newly formed entity that owns substantially all of the business and operations of one of its co-sponsors, American Healthcare Investors, including all of the equity interests in GAHR III Advisor and GAHR IV Advisor, such that GAHR III will become self-managed and (if the Mergers do not occur) GAHR IV will become indirectly managed by GAHR III. Following the consummation of the Mergers, assuming the AHI Acquisition is consummated, the surviving company will be an entirely self-managed company and the executive officers of GAHR III and GAHR IV will become employees of the Combined Company.
Restricted Shares of GAHR III Common Stock
Certain of GAHR III’s independent directors hold restricted shares of GAHR III Common Stock issued pursuant to the GAHR III Incentive Plan, and each restricted share of GAHR III Common Stock issued and outstanding as of immediately prior to the effective time of the REIT Merger will be cancelled and extinguished and will be converted automatically into the right to receive, in accordance with the terms of the Merger Agreement, a number of shares of GAHR IV Common Stock equal to the Exchange Ratio multiplied by the number of shares of GAHR III Common Stock subject to each such award, rounded down to the nearest whole number of shares of GAHR IV Common Stock, and subject to the same vesting schedule as the restricted GAHR III Common Stock.
Indemnification and Insurance
For a period of six years after the effective time of the REIT Merger, the surviving entity in the REIT Merger will, and GAHR IV will cause the surviving entity in the REIT Merger to, honor all rights to indemnification, advancement and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the REIT Merger now existing in favor of the Indemnified Parties as most favorably provided in the governing documents of GAHR III and any indemnification agreements between GAHR III and the Indemnified Parties or otherwise to the fullest extent permitted by law. For a period of six years after the effective time of the REIT Merger, the organizational documents of GAHR IV and the equivalent governing or organizational documents of any subsidiary of GAHR IV or GAHR III shall not be amended, repealed or otherwise modified in any manner that will adversely modify these rights.
In addition, in consultation with GAHR IV, GAHR III shall obtain extended reporting period coverage under GAHR III’s existing insurance program for a period of six years after the effective time of the REIT Merger.
Directors and Management of the Combined Company After the Mergers
The GAHR IV Board currently consists of five directors. Effective as of the effective time of the REIT Merger, the GAHR IV Board shall increase the number of directors of GAHR IV to nine and cause the following individuals to be elected to the GAHR IV Board effective as of the effective time of the REIT Merger: Harold H. Greene, Danny Prosky, Gerald W. Robinson, J. Grayson Sanders and Mathieu B. Streiff. As of the effective time of the Mergers, the board of directors of the Combined Company will be comprised of Jeffrey T. Hanson, Brian J. Flornes (independent director), Harold H. Greene (independent director), Dianne Hurley (independent director), Danny Prosky, Gerald W. Robinson (independent director), J. Grayson Sanders (independent director), Wilbur H. Smith III (independent director) and Mathieu B. Streiff. Richard S. Welch will submit an irrevocable letter of resignation from the GAHR IV Board effective upon the closing of the Mergers.
The executive officers and a key officer of GAHR IV immediately prior to the effective time of the Mergers are expected to serve as the executive officers of the Combined Company. The expected executive officers of the Combined Company are Jeffrey T. Hanson, Executive Chairman of the Board of Directors; Danny Prosky, President and Chief Executive Officer; Brian S. Peay, Chief Financial Officer; Mathieu B. Streiff, Chief Operating Officer; Gabriel M. Willhite, Executive Vice President, General Counsel; Stefan K. L. Oh, Executive Vice President – Acquisitions; and Cora Lo, Secretary and Assistant General Counsel. See “The Combined Company” on page 148 for more information.
Regulatory Approvals in Connection with the Mergers
GAHR III and GAHR IV are not aware of any material federal or state regulatory requirements that must be complied with, or regulatory approvals that must be obtained, in connection with the Mergers.
Accounting Treatment
GAHR IV prepares its financial statements in accordance with GAAP. The Mergers will be accounted for by using the business combination accounting rules, which requires the application of a screen test to evaluate if substantially all the fair value of the acquired properties is concentrated in a single identifiable asset or group of similar identifiable assets to determine whether a transaction is accounted for as an asset acquisition or business combination. In addition, the rules require the identification of the acquiror, the determination of the acquisition date; and the recognition and measurement, at fair value, of the identifiable assets acquired, liabilities assumed and any noncontrolling interest in the consolidated subsidiaries of the acquiree. After consideration of all applicable factors pursuant to the business combination accounting rules, the Mergers will be treated as a business combination with GAHR III considered the accounting acquiror under GAAP.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of the material U.S. federal income tax considerations of the REIT Merger to U.S. holders and non-U.S. holders
(each as defined below) of shares of GAHR III Common Stock and of the ownership and disposition of GAHR IV Common Stock received in the REIT Merger.
This summary is for general information only and is not tax advice. This summary assumes that holders of GAHR III Common Stock (or, following the REIT Merger, of GAHR IV Common Stock) hold such GAHR III Common Stock or GAHR IV Common Stock as a capital asset within the meaning of Section 1221 of the Code. This summary is based upon the Code, Treasury Regulations promulgated under the Code, referred to herein as Treasury Regulations, judicial decisions and published administrative rulings, all as currently in effect and all of which are subject to change, possibly with retroactive effect. This discussion does not address (i) U.S. federal taxes other than income taxes, (ii) state, local or non-U.S. taxes
or (iii) tax reporting requirements, in each case, as applicable to the REIT Merger. In addition, this discussion does not address U.S. federal income tax considerations applicable to persons or entities that are subject to special treatment under U.S. federal income tax law, including, for example:

•	banks, insurance companies, and other financial institutions;

•	tax-exempt organizations or governmental organizations;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	persons or entities who hold shares of GAHR III Common Stock (or, following the REIT Merger, GAHR IV Common Stock) pursuant to the exercise of any employee stock option or otherwise as compensation;

•	individuals subject to the alternative minimum tax;

•	regulated investment companies and REITs;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	broker, dealers or traders in securities;

•	U.S. expatriates and former citizens of the United States;

•
persons holding shares of GAHR III Common Stock (or, following the REIT Merger, GAHR IV Common Stock) as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	persons or entities deemed to sell GAHR III Common Stock (or, following the REIT Merger, GAHR IV Common Stock) under the constructive sale provisions of the Code;

•	United States persons or entities whose functional currency is not the U.S. dollar;

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•	“qualified shareholders” as defined in Section 897(k)(3)(A) of the Code; or

•	persons or entities subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement.
For purposes of this summary, a “holder” means a beneficial owner of shares of GAHR III Common Stock (or, following, the REIT Merger, of GAHR IV Common Stock), and a “U.S. holder” means a holder that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust that (i) is subject to the primary supervision of a United States court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

For purposes of this summary,
a “non-U.S. holder”
means a holder that is not a “U.S. holder” and not a partnership.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of GAHR III Common Stock (or, following the REIT Merger, GAHR IV Common Stock), the tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding shares of GAHR III Common Stock (or, following the REIT Merger, GAHR IV Common Stock) and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
This discussion of material U.S. federal income tax consequences of the REIT Merger and of the ownership and disposition of GAHR IV Common Stock received in the REIT Merger is not binding on the IRS. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR CIRCUMSTANCES AS WELL AS ANY TAX CONSEQUENCES OF THE REIT MERGER AND THE OWNERSHIP AND DISPOSITION OF GAHR IV COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL
OR NON-U.S. TAXING
JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Material U.S. Federal Income Tax Consequences of the REIT Merger
Qualification of the REIT Merger as a Reorganization
The parties intend for the REIT Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the completion of the Mergers that DLA Piper, or other counsel to GAHR III reasonably satisfactory to GAHR IV, renders an opinion to GAHR III, and Morris, Manning & Martin, or other counsel to GAHR IV reasonably satisfactory to GAHR III, renders an opinion to GAHR IV, to the effect that the REIT Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinions will be subject to customary exceptions, assumptions and qualifications, and will be based on representations made by GAHR III and GAHR IV regarding factual matters (including those contained in the tax representation letters provided by GAHR III and GAHR IV), and covenants undertaken by GAHR III and GAHR IV. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences of the REIT Merger could differ from those described in the tax opinions and in this summary. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the IRS or the courts. No ruling from the IRS has been or is expected to be requested in connection with the REIT Merger, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to the conclusions set forth in the tax opinions. Accordingly, the tax opinions are not a guarantee of the legal outcome of the REIT Merger or any tax benefits that may be derived from the REIT Merger.
Consequences of the REIT Merger to Holders of GAHR III Common Stock
The following discussion summarizes the material U.S. federal income tax consequences of the REIT Merger to holders assuming the REIT Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

A holder of GAHR III Common Stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of GAHR IV Common Stock in exchange for shares of GAHR III Common Stock in connection with the REIT Merger.
A holder will have an aggregate tax basis in GAHR IV Common Stock it receives in the REIT Merger equal to the holder’s aggregate tax basis in its GAHR III Common Stock surrendered pursuant to the REIT Merger. If a holder acquired any of its shares of GAHR III Common Stock at different prices and/or at different times, Treasury Regulations provide guidance on how such holder may allocate its tax basis to GAHR IV Common Stock received in the REIT Merger. Such holders should consult their tax advisors regarding the proper allocation of their basis among GAHR IV Common Stock received in the REIT Merger under these Treasury Regulations.
The holding period of GAHR IV Common Stock received by a holder in connection with the REIT Merger will include the holding period of GAHR III Common Stock surrendered in connection with the REIT Merger. Holders owning blocks of GAHR III Common Stock acquired at different times or different prices should consult their tax advisors with respect to identifying the holding periods of the particular shares of GAHR IV Common Stock received in the REIT Merger.
Certain Reporting Requirements
Under applicable Treasury Regulations, “significant holders” of GAHR III Common Stock generally will be required to comply with certain reporting requirements. A U.S. holder is a “significant holder” if, immediately before the REIT Merger, such holder held 1% or more, by vote or value, of the total outstanding GAHR III Common Stock or has a basis in GAHR III non-stock
securities of at least $1,000,000. Significant holders generally will be required to file a statement with the holder’s U.S. federal income tax return for the taxable year that includes the closing of the REIT Merger. U.S. holders should consult their tax advisors as to whether they may be treated as a “significant holder.”
THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE REIT MERGER. HOLDERS OF GAHR III COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE REIT MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE,
LOCAL, NON-U.S. AND
OTHER APPLICABLE TAX LAWS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.
REIT Qualification of GAHR III and GAHR IV
Tax Opinions from Counsel Regarding REIT Qualification of GAHR III and GAHR IV
It is a condition to the obligation of GAHR III to complete the Mergers that GAHR III receive an opinion of Morris, Manning & Martin (or other counsel to GAHR IV reasonably satisfactory to GAHR III) to the effect that, commencing with GAHR IV’s taxable year ended December 31, 2016, GAHR IV has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and GAHR IV’s actual method of operation will enable it to meet, through the closing of the Mergers, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and will be based on customary representations made by GAHR IV and GAHR IV Operating Partnership. This opinion will not be binding on the IRS or the courts.
The Combined Company intends to continue to operate in a manner to qualify as a REIT following the Mergers, but there is no guarantee that it will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depend upon the ability of the Combined Company to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of the Combined Company, there can be no assurance that the actual operating results of the Combined Company will satisfy the requirements for taxation as a REIT under the Code for any particular tax year.

It is a condition to the obligation of GAHR IV to complete the Mergers that GAHR IV receive an opinion of Morris, Manning & Martin (or other counsel to GAHR III reasonably satisfactory to GAHR IV) to the effect that commencing with GAHR III’s taxable year ended December 31, 2014, GAHR III has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and GAHR III’s actual method of operation will enable it to meet, through the closing of the Mergers, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and will be based on representations made by GAHR III and GAHR III Operating Partnership. This opinion will not be binding on the IRS or the courts.
No ruling from the IRS has been or is expected to be requested regarding the qualification of GAHR III, GAHR IV or the Combined Company as a REIT.
Tax Liabilities and Attributes Inherited from GAHR III
If GAHR III failed to qualify as a REIT for any of its taxable years for which the applicable period for assessment had not expired, GAHR III would be liable for (and the Combined Company will be obligated to pay) U.S. federal corporate income tax on its taxable income for such years, and, assuming the REIT Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, the Combined Company must distribute any earnings and profits of GAHR III by the close of the taxable year in which the REIT Merger occurs and will be subject to tax on the built-in gain
on each GAHR III asset existing at the time of the REIT Merger if the Combined Company were to dispose of the GAHR III asset in a taxable transaction during the five-year period following the REIT Merger. Such tax will be imposed at the highest regular corporate rate in effect as of the date of the sale. Moreover, even if GAHR III qualified as a REIT at all relevant times, the Combined Company similarly will be liable for other unpaid taxes (if any) of GAHR III (such as the 100% tax on gains from any sales treated as “prohibited transactions”). Furthermore, after the REIT Merger, the asset and gross income tests applicable to REITs will apply to all of the assets of the Combined Company, including the assets the Combined Company acquires from GAHR III, and to all of the gross income of the Combined Company, including the income derived from the assets the Combined Company acquires from GAHR III. As a result, the nature of the assets that the Combined Company acquires from GAHR III and the gross income the Combined Company derives from such assets will be taken into account in determining the qualification of the Combined Company as a REIT.
Qualification as a REIT requires GAHR III to satisfy numerous requirements, some on an annual and others on a quarterly basis, as described below with respect to GAHR III. There are only limited judicial and administrative interpretations of these requirements, and qualification as a REIT involves the determination of various factual matters and circumstances which are not entirely within the control of GAHR III.
Partnership Merger
The Partnership Merger will be treated for U.S. federal income tax purposes as a contribution under Section 721(a) of the Code of assets by GAHR IV Operating Partnership to GAHR III Operating Partnership in exchange for GAHR III OP Units, followed by a liquidation of GAHR IV Operating Partnership and a distribution of operating partnership units held by GAHR III Operating Partnership to the holders of GAHR IV OP Units. Section 721(a) of the Code generally provides that a transferor will not recognize gain or loss upon the contribution of property to a partnership in exchange for an interest in such partnership.
Material U.S. Federal Income Tax Considerations Relating to the Combined Company’s Treatment as a REIT and to Holders of GAHR IV Common Stock
This section summarizes the material U.S. federal income tax consequences under current law generally resulting from the election of GAHR IV to be taxed as a REIT and the acquisition, ownership and disposition of GAHR IV Common Stock.
The sections of the Code and the corresponding Treasury Regulations that relate to the qualification and taxation as a REIT are highly technical and complex. You are urged to consult your tax advisor regarding the specific tax consequences to you of the acquisition, ownership and disposition of the securities of the Combined Company and of the election of GAHR IV to be taxed as a REIT. Specifically, you should consult your tax advisor regarding the federal, state, local, foreign and other tax consequences of such acquisition, ownership, disposition and election, and regarding potential changes in applicable tax laws.
Taxation of the Combined Company
GAHR IV has elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ended December 31, 2016. GAHR IV believes that it has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code beginning with its taxable year ended December 31, 2016, and that its intended manner of operation will enable the Combined Company to continue to meet the requirements for qualification as a REIT for U.S. federal income tax purposes. However, qualification and taxation as a REIT depend upon the Combined Company’s ability to meet the various qualification tests imposed under the Code, including through actual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that GAHR IV has been organized and has operated, or that the Combined Company will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify” for potential tax consequences if the Combined Company fails to qualify as a REIT.
Provided the Combined Company qualifies for taxation as a REIT, it generally will not be required to pay U.S. federal corporate income taxes on its REIT taxable income that is currently distributed to its stockholders. This treatment substantially eliminates the “double taxation” (i.e. taxation at both the corporate and the stockholder levels) that generally results from investment in a C corporation. The Combined Company will, however, be subject to U.S. federal income taxes as follows:

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First, the Combined Company will be required to pay regular U.S. federal corporate income tax on any REIT taxable income, including net capital gain, that it does not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

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Second, if the Combined Company has (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, the Combined Company will be required to pay regular U.S. federal corporate income tax on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test, this tax is not applicable. Subject to certain other requirements, foreclosure property generally is defined as property the Combined Company acquired through foreclosure or after a default on a loan secured by the property or a lease of the property. See “—Foreclosure Property.”

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Third, the Combined Company will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.

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Fourth, if the Combined Company fails to satisfy the 75% gross income test or the 95% gross income test, as described below, but has otherwise maintained its qualification as a REIT because certain other requirements are met, it will be required to pay a tax equal to (1) the greater of (A) the amount by which it fails to satisfy the 75% gross income test and (B) the amount by which it fails to satisfy the 95% gross income test, multiplied by (2) a fraction intended to reflect its profitability.

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Fifth, if the Combined Company fails to satisfy any of the asset tests (other than a de minimis failure of the 5% or 10% asset tests), as described below, due to reasonable cause and not due to willful neglect, and the Combined Company nonetheless maintains its REIT qualification because of specified cure provisions, it will be required to pay a tax equal to the greater of $50,000 or the U.S. federal corporate income tax rate multiplied by the net income generated by the nonqualifying assets that caused the Combined Company to fail such test.

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Sixth, if the Combined Company fails to satisfy any provision of the Code that would result in its failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests, as described below) and the violation is due to reasonable cause and not due to willful neglect, the Combined Company may retain its REIT qualification, but it will be required to pay a penalty of $50,000 for each such failure.

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Seventh, the Combined Company will be required to pay a 4% nondeductible excise tax to the extent it fails to distribute during each calendar year at least the sum of (1) 85% of its ordinary income for the year, (2) 95% of its capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

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Eighth, if the Combined Company acquires any asset from a corporation that is or has been a C corporation in a transaction in which the Combined Company’s tax basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which it acquired the asset, and it subsequently recognizes gain on the disposition of the asset during the five-year period beginning on the date on which it acquired the asset, then it generally will be required to pay regular U.S. federal corporate income tax on this gain to the extent of the excess of (1) the fair market value of the asset over (2) its adjusted tax basis in the asset, in each case determined as of the date on which it acquired the asset.

•	Ninth, the Combined Company’s subsidiaries that are C corporations, including its TRSs described below, generally will be required to pay regular U.S. federal corporate income tax on their earnings.

•	Tenth, the Combined Company will be required to pay a 100% excise tax on transactions with its TRSs that are not conducted on an arm’s-length basis.

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Eleventh, if the Combined Company fails to comply with the requirement to send annual letters to its stockholders holding at least a certain percentage of its stock, as determined under applicable Treasury Regulations, requesting information regarding the actual ownership of its stock, and the failure is not due to reasonable cause or is due to willful neglect, the Combined Company will be subject to a $25,000 penalty, or if the failure is intentional, a $50,000 penalty.

The Combined Company and its subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state and local income, property and other taxes on its assets and operations.
Requirements for Qualification as a REIT
The Code defines a REIT as a corporation, trust or association that satisfied each of the following requirements:

(1)	It is managed by one or more trustees or directors;

(2)	Its beneficial ownership is evidenced by transferable shares of stock, or by transferable shares or certificates of beneficial ownership;

(3)	It would be taxable as a domestic corporation, but for its qualification as a REIT;

(4)	It is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

(5)	It is beneficially owned by 100 or more persons;

(6)
Not more than 50% in value of the outstanding stock or shares of beneficial interest of which are owned, actually or constructively, by five or fewer individuals, which the U.S. federal income tax laws define to include certain entities, during the last half of each taxable year;

(7)
It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to qualify to be taxed as a REIT for U.S. federal income tax purposes;

(8)	It uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the U.S. federal income tax laws; and

(9)	It meets certain other requirements, described below, regarding the sources of its gross income, the nature and diversification of its assets and the distribution of its income.
The Code provides that requirements (1) through (4), and (8) must be satisfied during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT (which, in GAHR IV’s case, was 2016). For purposes of condition (6), the term

“individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust. For purposes of requirement (8) above, GAHR IV has and the Combined Company will continue to have a calendar taxable year, and thereby satisfies this requirement.
GAHR IV believes that it has been organized and has operated in a manner that has allowed GAHR IV, and will continue to allow the Combined Company, to satisfy conditions (1) through (9) during the relevant time periods. In addition, GAHR IV’s charter provides for restrictions regarding ownership and transfer of GAHR IV’s shares that are intended to assist it in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. A description of the share ownership and transfer restrictions relating to GAHR IV’s common stock is contained in the discussion in this joint proxy statement/prospectus under the heading “Description of GAHR IV Capital Stock—Common Stock—Restrictions on Ownership and Transfer.” These restrictions, however, do not ensure that GAHR IV has previously satisfied, and may not ensure that the Combined Company will, in all cases, be able to continue to satisfy, the share ownership requirements described in conditions (5) and (6) above. If the Combined Company fails to satisfy these share ownership requirements, except as provided in the next sentence, its status as a REIT will terminate. If, however, the Combined Company complies with the rules contained in applicable Treasury Regulations that require the Combined Company to ascertain the actual ownership of its shares and it does not know, or would not have known through the exercise of reasonable diligence, that it failed to meet the requirement described in condition (6) above, it will be treated as having met this requirement. See “—Failure to Qualify.”
Ownership of Interests in Partnerships and Limited Liability Companies
The Combined Company owns various direct and indirect interests in entities that are partnerships and limited liability companies for state law purposes. A partnership or limited liability company that has a single owner, as determined under U.S. federal income tax laws, generally is disregarded from its owner for U.S. federal income tax purposes. Many of the limited liability companies owned by the Combined Company currently are disregarded from their owners for U.S. federal income tax purposes because such entities are treated as having a single owner for U.S. federal income tax purposes. Consequently, the assets and liabilities, and items of income, deduction, and credit, of such entities will be treated as its assets and liabilities, and items of income, deduction, and credit, for U.S. federal income tax purposes, including the application of the various REIT qualification requirements.
An unincorporated domestic entity with two or more owners, as determined under the U.S. federal income tax laws, generally is taxed as a partnership for U.S. federal income tax purposes. In the case of a REIT that is an owner in an entity that is taxed as a partnership for U.S. federal income tax purposes, including GAHR IV Operating Partnership, the REIT is treated as owning its proportionate share of the assets of the entity and as earning its allocable share of the gross income of the entity for purposes of the applicable REIT qualification tests. Thus, its proportionate share of the assets and items of gross income of any partnership, joint venture, or limited liability company that is taxed as a partnership for U.S. federal income tax purposes is treated as the assets and items of gross income of the Combined Company for purposes of applying the various REIT qualification tests. For purposes of the 10% value test (described in “—Asset Tests”), its proportionate share is based on its proportionate interest in the equity interests and certain debt securities issued by the entity. For all of the other asset and income tests, its proportionate share is based on its proportionate interest in the capital of the entity. A brief summary of the rules governing the U.S. federal income taxation of partnerships and limited liability companies is set forth below in “—Tax Aspects of the Combined Company’s Ownership of Interests in Entities Taxable as Partnerships.”
The Combined Company has control of GAHR IV Operating Partnership and the subsidiary partnerships and limited liability companies and intends to operate them in a manner consistent with the requirements for the Combined Company’s qualification as a REIT. If the Combined Company becomes a limited partner or non-managing
member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize the Combined Company’s status as a REIT or require it to pay tax, the Combined Company may be forced to dispose of its interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause the Combined Company to fail a gross income or asset test, and that the Combined Company would not become aware of such action in time to dispose of its interest in the partnership or limited liability company or take other corrective action on a timely basis. In such a case, the Combined Company could fail to qualify as a REIT unless it were entitled to relief, as described below.
Ownership of Interests in Qualified REIT Subsidiaries
The Combined Company may from time to time own and operate certain properties through wholly owned subsidiaries that it intends to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as the Combined Company’s qualified REIT subsidiary if the Combined Company owns 100% of the corporation’s outstanding stock and does not elect with the subsidiary to treat it as a TRS, as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for all purposes under the Code, including all REIT qualification tests. Thus, in applying the U.S. federal income tax requirements described in this discussion, any qualified REIT subsidiaries the Combined Company owns are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as the Combined Company’s assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not subject to U.S. federal income tax, and the Combined Company’s ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “—Asset Tests.”
Ownership of Interests in TRSs
The Combined Company and its operating partnership own interests in companies that have elected, together with the Combined Company, to be treated as the Combined Company’s TRSs, and it may acquire securities in additional TRSs in the future. A TRS is a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a TRS. If a TRS owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a TRS. Other than some activities relating to lodging and health care facilities, a TRS may generally engage in any business, including the provision of customary or non-customary
services to tenants of its parent REIT.
Restrictions imposed on REITs and their TRSs are intended to ensure that TRSs will be subject to appropriate levels of U.S. federal income taxation. These restrictions impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis,
such as any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of its tenants by a TRS, redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to its parent REIT that are in excess of the amounts that would have been deducted based on arm’s length negotiations, and redetermined TRS service income is income of a TRS that is understated as a result of services provided to its parent REIT or on its behalf. Rents will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code. Dividends paid to a parent REIT from a TRS, will be treated as dividend income received from a corporation. The foregoing treatment of TRSs may reduce the cash flow generated by the Combined Company and its subsidiaries in the aggregate and its ability to make distributions to its stockholders and may affect its compliance with the gross income tests and asset tests.
A TRS generally may be used by a REIT to undertake indirectly activities that the REIT requirements might otherwise preclude the REIT from doing directly, such as the provision of noncustomary tenant services or the disposition of property held for sale to customers. See “—Gross Income Tests—Rents from Real Property” and “—Gross Income Tests—Prohibited Transaction Income.” A TRS is subject to U.S. federal income tax as a regular C corporation. A REIT’s ownership of securities of a TRS is not subject to the 5% or 10% asset test described below. See “—Asset Tests.”

Gross Income Tests
The Combined Company must satisfy two gross income tests annually to qualify and maintain its qualification as a REIT. First, at least 75% of its gross income for each taxable year generally must consist of the following:

•	rents from real property;

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interest on debt secured by mortgages on real property or on interests in real property and interest on debt secured by mortgages on both real and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property;

•	dividends or other distributions on, and gain from the sale of, stock or shares of beneficial interest in other REITs;

•	gain from the sale of real estate assets (other than gain from prohibited transactions);

•	income and gain derived from foreclosure property; and

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income derived from the temporary investment of new capital attributable to the issuance of its stock or a public offering of its debt with a maturity date of at least five years and that the Combined Company received during the one-year
period beginning on the date on which the Combined Company received such new capital.

Second, in general, at least 95% of its gross income for each taxable year must consist of income that is qualifying for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities (including interest and gain from debt instruments of “publicly offered REITs” to the extent those debt instruments are not secured by real property or an interest in real property (“Nonqualified Publicly Offered REIT Debt Instruments”)) or any combination of these.
Cancellation of indebtedness income and gross income from a sale of property that the Combined Company holds primarily for sale to customers in the ordinary course of business will be excluded from gross income for purposes of the 75% and 95% gross income tests. In addition, gains from “hedging transactions,” as defined in “—Hedging Transactions,” that are clearly and timely identified as such will be excluded from gross income for purposes of the 75% and 95% gross income tests. Finally, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests.
The following paragraphs discuss the specific application of certain relevant aspects of the gross income tests to rent received by the Combined Company.
Rents from Real Property.
Rents the Combined Company receives from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

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The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount the Combined Company receives or accrues generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

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Neither the Combined Company nor an actual or constructive owner of 10% or more of its capital stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate
tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents the Combined Company receives from such a tenant that is a TRS of the Combined Company, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by the Combined Company’s other tenants for comparable space. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease;

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Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property.” To the extent that rent attributable to personal property, leased in connection with a lease of real property, exceeds 15% of the total rent received under the lease, the Combined Company may transfer a portion of such personal property to a TRS; and

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The Combined Company generally may not operate or manage the property or furnish or render noncustomary services to its tenants, subject to a 1% de minimis exception and except as provided below. The Combined Company may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, the Combined Company may employ an independent contractor from whom it derives no revenue to provide customary services to the Combined Company’s tenants, or a TRS (which may be wholly or partially owned by the Combined Company) to provide both customary and non-customary
services to the Combined Company’s tenants without causing the rent the Combined Company receives from those tenants to fail to qualify as “rents from real property.”

Amounts received as rent from a TRS are not excluded from rents from real property by reason of the related party rules described above if the activities of the TRS and the nature of the properties it leases meet certain requirements. Generally, amounts received by the Combined Company from a TRS with respect to any “qualified health care properties” the Combined Company owns will be considered rents from real property only if the following conditions are met:

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Each “qualified health care property” is not managed or operated by the Combined Company or the TRS to which it is leased, but rather is managed or operated by an “eligible independent contractor” that qualifies for U.S. federal tax purposes as an independent contractor that is actively engaged in the trade or business of operating “qualified health care properties” for persons not related to the Combined Company or the TRS. The test for an independent contractor’s eligibility is made at the time the independent contractor enters into a management agreement or other similar service contract with the TRS to operate the “qualified health care property”;

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A “qualified health care property” includes any real property, and any personal property incident to the real property, that is, or is necessary or incidental to the use of, a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility that extends medical, nursing, or ancillary services to patients, and that is operated by a provider of those services that is eligible for participation in the Medicare program with respect to the facility; and

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The TRS may not directly or indirectly provide to any person, under a franchise, license or otherwise, rights to any brand name under which any “qualified health care property” is operated, except with respect to an independent contractor in relation to facilities it manages for or leases from the Combined Company.

The Combined Company expects that all “qualified health care properties” it acquires and leases to a TRS will be operated in accordance with these requirements with the result that amounts received from a TRS will be considered rents from real property. The TRS will pay regular corporate tax rates on any income they earn from the lease of the Combined Company’s “qualified health care properties,” as well as any other income they earn. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants whose terms are not on an arm’s length basis.
The Combined Company generally does not intend to take actions it believes will cause it to fail to satisfy the rental conditions described above. However, there can be no assurance that the IRS would not challenge its conclusions, including the calculation of its personal property ratios or the treatment of the Combined Company’s properties as “qualified health care properties,” or that a court would agree with its conclusions. If such a challenge were successful, the Combined Company could fail to satisfy the 75% or 95% gross income test and thus potentially lose its REIT status.

Interest.
 For purposes of the 75% and 95% gross income tests, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely because it is based on a fixed percentage or percentages of receipts or sales. In addition, an amount that is based on the income or profits of a debtor will be qualifying interest income as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in such real property, but only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.
Interest on debt secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. Except as provided below, in cases where a mortgage loan is secured by both real property and other property, if the outstanding principal balance of a mortgage loan during the year exceeds the value of the real property securing the loan at the time the Combined Company committed to acquire the loan. Notwithstanding the foregoing, a mortgage loan secured by both real property and personal property shall be treated as a wholly qualifying real estate asset and all interest shall be qualifying income for purposes of the 75% gross income test if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property, even if the real property collateral value is less than the outstanding principal balance of the loan.
In the event a mortgage loan is modified, the Combined Company may be required to retest the loan under the apportionment rules discussed above by comparing the outstanding balance of the modified loan to the fair market value of the collateral real property at the time of modification.
Among the assets the Combined Company may hold are mezzanine loans secured by equity interests in a pass-through entity that directly or indirectly owns real property, rather than a direct mortgage on the real property. The IRS issued Revenue Procedure
2003-65
(the “Revenue Procedure”), which provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Structuring a mezzanine loan to meet the requirements of the safe harbor may not always be practical, and the mezzanine loans that the Combined Company acquires or originates may not meet all of the requirements for reliance on this safe harbor. Accordingly, there can be no assurance that the IRS will not challenge the qualification of such assets as real estate assets or the interest generated by these loans as qualifying income under the 75% gross income test. To the extent the Combined Company makes corporate mezzanine loans or acquires other commercial real estate corporate debt, such loans will not qualify as real estate assets and interest income with respect to such loans will not be qualifying income for purposes of the 75% gross income test.
The Combined Company also may hold loans with relatively high loan-to-value
ratios and/or high yields. Additionally, the Combined Company may receive equity interests in borrowers in connection with loans that the Combined Company acquires. These features can cause a loan to be treated as equity for U.S. federal income tax purposes. Although the Combined Company intends to only acquire loans that should be respected as debt for U.S. federal income tax purposes, there can be no assurance that the IRS will not challenge the Combined Company’s treatment of one or more of the acquired loans as debt for U.S. federal income tax purposes. In the event the IRS was successful in such a challenge, all or a portion of the income from any such loans received from borrowers that are treated as partnerships for U.S. federal income tax purposes may be viewed as guaranteed payments under the partnership tax rules, in which case such income may not be qualifying income for the REIT income tests. As a result, such a recharacterization could adversely affect the Combined Company’s ability to continue to qualify as a REIT.
In connection with the Combined Company’s acquisition or origination of loans, the Combined Company could obtain rights to share in the appreciation of the underlying collateral real property securing the mortgage loan. These participation features may be structured as “shared appreciation provisions” that are in connection with the loan itself or as a severable contingent right on the collateral. Under the Code, a “shared appreciation provision” is any provision (i) that is in connection with an obligation held by a REIT and secured by an interest in real property, and (ii) that entitles the REIT to receive a specified portion of any gain realized on the sale or exchange of such real property (or of any gain which would be realized if the property were sold on a specified date) or appreciation in value as of any specified date. The participation features are sometimes referred to as “kickers.” To the extent the shared appreciation provision is in connection with the loan secured by real property, any income derived from the shared appreciation provision will be treated as gain from the sale of the collateral property for REIT gross income test purposes and for purposes of determining whether such income is income from a prohibited transaction. However, this treatment will not impact the character of the shared appreciation payment as contingent interest for other tax purposes. To the extent a participation feature is structured as a severable contingent right in the collateral property, or otherwise does not meet the definition of “shared appreciation provision,” the Combined Company may either be treated as owning an equity interest in the collateral property for the REIT income and asset tests or as holding a loan that provides for interest based on net profits, which would not be qualifying income for both the 75% and 95% gross income tests. The Combined Company may hold severable contingent rights through a TRS, in which case they will be subject to corporate tax but will not generate non-qualifying
income (except to the extent of TRS dividends for the 75% income test) or non-qualifying
assets (except to the extent of the additional value in the TRS stock).
Prohibited Transaction Income.
 The Code imposes a tax of 100% on net income derived by a REIT from a “prohibited transaction,” which is generally a sale or other disposition of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of a trade or business. Such property is also frequently referred to as “dealer property.” Any losses incurred on sales of dealer property may not be used to offset gains from other prohibited transactions. The Code sets forth a safe harbor for REITs that wish to sell property without risking the imposition of the 100% tax (the “Safe Harbor”). In general, under the Safe Harbor, a sale of property will not be treated as a sale of dealer property subject to the 100% tax if: (a) the REIT held the property for at least two years, (b) the aggregate expenditures made by the REIT during the two years preceding the date of sale that are includible in the basis of the property do not exceed 30% of the net selling price, (c) in the case of land or improvements, the REIT has held the property for at least two years for production of rental income, and (d) one of the following is true: (1) during the taxable year the REIT does not make more than seven sales of properties, (2) the aggregate adjusted bases of properties sold during the year does not exceed 10% of the aggregate bases of all of the properties of the REIT at the beginning of the year, (3) the fair market value of properties sold during the year does not exceed 10% of the fair market value of all of the properties of the REIT at the beginning of the year, (4) the aggregate adjusted bases of properties sold during the year does not exceed 20% of the aggregate bases of all of the properties of the REIT at the beginning of the year, provided that the
“3-year
average adjusted bases percentage” (generally, the aggregate adjusted bases of properties sold in the three years ending during the year of sale divided by the sum of the aggregate adjusted bases of all properties as of the beginning of each such year) for the taxable year does not exceed 10%, or (5) the fair market value of properties sold during the year does not exceed 20% of the fair market value of all of the properties of the REIT at the beginning of the year, provided that the
“3-year
average fair market value percentage” (defined similarly to the
3-year
average adjusted bases percentage but using fair market values) for the taxable year does not exceed 10%. Additionally, if clauses (d)(2) through (5) are relied upon, substantially all of the marketing and development expenditures with respect to the properties sold were made through an independent contractor from whom the REIT does not itself derive or receive any income or through a TRS.
Hedging Transactions.
 From time to time, the Combined Company may enter into hedging transactions with respect to one or more of its assets or liabilities. The Combined Company’s hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income under, and thus will be exempt from, the 75% and 95% gross income tests. The term “hedging transaction,” as used above, generally means (A) any transaction the Combined Company enters into in the normal course of its business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by it to acquire or carry real estate assets, or (2) currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income tests or any property which generates such income and (B) new transactions entered into to hedge the income or loss from prior hedging transactions, where the property or indebtedness which was the subject of the prior hedging transaction was extinguished or disposed of. To the extent that the Combined Company does not properly identify such transactions as hedges or it hedges with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. The Combined Company intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

TRS Income.
 To the extent the Combined Company’s TRSs pay dividends or interest, its allocable share of such dividend or interest income will qualify under the 95%, but not the 75%, gross income test (except to the extent the interest is paid on a loan that is adequately secured by real property). The Combined Company will monitor the amount of the dividend and other income from its TRSs and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although the Combined Company expects these actions will be sufficient to prevent a violation of the gross income tests, it cannot guarantee that such actions will in all cases prevent such a violation.
Failure to Satisfy Gross Income Tests.
 The Combined Company intends to monitor its sources of income, including any non-qualifying income
received by it, and manage its assets so as to ensure its compliance with the gross income tests. If the Combined Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, the Combined Company may nevertheless qualify as a REIT for the year if it is entitled to relief under certain provisions of the Code. The Combined Company generally may make use of the relief provisions if: (1) its failure to meet these tests was due to reasonable cause and not due to willful neglect; and (2) following its identification of the failure to meet the 75% or 95% gross income tests for any taxable year, it files a schedule with the IRS setting forth each item of its gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued.
It is not possible, however, to state whether in all circumstances the Combined Company would be entitled to the benefit of these relief provisions. As discussed above in “—General,” even if these relief provisions apply, and the Combined Company retains its status as a REIT, a tax would be imposed with respect to its nonqualifying income.
Asset Tests
At the close of each calendar quarter of its taxable year, the Combined Company must also satisfy certain tests relating to the nature and diversification of its assets. First, at least 75% of the value of the Combined Company’s total assets must generally consist of:

•	Cash or cash items, including certain receivables and shares in certain money market funds;

•	Government securities;

•	Interests in real property, including leaseholds and options to acquire real property and leaseholds;

•
Interests in mortgage loans secured by real property, and interests in mortgage loans secured by both real property and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property;

•	Stock or shares of beneficial interest in other REITs;

•
Investments in stock or debt instruments during the
one-year
period following its receipt of new capital that the Combined Company raises through equity offerings or public offerings of debt with at least a five-year term;

•	debt instruments of publicly offered REITs; and

•	personal property leased in connection with a lease of real property for which the rent attributable to personal property is not greater than 15% of the total rent received under the lease.
Second, under the “5% asset test,” of the Combined Company’s assets that are not qualifying assets for purposes of the 75% asset test described above, the value of the Combined Company’s interest in any one issuer’s securities may not exceed 5% of the value of its total assets.
Third, of the Combined Company’s assets that are not qualifying assets for purposes of the 75% asset test described above, the Combined Company may not own more than 10% of the voting power of any one issuer’s outstanding securities, or the “10% vote test,” or more than 10% of the value of any one issuer’s outstanding securities, or the “10% value test.”

Fourth, no more than 20% of the value of the Combined Company’s total assets may consist of the securities of one or more TRSs.
Fifth, no more than 25% of the value of the Combined Company’s total assets may consist of the securities of TRSs and other assets that are not qualifying assets for purposes of the 75% asset test.
Sixth, not more than 25% of the value of the Combined Company’s total assets may be represented by Nonqualified Publicly Offered REIT Debt Instruments.
For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term “securities” does not include securities that qualify under the 75% asset test, securities of a TRS and equity interests in an entity taxed as a partnership for U.S. federal income tax purposes. For purposes of the 10% value test, the term “securities” also does not include: certain “straight debt” securities; any loan to an individual or an estate; most rental agreements and obligations to pay rent; any debt instrument issued by an entity taxed as a partnership for U.S. federal income tax purposes in which the Combined Company is an owner to the extent of its proportionate interest in the debt and equity securities of the entity; and any debt instrument issued by an entity taxed as a partnership for U.S. federal income tax purposes if at least 75% of the entity’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Gross Income Tests.”
From time to time the Combined Company may own securities (including debt securities) of issuers that do not qualify as a REIT, a qualified REIT subsidiary or a TRS. The Combined Company intends that its ownership of any such securities will be structured in a manner that allows it to comply with the asset tests described above. The Combined Company believes that the assets that the Combined Company holds satisfy the foregoing asset test requirements. The Combined Company will not obtain, nor is the Combined Company required to obtain under the U.S. federal income tax laws, independent appraisals to support its conclusions as to the value of its assets and securities. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that its ownership of securities and other assets violates one or more of the asset tests applicable to REITs.
As discussed above under “Gross Income Tests,” certain loans that the Combined Company might acquire could be at risk of being treated as equity interests in the borrower for U.S. federal income tax purposes. In such cases, the Combined Company would likely be treated as owning its proportionate share of the borrower’s assets (if the borrower is a pass-through entity) or as owning corporate stock (if the borrower is a corporation), which could adversely affect the Combined Company’s ability to comply with the asset tests.
As discussed above under “Gross Income Tests,” there may be circumstances in which the Combined Company’s mezzanine loans do not comply with the safe harbor under Revenue Procedure
2003-65.
To the extent that any of the Combined Company’s mezzanine loans do not meet all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, such loans may not be real estate assets and could adversely affect the Combined Company’s qualification as a REIT.
Failure to Satisfy Asset Tests.
 The Combined Company will monitor the status of its assets for purposes of the various asset tests and will manage its portfolio in order to comply at all times with such tests. Nevertheless, if the Combined Company fails to satisfy the asset tests at the end of a calendar quarter, it will not lose its REIT status if: (1) the Combined Company satisfied the asset tests at the end of the preceding calendar quarter; and (2) the discrepancy between the value of the Combined Company’s assets and the asset test requirements arose from changes in the market values of its assets and was not caused, in part or in whole, by the acquisition of one or more non-qualifying assets.
If the Combined Company did not satisfy the second condition described in the preceding sentence, the Combined Company still could avoid REIT disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.
In the event that the Combined Company violates the 5% asset test, the 10% vote test or the 10% value test described above, the Combined Company will not lose its REIT status if (1) the failure is de minimis
 (up to the lesser of 1% of its assets or $10 million) and (2) the Combined Company disposes of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which the Combined Company identifies such failure. In the event of a failure of any of such asset tests other than a de minimis
 failure, as described in the preceding sentence, the Combined Company will not lose its REIT status if (1) the failure was due to reasonable cause and not to willful neglect, (2) the Combined Company files a description of each asset causing the failure with the IRS, and (3) the Combined Company disposes of assets causing the failure or otherwise complies with the asset tests within six months after the last day of the quarter in which the Combined Company identifies the failure. In such case, the Combined Company must pay a tax equal to the greater of $50,000 or the highest U.S. federal corporate income tax rate multiplied by the net income from the non-qualifying assets
during the period in which the Combined Company failed to satisfy the asset tests.
Annual Distribution Requirements
To maintain the Combined Company’s qualification as a REIT, each taxable year it is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to the sum of:

•	90% of its REIT taxable income; plus

•	90% of its after-tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income over 5% of its REIT taxable income.
For these purposes, the Combined Company’s REIT taxable income is computed without regard to the dividends paid deduction and its net capital gain. In addition, for purposes of this test, non-cash income
generally means income attributable to leveled stepped rents, original issue discount, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.
The Combined Company generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. Dividends declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by the Combined Company and received by its stockholders on December 31 of the year in which they are declared. Additionally, at the Combined Company’s election, a distribution will be treated as paid in a taxable year if it is declared before the Combined Company timely files its tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period
following the close of such year. These distributions are treated as received by the Combined Company’s stockholders in the year in which they are paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement.
In order to be taken into account for purposes of the Combined Company’s distribution requirement, except as provided below, the amount distributed must not be preferential –
i.e.
, every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. This preferential limitation will not apply to distributions made by the Combined Company, provided it qualifies as a “publicly offered REIT.” GAHR IV believes that it is, and expects the Combined Company will continue to be, a publicly offered REIT. However, subsidiary REITs it may own from time to time may not be publicly offered REITs.
To the extent that the Combined Company does not distribute all of its net capital gain, or distributes at least 90%, but less than 100%, of its REIT taxable income, it will be required to pay regular U.S. federal corporate income tax on the undistributed amount. GAHR IV believes that it has made, and the Combined Company intends to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize its corporate tax obligations. In this regard, the partnership agreement of the Combined Company’s operating partnership authorizes the Combined Company to take such steps as may be necessary to cause its operating partnership to distribute to its partners an amount sufficient to permit the Combined Company to meet these distribution requirements and to minimize its corporate tax obligation.
Under some circumstances, the Combined Company may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to its stockholders in a later year, which may be included in its deduction for dividends paid for the earlier year. In that case, the Combined Company may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, the Combined Company will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends. While the payment of a deficiency dividend will apply to a prior year for purposes of the Combined Company’s REIT distribution requirements, it will be treated as an additional distribution to the Combined Company’s stockholders in the year such dividend is paid. In addition, if a dividend the Combined Company has paid with respect to a period for which the Combined Company is not a publicly offered REIT is treated as a preferential dividend, in lieu of treating the dividend as not counting toward satisfying the 90% distribution requirement, the IRS may provide a remedy to cure such failure if the IRS determines that such failure is (or is of a type that is) inadvertent or due to reasonable cause and not due to willful neglect.
Furthermore, the Combined Company will be required to pay a 4% excise tax to the extent it fails to distribute during each calendar year at least the sum of 85% of its ordinary income for such year, 95% of its capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which corporate income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating this excise tax.
GAHR IV expects that the Combined Company’s REIT taxable income will be less than its cash flow because of depreciation and other non-cash charges
included in computing REIT taxable income. Accordingly, GAHR IV anticipates that the Combined Company generally will have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. However, from time to time, the Combined Company may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining its taxable income. In addition, the Combined Company may decide to retain its cash, rather than distribute it, in order to repay debt or for other reasons. If these timing differences occur, the Combined Company may borrow funds to pay dividends or pay dividends in the form of taxable stock distributions in order to meet the
Like-Kind Exchanges
The Combined Company may dispose of real property that is not held primarily for sale in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require the Combined Company to pay U.S. federal income tax, possibly including the 100% prohibited transaction tax, or deficiency dividends, depending on the facts and circumstances surrounding the particular transaction.
Foreclosure Property
The foreclosure property rules permit the Combined Company (by its election) to foreclose or repossess properties without being disqualified as a REIT as a result of receiving income that does not qualify under the gross income tests. However, in such a case, the Combined Company would be subject to the U.S. federal corporate income tax on the net non-qualifying income
from “foreclosure property,” and
the after-tax amount
would increase the dividends it would be required to distribute to stockholders. See “—Annual Distribution Requirements.” This corporate tax would not apply to income that qualifies under the REIT 75% gross income test.
Foreclosure property treatment will end on the first day on which the Combined Company enters into a lease of the applicable property that will give rise to income that does not qualify under the REIT 75% gross income test, but will not end if the lease will give rise only to qualifying income under such test. Foreclosure property treatment also will end if any construction takes place on the property (other than completion of a building or other improvement that was more than 10% complete before default became imminent). Foreclosure property treatment (other than for qualified health care property) is available for an initial period of three years and may, in certain circumstances, be extended for an additional three years. Foreclosure property treatment for qualified health care property is available for an initial period of two years and may, in certain circumstances, be extended for an additional four years.

Failure to Qualify
If the Combined Company discovers a violation of a provision of the Code that would result in its failure to qualify as a REIT, certain specified cure provisions may be available to it. Except with respect to violations of the gross income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If the Combined Company fails to satisfy the requirements for taxation as a REIT in any taxable year, and the relief provisions do not apply, it will be required to pay regular U.S. federal corporate income tax, including any applicable alternative minimum tax for taxable years beginning before January 1, 2018, on its taxable income. Distributions to stockholders in any year in which the Combined Company fails to qualify as a REIT will not be deductible by it. As a result, GAHR IV anticipates that the Combined Company’s failure to qualify as a REIT would reduce the cash available for distribution by it to its stockholders. In addition, if the Combined Company fails to qualify as a REIT, it will not be required to distribute any amounts to its stockholders and all distributions to stockholders will be taxable as regular corporate dividends to the extent of its current and accumulated earnings and profits. In such event, corporate distributees may be eligible for the dividends-received deduction. In addition, non-corporate stockholders,
including individuals, may be eligible for the preferential tax rates on qualified dividend income.
Non-corporate
stockholders, including individuals, generally may deduct up to 20% of dividends from a REIT, other than capital gain dividends and dividends treated as qualified dividend income, for taxable years beginning after December 31, 2017 and before January 1, 2026. If the Combined Company fails to qualify as a REIT, such stockholders may not claim this deduction with respect to dividends paid by it. Unless entitled to relief under specific statutory provisions, the Combined Company would also be ineligible to elect to be treated as a REIT for the four taxable years following the year for which it loses its qualification. It is not possible to state whether in all circumstances the Combined Company would be entitled to this statutory relief.
Tax Aspects of the Combined Company’s Ownership of Interests in Entities Taxable as Partnerships
The following discussion summarizes the material U.S. federal income tax considerations that are applicable to our direct and indirect investments in entities that are treated as partnerships for U.S. federal income tax purposes, including GAHR IV Operating Partnership. The following discussion does not address state or local tax laws or any U.S. federal tax laws other than income tax laws.
Classification as Partnerships
We are required to include in our income our distributive share of each partnership’s income and are allowed to deduct our distributive share of each partnership’s losses, but only if the partnership is classified for U.S. federal income tax purposes as a partnership rather than as a corporation or an association treated as a corporation. An unincorporated entity with at least two owners, as determined for U.S. federal income tax purposes, will be classified as a partnership, rather than as a corporation, for U.S. federal income tax purposes if it: (1) is treated as a partnership under the Treasury Regulations relating to entity classification, or the “check-the-box regulations”;
and (2) is not a “publicly traded partnership.”
Under
the check-the-box regulations,
an unincorporated entity with at least two owners may elect to be classified either as an association treated as a corporation or as a partnership for U.S. federal income tax purposes. If such an entity does not make an election, it generally will be taxed as a partnership for U.S. federal income tax purposes.
A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership generally is treated as a corporation for U.S. federal income tax purposes, but will not be so treated if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly traded partnership, at least 90% of the partnership’s gross income consisted of specified passive income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends, or the “90% passive income exception.” The Treasury Regulations provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors, interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the

Securities Act, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation.
If any partnership does not qualify for any safe harbor and is treated as a publicly traded partnership, we believe that such partnership would have sufficient qualifying income to satisfy the 90% passive income exception and, therefore, would not be treated as a corporation for U.S. federal income tax purposes.
We have not requested, and do not intend to request, a ruling from the IRS that any of our subsidiary partnerships is or will be classified as a partnership for U.S. federal income tax purposes. If, for any reason, a subsidiary partnership were treated as a corporation, rather than as a partnership, for U.S. federal income tax purposes, we may not be able to qualify as a REIT, unless we qualify for certain statutory relief provisions. See “—Gross Income Tests” and “—Asset Tests.” In addition, any change in a subsidiary partnership’s status for U.S. federal income tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “—Annual Distribution Requirements.” Further, items of income and deduction of the subsidiary partnership would not pass through to us, and we would be treated as a stockholder for U.S. federal income tax purposes. Consequently, the subsidiary partnership would be required to pay income tax at U.S. federal corporate income tax rates on its net income, and distributions to us would constitute dividends that would not be deductible in computing the partnership’s taxable income.
Allocations of Income, Gain, Loss and Deduction
Although a partnership agreement (or limited liability company agreement) generally will determine the allocation of income and losses among partners, the allocations will be disregarded for tax purposes if they do not comply with the provisions of the U.S. federal income tax laws governing partnership allocations. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item.
Tax Allocations With Respect to Contributed Properties
Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution (this difference is referred to as a book-tax difference),
as adjusted from time to time. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.
The Combined Company’s partnerships may, from time to time, acquire interests in property in exchange for interests in the acquiring partnership. In that case, the tax basis of these property interests generally will carry over to the acquiring partnership, notwithstanding their different book (
i.e.
, fair market) value. The partnership agreement requires that income and loss allocations with respect to these properties be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences.
Depending on the method the Combined Company chooses or has agreed to in connection with any particular contribution, the carryover basis of each of the contributed interests in the properties in the hands of the operating partnership (1) could cause the Combined Company to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to it if any of the contributed properties were to have a tax basis equal to its respective fair market value at the time of the contribution and (2) could cause the Combined Company to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to it as a result of such sale, with a corresponding benefit to the other partners in the Combined Company’s operating partnership. An allocation described in clause (1) or (2) above might cause the Combined Company or the other partners to recognize additional taxable income, including taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect the Combined Company’s ability to comply with the REIT distribution requirements. See “—Taxation of the Combined Company—Requirements for Qualification as a REIT” and “—Annual Distribution Requirements.”
Any property acquired by a partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code generally will not apply.
Material U.S. Federal Income Tax Consequences to Holders of the Combined Company’s Common Stock
The following summary describes the principal United States federal income tax consequences to you of owning and disposing of the Combined Company’s common stock. You should consult your tax advisors concerning the application of United States federal income tax laws to your particular situation as well as any consequences of the acquisition, ownership and disposition of the Combined Company’s common stock arising under the laws of any state, local or foreign taxing jurisdiction.
Taxation of Taxable U.S. Holders of the Combined Company’s Common Stock
Distributions Generally.
 If the Combined Company qualifies as a REIT, distributions made out of its current or accumulated earnings and profits that it does not designate as capital gain dividends will be ordinary dividend income to taxable U.S. holders when actually or constructively received. A corporate U.S. holder will not qualify for the dividends-received deduction generally available to corporations. Ordinary dividends paid by the Combined Company also generally will not qualify for the preferential long-term capital gain tax rate applicable to “qualified dividends” unless certain holding period requirements are met and such dividends are attributable to (i) qualified dividends received by the Combined Company from non-REIT corporations,
such as any TRSs, or (ii) income recognized by the Combined Company and on which the Combined Company has paid U.S. federal corporate income tax. The Combined Company does not expect a meaningful portion of its ordinary dividends to be eligible for taxation as qualified dividends. However, under the Tax Cuts and Jobs Act, for taxable years beginning after December 31, 2017 and before January 1, 2026, stockholders that are individuals, trusts or estates generally may deduct up to 20% of certain qualified business income, including “qualified REIT dividends” (generally, dividends received by a REIT stockholder that are not designated as capital gain dividends or qualified dividend income), subject to certain limitations.
Any distribution declared by the Combined Company in October, November or December of any year on a specified date in any such month shall be treated as both paid by the Combined Company and received by the Combined Company’s stockholders on December 31 of that year, provided that the distribution is actually paid by the Combined Company no later than January 31 of the following year. Distributions made by the Combined Company in excess of accumulated earnings and profits will be treated as a nontaxable return of capital to the extent of a U.S. holder’s basis and will reduce the basis of the U.S. holder’s shares. Any distributions by the Combined Company in excess of accumulated earnings and profits and in excess of a U.S. holder’s basis in the U.S. holder’s shares of the Combined Company stock will be treated as gain from the sale of such shares. See “Dispositions of the Combined Company’s Common Stock” below.
Capital Gain Dividends.
 Distributions to U.S. holders that the Combined Company properly designates as capital gain dividends will be taxed as long term capital gains (to the extent they do not exceed the Combined Company’s actual net capital gain for the taxable year), without regard to the period for which a U.S. holder held the Combined Company’s shares. However, U.S. holders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.
Retention of Net Capital Gains.
 If the Combined Company elects to retain and pay income tax on any net long-term capital gain, each of the Combined Company’s U.S. holders would include in income, as long-term capital gain, its proportionate share of this net long-term capital gain. Each of the Combined Company’s U.S. holders would also receive a refundable tax credit for its proportionate share of the tax paid by the Combined Company on such retained capital gains and increase the basis of its shares of the Combined Company’s stock in an amount equal to the amount of includable capital gains reduced by the share of refundable tax credit.

Dispositions of the Combined Company’s Common Stock.
 If a U.S. holder sells or disposes of shares of the Combined Company’s common stock, the holder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted tax basis in the shares. This gain or loss, except as provided below, will be long-term capital gain or loss if the holder’s holding period for such common stock exceeds one year. However, if a U.S. holder recognizes a loss upon the sale or other disposition of common stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. holder received distributions from the Combined Company which were required to be treated as long-term capital gains.
Taxation
of Tax-Exempt Holders
of the Combined Company’s Common Stock
Tax-exempt entities
are generally exempt from U.S. federal income taxation. However, they are subject to taxation on their UBTI. Distributions made by the Combined Company and gain arising upon a sale of shares of the Combined Company’s common stock generally should not be UBTI to a tax-exempt holder,
except as described below. This income or gain will be UBTI, however, to the extent a tax-exempt holder
holds its shares as “debt-financed property” within the meaning of the Code or to the extent of the tax-exempt
holder’s allocable shares of the Combined Company’s “excess inclusion income”, if any. Generally, “debt-financed property” is property the acquisition or holding of which was financed through a borrowing by the tax-exempt holder.
For tax-exempt holders
that are social clubs, voluntary employee benefit associations or supplemental unemployment benefit trusts exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9) or (c)(17) of the Code, respectively, income from an investment in the Combined Company’s shares will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in the Combined Company’s shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.
Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as UBTI as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts.” As a result of restrictions on ownership and transfer of the Combined Company’s stock contained in the Combined Company’s charter, GAHR IV does not expect the Combined Company to be classified as a “pension-held REIT,” and as a result, the tax treatment described above should be inapplicable to its holders.
Taxation
of Non-U.S. Holders
of the Combined Company’s Common Stock
The rules
governing non-U.S. holders
are complex, and no attempt is made herein to provide more than a brief summary of such rules. The Combined Company urges non-U.S. holders
to consult their tax advisors to determine the impact of U.S. federal, state, local and non-U.S. income
and other tax laws and any applicable tax treaty on the acquisition, ownership and disposition of shares of its common stock, including any reporting requirements.
Distributions Generally.
 Distributions made by the Combined Company
to non-U.S. holders
that are not attributable to gains from sales or exchanges by the Combined Company of United States real property interests (“USRPIs”) and that are not designated by the Combined Company as capital gain dividends will be treated as ordinary dividends to the extent that they are made out of the Combined Company’s current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate on the gross amount of the dividend paid, unless reduced or eliminated by an applicable income tax treaty. Any portion of the dividends paid to
non-U.S.
holders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate.
If the investment in the Combined Company stock is treated as effectively connected with the conduct by the non-U.S. holder
of a U.S. trade or business (and, if required by an applicable income tax treaty, the
non-U.S.
holder maintains a permanent establishment in the United States to which such dividends are attributable), the non-U.S. holder

generally will be subject to a tax at the rates applicable to ordinary income, in the same manner as a U.S. holders is taxed with respect to ordinary dividend income (and also may be subject to the 30% branch profits tax in the case of a non-U.S. holder
that is a foreign corporation that is not entitled to any treaty exemption). In general, a non-U.S. holder
will not be considered to be engaged in a U.S. trade or business solely as a result of its ownership of GAHR IV stock, and the Combined Company will not withhold on the basis of a
non-U.S.
holder being so engaged unless
such non-U.S. holder
has filed an IRS
Form W-8ECI with
GAHR IV or the Combined Company.
Distributions in excess of the Combined Company’s current and accumulated earnings and profits will not be taxable to a non-U.S. holder
to the extent that such distributions do not exceed the adjusted tax basis of the holder’s common stock. Instead, the excess portion of such distribution will reduce the non-U.S. holder’s
tax basis in its Combined Company stock. To the extent that such distributions exceed the non-U.S. holder’s
adjusted tax basis in such common stock, they generally will give rise to gain from the sale or exchange of such stock, the tax treatment of which is described below. However, such excess distributions may be treated as dividend income for certain non-U.S. holders.
For withholding purposes, GAHR IV expects the Combined Company to treat all distributions as made out of its current or accumulated earnings and profits. Thus, the Combined Company expects to withhold U.S. federal income tax at the rate of 30% on the gross amount of any distributions paid to a non-U.S. holder
unless a lower treaty rate applies and
the non-U.S. holder
has filed an applicable IRS
Form W-8 with
GAHR IV or the Combined Company, certifying
the non-U.S. holder’s
entitlement to treaty benefits. However, amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of the Combined Company’s current and accumulated earnings and profits, provided that certain conditions are met.
Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests.
 Distributions to
a non-U.S. holder
that the Combined Company properly designates as capital gain dividends, other than those arising from the disposition of a USRPI, generally should not be subject to U.S. federal income taxation, unless:

•
the investment in the Combined Company’s common stock is treated as effectively connected with the conduct by the
non-U.S.
holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the
non-U.S.
holder maintains a permanent establishment in the United States to which such dividends are attributable), in which case the
non-U.S.
holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a
non-U.S.
holder that is a corporation may also be subject to a branch profits tax of up to 30%, as discussed above; or

•
the
non-U.S.
holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the
non-U.S.
holder will be subject to U.S. federal income tax at a rate of 30% on the
non-U.S.
holder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of such
non-U.S.
holder (even though the individual is not considered a resident of the United States), provided the
non-U.S.
holder has timely filed U.S. federal income tax returns with respect to such losses.

Pursuant to the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), distributions to a non-U.S. holder
that are attributable to gain from sales or exchanges by the Combined Company of USRPIs, whether or not designated as capital gain dividends, will cause the non-U.S. holder
to be treated as recognizing such gain as income effectively connected with a U.S. trade or business. Non-U.S. holders
generally would be taxed at the regular graduated rates applicable to U.S. holders, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. The Combined Company also will be required to withhold and to remit to the IRS 21% of any distribution to non-U.S. holders
attributable to gain from sales or exchanges by the Combined Company of USRPIs. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder
that is a corporation. The amount withheld is creditable against the non-U.S. holder’s
U.S. federal income tax liability. However, distributions to certain non-U.S. publicly
traded stockholders that meet certain record-keeping and other requirements (“qualified stockholders”) are exempt from FIRPTA, except to the extent owners of such qualified stockholders that are not also qualified stockholders own, actually or constructively, more than 10% of the

Combined Company’s capital stock. Furthermore, distributions to “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from
FIRPTA. Non-U.S. holders
should consult their tax advisors regarding the application of these rules.
Retention of Net Capital Gains.
 Although the law is not clear on the matter, it appears that amounts the Combined Company designates as retained net capital gains in respect of its common stock should be treated with respect to non-U.S. holders
as actual distributions of capital gain dividends. Under this approach, the non-U.S. holders
may be able to offset as a credit against their U.S. federal income tax liability their proportionate share of the tax paid by the Combined Company on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by the Combined Company exceeds their actual U.S. federal income tax liability. If the Combined Company were to designate any portion of its net capital gain as retained net capital gain, non-U.S. holders
should consult their tax advisors regarding the taxation of such retained net capital gain.
Dispositions of the Combined Company’s Common Stock.
 Gain realized by
a non-U.S. holder
upon the sale, exchange or other taxable disposition of the Combined Company’s common stock generally will not be subject to U.S. federal income tax unless such stock constitutes a USRPI. The Combined Company’s common stock will not constitute a USRPI so long as it is a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which at all times during a five-year testing period less than 50% in value of its stock is held directly or indirectly by non-United States
persons, subject to certain rules. GAHR IV believes, but cannot guarantee, that the Combined Company will be a “domestically controlled qualified investment entity.”
In addition, dispositions of the Combined Company’s common stock by qualified stockholders are exempt from FIRPTA, except to the extent owners of such qualified stockholders that are not also qualified stockholders own, actually or constructively, more than 10% of the Combined Company’s capital stock. Furthermore, dispositions of the Combined Company’s common stock by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from
FIRPTA. Non-U.S. holders
should consult their tax advisors regarding the application of these rules.
Notwithstanding the foregoing, gain from the sale, exchange or other taxable disposition of the Combined Company’s common stock not otherwise subject to FIRPTA will be taxable to a non-U.S. holder
if either:

•
the gain is treated as effectively connected with the conduct by the
non-U.S.
holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the
non-U.S.
holder maintains a permanent establishment in the United States to which such gain is attributable), in which case the
non-U.S.
holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a
non-U.S.
holder that is a corporation may also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty) on such gain, as adjusted for certain items; or

•
the
non-U.S.
holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the
non-U.S.
holder will be subject to a 30% tax on its capital gains (or such lower rate specified by an applicable income tax treaty).

If gain on the sale, exchange or other taxable disposition of the Combined Company’s common stock were subject to taxation under FIRPTA, the non-U.S. holder
would be required to file a U.S. federal income tax return and would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale, exchange or other taxable disposition of the Combined Company’s common stock were subject to taxation under FIRPTA, the purchaser of such common stock generally would be required to withhold and remit to the IRS 15% of the purchase price.
Information Reporting and Backup Withholding
U.S. Holders
The Combined Company will report to its U.S. holders and to the IRS the amount of distributions paid during each calendar year and the amount of tax withheld, if any, with respect thereto. A U.S. holder may be subject to information reporting and backup withholding when such holder receives payments on the Combined Company’s common stock or proceeds from the sale or other taxable disposition of such stock. Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations.
A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	the holder furnishes an incorrect taxpayer identification number;

•	the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•
the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

A holder who does not provide the Combined Company with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.
Non-U.S. Holders
Payments of dividends on the Combined Company’s common stock generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status,
such as by furnishing a valid IRS
Form W-8BEN, W-8BEN-E or W-8ECI, or
otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on the Combined Company’s common stock paid to the non-U.S. holder,
regardless of whether such distributions constitute a dividend or any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of such stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of such stock conducted through a non-U.S. office
of
a non-U.S. broker
generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder
resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s
U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Medicare Contribution Tax on Unearned Income
Certain U.S. holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends on stock and capital gains from the sale or other disposition of stock, subject to certain limitations. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on their ownership and disposition of the Combined Company’s common stock.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial
institutions

and certain
other non-U.S. entities.
Specifically, a 30% withholding tax may be imposed on dividends on the Combined Company’s common stock or gross proceeds from the sale or other disposition of the Combined Company’s common stock, in each case paid to a “foreign financial institution” or a “non-financial foreign
entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations,
(2) the non-financial foreign
entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign
entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign
financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on the Combined Company’s common stock and to payments of gross proceeds from a sale or redemption of the Combined Company’s common stock. However, under recently proposed Treasury Regulations that may be relied on pending finalization, the withholding tax on gross proceeds would be eliminated and, consequently, FATCA withholding on gross proceeds is not currently expected to apply. Because the Combined Company may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules it may treat the entire distribution as a dividend.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the Combined Company’s common stock.
Possible Legislative or Other Actions Affecting Tax Consequences
Prospective holders of the Combined Company’s stock should recognize that the present U.S. federal income tax treatment of investment in the Combined Company may be modified by legislative, judicial or administrative action at any time and that any of these actions may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in U.S. federal income tax laws and interpretations thereof could adversely affect the tax consequences of investment in the Combined Company’s stock.
Other Tax Consequences
State, local
and non-U.S. income
tax laws may differ substantially from the corresponding U.S. federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-U.S. jurisdiction,
or any U.S. federal tax other than the income tax. You should consult your tax advisor regarding the effect of state, local and non-U.S. tax
laws with respect to the Combined Company’s tax treatment as a REIT and on an investment in the Combined Company’s common stock.

DISTRIBUTIONS
The Merger Agreement permits each of GAHR III and GAHR IV to continue to pay distributions to their respective stockholders prior to the closing of the Mergers reasonably necessary for GAHR III or GAHR IV to maintain its REIT qualification and/or to avoid or reduce the imposition of entity level income or excise tax under the Code.

THE MERGER AGREEMENT
This section of this joint proxy statement/prospectus summarizes the material provisions of the Merger Agreement, which is attached as Annex A to this joint proxy statement/prospectus. This summary is qualified in its entirety by reference to Annex A. As a stockholder, you are not a third-party beneficiary of the Merger Agreement and therefore you may not directly enforce any of its terms and conditions.
This summary may not contain all of the information about the Merger Agreement that is important to you. GAHR III and GAHR IV urge you to carefully read the full text of the Merger Agreement because it is the legal document that governs the Mergers. The Merger Agreement is not intended to provide you with any factual information about GAHR III or GAHR IV. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement (and summarized below) are qualified by information that each of GAHR III and GAHR IV filed with the SEC prior to the effective date of the Merger Agreement, as well as by certain disclosure letters each of the parties delivered to the other in connection with the signing of the Merger Agreement, which modify, qualify and create exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may apply contractual standards of materiality in a way that is different from what may be viewed as material by investors or that is different from standards of materiality generally applicable under the U.S. federal securities laws or may not be intended as statements of fact, but rather as a way of allocating risk among the parties to the Merger Agreement. The representations and warranties and other provisions of the Merger Agreement and the description of such provisions in this joint proxy statement/prospectus should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings that each of GAHR III and GAHR IV files with the SEC and the other information in this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 300.
GAHR III and GAHR IV acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, each of them is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this joint proxy statement/prospectus not misleading. GAHR III and GAHR III Operating Partnership are collectively referred to herein as the GAHR III Parties, and GAHR IV, Merger Sub and GAHR IV Operating Partnership are collectively referred to herein as the GAHR IV Parties.
Form, Effective Time and Closing of the Mergers
The Merger Agreement provides for the combination of GAHR III and GAHR IV through the merger of GAHR III with and into Merger Sub, with Merger Sub surviving the merger as the surviving entity upon the terms and subject to the conditions set forth in the Merger Agreement. The Merger Agreement also provides for the combination of GAHR IV Operating Partnership with and into GAHR III Operating Partnership, with GAHR III Operating Partnership surviving the merger.
On the closing date of the Mergers, (i) GAHR III will cause the GAHR III Charter Amendment (Merger Agreement) to be executed, filed with and accepted for record by the SDAT, and (ii) GAHR IV will cause the GAHR IV Charter Amendment (Merger Agreement) to be executed, filed with and accepted for record by the SDAT. After the filing and effectiveness of the GAHR III Charter Amendment (Merger Agreement) and the GAHR IV Charter Amendment (Merger Agreement), GAHR III, GAHR IV and Merger Sub will cause the articles of merger with respect to the REIT Merger to be executed, filed with and accepted for record by the SDAT. The articles of merger will become effective at such time the articles of mergers are accepted for record by the SDAT or on such later date specified in the articles of merger (not to exceed 30 days from the date the articles of merger are accepted for record by the SDAT). On the closing date of the Mergers, GAHR III Operating Partnership and GAHR IV Operating Partnership will cause a certificate of merger with respect to the Partnership Merger to be duly executed, filed with and accepted for record by the Secretary of State of the State of Delaware effective at the date and time set forth in the certificate of merger, it being understood and agreed that the Partnership Merger is to become effective after, but on the same day as, the REIT Merger.
The Merger Agreement provides that the closing of the Mergers will take place at 10:00 a.m. Eastern time on the third business day following the date on which the last of the conditions to closing of the Mergers described under

“—Conditions to Completion of the Mergers” have been satisfied or waived (other than the conditions that by their terms are required to be satisfied and waived at the closing, but subject to the satisfaction or waiver of such conditions) or such other date as agreed to by GAHR III and GAHR IV.
Governing Documents of the Surviving Entities
The GAHR IV Charter, including the GAHR IV Charter Amendment, and the articles of organization and operating agreement of Merger Sub will be unaffected by the Mergers. At the effective time of the REIT Merger and by virtue of the REIT Merger, the articles of organization and operating agreement of Merger Sub will be the articles of organization and operating agreement of the surviving entity in the REIT Merger. By the effective time of the Partnership Merger, the limited partnership agreement of GAHR III Operating Partnership is to be amended and restated to be substantially in the form as provided in the Merger Agreement, which form largely mirrors the terms of the limited partnership agreement of GAHR IV Operating Partnership.
Board of Directors and Executive Officers of the Surviving Entities
As of the effective time of the Mergers, the board of directors of the Combined Company will be comprised of Jeffrey T. Hanson, Brian J. Flornes (independent director), Harold H. Greene (independent director), Dianne Hurley (independent director), Danny Prosky, Gerald W. Robinson (independent director), J. Grayson Sanders (independent director), Wilbur H. Smith III (independent director) and Mathieu B. Streiff. Messrs. Greene, Robinson and Sanders are current independent members of the GAHR III Board and Messrs. Prosky and Streiff are current executive officers of GAHR III and GAHR IV and are American Healthcare Investors’ designees to the board of directors of the Combined Company. Each of Messrs. Greene, Prosky, Robinson, Sanders and Streiff were required to be added to the board of directors of the Combined Company pursuant to the Merger Agreement. Richard S. Welch will submit an irrevocable letter of resignation from the GAHR IV Board effective upon the closing of the Mergers.
The executive officers of the Combined Company will be Mr. Hanson, Executive Chairman of the Board of Directors; Danny Prosky, President and Chief Executive Officer; Brian S. Peay, Chief Financial Officer; Mathieu B. Streiff, Chief Operating Officer; Gabriel M. Willhite, Executive Vice President, General Counsel; Stefan K. L. Oh, Executive Vice President – Acquisitions; and Cora Lo, Secretary and Assistant General Counsel. See “The Combined Company” on page 148 for more information.
At the effective time of the Partnership Merger, Merger Sub will become the sole general partner of GAHR III Operating Partnership.
Consideration to be Received in the Mergers
At the effective time of the REIT Merger, each share of GAHR III Common Stock (or fraction thereof), issued and outstanding immediately prior to the effective time of the REIT Merger, will be automatically converted into the right to receive 0.9266 shares or the proportionate fraction thereof with respect to any fractional shares of GAHR IV Class I Common Stock (the “Merger Consideration”). The cancellation and conversion of the shares of GAHR III Common Stock into the right to receive the Merger Consideration will occur automatically at the effective time of the REIT Merger. In accordance with the Merger Agreement, GAHR IV will appoint DST Systems, Inc. as the exchange agent to record the issuance on the stock records of GAHR IV of the amount of GAHR IV Class I Common Stock equal to the stock consideration that is issuable to each holder of shares of GAHR III Common Stock (including any fractional shares thereof).
At the effective time of the Partnership Merger, (i) each GAHR III OP Unit outstanding immediately prior to the effective time of the Partnership Merger will be converted into the right to receive 0.9266 GAHR III Class I OP Units and (ii) each GAHR IV OP Unit outstanding immediately prior to the effective time of the Partnership Merger will be converted into the right to receive one limited partnership interest of the surviving partnership of like class.

Procedures for Surrendering Shares of GAHR III Common Stock
The cancellation and conversion of shares of GAHR III Common Stock into the right to receive the Merger Consideration will occur automatically at the effective time of the REIT Merger. In accordance with the Merger Agreement, GAHR IV will appoint DST Systems, Inc. as the exchange agent to record the issuance on the stock records of GAHR IV of the amount of GAHR IV Class I Common Stock equal to the Merger Consideration that is issuable to each holder of shares of GAHR III Common Stock (including any fractional shares thereof). Shares of GAHR IV Class I Common Stock issued as Merger Consideration in exchange of shares of GAHR III Common Stock will be in uncertificated book-entry form.
Treatment of Restricted Shares of GAHR III Common Stock
At the effective time of the REIT Merger, each restricted share of GAHR III Common Stock issued and outstanding as of immediately prior to the effective time of the REIT Merger will be cancelled and extinguished and converted automatically into the right to receive, in accordance with the terms of the Merger Agreement, a number of shares of GAHR IV Class I Common Stock equal to the Exchange Ratio multiplied by the number of shares of GAHR III Common Stock subject to each such award, rounded down to the nearest whole number of shares of GAHR IV Class I Common Stock, and subject to the same vesting schedule as the restricted GAHR III Common Stock.
No Appraisal Rights
No dissenters’ or appraisal rights, or rights of objecting stockholders under Title 3, Subtitle 2 of the MGCL, will be available to holders of GAHR III Common Stock with respect to the Mergers pursuant to the Merger Agreement.
Representations and Warranties
The Merger Agreement contains a number of representations and warranties made by each of the GAHR III Parties and GAHR IV Parties. The representations and warranties were made by the respective parties as of the date of the Merger Agreement and do not survive the effective time of the Mergers or any earlier termination of the Merger Agreement. Certain of these representations and warranties are subject to specified exceptions and qualifications as contained in the Merger Agreement, in information filed with the SEC by GAHR III or GAHR IV prior to the date of the Merger Agreement or in the disclosure letters delivered in connection therewith.
Representations and Warranties of the GAHR III Parties
The GAHR III Parties made representations and warranties in the Merger Agreement relating to, among other things:

•	corporate organization, valid existence, organizational documents, good standing, qualification to do business, and subsidiaries;

•	capitalization;

•	due authorization, execution, delivery and enforceability of the Merger Agreement;

•	board and special committee approvals;

•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

•	permits and compliance with law;

•	SEC filings and financial statements;

•	internal accounting controls, compliance with the Sarbanes-Oxley Act and the absence of improper payments;

•	no undisclosed liabilities;

•	absence of material changes to the conduct of GAHR III’s business since December 31, 2020 or any “material adverse effect” (described below) to GAHR III since December 31, 2020;

•	absence of employees and employee benefit plans;

•	material contracts;

•	litigation;

•	environmental matters;

•	intellectual property;

•	real properties and leases;

•	tax matters, including qualification as a REIT;

•	insurance;

•	receipt of the opinion of Stanger, the GAHR III Special Committee’s financial advisor;

•	broker’s, finder’s, or other similar fees;

•	inapplicability of the Investment Company Act;

•	exemption of the Mergers from anti-takeover statutes;

•	stockholder vote in connection with the Mergers;

•	information privacy and security;

•	related-party transactions; and

•	limitation on warranties and disclaimer of other representations and warranties.
Representations and Warranties of the GAHR IV Parties
The GAHR IV Parties made representations and warranties in the Merger Agreement relating to, among other things:

•	corporate organization, valid existence, organizational documents, good standing, qualification to do business, and subsidiaries;

•	capitalization;

•	due authorization, execution, delivery and enforceability of the Merger Agreement;

•	board and special committee approvals;

•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

•	permits and compliance with law;

•	SEC filings and financial statements;

•	internal accounting controls, compliance with the Sarbanes-Oxley Act and the absence of improper payments;

•	no undisclosed liabilities;

•
absence of material changes to the conduct of GAHR IV’s and Merger Sub’s business since December 31, 2020 or any “material adverse effect” (described below) to GAHR IV or Merger Sub since December 31, 2020;

•	absence of employees and employee benefit plans;

•	material contracts;

•	litigation;

•	environmental matters;

•	intellectual property;

•	real properties and leases;

•	tax matters, including qualification as a REIT;

•	insurance;

•	receipt of the opinion of Truist Securities, the GAHR IV Special Committee’s financial advisor;

•	broker’s, finder’s, or other similar fees;

•	inapplicability of the Investment Company Act;

•	exemption of the Mergers from anti-takeover statutes;

•	information privacy and security;

•	related-party transactions;

•	the purpose, activities and ownership of Merger Sub; and

•	limitation on warranties and disclaimer of other representations and warranties.
Definition of “Material Adverse Effect”
Many of the representations of the GAHR III Parties and the GAHR IV Parties are qualified by a “material adverse effect” standard (for example, they will be deemed to be true and correct unless their failure to be true or correct, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect). For the purposes of the Merger Agreement, “material adverse effect” means any event, circumstance, change, effect, development, condition, or occurrence, individually or in the aggregate that would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of GAHR III and its subsidiaries, taken as a whole, or GAHR IV and its subsidiaries, taken as a whole, as applicable.
However, any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from the following will not be taken into account when determining whether a material adverse effect has occurred or is reasonably likely to exist or occur for the applicable party:

(i)
any changes in economic, market or business conditions generally in the U.S. or any other jurisdiction in which GAHR III and its subsidiaries, or GAHR IV and its subsidiaries, as applicable, operate or in the U.S. or global financial markets generally, including changes in interest or exchange rates, and including (for the avoidance of doubt) any such conditions related to or resulting from any epidemic, pandemic or disease outbreak or any governmental or other response or reaction to any of the foregoing,

(ii)	changes in general economic conditions in the industries in which GAHR III and its subsidiaries, or GAHR IV and its subsidiaries, as applicable, operate,

(iii)	any changes in legal, regulatory or political conditions,

(iv)	the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage,

(v)	the execution and delivery of the Merger Agreement, or the public announcement of the Mergers or other transactions contemplated by the Merger Agreement,

(vi)	the taking of any action expressly required by the Merger Agreement, or the taking of any action at the written request or with the prior written consent of GAHR III or GAHR IV, as applicable,

(vii)	earthquakes, hurricanes, floods or other natural disasters,

(viii)	changes in law or GAAP or the interpretation thereof,

(ix)	pandemics, disease outbreak or other natural or manmade disasters or any governmental or other response or reaction to any of the foregoing,

(x)
any action made or initiated by any holder of GAHR III Common Stock or GAHR IV Common Stock, as applicable, including any derivative claims, arising out of or relating to the Merger Agreement or the transactions contemplated by the Merger Agreement, and

(xi)
with respect to the GAHR III Parties, assuming no amendment, waiver or modification by the GAHR III Parties of any provision of the Contribution Agreement that was not approved by GAHR IV in writing in advance, any event, circumstance, change, effect, development, condition, or occurrence to the extent related to the consummation of the AHI Acquisition, except which, in the case of each of clauses (i), (ii), (iii), (iv), (vii) and (viii) above do not disproportionately affect GAHR III and its subsidiaries, taken as a whole, or GAHR IV and its subsidiaries, taken as a whole, compared to other companies in the multifamily real estate industry.

Covenants and Agreements
Conduct of the Business of GAHR III Pending the Mergers
GAHR III has agreed to certain restrictions on itself and its subsidiaries until the earlier of the effective time of the REIT Merger or the valid termination of the Merger Agreement. In general, except with the prior written consent of the GAHR IV Special Committee (which consent shall not be unreasonably withheld, delayed, or conditioned), or as may be expressly required or permitted pursuant to the Merger Agreement or the disclosure letter attached thereto or as may be expressly required by the Contribution Agreement, or to the extent required by law, GAHR III has agreed that it will, and will cause each of its subsidiaries to, use commercially reasonable efforts to conduct its business in all material respects in the ordinary course, and use all reasonable best efforts to (i) preserve intact its current business organization, goodwill, ongoing business and significant relationships with third parties and (ii) maintain the status of GAHR III as a REIT.
Without limiting the foregoing, GAHR III has also agreed that, except with the GAHR IV Special Committee’s prior written approval (which consent shall not be unreasonably withheld, delayed, or conditioned), or as may be expressly required or permitted pursuant to the Merger Agreement or the disclosure letter attached thereto or as may be expressly required by the Contribution Agreement, or to the extent required by law, it will not, and it will not permit any of its subsidiaries to:

•
amend or propose to amend its bylaws or charter, the certificate of limited partnership of GAHR III Operating Partnership, the GAHR III Partnership Agreement or such equivalent organizational or governing documents of any material subsidiary of GAHR III, amend the GAHR III DRIP or the GAHR III share repurchase plan in a manner material to GAHR III (it being understood that GAHR III’s reinstatement of the GAHR III DRIP or GAHR III share repurchase plan would not constitute a material amendment to such GAHR III DRIP or GAHR III share repurchase plan) or waive the stock ownership limit or create an excepted holder limit (as defined in the GAHR III Charter) under the GAHR III Charter;

•	adjust, split, combine, reclassify, or subdivide any shares of stock or other equity securities or ownership interests of GAHR III or subsidiaries of GAHR III that are not wholly owned;

•
declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of GAHR III or any GAHR III subsidiary or other equity securities or ownership interests in GAHR III or any GAHR III subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment of dividends or other distributions to GAHR III by any wholly owned GAHR III subsidiary and (B) distributions by any GAHR III subsidiary that is not wholly owned, directly or indirectly, by GAHR III, in accordance with the requirements of the organizational documents of such GAHR III subsidiary; provided, that GAHR III and any GAHR III subsidiary shall be permitted to make distributions reasonably necessary for GAHR III to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise tax under the Code;

•
except as required under the Contribution Agreement, redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of GAHR III or a GAHR III subsidiary;

provided
, that, after the filing of a registration statement on Form
S-4
with respect to the GAHR IV Class I Common Stock issuable in the REIT Merger, GAHR III may effect redemptions upon a stockholder’s death or “qualifying disability” in accordance with the GAHR III share repurchase plan;

•
except for transactions among GAHR III and one or more wholly owned subsidiaries of GAHR III or among one or more wholly owned subsidiaries of GAHR III, issue, sell, pledge, dispose, encumber or grant any shares of the capital stock of GAHR III or any GAHR III subsidiary or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock or other equity interests of GAHR III or any of its subsidiaries;

•
acquire or agree to acquire any material assets, except acquisitions by GAHR III or any wholly owned subsidiary of GAHR III of or from an existing wholly owned subsidiary of GAHR III, acquisitions described in the GAHR III disclosure letter and other acquisitions of personal property for a purchase price of less than $2,000,000 in the aggregate;

•
except as described in the GAHR III disclosure letter, sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business;

•
incur, create, assume, guarantee, refinance, replace or prepay any indebtedness or issue or materially amend the terms of any indebtedness, except indebtedness incurred under GAHR III’s existing debt facilities in the ordinary course of business, indebtedness to fund transactions permitted under the Merger Agreement, indebtedness that does not exceed $1,000,000 and refinancing indebtedness if such new indebtedness is not materially more onerous to GAHR III and the principal amount of such replacement indebtedness is not materially greater than the replaced indebtedness;

•
make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons other than in the ordinary course of business and other than intercompany loans between GAHR III and its wholly owned subsidiaries;

•
other than in the ordinary course of business, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any GAHR III material contract (or any contract that, if existing as of the date of the Merger Agreement, would be a GAHR III material contract);

•
make any payment of any liability of GAHR III or any GAHR III subsidiary before it comes due in accordance with its terms, except in the ordinary course of business or in connection with dispositions or refinancings of indebtedness otherwise permitted by the Merger Agreement;

•
waive, release, assign, settle or compromise any legal action, suit, investigation, arbitration or proceeding that (i) involves the payment of monetary damages greater than the amounts specifically reserved with respect thereto on the most recent balance sheet of GAHR III or that exceed $200,000 individually or $500,000 in the aggregate, (ii) involves injunctive relief, (iii) provides for the admission of material liability or (iv) involves any present, former or purported holder or group of holders of GAHR III Common Stock (excluding in each case any matter related to taxes);

•
except in connection with the AHI Acquisition and as expressly provided for in the Contribution Agreement and related documents shared with GAHR IV prior to or on the date of the Merger Agreement, (i) hire or terminate any officer of GAHR III or any GAHR III subsidiary, except where due to cause, (ii) materially increase in any manner the amount, rate or terms of compensation or benefits of any of GAHR III’s directors, officers or employees, with certain exceptions, or (iii) enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or GAHR III benefit plan, except in the ordinary course in conjunction with annual employee benefit plan renewals or as may be required to comply with applicable law;

•
fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect on December 31, 2020, except as required by a change in GAAP or in applicable law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

•	enter into any new line of business;

•	form any new funds, joint ventures, or non-traded real estate investment trusts or other pooled-investment vehicles;

•
fail to duly and timely file all material reports and other material documents required to be filed with the SEC or any other governmental authority, subject to extensions permitted by law or applicable rules and regulations;

•
enter into or modify in a manner adverse to GAHR III any GAHR III Tax Protection Agreement (as defined in the Merger Agreement), make, change or rescind any material election relating to taxes, change a material method of tax accounting, file or amend any material tax return, settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes, or knowingly surrender any right to claim any material tax refund or give or request any waiver of a statute of limitation with respect to any material tax return, with certain exceptions;

•
take any action, or fail to take any action, which action or failure would reasonably be expected to cause (A) GAHR III to fail to qualify as a REIT or (B) any GAHR III subsidiary to cease to be treated as any of (x) a partnership or disregarded entity for U.S. federal income tax purposes or (y) a qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

•	make or commit to make any capital expenditures other than in the ordinary course of business or to address obligations under existing contracts, or in conjunction with emergency repairs;

•
adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except by a GAHR III subsidiary in connection with any permitted acquisitions or dispositions in a manner that would not reasonably be expected to be materially adverse to GAHR III or to prevent or impair the ability of the GAHR III Parties to consummate the Mergers;

•
amend or modify the compensation terms or any other obligations of GAHR III contained in the engagement letter with Stanger in a manner adverse to GAHR III or engage other financial advisors in connection with the transactions contemplated by the Merger Agreement;

•	permit any liens or encumbrances other than those permitted by the Merger Agreement;

•	materially modify or reduce the amount of any insurance coverage provided by GAHR III’s insurance policies;

•	take any action (or fail to take any action) that would make dissenters’, appraisal or similar rights available to the holders of the GAHR III Common Stock with respect to the Mergers;

•	enter into certain related-party transactions except in the ordinary course of business or as provided for in the Merger Agreement;

•
amend or modify any contract relating to the AHI Acquisition, modify the consideration to be paid for the AHI Acquisition or fail to notify GAHR IV of any material delays, inability to obtain required consents or failure to meet any closing obligations relating to the AHI Acquisition; or

•	authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
Conduct of the Business of GAHR IV Pending the Mergers
GAHR IV has agreed to certain restrictions on itself and its subsidiaries until the earlier of the effective time of the REIT Merger or the valid termination of the Merger Agreement. In general, except with the prior written consent of the GAHR III Special Committee (which consent shall not be unreasonably withheld, delayed, or conditioned), or as may be expressly required or permitted pursuant to the Merger Agreement or the disclosure letter attached thereto, or to the extent required by law, GAHR IV has agreed that it will, and will cause each of its subsidiaries to, use commercially reasonable efforts to conduct its business in all material respects in the ordinary course, and use all reasonable best efforts to (i) preserve intact its current business organization, goodwill, ongoing business and significant relationships with third parties and (ii) maintain the status of GAHR IV as a REIT.

Without limiting the foregoing, GAHR IV has also agreed that, except with the GAHR III Special Committee’s prior written approval (which consent shall not be unreasonably withheld, delayed, or conditioned), or as may be expressly required or permitted pursuant to the Merger Agreement or the disclosure letter attached thereto, or to the extent required by law, it will not, and it will not permit any of its subsidiaries to:

•
amend or propose to amend its bylaws or charter, the certificate of limited partnership of GAHR IV Operating Partnership, the GAHR IV Partnership Agreement or such equivalent organizational or governing documents of any material subsidiary of GAHR IV, amend the GAHR IV DRIP or the GAHR IV share repurchase plan in a manner material to GAHR IV (it being understood that GAHR IV’s reinstatement of the GAHR IV share repurchase plan would not constitute a material amendment to the GAHR IV share repurchase plan), or waive the stock ownership limit or create an excepted holder limit (as defined in the GAHR IV Charter) under the GAHR IV Charter;

•	adjust, split, combine, reclassify, or subdivide any shares of stock or other equity securities or ownership interests of GAHR IV or subsidiaries of GAHR IV that are not wholly owned;

•
declare, set aside, or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of GAHR IV or any GAHR IV subsidiary or other equity securities or ownership interests in GAHR IV or any GAHR IV subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment of dividends or other distributions to GAHR IV by any wholly owned GAHR IV subsidiary and (B) distributions by any GAHR IV subsidiary that is not wholly owned, directly or indirectly, by GAHR IV, in accordance with the requirements of the organizational documents of such GAHR IV subsidiary; provided, that GAHR IV and any GAHR IV subsidiary shall be permitted to make distributions reasonably necessary for GAHR IV to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise tax under the Code;

•
redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of GAHR IV or any GAHR IV subsidiary; provided, that, after the filing of a registration statement on Form
S-4
with respect to the GAHR IV Class I Common Stock issuable in the REIT Merger, GAHR IV may effect redemptions upon a stockholder’s death or “qualifying disability” in accordance with the GAHR IV share repurchase plan;

•
except for transactions among GAHR IV and one or more wholly owned subsidiaries of GAHR IV or among one or more wholly owned subsidiaries of GAHR IV, issue, sell, pledge, dispose, encumber or grant any shares of the capital stock of GAHR IV or any GAHR IV subsidiary or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock or other equity interests of GAHR IV or any of its subsidiaries;

•
acquire or agree to acquire any material assets, except acquisitions by GAHR IV or any wholly owned subsidiary of GAHR IV of or from an existing wholly owned subsidiary of GAHR IV, acquisitions described in the GAHR IV disclosure letter and other acquisitions of personal property for a purchase price of less than $2,000,000 in the aggregate;

•
except as described in the GAHR IV disclosure letter, sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business;

•
incur, create, assume, guarantee, refinance, replace or prepay any indebtedness or issue or materially amend the terms of any indebtedness, except indebtedness incurred under GAHR IV’s existing debt facilities in the ordinary course of business, indebtedness to fund transactions permitted under the Merger Agreement, indebtedness that does not exceed $1,000,000 and refinancing indebtedness if such new indebtedness is not materially more onerous to GAHR IV and the principal amount of such replacement indebtedness is not materially greater than the replaced indebtedness;

•
make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons other than intercompany loans between GAHR IV and its wholly owned subsidiaries;

•
other than in the ordinary course of business, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any GAHR IV material contract (or any contract that, if existing as of the date of the Merger Agreement, would be a GAHR IV material contract);

•
make any payment of any liability of GAHR IV or any GAHR IV subsidiary before it comes due in accordance with its terms, except in the ordinary course of business or in connection with dispositions or refinancings of indebtedness otherwise permitted by the Merger Agreement;

•
waive, release, assign, settle or compromise any legal action, suit, investigation, arbitration or proceeding that (i) involves the payment of monetary damages greater than the amounts specifically reserved with respect thereto on the most recent balance sheet of GAHR IV or that exceed $100,000 individually or $250,000 in the aggregate, (ii) involves injunctive relief, (iii) provides for the admission of material liability or (iv) involves any present, former or purported holder or group of holders of GAHR IV Common Stock (excluding in each case any matter related to taxes);

•
hire or terminate any officer of GAHR IV or any GAHR IV subsidiary, except where due to cause, (ii) materially increase in any manner the compensation or benefits of any of GAHR IV’s directors or (iii) enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or GAHR IV benefit plan, except as may be required to comply with applicable law;

•
fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect on December 31, 2020, except as required by a change in GAAP or in applicable law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

•	enter into any new line of business;

•	form any new funds, joint ventures, or non-traded real estate investment trusts or other pooled-investment vehicles;

•
fail to duly and timely file all material reports and other material documents required to be filed with the SEC or any other governmental authority, subject to extensions permitted by law or applicable rules and regulations;

•
enter into or modify in a manner adverse to GAHR IV any GAHR IV Tax Protection Agreement (as defined in the Merger Agreement), make, change or rescind any material election relating to taxes, change a material method of tax accounting, file or amend any material tax return, settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes, or knowingly surrender any right to claim any material tax refund or give or request any waiver of a statute of limitation with respect to any material tax return, with certain exceptions;

•
take any action, or fail to take any action, which action or failure would reasonably be expected to cause (A) GAHR IV to fail to qualify as a REIT or (B) any GAHR IV subsidiary to cease to be treated as any of (x) a partnership or disregarded entity for U.S. federal income tax purposes or (y) a qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

•	make or commit to make any capital expenditures other than in the ordinary course of business or to address obligations under existing contracts, or in conjunction with emergency repairs;

•
adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except by a GAHR IV subsidiary in connection with any permitted acquisitions or dispositions in a manner that would not reasonably be expected to be materially adverse to GAHR IV or to prevent or impair the ability of the GAHR IV Parties to consummate the Mergers;

•
amend or modify the compensation terms or any other obligations of GAHR IV contained in the engagement letter with Truist Securities in a manner adverse to GAHR IV or engage other financial advisors in connection with the transactions contemplated by the Merger Agreement;

•	permit any liens or encumbrances other than those permitted by the Merger Agreement;

•	materially modify or reduce the amount of any insurance coverage provided by GAHR IV’s insurance policies;

•	take any action (or fail to take any action) that would make dissenters’, appraisal or similar rights available to the holders of GAHR IV Common Stock with respect to the Mergers;

•	enter into certain related-party transactions except in the ordinary course of business or as provided for in the Merger Agreement; or

•	authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.
Form
S-4;
Joint Proxy Statement/Prospectus; Stockholders Meetings
GAHR III and GAHR IV agreed to prepare and cause to be filed with the SEC the joint proxy statement included in this joint proxy statement/prospectus, and GAHR IV agreed to prepare and file a registration statement on Form
S-4
with respect to the GAHR IV Class I Common Stock issuable in the REIT Merger, which includes this joint proxy statement/prospectus, in each case as promptly as reasonably practicable. GAHR III and GAHR IV also agreed to use their reasonable best efforts to (i) have the Form
S-4
declared effective under the Securities Act as promptly as practicable after filing, (ii) ensure that the Form
S-4
complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act and (iii) keep the
Form S-4
effective for so long as necessary to permit the GAHR IV Class I Common Stock to be issued in the REIT Merger.
GAHR III and GAHR IV each agreed to use its reasonable best efforts to cause this joint proxy statement/prospectus to be mailed to its stockholders entitled to vote at its stockholder meeting and to hold its stockholder meeting as soon as practicable after the Form
S-4
is declared effective. GAHR III further agreed to include in this joint proxy statement/prospectus the GAHR III Special Committee’s and the GAHR III Board’s recommendation to GAHR III stockholders that they approve the REIT Merger and the GAHR III Charter Amendment (Merger Agreement) and to use its reasonable best efforts to obtain the GAHR III stockholder approval. GAHR IV further agreed to include in this joint proxy statement/prospectus the GAHR IV Special Committee’s and the GAHR IV Board’s recommendation to GAHR IV stockholders that they approve the REIT Merger and the GAHR IV Charter Amendment (Merger Agreement) and to use its reasonable best efforts to obtain the GAHR IV stockholder approval.
Access to Information; Confidentiality
The Merger Agreement requires GAHR III, on the one hand, and GAHR IV, on the other, to provide, and to cause each of their respective subsidiaries to provide, with limited exceptions, to the other reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, personnel and records, and a copy of each report, schedule, registration statement and other document filed by it after the date of the Merger Agreement.
Each of GAHR III and GAHR IV will hold, and will cause its representatives and affiliates to hold, any nonpublic information in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of their existing confidentiality agreement.
No Solicitation; Change in Recommendation with a Competing Proposal or Intervening Event
From the effective date of the Merger Agreement, GAHR III shall (i) immediately cease any solicitation, encouragement, discussions or negotiations with any persons that may be ongoing with respect to a Competing Proposal (defined below), or any inquiry or proposal that may be reasonably expected to lead to a Competing Proposal, request that any such person and its representatives promptly return or destroy all confidential information concerning GAHR III or any of GAHR III’s subsidiaries and immediately terminate all physical and electronic dataroom access granted to any such person or its representatives and (ii) not, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage, provide any nonpublic information to, or take any other action for the purpose of facilitating, any inquiry or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person information in connection with or for the purpose of encouraging or facilitating, a Competing Proposal or (C) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle or other agreement with respect to a Competing Proposal.

If at any time after the date of the Merger Agreement and prior to obtaining the GAHR III stockholder approval of the REIT Merger and the GAHR III Charter Amendment (Merger Agreement), GAHR III or any of its subsidiaries receives an unsolicited written Competing Proposal from any person or group of persons that the GAHR III Special Committee determines in good faith, after consultation with outside financial advisors and outside legal counsel, constitutes or is reasonably likely to result in a Superior Proposal (defined below), which Competing Proposal was made in circumstances not otherwise involving a breach of the Merger Agreement, and the GAHR III Special Committee has determined in good faith, after consultation with outside legal counsel, that a failure to take action with respect to such Competing Proposal would be inconsistent with the duties of the directors of GAHR III under applicable Maryland Law, GAHR III may (i) contact such person or group of persons to clarify the terms and conditions thereof, (ii) furnish, pursuant to a confidentiality agreement, information with respect to GAHR III and its subsidiaries to the person or group of persons who has made such Competing Proposal and (iii) engage in or otherwise participate in discussions with the person or group of persons making such Competing Proposal regarding such Competing Proposal.
GAHR III shall promptly, and in any event no later than 24 hours after receipt of any Competing Proposal or request for non-public
information in connection therewith, (i) advise GAHR IV in writing of the receipt of such Competing Proposal and any request for confidential information in connection with such Competing Proposal, the material terms of such Competing Proposal or request for confidential information and the identity of the person or group of persons making such Competing Proposal or request for confidential information and (ii) keep GAHR IV promptly advised, on a current basis, of all material developments, discussions or negotiations regarding any Competing Proposal and the status of such Competing Proposal.
Prior to the time the GAHR III stockholder approval of the REIT Merger and the GAHR III Charter Amendment (Merger Agreement) is obtained, the GAHR III Special Committee may make a GAHR III Adverse Recommendation Change (defined below) and/or terminate the Merger Agreement to enter into a definitive acquisition agreement that constitutes a Superior Proposal if and only if (i) a bona fide written Competing Proposal that was not solicited in violation of the Merger Agreement is made to GAHR III by a third party and such Competing Proposal is not withdrawn and (ii) prior to taking such action, the GAHR III Special Committee has determined in good faith (y) after consultation with outside legal counsel, that failure to take such action would be inconsistent with the duties of the directors of GAHR III under applicable Maryland Law and (z) after consultation with outside legal counsel and outside financial advisors, that such Competing Proposal constitutes a Superior Proposal; provided, however, that in connection with any such Competing Proposal (1) GAHR III has given GAHR IV at least five business days’ prior written notice of its intention to take such action, (2) GAHR IV and GAHR III have negotiated, and have caused their respective representatives to negotiate, in good faith during such notice period to enable the other party to propose in writing revisions to the terms of the Merger Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (3) following the end of such notice period, the GAHR III Board shall have considered in good faith any proposed revisions to the Merger Agreement proposed in writing by GAHR IV and shall have determined that, after consultation with outside financial advisors and outside legal counsel, the Competing Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect and (4) in the event of any change to the material terms of such Superior Proposal, GAHR III shall, in each case, have delivered to GAHR IV an additional notice and the notice period shall have recommenced.
At any time prior to the time the GAHR III stockholder approval of the REIT Merger and the GAHR III Charter Amendment (Merger Agreement) is obtained, the GAHR III Special Committee may, if the GAHR III Special Committee determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the duties of the directors of GAHR III under applicable Maryland law, make a GAHR III Adverse Recommendation Change on behalf of the GAHR III Board in response to a GAHR III Intervening Event (defined below); provided, that (i) prior to making such GAHR III Adverse Recommendation Change, GAHR III shall have (A) promptly notified GAHR IV in writing of its intention to take such action (it being understood that such a notification shall not, itself, constitute a GAHR III Adverse Recommendation Change), and (B) negotiated in good faith with GAHR IV and its representatives (if requested by GAHR IV in writing) for five business days following such notice regarding any revisions to the terms of the Merger Agreement proposed by GAHR IV, to the extent GAHR IV wishes to negotiate, and (ii) the GAHR III Special Committee shall not effect any GAHR III Adverse Recommendation Change involving or relating to a GAHR III Intervening Event unless, after the period of five business days described in the foregoing clause (B), the GAHR III Special Committee determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the duties of the directors of GAHR III under applicable Maryland law.
From the effective date of the Merger Agreement, GAHR IV shall (i) immediately cease any solicitation, encouragement, discussions or negotiations with any persons that may be ongoing with respect to a Competing Proposal, or any inquiry or proposal that may be reasonably expected to lead to a Competing Proposal, request that any such person and its representatives promptly return or destroy all confidential information concerning GAHR IV or any of GAHR IV’s subsidiaries and immediately terminate all physical and electronic dataroom access granted to any such person or its representatives and (ii) not, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage, provide any nonpublic information to, or take any other action for the purpose of facilitating, any inquiry or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person information in connection with or for the purpose of encouraging or facilitating, a Competing Proposal or (C) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle or other agreement with respect to a Competing Proposal.
If at any time after the date of the Merger Agreement and prior to obtaining the GAHR IV stockholder approval of the REIT Merger and the GAHR IV Charter Amendment (Merger Agreement), GAHR IV or any of its subsidiaries receives an unsolicited written Competing Proposal from any person or group of persons that the GAHR IV Special Committee determines in good faith, after consultation with outside financial advisors and outside legal counsel, constitutes or is reasonably likely to result in a Superior Proposal, which Competing Proposal was made in circumstances not otherwise involving a breach of the Merger Agreement, and the GAHR IV Special Committee has determined in good faith, after consultation with outside legal counsel, that a failure to take action with respect to such Competing Proposal would be inconsistent with the duties of the directors of GAHR IV under applicable Maryland Law, GAHR IV may (i) contact such person or group of persons to clarify the terms and conditions thereof, (ii) furnish, pursuant to a confidentiality agreement, information with respect to GAHR IV and its subsidiaries to the person or group of persons who has made such Competing Proposal and (iii) engage in or otherwise participate in discussions with the person or group of persons making such Competing Proposal regarding such Competing Proposal.
GAHR IV shall promptly, and in any event no later than 24 hours after receipt of any Competing Proposal or request for non-public
information in connection therewith, (i) advise GAHR III in writing of the receipt of such Competing Proposal and any request for confidential information in connection with such Competing Proposal, the material terms of such Competing Proposal or request for confidential information and the identity of the person or group of persons making such Competing Proposal or request for confidential information and (ii) keep GAHR III promptly advised, on a current basis, of all material developments, discussions or negotiations regarding any Competing Proposal and the status of such Competing Proposal.
Prior to the time the GAHR IV stockholder approval of the REIT Merger and the GAHR IV Charter Amendment (Merger Agreement) is obtained, the GAHR IV Special Committee may make a GAHR IV Adverse Recommendation Change (defined below) and/or terminate the Merger Agreement to enter into a definitive acquisition agreement that constitutes a Superior Proposal if and only if (i) a bona fide written Competing Proposal that was not solicited in violation of the Merger Agreement is made to GAHR IV by a third party and such Competing Proposal is not withdrawn and (ii) prior to taking such action, the GAHR IV Special Committee has determined in good faith (y) after consultation with outside legal counsel, that failure to take such action would be inconsistent with the duties of the directors of GAHR IV under applicable Maryland Law and (z) after consultation with outside legal counsel and outside financial advisors, that such Competing Proposal constitutes a Superior Proposal; provided, however, that in connection with any such Competing Proposal (1) GAHR IV has given GAHR III at least five business days’ prior written notice of its intention to take such action, (2) GAHR III and GAHR IV have negotiated, and have caused their respective representatives to negotiate, in good faith during such notice period to enable the other party to propose in writing revisions to the terms of the Merger Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (3) following the end of such notice period, the GAHR IV Board shall have considered in good faith any proposed revisions to the Merger Agreement proposed in writing by GAHR III and shall have determined that, after consultation with outside financial advisors and outside legal counsel, the Competing Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect and (4) in the event of any change to the material terms of such Superior Proposal, GAHR IV shall, in each case, have delivered to GAHR III an additional notice and the notice period shall have recommenced.
At any time prior to the time the GAHR IV stockholder approval of the REIT Merger and the GAHR IV Charter Amendment (Merger Agreement) is obtained, the GAHR IV Special Committee may, if the GAHR IV Special Committee determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the duties of the directors of GAHR IV under applicable Maryland law, make a GAHR IV Adverse Recommendation Change on behalf of the GAHR IV Board in response to a GAHR IV Intervening Event (defined below); provided, that (i) prior to making such GAHR IV Adverse Recommendation Change, GAHR IV shall have (A) promptly notified GAHR III in writing of its intention to take such action (it being understood that such a notification shall not, itself, constitute a GAHR IV Adverse Recommendation Change), and (B) negotiated in good faith with GAHR III and its representatives (if requested by GAHR III in writing) for five business days following such notice regarding any revisions to the terms of the Merger Agreement proposed by GAHR III, to the extent GAHR III wishes to negotiate, and (ii) the GAHR IV Special Committee shall not effect any GAHR IV Adverse Recommendation Change involving or relating to a GAHR IV Intervening Event unless, after the period of five business days described in the foregoing clause (B), the GAHR IV Special Committee determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the duties of the directors of GAHR IV under applicable Maryland law.
For purposes of the Merger Agreement:
“
Competing Proposal
” means, (A) with respect to GAHR III, any proposal or offer, whether in one transaction or a series of related transactions, relating to any (1) merger, consolidation, share exchange, business combination or similar transaction involving GAHR III or any significant GAHR III subsidiary, (2) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of GAHR III or any of its subsidiaries representing 20% or more of the consolidated assets of GAHR III and its subsidiaries, taken as a whole, (3) issue, sale or other disposition by GAHR III or any of its subsidiaries of securities representing 20% or more of the votes associated with the outstanding shares of GAHR III Common Stock, (4) tender offer or exchange offer in which any person or group shall acquire beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the votes associated with the outstanding shares of GAHR III Common Stock, (5) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to GAHR III in which a third party shall acquire beneficial ownership of 20% or more of the outstanding shares of GAHR III Common Stock, or (6) transaction that is similar in form, substance or purpose to any of the foregoing transactions and (B) with respect to GAHR IV, any proposal or offer, whether in one transaction or a series of related transactions, relating to any (1) merger, consolidation, share exchange, business combination or similar transaction involving GAHR IV or any significant GAHR IV subsidiary, (2) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of GAHR IV or any of its subsidiaries representing 20% or more of the consolidated assets of GAHR IV and its subsidiaries, taken as a whole, (3) issue, sale or other disposition by GAHR IV or any of its subsidiaries of securities representing 20% or more of the votes associated with the outstanding shares of GAHR IV Common Stock, (4) tender offer or exchange offer in which any person or group shall acquire beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the votes associated with the outstanding shares of GAHR IV Common Stock, (5) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to GAHR IV in which a third party shall acquire beneficial ownership of 20% or more of the outstanding shares of GAHR IV Common Stock, or (6) transaction that is similar in form, substance or purpose to any of the foregoing transactions.
“
GAHR III Adverse Recommendation Change
” means an action or inaction by the GAHR III Board to (i) fail to recommend approval of the REIT Merger and the GAHR III Charter Amendment (Merger Agreement) to its stockholders, (ii) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, the GAHR III Board’s recommendation with respect to the REIT Merger or the GAHR III Charter Amendment (Merger Agreement), (iii) if a tender offer or exchange offer for any shares of GAHR III Common Stock that constitutes a Competing Proposal (other than by GAHR IV or any of its affiliates) is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the stockholders of GAHR III or fail to reaffirm publicly the GAHR III Board’s recommendation with respect to the REIT Merger or the GAHR III Charter Amendment (Merger Agreement) within ten business days of being requested to do so by GAHR IV or (D) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to the stockholders of GAHR III a Competing Proposal.
“
GAHR III Intervening Event
” means a change in circumstances or development that materially positively affects the business, assets or operations of GAHR III and its subsidiaries, taken as a whole, or materially adversely affects the business, assets or operations of GAHR IV and its subsidiaries, taken as a whole, that was not known to or reasonably foreseeable by the GAHR III Board prior to the execution of the Merger Agreement, which change in circumstances or development becomes known to the GAHR III Board prior to the GAHR III stockholder approval being obtained;
provided
,
however
, that in no event shall the following events, circumstances or changes in circumstances constitute a GAHR III Intervening Event: (A) the receipt, existence or terms of a Competing Proposal or any matter relating thereto or consequence thereof, (B) any effect arising out of the announcement or pendency of, or any actions required to be taken or refrained from being taken pursuant to, the Merger Agreement or the Contribution Agreement, (C) a change in circumstances or development that results from a breach of the Merger Agreement by GAHR III or (D) the fact that GAHR III meets or exceeds any internal expectations or projections.
“
GAHR IV Adverse Recommendation Change
” means an action or inaction by the GAHR IV Board to (i) fail to recommend approval of the REIT Merger and the GAHR IV Charter Amendment (Merger Agreement) to its stockholders, (ii) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, the GAHR IV Board’s recommendation with respect to the REIT Merger or the GAHR IV Charter Amendment (Merger Agreement), (iii) if a tender offer or exchange offer for any shares of GAHR IV Common Stock that constitutes a Competing Proposal (other than by GAHR III or any of its affiliates) is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the stockholders of GAHR IV or fail to reaffirm publicly the GAHR IV Board’s recommendation with respect to the REIT Merger or the GAHR IV Charter Amendment (Merger Agreement) within ten business days of being requested to do so by GAHR III or (D) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to the stockholders of GAHR IV a Competing Proposal.
“
GAHR IV Intervening Event
” means a change in circumstances or development that materially positively affects the business, assets or operations of GAHR IV and its subsidiaries, taken as a whole, or materially adversely affects the business, assets or operations of GAHR III and its subsidiaries, taken as a whole, that was not known to or reasonably foreseeable by the GAHR IV Board prior to the execution of the Merger Agreement, which change in circumstances or development becomes known to the GAHR IV Board prior to the GAHR IV stockholder approval being obtained;
provided
,
however
, that in no event shall the following events, circumstances or changes in circumstances constitute a GAHR IV Intervening Event: (A) the receipt, existence or terms of a Competing Proposal or any matter relating thereto or consequence thereof, (B) any effect arising out of the announcement or pendency of, or any actions required to be taken or refrained from being taken pursuant to, the Merger Agreement or the Contribution Agreement, (C) a change in circumstances or development that results from a breach of the Merger Agreement by GAHR IV or (D) the fact that GAHR IV meets or exceeds any internal expectations or projections.
“
Superior Proposal
” means, (A) with respect to GAHR III, a written Competing Proposal made by a third party (except for purposes of this definition, the references in the definition of “Competing Proposal” to 20% shall be replaced with 50%) which the GAHR III Board (based on the recommendation of the GAHR III Special Committee) determines in its good faith judgment (after consultation with its outside legal and financial advisors) to be more favorable from a financial point of view to the stockholders of GAHR III than the Merger Agreement (as it may be proposed to be amended by GAHR IV) and (B) with respect to GAHR IV, a written Competing Proposal made by a third party (except for purposes of this definition, the references in the definition of “Competing Proposal” to 20% shall be replaced with 50%) which the GAHR IV Board (based on the recommendation of the GAHR IV Special Committee) determines in its good faith judgment (after consultation with its legal and financial advisors) to be more favorable from a financial point of view to the stockholders of GAHR IV than the Merger Agreement (as it may be proposed to be amended by GAHR III).

Consents and Approvals
Each of GAHR III and GAHR IV has agreed to use its reasonable best efforts to take all actions advisable under applicable law or pursuant to any contract to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by the Merger Agreement, including the taking of all actions necessary to satisfy each party’s conditions to closing, obtaining of all necessary consents and approvals from governmental authorities or other persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by the Merger Agreement, defending any lawsuits or other legal proceedings challenging the consummation of the Mergers or the other transactions contemplated by the Merger Agreement and executing and delivering any additional instruments necessary or advisable to consummate the Mergers and the other transactions contemplated by the Merger Agreement; provided, that neither GAHR III nor GAHR IV will have any obligation to effect the disposition of any assets or otherwise to take any actions that would limit its freedom with respect to its business or assets.
Each of GAHR III and GAHR IV has agreed to give any notices to any person, and each of GAHR III and GAHR IV will use its reasonable best efforts to obtain any consents from any person that are necessary, proper or advisable to consummate the Mergers and the other transactions contemplated by the Merger Agreement. However, no party shall be obligated to pay any third party whose approval or consent is being solicited any consideration, make any accommodation or commitment or incur any liability or other obligation to such third party other than commercially reasonable processing and consent fees in connection with obtaining the consent or approval of any lender with respect to certain indebtedness specified in the disclosure letters of the respective parties.
Notification of Certain Matters; Transaction Litigation
The parties have agreed to give prompt notice to each other:

•
in the event of any notice or other communication received by such party from (i) any governmental authority in connection with the Mergers or (ii) any person alleging that the consent of such person may be required in connection with the Mergers;

•
if (i) any representation or warranty made by such party in the Merger Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the closing conditions set forth in the Merger Agreement would be incapable of being satisfied by the Outside Date or (ii) such party fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; and

•
of any action commenced, or to the knowledge of such party, threatened against, relating to or involving such party or any of its subsidiaries, that relates to the Merger Agreement, the Mergers or the other transactions contemplated thereby.

The parties have each agreed to give the other party the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against such party and/or its directors relating to the Merger Agreement and the transactions contemplated thereby.
Publicity
GAHR III and GAHR IV have agreed, subject to certain exceptions, that they will receive consent (which consent shall not be unreasonably withheld, delayed or conditioned) from the other party before issuing any press release or other public announcement with respect to the Mergers or the Merger Agreement.
Directors’ and Officers’ Insurance and Indemnification
To the extent permitted by applicable law, for a period of six years following the effective time of the REIT Merger, the surviving entity in the REIT Merger shall, and GAHR IV has agreed to cause the surviving entity to, honor all rights to indemnification, advancement and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the REIT Merger now existing or as may exist in the future in favor of the current or former officers and directors of GAHR III as most favorably provided in GAHR III’s governing documents, and such officers’ and directors’ indemnification agreements with GAHR III, or otherwise to the fullest extent permitted by law. For a period of six years following the effective time of the REIT Merger, the organizational documents of GAHR IV and the surviving entity in the REIT Merger and the organizational documents of any applicable GAHR IV subsidiary or GAHR III subsidiary shall not be amended, repealed or otherwise modified in any manner that would adversely modify these rights. In consultation with GAHR IV, GAHR III shall obtain extended reporting coverage under GAHR III’s existing insurance programs (to be effective as of the effective time of the REIT Merger) for a period of six years after the effective time of the REIT Merger for a cost not in excess of three times the current annual premiums for such insurance.
GAHR IV Share Repurchase Plan
GAHR IV has agreed to take such steps as may be required to cause its share repurchase plan to treat each share of GAHR IV Class I Common Stock issued in the REIT Merger as having been outstanding since the issue date of the corresponding share of GAHR III Common Stock that was exchanged in the REIT Merger. This obligation is meant to protect the interests of holders of GAHR III Common Stock with respect to holding-period requirements or redemption-price determinations under the GAHR IV share repurchase plan.
GAHR III Incentive Plan
GAHR III and GAHR IV have agreed that the consummation of the Mergers will not trigger a “Change of Control” as such term is defined in the GAHR III Incentive Plan. Prior to the effective time of the REIT Merger, the GAHR III Board shall have taken action to (i) terminate the GAHR III Incentive Plan effective as of, but contingent upon, the effective time of the REIT Merger, and (ii) pursuant to the authority delegated to the GAHR III Board pursuant to the GAHR III Incentive plan, determine, confirm and ratify in good faith that the consummation of the Mergers and the other transactions contemplated by the Merger Agreement shall not constitute a “Change of Control” for purposes of the GAHR III Incentive Plan and any outstanding awards of restricted GAHR III Common Stock.
GAHR IV Advisor
Within 48 hours of receipt of notice from GAHR III Advisor that all conditions to closing of the AHI Acquisition have been satisfied or waived and that the parties to the Contribution Agreement are prepared to consummate the transactions contemplated by the Contribution Agreement, GAHR IV shall pay all amounts then owed to GAHR IV Advisor by GAHR IV under the GAHR IV Advisory Agreement.
Conditions to Completion of the Mergers
Mutual Closing Conditions
The obligation of each of the GAHR III Parties and the GAHR IV Parties to complete the Mergers is subject to the satisfaction or waiver, on or prior to the closing date, of the following conditions:

•
approval of the REIT Merger and the GAHR III Charter Amendment (Merger Agreement) by the GAHR III stockholders, approval of the REIT Merger and the GAHR IV Charter Amendment (Merger Agreement) by the GAHR IV stockholders and each of the GAHR III Charter Amendment (Merger Agreement) and the GAHR IV Charter Amendment (Merger Agreement) shall have become effective pursuant to the MGCL;

•
the absence of any judgment, injunction, order or decree issued by any governmental authority of competent jurisdiction prohibiting the consummation of the Mergers, and the absence of any law that has been enacted, entered, promulgated or enforced by any governmental authority after the date of the Merger Agreement that prohibits, restrains, enjoins or makes illegal the consummation of the Mergers or the other transactions contemplated by the Merger Agreement; and

•
the registration statement on Form
S-4
shall have been declared effective and no stop order suspending the effectiveness of the registration statement on Form
S-4
shall have been issued, and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.

Additional Closing Conditions for the Benefit of the GAHR III Parties
The obligation of the GAHR III Parties to complete the Mergers is subject to the satisfaction or waiver, on or prior to the closing date, of the following additional conditions:

•
the accuracy in all material respects as of the date of the Merger Agreement and the effective time of the Mergers of certain representations and warranties made in the Merger Agreement by the GAHR IV Parties regarding (i) the organization and qualification of the GAHR IV Parties, (ii) authority to enter into and approval of the Mergers and the Merger Agreement, (iii) conflicts or consents in connection with the Mergers and (iv) certain aspects of GAHR IV’s capital structure;

•
the accuracy in all but de minimis respects as of the date of the Merger Agreement and the effective time of the Mergers of certain representations and warranties made in the Merger Agreement by the GAHR IV Parties regarding certain aspects of its capital structure other than such changes to the capital structure effected pursuant to the GAHR IV Charter Amendment (Merger Agreement);

•
the accuracy as of the date of the Merger Agreement and the effective time of the Mergers of all other representations and warranties of the GAHR IV Parties contained in the Merger Agreement, except (a) representations and warranties made as of a specific date shall be true and correct only on such date, and (b) where the failure of such representations or warranties to be true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on GAHR IV and its subsidiaries taken as a whole;

•
the GAHR IV Parties must have performed and complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by them on or prior to the effective time of the Mergers;

•	on the closing date, no circumstance shall exist that constitutes a material adverse effect (as described above) as to the GAHR IV Parties;

•
GAHR III must have received a certificate, dated the date of the closing of the Mergers, signed by the chief executive officer and chief financial officer of GAHR IV, certifying to the effect that the factual conditions described in the five preceding bullet points have been satisfied;

•
GAHR III must have received the written opinion of Morris, Manning & Martin, dated as of the closing date, regarding GAHR IV’s qualification and taxation as a REIT under the Code commencing with GAHR IV’s taxable year that ended on December 31, 2016;

•	GAHR III must have received the written opinion of DLA Piper to the effect that the REIT Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; and

•	GAHR IV must have received certain third-party consents in form and substance reasonably acceptable to GAHR III.
Additional Closing Conditions for the Benefit of the GAHR IV Parties
The obligation of the GAHR IV Parties to complete the Mergers is subject to the satisfaction or waiver, on or prior to the closing date, of the following additional conditions:

•
the accuracy in all material respects as of the date of the Merger Agreement and the effective time of the Mergers of certain representations and warranties made in the Merger Agreement by the GAHR III Parties regarding (i) the organization and qualification of the GAHR III Parties, (ii) authority to enter into and approval of the Mergers and the Merger Agreement, (iii) conflicts or consents in connection with the Mergers and (iv) certain aspects of GAHR III’s capital structure;

•
the accuracy in all but de minimis respects as of the date of the Merger Agreement and the effective time of the Mergers of certain representations and warranties made in the Merger Agreement by the GAHR III Parties regarding certain aspects of its capital structure;

•
the accuracy as of the date of the Merger Agreement and the effective time of the Mergers of all other representations and warranties of the GAHR III Parties contained in the Merger Agreement, except (a) representations and warranties made as of a specific date shall be true and correct only on such date, and (b) where the failure of such representations or warranties to be true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on GAHR III and its subsidiaries taken as a whole;

•
the GAHR III Parties must have performed and complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by them on or prior to the effective time of the Mergers;

•	on the closing date, no circumstance shall exist that constitutes a material adverse effect (as described above) as to the GAHR III Parties;

•
GAHR IV must have received a certificate, dated the date of the closing of the Mergers, signed by the chief executive officer and chief financial officer of GAHR III, certifying to the effect that the factual conditions described in the five preceding bullet points have been satisfied;

•
GAHR IV must have received the written opinion of Morris, Manning & Martin, dated as of the closing date, regarding GAHR III’s qualification and taxation as a REIT under the Code commencing with GAHR III’s taxable year that ended on December 31, 2014;

•	GAHR IV must have received the written opinion of Morris, Manning & Martin to the effect that the REIT Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; and

•	GAHR III must have received certain third-party consents in form and substance reasonably acceptable to GAHR IV.
Termination of the Merger Agreement
Termination by Mutual Agreement
GAHR III and GAHR IV may, by written consent, mutually agree to terminate the Merger Agreement before completing the Mergers, even after the approval of GAHR III stockholders or GAHR IV stockholders.
Termination by Either GAHR III or GAHR IV
The Merger Agreement may also be terminated prior to the effective time of the REIT Merger by either GAHR III (with prior approval of the GAHR III Special Committee) or GAHR IV (with prior approval of the GAHR IV Special Committee) if any of the following occur:

•
The REIT Merger has not occurred on or before 11:59 p.m. New York time on the Outside Date. However, the right to terminate due to the failure of the REIT Merger to occur on or before such date will not be available to GAHR III or GAHR IV if the failure of GAHR III or GAHR IV to perform or comply in all material respects with any of their respective obligations under the Merger Agreement caused the failure of the REIT Merger to be consummated by such date.

•
There is any final,
non-appealable
order issued by a governmental authority of competent jurisdiction that permanently restrains or otherwise prohibits the transactions contemplated by the Merger Agreement. The right to terminate due to the issuance of such an order will not be available to GAHR III or GAHR IV if the issuance of such final, non-appealable
order was primarily due to the failure of GAHR III or GAHR IV to perform in all material respects with any of their respective obligations, covenants or agreements under the Merger Agreement.

•
The approvals of the GAHR III stockholders of the REIT Merger and GAHR III Charter Amendment (Merger Agreement) have not been obtained at the GAHR III Special Meeting or the approvals of the GAHR IV stockholders of the REIT Merger and GAHR IV Charter Amendment (Merger Agreement) have not been obtained at the GAHR IV Annual Meeting. The right to terminate due to the failure to receive the requisite approvals of the GAHR III stockholders or the GAHR IV stockholders will not be available to GAHR III or GAHR IV if such failure was primarily due to the failure of GAHR III or GAHR IV to perform in all material respects with any of their respective obligations, covenants or agreements under the Merger Agreement.

Termination by GAHR III
The Merger Agreement may also be terminated prior to the effective time of the REIT Merger by GAHR III (with the prior approval of the GAHR III Special Committee) upon any of the following:

1)
GAHR IV has breached any of its representations or warranties or failed to perform any of its obligations, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (A) would result in a failure of GAHR IV to satisfy certain closing conditions and (B) cannot be cured or, if curable, is not cured by GAHR IV by the earlier of two business days before the Outside Date and 20 days following written notice of such breach or failure; provided, however, that GAHR III shall not have the right to terminate the Merger Agreement pursuant to the foregoing if GAHR III is then in breach of any of its representations or agreements set forth in the Merger Agreement such that GAHR IV already had a right to terminate the Merger Agreement as described below;

2)
If GAHR III has accepted a Superior Proposal in accordance with the Merger Agreement at any time prior to obtaining the necessary approvals of the GAHR III stockholders so long as the termination fee payment described in “—Termination Fee and Expense Reimbursement” is made in full to GAHR IV prior to or concurrently with such termination; or

3)
If, at any time prior to obtaining the necessary approvals of the GAHR IV stockholders, the GAHR IV Board has effected a GAHR IV Adverse Recommendation Change or GAHR IV has materially violated any of its obligations described above in “—Covenants and Agreements—No Solicitation; Change in Recommendation with a Competing Proposal or Intervening Event.”

Termination by GAHR IV
The Merger Agreement may also be terminated prior to the effective time of the REIT Merger by GAHR IV (with the prior approval of the GAHR IV Special Committee) upon any of the following:

1)
GAHR III has breached any of its representations or warranties or failed to perform any of its obligations, covenants or agreements set forth in the Merger Agreement, which breach or failure to perform (A) would result in a failure of GAHR III to satisfy certain closing conditions and (B) cannot be cured or, if curable, is not cured by GAHR III by the earlier of two business day before the Outside Date and 20 days following written notice of such breach or failure; provided, however, that GAHR IV shall not have the right to terminate the Merger Agreement pursuant to the foregoing if GAHR IV is then in breach of any of its representations or agreements set forth in the Merger Agreement such that GAHR III already had a right to terminate the Merger Agreement as described above;

2)
If GAHR IV has accepted a Superior Proposal in accordance with the Merger Agreement at any time prior to obtaining the necessary approvals of the GAHR IV stockholders so long as the termination fee payment described in “—Termination Fee and Expense Reimbursement” is made in full to GAHR III prior to or concurrently with such termination; or

3)
If, at any time prior to obtaining the necessary approvals of the GAHR III Stockholders, the GAHR III Board has effected a GAHR III Adverse Recommendation Change or GAHR III has materially violated any of its obligations described above in “—Covenants and Agreements—No Solicitation; Change in Recommendation with a Competing Proposal or Intervening Event.”

Termination Fee and Expense Reimbursement
GAHR III has agreed to pay GAHR IV (i) a termination payment in the amount of $50,654,000 and (ii) up to $4,000,000 as reimbursement for GAHR IV’s expenses (collectively, the “GAHR III Termination Payment”), if the Merger Agreement is terminated by:

1)
GAHR IV due to GAHR III’s breach or failure to perform any obligation set forth in the Merger Agreement and prior to the breach or failure to perform giving rise to such right of termination, a Competing Proposal (with, for all purposes of this provision, all percentages included in the definition of “Competing Proposal” increased to 50%) has been publicly disclosed or otherwise communicated to the GAHR III Board and within 12 months after the date of such termination, a Competing Proposal is consummated or GAHR III enters into a definitive agreement relating to a Competing Proposal that is later consummated;

2)	GAHR III in order to accept a Superior Proposal; or

3)	GAHR IV pursuant to item (3) under “—Termination by GAHR IV” above.
GAHR IV has agreed to pay GAHR III (i) a termination payment in the amount of $23,028,000 and (ii) up to $4,000,000 as reimbursement for GAHR III’s expenses (collectively, the “GAHR IV Termination Payment”), if the Merger Agreement is terminated by:

1)
GAHR III due to GAHR IV’s breach or failure to perform any obligation set forth in the Merger Agreement and prior to the breach or failure to perform giving rise to such right of termination, a Competing Proposal (with, for all purposes of this provision, all percentages included in the definition of “Competing Proposal” increased to 50%) has been publicly disclosed or otherwise communicated to the GAHR IV Board and within 12 months after the date of such termination, a Competing Proposal is consummated or GAHR IV enters into a definitive agreement relating to a Competing Proposal that is later consummated;

2)	GAHR IV in order to accept a Superior Proposal; or

3)	GAHR III pursuant to item (3) under “—Termination by GAHR III” above.
Miscellaneous Provisions
Payment of Expenses
Except as described above, all expenses incurred in connection with the Merger Agreement and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses, provided that GAHR III and GAHR IV will share equally the Form
S-4
filing fees as may be required to consummate the transactions contemplated by the Merger Agreement.
Specific Performance
The parties to the Merger Agreement agree that irreparable damage would occur to the non-breaching
party if any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy in the event of a breach. Accordingly, the parties agreed that, at any time prior to the termination of the Merger Agreement, the parties shall be entitled to an injunction or injunctions to prevent one or more breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, and each party waived any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which such party is entitled at law or in equity.
Amendment
The parties to the Merger Agreement may amend the Merger Agreement by written agreement executed and delivered by their duly authorized officers, provided that, after the necessary approvals of the GAHR II stockholders are obtained, no amendment may be made which changes the amount or form of the consideration to be delivered to the holders of GAHR III Common Stock or which by applicable law requires further approval by the GAHR III stockholders, without the approval of such stockholders.
Extension; Waiver
Prior to the effective time of the Mergers, the parties may extend the time for performance of any obligation of the other or waive any inaccuracy in the representations and warranties of the other or the other party’s compliance with any agreement or condition contained in the Merger Agreement to the extent permitted by law.
Governing Law; Waiver of Jury Trial
Except to the extent that the laws of the State of Delaware are mandatorily applicable to the Partnership Merger, the Merger Agreement is governed by and construed in accordance with the laws of the State of Maryland without giving effect to its conflicts of laws principles. Each party to the Merger Agreement agreed to waive, to the fullest extent permitted by applicable law, any right to a trial by jury in respect of any suit, action or other proceeding arising out of the Merger Agreement or the transactions contemplated thereby.

THE AHI ACQUISITION
On June 23, 2021, GAHR III, GAHR III Operating Partnership, Griffin Capital, American Healthcare Investors, Platform Healthcare Investor T-II, LLC, Flaherty Trust dated September 25, 1997, as amended, and the AHI Principals entered into the Contribution Agreement (as well as several other related ancillary agreements described below) in order to effect the AHI Acquisition. Pursuant to the Contribution Agreement, American Healthcare Investors has agreed to contribute substantially all of its business and operations (including all of its current ownership interest in GAHR III Advisor and GAHR IV Advisor, but excluding certain working capital of American Healthcare Investors which will be retained by American Healthcare Investors and may be distributed to the members of American Healthcare Investors at a later time if unused) to GAHR III Operating Partnership, and Griffin Capital has agreed to contribute all of its current ownership interest in GAHR III Advisor and GAHR IV Advisor to GAHR III Operating Partnership, in exchange for the issuance by GAHR III Operating Partnership to HoldCo (which is a wholly owned subsidiary of American Healthcare Investors and of Griffin Capital) of approximately 15,463,683 GAHR III OP Units, as described in more detail below. The parties to the Contribution Agreement intend to consummate the AHI Acquisition immediately prior to the consummation of the Mergers.
GAHR III Advisor is currently responsible for managing GAHR III’s affairs on a day-to-day basis and identifying and making acquisitions and investments on GAHR III’s behalf. GAHR IV Advisor is currently responsible for managing GAHR IV’s affairs on a day-to-day basis and identifying and making acquisitions and investments on GAHR IV’s behalf. As a result of the AHI Acquisition, GAHR III will become self-managed, and it will succeed to the advisory, asset management and property management arrangements formerly in place with GAHR III Advisor (for GAHR III) and with GAHR IV Advisor (for GAHR IV). If the AHI Acquisition occurs but the Mergers do not occur, then GAHR IV Advisor (then a subsidiary of GAHR III) will provide to GAHR IV the services previously provided to GAHR IV by GAHR IV Advisor. If the AHI Acquisition as well as the Mergers occur, then the Combined Company will become self-managed.
Following the consummation of the transactions contemplated by the Contribution Agreement, GAHR III Operating Partnership intends to employ all of American Healthcare Investors’ current workforce, which workforce consists of approximately 110 employees and which workforce is currently responsible for the management and day-to-day real estate and accounting operations of GAHR III and GAHR IV. Following the consummation of the Mergers, such employees will then become direct employees of the Combined Company. In addition to the executive officers of the Combined Company set forth in “The Combined Company — Executive Officers of the Combined Company,” these employees include professionals in the following areas: acquisitions, asset management, investor relations, legal, compliance, financial reporting and accounting, human resources and information technology.
The Contribution Agreement
General Structure
Pursuant to the Contribution Agreement, American Healthcare Investors has agreed to contribute substantially all of its business and operations (including all of its current ownership interest in GAHR III Advisor and GAHR IV Advisor) to GAHR III Operating Partnership, and Griffin Capital has agreed to contribute all of its current ownership interest in GAHR III Advisor and GAHR IV Advisor to GAHR III Operating Partnership.
Consideration
In exchange and consideration for the contributions described above, GAHR III Operating Partnership will issue GAHR III OP Units to HoldCo at the time of consummation of the AHI Acquisition. Subject to a working-capital adjustment (using a working-capital target of $100,000) as well as other customary adjustments for indebtedness, cash on hand and unpaid transaction expenses at the time of the consummation of the AHI Acquisition, it is expected that GAHR III Operating Partnership will issue at such time approximately 15,463,683 such GAHR III OP Units as consideration, with the total approximate value of these GAHR III OP Units to be $134,689,000 (using a reference value for purposes thereof of $8.71 per GAHR III OP Unit). HoldCo will then distribute such GAHR III OP Units to its members, American Healthcare Investors and Griffin Capital, with American Healthcare Investors then distributing the GAHR III

OP Units it receives to its members, AHI Group Holdings, Colony Capital and Flaherty Trust. After the closing of the AHI Acquisition, AHI Group Holdings may choose to distribute the GAHR III OP Units it received in the AHI Acquisition to its members, Messrs. Hanson, Prosky and Streiff, or entities owned or managed by Messrs. Hanson, Prosky or Streiff. As a result, if all such distributions are made, of the GAHR III OP Units to be issued in connection with the AHI Acquisition, 12.076% will be issued to Mr. Hanson (or entities owned or managed by him), 12.076% will be issued to Mr. Prosky (or entities owned or managed by him), 12.076% will be issued to Mr. Streiff (or entities owned or managed by him), 34.739% will be issued to Colony Capital, 6.033% will be issued to Flaherty Trust and 23.000% will be issued to Griffin Capital.
GAHR III did not re-appraise its properties as part of the reference-value determination exercise, and the $8.71 reference value used for purposes of the Contribution Agreement should not be viewed as the amount an equityholder would receive in the event that GAHR III Operating Partnership were to list its units in the future or to liquidate its assets and distribute the proceeds from such transaction to its equityholders.
Additional “Earnout” Consideration
In addition to the GAHR III OP Unit consideration set forth above, GAHR III may in the future also pay cash “earnout” consideration to American Healthcare Investors based on the fees that GAHR III may later earn from its potential sponsorship of, and investment advisory services rendered to, American Healthcare RE Fund, L.P., a healthcare-related, real estate-focused, private investment fund currently under consideration by American Healthcare Investors. This earnout consideration is uncapped in amount and, if ever payable by GAHR III to American Healthcare Investors, will be due on the seventh anniversary of the closing of the AHI Acquisition (subject to acceleration in certain events, including if GAHR III achieves certain imputed fee-generation milestones from its acquisitions and dispositions outside of the private investment fund). American Healthcare Investors’ ability to receive this earnout consideration shall vest on the following schedule: one-third shall vest on the first limited partner capital call in the private investment fund, one-third shall vest 18 months after the first limited partner capital call, and the final one-third shall vest three years after the first limited partner capital call. American Healthcare Investors’ ability to receive the earnout is also subject to additional vesting conditions requiring that the fund deploy at least $100 million in limited-partner equity capital as well as the continuous employment of at least two of the AHI Principals during the three-year vesting period. Based on the expected ownership of American Healthcare Investors after the AHI Acquisition is consummated, if this earnout consideration is ever paid based on the fees earned from the sponsorship and services to American Healthcare RE Fund, L.P., 29.236% of such earnout payments based on fees will be paid to Jeffrey T. Hanson (or entities owned or managed by him), 29.236% of such earnout payments based on fees will be paid to Danny Prosky (or entities owned or managed by him), 29.236% of such earnout payments based on fees will be paid to Mathieu B. Streiff (or entities owned or managed by him), and 12.292% of such earnout payments based on fees will be paid to Flaherty Trust. In addition, earnout consideration may be paid based on carried interest proceeds from American Healthcare RE Fund, L.P., which carried interest earnout consideration would be paid 33.33% to Flaherty Trust and 66.67% ultimately to Messrs. Hanson, Prosky and Streiff (or entities owned or managed by them).
Termination
The Contribution Agreement may be terminated under certain circumstances, including by either GAHR III (acting through the GAHR III Special Committee) or the Sponsors if:

•	a law is enacted or an order is issued that prohibits the consummation of the AHI Acquisition;

•	the AHI Acquisition has not been consummated on or before March 23, 2022;

•	the GAHR III Board changes its recommendation in favor of the GAHR III Charter Amendment Proposal (AHI Acquisition); or

•	there is an uncured breach of the representations, warranties, covenants or obligations by the other that would cause the closing conditions in the Contribution Agreement not to be satisfied.
In addition, the Sponsors may terminate the Contribution Agreement if GAHR III, without the consent of the Sponsors, agrees to reduce the Exchange Ratio without fully compensating the Sponsors for that reduction.

There is no termination fee payable by either party in connection with a termination of the Contribution Agreement. But, under an “expense reimbursement side letter” entered into between GAHR III and GAHR III Advisor at the time of GAHR III’s entry into the Contribution Agreement, if GAHR III’s stockholders do not approve the GAHR III Merger Proposal, then GAHR III Advisor will (prior to the consummation of the AHI Acquisition) reimburse GAHR III for GAHR III’s costs associated with the transactions contemplated by the Merger Agreement. This reimbursement does not, however, include costs associated with the transactions contemplated by the Contribution Agreement.
Representations and Warranties Generally; Associated Indemnification
The Contribution Agreement contains certain representations and warranties made by the parties thereto, which is summarized below. These representations and warranties are subject to certain qualifications and limitations, including disclosures set forth in confidential disclosure letters delivered by the parties to each other upon entering into the Contribution Agreement. Moreover, certain representations and warranties are subject to a contractual standard of materiality that may be different from what stockholders may view as material.
The parties must indemnify each other if they breach any of these representations and warranties or other obligations in the Contribution Agreement, subject to the limitations thereon described below. The obligations of the Sponsors are generally “collective” in that American Healthcare Investors is liable for any breaches by Griffin Capital of its representations and warranties and other obligations, and vice versa, but with no Sponsor to be liable for more than its percentage interest in the Contribution Agreement consideration.
The general survival period
(i.e.,
the period in which the parties can bring claims against each other relating to breaches of representations and warranties) lasts until May 1, 2023. But, the survival period for the following representations and warranties (the “fundamental representations”) lasts until the expiration of the applicable statute of limitations: organization and qualification; authority and approvals; title to assets; no conflicts; tax matters; fees and expenses of brokers; and information provided to each other for purposes of this joint proxy statement/prospectus.
The indemnification obligations of the parties relating to breaches of representations and warranties are subject to a $1,347,000 “tipping basket.” This means that no party can bring an indemnification claim against another until it incurs losses from such a breach in excess of this amount, but that once this amount is exceeded, then the party seeking indemnification can recover all losses, including the initial $1,347,000. The parties’ indemnification obligations for breaches of representations and warranties are further subject to a cap of $13,470,000. This means that the parties cannot recover for losses from such a breach in excess of this amount. This tipping basket and cap do not, however, apply to breaches of fundamental representations or in the case of fraud of a party.
Representations and Warranties of American Healthcare Investors
The Contribution Agreement includes various customary representations and warranties made by American Healthcare Investors as to, among other things:

•	organization and qualification;

•	authority and approvals;

•	title to contributed assets;

•	no conflicts;

•	consents and filings;

•	absence of certain changes;

•	proceedings;

•	compliance with laws;

•	tax matters;

•	employees;

•	financial statements;

•	undisclosed liabilities;

•	material contracts;

•	fees and expenses of brokers;

•	intellectual property;

•	property;

•	information for proxy statement;

•	insurance;

•	corruption laws;

•	Office of Foreign Assets Control and export control;

•	personal information;

•	sufficiency of assets and personnel; and

•	affiliated party contracts.
Representations and Warranties of Griffin Capital
The Contribution Agreement includes various customary representations and warranties made by Griffin Capital as to, among other things:

•	organization and qualification;

•	authority and approvals;

•	title to contributed interest;

•	no conflicts;

•	consents and filings;

•	proceedings;

•	material contracts;

•	fees and expenses of brokers; and

•	information for proxy statement.
Representations and Warranties of GAHR III and GAHR III Operating Partnership
The Contribution Agreement includes various customary representations and warranties made by GAHR III and GAHR III Operating Partnership as to, among other things:

•	organization and qualification;

•	authority and approvals;

•	no conflicts;

•	consents and filings;

•	capitalization;

•	information for proxy statement;

•	tax status;

•	Investment Company Act; and

•	fees and expenses of brokers.

Conduct of Business of American Healthcare Investors Prior to Closing
Until the closing of the AHI Acquisition, the Sponsors have agreed to conduct the “contributed business” (
i.e.,
the business and operations of American Healthcare Investors and of GAHR III Advisor and GAHR IV Advisor that GAHR III intends to purchase from American Healthcare Investors and Griffin Capital) in the ordinary course of business and not to take certain actions without the prior written consent of GAHR III. Subject to exceptions in certain instances, these restrictions generally include, among others:

•
entering into any contract with respect to, or consummating, any acquisition in any manner (including by merging or consolidating or effecting any business combination) of any other person or business in respect of the contributed business;

•	selling or encumbering any property or assets of the contributed business;

•	making any loans, advances or capital contributions to, or investments in, any other person, or incurring any indebtedness of the contributed business;

•
except if fully covered by insurance, instituting or settling any litigation involving the contributed business unless the remedy sought involves the payment of monetary damages only in an amount less than $100,000;

•	assigning or licensing any intellectual property;

•
(i) increasing the compensation (other than year-end bonuses or other discretionary year-end compensation) of any employees, except to the extent that any such increases are in the ordinary course of business or otherwise required by contract or law; (ii) accelerating the time of payment or vesting of any compensation or benefits due to any employees, unless otherwise required by contract or law; (iii) adopting, materially amending or terminating any benefit plan; (iv) hiring any new employee, other than in the ordinary course of business; or (v) terminating any employee, other than in the ordinary course of business or for cause;

•
modifying, amending or terminating any material contract in a manner that would adversely and materially impact the economic benefits derived by the contributed business, or entering into any new material contract (other than renewals on substantially the same terms);

•	making any extension in the period for payment of the account payables, or accelerating the payment of the account receivables;

•	allowing the lapse or termination of policies of insurance covering the contributed business; and

•	encumbering any assets of the contributed business.
Conduct of Business of GAHR III Prior to Closing
Like the Sponsors, GAHR III has also agreed to conduct its business in the ordinary course of business and not to take certain actions until the closing of the AHI Acquisition without the prior written consent of the Sponsors. Subject to exceptions in certain instances, these restrictions generally include, among others:

•	amending the organizational documents of GAHR III or GAHR III Operating Partnership;

•	adopting or publicly proposing a plan of complete or partial liquidation, restructuring, recapitalization or other reorganization; and

•	taking any action that would adversely affect its qualification as a real estate investment trust within the meaning of Section 856 of the Code.
Closing
The Contribution Agreement provides that the AHI Acquisition will be consummated within three business days following the satisfaction or waiver of the closing conditions summarized below under “Closing Conditions”) (other than closing conditions that by their nature are to be satisfied at the closing), or on such other date as the parties agree.

Closing Conditions
The obligation of the parties to consummate the AHI Acquisition is subject to the satisfaction or waiver by the parties of several closing conditions, including:

•	the expiration (or termination) of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

•	receipt by GAHR III of approval from its stockholders of the GAHR III Charter Amendment Proposal (AHI Acquisition);

•	the AHI Principals and at least four of six other key American Healthcare Investors personnel continuing their employment with GAHR III immediately following the closing of the AHI Acquisition;

•	that GAHR III not (without the consent of the Sponsors) agree to reduce the Exchange Ratio without fully compensating the Sponsors for that reduction;

•	that all of the closing conditions in the Merger Agreement have been satisfied or waived, and that the Merger Agreement has not terminated;

•	the accuracy of the parties’ representations and warranties and compliance with their covenants (subject to the materiality “bringdown” standards); and

•	the absence of certain material adverse changes with respect to the contributed business.
Except for the foregoing closing condition (and associated termination right described under “Termination” above) relating to reductions in the Exchange Ratio, the Sponsors do not have any consent right over amendments or modifications to the Merger Agreement.
“Lock-Up Period”
The GAHR III OP Units to be issued in the AHI Acquisition will be subject to limitations on redemption and transfer until the earliest to occur of (i) the second anniversary of the consummation of the AHI Acquisition; (ii) a change in control of GAHR III (other than the REIT Merger) or, following the REIT Merger, a change in control of GAHR IV; or (iii) the listing of the GAHR III Common Stock on a national securities exchange or, following the REIT Merger, the listing of the GAHR IV Common Stock on a national securities exchange (a “Listing Event”). We refer to this period as the “Lock-Up Period.”
Generally, 25.0% of the GAHR III OP Units to be issued in the AHI Acquisition can be redeemed for cash if a Listing Event has not occurred within three years of the consummation of the AHI Acquisition, and another 25.0% of the GAHR III OP Units to be issued in the AHI Acquisition can be redeemed for cash if a Listing Event has not occurred within five years of the consummation of the AHI Acquisition. But, in each case, GAHR III Operating Partnership need only permit such cash redemption at that time if the cash redemption will not have a material adverse effect on GAHR III or GAHR III Operating Partnership.
The AHI Principals and Griffin Capital will agree to waive their foregoing cash redemption rights in certain instances as described below under “Cash-Redemption-Right Waiver Letter.”
The AHI Principals
In general, until the earliest to occur of (i) the AHI Principals ceasing to hold at least 50% of the GAHR III OP Units issued as consideration in the AHI Acquisition, (ii) any two or more AHI Principals ceasing to be employed by GAHR III or its subsidiaries (or GAHR IV or its subsidiaries following the REIT Merger) as executive officers or (iii) the listing of the GAHR III Common Stock (or GAHR IV Common Stock following the REIT Merger) on a national securities exchange, the GAHR III Board (or the GAHR IV Board following the REIT Merger) will nominate at least three individuals selected by the AHI Principals and approved by the applicable board of directors, to the GAHR III Board (or the GAHR IV Board following the REIT Merger).

Employee Offer Letters; Equity Incentive Pool
Prior to the consummation of the AHI Acquisition, a subsidiary of HoldCo, which subsidiary (after the consummation of the AHI Acquisition) will be controlled by a wholly owned subsidiary of GAHR III, will deliver offer letters to employees of American Healthcare Investors for such employees to continue to provide services to GAHR III (or GAHR IV following the REIT Merger), effective upon the consummation of the AHI Acquisition. In addition, in connection with the AHI Acquisition, GAHR III approved an equity incentive pool, whereby within 30 days following the consummation of the AHI Acquisition GAHR III will issue to these continuing employees 344,432 restricted shares of GAHR III Common Stock, or if the REIT Merger occurs prior to that date, GAHR IV will issue to these continuing employees 319,149 restricted shares of GAHR IV Class I Common Stock. The employees receiving these issuances, and the amount of their respective issuances, will be determined in the sole discretion of the applicable board of directors (or duly authorized committee thereof) at the time of issuance.
Appointment of American Healthcare Investors as Sponsor Representative
The Sponsors, Colony Capital, Flaherty Trust and the AHI Principals have appointed American Healthcare Investors as their “Sponsor Representative” under the Contribution Agreement for the purpose of acting on their behalf with respect to indemnification claims against GAHR III and GAHR III Operating Partnership, or by GAHR III and GAHR III Operating Partnership against them, as well as for certain other purposes and matters, subject to certain restrictions.
Sponsor Director and Officer Liability; D&O “Tail”
For six years following the closing of the AHI Acquisition, GAHR III will provide for the indemnification and advancement of expenses for officers and directors of the Sponsors relating to their conduct pre-dating the consummation of the AHI Acquisition.
In addition, American Healthcare Investors will purchase (at GAHR III’s expense, but subject to a cap) a D&O “tail” insurance policy with respect to its existing directors’ and officers’ liability insurance coverage for the Sponsors and their affiliates.
No Escrow; Restrictive Legend
The GAHR III OP Units will not be subject to an escrow securing any obligation of the Sponsors, but they will be legended to reflect that they remain subject to the indemnity provisions of the Contribution Agreement.
Assumption of Leases
As part of the AHI Acquisition, GAHR III will assume all of American Healthcare Investors’ real-property leases for office space. These include leases for office space in Irvine, CA, Phoenix, AZ, and Indianapolis, IN.
Ancillary Agreements
At the time of consummation of the AHI Acquisition, GAHR III and GAHR III Operating Partnership will also enter into the following additional agreements relating to the AHI Acquisition:
Registration Rights Agreement
GAHR III and GAHR III Operating Partnership will enter into a registration rights agreement with HoldCo pursuant to which, subject to certain limitations therein, as promptly as practicable following the later of the expiration of the Lock-Up Period and the date on which GAHR III is eligible to file a registration statement on Form S-3 (but in any event no later than 60 days after such date), GAHR III must file a shelf registration statement with the SEC under the Securities Act covering the resale of the shares of GAHR III Common Stock (or GAHR IV Class I Common Stock following the Merger) issued or issuable in redemption of the GAHR III OP Units that GAHR III Operating Partnership will issue as consideration in the AHI Acquisition.

The registration rights agreement will also grant HoldCo (or any successor holder of such shares) “demand” registration rights to request up to two additional registration statement filings as well as “piggyback” registration rights, in each case on or after the expiration of the Lock-Up Period.
GAHR III and GAHR III Operating Partnership will pay all registration expenses incurred in these registrations, including those of HoldCo.
Amendments to GAHR III Partnership Agreement
GAHR III and HoldCo will enter into an amendment and restatement of the GAHR III Partnership Agreement. The principal amendments to the GAHR III Partnership Agreement are the following:

•	GAHR III has agreed to conduct its business only through the GAHR III Operating Partnership.

•	GAHR III’s ability to effect a change in control or to effect certain amendments to the GAHR III Partnership Agreement are limited unless standard limited partner protections are in place.

•
The limited partners acknowledge that in the event of a conflict between what is in the best interests of the GAHR III stockholders and the limited partners of the GAHR III Operating Partnership, the GAHR III Board need only consider the interests of the GAHR III stockholders and the contractual rights of the limited partners.

•	The GAHR III OP Units issued to HoldCo are subject to the restrictions on transfer and afforded special cash redemption rights, all as described under “Lock-Up Period” above.
Cash-Redemption-Right Waiver Letter
Pursuant to a cash redemption right waiver letter to be entered into at the time of consummation of the AHI Acquisition, the AHI Principals and Griffin Capital will agree to waive their cash redemption rights described under “Lock-Up Period” above related to their GAHR III OP Units.
This waiver will continue for so long as two of the three AHI Principals have not ceased to be employed by GAHR III (or GAHR IV following the REIT Merger) due to a termination without “cause” or a resignation for “good reason.”
Restrictive Covenant Agreements with AHI Principals
Each of the AHI Principals will enter into a non-competition and non-solicitation agreement with GAHR III and GAHR III Operating Partnership upon the consummation of the AHI Acquisition. Pursuant to this agreement, the AHI Principal will agree not to, among other things, sponsor, advise, operate, control or own (including by acquiring an interest in) investment funds or vehicles that invest in healthcare real estate in the United States and Europe, subject to certain exceptions. Each AHI Principal will also agree not to solicit employees of GAHR III or its affiliates (including the Combined Company) for alternative employment.
These restrictions continue until the third anniversary following the consummation of the AHI Acquisition, and will be in addition to (and not in lieu of) any other restrictive covenants that the AHI Principal may later agree to with GAHR III (or the Combined Company) in connection with his employment after the consummation of the AHI Acquisition and the Mergers.
Closing Condition Regarding Merger Agreement
As previously noted in this joint proxy statement/prospectus, while completion of the AHI Acquisition is not a condition to completion of the Mergers, it is a condition of the parties’ obligations in respect of the AHI Acquisition that the Merger Agreement not have been terminated and that all of the Merger Agreement’s closing conditions be satisfied or waived, such that if the GAHR III Merger Proposal and the GAHR III Charter Amendment Proposal (Merger Agreement) are not approved, then the AHI Acquisition may not be consummated. However, the parties to the AHI Acquisition may waive this condition such that they may elect to consummate the AHI Acquisition even if the GAHR III Merger Proposal and GAHR III Charter Amendment Proposal (Merger Agreement) are not approved.

Impact of the AHI Acquisition on the Combined Company
Management, the GAHR III Board and the GAHR IV Board believe that the AHI Acquisition will be beneficial for the following reasons:

•	Superior alignment of interest:

•	With the exception of the earnout consideration, the consideration paid by GAHR III to HoldCo is fully in GAHR III OP Units, with significant lock-up provisions and no voting rights.

•
Existing management, which GAHR III intends to continue to employ following the consummation of the AHI Acquisition, will have a significant equity investment in GAHR III and GAHR IV, strongly aligning their interests with stockholders.

•	Improved capital market opportunities, including strategic liquidity alternatives:

•	Self-managed REITs are typically viewed more favorably by lenders and institutional investors, potentially enhancing the Combined Company’s access to capital and reducing financing costs.

•
In publicly traded markets, externally managed REITs typically trade at a discount relative to self-managed REITs, improving the Combined Company’s potential liquidity options, including the potential to pursue a listing of its shares on a public exchange.

•	Significant improvement to cash flow and earnings:

•	Upon consummation of the AHI Acquisition, the Combined Company will be entirely self-managed, which is expected to result in synergies and improved cash flow of the Combined Company.

DESCRIPTION OF GAHR IV CAPITAL STOCK
The following is a description of GAHR IV’s securities registered under Section 12 of the Exchange Act and certain provisions of the MGCL and the GAHR IV Charter and GAHR IV Bylaws. The description is a summary, does not purport to be complete, and is subject to and qualified by reference to Maryland law and to the GAHR IV Charter and GAHR IV Bylaws. To obtain copies of the GAHR IV Charter and the GAHR IV Bylaws, see the section “Where You Can Find More Information” in this joint proxy statement/prospectus.
As used herein, the terms “Company,” “we,” “our” and “us” refer to GAHR IV.
Under our charter, we have authority to issue a total of 1,200,000,000 shares of capital stock, of which (i) 1,000,000,000 shares are designated as GAHR IV Common Stock, $0.01 par value per share, and (ii) 200,000,000 shares are designated as preferred stock, $0.01 par value per share. Of the 1,000,000,000 shares of GAHR IV Common Stock authorized, 900,000,000 shares are classified as GAHR IV Class T Common Stock and 100,000,000 shares are classified as GAHR IV Class I Common Stock. In addition, the GAHR IV Board may amend the GAHR IV Charter from time to time, without stockholder approval, to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.
At the effective time of the REIT Merger, each issued and outstanding share of GAHR III Common Stock will be converted into the right to receive 0.9266 shares of GAHR IV Class I Common Stock (with fractional shares of GAHR III Common Stock receiving a corresponding number of fractional shares of GAHR IV Class I Common Stock).
Common Stock
Subject to the restrictions on ownership and transfer of stock set forth in the GAHR IV Charter and except as may otherwise be specified in the GAHR IV Charter, the holders of GAHR IV Common Stock are entitled to one vote per share on all matters voted on by stockholders, including election of our directors; provided, however, that stockholders of one share class shall have exclusive voting rights on any amendment to the GAHR IV Charter that would alter only the contract rights of that share class, and no stockholders of another share class shall be entitled to vote thereon. The GAHR IV Charter does not provide for cumulative voting in the election of our directors. Therefore, the holders of a majority of the outstanding shares of GAHR IV Common Stock can elect the entire GAHR IV Board. Subject to any preferential rights of any outstanding class or series of shares of stock and to the provisions in the GAHR IV Charter regarding the restrictions on ownership and transfer of stock, the holders of GAHR IV Common Stock are entitled to such distributions as may be authorized from time to time by the GAHR IV Board and declared by us out of legally available funds and, upon liquidation, are entitled to receive all assets available for distribution to our stockholders.
Class T Shares
Each share of GAHR IV Class T Common Stock sold in the primary portion of our initial public offering (the “primary offering”) was subject to a selling commission of up to 3.0% of the gross offering proceeds per share and a dealer manager fee of up to 3.0% of the gross offering proceeds per share. To the extent that selling commissions were less than 3.0% of the gross offering proceeds for any shares of GAHR IV Class T Common Stock sold, such reduction in selling commissions was accompanied by a corresponding reduction in the applicable per share purchase price for purchases of such shares. With respect to the dealer manager fee, the GAHR IV Advisor funded up to an amount equal to 2.0% of the gross offering proceeds, which reduced the amount we paid for such fee, and we funded the remaining 1.0% of the gross offering proceeds. To the extent that any reduction in dealer manager fees exceeded the portion of the dealer manager fees funded by the GAHR IV Advisor, such excess reduction was accompanied by a corresponding reduction in the applicable per share purchase price for purchases of such shares. In addition, we pay an ongoing stockholder servicing fee to our dealer manager with respect to shares of GAHR IV Class T Common Stock sold in our primary offering. The stockholder servicing fee accrues daily in an amount equal to 1/365th of 1.0% of the purchase price per share of shares of GAHR IV Class T Common Stock sold in our primary offering and is paid quarterly in arrears. By agreement with participating broker-dealers, such stockholder servicing fee may have been reduced or limited. We will cease paying the stockholder servicing fee with respect to the shares of GAHR IV Class T Common

Stock sold in our primary offering at the earliest of (i) the date at which the aggregate underwriting compensation from all sources equals 10.0% of the gross proceeds from the sale of shares of GAHR IV Common Stock in our primary offering (i.e., excluding proceeds from sales pursuant to the GAHR IV DRIP); (ii) the fourth anniversary of the last day of the fiscal quarter in which our initial public offering (excluding the GAHR IV DRIP offering) terminates; (iii) the date that such shares are redeemed or are no longer outstanding; or (iv) the occurrence of a merger, listing on a national securities exchange, or an extraordinary transaction. We cannot predict if or when this will occur. Our dealer manager may reallow 100% of the stockholder servicing fee to participating broker-dealers. We do not pay selling commissions, dealer manager fees or stockholder servicing fees on shares of GAHR IV Class T Common Stock sold pursuant to the GAHR IV DRIP.
Class I Shares
Each share of GAHR IV Class I Common Stock sold in our primary offering was not subject to up-front
selling commissions or a stockholder servicing fee, but was subject to a dealer manager fee. Prior to March 1, 2017, shares of GAHR IV Class I Common Stock were subject to a dealer manager fee of up to 3.0% of the gross offering proceeds in our primary offering, of which an amount equal to 2.0% of the gross offering proceeds was funded by the GAHR IV Advisor and 1.0% of the gross offering proceeds was funded by us. Effective March 1, 2017, shares of GAHR IV Class I Common Stock were subject to a dealer manager fee of up to an amount equal to 1.5% of the gross offering proceeds in our primary offering, all of which was funded by the GAHR IV Advisor.
The GAHR IV Charter also contains a provision permitting the GAHR IV Board, without any action by our stockholders, to classify or reclassify any unissued shares of GAHR IV Common Stock into one or more classes or series by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of repurchase of any new class or series of shares of stock.
DST Systems, Inc. acts as our registrar and as the transfer agent for our shares.
Preferred Stock
The GAHR IV Charter authorizes the GAHR IV Board to designate and issue one or more classes or series of preferred stock without stockholder approval, and to establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption of each class or series of preferred stock so issued.
However, the voting rights per share of any series or class of preferred stock sold in a private offering may not exceed voting rights which bear the same relationship to the voting rights of a publicly held share as the consideration paid to us for each privately held preferred share bears to the book value of each outstanding publicly held share. In addition, a majority of our independent directors not otherwise interested in the transaction, who will have access at our expense to our legal counsel or to independent legal counsel, must approve the issuance of preferred stock.
Meetings and Special Voting Requirements
An annual meeting of the stockholders will be held each year, upon reasonable notice to our stockholders, but no sooner than 30 days after delivery of our annual report to stockholders. Special meetings of stockholders may be called only by a majority of our directors, a majority of our independent directors or our chief executive officer, president or chairman of the board of directors and must be called by our secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast at least 10.0% of the votes entitled to be cast on such matter at the meeting. Within 10 days after receipt of such written request for a special meeting, stating the purpose of the meeting, either in person or by mail, our secretary shall provide all stockholders with written notice, either in person or by mail, of such meeting and the purpose of such meeting. Such special meeting shall be held not less than 15 days nor more than 60 days after the secretary’s distribution of such notice, at the time and place specified in the stockholder request for the special meeting; provided, however, that if none is so specified, such special meeting shall be held at a time and place convenient to the stockholders. The presence either in person or by proxy of stockholders entitled to cast at least 50.0% of all the votes entitled to be cast on such matter at the meeting on any matter will constitute a quorum. Generally, the affirmative vote of a majority of all votes cast is necessary to take stockholder action, except as described in the next paragraph and except that a majority of the votes represented in person or by proxy at a meeting at which a quorum is present is required to elect a director.
Under the MGCL and the GAHR IV Charter, stockholders generally are entitled to vote at a duly held meeting at which a quorum is present on (1) amendments to the GAHR IV Charter, (2) our liquidation and dissolution, (3) a merger, consolidation, conversion, statutory share exchange or sale or other disposition of all or substantially all of our assets, and (4) election or removal of our directors. Except with respect to the election of directors or as otherwise provided in the MGCL or the GAHR IV Charter, the vote of stockholders holding a majority of the outstanding shares of our stock entitled to vote is required to approve any such action, and no such action can be taken by our board of directors without such majority vote of our stockholders. Stockholders are not entitled to exercise any of the rights of an objecting stockholder provided for in Title 3, Subtitle 2 of the MGCL unless our board of directors determines that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of the determination in connection with which stockholders would otherwise be entitled to exercise such rights. Stockholders do have the power, without the concurrence of the directors, to remove a director from the GAHR IV Board with or without cause, by the affirmative vote of a majority of the shares of stock entitled to vote generally in the election of directors.
Stockholders are entitled to receive a copy of our stockholder list upon request. The list provided by us will include each stockholder’s name, address and telephone number and number of shares of stock owned by each stockholder and will be sent within 10 days of our receipt of the request. The stockholder list shall be maintained as part of our books and records and shall be available for inspection by any stockholder or the stockholder’s designated agent at our corporate offices upon the request of a stockholder. The stockholder list will be updated at least quarterly to reflect changes in the information contained therein. The copy of the stockholder list will be printed in alphabetical order, on white paper, and in a readily readable type size (in no event smaller than ten-point
type). A stockholder requesting a list will be required to pay reasonable costs of postage and duplication. The purposes for which a stockholder may request a copy of the stockholder list include, but are not limited to, matters relating to stockholders’ voting rights and the exercise of stockholder rights under federal proxy laws. If the GAHR IV Advisor or the GAHR IV Board neglects or refuses to exhibit, produce or mail a copy of our stockholder list as requested, the GAHR IV Advisor and/or the GAHR IV Board, as the case may be, shall be liable to any stockholder requesting our stockholder list for the costs, including reasonable attorneys’ fees, incurred by that stockholder for compelling the production of our stockholder list, and for actual damages suffered by any such stockholder by reason of such refusal or neglect. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of our stockholder list is to secure such list or other information for the purpose of selling our stockholder list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a stockholder relative to our affairs. We have the right to request that a requesting stockholder represent to us that the list will not be used to pursue commercial interests unrelated to such stockholder’s interest in us.
Furthermore, pursuant to the GAHR IV Charter, any stockholder and any designated representative thereof shall be permitted access to our corporate records to which such stockholder is entitled under applicable law at all reasonable times, and may inspect and copy any of them for a reasonable charge. Under Maryland law, stockholders are entitled to inspect and copy only the GAHR IV Bylaws, minutes of stockholder proceedings, annual statements of affairs, voting trust agreements and statements of stock and securities issued by us during the period specified by the requesting stockholder, which period may not be longer than 12 months prior to the date of the stockholder’s request. Because the above list describes all of the corporate records that our stockholders are entitled to inspect and copy under Maryland law, our stockholders are not entitled to inspect and copy the minutes of the meetings of the GAHR IV Board, which are records that certain states other than Maryland allow corporate stockholders to inspect and copy. Requests to inspect and/or copy our corporate records must be made in writing to: Griffin-American Healthcare REIT IV, Inc., 18191 Von Karman Avenue, Suite 300, Irvine, California 92612.
Restrictions on Ownership and Transfer
In order for us to maintain our qualification as a REIT under the federal tax laws, we must meet several requirements concerning the ownership of our outstanding capital stock. Specifically, no more than 50.0% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the federal income tax laws to include specified private foundations, employee benefit plans and trusts, and charitable trusts, during the last half of any taxable year beginning with the second taxable year in which we qualified as a REIT. In addition, the outstanding shares of stock must be owned by 100 or more persons during at least 335 days of a
12-month
taxable year or during a proportionate part of a shorter taxable year beginning with the second taxable year in which we qualified as a REIT. We may prohibit certain acquisitions and transfers of shares of our stock so as to ensure our qualification as a REIT under the Code. However, we cannot assure you that this prohibition will be effective.
The GAHR IV Charter contains a limitation on ownership that prohibits any individual or entity from directly acquiring beneficial ownership of more than 9.9% in value of the then outstanding shares of capital stock (which includes GAHR IV Common Stock and any preferred stock we may issue) or more than 9.9% in value or number, whichever is more restrictive, of the then outstanding shares of GAHR IV Common Stock.
Any attempted transfer of our stock which, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void and the proposed transferee will acquire no rights in such stock. Any attempted transfer of our stock which, if effective, would result in violation of the ownership limits discussed above or in our being “closely held” under Section 856(h) of the Code or otherwise failing to maintain our qualification as a REIT, will cause the number of shares of our stock causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares of our stock. If the transfer to the trust would not be effective for any reason to prevent any of the foregoing, the transfer of that number of shares that otherwise would cause a person to violate any of the restrictions described above will be null and void and the proposed transferee will acquire no rights in such shares of our stock. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the transfer. We will designate a trustee of the trust that will not be affiliated with us. We will also name one or more charitable organizations as a beneficiary of the trust.
Shares-in-trust
will remain issued and outstanding shares of stock and will be entitled to the same rights and privileges as all other shares of the same class or series of stock. The trustee will receive all distributions on the shares-in-trust
and will hold such distributions in trust for the benefit of the beneficiary. The trustee will vote all shares-in-trust
during the period they are held in trust and, subject to Maryland law, will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.
Within 20 days of receiving notice from us that shares have been transferred to the trust, the trustee of the trust shall sell the shares-in-trust
to a qualified person selected by the trustee and to distribute to the applicable prohibited owner an amount equal to the lesser of (1) the sales proceeds received by the trust for such shares-in-trust
or (2) (A) if the prohibited owner was a transferee for value, the price paid by the prohibited owner for such shares-in-trust
or (B) if the prohibited owner was not a transferee or was a transferee but did not give value for the shares-in-trust,
the fair market value of such
shares-in-trust
on the day of the event causing the shares to be held in trust. The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. Any amount received by the trustee in excess of the amount to be paid to the prohibited owner will be distributed to the beneficiary of the trust.
If, prior to our discovery that shares have been transferred to the trustee, such shares are sold by the prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for such shares that exceeds the amount that the prohibited owner was entitled to receive, such excess must be paid to the trustee upon demand. In addition, all shares-in-trust
will be deemed to have been offered for sale to us or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that created such shares-in-trust
(or, in the case of devise, gift, or other event other than a transfer for value, the market price of such shares of stock at the time of such devise, gift, or other event) and (2) the market price on the date we, or our designee, accepts such offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner. We may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary.
Any person who acquires or attempts or intends to acquire shares of our stock in violation of the foregoing restriction or who owns shares of our stock that were transferred to any such trust is required to give immediate written notice to us of such event or, in the case of a proposed or attempted transaction, at least 15 days’ prior written notice. Such person shall provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.
The foregoing restrictions continue to apply until our board of directors determines it is no longer in our best interest to continue to qualify as a REIT or that compliance with the foregoing restrictions is no longer required for REIT qualification.
The GAHR IV Board, in its sole discretion, may exempt a person (prospectively or retroactively) from the limitation on ownership of more than 9.9% in value of the then outstanding shares of capital stock (which includes GAHR IV Common Stock and any preferred stock we may issue) or more than 9.9% in value or number, whichever is more restrictive, of the then outstanding shares of GAHR IV Common Stock. However, the board of directors may not exempt any person whose ownership of our outstanding stock would result in our being “closely held” within the meaning of Section 856(h) of the Code or otherwise would result in our failure to maintain our qualification as a REIT. In order to be considered by our board of directors for exemption, a person also must not own, directly or indirectly, an interest in our tenant (or a tenant of any entity which we own or control) that would cause us to own, directly or indirectly, more than a 9.9% interest in the tenant. The person seeking an exemption must represent to the satisfaction of our board of directors that it will not violate these two restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer of the shares of stock causing the violation to the trust.
Any stockholder of record who owns more than 5.0% (or such lower level as required by the Code and the regulations thereunder) of the outstanding shares of our stock during any taxable year, within 30 days after the end of such taxable year, will be asked to deliver a statement or affidavit setting forth the name and address of such record owner, the number of shares of our stock actually owned by such stockholder, and such information regarding the beneficial ownership of the shares of our stock as we may request in order to determine the effect, if any, of such actual or beneficial ownership on our status as a REIT and to ensure compliance with the ownership limit.
Restrictions on
Roll-up
Transactions
In connection with any proposed transaction considered a
“Roll-up
Transaction” involving us and the issuance of securities of an entity that would be created or would survive after the successful completion of the
Roll-up
Transaction, an appraisal of all of our assets must be obtained from a competent independent appraiser. If the appraisal will be included in a prospectus used to offer the securities of the roll-up
entity, the appraisal shall be filed with the SEC and the states. The assets will be appraised on a consistent basis, and the appraisal will be based on the evaluation of all relevant information and shall indicate the value of the assets as of a date immediately prior to the announcement of the proposed
Roll-up
Transaction. The appraisal will assume an orderly liquidation of assets over a
12-month
period. The terms of the engagement of the independent appraiser shall clearly state that the engagement is for our benefit and the benefit of our stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, will be included in a report to stockholders in connection with any proposed
Roll-up
Transaction.
A
“Roll-up
Transaction” is a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of us and the issuance of securities of another entity, or a
Roll-up
Entity, that would be created or would survive after the successful completion of such transaction. The term
Roll-up
Transaction does not include:

•	a transaction involving securities of the Roll-up Entity that have been for at least 12 months listed on a national securities exchange; or

•
a transaction involving our conversion to a corporate, trust, or association form if, as a consequence of the transaction, there will be no significant adverse change in any of the following: stockholder voting rights; the term of our existence; compensation to our advisor; or our investment objectives.

In connection with a proposed
Roll-up
Transaction, the person sponsoring the
Roll-up
Transaction must offer to common stockholders who vote “no” on the proposal the choice of:

(A)	accepting the securities of a Roll-up Entity offered in the proposed Roll-up Transaction; or
(B)	one of the following:

(1)	remaining as holders of our stock and preserving their interests therein on the same terms and conditions as existed previously; or

(2)	receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of our net assets.
We are prohibited from participating in any proposed
Roll-up
Transaction:

•
that would result in the common stockholders having democracy rights in a
Roll-up
Entity that are less than those provided in the GAHR IV Charter and the GAHR IV Bylaws and described elsewhere herein, including rights with respect to the election and removal of directors, annual reports, annual and special meetings, amendment of the GAHR IV Charter, and our dissolution;

•
that includes provisions that would operate to materially impede or frustrate the accumulation of shares of stock by any purchaser of the securities of the
Roll-up
Entity, except to the minimum extent necessary to preserve the tax status of the
Roll-up
Entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the
Roll-up
Entity on the basis of the number of shares of stock held by that investor;

•	in which investor’s rights to access of records of the Roll-up Entity will be less than those provided in the “— Meetings and Special Voting Requirements” section above; or

•	in which any of the costs of the Roll-up Transaction would be borne by us if the Roll-up Transaction is rejected by our common stockholders.
Business Combinations
Under the MGCL, business combinations between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns, directly or indirectly, 10.0% or more of the voting power of the corporation’s outstanding voting stock; or

•
an affiliate or associate of the corporation who, at any time within the two-year
period prior to the date in question, was the beneficial owner, directly or indirectly, of 10.0% or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.
After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80.0% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•
two-thirds
of the votes entitled to be cast by holders of voting stock of the corporation other than shares of stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares of the corporation’s common stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares of the corporation’s common stock.
The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. The GAHR IV Board has adopted a resolution providing that any business combination between us and any other person is exempted from this statute, provided that such business combination is first approved by the GAHR IV Board. This resolution, however, may be altered or repealed in whole or in part at any time.
Control Share Acquisitions
The MGCL provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of stockholders entitled to cast two-thirds
of the votes entitled to be cast on the matter. Shares of stock owned by the acquiror, by officers or by employees who are directors of the corporation are excluded from shares of stock entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.
Control shares do not include shares of stock the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares of stock. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of the shares of stock are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition by the acquiror. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares of stock as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.
The control share acquisition statute does not apply (1) to shares of stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.
The GAHR IV Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions of shares of our stock by any person. This bylaw provision may be amended or eliminated at any time in the future.

Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board of directors;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board of directors be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.
In the GAHR IV Charter, we have elected that vacancies on the GAHR IV Board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in the GAHR IV Charter and the GAHR IV Bylaws unrelated to Subtitle 8, we vest in the GAHR IV Board the exclusive power to fix the number of directorships, provided that the number is not less than three. We have not elected to be subject to any of the other provisions of Subtitle 8.
Vacancy on Board of Directors; Removal of Directors
Any vacancy created by the death, resignation, removal, adjudicated incompetence or other incapacity of a director or an increase in the number of directors may be filled only by a vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies. Our independent directors will choose the nominees to fill vacancies in our independent director positions and our non-independent
directors will choose the nominees to fill vacancies in our
non-independent
director positions.
Any director may resign at any time and may be removed with or without cause by our stockholders upon the affirmative vote of stockholders entitled to cast at least a majority of all the votes entitled to be cast generally in the election of directors. The notice of any special meeting called for the purpose of the proposed removal shall indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed.
Advance Notice of Director Nominations and New Business
The GAHR IV Bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the GAHR IV Board and the proposal of business to be considered by our stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of the GAHR IV Board or (3) by a stockholder who is a stockholder of record both at the time of giving the advance notice required by the bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual nominated or on such other business and who has complied with the advance notice procedures of the GAHR IV Bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the GAHR IV Board at a special meeting may be made only (1) by or at the direction of the GAHR IV Board or (2) provided that the meeting has been called for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving the advance notice required by the GAHR IV Bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual nominated and who has complied with the advance notice provisions of the GAHR IV Bylaws.
Limited Liability and Indemnification of Directors, Officers and Others
The GAHR IV Charter generally limits the personal liability of our stockholders, directors and officers for monetary damages and requires us to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, advance expenses to our directors, officers and other agents subject to the limitations of the NASAA REIT Guidelines and Maryland law. Maryland law permits a corporation to include in its charter a provision limiting the liability of directors and officers to the corporation and its stockholders for money damages, except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The MGCL requires a corporation (unless its charter provides otherwise, which the GAHR IV Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL allows directors and officers to be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred in connection with a proceeding unless the following can be established:

•	an act or omission of the director or officer was material to the cause of action adjudicated in the proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	with respect to any criminal proceeding, the director or officer had reasonable cause to believe his or her act or omission was unlawful.
A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.
In addition to the above limitations of the MGCL, and as set forth in the NASAA REIT Guidelines, the GAHR IV Charter provides that our directors, the GAHR IV Advisor and its affiliates may be indemnified for losses or liability suffered by them or held harmless for losses or liability suffered by us only if all of the following conditions are met:

•	the indemnitee determined, in good faith, that the course of conduct which caused the loss or liability was in our best interest;

•	the indemnitee was acting on our behalf or performing services for us;

•	in the case of affiliated directors, the GAHR IV Advisor or its affiliates, the liability or loss was not the result of negligence or misconduct by the party seeking indemnification; and

•	in the case of our independent directors, the liability or loss was not the result of gross negligence or willful misconduct by the party seeking indemnification.
In addition, any indemnification or any agreement to hold harmless is recoverable only out of our net assets and not from our stockholders.
The GAHR IV Charter also provides that we may pay or reimburse reasonable legal expenses and other costs incurred by our directors, the GAHR IV Advisor and its affiliates in advance of final disposition of a proceeding only if all of the following are satisfied:

•	the proceeding relates to acts or omissions with respect to the performance of duties or services on our behalf;

•	the indemnitee provides us with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification;

•
the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and

•
the indemnitee provides us with a written agreement to repay the amount paid or reimbursed, together with the applicable legal rate of interest thereon, if it is ultimately determined that he or she did not comply with the requisite standard of conduct and is not entitled to indemnification.

The SEC takes the position that indemnification against liabilities arising under the Securities Act, is against public policy and unenforceable. Indemnification of our directors, the GAHR IV Advisor or its affiliates or any person acting as a broker-dealer on our behalf, including our dealer manager, will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged material securities law violations;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•
a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in the state in which our securities were offered or sold as to indemnification for violations of securities laws.

GAHR IV has also entered into indemnification agreements with each of its directors and executive officers. Pursuant to the terms of these indemnification agreements, GAHR IV will indemnify and advance expenses and costs incurred by its directors and executive officers in connection with any claims, suits or proceedings brought against such directors and executive officers as a result of their service. However, GAHR IV’s indemnification obligation is subject to the limitations set forth in the indemnification agreements and the GAHR IV Charter.

COMPARISON OF RIGHTS OF GAHR III STOCKHOLDERS AND GAHR IV STOCKHOLDERS
If the Mergers are consummated, GAHR III stockholders will become GAHR IV stockholders. The rights of GAHR III stockholders are currently governed by and subject to the provisions of the MGCL, the GAHR III Charter and the GAHR III Bylaws. Upon consummation of the Mergers, the rights of the former GAHR III stockholders who receive GAHR IV Class I Common Stock in connection with the Mergers will continue to be governed by the MGCL and will be governed by the GAHR IV Charter and the GAHR IV Bylaws, rather than the GAHR III Charter and the GAHR III Bylaws. If the GAHR IV Charter Amendment Proposals and the Fourth Articles of Amendment and Restatement, in the form attached to this joint proxy statement/prospectus as Annex C, are filed with and accepted for record by the SDAT, the rights of the former GAHR III stockholders who receive GAHR IV Class I Common Stock in connection with the Mergers will be governed by the GAHR IV Charter as amended and restated instead of the GAHR IV Charter as currently in effect.
The following is a summary comparison of material differences among (a) the rights of stockholders of GAHR III under the MGCL and the GAHR III Charter and the GAHR III Bylaws, (b) the rights of stockholders of GAHR IV under the MGCL and the GAHR IV Charter as currently in effect and the GAHR IV Bylaws (which will be the rights of stockholders of the Combined Company following the Mergers if the Fourth Articles of Amendment and Restatement have not become effective) and (c) the rights of stockholders of GAHR IV under the MGCL and the GAHR IV Charter as amended and restated and the GAHR IV Bylaws (which will be the rights of stockholders of the Combined Company following the Mergers if the Fourth Articles of Amendment and Restatement have become effective). The summary set forth below is not intended to be an exhaustive discussion of the foregoing and may not contain all the information that is important to you. The following summary is qualified in its entirety by reference to the relevant provisions of (i) the MGCL; (ii) the GAHR IV Charter; (iii) the GAHR III Charter; (iv) the GAHR IV Bylaws; (v) the GAHR III Bylaws; and (vi) the Fourth Articles of Amendment and Restatement, in the form attached to this joint proxy statement/prospectus as Annex C and which has been marked to show the proposed changes from the existing GAHR IV Charter as Annex D.
Furthermore, the identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of the MGCL, as well as the governing corporate instruments of each of GAHR III and GAHR IV referred to herein, copies of which are available, without charge, to any person or entity, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions under “Where You Can Find More Information.”

	Rights of GAHR III Stockholders	Current Rights of GAHR IV Stockholders	Rights of GAHR IV Stockholders (and GAHR III Stockholders after the Mergers) after Amendment and Restatement of GAHR IV Charter
Authorized Stock
GAHR III is authorized to issue an aggregate of 1,200,000,000 shares of stock, consisting of 1,000,000,000 shares of GAHR III Common Stock and 200,000,000 shares of preferred stock, $0.01 par value per share.

The issuance of preferred stock must be approved by a majority of independent directors not otherwise interested in the transaction, who will have access at GAHR III’s expense to GAHR III’s

GAHR IV is authorized to issue 1,200,000,000 shares of stock, consisting of 1,000,000,000 shares of GAHR IV Common Stock, of which 900,000,000 are classified as GAHR IV Class T Common Stock and 100,000,000 are classified as GAHR IV Class I Common Stock, and 200,000,000 shares of preferred stock, $0.01 par value per share.

The issuance of preferred stock must be approved by
GAHR IV is authorized to issue 1,200,000,000 shares of stock, consisting of 1,000,000,000 shares of GAHR IV Common Stock, of which 200,000,000 are classified as GAHR IV Class T Common Stock and 800,000,000 are classified as GAHR IV Class I Common Stock, and 200,000,000 shares of preferred stock, $0.01 par value per share.

	Rights of GAHR III Stockholders	Current Rights of GAHR IV Stockholders	Rights of GAHR IV Stockholders (and GAHR III Stockholders after the Mergers) after Amendment and Restatement of GAHR IV Charter
	legal counsel or to independent legal counsel.	a majority of independent directors not otherwise interested in the transaction, who will have access at GAHR IV’s expense to GAHR IV’s legal counsel or to independent legal counsel.

Conversion of Shares of Stock	The GAHR III Charter does not provide for the conversion of any shares of GAHR III Common Stock.	Same as GAHR III.	The GAHR IV Charter provides that, upon the listing of a class of GAHR IV Common Stock or such later date not to exceed twelve months from the date of listing as shall be approved by the GAHR IV Board, each share of the class or classes of GAHR IV Common Stock that are not so listed will automatically and without any action on the part of the holder thereof convert into a number of shares of the class of GAHR IV Common Stock that is listed equal to a fraction, the numerator of which is the net asset value of GAHR IV allocable to the shares of the applicable class of GAHR IV Common Stock that is not listed and the denominator of which is the net asset value of GAHR IV allocable to the shares of the class of GAHR IV Common Stock that is listed.

Voting Rights	Except as may be provided otherwise in the GAHR III Charter, and subject to the express terms of any series of preferred stock, the holders of GAHR III	Except as may be provided otherwise in the GAHR IV Charter, and subject to the express terms of any series of preferred stock, the holders of GAHR IV	Except as may be provided otherwise in the GAHR IV Charter, and subject to the express terms of any series of preferred stock, the holders of GAHR IV

Rights of GAHR III Stockholders	Current Rights of GAHR IV Stockholders	Rights of GAHR IV Stockholders (and GAHR III Stockholders after the Mergers) after Amendment and Restatement of GAHR IV Charter

Common Stock have the exclusive right to vote on all matters as to which a common stockholder is entitled to vote pursuant to applicable law at all meetings of stockholders. Subject to the provisions of the GAHR III Charter relating to the restrictions on transfer and ownership of stock and except as may otherwise be specified in the GAHR III Charter, each share of GAHR III Common Stock entitles the holder thereof to one vote on all matters upon which stockholders are entitled to vote.

The voting rights per share (other than any publicly held share) sold in a private offering may not exceed the voting rights which bear the same relationship to the voting rights of a publicly held share as the consideration paid to GAHR III for each privately offered share bears to the book value of each outstanding publicly held share.

With respect to shares of stock owned by the GAHR III Advisor, any director of GAHR III or any of their affiliates, neither the GAHR III Advisor, any director nor any of their affiliates may vote or consent on matters submitted to the stockholders regarding the removal of the GAHR III Advisor, any director or any of their affiliates. In determining the requisite
	Common Stock have the exclusive right to vote on all matters as to which a common stockholder is entitled to vote pursuant to applicable law at all meetings of stockholders. Subject to the provisions of the GAHR IV Charter relating to the restrictions on transfer and ownership of stock and except as may otherwise be specified in the GAHR IV Charter, each share of GAHR IV Common Stock entitles the holder thereof to one vote on all matters upon which stockholders are entitled to vote. The shares of GAHR IV Class I Common Stock vote together with the shares of GAHR IV Class T Common Stock as a single class on all actions to be taken by the stockholders. However, the holders of GAHR IV Class I Common Stock have exclusive voting rights on any amendment of the GAHR IV Charter (including the terms of the GAHR IV Class I Common Stock) that would alter only the contract rights of the GAHR IV Class I Common Stock and no holders of any other class or series of stock are entitled to vote thereon. In addition, the holders of GAHR IV Class I Common Stock have no voting rights on any amendment of the GAHR IV Charter that would alter only the contract	Common Stock have the exclusive right to vote on all matters as to which a common stockholder is entitled to vote pursuant to applicable law at all meetings of stockholders. Subject to the provisions of the GAHR III Charter relating to the restrictions on transfer and ownership of stock and except as may otherwise be specified in the GAHR IV Charter, each share of GAHR IV Common Stock entitles the holder thereof to one vote on all matters upon which stockholders are entitled to vote. The shares of GAHR IV Class I Common Stock vote together with the shares of GAHR IV Class T Common Stock as a single class on all actions to be taken by the stockholders. However, the holders of GAHR IV Class I Common Stock have exclusive voting rights on any amendment of the GAHR IV Charter (including the terms of the GAHR IV Class I Common Stock) that would alter only the contract rights of the GAHR IV Class I Common Stock and no holders of any other class or series of stock are entitled to vote thereon. In addition, the holders of GAHR IV Class I Common Stock have no voting rights on any amendment of the GAHR IV Charter that would

	Rights of GAHR III Stockholders	Current Rights of GAHR IV Stockholders	Rights of GAHR IV Stockholders (and GAHR III Stockholders after the Mergers) after Amendment and Restatement of GAHR IV Charter percentage in interest of shares of stock necessary to approve a matter on which the GAHR III Advisor, any director or any of their affiliates may not vote, any shares of stock owned by any of them will not be included.
rights of any other class or series of GAHR IV Common Stock, including, without limitation, the GAHR IV Class T Common Stock.

The voting rights per share (other than any publicly held share) sold in a private offering may not exceed the voting rights which bear the same relationship to the voting rights of a publicly held share as the consideration paid to GAHR IV for each privately offered share bears to the book value of each outstanding publicly held share.

With respect to shares of stock owned by the GAHR IV Advisor, any director of GAHR IV or any of their affiliates, neither the GAHR IV Advisor, any director nor any of their affiliates may vote or consent on matters submitted to the stockholders regarding the removal of the GAHR IV Advisor, any director or any of their affiliates. In determining the requisite percentage in interest of shares of stock necessary to approve a matter on which the GAHR IV Advisor, any director or any of their affiliates may not vote, any shares of stock owned by any of them will not be included.
alter only the contract rights of any other class or series of GAHR IV Common Stock, including, without limitation, the GAHR IV Class T Common Stock.

Special Meetings of Stockholders	The GAHR III Charter and the GAHR III Bylaws provide that special meetings of the stockholders (i) may be	Same as GAHR III.	The GAHR IV Bylaws provide that special meetings of the stockholders (i) may be called at any time by the

	Rights of GAHR III Stockholders	Current Rights of GAHR IV Stockholders	Rights of GAHR IV Stockholders (and GAHR III Stockholders after the Mergers) after Amendment and Restatement of GAHR IV Charter called at any time by the chief executive officer, the president, the chairman of the board, a majority of the directors or a majority of the independent directors and (ii) must be called by the secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than 10% of the votes entitled to be cast on such matter at such meeting.
chief executive officer, the president, the chairman of the board, a majority of the directors or a majority of the independent directors and (ii) must be called by the secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than 10% of the votes entitled to be cast on such matter at such meeting.

The GAHR IV Board could amend the GAHR IV Bylaws without a stockholder vote to require, consistent with the bylaws of many listed companies, the written request of stockholders entitled to cast a majority of the votes entitled to be cast on any matter that may properly be considered at a meeting of stockholders, as well as the satisfaction of certain procedural requirements, in order to call a special meeting to act on such matter.

Notice of Stockholder Meetings	Notice of stockholder meetings must be given to stockholders not less than 10 nor more than 90 days prior to any meeting, except that the GAHR III Charter and the GAHR III Bylaws require that the notice for special meetings called upon stockholder request be given within 10 days of the request and that such meetings be held	Same as GAHR III.	Notice of stockholder meetings must be given to stockholders not less than 10 nor more than 90 days prior to any meeting, except that the GAHR IV Bylaws require that the notice for special meetings called upon stockholder request be given within 10 days of the request and that such meetings be held not less

	Rights of GAHR III Stockholders	Current Rights of GAHR IV Stockholders	Rights of GAHR IV Stockholders (and GAHR III Stockholders after the Mergers) after Amendment and Restatement of GAHR IV Charter not less than 15 nor more than 60 days after delivery of the notice.
than 15 nor more than 60 days after delivery of the notice.

The GAHR IV Board could amend the GAHR IV Bylaws without a stockholder vote to require, consistent with the bylaws of many listed companies, the same notice for stockholder-requested special meetings as required for all other stockholder meetings.

Number of Directors	The GAHR III Charter provides that the number of directors may be increased or decreased from time to time pursuant to the GAHR III Bylaws but may not be fewer than three. The GAHR III Bylaws provide that a majority of the entire GAHR III Board may establish, increase or decrease the number of directors but the number may never be less than three nor more than 15.	Same as GAHR III.	The GAHR IV Charter provides that the number of directors may be increased or decreased from time to time pursuant to the GAHR IV Bylaws but may not be fewer than the minimum number required by the MGCL, which is one. The GAHR IV Bylaws provide that a majority of the entire GAHR IV Board may establish, increase or decrease the number of directors but the number may never be less than three nor more than 15.

Independent Directors	The GAHR III Charter requires that at least a majority of the directors be independent directors (
i.e.
, individuals who are not associated and have not been associated within the last two years, directly or indirectly, with a co-sponsor
	of GAHR III or the GAHR III Advisor), except for a period of 90 days following the death, removal or resignation of an independent director	Same as GAHR III.	The GAHR IV Bylaws provide that independent directors must nominate replacements for vacancies among the independent directors’ positions, although the GAHR IV Board could amend the GAHR IV Bylaws without a stockholder vote to eliminate this requirement which is uncommon among listed companies.

	Rights of GAHR III Stockholders	Current Rights of GAHR IV Stockholders	Rights of GAHR IV Stockholders (and GAHR III Stockholders after the Mergers) after Amendment and Restatement of GAHR IV Charter pending the election of such independent director’s successor. The GAHR III Charter and the GAHR III Bylaws further provide that independent directors must nominate replacements for vacancies among the independent directors’ positions.

Vote Required for Director Election	The GAHR III Charter and GAHR III Bylaws provide that the holders of a majority of the shares of stock of GAHR III entitled to vote who are present in person or represented by proxy at an annual meeting of stockholders at which a quorum is present may, without the necessity for concurrence by the GAHR III Board, vote to elect a director.	Same as GAHR III.
The GAHR IV Bylaws provide that the holders of a majority of the shares of stock of GAHR IV entitled to vote who are present in person or represented by proxy at an annual meeting of stockholders at which a quorum is present may, without the necessity for concurrence by the GAHR IV Board, vote to elect a director.

The GAHR IV Board could amend the GAHR IV Bylaws without a stockholder vote to require, consistent with the bylaws of many listed companies, only a plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present in order to elect a director.

Removal of Directors	The GAHR III Charter provides that any director, or the entire GAHR III Board, may be removed from office at any time, but only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors.	Same as GAHR III.	The GAHR IV Charter provides that any director, or the entire GAHR IV Board, may be removed from office at any time, but only by the affirmative vote of at least two-thirds
of the votes entitled to be cast generally in the election of directors.

	Rights of GAHR III Stockholders	Current Rights of GAHR IV Stockholders	Rights of GAHR IV Stockholders (and GAHR III Stockholders after the Mergers) after Amendment and Restatement of GAHR IV Charter

Transactions with Affiliates	The GAHR III Charter contains certain requirements and limitations with respect to transactions between GAHR III, on the one hand, and the GAHR III Advisor, a co-sponsor
of GAHR III, a director of GAHR III or any affiliate thereof, on the other hand, including (i) sales and leases of assets to GAHR III, (ii) sales and leases of assets to the GAHR III Advisor, a co-sponsor
of GAHR III, a director of GAHR III or any affiliate thereof, (iii) certain loans from the GAHR III Advisor, a co-sponsor
of GAHR III, a director of GAHR III or any affiliate thereof and (iv) any other transaction with the GAHR III Advisor, a co-sponsor
	of GAHR III, a director of GAHR III or any affiliate thereof, unless a majority of the GAHR III directors (including a majority of the independent directors) not otherwise interested in such transaction approve such transaction as being fair and reasonable to GAHR III and on terms and conditions no less favorable to GAHR III than those available from unaffiliated third parties.	Same as GAHR III.	The GAHR IV Charter does not address transactions with affiliates.

Limitation of Liability and Indemnification of Directors and Officers	The GAHR III Charter limits the liability of GAHR III’s directors and officers to GAHR III and its stockholders for money damages and requires GAHR III to indemnify	Same as GAHR III.	The GAHR IV Charter limits the liability of GAHR IV’s directors and officers to GAHR IV and its stockholders for money damages to the maximum extent

Rights of GAHR III Stockholders	Current Rights of GAHR IV Stockholders	Rights of GAHR IV Stockholders (and GAHR III Stockholders after the Mergers) after Amendment and Restatement of GAHR IV Charter
and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former director or officer of GAHR III and who is made or threatened to be made a party to the proceeding by reason of his or service in that capacity, (ii) any individual who, while a director of GAHR III and at the request of GAHR III, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or service in that capacity or (iii) the GAHR III Advisor or any of its affiliates acting as an agent of GAHR III. However, GAHR III may indemnify a director, the GAHR III Advisor or any affiliate of the GAHR III Advisor (collectively, the “GAHR III Indemnified Parties”) for liability or loss suffered by any of them or hold a GAHR III Indemnified Party harmless for any loss or liability by GAHR III only if the following conditions are met: (i) the GAHR III Indemnified Party has		permitted by Maryland law. The GAHR IV Charter requires GAHR IV to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former director or officer of GAHR IV or any of its subsidiaries and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (ii) any individual who, while a director or officer of GAHR IV or any of its subsidiaries and at the request of GAHR IV or any of its subsidiaries, serves or has served as a director, officer, member, manager, partner or trustee of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Rights of GAHR III Stockholders	Current Rights of GAHR IV Stockholders	Rights of GAHR IV Stockholders (and GAHR III Stockholders after the Mergers) after Amendment and Restatement of GAHR IV Charter determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of GAHR III, (ii) the GAHR III Indemnified Party was acting on behalf of or performing services for GAHR III, (iii) such liability or loss was not the result of negligence or misconduct by the GAHR III Indemnified Party (or gross negligence or willful misconduct in the case of an independent director) and (iv) such indemnification is recoverable only out of the net assets of GAHR III and not from its stockholders. In addition, GAHR III may not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by a GAHR III Indemnified Party unless one or more of the following conditions are met: (A) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the GAHR III Indemnified Party, (B) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the GAHR III Indemnified Party, or (C) a court of competent jurisdiction approves a settlement of the claims against the

Rights of GAHR III Stockholders	Current Rights of GAHR IV Stockholders	Rights of GAHR IV Stockholders (and GAHR III Stockholders after the Mergers) after Amendment and Restatement of GAHR IV Charter

GAHR III Indemnified Party and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of GAHR III were offered or sold as to indemnification for violations of securities laws.

The GAHR III Charter further provides that a GAHR III Indemnified Party may be paid or reimbursed reasonable legal expenses and other costs incurred in advance of the final disposition of a proceeding as a result of any legal action for which indemnification is being sought only if the following conditions are met: (i) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of GAHR III, (ii) the GAHR III Indemnified Party provides GAHR III with written affirmation of such GAHR III Indemnified Party’s good faith belief that the standard of conduct necessary for indemnification has been met, (iii) the legal proceeding is initiated by a third party who is not a stockholder of GAHR III or the legal proceeding is

	Rights of GAHR III Stockholders	Current Rights of GAHR IV Stockholders	Rights of GAHR IV Stockholders (and GAHR III Stockholders after the Mergers) after Amendment and Restatement of GAHR IV Charter initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement, and (iv) the GAHR III Indemnified Party undertakes to repay the amount paid or reimbursed by GAHR III, together with the applicable legal rate of interest thereon, if it is ultimately determined that the GAHR III Indemnified Party is not entitled to indemnification.

Roll-Up Transactions
The GAHR III Charter requires that, in connection with a proposed roll-up
transaction, the person sponsoring the
roll-up
transaction offer to holders of GAHR III Common Stock who vote against the proposed roll-up
transaction the choice of either (i) accepting the securities of the roll-up
entity offered in the proposed
roll-up
transaction or (ii) one of the following: (A) remaining as common stockholders of GAHR III and preserving their interest therein on the same terms and conditions as existed previously or (B) receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of the net assets of GAHR III.

The GAHR III Charter prohibits GAHR III from
		Same as GAHR III.	The GAHR IV Charter does not include any provision related to roll-up transactions.

	Rights of GAHR III Stockholders	Current Rights of GAHR IV Stockholders	Rights of GAHR IV Stockholders (and GAHR III Stockholders after the Mergers) after Amendment and Restatement of GAHR IV Charter participating in any
roll-up
transaction: (i) that would result in the holders of GAHR III Common Stock having voting rights in a roll-up
entity that are less than the rights provided for in the GAHR III Charter, (ii) that includes provisions that would operate as a material impediment to, or frustration of, the accumulation of shares by any purchaser of the securities of the roll-up
entity (except to the minimum extent necessary to preserve the tax status of the roll-up
entity), or that would limit the ability of an investor to exercise the voting rights of its securities of the roll-up
entity on the basis of the number of shares held by that investor, (iii) in which investor’s rights to access of records of the roll-up
entity will be less than those described in the GAHR III Charter or (iv) in which any of the costs of the roll-up
transaction will be borne by GAHR III if the
roll-up
transaction is rejected by the holders of GAHR III Common Stock.

Distributions in Kind	The GAHR III Charter prohibits distributions in kind, except for (i) distributions of readily marketable securities, (ii) distributions of beneficial interests in a liquidating trust established for the dissolution of GAHR III and the liquidation of its assets in	Same as GAHR III.	The GAHR IV Charter does not prohibit distributions in kind.

	Rights of GAHR III Stockholders	Current Rights of GAHR IV Stockholders	Rights of GAHR IV Stockholders (and GAHR III Stockholders after the Mergers) after Amendment and Restatement of GAHR IV Charter accordance with the terms of the GAHR III Charter or (iii) distributions in which (A) the GAHR III Board advises each stockholder of the risks associated with direct ownership of the property, (B) the GAHR III Board offers each stockholder the election of receiving such in-kind
distributions and
(C) in-kind
distributions are made only to those stockholders that accept such offer.

Stockholder Inspection Rights
Under the MGCL, any stockholder has the right to inspect the following corporate records: (i) bylaws; (ii) minutes of the proceedings of stockholders; (iii) an annual statement of affairs; (iv) any voting trust agreements; and (v) a statement showing all stock and securities issued by the corporation over a specified period of time not to exceed 12 months. In addition, one or more persons that together have held at least 5% of the outstanding stock of any class for at least six months have the right to inspect the corporation’s books of account and its stock ledger and may request a verified list of stockholders.

The GAHR III Charter provides that, subject to certain limitations and requirements set forth therein, an alphabetical list of the names, addresses and telephone numbers of
Same as GAHR III.
Under the MGCL, any stockholder has the right to inspect the following corporate records: (i) bylaws; (ii) minutes of the proceedings of stockholders; (iii) an annual statement of affairs; (iv) any voting trust agreements; and (v) a statement showing all stock and securities issued by the corporation over a specified period of time not to exceed 12 months. In addition, one or more persons that together have held at least 5% of the outstanding stock of any class for at least six months have the right to inspect the corporation’s books of account and its stock ledger and may request a verified list of stockholders.

The GAHR IV Charter does not provide additional rights of inspection.

	Rights of GAHR III Stockholders	Current Rights of GAHR IV Stockholders	Rights of GAHR IV Stockholders (and GAHR III Stockholders after the Mergers) after Amendment and Restatement of GAHR IV Charter the stockholders of GAHR III, along with the number of shares of stock held by each of them, will be available for inspection by any stockholder or such stockholder’s designated agent at the home office of GAHR III upon the request of such stockholder, and that a copy of the stockholder list will be mailed to any stockholder so requesting within ten days of receipt by GAHR III of the request. The GAHR III Charter further provides that a stockholder may request a copy of the stockholder list in connection with matters relating to the stockholder’s voting rights and the exercise of stockholder rights under federal proxy laws.

Reports to Stockholders
Under the MGCL, GAHR III must prepare, or cause to be prepared, annually a full and correct statement of affairs of the corporation, to include a balance sheet and a financial statement of operations for the preceding fiscal year.

The GAHR III Charter further provides that GAHR III will cause to be prepared and mailed or delivered to each stockholder as of a record date after the end of the fiscal year and each holder of other publicly held securities of GAHR III within 120 days after the end of the fiscal year to
Same as GAHR III.
Under the MGCL, GAHR IV must prepare, or cause to be prepared, annually a full and correct statement of affairs of the corporation, to include a balance sheet and a financial statement of operations for the preceding fiscal year.

The GAHR IV Charter does not provide additional rights to reports.

Rights of GAHR III Stockholders	Current Rights of GAHR IV Stockholders	Rights of GAHR IV Stockholders (and GAHR III Stockholders after the Mergers) after Amendment and Restatement of GAHR IV Charter which it relates an annual report for each fiscal year that will include: (i) financial statements prepared in accordance with generally accepted accounting principles that are audited and reported on by independent certified public accountants; (ii) the ratio of the costs of raising capital during the period to the capital raised; (iii) the aggregate amount of advisory fees and the aggregate amount of other fees paid to the GAHR III Advisor and any affiliate thereof by GAHR III, including fees or charges paid to the GAHR III Advisor and any affiliate thereof by third parties doing business with GAHR III; (iv) the total operating expenses of GAHR III, stated as a percentage of average invested assets and as a percentage of its net income; (v) a report from the independent directors that the policies being followed by GAHR III are in the best interests of its stockholders and the basis for such determination; and (vi) separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving GAHR III and the GAHR III Advisor, a co-sponsor
of GAHR III, any director of GAHR III or any affiliate thereof occurring in the year for which the annual report is made.

	Rights of GAHR III Stockholders	Current Rights of GAHR IV Stockholders	Rights of GAHR IV Stockholders (and GAHR III Stockholders after the Mergers) after Amendment and Restatement of GAHR IV Charter

Investment Policies and Limitations	In addition to the limitations described in “Transactions with Affiliates” above, the GAHR III Charter establishes investment restrictions and limitations with respect to numerous investments, including investments in equity securities, unimproved real property, mortgages on unimproved real property, commodities and mortgages.	Same as GAHR III.	The GAHR IV Charter does not include any investment policies or limitations, and the GAHR IV Board may from time to time, in its sole discretion and as it deems appropriate, adopt, amend, revise or terminate any policy or policies with respect to GAHR IV.

Suitability of Stockholders	The GAHR III Charter provides that, subject to suitability standards established by individual states and until such time as the GAHR III Common Stock is listed on a national securities exchange, to become a stockholder of GAHR III, such prospective stockholder must represent to GAHR III (or, in the case of sales to fiduciary accounts, the fiduciary account must represent to GAHR III with respect to the beneficiary), among other requirements as GAHR III may require from time to time, that such prospective stockholder or beneficiary has (i) a minimum annual gross income of $70,000 and a net worth of not less than $70,000 or (ii) a net worth of not less than $250,000, in each case excluding home, furnishings and automobiles from the calculation of net worth.	Same as GAHR III.	The GAHR IV Charter does not include provisions regarding suitability of stockholders.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS
Under SEC regulations, any stockholder desiring to submit a proposal for inclusion in proxy solicitation material for GAHR IV’s 2022 Annual Meeting of Stockholders must cause such proposal to be received at GAHR IV’s principal executive offices located at 18191 Von Karman Avenue, Suite 300, Irvine, California 92612, Attention: Secretary, no later than [

] in order for the proposal to be considered for inclusion in GAHR IV’s proxy statement for that meeting. Stockholders also must follow the procedures prescribed in SEC
Rule 14a-8
promulgated under the Exchange Act. If a stockholder wishes to present a proposal at GAHR IV’s 2022 Annual Meeting of Stockholders, whether or not the proposal is intended to be included in the 2022 proxy materials, the GAHR IV Bylaws currently require that the stockholder give advance written notice to GAHR IV’s Secretary at GAHR IV’s offices no earlier than [

] and no later than 5:00 p.m., Pacific Time, on [

]. Stockholders are advised to review the GAHR IV Bylaws, which contain other requirements with respect to advance notice of stockholder proposals and director nominations.
If the Mergers are consummated, GAHR III will not hold an annual meeting of stockholders in 2021 because GAHR III will be merged out of existence in the REIT Merger. However, if the Merger Agreement is terminated for any reason, GAHR III expects to hold an annual meeting of stockholders in the fourth quarter of 2021. No date has been set for any future annual meeting of GAHR III.
Since GAHR III does not expect to hold a 2021 annual meeting of stockholders, a Rule
14a-8
proposal by a stockholder in respect of the 2021 annual meeting of stockholders to be timely must be delivered not later than a reasonable time before GAHR III begins to print and mail its proxy materials. Stockholder proposals must otherwise comply with applicable law, including Rule
14a-8
of the Exchange Act, and must be directed to GAHR III’s Secretary at GAHR III’s principal executive offices located at 18191 Von Karman Avenue, Suite 300, Irvine, California 92612. GAHR III will make a public announcement of such postponed annual meeting date, when and if determined.
If GAHR III holds an annual meeting in 2021, for stockholder proposals (other than those made pursuant to Rule
14a-8)
and nominations to be brought before the 2021 annual meeting, the GAHR III Bylaws provide that any eligible proposing stockholder must give written notice to GAHR III’s secretary. The GAHR III Bylaws require that such notice be received by GAHR III not earlier than the 150th day prior to the date of the 2021 annual meeting and not later than 5:00 p.m., Pacific Time, on the later of: (1) the 120th day prior to the date of the 2021 annual meeting; and (2) the tenth day following the day on which public announcement of the date of the 2021 annual meeting is first made.
LEGAL MATTERS
It is a condition to the Mergers that GAHR III and GAHR IV receive (1) opinions from DLA Piper and Morris, Manning & Martin (or such other counsel reasonably satisfactory to GAHR III or GAHR IV, as applicable) concerning the U.S. federal income tax consequences of the REIT Merger and (2) opinions from Morris, Manning & Martin (or such other counsel reasonably satisfactory to GAHR III or GAHR IV, as applicable) regarding GAHR IV’s and GAHR III’s respective qualification as a REIT, and such opinions provide the basis for the description of certain federal income tax consequences of the REIT Merger contained in the section “Material U.S. Federal Income Tax Considerations” in this joint proxy statement/prospectus. The validity of the shares of GAHR IV Common Stock to be issued in the REIT Merger will be passed upon for GAHR IV by Venable LLP.
EXPERTS
The financial statements as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020 of Griffin-American Healthcare REIT III, Inc. included in this Registration Statement on Form S-4 of Griffin-American Healthcare REIT IV, Inc. have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The financial statements as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020 of Griffin-American Healthcare REIT IV, Inc. included in this Registration Statement on Form S-4 of Griffin-American Healthcare REIT IV, Inc. have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

OTHER MATTERS
Only one joint proxy statement/prospectus is being delivered to multiple stockholders who share an address unless GAHR III or GAHR IV, as applicable, has received contrary instructions from one or more of its stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. GAHR III or GAHR IV, as applicable, will promptly deliver, upon written or oral request, a separate copy of this joint proxy statement/prospectus to a stockholder of a shared address to which a single copy was delivered. Also, stockholders sharing an address may request a single copy of annual reports or proxy statements if they are currently receiving multiple copies. Such requests can be made by contacting GAHR III’s proxy solicitor, Broadridge Financial Solutions, Inc., by telephone at 855-928-4498, or GAHR IV’s proxy solicitor, Broadridge Financial Solutions, Inc., by telephone at 855-976-3325.
WHERE YOU CAN FIND MORE INFORMATION
GAHR IV has filed with the SEC a registration statement on Form
S-4,
of which this joint proxy statement/prospectus is a part, to register the issuance of GAHR IV Class I Common Stock to GAHR III stockholders in the REIT Merger. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.
GAHR III and GAHR IV each file annual, quarterly, and current reports, proxy statements and other information with the SEC. All of these filings are also available to the public at the SEC’s website at
www.sec.gov
. In addition, you may obtain copies of such documents at www.healthcarereit3.com or www.healthcarereitiv.com under the section “News and SEC Filings.”
Information included in the foregoing websites is not incorporated by reference into this joint proxy statement/prospectus and such references are intended to be inactive textual references only.
You can also obtain any of the documents filed with the SEC by GAHR III and GAHR IV by requesting them from the proxy solicitor of GAHR III or GAHR IV, as applicable, as follows:

GAHR III Proxy Solicitor: Broadridge Financial Solutions, Inc. 51 Mercedes Way Edgewood, New York 11717 Call toll free: 1 (855) 928-4498	GAHR IV Proxy Solicitor: Broadridge Financial Solutions, Inc. 51 Mercedes Way Edgewood, New York 11717 Call toll free: 1 (855) 976-3325
You will not be charged for any of the documents that you request.
To receive documents in advance of the GAHR III Special Meeting or the GAHR IV Annual Meeting, please make a request for such documents no later than [    ], 2021.

INDEX TO FINANCIAL INFORMATION
COMBINED COMPANY
PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(UNAUDITED)

Unaudited Pro Forma Condensed Combined Financial Information	F-3
Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2021	F-5
Unaudited Pro Forma Condensed Combined Statement of Operations for the Three Months Ended March 31, 2021	F-7
Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2020	F-8
Notes to Unaudited Pro Forma Condensed Combined Financial Statements	F-9
GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
(AUDITED)

FINANCIAL STATEMENTS (INTERIM)
AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020
(UNAUDITED)

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018
(AUDITED)

FINANCIAL STATEMENTS (INTERIM)
AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020
(UNAUDITED)

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On June 23, 2021, Griffin-American Healthcare REIT IV, Inc., a Maryland corporation (“GAHR IV”), Griffin-American Healthcare REIT IV Holdings, LP, a Delaware limited partnership (“GAHR IV Operating Partnership”), Continental Merger Sub, LLC, a Maryland limited liability company and a wholly owned subsidiary of GAHR IV (“Merger Sub”), Griffin-American Healthcare REIT III, Inc., a Maryland corporation (“GAHR III”), and Griffin-American Healthcare REIT III Holdings, LP, a Delaware limited partnership (“GAHR III Operating Partnership”), entered into an Agreement and Plan of Merger (“Merger Agreement”) pursuant to which GAHR III will be merged with and into Merger Sub (“REIT Merger”), with Merger Sub being the surviving company. Pursuant to the Merger Agreement, at the effective time of the REIT Merger, each issued and outstanding share of GAHR III’s common stock, $0.01 par value per share (“GAHR III Common Stock”), will be converted into the right to receive 0.9266 shares of GAHR IV’s Class I common stock, $0.01 par value per share.
In accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC Topic 805”), the REIT Merger is expected to be treated as a business combination accounted for as a reverse acquisition for accounting purposes based on the following facts and circumstances:

•	GAHR III stockholders will have the largest voting interest in the post-combination company; and

•	GAHR III is significantly larger than GAHR IV, the legal acquiror, in total assets and revenue.
Accordingly, the REIT Merger will be treated as the equivalent of GAHR III issuing stock for the net assets of GAHR IV. Operations prior to the REIT Merger will be those of GAHR III.
Also on June 23, 2021, GAHR III and GAHR III Operating Partnership entered into a Contribution Agreement with Griffin Capital Company, LLC, American Healthcare Investors, LLC (“AHI”), Platform Healthcare Investor T-II, LLC, which is indirectly owned by Colony Capital, Inc., Flaherty Trust dated September 25, 1997, as amended, Jeffrey T. Hanson, Danny Prosky and Mathieu B. Streiff, pursuant to which, among other things, GAHR III has agreed to acquire a newly formed entity (“NewCo”) that owns all of the equity interests in (i) Griffin-American Healthcare REIT III Advisor, LLC, a Delaware limited liability company and the external advisor of GAHR III, and (ii) Griffin-American Healthcare REIT IV Advisor, LLC, a Delaware limited liability company and the external advisor of GAHR IV, such that GAHR III will become self-managed and GAHR IV will become indirectly managed by GAHR III (the “AHI Acquisition”). Following the consummation of the REIT Merger, the surviving company (“Combined Company”) will be a self-managed company.
To consummate the AHI Acquisition, GAHR III will cause its subsidiary, GAHR III Operating Partnership, to issue its equity equal to approximately $134,689,000 in exchange for the outstanding equity interests in NewCo, subject to adjustments for (i) the closing date cash, (ii) the closing date unpaid indebtedness, (iii) the closing date transaction expenses, and (iv) the amount (if any) by which the closing date working capital exceeds or is less than the target working capital.
The terms of the AHI Acquisition also contain provisions for the payment of contingent consideration based on the performance of an investment fund being considered for formation. If formed, such fund will be managed by GAHR III. As of the date of this joint proxy statement/prospectus, the probability of the formation, and therefore, fulfilling the conditions requiring payment of this contingent consideration, is deemed remote. Accordingly, the fair value of such contingent consideration is estimated to be zero.
The AHI Acquisition is expected to be treated as a business combination for accounting purposes, with GAHR III as both the legal and accounting acquiror of NewCo. While GAHR IV is the legal acquiror of GAHR III, GAHR III was determined to be the accounting acquiror in the REIT Merger transaction in accordance with ASC Topic 805 after considering the relative share ownership and the composition of the governing body of the combined entity. The total purchase price will be allocated to the underlying GAHR IV identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair values. The AHI Acquisition is expected to be accounted for as separate from the REIT Merger, as the consummation of each transaction is not contingent on the consummation of the other. In addition, each of the transactions will achieve a different business objective, and each of the transactions is economically justifiable on its own.

The AHI Acquisition represents an acquisition of a non-reporting entity that neither GAHR III nor GAHR IV stockholders are voting on. Furthermore, the AHI Acquisition represents an acquisition that is not significant to GAHR III. As such, the historical financial statements for NewCo are not included in this joint proxy statement/prospectus. Nevertheless, unaudited pro forma financial information related to the AHI Acquisition was considered informative to this joint proxy statement/prospectus and is included as part of the unaudited pro forma condensed combined financial information.
The following unaudited pro forma condensed combined financial information gives effect to the separate transactions of GAHR III’s planned acquisition of NewCo and the planned merger of GAHR III and GAHR IV, as described above and in the accompanying notes.
The unaudited pro forma condensed combined balance sheet as of March 31, 2021 gives effect to the transactions as if they had been consummated on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2020 and for the three months ended March 31, 2021 give effect to the transactions as if they had been consummated on January 1, 2020.
The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation
S-X.
The unaudited pro forma adjustments reflecting the two transactions have been prepared in accordance with the acquisition method of accounting in accordance with ASC Topic 805.
The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual combined results of operations or combined financial condition would have been had the AHI Acquisition and REIT Merger actually occurred on March 31, 2021 for the balance sheet, or on January 1, 2020 for the statements of operations, nor does it purport to project the future combined results of operations or combined financial condition for any future period or as of any future date. The unaudited pro forma condensed combined financial information does not reflect any operating efficiencies, post-acquisition synergies, and/or cost savings that may be achieved with respect to the Combined Company. The assumed accounting for the AHI Acquisition and REIT Merger, including the estimated purchase consideration, is based on the preliminary estimate of fair values. The unaudited pro forma adjustments are based upon available information and certain assumptions that the company believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA
CONDENSED COMBINED BALANCE SHEET
As of March 31, 2021

	Historical					Historical
	GAHR III	NewCo			Pro Forma Combined (adjusted for AHI Acquisition)	GAHR IV			Pro Forma Combined Company
	As of March 31, 2021	As of March 31, 2021	AHI Acquisition Transaction Accounting Adjustments		As of March 31, 2021	As of March 31, 2021	REIT Merger Transaction Accounting Adjustments		As of March 31, 2021
ASSETS
Real estate investments, net	$2,409,943,000	$—	$—		$2,409,943,000	$917,513,000	$176,886,000	4(g)	$3,504,342,000
Debt security investment, net	76,685,000	—	—		76,685,000	—	—		76,685,000
Cash and cash equivalents	89,995,000	100,000	—		90,095,000	19,167,000	(11,705,000)	4(h)	97,171,000
							(386,000)	4(i)
Accounts and other receivables, net	121,359,000	—	—		121,359,000	2,374,000	—		123,733,000
Restricted cash	39,711,000	—	—		39,711,000	735,000	—		40,446,000
Identified intangible assets, net	153,523,000	—	42,000	4(a)	153,565,000	59,906,000	67,711,000	4(j)	281,182,000
Goodwill	75,309,000	—	134,462,000	4(b)	209,771,000	—	—		209,771,000
Operating lease right-of-use assets, net	143,239,000	4,113,000	(569,000)	4(c)	146,783,000	14,103,000	(1,000)	4(k)	160,885,000
Other assets, net	120,262,000	127,000	(127,000)	4(a)	120,262,000	72,842,000	(17,170,000)	4(l)	130,185,000
							(45,749,000)	4(m)

Total assets	$3,230,026,000	$4,340,000	$133,808,000		$3,368,174,000	$1,086,640,000	$169,586,000		$4,624,400,000

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgage loans payable, net	$912,883,000	$—	$—		$912,883,000	$17,708,000	$1,123,000	4(n)	$931,714,000
Lines of credit and term loans	842,234,000	—	—		842,234,000	481,400,000	—		1,323,634,000
Accounts payable and accrued liabilities	170,033,000	2,500,000	—		172,533,000	21,931,000	(995,000)	4(h)	193,469,000
Accounts payable due to affiliates	2,426,000	—	—		2,426,000	1,042,000	—		3,468,000
Identified intangible liabilities, net	320,000	—	—		320,000	1,234,000	15,126,000	4(j)	16,680,000
Financing obligations	20,080,000	—	—		20,080,000	—	—		20,080,000
Operating lease liabilities	136,655,000	4,292,000	(833,000)	4(d)	140,114,000	9,941,000	176,000	4(o)	150,231,000
Security deposits, prepaid rent and other liabilities	86,940,000	—	—		86,940,000	9,660,000	(3,134,000)	4(p)	93,466,000

Total liabilities	2,171,571,000	6,792,000	(833,000)		2,177,530,000	542,916,000	12,296,000		2,732,742,000
Commitments and Contingencies
Redeemable noncontrolling interests	40,382,000	—	17,930,000	4(f)	58,312,000	2,623,000	(96,000)	4(q)	63,024,000
							(4,000)	4(i)
							2,189,000	4(v)

UNAUDITED PRO FORMA
CONDENSED COMBINED BALANCE SHEET  —  (Continued)
As of March 31, 2021

	Historical					Historical
	GAHR III	NewCo			Pro Forma Combined (adjusted for AHI Acquisition)	GAHR IV			Pro Forma Combined Company
	As of March 31, 2021	As of March 31, 2021	AHI Acquisition Transaction Accounting Adjustments		As of March 31, 2021	As of March 31, 2021	REIT Merger Transaction Accounting Adjustments		As of March 31, 2021
Equity:
Stockholders’ equity:
Preferred stock	$—	$—	$—		$—	$—	$—		$—
Common stock	1,939,000	—	—		1,939,000	—	(1,939,000)	4(r)	—
Class T common stock	—	—	—		—	760,000	760,000	4(r)	760,000
							(760,000)	4(s)
Class I common stock	—	—	—		—	57,000	1,853,000	4(r)	1,853,000
							(57,000)	4(s)
Members’ equity	—	(2,452,000)	2,452,000	4(e)	—	—	—		—
Additional paid-in capital	1,730,096,000	—	44,100,000	4(f)	1,774,196,000	736,486,000	708,056,000	4(t)	2,494,935,000
							24,436,000	4(u)
							(674,000)	4(r)
							(736,486,000)	4(s)
							(10,697,000)	4(v)
							(382,000)	4(i)
Accumulated deficit	(876,118,000)	—	—		(876,118,000)	(196,835,000)	196,835,000	4(s)	(886,828,000)
							(10,710,000)	4(h)
Accumulated other comprehensive loss	(1,939,000)	—	143,000	4(f)	(1,796,000)	—	(42,000)	4(v)	(1,838,000)

Total stockholders’ equity	853,978,000	(2,452,000)	46,695,000		898,221,000	540,468,000	170,193,000		1,608,882,000
Noncontrolling interests	164,095,000	—	70,016,000	4(f)	234,111,000	633,000	894,000	4(q)	219,752,000
							(24,436,000)	4(u)
							8,550,000	4(v)

Total equity	1,018,073,000	(2,452,000)	116,711,000		1,132,332,000	541,101,000	155,201,000		1,828,634,000

Total liabilities, redeemable noncontrolling interests and equity	$3,230,026,000	$4,340,000	$133,808,000		$3,368,174,000	$1,086,640,000	$169,586,000		$4,624,400,000

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA
CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Three Months Ended March 31, 2021

	Historical						Historical
	GAHR III	NewCo			Pro Forma Combined (adjusted for AHI Acquisition)		GAHR IV			Pro Forma Combined Company
	Three Months Ended March 31, 2021	Three Months Ended March 31, 2021	AHI Acquisition Transaction Accounting Adjustments		Three Months Ended March 31, 2021		Three Months Ended March 31, 2021	REIT Merger Transaction Accounting Adjustments		Three Months Ended March 31, 2021
Revenues and grant income:
Revenues	$—	$11,186,000	$(8,053,000)	5(a)	$3,133,000		$—	$(3,133,000)	5(e)	$—
Resident fees and services	253,026,000	—	—		253,026,000		15,895,000	—		268,921,000
Real estate revenue	30,023,000	—	—		30,023,000		21,946,000	(421,000)	5(d)	51,548,000
Grant income	8,229,000	—	—		8,229,000		—	—		8,229,000

Total revenues and grant income	291,278,000	11,186,000	(8,053,000)		294,411,000		37,841,000	(3,554,000)		328,698,000
Expenses:
Property operating expenses	245,142,000	—	—		245,142,000		15,194,000	—		260,336,000
Rental expenses	8,055,000	—	(338,000)	5(a)	7,717,000		6,024,000	(279,000)	5(e)	13,462,000
General and administrative	7,257,000	5,716,000	(5,678,000)	5(a)	7,295,000		3,747,000	(2,540,000)	5(e)	8,752,000
								250,000	5(f)
Business acquisition expenses	1,248,000	—	—		1,248,000		314,000	(1,815,000)	5(g)	(392,000)
								(139,000)	5(e)
Depreciation and amortization	25,723,000	1,379,000	(1,379,000)	5(b)	25,723,000		12,402,000	3,141,000	5(h)	40,206,000
								(1,060,000)	5(i)

Total expenses	287,425,000	7,095,000	(7,395,000)		287,125,000		37,681,000	(2,442,000)		322,364,000
Other income (expense):
Interest expense:
Interest expense	(20,365,000)	—	—		(20,365,000)		(4,726,000)	497,000	5(j)	(24,594,000)
Gain in fair value of derivative financial instruments	1,821,000	—	—		1,821,000		1,455,000	—		3,276,000
Interest income	—	5,000	(5,000)	5(b)	—		—	—		—
Loss on disposition of real estate investment	(335,000)	—	—		(335,000)		—	—		(335,000)
Loss from unconsolidated entities	(1,771,000)	—	—		(1,771,000)		(904,000)	904,000	5(k)	(1,771,000)
Foreign currency gain	415,000	—	—		415,000		—	—		415,000
Other income	272,000	269,000	(196,000)	5(b)	345,000		7,000	—		352,000

(Loss) income before income taxes	(16,110,000)	4,365,000	(859,000)		(12,604,000)		(4,008,000)	289,000		(16,323,000)
Income tax expense	(163,000)	—	—		(163,000)		—	—		(163,000)

Net (loss) income	(16,273,000)	4,365,000	(859,000)		(12,767,000)		(4,008,000)	289,000		(16,486,000)
Less: net loss (income) attributable to noncontrolling interests	4,426,000	(2,371,000)	2,371,000	5(b)	5,042,000		264,000	(818,000)	5(k)	4,485,000
			616,000	5(c)				(3,000)	5(l)

Net (loss) income attributable to controlling interest	$(11,847,000)	$1,994,000	$2,128,000		$(7,725,000)		$(3,744,000)	$(532,000)		$(12,001,000)

Net loss per share:

Basic and Diluted	$(0.06)				$(0.04)	5(m)	$(0.05)			$(0.05)	5	(n)

Shares used in computing net loss per share:

Basic and Diluted	193,856,872				193,856,872	5(m)	81,511,212			261,390,084	5	(n)

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA
CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2020

	Historical						Historical
	GAHR III	NewCo			Pro Forma Combined (adjusted for AHI Acquisition)		GAHR IV			Pro Forma Combined Company
	Fiscal Year Ended December 31, 2020	Fiscal Year Ended December 31, 2020	AHI Acquisition Transaction Accounting Adjustments		Fiscal Year Ended December 31, 2020		Fiscal Year Ended December 31, 2020	REIT Merger Transaction Accounting Adjustments		Fiscal Year Ended December 31, 2020
Revenues and grant income:
Revenues	$—	$38,618,000	$(25,435,000)	5(a)	$13,183,000		$—	$(13,183,000)	5(e)	$—
Resident fees and services	1,069,073,000	—	—		1,069,073,000		67,793,000	—		1,136,866,000
Real estate revenue	120,047,000	—	—		120,047,000		86,321,000	(1,711,000)	5(d)	204,657,000
Grant income	55,181,000	—	—		55,181,000		1,005,000	—		56,186,000

Total revenues and grant income	1,244,301,000	38,618,000	(25,435,000)		1,257,484,000		155,119,000	(14,894,000)		1,397,709,000
Expenses:
Property operating expenses	993,727,000	—	—		993,727,000		60,224,000	—		1,053,951,000
Rental expenses	32,298,000	—	(1,372,000)	5(a)	30,926,000		23,450,000	(1,123,000)	5(e)	53,253,000
General and administrative	27,007,000	21,510,000	(21,953,000)	5(a)	26,564,000		16,691,000	(10,063,000)	5(e)	34,192,000
								1,000,000	5(f)
Business acquisition expenses	290,000	—	—		290,000		(160,000)	12,525,000	5(g)	12,528,000
								(127,000)	5(e)
Depreciation and amortization	98,858,000	5,528,000	(5,528,000)	5(b)	98,858,000		50,304,000	12,659,000	5(h)	155,472,000
								(6,349,000)	5(i)

Total expenses	1,152,180,000	27,038,000	(28,853,000)		1,150,365,000		150,509,000	8,522,000		1,309,396,000
Other income (expense):
Interest expense:
Interest expense	(71,278,000)	—	—		(71,278,000)		(19,955,000)	2,003,000	5(j)	(89,230,000)
Loss in fair value of derivative financial instruments	(3,906,000)	—	—		(3,906,000)		(870,000)	—		(4,776,000)
Interest income	—	84,000	(84,000)	5(b)	—		—	—		—
Gain on dispositions of real estate investments	1,395,000	—	—		1,395,000		—	—		1,395,000
Impairment of real estate investments	(11,069,000)	—	—		(11,069,000)		(3,642,000)	—		(14,711,000)
(Loss) income from unconsolidated entities	(4,517,000)	—	—		(4,517,000)		629,000	(629,000)	5(k)	(4,517,000)
Foreign currency gain	1,469,000	—	—		1,469,000		—	—		1,469,000
Other income	1,570,000	793,000	(402,000)	5(b)	1,961,000		286,000	—		2,247,000

Income (loss) before income taxes	5,785,000	12,457,000	2,932,000		21,174,000		(18,942,000)	(22,042,000)		(19,810,000)
Income tax benefit	3,078,000	—	—		3,078,000		—	—		3,078,000

Net income (loss)	8,863,000	12,457,000	2,932,000		24,252,000		(18,942,000)	(22,042,000)		(16,732,000)
Less: net (income) loss attributable to noncontrolling interests	(6,700,000)	(8,322,000)	8,322,000	5(b)	(7,996,000)		885,000	1,122,000	5(k)	(3,521,000)
			(1,296,000)	5(c)				2,468,000	5(l)

Net income (loss) attributable to controlling interest	$2,163,000	$4,135,000	$9,958,000		$16,256,000		$(18,057,000)	$(18,452,000)		$(20,253,000)

Net income (loss) per share:

Basic and Diluted	$0.01				$0.08	5(m)	$(0.22)			$(0.08)	5	(n)

Shares used in computing net income (loss) per share:

Basic and Diluted	194,168,833				194,168,833	5(m)	80,661,645			261,572,764	5	(n)

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation
The unaudited pro forma condensed combined financial information has been prepared in accordance with SEC Regulation
S-X
Article 11 to present the pro forma effects of the AHI Acquisition and REIT Merger. The unaudited pro forma condensed combined balance sheet as of March 31, 2021 gives effect to the transactions as if they had been consummated on March 31, 2021. The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2020 and for the three months ended March 31, 2021 give effect to the transactions as if they had been consummated on January 1, 2020.
The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with ASC Topic 805, with GAHR III treated as the accounting acquiror for the AHI Acquisition and REIT Merger. Accordingly, the unaudited pro forma condensed combined financial information reflects GAHR III’s allocation of the purchase price consideration to the assets acquired and liabilities assumed from NewCo and GAHR IV with the excess purchase price recorded as goodwill.
The unaudited pro forma condensed combined financial information will differ from the final purchase accounting for a number of reasons, including the fact that the estimates of fair values of certain assets and liabilities acquired are preliminary and subject to change when the formal valuation and other studies are finalized. The final calculation of the purchase price allocations will be based on the fair values of assets acquired and liabilities assumed as of the date of the consummation of the AHI Acquisition and REIT Merger. The differences that will occur between the preliminary amounts and the final purchase accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.
This unaudited pro forma condensed combined financial information should be read in conjunction with:

•	The accompanying notes to the unaudited pro forma condensed combined financial information;

•
the separate historical audited consolidated financial statements of GAHR III as of and for the fiscal year ended December 31, 2020, included in GAHR III’s Annual Report on Form
10-K
filed with the Securities and Exchange Commission (the “SEC”) on March 25, 2021;

•
the separate historical unaudited consolidated financial statements of GAHR III as of and for the three months ended March 31, 2021, included in GAHR III’s Quarterly Report on Form
10-Q
filed with the SEC on May 17, 2021;

•
the separate historical audited consolidated financial statements of GAHR IV as of and for the year ended December 31, 2020, included in GAHR IV’s Annual Report on Form
10-K
filed with the SEC on March 26, 2021; and

•
the separate historical unaudited consolidated financial statements of GAHR IV as of and for the three months ended March 31, 2021, included in GAHR IV’s Quarterly Report on Form
10-Q
filed with the SEC on May 14, 2021.

2.	Significant Accounting Policies
The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in GAHR III’s audited financial statements as of and for the fiscal year ended December 31, 2020 and unaudited financial statements as of and for the three months ended March 31, 2021.
Upon consummation of the AHI Acquisition and REIT Merger, management will perform a comprehensive review of the three entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the three entities which, when conformed, could have a material impact on the financial statements of the Combined Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3.	Calculation of Purchase Consideration and Preliminary Purchase Price Allocation of the AHI Acquisition and REIT Merger
Preliminary Purchase Consideration
AHI Acquisition
The preliminary fair value of consideration to be transferred is calculated as follows:

Equity consideration (1)	$134,689,000
Closing cash adjustment (2)	100,000
Closing date deficient working capital adjustment (3)	(2,600,000)

Total purchase consideration	$132,189,000

(1)
Represents the estimated fair value of GAHR III Operating Partnership units to be issued as consideration, with a reference value for purposes thereof of $8.71 per unit. Approximately 15,463,683 GAHR III Operating Partnership units are anticipated to be issued.

(2)	Represents the consideration adjustment for the estimated closing cash.

(3)	Represents the consideration adjustment for the estimated working capital deficit.
REIT Merger
The preliminary fair value of consideration to be transferred is calculated as follows:

Deemed issuance of GAHR III Common Stock to GAHR IV stockholders (1)	$767,756,000
Consideration allocated to the acquisition of additional interest in Trilogy REIT Holdings, LLC (2)	(59,700,000)

Total purchase consideration	$708,056,000

(1)
Represents the fair value of GAHR III Common Stock that is deemed to be issued for accounting purposes only. The fair value of the purchase consideration is calculated based on 88,146,464 shares of common stock deemed to be issued by GAHR III at the estimated fair value per share of $8.71. The fair value of the equity consideration will be measured on the closing date at the then-current fair value of the GAHR III Common Stock, which may differ materially from the estimated fair value assumed in this pro forma condensed combined financial information. For example, an increase or decrease in the fair value of GAHR III Common Stock by 10% on the closing date from the value used in this pro forma condensed combined financial information would increase or decrease the value of the purchase consideration by approximately $76,776,000, which would be reflected in this pro forma condensed combined financial information as an increase or decrease to goodwill, offset with a decrease or increase to stockholders’ equity.

(2)
Represents the fair value of GAHR IV’s holdings in Trilogy REIT Holdings, LLC (“Trilogy”). As GAHR III holds controlling interest in Trilogy, and therefore consolidates Trilogy, the consideration attributed to the acquisition of additional interest in Trilogy is accounted for separately from the REIT Merger.

Preliminary Purchase Price Allocation
AHI Acquisition
The following table sets forth the allocation of the preliminary purchase consideration to the estimated fair values of identifiable tangible and intangible assets acquired and liabilities assumed of NewCo with the excess recorded as goodwill:

Cash and cash equivalents	$100,000
Operating lease right-of-use assets, net	3,544,000
Identified intangible assets, net	42,000

Total assets	3,686,000
Accounts payable and accrued liabilities	(2,500,000)
Operating lease liabilities	(3,459,000)

Total liabilities	(5,959,000)
Net liabilities assumed (a)	(2,273,000)
Preliminary purchase consideration (b)	132,189,000

Preliminary goodwill (b) - (a)	$134,462,000

REIT Merger
The following table sets forth the allocation of the preliminary purchase consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of GAHR IV:

Real estate investments, net	$1,094,399,000
Cash and cash equivalents	19,167,000
Accounts and other receivables, net	2,374,000
Restricted cash	735,000
Identified intangible assets, net	127,617,000
Operating lease right-of-use assets, net	14,102,000
Other assets, net	9,923,000

Total assets	1,268,317,000
Mortgage loans payable, net	(18,831,000)
Lines of credit and term loans	(481,400,000)
Accounts payable and accrued liabilities	(21,931,000)
Accounts payable due to affiliates	(1,042,000)
Identified intangible liabilities, net	(16,360,000)
Operating lease liabilities	(10,117,000)
Security deposits, prepaid rent and other liabilities	(6,526,000)

Total liabilities	(556,207,000)
Redeemable noncontrolling interests	(2,527,000)
Noncontrolling interests	(1,527,000)

Net assets acquired (a)	708,056,000

Preliminary purchase consideration (b)	708,056,000

Preliminary goodwill (b) - (a)	$—

The estimated fair value of the assets assumed in the pro forma adjustments presented herein are preliminary. Management’s final determination of the purchase price allocation of the AHI Acquisition and REIT Merger will be based on NewCo’s and GAHR IV’s net assets acquired as of the closing date and based on factors that cannot be predicted with certainty at this time. Therefore, the actual allocations may differ from the pro forma adjustments presented. Any change in the amount of the final purchase price allocated to definite-lived assets could materially affect the carrying amount and the related amortization expense or depreciation expense of such assets.

4.	Notes to Unaudited Pro Forma Condensed Combined Balance Sheet
AHI Acquisition Transaction Accounting Adjustments

(a)
To record the estimated fair value of $42,000 for NewCo’s above-market lease intangible assets, as well as eliminate NewCo’s historical deferred lease receivables of $42,000 and historical prepaid leases of $85,000 referenced in note 4(c). Preliminary identifiable intangible assets consist of the following:

Intangible Assets	Approximate Fair Value	Estimated useful life
Above-market leases	$42,000	4 Years

(b)	To record preliminary estimate of goodwill.

(c)
To record the adjustment for the
right-of-use
assets to equal the remeasured operating lease liabilities presented in note 4(d), adjusted for the off-market
lease assets of $85,000, which represents NewCo’s historical prepaid leases. The remaining difference in the adjustment amount from note 4(d) is attributable to the historical difference between the historical right-of-use assets and operating lease liabilities.

(d)	To record the adjustment for the operating lease liabilities as of March 31, 2021, remeasured using GAHR III’s weighted average discount rate.

(e)	To eliminate NewCo’s historical equity balance.

(f)
To record issuance of GAHR III purchase consideration of $132,189,000, allocated between $70,016,000 as permanent noncontrolling interests to the NewCo sellers, $17,930,000 as redeemable noncontrolling interests to the NewCo sellers, a corresponding $143,000 reduction in the accumulated other comprehensive loss balance attributable to controlling interests, and $44,100,000 offset to additional paid-in capital.

REIT Merger Transaction Accounting Adjustments

(g)	To record the net adjustment to the estimated fair value of acquired real estate investments, net. Preliminary real estate investments consist of the following:

Real estate investments	Approximate Fair Value	Estimated useful lives (in years)	Incremental first year amortization
Land	$111,037,000	N/A	$—
Buildings and improvements	906,754,000	29	31,267,000
Site improvements	31,832,000	6	5,305,000
Unamortized tenant improvement allowances	39,176,000	6	6,530,000
Furniture, fixtures and equipment	5,600,000	5	1,120,000

Total real estate investments	$1,094,399,000		$44,222,000

(h)
To record the payment of estimated transaction costs incurred by GAHR III and GAHR IV, inclusive of the settlement of accrued transaction costs of $995,000, and the payment of transaction costs of $10,710,000 estimated to be incurred subsequent to March 31, 2021 and through the consummation of the REIT Merger.

(i)	To record the redemption of AHI’s noncontrolling interests in GAHR III, GAHR III Operating Partnership, GAHR IV, and GAHR IV Operating Partnership in connection with the REIT Merger.

(j)
To record the net adjustment to the estimated fair value of acquired identifiable intangible assets and liabilities. Preliminary identifiable intangible assets and liabilities consist of the following (the incremental amortization in this table does not include amortization related to assets and liabilities for which the carrying value equals the fair value, as there is no incremental amortization for such assets and liabilities):

Intangible Assets	Approximate Fair Value	Estimated useful lives (in years)	Incremental first year amortization
In-place leases	$82,278,000	6	$13,713,000
Above-market leases	44,991,000	10	3,166,000
Certificates of need	348,000	N/A	—

Total identified intangible assets	$127,617,000		$16,879,000

Intangible Liabilities	Approximate Fair Value	Estimated useful lives (in years)	Incremental first year amortization
Below-market leases	$(16,360,000)	10	$(1,323,000)

Total identified intangible liabilities	$(16,360,000)		$(1,323,000)

(k)	To record remeasured right-of-use assets (“ROU”), inclusive of off-market lease assets of $3,985,000. The off-market lease assets are comprised of the following components:

Above/below ground lease	$1,799,000
Prepaid ground lease	2,186,000

Off-market lease assets in ROU	$3,985,000

(l)
To eliminate GAHR IV’s historical lease commissions of $2,583,000, deferred rent receivable of $13,333,000, and deferred financing costs on its line of credit and term loans of $1,254,000 as these do not represent assets for the Combined Company.

(m)	To eliminate GAHR IV’s investment in Trilogy, as Trilogy is already consolidated by GAHR III.

(n)
To record the net adjustment to the estimated fair value of mortgage loans payable and the removal of GAHR IV’s deferred financing costs and unamortized premiums and discounts as these do not represent liabilities for the Combined Company.

(o)	To record the adjustment for the operating lease liabilities as of March 31, 2021, remeasured using GAHR III’s weighted average discount rate.

(p)	To eliminate GAHR IV’s historical prepaid rent liability, which reflects the off-market lease term and therefore, is included in the identified intangible liability recorded in note 4(j).

(q)	To record the net adjustment to the acquired GAHR IV redeemable and permanent noncontrolling interests to reflect the estimated fair value.

(r)	To reflect the par value of shares of GAHR IV’s equity structure, and the elimination of GAHR III par value, as GAHR IV is the legal acquiror.

(s)	To eliminate GAHR IV’s historical equity balances.

(t)	To reflect issuance of equity consideration.

(u)	To record reduction of the noncontrolling interest in Trilogy resulting from the acquisition of GAHR IV’s interest in Trilogy.

(v)
To record an increase in permanent and redeemable noncontrolling interest balances held by NewCo sellers resulting from the increase in the carrying value of GAHR III Operating Partnership as a result of the merger with GAHR IV Operating Partnership and to record a corresponding increase in the accumulated other comprehensive loss attributable to controlling interests, all of which are offset against additional paid-in capital.

5.	Notes to Unaudited Pro Forma Condensed Combined Statements of Operations for the Three Months Ended March 31, 2021 and for the Year Ended December 31, 2020
AHI Acquisition Transaction Accounting Adjustments

(a)
To eliminate NewCo’s revenues attributed to the management contracts with GAHR III and the corresponding expenses recognized by GAHR III during the period, which are net of amounts capitalized to the balance sheet.

(b)
To eliminate the expenses associated with AHI assets that will not be contributed to NewCo. Additionally, the adjustment also includes elimination of noncontrolling interest income, as NewCo will be wholly owned by GAHR III Operating Partnership.

(c)	To allocate income or loss attributable to the additional noncontrolling interest resulting from the issuance of the GAHR III Operating Partnership units to NewCo sellers.
REIT Merger Transaction Accounting Adjustments

(d)
To eliminate GAHR IV’s historical contra revenue related to the amortization of above- and below-market leases and to record contra revenue based on the fair values of acquired above- and below-market leases.

(e)
To eliminate NewCo’s revenues attributed to the management contracts with GAHR IV and the corresponding expenses recognized by GAHR IV during the period, which are net of amounts capitalized to the balance sheet.

(f)	To record compensation expense for stock grants awarded per the Merger Agreement.

(g)
To eliminate $1,815,000 in the historical transaction costs incurred during the three months ended March 31, 2021 and add such costs to the pro forma income statement for the year ended December 31, 2020, based on the pro forma assumed closing date of January 1, 2020, and to record transaction costs of $10,710,000 estimated to be incurred subsequent to March 31, 2021 and through the consummation of the REIT Merger.

(h)	To eliminate GAHR IV’s historical depreciation expense and to record depreciation expense based on the estimated fair value of the acquired real estate investments.

(i)	To eliminate GAHR IV’s historical amortization expense and to record amortization expense based on the estimated fair value of the acquired intangible assets.

(j)	To eliminate GAHR IV’s historical amortization related to deferred financing costs and unamortized discounts and premiums, and to record amortization based on the estimated fair value of debt.

(k)	To eliminate GAHR IV’s income or loss from unconsolidated entities (i.e. Trilogy) and GAHR III’s income or loss attributable to GAHR IV’s noncontrolling interests in Trilogy.

(l)	To allocate income or loss attributable to the additional noncontrolling interest resulting from the issuance of the GAHR III Operating Partnership units to NewCo sellers.

(m)
Represents the pro forma basic and diluted income (loss) from continuing operations per share calculated using the historical weighted average shares of GAHR III Common Stock outstanding. The convertible GAHR III Operating Partnership units issued as consideration for NewCo are anti-dilutive for the three months ended March 31, 2021 and the year ended December 31, 2020.

(n)
Represents the pro forma basic and diluted loss from continuing operations per share calculated using the historical weighted average shares of GAHR III Common Stock outstanding multiplied by the exchange ratio, as GAHR IV is the legal acquiror, adjusted for the redemption of GAHR IV shares as referenced in note 4(i), and the GAHR IV shares issued at close. The weighted average shares outstanding for the three months ended March 31, 2021 include vested amounts of the new stock grants issued as part of the Merger Agreement. The new stock grants are not included in the weighted average shares outstanding for the year ended December 31, 2020 per their vesting schedule.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors of Griffin-American Healthcare REIT IV, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Griffin-American Healthcare REIT IV, Inc. and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, equity and cash flows, for each of the three years in the period ended December 31, 2020, and the related notes and the schedule listed in the Index at Item 15 (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Impairment of Long-Lived Assets — Determination of Impairment Indicators — Refer to Note 2 to the financial statements
Critical Audit Matter Description
The Company periodically evaluates long-lived assets, primarily consisting of investments in real estate that are carried at historical cost less accumulated depreciation, for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable. The Company considers the following indicators, among others, important that they believe could trigger an impairment review:

•	Significant negative industry or economic trends;

•	A significant underperformance relative to historical or projected future operating results; and

•	A significant change in the extent or manner in which the asset is used or significant physical change in the asset.
If indicators of impairment of long-lived assets are present, the Company evaluates the carrying value of the related real estate investment in relation to the future undiscounted cash flows of the underlying operations. In performing this evaluation, the Company considers market conditions and the Company’s current intentions with respect to holding or disposing of the asset. The Company adjusts the net book value of leased properties and other long-lived assets to fair value if the sum of the expected future undiscounted cash flows, including sales proceeds, is less than carrying value. The Company recognizes an impairment loss at the time any such determination is made.
The total real estate investments balance as of December 31, 2020 was $921,580,000, and impairment losses recorded during 2020 were $3,642,000.
We identified the determination of impairment indicators for real estate investments as a critical audit matter because of the significant assumptions management makes when determining whether events or changes in circumstances have occurred indicating that the carrying amounts of real estate assets may not be recoverable. This required a high degree of auditor judgment when performing audit procedures to evaluate whether management appropriately identified impairment indicators such as changes in historical and future net operating income, occupancy and overall market conditions.
How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures related to the evaluation of real estate investments for possible indicators of impairment included the following, among others:

•	We evaluated management’s impairment analysis by:

–
Evaluating management’s process for identifying impairment indicators and whether management appropriately considered the examples of impairment indicators provided within the Financial Accounting Standards Board’s (“FASB”) Accounting Standard Codification (“ASC”) 360, Property, Plant, & Equipment.

–	Obtaining independent market data to determine if there were additional indicators of impairment not identified by management.

–
Testing the real estate investments for possible indicators of impairment, including searching for adverse asset-specific conditions, such as occupancy and net operating income performance by each investment.

•	Developed an independent expectation of impairment indicators and compared such expectation to management’s analysis.
/s/ Deloitte & Touche LLP
Costa Mesa, California
March 26, 2021
We have served as the Company’s auditor since 2015.

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
CONSOLIDATED BALANCE SHEETS
As of December 31, 2020 and 2019

	December 31,
	2020	2019
ASSETS
Real estate investments, net	$921,580,000	$895,060,000
Cash and cash equivalents	17,411,000	15,290,000
Accounts and other receivables, net	2,635,000	4,608,000
Restricted cash	714,000	556,000
Real estate deposits	—	1,915,000
Identified intangible assets, net	64,101,000	74,023,000
Operating lease right-of-use assets, net	14,133,000	14,255,000
Other assets, net	72,199,000	62,620,000

Total assets	$1,092,773,000	$1,068,327,000

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgage loans payable, net(1)	$17,827,000	$26,070,000
Line of credit and term loans(1)	476,900,000	396,800,000
Accounts payable and accrued liabilities(1)	23,057,000	32,033,000
Accounts payable due to affiliates(1)	1,046,000	1,016,000
Identified intangible liabilities, net	1,295,000	1,601,000
Operating lease liabilities(1)	9,904,000	9,858,000
Security deposits, prepaid rent and other liabilities(1)	10,387,000	9,408,000

Total liabilities	540,416,000	476,786,000
Commitments and contingencies (Note 10)
Redeemable noncontrolling interests (Note 11)	2,618,000	1,462,000
Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value per share; 200,000,000 shares authorized; none issued and outstanding	—	—
Class T common stock, $0.01 par value per share; 900,000,000 shares authorized; 75,690,838 and 74,244,823 shares issued and outstanding as of December 31, 2020 and 2019, respectively	756,000	742,000
Class I common stock, $0.01 par value per share; 100,000,000 shares authorized; 5,648,499 and 5,655,051 shares issued and outstanding as of December 31, 2020 and 2019, respectively	57,000	56,000
Additional paid-in capital	733,192,000	719,894,000
Accumulated deficit	(185,047,000)	(130,613,000)

Total stockholders’ equity	548,958,000	590,079,000
Noncontrolling interest (Note 12)	781,000	—

Total equity	549,739,000	590,079,000

Total liabilities, redeemable noncontrolling interests and equity	$1,092,773,000	$1,068,327,000

(1)
Such liabilities of Griffin-American Healthcare REIT IV, Inc. as of December 31, 2020 and 2019 represented liabilities of Griffin-American Healthcare REIT IV Holdings, LP or its consolidated subsidiaries. Griffin-American Healthcare REIT IV Holdings, LP is a variable interest entity, or VIE, and a consolidated subsidiary of Griffin-American Healthcare REIT IV, Inc. The creditors of Griffin-American Healthcare REIT IV Holdings, LP or its consolidated subsidiaries do not have recourse against Griffin-American Healthcare REIT IV, Inc., except for the 2018 Credit Facility, as defined in Note 7, held by Griffin-American Healthcare REIT IV Holdings, LP in the amount of $476,900,000 and $396,800,000 as of December 31, 2020 and 2019, respectively, which is guaranteed by Griffin-American Healthcare REIT IV, Inc.

The accompanying notes are an integral part of these consolidated financial statements.

F-
17

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2020, 2019 and 2018

	Years Ended December 31,
	2020	2019	2018
Revenues and grant income:
Real estate revenue	$86,321,000	$74,610,000	$47,599,000
Resident fees and services	67,793,000	46,160,000	36,857,000
Grant income	1,005,000	—	—

Total revenues and grant income	155,119,000	120,770,000	84,456,000
Expenses:
Rental expenses	23,450,000	19,226,000	11,499,000
Property operating expenses	60,224,000	37,434,000	30,023,000
General and administrative	16,691,000	15,235,000	9,172,000
Acquisition related expenses	(160,000)	1,974,000	2,795,000
Depreciation and amortization	50,304,000	45,626,000	32,658,000

Total expenses	150,509,000	119,495,000	86,147,000
Other income (expense):
Interest expense:
Interest expense (including amortization of deferred financing costs and debt discount/premium)	(19,955,000)	(16,191,000)	(6,788,000)
Loss in fair value of derivative financial instruments	(870,000)	(4,385,000)	—
Impairment of real estate investments	(3,642,000)	—	—
Income (loss) from unconsolidated entity	629,000	267,000	(110,000)
Other income	286,000	175,000	11,000

Loss before income taxes	(18,942,000)	(18,859,000)	(8,578,000)
Income tax benefit (expense)	—	8,000	(8,000)

Net loss	(18,942,000)	(18,851,000)	(8,586,000)
Less: net loss attributable to noncontrolling interests	885,000	82,000	232,000

Net loss attributable to controlling interest	$(18,057,000)	$(18,769,000)	$(8,354,000)

Net loss per Class T and Class I common share attributable to controlling interest — basic and diluted	$(0.22)	$(0.24)	$(0.15)

Weighted average number of Class T and Class I common shares outstanding — basic and diluted	80,661,645	78,396,077	54,847,197

The accompanying notes are an integral part of these consolidated financial statements.

F-
18

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
CONSOLIDATED STATEMENTS OF EQUITY
For the Years Ended December 31, 2020, 2019 and 2018

	Stockholders’ Equity
	Class T and Class I Common Stock
	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity	Noncontrolling Interest	Total Equity
BALANCE — December 31, 2017	42,207,160	$422,000	$376,284,000	$(23,482,000)	$353,224,000	$—	$353,224,000
Issuance of common stock	25,537,018	256,000	254,996,000	—	255,252,000	—	255,252,000
Offering costs — common stock	—	—	(23,760,000)	—	(23,760,000)	—	(23,760,000)
Issuance of common stock under the DRIP	1,838,711	18,000	17,594,000	—	17,612,000	—	17,612,000
Issuance of vested and nonvested restricted common stock	22,500	—	45,000	—	45,000	—	45,000
Amortization of nonvested common stock compensation	—	—	140,000	—	140,000	—	140,000
Repurchase of common stock	(350,418)	(4,000)	(3,308,000)	—	(3,312,000)	—	(3,312,000)
Adjustment to value of redeemable noncontrolling interests	—	—	(232,000)	—	(232,000)	—	(232,000)
Distributions declared ($0.60 per share)	—	—	—	(32,943,000)	(32,943,000)	—	(32,943,000)
Net loss	—	—	—	(8,354,000)	(8,354,000)	—	(8,354,000	)(1)

BALANCE — December 31, 2018	69,254,971	$692,000	$621,759,000	$(64,779,000)	$557,672,000	$—	$557,672,000

Issuance of common stock	8,884,165	89,000	88,626,000	—	88,715,000	—	88,715,000
Offering costs — common stock	—	—	(7,432,000)	—	(7,432,000)	—	(7,432,000)
Issuance of common stock under the DRIP	2,666,913	26,000	25,507,000	—	25,533,000	—	25,533,000
Issuance of vested and nonvested restricted common stock	22,500	—	43,000	—	43,000	—	43,000
Amortization of nonvested common stock compensation	—	—	164,000	—	164,000	—	164,000
Repurchase of common stock	(928,675)	(9,000)	(8,600,000)	—	(8,609,000)	—	(8,609,000)
Adjustment to value of redeemable noncontrolling interests	—	—	(173,000)	—	(173,000)	—	(173,000)
Distributions declared ($0.60 per share)	—	—	—	(47,065,000)	(47,065,000)	—	(47,065,000)
Net loss	—	—	—	(18,769,000)	(18,769,000)	—	(18,769,000	)(1)

BALANCE — December 31, 2019	79,899,874	$798,000	$719,894,000	$(130,613,000)	$590,079,000	$—	$590,079,000

Offering costs — common stock	—	—	65,000	—	65,000	—	65,000
Issuance of common stock under the DRIP	2,081,895	22,000	19,840,000	—	19,862,000	—	19,862,000
Issuance of vested and nonvested restricted common stock	22,500	—	43,000	—	43,000	—	43,000
Amortization of nonvested common stock compensation	—	—	172,000	—	172,000	—	172,000
Repurchase of common stock	(664,932)	(7,000)	(6,207,000)	—	(6,214,000)	—	(6,214,000)
Contribution from noncontrolling interest	—	—	—	—	—	1,250,000	1,250,000
Distributions to noncontrolling interest	—	—	—	—	—	(77,000)	(77,000)
Adjustment to value of redeemable noncontrolling interests	—	—	(615,000)	—	(615,000)	—	(615,000)
Distributions declared ($0.45 per share)	—	—	—	(36,377,000)	(36,377,000)	—	(36,377,000)
Net loss	—	—	—	(18,057,000)	(18,057,000)	(392,000)	(18,449,000	)(1)

BALANCE — December 31, 2020	81,339,337	$813,000	$733,192,000	$(185,047,000)	$548,958,000	$781,000	$549,739,000

(1)
Amount excludes $493,000, $82,000 and $232,000 for the years ended December 31, 2020, 2019 and 2018, respectively, of net loss attributable to redeemable noncontrolling interests. See Note 11, Redeemable Noncontrolling Interests, for a further discussion.

The accompanying notes are an integral part of these consolidated financial statements.

F-
19

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2020, 2019 and 2018

	Years Ended December 31,
	2020	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(18,942,000)	$(18,851,000)	$(8,586,000)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	50,304,000	45,626,000	32,658,000
Other amortization	2,788,000	3,251,000	1,015,000
Deferred rent	(4,376,000)	(3,076,000)	(3,029,000)
Stock based compensation	215,000	207,000	185,000
(Income) loss from unconsolidated entity	(629,000)	(267,000)	110,000
Distributions of earnings from unconsolidated entity	629,000	157,000	—
Bad debt expense	510,000	1,482,000	1,274,000
Change in fair value of derivative financial instruments	870,000	4,385,000	—
Impairment of real estate investments	3,642,000	—	—
Changes in operating assets and liabilities:
Accounts and other receivables	1,464,000	3,489,000	(7,413,000)
Other assets	(1,380,000)	(121,000)	(328,000)
Accounts payable and accrued liabilities	1,183,000	2,999,000	224,000
Accounts payable due to affiliates	75,000	224,000	338,000
Security deposits, prepaid rent, operating lease and other liabilities	(858,000)	35,000	(1,025,000)

Net cash provided by operating activities	35,495,000	39,540,000	15,423,000

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of real estate investments	(68,509,000)	(195,249,000)	(355,070,000)
Capital expenditures	(8,308,000)	(6,497,000)	(4,257,000)
Investment in unconsolidated entity	—	(600,000)	(48,000,000)
Distributions in excess of earnings from unconsolidated entity	361,000	1,294,000	290,000
Real estate deposits	—	1,385,000	(3,400,000)
Pre-acquisition expenses	—	(267,000)	(1,117,000)

Net cash used in investing activities	(76,456,000)	(199,934,000)	(411,554,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on mortgage loans payable	(8,332,000)	(650,000)	(449,000)
Borrowings under the line of credit and term loans	143,200,000	257,900,000	771,200,000
Payments on the line of credit and term loans	(63,100,000)	(136,100,000)	(580,300,000)
Deferred financing costs	(43,000)	(1,192,000)	(4,092,000)
Proceeds from issuance of common stock	—	90,438,000	254,017,000
Payment of offering costs	(6,444,000)	(19,136,000)	(19,817,000)
Distributions paid	(17,837,000)	(20,905,000)	(13,989,000)
Repurchase of common stock	(6,214,000)	(8,609,000)	(3,312,000)
Contribution from noncontrolling interest	1,250,000	—	—
Distributions to noncontrolling interest	(77,000)	—	—
Contributions from redeemable noncontrolling interests	1,138,000	151,000	369,000
Distributions to redeemable noncontrolling interests	(104,000)	(151,000)	—
Security deposits	(197,000)	(96,000)	(9,000)

Net cash provided by financing activities	43,240,000	161,650,000	403,618,000

F-
20

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
For the Years Ended December 31, 2020, 2019 and 2018

	Years Ended December 31,
	2020	2019	2018
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$2,279,000	$1,256,000	$7,487,000
CASH, CASH EQUIVALENTS AND RESTRICTED CASH — Beginning of period	15,846,000	14,590,000	7,103,000

CASH, CASH EQUIVALENTS AND RESTRICTED CASH — End of period	$18,125,000	$15,846,000	$14,590,000

RECONCILIATION OF CASH, CASH EQUIVALENTS AND RESTRICTED CASH
Beginning of period:
Cash and cash equivalents	$15,290,000	$14,388,000	$7,087,000
Restricted cash	556,000	202,000	16,000

Cash, cash equivalents and restricted cash	$15,846,000	$14,590,000	$7,103,000

End of period:
Cash and cash equivalents	$17,411,000	$15,290,000	$14,388,000
Restricted cash	714,000	556,000	202,000

Cash, cash equivalents and restricted cash	$18,125,000	$15,846,000	$14,590,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for:
Interest	$18,111,000	$13,506,000	$5,194,000
Income taxes	$101,000	$30,000	$14,000
SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES
Investing Activities:
Accrued capital expenditures	$1,616,000	$2,580,000	$5,391,000
Tenant improvement overage	$636,000	$195,000	$692,000
Accrued pre-acquisition expenses	$—	$412,000	$154,000
The following represents the increase in certain assets and liabilities in connection with our acquisitions of real estate investments:
Right-of-use asset	$—	$3,133,000	$—
Other assets	$196,000	$112,000	$225,000
Mortgage loans payable, net	$—	$9,735,000	$5,808,000
Accounts payable and accrued liabilities	$201,000	$1,146,000	$3,415,000
Operating lease liability	$—	$4,489,000	$—
Security deposits and prepaid rent	$11,000	$1,601,000	$2,193,000
Financing Activities:
Issuance of common stock under the DRIP	$19,862,000	$25,533,000	$17,612,000
Distributions declared but not paid	$2,764,000	$4,086,000	$3,459,000
Accrued stockholder servicing fee	$6,100,000	$12,610,000	$16,395,000
Accrued Contingent Advisor Payment	$—	$—	$7,866,000
Receivable from transfer agent	$—	$—	$1,670,000
The accompanying notes are an integral part of these consolidated financial statements.

F-
21

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2020, 2019 and 2018
The use of the words “we,” “us” or “our” refers to Griffin-American Healthcare REIT IV, Inc. and its subsidiaries, including Griffin-American Healthcare REIT IV Holdings, LP, except where otherwise noted.
1. Organization and Description of Business
Griffin-American Healthcare REIT IV, Inc., a Maryland corporation, invests in a diversified portfolio of real estate properties, focusing primarily on medical office buildings, skilled nursing facilities and senior housing facilities that produce current income. We also operate healthcare-related facilities utilizing the structure permitted by the REIT Investment Diversification and Empowerment Act of 2007, which is commonly referred to as a “RIDEA” structure (the provisions of the Internal Revenue Code of 1986, as amended, or the Code, authorizing the RIDEA structure were enacted as part of the Housing and Economic Recovery Act of 2008). We qualified to be taxed as a real estate investment trust, or REIT, under the Code for federal income tax purposes beginning with our taxable year ended December 31, 2016, and we intend to continue to qualify to be taxed as a REIT.
We raised $754,118,000 through a best efforts initial public offering, or our initial offering, and issued 75,639,681 aggregate shares of our Class T and Class I shares of our common stock. In addition, during our initial offering, we issued 3,253,535 aggregate shares of our Class T and Class I common stock pursuant to our distribution reinvestment plan, as amended, or the DRIP, for a total of $31,021,000 in distributions reinvested. Following the deregistration of our initial offering, we continued issuing shares of our common stock pursuant to the DRIP through a subsequent offering, or the 2019 DRIP Offering. We commenced offering shares pursuant to the 2019 DRIP Offering on March 1, 2019, following the termination of our initial offering on February 15, 2019. As of December 31, 2020, a total of $41,471,000 in distributions were reinvested that resulted in 4,342,059 shares of our common stock being issued pursuant to the 2019 DRIP Offering. We collectively refer to the DRIP portion of our initial offering and the 2019 DRIP Offering as our DRIP Offerings. See Note 12, Equity — Distribution Reinvestment Plan and Share Repurchase Plan, for a further discussion.
We conduct substantially all of our operations through Griffin-American Healthcare REIT IV Holdings, LP, or our operating partnership. We are externally advised by Griffin-American Healthcare REIT IV Advisor, LLC, or our advisor, pursuant to an advisory agreement, or the Advisory Agreement, between us and our advisor. The Advisory Agreement was effective as of February 16, 2016 and had a one-year
initial term, subject to successive
one-year
renewals upon the mutual consent of the parties. The Advisory Agreement was last renewed pursuant to the mutual consent of the parties on February 11, 2021 and expires on February 16, 2022. Our advisor uses its best efforts, subject to the oversight and review of our board of directors, or our board, to, among other things, research, identify, review and make investments in and dispositions of properties and securities on our behalf consistent with our investment policies and objectives. Our advisor performs its duties and responsibilities under the Advisory Agreement as our fiduciary. Our advisor is 75.0% owned and managed by wholly owned subsidiaries of American Healthcare Investors, LLC, or American Healthcare Investors, and 25.0% owned by a wholly owned subsidiary of Griffin Capital Company, LLC, or Griffin Capital, or collectively, our co-sponsors.
American Healthcare Investors is 47.1% owned by AHI Group Holdings, LLC, or AHI Group Holdings, 45.1% indirectly owned by Colony Capital, Inc. (NYSE: CLNY), or Colony Capital, and 7.8% owned by James F. Flaherty III, a former partner of Colony Capital. We are not affiliated with Griffin Capital, Griffin Capital Securities, LLC, or our dealer manager, Colony Capital or Mr. Flaherty; however, we are affiliated with our advisor, American Healthcare Investors and AHI Group Holdings. In October 2020, our board established a special committee of our board, which consists of all of our independent directors, to investigate and analyze strategic alternatives, including but not limited to, the sale of our assets, a listing of our shares on a national securities exchange, or a merger with another entity, including a merger with another unlisted entity that we expect would enhance our value.
We currently operate through four reportable business segments: medical office buildings, senior housing, senior housing — RIDEA and skilled nursing facilities. As of December 31, 2020, we owned 89 properties, comprising 94

F-
22

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

buildings, or approximately 4,863,000 square feet of gross leasable area, or GLA, for an aggregate contract purchase price of $1,089,431,000. As of December 31, 2020, we also owned a 6.0% interest in a joint venture which owns a portfolio of integrated senior health campuses and ancillary businesses.
2. Summary of Significant Accounting Policies
The summary of significant accounting policies presented below is designed to assist in understanding our accompanying consolidated financial statements. Such consolidated financial statements and the accompanying notes thereto are the representations of our management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, or GAAP, in all material respects, and have been consistently applied in preparing our accompanying consolidated financial statements.
Basis of Presentation
Our accompanying consolidated financial statements include our accounts and those of our operating partnership and the wholly owned subsidiaries of our operating partnership, as well as any VIEs in which we are the primary beneficiary. We evaluate our ability to control an entity, and whether the entity is a VIE and we are the primary beneficiary, by considering substantive terms of the arrangement and identifying which enterprise has the power to direct the activities of the entity that most significantly impacts the entity’s economic performance.
We operate and intend to continue to operate in an umbrella partnership REIT structure in which our operating partnership, or wholly owned subsidiaries of our operating partnership, will own substantially all of the interests in properties acquired on our behalf. We are the sole general partner of our operating partnership, and as of both December 31, 2020 and 2019, we owned greater than a 99.99% general partnership interest therein. Our advisor is a limited partner, and as of both December 31, 2020 and 2019, owned less than a 0.01% noncontrolling limited partnership interest in our operating partnership.
Because we are the sole general partner of our operating partnership and have unilateral control over its management and major operating decisions (even if additional limited partners are admitted to our operating partnership), the accounts of our operating partnership are consolidated in our accompanying consolidated financial statements. All intercompany accounts and transactions are eliminated in consolidation.
Use of Estimates
The preparation of our accompanying consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as the disclosure of contingent assets and liabilities, at the date of our consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include, but are not limited to, the initial and recurring valuation of certain assets acquired and liabilities assumed through property acquisitions, revenues and grant income, allowance for credit losses, impairment of long-lived and intangible assets and contingencies. These estimates are made and evaluated on an on-going
basis using information that is currently available as well as various other assumptions believed to be reasonable under the circumstances. Actual results could differ from those estimates, perhaps in material adverse ways, and those estimates could be different under different assumptions or conditions.
Cash, Cash Equivalents and Restricted Cash
Cash and cash equivalents consist of all highly liquid investments with a maturity of three months or less when purchased. Restricted cash primarily comprises lender required accounts for property taxes, tenant improvements, capital improvements and insurance, which are restricted as to use or withdrawal.

F-
23

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

Leases
On January 1, 2019, we adopted Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 842,
Leases
, or ASC Topic 842. ASC Topic 842 supersedes ASC Topic 840,
Leases
, or ASC Topic 840. We adopted ASC Topic 842 using the modified retrospective approach whereby the cumulative effect of adoption was recognized on the adoption date and prior periods were not restated. There was no net cumulative effect adjustment to retained earnings as of January 1, 2019 as a result of this adoption. Therefore, with respect to our leases as both lessees and lessors, information is presented under ASC Topic 842 for the years ended December 31, 2020 and 2019, and under ASC Topic 840 for the year ended December 31, 2018. We determine if a contract is a lease upon inception of the lease. We maintain a distinction between finance and operating leases, which is substantially similar to the classification criteria for distinguishing between capital leases and operating leases in the previous lease guidance.
Lessee:
 Pursuant to ASC Topic 842, lessees are required to recognize the following for all leases with terms greater than 12 months at the commencement date: (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease; and (ii) a right-of-use
asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The lease liability is calculated by using either the implicit rate of the lease or the incremental borrowing rate. As a result of the adoption of ASC Topic 842 on January 1, 2019, we recognized an initial amount of operating lease liabilities of $
5,334,000
in our consolidated balance sheet for all of our ground leases. In addition, we recorded corresponding right-of-use
assets of $
11,239,000
, which represent the lease liabilities, net of the existing accrued straight-line rent liabilities and adjusted for unamortized above/below market ground lease intangibles. The accretion of lease liabilities and amortization expense on right-of-use
assets for our operating leases are included in rental expenses in our accompanying consolidated statements of operations. Operating lease liabilities are calculated using our incremental borrowing rate based on the information available as of the lease commencement date.
Lessor:
 Pursuant to ASC Topic 842, lessors bifurcate lease revenues into lease components and non-lease
components and separately recognize and disclose
non-lease
components that are executory in nature. Lease components continue to be recognized on a straight-line basis over the lease term and certain non-lease
components may be accounted for under the revenue recognition guidance in ASC Topic 606,
Revenue from Contracts with Customers,
or ASC Topic 606. See the “Revenue Recognition” section below. ASC Topic 842 also provides for a practical expedient package that permits lessors to not separate non-lease
components from the associated lease component if certain conditions are met. In addition, such practical expedient causes an entity to assess whether a contract is predominately lease or service based, and recognize the revenue from the entire contract under the relevant accounting guidance. Effective upon our adoption of ASC Topic 842 on January 1, 2019, we continued to recognize revenue for our medical office buildings, senior housing and skilled nursing facilities segments under ASC Topic 842 as real estate revenue. Minimum annual rental revenue is recognized on a straight-line basis over the term of the related lease (including rent holidays). Differences between real estate revenue recognized and cash amounts contractually due from tenants under the lease agreements are recorded to deferred rent receivable, which is included in other assets, net in our accompanying consolidated balance sheets. Tenant reimbursement revenue, which comprises additional amounts recoverable from tenants for common area maintenance expenses and certain other recoverable expenses, are considered non-lease
components and variable lease payments. We qualified for and elected the practical expedient as outlined above to combine the non-lease
component with the lease component, which is the predominant component, and therefore the non-lease
component is recognized as part of real estate revenue. In addition, as lessors, we exclude certain lessor costs (i.e., property taxes and insurance) paid directly by a lessee to third parties on our behalf from our measurement of variable lease revenue and associated expense (i.e., no gross up of revenue and expense for these costs); and include lessor costs that we paid and are reimbursed by the lessee in our measurement of variable lease revenue and associated expense (i.e., gross up revenue and expense for these costs). Therefore, we no longer record revenue or expense when the lessee pays the property taxes and insurance directly to a third party.
Our senior housing — RIDEA facilities offer residents room and board (lease component), standard meals and healthcare services
(non-lease
component), and certain ancillary services that are not contemplated in the lease with each resident (i.e., laundry, guest meals, etc.). For our senior housing — RIDEA facilities, we recognize revenue under ASC

F-
24

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

Topic 606 as resident fees and services, based on our predominance assessment from electing the practical expedient outlined above. See the “Revenue Recognition” section below.
See Note 16, Leases, for a further discussion.
Revenue Recognition
Real Estate Revenue
Prior to January 1, 2019, minimum annual rental revenue was recognized on a straight-line basis over the term of the related lease (including rent holidays) in accordance with ASC Topic 840. Differences between real estate revenue recognized and cash amounts contractually due from tenants under the lease agreements were recorded to deferred rent receivable. Tenant reimbursement revenue, which comprises additional amounts recoverable from tenants for common area maintenance expenses and certain other recoverable expenses, was recognized as revenue in the period in which the related expenses were incurred. Tenant reimbursements were recognized and presented in accordance with ASC Subtopic
606-10-55-36,
Revenue Recognition
—
Principal Versus Agent Consideration,
 or ASC Subtopic 606. ASC Subtopic 606 requires that these reimbursements be recorded on a gross basis as we are generally primarily responsible to fulfill the promise to provide specified goods and services. We recognized lease termination fees at such time when there was a signed termination letter agreement, all of the conditions of such agreement had been met and the tenant was no longer occupying the property.
Effective January 1, 2019, we recognize real estate revenue in accordance with ASC Topic 842. See the “Leases” section above.
Resident Fees and Services Revenue
We recognize resident fees and services revenue in accordance with ASC Topic 606. A significant portion of resident fees and services revenue represents healthcare service revenue that is reported at the amount that we expect to be entitled to in exchange for providing patient care. These amounts are due from patients, third-party payors (including health insurers and government programs), other healthcare facilities, and others and includes variable consideration for retroactive revenue adjustments due to settlement of audits, reviews, and investigations. Generally, we bill the patients, third-party payors and other healthcare facilities several days after the services are performed. Revenue is recognized as performance obligations are satisfied.
Performance obligations are determined based on the nature of the services provided by us. Revenue for performance obligations satisfied over time is recognized based on actual charges incurred in relation to total expected (or actual) charges. This method provides a depiction of the transfer of services over the term of the performance obligation based on the inputs needed to satisfy the obligation. Generally, performance obligations satisfied over time relate to patients receiving long-term healthcare services, including rehabilitation services. We measure the performance obligation from admission into the facility to the point when we are no longer required to provide services to that patient. Revenue for performance obligations satisfied at a point in time is recognized when goods or services are provided and we do not believe we are required to provide additional goods or services to the patient.
Because all of its performance obligations relate to contracts with a duration of less than one year, we have elected to apply the optional exemption provided in ASC Topic 606 and, therefore, are not required to disclose the aggregate amount of the transaction price allocated to performance obligations that are unsatisfied or partially unsatisfied at the end of the reporting period. The performance obligations for these contracts are generally completed within months of the end of the reporting period.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

Disaggregation of Resident Fees and Services Revenue
We disaggregate revenue from contracts with customers according to lines of business and payor classes. The transfer of goods and services may occur at a point in time or over time; in other words, revenue may be recognized over the course of the underlying contract, or may occur at a single point in time based upon a single transfer of control. This distinction is discussed in further detail below. We determine that disaggregating revenue into these categories achieves the disclosure objective to depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.
Resident fees and services revenue includes fees for basic housing and assisted living care. We record revenue when services are rendered at amounts billable to individual residents. Residency agreements are generally for a term of 30 days, with resident fees billed monthly in advance. For patients under reimbursement arrangements with Medicaid, revenue is recorded based on contractually agreed-upon amounts or rates on a per resident, daily basis or as services are rendered.
The following tables disaggregate our resident fees and services revenue by line of business, according to whether such revenue is recognized at a point in time or over time:

	Years Ended December 31,
	2020			2019			2018
	Point in Time	Over Time	Total	Point in Time	Over Time	Total	Point in Time	Over Time	Total
Senior housing — RIDEA	$964,000	$66,829,000	$67,793,000	$715,000	$45,445,000	$46,160,000	$847,000	$36,010,000	$36,857,000
The following tables disaggregate our resident fees and services revenue by payor class:

	Years Ended December 31,
	2020	2019	2018
Private and other payors	$61,045,000	$40,140,000	$30,775,000
Medicaid	6,748,000	6,020,000	6,082,000

Total resident fees and services	$67,793,000	$46,160,000	$36,857,000

Accounts Receivable, Net — Resident Fees and Services
The beginning and ending balances of accounts receivable, net
—
resident fees and services are as follows:

	Medicaid	Private and Other Payors	Total
Beginning balance — January 1, 2020	$2,731,000	$281,000	$3,012,000
Ending balance — December 31, 2020	1,123,000	358,000	1,481,000

(Decrease)/increase	$(1,608,000)	$77,000	$(1,531,000)

Financing Component
We have elected a practical expedient allowed under ASC Topic 606 and, therefore, we do not adjust the promised amount of consideration from patients and third-party payors for the effects of a significant financing component due to our expectation that the period between the time the service is provided to a patient and the time that the patient or a third-party payor pays for that service will be one year or less.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

Contract Costs
We have applied a practical expedient provided by ASC Topic 340,
Other Assets and Deferred Costs
, and, therefore, all incremental customer contract acquisition costs are expensed as they are incurred since the amortization period of the asset that we otherwise would have recognized is one year or less in duration.
Government Grants
We have been granted stimulus funds through various federal and state government programs, such as through the Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act, passed by the federal government on March 27, 2020, which were established for eligible healthcare providers to preserve liquidity in response to lost revenues and/or increased healthcare expenses (as such terms are defined in the applicable regulatory guidance) associated with the coronavirus, or
COVID-19,
pandemic. Such grants are not loans and, as such, are not required to be repaid, subject to certain conditions. We recognize government grants as grant income or as a reduction of property operating expenses, as applicable, in our accompanying consolidated statements of operations when there is reasonable assurance that the grants will be received and all conditions to retain the funds will be met. We adjust our estimates and assumptions based on the applicable guidance provided by the government and the best available information that we have. Any stimulus or other relief funds received that are not expected to be used in accordance with such terms and conditions will be returned to the government. For the year ended December 31, 2020, we recognized government grants of $1,005,000 as grant income. As of and for the years ended December 31, 2019 and 2018, we did not recognize any government grants.
Tenant and Resident Receivables and Allowances
On January 1, 2020, we adopted ASC Topic 326,
Financial Instruments Credit Losses
, or ASC Topic 326. We adopted ASC Topic 326 using the modified retrospective approach whereby the cumulative effect of adoption was recognized on the adoption date and prior periods were not restated. There was no net cumulative effect adjustment to retained earnings as of January 1, 2020.
Resident receivables are carried net of an allowance for credit losses. An allowance is maintained for estimated losses resulting from the inability of residents and payors to meet the contractual obligations under their lease or service agreements. Substantially all of such allowances are recorded as direct reductions of resident fees and services revenue as contractual adjustments provided to third-party payors or implicit price concessions in our accompanying consolidated statements of operations. Our determination of the adequacy of these allowances is based primarily upon evaluations of historical loss experience, the residents’ financial condition, security deposits, cash collection patterns by payor and by state, current economic conditions, future expectations in estimating credit losses and other relevant factors. Prior to our adoption of ASC Topic 326 on January 1, 2020, resident receivables were carried net of an allowance for uncollectible amounts.
Tenant receivables and unbilled deferred rent receivables are reduced for uncollectible amounts, which are recognized as direct reductions of real estate revenue in our accompanying consolidated statements of operations. Prior to our adoption of ASC Topic 842 on January 1, 2019, tenant receivables and unbilled deferred rent receivables were reduced for uncollectible amounts. Such amounts were charged to bad debt expense, which was included in general and administrative in our accompanying consolidated statements of operations.
As of December 31, 2020 and 2019, we had $2,086,000 and $902,000, respectively, in allowances, which were determined necessary to reduce receivables by our expected future credit losses. For the years ended December 31, 2020, 2019 and 2018, we increased allowances by $1,614,000, $2,301,000 and $1,790,000, respectively, and reduced allowances for collections or adjustments by $207,000, $1,758,000 and $531,000, respectively. For the years ended December 31, 2020, 2019 and 2018, we did not write off any of our receivables directly to bad debt expense or as direct adjustments to revenue. For the years ended December 31, 2020, 2019 and 2018, $223,000, $962,000 and $21,000, respectively, of our receivables were written off against the related allowances.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

Property Acquisitions
We determine whether a transaction is a business combination, which requires that the assets acquired and liabilities assumed constitute a business. If the assets acquired and liabilities assumed are not a business, we account for the transaction as an asset acquisition. Under both methods, we recognize the identifiable assets acquired and liabilities assumed; however, for a transaction accounted for as an asset acquisition, we allocate the purchase price to the identifiable assets acquired and liabilities assumed based on their relative fair values. We immediately expense acquisition related expenses associated with a business combination and capitalize acquisition related expenses directly associated with an asset acquisition.
We, with assistance from independent valuation specialists, measure the fair value of tangible and identified intangible assets and liabilities, as applicable, based on their respective fair values for acquired properties. Our method for allocating the purchase price to acquired investments in real estate requires us to make subjective assessments for determining fair value of the assets acquired and liabilities assumed. This includes determining the value of the buildings, land, leasehold interests, furniture, fixtures and equipment, above- or below-market rent, in-place
leases, master leases, above- or below-market debt assumed and derivative financial instruments assumed. These estimates require significant judgment and in some cases involve complex calculations. These allocation assessments directly impact our results of operations, as amounts allocated to certain assets and liabilities have different depreciation or amortization lives. In addition, we amortize the value assigned to above- or below-market rent as a component of revenue, unlike in-place
leases and other intangibles, which we include in depreciation and amortization in our accompanying consolidated statements of operations.
The determination of the fair value of land is based upon comparable sales data. In cases where a leasehold interest in the land is acquired, only the above/below market consideration is necessary where the value of the leasehold interest is determined by discounting the difference between the contract ground lease payments and a market ground lease payment back to a present value as of the acquisition date. The fair value of buildings is based upon our determination of the value under two methods: one, as if it were to be replaced and vacant using cost data and, two, also using a residual technique based on discounted cash flow models, as vacant. Factors considered by us include an estimate of carrying costs during the expected lease-up
periods considering current market conditions and costs to execute similar leases. We also recognize the fair value of furniture, fixtures and equipment on the premises, as well as the above- or below-market rent, the value of in-place
leases, master leases, above- or below-market debt and derivative financial instruments assumed.
The value of the above- or below-market component of the acquired in-place
leases is determined based upon the present value (using a discount rate that reflects the risks associated with the acquired leases) of the difference between: (i) the level payment equivalent of the contract rent paid pursuant to the lease; and (ii) our estimate of market rent payments taking into account rent steps throughout the lease. In the case of leases with options, a case-by-case
analysis is performed based on all facts and circumstances of the specific lease to determine whether the option will be assumed to be exercised. The amounts related to above-market leases are included in identified intangible assets, net in our accompanying consolidated balance sheets and are amortized against real estate revenue over the remaining non-cancelable
lease term of the acquired leases with each property. The amounts related to below-market leases are included in identified intangible liabilities, net in our accompanying consolidated balance sheets and are amortized to real estate revenue over the remaining non-cancelable
lease term plus any below-market renewal options of the acquired leases with each property.
The value of
in-place
lease costs are based on management’s evaluation of the specific characteristics of the tenant’s lease and our overall relationship with the tenants. Characteristics considered by us in allocating these values include the nature and extent of the credit quality and expectations of lease renewals, among other factors. The in-place
lease intangible represents the value related to the economic benefit for acquiring a property with in-place
leases as opposed to a vacant property, which is evaluated based on a review of comparable leases for a similar property, terms and conditions for marketing and executing new leases, and implied in the difference between the value of the whole

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

property “as is” and “as vacant.” The net amounts related to in-place
lease costs are included in identified intangible assets, net in our accompanying consolidated balance sheets and are amortized to depreciation and amortization expense over the average downtime of the acquired leases with each property. The net amounts related to the value of tenant relationships, if any, are included in identified intangible assets, net in our accompanying consolidated balance sheets and are amortized to depreciation and amortization expense over the average remaining non-cancelable
lease term of the acquired leases plus the market renewal lease term. The value of a master lease, if any, in which a previous owner or a tenant is relieved of specific rental obligations as additional space is leased, is determined by discounting the expected real estate revenue associated with the master lease space over the assumed lease-up
period.
The value of above- or below-market debt is determined based upon the present value of the difference between the cash flow stream of the assumed mortgage and the cash flow stream of a market rate mortgage at the time of assumption. The net value of above- or below-market debt is included in mortgage loans payable, net in our accompanying consolidated balance sheets and is amortized to interest expense over the remaining term of the assumed mortgage.
The value of derivative financial instruments, if any, is determined in accordance with ASC Topic 820,
Fair Value Measurements and Disclosures
, and is included in other assets or other liabilities in our accompanying consolidated balance sheets.
The values of contingent consideration assets and liabilities, if any, are analyzed at the time of acquisition. For contingent purchase options, the fair market value of the acquired asset is compared to the specified option price at the exercise date. If the option price is below market, it is assumed to be exercised and the difference between the fair market value and the option price is discounted to the present value at the time of acquisition.
Real Estate Investments, Net
We carry our operating properties at our historical cost less accumulated depreciation. The cost of operating properties includes the cost of land and completed buildings and related improvements. Expenditures that increase the service life of properties are capitalized and the cost of maintenance and repairs is charged to expense as incurred. The cost of buildings and capital improvements is depreciated on a straight-line basis over the estimated useful lives of the buildings and capital improvements, up to 39 years, and the cost for tenant improvements is depreciated over the shorter of the lease term or useful life, up to 21 years. The cost of furniture, fixtures and equipment is depreciated over the estimated useful life, up to 20 years. When depreciable property is retired, replaced or disposed of, the related cost and accumulated depreciation is removed from the accounts and any gain or loss is reflected in earnings.
As part of the leasing process, we may provide the lessee with an allowance for the construction of leasehold improvements. These leasehold improvements are capitalized and recorded as tenant improvements and depreciated over the shorter of the useful life of the improvements or the lease term. If the allowance represents a payment for a purpose other than funding leasehold improvements, or in the event we are not considered the owner of the improvements, the allowance is considered to be a lease inducement and is included in other assets, net in our accompanying consolidated balance sheets. Lease inducement is recognized over the lease term as a reduction of real estate revenue on a straight-line basis. Factors considered during this evaluation include, among other things, who holds legal title to the improvements as well as other controlling rights provided by the lease agreement and provisions for substantiation of such costs,
e.g
., unilateral control of the tenant space during the
build-out
process. Determination of the appropriate accounting for the payment of a tenant allowance is made on a lease-by-lease
basis, considering the facts and circumstances of the individual tenant lease. Recognition of lease revenue commences when the lessee is given possession of the leased space upon completion of tenant improvements when we are the owner of the leasehold improvements. However, when the leasehold improvements are owned by the tenant, the lease inception date (and the date on which recognition of lease revenue commences) is the date the tenant obtains possession of the leased space for purposes of constructing its leasehold improvements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

Impairment of Long-Lived and Intangible Assets
We periodically evaluate our long-lived assets, primarily consisting of investments in real estate that we carry at our historical cost less accumulated depreciation, for impairment when events or changes in circumstances indicate that its carrying value may not be recoverable. Indicators we consider important and that we believe could trigger an impairment review include, among others, the following:

•	significant negative industry or economic trends;

•	a significant underperformance relative to historical or projected future operating results; and

•	a significant change in the extent or manner in which the asset is used or significant physical change in the asset.
If indicators of impairment of our long-lived assets are present, we evaluate the carrying value of the related real estate investments in relation to the future undiscounted cash flows of the underlying operations. In performing this evaluation, we consider market conditions and our current intentions with respect to holding or disposing of the asset. We adjust the net book value of leased properties and other long-lived assets to fair value if the sum of the expected future undiscounted cash flows, including sales proceeds, is less than carrying value. We recognize an impairment loss at the time we make any such determination.
If impairment indicators arise with respect to intangible assets with finite useful lives, we evaluate impairment by comparing the carrying amount of the asset to the estimated future undiscounted net cash flows expected to be generated by the asset. If the estimated future undiscounted net cash flows are less than the carrying amount of the asset, then we estimate the fair value of the asset and compare the estimated fair value to the intangible asset’s carrying value. For all of our reporting units, we recognize any shortfall from carrying value as an impairment loss in the current period.
We test other indefinite-lived intangible assets for impairment at least annually, and more frequently if indicators arise. We first assess qualitative factors to determine the likelihood that the fair value of the reporting group is less than its carrying value. If the carrying amount of an indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized. Fair values of other indefinite-lived intangible assets are usually determined based on discounted cash flows or appraised values, as appropriate.
For the years ended December 31, 2020, 2019 and 2018, we did not incur any impairment losses with respect to intangible assets. See Note 3, Real Estate Investments, Net, for a discussion of impairment of long-lived assets.
Properties Held for Sale
A property or a group of properties is reported in discontinued operations in our consolidated statements of operations for current and prior periods if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when either (i) the component has been disposed of; or (ii) is classified as held for sale. At such time as a property is held for sale, such property is carried at the lower of (i) its carrying amount or (ii) fair value less costs to sell. In addition, a property being held for sale ceases to be depreciated. We will classify operating properties as property held for sale in the period in which all of the following criteria are met:

•	management, having the authority to approve the action, commits to a plan to sell the asset;

•	the asset is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets;

•	an active program to locate a buyer or buyers and other actions required to complete the plan to sell the asset has been initiated;

•	the sale of the asset is probable and the transfer of the asset is expected to qualify for recognition as a completed sale within one year;

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

•	the asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and

•	given the actions required to complete the plan to sell the asset, it is unlikely that significant changes to the plan would be made or that the plan would be withdrawn.
Our properties held for sale are included in other assets, net in our accompanying consolidated balance sheets. See Note 3, Real Estate Investments, Net, for a further discussion.
Derivative Financial Instruments
We are exposed to the effect of interest rate changes in the normal course of business. We seek to mitigate these risks by following established risk management policies and procedures, which include the occasional use of derivatives. Our primary strategy in entering into derivative contracts, such as fixed interest rate swaps, is to add stability to interest expense and to manage our exposure to interest rate movements by effectively converting a portion of our variable-rate debt to fixed-rate debt. We do not enter into derivative instruments for speculative purposes.
Derivatives are recognized as either other assets or other liabilities in our accompanying consolidated balance sheets and are measured at fair value. We do not designate our derivative instruments as hedge instruments as defined by guidance under ASC Topic 815,
Derivatives and Hedging
, or ASC Topic 815, which allows for gains and losses on derivatives designated as hedges to be offset by the change in value of the hedged items or to be deferred in other comprehensive income (loss). Changes in the fair value of our derivative financial instruments are recorded as a component of interest expense in gain or loss in fair value of derivative financial instruments in our accompanying consolidated statements of operations.
See Note 8, Derivative Financial Instruments, and Note 14, Fair Value Measurements, for a further discussion of our derivative financial instruments.
Fair Value Measurements
The fair value of certain assets and liabilities is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, we follow a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of our reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and our reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).
Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access. An active market is defined as a market in which transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.
See Note 14, Fair Value Measurements, for a further discussion.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

Real Estate Deposits
Real estate deposits may include refundable and
non-refundable
funds held by escrow agents and others to be applied towards the acquisition of real estate investments, and such future investments are subject to substantial conditions to closing.
Other Assets, Net
Other assets, net primarily consist of our investment in an unconsolidated entity, deferred financing costs on our line of credit and term loans, prepaid expenses and deposits, lease commissions and deferred rent receivables. Deferred financing costs on our line of credit and term loans include amounts paid to lenders and others to obtain financing. Such costs are amortized using the straight-line method over the term of the related line of credit and term loans, which approximates the effective interest rate method. Amortization of deferred financing costs on our line of credit and term loans are included in interest expense in our accompanying consolidated statements of operations. Prepaid expenses are amortized over the related contract periods. Lease commissions are amortized using the straight-line method over the term of the related lease.
We report investments in unconsolidated entities using the equity method of accounting when we have the ability to exercise significant influence over the operating and financial policies. Under the equity method, our share of the investee’s earnings or losses is included in our accompanying consolidated statements of operations. We generally do not recognize equity method losses when such losses exceed our net equity method investment balance unless we have committed to provide such investee additional financial support or guaranteed its obligations. To the extent that our cost basis is different from the basis reflected at the entity level, the basis difference is generally amortized over the lives of the related assets and liabilities, and such amortization is included in our share of equity in earnings of the entity. The initial carrying value of investments in unconsolidated entities is based on the amount paid to purchase the entity interest or the estimated fair value of the assets prior to the sale of interests in the entity. We have elected to follow the cumulative earnings approach when classifying distributions received from equity method investments in our consolidated statements of cash flows, whereby any distributions received up to the amount of cumulative equity earnings would be considered a return on investment and classified in operating activities and any excess distributions would be considered a return of investment and classified in investing activities. We evaluate our equity method investments for impairment based upon a comparison of the estimated fair value of the equity method investment to its carrying value. When we determine a decline in the estimated fair value of such an investment below its carrying value is other-than-temporary, an impairment is recorded. For the years ended December 31, 2020, 2019 and 2018, we did not incur any impairment losses from unconsolidated entities.
See Note 5, Other Assets, Net, for a further discussion.
Income Taxes
We qualified, and elected to be taxed, as a REIT under the Code for federal income tax purposes beginning with our taxable year ended December 31, 2016, and we intend to continue to qualify to be taxed as a REIT. To maintain our qualification as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute to our stockholders a minimum of 90.0% of our annual taxable income, excluding net capital gains. Existing Internal Revenue Service, or IRS, guidance includes a safe harbor pursuant to which publicly offered REITs can satisfy the distribution requirement by distributing a combination of cash and stock to stockholders. In general, to qualify under the safe harbor, each stockholder must elect to receive either cash or stock, and the aggregate cash component of the distribution to stockholders must represent at least 20.0% of the total distribution. In May 2020, the IRS issued similar guidance that lowered the cash component of the distribution to 10.0% for dividends declared between April 1, 2020 and December 31, 2020. As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders.

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

If we fail to maintain our qualification as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the IRS grants us relief under certain statutory provisions. Such an event could have a material adverse effect on our net income and net cash available for distribution to our stockholders.
We may be subject to certain state and local income taxes on our income, property or net worth in some jurisdictions, and in certain circumstances we may also be subject to federal excise taxes on undistributed income. In addition, certain activities that we undertake are conducted by subsidiaries, which we elected to be treated as taxable REIT subsidiaries, or TRS, to allow us to provide services that would otherwise be considered impermissible for REITs. Accordingly, we recognize income tax benefit or expense for the federal, state and local income taxes incurred by our TRS.
We account for deferred income taxes using the asset and liability method and recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in our financial statements or tax returns. Under this method, we determine deferred tax assets and liabilities based on the temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets reflect the impact of the future deductibility of operating loss carryforwards. A valuation allowance is provided if we believe it is more likely than not that all or some portion of the deferred tax asset will not be realized. Any increase or decrease in the valuation allowance that results from a change in circumstances, and that causes us to change our judgment about the realizability of the related deferred tax asset, is included in income tax benefit or expense in our accompanying consolidated statements of operations when such changes occur. Any increase or decrease in the deferred tax liability that results from a change in circumstances, and that causes us to change our judgment about expected future tax consequences of events, is recorded in income tax benefit or expense in our accompanying consolidated statements of operations.
Net deferred tax assets are included in other assets, net, or net deferred tax liabilities are included in security deposits, prepaid rent and other liabilities, in our accompanying consolidated balance sheets.
See Note 15, Income Taxes, for a further discussion.
Segment Disclosure
We segregate our operations into reporting segments in order to assess the performance of our business in the same way that management reviews our performance and makes operating decisions. Accordingly, when we acquired our first medical office building in June 2016; senior housing facility in December 2016; senior housing — RIDEA facility in November 2017; and skilled nursing facility in March 2018, we added a new reportable segment at each such time. As of December 31, 2020, we have determined that we operate through four reportable business segments, with activities related to investing in medical office buildings, senior housing, senior housing — RIDEA and skilled nursing facilities.
See Note 17, Segment Reporting, for a further discussion.
GLA and Other Measures
GLA and other measures used to describe real estate investments included in our accompanying consolidated financial statements are presented on an unaudited basis.
Recently Issued Accounting Pronouncements
In March 2020, the FASB issued Accounting Standards Update, or ASU,
2020-04,
Facilitation of the Effects of Reference Rate Reform on Financial Reporting,
or
ASU
2020-04,
which provides optional expedients and
exceptions for

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

applying GAAP to contract modifications and hedging relationships, subject to meeting certain criteria, that reference the London Inter-bank Offered Rate, or LIBOR, or another reference rate expected to be discontinued. ASU
2020-04
is effective for fiscal years and interim periods beginning after March 12, 2020 through December 31, 2022. We are currently evaluating this guidance to determine the impact on our disclosures.
In April 2020, the FASB issued a question and answer document, or the Lease Modification Q&A, to provide guidance for the application of lease accounting modifications within ASC Topic 842 to lease concessions granted by lessors related to the effects of the
COVID-19
pandemic. Lease accounting modification guidance in ASC Topic 842 addresses routine changes or enforceable rights and obligations to lease terms as a result of negotiations between the lessor and the lessee; however, the guidance does not take into consideration concessions granted to address sudden liquidity constraints of lessees arising from the
COVID-19
pandemic. The underlying premise of ASC Topic 842 requires a modified lease to be accounted for as a new lease if the modified terms and conditions affect the economics of the lease for the remainder of the lease term. Further, a lease modification resulting from lease concessions would require the application of the modification framework pursuant to ASC Topic 842 on a lease-by-lease
basis. The potential large volume of contracts to be assessed due to the
COVID-19
pandemic may be burdensome and complex for entities to evaluate the lease modification accounting for each lease. Therefore, the Lease Modification Q&A allows entities to elect to account for lease concessions related to the effects of the
COVID-19
pandemic as if they were granted under the enforceable rights included in the original contract and are outside of the lease modification framework pursuant to ASC Topic 842. Such election is available for lease concessions that do not result in a substantial increase in the rights of the lessor or the obligations of the lessee (e.g., total payments required by the modified contract being substantially the same as or less than total payments required by the original contract) and is to be applied consistently to leases with similar characteristics and circumstances.
As a result of the
COVID-19
pandemic, we have granted lease concessions to an insignificant number of tenants within our medical office building segment, such as in the form of rent abatements with lease term extensions and rent payment deferrals requiring payment within one year. Such concessions were not material to our consolidated financial statements, and as such, we elected not to apply the relief from lease modification accounting provided in the Lease Modification Q&A. We evaluate each lease concession granted as a result of the effects of the
COVID-19
pandemic to determine whether the concession reflects: (i) a resolution of contractual rights in the original lease and is thus outside of the lease modification framework of ASC Topic 842; or (ii) a modification for which we would be required to apply the lease modification framework of ASC Topic 842. The application of the lease modification framework of ASC Topic 842 to lease concessions granted due to the effects of the
COVID-19
pandemic did not have a material impact on our consolidated financial statements.
3. Real Estate Investments, Net
Our real estate investments, net consisted of the following as of December 31, 2020 and 2019:

	December 31,
	2020	2019
Building and improvements	$884,816,000	$836,091,000
Land	109,444,000	103,371,000
Furniture, fixtures and equipment	8,599,000	6,656,000

	1,002,859,000	946,118,000
Less: accumulated depreciation	(81,279,000)	(51,058,000)

Total	$921,580,000	$895,060,000

Depreciation expense for the years ended December 31, 2020, 2019 and 2018 was $31,563,000, $27,435,000 and $16,723,000, respectively. In addition to the property acquisition transactions discussed below, for the years ended

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

December 31, 2020, 2019 and 2018, we incurred capital expenditures of $5,556,000, $4,537,000 and $3,643,000, respectively, for our medical office buildings, $1,767,000, $2,505,000 and $5,342,000, respectively, for our senior housing — RIDEA facilities, $657,000, $0 and $0, respectively, for our skilled nursing facilities and $0, $75,000 and $0, respectively, for our senior housing facilities.
During 2020, we committed to a plan to sell two senior housing facilities within our senior housing – RIDEA reporting segment and commenced actively marketing such assets for sale. We determined that the fair values of such facilities less costs to sell were lower than their carrying values. Therefore, we recognized an aggregate impairment charge of $3,642,000 for the year ended December 31, 2020, which reduced the total aggregate carrying value of such assets to $6,415,000. The carrying values of such senior housing — RIDEA facilities were reclassified to properties held for sale, which are included in other assets, net in our accompanying consolidated balance sheets. The fair values of such facilities were determined by the sales price from an executed purchase and sales agreement with a third-party buyer, and adjusted for anticipated selling costs, which were considered Level 2 measurements within the fair value hierarchy. We did not recognize impairment charges on long-lived assets for the years ended December 31, 2019 and 2018.
In June 2020, we paid an
earn-out
of $1,483,000 in connection with Overland Park MOB, originally purchased in August 2019, which we capitalized and included in real estate investments, net in our accompanying consolidated balance sheets. Such amount was paid upon the condition being met for an existing tenant to lease and occupy additional space. In addition, we paid our advisor a base acquisition fee, as defined in Note 13, Related Party Transactions — Acquisition and Development Stage — Acquisition Fee, of $34,000, or 2.25% of the
earn-out
amount.
In December 2020, we paid an
earn-out
of $360,000 in connection with Catalina Madera ALF, originally purchased in January 2020, which we capitalized and included in real estate investments, net in our accompanying consolidated balance sheets. Such amount was paid upon the condition being met for achievement of a certain financial metric. In addition, we paid our advisor a base acquisition fee of $8,000, or 2.25% of the earn-out
amount.
Acquisitions in 2020
For the year ended December 31, 2020, using cash on hand and debt financing, we completed the acquisition of seven buildings from unaffiliated third parties. The following is a summary of our property acquisitions for the year ended December 31, 2020:

Acquisition	Location	Type	Date Acquired	Contract Purchase Price	Line of Credit(1)	Total Acquisition Fee(2)
Catalina West Haven ALF(3)	West Haven, UT	Senior Housing — RIDEA	01/01/20	$12,799,000	$12,700,000	$278,000
Louisiana Senior Housing Portfolio(4)	Gonzales, Monroe, New Iberia, Shreveport and Slidell, LA	Senior Housing — RIDEA	01/03/20	34,000,000	32,700,000	737,000
Catalina Madera ALF(3)	Madera, CA	Senior Housing — RIDEA	01/31/20	17,900,000	17,300,000	389,000

Total				$64,699,000	$62,700,000	$1,404,000

(1)	Represents a borrowing under the 2018 Credit Facility, as defined in Note 7, Line of Credit and Term Loans, at the time of acquisition.

(2)
Our advisor was paid, as compensation for services rendered in connection with the investigation, selection and acquisition of our properties, a base acquisition fee of 2.25% of the contract purchase price paid by us.

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

(3)
On January 1, 2020 and January 31, 2020, we completed the acquisitions of Catalina West Haven ALF and Catalina Madera ALF, respectively, pursuant to a joint venture with an affiliate of Avalon Health Care, Inc., or Avalon, an unaffiliated third party. Our ownership of the joint venture is approximately 90.0%.

(4)
On January 3, 2020, we completed the acquisition of Louisiana Senior Housing Portfolio pursuant to a joint venture with an affiliate of Senior Solutions Management Group, or SSMG, an unaffiliated third party. Our ownership of the joint venture is approximately 90.0%.

For the year ended December 31, 2020, we accounted for our property acquisitions completed as asset acquisitions. We incurred and capitalized base acquisition fees and direct acquisition related expenses of $2,545,000. The following table summarizes the purchase price of the assets acquired at the time of acquisition based on their relative fair values:

2020 Acquisitions
Building and improvements	$49,792,000
Land	7,632,000
In-place leases	8,974,000
Furniture, fixtures and equipment	854,000

Total assets acquired	$67,252,000

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36

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

Acquisitions in 2019
For the year ended December 31, 2019, using net proceeds from our initial offering and debt financing, we completed the acquisition of 18 buildings from unaffiliated third parties. The following is a summary of our property acquisitions for the year ended December 31, 2019:

Acquisition(1)	Location	Type	Date Acquired	Contract Purchase Price	Mortgage Loan Payable(2)	Line of Credit(3)	Total Acquisition Fee(4)
Lithonia MOB	Lithonia, GA	Medical Office	03/05/19	$10,600,000	$—	$—	$477,000
West Des Moines SNF	West Des Moines, IA	Skilled Nursing	03/24/19	7,000,000	—	—	315,000
Great Nord MOB Portfolio	Tinley Park, IL; Chesterton and Crown Point, IN; and Plymouth, MN	Medical Office	04/08/19	44,000,000	—	15,000,000	1,011,000
Michigan ALF Portfolio(5)	Grand Rapids, MI	Senior Housing	05/01/19	14,000,000	10,493,000	3,500,000	315,000
Overland Park MOB	Overland Park, KS	Medical Office	08/05/19	28,350,000	—	28,700,000	638,000
Blue Badger MOB	Marysville, OH	Medical Office	08/09/19	13,650,000	—	12,000,000	307,000
Bloomington MOB	Bloomington, IL	Medical Office	08/13/19	18,200,000	—	17,400,000	409,000
Memphis MOB	Memphis, TN	Medical Office	08/15/19	8,700,000	—	8,600,000	196,000
Haverhill MOB	Haverhill, MA	Medical Office	08/27/19	15,500,000	—	15,450,000	349,000
Fresno MOB	Fresno, CA	Medical Office	10/30/19	10,000,000	—	9,950,000	225,000
Colorado Foothills MOB Portfolio	Arvada, Centennial and Colorado Springs, CO	Medical Office	11/19/19	31,200,000	—	30,500,000	702,000

Total				$201,200,000	$10,493,000	$141,100,000	$4,944,000

(1)	We own 100% of our properties acquired for the year ended December 31, 2019.

(2)	Represents the principal balance of the mortgage loan payable assumed by us at the time of acquisition.

(3)	Represents a borrowing under the 2018 Credit Facility at the time of acquisition.

(4)
Our advisor was paid, as compensation for services rendered in connection with the investigation, selection and acquisition of our properties, a base acquisition fee of 2.25% of the contract purchase price paid by us. In addition, the total acquisition fee may include a Contingent Advisor Payment, as defined in Note 13, Related Party Transactions, up to 2.25% of the contract purchase price paid by us. See Note 13, Related Party Transactions — Acquisition and Development Stage — Acquisition Fee, for a further discussion.

(5)	We added three buildings to our existing Michigan ALF Portfolio. The other six buildings in the Michigan ALF Portfolio were acquired in December 2018.

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

For the year ended December 31, 2019,
we accounted for our property acquisitions completed as asset acquisitions. We incurred and capitalized base acquisition fees and direct acquisition related expenses of $
6,461,000
. In addition, we incurred Contingent Advisor Payments of $
418,000
to our advisor for certain property acquisitions.
The following table summarizes the purchase price of the assets acquired and liabilities assumed at the time of acquisition based on their relative fair values:

2019 Acquisitions
Building and improvements	$164,084,000
Land	20,286,000
In-place leases	21,393,000
Above-market leases	2,578,000
Right-of-use asset	3,133,000

Total assets acquired	211,474,000

Mortgage loan payable (including debt discount of $758,000)	(9,735,000)
Below-market leases	(874,000)
Operating lease liability	(4,489,000)

Total liabilities assumed	(15,098,000)

Net assets acquired	$196,376,000

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

Acquisitions in 2018
For the year ended December 31, 2018, using net proceeds from our initial offering and debt financing, we completed the acquisition of 29 buildings from unaffiliated third parties. The following is a summary of our property acquisitions for the year ended December 31, 2018:

Acquisition(1)	Location	Type	Date Acquired	Contract Purchase Price	Mortgage Loan Payable(2)	Line of Credit(3)	Total Acquisition Fee(4)
Central Wisconsin Senior Care Portfolio	Sun Prairie and Waunakee, WI	Skilled Nursing	03/01/18	$22,600,000	$—	$22,600,000	$1,018,000
Sauk Prairie MOB	Prairie du Sac, WI	Medical Office	04/09/18	19,500,000	—	19,500,000	878,000
Surprise MOB	Surprise, AZ	Medical Office	04/27/18	11,650,000	—	8,000,000	524,000
Southfield MOB	Southfield, MI	Medical Office	05/11/18	16,200,000	6,071,000	10,000,000	728,000
Pinnacle Beaumont ALF(5)	Beaumont, TX	Senior Housing — RIDEA	07/01/18	19,500,000	—	19,400,000	868,000
Grand Junction MOB	Grand Junction, CO	Medical Office	07/06/18	31,500,000	—	31,400,000	1,418,000
Edmonds MOB	Edmonds, WA	Medical Office	07/30/18	23,500,000	—	22,000,000	1,058,000
Pinnacle Warrenton ALF(5)	Warrenton, MO	Senior Housing — RIDEA	08/01/18	8,100,000	—	8,100,000	360,000
Glendale MOB	Glendale, WI	Medical Office	08/13/18	7,600,000	—	7,000,000	342,000
Missouri SNF Portfolio	Florissant, Kansas City, Milan, Moberly, Salisbury, Sedalia, St. Elizabeth and Trenton, MO	Skilled Nursing	09/28/18	88,200,000	—	87,000,000	3,970,000
Flemington MOB Portfolio	Flemington, NJ	Medical Office	11/29/18	16,950,000	—	15,500,000	763,000
Lawrenceville MOB II	Lawrenceville, GA	Medical Office	12/19/18	9,999,000	—	10,100,000	450,000
Mill Creek MOB	Mill Creek, WA	Medical Office	12/21/18	8,250,000	—	6,200,000	371,000
Modesto MOB	Modesto, CA	Medical Office	12/28/18	16,000,000	—	15,400,000	720,000
Michigan ALF Portfolio	Grand Rapids, Holland, Howell, Lansing and Wyoming, MI	Senior Housing	12/28/18	56,000,000	—	53,400,000	2,520,000

Total				$355,549,000	$6,071,000	$335,600,000	$15,988,000

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39

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

(1)	We own 100% of our properties acquired in 2018, with the exception of Pinnacle Beaumont ALF and Pinnacle Warrenton ALF.

(2)	Represents the principal balance of the mortgage loan payable assumed by us at the time of acquisition.

(3)	Represents a borrowing under the 2016 Credit Facility or 2018 Credit Facility, as defined in Note 7, Line of Credit and Term Loans, at the time of acquisition.

(4)
Our advisor was paid, as compensation for services rendered in connection with the investigation, selection and acquisition of our properties, a base acquisition fee of 2.25% of the portion of the aggregate contract purchase price paid by us. In addition, the total acquisition fee includes a Contingent Advisor Payment.

(5)
On July 1, 2018 and August 1, 2018, we completed the acquisitions of Pinnacle Beaumont ALF and Pinnacle Warrenton ALF, respectively, pursuant to a joint venture with an affiliate of Meridian Senior Living, LLC, or Meridian, an unaffiliated third party. Our ownership of the joint venture is approximately 98.0%.

For the year ended December 31, 2018, we accounted for our property acquisitions completed as asset acquisitions. We incurred and capitalized base acquisition fees and direct acquisition related expenses of $13,021,000. In addition, we incurred Contingent Advisor Payments of $7,994,000 to our advisor for such property acquisitions. The following table summarizes the purchase price of the assets acquired and liabilities assumed at the time of acquisition based on their relative fair values:

2018 Acquisitions
Building and improvements	$289,830,000
Land	30,878,000
Furniture, fixtures and equipment	79,000
In-place leases	45,439,000
Certificates of need	348,000
Leasehold interests	93,000
Above-market leases	200,000

Total assets acquired	366,867,000

Mortgage loan payable (including debt discount of $263,000)	(5,808,000)
Below-market leases	(269,000)

Total liabilities assumed	(6,077,000)

Net assets acquired	$360,790,000

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

4. Identified Intangible Assets, Net
Identified intangible assets, net consisted of the following as of December 31, 2020 and 2019:

	December 31,
	2020	2019
Amortized intangible assets:
In-place leases, net of accumulated amortization of $32,134,000 and $18,273,000 as of December 31, 2020 and 2019, respectively (with a weighted average remaining life of 8.8 years and 9.5 years as of December 31, 2020 and 2019, respectively)	$61,166,000	$70,650,000
Above-market leases, net of accumulated amortization of $1,009,000 and $609,000 as of December 31, 2020 and 2019, respectively (with a weighted average remaining life of 9.1 years and 9.5 years as of December 31, 2020 and 2019, respectively)	2,587,000	3,025,000
Unamortized intangible assets:
Certificates of need	348,000	348,000

Total	$64,101,000	$74,023,000

Amortization expense on identified intangible assets for the years ended December 31, 2020, 2019 and 2018 was $18,897,000, $18,384,000 and $16,180,000, respectively, which included $438,000, $310,000 and $208,000, respectively, of amortization recorded against real estate revenue for above-market leases in our accompanying consolidated statements of operations.
The aggregate weighted average remaining life of the identified intangible assets was 8.8 years and 9.5 years as of December 31, 2020 and 2019, respectively. As of December 31, 2020, estimated amortization expense on the identified intangible assets for each of the next five years ending December 31 and thereafter was as follows:

Year	Amount
2021	$11,920,000
2022	8,648,000
2023	7,384,000
2024	6,155,000
2025	4,977,000
Thereafter	24,669,000

Total	$63,753,000

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

5. Other Assets, Net
Other assets, net consisted
 of the following as of December 31, 2020 and 2019:

	December 31,
	2020	2019
Investment in unconsolidated entity	$46,653,000	$47,016,000
Deferred rent receivables	12,395,000	8,018,000
Prepaid expenses, deposits and other assets	9,028,000	2,380,000
Lease commissions, net of accumulated amortization of $426,000 and $174,000 as of December 31, 2020 and 2019, respectively	2,399,000	1,623,000
Deferred financing costs, net of accumulated amortization of $3,397,000 and $1,517,000 as of December 31, 2020 and 2019, respectively(1)	1,724,000	3,583,000

Total	$72,199,000	$62,620,000

(1)
Deferred financing costs only include costs related to our line of credit and term loans. Amortization expense on deferred financing costs of our line of credit and term loans for the years ended December 31, 2020, 2019 and 2018 was $1,880,000, $2,028,000 and $1,000,000, respectively, which is recorded to interest expense in our accompanying consolidated statements of operations. See Note 7, Line of Credit and Term Loans, for a further discussion.

Investment in unconsolidated entity represents our purchase of 6.0% of the total membership interests of Trilogy REIT Holdings, LLC, or the Trilogy Joint Venture, from unaffiliated third parties on October 1, 2018 for $48,000,000 in cash, based on an estimated gross enterprise value of $93,154,000 consisting of our equity investment and a calculated share of the debt of the Trilogy Joint Venture based on our ownership interest. The Trilogy Joint Venture, through an approximately 96.7% owned subsidiary, owns and operates purpose-built integrated senior health campuses, including skilled nursing facilities and assisted living facilities, located across several states, as well as certain ancillary businesses. In addition to our membership interests, the Trilogy Joint Venture is 70.0% indirectly owned by Griffin-American Healthcare REIT III, Inc., or GAHR III, and the remaining 24.0% is indirectly owned by NorthStar Healthcare Income, Inc. GAHR III, through a wholly owned subsidiary, serves as the manager of the Trilogy Joint Venture and both GAHR III and us are sponsored by American Healthcare Investors. In connection with the purchase of the Trilogy Joint Venture membership interests, we paid to our advisor a base acquisition fee of approximately $2,096,000, or 2.25% of the estimated gross enterprise value of the Trilogy Joint Venture membership interests acquired by us. Additionally, we paid a Contingent Advisor Payment of approximately $2,096,000, or 2.25% of the estimated gross enterprise value of the Trilogy Joint Venture membership interests acquired by us.
As of December 31, 2020 and 2019, the unamortized basis difference of our joint venture investment in an unconsolidated entity of $16,791,000 and $17,248,000, respectively, is primarily attributable to the difference between the amount for which we purchased our interest in the entity, including transaction costs, and the historical carrying value of the net assets of the entity. This difference is being amortized over the remaining useful life of the related assets and included in income or loss from unconsolidated entity in our accompanying consolidated statements of operations.
6. Mortgage Loans Payable, Net
As of December 31, 2020 and 2019, mortgage
 loans payable were $
18,766,000
($
17,827,000
, net of discount/premium and deferred financing costs) and $
27,099,000
($
26,070,000
, net of discount/premium and deferred financing costs), respectively. As of December 31, 2020, we had three
fixed-rate mortgage loans with interest rates ranging from
3.67
% to
5.25
% per annum, maturity dates ranging from April 1, 2025 to February 1, 2051 and a weighted average

F-
4
2

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

effective interest rate of 3.93%. As of December 31, 2019, we had four fixed-rate mortgage loans with interest rates ranging from 3.67% to 5.25% per annum, maturity dates ranging from April 1, 2020 to February 1, 2051 and a weighted average effective interest rate of 4.18%.
In January 2020, we paid off a mortgage loan payable with a principal balance of $7,738,000, which had an original maturity date of April 1, 2020. We did not incur any prepayment penalties or fees in connection with such payoff. The following table reflects the changes in the carrying amount of mortgage loans payable, net for the years ended December 31, 2020 and 2019:

	December 31,
	2020	2019
Beginning balance	$26,070,000	$16,892,000
Additions:
Assumption of mortgage loan payable, net	—	9,735,000
Amortization of deferred financing costs	40,000	78,000
Amortization of discount/premium on mortgage loans payable	49,000	41,000
Deductions:
Scheduled principal payments on mortgage loans payable	(8,332,000)	(650,000)
Deferred financing costs	—	(26,000)

Ending balance	$17,827,000	$26,070,000

As of December
31
, 2020
, the principal payments due on our mortgage loans payable for each of the next five years ending December 31 and thereafter were as follows:

Year	Amount
2021	$607,000
2022	651,000
2023	680,000
2024	711,000
2025	5,878,000
Thereafter	10,239,000

Total	$18,766,000

7. Line of Credit and Term Loans
2016 Credit Facility
On August 25, 2016, we, through our operating partnership, as borrower, and certain of our subsidiaries, or the subsidiary guarantors, and us, collectively as guarantors, entered into a credit agreement, or the 2016 Credit Agreement, with Bank of America, N.A., or Bank of America, as administrative agent, swing line lender and letters of credit issuer; and KeyBank, National Association, or KeyBank, as syndication agent and letters of credit issuer, to obtain a revolving line of credit with an aggregate maximum principal amount of $100,000,000, or the 2016 Line of Credit, subject to certain terms and conditions.
The 2016 Line of Credit would have matured on August 25, 2019.
On each of October 31, 2017
 and September 28, 2018, we amended the 2016 Credit Agreement. The material terms of such amendments provided for increases in both the revolving line of credit and term loan commitments, which resulted in an aggregate borrowing capacity under the 2016 Line of Credit of $
350,000,000
. On November 20, 2018, we,

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

through our operating partnership, terminated the 2016 Credit Agreement, as amended, and entered into the 2018 Credit Agreement as described below. We currently do not have any obligations under the 2016 Credit Agreement, as amended.
2018 Credit Facility
On November 20, 2018, we, through our operating partnership as borrower, and certain of our subsidiaries, or the subsidiary guarantors, and us, collectively as guarantors, entered into a credit agreement, or the 2018 Credit Agreement, with Bank of America, as administrative agent, swing line lender and letters of credit issuer; KeyBank, as syndication agent and letters of credit issuer; Citizens Bank, National Association, as syndication agent, joint lead arranger and joint bookrunner; Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arranger and joint bookrunner; KeyBanc Capital Markets, as joint lead arranger and joint bookrunner; and the lenders named therein, to obtain a credit facility with an initial aggregate maximum principal amount of $400,000,000, or the 2018 Credit Facility. The 2018 Credit Facility initially consisted of a senior unsecured revolving credit facility in the initial aggregate amount of $150,000,000 and senior unsecured term loan facilities in the initial aggregate amount of $250,000,000. We may obtain up to $20,000,000 in the form of standby letters of credit and up to $50,000,000 in the form of swing line loans. On November 1, 2019, we entered into an amendment to the 2018 Credit Agreement, or the 2019 Amendment, with Bank of America, KeyBank and a syndicate of other banks, as lenders, which increased the term loan commitment by $45,000,000 and increased the revolving credit facility by $85,000,000. As a result of the 2019 Amendment, the aggregate borrowing capacity under the 2018 Credit Facility was $530,000,000. Except as modified by the 2019 Amendment, the material terms of the 2018 Credit Agreement, as amended, remain in full force and effect.
The maximum principal amount of the 2018 Credit Facility may be increased by up to $120,000,000, for a total principal amount of $650,000,000, subject to: (i) the terms of the 2018 Credit Agreement, as amended; and (ii) at least five business days prior written notice to Bank of America. The 2018 Credit Facility matures on November 19, 2021 and may be extended for one
12-month
period during the term of the 2018 Credit Agreement, as amended, subject to satisfaction of certain conditions, including payment of an extension fee.
At our option, the 2018 Credit Facility bears interest at per annum rates equal to (a)(i) the Eurodollar Rate, as defined in the 2018 Credit Agreement, as amended, plus (ii) a margin ranging from 1.70% to 2.20% based on our Consolidated Leverage Ratio, as defined in the 2018 Credit Agreement, as amended, or (b)(i) the greater of: (1) the prime rate publicly announced by Bank of America, (2) the Federal Funds Rate, as defined in the 2018 Credit Agreement, as amended, plus 0.50%, (3) the one-month
Eurodollar Rate plus 1.00%, and (4) 0.00%, plus (ii) a margin ranging from 0.70% to 1.20% based on our Consolidated Leverage Ratio. Accrued interest on the 2018 Credit Facility is payable monthly. The loans may be repaid in whole or in part without prepayment premium or penalty, subject to certain conditions.
We are required to pay a fee on the unused portion of the lenders’ commitments under the 2018 Credit Agreement, as amended, at a per annum rate equal to 0.20% if the average daily used amount is greater than 50.00% of the commitments and 0.25% if the average daily used amount is less than or equal to 50.00
% of the commitments, which fee shall be measured and payable on a quarterly basis.
As of both December 31, 2020 and 2019, our aggregate borrowing capacity under the 2018 Credit Facility was $
530,000,000
. As of December 31, 2020 and 2019, borrowings outstanding totaled $
476,900,000
and $
396,800,000
, respectively, and the weighted average interest rate on such borrowings outstanding was
2.12
% and
3.50
%,
respectively, per annum.
8. Derivative Financial Instruments
We record derivative financial
 instruments in our accompanying consolidated balance sheets as either an asset or a liability measured at fair value. The following table lists the derivative financial instruments held by us as of

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

December 31, 2020 and 2019, which are included in security deposits, prepaid rent and other liabilities in our accompanying consolidated balance sheets:

					Fair Value
					December 31,
Instrument	Notional Amount	Index	Interest Rate	Maturity Date	2020	2019
Swap	$139,500,000	one month LIBOR	2.49%	11/19/21	$(2,915,000)	$(2,441,000)
Swap	58,800,000	one month LIBOR	2.49%	11/19/21	(1,229,000)	(1,029,000)
Swap	45,000,000	one month LIBOR	0.20%	11/19/21	(27,000)	—
Swap	36,700,000	one month LIBOR	2.49%	11/19/21	(766,000)	(642,000)
Swap	15,000,000	one month LIBOR	2.53%	11/19/21	(318,000)	(273,000)

	$295,000,000				$(5,255,000)	$(4,385,000)

As of both December 31, 2020 and
2019
, none of our derivative financial instruments were designated as hedges as defined by guidance under ASC Topic 815. Derivative financial instruments not designated as hedges are not speculative and are used to manage our exposure to interest rate movements, but do not meet the strict hedge accounting requirements. For the years ended December 31, 2020 and 2019, we recorded $(870,000) and $(4,385,000), respectively, as an increase to interest expense in our accompanying consolidated statements of operations related to the change in the fair value of our derivative financial instruments. We did not have any derivative financial instruments during the year ended December 31, 2018.
See Note 14, Fair Value Measurements, for a further discussion of the fair value of our derivative financial instruments.
9. Identified Intangible Liabilities, Net
As of December 31, 2020 and 2019, identified intangible liabilities, net consisted of below-market leases of $1,295,000 and $1,601,000, respectively, net of accumulated amortization of $608,000 and $702,000, respectively. Amortization expense on below-market leases for the years ended December 31, 2020, 2019 and 2018 was $306,000, $517,000 and $380,000 respectively, which was recorded to real estate revenue in our accompanying consolidated statements of operations.
The weighted average remaining life of below-market leases was 11.6 years and 11.3 years as of December 31, 2020 and 2019, respectively. As of December 31, 2020, estimated amortization expense on below-market leases for each of the next five years ending December 31 and thereafter was as follows:

Year	Amount
2021	$236,000
2022	217,000
2023	207,000
2024	161,000
2025	123,000
Thereafter	351,000

Total	$1,295,000

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

10. Commitments and Contingencies
Litigation
We are not presently subject to any material litigation nor, to our knowledge, is any material litigation threatened against us, which if determined unfavorably to us, would have a material adverse effect on our consolidated financial position, results of operations or cash flows.
Environmental Matters
We follow a policy of monitoring our properties for the presence of hazardous or toxic substances. While there can be no assurance that a material environmental liability does not exist at our properties, we are not currently aware of any environmental liability with respect to our properties that would have a material effect on our consolidated financial position, results of operations or cash flows. Further, we are not aware of any material environmental liability or any unasserted claim or assessment with respect to an environmental liability that we believe would require additional disclosure or the recording of a loss contingency.
Other
Our other commitments and contingencies include the usual obligations of real estate owners and operators in the normal course of business, which include calls/puts to sell/acquire properties. In our view, these matters are not expected to have a material adverse effect on our consolidated financial position, results of operations or cash flows.
Impact of the
COVID-19
Pandemic
Since March 2020, the
COVID-19
pandemic has been dramatically impacting the United States, which has resulted in an aggressive worldwide effort to contain the spread of the virus. These efforts have significantly and adversely disrupted economic markets and impacted commercial activity worldwide, including markets in which we own and/or operate properties, and the prolonged economic impact remains uncertain. In addition, the continuously evolving nature of the
COVID-19
pandemic makes it difficult to ascertain the long-term impact it will have on real estate markets and our portfolio of investments. Considerable uncertainty still surrounds the
COVID-19
pandemic and its effects on the population, as well as the effectiveness of any responses taken on national and local levels by government and public health authorities and businesses to contain and combat the outbreak and spread of the virus, including the widespread availability and use of effective vaccines. In particular, government-imposed business closures and re-opening
restrictions, as well as self-imposed restrictions of discretionary activities, have dramatically impacted the operations of our real estate investments and our tenants across the country, such as creating significant declines in resident occupancy. Further, our senior housing facilities have also experienced dramatic increases and may continue to experience increases in costs to care for residents; particularly labor costs to maintain staffing levels to care for the aged population during this crisis, costs of
COVID-19
testing of employees and residents and costs to procure the volume of personal protective equipment and other supplies required.
We received and recognized in our accompanying consolidated financial statements stimulus funds through economic relief programs of the CARES Act, as discussed at Note 2, Summary of Significant Accounting Policies — Government Grants. We have also taken actions to strengthen our balance sheet and preserve liquidity in response to the
COVID-19
pandemic risks. From March to December 2020, we postponed
non-essential
capital expenditures. In addition, in March 2020, we reduced the stockholder distribution rate and partially suspended our share repurchase plan. See Note 12, Equity — Share Repurchase Plan, for a further discussion. We are continuously monitoring the impact of the
COVID-19
pandemic on our business, residents, tenants, operating partners, managers, portfolio of investments and on the
United States and global economies.

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

11. Redeemable Noncontrolling Interests
As of December 31, 2020 and 2019, our advisor owned all of the 208 limited partnership units outstanding in our operating partnership. As of December 31, 2020 and 2019, we owned greater than a 99.99% general partnership interest in our operating partnership, and our advisor owned less than a 0.01% limited partnership interest in our operating partnership. Our advisor is entitled to special redemption rights of its limited partnership units. The noncontrolling interest of our advisor in our operating partnership, which has redemption features outside of our control, is accounted for as a redeemable noncontrolling interest and is presented outside of permanent equity in our accompanying consolidated balance sheets. See Note 13, Related Party Transactions — Liquidity Stage — Subordinated Participation Interest — Subordinated Distribution Upon Listing, and Note 13, Related Party Transactions — Subordinated Distribution Upon Termination, for a further discussion of the redemption features of the limited partnership units.
In connection with our acquisitions of Central Florida Senior Housing Portfolio, Pinnacle Beaumont ALF and Pinnacle Warrenton ALF, we own approximately 98.0% of the joint ventures with Meridian. In connection with our acquisitions of Catalina West Haven ALF and Catalina Madera ALF, we own approximately 90.0% of the joint venture with Avalon. The noncontrolling interests held by Meridian and Avalon have redemption features outside of our control and are accounted for as redeemable noncontrolling interests in our accompanying consolidated balance sheets.
We record the carrying amount of redeemable noncontrolling interests at the greater of: (i) the initial carrying amount, increased or decreased for the noncontrolling interests’ share of net income or loss and distributions; or (ii) the redemption value. The changes in the carrying amount of redeemable noncontrolling interests consisted of the following for the years ended December 31, 2020 and 2019:

	December 31,
	2020	2019
Beginning balance	$1,462,000	$1,371,000
Additions	1,138,000	151,000
Distributions	(104,000)	(151,000)
Adjustment to redemption value	615,000	173,000
Net loss attributable to redeemable noncontrolling interests	(493,000)	(82,000)

Ending balance	$2,618,000	$1,462,000

12. Equity
Preferred Stock
Our charter authorizes us to issue 200,000,000 shares of our preferred stock, par value $0.01 per share. As of both December 31, 2020 and 2019, no shares of our preferred stock were issued and outstanding.
Common Stock
Our charter authorizes us to issue 1,000,000,000 shares of our common stock, par value $0.01 per share, whereby 900,000,000 shares are classified as Class T common stock and 100,000,000 shares are classified as Class I common stock. Each share of our common stock, regardless of class, will be entitled to one vote per share on matters presented to the common stockholders for approval; provided, however, that stockholders of one share class shall have exclusive voting rights on any amendment to our charter that would alter only the contract rights of that share class, and no stockholders of another share class shall be entitled to vote thereon. As of both December 31, 2020 and 2019, our advisor owned 20,833 shares of our Class T common stock. On February 15, 2019, we terminated our initial offering and we continued to offer shares of our common stock pursuant to the 2019 DRIP Offering. See the “Distribution Reinvestment Plan”
section below for a further discussion.

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

Through December 31, 2020, we had issued 75,639,681 aggregate shares of our Class T and Class I common stock in connection with the primary portion of our initial offering and 7,595,594 aggregate shares of our Class T and Class I common stock pursuant to our DRIP Offerings. We also granted an aggregate of 105,000 shares of our restricted Class T common stock to our independent directors and repurchased 2,021,771 shares of our common stock under our share repurchase plan through December 31, 2020. As of December 31, 2020 and 2019, we had 81,339,337 and 79,899,874 aggregate shares of our Class T and Class I common stock, respectively, issued and outstanding.
Distribution Reinvestment Plan
We had registered and reserved $150,000,000 in shares of our common stock for sale pursuant to the DRIP in our initial offering. The DRIP allows stockholders to purchase additional Class T shares and Class I shares of our common stock through the reinvestment of distributions during our initial offering. Pursuant to the DRIP, distributions with respect to Class T shares are reinvested in Class T shares and distributions with respect to Class I shares are reinvested in Class I shares. On February 15, 2019, we terminated our initial offering and we continued to offer up to $100,000,000 in shares of our common stock pursuant to the 2019 DRIP Offering. In connection with our board’s strategic alternative review process and in order to facilitate a strategic transaction, on March 18, 2021, our board authorized the suspension of the DRIP, effective as of April 1, 2021, unless and until our board reinstates the DRIP. As a consequence of the suspension of the DRIP, beginning with the April 2021 distributions, which will be payable on or about May 1, 2021, there will be no further issuances of shares pursuant to the DRIP, and stockholders who are participants in the DRIP will receive cash distributions instead.
Since April 6, 2018, our board has approved and established an estimated per share net asset value, or NAV, on at least an annual basis. Commencing with the distribution payment to stockholders paid in the month following such board approval, shares of our common stock issued pursuant the DRIP were or will be issued at the current estimated per share NAV until such time as our board determines an updated estimated per share NAV. The following is a summary of our historical estimated per share NAV of our Class T and Class I common stock:

Approval Date by our Board	Estimated Per Share NAV (Unaudited)
04/06/18	$9.65
04/04/19	$9.54
04/02/20	$9.54
For the years ended December 31, 2020, 2019 and 2018, $19,862,000, $25,533,000 and $17,612,000, respectively, in distributions were reinvested and 2,081,895, 2,666,913 and 1,838,711 shares of our common stock, respectively, were issued pursuant to our DRIP Offerings. As of December 31, 2020 and 2019, a total of $72,492,000 and $52,630,000, respectively, in distributions were cumulatively reinvested that resulted in 7,595,594 and 5,513,699 shares of our common stock, respectively, being issued pursuant to our DRIP Offerings.
Share Repurchase Plan
Due to the impact the
COVID-19
pandemic has had on the United States and globally, and the ongoing uncertainty of the severity and duration of the
COVID-19
pandemic and its effects, beginning in March 2020, our board decided to take steps to protect our capital and maximize our liquidity in an effort to strengthen our long-term financial prospects. As a result, on March 31, 2020, our board suspended our share repurchase plan with respect to all repurchase requests other than repurchases resulting from the death or qualifying disability of stockholders, beginning with share repurchase requests submitted for repurchase during the second quarter of 2020. Repurchase requests resulting from the death or qualifying disability of stockholders were not suspended, but remained subject to all terms and conditions of our share repurchase plan, including our board’s discretion to determine whether we have sufficient funds available to repurchase any shares.

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

In connection with our board’s strategic alternative review process and in order to facilitate a strategic transaction, on March 18, 2021, our board approved the suspension of our share repurchase plan with respect to all repurchase requests received by us after February 28, 2021, including repurchases resulting from the death or qualifying disability of stockholders, until such time, if any, as our board determines to reinstate our share repurchase plan.
Prior to the suspension of our share repurchase plan, our share repurchase plan allowed for repurchases of shares of our common stock by us when certain criteria are met. Share repurchases were made at the sole discretion of our board. Subject to the availability of the funds for share repurchases, we generally limited the number of shares of our common stock repurchased during any calendar year to 5.0% of the weighted average number of shares of our common stock outstanding during the prior calendar year; provided, however, that shares subject to a repurchase requested upon the death of a stockholder were not subject to this cap. Funds for the repurchase of shares of our common stock came exclusively from the cumulative proceeds we received from the sale of shares of our common stock pursuant to our DRIP Offerings.
All repurchases of our shares of common stock were subject to a one-year
holding period, except for repurchases made in connection with a stockholder’s death or “qualifying disability,” as defined in our share repurchase plan. Further, all share repurchases were repurchased following a one-year
holding period at a price between 92.5% to 100% of each stockholder’s repurchase amount depending on the period of time their shares had been held. During our initial offering and with respect to shares repurchased for the quarter ending March 31, 2019, the repurchase amount for shares repurchased under our share repurchase plan was equal to the lesser of (i) the amount per share that a stockholder paid for their shares of our common stock, or (ii) the per share offering price in our initial offering. Commencing with shares repurchased for the quarter ending June 30, 2019, the repurchase amount for shares repurchased under our share repurchase plan was the lesser of (i) the amount per share the stockholder paid for their shares of our common stock, or (ii) the most recent estimated value of one share of the applicable class of common stock as determined by our board. See the “Distribution Reinvestment Plan” section above for a summary of our historical estimated per share NAV. However, if shares of our common stock were repurchased in connection with a stockholder’s death or qualifying disability, the repurchase price was no less than 100% of the price paid to acquire the shares of our common stock from us. Furthermore, our share repurchase plan provided that if there were insufficient funds to honor all repurchase requests, pending requests may be honored among all requests for repurchase in any given repurchase period, as follows: first, pro rata as to repurchases sought upon a stockholder’s death; next, pro rata as to repurchases sought by stockholders with a qualifying disability; and, finally, pro rata as to other repurchase requests.
For the years ended December 31, 2020, 2019 and 2018, we repurchased 664,932, 928,675 and 350,418 shares of our common stock, respectively, for an aggregate of $6,214,000, $8,609,000 and $3,312,000, respectively, at an average repurchase price of $9.34, $9.27 and $9.45 per share, respectively. As of December 31, 2020 and 2019, we cumulatively repurchased 2,021,771 and 1,356,839 shares of our common stock, respectively, for an aggregate of $18,870,000 and $12,656,000, respectively, at an average repurchase price of $9.33 per share. In January 2021, we repurchased 72,339 shares of our common stock, for an aggregate of $713,000, at an average repurchase price of $9.86 per share. All shares were repurchased using the cumulative proceeds we received from the sale of shares of our common stock pursuant to our DRIP Offerings.
2015 Incentive Plan
We adopted the 2015 Incentive Plan, or our incentive plan, pursuant to which our board, or a committee of our independent directors, may make grants of options, restricted shares of common stock, stock purchase rights, stock appreciation rights or other awards to our independent directors, employees and consultants. The maximum number of shares of our common stock that may be issued pursuant to our incentive plan is 4,000,000 shares. For the years ended December 31, 2020, 2019 and 2018, we granted an aggregate of 22,500 shares of our restricted Class T common stock at a weighted average grant date fair value of $9.54, $9.54 and $9.65 per share, respectively, to our independent directors in connection with their re-election
to our board or in consideration for their
past services rendered. Such

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

shares vested 20.0% immediately on the grant date and 20.0% will vest on each of the first four anniversaries of the grant date. We follow ASC Topic 718,
Compensation — Stock Compensation
, to account for our stock compensation pursuant to our incentive plan. For the years ended December 31, 2020, 2019 and 2018, we recognized stock compensation expense of $215,000, $207,000 and $185,000, respectively, which is included in general and administrative in our accompanying consolidated statements of operations.
Offering Costs
Selling Commissions
Through the termination of our initial offering on February 15, 2019, we generally paid our dealer manager selling commissions of up to 3.0% of the gross offering proceeds from the sale of Class T shares of our common stock pursuant to the primary portion of our initial offering. No selling commissions were payable on Class I shares or shares of our common stock sold pursuant to our DRIP Offerings. Following the termination of our initial offering on February 15, 2019, we no longer incur additional selling commissions. For the years ended December 30, 2019 and 2018, we incurred $2,241,000 and $6,983,000, respectively, in selling commissions to our dealer manager. Such commissions were charged to stockholders’ equity as such amounts were paid to our dealer manager from the gross proceeds of our initial offering.
Dealer Manager Fee
Through the termination of our initial offering on February 15, 2019, with respect to shares of our Class T common stock, our dealer manager generally received a dealer manager fee of up to 3.0% of the gross offering proceeds from the sale of Class T shares of our common stock pursuant to our initial offering, of which 1.0% of the gross offering proceeds was funded by us and up to an amount equal to 2.0% of the gross offering proceeds was funded by our advisor. Effective March 1, 2017 and through the termination of our initial offering on February 15, 2019, with respect to shares of our Class I common stock, our dealer manager generally received a dealer manager fee up to an amount equal to 1.5% of the gross offering proceeds from the sale of Class I shares of our common stock pursuant to the primary portion of our initial offering, all of which was funded by our advisor. No dealer manager fee was payable on shares of our common stock sold pursuant to our DRIP Offerings.
Following the termination of our initial offering on February 15, 2019, we no longer incur additional dealer manager fees. For the years ended December 31,

2019 and 2018, we incurred $
759,000
and $
2,364,000
, respectively, in dealer manager fees to our dealer manager. Such fees were charged to stockholders’ equity as such amounts were paid to our dealer manager or its affiliates from the gross proceeds of our initial offering. See Note 13, Related
Party Transactions — Offering Stage — Dealer Manager Fee, for a further discussion of the dealer manager fee funded by our advisor.
Stockholder Servicing Fee
We pay our dealer manager a quarterly stockholder servicing fee with respect to our Class T shares sold as additional compensation to the dealer manager and participating broker-dealers. No stockholder servicing fee is paid with respect to Class I shares or shares of our common stock sold pursuant to our DRIP Offerings. The stockholder servicing fee accrues daily in an amount equal to 1/365th of 1.0% of the purchase price per share of our Class T shares sold in the primary portion of our initial offering. We will cease paying the stockholder servicing fee with respect to our Class T shares sold in the primary portion of our initial offering upon the occurrence of certain defined events, such as our redemption of such Class T shares. Our dealer manager may re-allow
to participating broker-dealers all or a portion of the stockholder servicing fee for services that such participating broker-dealers perform in connection with the shares of our Class T common stock. By agreement with participating broker-dealers, such stockholder servicing fee may be reduced or limited.
Following the termination of our initial offering on February 15, 2019, we no longer incur additional stockholder servicing fees. For the years ended
December 31, 2019 and 2018, we incurred $2,573,000 and $8,069,000, respectively,

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

in stockholder servicing fees to our dealer manager. As of December 31, 2020 and 2019, we accrued $6,100,000 and $12,610,000, respectively, in connection with the stockholder servicing fee payable, which is included in accounts payable and accrued liabilities with a corresponding offset to stockholders’ equity in our accompanying consolidated balance sheets.
Noncontrolling Interest
In connection with our acquisition of Louisiana
Senior Housing Portfolio on January 3, 2020, as of December 31, 2020 we owned an approximate
90.0
% interest in our consolidated joint venture with SSMG that owns such properties. As such,
10.0
% of the net earnings of the joint venture were allocated to noncontrolling interests in our accompanying consolidated statements of operations for the period from January 3, 2020 through December 31, 2020, and the carrying amount of such noncontrolling interest is presented in total equity in our accompanying consolidated balance sheets as of December 31, 2020. We did not have any noncontrolling interest in total equity for the year ended December 31, 2019.
13. Related Party Transactions
Fees and Expenses Paid to Affiliates
All of our executive
 officers and one of our
non-independent
directors are also executive officers and employees and/or holders of a direct or indirect interest in our advisor, one of our co-sponsors
or other affiliated entities. We are affiliated with our advisor, American Healthcare Investors and AHI Group Holdings; however, we are not affiliated with Griffin Capital, our dealer manager, Colony Capital or Mr. Flaherty. We entered into the Advisory Agreement, which entitles our advisor and its affiliates to specified compensation for certain services, as well as reimbursement of certain expenses. Our board, including a majority of our independent directors, has reviewed the material transactions between our affiliates and us during the year ended December 31, 2020. Set forth below is a description of the transactions with affiliates. We believe that we have executed all of the transactions set forth below on terms that are fair and reasonable to us and on terms no less favorable to us than those available from unaffiliated third parties. For the years ended December 31, 2020, 2019 and 2018, we incurred $
13,350,000
, $
16,296,000
and $
22,355,000
, respectively, in fees and expenses to our affiliates
as detailed below.
Offering Stage
Dealer Manager Fee
Through the termination of our initial offering on February 15, 2019, with respect to shares of our Class T common stock, our dealer manager generally received a dealer manager fee of up to 3.0% of the gross offering proceeds from the sale of Class T shares of our common stock pursuant to the primary portion of our initial offering, of which 1.0% of the gross offering proceeds was funded by us and up to an amount equal to 2.0% of the gross offering proceeds was funded by our advisor. Effective March 1, 2017 and through the termination of our initial offering on February 15, 2019, with respect to shares of our Class I common stock, our dealer manager generally received a dealer manager fee up to an amount equal to 1.5% of the gross offering proceeds from the sale of Class I shares of our common stock pursuant to the primary portion of our initial offering, all of which was funded by our advisor. Our advisor recouped the portion of the dealer manager fee it funded through the receipt from us of the Contingent Advisor Payment, as defined below, through the payment of acquisition fees as described below.
No dealer manager fee was payable on shares of our common stock sold pursuant to our DRIP Offerings.
Following the termination of our initial
offering on February 15, 2019, we no longer incur additional dealer manager fees. For the years ended December 31, 2019 and 2018, we incurred $
1,687,000
and $
4,878,000
, respectively, payable to our advisor as part of the Contingent Advisor Payment in connection with the dealer manager fee that our advisor had incurred. Such fee was charged to stockholders’ equity as incurred with a corresponding offset to accounts payable due to affiliates in our accompanying consolidated balance sheets. See Note 12, Equity — Offering Costs — Dealer Manager Fee, for a further discussion of the dealer manager fee funded by us.

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

Other Organizational and Offering Expenses
Through the termination of our initial offering on February 15, 2019, we incurred other organizational and offering expenses in connection with the primary portion of our initial offering (other than selling commissions, the dealer manager fee and the stockholder servicing fee) that were funded by our advisor. Our advisor recouped such expenses it funded through the receipt of the Contingent Advisor Payment from us, as described below, through the payment of acquisition fees. No other organizational and offering expenses were paid with respect to shares of our common stock sold pursuant to our DRIP Offerings.
Following the
 termination of our initial offering on February 15, 2019, we no longer incur additional other organizational and offering expenses. For the years ended December 31, 2019 and 2018, we incurred $
114,000
and $
1,465,000
, respectively, payable to our advisor as part of the Contingent Advisor Payment in connection with the other organizational and offering expenses that our advisor had incurred. Such expenses were charged to stockholders’ equity as incurred with a corresponding offset to accounts payable due to affiliates in our accompanying consolidated balance sheets.
Acquisition and Development Stage
Acquisition Fee
We pay our advisor or its affiliates an acquisition fee of up to 4.50% of the contract purchase price, including any contingent or earn-out payments that may be paid, of each property we acquire. The

4.50
% acquisition fees consist of a
2.25
% base acquisition fee, or the base acquisition fee, for real estate acquisitions, and an additional
2.25
% contingent advisor payment, or the Contingent Advisor Payment, as applicable. The Contingent Advisor Payment allowed our advisor to recoup the portion of the dealer manager fee and other organizational and offering expenses funded by our advisor. Therefore, the amount of the Contingent Advisor Payment paid upon the closing of an acquisition did not exceed the then outstanding amounts paid by our advisor for dealer manager fees and other organizational and offering expenses at the time of such closing. For these purposes, the amounts paid by our advisor and considered as “outstanding” were reduced by the amount of the Contingent Advisor Payment previously paid. Notwithstanding the foregoing, the initial $
7,500,000

of amounts paid by our advisor to fund the dealer manager fee and other organizational and offering expenses, or the Contingent Advisor Payment Holdback, was retained by us until
February 2019
, the termination of our initial offering and the third anniversary of the commencement date of our initial offering, at which time such amount was paid to our advisor. Our advisor or its affiliates are entitled to receive these acquisition fees for properties acquired with funds raised in our initial offering, including acquisitions completed after the termination of the Advisory Agreement (including imputed leverage o
f 50.0
% on funds raised in our initial offering), or funded with net proceeds from the sale of a property, subject to certain conditions. Our advisor may waive or defer all or a portion of the acquisition fee at any time and from time to time, in our advisor’s sole discretion.
Base acquisition
 fees are capitalized as part of the associated asset and included in real estate investments, net in our accompanying consolidated balance sheets or are expensed as incurred and included in acquisition related expenses in our accompanying consolidated statements of operations, as applicable. For the years ended December
31
,
2020
,
2019
and
2018
, we incurred base acquisition fees of $
1,485,000
, $
4,595,000
and $
10,096,000
, respectively, to our advisor. As of both
December 31, 2020
and
2019
, we paid $
20,982,000
in Contingent Advisor Payments to our advisor and do not have any amounts outstanding due to our advisor. For a further discussion of amounts paid in connection with the Contingent Advisor Payment, see the “Dealer Manager Fee” and “Other Organizational and Offering Expenses” sections above.
Development Fee
In the event our advisor or its affiliates provide development-related services, we pay our advisor or its affiliates a development fee in an amount that is usual and customary for comparable services rendered for similar projects in the

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

geographic market where the services are provided; however, we will not pay a development fee to our advisor or its affiliates if our advisor or its affiliates elect to receive an acquisition fee based on the cost of such development.
For the years ended December 31,
 2020, 2019 and 2018, we incurred development fees of $87,000, $34,000 and $6,000 respectively, to our advisor, which was expensed as incurred and included in acquisition related expenses in our accompanying consolidated statements of operations.
Reimbursement of Acquisition Expenses
We reimburse our advisor or its affiliates for acquisition expenses related to selecting, evaluating and acquiring assets, which are reimbursed regardless of whether an asset is acquired.
The reimbursement of acquisition expenses, acquisition fees, total development costs and real estate commissions paid to unaffiliated third parties will not exceed, in the aggregate,
6.0
% of the contract purchase price of the property, unless fees in excess of such limits are approved by a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction. For the years ended December 31, 2020, 2019 and 2018, such fees and expenses paid did not exceed
6.0
% of the contract purchase price of our property acquisitions, except with respect to our acquisitions of Athens MOB Portfolio, Northern California Senior Housing Portfolio, Pinnacle Warrenton ALF, Glendale MOB, Missouri SNF Portfolio, Flemington MOB Portfolio and West Des Moines SNF, which excess fees and expenses were approved by our directors as set forth above.
Reimbursements of acquisition expenses are capitalized as part of the associated asset and included in real estate investments, net in our accompanying consolidated balance sheets or are expensed as incurred and included in acquisition related expenses in our accompanying consolidated statements of operations, as applicable. For the years ended December 31, 2020, 2019 and 2018, we incurred $1,000, $0 and $2,000, respectively, in acquisition expenses to our advisor or its affiliates.
Operational Stage

Asset Management Fee
We pay our advisor or its affiliates a monthly fee for services rendered in connection with the management of our assets equal to one-twelfth
of 0.80% of average invested assets. For such purposes, average invested assets means the average of the aggregate book value of our assets invested in real estate investments, before deducting depreciation, amortization, bad debt and other similar non-cash
reserves, computed by taking the average of such values at the end of each month during the period of calculation.
For the years ended December 31, 2020, 2019 and 2018,
we incurred $
9,732,000
, $
8,276,000
and $
4,975,000
, respectively, in asset management fees to our advisor, which are included in general and administrative in our accompanying consolidated statements of operations.
Property Management Fee
American Healthcare Investors or its designated personnel may provide property management services with respect to our properties or may sub-contract
these duties to any third party and provide oversight of such third-party property manager. We pay American Healthcare Investors a monthly management fee equal to a percentage of the gross monthly cash receipts of such property as follows: (i) a property management oversight fee of 1.0% of the gross monthly cash receipts of any stand-alone, single-tenant, net leased property, except for such properties operated utilizing a RIDEA structure, for which we pay a property management oversight fee of 1.5% of the gross monthly cash receipts with respect to such property; (ii) a property management oversight fee of 1.5% of the gross monthly cash receipts of any property that is not a stand-alone, single-tenant, net leased property and for which American Healthcare Investors or its designated personnel provide oversight of a third party that performs the duties of a property manager with respect to

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

such property; or (iii) a fair and reasonable property management fee that is approved by a majority of our directors, including a majority of our independent directors, that is not less favorable to us than terms available from unaffiliated third parties for any property that is not a stand-alone, single-tenant, net leased property and for which American Healthcare Investors or its designated personnel directly serve as the property manager without sub-contracting
such
duties to a third party.
Property management
 fees are included in rental expenses or general and administrative expenses in our accompanying consolidated statements of operations, as applicable. For the years ended December
31
,
2020
,
2019
 and
2018
, we incurred property management fees of $
1,454,000
, $
1,220,000
and $
746,000
, respectively, to American Healthcare Investors.
Lease Fees
We pay our advisor or its affiliates a separate fee for any leasing activities in an amount not to exceed the fee customarily charged in arm’s-length
transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area. Such fee is generally expected to range from 3.0% to 6.0% of the gross revenues generated during the initial term of the lease.
Lease fees are capitalized as lease commissions, which are included in other assets, net in our accompanying consolidated balance sheets, and amortized over the term of the lease. For the years ended December 31, 2020, 2019 and 2018, we incurred lease fees of $
333,000
, $
83,000
and $
94,000
, respectively.
Construction Management Fee
In the event that our advisor or its affiliates
 assist with planning and coordinating the construction of any capital or tenant improvements, we pay our advisor or its affiliates a construction management fee of up to
5.0
% of the cost of such improvements. Construction management fees are capitalized as part of the associated asset and included in real estate investments, net in our accompanying consolidated balance sheets or are expensed and included in our accompanying consolidated statements of operations, as applicable. For the years ended December 31, 2020, 2019 and 2018, we incurred construction management fees of $
99,000
, $
155,000
and $
28,000
,
respectively.

Operating Expenses
We reimburse our advisor
 or its affiliates
 for operating expenses incurred in rendering services to us, subject to certain limitations. However, we cannot reimburse our advisor or its affiliates at the end of any fiscal quarter for total operating expenses that, in the four
consecutive fiscal quarters then ended, exceed the greater of: (i)
2.0
% of our average invested assets, as defined in the Advisory Agreement; or (ii)
25.0
% of our net income, as defined in the Advisory Agreement, unless our independent directors determined that such excess expenses were justified based on unusual and nonrecurring factors which they deem sufficient.
For the 12 months
ended
December 31, 2020
,
2019
 and
2018
, our operating expenses did not exceed the aforementioned limitations. The following table reflects our operating expenses as a percentage of average invested assets and as a percentage of net income for the
12
 month periods then ended:

	12 months ended December 31,
	2020	2019	2018
Operating expenses as a percentage of average invested assets	1.2%	1.2%	1.2%
Operating expenses as a percentage of net income	38.1%	37.2%	28.3%
For the years ended December
31
,
2020
,
2019
 and
2018
, our advisor incurred operating expenses on our behalf of $159,000, $132,000 and $65,000, respectively. Operating expenses are generally included in general and administrative in our accompanying consolidated statements of operations.

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

Liquidity Stage
Disposition Fees
For services relating to the sale of one or more properties, we pay our advisor or its affiliates a disposition fee up to the lesser of 2.0% of the contract sales price or 50.0% of a customary competitive real estate commission given the circumstances surrounding the sale, in each case as determined by our board, including a majority of our independent directors, upon the provision of a substantial amount of the services in the sales effort. The amount of disposition fees paid, when added to the real estate commissions paid to unaffiliated parties, will not exceed the lesser of the customary competitive real estate commission or an amount equal to 6.0% of the contract sales price. For the years ended December 31, 2020, 2019 and 2018, we did not incur any disposition fees to our advisor or its affiliates.
Subordinated Participation Interest
Subordinated Distribution of Net Sales Proceeds
In the event of liquidation, we will pay our advisor a subordinated distribution of net sales proceeds. The distribution will be equal to 15.0% of the remaining net proceeds from the sales of properties, after distributions to our stockholders, in the aggregate, of: (i) a full return of capital raised from stockholders (less amounts paid to repurchase shares of our common stock pursuant to our share repurchase plan); plus (ii) an annual 6.0% cumulative, non-compounded
return on the gross proceeds from the sale of shares of our common stock, as adjusted for distributions of net sales proceeds. Actual amounts to be received depend on the sale prices of properties upon liquidation. For the years ended December 31, 2020, 2019 and 2018, we did not pay any such distributions to our advisor.

Subordinated Distribution Upon Listing
Upon the listing of shares of our common stock on a national securities exchange, in redemption of our advisor’s limited partnership units, we will pay our advisor a distribution equal to 15.0% of the amount by which: (i) the market value of our outstanding common stock at listing plus distributions paid prior to listing exceeds (ii) the sum of the total amount of capital raised from stockholders (less amounts paid to repurchase shares of our common stock pursuant to our share repurchase plan) and the amount of cash equal to an annual 6.0% cumulative, non-compounded
return on the gross proceeds from the sale of shares of our common stock through the date of listing. Actual amounts to be received depend upon the market value of our outstanding stock at the time of listing, among other factors. For the years ended December 31, 2020, 2019 and 2018, we did not pay any such distributions to our advisor.
Subordinated Distribution Upon Termination
Pursuant to the Agreement of Limited Partnership, as amended, of our operating partnership upon termination or non-renewal
of the Advisory Agreement, our advisor will also be entitled to a subordinated distribution in redemption of its limited partnership units from our operating partnership equal to 15.0% of the amount, if any, by which: (i) the appraised value of our assets on the termination date, less any indebtedness secured by such assets, plus total distributions paid through the termination date, exceeds (ii) the sum of the total amount of capital raised from stockholders (less amounts paid to repurchase shares of our common stock pursuant to our share repurchase plan) and the total amount of cash equal to an annual 6.0% cumulative, non-compounded
return on the gross proceeds from the sale of shares of our common stock through the termination date. In addition, our advisor may elect to defer its right to receive a subordinated distribution upon termination until either a listing or other liquidity event, including a liquidation, sale of substantially all of our assets or merger in which our stockholders receive in exchange for their shares of our common stock, shares of a company that are traded on a national securities exchange.
As of December 31, 2020 and 2019, we did not have any liability related to the subordinated distribution upon termination.

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
—
  (Continued)

Stock Purchase Plans
On December
31
,
2017
, our Chief Executive Officer and Chairman of the Board of Directors, Jeffrey T. Hanson, our President and Chief Operating Officer, Danny Prosky, and our Executive Vice President and General Counsel, Mathieu B. Streiff, each executed stock purchase plans, or the
2018
 Stock Purchase Plans, whereby they each irrevocably agreed to invest 100% of their net after-tax
base salary and cash bonus compensation earned as employees of American Healthcare Investors directly into our company by purchasing shares of our Class I common stock. In addition, on December
31
,
2017
, the
four
 Executive Vice Presidents of American Healthcare Investors at the time, including our Executive Vice President of Acquisitions, Stefan K.L. Oh, our Chief Financial Officer, Brian S. Peay, and Wendie Newman Vice President of Asset Management, each executed similar
2018
 Stock Purchase Plans whereby they each irrevocably agreed to invest a portion of their net after-tax
base salary or a portion of their net
after-tax
base salary and cash bonus compensation, ranging from 5.0% to 15.0%, earned on or after January
1
,
2018
 as employees of American Healthcare Investors directly into shares of our Class I common stock. The
2018
 Stock Purchase Plans terminated on December
31
,
2018
.
Purchases of shares of our Class I common stock pursuant to the 2018 Stock Purchase Plans commenced beginning with the first regularly scheduled payroll payment on January 22, 2018, and concluded with the regularly scheduled payroll payment on January 7, 2019. For the years ended December 31, 2019 and 2018, our officers invested
$34,000 and $1,078,000, respectively, and 3,346 and 113,658 shares of our Class I common stock, respectively, were issued in the aggregate pursuant to the
2018
 Stock Purchase Plans. The shares of Class I common stock were purchased pursuant to the
2018
 Stock Purchase Plans at a per share purchase price equal to the per
s
hare purchase price of our Class I common stock, which was $9.21 per share prior to April
11
,
2018
 and $9.65 per share effective as of April
11
,
2018
.
No
 selling commissions, dealer manager fees (including the portion of such dealer manager fees funded by our advisor) or stockholder servicing fees were paid with respect to such sales of our Class I common stock pursuant to the 2018 Stock Purchase Plans.
Accounts Payable Due to Affiliates
The following
 amounts were outstanding to our affiliates as of December
31
,
2020
 and
2019
:

	December 31,
Fee	2020	2019
Asset management fees	$814,000	$768,000
Property management fees	117,000	145,000
Acquisition and development fees	64,000	5,000
Construction management fees	33,000	65,000
Operating expenses	10,000	12,000
Lease commissions	8,000	21,000
Total	$1,046,000	$1,016,000

14
. Fair Value Measurements
Assets and Liabilities Reported at Fair Value
The table below presents our assets and liabilities measured at fair value on a recurring basis as of
December 31, 2020
, aggregated by the level in the fair value hierarchy within which those measurements fall:

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Liabilities:
Derivative financial instruments	$—	$5,255,000	$—	$5,255,000

F
-56

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
—
  (Continued)

The table below presents our assets and liabilities measured at fair value on a recurring basis as of December
31
,
2019
, aggregated by the level in the fair value hierarchy within which those measurements fall:

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Liabilities:
Derivative financial instruments	$—	$4,385,000	$—	$4,385,000
There were no transfers into or out of fair value measurement levels during the years ended December 31, 2020 and 2019.
Derivative Financial Instruments
We use interest rate swaps to manage interest rate risk associated with variable-rate debt. The valuation of these instruments is determined using widely accepted valuation techniques including a discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, as well as option volatility. The fair values of interest rate swaps are determined by netting the discounted future fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on an expectation of future interest rates derived from observable market interest rate curves.
We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.
Although we have determined that the majority of the inputs used to value our derivative financial instruments fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with these instruments utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by us and our counterparty. However, as of December 31, 2020, we have assessed the significance of the impact of the credit valuation adjustments on the overall valuation of our derivative positions and have determined that the credit valuation adjustments are not significant to the overall valuation of our derivatives. As a result, we have determined that our derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.
Financial Instruments Disclosed at Fair Value
Our accompanying consolidated balance sheets include the following financial instruments: cash and cash equivalents, accounts and other receivables, restricted cash, real estate deposits, accounts payable and accrued liabilities, accounts payable due to affiliates, mortgage loans payable and borrowings under the 2018 Credit Facility.
We consider the carrying values of cash and cash equivalents, accounts and other receivables, restricted cash, real estate deposits and accounts payable and accrued liabilities to approximate the fair values for these financial instruments based upon the short period of time between origination of the instruments and their expected realization. The fair value of accounts payable due to affiliates is not determinable due to the related party nature of the accounts payable. These financial assets and liabilities are measured at fair value on a recurring basis based on quoted prices in active markets for identical assets and liabilities, and therefore are classified as Level 1 in the fair value hierarchy.
The fair values of our mortgage loans payable and the 2018 Credit Facility are estimated using discounted cash flow analyses using borrowing rates available to us for debt instruments with similar terms and maturities. We have

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

determined that our mortgage loans payable and the 2018 Credit Facility are classified in Level 2 within the fair value hierarchy as reliance is placed on inputs other than quoted prices that are observable, such as interest rates and yield curves. The carrying amounts and estimated fair values of such financial instruments as of December 31, 2020 and 2019 were as follows:

	December 31,
	2020		2019
	Carrying Amount(1)	Fair Value	Carrying Amount(1)	Fair Value
Financial Liabilities:
Mortgage loans payable	$17,827,000	$22,052,000	$26,070,000	$26,677,000
Line of credit and term loans	$475,176,000	$477,651,000	$393,217,000	$396,891,000

(1)	Carrying amount is net of any discount/premium and deferred financing costs.
15. Income Taxes
As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders. We have elected to treat certain of our consolidated subsidiaries as TRS, pursuant to the Code. TRS may participate in services that would otherwise be considered impermissible for REITs and are subject to federal and state income tax at regular corporate tax rates.

On March 27, 2020, the
 federal government passed the CARES Act which contains economic stimulus provisions, including the temporary removal of limitations on the deductibility of net operating losses, or NOL, modifications to the carryback periods of NOL, modifications to the business interest deduction limitations and technical corrections to the tax depreciation recovery period for qualified improvement property. Accordingly, tax law changes within the CARES Act may impact income taxes accrued, deferred tax assets or liabilities and the associated valuation allowances included in our consolidated financial statements, if any. We do not anticipate that tax law changes in the CARES Act will materially impact the computation of our taxable income, including our TRS. We also do not expect that we will realize a material tax benefit as a result of the changes to the provisions of the Code made by the CARES Act. We will continue to evaluate the tax impact of the CARES Act and any guidance provided by the United States Treasury Department, the IRS and other state and local regulatory authorities to our consolidated financial statements.
The components of income tax benefit or expense for the years ended December 31, 2020, 2019 and 2018 were as follows:

	Years Ended December 31,
	2020	2019	2018
Federal deferred	$(3,336,000)	$(1,087,000)	$(2,593,000)
State deferred	(1,097,000)	(100,000)	(675,000)
Federal current	—	—	—
State current	—	(8,000)	8,000
Valuation allowance	4,433,000	1,187,000	3,268,000

Total income tax (benefit) expense	$—	$(8,000)	$8,000

Current Income Tax
Federal and state income taxes are generally a function of the level of income recognized by our TRS.

F-
58

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

Deferred Taxes
Deferred income tax is generally a function of the period’s temporary differences (primarily basis differences between tax and financial reporting for real estate assets and equity investments) and generation of tax NOL that may be realized in future periods depending on sufficient taxable income.
We recognize the financial statement effects of an uncertain tax position when it is more likely than not, based on the technical merits of the tax position, that such a position will be sustained upon examination by the relevant tax authorities. If the tax benefit meets the “more likely than not” threshold, the measurement of the tax benefit will be based on our estimate of the ultimate tax benefit to be sustained if audited by the taxing authority. As of both December 31, 2020 and 2019, we did not have any tax benefits or liabilities for uncertain tax positions that we believe should be recognized in our accompanying consolidated financial statements.
We assess the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. A valuation allowance is established if we believe it is more likely than not that all or a portion of the deferred tax assets are not realizable. As of both December 31, 2020 and 2019, our valuation allowance fully reserves the net deferred tax asset due to inherent uncertainty of future income. We will continue to monitor industry and economic conditions, and our ability to generate taxable income based on our business plan and available tax planning strategies, which would allow us to utilize the tax benefits of the net deferred tax assets and thereby allow us to reverse all, or a portion of, our valuation allowance in the future.
Any increases or decreases to the deferred income tax assets or liabilities are reflected in income tax benefit or expense in our accompanying consolidated statements of operations. The components of deferred tax assets as of December 31, 2020 and 2019 was as follows:

	Years Ended December 31,
	2020	2019
Deferred income tax assets:

Fixed assets and intangibles	$3,982,000	$2,455,000
Expense accruals and other	1,076,000	620,000
Net operating loss	4,306,000	1,856,000
Valuation allowances	(9,364,000)	(4,931,000)

Total deferred income tax assets	$—	$—

At December 31, 2020 and 2019, we had a NOL carryforward of

$
16,158,000
and $
7,179,000
,
respectively, related to our TRS. These amounts can be used to offset future taxable income, if any. The NOL carryforwards that were incurred before January 1, 2018 begin to expire in 2037 with respect to the TRS. The NOL carryforwards incurred after December 31, 2017 will be carried forward indefinitely.
F-
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GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

Tax Treatment of Distributions
For federal income tax purposes,
 distributions to stockholders are characterized as ordinary income, capital gain distributions or nontaxable distributions. Nontaxable distributions will reduce United States stockholders’ basis (but not below zero) in their shares.
The income tax treatment for distributions reportable for the years ended December 31, 2020, 2019 and 2018 was as follows:

	Years Ended December 31,
	2020		2019		2018
Ordinary income	$5,479,000	14.5%	$10,099,000	21.8%	$11,909,000	37.7%
Capital gain	—	—	—	—	—	—
Return of capital	32,193,000	85.5	36,317,000	78.2	19,673,000	62.3
	$37,672,000	100%	$46,416,000	100%	$31,582,000	100%

Amounts listed above do not include distributions paid on nonvested shares of our restricted common stock which
have been separately reported.
16. Leases
Lessor
We have operating leases with tenants
that
expire at various dates through 2040. For the years ended December 31, 2020 and 2019, we recognized $86,321,000 and $74,610,000 of real estate revenue, respectively, related to operating lease payments, of which $18,372,000 and $14,878,000, respectively, was for variable lease payments. As of December 31, 2020, the following table sets forth the undiscounted cash flows for future minimum base rents due under operating leases for each of the next five years ending December 31 and thereafter for the properties that we wholly own:

Year	Amount
2021	$64,261,000
2022	61,691,000
2023	57,193,000
2024	51,590,000
2025	45,136,000
Thereafter	266,446,000
Total	$546,317,000

Lessee
We have ground lease obligations that generally require fixed annual rental payments and may also include escalation clauses and renewal options. These leases expire at various dates through 2107, excluding extension options. Certain of our lease agreements include rental payments that are adjusted periodically based on the United States Bureau of Labor Statistics’ Consumer Price Index, and may include other variable lease costs (i.e., common area maintenance, property taxes and insurance). Our lease agreements do not contain any material residual value guarantees or material restrictive covenants.
For the years ended December 31, 2020 and 2019, operating lease costs were $862,000 and $735,000, respectively, which are included in rental expenses in our accompanying consolidated statements of operations.
Such costs also

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

include variable lease costs, which are immaterial. Additional information related to our operating leases for the periods presented below was as follows:

	December 31,
	2020	2019
Weighted average remaining lease term (in years)	79.5	80.4
Weighted average discount rate	5.74%	5.74%

	Years Ended December 31,
	2020	2019
Cash paid for amounts included in the measurement of operating lease liabilities:
Operating cash outflows related to operating leases	$518,000	$458,000
Right-of-use assets obtained in exchange for operating lease liabilities	$—	$4,489,000
As of December 31, 2020, the following table sets forth the undiscounted cash flows of our scheduled obligations for future minimum payments for each of the next five years ending December 31 and thereafter, as well as the reconciliation of those cash flows to operating lease liabilities on our accompanying consolidated balance sheet:

Year	A mount
2021	$523,000
2022	526,000
2023	530,000
2024	534,000
2025	538,000
Thereafter	46,565,000
Total operating lease payments	49,216,000
Less: interest	39,312,000
Present value of operating lease liabilities	$9,904,000

17. Segment Reporting
As of December 31, 2020, we evaluated our business and made resource allocations based on four reportable business segments — medical office buildings, senior housing, senior housing — RIDEA and skilled nursing facilities. Our medical office buildings are typically leased to multiple tenants under separate leases, thus requiring active management and responsibility for many of the associated operating expenses (much of which are, or can effectively be, passed through to the tenants). Our senior housing and skilled nursing facilities are primarily single-tenant properties for which we lease the facilities to unaffiliated tenants under triple-net
and generally master leases that transfer the obligation for all facility operating costs (including maintenance, repairs, taxes, insurance and capital expenditures) to the tenant. Our senior housing — RIDEA properties include senior housing facilities that are owned and operated utilizing a RIDEA structure.
We evaluate performance based upon segment net operating income, or NOI. We define segment NOI as total revenues and grant income, less rental expenses and property operating expenses, which excludes depreciation and amortization, general and administrative expenses, acquisition related expenses, interest expense, impairment of real estate investments, income or loss from unconsolidated entity, other income and income tax benefit or expense for each segment. We believe that net income (loss), as defined by GAAP, is the most appropriate earnings measurement. However, we believe that segment NOI serves as an appropriate supplemental performance measure to net income (loss)

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

because it allows investors and our management to measure unlevered property-level operating results and to compare our operating results to the operating results of other real estate companies and between periods on a consistent basis.
Interest expense, depreciation and amortization and other expenses not attributable to individual properties are not allocated to individual segments for purposes of assessing segment performance.
Non-segment
assets primarily consist of corporate assets including our joint venture investment in an unconsolidated entity, cash and cash equivalents, other receivables, real estate deposits and other assets not attributable to individual properties.
Summary information for the reportable segments during the years ended December 31, 2020, 2019 and 2018 was as follows:

	Medical Office Buildings	Senior Housing — RIDEA	Skilled Nursing Facilities	Senior Housing	Year Ended December 31, 2020
Revenues and grant income:
Real estate revenue	$65,509,000	$—	$11,968,000	$8,844,000	$86,321,000
Resident fees and services	—	67,793,000	—	—	67,793,000
Grant income	—	1,005,000	—	—	1,005,000

Total revenues and grant income	65,509,000	68,798,000	11,968,000	8,844,000	155,119,000
Expenses:
Rental expenses	22,068,000	—	576,000	806,000	23,450,000
Property operating expenses	—	60,224,000	—	—	60,224,000

Segment net operating income	$43,441,000	$8,574,000	$11,392,000	$8,038,000	$71,445,000

Expenses:
General and administrative					$16,691,000
Acquisition related expenses					(160,000)
Depreciation and amortization					50,304,000
Other income (expense):
Interest expense:
Interest expense (including amortization of deferred financing costs and debt discount/premium)					(19,955,000)
Loss in fair value of derivative financial instruments					(870,000)
Impairment of real estate investments					(3,642,000)
Income from unconsolidated entity					629,000
Other income					286,000

Net loss					$(18,942,000)

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62

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

	Medical Office Buildings	Senior Housing — RIDEA	Skilled Nursing Facilities	Senior Housing	Year Ended December 31, 2019
Revenues:
Real estate revenue	$54,508,000	$—	$11,681,000	$8,421,000	$74,610,000
Resident fees and services	—	46,160,000	—	—	46,160,000

Total revenues	54,508,000	46,160,000	11,681,000	8,421,000	120,770,000

Expenses:
Rental expenses	17,528,000	—	556,000	1,142,000	19,226,000
Property operating expenses	—	37,434,000	—	—	37,434,000

Segment net operating income	$36,980,000	$8,726,000	$11,125,000	$7,279,000	$64,110,000

Expenses:
General and administrative					$15,235,000
Acquisition related expenses					1,974,000
Depreciation and amortization					45,626,000
Other income (expense):
Interest expense:
Interest expense (including amortization of deferred financing costs and debt discount/premium)					(16,191,000)
Loss in fair value of derivative financial instruments					(4,385,000)
Income from unconsolidated entity					267,000
Other income					175,000

Loss before income taxes					(18,859,000)
Income tax benefit					8,000

Net loss					$(18,851,000)

	Medical Office Buildings	Senior Housing — RIDEA	Skilled Nursing Facilities	Senior Housing	Year Ended December 31, 2018
Revenues:
Real estate revenue	$34,339,000	$—	$4,266,000	$8,994,000	$47,599,000
Resident fees and services	—	36,857,000	—	—	36,857,000

Total revenues	34,339,000	36,857,000	4,266,000	8,994,000	84,456,000
Expenses:
Rental expenses	9,934,000	—	351,000	1,214,000	11,499,000
Property operating expenses	—	30,023,000	—	—	30,023,000

Segment net operating income	$24,405,000	$6,834,000	$3,915,000	$7,780,000	$42,934,000

Expenses:
General and administrative					$9,172,000
Acquisition related expenses					2,795,000
Depreciation and amortization					32,658,000
Other income (expense):
Interest expense (including amortization of deferred financing costs and debt discount/premium)					(6,788,000)
Loss from unconsolidated entity					(110,000)
Other income					11,000

Loss before income taxes					(8,578,000)
Income tax expense					(8,000)

Net loss					$(8,586,000)

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GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

Assets by reportable segment as of December 31, 2020 and 2019 were as follows:

	December 31,
	2020	2019
Medical office buildings	$583,131,000	$600,048,000
Senior housing — RIDEA	238,910,000	149,055,000
Skilled nursing	119,247,000	121,749,000
Senior housing	100,370,000	142,982,000
Other	51,115,000	54,493,000

Total assets	$1,092,773,000	$1,068,327,000

18. Concentration of Credit Risk
Financial instruments that potentially subject us to a concentration of credit risk are primarily cash and cash equivalents, accounts and other receivables, restricted cash and real estate deposits. Cash and cash equivalents are generally invested in investment-grade, short-term instruments with a maturity of three months or less when purchased. We have cash and cash equivalents in financial institutions that are insured by the Federal Deposit Insurance Corporation, or FDIC. As of December 31, 2020 and 2019, we had cash and cash equivalents in excess of FDIC insured limits. We believe this risk is not significant. Concentration of credit risk with respect to accounts receivable from tenants is limited. In general, we perform credit evaluations of prospective tenants and security deposits are obtained at the time of property acquisition and upon lease execution.
Based on leases in effect as of December 31, 2020, two states in the United States accounted for 10.0% or more of our total property portfolio’s annualized base rent or annualized NOI. Our properties located in Missouri and Michigan accounted for approximately 12.1% and 10.1%, respectively, of our total property portfolio’s annualized base rent or annualized NOI. Accordingly, there is a geographic concentration of risk subject to fluctuations in each state’s economy.
Based on leases in effect as of December 31, 2020, our four reportable business segments, medical office buildings, skilled nursing facilities, senior housing — RIDEA and senior housing accounted for 65.0%, 14.4%, 10.5% and 10.1%, respectively, of our total property portfolio’s annualized base rent or annualized NOI.
As of December 31, 2020, we had one tenant that accounted for 10.0% or more of our total property portfolio’s annualized base rent or annualized NOI, as follows:

Tenant	Annualized Base Rent/ NOI(1)	Percentage of Annualized Base Rent/NOI	Acquisition	Reportable Segment	GLA (Sq Ft)	Lease Expiration Date
RC Tier Properties, LLC	$7,937,000	11.0%	Missouri SNF Portfolio	Skilled Nursing	385,000	09/30/33

(1)
Amount is based on contractual base rent from leases in effect as of December 31, 2020, for our non–RIDEA properties and annualized NOI for our senior housing — RIDEA facilities. The loss of this tenant or its inability to pay rent could have a material adverse effect on our business and results of operations.

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GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

19. Per Share Data
Basic earnings (loss) per share for all periods presented are computed by dividing net income (loss) applicable to common stock by the weighted average number of shares of our common stock outstanding during the period. Net income (loss) applicable to common stock is calculated as net income (loss) attributable to controlling interest less distributions allocated to participating securities of $20,000, $24,000 and $19,000 for the years ended December 31, 2020, 2019 and 2018, respectively. Diluted earnings (loss) per share are computed based on the weighted average number of shares of our common stock and all potentially dilutive securities, if any. Nonvested shares of our restricted common stock and redeemable limited partnership units of our operating partnership are participating securities and give rise to potentially dilutive shares of our common stock. As of December 31, 2020 and 2019, there were 45,000 and 43,500 nonvested shares, respectively, of our restricted common stock outstanding, but such shares were excluded from the computation of diluted earnings per share because such shares were anti-dilutive during these periods. As of December 31, 2020 and 2019, there were 208 redeemable limited partnership units of our operating partnership outstanding, but such units were excluded from the computation of diluted earnings per share because such units were anti-dilutive during these periods.

F-
65

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
SCHEDULE III — REAL ESTATE AND
ACCUMULATED DEPRECIATION
December 31, 2020

			Initial Cost to Company				Gross Amount of Which Carried at Close of Period(e)
Description(a)		Encumbrances	Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition(b)		Land	Buildings and Improvements	Total(d)	Accumulated Depreciation (f)(g)	Date of Construction	Date Acquired
Auburn MOB (Medical Office)	Auburn, CA	$—	$406,000	$4,600,000	$230,000		$406,000	$4,830,000	$5,236,000	$(740,000)	1997	06/28/16
Pottsville MOB (Medical Office)	Pottsville, PA	—	1,493,000	7,050,000	118,000		1,493,000	7,168,000	8,661,000	(1,232,000)	2004	09/16/16
Charlottesville MOB (Medical Office)	Charlottesville, VA	—	4,768,000	13,330,000	83,000		4,768,000	13,413,000	18,181,000	(2,098,000)	2001	09/22/16
Rochester Hills MOB (Medical Office)	Rochester Hills, MI	2,805,000	1,727,000	5,763,000	284,000		1,727,000	6,047,000	7,774,000	(1,036,000)	1990	09/29/16
Cullman MOB III (Medical Office)	Cullman, AL	—	—	13,989,000	101,000		—	14,090,000	14,090,000	(1,781,000)	2010	09/30/16
Iron MOB Portfolio (Medical Office)	Cullman, AL	—	—	10,237,000	1,221,000		—	11,458,000	11,458,000	(1,775,000)	1994	10/13/16
	Cullman, AL	—	—	6,906,000	1,203,000		—	8,109,000	8,109,000	(1,222,000)	1998	10/13/16
	Sylacauga, AL	—	—	7,907,000	73,000		—	7,980,000	7,980,000	(970,000)	1997	10/13/16
Mint Hill MOB (Medical Office)	Mint Hill, NC	—	—	16,585,000	1,127,000		—	17,712,000	17,712,000	(2,929,000)	2007	11/14/16
Lafayette Assisted Living Portfolio (Senior Housing — RIDEA)	Lafayette, LA	—	1,327,000	8,225,000	217,000		1,327,000	8,442,000	9,769,000	(979,000)	1996	12/01/16
	Lafayette, LA	—	980,000	4,244,000	18,000		980,000	4,262,000	5,242,000	(520,000)	2014	12/01/16
Evendale MOB (Medical Office)	Evendale, OH	—	1,620,000	7,583,000	848,000		1,620,000	8,431,000	10,051,000	(1,412,000)	1988	12/13/16
Battle Creek MOB (Medical Office)	Battle Creek, MI	—	960,000	5,717,000	429,000		960,000	6,146,000	7,106,000	(1,064,000)	1996	03/10/17
Reno MOB (Medical Office)	Reno, NV	—	—	64,718,000	906,000		—	65,624,000	65,624,000	(6,984,000)	2005	03/13/17
Athens MOB Portfolio (Medical Office)	Athens, GA	—	809,000	5,227,000	422,000		809,000	5,649,000	6,458,000	(750,000)	2006	05/18/17
	Athens, GA	—	1,084,000	8,772,000	109,000		1,084,000	8,881,000	9,965,000	(1,080,000)	2006	05/18/17
SW Illinois Senior Housing Portfolio (Senior Housing)	Columbia, IL	—	1,086,000	9,651,000	3,000		1,086,000	9,654,000	10,740,000	(1,225,000)	2007	05/22/17
	Columbia, IL	—	121,000	1,656,000	—		121,000	1,656,000	1,777,000	(187,000)	1999	05/22/17
	Millstadt, IL	—	203,000	3,827,000	—		203,000	3,827,000	4,030,000	(419,000)	2004	05/22/17
	Red Bud, IL	—	198,000	3,553,000	51,000		198,000	3,604,000	3,802,000	(406,000)	2006	05/22/17
	Waterloo, IL	—	470,000	8,369,000	—		470,000	8,369,000	8,839,000	(883,000)	2012	05/22/17
Lawrenceville MOB (Medical Office)	Lawrenceville, GA	—	1,363,000	9,099,000	5,000		1,363,000	9,104,000	10,467,000	(1,218,000)	2005	06/12/17
Northern California Senior Housing Portfolio (Senior Housing — RIDEA)	Belmont, CA	—	10,760,000	13,631,000	(226,000)		10,760,000	13,405,000	24,165,000	(1,338,000)	1958/2000	06/28/17
	Fairfield, CA	—	317,000	6,584,000	(2,214,000	)(c)	317,000	4,370,000	4,687,000	(666,000)	1974	06/28/17
	Menlo Park, CA	—	5,188,000	2,177,000	(51,000)		5,188,000	2,126,000	7,314,000	(206,000)	1945	06/28/17
	Sacramento, CA	—	1,266,000	2,818,000	(1,438,000	)(c)	1,266,000	1,380,000	2,646,000	(301,000)	1978	06/28/17
Roseburg MOB (Medical Office)	Roseburg, OR	—	—	20,925,000	34,000		—	20,959,000	20,959,000	(2,313,000)	2003	06/29/17

F-
66

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
SCHEDULE III — REAL ESTATE AND
ACCUMULATED DEPRECIATION  —  (Continued)
December 31, 2020

			Initial Cost to Company			Gross Amount of Which Carried at Close of Period(e)
Description(a)		Encumbrances	Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition(b)	Land	Buildings and Improvements	Total(d)	Accumulated Depreciation (f)(g)	Date of Construction	Date Acquired
Fairfield County MOB Portfolio (Medical Office)	Stratford, CT	$—	$1,011,000	$3,538,000	$356,000	$1,011,000	$3,894,000	$4,905,000	$(681,000)	1963	09/29/17
	Trumbull, CT	—	2,250,000	6,879,000	692,000	2,250,000	7,571,000	9,821,000	(1,048,000)	1987	09/29/17
Central Florida Senior Housing Portfolio (Senior Housing — RIDEA)	Bradenton, FL	—	1,058,000	5,118,000	518,000	1,058,000	5,636,000	6,694,000	(687,000)	1973/1983	11/01/17
	Brooksville, FL	—	1,377,000	10,217,000	844,000	1,378,000	11,060,000	12,438,000	(1,657,000)	1960/2007	11/01/17
	Brooksville, FL	—	934,000	6,550,000	559,000	934,000	7,109,000	8,043,000	(867,000)	2008	11/01/17
	Lake Placid, FL	—	949,000	3,476,000	178,000	950,000	3,653,000	4,603,000	(487,000)	2008	11/01/17
	Lakeland, FL	—	528,000	17,541,000	757,000	529,000	18,297,000	18,826,000	(1,671,000)	1985	11/01/17
	Pinellas Park, FL	—	1,118,000	9,005,000	40,000	1,118,000	9,045,000	10,163,000	(877,000)	2016	11/01/17
	Sanford, FL	—	2,782,000	10,019,000	994,000	2,783,000	11,012,000	13,795,000	(1,278,000)	1984	11/01/17
	Spring Hill, FL	—	930,000	6,241,000	2,475,000	930,000	8,716,000	9,646,000	(1,506,000)	1988	11/01/17
	Winter Haven, FL	—	3,118,000	21,973,000	516,000	3,119,000	22,488,000	25,607,000	(2,629,000)	1984	11/01/17
Central Wisconsin Senior Care Portfolio (Skilled Nursing)	Sun Prairie, WI	—	587,000	3,487,000	2,000	587,000	3,489,000	4,076,000	(346,000)	1960/2006	03/01/18
	Waunakee, WI	—	1,930,000	14,352,000	660,000	1,930,000	15,012,000	16,942,000	(1,460,000)	1974/2005	03/01/18
Sauk Prairie MOB (Medical Office)	Prairie du Sac, WI	—	2,154,000	15,194,000	35,000	2,154,000	15,229,000	17,383,000	(1,579,000)	2014	04/09/18
Surprise MOB (Medical Office)	Surprise, AZ	—	1,759,000	9,037,000	329,000	1,759,000	9,366,000	11,125,000	(923,000)	2012	04/27/18
Southfield MOB (Medical Office)	Southfield, MI	5,782,000	1,639,000	12,907,000	395,000	1,639,000	13,302,000	14,941,000	(1,377,000)	1975/2014	05/11/18
Pinnacle Beaumont ALF (Senior Housing — RIDEA)	Beaumont, TX	—	1,586,000	17,483,000	67,000	1,586,000	17,550,000	19,136,000	(1,245,000)	2012	07/01/18
Grand Junction MOB (Medical Office)	Grand Junction, CO	—	1,315,000	27,528,000	3,000	1,315,000	27,531,000	28,846,000	(2,153,000)	2013	07/06/18
Edmonds MOB (Medical Office)	Edmonds, WA	—	4,167,000	16,770,000	361,000	4,167,000	17,131,000	21,298,000	(1,313,000)	1991/2008	07/30/18
Pinnacle Warrenton ALF (Senior Housing — RIDEA)	Warrenton, MO	—	462,000	7,125,000	540,000	462,000	7,665,000	8,127,000	(609,000)	1986	08/01/18
Glendale MOB (Medical Office)	Glendale, WI	—	794,000	5,541,000	551,000	794,000	6,092,000	6,886,000	(684,000)	2004	08/13/18
Missouri SNF Portfolio (Skilled Nursing)	Florissant, MO	—	1,064,000	9,301,000	—	1,064,000	9,301,000	10,365,000	(697,000)	1987	09/28/18
	Kansas City, MO	—	1,710,000	10,699,000	—	1,710,000	10,699,000	12,409,000	(873,000)	1974	09/28/18
	Milan, MO	—	181,000	5,972,000	—	181,000	5,972,000	6,153,000	(435,000)	1980	09/28/18
	Missouri, MO	—	473,000	9,856,000	—	473,000	9,856,000	10,329,000	(699,000)	1963	09/28/18
	Salisbury, MO	—	252,000	7,581,000	—	252,000	7,581,000	7,833,000	(549,000)	1970	09/28/18
	Sedalia, MO	—	266,000	22,397,000	—	266,000	22,397,000	22,663,000	(1,429,000)	1975	09/28/18
	St. Elizabeth, MO	—	329,000	4,282,000	—	329,000	4,282,000	4,611,000	(320,000)	1981	09/28/18
	Trenton, MO	—	122,000	4,507,000	—	122,000	4,507,000	4,629,000	(318,000)	1967	09/28/18

F-
67

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
SCHEDULE III — REAL ESTATE AND
ACCUMULATED DEPRECIATION  —  (Continued)
December 31, 2020

			Initial Cost to Company			Gross Amount of Which Carried at Close of Period(e)
Description(a)		Encumbrances	Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition(b)	Land	Buildings and Improvements	Total(d)	Accumulated Depreciation (f)(g)	Date of Construction	Date Acquired
Flemington MOB Portfolio (Medical Office)	Flemington, NJ	$—	$1,473,000	$10,728,000	$161,000	$1,473,000	$10,889,000	$12,362,000	$(805,000)	2002	11/29/18
	Flemington, NJ	—	586,000	2,949,000	51,000	586,000	3,000,000	3,586,000	(258,000)	1993	11/29/18
Lawrenceville MOB II (Medical Office)	Lawrenceville, GA	—	1,000,000	7,737,000	305,000	1,000,000	8,042,000	9,042,000	(714,000)	1990	12/19/18
Mill Creek MOB (Medical Office)	Mill Creek, WA	—	1,453,000	5,935,000	8,000	1,453,000	5,943,000	7,396,000	(396,000)	1991	12/21/18
Modesto MOB (Medical Office)	Modesto, CA	—	—	12,789,000	471,000	—	13,260,000	13,260,000	(898,000)	1991/2016	12/28/18
Michigan ALF Portfolio (Senior Housing)	Grand Rapids, MI	—	1,334,000	8,422,000	1,000	1,334,000	8,423,000	9,757,000	(496,000)	1953/2016	12/28/18
	Grand Rapids, MI	10,179,000	1,382,000	10,740,000	1,000	1,382,000	10,741,000	12,123,000	(587,000)	1989	05/01/19
	Holland, MI	—	799,000	6,984,000	3,000	799,000	6,987,000	7,786,000	(477,000)	2007/2017	12/28/18
	Howell, MI	—	728,000	5,404,000	1,000	728,000	5,405,000	6,133,000	(326,000)	2003	12/28/18
	Lansing, MI	—	1,175,000	12,052,000	2,000	1,175,000	12,054,000	13,229,000	(689,000)	1988/2015	12/28/18
	Wyoming, MI	—	1,542,000	12,873,000	2,000	1,542,000	12,875,000	14,417,000	(746,000)	1964/2016	12/28/18
Lithonia MOB (Medical Office)	Lithonia, GA	—	1,129,000	8,842,000	15,000	1,129,000	8,857,000	9,986,000	(667,000)	2015	03/05/19
West Des Moines SNF (Skilled Nursing)	West Des Moines, IA	—	672,000	5,753,000	—	672,000	5,753,000	6,425,000	(318,000)	2004	03/24/19
Great Nord MOB Portfolio (Medical Office)	Tinley Park, IL	—	—	12,976,000	16,000	—	12,992,000	12,992,000	(845,000)	2002	04/08/19
	Chesterton, IN	—	539,000	8,937,000	46,000	540,000	8,982,000	9,522,000	(545,000)	2007	04/08/19
	Crown Point, IN	—	283,000	4,882,000	—	283,000	4,882,000	5,165,000	(289,000)	2005	04/08/19
	Plymouth, MN	—	1,452,000	11,126,000	—	1,451,000	11,127,000	12,578,000	(619,000)	2014	04/08/19
Overland Park MOB (Medical Office)	Overland Park, KS	—	2,437,000	23,169,000	4,243,000	2,437,000	27,412,000	29,849,000	(1,194,000)	2017	08/05/19
Blue Badger MOB (Medical Office)	Marysville, OH	—	1,838,000	10,646,000	1,000	1,838,000	10,647,000	12,485,000	(481,000)	2014	08/09/19
Bloomington MOB (Medical Office)	Bloomington, IL	—	3,178,000	13,547,000	67,000	3,179,000	13,613,000	16,792,000	(580,000)	1990	08/13/19
Memphis MOB (Medical Office)	Memphis, TN	—	1,210,000	6,775,000	—	1,209,000	6,776,000	7,985,000	(312,000)	1984	08/15/19
Haverhill MOB (Medical Office)	Haverhill, MA	—	1,620,000	12,537,000	—	1,620,000	12,537,000	14,157,000	(522,000)	1987	08/27/19
Fresno MOB (Medical Office)	Fresno, CA	—	1,412,000	8,155,000	1,000	1,412,000	8,156,000	9,568,000	(379,000)	2007	10/30/19
Colorado Foothills MOB Portfolio (Medical Office)	Arvada, CO	—	720,000	4,615,000	223,000	720,000	4,838,000	5,558,000	(255,000)	1979	11/19/19
	Centennial, CO	—	970,000	10,307,000	70,000	970,000	10,377,000	11,347,000	(425,000)	1979	11/19/19
	Colorado Springs, CO	—	1,443,000	11,123,000	93,000	1,443,000	11,216,000	12,659,000	(545,000)	1999	11/19/19

F-
68

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
SCHEDULE III — REAL ESTATE AND
ACCUMULATED DEPRECIATION  —  (Continued)
December 31, 2020

			Initial Cost to Company			Gross Amount of Which Carried at Close of Period(e)
Description(a)		Encumbrances	Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition(b)	Land	Buildings and Improvements	Total(d)	Accumulated Depreciation (f)(g)	Date of Construction	Date Acquired
Catalina West Haven ALF (Senior Housing — RIDEA)	West Haven, UT	$—	$1,716,000	$9,633,000	$5,000	$1,716,000	$9,638,000	$11,354,000	$(305,000)	2012	01/01/20
Louisiana Senior Housing Portfolio (Senior Housing — RIDEA)	Gonzales, LA	—	1,139,000	5,674,000	29,000	1,139,000	5,703,000	6,842,000	(222,000)	1996	01/03/20
	Monroe, LA	—	740,000	3,795,000	6,000	740,000	3,801,000	4,541,000	(155,000)	1994	01/03/20
	New Iberia, LA	—	881,000	5,258,000	35,000	881,000	5,293,000	6,174,000	(198,000)	1996	01/03/20
	Shreveport, LA	—	1,273,000	6,993,000	6,000	1,273,000	6,999,000	8,272,000	(231,000)	1996	01/03/20
	Slidell, LA	—	855,000	4,152,000	8,000	855,000	4,160,000	5,015,000	(170,000)	1996	01/03/20
Catalina Madera ALF (Senior Housing — RIDEA)	Madera, CA	—	1,051,000	15,536,000	86,000	1,052,000	15,622,000	16,674,000	(466,000)	2005	01/31/20

		$18,766,000	$111,021,000	$878,763,000	$20,381,000	$111,027,000	$899,139,000	$1,010,166,000	$(82,246,000)

Construction in progress		$—	$—	$—	$26,000	$—	$26,000	$26,000	$—

		$18,766,000	$111,021,000	$878,763,000	$20,407,000	$111,027,000	$899,165,000	$1,010,192,000	$(82,246,000)

(a)
We own 100% of our properties as of December 31, 2020, with the exception of Central Florida Senior Housing Portfolio, Pinnacle Beaumont ALF, Pinnacle Warrenton ALF, Catalina West Haven ALF, Louisiana Senior Housing Portfolio and Catalina Madera ALF.

(b)	The cost capitalized subsequent to acquisition is shown net of dispositions and impairments.
(c)	Properties were classified as held for sale assets as of December 31, 2020.

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
SCHEDULE III — REAL ESTATE AND
ACCUMULATED DEPRECIATION  —  (Continued)
December 31, 2020

(d)	The changes in total real estate for the years ended December 31, 2020, 2019 and 2018 are as follows:

Amount
Balance — December 31, 2017	$428,550,000
Acquisitions	320,822,000
Additions	8,985,000
Dispositions	(1,369,000)

Balance — December 31, 2018	$756,988,000

Acquisitions	$184,402,000
Additions	7,117,000
Dispositions	(2,389,000)

Balance — December 31, 2019	$946,118,000

Acquisitions	$60,162,000
Additions	7,980,000
Dispositions and impairments	(4,068,000)

Balance — December 31, 2020	$1,010,192,000

(e)	As of December 31, 2020, for federal income tax purposes, the aggregate cost of our properties is $1,123,701,000.
(f)	The changes in accumulated depreciation for the years ended December 31, 2020, 2019 and 2018 are as follows:

Amount
Balance — December 31, 2017	$8,885,000
Additions	16,672,000
Dispositions	(245,000)

Balance — December 31, 2018	$25,312,000

Additions	$27,435,000
Dispositions	(1,689,000)

Balance — December 31, 2019	$51,058,000

Additions	$31,612,000
Dispositions	(424,000)

Balance — December 31, 2020	$82,246,000

(g)
The cost of buildings and capital improvements is depreciated on a straight-line basis over the estimated useful lives of the buildings and capital improvements, up to
39
years, and the cost for tenant improvements is depreciated over the shorter of the lease term or useful life, up to
21
years. Furniture, fixtures and equipment is depreciated over the estimated useful life, up to
20
years.

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
As of March 31, 2021 and December 31, 2020
(Unaudited)

	March 31, 2021	December 31, 2020
ASSETS
Real estate investments, net	$917,513,000	$921,580,000
Cash and cash equivalents	19,167,000	17,411,000
Accounts and other receivables, net	2,374,000	2,635,000
Restricted cash	735,000	714,000
Identified intangible assets, net	59,906,000	64,101,000
Operating lease right-of-use assets, net	14,103,000	14,133,000
Other assets, net	72,842,000	72,199,000

Total assets	$1,086,640,000	$1,092,773,000

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgage loans payable, net(1)	$17,708,000	$17,827,000
Line of credit and term loans(1)	481,400,000	476,900,000
Accounts payable and accrued liabilities(1)	21,931,000	23,057,000
Accounts payable due to affiliates(1)	1,042,000	1,046,000
Identified intangible liabilities, net	1,234,000	1,295,000
Operating lease liabilities(1)	9,941,000	9,904,000
Security deposits, prepaid rent and other liabilities(1)	9,660,000	10,387,000

Total liabilities	542,916,000	540,416,000
Commitments and contingencies (Note 10)
Redeemable noncontrolling interests (Note 11)	2,623,000	2,618,000
Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value per share; 200,000,000 shares authorized; none issued and outstanding	—	—
Class T common stock, $0.01 par value per share; 900,000,000 shares authorized; 76,041,549 and 75,690,838 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	760,000	756,000
Class I common stock, $0.01 par value per share; 100,000,000 shares authorized; 5,655,798 and 5,648,499 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	57,000	57,000
Additional paid-in capital	736,486,000	733,192,000
Accumulated deficit	(196,835,000)	(185,047,000)

Total stockholders’ equity	540,468,000	548,958,000
Noncontrolling interest (Note 12)	633,000	781,000

Total equity	541,101,000	549,739,000

Total liabilities, redeemable noncontrolling interests and equity	$1,086,640,000	$1,092,773,000

(1)
Such liabilities of Griffin-American Healthcare REIT IV, Inc. as of March 31, 2021 and December 31, 2020 represented liabilities of Griffin American Healthcare REIT IV Holdings, LP or its consolidated subsidiaries. Griffin-American Healthcare REIT IV Holdings, LP is a variable interest entity, or VIE, and a consolidated subsidiary of Griffin-American Healthcare REIT IV, Inc. The creditors of Griffin-American Healthcare REIT IV Holdings, LP or its consolidated subsidiaries do not have recourse against Griffin-American Healthcare REIT IV, Inc., except for the 2018 Credit Facility, as defined in Note 7, held by Griffin-American Healthcare REIT IV Holdings, LP in the amount of $481,400,000 and $476,900,000 as of March 31, 2021 and December 31, 2020, respectively, which is guaranteed by Griffin-American Healthcare REIT IV, Inc.

The accompanying notes are an integral part of these condensed consolidated financial statements.

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2021 and 2020
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenues:
Real estate revenue	$21,946,000	$21,463,000
Resident fees and services	15,895,000	16,081,000

Total revenues	37,841,000	37,544,000
Expenses:
Rental expenses	6,024,000	5,822,000
Property operating expenses	15,194,000	13,017,000
General and administrative	3,747,000	4,448,000
Business acquisition expenses	314,000	9,000
Depreciation and amortization	12,402,000	12,530,000

Total expenses	37,681,000	35,826,000
Other income (expense):
Interest expense:
Interest expense (including amortization of deferred financing costs and debt discount/premium)	(4,726,000)	(5,310,000)
Gain (loss) in fair value of derivative financial instruments	1,455,000	(4,605,000)
(Loss) income from unconsolidated entity	(904,000)	255,000
Other income	7,000	9,000

Net loss	(4,008,000)	(7,933,000)
Less: net loss attributable to noncontrolling interests	264,000	167,000

Net loss attributable to controlling interest	$(3,744,000)	$(7,766,000)

Net loss per Class T and Class I common share attributable to controlling interest — basic and diluted	$(0.05)	$(0.10)

Weighted average number of Class T and Class I common shares outstanding — basic and diluted	81,511,212	80,301,650

The accompanying notes are an integral part of these condensed consolidated financial statements.

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EQUITY
For the Three Months Ended March 31, 2021 and 2020
(Unaudited)

	Stockholders’ Equity
	Class T and Class I Common Stock
	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity	Noncontrolling Interest	Total Equity
BALANCE — December 31, 2020	81,339,337	$813,000	$733,192,000	$(185,047,000)	$548,958,000	$781,000	$549,739,000
Offering costs — common stock	—	—	3,000	—	3,000	—	3,000
Issuance of common stock under the DRIP	430,349	5,000	4,101,000	—	4,106,000	—	4,106,000
Amortization of nonvested common stock compensation	—	—	43,000	—	43,000	—	43,000
Repurchase of common stock	(72,339)	(1,000)	(713,000)	—	(714,000)	—	(714,000)
Distributions to noncontrolling interest	—	—	—	—	—	(24,000)	(24,000)
Adjustment to value of redeemable noncontrolling interests	—	—	(140,000)	—	(140,000)	—	(140,000)
Distributions declared ($0.10 per share)	—	—	—	(8,044,000)	(8,044,000)	—	(8,044,000)
Net loss	—	—	—	(3,744,000)	(3,744,000)	(124,000)	(3,868,000	)(1)

BALANCE — March 31, 2021	81,697,347	$817,000	$736,486,000	$(196,835,000)	$540,468,000	$633,000	$541,101,000

	Stockholders’ Equity
	Class T and Class I Common Stock
	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity	Noncontrolling Interest	Total Equity
BALANCE — December 31, 2019	79,899,874	$798,000	$719,894,000	$(130,613,000)	$590,079,000	$—	$590,079,000
Offering costs — common stock	—	—	(1,000)	—	(1,000)	—	(1,000)
Issuance of common stock under the DRIP	674,756	7,000	6,430,000	—	6,437,000	—	6,437,000
Amortization of nonvested common stock compensation	—	—	43,000	—	43,000	—	43,000
Contribution from noncontrolling interest	—	—	—	—	—	1,250,000	1,250,000
Adjustment to value of redeemable noncontrolling interests	—	—	(108,000)	—	(108,000)	—	(108,000)
Distributions declared ($0.15 per share)	—	—	—	(12,019,000)	(12,019,000)	—	(12,019,000)
Net loss	—	—	—	(7,766,000)	(7,766,000)	(84,000)	(7,850,000	)(1)
BALANCE — March 31, 2020	80,574,630	$805,000	$726,258,000	$(150,398,000)	$576,665,000	$1,166,000	$577,831,000

(1)
Amount excludes $140,000 and $83,000 of net loss attributable to redeemable noncontrolling interests for the three months ended March 31, 2021 and 2020, respectively. See Note 11, Redeemable Noncontrolling Interests, for a further discussion.

The accompanying notes are an integral part of these condensed consolidated financial statements.

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 2021 and 2020
(Unaudited)

	Three Months Ended March 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,008,000)	$(7,933,000)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	12,402,000	12,530,000
Other amortization	701,000	692,000
Deferred rent	(940,000)	(1,142,000)
Stock based compensation	43,000	43,000
Loss (income) from unconsolidated entity	904,000	(255,000)
Change in fair value of derivative financial instruments	(1,455,000)	4,605,000
Changes in operating assets and liabilities:
Accounts and other receivables	261,000	854,000
Other assets	(800,000)	(635,000)
Accounts payable and accrued liabilities	420,000	1,552,000
Accounts payable due to affiliates	(10,000)	35,000
Operating lease liabilities	(105,000)	(104,000)
Security deposits, prepaid rent and other liabilities	680,000	(449,000)

Net cash provided by operating activities	8,093,000	9,793,000

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of real estate investments	(3,188,000)	(65,531,000)
Capital expenditures	(1,085,000)	(2,766,000)

Net cash used in investing activities	(4,273,000)	(68,297,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on mortgage loans payable	(138,000)	(7,869,000)
Borrowings under the line of credit and term loans	4,500,000	80,900,000
Payments on the line of credit and term loans	—	(4,600,000)
Deferred financing costs	(309,000)	(34,000)
Payment of offering costs	(1,420,000)	(1,656,000)
Distributions paid	(3,926,000)	(5,561,000)
Repurchase of common stock	(714,000)	—
Contribution from noncontrolling interest	—	1,250,000
Distributions to noncontrolling interest	(24,000)	—
Contributions from redeemable noncontrolling interest	10,000	1,118,000
Distributions to redeemable noncontrolling interests	(5,000)	(25,000)
Security deposits	(17,000)	(1,000)

Net cash (used in) provided by financing activities	(2,043,000)	63,522,000

NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	1,777,000	5,018,000
CASH, CASH EQUIVALENTS AND RESTRICTED CASH — Beginning of period	18,125,000	15,846,000

CASH, CASH EQUIVALENTS AND RESTRICTED CASH — End of period	$19,902,000	$20,864,000

F-
74

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS  —  (Continued)
For the Three Months Ended March 31, 2021 and 2020
(Unaudited)

	Three Months Ended March 31,
	2021	2020
RECONCILIATION OF CASH, CASH EQUIVALENTS AND RESTRICTED CASH
Beginning of period:
Cash and cash equivalents	$17,411,000	$15,290,000
Restricted cash	714,000	556,000

Cash, cash equivalents and restricted cash	$18,125,000	$15,846,000

End of period:
Cash and cash equivalents	$19,167,000	$20,516,000
Restricted cash	735,000	348,000

Cash, cash equivalents and restricted cash	$19,902,000	$20,864,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for:
Interest	$4,210,000	$4,586,000
Income taxes	$3,000	$5,000
SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES
Investing Activities:
Accrued capital expenditures	$1,566,000	$1,902,000
Tenant improvement overage	$56,000	$—
The following represents the increase in certain assets and liabilities in connection with our acquisitions of real estate investments:
Other assets	$—	$196,000
Accounts payable and accrued liabilities	$—	$201,000
Prepaid rent	$10,000	$11,000
Financing Activities:
Issuance of common stock under the DRIP	$4,106,000	$6,437,000
Distributions declared but not paid	$2,776,000	$4,107,000
Accrued stockholder servicing fee	$4,678,000	$10,955,000
The accompanying notes are an integral part of these condensed consolidated financial statements.

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
For the Three Months Ended March 31, 2021 and 2020
The use of the words “we,” “us” or “our” refers to Griffin-American Healthcare REIT IV, Inc. and its subsidiaries, including Griffin-American Healthcare REIT IV Holdings, LP, except where otherwise noted.
1. Organization and Description of Business
Griffin-American Healthcare REIT IV, Inc., a Maryland corporation, invests in a diversified portfolio of real estate properties, focusing primarily on medical office buildings, skilled nursing facilities and senior housing facilities that produce current income. We also operate healthcare-related facilities utilizing the structure permitted by the REIT Investment Diversification and Empowerment Act of 2007, which is commonly referred to as a “RIDEA” structure (the provisions of the Internal Revenue Code of 1986, as amended, or the Code, authorizing the RIDEA structure were enacted as part of the Housing and Economic Recovery Act of 2008). We qualified to be taxed as a real estate investment trust, or REIT, under the Code for federal income tax purposes beginning with our taxable year ended December 31, 2016, and we intend to continue to qualify to be taxed as a REIT.
We raised $754,118,000 through a best efforts initial public offering, or our initial offering, that commenced on February 16, 2016, and issued 75,639,681 aggregate shares of our Class T and Class I common stock. In addition, during our initial offering, we issued 3,253,535 aggregate shares of our Class T and Class I common stock pursuant to our distribution reinvestment plan, as amended, or the DRIP, for a total of $31,021,000 in distributions reinvested. Following the termination of our initial offering on February 15, 2019, we continued issuing shares of our common stock pursuant to the DRIP through a subsequent offering, or the 2019 DRIP Offering, which commenced on March 1, 2019. On March 18, 2021, our board of directors, or our board, authorized the suspension of the DRIP, effective as of April 1, 2021. As of March 31, 2021, a total of $45,577,000 in distributions were reinvested that resulted in 4,772,408 shares of our common stock being issued pursuant to the 2019 DRIP Offering. We collectively refer to the DRIP portion of our initial offering and the 2019 DRIP Offering as our DRIP Offerings. See Note 12, Equity — Distribution Reinvestment Plan, for a further discussion.
We conduct substantially all of our operations through Griffin-American Healthcare REIT IV Holdings, LP, or our operating partnership. We are externally advised by Griffin-American Healthcare REIT IV Advisor, LLC, or our advisor, pursuant to an advisory agreement, or the Advisory Agreement, between us and our advisor. The Advisory Agreement was effective as of February 16, 2016 and had a one-year
initial term, subject to successive
one-year
renewals upon the mutual consent of the parties. The Advisory Agreement was last renewed pursuant to the mutual consent of the parties on February 11, 2021 and expires on February 16, 2022. Our advisor uses its best efforts, subject to the oversight and review of our board, to, among other things, provide asset management, property management, acquisition, disposition and other advisory services on our behalf consistent with our investment policies and objectives. Our advisor performs its duties and responsibilities under the Advisory Agreement as our fiduciary. Our advisor is 75.0% owned and managed by wholly owned subsidiaries of American Healthcare Investors, LLC, or American Healthcare Investors, and 25.0% owned by a wholly owned subsidiary of Griffin Capital Company, LLC, or Griffin Capital, or collectively, our co-sponsors.
American Healthcare Investors is 47.1% owned by AHI Group Holdings, LLC, or AHI Group Holdings, 45.1% indirectly owned by Colony Capital, Inc. (NYSE: CLNY), or Colony Capital, and 7.8% owned by James F. Flaherty III, a former partner of Colony Capital. We are not affiliated with Griffin Capital, Griffin Capital Securities, LLC, or our dealer manager, Colony Capital or Mr. Flaherty; however, we are affiliated with our advisor, American Healthcare Investors and AHI Group Holdings. In October 2020, our board established a special committee of our board, or our special committee, which consists of all of our independent directors, to investigate and analyze strategic alternatives, including but not limited to, the sale of our assets, a listing of our shares on a national securities exchange, or a merger with another entity, including a merger with another unlisted entity that we expect would enhance our value.
We currently operate through four reportable business segments: medical office buildings, senior housing, senior housing — RIDEA and skilled nursing facilities. As of March 31, 2021, we owned 89 properties, comprising 94

F-
7
6

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)  —  (Continued)
For the Three Months Ended March 31, 2021 and 2020

buildings, or approximately 4,871,000 square feet of gross leasable area, or GLA, for an aggregate contract purchase price of $1,092,381,000. As of March 31, 2021, we also owned a 6.0% interest in a joint venture which owns a portfolio of integrated senior health campuses and ancillary businesses.
2. Summary of Significant Accounting Policies
The summary of significant accounting policies presented below is designed to assist in understanding our accompanying condensed consolidated financial statements. Such condensed consolidated financial statements and the accompanying notes thereto are the representations of our management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, or GAAP, in all material respects, and have been consistently applied in preparing our accompanying condensed consolidated financial statements.
Basis of Presentation
Our accompanying condensed consolidated financial statements include our accounts and those of our operating partnership and the wholly owned subsidiaries of our operating partnership, as well as any VIEs in which we are the primary beneficiary. We evaluate our ability to control an entity, and whether the entity is a VIE and we are the primary beneficiary, by considering substantive terms of the arrangement and identifying which enterprise has the power to direct the activities of the entity that most significantly impacts the entity’s economic performance.
We operate and intend to continue to operate in an umbrella partnership REIT structure in which our operating partnership, or wholly owned subsidiaries of our operating partnership, will own substantially all of the interests in properties acquired on our behalf. We are the sole general partner of our operating partnership, and as of both March 31, 2021 and December 31, 2020, we owned greater than a 99.99% general partnership interest therein. Our advisor is a limited partner, and as of both March 31, 2021 and December 31, 2020, owned less than a 0.01% noncontrolling limited partnership interest in our operating partnership.
Because we are the sole general partner of our operating partnership and have unilateral control over its management and major operating decisions (even if additional limited partners are admitted to our operating partnership), the accounts of our operating partnership are consolidated in our accompanying condensed consolidated financial statements. All intercompany accounts and transactions are eliminated in consolidation.
Interim Unaudited Financial Data
Our accompanying condensed consolidated financial statements have been prepared by us in accordance with GAAP in conjunction with the rules and regulations of the United States Securities and Exchange Commission, or the SEC. Certain information and footnote disclosures required for annual financial statements have been condensed or excluded pursuant to the SEC’s rules and regulations. Accordingly, our accompanying condensed consolidated financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. Our accompanying condensed consolidated financial statements reflect all adjustments which are, in our view, of a normal recurring nature and necessary for a fair presentation of our financial position, results of operations and cash flows for the interim period. Interim results of operations are not necessarily indicative of the results that may be expected for the full year; such full year results may be less favorable.
In preparing our accompanying condensed consolidated financial statements, management has evaluated subsequent events through the financial statement issuance date. We believe that although the disclosures contained herein are adequate to prevent the information presented from being misleading, our accompanying condensed consolidated financial statements should be read in conjunction with our audited consolidated financial statements and the notes thereto included in our 2020 Annual Report on Form
10-K,
as filed with the SEC on March 26, 2021.

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)  —  (Continued)
For the Three Months Ended March 31, 2021 and 2020

Use of Estimates
The preparation of our accompanying condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as the disclosure of contingent assets and liabilities, at the date of our condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include, but are not limited to, the initial and recurring valuation of certain assets acquired and liabilities assumed through property acquisitions, revenues, allowance for credit losses, impairment of long-lived and intangible assets and contingencies. These estimates are made and evaluated on an on-going
basis using information that is currently available as well as various other assumptions believed to be reasonable under the circumstances. Actual results could differ from those estimates, perhaps in material adverse ways, and those estimates could be different under different assumptions or conditions.
Revenue Recognition — Resident Fees and Services Revenue
Disaggregation of Resident Fees and Services Revenue
The following table disaggregates our resident fees and services revenue by line of business, according to whether such revenue is recognized at a point in time or over time:

	Three Months Ended March 31,
	2021			2020
	Point in Time	Over Time	Total	Point in Time	Over Time	Total
Senior housing — RIDEA	$192,000	$15,703,000	$15,895,000	$422,000	$15,659,000	$16,081,000
The following table disaggregates our resident fees and services revenue by payor class:

	Three Months Ended March 31,
	2021	2020
Private and other payors	$14,159,000	$14,373,000
Medicaid	1,736,000	1,708,000

Total resident fees and services	$15,895,000	$16,081,000

Accounts Receivable, Net — Resident Fees and Services
The beginning and ending balances of accounts receivable, net
—
resident fees and services are as follows:

	Medicaid	Private and Other Payors	Total
Beginning balance — January 1, 2021	$1,123,000	$358,000	$1,481,000
Ending balance — March 31, 2021	791,000	356,000	1,147,000

Decrease	$(332,000)	$(2,000)	$(334,000)

Tenant and Resident Receivables and Allowances
Resident receivables are carried net of an allowance for credit losses. An allowance is maintained for estimated losses resulting from the inability of residents and payors to meet the contractual obligations under their lease or service agreements. Substantially all of such allowances are recorded as direct reductions of resident fees and services revenue

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)  —  (Continued)
For the Three Months Ended March 31, 2021 and 2020

as contractual adjustments provided to third-party payors or implicit price concessions in our accompanying condensed consolidated statements of operations. Our determination of the adequacy of these allowances is based primarily upon evaluations of historical loss experience, the residents’ financial condition, security deposits, cash collection patterns by payor and by state, current economic conditions, future expectations in estimating credit losses and other relevant factors. Tenant receivables and unbilled deferred rent receivables are reduced for uncollectible amounts, which are recognized as direct reductions of real estate revenue in our accompanying condensed consolidated statements of operations.
As of March 31, 2021 and December 31, 2020, we had $2,016,000 and $2,086,000, respectively, in allowances, which were determined necessary to reduce receivables by our expected future credit losses. For the three months ended March 31, 2021 and 2020, we increased allowances by $305,000 and $213,000, respectively, and reduced allowances for collections or adjustments by $19,000 and $43,000, respectively. For the three months ended March 31, 2021 and 2020, $356,000 and $39,000, respectively, of our receivables were written off against the related allowances.
3. Real Estate Investments, Net
Our real estate investments, net consisted of the following as of March 31, 2021 and December 31, 2020:

	March 31, 2021	December 31, 2020
Building and improvements	$888,055,000	$884,816,000
Land	109,771,000	109,444,000
Furniture, fixtures and equipment	8,768,000	8,599,000

	1,006,594,000	1,002,859,000
Less: accumulated depreciation	(89,081,000)	(81,279,000)

Total	$917,513,000	$921,580,000

Depreciation expense for the three months ended March 31, 2021 and 2020 was $7,914,000 and $7,839,000, respectively. In addition to the property acquisition transaction discussed below, for the three months ended March 31, 2021, we incurred capital expenditures of $776,000 for our medical office buildings and $315,000 for our senior housing — RIDEA facilities. We did not incur any capital expenditures for our skilled nursing and senior housing facilities during the three months ended March 31, 2021.
On February 12, 2021, we acquired a previously unowned unit within one of our buildings at our existing Athens MOB Portfolio, originally purchased in May 2017, for a contract purchase price of $2,950,000. Our advisor was paid, as compensation for services rendered in connection with the investigation, selection and acquisition of such unit, a base acquisition fee of 2.25% of the contract purchase price paid by us, or $66,000. We acquired such unit using cash on hand and borrowed $2,000,000 under the 2018 Credit Facility, as defined in Note 7, Line of Credit and Term Loans, at the time of acquisition.
We accounted for our acquisition completed during the three months ended March 31, 2021 as an asset acquisition. We incurred and capitalized the base acquisition fee and direct acquisition related expenses of $94,000. The following table summarizes the purchase price of the assets acquired at the time of acquisition based on their relative fair values:

2021 Acquisition
Building and improvements	$2,429,000
Land	327,000
In-place lease	288,000

Total assets acquired	$3,044,000

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
—
  (Continued)
For the
Three
 Months Ended
March 31, 2021
 and
2020

4. Identified Intangible Assets, Net
Identified intangible assets,
 net consisted of the following as of March
31
,
2021
 and December
31
,
2020
:

	March 31, 2021	December 31, 2020
Amortized intangible assets:
In-place leases, net of accumulated amortization of $28,666,000 and $32,134,000 as of March 31, 2021 and December 31, 2020, respectively (with a weighted average remaining life of 8.8 years as of both March 31, 2021 and December 31, 2020)	$57,072,000	$61,166,000
Above-market leases, net of accumulated amortization of $1,075,000 and $1,009,000 as of March 31, 2021 and December 31, 2020, respectively (with a weighted average remaining life of 9.1 years as of both March 31, 2021 and December 31, 2020)	2,486,000	2,587,000
Unamortized intangible assets:
Certificates of need	348,000	348,000

Total	$59,906,000	$64,101,000

Amortization expense on identified intangible assets for the three months ended March 31, 2021 and 2020 was

$
4,483,000
and $
4,756,000
, respectively, which included $
101,000
and $
110,000
,
respectively, of amortization recorded against real estate revenue for above-market leases in our accompanying condensed consolidated statements of operations.
The aggregate weighted average remaining life of the identified intangible assets was

8.8 years as of both March
31
,
2021
 and December

31
,
2020
. As of March 31, 2021, estimated amortization expense on the identified intangible assets for the nine months ending December 31, 2021 and for each of the next four years ending December 31 and thereafter was as follows:

Year	Amount
2021	$7,551,000
2022	8,647,000
2023	7,390,000
2024	6,195,000
2025	5,017,000
Thereafter	24,758,000

Total	$59,558,000

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)  —  (Continued)
For the Three Months Ended March 31, 2021 and 2020

5. Other Assets, Net
Other assets, net consisted
 of the following as of March
31
,
2021
 and December
31
,
2020
:

	March 31, 2021	December 31, 2020
Investment in unconsolidated entity	$45,749,000	$46,653,000
Deferred rent receivables	13,333,000	12,395,000
Prepaid expenses, deposits and other assets	9,923,000	9,028,000
Lease commissions, net of accumulated amortization of $520,000 and $426,000 as of March 31, 2021 and December 31, 2020, respectively	2,583,000	2,399,000
Deferred financing costs, net of accumulated amortization of $3,867,000 and $3,397,000 as of March 31, 2021 and December 31, 2020, respectively(1)	1,254,000	1,724,000

Total	$72,842,000	$72,199,000

(1)
Deferred financing costs only include costs related to our line of credit and term loans. Amortization expense on deferred financing costs of our line of credit and term loans for the three months ended March 31, 2021 and 2020 was $470,000 and $469,000, respectively, which is recorded to interest expense in our accompanying condensed consolidated statements of operations. See Note 7, Line of Credit and Term Loans, for a further discussion.

Investment in unconsolidated entity represents our interest in Trilogy REIT Holdings, LLC, or Trilogy, pursuant to an amended joint venture agreement with an indirect, wholly-owned subsidiary of NorthStar Healthcare Income, Inc. and a wholly-owned subsidiary of the operating partnership of Griffin-American Healthcare REIT III, Inc., or GA Healthcare REIT III. Both GA Healthcare REIT III and us are
co-sponsored
by American Healthcare Investors and Griffin Capital. Trilogy owns a portfolio of integrated senior health campuses and ancillary businesses. As of March 31, 2021 and December 31, 2020, we owned a 6.0% interest in such joint venture and the unamortized basis difference of our investment in Trilogy of
$
16,676,000
and

$
16,791,000
,

respectively, is primarily attributable to the difference between the amount for which we purchased our interest in such joint venture, including transaction costs, and the historical carrying value of the net assets of such joint venture. This difference is being amortized over the remaining useful life of the related assets and included in income or loss from unconsolidated entity in our accompanying condensed consolidated statements of operations.
The following is summarized financial information of Trilogy:

	March 31, 2021	December 31, 2020
Balance Sheet Data:
Total assets	$1,880,167,000	$1,882,584,000
Total liabilities	$1,341,551,000	$1,329,832,000

	Three Months Ended March 31,
	2021	2020
Statements of Operations Data:
Revenues	$233,227,000	$267,795,000
Grant income	8,229,000	—
Expenses	255,094,000	261,437,000

Net (loss) income	$(13,638,000)	$6,358,000

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)  —  (Continued)
For the Three Months Ended March 31, 2021 and 2020

6. Mortgage Loans Payable, Net
As of March 31, 2021 and December 31, 2020, mortgage
 loans payable were $
18,628,000
($
17,708,000
, net of discount/premium and deferred financing costs) and $
18,766,000
($
17,827,000
, net of discount/premium and deferred financing costs), respectively. As of both March 31, 2021 and December 31, 2020, we had three
 fixed-rate mortgage loans with interest rates ranging from
3.67
% to
5.25
% per annum, maturity dates ranging from April 1, 2025 to February 1, 2051 and a weighted average effective interest rate of
3.93
%.

In January 2020, we paid off a mortgage loan payable with a principal balance of $7,738,000, which had an original maturity date of April 1, 2020. We did not incur any prepayment penalties or fees in connection with such payoff. The following table reflects the changes in the carrying amount of mortgage loans payable, net for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,
	2021	2020
Beginning balance	$17,827,000	$26,070,000
Additions:
Amortization of deferred financing costs	7,000	20,000
Amortization of discount/premium on mortgage loans payable	12,000	12,000
Deductions:
Scheduled principal payments on mortgage loans payable	(138,000)	(7,869,000)

Ending balance	$17,708,000	$18,233,000

As of March 31, 2021, the principal payments due on our mortgage loans payable for the nine months ending December 31, 2021 and for each of the next four years ending December 31 and thereafter were as follows:

Year	Amount
2021	$469,000
2022	651,000
2023	680,000
2024	711,000
2025	5,878,000
Thereafter	10,239,000

Total	$18,628,000

7. Line of Credit and Term Loans
We, through our operating partnership,
 as borrower, entered into a credit agreement, or the 2018 Credit Agreement, as amended, with Bank of America, N.A.; KeyBank, National Association; Citizens Bank, National Association; Merrill Lynch, Pierce, Fenner & Smith Incorporated; KeyBanc Capital Markets; and the lenders named therein, to obtain a credit facility with an aggregate maximum principal amount of $
530,000,000
, or the 2018 Credit Facility. The 2018 Credit Facility consists of a senior unsecured revolving credit facility in the amount of $
235,000,000
and senior unsecured term loan facilities in the aggregate amount of $
295,000,000
. The maximum principal amount of the 2018 Credit Facility may be increased by up to $
120,000,000
, for a total principal amount of $
650,000,000
,
subject to certain conditions. The 2018 Credit Facility matures on November 19, 2021 and may be extended for one
12-month
period during the term of the related credit agreement, as amended, subject to satisfaction of certain conditions, including payment
of an extension fee.

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)  —  (Continued)
For the Three Months Ended March 31, 2021 and 2020

At our option, the 2018 Credit Facility bears interest at per annum rates equal to (a)(i) the Eurodollar Rate, as defined in the 2018 Credit Agreement, as amended, plus (ii) a margin ranging from 1.70% to 2.20% based on our Consolidated Leverage Ratio, as defined in the 2018 Credit Agreement, as amended, or (b)(i) the greater of: (1) the prime rate publicly announced by Bank of America, N.A., (2) the Federal Funds Rate, as defined in the 2018 Credit Agreement, as amended, plus 0.50%, (3) the one-month
Eurodollar Rate plus 1.00%, and (4) 0.00%, plus (ii) a margin ranging from 0.70% to 1.20% based on our Consolidated Leverage Ratio.
As of both March 31, 2021 and December 31, 2020, our aggregate borrowing capacity under the 2018 Credit Facility was $530,000,000. As of March 31, 2021 and December 31, 2020, borrowings outstanding totaled $481,400,000 and $476,900,000, respectively, and the weighted average interest rate on such borrowings outstanding was 2.08% and 2.12%, respectively, per annum.
8. Derivative Financial Instruments
We use derivative financial instruments to manage interest rate risk associated with our variable-rate term loans and we record such derivative financial instruments in our accompanying condensed consolidated balance sheets as either an asset or a liability measured at fair value. The following table lists the derivative financial instruments held by us as of March 31, 2021 and December 31, 2020, which are included in security deposits, prepaid rent and other liabilities in our accompanying condensed consolidated balance sheets:

					Fair Value
Instrument	Notional Amount	Index	Interest Rate	Maturity Date	March 31, 2021	December 31, 2020
Swap	$139,500,000	one month LIBOR	2.49%	11/19/21	$(2,108,000)	$(2,915,000)
Swap	58,800,000	one month LIBOR	2.49%	11/19/21	(888,000)	(1,229,000)
Swap	45,000,000	one month LIBOR	0.20%	11/19/21	(20,000)	(27,000)
Swap	36,700,000	one month LIBOR	2.49%	11/19/21	(554,000)	(766,000)
Swap	15,000,000	one month LIBOR	2.53%	11/19/21	(230,000)	(318,000)

	$295,000,000				$(3,800,000)	$(5,255,000)

As of both March 31, 2021 and December 31, 2020, none of our derivative financial instruments were designated as hedges. For the three months ended March 31, 2021 and 2020, we recorded $1,455,000 and $(4,605,000), respectively, as a decrease (increase) to interest expense in our accompanying condensed consolidated statements of operations related to the change in the fair value of our derivative financial instruments.
See Note 14, Fair Value Measurements, for a further discussion of the fair value of our derivative financial instruments.
9. Identified Intangible Liabilities, Net
As of March 31, 2021 and December 31, 2020, identified intangible liabilities, net consisted of below-market leases of $1,234,000 and $1,295,000, respectively, net of accumulated amortization of $669,000 and $608,000, respectively. Amortization expense on below-market leases for the three months ended March 31, 2021 and 2020 was $61,000 and $92,000, respectively, which was recorded to real estate revenue in our accompanying condensed consolidated statements of operations.
The weighted average remaining life of below-market leases was 11.6 years as of both March 31, 2021 and December 31, 2020, respectively. As of March 31, 2021, estimated amortization expense on below-market leases for the

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)  —  (Continued)
For the Three Months Ended March 31, 2021 and 2020

nine
 months ending December
31
,
2021
 and for each of the next
four
 years ending December
31
 and thereafter was as follows:

Year	Amount
2021	$175,000
2022	217,000
2023	207,000
2024	161,000
2025	123,000
Thereafter	351,000

Total	$1,234,000

10. Commitments and Contingencies
Litigation
We are not presently subject to any material litigation nor, to our knowledge, is any material litigation threatened against us, which if determined unfavorably to us, would have a material adverse effect on our consolidated financial position, results of operations or cash flows.
Environmental Matters
We follow a policy of monitoring our properties for the presence of hazardous or toxic substances. While there can be no assurance that a material environmental liability does not exist at our properties, we are not currently aware of any environmental liability with respect to our properties that would have a material effect on our consolidated financial position, results of operations or cash flows. Further, we are not aware of any material environmental liability or any unasserted claim or assessment with respect to an environmental liability that we believe would require additional disclosure or the recording of a loss contingency.
Other
Our other commitments and contingencies include the usual obligations of real estate owners and operators in the normal course of business, which include calls/puts to sell/acquire properties. In our view, these matters are not expected to have a material adverse effect on our consolidated financial position, results of operations or cash flows.
11. Redeemable Noncontrolling Interests
As of both March 31, 2021 and December 31, 2020,
our advisor owned all of the
208
limited partnership units outstanding in our operating partnership. As of both March
31
,
2021
 and December
31
,
2020
, we owned greater than a
99.99
% general partnership interest in our operating partnership, and our advisor owned less than a
0.01
% limited partnership interest in our operating partnership. Our advisor is entitled to special redemption rights of its limited partnership units. The noncontrolling interest of our advisor in our operating partnership, which has redemption features outside of our control, is accounted for as a redeemable noncontrolling interest and is presented outside of permanent equity in our accompanying condensed consolidated balance sheet
s
.
In connection with our
 acquisitions of Central Florida Senior Housing Portfolio, Pinnacle Beaumont ALF and Pinnacle Warrenton ALF, we own approximately
98.0
% of the joint ventures with an affiliate of Meridian Senior Living, LLC, or Meridian. In connection with our acquisitions of Catalina West Haven ALF and Catalina Madera ALF, we own approximately
90.0
% of the joint venture with Avalon Health Care, Inc., or Avalon. The noncontrolling interests held by Meridian and Avalon have redemption features outside of our control and are accounted for as redeemable noncontrolling interests in our accompanying condensed consolidated balance sheets.

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
—
  (Continued)
For the
Three
 Months Ended
March 31, 2021
 and
2020

We record the carrying amount of redeemable noncontrolling interests at the greater of: (i) the initial carrying amount, increased or decreased for the noncontrolling interests’ share of net income or loss and distributions; or (ii) the redemption value. The changes in the carrying amount of redeemable noncontrolling interests consisted of the following for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,
	2021	2020
Beginning balance	$2,618,000	$1,462,000
Additions	10,000	1,118,000
Distributions	(5,000)	(25,000)
Adjustment to redemption value	140,000	108,000
Net loss attributable to redeemable noncontrolling interests	(140,000)	(83,000)

Ending balance	$2,623,000	$2,580,000

12
. Equity
Preferred Stock
Our charter authorizes us to issue 200,000,000 shares of our preferred stock, par value $0.01 per share. As of both March
31
,
2021
 and December
31
,
2020
, no shares of our preferred stock were issued and outstanding.

Common Stock
Our charter authorizes
 us to issue
1,000,000,000
shares of our common stock, par value $
0.01
per share, whereby
900,000,000
shares are classified as Class T common stock and
100,000,000
shares are classified as Class I common stock. Each share of our common stock, regardless of class, will be entitled to one
 vote per share on matters presented to the common stockholders for approval; provided, however, that stockholders of one
 share class shall have exclusive voting rights on any amendment to our charter that would alter only the contract rights of that share class, and no
 stockholders of another share class shall be entitled to vote thereon. As of both March
31
,
2021
 and December
31
,
2020
, our advisor owned
20,833
shares of our Class T common stock. On February
15
,
2019
, we terminated our initial offering and we continued to offer shares of our common stock pursuant to the
2019

DRIP Offering. See the “Distribution Reinvestment Plan” section below for a further discussion.
Through March
31
,
2021
, we had issued
75,639,681
aggregate shares of our Class T and Class I common stock in connection with the primary portion of our initial offering and
8,025,943
 aggregate shares of our Class T and Class I common stock pursuant to our DRIP Offerings. We also granted an aggregate of
105,000
shares of our restricted Class T common stock to our independent directors and repurchased
2,094,110
shares of our common stock under our share repurchase plan through March
31
,
2021
. As of March
31
,
2021
 and December
31
,
2020
, we had
81,697,347
and
81,339,337
 aggregate shares of our Class T and Class I common stock, respectively, issued and outstanding.

Distribution Reinvestment Plan
We had registered and reserved
 $
150,000,000
in shares of our common stock for sale pursuant to the DRIP in our initial offering. The DRIP allows stockholders to purchase additional Class T shares and Class I shares of our common stock through the reinvestment of distributions during our initial offering. Pursuant to the DRIP, distributions with respect to Class T shares are reinvested in Class T shares and distributions with respect to Class I shares are reinvested in Class I shares. On February
15
,
2019
, we terminated our initial offering and we continued to offer up to $
100,000,000
in shares of our common stock pursuant to the
2019
 DRIP Offering. In connection with our special committee’s strategic

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)  —  (Continued)
For the Three Months Ended March 31, 2021 and 2020

alternative review process and in order to facilitate a strategic transaction, on March 18, 2021, our board authorized the suspension of the DRIP, effective as of April 1, 2021, unless and until our board reinstates the DRIP. As a consequence of the suspension of the DRIP, beginning with the April 2021 distributions, which were paid in May 2021, there will be no further issuances of shares pursuant to the DRIP, and stockholders who are participants in the DRIP received or will receive cash distributions instead.
Since April 6, 2018,
our board has approved and established an estimated per share net asset value, or NAV, on at least an annual basis. Commencing with the distribution payment to stockholders paid in the month following such board approval, shares of our common stock issued pursuant the DRIP were or will be issued at the current estimated per share NAV until such time as our board determines an updated estimated per share NAV.
For the three months
 ended March 31, 2021 and 2020, $4,106,000 and $6,437,000, respectively, in distributions were reinvested and 430,349 and 674,756 shares of our common stock, respectively, were issued pursuant to our DRIP Offerings. As of March 31, 2021 and December 31, 2020, a total of $76,598,000 and $72,492,000, respectively, in distributions were cumulatively reinvested that resulted in 8,025,943 and 7,595,594 shares of our common stock, respectively, being issued pursuant to our DRIP Offerings.
Share Repurchase Plan
Due to the impact the coronavirus,
 or
COVID-19,
pandemic has had on the United States and globally, and the ongoing uncertainty of the severity and duration of the
COVID-19
pandemic and its effects, beginning in March 2020, our board decided to take steps to protect our capital and maximize our liquidity in an effort to strengthen our long-term financial prospects. As a result, on March 31, 2020, our board suspended our share repurchase plan with respect to all repurchase requests other than repurchases resulting from the death or qualifying disability of stockholders, beginning with share repurchase requests submitted for repurchase during the second quarter of 2020. Repurchase requests resulting from the death or qualifying disability of stockholders were not suspended, but remained subject to all terms and conditions of our share repurchase plan, including our board’s discretion to determine whether we have sufficient funds available to repurchase any shares. In connection with our special committee’s strategic alternative review process and in order to facilitate a strategic transaction, on March 18, 2021, our board approved the suspension of our share repurchase plan with respect to all repurchase requests received by us after February 28, 2021, including repurchases resulting from the death or qualifying disability of stockholders, until such time, if any, as our board determines to reinstate our share repurchas
e
 plan.
Prior to its suspension,
 our share repurchase plan allowed for repurchases of shares of our common stock by us when certain criteria were met. Share repurchases were made at the sole discretion of our board. Subject to the availability of the funds for share repurchases, we generally limited the number of shares of our common stock repurchased during any calendar year to
5.0
% of the weighted average number of shares of our common stock outstanding during the prior calendar year; provided, however, that shares subject to a repurchase requested upon the death of a stockholder were not subject to this cap. Funds for the repurchase of shares of our common stock came exclusively from the cumulative proceeds we received from the sale of shares of our common stock pursuant to our DRIP Offerings.
During our initial offering
 and with respect to shares repurchased for the quarter ended March 31, 2019, the repurchase amount for shares repurchased under our share repurchase plan was equal to the lesser of (i) the amount per share that a stockholder paid for their shares of our common stock, or (ii) the per share offering price in our initial offering. Commencing with shares repurchased for the quarter ended June 30, 2019, the repurchase amount for shares repurchased under our share repurchase plan was the lesser of (i) the amount per share the stockholder paid for their shares of our common stock, or (ii) the most recent estimated value of one share of the applicable class of common stock as determined by our board. However, if shares of our common stock were repurchased in connection with a

F-
86

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)  —  (Continued)
For the Three Months Ended March 31, 2021 and 2020

stockholder’s death or qualifying disability, the repurchase price was no less than 100% of the price paid to acquire the shares of our common stock from us.
For the three months ended March 31, 2021, we repurchased 72,339 shares of our common stock, for an aggregate of $714,000, at an average repurchase price of $9.86 per share. For the three months ended March 31, 2020, we did not repurchase any shares. As of March 31, 2021 and December 31, 2020, we cumulatively repurchased 2,094,110 and 2,021,771 shares of our common stock, respectively, for an aggregate of $19,584,000 and $18,870,000, respectively, at an average repurchase price of $9.35 and $9.33 per share, respectively. In April 2021, we repurchased 117,228 shares of our common stock, for an aggregate of $1,160,000, at an average repurchase price of $9.89 per share. All shares were repurchased using the cumulative proceeds we received from the sale of shares of our common stock pursuant to our DRIP Offerings.

Noncontrolling Interest
In connection with our acquisition
 of Louisiana Senior Housing Portfolio on January 3, 2020, as of both March 31, 2021 and December 31, 2020, we owned an approximate
90.0
% interest in our consolidated joint venture that owns such properties. As such,
10.0
% of the net earnings of the joint venture were allocated to noncontrolling interests in our accompanying condensed consolidated statements of operations for the three months ended March 31, 2021 and for the period from January 3, 2020 through March 31, 2020, and the carrying amount of such noncontrolling interest is presented in total equity in our accompanying condensed consolidated balance sheets as of March 31, 2021 and December 31, 2020.
13. Related Party Transactions
Fees and Expenses Paid to Affiliates
All of our executive officers and one of our
non-independent
directors are also executive officers and employees and/or holders of a direct or indirect interest in our advisor, one of our co-sponsors
or other affiliated entities. We are affiliated with our advisor, American Healthcare Investors and AHI Group Holdings; however, we are not affiliated with Griffin Capital, our dealer manager, Colony Capital or Mr. Flaherty. We entered into the Advisory Agreement, which entitles our advisor and its affiliates to specified compensation for certain services, as well as reimbursement of certain expenses. Our board, including a majority of our independent directors, has reviewed the material transactions between our affiliates and us during the three months ended March 31, 2021. We believe that we have executed all of the transactions set forth below on terms that are fair and reasonable to us and on terms no less favorable to us than those available from unaffiliated third parties.
Fees and expenses to our affiliates incurred for the three months ended March 31, 2021 and 2020 were as follows:

	Three Months Ended March 31,
	2021	2020
Asset management fees(1)	$2,454,000	$2,411,000
Property management fees(2)	365,000	349,000
Base acquisition fees and reimbursement of acquisition expenses(3)	181,000	1,407,000
Operating expenses(4)	45,000	43,000
Lease fees(5)	41,000	51,000
Development fees(6)	24,000	—
Construction management fees(7)	23,000	23,000

Total	$3,133,000	$4,284,000

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)  —  (Continued)
For the Three Months Ended March 31, 2021 and 2020

(1)	Asset management fees are included in general and administrative in our accompanying condensed consolidated statements of operations.
(2)
Property management fees are included in rental expenses or general and administrative expenses in our accompanying condensed consolidated statements of operations, depending on the property type from which the fee was incurred.

(3)
Such amounts are capitalized as part of the associated asset and included in real estate investments, net in our accompanying condensed consolidated balance sheets or are expensed as incurred and included in business acquisition expenses in our accompanying condensed consolidated statements of operations, as applicable.

(4)
We reimburse our advisor or its affiliates for operating expenses incurred in rendering services to us, subject to certain limitations. For the 12 months ended March 31, 2021 and 2020, our operating expenses did not exceed such limitations. Operating expenses are generally included in general and administrative in our accompanying condensed consolidated statements of operations.

(5)	Lease fees are capitalized as costs of entering into new leases and included in other assets, net in our accompanying condensed consolidated balance sheets, and amortized over the term of the lease.
(6)	Development fees are expensed as incurred and included in business acquisition expenses in our accompanying condensed consolidated statements of operations.
(7)
Construction management fees are capitalized as part of the associated asset and included in real estate investments, net in our accompanying condensed consolidated balance sheets or are expensed and included in our accompanying condensed consolidated statements of operations, as applicable.

Accounts Payable Due to Affiliates
The following amounts were outstanding to our affiliates as of March 31, 2021 and
December
 31, 2020:

Fee	March 31, 2021	December 31, 2020
Asset management fees	$820,000	$814,000
Property management fees	131,000	117,000
Construction management fees	42,000	33,000
Development fees	24,000	64,000
Operating expenses	19,000	10,000
Lease commissions	6,000	8,000

Total	$1,042,000	$1,046,000

14. Fair Value Measurements
Assets and Liabilities Reported at Fair Value

The table below presents our assets and liabilities measured at fair value on a recurring basis as of March 31, 2021, aggregated by the level in the fair value hierarchy within which those measurements fall:

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Liabilities:
Derivative financial instruments	$—	$3,800,000	$—	$3,800,000

F-
88

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)  —  (Continued)
For the Three Months Ended March 31, 2021 and 2020

The table below presents our assets and liabilities measured at fair value on a recurring basis as of December 31, 2020, aggregated by the level in the fair value hierarchy within which those measurements fall:

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Liabilities:
Derivative financial instruments	$—	$5,255,000	$—	$5,255,000
There were no transfers into or out of fair value measurement levels during the three months ended March 31, 2021 and 2020.
We use interest rate swaps to manage interest rate risk associated with variable-rate debt. The valuation of these instruments is determined using widely accepted valuation techniques including a discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, as well as option volatility. The fair values of interest rate swaps are determined by netting the discounted future fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on an expectation of future interest rates derived from observable market interest rate curves.
We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.
Although we have determined that the majority of the inputs used to value our derivative financial instruments fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with these instruments utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by us and our counterparty. However, as of March 31, 2021, we have assessed the significance of the impact of the credit valuation adjustments on the overall valuation of our derivative positions and have determined that the credit valuation adjustments are not significant to the overall valuation of our derivatives. As a result, we have determined that our derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.
Financial Instruments Disclosed at Fair Value
Our accompanying condensed consolidated balance sheets include the following financial instruments: cash and cash equivalents, accounts and other receivables, restricted cash, accounts payable and accrued liabilities, accounts payable due to affiliates, mortgage loans payable and borrowings under the 2018 Credit Facility.
We consider the carrying values of cash and cash equivalents, accounts and other receivables, restricted cash and accounts payable and accrued liabilities to approximate the fair values for these financial instruments based upon the short period of time between origination of the instruments and their expected realization. The fair value of accounts payable due to affiliates is not determinable due to the related party nature of the accounts payable. These financial assets and liabilities are measured at fair value on a recurring basis based on quoted prices in active markets for identical assets and liabilities, and therefore are classified as Level 1 in the fair value hierarchy.
The fair values of our mortgage loans payable and the 2018 Credit Facility are estimated using discounted cash flow analyses using borrowing rates available to us for debt instruments with similar terms and maturities. We have determined that our mortgage loans payable and the 2018 Credit Facility are classified in Level 2 within the fair value

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)  —  (Continued)
For the Three Months Ended March 31, 2021 and 2020

hierarchy as reliance is placed on inputs other than quoted prices that are observable, such as interest rates and yield curves. The carrying amounts and estimated fair values of such financial instruments as of March 31, 2021 and December 31, 2020 were as follows:

	March 31, 2021		December 31, 2020
	Carrying Amount(1)	Fair Value	Carrying Amount(1)	Fair Value
Financial Liabilities:
Mortgage loans payable	$17,708,000	$20,785,000	$17,827,000	$22,052,000
Line of credit and term loans	$480,146,000	$481,716,000	$475,176,000	$477,651,000

(1)	Carrying amount is net of any discount/premium and deferred financing costs.
15. Income Taxes
As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders. We have elected to treat certain of our consolidated subsidiaries as taxable REIT subsidiaries, or TRS, pursuant to the Code. TRS may participate in services that would otherwise be considered impermissible for REITs and are subject to federal and state income tax at regular corporate tax rates.
The components of
 income tax benefit or expense for the three months ended March 31, 2021 and 2020 were as follows:

	Three Months Ended March 31,
	2021	2020
Federal deferred	$(1,124,000)	$(271,000)
State deferred	(366,000)	(93,000)
Federal current	—	—
State current	—	—
Valuation allowance	1,490,000	364,000

Total income tax (benefit) expense	$—	$—

Current Income Tax
Federal and state income taxes are generally a function of the level of income recognized by our TRS.
Deferred Taxes
Deferred income tax is generally a function of the period’s temporary differences (primarily basis differences between tax and financial reporting for real estate assets and equity investments) and generation of tax net operating losses that may be realized in future periods depending on sufficient taxable income.
We recognize the financial statement effects of an uncertain tax position when it is more likely than not, based on the technical merits of the tax position, that such a position will be sustained upon examination by the relevant tax authorities. If the tax benefit meets the “more likely than not” threshold, the measurement of the tax benefit will be based on our estimate of the ultimate tax benefit to be sustained if audited by the taxing authority. As of both March 31, 2021 and December 31, 2020, we did not have any tax benefits or liabilities for uncertain tax positions that we believe should be recognized in our accompanying condensed consolidated financial statements.

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)  —  (Continued)
For the Three Months Ended March 31, 2021 and 2020

We assess the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. A valuation allowance is established if we believe it is more likely than not that all or a portion of the deferred tax assets are not realizable. As of both March 31, 2021 and December 31, 2020, our valuation allowance fully reserves the net deferred tax asset due to inherent uncertainty of future income. We will continue to monitor industry and economic conditions, and our ability to generate taxable income based on our business plan and available tax planning strategies, which would allow us to utilize the tax benefits of the net deferred tax assets and thereby allow us to reverse all, or a portion of, our valuation allowance in the future.
16. Leases
Lessor
We have operating leases with tenants that expire at various dates through 2040. For the three months ended March 31, 2021 and 2020, we recognized $21,946,000 and $21,463,000 of real estate revenue, respectively, related to operating lease payments, of which $4,944,000 and $4,455,000, respectively, was for variable lease payments. As of March 31, 2021, the following table sets forth the undiscounted cash flows for future minimum base rents due under operating leases for the nine months ended December 31, 2021 and for each of the next four years ending December 31 and thereafter for the properties that we wholly own:

Year	Amount
2021	$48,945,000
2022	62,515,000
2023	58,043,000
2024	52,265,000
2025	45,745,000
Thereafter	266,658,000

Total	$534,171,000

Lessee
We have ground lease obligations that generally require fixed annual rental payments and may also include escalation clauses and renewal options. These leases expire at various dates through 2107, excluding extension options. Certain of our lease agreements include rental payments that are adjusted periodically based on the United States Bureau of Labor Statistics’ Consumer Price Index, and may include other variable lease costs (i.e., common area maintenance, property taxes and insurance). Our lease agreements do not contain any material residual value guarantees or material restrictive covenants.
For both the three months ended March
31, 2021 and 2020, operating lease costs were $209,000, which are included in rental expenses in our accompanying condensed consolidated statements of operations. Such costs also include variable lease costs, which are immaterial. Additional information related to our operating leases for the periods presented below was as follows:

	March 31, 2021	December 31, 2020
Weighted average remaining lease term (in years)	79.2	79.5
Weighted average discount rate	5.74%	5.74%
As of March 31, 2021, the following table sets forth the undiscounted cash flows of our scheduled obligations for future minimum payments for the nine months ended December 31, 2021 and for each of the next four years ending

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)  —  (Continued)
For the Three Months Ended March 31, 2021 and 2020

December 31 and thereafter, as well as the reconciliation of those cash flows to operating lease liabilities on our accompanying condensed consolidated balance sheet:

Year	Amount
2021	$417,000
2022	526,000
2023	530,000
2024	534,000
2025	538,000
Thereafter	46,565,000

Total operating lease payments	49,110,000
Less: interest	39,169,000

Present value of operating lease liabilities	$9,941,000

17. Segment Reporting
As of March 31, 2021, we evaluated our business and made resource allocations based on four reportable business segments — medical office buildings, senior housing, senior housing — RIDEA and skilled nursing facilities. Our medical office buildings are typically leased to multiple tenants under separate leases, thus requiring active management and responsibility for many of the associated operating expenses (much of which are, or can effectively be, passed through to the tenants). Our senior housing and skilled nursing facilities are primarily single-tenant properties for which we lease the facilities to unaffiliated tenants under triple-net
and generally master leases that transfer the obligation for all facility operating costs (including maintenance, repairs, taxes, insurance and capital expenditures) to the tenant. Our senior housing — RIDEA properties include senior housing facilities that are owned and operated utilizing a RIDEA structure.
We evaluate performance based upon segment net operating income, or NOI. We define segment NOI as total revenues, less rental expenses and property operating expenses, which excludes depreciation and amortization, general and administrative expenses, business acquisition expenses, interest expense, income or loss from unconsolidated entity and other income for each segment. We believe that net income (loss), as defined by GAAP, is the most appropriate earnings measurement. However, we believe that segment NOI serves as an appropriate supplemental performance measure to net income (loss) because it allows investors and our management to measure unlevered property-level operating results and to compare our operating results to the operating results of other real estate companies and between periods on a consistent basis.
Interest expense, depreciation and amortization and other expenses not attributable to individual properties are not allocated to individual segments for purposes of assessing segment performance.
Non-segment
assets primarily consist of corporate assets including our joint venture investment in an unconsolidated entity, cash and cash equivalents, other receivables and other assets not attributable to individual properties.

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)  —  (Continued)
For the Three Months Ended March 31, 2021 and 2020

Summary information for the reportable segments during the three months ended March 31, 2021 and 2020 was as follows:

	Medical Office Buildings	Senior Housing — RIDEA	Skilled Nursing Facilities	Senior Housing	Three Months Ended March 31, 2021
Revenues:
Real estate revenue	$16,752,000	$—	$3,000,000	$2,194,000	$21,946,000
Resident fees and services	—	15,895,000	—	—	15,895,000

Total revenues	16,752,000	15,895,000	3,000,000	2,194,000	37,841,000
Expenses:
Rental expenses	5,705,000	—	145,000	174,000	6,024,000
Property operating expenses	—	15,194,000	—	—	15,194,000

Segment net operating income	$11,047,000	$701,000	$2,855,000	$2,020,000	$16,623,000

Expenses:
General and administrative					$3,747,000
Business acquisition expenses					314,000
Depreciation and amortization					12,402,000
Other income (expense):
Interest expense:
Interest expense (including amortization of deferred financing costs and debt discount/premium)					(4,726,000)
Gain in fair value of derivative financial instruments					1,455,000
Loss from unconsolidated entity					(904,000)
Other income					7,000

Net loss					$(4,008,000)

F-
93

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)  —  (Continued)
For the Three Months Ended March 31, 2021 and 2020

	Medical Office Buildings	Senior Housing — RIDEA	Skilled Nursing Facilities	Senior Housing	Three Months Ended March 31, 2020
Revenues:
Real estate revenue	$16,271,000	$—	$3,012,000	$2,180,000	$21,463,000
Resident fees and services	—	16,081,000	—	—	16,081,000

Total revenues	16,271,000	16,081,000	3,012,000	2,180,000	37,544,000
Expenses:
Rental expenses	5,390,000	—	152,000	280,000	5,822,000
Property operating expenses	—	13,017,000	—	—	13,017,000

Segment net operating income	$10,881,000	$3,064,000	$2,860,000	$1,900,000	$18,705,000

Expenses:
General and administrative					$4,448,000
Business acquisition expenses					9,000
Depreciation and amortization					12,530,000
Other income (expense):
Interest expense:
Interest expense (including amortization of deferred financing costs and debt discount/premium)					(5,310,000)
Loss in fair value of derivative financial instruments					(4,605,000)
Income from unconsolidated entity					255,000
Other income					9,000

Net loss					$(7,933,000)

Assets by reportable segment as of March 31, 2021 and December 31, 2020 were as follows:

	March 31, 2021	December 31, 2020
Medical office buildings	$582,415,000	$583,131,000
Senior housing — RIDEA	236,401,000	238,910,000
Skilled nursing facilities	118,654,000	119,247,000
Senior housing	99,530,000	100,370,000
Other	49,640,000	51,115,000

Total assets	$1,086,640,000	$1,092,773,000

18. Concentration of Credit Risk
Financial instruments that potentially subject us to a concentration of credit risk are primarily cash and cash equivalents, accounts and other receivables and restricted cash. Cash and cash equivalents are generally invested in investment-grade, short-term instruments with a maturity of three months or less when purchased. We have cash and cash equivalents in financial institutions that are insured by the Federal Deposit Insurance Corporation, or FDIC. As of March 31, 2021 and December 31, 2020, we had cash and cash equivalents in excess of FDIC insured limits. We believe this risk is not significant. Concentration of credit risk with respect to accounts receivable from tenants is limited. In general, we perform credit evaluations of prospective tenants and security deposits are obtained at the time of property acquisition and upon lease execution.
Based on leases in effect as of March 31, 2021, two states in the United States accounted for 10.0% or more of our total property portfolio’s annualized base rent or annualized NOI. Our properties located in Missouri and Michigan

F-
9
4

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)  —  (Continued)
For the Three Months Ended March 31, 2021 and 2020

accounted for approximately 12.2% and 10.4%, respectively, of our total property portfolio’s annualized base rent or annualized NOI. Accordingly, there is a geographic concentration of risk subject to fluctuations in each state’s economy.
Based on leases in effect as of March 31, 2021, our four reportable business segments, medical office buildings, skilled nursing facilities, senior housing and senior housing — RIDEA, accounted for 67.1%, 14.7%, 10.4% and 7.8%, respectively, of our total property portfolio’s annualized base rent or annualized NOI.
As of March 31, 2021, we had one tenant that accounted for 10.0% or more of our total property portfolio’s annualized base rent or annualized NOI, as follows:

Tenant	Annualized Base Rent/ NOI(1)	Percentage of Annualized Base Rent/NOI	Acquisition	Reportable Segment	GLA (Sq Ft)	Lease Expiration Date
RC Tier Properties, LLC	$7,937,000	11.2%	Missouri SNF Portfolio	Skilled Nursing	385,000	09/30/33

(1)
Amount is based on contractual base rent from leases in effect as of March 31, 2021, for our non–RIDEA properties and annualized NOI for our senior housing — RIDEA facilities. The loss of this tenant or its inability to pay rent could have a material adverse effect on our business and results of operations.

19. Per Share Data
Basic earnings (loss) per share for all periods presented are computed by dividing net income (loss) applicable to common stock by the weighted average number of shares of our common stock outstanding during the period. Net income (loss) applicable to common stock is calculated as net income (loss) attributable to controlling interest less distributions allocated to participating securities of $4,000 and $7,000, respectively, for the three months ended March 31, 2021 and 2020. Diluted earnings (loss) per share are computed based on the weighted average number of shares of our common stock and all potentially dilutive securities, if any. Nonvested shares of our restricted common stock and redeemable limited partnership units of our operating partnership are participating securities and give rise to potentially dilutive shares of our common stock. As of March 31, 2021 and 2020, there were 45,000 and 43,500 nonvested shares, respectively, of our restricted common stock outstanding, but such shares were excluded from the computation of diluted earnings per share because such shares were anti-dilutive during these periods. As of March 31, 2021 and 2020, there were 208 redeemable limited partnership units of our operating partnership outstanding, but such units were excluded from the computation of diluted earnings per share because such units were anti-dilutive during these periods.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors of Griffin-American Healthcare REIT III, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Griffin-American Healthcare REIT III, Inc. and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive income (loss), equity, and cash flows, for each of the three years in the period ended December 31, 2020, and the related notes and the schedule listed in the Index at Item 15 (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Impairment of Long-Lived Assets — Determination of Impairment Indicators — Refer to Note 2 to the financial statements
Critical Audit Matter Description
The Company periodically evaluates long-lived assets, primarily consisting of investments in real estate that are carried at historical cost less accumulated depreciation, for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable. The Company considers the following indicators, among others, important that they believe could trigger an impairment review:

•	Significant negative industry or economic trends;

•	A significant underperformance relative to historical or projected future operating results; and

•	A significant change in the extent or manner in which the asset is used or significant physical change in the asset.
If indicators of impairment of long-lived assets are present, the Company evaluates the carrying value of the related real estate investment in relation to the future undiscounted cash flows of the underlying operations. In performing this evaluation, the Company considers market conditions and the Company’s current intentions with respect to holding or disposing of the asset. The Company adjusts the net book value of leased properties and other long-lived assets to fair value if the sum of the expected future undiscounted cash flows, including sales proceeds, is less than carrying value. The Company recognizes an impairment loss at the time any such determination is made.
The total real estate investments balance as of December 31, 2020 was $2,330,000,000, and impairment losses recorded during 2020 were $11,069,000.
We identified the determination of impairment indicators for real estate investments as a critical audit matter because of the significant assumptions management makes when determining whether events or changes in circumstances have occurred indicating that the carrying amounts of real estate assets may not be recoverable. This required a high degree of auditor judgment when performing audit procedures to evaluate whether management appropriately identified impairment indicators such as changes in historical and future net operating income, occupancy and overall market conditions.
How the Critical Audit Matter Was Addressed in the Audit
Our audit procedures related to the evaluation of real estate investments for possible indicators of impairment included the following, among others:

•	We evaluated management’s impairment analysis by:

–
Evaluating management’s process for identifying impairment indicators and whether management appropriately considered the examples of impairment indicators provided within the Financial Accounting Standards Board’s (“FASB”) Accounting Standard Codification (“ASC”) 360, Property, Plant, & Equipment.

–	Obtaining independent market data to determine if there were additional indicators of impairment not identified by management.

–
Testing the real estate investments for possible indicators of impairment, including searching for adverse asset-specific conditions, such as occupancy and net operating income performance by each investment.

•	Developed an independent expectation of impairment indicators and compared such expectation to management’s analysis.
/s/ Deloitte & Touche LLP
Costa Mesa, California
March 25, 2021
We have served as the Company’s auditor since 2013.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
CONSOLIDATED BALANCE SHEETS
As of December 31, 2020 and 2019

	December 31,
	2020	2019
ASSETS
Real estate investments, net	$2,330,000,000	$2,270,421,000
Debt security investment, net	75,851,000	72,717,000
Cash and cash equivalents	113,212,000	53,149,000
Accounts and other receivables, net	124,556,000	144,130,000
Restricted cash	38,978,000	36,731,000
Identified intangible assets, net	154,687,000	160,247,000
Goodwill	75,309,000	75,309,000
Operating lease right-of-use assets, net	203,988,000	219,187,000
Other assets, net	118,356,000	140,398,000

Total assets	$3,234,937,000	$3,172,289,000

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgage loans payable, net(1)	$810,478,000	$792,870,000
Lines of credit and term loans(1)	843,634,000	815,879,000
Accounts payable and accrued liabilities(1)	186,651,000	171,394,000
Accounts payable due to affiliates(1)	8,026,000	2,321,000
Identified intangible liabilities, net	367,000	663,000
Financing obligations(1)	28,425,000	30,918,000
Operating lease liabilities(1)	193,634,000	207,371,000
Security deposits, prepaid rent and other liabilities(1)	88,899,000	48,105,000

Total liabilities	2,160,114,000	2,069,521,000
Commitments and contingencies (Note 11)
Redeemable noncontrolling interests (Note 12)	40,340,000	44,105,000
Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value per share; 200,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value per share; 1,000,000,000 shares authorized; 193,889,872 and 193,967,474 shares issued and outstanding as of December 31, 2020 and 2019, respectively	1,939,000	1,939,000
Additional paid-in capital	1,730,448,000	1,728,421,000
Accumulated deficit	(864,271,000)	(827,550,000)
Accumulated other comprehensive loss	(2,008,000)	(2,255,000)

Total stockholders’ equity	866,108,000	900,555,000
Noncontrolling interests (Note 13)	168,375,000	158,108,000

Total equity	1,034,483,000	1,058,663,000

Total liabilities, redeemable noncontrolling interests and equity	$3,234,937,000	$3,172,289,000

(1)
Such liabilities of Griffin-American Healthcare REIT III, Inc. as of December 31, 2020 and 2019 represented liabilities of Griffin-American Healthcare REIT III Holdings, LP or its consolidated subsidiaries. Griffin-American Healthcare REIT III Holdings, LP is a variable interest entity, or VIE, and a consolidated subsidiary of Griffin-American Healthcare REIT III, Inc. The creditors of Griffin-American Healthcare REIT III Holdings, LP or its consolidated subsidiaries do not have recourse against Griffin-American Healthcare REIT III, Inc., except for the 2019 Corporate Line of Credit, as defined in Note 8, held by Griffin-American Healthcare REIT III Holdings, LP in the amount of $556,500,000 and $557,000,000 as of December 31, 2020 and 2019, respectively, which is guaranteed by Griffin-American Healthcare REIT III, Inc.

The accompanying notes are an integral part of these consolidated financial statements.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
For the Years Ended December 31, 2020, 2019 and 2018

	Years Ended December 31,
	2020	2019	2018
Revenues and grant income:
Resident fees and services	$1,069,073,000	$1,099,078,000	$1,005,691,000
Real estate revenue	120,047,000	124,038,000	129,569,000
Grant income	55,181,000	—	—

Total revenues and grant income	1,244,301,000	1,223,116,000	1,135,260,000
Expenses:
Property operating expenses	993,727,000	967,860,000	889,071,000
Rental expenses	32,298,000	33,859,000	34,823,000
General and administrative	27,007,000	29,749,000	28,770,000
Acquisition related expenses	290,000	(161,000)	(2,913,000)
Depreciation and amortization	98,858,000	111,412,000	95,678,000

Total expenses	1,152,180,000	1,142,719,000	1,045,429,000
Other income (expense):
Interest expense:
Interest expense (including amortization of deferred financing costs, debt discount/premium and loss on debt extinguishment)	(71,278,000)	(78,553,000)	(66,281,000)
Loss in fair value of derivative financial instruments	(3,906,000)	(4,541,000)	(1,949,000)
Gain on dispositions of real estate investments	1,395,000	—	—
Impairment of real estate investments	(11,069,000)	—	(2,542,000)
Loss from unconsolidated entities	(4,517,000)	(2,097,000)	(3,877,000)
Foreign currency gain (loss)	1,469,000	1,730,000	(2,690,000)
Other income	1,570,000	3,736,000	1,248,000

Income before income taxes	5,785,000	672,000	13,740,000
Income tax benefit (expense)	3,078,000	(1,524,000)	797,000

Net income (loss)	8,863,000	(852,000)	14,537,000
Less: net income attributable to noncontrolling interests	(6,700,000)	(4,113,000)	(1,240,000)

Net income (loss) attributable to controlling interest	$2,163,000	$(4,965,000)	$13,297,000

Net income (loss) per common share attributable to controlling interest — basic and diluted	$0.01	$(0.03)	$0.07

Weighted average number of common shares outstanding — basic and diluted	194,168,833	196,342,873	199,953,936

Net income (loss)	$8,863,000	$(852,000)	$14,537,000
Other comprehensive income (loss):
Foreign currency translation adjustments	247,000	305,000	(589,000)

Total other comprehensive income (loss)	247,000	305,000	(589,000)

Comprehensive income (loss)	9,110,000	(547,000)	13,948,000
Less: comprehensive income attributable to noncontrolling interests	(6,700,000)	(4,113,000)	(1,240,000)

Comprehensive income (loss) attributable to controlling interest	$2,410,000	$(4,660,000)	$12,708,000

The accompanying notes are an integral part of these consolidated financial statements.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
CONSOLIDATED STATEMENTS OF EQUITY
For the Years Ended December 31, 2020, 2019 and 2018

	Stockholders’ Equity
	Common Stock
	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity	Noncontrolling Interests	Total Equity
BALANCE — December 31, 2017	199,343,234	$1,993,000	$1,785,872,000	$(598,044,000)	$(1,971,000)	$1,187,850,000	$158,725,000	$1,346,575,000
Offering costs — common stock	—	—	(7,000)	—	—	(7,000)	—	(7,000)
Issuance of common stock under the DRIP	6,464,432	65,000	59,965,000	—	—	60,030,000	—	60,030,000
Issuance of vested and nonvested restricted common stock	22,500	—	41,000	—	—	41,000	—	41,000
Amortization of nonvested common stock compensation	—	—	174,000	—	—	174,000	—	174,000
Stock based compensation	—	—	—	—	—	—	2,898,000	2,898,000
Repurchase of common stock	(8,272,789)	(83,000)	(76,494,000)	—	—	(76,577,000)	—	(76,577,000)
Contribution from noncontrolling interest	—	—	—	—	—	—	4,470,000	4,470,000
Distributions to noncontrolling interests	—	—	—	—	—	—	(6,701,000)	(6,701,000)
Reclassification of noncontrolling interests to mezzanine equity	—	—	—	—	—	—	(780,000)	(780,000)
Adjustment to value of redeemable noncontrolling interests	—	—	(3,711,000)	—	—	(3,711,000)	(1,590,000)	(5,301,000)
Distributions declared ($0.60 per share)	—	—	—	(120,001,000)	—	(120,001,000)	—	(120,001,000)
Net income	—	—	—	13,297,000	—	13,297,000	1,106,000	14,403,000 (1)
Other comprehensive loss	—	—	—	—	(589,000)	(589,000)	—	(589,000)

BALANCE —December 31, 2018	197,557,377	$1,975,000	$1,765,840,000	$(704,748,000)	$(2,560,000)	$1,060,507,000	$158,128,000	$1,218,635,000

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
CONSOLIDATED STATEMENTS OF EQUITY  —  (Continued)
For the Years Ended December 31, 2020, 2019 and 2018

	Stockholders’ Equity
	Common Stock
	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity	Noncontrolling Interests	Total Equity
Offering costs —common stock	—	$—	$(91,000)	$—	$—	$(91,000)	$—	$(91,000)
Issuance of common stock under the DRIP	5,913,684	59,000	55,381,000	—	—	55,440,000	—	55,440,000
Issuance of vested and nonvested restricted common stock	22,500	—	42,000	—	—	42,000	—	42,000
Amortization of nonvested common stock compensation	—	—	173,000	—	—	173,000	—	173,000
Stock based compensation	—	—	—	—	—	—	2,698,000	2,698,000
Repurchase of common stock	(9,526,087)	(95,000)	(89,793,000)	—	—	(89,888,000)	—	(89,888,000)
Contributions from noncontrolling interests	—	—	—	—	—	—	3,000,000	3,000,000
Distributions to noncontrolling interests	—	—	—	—	—	—	(7,272,000)	(7,272,000)
Reclassification of noncontrolling interests to mezzanine equity	—	—	—	—	—	—	(780,000)	(780,000)
Adjustment to value of redeemable noncontrolling interests	—	—	(3,131,000)	—	—	(3,131,000)	(1,342,000)	(4,473,000)
Distributions declared ($0.60 per share)	—	—	—	(117,837,000)	—	(117,837,000)	—	(117,837,000)
Net (loss) income	—	—	—	(4,965,000)	—	(4,965,000)	3,676,000	(1,289,000	) (1)
Other comprehensive income	—	—	—	—	305,000	305,000	—	305,000

BALANCE —December 31, 2019	193,967,474	$1,939,000	$1,728,421,000	$(827,550,000)	$(2,255,000)	$900,555,000	$158,108,000	$1,058,663,000

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
CONSOLIDATED STATEMENTS OF EQUITY  —  (Continued)
For the Years Ended December 31, 2020, 2019 and 2018

	Stockholders’ Equity
	Common Stock
	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity	Noncontrolling Interests	Total Equity
Offering costs —common stock	—	$—	$(8,000)	$—	$—	$(8,000)	$—	$(8,000)
Issuance of common stock under the DRIP	2,325,762	24,000	21,837,000	—	—	21,861,000	—	21,861,000
Issuance of vested and nonvested restricted common stock	7,500	—	14,000	—	—	14,000	—	14,000
Amortization of nonvested common stock compensation	—	—	141,000	—	—	141,000	—	141,000
Stock based compensation	—	—	—	—	—	—	(1,188,000)	(1,188,000)
Repurchase of common stock	(2,410,864)	(24,000)	(23,083,000)	—	—	(23,107,000)	—	(23,107,000)
Issuance of noncontrolling interest	—	—	515,000	—	—	515,000	10,485,000	11,000,000
Distributions to noncontrolling interests	—	—	—	—	—	—	(5,463,000)	(5,463,000)
Reclassification of noncontrolling interests to mezzanine equity	—	—	—	—	—	—	(715,000)	(715,000)
Adjustment to value of redeemable noncontrolling interests	—	—	2,611,000	—	—	2,611,000	1,103,000	3,714,000
Distributions declared ($0.20 per share)	—	—	—	(38,884,000)	—	(38,884,000)	—	(38,884,000)
Net income	—	—	—	2,163,000	—	2,163,000	6,045,000	8,208,000 (1)
Other comprehensive income	—	—	—	—	247,000	247,000	—	247,000

BALANCE — December 31, 2020	193,889,872	$1,939,000	$1,730,448,000	$(864,271,000)	$(2,008,000)	$866,108,000	$168,375,000	$1,034,483,000

(1)
For the years ended December 31, 2020, 2019 and 2018, amounts exclude $655,000, $437,000 and $134,000, respectively, of net income attributable to redeemable noncontrolling interests. See Note 12, Redeemable Noncontrolling Interests, for a further discussion.

The accompanying notes are an integral part of these consolidated financial statements.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2020, 2019 and 2018

	Years Ended December 31,
	2020	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$8,863,000	$(852,000)	$14,537,000
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	98,858,000	111,412,000	95,678,000
Other amortization	30,789,000	29,740,000	4,918,000
Deferred rent	(5,606,000)	(3,264,000)	(4,841,000)
Stock based compensation	(1,342,000)	2,744,000	3,026,000
Stock based compensation — nonvested restricted common stock	155,000	215,000	215,000
Loss from unconsolidated entities	4,517,000	2,097,000	3,877,000
Gain on dispositions of real estate investments	(1,395,000)	—	—
Foreign currency (gain) loss	(1,522,000)	(1,731,000)	2,658,000
Loss on extinguishment of debt	—	2,968,000	—
Deferred income taxes	(3,329,000)	964,000	(1,854,000)
Contingent consideration related to acquisition of real estate	—	—	(93,000)
Change in fair value of contingent consideration	—	(681,000)	(2,843,000)
Change in fair value of derivative financial instruments	3,906,000	4,541,000	1,949,000
Impairment of real estate investments	11,069,000	—	2,542,000
Changes in operating assets and liabilities:
Accounts and other receivables	20,318,000	(22,435,000)	(6,731,000)
Other assets	(7,357,000)	(6,537,000)	(15,317,000)
Accounts payable and accrued liabilities	30,290,000	18,103,000	8,187,000
Accounts payable due to affiliates	5,162,000	121,000	(26,000)
Security deposits, prepaid rent, operating lease and other liabilities	25,780,000	(19,951,000)	932,000

Net cash provided by operating activities	219,156,000	117,454,000	106,814,000

CASH FLOWS FROM INVESTING ACTIVITIES
Developments and capital expenditures	(128,302,000)	(92,836,000)	(66,907,000)
Acquisitions of real estate and other investments	(30,552,000)	(37,863,000)	(67,285,000)
Proceeds from dispositions of real estate and other investments	12,525,000	1,227,000	1,000,000
Investments in unconsolidated entities	(960,000)	(1,640,000)	(2,050,000)
Real estate and other deposits	(656,000)	(650,000)	(2,329,000)
Principal repayments on real estate notes receivable	—	28,650,000	1,799,000

Net cash used in investing activities	(147,945,000)	(103,112,000)	(135,772,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings under mortgage loans payable	92,399,000	191,246,000	181,594,000
Payments on mortgage loans payable	(71,990,000)	(74,037,000)	(10,444,000)
Early payoff of mortgage loans payable	(2,601,000)	(14,022,000)	(94,449,000)
Borrowings under the lines of credit and term loans	121,755,000	1,030,653,000	273,639,000
Payments on the lines of credit and term loans	(94,000,000)	(952,822,000)	(159,716,000)
Deferred financing costs	(4,890,000)	(12,945,000)	(4,177,000)
Debt extinguishment costs	—	(870,000)	—
Borrowing under financing obligation	1,907,000	—	—
Payments on financing and other obligations	(5,453,000)	(7,850,000)	(8,055,000)

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS  —  (Continued)
For the Years Ended December 31, 2020, 2019 and 2018

	Years Ended December 31,
	2020	2019	2018
Distributions paid	$(26,997,000)	$(62,612,000)	$(59,974,000)
Repurchase of common stock	(23,107,000)	(89,888,000)	(76,577,000)
Issuance of noncontrolling interest	11,000,000	—	—
Contributions from noncontrolling interests	—	3,000,000	4,470,000
Distributions to noncontrolling interests	(5,463,000)	(7,272,000)	(6,701,000)
Distributions to redeemable noncontrolling interests	(1,271,000)	(1,430,000)	(711,000)
Repurchase of stock warrants and redeemable noncontrolling interests	(150,000)	(475,000)	(306,000)
Purchase of derivative financial instruments	—	—	(153,000)
Contingent consideration related to acquisition of real estate	—	—	(1,490,000)
Contributions from redeemable noncontrolling interests	—	2,000,000	535,000
Security deposits and other	50,000	12,000	112,000

Net cash (used in) provided by financing activities	(8,811,000)	2,688,000	37,597,000

NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$62,400,000	$17,030,000	$8,639,000
EFFECT OF FOREIGN CURRENCY TRANSLATION ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(90,000)	145,000	(77,000)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH — Beginning of period	89,880,000	72,705,000	64,143,000

CASH, CASH EQUIVALENTS AND RESTRICTED CASH — End of period	$152,190,000	$89,880,000	$72,705,000

RECONCILIATION OF CASH, CASH EQUIVALENTS AND RESTRICTED CASH
Beginning of period:
Cash and cash equivalents	$53,149,000	$35,132,000	$33,656,000
Restricted cash	36,731,000	37,573,000	30,487,000

Cash, cash equivalents and restricted cash	$89,880,000	$72,705,000	$64,143,000

End of period:
Cash and cash equivalents	$113,212,000	$53,149,000	$35,132,000
Restricted cash	38,978,000	36,731,000	37,573,000

Cash, cash equivalents and restricted cash	$152,190,000	$89,880,000	$72,705,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for:
Interest	$65,771,000	$68,654,000	$59,365,000
Income taxes	$753,000	$921,000	$1,647,000
SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES
Investing Activities:
Accrued developments and capital expenditures	$22,342,000	$25,194,000	$12,616,000
Capital expenditures from financing obligations	$1,053,000	$11,821,000	$16,809,000
Tenant improvement overage	$4,482,000	$1,216,000	$1,373,000
Investments in unconsolidated entity	$—	$5,276,000	$—

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS  —  (Continued)
For the Years Ended December 31, 2020, 2019 and 2018

	Years Ended December 31,
	2020	2019	2018
The following represents the (decrease) increase in certain assets and liabilities in connection with our acquisitions and dispositions of real estate investments:
Accounts and other receivables	$(11,000)	$—	$—
Other assets, net	$(253,000)	$—	$(1,587,000)
Accounts payable and accrued liabilities	$(110,000)	$46,000	$58,000
Security deposits, prepaid rent and other liabilities	$(459,000)	$105,000	$223,000
Financing Activities:
Issuance of common stock under the DRIP	$21,861,000	$55,440,000	$60,030,000
Distributions declared but not paid	$—	$9,974,000	$10,189,000
Reclassification of noncontrolling interests to mezzanine equity	$715,000	$780,000	$780,000
The accompanying notes are an integral part of these consolidated financial statements.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2020, 2019 and 2018
The use of the words “we,” “us” or “our” refers to Griffin-American Healthcare REIT III, Inc. and its subsidiaries, including Griffin-American Healthcare REIT III Holdings, LP, except where otherwise noted.
1. Organization and Description of Business
Griffin-American Healthcare REIT III, Inc., a Maryland corporation, invests in a diversified portfolio of real estate properties, focusing primarily on medical office buildings, hospitals, skilled nursing facilities, senior housing and other healthcare-related facilities. We also operate healthcare-related facilities utilizing the structure permitted by the REIT Investment Diversification and Empowerment Act of 2007, which is commonly referred to as a “RIDEA” structure (the provisions of the Internal Revenue Code of 1986, as amended, or the Code, authorizing the RIDEA structure were enacted as part of the Housing and Economic Recovery Act of 2008). We have originated and acquired secured loans and may also originate and acquire other real estate-related investments on an infrequent and opportunistic basis. We generally seek investments that produce current income; however, we have selectively developed, and may continue to selectively develop, real estate properties. We qualified to be taxed as a real estate investment trust, or REIT, under the Code for federal income tax purposes beginning with our taxable year ended December 31, 2014, and we intend to continue to qualify to be taxed as a REIT.
We raised $1,842,618,000 through a best efforts initial public offering, or our initial offering, and issued 184,930,598 shares of our common stock. In additional, during our initial offering, we issued 1,948,563 shares of our common stock pursuant to our initial distribution reinvestment plan, or the Initial DRIP, for a total of $18,511,000 in distributions reinvested. Following the deregistration of our initial offering, we continued issuing shares of our common stock pursuant to the Initial DRIP through a subsequent offering, or the 2015 DRIP Offering. Effective October 5, 2016, we amended and restated the Initial DRIP, or the Amended and Restated DRIP, to amend the price at which shares of our common stock were issued pursuant to the 2015 DRIP Offering. A total of $245,396,000 in distributions were reinvested that resulted in 26,386,545 shares of common stock being issued pursuant to the 2015 DRIP Offering.
On January 30, 2019, we filed a Registration Statement on Form
S-3
under the Securities Act of 1933, as amended, or the Securities Act, to register a maximum of $200,000,000 of additional shares of our common stock to be issued pursuant to the Amended and Restated DRIP, or the 2019 DRIP Offering. We commenced offering shares pursuant to the 2019 DRIP Offering on April 1, 2019, following the deregistration of the 2015 DRIP Offering. On May 29, 2020, in consideration of the impact the coronavirus, or
COVID-19,
pandemic has had on the United States, globally and our business operations, our board of directors, or our board, authorized the suspension of the Amended and Restated DRIP until such time, if any, as our board determines to authorize new distributions and to reinstate such plan. Such suspension was effective upon the completion of all shares issued with respect to distributions payable to stockholders of record on or prior to the close of business on May 31, 2020. See Note 13, Equity, for a further discussion. As of December 31, 2020, a total of $63,105,000 in distributions were reinvested that resulted in 6,724,348 shares of common stock being issued pursuant to the 2019 DRIP Offering. We collectively refer to the Initial DRIP portion of our initial offering, the 2015 DRIP Offering and the 2019 DRIP Offering as our DRIP Offerings.
We conduct substantially all of our operations through Griffin-American Healthcare REIT III Holdings, LP, or our operating partnership. We are externally advised by Griffin-American Healthcare REIT III Advisor, LLC, or our advisor, pursuant to an advisory agreement between us and our advisor that was effective as of February 26, 2014 and had a one-year
initial term, subject to successive
one-year
renewals upon the mutual consent of the parties. The advisory agreement, as amended to clarify certain indemnification provisions and last renewed on February 22, 2021, or the Advisory Agreement, expires on February 26, 2022. Our advisor uses its best efforts, subject to the oversight, review and approval of our board, to, among other things, research, identify, review and make investments in and dispositions of properties and securities on our behalf consistent with our investment policies and objectives. Our advisor performs its duties and responsibilities under the Advisory Agreement as our fiduciary. Our advisor is 75.0% owned and managed by

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

wholly owned subsidiaries of American Healthcare Investors, LLC, or American Healthcare Investors, and 25.0% owned by a wholly owned subsidiary of Griffin Capital Company, LLC, or Griffin Capital, or collectively, our co-sponsors.
American Healthcare Investors is 47.1% owned by AHI Group Holdings, LLC, or AHI Group Holdings, 45.1% indirectly owned by Colony Capital, Inc. (NYSE: CLNY), or Colony Capital, and 7.8% owned by James F. Flaherty III, a former partner of Colony Capital. We are not affiliated with Griffin Capital, Griffin Capital Securities, LLC, the dealer manager for our initial offering, or our dealer manager, Colony Capital or Mr. Flaherty; however, we are affiliated with our advisor, American Healthcare Investors and AHI Group Holdings. In October 2020, our board established a special committee of our board, which consists of all of our independent directors, to investigate and analyze strategic alternatives, including but not limited to, the sale of our assets, a listing of our shares on a national securities exchange, or a merger with another entity, including a merger with another unlisted entity that we expect would enhance our value.
We currently operate through six reportable business segments: medical office buildings, hospitals, skilled nursing facilities, senior housing, senior housing — RIDEA and integrated senior health campuses. As of December 31, 2020, we owned and/or operated 97 properties, comprising 101 buildings, and 119 integrated senior health campuses including completed development projects, or approximately 14,110,000 square feet of gross leasable area, or GLA, for an aggregate contract purchase price of $3,076,041,000. In addition, as of December 31, 2020, we also owned a real estate-related investment purchased for $60,429,000.
2. Summary of Significant Accounting Policies
The summary of significant accounting policies presented below is designed to assist in understanding our accompanying consolidated financial statements. Such consolidated financial statements and the accompanying notes thereto are the representations of our management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, or GAAP, in all material respects, and have been consistently applied in preparing our accompanying consolidated financial statements.
Basis of Presentation
Our accompanying consolidated financial statements include our accounts and those of our operating partnership, the wholly owned subsidiaries of our operating partnership and all non-wholly
owned subsidiaries in which we have control, as well as any VIEs, in which we are the primary beneficiary. We evaluate our ability to control an entity, and whether the entity is a VIE and we are the primary beneficiary, by considering substantive terms of the arrangement and identifying which enterprise has the power to direct the activities of the entity that most significantly impacts the entity’s economic performance.
We operate and intend to continue to operate in an umbrella partnership REIT structure in which our operating partnership, or wholly owned subsidiaries of our operating partnership and all non-wholly
owned subsidiaries of which we have control, will own substantially all of the interests in properties acquired on our behalf. We are the sole general partner of our operating partnership, and as of both December 31, 2020 and 2019, we owned greater than a 99.99% general partnership interest therein. Our advisor is a limited partner, and as of both December 31, 2020 and 2019, owned less than a 0.01% noncontrolling limited partnership interest in our operating partnership.
Because we are the sole general partner of our operating partnership and have unilateral control over its management and major operating decisions (even if additional limited partners are admitted to our operating partnership), the accounts of our operating partnership are consolidated in our accompanying consolidated financial statements. All intercompany accounts and transactions are eliminated in consolidation.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

Use of Estimates
The preparation of our accompanying consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as the disclosure of contingent assets and liabilities, at the date of our consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include, but are not limited to, the initial and recurring valuation of certain assets acquired and liabilities assumed through property acquisitions, revenues and grant income, allowance for credit losses, impairment of long-lived and intangible assets and contingencies. These estimates are made and evaluated on an on-going
basis using information that is currently available as well as various other assumptions believed to be reasonable under the circumstances. Actual results could differ from those estimates, perhaps in material adverse ways, and those estimates could be different under different assumptions or conditions.
Cash, Cash Equivalents and Restricted Cash
Cash and cash equivalents consist of all highly liquid investments with a maturity of three months or less when purchased. Restricted cash primarily comprises lender required accounts for property taxes, tenant improvements, capital improvements and insurance, which are restricted as to use or withdrawal.
Leases
On January 1, 2019, we adopted Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 842,
Leases
, or ASC Topic 842. ASC Topic 842 supersedes ASC Topic 840,
Leases
, or ASC Topic 840. We adopted ASC Topic 842 using the modified retrospective approach whereby the cumulative effect of adoption was recognized on the adoption date and prior periods were not restated. There was no net cumulative effect adjustment to retained earnings as of January 1, 2019 as a result of this adoption. Therefore, with respect to our leases as both lessees and lessors, information is presented under ASC Topic 842 for the years ended December 31, 2020 and 2019 and under ASC Topic 840 for the year ended December 31, 2018. We determine if a contract is a lease upon inception of the lease. We maintain a distinction between finance and operating leases, which is substantially similar to the classification criteria for distinguishing between capital leases and operating leases in the previous lease guidance.
Lessee
: Pursuant to ASC Topic 842, lessees are required to recognize the following for all leases with terms greater than 12 months at the commencement date: (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease; and (ii) a right-of-use
asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The lease liability is calculated by using either the implicit rate of the lease or the incremental borrowing rate. As a result of the adoption of ASC Topic 842 on January 1, 2019, we recognized an initial amount of operating lease liabilities of $198,453,000 in our consolidated balance sheet for all of our operating leases for which we are the lessee, including facilities leases and ground leases. In addition, we recorded corresponding right-of-use
assets of $211,679,000, which represent the lease liabilities, net of the existing prepaid rent asset and accrued straight-line rent liabilities and adjusted for unamortized above/below market ground lease intangibles. The accretion of lease liabilities and amortization expense on right-of-use
assets for our operating leases are included in rental expenses and property operating expenses in our accompanying consolidated statements of operations and comprehensive income (loss). Operating lease liabilities are calculated using our incremental borrowing rate based on the information available as of the lease commencement date.
The accounting for our existing capital (finance) leases upon adoption of ASC Topic 842 remains substantially unchanged. For our finance leases, the accretion of lease liabilities are included in interest expense and the amortization expense on right-of-use
assets are included in depreciation and amortization in our accompanying consolidated statements of operations and comprehensive income (loss). Further, finance lease assets are included within real estate investments, net and finance lease liabilities are included within financing obligations in our accompanying consolidated balance sheets.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

Lessor
: Pursuant to ASC Topic 842, lessors bifurcate lease revenues into lease components and non-lease
components and separately recognize and disclose
non-lease
components that are executory in nature. Lease components continue to be recognized on a straight-line basis over the lease term and certain non-lease
components may be accounted for under the revenue recognition guidance in ASC Topic 606,
Revenue from Contracts with Customers,
or ASC Topic 606. See the “Revenue Recognition” section below. ASC Topic 842 also provides for a practical expedient package that permits lessors to not separate non-lease
components from the associated lease component if certain conditions are met. In addition, such practical expedient causes an entity to assess whether a contract is predominately lease or service based, and recognize the revenue from the entire contract under the relevant accounting guidance. Effective upon our adoption of ASC Topic 842 on January 1, 2019, we continued to recognize revenue for our medical office buildings, senior housing, skilled nursing facilities and hospitals segments as real estate revenue. Minimum annual rental revenue is recognized on a straight-line basis over the term of the related lease (including rent holidays). Differences between real estate revenue recognized and cash amounts contractually due from tenants under the lease agreements are recorded to deferred rent receivable, which is included in other assets, net in our accompanying consolidated balance sheets. Tenant reimbursement revenue, which comprises additional amounts recoverable from tenants for common area maintenance expenses and certain other recoverable expenses, are considered non-lease
components and variable lease payments. We qualified for and elected the practical expedient as outlined above to combine the non-lease
component with the lease component, which is the predominant component, and therefore the non-lease
component is recognized as part of real estate revenue. In addition, as lessors, we exclude certain lessor costs (i.e., property taxes and insurance) paid directly by a lessee to third parties on our behalf from our measurement of variable lease revenue and associated expense (i.e., no gross up of revenue and expense for these costs); and include lessor costs that we paid and are reimbursed by the lessee in our measurement of variable lease revenue and associated expense (i.e., gross up revenue and expense for these costs). Therefore, we no longer record revenue or expense when the lessee pays the property taxes and insurance directly to a third party.
Our senior housing — RIDEA facilities offer residents room and board (lease component), standard meals and healthcare services
(non-lease
component) and certain ancillary services that are not contemplated in the lease with each resident (i.e., laundry, guest meals, etc.). For our senior housing — RIDEA facilities, we recognize revenue under ASC Topic 606 as resident fees and services, based on our predominance assessment from electing the practical expedient outlined above. See the “Revenue Recognition” section below.
See Note 17, Leases, for a further discussion.
Revenue Recognition
Real Estate Revenue
Prior to January 1, 2019, minimum annual rental revenue was recognized on a straight-line basis over the term of the related lease (including rent holidays) in accordance with ASC Topic 840. Differences between real estate revenue recognized and cash amounts contractually due from tenants under the lease agreements were recorded to deferred rent receivable. Tenant reimbursement revenue was recognized as revenue in the period in which the related expenses were incurred. Tenant reimbursements were recognized and presented in accordance with ASC Subtopic
606-10-55-36,
Revenue Recognition
—
Principal Versus Agent Consideration,
or ASC Subtopic 606. ASC Subtopic 606 requires that these reimbursements be recorded on a gross basis as we are generally primarily responsible to fulfill the promise to provide specified goods and services. We recognized lease termination fees at such time when there was a signed termination letter agreement, all of the conditions of such agreement had been met and the tenant was no longer occupying the property.
Effective January 1, 2019, we recognize real estate revenue in accordance with ASC Topic 842. See the “Leases” section above.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

Resident Fees and Services Revenue
We recognize resident fees and services revenue in accordance with ASC Topic 606. A significant portion of resident fees and services revenue represents healthcare service revenue that is reported at the amount that we expect to be entitled to in exchange for providing patient care. These amounts are due from patients, third-party payors (including health insurers and government programs), other healthcare facilities, and others and includes variable consideration for retroactive revenue adjustments due to settlement of audits, reviews, and investigations. Generally, we bill the patients, third-party payors and other healthcare facilities several days after the services are performed. Revenue is recognized as performance obligations are satisfied.
Performance obligations are determined based on the nature of the services provided by us. Revenue for performance obligations satisfied over time is recognized based on actual charges incurred in relation to total expected (or actual) charges. This method provides a depiction of the transfer of services over the term of the performance obligation based on the inputs needed to satisfy the obligation. Generally, performance obligations satisfied over time relate to patients receiving long-term healthcare services, including rehabilitation services. We measure the performance obligation from admission into the facility to the point when we are no longer required to provide services to that patient. Revenue for performance obligations satisfied at a point in time is recognized when goods or services are provided and we do not believe we are required to provide additional goods or services to the patient. Generally, performance obligations satisfied at a point in time relate to sales of our pharmaceuticals business or to sales of ancillary supplies.
Because all of its performance obligations relate to contracts with a duration of less than one year, we have elected to apply the optional exemption provided in ASC Topic 606 and, therefore, are not required to disclose the aggregate amount of the transaction price allocated to performance obligations that are unsatisfied or partially unsatisfied at the end of the reporting period. The performance obligations for these contracts are generally completed within months of the end of the reporting period.
We determine the transaction price based on standard charges for goods and services provided, reduced, where applicable, by contractual adjustments provided to third-party payors, implicit price concessions provided to uninsured patients, and estimates of goods to be returned. We also determine the estimates of contractual adjustments based on Medicare and Medicaid pricing tables and historical experience. We determine the estimate of implicit price concessions based on the historical collection experience with each class of payor.
Agreements with third-party payors typically provide for payments at amounts less than established charges. A summary of the payment arrangements with major third-party payors follows:

•	Medicare: Certain healthcare services are paid at prospectively determined rates based on cost-reimbursement methodologies subject to certain limits.

•
Medicaid:
Reimbursements for Medicaid services are generally paid at prospectively determined rates. In the state of Indiana, we participate in an Upper Payment Limit program, or IGT, with various county hospital partners, which provides supplemental Medicaid payments to skilled nursing facilities that are licensed to non-state,
government-owned entities such as county hospital districts. We have operational responsibility through management agreements for facilities retained by the county hospital districts including this IGT.

•
Other:
Payment agreements with certain commercial insurance carriers, health maintenance organizations and preferred provider organizations provide for payment using prospectively determined rates per discharge, discounts from established charges and prospectively determined periodic rates.

Laws and regulations concerning government programs, including Medicare and Medicaid, are complex and subject to varying interpretation. As a result of investigations by governmental agencies, various healthcare organizations have received requests for information and notices regarding alleged noncompliance with those laws and regulations, which, in some instances, have resulted in organizations entering into significant settlement agreements. Compliance with such

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

laws and regulations may also be subject to future government review and interpretation as well as significant regulatory action, including fines, penalties and potential exclusion from the related programs. There can be no assurance that regulatory authorities will not challenge our compliance with these laws and regulations, and it is not possible to determine the impact (if any) such claims or penalties would have upon us.
Settlements with third-party payors for retroactive adjustments due to audits, reviews or investigations are considered variable consideration and are included in the determination of the estimated transaction price for providing patient care. These settlements are estimated based on the terms of the payment agreement with the payor, correspondence from the payor and our historical settlement activity, including an assessment to ensure that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the retroactive adjustment is subsequently resolved. Estimated settlements are adjusted in future periods as adjustments become known (that is, new information becomes available), or as years are settled or are no longer subject to such audits, reviews and investigations. Adjustments arising from a change in the transaction price were not significant for the years ended December 31, 2020, 2019 and 2018.
Disaggregation of Resident Fees and Services Revenue
We disaggregate revenue from contracts with customers according to lines of business and payor classes. The transfer of goods and services may occur at a point in time or over time; in other words, revenue may be recognized over the course of the underlying contract, or may occur at a single point in time based upon a single transfer of control. This distinction is discussed in further detail below. We determine that disaggregating revenue into these categories achieves the disclosure objective to depict how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.
The following table disaggregates our resident fees and services revenue by line of business, according to whether such revenue is recognized at a point in time or over time, for the years then ended:

	Integrated Senior Health Campuses	Senior Housing — RIDEA(1)	Total
2020:
Point in time	$196,053,000	$2,861,000	$198,914,000
Over time	787,116,000	83,043,000	870,159,000

Total resident fees and services	$983,169,000	$85,904,000	$1,069,073,000

2019:
Point in time	$214,650,000	$2,944,000	$217,594,000
Over time	816,284,000	65,200,000	881,484,000

Total resident fees and services	$1,030,934,000	$68,144,000	$1,099,078,000

2018:
Point in time	$185,273,000	$3,079,000	$188,352,000
Over time	755,343,000	61,996,000	817,339,000

Total resident fees and services	$940,616,000	$65,075,000	$1,005,691,000

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

The following table disaggregates our resident fees and services revenue by payor class for the years then ended:

	Integrated Senior Health Campuses	Senior Housing — RIDEA(1)	Total
2020:
Private and other payors	$437,133,000	$84,308,000	$521,441,000
Medicare	356,350,000	—	356,350,000
Medicaid	189,686,000	1,596,000	191,282,000

Total resident fees and services	$983,169,000	$85,904,000	$1,069,073,000

2019:
Private and other payors	$499,693,000	$67,930,000	$567,623,000
Medicare	338,466,000	—	338,466,000
Medicaid	192,775,000	214,000	192,989,000

Total resident fees and services	$1,030,934,000	$68,144,000	$1,099,078,000

2018:
Private and other payors	$437,100,000	$65,032,000	$502,132,000
Medicare	332,852,000	—	332,852,000
Medicaid	170,664,000	43,000	170,707,000

Total resident fees and services	$940,616,000	$65,075,000	$1,005,691,000

(1)
Includes fees for basic housing and assisted living care. We record revenue when services are rendered at amounts billable to individual residents. Residency agreements are generally for a term of 30 days, with resident fees billed monthly in advance. For patients under reimbursement arrangements with Medicaid, revenue is recorded based on contractually agreed-upon amounts or rates on a per resident, daily basis or as services are rendered.

Accounts Receivable, Net — Resident Fees and Services Revenue
The beginning and ending balances of accounts receivable, net
—
resident fees and services are as follows:

	Private and Other Payors	Medicare	Medicaid	Total
Beginning balance — January 1, 2020	$46,543,000	$32,127,000	$26,366,000	$105,036,000
Ending balance — December 31, 2020	36,125,000	36,479,000	14,473,000	87,077,000

(Decrease)/increase	$(10,418,000)	$4,352,000	$(11,893,000)	$(17,959,000)

Deferred Revenue — Resident Fees and Services Revenue
The beginning and ending balances of deferred revenue
—
resident fees and services, almost all of which relates to private and other payors, are as follows:

Total
Beginning balance — January 1, 2020	$13,518,000
Ending balance — December 31, 2020	10,597,000

Decrease	$(2,921,000)

In addition to the deferred revenue above, we received approximately $52,322,000 of Medicare advance payments through an expanded program of the Centers for Medicare & Medicaid Services, or CMS. Such amounts will be

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

recognized once our recoupment period commences in 2021. See Note 11, Commitments and Contingencies — Impact of the
COVID-19
Pandemic, for a further discussion.
Financing Component
We have elected a practical expedient allowed under ASC Topic 606 and, therefore, we do not adjust the promised amount of consideration from patients and third-party payors for the effects of a significant financing component due to our expectation that the period between the time the service is provided to a patient and the time that the patient or a third-party payor pays for that service will be one year or less.
Contract Costs
We have applied the practical expedient provided by FASB ASC Topic 340,
Other Assets and Deferred Costs
, and, therefore, all incremental customer contract acquisition costs are expensed as they are incurred since the amortization period of the asset that we otherwise would have recognized is one year or less in duration.
Government Grants
We have been granted stimulus funds through various federal and state government programs, such as through the Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act, passed by the federal government on March 27, 2020, which were established for eligible healthcare providers to preserve liquidity in response to lost revenues and/or increased healthcare expenses (as such terms are defined in the applicable regulatory guidance) associated with the
COVID-19
pandemic. Such grants are not loans and, as such, are not required to be repaid, subject to certain conditions. We recognize government grants as grant income or as a reduction of property operating expenses, as applicable, in our accompanying consolidated statements of operations and comprehensive income (loss) when there is reasonable assurance that the grants will be received and all conditions to retain the funds will be met. We adjust our estimates and assumptions based on the applicable guidance provided by the government and the best available information that we have. Any stimulus or other relief funds received that are not expected to be used in accordance with such terms and conditions will be returned to the government, and any related deferred income will not be recognized.
For the year ended December 31, 2020, we recognized government grants of $55,181,000 as grant income and $519,000 as a reduction of property operating expenses. As of December 31, 2020, we deferred approximately $2,635,000 of grant income until such time as it is earned. Such deferred amounts are included in security deposits, prepaid rent and other liabilities in our accompanying consolidated balance sheet. As of and for the years ended December 31, 2019 and 2018, we did not recognize any government grants.
Tenant and Resident Receivables and Allowances
On January 1, 2020, we adopted ASC Topic 326,
Financial Instruments Credit Losses
, or ASC Topic 326. We adopted ASC Topic 326 using the modified retrospective approach whereby the cumulative effect of adoption was recognized on the adoption date and prior periods were not restated. There was no net cumulative effect adjustment to retained earnings as of January 1, 2020. Resident receivables are carried net of an allowance for credit losses. An allowance is maintained for estimated losses resulting from the inability of residents and payors to meet the contractual obligations under their lease or service agreements. Substantially all of such allowances are recorded as direct reductions of resident fees and services revenue as contractual adjustments provided to third-party payors or implicit price concessions in our accompanying consolidated statements of operations and comprehensive income (loss). Our determination of the adequacy of these allowances is based primarily upon evaluations of historical loss experience, the residents’ financial condition, security deposits, cash collection patterns by payor and by state, current economic conditions, future expectations in estimating credit losses and other relevant factors. Prior to our adoption of ASC Topic 326 on January 1, 2020, resident receivables were carried net of an allowance for uncollectible amounts.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

Tenant receivables and unbilled deferred rent receivables are reduced for uncollectible amounts, which are recognized as direct reductions of real estate revenue in our accompanying consolidated statements of operations and comprehensive income (loss). Prior to our adoption of ASC Topic 842 on January 1, 2019, tenant receivables and unbilled deferred rent receivables were reduced for uncollectible amounts. Such amounts were charged to bad debt expense, which was included in general and administrative in our accompanying consolidated statements of operations and comprehensive income (loss).
As of December 31, 2020 and 2019, we had $9,466,000 and $11,435,000, respectively, in allowances, which were determined necessary to reduce receivables by our expected future credit losses. For the years ended December 31, 2020, 2019 and 2018, we increased allowances by $12,494,000, $13,087,000 and $8,520,000, respectively, and reduced allowances for collections or adjustments by $7,697,000, $6,094,000 and $1,437,000, respectively. For the years ended December 31, 2020, 2019 and 2018, $6,766,000, $6,774,000 and $6,405,000, respectively, of our receivables were written off against the related allowances.
Property Acquisitions
We determine whether a transaction is a business combination, which requires that the assets acquired and liabilities assumed constitute a business. If the assets acquired and liabilities assumed are not a business, we account for the transaction as an asset acquisition. Under both methods, we recognize the identifiable assets acquired and liabilities assumed; however, for a transaction accounted for as an asset acquisition, we allocate the purchase price to the identifiable assets acquired and liabilities assumed based on their relative fair values. We immediately expense acquisition related expenses associated with a business combination and capitalize acquisition related expenses directly associated with an asset acquisition.
We, with assistance from independent valuation specialists, measure the fair value of tangible and identified intangible assets and liabilities, as applicable, based on their respective fair values for acquired properties. Our method for allocating the purchase price to acquired investments in real estate requires us to make subjective assessments for determining fair value of the assets acquired and liabilities assumed. This includes determining the value of the buildings, land, leasehold interests, furniture, fixtures and equipment, above- or below-market rent, in-place
leases, master leases, above- or below-market debt assumed and derivative financial instruments assumed. These estimates require significant judgment and in some cases involve complex calculations. These allocation assessments directly impact our results of operations, as amounts allocated to certain assets and liabilities have different depreciation or amortization lives. In addition, we amortize the value assigned to above- or below-market rent as a component of revenue, unlike in-place
leases and other intangibles, which we include in depreciation and amortization in our accompanying consolidated statements of operations and comprehensive income (loss).
The determination of the fair value of land is based upon comparable sales data. In cases where a leasehold interest in the land is acquired, only the above/below market consideration is necessary where the value of the leasehold interest is determined by discounting the difference between the contract ground lease payments and a market ground lease payment back to a present value as of the acquisition date. The fair value of buildings is based upon our determination of the value under two methods: one, as if it were to be replaced and vacant using cost data and, two, also using a residual technique based on discounted cash flow models, as vacant. Factors considered by us include an estimate of carrying costs during the expected lease-up
periods considering current market conditions and costs to execute similar leases. We also recognize the fair value of furniture, fixtures and equipment on the premises, as well as the above- or below-market rent, the value of in-place
leases, master leases, above- or below-market debt and derivative financial instruments assumed.
The value of the above- or below-market component of the acquired in-place
leases is determined based upon the present value (using a discount rate that reflects the risks associated with the acquired leases) of the difference between: (i) the level payment equivalent of the contract rent paid pursuant to the lease; and (ii) our estimate of market rent

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

payments taking into account rent steps throughout the lease. In the case of leases with options, a case-by-case
analysis is performed based on all facts and circumstances of the specific lease to determine whether the option will be assumed to be exercised. The amounts related to above-market leases are included in identified intangible assets, net in our accompanying consolidated balance sheets and are amortized against real estate revenue over the remaining non-cancelable
lease term of the acquired leases with each property. The amounts related to below-market leases are included in identified intangible liabilities, net in our accompanying consolidated balance sheets and are amortized to real estate revenue over the remaining non-cancelable
lease term plus any below-market renewal options of the acquired leases with each property.
The value of
in-place
lease costs are based on management’s evaluation of the specific characteristics of the tenant’s lease and our overall relationship with the tenants. Characteristics considered by us in allocating these values include the nature and extent of the credit quality and expectations of lease renewals, among other factors. The in-place
lease intangible represents the value related to the economic benefit for acquiring a property with in-place
leases as opposed to a vacant property, which is evaluated based on a review of comparable leases for a similar property, terms and conditions for marketing and executing new leases, and implied in the difference between the value of the whole property “as is” and “as vacant.” The net amounts related to in-place
lease costs are included in identified intangible assets, net in our accompanying consolidated balance sheets and are amortized to depreciation and amortization expense over the average downtime of the acquired leases with each property. The net amounts related to the value of tenant relationships, if any, are included in identified intangible assets, net in our accompanying consolidated balance sheets and are amortized to depreciation and amortization expense over the average remaining non-cancelable
lease term of the acquired leases plus the market renewal lease term. The value of a master lease, if any, in which a previous owner or a tenant is relieved of specific rental obligations as additional space is leased, is determined by discounting the expected real estate revenue associated with the master lease space over the assumed lease-up
period.
The value of above- or below-market debt is determined based upon the present value of the difference between the cash flow stream of the assumed mortgage and the cash flow stream of a market rate mortgage at the time of assumption. The net value of above- or below-market debt is included in mortgage loans payable, net in our accompanying consolidated balance sheets and is amortized to interest expense over the remaining term of the assumed mortgage.
The value of derivative financial instruments, if any, is determined in accordance with ASC Topic 820,
Fair Value Measurements and Disclosures
, and is included in other assets or other liabilities in our accompanying consolidated balance sheets.
The values of contingent consideration assets and liabilities are analyzed at the time of acquisition. For contingent purchase options, the fair market value of the acquired asset is compared to the specified option price at the exercise date. If the option price is below market, it is assumed to be exercised and the difference between the fair market value and the option price is discounted to the present value at the time of acquisition.
Real Estate Investments, Net
We carry our operating properties at our historical cost less accumulated depreciation. The cost of operating properties includes the cost of land and completed buildings and related improvements, including those related to financing obligations. Expenditures that increase the service life of properties are capitalized and the cost of maintenance and repairs is charged to expense as incurred. The cost of buildings and capital improvements is depreciated on a straight-line basis over the estimated useful lives of the buildings and capital improvements, up to 39 years, and the cost for tenant improvements is depreciated over the shorter of the lease term or useful life, up to 34 years. The cost of furniture, fixtures and equipment is depreciated over the estimated useful life, up to 28 years. When depreciable property is retired, replaced or disposed of, the related cost and accumulated depreciation is removed from the accounts and any gain or loss is reflected in earnings.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

As part of the leasing process, we may provide the lessee with an allowance for the construction of leasehold improvements. These leasehold improvements are capitalized and recorded as tenant improvements and depreciated over the shorter of the useful life of the improvements or the lease term. If the allowance represents a payment for a purpose other than funding leasehold improvements, or in the event we are not considered the owner of the improvements, the allowance is considered to be a lease inducement and is included in other assets, net in our accompanying consolidated balance sheets. Lease inducement is recognized over the lease term as a reduction of real estate revenue on a straight-line basis. Factors considered during this evaluation include, among other things, who holds legal title to the improvements as well as other controlling rights provided by the lease agreement and provisions for substantiation of such costs (e.g
.,
unilateral control of the tenant space during the
build-out
process). Determination of the appropriate accounting for the payment of a tenant allowance is made on a lease-by-lease
basis, considering the facts and circumstances of the individual tenant lease. Recognition of lease revenue commences when the lessee is given possession of the leased space upon completion of tenant improvements when we are the owner of the leasehold improvements. However, when the leasehold improvements are owned by the tenant, the lease inception date (and the date on which recognition of lease revenue commences) is the date the tenant obtains possession of the leased space for purposes of constructing its leasehold improvements.
Impairment of Long-Lived Assets, Goodwill and Intangible Assets
We periodically evaluate our long-lived assets, primarily consisting of investments in real estate that we carry at our historical cost less accumulated depreciation, for impairment when events or changes in circumstances indicate that its carrying value may not be recoverable. Indicators we consider important and that we believe could trigger an impairment review include, among others, the following:

•	significant negative industry or economic trends;

•	a significant underperformance relative to historical or projected future operating results; and

•	a significant change in the extent or manner in which the asset is used or significant physical change in the asset.
If indicators of impairment of our long-lived assets are present, we evaluate the carrying value of the related real estate investments in relation to the future undiscounted cash flows of the underlying operations. In performing this evaluation, we consider market conditions and our current intentions with respect to holding or disposing of the asset. We adjust the net book value of leased properties and other long-lived assets to fair value if the sum of the expected future undiscounted cash flows, including sales proceeds, is less than carrying value. We recognize an impairment loss at the time we make any such determination.
We test goodwill for impairment at least annually, and more frequently if indicators arise. We compare the fair value of a reporting segment with its carrying amount. We recognize an impairment loss to the extent the carrying value of goodwill exceeds the implied value in the current period. We also test other indefinite-lived intangible assets for impairment at least annually, and more frequently if indicators arise. We first assess qualitative factors to determine the likelihood that the fair value of the reporting group is less than its carrying value. If the carrying amount of an indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized. Fair values of other indefinite-lived intangible assets are usually determined based on discounted cash flows or appraised values, as appropriate.
If impairment indicators arise with respect to intangible assets with finite useful lives, we evaluate impairment by comparing the carrying amount of the asset to the estimated future undiscounted net cash flows expected to be generated by the asset. If the estimated future undiscounted net cash flows are less than the carrying amount of the asset, then we estimate the fair value of the asset and compare the estimated fair value to the intangible asset’s carrying value. For all of our reporting units, we recognize any shortfall from carrying value as an impairment loss in the current period.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

See Note 3, Real Estate Investments, Net, for a further discussion of impairment of long-lived assets. For the years ended December 31, 2020, 2019 and 2018, we did not incur any impairment losses with respect to goodwill and intangible assets.
Properties Held for Sale
A property or a group of properties is reported in discontinued operations in our consolidated statements of operations and comprehensive income (loss) for current and prior periods if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when either: (i) the component has been disposed of or (ii) is classified as held for sale. At such time as a property is held for sale, such property is carried at the lower of: (i) its carrying amount or (ii) fair value less costs to sell. In addition, a property being held for sale ceases to be depreciated. We classify operating properties as property held for sale in the period in which all of the following criteria are met:

•	management, having the authority to approve the action, commits to a plan to sell the asset;

•	the asset is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets;

•	an active program to locate a buyer or buyers and other actions required to complete the plan to sell the asset has been initiated;

•	the sale of the asset is probable and the transfer of the asset is expected to qualify for recognition as a completed sale within one year;

•	the asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and

•	given the actions required to complete the plan to sell the asset, it is unlikely that significant changes to the plan would be made or that the plan would be withdrawn.
Our properties held for sale are included in other assets, net in our accompanying consolidated balance sheets. For the year ended December 31, 2020, we determined that the fair values of two integrated senior health campuses that were held for sale were lower than their carrying amounts, and as such, we recognized an aggregate impairment charge of $2,719,000, which reduced the total aggregate carrying value of such assets to $807,000. The fair values of such properties were determined by the sales prices from executed purchase and sales agreements with third-party buyers, and adjusted for anticipated selling costs, which were considered Level 2 measurements within the fair value hierarchy. We did not recognize impairment charges on properties held for sale for the years ended December 31, 2019 and 2018. For the year ended December 31, 2020, we disposed of two integrated senior health campuses included in properties held for sale for an aggregate contract sales price of $10,457,000 and recognized an aggregate net gain on sale of $1,380,000. For the years ended December 31, 2019 and 2018, we did not dispose of any held for sale properties.
Debt Security Investment, Net
We classify our marketable debt security investment as
held-to-maturity
because we have the positive intent and ability to hold the security to maturity, and we have not recorded any unrealized holding gains or losses on such investment. Our held-to-maturity
security is recorded at amortized cost and adjusted for the amortization of premiums or discounts through maturity. Prior to the adoption of ASC Topic 326 on January 1, 2020, a loss was recognized in earnings when we determined declines in the fair value of marketable securities were other-than-temporary. For the years ended December 31, 2019 and 2018, we did not incur any such losses. Effective January 1, 2020, we evaluated our debt security investment for expected future credit loss in accordance with ASC Topic 326. There was no net cumulative effect adjustment to retained earnings as of January 1, 2020.
See Note 4, Debt Security Investment, Net, for a further discussion.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

Real Estate Notes Receivable, Net
Real estate notes receivable consisted of mortgage loans collateralized by interests in real property. We recorded such mortgage loans at cost. In June 2019, such notes in the amount of $28,650,000 were paid in full by the borrowers. Interest income on our real estate notes receivable was recognized on an accrual basis over the life of the investment using the effective interest method and was included in real estate revenue in our accompanying consolidated statements of operations and comprehensive income (loss) for the years ended December 31, 2019 and 2018. Direct loan costs were amortized over the term of the loan as an adjustment to the yield on the loan and were recorded against real estate revenue in our accompanying consolidated statements of operations and comprehensive income (loss) for the years ended December 31, 2019 and 2018.
Derivative Financial Instruments
We are exposed to the effect of interest rate changes in the normal course of business. We seek to mitigate these risks by following established risk management policies and procedures, which include the occasional use of derivatives. Our primary strategy in entering into derivative contracts, such as fixed rate interest rate swaps and interest rate caps, is to add stability to interest expense and to manage our exposure to interest rate movements by effectively converting a portion of our variable-rate debt to fixed-rate debt. We do not enter into derivative instruments for speculative purposes.
Derivatives are recognized as either other assets or other liabilities in our accompanying consolidated balance sheets and are measured at fair value. We do not designate our derivative instruments as hedge instruments as defined by guidance under ASC Topic 815,
Derivatives and Hedges
, or ASC Topic 815, which allows for gains and losses on derivatives designated as hedges to be offset by the change in value of the hedged items or to be deferred in other comprehensive income (loss). Changes in the fair value of our derivative financial instruments are recorded as a component of interest expense in gain or loss in fair value of derivative financial instruments in our accompanying consolidated statements of operations and comprehensive income (loss).
See Note 9, Derivative Financial Instruments and Note 15, Fair Value Measurements, for a further discussion of our derivative financial instruments.
Fair Value Measurements
The fair value of certain assets and liabilities is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, we follow a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of our reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and our reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).
Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access. An active market is defined as a market in which transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.
See Note 15, Fair Value Measurements, for a further discussion.
Other Assets, Net
Other assets, net primarily consists of investments in unconsolidated entities, inventory, prepaid expenses and deposits, deferred financing costs related to our lines of credit and term loans, deferred rent receivables, deferred tax assets, lease inducements and lease commissions. Inventory consists primarily of pharmaceutical and medical supplies and is stated at the lower of cost
(first-in,
first-out)
or market. Deferred financing costs related to our lines of credit and term loans include amounts paid to lenders and others to obtain such financing. Such costs are amortized using the straight-line method over the term of the related loan, which approximates the effective interest rate method. Amortization of deferred financing costs related to our lines of credit and term loans is included in interest expense in our accompanying consolidated statements of operations and comprehensive income (loss). Lease commissions are amortized using the straight-line method over the term of the related lease. Prepaid expenses are amortized over the related contract periods.
We report investments in unconsolidated entities using the equity method of accounting when we have the ability to exercise significant influence over the operating and financial policies. Under the equity method, our share of the investee’s earnings or losses is included in our accompanying consolidated statements of operations and comprehensive income (loss). We generally do not recognize equity method losses when such losses exceed our net equity method investment balance unless we have committed to provide such investee additional financial support or guaranteed its obligations. To the extent that our cost basis is different from the basis reflected at the entity level, the basis difference is generally amortized over the lives of the related assets and liabilities, and such amortization is included in our share of equity in earnings of the entity. The initial carrying value of investments in unconsolidated entities is based on the amount paid to purchase the entity interest or the estimated fair value of the assets prior to the sale of interests in the entity. We have elected to follow the cumulative earnings approach when classifying distributions received from equity method investments in our consolidated statements of cash flows, whereby any distributions received up to the amount of cumulative equity earnings will be considered a return on investment and classified in operating activities and any excess distributions would be considered a return of investment and classified in investing activities. We evaluate our equity method investments for impairment based upon a comparison of the estimated fair value of the equity method investment to its carrying value. When we determine a decline in the estimated fair value of such an investment below its carrying value is other-than-temporary, an impairment is recorded. For the years ended December 31, 2020, 2019 and 2018, we did not incur any impairment losses from unconsolidated entities.
See Note 6, Other Assets, Net, for a further discussion.
Accounts Payable and Accrued Liabilities
As of December 31, 2020 and 2019, accounts payable and accrued liabilities primarily includes reimbursement of payroll-related costs to the managers of our senior housing — RIDEA facilities and integrated senior health campuses of $46,540,000 and $24,118,000, respectively, insurance reserves of $36,251,000 and $35,581,000, respectively, accrued developments and capital expenditures to unaffiliated third parties of $21,508,000 and $25,019,000, respectively, accrued property taxes of $14,521,000 and $14,501,000, respectively, and accrued distributions of $0 and $9,974,000, respectively.
Stock Compensation
We follow ASC Topic 718,
Compensation — Stock Compensation
, or ASC Topic 718, to account for our stock compensation pursuant to the 2013 Incentive Plan, or our incentive plan. See Note 13, Equity — 2013 Incentive Plan, for a further discussion of grants under our incentive plan.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

On January 1, 2019, we adopted Accounting Standards Update, or ASU,
2018-07,
Improvements to Nonemployee Share-Based Payment Accounting,
or ASU
2018-07,
which simplifies the accounting for share-based payments to nonemployees by aligning it with the accounting for share-based payments to employees, with certain exceptions. It expands the scope of ASC Topic 718 to include share-based payments granted to nonemployees in exchange for goods or services used or consumed in the entity’s own operations and supersedes the guidance of ASC Topic
505-50,
Equity-Based Payments to Nonemployees.
We applied this guidance using a modified retrospective approach for all equity-classified nonemployee awards for which a measurement date has not been established as of the adoption date. See Note 13, Equity — Noncontrolling Interests, for a further discussion of grants to nonemployees.
Foreign Currency
We have real estate investments in the United Kingdom, or UK, and Isle of Man for which the functional currency is the UK Pound Sterling, or GBP. We translate the results of operations of our foreign real estate investments into United States Dollars, or USD, using the average currency rates of exchange in effect during the period, and we translate assets and liabilities using the currency exchange rate in effect at the end of the period. The resulting foreign currency translation adjustments are included in accumulated other comprehensive loss, a component of stockholders’ equity, in our accompanying consolidated balance sheets. Certain balance sheet items, primarily equity and capital-related accounts, are reflected at the historical currency exchange rates. We also have intercompany notes and payables denominated in GBP with our UK subsidiaries. Gains or losses resulting from remeasuring such intercompany notes and payables into USD at the end of each reporting period are reflected in our accompanying consolidated statements of operations and comprehensive income (loss). When such intercompany notes and payables are deemed to be of a long-term investment nature, they will be reflected in accumulated other comprehensive loss in our accompanying consolidated balance sheets.
Gains or losses resulting from foreign currency transactions are remeasured into USD at the rates of exchange prevailing on the date of the transactions. The effects of transaction gains or losses are included in our accompanying consolidated statements of operations and comprehensive income (loss).
Income Taxes
We qualified, and elected to be taxed, as a REIT under the Code for federal income tax purposes beginning with our taxable year ended December 31, 2014, and we intend to continue to qualify to be taxed as a REIT. To maintain our qualification as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute to our stockholders a minimum of 90.0% of our annual taxable income, excluding net capital gains. Existing Internal Revenue Service, or IRS, guidance includes a safe harbor pursuant to which publicly offered REITs can satisfy the distribution requirement by distributing a combination of cash and stock to stockholders. In general, to qualify under the safe harbor, each stockholder must elect to receive either cash or stock, and the aggregate cash component of the distribution to stockholders must represent at least 20.0% of the total distribution. In May 2020, the IRS issued similar guidance that lowered the cash component of the distribution to 10.0% for dividends declared between April 1, 2020 and December 31, 2020. As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders.
If we fail to maintain our qualification as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the IRS grants us relief under certain statutory provisions. Such an event could have a material adverse effect on our net income and net cash available for distribution to our stockholders.
We may be subject to certain state and local income taxes on our income, property or net worth in some jurisdictions, and in certain circumstances we may also be subject to federal excise taxes on undistributed income. In addition, certain

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

activities that we undertake are conducted by subsidiaries, which we elected to be treated as taxable REIT subsidiaries, or TRS, to allow us to provide services that would otherwise be considered impermissible for REITs. Also, we have real estate investments in the UK and Isle of Man, which do not accord REIT status to United States REITs under their tax laws. Accordingly, we recognize an income tax benefit or expense for the federal, state and local income taxes incurred by our TRS and foreign income taxes on our real estate investments in the UK and Isle of Man.
We account for deferred income taxes using the asset and liability method and recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in our financial statements or tax returns. Under this method, we determine deferred tax assets and liabilities based on the temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets reflect the impact of the future deductibility of operating loss carryforwards. A valuation allowance is provided if we believe it is more likely than not that all or some portion of the deferred tax asset will not be realized. Any increase or decrease in the valuation allowance that results from a change in circumstances, and that causes us to change our judgment about the realizability of the related deferred tax asset, is included in income tax benefit or expense in our accompanying consolidated statements of operations and comprehensive income (loss) when such changes occur. Any increase or decrease in the deferred tax liability that results from a change in circumstances, and that causes us to change our judgment about expected future tax consequences of events, is recorded in income tax benefit or expense in our accompanying consolidated statements of operations and comprehensive income (loss).
Net deferred tax assets are included in other assets, or net deferred tax liabilities are included in security deposits, prepaid rent and other liabilities, in our accompanying consolidated balance sheets.
See Note 16, Income Taxes, for a further discussion.
Segment Disclosure
We segregate our operations into reporting segments in order to assess the performance of our business in the same way that management reviews our performance and makes operating decisions. Accordingly, when we acquired our first medical office building in June 2014; senior housing facility in September 2014; hospital in December 2014; senior housing — RIDEA facility in May 2015; skilled nursing facility in October 2015; and integrated senior health campus in December 2015, we established a new reportable segment at such time. As of December 31, 2020, we operated through six reportable business segments, with activities related to investing in medical office buildings, hospitals, skilled nursing facilities, senior housing, senior housing — RIDEA and integrated senior health campuses.
See Note 18, Segment Reporting, for a further discussion.
GLA and Other Measures
GLA and other measures used to describe real estate investments included in our accompanying consolidated financial statements are presented on an unaudited basis.
Recently Issued Accounting Pronouncements
In March 2020, the FASB issued ASU
2020-04,
Facilitation of the Effects of Reference Rate Reform of Financial Reporting,
or ASU
2020-04,
which provides optional expedients and exceptions for applying GAAP to contract modifications, hedging relationships and other transactions, subject to meeting certain criteria. ASU
2020-04
applies to the aforementioned transactions that reference the London Inter-bank Offered Rate, or LIBOR, or another reference rate expected to be discontinued because of the reference rate reform. ASU
2020-04
is effective for fiscal years and interim periods beginning after March 12, 2020 and through December 31, 2022. We are currently evaluating this guidance to determine the impact on our disclosures.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

In April 2020, the FASB issued a question and answer document, or the Lease Modification Q&A, to provide guidance for the application of lease accounting modifications within ASC Topic 842 to lease concessions granted by lessors related to the effects of the
COVID-19
pandemic. Lease accounting modification guidance in ASC Topic 842 addresses routine changes or enforceable rights and obligations to lease terms as a result of negotiations between the lessor and the lessee; however, the guidance does not take into consideration concessions granted to address sudden liquidity constraints of lessees arising from the
COVID-19
pandemic. The underlying premise of ASC Topic 842 requires a modified lease to be accounted for as a new lease if the modified terms and conditions affect the economics of the lease for the remainder of the lease term. Further, a lease modification resulting from lease concessions would require the application of the modification framework pursuant to ASC Topic 842 on a lease-by-lease
basis. The potential large volume of contracts to be assessed due to the
COVID-19
pandemic may be burdensome and complex for entities to evaluate the lease modification accounting for each lease. Therefore, the Lease Modification Q&A allows entities to elect to account for lease concessions related to the effects of the
COVID-19
pandemic as if they were granted under the enforceable rights included in the original contract and are outside of the lease modification framework pursuant to ASC Topic 842. Such election is available for lease concessions that do not result in a substantial increase in the rights of the lessor or the obligations of the lessee (e.g., total payments required by the modified contract being substantially the same as or less than total payments required by the original contract) and is to be applied consistently to leases with similar characteristics and circumstances.
As a result of the
COVID-19
pandemic, we have granted lease concessions to an insignificant number of tenants within our medical office building segment, such as in the form of rent abatements with beneficial lease term extensions and rent payment deferrals requiring payment within one year. Such concessions were not material to our consolidated financial statements, and as such, we elected not to apply the relief from lease modification accounting provided in the Lease Modification Q&A. We evaluate each lease concession granted as a result of the effects of the
COVID-19
pandemic to determine whether the concession reflects: (i) a resolution of contractual rights in the original lease and is thus outside of the lease modification framework of ASC Topic 842; or (ii) a modification for which we would be required to apply the lease modification framework of ASC Topic 842. The application of the lease modification framework of ASC Topic 842 to lease concessions granted due to the effects of the
COVID-19
pandemic did not have a material impact to our consolidated financial statements.
3. Real Estate Investments, Net
Our real estate investments, net consisted of the following as of December 31, 2020 and 2019:

	December 31,
	2020	2019
Building, improvements and construction in process	$2,379,337,000	$2,262,320,000
Land and improvements	200,319,000	195,491,000
Furniture, fixtures and equipment	174,994,000	150,508,000

	2,754,650,000	2,608,319,000
Less: accumulated depreciation	(424,650,000)	(337,898,000)

	$2,330,000,000	$2,270,421,000

Depreciation expense for the years ended December 31, 2020, 2019 and 2018 was $90,997,000, $90,914,000 and $83,309,000, respectively. In addition to the acquisitions discussed below, for the years ended December 31, 2020, 2019 and 2018, we incurred capital expenditures of $111,286,000, $93,485,000 and $76,330,000, respectively, for our integrated senior health campuses, $17,854,000, $16,571,000 and $8,426,000, respectively, for our medical office buildings, $1,232,000, $2,015,000 and $1,711,000, respectively, for our senior housing — RIDEA facilities, $0, $1,954,000 and $463,000, respectively, for our skilled nursing facilities and $47,000, $53,000 and $131,000,

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

respectively, for our hospitals. We did not incur any capital expenditures for our senior housing facilities for the years ended December 31, 2020, 2019 and 2018.
Included in the capital expenditure amounts above are costs for the development and expansion of our integrated senior health campuses. For the year ended December 31, 2020, we completed the development of six integrated senior health campuses for $64,782,000 and incurred $2,573,000 to expand two of our existing integrated senior health campuses. For the year ended December 31, 2019, we completed the development of two integrated senior health campuses for $25,087,000. For the year ended December 31, 2018, we incurred $8,309,000 to expand three of our existing integrated senior health campuses.
For the year ended December 31, 2020, we determined that one skilled nursing facility and one medical office building were impaired and recognized an aggregate impairment charge of $8,350,000, which reduced the total aggregate carrying value of such assets to $4,256,000. The fair values of such properties were determined by the sales price from executed purchase and sales agreements with third-party buyers, and adjusted for anticipated selling costs, which were considered Level 2 measurements within the fair value hierarchy. We disposed of such impaired medical office building in July 2020 for a contract sales price of $3,500,000 and recognized a net gain on sale of $15,000. As of December 31, 2020, the carrying value of such skilled nursing facility is classified in properties held for sale, which is included in other assets, net in our accompanying consolidated balance sheets.
No impairment charges were recognized for the year ended December 31, 2019. For the year ended December 31, 2018, we determined that one of our medical office buildings was impaired and recognized an impairment charge of $2,542,000, which reduced the total carrying value of such investment to $7,387,000. The fair value of such medical office building was based upon a discounted cash flow analysis where the most significant inputs were considered Level 3 measurements within the fair value hierarchy. See Note 15, Fair Value Measurements — Assets and Liabilities Reported at Fair Value — Real Estate Investment, for a further discussion. For the years ended December 31, 2019 and 2018, we did not dispose of any long-lived assets.
Acquisitions of Real Estate Investments
2020 Acquisitions of Previously Leased Real Estate Investments
For the year ended December 31, 2020, we, through a majority-owned subsidiary of Trilogy Investors, LLC, or Trilogy, of which we owned 67.6% at the time of property acquisition, acquired two previously leased real estate investments located in Indiana and Kentucky. The following is a summary of such property acquisitions, which are included in our integrated senior health campuses segment:

Location	Date Acquired	Contract Purchase Price	Line of Credit(1)	Acquisition Fee(2)
Monticello, IN	07/30/20	$10,600,000	$13,200,000	$161,000
Louisville, KY	07/30/20	16,719,000	15,055,000	254,000

Total		$27,319,000	$28,255,000	$415,000

(1)	Represents borrowings under the 2019 Trilogy Credit Facility, as defined in Note 8, Lines of Credit and Term Loans, at the time of acquisition.

(2)
Our advisor was paid, as compensation for services rendered in connection with the investigation, selection and acquisition of our properties, an acquisition fee of 2.25% of the portion of the contract purchase price of the properties attributed to our ownership interest in the Trilogy subsidiary that acquired the properties.

In addition to the property acquisitions discussed above, for the year ended December 31, 2020, we, through a majority-owned subsidiary of Trilogy, acquired land in Ohio for an aggregate contract purchase price of $2,833,000 plus closing costs and paid to our advisor an acquisition fee of 2.25% of the portion of the contract purchase price of each land parcel attributed to our ownership interest.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

For the year ended December 31, 2020, we accounted for our property acquisitions as asset acquisitions. We incurred and capitalized closing costs and direct acquisition related expenses of $709,000 for such acquisitions. The following table summarizes the purchase price of the assets acquired at the time of acquisition, adjusted for $14,281,000 of operating lease right-of-use
assets and $15,530,000 of operating lease liabilities, and based on their relative fair values:

2020 Acquisitions
Building and improvements	$26,311,000
Land	4,563,000

Total assets acquired	$30,874,000

2019 Acquisitions of Real Estate Investments
For the year ended December 31, 2019, using cash on hand and debt financing, we completed the acquisition of two buildings from unaffiliated third parties. The following is a summary of such property acquisitions:

Acquisition	Location	Type	Date Acquired	Contract Purchase Price	Line of Credit	Acquisition Fee
North Carolina ALF Portfolio(1)	Garner, NC	Senior Housing — RIDEA	03/27/19	$15,000,000	$15,000,000	$338,000
The Cloister at Silvercrest(2)	New Albany, IN	Integrated Senior Health Campus	10/01/19	750,000	—	11,000

Total				$15,750,000	$15,000,000	$349,000

(1)
We own 100% of such property acquired, which we added to our existing North Carolina ALF Portfolio. The other six buildings in North Carolina ALF Portfolio were acquired between January 2015 and August 2018. We borrowed under the 2019 Corporate Line of Credit, as defined in Note 8, Lines of Credit and Term Loans, at the time of acquisition. Our advisor was paid, as compensation for services rendered in connection with the investigation, selection and acquisition of our property, an acquisition fee of 2.25% of the contract purchase price of such property.

(2)
We, through a majority-owned subsidiary of Trilogy, of which we owned 67.7% at the time of such property acquisition, acquired such property using cash on hand. Our advisor was paid, as compensation for services rendered in connection with the investigation, selection and acquisition of our property, an acquisition fee of 2.25% of the portion of the contract purchase price of the property attributed to our ownership interest in the Trilogy subsidiary that acquired the property.

In addition to the property acquisitions discussed above, for the year ended December 31, 2019, we, through a majority-owned subsidiary of Trilogy, acquired land in Michigan and Ohio for an aggregate contract purchase price of $4,806,000 plus closing costs and paid to our advisor an acquisition fee of 2.25% of the portion of the contract purchase price of each land parcel attributed to our ownership interest at the time of acquisition.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

2019 Acquisition of Previously Leased Real Estate Investment
For the year ended December 31, 2019, we, through a majority-owned subsidiary of Trilogy, of which we owned 67.6% at the time of property acquisition, acquired one previously leased real estate investment located in Indiana. The following is a summary of such property acquisition, which is included in our integrated senior health campuses segment:

Location	Date Acquired	Contract Purchase Price	Line of Credit(1)	Acquisition Fee(2)
Corydon, IN	09/05/19	$14,082,000	$14,114,000	$215,000

(1)	Represents a borrowing under the 2019 Trilogy Credit Facility, at the time of acquisition.

(2)
Our advisor was paid, as compensation for services rendered in connection with the investigation, selection and acquisition of our property, an acquisition fee of 2.25% of the portion of the contract purchase price of the property attributed to our ownership interest at the time of acquisition in the Trilogy subsidiary that acquired the property.

For the year ended December 31, 2019, we accounted for our property acquisitions, including our acquisition of previously leased real estate investments, as asset acquisitions. We incurred and capitalized closing costs and direct acquisition related expenses of $836,000 for such property acquisitions. The following table summarizes the purchase price of the assets acquired at the time of acquisition, adjusted for $13,052,000 of operating lease right-of-use
assets and $12,599,000 of operating lease liabilities, based on their relative fair values:

2019 Acquisitions
Building and improvements	$23,834,000
Land	8,496,000
In-place leases	3,596,000

Total assets acquired	$35,926,000

2018 Acquisitions of Real Estate Investments
For the year ended December 31, 2018, using cash on hand and debt financing, we completed the acquisition of one building from an unaffiliated third party, which was added to our existing North Carolina ALF Portfolio. The other five buildings in North Carolina ALF Portfolio were acquired in January 2015, June 2015 and January 2017. On December 1, 2019, we transitioned the operations of North Carolina ALF Portfolio to a RIDEA structure. The following is a summary of our property acquisition for the year ended December 31, 2018:

Acquisition(1)	Location	Type	Date Acquired	Contract Purchase Price	Line of Credit(2)	Acquisition Fee(3)
North Carolina ALF Portfolio	Matthews, NC	Senior Housing — RIDEA	08/30/18	$15,000,000	$13,500,000	$338,000

(1)	We own 100% of our property acquired in 2018.

(2)	Represents a borrowing under the 2016 Corporate Line of Credit, as defined in Note 8, Lines of Credit and Term Loans, at the time of acquisition.

(3)
Our advisor was paid, as compensation for services rendered in connection with the investigation, selection and acquisition of our property, an acquisition fee of 2.25% of the contract purchase price of such property.

In addition to the property acquisition discussed above, for the year ended December 31, 2018, we purchased land as part of our existing Southern Illinois MOB Portfolio for a contract purchase price of $300,000, plus closing costs and paid to our advisor an acquisition fee of 2.25% of such contract purchase price. We, through a majority-owned subsidiary of Trilogy, also acquired land in Ohio and Michigan for an aggregate contract purchase price of $3,146,000

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

plus closing costs and paid to our advisor an acquisition fee of 2.25% of the portion of the contract purchase price of each land parcel attributed to our ownership interest at the time of acquisition.
2018 Acquisition of Previously Leased Real Estate Investments
For the year ended December 31, 2018, we, through a majority-owned subsidiary of Trilogy, of which we owned 67.7% at the time of property acquisition, acquired a portfolio of four previously leased real estate investments located in Kentucky, Michigan and Ohio. The following is a summary of such acquisition, which is included in our integrated senior health campuses segment:

Locations	Date Acquired	Contract Purchase Price	Mortgage Loan Payable(1)	Acquisition Fee(2)
Lexington, KY; Novi and Romeo, MI; and Fremont, OH	07/20/18	$47,455,000	$47,500,000	$723,000

(1)	Represents the principal balance of the mortgage loan payable placed on the properties at the time of acquisition.

(2)
Our advisor was paid, as compensation for services rendered in connection with the investigation, selection and acquisition of our properties, an acquisition fee of 2.25% of the portion of the contract purchase price of the properties attributed to our ownership interest at the time of acquisition in the Trilogy subsidiary that acquired the properties.

For the year ended December 31, 2018, we accounted for our property acquisitions, including our acquisition of previously leased real estate investments, as asset acquisitions. We incurred and capitalized closing costs and direct acquisition related expenses of $3,044,000 for such property acquisitions. The following table summarizes the purchase price of the assets acquired at the time of acquisition based on their relative fair values:

2018 Acquisitions
Building and improvements	$49,757,000
Land	10,980,000
In-place leases	6,894,000
Certificates of need	1,313,000

Total assets acquired	$68,944,000

4. Debt Security Investment, Net
On October 15, 2015, we acquired a commercial mortgage-backed debt security, or debt security, from an unaffiliated third party. The debt security bears an interest rate on the stated principal amount thereof equal to 4.24% per annum, the terms of which security provide for monthly interest-only payments. The debt security matures on August 25, 2025 at a stated amount of $93,433,000, resulting in an anticipated yield-to-maturity
of 10.0% per annum. The debt security was issued by an unaffiliated mortgage trust and represents a 10.0% beneficial ownership interest in such mortgage trust. The debt security is subordinate to all other interests in the mortgage trust and is not guaranteed by a government-sponsored entity.
As of December 31, 2020 and 2019, the carrying amount of the debt security investment was $75,851,000 and $72,717,000, respectively, net of unamortized closing costs of $1,205,000 and $1,375,000, respectively. Accretion on the debt security for the years ended December 31, 2020, 2019 and 2018 was $3,304,000, $2,987,000 and $2,717,000, respectively, which is recorded to real estate revenue in our accompanying consolidated statements of operations and comprehensive income (loss). Amortization expense of closing costs for the years ended December 31, 2020, 2019 and 2018 was $170,000, $143,000 and $119,000, respectively, which is recorded against real estate revenue in our accompanying consolidated statements of operations and comprehensive income (loss). In accordance with ASC Topic 326, we evaluated credit quality indicators such as the agency ratings and the underlying collateral of such investment in order to determine expected future credit loss. No credit loss was recorded for the year ended December 31, 2020.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

5. Identified Intangible Assets, Net
Identified intangible assets, net consisted of the following as of December 31, 2020 and 2019:

	December 31,
	2020	2019
Amortized intangible assets:
In-place leases, net of accumulated amortization of $22,019,000 and $21,029,000 as of December 31, 2020 and 2019, respectively (with a weighted average remaining life of 9.4 years as of both December 31, 2020 and 2019)	$23,760,000	$30,407,000
Customer relationships, net of accumulated amortization of $486,000 and $336,000 as of December 31, 2020 and 2019, respectively (with a weighted average remaining life of 15.7 years and 16.8 years as of December 31, 2020 and 2019, respectively)	2,354,000	2,504,000
Above-market leases, net of accumulated amortization of $1,975,000 and $2,057,000 as of December 31, 2020 and 2019, respectively (with a weighted average remaining life of 4.6 years and 5.0 years as of December 31, 2020 and 2019, respectively)	1,032,000	1,452,000
Internally developed technology and software, net of accumulated amortization of $305,000 and $211,000 as of December 31, 2020 and 2019, respectively (with a weighted average remaining life of 1.7 years and 2.8 years as of December 31, 2020 and 2019, respectively)	165,000	259,000
Unamortized intangible assets:
Certificates of need	96,589,000	94,838,000
Trade names	30,787,000	30,787,000

	$154,687,000	$160,247,000

Amortization expense for the years ended December 31, 2020, 2019 and 2018 was $6,678,000, $19,973,000 and $12,736,000, respectively, which included $420,000, $607,000 and $967,000, respectively, of amortization recorded against real estate revenue for above-market leases in our accompanying consolidated statements of operations and comprehensive income (loss).
The aggregate weighted average remaining life of the identified intangible assets was 9.7 years as of both December 31, 2020 and 2019. As of December 31, 2020, estimated amortization expense on the identified intangible assets for each of the next five years ending December 31 and thereafter was as follows:

Year	Amount
2021	$4,639,000
2022	3,909,000
2023	3,140,000
2024	2,723,000
2025	2,210,000
Thereafter	10,690,000

$27,311,000

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

6. Other Assets, Net
Other assets, net consisted of the following as of December 31, 2020 and 2019:

	December 31,
	2020	2019
Deferred rent receivables	$38,918,000	$33,205,000
Prepaid expenses, deposits, other assets and deferred tax assets, net	16,618,000	40,354,000
Inventory	24,669,000	23,872,000
Investments in unconsolidated entities	16,469,000	20,176,000
Lease commissions, net of accumulated amortization of $3,413,000 and $2,201,000 as of December 31, 2020 and 2019, respectively	11,309,000	10,794,000
Deferred financing costs, net of accumulated amortization of $5,700,000 and $2,138,000 as of December 31, 2020 and 2019, respectively(1)	6,864,000	8,137,000
Lease inducement, net of accumulated amortization of $1,491,000 and $1,140,000 as of December 31, 2020 and 2019, respectively (with a weighted average remaining life of 9.9 years and 10.9 years as of December 31, 2020 and 2019, respectively)	3,509,000	3,860,000

	$118,356,000	$140,398,000

(1)	Deferred financing costs only include costs related to our lines of credit and term loans. See Note 8, Lines of Credit and Term Loans.
Amortization expense on deferred financing costs of our lines of credit and term loans for the years ended December 31, 2020, 2019 and 2018 was $3,559,000, $3,664,000 and $4,637,000, respectively, and is recorded to interest expense in our accompanying consolidated statements of operations and comprehensive income (loss). Amortization expense on lease inducement for the years ended December 31, 2020, 2019 and 2018 was $351,000, $351,000 and $350,000, respectively, and is recorded against real estate revenue in our accompanying consolidated statements of operations and comprehensive income (loss).
7. Mortgage Loans Payable, Net
As of December 31, 2020 and 2019, mortgage loans payable were $834,026,000 ($810,478,000, net of discount/premium and deferred financing costs) and $816,217,000 ($792,870,000, net of discount/premium and deferred financing costs), respectively. As of December 31, 2020, we had 62 fixed-rate mortgage loans payable and 10 variable-rate mortgage loans payable with effective interest rates ranging from 2.21% to 5.23% per annum based on interest rates in effect as of December 31, 2020 and a weighted average effective interest rate of 3.58%. As of December 31, 2019, we had 58 fixed-rate mortgage loans payable and seven variable-rate mortgage loans payable with effective interest rates ranging from 2.45% to 6.21% per annum based on interest rates in effect as of December 31, 2019 and a weighted average effective interest rate of 3.85%. We are required by the terms of certain loan documents to meet certain reporting requirements and covenants, such as net worth ratios, fixed charge coverage ratios and leverage ratios.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

Mortgage loans payable, net consisted of the following as of December 31, 2020 and 2019:

	December 31,
	2020	2019
Total fixed-rate debt	$742,686,000	$714,786,000
Total variable-rate debt	91,340,000	101,431,000

Total fixed- and variable-rate debt	834,026,000	816,217,000
Less: deferred financing costs, net	(10,389,000)	(9,362,000)
Add: premium	204,000	304,000
Less: discount	(13,363,000)	(14,289,000)

Mortgage loans payable, net	$810,478,000	$792,870,000

The following table reflects the changes in the carrying amount of mortgage loans payable, net for the years ended December 31, 2020 and 2019:

	Years Ended December 31,
	2020	2019
Beginning balance	$792,870,000	$688,262,000
Additions:
Borrowings under mortgage loans payable	92,399,000	191,246,000
Amortization of deferred financing costs	796,000	1,544,000
Amortization of discount/premium on mortgage loans payable	826,000	647,000
Deductions:
Scheduled principal payments on mortgage loans payable	(71,990,000)	(74,037,000)
Early payoff of mortgage loans payable	(2,601,000)	(14,022,000)
Deferred financing costs	(1,822,000)	(770,000)

Ending balance	$810,478,000	$792,870,000

For the year ended December 31, 2020, we did not incur a gain or loss on the extinguishment of mortgage loans payable in 2020. For the year ended December 31, 2019, we incurred an aggregate loss on the extinguishment of mortgage loans payable of $2,182,000, which is recorded to interest expense in our accompanying consolidated statements of operations and comprehensive income (loss). Such losses were primarily related to the write-off
of unamortized debt discounts and prepayment penalties on two mortgage loans payable that were due to mature in November 2047 and April 2049. The source of funds for the payoffs was the 2019 Trilogy Credit Facility.
As of December 31, 2020, the principal payments due on our mortgage loans payable for each of the next five years ending December 31 and thereafter were as follows:

Year	Amount
2021	$54,169,000
2022	62,985,000
2023	67,651,000
2024	80,451,000
2025	15,324,000
Thereafter	553,446,000

$834,026,000

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

8. Lines of Credit and Term Loans
2016 Corporate Line of Credit
On February 3, 2016, we, through certain of our subsidiaries, entered into a credit agreement, or the 2016 Corporate Credit Agreement, with Bank of America, N.A., or Bank of America, as administrative agent, a swing line lender and a letter of credit issuer; KeyBank, National Association, or KeyBank, as syndication agent, a swing line lender and a letter of credit issuer; and a syndicate of other banks, as lenders, to obtain a revolving line of credit with an aggregate maximum principal amount of $300,000,000, or the 2016 Corporate Revolving Credit Facility, and a term loan credit facility in the amount of $200,000,000, or the 2016 Corporate Term Loan Facility, and together with the 2016 Corporate Revolving Credit Facility, the 2016 Corporate Line of Credit. On February 3, 2016, we also entered into separate revolving notes, or the 2016 Corporate Revolving Notes, and separate term notes with each of Bank of America, KeyBank and a syndicate of other banks. The 2016 Corporate Line of Credit would have matured on February 3, 2019.
On each of August 3, 2017 and December 20, 2018, we amended the 2016 Corporate Credit Agreement. The material terms of such amendments designated the Bank of the West as an additional lender and increased both the 2016 Corporate Revolving Credit Facility and the 2016 Corporate Term Loan Facility, which resulted in an aggregate borrowing capacity under the 2016 Corporate Line of Credit of $575,000,000. On January 25, 2019, we terminated the 2016 Corporate Credit Agreement, as amended, and the 2016 Corporate Revolving Notes and entered into the 2019 Corporate Line of Credit as described below. We currently do not have any obligations under the 2016 Corporate Credit Agreement, as amended, or the 2016 Corporate Revolving Notes.
2019 Corporate Line of Credit
On January 25, 2019, we, through our operating partnership and certain of our subsidiaries, entered into a credit agreement, or the 2019 Corporate Credit Agreement, with Bank of America, as administrative agent, a swing line lender and a letter of credit issuer; KeyBank, as syndication agent, a swing line lender and a letter of credit issuer; Citizens Bank, National Association, or Citizens Bank, as a syndication agent, a swing line lender, a letter of credit issuer, a joint lead arranger and joint bookrunner; and a syndicate of other banks, as lenders, to obtain a credit facility with an aggregate maximum principal amount of $630,000,000, or the 2019 Corporate Line of Credit. The 2019 Corporate Line of Credit consists of a senior unsecured revolving credit facility in an aggregate amount of $150,000,000 and a senior unsecured term loan facility in an aggregate amount of $480,000,000. We may obtain up to $25,000,000 in the form of standby letters of credit and up to $25,000,000 in the form of swing line loans pursuant to the 2019 Corporate Line of Credit.
On July 28, 2020, we entered into a First Amendment to the 2019 Corporate Credit Agreement, or the Credit Agreement Amendment, with Bank of America; KeyBank; Citizens Bank; and a syndicate of other banks, as lenders. The material terms of the Credit Agreement Amendment provide for, including among other things, the following, with capitalized terms having the meaning as defined in the 2019 Corporate Credit Agreement, unless otherwise defined herein: (i) revisions to financial covenant calculations to exclude the assets, liabilities and operating performance of our indirect, majority-owned subsidiary Trilogy REIT Holdings, LLC, or Trilogy REIT Holdings, or any subsidiary thereof; (ii) the inclusion of a covenant modification period beginning on June 30, 2020 continuing through the earlier of (a) June 30, 2021, or (b) the date we deliver written notice to end the covenant modification period, subject to certain conditions, or the First Amendment Period; (iii) an increased Consolidated Leverage Ratio equal to or less than 65.0% during the First Amendment Period; (iv) changes to the applicable interest rate based on revisions to the Consolidated Leverage Ratio pricing grid; (v) an increased Consolidated Unencumbered Leverage Ratio equal to or less than 65.0% during the First Amendment Period; (vi) revisions to the Consolidated Tangible Net Worth and EBITDAR coverage requirements; (vii) the inclusion of a LIBOR floor, provided that the Term Loan Hedged Portion of the Term Loans shall not be subject to such floor; (viii) our operating partnership to pledge the equity interests in each direct and indirect subsidiary that owns an unencumbered asset; (ix) the removal of swing line loans; (x) updates regarding restrictions and limitations on certain investments during the remainder of the term of the 2019 Corporate Line of Credit;

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

(xi) clarifications regarding events triggering a Fundamental Change; (xii) a restriction on the payment of distributions and share repurchases during the First Amendment Period; and (xiii) a lender fee. Notwithstanding the foregoing, the Credit Agreement Amendment provides that we can opt out of these modifications based on our written irrevocable election to end the First Amendment Period. Except as modified by the Credit Agreement Amendment, the material terms of the 2019 Corporate Credit Agreement, as amended, remain in full force and effect.
The maximum principal amount of the 2019 Corporate Line of Credit may be increased by up to $370,000,000, for a total principal amount of $1,000,000,000, subject to: (i) the terms of the 2019 Corporate Credit Agreement, as amended; and (ii) at least five business days’ prior written notice to Bank of America. The 2019 Corporate Line of Credit matures on January 25, 2022, and may be extended for one
12-month
period during the term of the 2019 Corporate Credit Agreement, as amended, subject to satisfaction of certain conditions, including payment of an extension fee.
At our option, the 2019 Corporate Line of Credit bears interest at per annum rates equal to (a) (i) the Eurodollar Rate, as defined in the 2019 Corporate Credit Agreement, as amended, plus (ii) a margin ranging from 1.85% to 2.80% based on our Consolidated Leverage Ratio, as defined in the 2019 Corporate Credit Agreement, as amended, or (b) (i) the greater of: (1) the prime rate publicly announced by Bank of America, (2) the Federal Funds Rate, as defined in the 2019 Corporate Credit Agreement, as amended, plus 0.50%, (3) the one-month
Eurodollar Rate plus 1.00%, and (4) 0.00%, plus (ii) a margin ranging from 0.85% to 1.80% based on our Consolidated Leverage Ratio. Accrued interest on the 2019 Corporate Line of Credit is payable monthly. The loans may be repaid in whole or in part without prepayment premium or penalty, subject to certain conditions. We are required to pay a fee on the unused portion of the lenders’ commitments under the 2019 Corporate Credit Agreement, as amended, at a per annum rate equal to 0.20% if the average daily used amount is greater than 50.00% of the commitments and 0.25% if the average daily used amount is less than or equal to 50.00% of the commitments, which fee shall be measured and payable on a quarterly basis.
As of both December 31, 2020 and 2019, our aggregate borrowing capacity under the 2019 Corporate Line of Credit was $630,000,000. As of December 31, 2020 and 2019, borrowings outstanding under the 2019 Corporate Line of Credit totaled $556,500,000 and $557,000,000, respectively, and the weighted average interest rate on such borrowings outstanding was 2.70% and 3.83% per annum, respectively.
Trilogy PropCo Line of Credit
In connection with our acquisition of Trilogy, on December 1, 2015, we, through Trilogy PropCo Finance, LLC, a Delaware limited liability company and an indirect subsidiary of Trilogy, or Trilogy PropCo Parent, and certain of its subsidiaries, or the Trilogy PropCo
Co-Borrowers,
and, together with Trilogy PropCo Parent, the Trilogy PropCo Borrowers, entered into a loan agreement, or the Trilogy PropCo Credit Agreement, with KeyBank, as administrative agent; Regions Bank, as syndication agent; and a syndicate of other banks, as lenders, to obtain a line of credit with an aggregate maximum principal amount of $300,000,000, or the Trilogy PropCo Line of Credit. On December 1, 2015, we also entered into separate revolving notes with each of KeyBank and Regions Bank, whereby we promised to pay the principal amount of each revolving loan and accrued interest to the respective lender or its registered assigns, in accordance with the terms and conditions of the Trilogy PropCo Credit Agreement. The Trilogy PropCo Line of Credit would have matured on December 1, 2019.
On October 27, 2017, we entered into an amendment to the Trilogy PropCo Credit Agreement, or the Trilogy PropCo Amendment, with KeyBank, as administrative agent, and a syndicate of other banks, as lenders, to amend the terms of the Trilogy PropCo Credit Agreement. The material terms of the Trilogy PropCo Amendment included a reduction of the total commitment under the Trilogy PropCo Line of Credit from $300,000,000 to $250,000,000. On September 5, 2019, we entered into an amended and restated loan agreement, or the 2019 Trilogy Credit Agreement, to further amend the Trilogy PropCo Credit Agreement and to replace the terms of the Trilogy PropCo Line of Credit with the 2019 Trilogy Credit Facility, as further discussed below in the “2019 Trilogy Credit Facility” section.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

Trilogy OpCo Line of Credit
On March 21, 2016, we, through Trilogy Healthcare Holdings, Inc., a direct subsidiary of Trilogy, and certain of its subsidiaries, or the Trilogy OpCo Borrowers, entered into a credit agreement, or the Trilogy OpCo Credit Agreement, with Wells Fargo Bank, National Association, as administrative agent and lender; and a syndicate of other banks, as lenders, to obtain a $42,000,000 secured revolving credit facility, or the Trilogy OpCo Line of Credit. On April 1, 2016, we entered into an amendment to the Trilogy OpCo Credit Agreement to increase the aggregate maximum principal amount of the Trilogy OpCo Line of Credit to $60,000,000. In April 2018, we further amended the Trilogy OpCo Credit Agreement to provide for: (i) a reduction in the aggregate maximum principal amount from $60,000,000 to $25,000,000; and (ii) an updated maturity date of April 27, 2021.
On September 5, 2019, we paid off and terminated the Trilogy OpCo Line of Credit, as amended, and replaced it with the 2019 Trilogy Credit Facility, as described below. As a result of such termination, we incurred a loss on extinguishment of $786,000, which is recorded to interest expense in our accompanying consolidated statements of operations and comprehensive income (loss) and was primarily related to the write-off
of unamortized deferred financing fees. The source of funds for the payoff was from the 2019 Trilogy Credit Facility. We currently do not have any obligations under the Trilogy OpCo Credit Agreement, as amended.
2019 Trilogy Credit Facility
On September 5, 2019, we, through Trilogy RER, LLC and certain subsidiaries of Trilogy OpCo, LLC, Trilogy RER, LLC, and Trilogy Pro Services, LLC, or the 2019 Trilogy
Co-Borrowers,
entered into an amended and restated loan agreement, or the 2019 Trilogy Credit Agreement, with KeyBank, as administrative agent; CIT Bank, N.A., as revolving agent; Regions Bank, as syndication agent; KeyBanc Capital Markets, Inc., as co-lead
arranger and
co-book
runner; Regions Capital Markets, as
co-lead
arranger and
co-book
runner; Bank of America, as
co-documentation
agent; The Huntington National Bank, as
co-documentation
agent; and a syndicate of other banks, as lenders named therein, to amend and restate the terms of the Trilogy PropCo Credit Agreement in order to obtain a senior secured revolving credit facility with an aggregate maximum principal amount of $360,000,000, consisting of: (i) a $325,000,000 secured revolver supported by real estate assets and ancillary business cash flow and (ii) a $35,000,000 accounts receivable revolving credit facility supported by eligible accounts receivable, or the 2019 Trilogy Credit Facility. We may obtain up to $35,000,000 in the form of swing line loans and up to $15,000,000 in the form of standby letters of credit under the 2019 Trilogy Credit Facility.
The proceeds of the 2019 Trilogy Credit Facility may be used for acquisitions, debt repayment and general corporate purposes. The maximum principal amount of the 2019 Trilogy Credit Facility may be increased by up to $140,000,000, for a total principal amount of $500,000,000, subject to: (i) the terms of the 2019 Trilogy Credit Agreement and (ii) at least 10 business days’ prior written notice to KeyBank. The 2019 Trilogy Credit Facility matures on September 5, 2023 and may be extended for one
12-month
period during the term of the 2019 Trilogy Credit Agreement subject to the satisfaction of certain conditions, including payment of an extension fee.
At our option, the 2019 Trilogy Credit Facility bears interest at per annum rates equal to (a) LIBOR plus 2.75% for LIBOR Rate Loans, as defined in the 2019 Trilogy Credit Agreement, and (b) for Base Rate Loans, as defined in the 2019 Trilogy Credit Agreement, 1.75% plus the greater of: (i) the fluctuating annual rate of interest announced from time to time by KeyBank as its prime rate, (ii) 0.50% above the Federal Funds Effective Rate, as defined in the 2019 Trilogy Credit Agreement, and (iii) 1.00% above the one-month
LIBOR. Accrued interest on the 2019 Trilogy Credit Facility is payable monthly. The loans may be repaid in whole or in part without prepayment fees or penalty, subject to certain conditions. We are required to pay fees on the unused portion of the lenders’ commitments under the 2019 Trilogy Credit Facility, with respect to any day during a calendar quarter, at a per annum rate equal to (a) 0.15% if the sum of the Aggregate Real Estate Revolving Credit Obligations, as defined in the 2019 Trilogy Credit Agreement, outstanding on such day is greater than 50.00% of the commitments or 0.20% if the sum of the Aggregate Real Estate Revolving Credit Obligations on such day is less than or equal to 50.00% of the commitments, and (b) 0.15% if the sum

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

of the Aggregate A/R Revolving Credit Obligations, as defined in the 2019 Trilogy Credit Agreement, outstanding on such day is greater than 50.00% of the commitments or 0.20% if the sum of the Aggregate A/R Revolving Credit Obligations on such day is less than or equal to 50.00% of the commitments, which fees shall be measured and payable on a quarterly basis.
As of both December 31, 2020 and 2019, our aggregate borrowing capacity under the 2019 Trilogy Credit Facility was $360,000,000. As of December 31, 2020 and 2019, borrowings outstanding under the 2019 Trilogy Credit Facility totaled $287,134,000 and $258,879,000, respectively, and the weighted average interest rate on such borrowings outstanding was 2.94% and 4.52% per annum, respectively.
Both the 2019 Corporate Credit Agreement, as amended, and the 2019 Trilogy Credit Agreement contain various financial covenants. We were in compliance with such covenants as of December 31, 2020.
9. Derivative Financial Instruments
We record derivative financial instruments in our accompanying consolidated balance sheets as either an asset or a liability measured at fair value. The following table lists the derivative financial instruments held by us as of December 31, 2020 and 2019, which are included in other assets, net, or security deposits, prepaid rent and other liabilities in our accompanying consolidated balance sheets:

					Fair Value
					December 31,
Instrument	Notional Amount	Index	Interest Rate	Maturity Date	2020	2019
Cap	$20,000,000	one month LIBOR	3.00%	09/23/21	$—	$—
Swap	250,000,000	one month LIBOR	2.10%	01/25/22	(5,245,000)	(2,821,000)
Swap	130,000,000	one month LIBOR	1.98%	01/25/22	(2,561,000)	(1,150,000)
Swap	100,000,000	one month LIBOR	0.20%	01/25/22	(71,000)	—

					$(7,877,000)	$(3,971,000)

As of December 31, 2020 and 2019, none of our derivative financial instruments were designated as hedges as defined by guidance under ASC Topic 815. Derivative financial instruments not designated as hedges are not speculative and are used to manage our exposure to interest rate movements, but do not meet the strict hedge accounting requirements. For the years ended December 31, 2020, 2019 and 2018, we recorded $(3,906,000), $(4,541,000) and $(1,949,000), respectively, as an increase to interest expense in our accompanying consolidated statements of operations and comprehensive income (loss) related to the change in the fair value of our derivative financial instruments.
See Note 15, Fair Value Measurements, for a further discussion of the fair value of our derivative financial instruments.
10. Identified Intangible Liabilities, Net
As of December 31, 2020 and 2019, identified intangible liabilities, net consisted of below-market leases of $367,000 and $663,000, respectively, net of accumulated amortization of $834,000 and $1,342,000, respectively. Amortization expense on below-market leases for the years ended December 31, 2020, 2019 and 2018 was $296,000, $388,000 and $517,000, respectively, which is recorded to real estate revenue in our accompanying consolidated statements of operations and comprehensive income (loss).

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

The weighted average remaining life of below-market leases was 2.6 years and 4.3 years as of December 31, 2020 and 2019, respectively. As of December 31, 2020, estimated amortization expense on below-market leases for each of the next five years ending December 31 and thereafter was as follows:

Year	Amount
2021	$180,000
2022	89,000
2023	71,000
2024	27,000
2025	—
Thereafter	—

$367,000

11. Commitments and Contingencies
Litigation
We are not presently subject to any material litigation nor, to our knowledge, is any material litigation threatened against us, which if determined unfavorably to us, would have a material adverse effect on our consolidated financial position, results of operations or cash flows.
Environmental Matters
We follow a policy of monitoring our properties for the presence of hazardous or toxic substances. While there can be no assurance that a material environmental liability does not exist at our properties, we are not currently aware of any environmental liability with respect to our properties that would have a material effect on our consolidated financial position, results of operations or cash flows. Further, we are not aware of any material environmental liability or any unasserted claim or assessment with respect to an environmental liability that we believe would require additional disclosure or the recording of a loss contingency.
Other
Our other commitments and contingencies include the usual obligations of real estate owners and operators in the normal course of business, which include calls/puts to sell/acquire properties. In our view, these matters are not expected to have a material adverse effect on our consolidated financial position, results of operations or cash flows.
Impact of the
COVID-19
Pandemic
Since March 2020, the
COVID-19
pandemic has been dramatically impacting the United States, which has resulted in an aggressive worldwide effort to contain the spread of the virus. These efforts have significantly and adversely disrupted economic markets and impacted commercial activity worldwide, including markets in which we own and/or operate properties, and the prolonged economic impact remains uncertain. In addition, the continuously evolving nature of the
COVID-19
pandemic makes it difficult to ascertain the long-term impact it will have on real estate markets and our portfolio of investments. Considerable uncertainty still surrounds the
COVID-19
pandemic and its effects on the population, as well as the effectiveness of any responses taken on an international, national and local level by government and public health authorities and businesses to contain and combat the outbreak and spread of the virus, including the widespread availability and use of effective vaccines. In particular, government-imposed business closures and re-opening
restrictions, as well as self-imposed restrictions on discretionary activities, have dramatically impacted the operations of our real estate investments and our tenants across the country, such as creating significant declines in resident occupancy. Further, our senior housing — RIDEA facilities and integrated senior health campuses have also

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

experienced dramatic increases, and may continue to experience increases, in costs to care for residents, particularly increased labor costs to maintain staffing levels to care for the aged population during this crisis, costs of
COVID-19
testing of employees and residents and costs to procure the volume of personal protective equipment and other supplies required.
We have taken actions to strengthen our balance sheet and preserve liquidity in response to the
COVID-19
pandemic. From March to December 2020, we postponed
non-essential
capital expenditures. In addition, in March 2020, we reduced stockholder distributions and partially suspended our share repurchase plan with respect to all repurchase requests other than repurchases resulting from the death or qualifying disability of stockholders. In response to the continued uncertainty and adverse effects of the
COVID-19
pandemic on our operations, in May 2020 we suspended all distribution payments, the Amended and Restated DRIP and our share repurchase plan for all stockholders. In addition, in an effort to further increase our liquidity, our advisor deferred 50.0% of the asset management fees that it would otherwise have been entitled to receive for services performed by our advisor or its affiliates from June 1, 2020 to November 30, 2020. See Note 14, Related Party Transactions, for a further discussion. We are continuously monitoring the impact of the
COVID-19
pandemic on our business, residents, tenants, operating partners, managers, portfolio of investments and on the United States and global economies. The prolonged duration and impact of the
COVID-19
pandemic has materially disrupted, and may continue to materially disrupt, our business operations and impact our financial performance.
In addition to the government grants we recognized as of December 31, 2020 as discussed at Note 2, Summary of Significant Accounting Policies
—
Government Grants, we received approximately $52,322,000 of Medicare advance payments during the second quarter of 2020 through an expanded program of the CMS that was intended to expedite cash flow to qualified healthcare providers. Such advance payments were based upon a qualified healthcare provider’s estimate of Medicare services to be performed for up to three months in the future and are recovered by CMS from future Medicare claims submitted by the qualified healthcare provider at any time. However, any remaining unpaid balance is required to be recouped in accordance with CMS guidance issued in October 2020 such that recoupment will commence one year after the Medicare advance payments were issued. After the first year, Medicare will automatically recoup 25.0% of Medicare payments otherwise owed to the provider for 11 months. Thereafter, recoupment will increase to 50.0% for another six months. Any amounts of unutilized Medicare advance payments, which reflect funds received that are not applied to actual billings for Medicare services performed, will be repaid to CMS by the end of 2022. The amount of Medicare advance payments received as of December 31, 2020 is included in security deposits, prepaid rent and other liabilities in our accompanying consolidated balance sheets as we cannot currently estimate the future services to be performed and the amount of funds we will retain and/or return. Once our recoupment period commences in 2021, any Medicare advance payments retained for actual services performed and Medicare claims billed will be recognized in resident fees and services revenue in our accompanying consolidated statements of operations and comprehensive income (loss).
12. Redeemable Noncontrolling Interests
As of both December 31, 2020 and 2019, our advisor owned all of the 222 limited partnership units outstanding in our operating partnership. As of both December 31, 2020 and 2019, we owned greater than a 99.99% general partnership interest in our operating partnership, and our advisor owned less than a 0.01% limited partnership interest in our operating partnership. Our advisor is entitled to special redemption rights of its limited partnership units. The noncontrolling interest of our advisor in our operating partnership that has redemption features outside of our control is accounted for as a redeemable noncontrolling interest and is presented outside of permanent equity in our accompanying consolidated balance sheets. See Note 14, Related Party Transactions — Liquidity Stage — Subordinated Participation Interest — Subordinated Distribution Upon Listing, and Note 14, Related Party Transactions — Subordinated Distribution Upon Termination, for a further discussion of the redemption features of the limited partnership units.
As of both December 31, 2020 and 2019, we, through Trilogy REIT Holdings, in which we indirectly hold a 70.0% ownership interest, owned 96.6% of the outstanding equity interests of Trilogy. As of both December 31, 2020 and 2019,

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

certain members of Trilogy’s management and certain members of an advisory committee to Trilogy’s board of directors owned approximately 3.4% of the outstanding equity interests of Trilogy. The noncontrolling interests held by such members have redemption features outside of our control and are accounted for as redeemable noncontrolling interests in our accompanying consolidated balance sheets.
We record the carrying amount of redeemable noncontrolling interests at the greater of: (i) the initial carrying amount, increased or decreased for the noncontrolling interests’ share of net income or loss and distributions or (ii) the redemption value. The changes in the carrying amount of redeemable noncontrolling interests consisted of the following for the years ended December 31, 2020 and 2019:

	December 31,
	2020	2019
Beginning balance	$44,105,000	$38,245,000
Additions	—	2,000,000
Reclassification from equity	715,000	780,000
Distributions	(1,271,000)	(1,430,000)
Repurchase of redeemable noncontrolling interests	(150,000)	(400,000)
Adjustment to redemption value	(3,714,000)	4,473,000
Net income attributable to redeemable noncontrolling interests	655,000	437,000

Ending balance	$40,340,000	$44,105,000

13. Equity
Preferred Stock
Our charter authorizes us to issue 200,000,000 shares of our preferred stock, par value $0.01 per share. As of both December 31, 2020 and 2019, no shares of preferred stock were issued and outstanding.
Common Stock
Our charter authorizes us to issue 1,000,000,000 shares of our common stock, par value $0.01 per share. As of both December 31, 2020 and 2019, our advisor owned 22,222 shares of our common stock. On March 12, 2015, we terminated the primary portion of our initial public offering. We continued to offer shares of our common stock in our initial offering pursuant to the Initial DRIP, until the termination of the DRIP portion of our initial offering and deregistration of our initial offering on April 22, 2015.
On March 25, 2015, we filed a Registration Statement on Form
S-3
under the Securities Act to register a maximum of $250,000,000 of additional shares of our common stock pursuant to the 2015 DRIP Offering. We commenced offering shares pursuant to the 2015 DRIP Offering following the deregistration of our initial offering. We continued to offer shares of our common stock pursuant to the 2015 DRIP Offering until the termination and deregistration of the 2015 DRIP Offering on March 29, 2019.
On January 30, 2019, we filed a Registration Statement on Form
S-3
under the Securities Act to register a maximum of $200,000,000 of additional shares of our common stock to be issued pursuant to the 2019 DRIP Offering. We commenced offering shares pursuant to the 2019 DRIP Offering on April 1, 2019, following the deregistration of the 2015 DRIP Offering. On May 29, 2020, our board authorized the suspension of the Amended and Restated DRIP, and consequently, we ceased issuing shares pursuant to the 2019 DRIP Offering following the distributions paid in June 2020 to stockholders of record on or prior to the close of business on May 31, 2020. See the “Distribution Reinvestment Plan” section below for a further discussion.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

Through December 31, 2020, we had issued 184,930,598 shares of our common stock in connection with the primary portion of our initial public offering and 35,059,456 shares of our common stock pursuant to our DRIP Offerings. We also repurchased 26,257,404 shares of our common stock under our share repurchase plan and granted an aggregate of 135,000 shares of our restricted common stock to our independent directors through December 31, 2020. As of December 31, 2020 and 2019, we had 193,889,872 and 193,967,474 shares of our common stock issued and outstanding, respectively.
Accumulated Other Comprehensive Loss
The changes in accumulated other comprehensive loss, net of noncontrolling interests, by component consisted of the following for the years ended December 31, 2020 and 2019:

	December 31,
	2020	2019
Beginning balance — foreign currency translation adjustments	$(2,255,000)	$(2,560,000)
Net change in current period	247,000	305,000

Ending balance — foreign currency translation adjustments	$(2,008,000)	$(2,255,000)

Noncontrolling Interests
As of both December 31, 2020 and 2019, Trilogy REIT Holdings owned approximately 96.6% of Trilogy. We are the indirect owner of a 70.0% interest in Trilogy REIT Holdings pursuant to an amended joint venture agreement with an indirect, wholly-owned subsidiary of NorthStar Healthcare Income, Inc., or NHI, and a wholly-owned subsidiary of the operating partnership of Griffin-American Healthcare REIT IV, Inc., or GA Healthcare REIT IV. Both GA Healthcare REIT IV and us are sponsored by American Healthcare Investors. We serve as the managing member of Trilogy REIT Holdings. As of both December 31, 2020 and 2019, NHI and GA Healthcare REIT IV indirectly owned a 24.0% and 6.0% membership interest in Trilogy REIT Holdings, respectively. As of both December 31, 2020 and 2019, 30.0% of the net earnings of Trilogy REIT Holdings were allocated to noncontrolling interests.
In connection with our acquisition and operation of Trilogy, profit interest units in Trilogy, or the Profit Interests, were issued to Trilogy Management Services, LLC and an independent director of Trilogy, both unaffiliated third parties that manage or direct the day-to-day
operations of Trilogy. The Profit Interests consist of time-based or performance-based commitments. The time-based Profit Interests were measured at their grant date fair value and vest in increments of 20.0% on each anniversary of the respective grant date over a five year period. We amortize the time-based Profit Interests on a straight-line basis over the vesting periods, which are recorded to general and administrative in our accompanying consolidated statements of operations and comprehensive income (loss). The performance-based Profit Interests are subject to a performance commitment and vest upon liquidity events as defined in the Profit Interests agreements. The performance-based Profit Interests were measured at their fair value on the adoption date of ASU
2018-07
using a modified retrospective approach. For the years ended December 31, 2020, 2019 and 2018, we recognized stock compensation expense related to the Profit Interests of $(1,342,000), $2,744,000 and $2,898,000, respectively.
There were no canceled, expired or exercised Profit Interests during the years ended December 31, 2020, 2019 and 2018. The nonvested awards are presented as noncontrolling interests and are re-classified
to redeemable noncontrolling interests upon vesting as they have redemption features outside of our control similar to the common stock units held by Trilogy’s management. See Note 12, Redeemable Noncontrolling Interests, for a further discussion.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

On January 6, 2016, one of our consolidated subsidiaries issued non-voting
preferred shares of beneficial interests to qualified investors for total proceeds of $125,000. These preferred shares of beneficial interests are entitled to receive cumulative preferential cash dividends at the rate of 12.5% per annum. We classify the value of the subsidiary’s preferred shares of beneficial interests as noncontrolling interests in our accompanying consolidated balance sheets and the dividends of the preferred shares of beneficial interests in net income or loss attributable to noncontrolling interests in our accompanying consolidated statements of operations and comprehensive income (loss).
As of both December 31, 2020 and 2019, we owned an 86.0% interest in a consolidated limited liability company that owns Lakeview IN Medical Plaza, which we acquired on January 21, 2016. As such, 14.0% of the net earnings of Lakeview IN Medical Plaza were allocated to noncontrolling interests for the years ended December 31, 2020, 2019 and 2018.
On April 7, 2020, we sold a 9.4% membership interest in a consolidated limited liability company that owns Southlake TX Hospital to an unaffiliated third party for a contract purchase price of $11,000,000. For the period from April 7, 2020 through December 31, 2020, 9.4% of the net earnings of Southlake TX Hospital were allocated to noncontrolling interests in our accompanying consolidated statements of operations and comprehensive income (loss), and the carrying amount of such noncontrolling interest is presented in total equity in our accompanying consolidated balance sheet as of December 31, 2020.
Distribution Reinvestment Plan
We had registered and reserved $35,000,000 in shares of our common stock for sale pursuant to the Initial DRIP in our initial offering, which we deregistered on April 22, 2015. We continued to offer shares of our common stock pursuant to the 2015 DRIP Offering, which commenced following the deregistration of our initial offering, until the deregistration of the 2015 DRIP Offering on March 29, 2019. We continue to offer up to $200,000,000 of additional shares of our common stock pursuant to the 2019 DRIP Offering, which commenced offering shares on April 1, 2019, following the deregistration of the 2015 DRIP Offering.
Effective October 5, 2016, we amended and restated the Initial DRIP to amend the price at which shares of our common stock were issued pursuant to such distribution reinvestment plan. Pursuant to the Amended and Restated DRIP, shares are issued at a price equal to the most recently estimated net asset value, or NAV, of one share of our common stock, as approved and established by our board. The Amended and Restated DRIP became effective with the distribution payments to stockholders paid in the month of November 2016. In all other material respects, the terms of the 2015 DRIP Offering remained unchanged by the Amended and Restated DRIP.
On May 29, 2020, in consideration of the impact the
COVID-19
pandemic has had on the United States, globally and our business operations, our board authorized the suspension of all stockholder distributions upon the completion of the payment of distributions payable to stockholders of record on or prior to the close of business on May 31, 2020. As a result, our board also approved the suspension of the Amended and Restated DRIP until such time, if any, as our board determines to authorize new distributions and to reinstate such plan. Such suspension was effective upon the completion of all shares issued with respect to distributions payable to stockholders of record on or prior to the close of business on May 31, 2020.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

Since October 5, 2016, our board had approved and established an estimated per share NAV annually. Commencing with the distribution payment to stockholders paid in the month following such board approval, shares of our common stock issued pursuant to the Amended and Restated DRIP were issued at the current estimated per share NAV until such time as our board determined an updated estimated per share NAV. The following is a summary of our historical estimated per share NAV:

Approval Date by our Board	Estimated Per Share NAV (Unaudited)
10/05/16	$9.01
10/04/17	$9.27
10/03/18	$9.37
10/03/19	$9.40
For the years ended December 31, 2020, 2019 and 2018, $21,861,000, $55,440,000 and $60,030,000, respectively, in distributions were reinvested and 2,325,762, 5,913,684 and 6,464,432 shares of our common stock, respectively, were issued pursuant to our DRIP Offerings. As of December 31, 2020 and 2019, a total of $327,012,000 and $305,151,000, respectively, in distributions were cumulatively reinvested that resulted in 35,059,456 and 32,733,694 shares of our common stock, respectively, being issued pursuant to our DRIP Offerings.
Share Repurchase Plan
As discussed above, in response to the effects of the
COVID-19
pandemic and to protect our capital and maximize our liquidity in an effort to strengthen our long-term financial prospects, on March 31, 2020, our board partially suspended our share repurchase plan with respect to all repurchase requests other than repurchases resulting from the death or qualifying disability of stockholders, beginning with share repurchase requests submitted for repurchase during the second quarter of 2020. Repurchase requests that resulted from the death or qualifying disability of stockholders were not suspended, but remained subject to all terms and conditions of our share repurchase plan, including our board’s discretion to determine whether we had sufficient funds available to repurchase any shares. Subsequently, on May 29, 2020, our board suspended our share repurchase plan with respect to all share repurchase requests received after May 31, 2020, including repurchases resulting from the death or qualifying disability of stockholders. On July 1, 2020, we repurchased the final share repurchase requests presented prior to the suspension of our share repurchase plan. Our board shall determine if and when it is in the best interest of our company and stockholders to reinstate our share repurchase plan.
Prior to the suspension of the share repurchase plan, our share repurchase plan, as amended, allowed for repurchases of shares of our common stock by us when certain criteria were met. Share repurchases were made at the sole discretion of our board. Subject to the availability of the funds for share repurchases, we generally limited the number of shares of our common stock repurchased during any calendar year to 5.0% of the weighted average number of shares of our common stock outstanding during the prior calendar year. Additionally, effective with respect to share repurchase requests submitted for repurchase during the second quarter of 2019, the number of shares that were repurchased during any fiscal quarter was limited to an amount equal to the net proceeds that we received from the sale of shares issued pursuant to our DRIP Offerings during the immediately preceding completed fiscal quarter; provided however, that shares subject to a repurchase requested upon the death or “qualifying disability,” as defined in our share repurchase plan, of a stockholder were not subject to this quarterly cap or to our existing cap on repurchases of 5.0% of the weighted average number of shares outstanding during the calendar year prior to the repurchase date. Funds for the repurchase of shares of our common stock came from the cumulative proceeds we received from the sale of shares of our common stock pursuant to our DRIP Offerings. Furthermore, our share repurchase plan provided that if there were insufficient funds to honor all repurchase requests, pending requests may be honored among all requests for repurchase in any given repurchase period as follows: first, repurchases in full as to repurchases that would result in a stockholder owning less than $2,500 of shares; and, next, pro rata as to other repurchase requests.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

The Repurchase Amount, as such term is defined in our share repurchase plan, was equal to the lesser of (i) the amount per share that a stockholder paid for their shares of our common stock, or (ii) the most recent estimated value of one share of our common stock, as determined by our board. For requests submitted pursuant to a death or a qualifying disability of a stockholder, the Repurchase Amount was 100% of the amount per share the stockholder paid for their shares of common stock. Since October 5, 2016, our board had previously approved and established an estimated per share NAV annually. See the “Distribution Reinvestment Plan” section above for a discussion of our historical estimated per share NAV. Accordingly, commencing with share repurchase requests submitted during the quarter that our board approved and established an estimated per share NAV, such per share NAV served as the Repurchase Amount for stockholders who purchased their shares at a price equal to or greater than such per share NAV in our initial offering, until such time as our board determined an updated estimated per share NAV.
For the years ended December 31, 2020, 2019 and 2018, we repurchased 2,410,864, 9,526,087 and 8,272,789 shares of our common stock, respectively, for an aggregate of $23,107,000, $89,888,000 and $76,577,000, respectively, at an average repurchase price of $9.58, $9.44 and $9.26 per share, respectively. As of December 31, 2020 and 2019, we cumulatively repurchased 26,257,404 and 23,846,540 shares of our common stock, respectively, for an aggregate of $244,930,000 and $221,823,000, respectively, at an average repurchase price of $9.33 and $9.30 per share, respectively.
2013 Incentive Plan
We adopted our incentive plan pursuant to which our board, or a committee of our independent directors, may make grants of options, shares of our common stock, stock purchase rights, stock appreciation rights or other awards to our independent directors, employees and consultants. The maximum number of shares of our common stock that may be issued pursuant to our incentive plan is 2,000,000 shares.
For the years ended December 31, 2020, 2019 and 2018, we granted an aggregate of 7,500, 22,500 and 22,500 shares of our restricted common stock, respectively, at a weighted average grant date fair value of $9.40, $9.37 and $9.27 per share, respectively, to our independent directors in connection with their re-election
to our board or in consideration for their past services rendered. Such shares vest as to 20.0% of the shares on the date of grant and on each of the first four anniversaries of the grant date. For the years ended December 31, 2020, 2019 and 2018, we recognized stock compensation expense related to the independent director grants of $155,000, $215,000 and $215,000, respectively. Such stock compensation expense is included in general and administrative in our accompanying consolidated statements of operations and comprehensive income (loss).
14. Related Party Transactions
Fees and Expenses Paid to Affiliates
All of our executive officers and our
non-independent
directors are also executive officers and employees and/or holders of a direct or indirect interest in our advisor, one of our co-sponsors
or other affiliated entities. We are affiliated with our advisor, American Healthcare Investors and AHI Group Holdings; however, we are not affiliated with Griffin Capital, our dealer manager, Colony Capital or Mr. Flaherty. We entered into the Advisory Agreement, which entitles our advisor and its affiliates to specified compensation for certain services, as well as reimbursement of certain expenses. Our board, including a majority of our independent directors, has reviewed the material transactions between our affiliates and us during the year ended December 31, 2020. Set forth below is a description of the transactions with affiliates. We believe that we have executed all of the transactions set forth below on terms that are fair and reasonable to us and on terms no less favorable to us than those available from unaffiliated third parties. In the aggregate, for the years ended December 31, 2020, 2019 and 2018, we incurred $25,875,000, $25,064,000 and $24,266,000, respectively, in fees and expenses to our affiliates as detailed below.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

Acquisition and Development Stage
Acquisition Fee
We pay our advisor or its affiliates an acquisition fee of up to 2.25% of the contract purchase price, including any contingent or earn-out
payments that may be paid, for each property we acquire or 2.00% of the origination or acquisition price, including any contingent or earn-out
payments that may be paid, for any real estate-related investment we originate or acquire. Our advisor or its affiliates are entitled to receive these acquisition fees for properties and real estate-related investments we acquire with funds raised in our initial offering including acquisitions completed after the termination of the Advisory Agreement, or funded with net proceeds from the sale of a property or real estate-related investment, subject to certain conditions.
For the years ended December 31, 2020, 2019 and 2018, we incurred $480,000, $1,124,000 and $1,194,000, respectively, in acquisition fees to our advisor. Acquisition fees in connection with the acquisition of properties accounted for as asset acquisitions or the acquisition of real estate-related investments are capitalized as part of the associated investments in our accompanying consolidated balance sheets.
Development Fee
In the event our advisor or its affiliates provide development-related services, our advisor or its affiliates receive a development fee in an amount that is usual and customary for comparable services rendered for similar projects in the geographic market where the services are provided; however, we will not pay a development fee to our advisor or its affiliates if our advisor or its affiliates elect to receive an acquisition fee based on the cost of such development.
For the years ended December 31, 2020, 2019 and 2018, we incurred $1,073,000, $346,000 and $137,000, respectively, in development fees to our advisor or its affiliates, which are capitalized as part of the associated investments in our accompanying consolidated balance sheets.
Reimbursement of Acquisition Expenses
We reimburse our advisor or its affiliates for acquisition expenses related to selecting, evaluating and acquiring assets, which are reimbursed regardless of whether an asset is acquired. The reimbursement of acquisition expenses, acquisition fees, total development costs, real estate commissions or other fees paid to unaffiliated third parties will not exceed, in the aggregate, 6.0% of the contract purchase price or real estate-related investments, unless fees in excess of such limits are approved by a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction. For the years ended December 31, 2020, 2019 and 2018, such fees and expenses noted above did not exceed 6.0% of the contract purchase price of our acquisitions of real estate or real estate-related investments.
For the years ended December 31, 2020, 2019 and 2018, we did not incur any acquisition expenses to our advisor or its affiliates. Reimbursements of acquisition expenses in connection with the acquisition of properties accounted for as asset acquisitions or the acquisition of real estate-related investments are capitalized as part of the associated investments in our accompanying consolidated balance sheets.
Operational Stage
Asset Management Fee
We pay our advisor or its affiliates a monthly fee for services rendered in connection with the management of our assets equal to one-twelfth
of 0.75% of average invested assets, subject to our stockholders receiving distributions in an amount equal to 5.0% per annum, cumulative, non-compounded,
of invested capital. For such purposes, average invested assets means the average of the aggregate book value of our assets invested in real estate and real estate-related

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

investments, before deducting depreciation, amortization, bad debt and other similar non-cash
reserves, computed by taking the average of such values at the end of each month during the period of calculation; and invested capital means, for a specified period, the aggregate issue price of shares of our common stock purchased by our stockholders, reduced by distributions of net sales proceeds by us to our stockholders and by any amounts paid by us to repurchase shares of our common stock pursuant to our share repurchase plan. In an effort to increase our liquidity during the ongoing uncertainty surrounding the
COVID-19
pandemic, on May 29, 2020, our advisor deferred 50.0% of the asset management fees that it would otherwise have been entitled to receive pursuant to the Advisory Agreement for services performed by our advisor or its affiliates during the period from June 1, 2020 to November 30, 2020. Such deferred asset management fees of $5,207,000 as of December 31, 2020 were included in accounts payable due to affiliates in our accompanying consolidated balance sheets, and were paid in full on January 4, 2021.
For the years ended December 31, 2020, 2019 and 2018, we incurred $20,693,000, $20,073,000 and $19,373,000, respectively, in asset management fees to our advisor or its affiliates. Asset management fees are included in general and administrative in our accompanying consolidated statements of operations and comprehensive income (loss).
Property Management Fee
Our advisor or its affiliates may directly serve as property manager of our properties or may sub-contract
their property management duties to any third party and provide oversight of such third-party property manager. We pay our advisor or its affiliates a monthly management fee equal to a percentage of the gross monthly cash receipts of such property as follows: (i) a property management oversight fee of 1.0% of the gross monthly cash receipts of any stand-alone, single-tenant, net leased property; (ii) a property management oversight fee of 1.5% of the gross monthly cash receipts of any property that is not a stand-alone, single-tenant, net leased property and for which our advisor or its affiliates provide oversight of a third party that performs the duties of a property manager with respect to such property; or (iii) a fair and reasonable property management fee that is approved by a majority of our directors, including a majority of our independent directors, that is not less favorable to us than terms available from unaffiliated third parties for any property that is not a stand-alone, single-tenant, net leased property and for which our advisor or its affiliates will directly serve as the property manager without sub-contracting
such duties to a third party.
For the years ended December 31, 2020, 2019 and 2018, we incurred $2,632,000, $2,611,000 and $2,428,000, respectively, in property management fees to our advisor or its affiliates. Property management fees are included in rental expenses or general and administrative expenses in our accompanying consolidated statements of operations and comprehensive income (loss), as applicable.
Lease Fees
We pay our advisor or its affiliates a separate fee for any leasing activities in an amount not to exceed the fee customarily charged in arm’s-length
transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area. Such fee is generally expected to range from 3.0% to 6.0% of the gross revenues generated during the initial term of the lease.
For the years ended December 31, 2020, 2019 and 2018, we incurred $579,000, $379,000 and $843,000, respectively, in lease fees to our advisor or its affiliates. Lease fees are capitalized as lease commissions and included in other assets, net in our accompanying consolidated balance sheets.
Construction Management Fee
In the event that our advisor or its affiliates assist with planning and coordinating the construction of any capital or tenant improvements, our advisor or its affiliates are paid a construction management fee of up to 5.0% of the cost of such improvements. For the years ended December 31, 2020, 2019 and 2018, we incurred $183,000, $320,000 and $91,000, respectively, in construction management fees to our advisor or its affiliates.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

Construction management fees are capitalized as part of the associated asset and included in real estate investments, net in our accompanying consolidated balance sheets or are expensed and included in our accompanying consolidated statements of operations and comprehensive income (loss), as applicable.
Operating Expenses
We reimburse our advisor or its affiliates for operating expenses incurred in rendering services to us, subject to certain limitations. However, we cannot reimburse our advisor or its affiliates at the end of any fiscal quarter for total operating expenses that, in the four consecutive fiscal quarters then ended, exceed the greater of: (i) 2.0% of our average invested assets, as defined in the Advisory Agreement; or (ii) 25.0% of our net income, as defined in the Advisory Agreement, unless our independent directors determined that such excess expenses were justified based on unusual and nonrecurring factors which they deem sufficient.
For the 12 months ended December 31, 2020, 2019 and 2018, our operating expenses did not exceed the aforementioned limitations. The following table reflects our operating expenses as a percentage of average invested assets and as a percentage of net income for the 12 month periods then ended:

	12 Months Ended December 31,
	2020	2019	2018
Operating expenses as a percentage of average invested assets	1.0%	0.9%	0.9%
Operating expenses as a percentage of net income	22.1%	18.9%	19.1%
For the years ended December 31, 2020, 2019 and 2018, our advisor or its affiliates incurred operating expenses on our behalf of $235,000, $211,000 and $200,000, respectively. Operating expenses are generally included in general and administrative in our accompanying consolidated statements of operations and comprehensive income (loss).
Liquidity Stage
Disposition Fees
For services relating to the sale of one or more properties, we pay our advisor or its affiliates a disposition fee of up to the lesser of 2.0% of the contract sales price or 50.0% of a customary competitive real estate commission given the circumstances surrounding the sale, in each case as determined by our board, including a majority of our independent directors, upon the provision of a substantial amount of the services in the sales effort. The amount of disposition fees paid, when added to the real estate commissions paid to unaffiliated third parties, will not exceed the lesser of the customary competitive real estate commission or an amount equal to 6.0% of the contract sales price.
For the year ended December 31, 2020, our advisor agreed to waive $431,000 of disposition fees that may otherwise have been due to our advisor pursuant to the Advisory Agreement. See Note 2, Summary of Significant Accounting Policies
—
Properties Held for Sale, and Note 3, Real Estate Investments, Net, for discussions of our property dispositions, as well as Note 13, Equity
—
Noncontrolling Interests, for a discussion of the disposition of membership interests in a consolidated limited liability company. Our advisor did not receive any additional securities, shares of stock or any other form of consideration or any repayment as a result of the waiver of such disposition fees. For the years ended December 31, 2019 and 2018, we did not incur any disposition fees to our advisor or its affiliates.
Subordinated Participation Interest
Subordinated Distribution of Net Sales Proceeds
In the event of liquidation, we will pay our advisor a subordinated distribution of net sales proceeds. The distribution will be equal to 15.0% of the remaining net proceeds from the sales of properties, after distributions to our

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

stockholders, in the aggregate, of: (i) a full return of capital raised from stockholders (less amounts paid to repurchase shares of our common stock pursuant to our share repurchase plan); plus (ii) an annual 7.0% cumulative, non-compounded
return on the gross proceeds from the sale of shares of our common stock, as adjusted for distributions of net sales proceeds. Actual amounts to be received depend on the sale prices of properties upon liquidation. For the years ended December 31, 2020, 2019 and 2018, we did not pay any such distributions to our advisor.
Subordinated Distribution Upon Listing
Upon the listing of shares of our common stock on a national securities exchange, in redemption of our advisor’s limited partnership units, we will pay our advisor a distribution equal to 15.0% of the amount by which: (i) the market value of our outstanding common stock at listing plus distributions paid prior to listing exceeds (ii) the sum of the total amount of capital raised from stockholders (less amounts paid to repurchase shares of our common stock pursuant to our share repurchase plan) and the amount of cash that, if distributed to stockholders as of the date of listing, would have provided them an annual 7.0% cumulative, non-compounded
return on the gross proceeds from the sale of shares of our common stock through the date of listing. Actual amounts to be paid depend upon the market value of our outstanding stock at the time of listing, among other factors. For the years ended December 31, 2020, 2019 and 2018, we did not pay any such distributions to our advisor.
Subordinated Distribution Upon Termination
Pursuant to the Agreement of Limited Partnership, as amended, of our operating partnership, upon termination or non-renewal
of the Advisory Agreement, our advisor will also be entitled to a subordinated distribution in redemption of its limited partnership units from our operating partnership equal to 15.0% of the amount, if any, by which: (i) the appraised value of our assets on the termination date, less any indebtedness secured by such assets, plus total distributions paid through the termination date, exceeds (ii) the sum of the total amount of capital raised from stockholders (less amounts paid to repurchase shares of our common stock pursuant to our share repurchase plan) and the total amount of cash equal to an annual 7.0% cumulative, non-compounded
return on the gross proceeds from the sale of shares of our common stock through the termination date. In addition, our advisor may elect to defer its right to receive a subordinated distribution upon termination until either a listing or other liquidity event, including a liquidation, sale of substantially all of our assets or merger in which our stockholders receive in exchange for their shares of our common stock, shares of a company that are traded on a national securities exchange.
As of December 31, 2020 and 2019, we did not have any liability related to the subordinated distribution upon termination.
Accounts Payable Due to Affiliates
The following amounts were outstanding to our affiliates as of December 31, 2020 and 2019:

	December 31,
Fee	2020	2019
Asset and property management fees	$7,155,000	$1,991,000
Development fees	743,000	—
Construction management fees	91,000	175,000
Lease commissions	27,000	143,000
Operating expenses	10,000	12,000

	$8,026,000	$2,321,000

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

15. Fair Value Measurements
Assets and Liabilities Reported at Fair Value
The table below presents our assets and liabilities measured at fair value on a recurring basis as of December 31, 2020, aggregated by the level in the fair value hierarchy within which those measurements fall:

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Derivative financial instrument	$—	$—	$—	$—

Total assets at fair value	$—	$—	$—	$—

Liabilities:
Derivative financial instruments	$—	$7,877,000	$—	$7,877,000
Warrants	—	—	1,025,000	1,025,000

Total liabilities at fair value	$—	$7,877,000	$1,025,000	$8,902,000

The table below presents our assets and liabilities measured at fair value on a recurring basis as of December 31, 2019, aggregated by the level in the fair value hierarchy within which those measurements fall:

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Derivative financial instrument	$—	$—	$—	$—

Total assets at fair value	$—	$—	$—	$—

Liabilities:
Derivative financial instruments	$—	$3,971,000	$—	$3,971,000
Warrants	—	—	1,178,000	1,178,000

Total liabilities at fair value	$—	$3,971,000	$1,178,000	$5,149,000

There were no transfers into and out of fair value measurement levels during the years ended December 31, 2020 and 2019.
Derivative Financial Instruments
We use interest rate swaps and interest rate caps to manage interest rate risk associated with variable-rate debt. The valuation of these instruments is determined using widely accepted valuation techniques including a discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, as well as option volatility. The fair values of interest rate swaps are determined by netting the discounted future fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on an expectation of future interest rates derived from observable market interest rate curves.
We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.
Although we have determined that the majority of the inputs used to value our derivative financial instruments fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with these instruments utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by us and our counterparty. However, as of December 31, 2020, we have assessed the significance of the impact of the credit valuation adjustments on the overall valuation of our derivative positions and have determined that the credit valuation adjustments are not significant to the overall valuation of our derivatives. As a result, we have determined that our derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.
Contingent Consideration Liability
Contingent consideration obligations are due upon certain criteria being met within specified time frames. As of December 31, 2020 and 2019, we did not have any contingent consideration obligations outstanding. When recorded by us, contingent consideration obligations will be included in security deposits, prepaid rent and other liabilities in our accompanying consolidated balance sheets. As of December 31, 2018, we had accrued $681,000 of a contingent consideration obligation in connection with our Clemmons facility within North Carolina ALF Portfolio, which was not exercised and expired in June 2019. Accordingly, for the years ended December 31, 2019 and 2018, we recorded a net gain on the change in fair value of contingent consideration obligations related to North Carolina ALF Portfolio of $681,000 and $2,843,000, respectively, which is included in acquisition related expenses in our accompanying consolidated statements of operations and comprehensive income (loss). We did not record any change in fair value of contingent consideration obligations for the year ended December 31, 2020.
The following is a reconciliation of the beginning and ending balances of our contingent consideration obligations for the years ended December 31, 2020, 2019 and 2018:

	Years Ended December 31,
	2020	2019	2018
Contingent Consideration Obligations:
Beginning balance	$—	$681,000	$5,107,000
Realized/unrealized gains recognized in earnings	—	(681,000)	(2,843,000)
Settlements of obligations	—	—	(1,583,000)

Ending balance	$—	$—	$681,000

Amount of total gains included in earnings attributable to the change in unrealized gains related to obligations still held	$—	$(681,000)	$(2,843,000)

Warrants
As of December 31, 2020 and 2019, we have recorded $1,025,000 and $1,178,000, respectively, related to warrants in Trilogy common units held by certain members of Trilogy’s management, which is included in security deposits, prepaid rent and other liabilities in our accompanying consolidated balance sheets. Once exercised, these warrants have redemption features similar to the common units held by members of Trilogy’s management. See Note 12, Redeemable Noncontrolling Interests, for a further discussion. As of December 31, 2020 and 2019, the carrying value is a reasonable estimate of fair value.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

Real Estate Investment
For the year ended December 31, 2018, we determined that one of our medical office buildings was impaired based upon discounted cash flow analyses where the most significant inputs were market rent, capitalization rate and discount rate. We considered these inputs as Level 3 measurements within the fair value hierarchy. The following table is a summary of the quantitative information related to the non-recurring
fair value measurement for the impairment of our real estate investment as of December 31, 2018:

Range of Inputs or Inputs
Unobservable Inputs
Market rent per square foot	$13.75 to $25.00
Capitalization rate	7.50%
Discount rate	8.00%
Financial Instruments Disclosed at Fair Value
Our accompanying consolidated balance sheets include the following financial instruments: debt security investment, cash and cash equivalents, accounts and other receivables, restricted cash, accounts payable and accrued liabilities, accounts payable due to affiliates, mortgage loans payable and borrowings under our lines of credit and term loans.
We consider the carrying values of cash and cash equivalents, accounts and other receivables, restricted cash and accounts payable and accrued liabilities to approximate the fair value for these financial instruments based upon an evaluation of the underlying characteristics, market data and because of the short period of time between origination of the instruments and their expected realization. The fair value of accounts payable due to affiliates is not determinable due to the related party nature of the accounts payable. The fair values of the other financial instruments are classified in Level 2 of the fair value hierarchy.
The fair value of our debt security investment is estimated using a discounted cash flow analysis using interest rates available to us for investments with similar terms and maturities. The fair values of our mortgage loans payable and our lines of credit and term loans are estimated using discounted cash flow analyses using borrowing rates available to us for debt instruments with similar terms and maturities. We have determined that the valuations of our debt security investment, mortgage loans payable and lines of credit and term loans are classified in Level 2 within the fair value hierarchy. The carrying amounts and estimated fair values of such financial instruments as of December 31, 2020 and 2019 were as follows:

	December 31,
	2020		2019
	Carrying Amount(1)	Fair Value	Carrying Amount(1)	Fair Value
Financial Assets:
Debt security investment	$75,851,000	$94,033,000	$72,717,000	$94,026,000
Financial Liabilities:
Mortgage loans payable	$810,478,000	$830,049,000	$792,870,000	$732,846,000
Lines of credit and term loans	$836,770,000	$847,048,000	$807,742,000	$816,355,000

(1)	Carrying amount is net of any discount/premium and unamortized costs.
16. Income Taxes
As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders. We have elected to treat certain of our consolidated subsidiaries as TRS pursuant to the Code. TRS may participate in services that would otherwise be considered impermissible for REITs and are subject to federal and state income tax at regular corporate tax rates.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

On March 27, 2020, the federal government passed the CARES Act that contains economic stimulus provisions, including the temporary removal of limitations on the deductibility of net operating loss, or NOL, modifications to the carryback periods of NOL, modifications to the business interest deduction limitations and technical corrections to the tax depreciation recovery period of qualified improvement property. Accordingly, tax law changes within the CARES Act may impact income taxes accrued, deferred tax assets or liabilities and the associated valuation allowances included in our consolidated financial statements, if any. We do not anticipate that tax law changes in the CARES Act will materially impact the computation of our taxable income, including our TRS. We also do not expect that we will realize a material tax benefit as a result of the changes to the provisions of the Code made by the CARES Act. We will continue to evaluate the tax impact of the CARES Act and any guidance provided by the United States Treasury Department, the IRS, and other state and local regulatory authorities to our consolidated financial statements.
The components of income or loss before taxes for the years ended December 31, 2020, 2019 and 2018, were as follows:

	December 31,
	2020	2019	2018
Domestic	$6,171,000	$1,193,000	$14,202,000
Foreign	(386,000)	(521,000)	(462,000)

Income before income taxes	$5,785,000	$672,000	$13,740,000

The components of income tax benefit or expense for the years ended December 31, 2020, 2019 and 2018 were as follows:

	December 31,
	2020	2019	2018
Federal deferred	$(4,818,000)	$(3,672,000)	$(4,647,000)
State deferred	(932,000)	(737,000)	(922,000)
Federal current	(361,000)	(29,000)	—
State current	—	(16,000)	—
Foreign current	612,000	605,000	988,000
Valuation allowances	2,421,000	5,373,000	3,784,000

Total income tax (benefit) expense	$(3,078,000)	$1,524,000	$(797,000)

Current Income Tax
Federal and state income taxes are generally a function of the level of income recognized by our TRS. Foreign income taxes are generally a function of our income on our real estate located in the UK and Isle of Man.
Deferred Taxes
Deferred income tax is generally a function of the period’s temporary differences (primarily basis differences between tax and financial reporting for real estate assets and equity investments) and generation of tax NOL that may be realized in future periods depending on sufficient taxable income.
We recognize the financial statement effects of an uncertain tax position when it is more likely than not, based on the technical merits of the tax position, that such a position will be sustained upon examination by the relevant tax authorities. If the tax benefit meets the “more likely than not” threshold, the measurement of the tax benefit will be based on our estimate of the ultimate tax benefit to be sustained if audited by the taxing authority. As of both December 31, 2020 and 2019, we did not have any tax benefits or liabilities for uncertain tax positions that we believe should be recognized in our accompanying consolidated financial statements.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

We assess the available evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. A valuation allowance is established if we believe it is more likely than not that all or a portion of the deferred tax assets are not realizable. As of both December 31, 2020 and 2019, our valuation allowance substantially reserves the net deferred tax assets due to inherent uncertainty of future income. We will continue to monitor industry and economic conditions, and our ability to generate taxable income based on our business plan and available tax planning strategies, which would allow us to utilize the tax benefits of the net deferred tax assets and thereby allow us to reverse all, or a portion of, our valuation allowance in the future.
Any increases or decreases to the deferred income tax assets or liabilities are reflected in income tax benefit (expense) in our accompanying consolidated statements of operations and comprehensive income (loss). The components of deferred tax assets and liabilities as of December 31, 2020 and 2019 were as follows:

	December 31,
	2020	2019
Deferred income tax assets:
Fixed assets and intangibles	$5,619,000	$6,509,000
Expense accruals and other	13,968,000	14,233,000
Net operating loss	21,168,000	14,341,000
Reserves and accruals	6,541,000	5,540,000
Allowances for accounts receivable	1,932,000	(179,000)
Investments in unconsolidated entities	2,357,000	2,326,000

Total deferred income tax assets	$51,585,000	$42,770,000

Deferred income tax liabilities:
Fixed assets and intangibles	$(16,840,000)	$(14,468,000)
Other — temporary differences	(2,868,000)	(2,176,000)

Total deferred income tax liabilities	$(19,708,000)	$(16,644,000)

Net deferred income tax assets before valuation allowance	$31,877,000	$26,126,000
Valuation allowances	(31,877,000)	(29,455,000)

Net deferred income tax assets (liabilities)	$—	$(3,329,000)

At December 31, 2020 and 2019, we had a NOL carryforward of $87,347,000 and $58,416,000, respectively, related to our TRS. These amounts can be used to offset future taxable income, if any. The NOL carryforwards incurred after December 31, 2017 will be carried forward indefinitely.
Tax Treatment of Distributions
For federal income tax purposes, distributions to stockholders are characterized as ordinary income, capital gain distributions or nontaxable distributions. Nontaxable distributions will reduce United States stockholders’ basis (but not below zero) in their shares. The income tax treatment for distributions reportable for the years ended December 31, 2020, 2019 and 2018 was as follows:

	Years Ended December 31,
	2020		2019		2018
Ordinary income	$—	—%	$35,294,000	29.9%	$33,141,000	27.6%
Capital gain	—	—	—	—	—	—
Return of capital	48,842,000	100	82,731,000	70.1	86,833,000	72.4

	$48,842,000	100%	$118,025,000	100%	$119,974,000	100%

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

Amounts listed above do not include distributions paid on nonvested shares of our restricted common stock which have been separately reported.
17. Leases
Lessor
We have operating leases with tenants that expire at various dates through 2050. For the years ended December 31, 2020 and 2019, we recognized $114,770,000 and $118,201,000, respectively, of revenues related to operating lease payments, of which $18,452,000 and $18,942,000, respectively, was for variable lease payments. As of December 31, 2020, the following table sets forth the undiscounted cash flows for future minimum base rents due under operating leases for each of the next five years ending December 31 and thereafter for properties that we wholly own:

Year	Amount

2021	$89,484,000
2022	83,728,000
2023	76,843,000
2024	70,123,000
2025	61,594,000
Thereafter	410,526,000

Total	$792,298,000

Lessee
We lease certain land, buildings, furniture, fixtures, campus equipment, office equipment and automobiles. We have lease agreements with lease and non-lease
components, which are generally accounted for separately. Most leases include one or more options to renew, with renewal terms that generally can extend at various dates through 2112, excluding extension options. The exercise of lease renewal options is at our sole discretion. Certain leases also include options to purchase the leased property. As of December 31, 2020, we had future lease payments of $44,307,000 for operating leases that had not yet commenced. Such operating leases will commence between fiscal year 2021 and 2022 with lease terms of up to 15 years.
The depreciable life of assets and leasehold improvements are limited by the expected lease term, unless there is a transfer of title or purchase option reasonably certain of exercise. Certain of our lease agreements include rental payments that are adjusted periodically based on the United States Bureau of Labor Statistics’ Consumer Price Index, and may also include other variable lease costs (i.e., common area maintenance, property taxes and insurance). Our lease agreements do not contain any material residual value guarantees or material restrictive covenants.
The components of lease costs were as follows:

		Years Ended December 31,
Lease Cost	Classification	2020	2019
Operating lease cost(1)	Property operating expenses and rental expenses	$32,441,000	$29,974,000
Finance lease cost
Amortization of leased assets	Depreciation and amortization	1,891,000	2,001,000
Interest on lease liabilities	Interest expense	609,000	391,000

Total lease cost		$34,941,000	$32,366,000

(1)	Includes short-term leases and variable lease costs, which are immaterial.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

Additional information related to our leases for the periods presented below was as follows:

	December 31,
Lease Term and Discount Rate	2020	2019
Weighted average remaining lease term (in years)
Operating leases	13.3	13.5
Finance leases	1.3	1.3
Weighted average discount rate
Operating leases	5.77%	5.94%
Finance leases	5.62%	7.33%

	Years Ended December 31,
Supplemental Disclosure of Cash Flows Information	2020	2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows related to operating leases	$23,790,000	$22,114,000
Operating cash outflows related to finance leases	$609,000	$390,000
Financing cash outflows related to finance leases	$1,235,000	$3,076,000
Leased assets obtained in exchange for finance lease liabilities	$66,000	$—
Right-of-use assets obtained in exchange for operating lease liabilities	$14,302,000	$31,958,000
Operating Leases
As of December 31, 2020, the following table sets forth the undiscounted cash flows of our scheduled obligations for future minimum payments for each of the next five years ending December 31 and thereafter, as well as the reconciliation of those cash flows to operating lease liabilities on our accompanying consolidated balance sheet:

Year	Amount
2021	$23,875,000
2022	24,328,000
2023	24,520,000
2024	23,756,000
2025	23,639,000
Thereafter	167,081,000

Total operating lease payments	287,199,000
Less: interest	93,565,000

Present value of operating lease liabilities	$193,634,000

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

Finance Leases
As of December 31, 2020, the following table sets forth the undiscounted cash flows of our scheduled obligations for future minimum payments for each of the next five years ending December 31 and thereafter, as well as a reconciliation of those cash flows to finance lease liabilities:

Year	Amount
2021	$151,000
2022	22,000
2023	16,000
2024	—
2025	—
Thereafter	—

Total finance lease payments	189,000
Less: interest	8,000

Present value of finance lease liabilities	$181,000

18. Segment Reporting
As of December 31, 2020, we evaluated our business and made resource allocations based on six reportable business segments: medical office buildings, hospitals, skilled nursing facilities, senior housing, senior housing —
RIDEA and integrated senior health campuses. Our medical office buildings are typically leased to multiple tenants under separate leases, thus requiring active management and responsibility for many of the associated operating expenses (much of which are, or can effectively be, passed through to the tenants). In addition, our medical office buildings segment included our real estate notes receivable that were settled in full in June 2019. Our hospital investments are primarily single-tenant properties for which we lease the facilities to unaffiliated tenants under triple-net
and generally master leases that transfer the obligation for all facility operating costs (including maintenance, repairs, taxes, insurance and capital expenditures) to the tenant. Our skilled nursing and senior housing facilities are similarly structured to our hospital investments. In addition, our senior housing segment includes our debt security investment. Our senior housing —
RIDEA properties include senior housing facilities that are owned and operated utilizing a RIDEA structure. Our integrated senior health campuses include a range of assisted living, memory care, independent living, skilled nursing services and certain ancillary businesses that are owned and operated utilizing a RIDEA structure.
We evaluate performance based upon segment net operating income, or NOI. We define segment NOI as total revenues and grant income, less property operating expenses and rental expenses, which excludes depreciation and amortization, general and administrative expenses, acquisition related expenses, interest expense, gain or loss on dispositions of real estate investments, impairment of real estate investments, foreign currency gain or loss, other income, income or loss from unconsolidated entities and income tax benefit or expense for each segment. We believe that net income (loss), as defined by GAAP, is the most appropriate earnings measurement. However, we believe that segment NOI serves as an appropriate supplemental performance measure to net income (loss) because it allows investors and our management to measure unlevered property-level operating results and to compare our operating results to the operating results of other real estate companies and between periods on a consistent basis.
Interest expense, depreciation and amortization and other expenses not attributable to individual properties are not allocated to individual segments for purposes of assessing segment performance.
Non-segment
assets primarily consist of corporate assets including cash and cash equivalents, other receivables, deferred financing costs and other assets not attributable to individual properties.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

Summary information for the reportable segments during the years ended December 31, 2020, 2019 and 2018 was as follows:

	Integrated Senior Health Campuses	Senior Housing — RIDEA	Medical Office Buildings	Senior Housing	Skilled Nursing Facilities	Hospitals	Year Ended December 31, 2020
Revenues and grant income:
Resident fees and services	$983,169,000	$85,904,000	$—	$—	$—	$—	$1,069,073,000
Real estate revenue	—	—	78,424,000	14,524,000	16,107,000	10,992,000	120,047,000
Grant income	53,855,000	1,326,000	—	—	—	—	55,181,000

Total revenues and grant income	1,037,024,000	87,230,000	78,424,000	14,524,000	16,107,000	10,992,000	1,244,301,000
Expenses:
Property operating expenses	929,897,000	63,830,000	—	—	—	—	993,727,000
Rental expenses	—	—	30,216,000	64,000	1,572,000	446,000	32,298,000

Segment net operating income	$107,127,000	$23,400,000	$48,208,000	$14,460,000	$14,535,000	$10,546,000	$218,276,000

Expenses:
General and administrative							$27,007,000
Acquisition related expenses							290,000
Depreciation and amortization							98,858,000
Other income (expense):
Interest expense:
Interest expense (including amortization of deferred financing costs and debt discount/premium)							(71,278,000)
Loss in fair value of derivative financial instruments							(3,906,000)
Gain on dispositions of real estate investments							1,395,000
Impairment of real estate investments							(11,069,000)
Loss from unconsolidated entities							(4,517,000)
Foreign currency gain							1,469,000
Other income							1,570,000

Income before income taxes							5,785,000
Income tax benefit							3,078,000

Net income							$8,863,000

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

	Integrated Senior Health Campuses	Senior Housing — RIDEA	Medical Office Buildings	Senior Housing	Skilled Nursing Facilities	Hospitals	Year Ended December 31, 2019
Revenues:
Resident fees and services	$1,030,934,000	$68,144,000	$—	$—	$—	$—	$1,099,078,000
Real estate revenue	—	—	80,805,000	18,407,000	13,345,000	11,481,000	124,038,000

Total revenues	1,030,934,000	68,144,000	80,805,000	18,407,000	13,345,000	11,481,000	1,223,116,000
Expenses:
Property operating expenses	919,793,000	48,067,000	—	—	—	—	967,860,000
Rental expenses	—	—	30,870,000	1,001,000	1,456,000	532,000	33,859,000

Segment net operating income	$111,141,000	$20,077,000	$49,935,000	$17,406,000	$11,889,000	$10,949,000	$221,397,000

Expenses:
General and administrative							$29,749,000
Acquisition related expenses							(161,000)
Depreciation and amortization							111,412,000
Other income (expense):
Interest expense:
Interest expense (including amortization of deferred financing costs, debt discount/premium and loss on debt extinguishment)							(78,553,000)
Loss in fair value of derivative financial instruments							(4,541,000)
Loss from unconsolidated entities							(2,097,000)
Foreign currency gain							1,730,000
Other income							3,736,000

Income before income taxes							672,000
Income tax expense							(1,524,000)

Net loss							$(852,000)

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

	Integrated Senior Health Campuses	Senior Housing — RIDEA	Medical Office Buildings	Senior Housing	Skilled Nursing Facilities	Hospitals	Year Ended December 31, 2018
Revenues:
Resident fees and services	$940,616,000	$65,075,000	$—	$—	$—	$—	$1,005,691,000
Real estate revenue	—	—	80,078,000	21,913,000	14,887,000	12,691,000	129,569,000

Total revenues	940,616,000	65,075,000	80,078,000	21,913,000	14,887,000	12,691,000	1,135,260,000
Expenses:
Property operating expenses	844,279,000	44,792,000	—	—	—	—	889,071,000
Rental expenses	—	—	30,514,000	837,000	1,816,000	1,656,000	34,823,000

Segment net operating income	$96,337,000	$20,283,000	$49,564,000	$21,076,000	$13,071,000	$11,035,000	$211,366,000

Expenses:
General and administrative							$28,770,000
Acquisition related expenses							(2,913,000)
Depreciation and amortization							95,678,000
Other income (expense):
Interest expense:
Interest expense (including amortization of deferred financing costs and debt discount/premium)							(66,281,000)
Loss in fair value of derivative financial instruments							(1,949,000)
Impairment of real estate investment							(2,542,000)
Loss from unconsolidated entities							(3,877,000)
Foreign currency loss							(2,690,000)
Other income							1,248,000

Income before income taxes							13,740,000
Income tax benefit							797,000

Net income							$14,537,000

Total assets by reportable segment as of December 31, 2020 and 2019 were as follows:

	December 31,
	2020	2019
Integrated senior health campuses	$1,886,878,000	$1,791,868,000
Medical office buildings	610,653,000	620,292,000
Senior housing — RIDEA	348,987,000	360,823,000
Senior housing	152,406,000	152,909,000
Skilled nursing facilities	115,941,000	126,606,000
Hospitals	109,663,000	113,737,000
Other	10,409,000	6,054,000

Total assets	$3,234,937,000	$3,172,289,000

As of both December 31, 2020 and 2019, goodwill of $75,309,000 was allocated to integrated senior health campuses, and no other segments had goodwill.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

Our portfolio of properties and other investments are located in the United States, Isle of Man and the UK. Revenues and grant income and assets are attributed to the country in which the property is physically located. The following is a summary of geographic information for our operations for the periods presented:

	Years Ended December 31,
	2020	2019	2018
Revenues and grant income:
United States	$1,239,509,000	$1,218,337,000	$1,130,350,000
International	4,792,000	4,779,000	4,910,000

	$1,244,301,000	$1,223,116,000	$1,135,260,000

The following is a summary of real estate investments, net by geographic regions as of December 31, 2020 and 2019:

	December 31,
	2020	2019
Real estate investments, net:
United States	$2,279,257,000	$2,219,882,000
International	50,743,000	50,539,000

	$2,330,000,000	$2,270,421,000

19. Concentration of Credit Risk
Financial instruments that potentially subject us to a concentration of credit risk are primarily our debt security investment, cash and cash equivalents, accounts and other receivables and restricted cash. We are exposed to credit risk with respect to our debt security investment, but we believe collection of the outstanding amount is probable. Cash and cash equivalents are generally invested in investment-grade, short-term instruments with a maturity of three months or less when purchased. We have cash and cash equivalents in financial institutions that are insured by the Federal Deposit Insurance Corporation, or FDIC. As of December 31, 2020 and 2019, we had cash and cash equivalents in excess of FDIC insured limits. We believe this risk is not significant. Concentration of credit risk with respect to accounts receivable from tenants is limited. We perform credit evaluations of prospective tenants and security deposits are obtained at the time of property acquisition and upon lease execution.
Based on leases in effect as of December 31, 2020, properties in one state in the United States accounted for 10.0% or more of our total property portfolio’s annualized base rent or annualized NOI. Properties located in Indiana accounted for 39.9% of our total property portfolio’s annualized base rent or annualized NOI. Accordingly, there is a geographic concentration of risk subject to fluctuations in such state’s economy.
Based on leases in effect as of December 31, 2020, our six reportable business segments, integrated senior health campuses, medical office buildings, senior housing —
RIDEA, skilled nursing facilities, hospitals and senior housing, accounted for 49.6%, 27.3%, 10.5%, 5.7%, 3.9% and 3.0%, respectively, of our total property portfolio’s annualized base rent or annualized NOI. As of December 31, 2020, none of our tenants at our properties accounted for 10.0% or more of our total property portfolio’s annualized base rent or annualized NOI, which is based on contractual base rent from leases in effect for our non-RIDEA
properties and annualized NOI for our senior housing — RIDEA facilities and integrated senior health campuses operations as of December 31, 2020.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  —  (Continued)

20. Per Share Data
Basic earnings (loss) per share for all periods presented are computed by dividing net income (loss) applicable to common stock by the weighted average number of shares of our common stock outstanding during the period. Net income (loss) applicable to common stock is calculated as net income (loss) attributable to controlling interest less distributions allocated to participating securities of $9,000, $28,000 and $28,000, respectively, for the years ended December 31, 2020, 2019 and 2018. Diluted earnings (loss) per share are computed based on the weighted average number of shares of our common stock and all potentially dilutive securities, if any. Nonvested shares of our restricted common stock and redeemable limited partnership units of our operating partnership are participating securities and give rise to potentially dilutive shares of our common stock.
As of December 31, 2020 and 2019, there were 33,000 and 46,500 nonvested shares, respectively, of our restricted common stock outstanding, but such shares were excluded from the computation of diluted earnings per share because such shares were anti-dilutive during these periods. As of both December 31, 2020 and 2019, there were 222 redeemable limited partnership units of our operating partnership outstanding, but such units were also excluded from the computation of diluted earnings per share because such units were anti-dilutive during these periods.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
SCHEDULE III — REAL ESTATE AND
ACCUMULATED DEPRECIATION
December 31, 2020

			Initial Cost to Company			Gross Amount of Which Carried at Close of Period(f)
Description(a)		Encumbrances	Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition(b)	Land	Buildings and Improvements	Total(e)	Accumulated Depreciation (g)(h)	Date of Construction	Date Acquired
DeKalb Professional Center (Medical Office)	Lithonia, GA	$—	$479,000	$2,871,000	$271,000	$479,000	$3,142,000	$3,621,000	$(766,000)	2008	06/06/14
Country Club MOB (Medical Office)	Stockbridge, GA	—	240,000	2,306,000	375,000	240,000	2,681,000	2,921,000	(572,000)	2002	06/26/14
Acworth Medical Complex (Medical Office)	Acworth, GA	—	216,000	3,135,000	192,000	216,000	3,327,000	3,543,000	(692,000)	1976/2009	07/02/14
	Acworth, GA	—	250,000	2,214,000	148,000	250,000	2,362,000	2,612,000	(550,000)	1976/2009	07/02/14
	Acworth, GA	—	104,000	774,000	3,000	104,000	777,000	881,000	(197,000)	1976/2009	07/02/14
Wichita KS MOB (Medical Office)	Wichita, KS	—	943,000	6,288,000	537,000	943,000	6,825,000	7,768,000	(1,648,000)	1980/1996	09/04/14
Delta Valley ALF Portfolio (Senior Housing)	Batesville, MS	—	331,000	5,103,000	—	331,000	5,103,000	5,434,000	(1,098,000)	1999/2005	09/11/14
	Cleveland, MS	—	348,000	6,369,000	—	348,000	6,369,000	6,717,000	(1,477,000)	2004	09/11/14
	Springdale, AR	—	891,000	6,538,000	—	891,000	6,538,000	7,429,000	(1,489,000)	1998/2005	01/08/15
Lee’s Summit MO MOB (Medical Office)	Lee’s Summit, MO	—	1,045,000	5,068,000	463,000	1,045,000	5,531,000	6,576,000	(1,646,000)	2006	09/18/14
Carolina Commons MOB (Medical Office)	Indian Land, SC	6,419,000	1,028,000	9,430,000	2,190,000	1,028,000	11,620,000	12,648,000	(2,210,000)	2009	10/15/14
Mount Olympia MOB Portfolio (Medical Office)	Mount Dora, FL	—	393,000	5,633,000	—	393,000	5,633,000	6,026,000	(1,056,000)	2009	12/04/14
	Olympia Fields, IL	—	298,000	2,726,000	21,000	298,000	2,747,000	3,045,000	(602,000)	2005	12/04/14
Southlake TX Hospital (Hospital)	Southlake, TX	—	5,089,000	108,517,000	—	5,089,000	108,517,000	113,606,000	(17,696,000)	2013	12/04/14
East Texas MOB Portfolio (Medical Office)	Longview, TX	—	—	19,942,000	111,000	—	20,053,000	20,053,000	(4,050,000)	2008	12/12/14
	Longview, TX	—	228,000	965,000	—	228,000	965,000	1,193,000	(321,000)	1979/1997	12/12/14
	Longview, TX	—	759,000	1,696,000	—	759,000	1,696,000	2,455,000	(606,000)	1998	12/12/14
	Longview, TX	—	—	8,027,000	—	—	8,027,000	8,027,000	(1,667,000)	2004	12/12/14
	Longview, TX	—	—	696,000	29,000	—	725,000	725,000	(237,000)	1956	12/12/14
	Longview, TX	—	—	27,601,000	3,354,000	—	30,955,000	30,955,000	(6,626,000)	1985/1993/ 2004	12/12/14
	Marshall, TX	—	368,000	1,711,000	99,000	368,000	1,810,000	2,178,000	(626,000)	1970	12/12/14
Premier MOB (Medical Office)	Novi, MI	—	644,000	10,420,000	825,000	644,000	11,245,000	11,889,000	(2,417,000)	2006	12/19/14
Independence MOB Portfolio (Medical Office)	Southgate, KY	—	411,000	11,005,000	1,914,000	411,000	12,919,000	13,330,000	(2,461,000)	1988	01/13/15
	Somerville, MA	30,332,000	1,509,000	46,775,000	4,045,000	1,509,000	50,820,000	52,329,000	(8,011,000)	1990	01/13/15
	Morristown, NJ	28,364,000	3,763,000	26,957,000	3,940,000	3,764,000	30,896,000	34,660,000	(6,808,000)	1980	01/13/15
	Verona, NJ	—	1,683,000	9,405,000	746,000	1,683,000	10,151,000	11,834,000	(2,099,000)	1970	01/13/15
	Bronx, NY	—	—	19,593,000	2,533,000	—	22,126,000	22,126,000	(3,794,000)	1987/1988	01/26/15
King of Prussia PA MOB (Medical Office)	King of Prussia, PA	8,797,000	3,427,000	13,849,000	4,803,000	3,427,000	18,652,000	22,079,000	(4,178,000)	1946/2000	01/21/15
North Carolina ALF Portfolio (Senior Housing — RIDEA)	Clemmons, NC	—	596,000	13,237,000	(768,000)	596,000	12,469,000	13,065,000	(2,089,000)	2014	06/29/15
	Garner, NC	—	1,723,000	11,517,000	15,000	1,723,000	11,532,000	13,255,000	(722,000)	2014	03/27/19
	Huntersville, NC	—	2,033,000	11,494,000	(192,000)	2,033,000	11,302,000	13,335,000	(1,424,000)	2015	01/18/17
	Matthews, NC	—	949,000	12,537,000	(188,000)	949,000	12,349,000	13,298,000	(970,000)	2017	08/30/18
	Mooresville, NC	—	835,000	15,894,000	(777,000)	835,000	15,117,000	15,952,000	(2,577,000)	2012	01/28/15
	Raleigh, NC	—	1,069,000	21,235,000	(772,000)	1,069,000	20,463,000	21,532,000	(3,298,000)	2013	01/28/15
	Wake Forest, NC	—	772,000	13,596,000	(864,000)	772,000	12,732,000	13,504,000	(2,005,000)	2014	06/29/15
Orange Star Medical Portfolio (Medical Office and Hospital)	Durango, CO	—	623,000	14,166,000	279,000	623,000	14,445,000	15,068,000	(2,399,000)	2004	02/26/15
	Durango, CO	—	788,000	10,467,000	604,000	788,000	11,071,000	11,859,000	(1,918,000)	2004	02/26/15
	Friendswood, TX	—	500,000	7,664,000	323,000	500,000	7,987,000	8,487,000	(1,476,000)	2008	02/26/15
	Keller, TX	—	1,604,000	7,912,000	429,000	1,604,000	8,341,000	9,945,000	(1,549,000)	2011	02/26/15
	Wharton, TX	—	259,000	10,590,000	243,000	259,000	10,833,000	11,092,000	(1,970,000)	1987	02/26/15
Kingwood MOB Portfolio (Medical Office)	Kingwood, TX	—	820,000	8,589,000	127,000	820,000	8,716,000	9,536,000	(1,647,000)	2005	03/11/15
	Kingwood, TX	—	781,000	3,943,000	95,000	781,000	4,038,000	4,819,000	(807,000)	2008	03/11/15
Mt Juliet TN MOB (Medical Office)	Mount Juliet, TN	—	1,188,000	10,720,000	166,000	1,188,000	10,886,000	12,074,000	(1,987,000)	2012	03/17/15

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
SCHEDULE III — REAL ESTATE AND
ACCUMULATED DEPRECIATION  —  (Continued)
December 31, 2020

			Initial Cost to Company			Gross Amount of Which Carried at Close of Period(f)
Description(a)		Encumbrances	Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition(b)	Land	Buildings and Improvements	Total(e)	Accumulated Depreciation (g)(h)	Date of Construction	Date Acquired
Homewood AL MOB (Medical Office)	Homewood, AL	$—	$405,000	$6,590,000	$(60,000)	$405,000	$6,530,000	$6,935,000	$(1,233,000)	2010	03/27/15
Paoli PA Medical Plaza (Medical Office)	Paoli, PA	12,404,000	2,313,000	12,447,000	7,984,000	2,313,000	20,431,000	22,744,000	(2,860,000)	1951	04/10/15
	Paoli, PA	—	1,668,000	7,357,000	1,335,000	1,668,000	8,692,000	10,360,000	(1,987,000)	1975	04/10/15
Glen Burnie MD MOB (Medical Office)	Glen Burnie, MD	—	2,692,000	14,095,000	2,649,000	2,692,000	16,744,000	19,436,000	(3,533,000)	1981	05/06/15
Marietta GA MOB (Medical Office)	Marietta, GA	—	1,347,000	10,947,000	462,000	1,347,000	11,409,000	12,756,000	(1,927,000)	2002	05/07/15
Mountain Crest Senior Housing Portfolio (Senior Housing — RIDEA)	Elkhart, IN	—	793,000	6,009,000	179,000	793,000	6,188,000	6,981,000	(1,385,000)	1997	05/14/15
	Elkhart, IN	—	782,000	6,760,000	568,000	782,000	7,328,000	8,110,000	(1,667,000)	2000	05/14/15
	Hobart, IN	—	604,000	11,529,000	105,000	604,000	11,634,000	12,238,000	(2,095,000)	2008	05/14/15
	LaPorte, IN	—	392,000	14,894,000	343,000	392,000	15,237,000	15,629,000	(2,719,000)	2008	05/14/15
	Mishawaka, IN	9,124,000	3,670,000	14,416,000	642,000	3,670,000	15,058,000	18,728,000	(2,885,000)	1978	07/14/15
	Niles, MI	—	404,000	5,050,000	302,000	404,000	5,352,000	5,756,000	(1,179,000)	2000	06/11/15 and 11/20/15
Mount Dora Medical Center (Medical Office)	Mount Dora, FL	—	736,000	14,616,000	(6,703,000)	736,000	7,913,000	8,649,000	(1,476,000)	2008	05/15/15
Nebraska Senior Housing Portfolio (Senior Housing — RIDEA)	Bennington, NE	—	981,000	20,427,000	467,000	981,000	20,894,000	21,875,000	(3,513,000)	2009	05/29/15
	Omaha, NE	—	1,274,000	38,619,000	803,000	1,274,000	39,422,000	40,696,000	(6,160,000)	2000	05/29/15
Pennsylvania Senior Housing Portfolio (Senior Housing — RIDEA)	Bethlehem, PA	—	1,542,000	22,249,000	538,000	1,542,000	22,787,000	24,329,000	(4,185,000)	2005	06/30/15
	Boyertown, PA	22,932,000	480,000	25,544,000	464,000	480,000	26,008,000	26,488,000	(4,255,000)	2000	06/30/15
	York, PA	12,432,000	972,000	29,860,000	319,000	972,000	30,179,000	31,151,000	(4,855,000)	1986	06/30/15
Southern Illinois MOB Portfolio (Medical Office)	Waterloo, IL	—	94,000	1,977,000	—	94,000	1,977,000	2,071,000	(384,000)	2015	07/01/15
	Waterloo, IL	—	738,000	6,332,000	584,000	738,000	6,916,000	7,654,000	(1,421,000)	1995	07/01/15, 12/19/17 and 04/17/18
	Waterloo, IL	—	200,000	2,648,000	62,000	200,000	2,710,000	2,910,000	(564,000)	2011	07/01/15
Napa Medical Center (Medical Office)	Napa, CA	—	1,176,000	13,328,000	1,572,000	1,176,000	14,900,000	16,076,000	(3,000,000)	1980	07/02/15
Chesterfield Corporate Plaza (Medical Office)	Chesterfield, MO	—	8,030,000	24,533,000	2,885,000	8,030,000	27,418,000	35,448,000	(5,898,000)	1989	08/14/15
Richmond VA ALF (Senior Housing — RIDEA)	North Chesterfield, VA	33,400,000	2,146,000	56,671,000	525,000	2,146,000	57,196,000	59,342,000	(8,175,000)	2009	09/11/15
Crown Senior Care Portfolio (Senior Housing)	Peel, Isle of Man	—	1,249,000	7,453,000	—	1,249,000	7,453,000	8,702,000	(1,189,000)	2015	09/15/15
	St. Albans, UK	—	1,259,000	13,716,000	249,000	1,259,000	13,965,000	15,224,000	(2,126,000)	2015	10/08/15
	Salisbury, UK	—	1,338,000	12,855,000	38,000	1,338,000	12,893,000	14,231,000	(1,990,000)	2015	12/08/15
	Aberdeen, UK	—	2,171,000	6,473,000	—	2,171,000	6,473,000	8,644,000	(773,000)	1986	11/15/16
	Felixstowe, UK	—	754,000	6,325,000	445,000	754,000	6,770,000	7,524,000	(777,000)	2010/2011	11/15/16
	Felixstowe, UK	—	569,000	2,797,000	296,000	569,000	3,093,000	3,662,000	(391,000)	2010/2011	11/15/16
Washington DC SNF (Skilled Nursing)	Washington, DC	—	1,194,000	34,200,000	—	1,194,000	34,200,000	35,394,000	(5,964,000)	1983	10/29/15
Stockbridge GA MOB II (Medical Office)	Stockbridge, GA	—	499,000	8,353,000	916,000	499,000	9,269,000	9,768,000	(1,525,000)	2006	12/03/15
Marietta GA MOB II (Medical Office)	Marietta, GA	—	661,000	4,783,000	301,000	661,000	5,084,000	5,745,000	(875,000)	2007	12/09/15
Naperville MOB (Medical Office)	Naperville, IL	—	392,000	3,765,000	32,000	392,000	3,797,000	4,189,000	(786,000)	1999	01/12/16
	Naperville, IL	—	548,000	11,815,000	424,000	548,000	12,239,000	12,787,000	(2,093,000)	1989	01/12/16

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
SCHEDULE III — REAL ESTATE AND
ACCUMULATED DEPRECIATION  —  (Continued)
December 31, 2020

				Initial Cost to Company			Gross Amount of Which Carried at Close of Period(f)
Description(a)		Encumbrances		Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition(b)	Land	Buildings and Improvements	Total(e)	Accumulated Depreciation (g)(h)	Date of Construction	Date Acquired
Lakeview IN Medical Plaza (Medical Office)	Indianapolis, IN	$19,947,000		$2,375,000	$15,911,000	$5,528,000	$2,375,000	$21,439,000	$23,814,000	$(4,623,000)	1987	01/21/16
Pennsylvania Senior Housing Portfolio II (Senior Housing — RIDEA)	Palmyra, PA	19,114,000		835,000	24,424,000	242,000	835,000	24,666,000	25,501,000	(4,386,000)	2007	02/01/16
Snellville GA MOB (Medical Office)	Snellville, GA	—		332,000	7,781,000	502,000	332,000	8,283,000	8,615,000	(1,355,000)	2005	02/05/16
Lakebrook Medical Center (Medical Office)	Westbrook, CT	—		653,000	4,855,000	393,000	653,000	5,248,000	5,901,000	(926,000)	2007	02/19/16
Stockbridge GA MOB III (Medical Office)	Stockbridge, GA	—		606,000	7,924,000	299,000	606,000	8,223,000	8,829,000	(1,433,000)	2007	03/29/16
Joplin MO MOB (Medical Office)	Joplin, MO	—		1,245,000	9,860,000	(35,000)	1,245,000	9,825,000	11,070,000	(2,220,000)	2000	05/10/16
Austell GA MOB (Medical Office)	Austell, GA	—		663,000	10,547,000	120,000	663,000	10,667,000	11,330,000	(1,467,000)	2008	05/25/16
Middletown OH MOB (Medical Office)	Middletown, OH	—		—	17,389,000	795,000	—	18,184,000	18,184,000	(2,438,000)	2007	06/16/16
Fox Grape SNF Portfolio (Skilled Nursing)	Braintree, MA	—		1,844,000	10,847,000	31,000	1,844,000	10,878,000	12,722,000	(1,396,000)	2015	07/01/16
	Brighton, MA	—		779,000	2,661,000	334,000	779,000	2,995,000	3,774,000	(427,000)	1982	07/01/16
	Duxbury, MA	—		2,921,000	11,244,000	1,933,000	2,921,000	13,177,000	16,098,000	(1,713,000)	1983	07/01/16
	Hingham, MA	—		2,316,000	17,390,000	(166,000)	2,316,000	17,224,000	19,540,000	(2,202,000)	1990	07/01/16
	Weymouth, MA	—		1,857,000	5,286,000	(90,000)	1,857,000	5,196,000	7,053,000	(620,000)	1963	07/01/16
	Quincy, MA	14,546,000		3,537,000	13,697,000	333,000	3,537,000	14,030,000	17,567,000	(1,679,000)	1995	11/01/16
Voorhees NJ MOB (Medical Office)	Voorhees, NJ	—		1,727,000	8,451,000	664,000	1,727,000	9,115,000	10,842,000	(1,590,000)	2008	07/08/16
Norwich CT MOB Portfolio (Medical Office)	Norwich, CT	—		403,000	1,601,000	1,228,000	403,000	2,829,000	3,232,000	(417,000)	2014	12/16/16
	Norwich, CT	—		804,000	12,094,000	497,000	804,000	12,591,000	13,395,000	(1,569,000)	1999	12/16/16
New London CT MOB (Medical Office)	New London, CT	—		669,000	3,479,000	355,000	670,000	3,833,000	4,503,000	(671,000)	1987	05/03/17
Middletown OH MOB II (Medical Office)	Middletown, OH	—		—	3,949,000	387,000	—	4,336,000	4,336,000	(421,000)	2007	12/20/17
Owen Valley Health Campus	Spencer, IN	8,939,000		307,000	9,111,000	224,000	307,000	9,335,000	9,642,000	(1,263,000)	1999	12/01/15
Homewood Health Campus	Lebanon, IN	8,971,000		973,000	9,702,000	533,000	1,040,000	10,168,000	11,208,000	(1,397,000)	2000	12/01/15
Ashford Place Health Campus	Shelbyville, IN	6,167,000		664,000	12,662,000	846,000	694,000	13,478,000	14,172,000	(1,821,000)	2004	12/01/15
Mill Pond Health Campus	Greencastle, IN	7,297,000		1,576,000	8,124,000	468,000	1,576,000	8,592,000	10,168,000	(1,148,000)	2005	12/01/15
St. Andrews Health Campus	Batesville, IN	4,604,000		552,000	8,213,000	416,000	625,000	8,556,000	9,181,000	(1,157,000)	2005	12/01/15
Hampton Oaks Health Campus	Scottsburg, IN	6,482,000		720,000	8,145,000	620,000	845,000	8,640,000	9,485,000	(1,208,000)	2006	12/01/15
Forest Park Health Campus	Richmond, IN	7,078,000		535,000	9,399,000	458,000	635,000	9,757,000	10,392,000	(1,379,000)	2007	12/01/15
The Maples at Waterford Crossing	Goshen, IN	5,941,000		344,000	8,027,000	48,000	347,000	8,072,000	8,419,000	(1,088,000)	2006	12/01/15
Morrison Woods Health Campus	Muncie, IN	(c	)	1,526,000	10,144,000	11,877,000	1,862,000	21,685,000	23,547,000	(2,029,000)	2008	12/01/15 and 09/14/16
Woodbridge Health Campus	Logansport, IN	8,497,000		228,000	11,812,000	316,000	257,000	12,099,000	12,356,000	(1,650,000)	2003	12/01/15
Bridgepointe Health Campus	Vincennes, IN	7,273,000		572,000	7,469,000	608,000	670,000	7,979,000	8,649,000	(1,078,000)	2002	12/01/15
Greenleaf Living Center	Elkhart, IN	11,633,000		492,000	12,157,000	429,000	511,000	12,567,000	13,078,000	(1,686,000)	2000	12/01/15
Forest Glen Health Campus	Springfield, OH	10,264,000		846,000	12,754,000	359,000	877,000	13,082,000	13,959,000	(1,807,000)	2007	12/01/15
The Meadows of Kalida Health Campus	Kalida, OH	8,042,000		298,000	7,628,000	152,000	303,000	7,775,000	8,078,000	(1,053,000)	2007	12/01/15
The Heritage	Findlay, OH	13,396,000		1,312,000	13,475,000	395,000	1,382,000	13,800,000	15,182,000	(1,906,000)	1975	12/01/15
Genoa Retirement Village	Genoa, OH	8,438,000		881,000	8,113,000	652,000	909,000	8,737,000	9,646,000	(1,204,000)	1985	12/01/15
Waterford Crossing	Goshen, IN	8,374,000		344,000	4,381,000	874,000	349,000	5,250,000	5,599,000	(729,000)	2004	12/01/15
St. Elizabeth Healthcare	Delphi, IN	9,165,000		522,000	5,463,000	5,368,000	634,000	10,719,000	11,353,000	(1,207,000)	1986	12/01/15
Cumberland Pointe	West Lafayette, IN	9,727,000		1,645,000	13,696,000	600,000	1,901,000	14,040,000	15,941,000	(2,095,000)	1980	12/01/15
Franciscan Healthcare Center	Louisville, KY	10,908,000		808,000	8,439,000	990,000	815,000	9,422,000	10,237,000	(1,390,000)	1975	12/01/15
Blair Ridge Health Campus	Peru, IN	7,846,000		734,000	11,648,000	589,000	773,000	12,198,000	12,971,000	(1,896,000)	2001	12/01/15
Glen Oaks Health Campus	New Castle, IN	5,287,000		384,000	8,189,000	149,000	384,000	8,338,000	8,722,000	(1,090,000)	2011	12/01/15
Covered Bridge Health Campus	Seymour, IN	(c	)	386,000	9,699,000	522,000	—	10,607,000	10,607,000	(1,403,000)	2002	12/01/15
Stonebridge Health Campus	Bedford, IN	9,988,000		1,087,000	7,965,000	419,000	1,144,000	8,327,000	9,471,000	(1,172,000)	2004	12/01/15

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
SCHEDULE III — REAL ESTATE AND
ACCUMULATED DEPRECIATION  —  (Continued)
December 31, 2020

				Initial Cost to Company			Gross Amount of Which Carried at Close of Period(f)
Description(a)		Encumbrances		Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition(b)	Land	Buildings and Improvements	Total(e)	Accumulated Depreciation (g)(h)	Date of Construction	Date Acquired
RiverOaks Health Campus	Princeton, IN	$14,898,000		$440,000	$8,953,000	$481,000	$466,000	$9,408,000	$9,874,000	$(1,286,000)	2004	12/01/15
Park Terrace Health Campus	Louisville, KY	(c	)	2,177,000	7,626,000	1,208,000	2,177,000	8,834,000	11,011,000	(1,283,000)	1977	12/01/15
Cobblestone Crossing	Terre Haute, IN	(c	)	1,462,000	13,860,000	5,690,000	1,496,000	19,516,000	21,012,000	(2,544,000)	2008	12/01/15
Creasy Springs Health Campus	Lafayette, IN	16,490,000		2,111,000	14,337,000	5,906,000	2,393,000	19,961,000	22,354,000	(2,609,000)	2010	12/01/15
Avalon Springs Health Campus	Valparaiso, IN	17,933,000		1,542,000	14,107,000	140,000	1,575,000	14,214,000	15,789,000	(1,923,000)	2012	12/01/15
Prairie Lakes Health Campus	Noblesville, IN	9,064,000		2,204,000	13,227,000	624,000	2,342,000	13,713,000	16,055,000	(1,836,000)	2010	12/01/15
RidgeWood Health Campus	Lawrenceburg, IN	14,054,000		1,240,000	16,118,000	81,000	1,261,000	16,178,000	17,439,000	(2,151,000)	2009	12/01/15
Westport Place Health Campus	Louisville, KY	(c	)	1,245,000	9,946,000	100,000	1,262,000	10,029,000	11,291,000	(1,321,000)	2011	12/01/15
Paddock Springs	Warsaw, IN	8,912,000		488,000	—	10,597,000	654,000	10,431,000	11,085,000	(557,000)	2019	02/01/19
Amber Manor Care Center	Petersburg, IN	5,725,000		446,000	6,063,000	322,000	494,000	6,337,000	6,831,000	(908,000)	1990	12/01/15
The Meadows of Leipsic Health Campus	Leipsic, OH	(c	)	1,242,000	6,988,000	576,000	1,291,000	7,515,000	8,806,000	(1,058,000)	1986	12/01/15
Springview Manor	Lima, OH	(c	)	260,000	3,968,000	98,000	265,000	4,061,000	4,326,000	(569,000)	1978	12/01/15
Willows at Bellevue	Bellevue, OH	16,798,000		587,000	15,575,000	901,000	788,000	16,275,000	17,063,000	(2,187,000)	2008	12/01/15
Briar Hill Health Campus	North Baltimore, OH	(c	)	673,000	2,688,000	402,000	700,000	3,063,000	3,763,000	(463,000)	1977	12/01/15
Cypress Pointe Health Campus	Englewood, OH	(c	)	921,000	10,291,000	10,271,000	1,624,000	19,859,000	21,483,000	(1,506,000)	2010	12/01/15
The Oaks at NorthPointe Woods	Battle Creek, MI	(c	)	567,000	12,716,000	116,000	567,000	12,832,000	13,399,000	(1,707,000)	2008	12/01/15
Westlake Health Campus	Commerce, MI	14,661,000		815,000	13,502,000	(232,000)	541,000	13,544,000	14,085,000	(1,814,000)	2011	12/01/15
Springhurst Health Campus	Greenfield, IN	20,368,000		931,000	14,114,000	2,836,000	2,039,000	15,842,000	17,881,000	(2,372,000)	2007	12/01/15 and 05/16/17
Glen Ridge Health Campus	Louisville, KY	(c	)	1,208,000	9,771,000	1,598,000	1,320,000	11,257,000	12,577,000	(1,564,000)	2006	12/01/15
St. Mary Healthcare	Lafayette, IN	5,377,000		348,000	2,710,000	170,000	348,000	2,880,000	3,228,000	(389,000)	1969	12/01/15
The Oaks at Woodfield	Grand Blanc, MI	(c	)	897,000	12,270,000	245,000	1,080,000	12,332,000	13,412,000	(1,683,000)	2012	12/01/15
Stonegate Health Campus	Lapeer, MI	(c	)	538,000	13,159,000	159,000	567,000	13,289,000	13,856,000	(1,809,000)	2012	12/01/15
Senior Living at Forest Ridge	New Castle, IN	(c	)	204,000	5,470,000	128,000	238,000	5,564,000	5,802,000	(759,000)	2005	12/01/15
Highland Oaks Health Center	McConnelsville, OH	(c	)	880,000	1,803,000	1,039,000	1,297,000	2,425,000	3,722,000	(374,000)	1978	12/01/15
Richland Manor	Bluffton, OH	—		224,000	2,200,000	(1,826,000)	224,000	374,000	598,000	(367,000)	1940	12/01/15
River Terrace Health Campus	Madison, IN	(c	)	—	13,378,000	3,932,000	8,000	17,302,000	17,310,000	(2,214,000)	2016	03/28/16
St. Charles Health Campus	Jasper, IN	11,736,000		467,000	14,532,000	913,000	518,000	15,394,000	15,912,000	(2,060,000)	2000	06/24/16 and 06/30/16
Bethany Pointe Health Campus	Anderson, IN	20,117,000		2,337,000	26,524,000	1,618,000	2,445,000	28,034,000	30,479,000	(3,748,000)	1999	06/30/16
River Pointe Health Campus	Evansville, IN	14,451,000		1,118,000	14,736,000	1,284,000	1,126,000	16,012,000	17,138,000	(2,229,000)	1999	06/30/16
Waterford Place Health Campus	Kokomo, IN	15,295,000		1,219,000	18,557,000	1,386,000	1,373,000	19,789,000	21,162,000	(2,693,000)	2000	06/30/16
Autumn Woods Health Campus	New Albany, IN	(c	)	1,016,000	13,414,000	1,425,000	1,031,000	14,824,000	15,855,000	(2,200,000)	2000	06/30/16
Oakwood Health Campus	Tell City, IN	9,389,000		783,000	11,880,000	1,119,000	874,000	12,908,000	13,782,000	(1,894,000)	2000	06/30/16
Cedar Ridge Health Campus	Cynthiana, KY	(c	)	102,000	8,435,000	3,574,000	205,000	11,906,000	12,111,000	(1,802,000)	2005	06/30/16
Aspen Place Health Campus	Greensburg, IN	9,702,000		980,000	10,970,000	686,000	1,016,000	11,620,000	12,636,000	(1,527,000)	2012	08/16/16
The Willows at Citation	Lexington, KY	(c	)	826,000	10,017,000	629,000	849,000	10,623,000	11,472,000	(1,383,000)	2014	08/16/16
The Willows at East Lansing	East Lansing, MI	16,766,000		1,449,000	15,161,000	1,312,000	1,496,000	16,426,000	17,922,000	(2,304,000)	2014	08/16/16
The Willows at Howell	Howell, MI	(c	)	1,051,000	12,099,000	6,568,000	1,116,000	18,602,000	19,718,000	(1,801,000)	2015	08/16/16
The Willows at Okemos	Okemos, MI	7,684,000		1,171,000	12,326,000	786,000	1,210,000	13,073,000	14,283,000	(1,917,000)	2014	08/16/16
Shelby Crossing Health Campus	Macomb, MI	17,620,000		2,533,000	18,440,000	1,969,000	2,612,000	20,330,000	22,942,000	(3,040,000)	2013	08/16/16
Village Green Healthcare Center	Greenville, OH	7,141,000		355,000	9,696,000	446,000	373,000	10,124,000	10,497,000	(1,315,000)	2014	08/16/16
The Oaks at Northpointe	Zanesville, OH	(c	)	624,000	11,665,000	989,000	650,000	12,628,000	13,278,000	(1,753,000)	2013	08/16/16

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
SCHEDULE III — REAL ESTATE AND
ACCUMULATED DEPRECIATION  —  (Continued)
December 31, 2020

				Initial Cost to Company			Gross Amount of Which Carried at Close of Period(f)
Description(a)		Encumbrances		Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition(b)	Land	Buildings and Improvements	Total(e)	Accumulated Depreciation (g)(h)	Date of Construction	Date Acquired
The Oaks at Bethesda	Zanesville, OH	$4,663,000		$714,000	$10,791,000	$673,000	$743,000	$11,435,000	$12,178,000	$(1,510,000)	2013	08/16/16
White Oak Health Campus	Monticello, IN	(c	)	1,005,000	13,207,000	—	1,005,000	13,207,000	14,212,000	(800,000)	2010	09/23/16 and 07/30/20
Woodmont Health Campus	Boonville, IN	8,006,000		790,000	9,633,000	859,000	880,000	10,402,000	11,282,000	(1,511,000)	2000	02/01/17
Silver Oaks Health Campus	Columbus, IN	(c	)	1,776,000	21,420,000	1,351,000	1,000	24,546,000	24,547,000	(3,329,000)	2001	02/01/17
Thornton Terrace Health Campus	Hanover, IN	5,674,000		764,000	9,209,000	860,000	826,000	10,007,000	10,833,000	(1,415,000)	2003	02/01/17
The Willows at Hamburg	Lexington, KY	11,815,000		1,740,000	13,422,000	553,000	1,775,000	13,940,000	15,715,000	(1,571,000)	2012	02/01/17
The Lakes at Monclova	Monclova, OH	15,933,000		2,869,000	12,855,000	8,863,000	2,989,000	21,598,000	24,587,000	(1,835,000)	2013	02/01/17
The Willows at Willard	Willard, OH	(c	)	610,000	12,256,000	9,461,000	186,000	22,141,000	22,327,000	(2,087,000)	2012	02/01/17
Pickerington Health Campus	Pickerington, OH	—		756,000	—	15,584,000	866,000	15,474,000	16,340,000	(473,000)	2019	11/03/17
Lakeland Rehab and Health Center	Milford, IN	—		306,000	2,727,000	(2,683,000)	350,000	—	350,000	—	1973	12/01/15
Westlake Health Campus — Commerce Villa	Commerce, MI	(c	)	261,000	6,610,000	1,226,000	553,000	7,544,000	8,097,000	(721,000)	2017	11/17/17
Orchard Grove Health Campus	Romeo, MI	15,994,000		2,065,000	11,510,000	11,606,000	3,284,000	21,897,000	25,181,000	(1,485,000)	2016	11/30/17
The Meadows of Ottawa	Ottawa, OH	(c	)	695,000	7,752,000	605,000	728,000	8,324,000	9,052,000	(856,000)	2014	12/15/17
Valley View Healthcare Center	Fremont, OH	10,856,000		930,000	7,635,000	1,489,000	1,089,000	8,965,000	10,054,000	(600,000)	2017	07/20/18
Novi Lakes Health Campus	Novi, MI	12,856,000		1,654,000	7,494,000	2,647,000	1,663,000	10,132,000	11,795,000	(1,254,000)	2016	07/20/18
The Willows at Fritz Farm	Lexington, KY	9,440,000		1,538,000	8,637,000	376,000	1,563,000	8,988,000	10,551,000	(580,000)	2017	07/20/18
Trilogy Real Estate Gahanna, LLC	Gahanna, OH	13,501,000		1,146,000	—	16,939,000	1,202,000	16,883,000	18,085,000	(76,000)	2020	11/13/20
Oaks at Byron Center	Byron Center, MI	14,083,000		2,000,000	—	15,789,000	2,193,000	15,596,000	17,789,000	(211,000)	2020	07/08/20
Harrison Springs Health Campus	Corydon, IN	(c	)	1,653,000	11,487,000	58,000	1,653,000	11,545,000	13,198,000	(499,000)	2016	09/04/19
The Cloister at Silvercrest	New Albany, IN	—		139,000	634,000	—	139,000	634,000	773,000	(20,000)	1940	10/01/19
Trilogy Healthcare of Ferdinand II, LLC	Ferdinand, IN	11,394,000		—	—	14,589,000	—	14,589,000	14,589,000	(407,000)	2019	11/19/19
Trilogy Healthcare of Hilliard, LLC	Hilliard, OH	—		1,702,000	—	7,757,000	1,702,000	7,757,000	9,459,000	—	—	02/11/20
Forest Springs Health Campus	Louisville, KY	(c	)	964,000	16,691,000	—	964,000	16,691,000	17,655,000	(199,000)	2015	07/30/20
Trilogy Real Estate Butler II, LLC	Liberty Township, OH	—		1,147,000	—	257,000	1,147,000	257,000	1,404,000	—	—	10/30/20
Gateway Springs Health Campus	Hamilton, OH	8,116,000		1,277,000	—	10,923,000	1,404,000	10,796,000	12,200,000	—	2020	12/28/20
Trilogy Real Estate Hamilton III, LLC	Harrison, OH	7,677,000		1,750,000	—	15,536,000	1,763,000	15,523,000	17,286,000	—	—	—
Trilogy Real Estate Kent II, LLC	Grand Rapids, MI	7,709,000		767,000	—	15,982,000	767,000	15,982,000	16,749,000	—	—	—

		$834,026,000		$195,061,000	$2,071,675,000	$306,873,000	$200,814,000	$2,372,795,000	$2,573,609,000	$(344,050,000)

Leased properties(d)		$—		$306,000	$71,362,000	$112,236,000	$1,456,000	$182,448,000	$183,904,000	$(81,001,000)
Construction in progress		—		—	—	4,759,000	479,000	4,280,000	4,759,000	(221,000)

		$834,026,000		$195,367,000	$2,143,037,000	$423,868,000	$202,749,000	$2,559,523,000	$2,762,272,000	$(425,272,000)

(a)	We own 100% of our properties as of December 31, 2020, with the exception of Trilogy, Lakeview IN Medical Plaza and Southlake TX Hospital.
(b)	The cost capitalized subsequent to acquisition is shown net of dispositions and impairments.
(c)
These properties are used as collateral for the secured revolver portion of the 2019 Trilogy Credit Facility, which had an outstanding balance of $287,134,000 as of December 31, 2020. See Note 8, Lines of Credit and Term Loans — 2019 Trilogy Credit Facility, for a further discussion.

(d)	Represents furniture, fixtures, equipment, land and improvements associated with properties under operating leases.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
SCHEDULE III — REAL ESTATE AND
ACCUMULATED DEPRECIATION  —  (Continued)
December 31, 2020

(e)	The changes in total real estate for the years ended December 31, 2020, 2019 and 2018 are as follows:

Amount
Balance — December 31, 2017	$2,336,208,000
Acquisitions	60,751,000
Additions	87,061,000
Dispositions and impairments	(4,142,000)
Foreign currency translation adjustment	(2,503,000)

Balance — December 31, 2018	$2,477,375,000

Acquisitions	$32,330,000
Additions	114,078,000
Dispositions	(8,050,000)
Foreign currency translation adjustment	2,875,000

Balance — December 31, 2019	$2,618,608,000

Acquisitions	$31,157,000
Additions	129,254,000
Dispositions and impairments	(18,718,000)
Foreign currency translation adjustment	1,971,000

Balance — December 31, 2020	$2,762,272,000

(f)	As of December 31, 2020, the aggregate cost of our properties was $2,627,228,000 for federal income tax purposes.
(g)	The changes in accumulated depreciation for the years ended December 31, 2020, 2019 and 2018 are as follows:

Amount
Balance — December 31, 2017	$172,950,000
Additions	83,309,000
Dispositions	(1,603,000)
Foreign currency translation adjustment	38,000

Balance — December 31, 2018	$254,694,000

Additions	$90,914,000
Dispositions	(7,614,000)
Foreign currency translation adjustment	(96,000)

Balance — December 31, 2019	$337,898,000

Additions	$91,617,000
Dispositions and impairments	(4,530,000)
Foreign currency translation adjustment	287,000

Balance — December 31, 2020	$425,272,000

(h)
The cost of buildings and capital improvements is depreciated on a straight-line basis over the estimated useful lives of the buildings and capital improvements, up to 39 years, and the cost of tenant improvements is depreciated over the shorter of the lease term or useful life, up to 34 years. The cost of furniture, fixtures and equipment is depreciated over the estimated useful life, up to 28 years.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
As of March 31, 2021 and December 31, 2020
(Unaudited)

	March 31, 2021	December 31, 2020
ASSETS
Real estate investments, net	$2,409,943,000	$2,330,000,000
Debt security investment, net	76,685,000	75,851,000
Cash and cash equivalents	89,995,000	113,212,000
Accounts and other receivables, net	121,359,000	124,556,000
Restricted cash	39,711,000	38,978,000
Identified intangible assets, net	153,523,000	154,687,000
Goodwill	75,309,000	75,309,000
Operating lease right-of-use assets, net	143,239,000	203,988,000
Other assets, net	120,262,000	118,356,000

Total assets	$3,230,026,000	$3,234,937,000

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Liabilities:
Mortgage loans payable, net(1)	$912,883,000	$810,478,000
Lines of credit and term loan(1)	842,234,000	843,634,000
Accounts payable and accrued liabilities(1)	170,033,000	186,651,000
Accounts payable due to affiliates(1)	2,426,000	8,026,000
Identified intangible liabilities, net	320,000	367,000
Financing obligations(1)	20,080,000	28,425,000
Operating lease liabilities(1)	136,655,000	193,634,000
Security deposits, prepaid rent and other liabilities(1)	86,940,000	88,899,000

Total liabilities	2,171,571,000	2,160,114,000
Commitments and contingencies (Note 11)
Redeemable noncontrolling interests (Note 12)	40,382,000	40,340,000
Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value per share; 200,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value per share; 1,000,000,000 shares authorized; 193,889,872 shares issued and outstanding as of both March 31, 2021 and December 31, 2020	1,939,000	1,939,000
Additional paid-in capital	1,730,096,000	1,730,448,000
Accumulated deficit	(876,118,000)	(864,271,000)
Accumulated other comprehensive loss	(1,939,000)	(2,008,000)

Total stockholders’ equity	853,978,000	866,108,000
Noncontrolling interests (Note 13)	164,095,000	168,375,000

Total equity	1,018,073,000	1,034,483,000

Total liabilities, redeemable noncontrolling interests and equity	$3,230,026,000	$3,234,937,000

(1)
Such liabilities of Griffin-American Healthcare REIT III, Inc. as of March 31, 2021 and December 31, 2020 represented liabilities of Griffin-American Healthcare REIT III Holdings, LP or its consolidated subsidiaries. Griffin-American Healthcare REIT III Holdings, LP is a variable interest entity, or VIE, and a consolidated subsidiary of Griffin-American Healthcare REIT III, Inc. The creditors of Griffin-American Healthcare REIT III Holdings, LP or its consolidated subsidiaries do not have recourse against Griffin-American Healthcare REIT III, Inc., except for the 2019 Corporate Line of Credit, as defined in Note 8, held by Griffin-American Healthcare REIT III Holdings, LP in the amount of $560,500,000 and $556,500,000 as of March 31, 2021 and December 31, 2020, respectively, which is guaranteed by Griffin-American Healthcare REIT III, Inc.

The accompanying notes are an integral part of these condensed consolidated financial statements.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
For the Three Months Ended March 31, 2021 and 2020
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenues and grant income:
Resident fees and services	$253,026,000	$289,926,000
Real estate revenue	30,023,000	30,118,000
Grant income	8,229,000	—

Total revenues and grant income	291,278,000	320,044,000
Expenses:
Property operating expenses	245,142,000	255,740,000
Rental expenses	8,055,000	8,170,000
General and administrative	7,257,000	6,574,000
Business acquisition expenses	1,248,000	234,000
Depreciation and amortization	25,723,000	25,087,000

Total expenses	287,425,000	295,805,000
Other income (expense):
Interest expense:
Interest expense (including amortization of deferred financing costs, debt discount/premium and loss on debt extinguishment)	(20,365,000)	(18,534,000)
Gain (loss) in fair value of derivative financial instruments	1,821,000	(8,183,000)
Loss on disposition of real estate investment	(335,000)	—
Impairment of real estate investments	—	(5,102,000)
Loss from unconsolidated entities	(1,771,000)	(904,000)
Foreign currency gain (loss)	415,000	(3,065,000)
Other income	272,000	555,000

Loss before income taxes	(16,110,000)	(10,994,000)
Income tax (expense) benefit	(163,000)	3,211,000

Net loss	(16,273,000)	(7,783,000)
Less: net loss (income) attributable to noncontrolling interests	4,426,000	(2,127,000)

Net loss attributable to controlling interest	$(11,847,000)	$(9,910,000)

Net loss per common share attributable to controlling interest — basic and diluted	$(0.06)	$(0.05)

Weighted average number of common shares outstanding — basic and diluted	193,856,872	194,844,516

Net loss	$(16,273,000)	$(7,783,000)
Other comprehensive income (loss):
Foreign currency translation adjustments	69,000	(533,000)

Total other comprehensive income (loss)	69,000	(533,000)

Comprehensive loss	(16,204,000)	(8,316,000)
Less: comprehensive loss (income) attributable to noncontrolling interests	4,426,000	(2,127,000)

Comprehensive loss attributable to controlling interest	$(11,778,000)	$(10,443,000)

The accompanying notes are an integral part of these condensed consolidated financial statements.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EQUITY
For the Three Months Ended March 31, 2021 and 2020
(Unaudited)

	Stockholders’ Equity
	Common Stock
	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity	Noncontrolling Interests	Total Equity
BALANCE —December 31, 2020	193,889,872	$1,939,000	$1,730,448,000	$(864,271,000)	$(2,008,000)	$866,108,000	$168,375,000	$1,034,483,000
Offering costs — common stock	—	—	(1,000)	—	—	(1,000)	—	(1,000)
Amortization of nonvested common stock compensation	—	—	27,000	—	—	27,000	—	27,000
Stock based compensation	—	—	—	—	—	—	(14,000)	(14,000)
Distributions to noncontrolling interests	—	—	—	—	—	—	(176,000)	(176,000)
Adjustment to value of redeemable noncontrolling interests	—	—	(378,000)	—	—	(378,000)	(148,000)	(526,000)
Net loss	—	—	—	(11,847,000)	—	(11,847,000)	(3,942,000)	(15,789,000	)(1)
Other comprehensive income	—	—	—	—	69,000	69,000	—	69,000

BALANCE — March 31, 2021	193,889,872	$1,939,000	$1,730,096,000	$(876,118,000)	$(1,939,000)	$853,978,000	$164,095,000	$1,018,073,000

	Stockholders’ Equity
	Common Stock
	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity	Noncontrolling Interests	Total Equity
BALANCE —December 31, 2019	193,967,474	$1,939,000	$1,728,421,000	$(827,550,000)	$(2,255,000)	$900,555,000	$158,108,000	$1,058,663,000
Issuance of common stock under the DRIP	1,398,021	14,000	13,127,000	—	—	13,141,000	—	13,141,000
Amortization of nonvested common stock compensation	—	—	43,000	—	—	43,000	—	43,000
Stock based compensation	—	—	—	—	—	—	195,000	195,000
Distributions to noncontrolling interests	—	—	—	—	—	—	(4,000)	(4,000)
Reclassification of noncontrolling interests to mezzanine equity	—	—	—	—	—	—	(195,000)	(195,000)
Adjustment to value of redeemable noncontrolling interests	—	—	(11,000)	—	—	(11,000)	(4,000)	(15,000)
Distributions declared ($0.15 per share)	—	—	—	(29,154,000)	—	(29,154,000)	—	(29,154,000)
Net (loss) income	—	—	—	(9,910,000)	—	(9,910,000)	1,899,000	(8,011,000	)(1)
Other comprehensive loss	—	—	—	—	(533,000)	(533,000)	—	(533,000)

BALANCE — March 31, 2020	195,365,495	$1,953,000	$1,741,580,000	$(866,614,000)	$(2,788,000)	$874,131,000	$159,999,000	$1,034,130,000

(1)
For the three months ended March 31, 2021 and 2020, amounts exclude $(484,000) and $228,000, respectively, of net (loss) income attributable to redeemable noncontrolling interests. See Note 12, Redeemable Noncontrolling Interests, for a further discussion.

The accompanying notes are an integral part of these condensed consolidated financial statements.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 2021 and 2020 (Unaudited)

	Three Months Ended March 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(16,273,000)	$(7,783,000)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	25,723,000	25,087,000
Other amortization	5,955,000	7,689,000
Deferred rent	(1,023,000)	(1,096,000)
Stock based compensation	(14,000)	195,000
Stock based compensation — nonvested restricted common stock	27,000	43,000
Loss from unconsolidated entities	1,771,000	904,000
Loss on disposition of real estate investment	335,000	—
Foreign currency (gain) loss	(416,000)	3,007,000
Deferred income taxes	—	(3,329,000)
Loss on debt extinguishment	2,288,000	—
Change in fair value of derivative financial instruments	(1,821,000)	8,183,000
Impairment of real estate investments	—	5,102,000
Changes in operating assets and liabilities:
Accounts and other receivables	3,203,000	5,039,000
Other assets	(4,440,000)	(3,104,000)
Accounts payable and accrued liabilities	(10,891,000)	(6,090,000)
Accounts payable due to affiliates	(5,160,000)	(35,000)
Operating lease liabilities	(4,358,000)	(6,033,000)
Security deposits, prepaid rent and other liabilities	(161,000)	(1,896,000)

Net cash (used in) provided by operating activities	(5,255,000)	25,883,000

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of real estate investments	(78,542,000)	(1,478,000)
Developments and capital expenditures	(29,196,000)	(37,217,000)
Proceeds from disposition of real estate investment	1,248,000	—
Investments in unconsolidated entities	(325,000)	(350,000)
Real estate and other deposits	(26,000)	(173,000)

Net cash used in investing activities	(106,841,000)	(39,218,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings under mortgage loans payable	205,826,000	8,239,000
Payments on mortgage loans payable	(3,480,000)	(3,137,000)
Early payoff of mortgage loans payable	(101,734,000)	—
Borrowings under the lines of credit and term loan	16,600,000	28,500,000
Payments on the lines of credit and term loan	(18,000,000)	(10,000,000)
Deferred financing costs	(799,000)	(849,000)
Debt extinguishment costs	(125,000)	—
Payments on financing obligations	(8,481,000)	(1,615,000)
Distributions paid	—	(16,032,000)
Distributions to noncontrolling interests	(172,000)	—
Security deposits and other	(30,000)	(3,000)

Net cash provided by financing activities	89,605,000	5,103,000

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS  —  (Continued)
For the Three Months Ended March 31, 2021 and 2020 (Unaudited)

	Three Months Ended March 31,
	2021	2020
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	$(22,491,000)	$(8,232,000)
EFFECT OF FOREIGN CURRENCY TRANSLATION ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	7,000	(134,000)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH — Beginning of period	152,190,000	89,880,000

CASH, CASH EQUIVALENTS AND RESTRICTED CASH — End of period	$129,706,000	$81,514,000

RECONCILIATION OF CASH, CASH EQUIVALENTS AND RESTRICTED CASH
Beginning of period:
Cash and cash equivalents	$113,212,000	$53,149,000
Restricted cash	38,978,000	36,731,000

Cash, cash equivalents and restricted cash	$152,190,000	$89,880,000

End of period:
Cash and cash equivalents	$89,995,000	$44,683,000
Restricted cash	39,711,000	36,831,000

Cash, cash equivalents and restricted cash	$129,706,000	$81,514,000

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for:
Interest	$16,079,000	$17,181,000
Income taxes	$169,000	$111,000
SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES
Investing Activities:
Accrued developments and capital expenditures	$16,020,000	$22,579,000
Capital expenditures from financing obligations	$136,000	$—
Tenant improvement overage	$41,000	$896,000
Net decrease in other assets in connection with our acquisitions and disposition of real estate investments	$(186,000)	$—
Financing Activities:
Issuance of common stock under the DRIP	$—	$13,141,000
Distributions declared but not paid	$—	$9,955,000
Reclassification of noncontrolling interests to mezzanine equity	$—	$195,000
The accompanying notes are an integral part of these condensed consolidated financial statements.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
For the Three Months Ended March 31, 2021 and 2020
The use of the words “we,” “us” or “our” refers to Griffin-American Healthcare REIT III, Inc. and its subsidiaries, including Griffin-American Healthcare REIT III Holdings, LP, except where otherwise noted.
1. Organization and Description of Business
Griffin-American Healthcare REIT III, Inc., a Maryland corporation, invests in a diversified portfolio of real estate properties, focusing primarily on medical office buildings, hospitals, skilled nursing facilities, senior housing and other healthcare-related facilities. We also operate healthcare-related facilities utilizing the structure permitted by the REIT Investment Diversification and Empowerment Act of 2007, which is commonly referred to as a “RIDEA” structure (the provisions of the Internal Revenue Code of 1986, as amended, or the Code, authorizing the RIDEA structure were enacted as part of the Housing and Economic Recovery Act of 2008). We have originated and acquired secured loans and may also originate and acquire other real estate-related investments on an infrequent and opportunistic basis. We generally seek investments that produce current income; however, we have selectively developed, and may continue to selectively develop, real estate properties. We qualified to be taxed as a real estate investment trust, or REIT, under the Code for federal income tax purposes beginning with our taxable year ended December 31, 2014, and we intend to continue to qualify to be taxed as a REIT.
We raised $1,842,618,000 through a best efforts initial public offering, or our initial offering, that commenced on February 26, 2014, and issued 184,930,598 shares of our common stock. In addition, during our initial offering, we issued 1,948,563 shares of our common stock pursuant to our initial distribution reinvestment plan, or the Initial DRIP, for a total of $18,511,000 in distributions reinvested. Following the deregistration of our initial offering on April 22, 2015, we continued issuing shares of our common stock pursuant to the Initial DRIP through a subsequent offering, or the 2015 DRIP Offering. Effective October 5, 2016, we amended and restated the Initial DRIP, or the Amended and Restated DRIP, to amend the price at which shares of our common stock were issued pursuant to the 2015 DRIP Offering. A total of $245,396,000 in distributions were reinvested that resulted in 26,386,545 shares of common stock being issued pursuant to the 2015 DRIP Offering.
On January 30, 2019, we filed a Registration Statement on Form
S-3
under the Securities Act of 1933, as amended, or the Securities Act, to register a maximum of $200,000,000 of additional shares of our common stock to be issued pursuant to the Amended and Restated DRIP, or the 2019 DRIP Offering, which commenced on April 1, 2019, following the deregistration of the 2015 DRIP Offering. On May 29, 2020, in consideration of the impact the coronavirus, or
COVID-19,
pandemic has had on the United States, globally and our business operations, our board of directors, or our board, authorized the suspension of the Amended and Restated DRIP until such time, if any, as our board authorizes the reinstatement of such plan. Such suspension was effective upon the completion of all shares issued with respect to distributions payable to stockholders of record on or prior to the close of business on May 31, 2020. See Note 13, Equity — Distribution Reinvestment Plan, for a further discussion. As of March 31, 2021, a total of $63,105,000 in distributions were reinvested that resulted in 6,724,348 shares of common stock being issued pursuant to the 2019 DRIP Offering. We collectively refer to the Initial DRIP portion of our initial offering, the 2015 DRIP Offering and the 2019 DRIP Offering as our DRIP Offerings.
We conduct substantially all of our operations through Griffin-American Healthcare REIT III Holdings, LP, or our operating partnership. We are externally advised by Griffin-American Healthcare REIT III Advisor, LLC, or our advisor, pursuant to an advisory agreement between us and our advisor that was effective as of February 26, 2014 and had a one-year
initial term, subject to successive
one-year
renewals upon the mutual consent of the parties. The advisory agreement, as amended to clarify certain indemnification provisions and last renewed on February 22, 2021, or the Advisory Agreement, expires on February 26, 2022. Our advisor uses its best efforts, subject to the oversight, review and approval of our board, to, among other things, provide asset management, property management, acquisition, disposition and other advisory services on our behalf consistent with our investment policies and objectives. Our advisor performs

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)  —  (Continued)

its duties and responsibilities under the Advisory Agreement as our fiduciary. Our advisor is 75.0% owned and managed by wholly owned subsidiaries of American Healthcare Investors, LLC, or American Healthcare Investors, and 25.0% owned by a wholly owned subsidiary of Griffin Capital Company, LLC, or Griffin Capital, or collectively, our co-sponsors.
American Healthcare Investors is 47.1% owned by AHI Group Holdings, LLC, or AHI Group Holdings, 45.1% indirectly owned by Colony Capital, Inc. (NYSE: CLNY), or Colony Capital, and 7.8% owned by James F. Flaherty III, a former partner of Colony Capital. We are not affiliated with Griffin Capital, Griffin Capital Securities, LLC, the dealer manager for our initial offering, or our dealer manager, Colony Capital or Mr. Flaherty; however, we are affiliated with our advisor, American Healthcare Investors and AHI Group Holdings. In October 2020, our board established a special committee of our board, or our special committee, which consists of all of our independent directors, to investigate and analyze strategic alternatives, including but not limited to, the sale of our assets, a listing of our shares on a national securities exchange, or a merger with another entity, including a merger with another unlisted entity that we expect would enhance our value.
We currently operate through six reportable business segments: medical office buildings, hospitals, skilled nursing facilities, senior housing, senior housing — RIDEA and integrated senior health campuses. As of March 31, 2021, we owned and/or operated 96 properties, comprising 100 buildings, and 120 integrated senior health campuses including completed development projects, or approximately 14,105,000 square feet of gross leasable area, for an aggregate contract purchase price of $3,172,649,000. In addition, as of March 31, 2021, we also owned a real estate-related investment purchased for $60,429,000.
2. Summary of Significant Accounting Policies
The summary of significant accounting policies presented below is designed to assist in understanding our accompanying condensed consolidated financial statements. Such condensed consolidated financial statements and the accompanying notes thereto are the representations of our management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, or GAAP, in all material respects, and have been consistently applied in preparing our accompanying condensed consolidated financial statements.
Basis of Presentation
Our accompanying condensed consolidated financial statements include our accounts and those of our operating partnership, the wholly owned subsidiaries of our operating partnership and all non-wholly
owned subsidiaries in which we have control, as well as any VIEs, in which we are the primary beneficiary. We evaluate our ability to control an entity, and whether the entity is a VIE and we are the primary beneficiary, by considering substantive terms of the arrangement and identifying which enterprise has the power to direct the activities of the entity that most significantly impacts the entity’s economic performance.
We operate and intend to continue to operate in an umbrella partnership REIT structure in which our operating partnership, or wholly owned subsidiaries of our operating partnership and all non-wholly
owned subsidiaries of which we have control, will own substantially all of the interests in properties acquired on our behalf. We are the sole general partner of our operating partnership, and as of both March 31, 2021 and December 31, 2020, we owned greater than a 99.99% general partnership interest therein. Our advisor is a limited partner, and as of both March 31, 2021 and December 31, 2020, owned less than a 0.01% noncontrolling limited partnership interest in our operating partnership.
Because we are the sole general partner of our operating partnership and have unilateral control over its management and major operating decisions (even if additional limited partners are admitted to our operating partnership), the accounts of our operating partnership are consolidated in our accompanying condensed consolidated financial statements. All intercompany accounts and transactions are eliminated in consolidation.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)  —  (Continued)

Interim Unaudited Financial Data
Our accompanying condensed consolidated financial statements have been prepared by us in accordance with GAAP in conjunction with the rules and regulations of the United States Securities and Exchange Commission, or SEC. Certain information and footnote disclosures required for annual financial statements have been condensed or excluded pursuant to the SEC’s rules and regulations. Accordingly, our accompanying condensed consolidated financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. Our accompanying condensed consolidated financial statements reflect all adjustments which are, in our view, of a normal recurring nature and necessary for a fair presentation of our financial position, results of operations and cash flows for the interim period. Interim results of operations are not necessarily indicative of the results to be expected for the full year; such full year results may be less favorable.
In preparing our accompanying condensed consolidated financial statements, management has evaluated subsequent events through the financial statement issuance date. We believe that although the disclosures contained herein are adequate to prevent the information presented from being misleading, our accompanying condensed consolidated financial statements should be read in conjunction with our audited consolidated financial statements and the notes thereto included in our 2020 Annual Report on Form
10-K,
as filed with the SEC on March 25, 2021.
Use of Estimates
The preparation of our accompanying condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as the disclosure of contingent assets and liabilities, at the date of our condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include, but are not limited to, the initial and recurring valuation of certain assets acquired and liabilities assumed through property acquisitions, revenues and grant income, allowance for credit losses, impairment of goodwill and long-lived and intangible assets and contingencies. These estimates are made and evaluated on an on-going
basis using information that is currently available as well as various other assumptions believed to be reasonable under the circumstances. Actual results could differ from those estimates, perhaps in material adverse ways, and those estimates could be different under different assumptions or conditions.
Revenue Recognition
—
Resident Fees and Services Revenue
Disaggregation of Resident Fees and Services Revenue
The following table disaggregates our resident fees and services revenue by line of business, according to whether such revenue is recognized at a point in time or over time:

	Three Months Ended March 31,
	2021			2020
	Integrated Senior Health Campuses	Senior Housing — RIDEA(1)	Total	Integrated Senior Health Campuses	Senior Housing — RIDEA(1)	Total
Over time	$188,258,000	$19,459,000	$207,717,000	$213,266,000	$21,260,000	$234,526,000
Point in time	44,968,000	341,000	45,309,000	54,528,000	872,000	55,400,000

Total resident fees and services	$233,226,000	$19,800,000	$253,026,000	$267,794,000	$22,132,000	$289,926,000

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)  —  (Continued)

The following table disaggregates our resident fees and services revenue by payor class:

	Three Months Ended March 31,
	2021			2020
	Integrated Senior Health Campuses	Senior Housing — RIDEA(1)	Total	Integrated Senior Health Campuses	Senior Housing — RIDEA(1)	Total
Private and other payors	$106,110,000	$19,419,000	$125,529,000	$128,267,000	$21,700,000	$149,967,000
Medicare	84,283,000	—	84,283,000	87,219,000	—	87,219,000
Medicaid	42,833,000	381,000	43,214,000	52,308,000	432,000	52,740,000

Total resident fees and services	$233,226,000	$19,800,000	$253,026,000	$267,794,000	$22,132,000	$289,926,000

(1)
Includes fees for basic housing and assisted living care. We record revenue when services are rendered at amounts billable to individual residents. Residency agreements are generally for a term of 30 days, with resident fees billed monthly in advance. For patients under reimbursement arrangements with Medicaid, revenue is recorded based on contractually agreed-upon amounts or rates on a per resident, daily basis or as services are rendered.

Accounts Receivable, Net — Resident Fees and Services Revenue
The beginning and ending balances of accounts receivable, net
—
resident fees and services are as follows:

	Private and Other Payors	Medicare	Medicaid	Total
Beginning balance — January 1, 2021	$36,125,000	$36,479,000	$14,473,000	$87,077,000
Ending balance — March 31, 2021	37,648,000	31,119,000	18,563,000	87,330,000

Increase/(decrease)	$1,523,000	$(5,360,000)	$4,090,000	$253,000

Deferred Revenue — Resident Fees and Services Revenue
The beginning and ending balances of deferred revenue
—
resident fees and services, almost all of which relates to private and other payors, are as follows:

Total
Beginning balance — January 1, 2021	$10,597,000
Ending balance — March 31, 2021	11,732,000

Increase	$1,135,000

In addition to the deferred revenue above, we received approximately $52,322,000 of Medicare advance payments during 2020 through an expanded program of the Centers for Medicare & Medicaid Services that was intended to expedite cash flow to qualified healthcare providers in response to the impact of the
COVID-19
pandemic. Such amounts are included in security deposits, prepaid rent and other liabilities in our accompanying condensed consolidated balance sheets, and will be recognized in resident fees and services revenue once our recoupment period commences in the second quarter of 2021.
Tenant and Resident Receivables and Allowances
Resident receivables are carried net of an allowance for credit losses. An allowance is maintained for estimated losses resulting from the inability of residents and payors to meet the contractual obligations under their lease or service

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)  —  (Continued)

agreements. Substantially all of such allowances are recorded as direct reductions of resident fees and services revenue as contractual adjustments provided to third-party payors or implicit price concessions in our accompanying condensed consolidated statements of operations and comprehensive loss. Our determination of the adequacy of these allowances is based primarily upon evaluations of historical loss experience, the residents’ financial condition, security deposits, cash collection patterns by payor and by state, current economic conditions, future expectations in estimating credit losses and other relevant factors. Tenant receivables and unbilled deferred rent receivables are reduced for uncollectible amounts, which are recognized as direct reductions of real estate revenue in our accompanying condensed consolidated statements of operations and comprehensive loss.
As of March 31, 2021 and December 31, 2020, we had $8,833,000 and $9,466,000, respectively, in allowances, which were determined necessary to reduce receivables by our expected future credit losses. For the three months ended March 31, 2021 and 2020, we increased allowances by $2,478,000 and $3,826,000, respectively, and reduced allowances for collections or adjustments by $1,505,000 and $2,478,000, respectively. For the three months ended March 31, 2021 and 2020, $1,606,000 and $1,974,000, respectively, of our receivables were written off against the related allowances.
Impairment of Long-Lived Assets
We periodically evaluate our long-lived assets, primarily consisting of investments in real estate that we carry at our historical cost less accumulated depreciation, for impairment when events or changes in circumstances indicate that its carrying value may not be recoverable. Indicators we consider important and that we believe could trigger an impairment review include, among others, the following: (i) significant negative industry or economic trends; (ii) a significant underperformance relative to historical or projected future operating results; and (iii) a significant change in the extent or manner in which the asset is used or significant physical change in the asset. If indicators of impairment of our long-lived assets are present, we evaluate the carrying value of the related real estate investments in relation to the future undiscounted cash flows of the underlying operations. In performing this evaluation, we consider market conditions and our current intentions with respect to holding or disposing of the asset. We adjust the net book value of leased properties and other long-lived assets to fair value if the sum of the expected future undiscounted cash flows, including sales proceeds, is less than carrying value. We recognize an impairment loss at the time we make any such determination.
No impairment charges on long-lived assets were recognized for the three months ended March 31, 2021. For the three months ended March 31, 2020, we determined that one skilled nursing facility was impaired, and as such, we recognized an impairment charge of $3,711,000. The fair value of such property was determined by the sales price from an executed purchase and sale agreement with a third-party buyer, and adjusted for anticipated selling costs, which is considered a Level 2 measurement within the fair value hierarchy. As of December 31, 2020, the remaining $1,056,000 carrying value of such skilled nursing facility was classified in properties held for sale, and we subsequently disposed of such property in February 2021 for a contract sales price of $1,300,000 and recognized a net loss on sale of $335,000. For the three months ended March 31, 2021, our advisor agreed to waive the $26,000 disposition fee for such disposition of a skilled nursing facility that may otherwise have been due to our advisor pursuant to the Advisory Agreement. Our advisor did not receive any additional securities, shares of stock or any other form of consideration or any repayment as a result of the waiver of such disposition fee. For the three months ended March 31, 2020, we did not incur any disposition fees to our advisor or its affiliates.
Properties Held for Sale
A property or a group of properties is reported in discontinued operations in our condensed consolidated statements of operations and comprehensive loss for current and prior periods if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when either: (i) the component has been disposed of or (ii) is classified as held for sale. At such time as a property is held for sale, such property is carried at the lower of: (i) its carrying amount or (ii) fair value less costs to sell. In addition, a property being held for sale ceases to be depreciated.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)  —  (Continued)

Our properties held for sale are included in other assets, net in our accompanying condensed consolidated balance sheets. We did not recognize impairment charges on properties held for sale for the three months ended March 31, 2021. For the three months ended March 31, 2020, we determined that the fair value of one integrated senior health campus that was held for sale was lower than its carrying amount, and as such, we recognized an impairment charge of $1,391,000 to reduce the carrying value of such asset to $350,000. The fair value of such property was determined by the sales price from executed purchase and sales agreements with third-party buyers, and adjusted for anticipated selling costs, which were considered Level 2 measurements within the fair value hierarchy.
Accounts Payable and Accrued Liabilities
As of March 31, 2021 and December 31, 2020, accounts payable and accrued liabilities primarily includes reimbursement of payroll-related costs to the managers of our senior housing — RIDEA facilities and integrated senior health campuses of $48,517,000 and $46,540,000, respectively, insurance reserves of $35,188,000 and $36,251,000, respectively, accrued property taxes of $16,401,000 and $14,521,000, respectively, and accrued developments and capital expenditures to unaffiliated third parties of $15,672,000 and $21,508,000, respectively.
3. Real Estate Investments, Net
Our real estate investments, net consisted of the following as of March 31, 2021 and December 31, 2020:

	March 31, 2021	December 31, 2020
Building, improvements and construction in process	$2,459,700,000	$2,379,337,000
Land and improvements	215,826,000	200,319,000
Furniture, fixtures and equipment	182,730,000	174,994,000

	2,858,256,000	2,754,650,000
Less: accumulated depreciation	(448,313,000)	(424,650,000)

	$2,409,943,000	$2,330,000,000

Depreciation expense for the three months ended March 31, 2021 and 2020 was $24,190,000 and $22,742,000, respectively. For the three months ended March 31, 2021, we incurred capital expenditures of $19,189,000 for our integrated senior health campuses, $3,537,000 for our medical office buildings and $410,000 for our senior housing —
RIDEA facilities. We did not incur any capital expenditures for our hospitals, senior housing and skilled nursing facilities for the three months ended March 31, 2021.
Included in the capital expenditure amounts above are costs for the development and expansion of our integrated senior health campuses. For the three months ended March 31, 2021, we completed the development of one property for $17,007,000 and we exercised our right to purchase a leased property that cost $11,004,000 to develop. In addition, for the three months ended March 31, 2021, we, through a majority-owned subsidiary of Trilogy Investors, LLC, or Trilogy, also acquired a land parcel in Indiana for a contract purchase price of $175,000 plus closing costs.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)  —  (Continued)

Acquisitions of Previously Leased Real Estate Investments
For the three months ended March 31, 2021, we, through a majority-owned subsidiary of Trilogy, of which we owned 67.6% at the time of acquisition, acquired a portfolio of six previously leased real estate investments located in Indiana and Ohio. The following is a summary of such property acquisitions for the three months ended March 31, 2021, which are included in our integrated senior health campuses segment:

Location	Date Acquired	Contract Purchase Price	Mortgage Loan Payable(1)	Acquisition Fee(2)
Kendallville, IN; and Delphos, Lima, Springfield, Sylvania and Union Township, OH	01/19/21	$76,549,000	$78,587,000	$1,164,000

(1)	Represents the principal balance of the mortgage loan payable placed on the properties at the time of acquisition.

(2)
Our advisor was paid, as compensation for services rendered in connection with the investigation, selection and acquisition of our properties, an acquisition fee of 2.25% of the portion of the contract purchase price of the properties attributed to our ownership interest in the Trilogy subsidiary that acquired the properties.

For the three months ended March 31, 2021, we accounted for our property acquisitions as asset acquisitions. We incurred and capitalized acquisition fees and direct acquisition related expenses of $1,814,000 for such acquisitions. The following table summarizes the purchase price of the assets acquired at the time of acquisition, adjusted for $57,647,000 of operating lease right-of-use
assets and $54,564,000 of operating lease liabilities, and based on their relative fair values:

2021 Acquisitions

Building and improvements	$66,167,000
Land and improvements	16,038,000

Total assets acquired	$82,205,000

4. Debt Security Investment, Net
On October 15, 2015, we acquired a commercial mortgage-backed debt security, or debt security, from an unaffiliated third party. The debt security bears an interest rate on the stated principal amount thereof equal to 4.24% per annum, the terms of which security provide for monthly interest-only payments. The debt security matures on August 25, 2025 at a stated amount of $93,433,000, resulting in an anticipated yield-to-maturity
of 10.0% per annum. The debt security was issued by an unaffiliated mortgage trust and represents a 10.0% beneficial ownership interest in such mortgage trust. The debt security is subordinate to all other interests in the mortgage trust and is not guaranteed by a government-sponsored entity.
As of March 31, 2021 and December 31, 2020, the carrying amount of the debt security investment was $76,685,000 and $75,851,000, respectively, net of unamortized closing costs of $1,158,000 and $1,205,000, respectively. Accretion on the debt security for the three months ended March 31, 2021 and 2020 was $881,000 and $799,000, respectively, which is recorded to real estate revenue in our accompanying condensed consolidated statements of operations and comprehensive loss. Amortization expense of closing costs for the three months ended March 31, 2021 and 2020 was $47,000 and $40,000, respectively, which is recorded against real estate revenue in our accompanying condensed consolidated statements of operations and comprehensive loss. We evaluated the debt security investment for expected future credit loss by considering credit quality indicators such as the agency ratings and the underlying collateral of such investment. No credit loss was recorded for both the three months ended March 31, 2021 and 2020.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)  —  (Continued)

5. Identified Intangible Assets, Net
Identified intangible assets, net consisted of the following as of March 31, 2021 and December 31, 2020:

	March 31, 2021	December 31, 2020
Amortized intangible assets:
In-place leases, net of accumulated amortization of $22,504,000 and $22,019,000 as of March 31, 2021 and December 31, 2020, respectively (with a weighted average remaining life of 9.3 years and 9.4 years as of March 31, 2021 and December 31, 2020, respectively)	$22,735,000	$23,760,000
Customer relationships, net of accumulated amortization of $523,000 and $486,000 as of March 31, 2021 and December 31, 2020, respectively (with a weighted average remaining life of 15.4 years and 15.7 years as of March 31, 2021 and December 31, 2020, respectively)	2,317,000	2,354,000
Above-market leases, net of accumulated amortization of $1,740,000 and $1,975,000 as of March 31, 2021 and December 31, 2020, respectively (with a weighted average remaining life of 4.5 years and 4.6 years as of March 31, 2021 and December 31, 2020, respectively)	948,000	1,032,000
Internally developed technology and software, net of accumulated amortization of $329,000 and $305,000 as of March 31, 2021 and December 31, 2020, respectively (with a weighted average remaining life of 1.4 years and 1.7 years as of March 31, 2021 and December 31, 2020, respectively)	141,000	165,000
Unamortized intangible assets:
Certificates of need	96,595,000	96,589,000
Trade names	30,787,000	30,787,000

	$153,523,000	$154,687,000

Amortization expense for the three months ended March 31, 2021 and 2020 was $1,196,000 and $2,106,000, respectively, which included $83,000 and $112,000, respectively, of amortization recorded against real estate revenue for above-market leases in our accompanying condensed consolidated statements of operations and comprehensive loss.
The aggregate weighted average remaining life of the identified intangible assets was 9.7 years as of both March 31, 2021 and December 31, 2020. As of March 31, 2021, estimated amortization expense on the identified intangible assets for the nine months ending December 31, 2021 and for each of the next four years ending December 31 and thereafter was as follows:

Year	Amount
2021	$3,444,000
2022	3,910,000
2023	3,141,000
2024	2,725,000
2025	2,212,000
Thereafter	10,709,000

$26,141,000

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)  —  (Continued)

6. Other Assets, Net
Other assets, net consisted of the following as of March 31, 2021 and December 31, 2020:

	March 31, 2021	December 31, 2020
Deferred rent receivables	$39,489,000	$38,918,000
Prepaid expenses, deposits, other assets and deferred tax assets, net	24,463,000	16,618,000
Inventory	20,215,000	24,669,000
Investments in unconsolidated entities	14,986,000	16,469,000
Lease commissions, net of accumulated amortization of $3,822,000 and $3,413,000 as of March 31, 2021 and December 31, 2020, respectively	11,878,000	11,309,000
Deferred financing costs, net of accumulated amortization of $6,775,000 and $5,700,000 as of March 31, 2021 and December 31, 2020, respectively(1)	5,810,000	6,864,000
Lease inducement, net of accumulated amortization of $1,579,000 and $1,491,000 as of March 31, 2021 and December 31, 2020, respectively (with a weighted average remaining life of 9.7 years and 9.9 years as of March 31, 2021 and December 31, 2020, respectively)	3,421,000	3,509,000

	$120,262,000	$118,356,000

(1)	Deferred financing costs only include costs related to our lines of credit and term loan. See Note 8, Lines of Credit and Term Loan.
Amortization expense on deferred financing costs of our lines of credit and term loan for the three months ended March 31, 2021 and 2020 was $1,075,000 and $760,000, respectively, and is recorded to interest expense in our accompanying condensed consolidated statements of operations and comprehensive loss. Amortization expense on lease inducement for both the three months ended March 31, 2021 and 2020 was $88,000, and is recorded against real estate revenue in our accompanying condensed consolidated statements of operations and comprehensive loss.
7. Mortgage Loans Payable, Net
As of March 31, 2021 and December 31, 2020, mortgage loans payable were $934,637,000 ($912,883,000, net of discount/premium and deferred financing costs) and $834,026,000 ($810,478,000, net of discount/premium and deferred financing costs), respectively. As of March 31, 2021, we had 62 fixed-rate mortgage loans payable and 11 variable-rate mortgage loans payable with effective interest rates ranging from 2.21% to 5.25% per annum based on interest rates in effect as of March 31, 2021 and a weighted average effective interest rate of 3.46%. As of December 31, 2020, we had 62 fixed-rate mortgage loans payable and 10 variable-rate mortgage loans payable with effective interest rates ranging from 2.21% to 5.23% per annum based on interest rates in effect as of December 31, 2020 and a weighted average effective interest rate of 3.58%. We are required by the terms of certain loan documents to meet certain reporting requirements and covenants, such as net worth ratios, fixed charge coverage ratios and leverage ratios.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)  —  (Continued)

Mortgage loans payable, net consisted of the following as of March 31, 2021 and December 31, 2020:

	March 31, 2021	December 31, 2020
Total fixed-rate debt	$741,724,000	$742,686,000
Total variable-rate debt	192,913,000	91,340,000

Total fixed- and variable-rate debt	934,637,000	834,026,000
Less: deferred financing costs, net	(8,798,000)	(10,389,000)
Add: premium	178,000	204,000
Less: discount	(13,134,000)	(13,363,000)

Mortgage loans payable, net	$912,883,000	$810,478,000

The following table reflects the changes in the carrying amount of mortgage loans payable, net for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,
	2021	2020
Beginning balance	$810,478,000	$792,870,000
Additions:
Borrowings under mortgage loans payable	205,826,000	8,239,000
Amortization of deferred financing costs	2,627,000	395,000
Amortization of discount/premium on mortgage loans payable	203,000	208,000
Deductions:
Early payoff of mortgage loans payable	(101,734,000)	—
Scheduled principal payments on mortgage loans payable	(3,480,000)	(3,137,000)
Deferred financing costs	(1,037,000)	(801,000)

Ending balance	$912,883,000	$797,774,000

On January 29, 2021, we refinanced 10 mortgage loan payables that were due to mature in 2053. We incurred an aggregate loss on such debt extinguishments of $2,288,000, primarily related to the write-off
of unamortized deferred financing costs, which is recorded to interest expense in our accompanying condensed consolidated statements of operations and comprehensive loss. For the three months ended March 31, 2020, we did not incur any loss on the extinguishment of mortgage loans payable.
As of March 31, 2021, the principal payments due on our mortgage loans payable for the nine months ending December 31, 2021 and for each of the next four years ending December 31 and thereafter were as follows:

Year	Amount
2021	$30,611,000
2022	63,255,000
2023	106,614,000
2024	159,291,000
2025	22,694,000
Thereafter	552,172,000

$934,637,000

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)  —  (Continued)

8. Lines of Credit and Term Loan
2019 Corporate Line of Credit
We, through our operating partnership and certain of our subsidiaries, entered into a credit agreement, as amended, or the 2019 Corporate Credit Agreement, with Bank of America, N.A., or Bank of America; KeyBank, National Association, or KeyBank; Citizens Bank, National Association; and a syndicate of other banks, as lenders, to obtain a credit facility with an aggregate maximum principal amount of $630,000,000, or the 2019 Corporate Line of Credit. The 2019 Corporate Line of Credit consists of a senior unsecured revolving credit facility in an aggregate amount of $150,000,000 and a senior unsecured term loan facility in an aggregate amount of $480,000,000. The maximum principal amount of the 2019 Corporate Line of Credit may be increased by up to $370,000,000, for a total principal amount of $1,000,000,000, subject to certain conditions. The 2019 Corporate Line of Credit matures on January 25, 2022, and may be extended for one
12-month
period during the term of the 2019 Corporate Credit Agreement, subject to satisfaction of certain conditions, including payment of an extension fee.
At our option, the 2019 Corporate Line of Credit bears interest at per annum rates equal to (a) (i) the Eurodollar Rate, as defined in the 2019 Corporate Credit Agreement, plus (ii) a margin ranging from 1.85% to 2.80% based on our Consolidated Leverage Ratio, as defined in the 2019 Corporate Credit Agreement, or (b) (i) the greater of: (1) the prime rate publicly announced by Bank of America, (2) the Federal Funds Rate, as defined in the 2019 Corporate Credit Agreement, plus 0.50%, (3) the one-month
Eurodollar Rate plus 1.00%, and (4) 0.00%, plus (ii) a margin ranging from 0.85% to 1.80% based on our Consolidated Leverage Ratio.
As of both March 31, 2021 and December 31, 2020, our aggregate borrowing capacity under the 2019 Corporate Line of Credit was $630,000,000. As of March 31, 2021 and December 31, 2020, borrowings outstanding under the 2019 Corporate Line of Credit totaled $560,500,000 and $556,500,000, respectively, and the weighted average interest rate on such borrowings outstanding was 2.66% and 2.70% per annum, respectively.
2019 Trilogy Credit Facility
We, through Trilogy RER, LLC and certain subsidiaries of Trilogy OpCo, LLC, Trilogy RER, LLC, and Trilogy Pro Services, LLC, entered into an amended and restated loan agreement, or the 2019 Trilogy Credit Agreement, with KeyBank; CIT Bank, N.A.; Regions Bank; KeyBanc Capital Markets, Inc.; Regions Capital Markets; Bank of America; The Huntington National Bank; and a syndicate of other banks, as lenders named therein, to amend and restate the terms of an existing credit agreement in order to obtain a senior secured revolving credit facility with an aggregate maximum principal amount of $360,000,000, consisting of: (i) a $325,000,000 secured revolver supported by real estate assets and ancillary business cash flow and (ii) a $35,000,000 accounts receivable revolving credit facility supported by eligible accounts receivable, or the 2019 Trilogy Credit Facility. The proceeds of the 2019 Trilogy Credit Facility may be used for acquisitions, debt repayment and general corporate purposes. The maximum principal amount of the 2019 Trilogy Credit Facility may be increased by up to $140,000,000, for a total principal amount of $500,000,000, subject to certain conditions. The 2019 Trilogy Credit Facility matures on September 5, 2023 and may be extended for one
12-month
period during the term of the 2019 Trilogy Credit Agreement, subject to the satisfaction of certain conditions, including payment of an extension fee.
At our option, the 2019 Trilogy Credit Facility bears interest at per annum rates equal to (a) LIBOR plus 2.75% for LIBOR Rate Loans, as defined in the 2019 Trilogy Credit Agreement, and (b) for Base Rate Loans, as defined in the 2019 Trilogy Credit Agreement, 1.75% plus the greater of: (i) the fluctuating annual rate of interest announced from time to time by KeyBank as its prime rate, (ii) 0.50% above the Federal Funds Effective Rate, as defined in the 2019 Trilogy Credit Agreement, and (iii) 1.00% above the one-month
LIBOR.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)  —  (Continued)

As of both March 31, 2021 and December 31, 2020, our aggregate borrowing capacity under the 2019 Trilogy Credit Facility was $360,000,000. As of March 31, 2021 and December 31, 2020, borrowings outstanding under the 2019 Trilogy Credit Facility totaled $281,734,000 and $287,134,000, respectively, and the weighted average interest rate on such borrowings outstanding was 2.86% and 2.94% per annum, respectively.
Both the 2019 Corporate Credit Agreement and the 2019 Trilogy Credit Agreement contain various financial covenants. We were in compliance with such covenants as of March 31, 2021.
9. Derivative Financial Instruments
We use derivative financial instruments to manage interest rate risk associated with one variable-rate mortgage loan payable and our variable-rate term loan. We record such derivative financial instruments in our accompanying condensed consolidated balance sheets as either an asset or a liability measured at fair value. The following table lists the derivative financial instruments held by us as of March 31, 2021 and December 31, 2020, which are included in other assets, net, or security deposits, prepaid rent and other liabilities in our accompanying condensed consolidated balance sheets:

					Fair Value
Instrument	Notional Amount	Index	Interest Rate	Maturity Date	March 31, 2021	December 31, 2020
Cap	$20,000,000	one month LIBOR	3.00%	09/23/21	$—	$—
Swap	250,000,000	one month LIBOR	2.10%	01/25/22	(4,035,000)	(5,245,000)
Swap	130,000,000	one month LIBOR	1.98%	01/25/22	(1,969,000)	(2,561,000)
Swap	100,000,000	one month LIBOR	0.20%	01/25/22	(51,000)	(71,000)

					$(6,055,000)	$(7,877,000)

As of March 31, 2021 and December 31, 2020, none of our derivative financial instruments were designated as hedges. Derivative financial instruments not designated as hedges are not speculative and are used to manage our exposure to interest rate movements, but do not meet the strict hedge accounting requirements. For the three months ended March 31, 2021 and 2020, we recorded $1,821,000 and $(8,183,000), respectively, as a decrease/(increase) to interest expense in our accompanying condensed consolidated statements of operations and comprehensive loss related to the change in the fair value of our derivative financial instruments.
See Note 15, Fair Value Measurements, for a further discussion of the fair value of our derivative financial instruments.
10. Identified Intangible Liabilities, Net
As of March 31, 2021 and December 31, 2020, identified intangible liabilities, net consisted of below-market leases of $320,000 and $367,000, respectively, net of accumulated amortization of $811,000 and $834,000, respectively. Amortization expense on below-market leases for the three months ended March 31, 2021 and 2020 was $47,000 and $93,000, respectively, which is recorded to real estate revenue in our accompanying condensed consolidated statements of operations and comprehensive loss.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)  —  (Continued)

The weighted average remaining life of below-market leases was 2.4 years and 2.6 years as of March 31, 2021 and December 31, 2020, respectively. As of March 31, 2021, estimated amortization expense on below-market leases for the nine months ending December 31, 2021 and for each of the next four years ending December 31 and thereafter was as follows:

Year	Amount
2021	$133,000
2022	89,000
2023	71,000
2024	27,000
2025	—
Thereafter	—

$320,000

11. Commitments and Contingencies
Litigation
We are not presently subject to any material litigation nor, to our knowledge, is any material litigation threatened against us, which if determined unfavorably to us, would have a material adverse effect on our consolidated financial position, results of operations or cash flows.
Environmental Matters
We follow a policy of monitoring our properties for the presence of hazardous or toxic substances. While there can be no assurance that a material environmental liability does not exist at our properties, we are not currently aware of any environmental liability with respect to our properties that would have a material effect on our consolidated financial position, results of operations or cash flows. Further, we are not aware of any material environmental liability or any unasserted claim or assessment with respect to an environmental liability that we believe would require additional disclosure or the recording of a loss contingency.
Other
Our other commitments and contingencies include the usual obligations of real estate owners and operators in the normal course of business, which include calls/puts to sell/acquire properties. In our view, these matters are not expected to have a material adverse effect on our consolidated financial position, results of operations or cash flows.
12. Redeemable Noncontrolling Interests
As of both March 31, 2021 and December 31, 2020, our advisor owned all of the 222 limited partnership units outstanding in our operating partnership. As of both March 31, 2021 and December 31, 2020, we owned greater than a 99.99% general partnership interest in our operating partnership, and our advisor owned less than a 0.01% limited partnership interest in our operating partnership. Our advisor is entitled to special redemption rights of its limited partnership units. The noncontrolling interest of our advisor in our operating partnership that has redemption features outside of our control is accounted for as a redeemable noncontrolling interest and is presented outside of permanent equity in our accompanying condensed consolidated balance sheets.
As of both March 31, 2021 and December 31, 2020, we, through Trilogy REIT Holdings, LLC, or Trilogy REIT Holdings, in which we indirectly hold a 70.0% ownership interest, owned 96.6% of the outstanding equity interests of Trilogy. As of both March 31, 2021 and December 31, 2020, certain members of Trilogy’s management and certain

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)  —  (Continued)

members of an advisory committee to Trilogy’s board of directors owned approximately 3.4% of the outstanding equity interests of Trilogy. The noncontrolling interests held by such members have redemption features outside of our control and are accounted for as redeemable noncontrolling interests in our accompanying condensed consolidated balance sheets.
We record the carrying amount of redeemable noncontrolling interests at the greater of: (i) the initial carrying amount, increased or decreased for the noncontrolling interests’ share of net income or loss and distributions or (ii) the redemption value. The changes in the carrying amount of redeemable noncontrolling interests consisted of the following for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,
	2021	2020
Beginning balance	$40,340,000	$44,105,000
Reclassification from equity	—	195,000
Adjustment to redemption value	526,000	15,000
Net (loss) income attributable to redeemable noncontrolling interests	(484,000)	228,000

Ending balance	$40,382,000	$44,543,000

13. Equity
Preferred Stock
Our charter authorizes us to issue 200,000,000 shares of our preferred stock, par value $0.01 per share. As of both March 31, 2021 and December 31, 2020, no shares of preferred stock were issued and outstanding.
Common Stock
Our charter authorizes us to issue 1,000,000,000 shares of our common stock, par value $0.01 per share. As of both March 31, 2021 and December 31, 2020, our advisor owned 22,222 shares of our common stock. On March 12, 2015, we terminated the primary portion of our initial public offering. We continued to offer shares of our common stock in our initial offering pursuant to the Initial DRIP, until the termination of the DRIP portion of our initial offering and deregistration of our initial offering on April 22, 2015.
On March 25, 2015, we filed a Registration Statement on Form
S-3
under the Securities Act to register a maximum of $250,000,000 of additional shares of our common stock pursuant to the 2015 DRIP Offering. We commenced offering shares pursuant to the 2015 DRIP Offering following the deregistration of our initial offering. We continued to offer shares of our common stock pursuant to the 2015 DRIP Offering until the termination and deregistration of the 2015 DRIP Offering on March 29, 2019.
On January 30, 2019, we filed a Registration Statement on Form
S-3
under the Securities Act to register a maximum of $200,000,000 of additional shares of our common stock to be issued pursuant to the 2019 DRIP Offering. We commenced offering shares pursuant to the 2019 DRIP Offering on April 1, 2019, following the deregistration of the 2015 DRIP Offering. On May 29, 2020, our board authorized the suspension of the Amended and Restated DRIP, and consequently, we ceased issuing shares pursuant to the 2019 DRIP Offering following the distributions paid in June 2020 to stockholders of record on or prior to the close of business on May 31, 2020. See the “Distribution Reinvestment Plan” section below for a further discussion.
Through March 31, 2021, we had issued 184,930,598 shares of our common stock in connection with the primary portion of our initial public offering and 35,059,456 shares of our common stock pursuant to our DRIP Offerings. We

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)  —  (Continued)

also repurchased 26,257,404 shares of our common stock under our share repurchase plan and granted an aggregate of 135,000 shares of our restricted common stock to our independent directors through March 31, 2021. As of both March 31, 2021 and December 31, 2020, we had 193,889,872 shares of our common stock issued and outstanding.
Accumulated Other Comprehensive Loss
The changes in accumulated other comprehensive loss, net of noncontrolling interests, by component consisted of the following for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,
	2021	2020
Beginning balance — foreign currency translation adjustments	$(2,008,000)	$(2,255,000)
Net change in current period	69,000	(533,000)

Ending balance — foreign currency translation adjustments	$(1,939,000)	$(2,788,000)

Noncontrolling Interests
As of both March 31, 2021 and December 31, 2020, Trilogy REIT Holdings owned approximately 96.6% of Trilogy. We are the indirect owner of a 70.0% interest in Trilogy REIT Holdings pursuant to an amended joint venture agreement with an indirect, wholly-owned subsidiary of NorthStar Healthcare Income, Inc., or NHI, and a wholly-owned subsidiary of the operating partnership of Griffin-American Healthcare REIT IV, Inc., or GA Healthcare REIT IV. Both GA Healthcare REIT IV and us are
co-sponsored
by American Healthcare Investors and Griffin Capital. We serve as the managing member of Trilogy REIT Holdings. As of both March 31, 2021 and December 31, 2020, NHI and GA Healthcare REIT IV indirectly owned a 24.0% and 6.0% membership interest in Trilogy REIT Holdings, respectively. For both the three months ended March 31, 2021 and 2020, 30.0% of the net earnings of Trilogy REIT Holdings were allocated to noncontrolling interests.
In connection with our acquisition and operation of Trilogy, profit interest units in Trilogy, or the Profit Interests, were issued to Trilogy Management Services, LLC and an independent director of Trilogy, both unaffiliated third parties that manage or direct the day-to-day
operations of Trilogy. The Profit Interests consist of time-based or performance-based commitments. The time-based Profit Interests were measured at their grant date fair value and vest in increments of 20.0% on each anniversary of the respective grant date over a five year period. We amortize the time-based Profit Interests on a straight-line basis over the vesting periods, which are recorded to general and administrative in our accompanying condensed consolidated statements of operations and comprehensive loss. The performance-based Profit Interests are subject to a performance commitment and vest upon liquidity events as defined in the Profit Interests agreements. The performance-based Profit Interests were measured at their fair value on the adoption date of Accounting Standards Update
2018-07,
Improvements to Nonemployee Share-Based Payment Accounting
, using a modified retrospective approach. For the three months ended March 31, 2021 and 2020, we recognized stock compensation expense related to the Profit Interests of $(14,000) and $195,000, respectively.
There were no canceled, expired or exercised Profit Interests during both the three months ended March 31, 2021 and 2020. The nonvested awards are presented as noncontrolling interests and are re-classified
to redeemable noncontrolling interests upon vesting as they have redemption features outside of our control similar to the common stock units held by Trilogy’s management. See Note 12, Redeemable Noncontrolling Interests, for a further discussion.
One of our consolidated subsidiaries issued
non-voting
preferred shares of beneficial interests to qualified investors for total proceeds of $125,000. These preferred shares of beneficial interests are entitled to receive cumulative

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)  —  (Continued)

preferential cash dividends at the rate of 12.5% per annum. We classify the value of the subsidiary’s preferred shares of beneficial interests as noncontrolling interests in our accompanying condensed consolidated balance sheets and the dividends of the preferred shares of beneficial interests in net income or loss attributable to noncontrolling interests in our accompanying condensed consolidated statements of operations and comprehensive loss.
As of both March 31, 2021 and December 31, 2020, we owned an 86.0% interest in a consolidated limited liability company that owns Lakeview IN Medical Plaza. As such, 14.0% of the net earnings of Lakeview IN Medical Plaza were allocated to noncontrolling interests for both the three months ended March 31, 2021 and 2020.
On April 7, 2020, we sold a 9.4% membership interest in a consolidated limited liability company that owns Southlake TX Hospital to an unaffiliated third party for a contract purchase price of $11,000,000, and therefore as of both March 31, 2021 and December 31, 2020, we owned a 90.6% membership interest in such consolidated limited liability company. For the three months ended March 31, 2021, 9.4% of the net earnings of Southlake TX Hospital were allocated to noncontrolling interests in our accompanying condensed consolidated statements of operations and comprehensive loss, and the carrying amount of such noncontrolling interest is presented in total equity in our accompanying condensed consolidated balance sheets as of March 31, 2021 and December 31, 2020.
Distribution Reinvestment Plan
We had registered and reserved $35,000,000 in shares of our common stock for sale pursuant to the Initial DRIP in our initial offering, which we deregistered on April 22, 2015. We continued to offer shares of our common stock pursuant to the 2015 DRIP Offering, which commenced following the deregistration of our initial offering, until the deregistration of the 2015 DRIP Offering on March 29, 2019. We continue to offer up to $200,000,000 of additional shares of our common stock pursuant to the 2019 DRIP Offering, which commenced offering shares on April 1, 2019, following the deregistration of the 2015 DRIP Offering.
Effective October 5, 2016, we amended and restated the Initial DRIP to amend the price at which shares of our common stock were issued pursuant to such distribution reinvestment plan. Pursuant to the Amended and Restated DRIP, shares are issued at a price equal to the most recently estimated net asset value, or NAV, of one share of our common stock, as approved and established by our board. The Amended and Restated DRIP became effective with the distribution payments to stockholders paid in the month of November 2016. In all other material respects, the terms of the 2015 DRIP Offering remained unchanged by the Amended and Restated DRIP.
On May 29, 2020, in consideration of the impact the
COVID-19
pandemic has had on the United States, globally and our business operations, our board authorized the temporary suspension of all stockholder distributions upon the completion of the payment of distributions payable to stockholders of record on or prior to the close of business on May 31, 2020. As a result, our board also approved the suspension of the Amended and Restated DRIP until such time, if any, as our board authorizes the reinstatement of such plan.
Such suspension was effective upon the completion of all shares issued with respect to distributions payable to stockholders of record on or prior to the close of business on May 31, 2020.
Since October 5, 2016, our board had approved and established an estimated per share NAV annually. Commencing with the distribution payment to stockholders paid in the month following such board approval, shares of our common stock issued pursuant to the Amended and Restated DRIP were issued at the current estimated per share NAV until such time as our board determined an updated estimated per share NAV.
For the three months ended March 31, 2021 and 2020, $0 and $13,141,000, respectively, in distributions were reinvested and 0 and 1,398,021 shares of our common stock, respectively, were issued pursuant to our DRIP Offerings. As of both March 31, 2021 and December 31, 2020, a total of $327,012,000 in distributions were cumulatively reinvested that resulted in 35,059,456 shares of our common stock being issued pursuant to our DRIP Offerings.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)  —  (Continued)

Share Repurchase Plan
As discussed above, in response to the effects of the
COVID-19
pandemic and to protect our capital and maximize our liquidity in an effort to strengthen our long-term financial prospects, on March 31, 2020, our board partially suspended our share repurchase plan with respect to all repurchase requests other than repurchases resulting from the death or qualifying disability of stockholders, beginning with share repurchase requests submitted for repurchase during the second quarter of 2020. Repurchase requests that resulted from the death or qualifying disability of stockholders were not suspended, but remained subject to all terms and conditions of our share repurchase plan, including our board’s discretion to determine whether we had sufficient funds available to repurchase any shares. Subsequently, on May 29, 2020, our board suspended our share repurchase plan with respect to all share repurchase requests received after May 31, 2020, including repurchases resulting from the death or qualifying disability of stockholders. On July 1, 2020, we paid the final share repurchase requests that were honored prior to the suspension of our share repurchase plan. Our board shall determine if and when it is in the best interest of our company and stockholders to reinstate our share repurchase plan.
Prior to the suspension of the share repurchase plan, our share repurchase plan, as amended, allowed for repurchases of shares of our common stock by us when certain criteria were met. Share repurchases were made at the sole discretion of our board. Subject to the availability of the funds for share repurchases and other certain conditions, we generally limited the number of shares of our common stock repurchased during any calendar year to 5.0% of the weighted average number of shares of our common stock outstanding during the prior calendar year; provided however, that shares subject to a repurchase requested upon the death or “qualifying disability,” as defined in our share repurchase plan, of a stockholder were not subject to this cap. Funds for the repurchase of shares of our common stock came from the cumulative proceeds we received from the sale of shares of our common stock pursuant to our DRIP Offerings. Furthermore, our share repurchase plan provided that if there were insufficient funds to honor all repurchase requests, pending requests may be honored among all requests for repurchase in any given repurchase period as follows: first, repurchases in full as to repurchases that would result in a stockholder owning less than $2,500 of shares; and, next, pro rata as to other repurchase requests.
The Repurchase Amount, as such term is defined in our share repurchase plan, was equal to the lesser of (i) the amount per share that a stockholder paid for their shares of our common stock, or (ii) the most recent estimated value of one share of our common stock, as determined by our board. For requests submitted pursuant to a death or a qualifying disability of a stockholder, the Repurchase Amount was 100% of the amount per share the stockholder paid for their shares of common stock. Since October 5, 2016, our board had previously approved and established an estimated per share NAV annually. Accordingly, commencing with share repurchase requests submitted during the quarter that our board approved and established an estimated per share NAV, such per share NAV served as the Repurchase Amount for stockholders who purchased their shares at a price equal to or greater than such per share NAV in our initial offering, until such time as our board determined an updated estimated per share NAV.
For both the three months ended March 31, 2021 and 2020, we did not repurchase any shares. As of both March 31, 2021 and December 31, 2020, we cumulatively repurchased 26,257,404 shares of our common stock for an aggregate of $244,930,000, at an average repurchase price of $9.33 per share.
14. Related Party Transactions
Fees and Expenses Paid to Affiliates
All of our executive officers and our
non-independent
directors are also executive officers and employees and/or holders of a direct or indirect interest in our advisor, one of our co-sponsors
or other affiliated entities. We are affiliated with our advisor, American Healthcare Investors and AHI Group Holdings; however, we are not affiliated with Griffin Capital, our dealer manager, Colony Capital or Mr. Flaherty. We entered into the Advisory Agreement, which entitles our advisor and its affiliates to specified compensation for certain services, as well as reimbursement of certain

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)  —  (Continued)

expenses. Our board, including a majority of our independent directors, has reviewed the material transactions between our affiliates and us during the three months ended March 31, 2021. We believe that we have executed all of the transactions set forth below on terms that are fair and reasonable to us and on terms no less favorable to us than those available from unaffiliated third parties.
Fees and expenses incurred to our affiliates for the three months ended March 31, 2021 and 2020 were as follows:

	Three Months Ended March 31,
	2021	2020
Asset management fees(1)	$5,362,000	$5,105,000
Acquisition fees(2)	1,334,000	36,000
Property management fees(3)	654,000	653,000
Development fees(4)	283,000	48,000
Lease fees(5)	265,000	203,000
Operating expenses(6)	63,000	61,000
Construction management fees(7)	12,000	69,000

	$7,973,000	$6,175,000

(1)	Asset management fees are included in general and administrative in our accompanying condensed consolidated statements of operations and comprehensive loss.

(2)
Acquisition fees in connection with the acquisition of properties accounted for as asset acquisitions or the acquisition of real estate-related investments are capitalized as part of the associated investments in our accompanying condensed consolidated balance sheets.

(3)
Property management fees are included in rental expenses or general and administrative expenses in our accompanying condensed consolidated statements of operations and comprehensive loss, depending on the property type from which the fee was incurred.

(4)	Development fees are capitalized as part of the associated investments in our accompanying condensed consolidated balance sheets.

(5)	Lease fees are capitalized as costs of entering into new leases and included in other assets, net in our accompanying condensed consolidated balance sheets.

(6)
We reimburse our advisor or its affiliates for operating expenses incurred in rendering services to us, subject to certain limitations. For the 12 months ended March 31, 2021 and 2020, our operating expenses did not exceed such limitations. Operating expenses are generally included in general and administrative in our accompanying condensed consolidated statements of operations and comprehensive loss.

(7)
Construction management fees are capitalized as part of the associated asset and included in real estate investments, net in our accompanying condensed consolidated balance sheets or are expensed and included in our accompanying condensed consolidated statements of operations and comprehensive loss, as applicable.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)  —  (Continued)

Accounts Payable Due to Affiliates
The following amounts were outstanding to our affiliates as of March 31, 2021 and December 31, 2020:

Fee	March 31, 2021	December 31, 2020
Asset management fees	$1,795,000	$6,958,000
Development fees	278,000	743,000
Property management fees	197,000	197,000
Lease commissions	73,000	27,000
Construction management fees	70,000	91,000
Operating expenses	13,000	10,000

	$2,426,000	$8,026,000

15. Fair Value Measurements
Assets and Liabilities Reported at Fair Value
The table below presents our assets and liabilities measured at fair value on a recurring basis as of March 31, 2021, aggregated by the level in the fair value hierarchy within which those measurements fall:

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Derivative financial instrument	$—	$—	$—	$—

Total assets at fair value	$—	$—	$—	$—

Liabilities:
Derivative financial instruments	$—	$6,055,000	$—	$6,055,000
Warrants	—	—	1,025,000	1,025,000

Total liabilities at fair value	$—	$6,055,000	$1,025,000	$7,080,000

The table below presents our assets and liabilities measured at fair value on a recurring basis as of December 31, 2020, aggregated by the level in the fair value hierarchy within which those measurements fall:

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Derivative financial instrument	$—	$—	$—	$—

Total assets at fair value	$—	$—	$—	$—

Liabilities:
Derivative financial instruments	$—	$7,877,000	$—	$7,877,000
Warrants	—	—	1,025,000	1,025,000

Total liabilities at fair value	$—	$7,877,000	$1,025,000	$8,902,000

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)  —  (Continued)

There were no transfers into and out of fair value measurement levels during the three months ended March 31, 2021 and 2020.
Derivative Financial Instruments
We use interest rate swaps and interest rate caps to manage interest rate risk associated with variable-rate debt. The valuation of these instruments is determined using widely accepted valuation techniques including a discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, as well as option volatility. The fair values of interest rate swaps are determined by netting the discounted future fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on an expectation of future interest rates derived from observable market interest rate curves.
We incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of our derivative contracts for the effect of nonperformance risk, we have considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.
Although we have determined that the majority of the inputs used to value our derivative financial instruments fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with these instruments utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by us and our counterparty. However, as of March 31, 2021, we have assessed the significance of the impact of the credit valuation adjustments on the overall valuation of our derivative positions and have determined that the credit valuation adjustments are not significant to the overall valuation of our derivatives. As a result, we have determined that our derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.
Warrants
As of both March 31, 2021 and December 31, 2020, we have recorded $1,025,000 related to warrants in Trilogy common units held by certain members of Trilogy’s management, which is included in security deposits, prepaid rent and other liabilities in our accompanying condensed consolidated balance sheets. Once exercised, these warrants have redemption features similar to the common units held by members of Trilogy’s management.
See Note 12, Redeemable Noncontrolling Interests, for a further discussion. As of March 31, 2021 and December 31, 2020, the carrying value is a reasonable estimate of fair value.
Financial Instruments Disclosed at Fair Value
Our accompanying condensed consolidated balance sheets include the following financial instruments: debt security investment, cash and cash equivalents, accounts and other receivables, restricted cash, accounts payable and accrued liabilities, accounts payable due to affiliates, mortgage loans payable and borrowings under our lines of credit and term loan.
We consider the carrying values of cash and cash equivalents, accounts and other receivables, restricted cash and accounts payable and accrued liabilities to approximate the fair value for these financial instruments based upon an evaluation of the underlying characteristics, market data and because of the short period of time between origination of the instruments and their expected realization. The fair value of accounts payable due to affiliates is not determinable due to the related party nature of the accounts payable. The fair values of the other financial instruments are classified in Level 2 of the fair value hierarchy.
The fair value of our debt security investment is estimated using a discounted cash flow analysis using interest rates available to us for investments with similar terms and maturities. The fair values of our mortgage loans payable and our

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)  —  (Continued)

lines of credit and term loan are estimated using discounted cash flow analyses using borrowing rates available to us for debt instruments with similar terms and maturities. We have determined that the valuations of our debt security investment, mortgage loans payable and lines of credit and term loan are classified in Level 2 within the fair value hierarchy. The carrying amounts and estimated fair values of such financial instruments as of March 31, 2021 and December 31, 2020 were as follows:

	March 31, 2021		December 31, 2020
	Carrying Amount(1)	Fair Value	Carrying Amount(1)	Fair Value
Financial Assets:
Debt security investment	$76,685,000	$93,973,000	$75,851,000	$94,033,000
Financial Liabilities:
Mortgage loans payable	$912,883,000	$895,888,000	$810,478,000	$830,049,000
Lines of credit and term loan	$836,424,000	$843,530,000	$836,770,000	$847,048,000

(1)	Carrying amount is net of any discount/premium and unamortized costs.
16. Income Taxes
As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders. We have elected to treat certain of our consolidated subsidiaries as taxable REIT subsidiaries, or TRS, pursuant to the Code. TRS may participate in services that would otherwise be considered impermissible for REITs and are subject to federal and state income tax at regular corporate tax rates.
The components of income or loss before taxes for the three months ended March 31, 2021 and 2020 were as follows:

	Three Months Ended March 31,
	2021	2020
Domestic	$(16,032,000)	$(10,853,000)
Foreign	(78,000)	(141,000)

Loss before income taxes	$(16,110,000)	$(10,994,000)

The components of income tax benefit or expense for the three months ended March 31, 2021 and 2020 were as follows:

	Three Months Ended March 31,
	2021	2020
Federal deferred	$(4,053,000)	$(587,000)
State deferred	(796,000)	(65,000)
Federal current	—	(38,000)
Foreign current	163,000	156,000
Valuation allowances	4,849,000	(2,677,000)

Total income tax expense (benefit)	$163,000	$(3,211,000)

Current Income Tax
Federal and state income taxes are generally a function of the level of income recognized by our TRS. Foreign income taxes are generally a function of our income on our real estate located in the United Kingdom, or UK, and Isle of Man.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)  —  (Continued)

Deferred Taxes
Deferred income tax is generally a function of the period’s temporary differences (primarily basis differences between tax and financial reporting for real estate assets and equity investments) and generation of tax net operating loss that may be realized in future periods depending on sufficient taxable income.
We recognize the financial statement effects of an uncertain tax position when it is more likely than not, based on the technical merits of the tax position, that such a position will be sustained upon examination by the relevant tax authorities. If the tax benefit meets the “more likely than not” threshold, the measurement of the tax benefit will be based on our estimate of the ultimate tax benefit to be sustained if audited by the taxing authority. As of both March 31, 2021 and December 31, 2020, we did not have any tax benefits or liabilities for uncertain tax positions that we believe should be recognized in our accompanying condensed consolidated financial statements.
We assess the available evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. A valuation allowance is established if we believe it is more likely than not that all or a portion of the deferred tax assets are not realizable. As of both March 31, 2021 and December 31, 2020, our valuation allowance substantially reserves the net deferred tax assets due to inherent uncertainty of future income. We will continue to monitor industry and economic conditions, and our ability to generate taxable income based on our business plan and available tax planning strategies, which would allow us to utilize the tax benefits of the net deferred tax assets and thereby allow us to reverse all, or a portion of, our valuation allowance in the future.
17. Leases
Lessor
We have operating leases with tenants that expire at various dates through 2050. For the three months ended March 31, 2021 and 2020, we recognized $28,667,000 and $28,823,000, respectively, of revenues related to operating lease payments, of which $4,350,000 and $4,450,000, respectively, was for variable lease payments. As of March 31, 2021, the following table sets forth the undiscounted cash flows for future minimum base rents due under operating leases for the nine months ended December 31, 2021 and for each of the next four years ending December 31 and thereafter for properties that we wholly own:

Year	Amount
2021	$67,746,000
2022	84,669,000
2023	78,401,000
2024	72,217,000
2025	63,796,000
Thereafter	421,995,000

Total	$788,824,000

Lessee
We lease certain land, buildings, furniture, fixtures, campus equipment, office equipment and automobiles. We have lease agreements with lease and non-lease
components, which are generally accounted for separately. Most leases include one or more options to renew, with renewal terms that generally can extend at various dates through 2090, excluding extension options. The exercise of lease renewal options is at our sole discretion. Certain leases also include options to purchase the leased property. As of March 31, 2021, we had future lease payments of $44,307,000 for operating leases that had not yet commenced. Such operating leases will commence between fiscal year 2021 and 2022 with lease terms of up to 15 years.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)  —  (Continued)

The depreciable life of assets and leasehold improvements are limited by the expected lease term, unless there is a transfer of title or purchase option reasonably certain of exercise. Certain of our lease agreements include rental payments that are adjusted periodically based on the United States Bureau of Labor Statistics’ Consumer Price Index, and may also include other variable lease costs (i.e., common area maintenance, property taxes and insurance). Our lease agreements do not contain any material residual value guarantees or material restrictive covenants.
The components of lease costs were as follows:

		Three Months Ended March 31,
Lease Cost	Classification	2021	2020
Operating lease cost(1)	Property operating expenses and rental expenses	$6,337,000	$8,194,000
Finance lease cost
Amortization of leased assets	Depreciation and amortization	412,000	535,000
Interest on lease liabilities	Interest expense	118,000	169,000

Total lease cost		$6,867,000	$8,898,000

(1)	Includes short-term leases and variable lease costs, which are immaterial.
Additional information related to leases for the periods presented below was as follows:

Lease Term and Discount Rate	March 31, 2021	December 31, 2020
Weighted average remaining lease term (in years)
Operating leases	14.6	13.3
Finance leases	3.5	1.3
Weighted average discount rate
Operating leases	5.63%	5.77%
Finance leases	6.97%	5.62%

	Three Months Ended March 31,
Supplemental Disclosure of Cash Flows Information	2021	2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows related to finance leases	$118,000	$169,000
Financing cash outflows related to finance leases	$60,000	$507,000
Leased assets obtained in exchange for finance lease liabilities	$138,000	$—
Right-of-use assets obtained in exchange for operating lease liabilities	$—	$1,628,000

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)  —  (Continued)

Operating Leases
As of March 31, 2021, the following table sets forth the undiscounted cash flows of our scheduled obligations for future minimum payments for the nine months ending December 31, 2021 and for each of the next four years ending December 31 and thereafter, as well as the reconciliation of those cash flows to operating lease liabilities on our accompanying condensed consolidated balance sheet:

Year	Amount
2021	$12,647,000
2022	16,847,000
2023	16,814,000
2024	15,819,000
2025	15,465,000
Thereafter	132,307,000

Total operating lease payments	209,899,000
Less: interest	73,244,000

Present value of operating lease liabilities	$136,655,000

Finance Leases
As of March 31, 2021, the following table sets forth the undiscounted cash flows of our scheduled obligations for future minimum payments for the nine months ending December 31, 2021 and for each of the next four years ending December 31 and thereafter, as well as a reconciliation of those cash flows to finance lease liabilities:

Year	Amount
2021	$120,000
2022	56,000
2023	49,000
2024	34,000
2025	31,000
Thereafter	—

Total finance lease payments	290,000
Less: interest	33,000

Present value of finance lease liabilities	$257,000

18. Segment Reporting
As of March 31, 2021, we evaluated our business and made resource allocations based on six reportable business segments: medical office buildings, hospitals, skilled nursing facilities, senior housing, senior housing —
RIDEA and integrated senior health campuses. Our medical office buildings are typically leased to multiple tenants under separate leases, thus requiring active management and responsibility for many of the associated operating expenses (much of which are, or can effectively be, passed through to the tenants). Our hospital investments are primarily single-tenant properties for which we lease the facilities to unaffiliated tenants under triple-net
and generally master leases that transfer the obligation for all facility operating costs (including maintenance, repairs, taxes, insurance and capital expenditures) to the tenant. Our skilled nursing and senior housing facilities are similarly structured to our hospital investments. In addition, our senior housing segment includes our debt security investment. Our senior housing —
RIDEA properties include senior housing facilities that are owned and operated utilizing a RIDEA structure. Our integrated senior health campuses include a range of assisted living, memory care, independent living, skilled nursing services and certain ancillary businesses that are owned and operated utilizing a RIDEA structure.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)  —  (Continued)

We evaluate performance based upon segment net operating income, or NOI. We define segment NOI as total revenues and grant income, less property operating expenses and rental expenses, which excludes depreciation and amortization, general and administrative expenses, business acquisition expenses, interest expense, gain or loss on disposition of a real estate investment, impairment of real estate investments, foreign currency gain or loss, other income, income or loss from unconsolidated entities and income tax benefit or expense for each segment. We believe that net income (loss), as defined by GAAP, is the most appropriate earnings measurement. However, we believe that segment NOI serves as an appropriate supplemental performance measure to net income (loss) because it allows investors and our management to measure unlevered property-level operating results and to compare our operating results to the operating results of other real estate companies and between periods on a consistent basis.
Interest expense, depreciation and amortization and other expenses not attributable to individual properties are not allocated to individual segments for purposes of assessing segment performance.
Non-segment
assets primarily consist of corporate assets including cash and cash equivalents, other receivables, deferred financing costs and other assets not attributable to individual properties.
Summary information for the reportable segments during the three months ended March 31, 2021 and 2020 was as follows:

	Integrated Senior Health Campuses	Senior Housing — RIDEA	Medical Office Buildings	Senior Housing	Skilled Nursing Facilities	Hospitals	Three Months Ended March 31, 2021
Revenues and grant income:
Resident fees and services	$233,226,000	$19,800,000	$—	$—	$—	$—	$253,026,000
Real estate revenue	—	—	20,023,000	3,570,000	3,667,000	2,763,000	30,023,000
Grant income	8,229,000	—	—	—	—	—	8,229,000

Total revenues and grant income	241,455,000	19,800,000	20,023,000	3,570,000	3,667,000	2,763,000	291,278,000
Expenses:
Property operating expenses	228,639,000	16,503,000	—	—	—	—	245,142,000
Rental expenses	—	—	7,537,000	15,000	369,000	134,000	8,055,000

Segment net operating income	$12,816,000	$3,297,000	$12,486,000	$3,555,000	$3,298,000	$2,629,000	$38,081,000

Expenses:
General and administrative							$7,257,000
Business acquisition expenses							1,248,000
Depreciation and amortization							25,723,000
Other income (expense):
Interest expense:
Interest expense (including amortization of deferred financing costs, debt discount/premium and loss on debt extinguishment)							(20,365,000)
Gain in fair value of derivative financial instruments							1,821,000
Loss on disposition of real estate investment							(335,000)
Loss from unconsolidated entities							(1,771,000)
Foreign currency gain							415,000
Other income							272,000

Loss before income taxes							(16,110,000)
Income tax expense							(163,000)

Net loss							$(16,273,000)

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)  —  (Continued)

	Integrated Senior Health Campuses	Senior Housing — RIDEA	Medical Office Buildings	Senior Housing	Skilled Nursing Facilities	Hospitals	Three Months Ended March 31, 2020
Revenues:
Resident fees and services	$267,794,000	$22,132,000	$—	$—	$—	$—	$289,926,000
Real estate revenue	—	—	19,598,000	3,406,000	4,363,000	2,751,000	30,118,000

Total revenues	267,794,000	22,132,000	19,598,000	3,406,000	4,363,000	2,751,000	320,044,000
Expenses:
Property operating expenses	239,598,000	16,142,000	—	—	—	—	255,740,000
Rental expenses	—	—	7,638,000	21,000	406,000	105,000	8,170,000

Segment net operating income	$28,196,000	$5,990,000	$11,960,000	$3,385,000	$3,957,000	$2,646,000	$56,134,000

Expenses:
General and administrative							$6,574,000
Business acquisition expenses							234,000
Depreciation and amortization							25,087,000
Other income (expense):
Interest expense:
Interest expense (including amortization of deferred financing costs and debt discount/premium)							(18,534,000)
Loss in fair value of derivative financial instruments							(8,183,000)
Impairment of real estate investments							(5,102,000)
Loss from unconsolidated entities							(904,000)
Foreign currency loss							(3,065,000)
Other income							555,000

Loss before income taxes							(10,994,000)
Income tax benefit							3,211,000

Net loss							$(7,783,000)

Total assets by reportable segment as of March 31, 2021 and December 31, 2020 were as follows:

	March 31, 2021	December 31, 2020
Integrated senior health campuses	$1,886,043,000	$1,886,878,000
Medical office buildings	610,651,000	610,653,000
Senior housing — RIDEA	347,229,000	348,987,000
Senior housing	154,211,000	152,406,000
Skilled nursing facilities	113,907,000	115,941,000
Hospitals	108,314,000	109,663,000
Other	9,671,000	10,409,000

Total assets	$3,230,026,000	$3,234,937,000

As of both March 31, 2021 and December 31, 2020, goodwill of $75,309,000 was allocated to integrated senior health campuses, and no other segments had goodwill.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)  —  (Continued)

Our portfolio of properties and other investments are located in the United States, Isle of Man and the UK. Revenues and grant income and assets are attributed to the country in which the property is physically located. The following is a summary of geographic information for our operations for the periods presented:

	Three Months Ended March 31,
	2021	2020
Revenues and grant income:
United States	$289,986,000	$318,846,000
International	1,292,000	1,198,000

	$291,278,000	$320,044,000

The following is a summary of real estate investments, net by geographic regions as of March 31, 2021 and December 31, 2020:

	March 31, 2021	December 31, 2020
Real estate investments, net:
United States	$2,359,163,000	$2,279,257,000
International	50,780,000	50,743,000

	$2,409,943,000	$2,330,000,000

19. Concentration of Credit Risk
Financial instruments that potentially subject us to a concentration of credit risk are primarily our debt security investment, cash and cash equivalents, accounts and other receivables and restricted cash. We are exposed to credit risk with respect to our debt security investment, but we believe collection of the outstanding amount is probable. Cash and cash equivalents are generally invested in investment-grade, short-term instruments with a maturity of three months or less when purchased. We have cash and cash equivalents in financial institutions that are insured by the Federal Deposit Insurance Corporation, or FDIC. As of March 31, 2021 and December 31, 2020, we had cash and cash equivalents in excess of FDIC insured limits. We believe this risk is not significant. Concentration of credit risk with respect to accounts receivable from tenants is limited. We perform credit evaluations of prospective tenants and security deposits are obtained at the time of property acquisition and upon lease execution.
Based on leases in effect as of March 31, 2021, properties in one state in the United States accounted for 10.0% or more of our total property portfolio’s annualized base rent or annualized NOI. Properties located in Indiana accounted for 39.7% of our total property portfolio’s annualized base rent or annualized NOI. Accordingly, there is a geographic concentration of risk subject to fluctuations in such state’s economy.
Based on leases in effect as of March 31, 2021, our six reportable business segments, integrated senior health campuses, medical office buildings, senior housing —
RIDEA, skilled nursing facilities, hospitals and senior housing, accounted for 46.2%, 29.9%, 10.1%, 6.2%, 4.3% and 3.3%, respectively, of our total property portfolio’s annualized base rent or annualized NOI. As of March 31, 2021, none of our tenants at our properties accounted for 10.0% or more of our total property portfolio’s annualized base rent or annualized NOI, which is based on contractual base rent from leases in effect for our non-RIDEA
properties and annualized NOI for our senior housing — RIDEA facilities and integrated senior health campuses operations as of March 31, 2021.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)  —  (Continued)

20. Per Share Data
Basic earnings (loss) per share for all periods presented are computed by dividing net income (loss) applicable to common stock by the weighted average number of shares of our common stock outstanding during the period. Net income (loss) applicable to common stock is calculated as net income (loss) attributable to controlling interest less distributions allocated to participating securities of $0 and $7,000, respectively, for the three months ended March 31, 2021 and 2020. Diluted earnings (loss) per share are computed based on the weighted average number of shares of our common stock and all potentially dilutive securities, if any. Nonvested shares of our restricted common stock and redeemable limited partnership units of our operating partnership are participating securities and give rise to potentially dilutive shares of our common stock.
As of March 31, 2021 and 2020, there were 33,000 and 46,500 nonvested shares, respectively, of our restricted common stock outstanding, but such shares were excluded from the computation of diluted earnings per share because such shares were anti-dilutive during these periods. As of both March 31, 2021 and 2020, there were 222 redeemable limited partnership units of our operating partnership outstanding, but such units were also excluded from the computation of diluted earnings per share because such units were anti-dilutive during these periods.

ANNEX A
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.,
GRIFFIN-AMERICAN HEALTHCARE REIT IV HOLDINGS, LP,
CONTINENTAL MERGER SUB, LLC,
GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
AND
GRIFFIN-AMERICAN HEALTHCARE REIT III HOLDINGS, LP
DATED AS OF JUNE 23, 2021

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER
, dated as of June 23, 2021 (this “
Agreement
”), is made and entered into by and among Griffin-American Healthcare REIT IV, Inc., a Maryland corporation (“
GAHR IV
”), Griffin-American Healthcare REIT IV Holdings, LP, a Delaware limited partnership and the operating partnership of GAHR IV (“
GAHR IV Operating Partnership
”), Continental Merger Sub, LLC, a Maryland limited liability company and a wholly owned subsidiary of GAHR IV (“
Merger Sub
”), Griffin-American Healthcare REIT III, Inc., a Maryland corporation (“
GAHR III
”) and Griffin-American Healthcare REIT III Holdings, LP, a Delaware limited partnership and the operating partnership of GAHR III (“
GAHR III Operating Partnership
”). Each of GAHR IV, GAHR IV Operating Partnership, Merger Sub, GAHR III and GAHR III Operating Partnership is sometimes referred to herein as a “
Party
” and collectively as the “
Parties
.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in
Article I
.
WHEREAS, the Parties wish to effect a business combination in which (i) GAHR III will be merged with and into Merger Sub (the “
REIT Merger
”), with Merger Sub being the surviving company, and each share of GAHR III Common Stock (as defined herein) issued and outstanding immediately prior to the REIT Merger Effective Time (as defined herein) will be converted into the right to receive the REIT Merger Consideration (as defined herein), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “
MGCL
”) and the Maryland Limited Liability Company Act (“
MLLCA
”), and (ii) immediately following the REIT Merger, GAHR IV Operating Partnership will be merged with and into GAHR III Operating Partnership (the “
Partnership Merger
” and, together with the REIT Merger, the “
Mergers
”), with GAHR III Operating Partnership being the surviving entity, and each GAHR III OP Unit (as defined herein) and each GAHR IV OP Unit (as defined herein) issued and outstanding immediately prior to the Partnership Merger Effective Time (as defined herein) will be converted into the right to receive the Partnership Merger Consideration (as defined herein) therefor, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (the “
DRULPA
”);
WHEREAS, prior to the execution and delivery of this Agreement, GAHR III Operating Partnership entered into a contribution and exchange agreement (the “
Contribution Agreement
”) pursuant to which, among other things, GAHR III has agreed to acquire a newly formed entity that owns all of the equity interests in (i) Griffin-American Healthcare REIT III Advisor, LLC, a Delaware limited liability company and the external advisor of GAHR III (“
GAHR III Advisor
”), and (ii) Griffin-American Healthcare REIT IV Advisor, LLC, a Delaware limited liability company and the external advisor of GAHR IV (“
GAHR IV Advisor
”), such that GAHR III will become self-managed and GAHR IV will become indirectly managed by GAHR III (the “
AHI Platform Acquisition
”);
WHEREAS, concurrently with the execution and delivery of this Agreement, GAHR IV, GAHR IV Operating Partnership and GAHR IV Advisor entered into an amendment to the Advisory Agreement dated February 16, 2016 (the “
Amended GAHR IV Advisory Agreement
”) providing for, among other things, the waiver of acquisition fees in connection with the Mergers;

WHEREAS, the Parties have conditioned the REIT Merger on approval by the stockholders of GAHR III of an amendment of the charter of GAHR III to delete Article XV of the charter of GAHR III in order to eliminate the limitations on
“roll-up
transactions” (the “
GAHR III Charter Amendment
”), as provided for in the form attached hereto as
Exhibit A
;
WHEREAS, the Parties have conditioned the REIT Merger on approval by the stockholders of GAHR IV of an amendment of the charter of GAHR IV, substantially in the form attached hereto as
Exhibit B
(the “
GAHR IV Charter Amendment
”), which provides for elimination of limitations relating to (i) suitability of stockholders and (ii) collection of an internalization fee;
WHEREAS, the Parties desire an amendment and restatement of the limited partnership agreement of GAHR III Operating Partnership, substantially in the form attached hereto as
Exhibit C
(the “
Second Amended and Restated GAHR III Partnership Agreement
”), which shall become effective upon the Partnership Merger Effective Time;
WHEREAS, the REIT Merger is conditioned upon the receipt of the GAHR III Stockholder Approval (as defined herein) and the GAHR IV Stockholder Approval (as defined herein);
WHEREAS, on the recommendation of the special committee (the “
GAHR III Special Committee
”) of the Board of Directors of GAHR III (the “
GAHR III Board
”), the GAHR III Board has (a) determined that this Agreement, the Mergers, the Second Amended and Restated GAHR III Partnership Agreement, the GAHR III Charter Amendment and the other transactions contemplated by this Agreement are advisable and in the best interests of GAHR III and that this Agreement, the Mergers and the other transactions contemplated by this Agreement are fair and reasonable to GAHR III and on terms and conditions no less favorable to GAHR III than those available from unaffiliated third parties, (b) authorized and approved this Agreement, the Second Amended and Restated GAHR III Partnership Agreement, the Partnership Merger and the other transactions contemplated by this Agreement, (c) directed that the REIT Merger and the GAHR III Charter Amendment be submitted for consideration at the GAHR III Stockholders Meeting and (d) recommended the approval of the REIT Merger and the GAHR III Charter Amendment by the GAHR III stockholders;
WHEREAS, on the recommendation of the special committee (the “
GAHR IV Special Committee
”) of the Board of Directors of GAHR IV (the “
GAHR IV Board
”), the GAHR IV Board has (a) determined that this Agreement, the Amended GAHR IV Advisory Agreement, the GAHR IV Charter Amendment, the Mergers and the other transactions contemplated by this Agreement are advisable and in the best interests of GAHR IV and that this Agreement, the Mergers and the other transactions contemplated by this Agreement are fair and reasonable to GAHR IV and are on terms and conditions no less favorable to GAHR IV than those available from unaffiliated third parties, (b) authorized and approved this Agreement, the Amended GAHR IV Advisory Agreement, the Partnership Merger and the other transactions contemplated by this Agreement, (c) directed that the REIT Merger and the GAHR IV Charter Amendment be submitted for consideration at the GAHR IV Stockholders Meeting and (d) recommended the approval of the REIT Merger and the GAHR IV Charter Amendment by the GAHR IV stockholders;

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the REIT Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the REIT Merger for purposes of Sections 354 and 361 of the Code and (ii) the Partnership Merger shall be treated as a tax free “assets over” form of partnership merger, with GAHR III Operating Partnership as the “resulting partnership” under Treas. Reg.
Section 1.708-1(c)(1);
and
WHEREAS, each of the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and to prescribe various conditions to the Mergers.
NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS
Section
 1.1
Definitions
.
(a) For purposes of this Agreement:
“
Acceptable Confidentiality Agreement
” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to GAHR III than those contained in the Confidentiality Agreement (if GAHR III is the person furnishing information or on whose behalf information is being furnished) or to GAHR IV (if GAHR IV is the person furnishing information or on whose behalf information is being furnished).
“
Action
” means any claim, action, cause of action, suit, litigation, proceeding, arbitration, mediation, interference, audit, assessment, hearing, or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before any Governmental Authority).
“
Affiliate
” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For the avoidance of doubt, the Parties are not Affiliates of one another.
“
Anti-Corruption Laws
” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder, and (ii) any anti-bribery, anti-corruption or similar applicable Law of any other jurisdiction.
“
Book-Entry Share
” means, with respect to any Party, a book-entry share registered in the transfer books of such Party.
“
Business Day
” means any day other than a Saturday, Sunday or any day on which banks located in New York, New York and Baltimore, Maryland are authorized or required to be closed.

“
Code
” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“
Confidentiality Agreement
” means the letter agreement dated as of January 20, 2021 between GAHR III and GAHR IV.
“
Contract
” means any written or oral contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, guaranty, binding commitment or other agreement.
“
Debt Facilities
” means, with respect to GAHR III, any Contract set forth in
Section
 4.12(a)(vi)
of the GAHR III Disclosure Letter and with respect to GAHR IV, any Contract set forth in
Section
 5.12(a)(vi)
of the GAHR IV Disclosure Letter.
“
Employee Benefit Plan
” means any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan (as defined in Section 409A of the Code), or employment, offer letter, severance, change-in-control,
bonus, incentive, equity or equity-based compensation, health, welfare, fringe benefit, retirement, and any other compensatory or employee benefit plan, contract or arrangement of any kind (whether or not subject to ERISA, written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated).
“
Environmental Law
” means any Law (including common law) relating to the pollution (or cleanup thereof) or protection of the natural resources, endangered or threatened species, or environment (including ambient air, soil, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to the use, handling, presence, transportation, treatment, generation, processing, recycling, remediation, storage, disposal, release or discharge of Hazardous Substances.
“
Environmental Permit
” means any permit, approval, license, exemption, action, consent or other authorization issued, granted, given, authorized by or required under any applicable Environmental Law.
“
ERISA
” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“
ERISA Affiliate
” means, with respect to an entity (the “
Referenced Entity
”), any other entity, which, together with the Referenced Entity, would be treated as a single employer under Code Section 414 or ERISA Section 4001.
“
Exchange Act
” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“
Expense Reimbursement Amount
” means payment in an amount equal to the documented Expenses of the Party that is entitled to receive such payment pursuant to
Section
 9.3(b)
; provided, that such payment shall not exceed $4,000,000.

“
Expenses
” means all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf since March 17, 2021, in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the other agreements and documents contemplated hereby, the preparation, printing, filing and mailing of the GAHR III Proxy Statement (with respect to GAHR III) and the GAHR IV Proxy Statement (with respect to GAHR IV), the preparation, printing and filing of the
Form S-4
and all SEC and other regulatory filing fees incurred in connection with the GAHR III Proxy Statement (with respect to GAHR III) and the GAHR IV Proxy Statement (with respect to GAHR IV), the solicitation of stockholder approval, engaging the services of the Transfer Agent, obtaining any third-party consents, making any other filings with the SEC and all other matters related to the Closing and the other transactions contemplated by this Agreement.
“
Fundamental Representations
” means the representations and warranties set forth in
Section
 4.1
(
Organization and Qualification; Subsidiaries
);
Section
 4.2
(
Authority; Approval Required
);
Section
 4.3(a)
(
No Conflict; Required Filings and Consents
);
Section
 4.4(a)-(b)
(
Capital Structure
);
Section
 5.1
(
Organization and Qualification; Subsidiaries
);
Section
 5.2
(
Authority; Approval Required
);
Section
 5.3(a)
(
No Conflict; Required Filings and Consents
)
and
Section
 5.4(a)-(b)
(
Capital Structure
).
“
GAAP
” means the United States generally accepted accounting principles.
“
GAHR III Benefit Plan
” means each Employee Benefit Plan which is sponsored, maintained, contributed to, or required to be contributed to by GAHR III or any GAHR III Subsidiary, or any of their respective ERISA Affiliates or with respect to which GAHR III or any GAHR III Subsidiary has or may have any liability or obligation.
“
GAHR III Bylaws
” means the Bylaws of GAHR III, as amended and in effect on the date hereof.
“
GAHR III Charter
” means the Articles of Amendment and Restatement of GAHR III dated January 15, 2014, as amended or supplemented and in effect on the date hereof.
“
GAHR III Class
 I OP Unit
” means a GAHR III OP Unit entitling the holder thereof to the rights of a holder of a “Partnership Class I Unit” as provided in the GAHR III Partnership Agreement.
“
GAHR III Common Stock
” means the common stock, $0.01 par value per share, of GAHR III.
“
GAHR III DRP
” means the distribution reinvestment plan of GAHR III.
“
GAHR III Governing Documents
” means the GAHR III Bylaws, the GAHR III Charter, the certificate of limited partnership of GAHR III Operating Partnership and the GAHR III Partnership Agreement.

“
GAHR III Material Adverse Effect
” means any event, circumstance, change, effect, development, condition or occurrence (collectively, a “
Circumstance
”) that individually or in the aggregate, would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of GAHR III and the GAHR III Subsidiaries, taken as a whole;
provided
, that, for purposes of the foregoing clause, “
GAHR III Material Adverse Effect
” shall not include any Circumstance to the extent arising out of or resulting from (A) any changes in economic, market or business conditions generally in the U.S. or any other jurisdiction in which GAHR III or the GAHR III Subsidiaries operate or in the U.S. or global financial markets generally, including changes in interest or exchange rates (and including (for the avoidance of doubt) any such conditions related to or resulting from any epidemic, pandemic or disease outbreak or any governmental or other response or reaction to any of the foregoing), (B) changes in general economic conditions in the industries in which GAHR III and the GAHR III Subsidiaries operate, (C) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (D) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (E) the execution and delivery of this Agreement, or the public announcement of the Mergers or the other transactions contemplated by this Agreement; provided that the exception in this clause (E) shall not apply to the representations and warranties contained in
Section
 4.3
(
No Conflict; Required Filings and Consents
), (F) the taking of any action expressly required by this Agreement, or the taking of any action at the written request or with the prior written consent of GAHR IV, (G) earthquakes, hurricanes, floods or other natural disasters, (H) changes in Law or GAAP (or the interpretation thereof), (I) pandemics, disease outbreak or other natural or manmade disasters or any governmental or other response or reaction to any of the foregoing, (J) any Action made or initiated by any holder of GAHR III Common Stock, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, or (K) assuming no amendment, waiver or modification by the GAHR III Parties of any provision of the Contribution Agreement that was not approved by GAHR IV in writing in advance, any Circumstance to the extent related to the consummation of the AHI Platform Acquisition, which in the case of each of clauses (A), (B), (C), (D), (G) and (H) do not disproportionately affect GAHR III and the GAHR III Subsidiaries, taken as a whole, compared to other companies in the industry in which GAHR III and the GAHR III Subsidiaries operate.
“
GAHR III OP Units
” means the units of partnership interests in GAHR III Operating Partnership.
“
GAHR III Parties
” means GAHR III and GAHR III Operating Partnership.
“
GAHR III Partnership Agreement
” means the Agreement of Limited Partnership of GAHR III Operating Partnership, dated as of January 11, 2013, as amended through the date hereof.
“
GAHR III Properties
” means each real property owned, or leased (including ground leased) as lessee or sublessee, by GAHR III or any GAHR III Subsidiary as of the Closing (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).
“
GAHR III Proxy Statement
” means the proxy statement relating to the GAHR III Stockholders Meeting, together with any amendments or supplements thereto.

“
GAHR III Share Repurchase Plan
” means the Second Amended and Restated Share Repurchase Plan of GAHR III, as amended and in effect as of the date of this Agreement.
“
GAHR III Stockholder Approval
” means the affirmative vote of the holders of a majority of the outstanding shares of GAHR III Common Stock entitled to vote at the GAHR III Stockholders Meeting on the REIT Merger and the GAHR III Charter Amendment. For the avoidance of doubt, the term “GAHR III Charter Amendment” refers only to an amendment of the charter of GAHR III to delete Article XV of the charter of GAHR III in order to eliminate the limitations on
“roll-up
transactions” and does not refer to any other amendments to the charter of GAHR III that may be voted upon at the GAHR III Stockholders Meeting.
“
GAHR III Stockholders Meeting
” means the meeting of the holders of shares of GAHR III Common Stock for the purpose of seeking the GAHR III Stockholder Approval, including any postponement or adjournment thereof.
“
GAHR III Subsidiary
” means (a) any corporation of which more than 50% of the outstanding voting securities is, directly or indirectly, owned by GAHR III, and (b) any partnership, limited liability company, joint venture or other entity of which more than 50% of the total equity interest is, directly or indirectly, owned by GAHR III or of which GAHR III or any GAHR III Subsidiary is a general partner, manager, managing member or the equivalent, including GAHR III Operating Partnership.
“
GAHR III Termination Payment
” means an amount equal to the sum of $50,654,000 and the Expense Reimbursement Amount.
“
GAHR IV Bylaws
” means the Bylaws of GAHR IV, as amended and in effect on the date hereof.
“
GAHR IV Charter
” means the Third Articles of Amendment and Restatement of GAHR IV dated December 28, 2015, as amended or supplemented and in effect on the date hereof.
“
GAHR IV Class
 I Common Stock
” means the Class I Common Stock, $0.01 par value per share, of GAHR IV.
“
GAHR IV Class
 T Common Stock
” means the Class T Common Stock, $0.01 par value per share, of GAHR IV.
“
GAHR IV Class
 I OP Unit
” means a GAHR IV OP Unit entitling the holder thereof to the rights of a holder of a “Partnership Class I Unit” as provided in the GAHR IV Partnership Agreement.
“
GAHR IV Class
 T OP Unit
” means a GAHR IV OP Unit entitling the holder thereof to the rights of a holder of a “Partnership Class T Unit” as provided in the GAHR IV Partnership Agreement.
“
GAHR IV Common Stock
” means the common stock, $0.01 par value per share, of GAHR IV, including the GAHR IV Class T Common Stock and the GAHR IV Class I Common Stock.

“
GAHR IV DRP
” means the distribution reinvestment plan of GAHR IV.
“
GAHR IV Governing Documents
” means the GAHR IV Bylaws, the GAHR IV Charter, the certificate of limited partnership of GAHR IV Operating Partnership, and the GAHR IV Partnership Agreement.
“
GAHR IV Material Adverse Effect
” means any Circumstance that, individually or in the aggregate would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of GAHR IV and the GAHR IV Subsidiaries, taken as a whole;
provided
, that, for purposes of the foregoing clause, “
GAHR IV Material Adverse Effect
” shall not include any Circumstance to the extent arising out of or resulting from (A) any changes in economic, market or business conditions generally in the U.S. or any other jurisdiction in which GAHR IV or the GAHR IV Subsidiaries operate or in the U.S. or global financial markets generally, including changes in interest or exchange rates and including (for the avoidance of doubt) any such conditions related to or resulting from any epidemic, pandemic or disease outbreak or any governmental or other response or reaction to any of the foregoing, (B) changes in general economic conditions in the industries in which GAHR IV and the GAHR IV Subsidiaries operate, (C) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (D) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (E) the execution and delivery of this Agreement, or the public announcement of the Mergers or the other transactions contemplated by this Agreement; provided that the exception in this clause (E) shall not apply to the representations and warranties contained in
Section
 5.3
(
No Conflict; Required Filings and Consents
), (F) the taking of any action expressly required by this Agreement, or the taking of any action at the written request or with the prior written consent of GAHR III, (G) earthquakes, hurricanes, floods or other natural disasters, (H) changes in Law or GAAP (or the interpretation thereof), (I) pandemics, disease outbreak or other natural or manmade disasters or any governmental or other response or reaction to any of the foregoing or (J) any Action made or initiated by any holder of GAHR IV Common Stock, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, which in the case of each of clauses (A), (B), (C), (D), (G) and (H) do not disproportionately affect GAHR IV and the GAHR IV Subsidiaries, taken as a whole, compared to other companies in the industry in which GAHR IV and the GAHR IV Subsidiaries operate.
“
GAHR IV OP Units
” means the units of partnership interests in GAHR IV Operating Partnership.
“
GAHR IV Parties
” means GAHR IV, Merger Sub and GAHR IV Operating Partnership.
“
GAHR IV Partnership Agreement
” means the Amended and Restated Agreement of Limited Partnership of GAHR IV Operating Partnership, dated as of February 16, 2016, as amended through the date hereof.
“
GAHR IV Properties
” means each real property owned, or leased (including ground leased) as lessee or sublessee, by GAHR IV or any GAHR IV Subsidiary as of the date of this Agreement (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“
GAHR IV Proxy Statement
” means the proxy statement relating to the GAHR IV Stockholders Meeting, together with any amendments or supplements thereto.
“
GAHR IV Share Repurchase Plan
” means the Share Repurchase Plan of GAHR IV, as amended and in effect as of the date of this Agreement.
“
GAHR IV Stockholder Approval
” means the affirmative vote of the holders of a majority of the outstanding shares of GAHR IV Common Stock entitled to vote at the GAHR IV Stockholders Meeting on the REIT Merger and the GAHR IV Charter Amendment.
“
GAHR IV Stockholders Meeting
” means the meeting of the holders of shares of GAHR IV Common Stock for the purpose of seeking the GAHR IV Stockholder Approval, including any postponement or adjournment thereof.
“
GAHR IV Subsidiary
” means (a) any corporation of which more than 50% of the outstanding voting securities is, directly or indirectly, owned by GAHR IV, and (b) any partnership, limited liability company, joint venture or other entity of which more than 50% of the total equity interest is, directly or indirectly, owned by GAHR IV or of which GAHR IV or any GAHR IV Subsidiary is a general partner, manager, managing member or the equivalent, including GAHR IV Operating Partnership.
“
GAHR IV Termination Payment
” means an amount equal to the sum of $23,028,000 and the Expense Reimbursement Amount.
“
Governmental Authority
” means the United States (federal, state or local) government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, self-regulatory organization, arbitration panel or similar entity.
“
Hazardous Substances
” means (i) those materials, substances, chemicals, wastes, products, compounds, solid, liquid, gas, minerals in each case, whether naturally occurred or man-made,
that are listed in, defined in or regulated under any Environmental Law, including the following federal statutes and their state and local counterparts, as each may be amended from time to time, and all regulations thereunder, including: the Comprehensive, Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community
Right-to-Know
Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.; (ii) petroleum and petroleum-derived products, including crude oil and any fractions thereof; and (iii) polychlorinated biphenyls, urea formaldehyde foam insulation, mold, methane, asbestos in any form, radioactive materials or wastes and radon.

“
Indebtedness
” means, with respect to any Person and without duplication, (i) the principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument and (viii) any agreement to provide any of the foregoing.
“
Information Privacy and Security Laws
” means applicable legal requirements concerning the use, ownership, maintenance, storage, collection, transfer, processing, controlling, privacy and/or security of Personal Information.
“
Intellectual Property
” means all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part,
divisionals, reissues,
re-examinations,
substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights and copyrightable works, (iv) confidential and proprietary information, including trade secrets, know-how,
ideas, formulae, models, algorithms and methodologies, (v) all rights in the foregoing and in other similar intangible assets and (vi) all applications and registrations for the foregoing.
“
Investment Company Act
” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
“
IRS
” means the United States Internal Revenue Service or any successor agency.
“
IT Asset
” means any company-owned information, system or hardware that is used in the course of business activities.
“
Knowledge
” means (i) with respect to any GAHR III Party, the actual knowledge, after reasonable investigation, of the persons named in
Schedule
 A
to the GAHR III Disclosure Letter and (ii) with respect to any GAHR IV Party, the actual knowledge, after reasonable investigation, of the persons named in
Schedule A
to the GAHR IV Disclosure Letter.
“
Law
” means any and all domestic (federal, state or local) or foreign laws, rules, regulations and Orders promulgated by any Governmental Authority.
“
Lien
” means any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, excluding any restrictions on transfer of equity securities arising under applicable securities Laws.

“
Material Contract
” means any GAHR IV Material Contract or any GAHR III Material Contract, as applicable.
“
Merger Sub Governing Documents
” means the articles of organization and limited liability company operating agreement of Merger Sub, as in effect on the date hereof.
“
Order
” means a judgment, injunction, order or decree of any Governmental Authority.
“
Partnership Merger Consideration
” means, (i) in respect of each GAHR III OP Unit, a number of GAHR III Class I OP Units equal to the Exchange Ratio and (ii) in respect of each GAHR IV OP Unit, one unit of limited partnership interest of the Surviving Partnership of like class.
“
Permitted Encumbrances
” means any of the following: (i) Encumbrances for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established; (ii) mechanics and materialmen’s Encumbrances for amounts incurred in the ordinary course of business and which are not yet due and payable or are being contested in good faith or such Encumbrances which have been filed of record but which have been bonded over or otherwise insured against; (iii) with respect to any real property, post-closing escrow agreements, leases, license agreements and similar occupancy agreements, contribution and tax protection agreements, bottom dollar guarantees, terms and provisions of any joint venture agreements existing at the date of this Agreement, Encumbrances that are zoning regulations, entitlements (including associated security instruments encumbering any land for which GAHR III or GAHR IV has an option to purchase) or other land use or environmental regulations by any Governmental Authority; (iv) with respect to GAHR IV, Encumbrances that are disclosed on
Section
 1.1(b)
of the GAHR IV Disclosure Letter (together with associated documentation which evidences or secures such Encumbrances, including, without limitation, notes, mortgages, deeds of trust, assignments of leases and rents, guarantees, pledge agreements and similar documentation), and with respect GAHR III, Encumbrances that are disclosed on
Section
 1.1(a)
of the GAHR III Disclosure Letter (together with associated documentation which evidences or secures such Encumbrances, including, without limitation, notes, mortgages, deeds of trust, assignments of leases and rents, guarantees, pledge agreements and similar documentation); (v) with respect to GAHR IV, Encumbrances that are disclosed on the most recent consolidated balance sheet of GAHR IV, or notes thereto (or securing liabilities reflected on such balance sheet), and with respect to GAHR III, Encumbrances that are disclosed on the most recent consolidated balance sheet of GAHR III, or notes thereto (or securing liabilities reflected on such balance sheet); (vi) with respect to GAHR IV or GAHR III, Encumbrances arising pursuant to any Material Contracts of such Party; (vii) with respect to any real property of GAHR IV or GAHR III, Encumbrances that are disclosed on existing title policies or reports made available to the other Party prior to the date hereof; or (viii) with respect to GAHR IV or GAHR III, Encumbrances that were incurred in the ordinary course of business since December 31, 2020, and that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of such Party and its subsidiaries, taken as a whole.
“
Person
” or “
person
” means an individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).

“
Personal Information
” means data or other information relating, directly or indirectly, to an identified or identifiable natural person.
“
Regulatory Approvals
” means all consents, authorizations, orders or approvals of each Governmental Authority necessary for the consummation of the Mergers and the other transactions contemplated by this Agreement.
“
REIT
” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.
“
Representative
” means, with respect to any Person, such Person’s directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.
“
SEC
” means the U.S. Securities and Exchange Commission (including the staff thereof).
“
Secure Data Room
” means the virtual data room containing written documents and information relating to the GAHR III Parties and the GAHR IV Parties made available to GAHR III and its Representatives and GAHR IV and its Representatives for the purposes of conducting due diligence in connection with the Mergers.
“
Securities Act
” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“
Tax Return
” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.
“
Tax
” or “
Taxes
” means any United States federal, state, local and foreign income, gross receipts, capital gains, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, excise, environmental and any other taxes, duties, assessments or similar governmental charges, together with penalties, interest or additions imposed with respect to such amounts by the U.S. or any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or any other basis.
“
Termination Payment
” means, as applicable, the GAHR III Termination Payment or the GAHR IV Termination Payment payable pursuant to
Section
 9.3(b)
.
“
Wholly Owned GAHR III Subsidiary
” means any directly or indirectly wholly owned subsidiary of GAHR III.
“
Wholly Owned GAHR IV Subsidiary
” means any directly or indirectly wholly owned subsidiary of GAHR IV.

(b) In addition to the terms defined in
Section
 1.1(a)
, the following terms shall have the respective meanings set forth in the sections set forth below opposite such term:

Defined Term	Location of Definition
Acquisition Agreement	Section 7.3(d)
Agreement	Preamble
AHI Platform Acquisition	Recitals
Amended GAHR IV Advisory Agreement	Recitals
Articles of Merger	Section 2.3(a)
Charter Restrictions	Section 7.9
Closing	Section 2.2
Closing Date	Section 2.2
Competing Proposal	Section 7.3(n)(i)
Contribution Agreement	Recitals
DE SOS	Section 2.3(b)
DRULPA	Recitals
Encumbrances	Section 4.10(a)
Escrow Agreement	Section 9.3(f)
Exchange Ratio	Section 3.1(a)(i)
Form S-4	Section 7.1(a)
GAHR III	Preamble
GAHR III Adverse Recommendation Change	Section 7.3(d)
GAHR III Advisor	Recitals
GAHR III Board	Recitals
GAHR III Board Recommendation	Section 4.2(c)
GAHR III Charter Amendment	Recitals
GAHR III Designees	Section 7.13
GAHR III Disclosure Letter	Article IV
GAHR III Insurance Policies	Section 4.16
GAHR III Intervening Event	Section 7.3(n)(ii)
GAHR III Management Agreement Documents	Section 4.12(d)
GAHR III Material Contract	Section 4.12(b)
GAHR III Operating Partnership	Preamble
GAHR III Permits	Section 4.8(a)
GAHR III Preferred Stock	Section 4.4(a)
GAHR III Related-Party Agreements	Section 4.18
GAHR III SEC Documents	Section 4.5(a)
GAHR III Special Committee	Recitals
GAHR III Subsidiary Partnership	Section 4.13(h)
GAHR III Tax Protection Agreements	Section 4.13(h)
GAHR III Terminating Breach	Section 9.1(d)(i)
GAHR III Voting Debt	Section 4.4(d)
GAHR IV	Preamble

GAHR IV Adverse Recommendation Change	Section 7.3(j)
GAHR IV Advisor	Recitals
GAHR IV Board	Recitals
GAHR IV Board Recommendation	Section 5.2(c)
GAHR IV Charter Amendment	Recitals
GAHR IV Disclosure Letter	Article V
GAHR IV Insurance Policies	Section 5.16
GAHR IV Intervening Event	Section 7.3(n)(iii)
GAHR IV Management Agreement Documents	Section 5.12(d)
GAHR IV Material Contract	Section 5.12(b)
GAHR IV Operating Partnership	Preamble
GAHR IV Permits	Section 5.8(a)
GAHR IV Preferred Stock	Section 5.4(a)
GAHR IV Related Party Agreements	Section 5.18
GAHR IV SEC Documents	Section 5.5(a)
GAHR IV Special Committee	Recitals
GAHR IV Subsidiary Partnership	Section 5.13(h)
GAHR IV Tax Protection Agreements	Section 5.13(h)
GAHR IV Terminating Breach	Section 9.1(c)(i)
GAHR IV Voting Debt	Section 5.4(d)
Indemnified Parties	Section 7.7(a)
Interim Period	Section 6.1(a)
Merger Effective Time	Section 2.3(a)
Merger Sub	Preamble
Mergers	Recitals
MGCL	Recitals
MLLCA	Recitals
Outside Date	Section 9.1(b)(i)
Partnership Certificate of Merger	Section 2.3(b)
Partnership Merger	Recitals
Partnership Merger Effective Time	Section 2.3(b)
Party(ies)	Preamble
Payor	Section 9.3(d)
Qualified REIT Subsidiary	Section 4.1(c)
Qualifying REIT Income	Section 9.3(f)(i)
Recipient	Section 9.3(c)
Registered Securities	Section 7.1(a)
REIT Merger	Recitals
REIT Merger Consideration	Section 3.1(a)(i)
REIT Merger Effective Time	Section 2.3(a)
Sarbanes-Oxley Act	Section 4.5(a)
SDAT	Section 2.3(a)

Second Amended and Restated GAHR III Partnership Agreement	Recitals
Superior Proposal	Section 7.3(n)(iv)
Surviving Entity	Section 2.1(a)
Surviving Partnership	Section 2.1(b)
Surviving Partnership Agreement	Section 2.4(c)
Takeover Statutes	Section 4.21
Taxable REIT Subsidiary	Section 4.1(c)
Transfer Agent	Section 3.2(a)
Transfer Taxes	Section 7.12(d)
Trilogy	Section 6.1(a)
Trilogy LLC Agreement	Section 6.1(a)
Section
 1.2
Interpretation and Rules of Construction
. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated;
(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limiting the generality of the foregoing” unless expressly provided otherwise;
(d) “or” shall be construed in the inclusive sense of “and/or”;
(e) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;
(f) all references herein to “$” or dollars shall refer to United States dollars;
(g) no specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty;
(h) it is the intent of the Parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative;
(i) the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” and, as used in
Section
 6.1
and
Section
 6.2
, similar in nature and magnitude to actions customarily taken without any authorization by the board of directors in the course of normal day-to-day
operations, whether or not such words actually follow such phrase;

(j) references to a Person are also to its successors and permitted assigns;
(k) any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified;
(l) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; and
(m) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.
ARTICLE II
THE MERGERS
Section
 2.1
The Mergers
.
(a) Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and MLLCA, at the REIT Merger Effective Time, GAHR III shall be merged with and into Merger Sub, whereupon the separate existence of GAHR III will cease, with Merger Sub surviving the REIT Merger (Merger Sub, as the surviving entity in the REIT Merger, sometimes being referred to herein as the “
Surviving Entity
”), such that following and as a result of the REIT Merger, the Surviving Entity will be a wholly owned subsidiary of GAHR IV. The REIT Merger shall have the effects provided in this Agreement and the Articles of Merger, and as specified in the applicable provisions of the MGCL and MLLCA.
(b) Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DRULPA, at the Partnership Merger Effective Time, GAHR IV Operating Partnership shall be merged with and into GAHR III Operating Partnership, with GAHR III Operating Partnership surviving the Partnership Merger (the “
Surviving Partnership
”). The Partnership Merger shall have the effects set forth in the applicable provisions of the DRULPA and this Agreement.
Section
 2.2
Closing
. The closing of the Mergers (the “
Closing
”) will take place (a) by electronic exchange of documents and signatures at 10:00 a.m., Eastern time on the third Business Day after all the conditions set forth in
Article VIII
(other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or valid waiver of such conditions at the Closing) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), or (b) such other place or date as may be agreed in writing by GAHR IV and GAHR III. The date on which the Closing actually takes place is referred to herein as the “
Closing Date
.”
Section
 2.3
Effective Times
.
(a) On the Closing Date (i) GAHR III shall cause the GAHR III Charter Amendment to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “
SDAT
”) in accordance with the MGCL; (ii) GAHR IV shall cause the GAHR IV Charter Amendment to be duly executed and filed with the SDAT in accordance with the MGCL; (iii) after the filing and effectiveness of the GAHR III Charter Amendment and the GAHR IV Charter Amendment, GAHR IV, GAHR III and Merger Sub shall cause articles of merger with respect to the REIT Merger to be duly executed and filed with the SDAT in accordance with the MGCL and the MLLCA (the “
Articles of Merger
”) and (iv) GAHR IV, GAHR III and Merger Sub shall make any other filings, recordings or publications required to be made by GAHR III or the Surviving Entity under the MGCL or MLLCA in connection with the REIT Merger. The REIT Merger shall become effective at such time as the Articles of Merger are accepted for record by the SDAT or on such other date and time (not to exceed 30 days after the Articles of Merger are accepted for record by the SDAT) as specified in the Articles of Merger (such date and time, the “
REIT Merger Effective Time
” and together with the Partnership Merger Effective Time, the “
Merger Effective Time
”), it being understood and agreed that the Parties shall cause the REIT Merger Effective Time to occur on the Closing Date and before the Partnership Merger Effective Time. The Articles of Merger shall provide that the name of the Surviving Entity shall be “Continental Merger Sub, LLC.”
(b) On the Closing Date, GAHR IV Operating Partnership and GAHR III Operating Partnership shall (i) cause a certificate of merger with respect to the Partnership Merger to be duly executed and filed with the Delaware Secretary of State (the “
DE
 SOS
”) in accordance with the DRULPA (the “
Partnership Certificate of Merger
”) and (ii) make any other filings, recordings or publications required to be made by GAHR IV Operating Partnership, GAHR III Operating Partnership or the Surviving Partnership under the DRULPA in connection with the Partnership Merger. The Partnership Merger shall become effective at the time set forth in the Partnership Certificate of Merger (such date and time, the “
Partnership Merger Effective Time
”), it being understood and agreed that the Parties shall cause the Partnership Merger Effective Time to occur on the Closing Date after the REIT Merger Effective Time.
Section
 2.4
Organizational Documents of the Surviving Entity and the Surviving Partnership
.
(a) From and after the REIT Merger Effective Time, the charter of GAHR IV, including the amendments contemplated by this Agreement, shall remain in effect as the charter of GAHR IV until thereafter amended in accordance with applicable Law and the applicable provisions of the charter of GAHR IV, as amended.
(b) At the REIT Merger Effective Time and by virtue of the REIT Merger, the articles of organization and operating agreement of Merger Sub, as in effect immediately prior to the REIT Merger Effective Time, shall be the articles of organization and operating agreement of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such articles of organization and operating agreement.
(c) At the Partnership Merger Effective Time, (i) the certificate of limited partnership of GAHR III Operating Partnership shall be the certificate of limited partnership of the Surviving Partnership and (ii) the Second Amended and Restated GAHR III Partnership Agreement shall be the limited partnership agreement of the Surviving Partnership (the “
Surviving
Partnership Agreement
”), until thereafter amended in accordance with applicable Law and the applicable provisions of the Surviving Partnership Agreement.

Section
 2.5
Managers of the Surviving Entity
. At the REIT Merger Effective Time, by virtue of the REIT Merger, the member of Merger Sub shall manage the Surviving Entity.
Section
 2.6
Tax Treatment of Mergers
(a) The Parties intend that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the REIT Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state of local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the REIT Merger described in this
Section
 2.6(a)
, and no Party shall take a position inconsistent with such treatment.
(b) The Parties intend that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the Partnership Merger shall qualify as and constitute an “assets-over” form of merger governed by Treasury Regulations
Section 1.708-1(c)(3)(i)
pursuant to which GAHR IV Operating Partnership contributes all of its assets and liabilities to GAHR III Operating Partnership in exchange for the Partnership Merger Consideration in a transaction qualifying under Section 721(a) of the Code and immediately thereafter, GAHR IV Operating Partnership distributes such Partnership Merger Consideration to the holders of the GAHR IV Partnership Units, with GAHR III Operating Partnership being the “resulting partnership” and a continuation of GAHR III Operating Partnership pursuant to Treasury Regulation
Section 1.708-1(c)(1).
Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state of local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Partnership Merger described in this
Section
 2.6(b)
, and no Party shall take a position inconsistent with such treatment.
Section
 2.7
Subsequent Actions
. If at any time after the Partnership Merger Effective Time the Surviving Partnership shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Partnership its right, title or interest in, to or under any of the rights or properties of GAHR IV Operating Partnership acquired or to be acquired by the Surviving Partnership as a result of, or in connection with, the Partnership Merger or otherwise to carry out the intent of this Agreement, then the partners and officers of the Surviving Partnership shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Partnership or otherwise to carry out this Agreement.

ARTICLE III
EFFECTS OF THE MERGERS
Section
 3.1
Effects of the Mergers
.
(a)
The REIT Merger
. At the REIT Merger Effective Time, by virtue of the REIT Merger and without any further action on the part of GAHR III or Merger Sub or the holders of any securities of GAHR IV, GAHR III or Merger Sub:
(i)
Each share of GAHR III Common Stock, or fraction thereof, issued and outstanding as of immediately prior to the REIT Merger Effective Time will be converted into the right to receive, in accordance with the terms of this Agreement 0.9266 shares or the proportionate fraction thereof with respect to any fractional shares (the “
Exchange Ratio
”) (upon the proper surrender of such Book-Entry Share) of validly issued, fully paid and nonassessable shares of GAHR IV Class I Common Stock (the “
REIT Merger Consideration
”) in accordance with
Section
 3.2
and subject to
Section
 3.1
(a)
(ii)
,
Section
 3.1
(a)
(iii)
,
Section
 3.1(a)(iv)
,
Section
 3.1(c)
,
Section
 3.3
and the next sentence of this
Section
 3.1(a)(i)
. The REIT Merger Consideration payable to each holder of GAHR III Common Stock with respect to their shares of GAHR III Common Stock will be aggregated and each such holder shall be entitled to receive such number of shares of GAHR IV Common Stock, including any fraction thereof (which fraction shall be rounded up to the nearest 1/1,000 th
of a share), consistent with the Exchange Ratio. From and after the REIT Merger Effective Time, all such shares of GAHR III Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a share of GAHR III Common Stock shall cease to have any rights with respect thereto, except for the right to receive the REIT Merger Consideration therefor in accordance with
Section
 3.2
.
(ii) Each share of restricted GAHR III Common Stock that is issued and outstanding as of immediately prior to the REIT Merger Effective Time shall be cancelled and extinguished and shall be converted automatically into the right to receive, in accordance with the terms of the Agreement a number of shares of GAHR IV Common Stock equal to the Exchange Ratio multiplied by the number of shares of GAHR III Common Stock subject to each such award, rounded down to the nearest whole number of shares of GAHR IV Common Stock, and subject to the same vesting schedule as the restricted GAHR III Common Stock (upon the proper surrender of such Book-Entry Share).
(iii) Each share of GAHR III Common Stock, if any, then held by any Wholly Owned GAHR III Subsidiary shall automatically be retired and shall cease to exist, and no consideration shall be paid, nor shall any right inure or be made with respect thereto in connection with or as a consequence of the REIT Merger.
(iv) Each share of GAHR III Common Stock, if any, then held by GAHR IV or any Wholly Owned GAHR IV Subsidiary shall no longer be outstanding and shall automatically be retired and shall cease to exist, and no consideration shall be paid, nor shall any right inure or be made with respect thereto in connection with or as a consequence of the REIT Merger.

(v) Each membership interest of Merger Sub issued and outstanding immediately prior to the REIT Merger Effective Time shall remain the only issued and outstanding membership interests of Merger Sub, and GAHR IV shall remain the sole member of Merger Sub.
(b)
The Partnership Merger
. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of GAHR IV Operating Partnership or GAHR III Operating Partnership or the holders of any securities of GAHR IV Operating Partnership or GAHR III Operating Partnership:
(i) Each GAHR IV OP Unit outstanding as of immediately prior to the Partnership Merger Effective Time will be converted into the right to receive (upon the proper surrender of such GAHR IV OP Unit) the Partnership Merger Consideration therefor, and shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a GAHR IV OP Unit shall cease to have any rights with respect thereto, except for the right to receive the Partnership Merger Consideration therefor;
(ii)
Subject to
Section
 3.1(c)
, each GAHR III OP Unit outstanding as of immediately prior to the Partnership Merger Effective Time will be automatically converted without any action on the part of the holder thereof into the Partnership Merger Consideration therefor; and
(iii) Merger Sub will be the general partner of the Surviving Partnership.
(c)
Adjustment of the REIT Merger Consideration and Partnership Merger Consideration
. Between the date of this Agreement and the applicable Merger Effective Time, if any of GAHR III, GAHR III Operating Partnership, GAHR IV or GAHR IV Operating Partnership should split, combine or otherwise reclassify the GAHR III Common Stock, the GAHR III OP Units, any class of the GAHR IV Common Stock or the GAHR IV OP Units, or make a dividend or other distribution in shares of the GAHR III Common Stock, the GAHR III OP Units, the GAHR IV Common Stock or the GAHR IV OP Units (including any dividend or other distribution of securities convertible into GAHR III Common Stock, GAHR III OP Units, GAHR IV Common Stock or GAHR IV OP Units), or engages in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of the Parties hereunder), the Exchange Ratio shall be ratably adjusted to reflect fully the effect of any such change, and thereafter all references to the Exchange Ratio shall be deemed to be the Exchange Ratio as so adjusted.
(d)
Transfer Books
. From and after the REIT Merger Effective Time, the share transfer books of GAHR III and GAHR IV Operating Partnership shall be closed, and thereafter there shall be no further registration of transfers of GAHR III Common Stock or GAHR IV OP Units. From and after the Merger Effective Time, Persons who held GAHR III Common Stock or GAHR IV OP Units outstanding immediately prior to the Merger Effective Time shall cease to have rights with respect to such shares or units, except as otherwise provided for in this Agreement or by applicable Law.

Section
 3.2
Exchange Procedures; Distributions with Respect to Unexchanged Shares
.
(a) As soon as practicable following the REIT Merger Effective Time, GAHR IV shall cause its transfer agent, DST Systems, Inc. (or any successor transfer agent for GAHR IV, the “
Transfer Agent
”) to record the issuance on the stock records of GAHR IV of the amount of GAHR IV Common Stock that is issuable to each holder of shares of GAHR III Common Stock (including any fractional shares thereof), pursuant to
Section
 3.1(a)(i)
. Shares of GAHR IV Common Stock issuable pursuant to this
Section
 3.2(a)
in exchange for shares of GAHR III Common Stock shall be in book-entry form.
(b) After the REIT Merger Effective Time, there shall be no further registration of transfers of shares of GAHR III Common Stock. If, after the REIT Merger Effective Time, shares are presented to the Surviving Entity or the Transfer Agent, they shall be cancelled and exchanged for the REIT Merger Consideration provided for, and in accordance with the procedures set forth, in this
Article III
.
(c) None of GAHR IV, GAHR IV Operating Partnership, the Surviving Entity, the Surviving Partnership or the Transfer Agent or any other Person shall be liable to any holder of GAHR III Common Stock for any REIT Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Law. Any amounts remaining unclaimed by holders of shares of GAHR III Common Stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of GAHR IV free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.
(d) As soon as reasonably practicable after the Partnership Merger Effective Time, GAHR IV and the Surviving Partnership shall take such action as may be reasonably necessary to provide the former holders of GAHR IV OP Units with the Partnership Merger Consideration therefor, subject to the receipt of customary representations from such holders.
Section
 3.3
Withholding Rights
. Each and any GAHR III Party, GAHR IV Party, the Surviving Entity, the Surviving Partnership or the Transfer Agent, as applicable, shall be entitled to deduct and withhold from the REIT Merger Consideration, the Partnership Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any holder of GAHR III Common Stock or GAHR IV OP Units, such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section
 3.4
Dissenters Rights
. No dissenters’ or appraisal rights shall be available with respect to the Mergers or the other transactions contemplated by this Agreement.

Section
 3.5
General Effects of the Mergers
.
(a) At the REIT Merger Effective Time, the effect of the REIT Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the MGCL and MLLCA. Without limiting the generality of the foregoing, and subject thereto, at the REIT Merger Effective Time, all of the property, rights, privileges, powers and franchises of GAHR III and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of GAHR III and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.
(b) At the Partnership Merger Effective Time, the effect of the Partnership Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the DRULPA. Without limiting the generality of the foregoing, and subject thereto, at the Partnership Merger Effective Time, all of the property, rights, privileges, powers and franchises of GAHR IV Operating Partnership and GAHR III Operating Partnership shall vest in the Surviving Partnership, and all debts, liabilities and duties of GAHR IV Operating Partnership and GAHR III Operating Partnership shall become the debts, liabilities and duties of the Surviving Partnership.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE GAHR III PARTIES
Except (a) as set forth in the disclosure letter prepared by the GAHR III Parties and delivered by the GAHR III Parties to the GAHR IV Parties contemporaneously with the execution of this Agreement (the “
GAHR III Disclosure Letter
”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the GAHR III Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure to such other section or subsection of this Agreement is reasonably apparent on its face (it being understood that to be so reasonably apparent on its face, it is not required that the other section or subsection of this Agreement be cross-referenced), provided
, that no disclosure shall qualify any Fundamental Representation unless it is set forth in the specific section or subsection of the GAHR III Disclosure Letter corresponding to such Fundamental Representation, provided
,
further
, that nothing in the GAHR III Disclosure Letter is intended to broaden the scope of any representation or warranty of the GAHR III Parties made herein) or (b) as disclosed in the GAHR III SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC after December 31, 2020 and prior to the date of this Agreement (excluding any information or documents incorporated by reference therein, or filed as exhibits thereto, and excluding any disclosures contained in such documents under the headings “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein to the extent they are cautionary, predictive or forward-looking in nature), and then only to the extent that the relevance of any disclosed event, item or occurrence in such GAHR III SEC Documents to a matter covered by a representation or warranty set forth in this
Article IV
is reasonably apparent on its face,
provided
, that the disclosures in the GAHR III SEC Documents shall not be deemed to qualify (i) any Fundamental Representations, which matters shall only be qualified by specific disclosure in the respective corresponding section of the GAHR III Disclosure Letter, and (ii) the representations and warranties made in
Section
 4.5(a
) through
Section
 4.5(c)
(
SEC Documents;
Financial Statements
), the GAHR III Parties hereby, jointly and severally, represent and warrant to the GAHR IV Parties that:

Section
 4.1
Organization and Qualification; Subsidiaries
.
(a) GAHR III is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. GAHR III is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a GAHR III Material Adverse Effect.
(b) Each GAHR III Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each GAHR III Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a GAHR III Material Adverse Effect.
(c)
Section 4.1(c)
of the GAHR III Disclosure Letter sets forth, as of the date hereof, a true and complete list of the GAHR III Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which GAHR III and the GAHR III Subsidiaries are qualified or licensed to do business, and the type of and percentage of interest held, directly or indirectly, by GAHR III in each GAHR III Subsidiary, including a list of each GAHR III Subsidiary that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (each a “
Qualified REIT Subsidiary
”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (each, a “
Taxable REIT Subsidiary
”) and each GAHR III Subsidiary that is an entity taxable as a corporation which is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.
(d)
Section 4.1(d)
of the GAHR III Disclosure Letter sets forth, as of the date hereof, a true and complete list of any equity interest or investment (whether equity or debt) in any Person (other than in the GAHR III Subsidiaries and investments in short-term investment securities) owned directly or indirectly by any GAHR III Party.
(e) Prior to the date hereof, GAHR III has made available to GAHR IV complete and correct copies of the GAHR III Governing Documents. Each of GAHR III and GAHR III Operating Partnership is in compliance with the terms of its GAHR III Governing Documents in all material respects. True and complete copies of GAHR III’s minute book have been made available by GAHR III to GAHR IV prior to the date hereof.

(f) GAHR III has not exempted any “Person” from the “Aggregate Stock Ownership Limit” or the “Common Stock Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the GAHR III Charter, which exemption or Excepted Holder Limit is currently in effect.
Section
 4.2
Authority; Approval Required
.
(a) Each of the GAHR III Parties has the requisite corporate or limited partnership power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the GAHR III Stockholder Approval, to consummate the transactions contemplated by this Agreement, including the Mergers. The execution and delivery of this Agreement by each of the GAHR III Parties and the consummation by the GAHR III Parties of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate and limited partnership action, and no other corporate or limited partnership proceedings on the part of the GAHR III Parties are necessary to authorize this Agreement or the Mergers or to consummate the other transactions contemplated by this Agreement, subject, (i) with respect to the REIT Merger, to receipt of the GAHR III Stockholder Approval, the filing of Articles of Amendment relating to the GAHR III Charter Amendment with, and acceptance for record of such Articles of Amendment, by the SDAT and the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT and (ii) with respect to the Partnership Merger, to the filing of the Partnership Certificate of Merger with, and acceptance for record of the Partnership Certificate of Merger by, the DE SOS.
(b) This Agreement has been duly executed and delivered by the GAHR III Parties, and assuming due authorization, execution and delivery by the GAHR IV Parties, constitutes a legally valid and binding obligation of the GAHR III Parties enforceable against the GAHR III Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
(c) On the recommendation of the GAHR III Special Committee, the GAHR III Board (including a majority of directors not otherwise interested in the Mergers) has (i) determined that the terms of this Agreement, the Mergers, the Contribution Agreement, the Second Amended and Restated GAHR III Partnership Agreement, the GAHR III Charter Amendment and the other transactions contemplated by this Agreement are advisable and in the best interest of GAHR III and that this Agreement, the Mergers, the Contribution Agreement and the other transactions contemplated by this Agreement are fair and reasonable to GAHR III and are on terms and conditions no less favorable to GAHR III than those available from unaffiliated third parties, (ii) authorized and approved this Agreement, the Contribution Agreement, the Second Amended and Restated GAHR III Partnership Agreement, the Mergers and the other transactions contemplated by this Agreement, (iii) directed that the REIT Merger and the GAHR III Charter Amendment be submitted to a vote of the holders of GAHR III Common Stock and (iv) except as may be permitted pursuant to
Section
 7.3
, resolved to include in the GAHR III Proxy Statement the recommendation of the GAHR III Board to holders of GAHR III Common Stock to vote in favor of approval of the REIT Merger and the GAHR III Charter Amendment (such recommendation, the “
GAHR III Board Recommendation
”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by
Section
 7.3
.

(d) The GAHR III Stockholder Approval is the only vote of the holders of securities of GAHR III or GAHR III Operating Partnership required to approve the Mergers.
Section
 4.3
No Conflict; Required Filings and Consents
.
(a) The execution and delivery of this Agreement by each of the GAHR III Parties do not, and the performance of this Agreement and its obligations hereunder will not, (i) assuming receipt of the GAHR III Stockholder Approval, conflict with or violate any provision of (A) the GAHR III Governing Documents or (B) any equivalent organizational or governing documents of any other GAHR III Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in
Section
 4.3(b)
have been obtained, all filings and notifications described in
Section
 4.3(b)
have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to GAHR III or any GAHR III Subsidiary or by which any property or asset of GAHR III or any GAHR III Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by
Section
 4.3(b)
) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of GAHR III or any GAHR III Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of GAHR III or any GAHR III Subsidiary pursuant to, any Contract or Permit to which GAHR III or any GAHR III Subsidiary is a party, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a GAHR III Material Adverse Effect.
(b) The execution and delivery of this Agreement by each of the GAHR III Parties do not, and the performance of this Agreement by each of the GAHR III Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority by such GAHR III Parties, except (i) the filing with the SEC of (A) the GAHR III Proxy Statement, (B) the
Form S-4
and the declaration of effectiveness of the
Form S-4,
and (C) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL and the MLLCA, (iii) the filing of the Partnership Certificate of Merger with, and the acceptance for record of the Partnership Certificate of Merger by, the DE SOS pursuant to the DRULPA, (iv) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (v) the consents, authorizations, orders or approvals of each Governmental Authority or Agency listed in
Section
 8.1(a)
of the GAHR III Disclosure Letter, and (vi) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications which, individually or in the aggregate, would not reasonably be expected to have a GAHR III Material Adverse Effect.

Section
 4.4
Capital Structure
.
(a) The authorized capital stock of GAHR III consists of 1,000,000,000 shares of GAHR III Common Stock, and 200,000,000 shares of preferred stock, $0.01 par value per share (“
GAHR III Preferred Stock
”). At the close of business on June 22, 2021, (i) 193,889,872 shares of GAHR III Common Stock were issued and outstanding, and (ii) no shares of GAHR III Preferred Stock were issued and outstanding. All of the outstanding shares of capital stock of GAHR III are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this
Section
 4.4
, there is no other outstanding capital stock of GAHR III.
(b) As of the close of business on June 22, 2021, 193,890,094 GAHR III OP Units are issued and outstanding. As of the date hereof, all the GAHR III OP Units are held by GAHR III or a Wholly Owned GAHR III Subsidiary, free and clear of all Encumbrances other than Permitted Encumbrances and free of preemptive rights. All of the GAHR III OP Units are duly authorized and validly issued.
(c) All of the outstanding shares of capital stock of each of the GAHR III Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the GAHR III Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the GAHR III Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. GAHR III or GAHR III Operating Partnership owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the GAHR III Subsidiaries, free and clear of all Encumbrances, other than Permitted Encumbrances, and free of preemptive rights.
(d) There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of GAHR III or any GAHR III Subsidiary (“
GAHR III Voting Debt
”) issued and outstanding. There are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which GAHR III or any of the GAHR III Subsidiaries is a party or by which any of them is bound obligating GAHR III or any of the GAHR III Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of GAHR III or any GAHR III Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) except as provided under the GAHR III Share Repurchase Plan or the Contribution Agreement, redeem, repurchase or otherwise acquire any such shares of capital stock, GAHR III Voting Debt or other equity interests.
(e) Neither GAHR III nor any GAHR III Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of GAHR III or any of the GAHR III Subsidiaries. Neither GAHR III nor any GAHR III Subsidiary has granted any registration rights on any of its capital stock. No GAHR III Common Stock is owned by any GAHR III Subsidiary.

(f) GAHR III does not have a “poison pill” or similar stockholder rights plan.
(g) All dividends or other distributions on the shares of GAHR III Common Stock and any material dividends or other distributions on any securities of any GAHR III Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).
(h) All of the outstanding securities of the GAHR III Parties were issued in compliance with applicable securities Laws.
Section
 4.5
SEC Documents; Financial Statements; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws
.
(a) GAHR III has timely filed with, or furnished (on a publicly available basis) to, the SEC all forms, documents, statements, schedules and reports required to be filed by GAHR III under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “
Sarbanes-Oxley Act
”)) since December 31, 2018 (the forms, documents, statements and reports filed with the SEC since December 31, 2018 and those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “
GAHR III SEC Documents
”). As of their respective filing dates (or the date of their most recent amendment, supplement or modification, in each case, to the extent filed and publicly available prior to the date of this Agreement), the GAHR III SEC Documents (i) complied, or with respect to GAHR III SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder, and (ii) did not, or with respect to GAHR III SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the GAHR III SEC Documents is, to the Knowledge of GAHR III, the subject of ongoing SEC review and GAHR III does not have any outstanding and unresolved comments from the SEC with respect to any GAHR III SEC Documents. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of GAHR III, threatened. None of the GAHR III SEC Documents is the subject of any confidential treatment request by GAHR III.
(b) Prior to the date hereof, GAHR III has made available to GAHR IV complete and correct copies of all written correspondence between the SEC, on one hand, and GAHR III, on the other hand, since December 31, 2018. At all applicable times, GAHR III has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(c) The consolidated audited and unaudited financial statements of GAHR III and the GAHR III Subsidiaries included, or incorporated by reference, in the GAHR III SEC Documents, including the related notes and schedules (as amended, supplemented or modified by later GAHR III SEC Documents, in each case, to the extent filed and publicly available prior to the date of this Agreement), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of GAHR III and GAHR III Subsidiaries in all material respects, (ii) complied or will comply, as the case may be, as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act and the published rules and regulations of the SEC with respect thereto, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end
adjustments and as may be permitted by the SEC on
Form 10-Q,
Form 8-K,
Regulation S-X
or any successor or like form under the Exchange Act, which such adjustments are not, in the aggregate, material to GAHR III) and (iv) fairly present, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end
adjustments, none of which is material), the consolidated financial position of GAHR III and the GAHR III Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of operations, stockholders’ equity and cash flows of GAHR III and the GAHR III Subsidiaries for the periods presented therein. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of GAHR III, threatened, in each case regarding any accounting practices of GAHR III.
(d) Since December 31, 2018, (A) GAHR III has designed and maintained disclosure controls and procedures (as defined in Rules
13a-15(e)
and
15d-15(e)
under the Exchange Act) to ensure that material information required to be disclosed by GAHR III in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to GAHR III’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of GAHR III required under the Exchange Act with respect to such reports, and (B) such disclosure controls and procedures are effective in timely alerting GAHR III’s management to material information required to be included in GAHR III’s periodic reports required under the Exchange Act (if GAHR III was required to file such reports). GAHR III and GAHR III Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in
Rule 13a-15(f)
and
15d-15(f)
under the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization, (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. GAHR III has disclosed to GAHR III’s auditors and audit committee (and made summaries of such disclosures available to GAHR IV) (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect GAHR III’s ability to record, process, summarize and report financial information and (2) any fraud, to the Knowledge of GAHR III, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.
(e) GAHR III is not and none of the GAHR III Subsidiaries are, a party to, and none of GAHR III nor any GAHR III Subsidiary has any commitment to become a party to, any joint venture, off-balance
sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among GAHR III and any GAHR III Subsidiary, on the one hand, and any unconsolidated Affiliate of GAHR III or any GAHR III Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any
“off-balance
sheet arrangements” (as defined in Item 303(a) of
Regulation S-K
of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, GAHR III, any GAHR III Subsidiary or GAHR III’s or such GAHR III Subsidiary’s audited financial statements or other GAHR III SEC Documents.
(f) Neither GAHR III nor any GAHR III Subsidiary is required to be registered as an investment company under the Investment Company Act.
(g) Neither GAHR III nor any GAHR III Subsidiary nor, to the Knowledge of GAHR III, any director, officer or Representative of GAHR III or any GAHR III Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or (iii) made any unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, in violation in any material respect of any applicable Anti-Corruption Law. Neither GAHR III nor any GAHR III Subsidiary has received any written communication that alleges that GAHR III or any GAHR III Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.
Section
 4.6
Absence of Certain Changes or Events
. Since December 31, 2020 through the date of this Agreement, (a) GAHR III and all GAHR III Subsidiaries have conducted their respective business in all material respects in the ordinary course of business, (b) neither GAHR III nor any GAHR III Subsidiary has taken any action that would have been prohibited by
Section
 6.1(b)
(
Conduct of Business by GAHR III
) if taken from and after the date of this Agreement and (c) there has not been any GAHR III Material Adverse Effect or any Circumstance that, individually or in the aggregate with all other Circumstances, would reasonably be expected to have a GAHR III Material Adverse Effect.
Section
 4.7
No Undisclosed Liabilities
. Except (a) as disclosed, reflected or reserved against on the balance sheet of GAHR III dated as of December 31, 2020 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business since December 31, 2020, neither GAHR III nor any GAHR III Subsidiary has any liabilities or obligations or Indebtedness (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b) or (c) above, has had, or would reasonably be expected to have, a GAHR III Material Adverse Effect.

Section
 4.8
Permits; Compliance with Law
.
(a) GAHR III and each GAHR III Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority necessary for GAHR III and each GAHR III Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted (the “
GAHR III Permits
”), and all such GAHR III Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the GAHR III Permits, individually or in the aggregate, would not reasonably be expected to have a GAHR III Material Adverse Effect. No event has occurred with respect to any of the GAHR III Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such GAHR III Permits. To the Knowledge of GAHR III, there is not pending any applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of GAHR III or the GAHR III Subsidiaries that impairs the validity of any GAHR III Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any GAHR III Permit, except where the impairment or revocation of any such GAHR III Permit, individually, or in the aggregate, would not reasonably be expected to have a GAHR III Material Adverse Effect.
(b) Neither GAHR III nor any GAHR III Subsidiary is, and for the past three years has been, in conflict with, or in default or violation of (i) any Law applicable to GAHR III or any GAHR III Subsidiary or by which any property or asset of GAHR III or any other GAHR III Subsidiary is bound (except for compliance with Laws addressed in
Section
 4.10
,
Section
 4.11
or
Section
 4.13
, which are solely addressed in those sections), or (ii) any GAHR III Permits, except, in each case, for any such conflicts, defaults or violations that have been cured, or that, individually or in the aggregate, would not reasonably be expected to have a GAHR III Material Adverse Effect.
Section
 4.9
Litigation
. There is no material Action or investigation to which GAHR III or any GAHR III Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of GAHR III, threatened before any Governmental Authority, and, to the Knowledge of GAHR III, there is no basis for any such action, suit, proceeding or investigation. None of GAHR III and the GAHR III Subsidiaries has been permanently or temporarily enjoined by any Order, judgment or decree of any Governmental Authority from engaging in or continuing to conduct the business of GAHR III or the GAHR III Subsidiaries. No Order of any Governmental Authority has been issued in any proceeding to which GAHR III or any of the GAHR III Subsidiaries is or was a party, or, to the Knowledge of GAHR III, in any other proceeding, that enjoins or requires GAHR III or any of the GAHR III Subsidiaries to take action of any kind with respect to its businesses, assets or properties. Since December 31, 2020, none of GAHR III, any GAHR III Subsidiary or any Representative of the foregoing has received or made any settlement offer for any Action to which GAHR III or any GAHR III Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $200,000 individually.

Section
 4.10
Properties
.
(a)
Section 4.10
(a) of the GAHR III Disclosure Letter lists the GAHR III Properties, and sets forth the GAHR III Party or applicable GAHR III Subsidiary owning such property. Except as disclosed in title insurance policies and reports (and the documents or surveys referenced in such policies and reports) copies of which policies and reports were made available for review to GAHR IV prior to the date hereof: (A) GAHR III or a GAHR III Subsidiary owns fee simple title to, or a valid leasehold interest in, the GAHR III Properties, free and clear of Liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (“
Encumbrances
”), except for Permitted Encumbrances; (B) except as has not had and would not, individually or in the aggregate, have a GAHR III Material Adverse Effect, neither GAHR III nor any GAHR III Subsidiary has received written notice of any violation of any Law which has not yet been cured affecting any portion of any of the GAHR III Properties issued by any Governmental Authority; and (C) except as would not, individually or in the aggregate, have a GAHR III Material Adverse Effect, neither GAHR III nor any GAHR III Subsidiary has received notice to the effect that there are (1) condemnation or rezoning proceedings that are pending or threatened with respect to any of the GAHR III Properties or (2) zoning, building or similar Laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the GAHR III Properties or by the continued maintenance, operation or use of the parking areas.
(b) GAHR III has not received written notice of, nor does GAHR III have any Knowledge of, any latent defects or adverse physical conditions affecting any of the GAHR III Properties or the improvements thereon, except as would not, individually or in the aggregate, have a GAHR III Material Adverse Effect.
(c) GAHR III and the GAHR III Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all material personal property owned, used or held for use by them. Neither GAHR III’s, nor the GAHR III Subsidiaries’, ownership of any such personal property is subject to any Encumbrances, other than Permitted Encumbrances.
(d) A policy of title insurance has been issued for each of the GAHR III Properties insuring, as of the effective date of such insurance policy, (i) fee simple title interest held by GAHR III or the applicable GAHR III Subsidiary and (ii) to the Knowledge of GAHR III, such insurance policies are in full force and effect, and no material claim has been made against any such policy that remains outstanding as of the date hereof.
Section
 4.11
Environmental Matters
. Except as, individually or in the aggregate, would not reasonably be expected to have a GAHR III Material Adverse Effect: (i) no notification, demand, directive, request for information, citation, summons, notice of violation or order has been received, no complaint has been filed, no penalty has been asserted or assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of GAHR III, is threatened relating to any of the GAHR III Parties, any of the GAHR III Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law, any Environmental Permit or Hazardous Substance; (ii) the GAHR III Parties, the other GAHR III Subsidiaries and their respective properties are and have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) each of the GAHR III Parties and each other GAHR III Subsidiary is in possession of all Environmental Permits necessary for GAHR III and each GAHR III Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof, and all such Environmental Permits are valid and in full force and effect with all necessary applications for renewal thereof having been timely filed, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Environmental Permits, individually or in the aggregate, would not reasonably be expected to have a GAHR III Material Adverse Effect; (iv) any and all Hazardous Substances disposed of by GAHR III and each GAHR III Subsidiary was done so in accordance with all applicable Environmental Laws and Environmental Permits; (v) GAHR III Parties, any of the GAHR III Subsidiaries and their respective properties are not subject to any order, writ, judgment, injunction, decree, stipulation, determination or award by any Governmental Authority pursuant to any Environmental Laws, any Environmental Permit or Hazardous Substance; and (vi) there are no liabilities or obligations (and no asserted liability or obligations) of the GAHR III Parties or any of the other GAHR III Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.
Section
 4.12
Material Contracts
.
(a) Prior to the date hereof, GAHR III has made available to GAHR IV (by posting to the Secure Data Room or by filing with the SEC as an exhibit to GAHR III’s Annual Report on Form
10-K
for the year ending December 31, 2020 or any subsequent current or periodic report) a true, correct and complete copy of each Contract in effect as of the date hereof to which GAHR III or any GAHR III Subsidiary is a party or by which any of its properties or assets are bound that:
(i) is required to be filed with the SEC as an exhibit to GAHR III’s Annual Report on Form
10-K
for the year ending December 31, 2020 or any subsequent current or periodic report;
(ii) is required to be described pursuant to Item 401 of Regulation
S-K
promulgated under the Securities Act;
(iii) obligates the GAHR III Parties or any other GAHR III Subsidiary to make non-contingent
aggregate annual expenditures (other than principal or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $500,000 and is not cancelable within 90 days without material penalty to the GAHR III Parties or any other GAHR III Subsidiary;
(iv) contains any
non-compete
or exclusivity provisions with respect to any line of business or geographic area that restricts the business of the GAHR III

Parties or any other GAHR III Subsidiary, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by the GAHR III Parties or any other GAHR III Subsidiary or the geographic area in which the GAHR III Parties or any other GAHR III Subsidiary may conduct business;
(v) is a Contract that obligates the GAHR III Parties or any other GAHR III Subsidiary to indemnify any past or present directors, officers, or employees of the GAHR III Parties or any other GAHR III Subsidiary pursuant to which the GAHR III Parties or any other GAHR III Subsidiary is the indemnitor;
(vi) constitutes (A) an Indebtedness obligation of the GAHR III Parties or any other GAHR III Subsidiary with a principal amount as of the date hereof greater than $500,000 or (B) a Contract under which (1) any Person including GAHR III or a GAHR III Subsidiary, has directly or indirectly guaranteed Indebtedness, liabilities or obligations of GAHR III or GAHR III Subsidiary or (2) GAHR III or a GAHR III Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person, including GAHR III or another GAHR III Subsidiary (in each case other than endorsements for the purpose of collection in the ordinary course of business);
(vii) requires the GAHR III Parties or any other GAHR III Subsidiary to dispose of or acquire assets or properties that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $500,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;
(viii) constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;
(ix) constitutes a loan to any Person (other than a Wholly Owned GAHR III Subsidiary) by GAHR III or any GAHR III Subsidiary in an amount in excess of $500,000;
(x) sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of the GAHR III Parties or any other GAHR III Subsidiary with a third party;
(xi) prohibits the pledging of the capital stock of GAHR III or any GAHR III Subsidiary or prohibits the issuance of guarantees by any GAHR III Subsidiary;
(xii) contains covenants expressly limiting, in any material respect, the ability of GAHR III or any GAHR III Subsidiary to sell, transfer, pledge or otherwise dispose of any material assets or business of GAHR III or any GAHR III Subsidiary;
(xiii) contains restrictions on the ability of GAHR III or any GAHR III Subsidiary to pay dividends or other distributions (other than pursuant to the organizational documents of GAHR III and GAHR III Subsidiaries);
(xiv) is with a Governmental Authority;

(xv) has continuing
“earn-out”
or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $500,000;
(xvi) is an employment Contract or consulting Contract;
(xvii) is a collective bargaining agreement or other Contract with any labor organization, union or association;
(xviii) is a Contract with any professional employer organization, staffing agency, temporary employee agency, or similar company or service provider;
(xix) provides severance, retention, or transaction bonus payments, change-of-control
payments, or similar compensation;
(xx) is a settlement agreement or release of claims with any current employee or with any former employee within the past five years;
(xxi) is a lease, sublease, license or other rental agreement or occupancy agreement (written or verbal) which grants any possessory interest in and to any space situated on or in the GAHR III Properties or that otherwise gives rights with regard to use of the GAHR III Properties, in each case that could result in payments, individually or in the aggregate, in excess of $500,000; or
(xxii) is both (A) not made in the ordinary course of business and (B) material to GAHR III and the GAHR III Subsidiaries, taken as a whole.
(b) Each Contract in any of the categories set forth in
Section
 4.12(a)
to which the GAHR III Parties or any other GAHR III Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “
GAHR III Material Contract
.”
(c) Each GAHR III Material Contract is legal, valid, binding and enforceable on the GAHR III Parties and each other GAHR III Subsidiary that is a party thereto and, to the Knowledge of GAHR III, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). The GAHR III Parties and each other GAHR III Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each GAHR III Material Contract and, to the Knowledge of GAHR III, each other party thereto has performed all obligations required to be performed by it under such GAHR III Material Contract prior to the date hereof. None of the GAHR III Parties or any other GAHR III Subsidiary, nor, to the Knowledge of GAHR III, any other party thereto, is in breach or violation of, or default under, any GAHR III Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any GAHR III Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a GAHR III Material Adverse Effect. None of the GAHR III Parties or any other GAHR III Subsidiary has received notice of any violation or default under, or currently owes any termination, cancellation or other similar fees or any liquidated damages with respect to, any GAHR III Material Contract, except for violations, defaults, fees or damages that, individually or in the aggregate, would not reasonably be expected to have a GAHR III Material Adverse Effect. Since December 31, 2020, neither GAHR III nor any GAHR III Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any GAHR III Material Contract.
(d)
Section 4.12(d)
of the GAHR III Disclosure Letter lists each management agreement pursuant to which any third party manages or operates any of the GAHR III Properties on behalf of GAHR III or any GAHR III Subsidiary, and describes the property that is subject to such management agreement, GAHR III or the applicable GAHR III Subsidiary that is a party, the date of such management agreement and each material amendment, guaranty or other agreement binding on GAHR III or the applicable GAHR III Subsidiary and relating thereto (collectively, the “
GAHR III Management Agreement Documents
”). The true, correct and complete copies of all GAHR III Management Agreement Documents have been made available to GAHR IV prior to the date hereof. Each GAHR III Management Agreement Document is valid, binding and in full force and effect as against GAHR III or the applicable GAHR III Subsidiary and, to the Knowledge of GAHR III, as against the other party thereto. Neither GAHR III nor any GAHR III Subsidiary owes any termination, cancellation or other similar fees or any liquidated damages to any third-party manager or operator.
Section
 4.13
Taxes
.
(a) Each GAHR III Party and each other GAHR III Subsidiary has timely filed with the appropriate Governmental Authority all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Each GAHR III Party and each other GAHR III Subsidiary has duly paid (or there has been paid on its behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. True and materially complete copies of all United States federal income Tax Returns that have been filed with the IRS by GAHR III and each GAHR III Subsidiary with respect to the taxable years ending on or after GAHR III’s formation have been made available to GAHR IV prior to the date hereof. To the Knowledge of GAHR III, no written claim has been proposed by any Governmental Authority in any jurisdiction where GAHR III or any GAHR III Subsidiary do not file Tax Returns that GAHR III or any GAHR III Subsidiary is or may be subject to Tax by such jurisdiction.
(b) Beginning with its initial taxable year ending on December 31, 2014, and through and including the Closing Date (determined as if GAHR III’s current taxable year ended immediately prior to Closing), GAHR III (i) has been organized and operated in conformity with the requirements to qualify as a REIT under the Code and the current and proposed method of operation for GAHR III is expected to enable GAHR III to continue to meet the requirements for qualification as a REIT through and including the Closing Date, and (ii) has not taken or omitted to take any action which would reasonably be expected to result in GAHR III’s failure to qualify as a REIT, and no challenge to GAHR III’s status as a REIT is pending or threatened in writing. No GAHR III Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary. GAHR III’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year, taking into account any dividends subject to Sections 857(b)(8) or 858 of the Code, has not been less than the sum of (i) GAHR III’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (ii) GAHR III’s net capital gain for such year.
(c) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of GAHR III, threatened with regard to any material Taxes or Tax Returns of GAHR III or any GAHR III Subsidiary; (ii) no material deficiency for Taxes of GAHR III or any GAHR III Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of GAHR III, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a GAHR III Material Adverse Effect; (iii) neither GAHR III nor any GAHR III Subsidiary has, waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither GAHR III nor any GAHR III Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither GAHR III nor any GAHR III Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(d) Each GAHR III Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or a Qualified REIT Subsidiary, as the case may be, and not as a corporation, an association taxable as a corporation whose separate existence is respected for federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code.
(e) Neither GAHR III nor any GAHR III Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation
Section 1.337(d)-7,
nor have they disposed of any such asset during its current taxable year.
(f) Since its inception, GAHR III and the GAHR III Subsidiaries have not incurred (i) any liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) GAHR III has not, and none of the GAHR III Subsidiaries have, incurred any material liability for Tax other than (A) in the ordinary course of business, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of GAHR III no condition or circumstance exists, which presents a material risk that any material liability for Taxes described in clause (iii) of the preceding sentence or any liability for Taxes described in clause (i) or (ii) of the preceding sentence will be imposed upon GAHR III or any GAHR III Subsidiary.
(g) GAHR III and the GAHR III Subsidiaries, and to the Knowledge of GAHR III, any predecessor employers of the foregoing, have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(h) There are no GAHR III Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of GAHR III threatened to raise, a material claim against GAHR III or any GAHR III Subsidiary for any breach of any GAHR III Tax Protection Agreements. As used herein, “
GAHR III Tax Protection Agreements
” means any written agreement to which GAHR III or any GAHR III Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a GAHR III Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company in a GAHR III Subsidiary Partnership, GAHR III or any GAHR III Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, or (D) only dispose of assets in a particular manner. As used herein, “
GAHR III Subsidiary Partnership
” means a GAHR III Subsidiary that is a partnership for United States federal income tax purposes.
(i) There are no Tax Encumbrances upon any property or assets of GAHR III or any GAHR III Subsidiary except Encumbrances for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.
(j) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving GAHR III or any GAHR III Subsidiary, and after the Closing Date neither GAHR III nor any other GAHR III Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.
(k) Neither GAHR III nor any GAHR III Subsidiary has requested or received any written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither GAHR III nor any GAHR III Subsidiary is subject to written ruling of a Governmental Authority.
(l) Neither GAHR III nor any GAHR III Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax or (ii) has any liability for the Taxes of any Person (other than any GAHR III Subsidiary) under Treasury Regulation
Section 1.1502-6
(or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise.
(m) Neither GAHR III nor any GAHR III Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation
Section 1.6011-4(b).

(n) Neither GAHR III nor any GAHR III Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free
treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.
(o) No written power of attorney that has been granted by GAHR III or any GAHR III Subsidiary (other than to GAHR III or a GAHR III Subsidiary) currently is in force with respect to any matter relating to Taxes.
(p) Neither GAHR III nor any GAHR III Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the Knowledge of GAHR III is there any other fact or circumstance that could reasonably be expected to prevent, the REIT Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(q) GAHR III is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.
Section
 4.14
Intellectual Property
. Neither GAHR III nor any GAHR III Subsidiary: (a) owns any registered trademarks, patents or copyrights, or (b) has any pending applications or registrations for any trademarks, patents or copyrights. Except as, individually or in the aggregate, would not reasonably be expected to have a GAHR III Material Adverse Effect, (i) no Intellectual Property used by GAHR III or any GAHR III Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) no Person is misappropriating, infringing or otherwise violating any Intellectual Property of GAHR III or any GAHR III Subsidiary, and (iii) GAHR III and the GAHR III Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of GAHR III and the GAHR III Subsidiaries as it is currently conducted. Since December 31, 2020, neither GAHR III nor any GAHR III Subsidiary has received any written or, to the Knowledge of GAHR III, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.
Section
 4.15
Information Privacy
 & Security
. GAHR III and any GAHR III Subsidiary has adopted written policies and procedures with respect to privacy, data protection, security and the collection and use of Personal Information gathered or accessed in the course of the operations of GAHR III and any GAHR III Subsidiary, those policies and procedures are commercially reasonable and comply with applicable Information Privacy and Security Laws and contracts, and GAHR III and any GAHR III Subsidiary is in compliance with such policies and procedures. GAHR III and any GAHR III Subsidiary has disaster recovery plans, procedures and facilities in place that are appropriate to minimize the disruption of its business in the event of any material failure of any of the IT Assets in accordance with applicable legal requirements and customer contracts. GAHR III and any GAHR III Subsidiary has not experienced any data security breach of any IT Assets, that would constitute a breach for which notification to individuals, third parties and/or any Governmental Authority. GAHR III and any GAHR III Subsidiary has taken reasonable actions and measures to protect the confidentiality, integrity and security of its Personal Information and all of its IT Assets, against any unauthorized use, access, interruption, modification or corruption.

Section
 4.16
Insurance
.
Section
 4.16
of the GAHR III Disclosure Letter sets forth a true and complete list of all material insurance policies and all material fidelity bonds or other material insurance Contracts providing coverage for GAHR III and the GAHR III Subsidiaries (the “
GAHR III Insurance Policies
”), which GAHR III Insurance Policies are of the type and in the amounts customarily carried by Persons conducting businesses or owning assets similar to those of GAHR III and GAHR III Subsidiaries and sufficient to allow each to replace any of its assets that might be damaged or destroyed, subject to commercially reasonable deductibles or retentions. Each GAHR III Insurance Policy is in full force and effect. Except as, individually or in the aggregate, would not reasonably be expected to have a GAHR III Material Adverse Effect, all premiums due and payable under all GAHR III Insurance Policies have been paid, and GAHR III and the GAHR III Subsidiaries have otherwise complied in all material respects with the terms and conditions of all GAHR III Insurance Policies and all claims, events and occurrences that may be covered under any GAHR III Insurance Policy have been noticed pursuant to the conditions in such policy. No written notice of cancellation or termination has been received by GAHR III or any GAHR III Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. GAHR III has made available to GAHR IV true and correct copies of all GAHR III Insurance Policies prior to the date hereof. No GAHR III Insurance Policies are written on retrospective, audited or similar premium basis.
Section
 4.17
Employee Matters
. Except as a result of the transactions contemplated by the Contribution Agreement, there are no GAHR III Benefit Plans, and neither GAHR III nor any GAHR III Subsidiary has, or has ever had, any employees or sponsored or maintained any Employee Benefit Plans, other than the Griffin-American Healthcare REIT III, Inc. 2013 Incentive Plan. Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or together with any other event but excluding the transactions contemplated by the Contribution Agreement and the Employee Benefit Plans of the parties thereto for purposes hereof) will (i) entitle any current or former employee, officer, director, or independent contractor to any payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or result in any other obligation under, any Employee Benefit Plan, or (iii) result in any payment under any Employee Benefit Plan not being deductible pursuant to Section 280G of the Code.
Section
 4.18
Related-Party Transactions
. Except as described in the GAHR III SEC Documents filed with or furnished to the SEC on or after December 31, 2018 and prior to the date hereof (the “
GAHR III Related-Party Agreements
”), no agreements, arrangements or understandings between any of the GAHR III Parties or any other GAHR III Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among GAHR III and GAHR III Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of
Regulation S-K
promulgated by the SEC.

Section
 4.19
Brokers
. No broker, investment banker or other Person (other than the Persons listed in
Section
 4.19
of the GAHR III Disclosure Letter, each in a fee amount not to exceed the amount set forth in
Section
 4.19
of the GAHR III Disclosure Letter, pursuant to the terms of the engagement letter between GAHR III and such Person, true, correct and complete copies of which have been provided to GAHR IV prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the GAHR III Parties or any other GAHR III Subsidiary.
Section
 4.20
Opinion of Financial Advisor
. The GAHR III Special Committee has received the oral opinion of Robert A. Stanger & Co., Inc. (which was confirmed in writing, as of the date of this Agreement), to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, the REIT Merger Consideration to be paid to holders of the GAHR III Common Stock is fair, from a financial point of view, to the holders of shares of the GAHR III Common Stock (other than GAHR IV and its Affiliates). GAHR III will deliver to GAHR IV a complete and correct copy of such opinion promptly after receipt thereof by the GAHR III Special Committee solely for informational purposes.
Section
 4.21
Takeover Statutes
. None of GAHR III or any GAHR III Subsidiary is, nor at any time during the last two years has been, an “interested stockholder” of GAHR IV as defined in
Section 3-601
of the MGCL. The GAHR III Board has taken all action necessary to render inapplicable to the REIT Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the REIT Merger. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “
Takeover Statutes
”) are applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement. No dissenters’, appraisal or similar rights are available to the holders of GAHR III Common Stock with respect to the REIT Merger and the other transactions contemplated by this Agreement.
Section
 4.22
Information Supplied
. None of the information supplied or to be supplied in writing by or on behalf of the GAHR III Parties or any GAHR III Subsidiary for inclusion or incorporation by reference in (a) the GAHR III Proxy Statement will, at the time it is first mailed to the GAHR III stockholders, at the time of the GAHR III Stockholders Meeting, at the time the
Form S-4
is declared effective by the SEC or at the REIT Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the
Form S-4
will, at the time such document is declared effective by the SEC, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that GAHR III is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement, to the extent relating to GAHR III and the GAHR III Subsidiaries (or other information supplied by or on behalf of GAHR III or any GAHR III Subsidiaries for inclusion therein) will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act;
provided
, that no representation is made as to statements made or incorporated by reference by or on behalf of the GAHR IV Parties.

Section
 4.23
No Other Representations and Warranties
. Except for the representations or warranties expressly set forth in this
Article IV
or any document, agreement, certificate or other instrument contemplated hereby, none of the GAHR III Parties or any other Person on behalf of a GAHR III Party has made any representation or warranty, expressed or implied, with respect to the GAHR III Parties or any other GAHR III Subsidiary, their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the GAHR III Parties or any other GAHR III Subsidiary. In particular, without limiting the foregoing disclaimer, none of the GAHR III Parties or any other Person on behalf of a GAHR III Party makes or has made any representation or warranty to any GAHR IV Party or any of their respective Affiliates or Representatives with respect to, except for the representations and warranties made by the GAHR III Parties in this
Article IV
or any document, agreement, certificate or other instrument contemplated hereby, any oral or written information presented to the GAHR IV Parties or any of their respective Affiliates or Representatives in the course of their due diligence of the GAHR III Parties, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, the GAHR III Parties acknowledge and agree that none of the GAHR IV Parties or any other Person on behalf of a GAHR IV Party has made or is making any representations or warranties relating to the GAHR IV Parties whatsoever, express or implied, beyond those expressly given by the GAHR IV Parties in
Article V
or any document, agreement, certificate or other instrument contemplated hereby, including any implied representation or warranty as to the accuracy or completeness of any information regarding any GAHR IV Party furnished or made available to the GAHR III Parties or any of their respective Representatives.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE GAHR IV PARTIES
Except (a) as set forth in the disclosure letter prepared by the GAHR IV Parties and delivered by the GAHR IV Parties to the GAHR III Parties contemporaneously with the execution of this Agreement (the “
GAHR IV Disclosure Letter
”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the GAHR IV Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure to such other section or subsection of this Agreement is reasonably apparent on its face (it being understood that to be so reasonably apparent on its face, it is not required that the other section or subsection of this Agreement be cross-referenced), provided
, that no disclosure shall qualify any Fundamental Representation unless it is set forth in the specific section or subsection of the GAHR IV Disclosure Letter corresponding to such Fundamental Representation, provided
,
further
, that nothing in the GAHR IV Disclosure Letter is intended to broaden the scope of any representation or warranty of the GAHR IV Parties made herein) or (b) as disclosed in the GAHR IV SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC after December 31, 2020 and prior to the date of this Agreement (excluding any information or documents incorporated by reference therein, or filed as exhibits thereto, and excluding any disclosures contained in such documents under the headings “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein to the extent they are cautionary, predictive or forward-looking in nature), and then only to the extent that the relevance of any disclosed event, item or occurrence in such GAHR IV SEC Documents to a matter covered by a representation or warranty set forth in this
Article V
is reasonably apparent on its face,
provided
, that the disclosures in the GAHR IV SEC Documents shall not be deemed to qualify (i) any Fundamental Representations, which matters shall only be qualified by specific disclosure in the respective corresponding section of the GAHR IV Disclosure Letter, and (ii) the representations and warranties made in
Section
 5.5(a)
through
Section
 5.5(c)
(
SEC Documents; Financial Statements
), the GAHR IV Parties hereby, jointly and severally, represent and warrant to the GAHR III Parties that:
Section
 5.1
Organization and Qualification; Subsidiaries
.
(a) GAHR IV is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite limited liability company power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each of GAHR IV and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a GAHR IV Material Adverse Effect.
(b) Each GAHR IV Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each GAHR IV Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a GAHR IV Material Adverse Effect.
(c)
Section 5.1(c)
of the GAHR IV Disclosure Letter sets forth, as of the date hereof, a true and complete list of the GAHR IV Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which GAHR IV and the GAHR IV Subsidiaries are qualified or licensed to do business, and the type of and percentage of interest held, directly or indirectly, by GAHR IV in each GAHR IV Subsidiary, including a list of each GAHR IV Subsidiary that is a Qualified REIT Subsidiary or a Taxable REIT Subsidiary and each GAHR IV Subsidiary that is an entity taxable as a corporation which is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.

(d)
Section 5.1(d)
of the GAHR IV Disclosure Letter sets forth, as of the date hereof, a true and complete list of any equity interest or investment (whether equity or debt) in any Person (other than in the GAHR IV Subsidiaries and investments in short-term investment securities) owned directly or indirectly by any GAHR IV Party.
(e) Prior to the date hereof, GAHR IV has made available to GAHR III complete and correct copies of the GAHR IV Governing Documents. Each of GAHR IV and GAHR IV Operating Partnership is in compliance with the terms of its GAHR IV Governing Documents in all material respects. True and complete copies of GAHR IV’s minute book have been made available by GAHR IV to GAHR III prior to the date hereof.
(f) GAHR IV has not exempted any “Person” from the “Aggregate Stock Ownership Limit” or the “Common Stock Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the GAHR IV Charter, which exemption or Excepted Holder Limit is currently in effect.
Section
 5.2
Authority; Approval Required
.
(a) Each of the GAHR IV Parties has the requisite corporate, limited liability company or limited partnership power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the GAHR IV Stockholder Approval, to consummate the transactions contemplated by this Agreement, including the Mergers. The execution and delivery of this Agreement by each of the GAHR IV Parties and the consummation by the GAHR IV Parties of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate and limited partnership action, and no other corporate, limited liability company or limited partnership proceedings on the part of the GAHR IV Parties are necessary to authorize this Agreement or the Mergers or to consummate the other transactions contemplated by this Agreement, subject, (i) with respect to the REIT Merger, to receipt of the GAHR IV Stockholder Approval, the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT, (ii) with respect to the Partnership Merger, to the filing of the Partnership Certificate of Merger with, and acceptance for record of the Partnership Certificate of Merger by, the DE SOS and (iii) with respect to the GAHR IV Charter Amendment, to receipt of the GAHR IV Stockholder Approval, the filing of Articles of Amendment and Restatement relating to the GAHR IV Charter Amendment with, and acceptance for record of such Articles of Amendment and Restatement, by the SDAT.
(b) This Agreement has been duly executed and delivered by the GAHR IV Parties, and assuming due authorization, execution and delivery by the GAHR III Parties, constitutes a legally valid and binding obligation of the GAHR IV Parties enforceable against the GAHR IV Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
(c) On the recommendation of the GAHR IV Special Committee, the GAHR IV Board (including a majority of directors not otherwise interested in the Mergers) has (i) determined that the terms of this Agreement, the Amended GAHR IV Advisory Agreement, the

GAHR IV Charter Amendment, the Mergers and the other transactions contemplated by this Agreement are advisable and in the best interest of GAHR IV and that this Agreement, the Mergers and the other transactions contemplated by this Agreement are fair and reasonable to GAHR IV and are on terms and conditions no less favorable to GAHR IV than those available from unaffiliated third parties, (ii) authorized and approved this Agreement, the Amended GAHR IV Advisory Agreement, the Mergers and the other transactions contemplated by this Agreement, (iii) directed that the REIT Merger and the GAHR IV Charter Amendment be submitted to a vote of the holders of GAHR IV Common Stock and (iv) except as may be permitted pursuant to
Section
 7.3
, resolved to include in the GAHR IV Proxy Statement the recommendation of the GAHR IV Board to holders of GAHR IV Common Stock to vote in favor of approval of the REIT Merger and the GAHR IV Charter Amendment (such recommendation, the “
GAHR IV Board Recommendation
”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by
Section
 7.3
.
(d) GAHR IV, as the sole member of Merger Sub, has approved this Agreement and the REIT Merger.
Section
 5.3
No Conflict; Required Filings and Consents
.
(a) The execution and delivery of this Agreement by each of the GAHR IV Parties do not, and the performance of this Agreement and its obligations hereunder will not, (i) conflict with or violate any provision of (A) the GAHR IV Governing Documents or Merger Sub Governing Documents or (B) any equivalent organizational or governing documents of any other GAHR IV Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in
Section
 5.3(b)
have been obtained, all filings and notifications described in
Section
 5.3(b)
have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to GAHR IV or any GAHR IV Subsidiary or by which any property or asset of GAHR IV or any GAHR IV Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by
Section
 5.3(b)
) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of GAHR IV or any GAHR IV Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of GAHR IV or any GAHR IV Subsidiary pursuant to, any Contract or Permit to which GAHR IV or any GAHR IV Subsidiary is a party, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a GAHR IV Material Adverse Effect.
(b) The execution and delivery of this Agreement by each of the GAHR IV Parties do not, and the performance of this Agreement by each of the GAHR IV Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority by such GAHR IV Parties, except (i) the filing with the SEC of (A) the GAHR IV Proxy Statement, (B) the
Form S-4
and the declaration of effectiveness of the
Form S-4,
and (C) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this

Agreement, (ii) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL and the MLLCA, (iii) the filing of the Partnership Certificate of Merger with, and the acceptance for record of the Partnership Certificate of Merger by, the DE SOS pursuant to the DRULPA, (iv) the filing of Articles of Amendment and Restatement relating to the GAHR IV Charter Amendment with, and acceptance for record of such Articles of Amendment and Restatement, by the SDAT, (v) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (vi) the consents, authorizations, orders or approvals of each Governmental Authority or Agency listed in
Section
 8.1(a)
of the GAHR IV Disclosure Letter and (vi) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications which, individually or in the aggregate, would not reasonably be expected to have a GAHR IV Material Adverse Effect.
Section
 5.4
Capital Structure
.
(a) The authorized capital stock of GAHR IV consists of 1,000,000,000 shares of GAHR IV Common Stock, of which 900,000,000 are designated as GAHR IV Class T Common Stock and 100,000,000 are designated as GAHR IV Class I Common Stock, and 200,000,000 shares of preferred stock, $0.01 par value per share (“
GAHR IV Preferred Stock
”). At the close of business on June 22, 2021, (i) 76,069,129 shares of GAHR IV Class T Common Stock were issued and outstanding, (ii) 5,662,132 shares of GAHR IV Class I Common Stock were issued and outstanding, and (iii) no shares of GAHR IV Preferred Stock were issued and outstanding. All of the outstanding shares of capital stock of GAHR IV are duly authorized, validly issued, fully paid and nonassessable, and all shares of GAHR IV Common Stock to be issued in connection with the REIT Merger, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this
Section
 5.4(a)
, there is no other outstanding capital stock of GAHR IV.
(b) At the close of business on June 22, 2021, 5,662,132 GAHR IV Class I OP Units were issued and outstanding and 76,069,337 GAHR IV Class T OP Units were issued and outstanding. As of the date hereof, all the GAHR IV OP Units are held by GAHR IV or a Wholly Owned GAHR IV Subsidiary, free and clear of all Encumbrances other than Permitted Encumbrances and free of preemptive rights. All of the GAHR IV OP Units are duly authorized and validly issued.
(c) All of the outstanding shares of capital stock of each of the GAHR IV Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the GAHR IV Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the GAHR IV Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. GAHR IV or GAHR IV Operating Partnership owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the GAHR IV Subsidiaries, free and clear of all Encumbrances, other than Permitted Encumbrances, and free of preemptive rights.
(d) There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of GAHR IV or any GAHR IV

Subsidiary (“
GAHR IV Voting Debt
”) issued and outstanding. There are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which GAHR IV or any of the GAHR IV Subsidiaries is a party or by which any of them is bound obligating GAHR IV or any of the GAHR IV Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of GAHR IV or any GAHR IV Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) except as provided under the GAHR IV Share Repurchase Plan, redeem, repurchase or otherwise acquire any such shares of capital stock, GAHR IV Voting Debt or other equity interests.
(e) Neither GAHR IV nor any GAHR IV Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of GAHR IV or any of the GAHR IV Subsidiaries. Neither GAHR IV nor any GAHR IV Subsidiary has granted any registration rights on any of its capital stock. No GAHR IV Common Stock is owned by any GAHR IV Subsidiary.
(f) GAHR IV does not have a “poison pill” or similar stockholder rights plan.
(g) All dividends or other distributions on the shares of GAHR IV Common Stock and any material dividends or other distributions on any securities of any GAHR IV Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).
(h) All of the outstanding securities of the GAHR IV Parties were issued in compliance with applicable securities Laws.
Section
 5.5
SEC Documents; Financial Statements; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws
.
(a) GAHR IV has timely filed with, or furnished (on a publicly available basis) to, the SEC all forms, documents, statements, schedules and reports required to be filed by GAHR IV under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act since December 31, 2018 (the forms, documents, statements and reports filed with the SEC since December 31, 2018 and those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “
GAHR IV SEC Documents
”). As of their respective filing dates (or the date of their most recent amendment, supplement or modification, in each case, to the extent filed and publicly available prior to the date of this Agreement), the GAHR IV SEC Documents (i) complied, or with respect to GAHR IV SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder, and (ii) did not, or with respect to GAHR IV SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the GAHR IV SEC Documents is, to the Knowledge of GAHR IV, the subject of ongoing SEC review and GAHR IV does not have any outstanding and unresolved comments from the SEC with respect to any GAHR IV SEC Documents. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of GAHR IV, threatened. None of the GAHR IV SEC Documents is the subject of any confidential treatment request by GAHR IV.
(b) Prior to the date hereof, GAHR IV has made available to GAHR III complete and correct copies of all written correspondence between the SEC, on one hand, and GAHR IV, on the other hand, since December 31, 2018. At all applicable times, GAHR IV has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.
(c) The consolidated audited and unaudited financial statements of GAHR IV and the GAHR IV Subsidiaries included, or incorporated by reference, in the GAHR IV SEC Documents, including the related notes and schedules (as amended, supplemented or modified by later GAHR IV SEC Documents, in each case, to the extent filed and publicly available prior to the date of this Agreement), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of GAHR IV and GAHR IV Subsidiaries in all material respects, (ii) complied or will comply, as the case may be, as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act and the published rules and regulations of the SEC with respect thereto, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end
adjustments and as may be permitted by the SEC on
Form 10-Q,
Form 8-K,
Regulation S-X
or any successor or like form under the Exchange Act, which such adjustments are not, in the aggregate, material to GAHR IV) and (iv) fairly present, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end
adjustments, none of which is material), the consolidated financial position of GAHR IV and the GAHR IV Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of operations, stockholders’ equity and cash flows of GAHR IV and the GAHR IV Subsidiaries for the periods presented therein. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of GAHR IV, threatened, in each case regarding any accounting practices of GAHR IV.
(d) Since December 31, 2018, (A) GAHR IV has designed and maintained disclosure controls and procedures (as defined in Rules
13a-15(e)
and
15d-15(e)
under the Exchange Act) to ensure that material information required to be disclosed by GAHR IV in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to GAHR IV’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of GAHR IV required under the Exchange Act with respect to such reports, and

(B) such disclosure controls and procedures are effective in timely alerting GAHR IV’s management to material information required to be included in GAHR IV’s periodic reports required under the Exchange Act (if GAHR IV was required to file such reports). GAHR IV and GAHR IV Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in
Rule 13a-15(f)
and
15d-15(f)
under the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization, (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. GAHR IV has disclosed to GAHR IV’s auditors and audit committee (and made summaries of such disclosures available to GAHR III) (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect GAHR IV’s ability to record, process, summarize and report financial information and (2) any fraud, to the Knowledge of GAHR IV, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.
(e) GAHR IV is not and none of the GAHR IV Subsidiaries are, a party to, and none of GAHR IV nor any GAHR IV Subsidiary has any commitment to become a party to, any joint venture, off-balance
sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among GAHR IV and any GAHR IV Subsidiary, on the one hand, and any unconsolidated Affiliate of GAHR IV or any GAHR IV Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any
“off-balance
sheet arrangements” (as defined in Item 303(a) of
Regulation S-K
of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, GAHR IV, any GAHR IV Subsidiary or GAHR IV’s or such GAHR IV Subsidiary’s audited financial statements or other GAHR IV SEC Documents.
(f) Neither GAHR IV nor any GAHR IV Subsidiary is required to be registered as an investment company under the Investment Company Act.
(g) Neither GAHR IV nor any GAHR IV Subsidiary nor, to the Knowledge of GAHR IV, any director, officer or Representative of GAHR IV or any GAHR IV Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or (iii) made any unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, in violation in any material respect of any applicable Anti-Corruption Law. Neither GAHR IV nor any GAHR IV Subsidiary has received any written communication that alleges that GAHR IV or any GAHR IV Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

Section
 5.6
Absence of Certain Changes or Events
. Since December 31, 2020 through the date of this Agreement, (a) GAHR IV and all GAHR IV Subsidiaries have conducted their respective business in all material respects in the ordinary course of business, (b) neither GAHR IV nor any GAHR IV Subsidiary has taken any action that would have been prohibited by
Section
 6.2(b)
(
Conduct of Business by GAHR IV
) if taken from and after the date of this Agreement and (c) there has not been any GAHR IV Material Adverse Effect or any Circumstance that, individually or in the aggregate with all other Circumstances, would reasonably be expected to have a GAHR IV Material Adverse Effect.
Section
 5.7
No Undisclosed Liabilities
. Except (a) as disclosed, reflected or reserved against on the balance sheet of GAHR IV dated as of December 31, 2020 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business since December 31, 2020, neither GAHR IV nor any GAHR IV Subsidiary has any liabilities or obligations or Indebtedness (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b) or (c) above, has had, or would reasonably be expected to have, a GAHR IV Material Adverse Effect.
Section
 5.8
Permits; Compliance with Law
.
(a) GAHR IV and each GAHR IV Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority necessary for GAHR IV and each GAHR IV Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted (the “
GAHR IV Permits
”), and all such GAHR IV Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the GAHR IV Permits, individually or in the aggregate, would not reasonably be expected to have a GAHR IV Material Adverse Effect. No event has occurred with respect to any of the GAHR IV Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such GAHR IV Permits. To the Knowledge of GAHR IV, there is not pending any applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of GAHR IV or the GAHR IV Subsidiaries that impairs the validity of any GAHR IV Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any GAHR IV Permit, except where the impairment or revocation of any such GAHR IV Permit, individually, or in the aggregate, would not reasonably be expected to have a GAHR IV Material Adverse Effect.
(b) Neither GAHR IV nor any GAHR IV Subsidiary is, and for the past three years has been, in conflict with, or in default or violation of (i) any Law applicable to GAHR IV or any GAHR IV Subsidiary or by which any property or asset of GAHR IV or any other GAHR IV Subsidiary is bound (except for compliance with Laws addressed in
Section
 5.10
,
Section
 5.11
or
Section
 5.13
, which are solely addressed in those sections), or (ii) any GAHR IV Permits, except, in each case, for any such conflicts, defaults or violations that have been cured, or that, individually or in the aggregate, would not reasonably be expected to have a GAHR IV Material Adverse Effect.

Section
 5.9
Litigation
. There is no material Action or investigation to which GAHR IV or any GAHR IV Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of GAHR IV, threatened before any Governmental Authority, and, to the Knowledge of GAHR IV, there is no basis for any such action, suit, proceeding or investigation. None of GAHR IV and the GAHR IV Subsidiaries has been permanently or temporarily enjoined by any Order, judgment or decree of any Governmental Authority from engaging in or continuing to conduct the business of GAHR IV or the GAHR IV Subsidiaries. No Order of any Governmental Authority has been issued in any proceeding to which GAHR IV or any of the GAHR IV Subsidiaries is or was a party, or, to the Knowledge of GAHR IV, in any other proceeding, that enjoins or requires GAHR IV or any of the GAHR IV Subsidiaries to take action of any kind with respect to its businesses, assets or properties. Since December 31, 2020, none of GAHR IV, any GAHR IV Subsidiary or any Representative of the foregoing has received or made any settlement offer for any Action to which GAHR IV or any GAHR IV Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $100,000 individually.
Section
 5.10
Properties
.
(a)
Section 5.10(a)
of the GAHR IV Disclosure Letter lists the GAHR IV Properties, and sets forth the GAHR IV Party or applicable GAHR IV Subsidiary owning such property. Except as disclosed in title insurance policies and reports (and the documents or surveys referenced in such policies and reports) copies of which policies and reports were made available for review to GAHR III prior to the date hereof: (A) GAHR IV or a GAHR IV Subsidiary owns fee simple title to, or a valid leasehold interest in, the GAHR IV Properties, free and clear of Encumbrances, except for Permitted Encumbrances; (B) except as has not had and would not, individually or in the aggregate, have a GAHR IV Material Adverse Effect, neither GAHR IV nor any GAHR IV Subsidiary has received written notice of any violation of any Law which has not been cured affecting any portion of any of the GAHR IV Properties issued by any Governmental Authority; and (C) except as would not, individually or in the aggregate, have a GAHR IV Material Adverse Effect, neither GAHR IV nor any GAHR IV Subsidiary has received notice to the effect that there are (1) condemnation or rezoning proceedings that are pending or threatened with respect to any of the GAHR IV Properties or (2) zoning, building or similar Laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the GAHR IV Properties or by the continued maintenance, operation or use of the parking areas.
(b) GAHR IV has not received written notice of, nor does GAHR IV have any Knowledge of, any latent defects or adverse physical conditions affecting any of the GAHR IV Properties or the improvements thereon, except as would not, individually or in the aggregate, have a GAHR IV Material Adverse Effect.
(c) GAHR IV and the GAHR IV Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all material personal property owned, used or held for use by them. Neither GAHR IV’s, nor the GAHR IV Subsidiaries’, ownership of any such personal property is subject to any Encumbrances, other than Permitted Encumbrances.

(d) A policy of title insurance has been issued for each GAHR IV Property insuring, as of the effective date of such insurance policy, (i) fee simple title interest held by GAHR IV or the applicable GAHR IV Subsidiary and (ii) to the Knowledge of GAHR IV, such insurance policies are in full force and effect, and no material claim has been made against any such policy that remains outstanding as of the date hereof.
Section
 5.11
Environmental Matters
. Except as, individually or in the aggregate, would not reasonably be expected to have a GAHR IV Material Adverse Effect: (i) no notification, demand, directive, request for information, citation, summons, notice of violation or order has been received, no complaint has been filed, no penalty has been asserted or assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of GAHR IV, is threatened relating to any of the GAHR IV Parties, any of the GAHR IV Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law, any Environmental Permit or Hazardous Substance; (ii) the GAHR IV Parties, the other GAHR IV Subsidiaries and their respective properties are and have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) each of the GAHR IV Parties and each other GAHR IV Subsidiary is in possession of all Environmental Permits necessary for GAHR IV and each GAHR IV Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof, and all such Environmental Permits are valid and in full force and effect with all necessary applications for renewal thereof having been timely filed, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Environmental Permits, individually or in the aggregate, would not reasonably be expected to have a GAHR IV Material Adverse Effect; (iv) any and all Hazardous Substances disposed of by GAHR IV and each GAHR IV Subsidiary was done so in accordance with all applicable Environmental Laws and Environmental Permits; (v) GAHR IV Parties, any of the GAHR IV Subsidiaries and their respective properties are not subject to any order, writ, judgment, injunction, decree, stipulation, determination or award by any Governmental Authority pursuant to any Environmental Laws, any Environmental Permit or Hazardous Substance; and (vi) there are no liabilities or obligations (and no asserted liability or obligations) of the GAHR IV Parties or any of the other GAHR IV Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.
Section
 5.12
Material Contracts
.
(a) Prior to the date hereof, GAHR IV has made available to GAHR III (by posting to the Secure Data Room or by filing with the SEC as an exhibit to GAHR IV’s Annual Report on Form
10-K
for the year ending December 31, 2020 or any subsequent current or periodic report) a true, correct and complete copy of each Contract in effect as of the date hereof to which GAHR IV or any GAHR IV Subsidiary is a party or by which any of its properties or assets are bound that:
(i) is required to be filed with the SEC as an exhibit to GAHR IV’s Annual Report on Form
10-K
for the year ending December 31, 2020 or any subsequent current or periodic report;

(ii) is required to be described pursuant to Item 401 of Regulation
S-K
promulgated under the Securities Act;
(iii) obligates the GAHR IV Parties or any other GAHR IV Subsidiary to make non-contingent
aggregate annual expenditures (other than principal or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $250,000 and is not cancelable within 90 days without material penalty to the GAHR IV Parties or any other GAHR IV Subsidiary;
(iv) contains any
non-compete
or exclusivity provisions with respect to any line of business or geographic area that restricts the business of the GAHR IV Parties or any other GAHR IV Subsidiary, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by the GAHR IV Parties or any other GAHR IV Subsidiary or the geographic area in which the GAHR IV Parties or any other GAHR IV Subsidiary may conduct business;
(v) is a Contract that obligates the GAHR IV Parties or any other GAHR IV Subsidiary to indemnify any past or present directors, officers, or employees of the GAHR IV Parties or any other GAHR IV Subsidiary pursuant to which the GAHR IV Parties or any other GAHR IV Subsidiary is the indemnitor;
(vi) constitutes (A) an Indebtedness obligation of the GAHR IV Parties or any other GAHR IV Subsidiary with a principal amount as of the date hereof greater than $250,000 or (B) a Contract under which (1) any Person including GAHR IV or a GAHR IV Subsidiary, has directly or indirectly guaranteed Indebtedness, liabilities or obligations of GAHR IV or GAHR IV Subsidiary or (2) GAHR IV or a GAHR IV Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person, including GAHR IV or another GAHR IV Subsidiary (in each case other than endorsements for the purpose of collection in the ordinary course of business);
(vii) requires the GAHR IV Parties or any other GAHR IV Subsidiary to dispose of or acquire assets or properties that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $250,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;
(viii) constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;
(ix) constitutes a loan to any Person (other than a Wholly Owned GAHR IV Subsidiary) by GAHR IV or any GAHR IV Subsidiary in an amount in excess of $250,000;

(x) sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of the GAHR IV Parties or any other GAHR IV Subsidiary with a third party;
(xi) prohibits the pledging of the capital stock of GAHR IV or any GAHR IV Subsidiary or prohibits the issuance of guarantees by any GAHR IV Subsidiary;
(xii) contains covenants expressly limiting, in any material respect, the ability of GAHR IV or any GAHR IV Subsidiary to sell, transfer, pledge or otherwise dispose of any material assets or business of GAHR IV or any GAHR IV Subsidiary;
(xiii) contains restrictions on the ability of GAHR IV or any GAHR IV Subsidiary to pay dividends or other distributions (other than pursuant to the organizational documents of GAHR IV and GAHR IV Subsidiaries);
(xiv) is with a Governmental Authority;
(xv) has continuing
“earn-out”
or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $250,000;
(xvi) is an employment Contract or consulting Contract;
(xvii) is a collective bargaining agreement or other Contract with any labor organization, union or association;
(xviii) is a Contract with any professional employer organization, staffing agency, temporary employee agency, or similar company or service provider;
(xix) provides severance, retention, or transaction bonus payments, change-of-control
payments, or similar compensation;
(xx) is a settlement agreement or release of claims with any current employee or with any former employee within the past five years;
(xxi) is a lease, sublease, license or other rental agreement or occupancy agreement (written or verbal) which grants any possessory interest in and to any space situated on or in the GAHR IV Properties or that otherwise gives rights with regard to use of the GAHR IV Properties, in each case that could result in payments, individually or in the aggregate, in excess of $250,000; or
(xxii) is both (A) not made in the ordinary course of business and (B) material to GAHR IV and the GAHR IV Subsidiaries, taken as a whole.
(b) Each Contract in any of the categories set forth in
Section
 5.12(a)
to which the GAHR IV Parties or any other GAHR IV Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “
GAHR IV Material Contract
.”

(c) Each GAHR IV Material Contract is legal, valid, binding and enforceable on the GAHR IV Parties and each other GAHR IV Subsidiary that is a party thereto and, to the Knowledge of GAHR IV, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). The GAHR IV Parties and each other GAHR IV Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each GAHR IV Material Contract and, to the Knowledge of GAHR IV, each other party thereto has performed all obligations required to be performed by it under such GAHR IV Material Contract prior to the date hereof. None of the GAHR IV Parties or any other GAHR IV Subsidiary, nor, to the Knowledge of GAHR IV, any other party thereto, is in breach or violation of, or default under, any GAHR IV Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any GAHR IV Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a GAHR IV Material Adverse Effect. None of the GAHR IV Parties or any other GAHR IV Subsidiary has received notice of any violation or default under, or currently owes any termination, cancellation or other similar fees or any liquidated damages with respect to, any GAHR IV Material Contract, except for violations, defaults, fees or damages that, individually or in the aggregate, would not reasonably be expected to have a GAHR IV Material Adverse Effect. Since December 31, 2020, neither GAHR IV nor any GAHR IV Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any GAHR IV Material Contract.
(d)
Section 5.12(c)
of the GAHR IV Disclosure Letter lists each management agreement pursuant to which any third party manages or operates any of the GAHR IV Properties on behalf of GAHR IV or any GAHR IV Subsidiary, and describes the property that is subject to such management agreement, GAHR IV or the applicable GAHR IV Subsidiary that is a party, the date of such management agreement and each material amendment, guaranty or other agreement binding on GAHR IV or the applicable GAHR IV Subsidiary and relating thereto (collectively, the “
GAHR IV Management Agreement Documents
”). The true, correct and complete copies of all GAHR IV Management Agreement Documents have been made available to GAHR III prior to the date hereof. Each GAHR IV Management Agreement Document is valid, binding and in full force and effect as against GAHR IV or the applicable GAHR IV Subsidiary and, to the Knowledge of GAHR IV, as against the other party thereto. Neither GAHR IV nor any GAHR IV Subsidiary owes any termination, cancellation or other similar fees or any liquidated damages to any third-party manager or operator.
Section
 5.13
Taxes
.
(a) Each GAHR IV Party and each other GAHR IV Subsidiary has timely filed with the appropriate Governmental Authority all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Each GAHR IV Party and each other GAHR IV Subsidiary has duly paid (or there has been paid on its behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. True and materially complete copies of all United States federal income Tax Returns that have been filed with the IRS by GAHR IV and each GAHR IV Subsidiary with respect to the taxable years ending on or after GAHR IV’s formation have been made available to GAHR III prior to the date hereof. To the Knowledge of GAHR IV, no written claim has been proposed by any Governmental Authority in any jurisdiction where GAHR IV or any GAHR IV Subsidiary do not file Tax Returns that GAHR IV or any GAHR IV Subsidiary is or may be subject to Tax by such jurisdiction.
(b) Beginning with its initial taxable year ending on December 31, 2016, and through and including the Closing Date (determined as if GAHR IV’s current taxable year ended immediately prior to Closing), GAHR IV (i) has been organized and operated in conformity with the requirements to qualify as a REIT under the Code and the current and proposed method of operation for GAHR IV is expected to enable GAHR IV to continue to meet the requirements for qualification as a REIT through and including the Closing Date, without regard, however, to the distribution requirement described in Section 857(a) of the Code with respect to the taxable year, including the Closing, and (ii) has not taken or omitted to take any action which would reasonably be expected to result in GAHR IV’s failure to qualify as a REIT, and no challenge to GAHR IV’s status as a REIT is pending or threatened in writing. No GAHR IV Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary. GAHR IV’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year (other than the taxable year, including the Closing), taking into account any dividends subject to Sections 857(b)(8) or 858 of the Code, has not been less than the sum of (i) GAHR IV’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (ii) GAHR IV’s net capital gain for such year.
(c) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of GAHR IV, threatened with regard to any material Taxes or Tax Returns of GAHR IV or any GAHR IV Subsidiary; (ii) no material deficiency for Taxes of GAHR IV or any GAHR IV Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of GAHR IV, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a GAHR IV Material Adverse Effect; (iii) neither GAHR IV nor any GAHR IV Subsidiary has, waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither GAHR IV nor any GAHR IV Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither GAHR IV nor any GAHR IV Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).
(d) Each GAHR IV Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or a Qualified REIT Subsidiary, as the case may be, and not as a corporation, an association taxable as a corporation whose separate existence is respected for federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code.

(e) Neither GAHR IV nor any GAHR IV Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation
Section 1.337(d)-7,
nor have they disposed of any such asset during its current taxable year.
(f) Since its inception, GAHR IV and the GAHR IV Subsidiaries have not incurred (i) any liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) GAHR IV has not, and none of the GAHR IV Subsidiaries have, incurred any material liability for Tax other than (A) in the ordinary course of business, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of GAHR IV no condition or circumstance exists, which presents a material risk that any material liability for Taxes described in clause (iii) of the preceding sentence or any liability for Taxes described in clause (i) or (ii) of the preceding sentence will be imposed upon GAHR IV or any GAHR IV Subsidiary.
(g) GAHR IV and the GAHR IV Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.
(h) There are no GAHR IV Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of GAHR IV threatened to raise, a material claim against GAHR IV or any GAHR IV Subsidiary for any breach of any GAHR IV Tax Protection Agreements. As used herein, “
GAHR IV Tax Protection Agreements
” means any written agreement to which GAHR IV or any GAHR IV Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a GAHR IV Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company in a GAHR IV Subsidiary Partnership, GAHR IV or any GAHR IV Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, or (D) only dispose of assets in a particular manner. As used herein, “
GAHR IV Subsidiary Partnership
” means a GAHR IV Subsidiary that is a partnership for United States federal income tax purposes.
(i) There are no Tax Encumbrances upon any property or assets of GAHR IV or any GAHR IV Subsidiary except Encumbrances for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving GAHR IV or any GAHR IV Subsidiary, and after the Closing Date neither GAHR IV nor any other GAHR IV Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.
(k) Neither GAHR IV nor any GAHR IV Subsidiary has requested or received any written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither GAHR IV nor any GAHR IV Subsidiary is subject to written ruling of a Governmental Authority.
(l) Neither GAHR IV nor any GAHR IV Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax or (ii) has any liability for the Taxes of any Person (other than any GAHR IV Subsidiary) under Treasury Regulation
Section 1.1502-6
(or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise.
(m) Neither GAHR IV nor any GAHR IV Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation
Section 1.6011-4(b).
(n) Neither GAHR IV nor any GAHR IV Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free
treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.
(o) No written power of attorney that has been granted by GAHR IV or any GAHR IV Subsidiary (other than to GAHR IV or a GAHR IV Subsidiary) currently is in force with respect to any matter relating to Taxes.
(p) Neither GAHR IV nor any GAHR IV Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize, nor to the Knowledge of GAHR IV is there any other fact or circumstance that could reasonably be expected to prevent, the REIT Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(q) GAHR IV is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.
Section
 5.14
Intellectual Property
. Neither GAHR IV nor any GAHR IV Subsidiary: (a) owns any registered trademarks, patents or copyrights, or (b) has any pending applications or registrations for any trademarks, patents or copyrights. Except as, individually or in the aggregate, would not reasonably be expected to have a GAHR IV Material Adverse Effect, (i) no Intellectual Property used by GAHR IV or any GAHR IV Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) no Person is misappropriating, infringing or otherwise violating any Intellectual Property of GAHR IV or any GAHR IV Subsidiary, and

(iii) GAHR IV and the GAHR IV Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of GAHR IV and the GAHR IV Subsidiaries as it is currently conducted. Since December 31, 2020, neither GAHR IV nor any GAHR IV Subsidiary has received any written or, to the Knowledge of GAHR IV, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.
Section
 5.15
Information Privacy
 & Security
. GAHR IV and any GAHR IV Subsidiary has adopted written policies and procedures with respect to privacy, data protection, security and the collection and use of Personal Information gathered or accessed in the course of the operations of GAHR IV and any GAHR IV Subsidiary, those policies and procedures are commercially reasonable and comply with applicable Information Privacy and Security Laws and contracts, and GAHR IV and any GAHR IV Subsidiary is in compliance with such policies and procedures. GAHR IV and any GAHR IV Subsidiary has disaster recovery plans, procedures and facilities in place that are appropriate to minimize the disruption of its business in the event of any material failure of any of the IT Assets in accordance with applicable legal requirements and customer contracts. GAHR IV and any GAHR IV Subsidiary has not experienced any data security breach of any IT Assets, that would constitute a breach for which notification to individuals, third parties and/or any Governmental Authority. GAHR IV and any GAHR IV Subsidiary has taken reasonable actions and measures to protect the confidentiality, integrity and security of its Personal Information and all of its IT Assets, against any unauthorized use, access, interruption, modification or corruption.
Section
 5.16
Insurance
.
Section
 5.16
of the GAHR IV Disclosure Letter sets forth a true and complete list of all material insurance policies and all material fidelity bonds or other material insurance Contracts providing coverage for GAHR IV and the GAHR IV Subsidiaries (the “
GAHR IV
Insurance Policies
”), which GAHR IV Insurance Policies are of the type and in the amounts customarily carried by Persons conducting businesses or owning assets similar to those of GAHR IV and GAHR IV Subsidiaries and sufficient to allow each to replace any of its assets that might be damaged or destroyed, subject to commercially reasonable deductibles and retentions. Each GAHR IV Insurance Policy is in full force and effect. Except as, individually or in the aggregate, would not reasonably be expected to have a GAHR IV Material Adverse Effect, all premiums due and payable under all GAHR IV Insurance Policies have been paid, and GAHR IV and the GAHR IV Subsidiaries have otherwise complied in all material respects with the terms and conditions of all GAHR IV Insurance Policies and all claims, events and occurrences that may be covered under any GAHR IV Insurance Policy have been noticed pursuant to the conditions in such policy. No written notice of cancellation or termination has been received by GAHR IV or any GAHR IV Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. GAHR IV has made available to GAHR III true and correct copies of all GAHR IV Insurance Policies prior to the date hereof. No GAHR IV Insurance Policies are written on retrospective, audited or similar premium basis.
Section
 5.17
Benefit Plans
. Neither GAHR IV nor any GAHR IV Subsidiary has, or has ever had, any employees or sponsored or maintained any Employee Benefit Plans other than the Griffin-American Healthcare REIT IV, Inc. 2015 Incentive Plan.

Section
 5.18
Related-Party Transactions
. Except as described in the GAHR IV SEC Documents filed with or furnished to the SEC on or after December 31, 2018 and prior to the date hereof (the “
GAHR IV
Related Party Agreements
”), no agreements, arrangements or understandings between any of the GAHR IV Parties or any other GAHR IV Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among GAHR IV and GAHR IV Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of
Regulation S-K
promulgated by the SEC.
Section
 5.19
Brokers
. No broker, investment banker or other Person (other than the Persons listed in
Section
 5.19
of the GAHR IV Disclosure Letter, each in a fee amount not to exceed the amount set forth in
Section
 5.19
of the GAHR IV Disclosure Letter, pursuant to the terms of the engagement letter between GAHR IV and such Person, true, correct and complete copies of which have been provided to GAHR III prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the GAHR IV Parties or any other GAHR IV Subsidiary.
Section
 5.20
Opinion of Financial Advisor
. The GAHR IV Special Committee has received the oral opinion of Truist Securities Inc. (which was confirmed in writing, as of the date of this Agreement), to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, the Exchange Ratio in the REIT Merger is fair, from a financial point of view, to GAHR IV. GAHR IV will deliver to GAHR III a complete and correct copy of such opinion promptly after receipt thereof by the GAHR III Special Committee solely for informational purposes.
Section
 5.21
Takeover Statutes
. None of GAHR IV or any GAHR IV Subsidiary is, nor at any time during the last two years has been, an “interested stockholder” of GAHR III as defined in
Section 3-601
of the MGCL. The GAHR IV Board has taken all action necessary to render inapplicable to the REIT Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the REIT Merger. No other Takeover Statutes are applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement. No dissenters’, appraisal or similar rights are available to the holders of GAHR IV Common Stock with respect to the REIT Merger and the other transactions contemplated by this Agreement.
Section
 5.22
Ownership of Merger Sub; No Prior Activities
.
(a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the limited liability company membership interests of Merger Sub are owned, directly or indirectly, by GAHR IV.
(b) Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement and the other documents, agreements, certificates and other instruments contemplated hereby, Merger Sub has not, and will not have prior to the REIT Merger Effective Time, incurred, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever.

Section
 5.23
Information Supplied
. None of the information supplied or to be supplied in writing by or on behalf of the GAHR IV Parties or any GAHR IV Subsidiary for inclusion or incorporation by reference in (a) the GAHR IV Proxy Statement will, at the time it is first mailed to the GAHR IV stockholders, at the time of the GAHR IV Stockholders Meeting, at the time the
Form S-4
is declared effective by the SEC or at the REIT Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the
Form S-4
will, at the time such document is declared effective by the SEC, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that GAHR IV is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement, to the extent relating to GAHR IV and the GAHR IV Subsidiaries (or other information supplied by or on behalf of GAHR IV or any GAHR IV Subsidiaries for inclusion therein) will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act;
provided
, that no representation is made as to statements made or incorporated by reference by or on behalf of the GAHR III Parties.
Section
 5.24
No Other Representations and Warranties
. Except for the representations or warranties expressly set forth in this
Article V
or any document, agreement, certificate or other instrument contemplated hereby, none of the GAHR IV Parties or any other Person on behalf of a GAHR IV Party has made any representation or warranty, expressed or implied, with respect to the GAHR IV Parties or any other GAHR IV Subsidiary, their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the GAHR IV Parties or any other GAHR IV Subsidiary. In particular, without limiting the foregoing disclaimer, none of the GAHR IV Parties or any other Person on behalf of a GAHR IV Party makes or has made any representation or warranty to any GAHR III Party or any of their respective Affiliates or Representatives with respect to, except for the representations and warranties made by the GAHR IV Parties in this
Article V
or any document, agreement, certificate or other instrument contemplated hereby, any oral or written information presented to the GAHR III Parties or any of their respective Affiliates or Representatives in the course of their due diligence of the GAHR IV Parties, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, the GAHR IV Parties acknowledge and agree that none of the GAHR III Parties or any other Person on behalf of a GAHR III Party has made or is making any representations or warranties relating to the GAHR III Parties whatsoever, express or implied, beyond those expressly given by the GAHR III Parties in
Article IV
or any document, agreement, certificate or other instrument contemplated hereby, including any implied representation or warranty as to the accuracy or completeness of any information regarding any GAHR III Party furnished or made available to the GAHR IV Parties or any of their respective Representatives.

ARTICLE VI
COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGERS
Section
 6.1
Conduct of Business by GAHR III
.
(a) GAHR III covenants and agrees that, between the date of this Agreement and the earlier to occur of the REIT Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to
Section
 9.1
(the “
Interim Period
”), except (1) to the extent required by Law, (2) as may be consented to in advance in writing by the GAHR IV Special Committee (which consent shall not be unreasonably withheld, delayed or conditioned) (it being understood that any action of Trilogy REIT Holdings, LLC, a GAHR III Subsidiary (“
Trilogy
”), taken in the ordinary course, that does not or would not reasonably be expected to constitute a Major Decision (as such term is defined in the First Amended and Restated Limited Liability Company Agreement of Trilogy, dated as of October 1, 2018 (the “
Trilogy LLC Agreement
”)) or otherwise require the consent of any Qualifying Member (as such term is defined in the Trilogy LLC Agreement) or any other third party, shall not require advance written consent of the GAHR IV Special Committee), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement or as may be expressly required by the Contribution Agreement, or (4) as set forth in
Section
 6.1(b)
of the GAHR III Disclosure Letter, each of the GAHR III Parties shall, and shall cause each of the other GAHR III Subsidiaries to, (i) use commercially reasonable efforts to conduct its business in all material respects in the ordinary course, and (ii) use all reasonable best efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties and (B) maintain the status of GAHR III as a REIT.
(b) Without limiting the foregoing, GAHR III covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by the GAHR IV Special Committee (which consent shall not be unreasonably withheld, delayed or conditioned) (it being understood that any action of Trilogy, taken in the ordinary course that does not or would not reasonably be expected to constitute a Major Decision (as such term is defined in the Trilogy LLC Agreement) or otherwise require the consent of any Qualifying Member (as such term is defined in the Trilogy LLC Agreement) or any other third party, shall not require advance written consent of the GAHR IV Special Committee), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement or as may be expressly required by the Contribution Agreement, or (4) as set forth in
Section
 6.1(b)
of the GAHR III Disclosure Letter, the GAHR III Parties shall not, and shall not cause or permit any other GAHR III Subsidiary to, do any of the following:
(i) (A) amend or propose to amend the GAHR III Governing Documents, (B) amend or propose to amend such equivalent organizational or governing documents of any GAHR III Subsidiary material to GAHR III and the GAHR III Subsidiaries, (C) amend the GAHR III DRP or the GAHR III Share Repurchase Plan in a manner material to GAHR III (it being understood that GAHR III’s reinstatement of the GAHR III Share Repurchase Plan would not constitute a material amendment to such GAHR III Share Repurchase Plan), or (D) waive the stock ownership limit or create an Excepted Holder Limit (as defined in the GAHR III Charter) under the GAHR III Charter;

(ii) adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of GAHR III or any GAHR III Subsidiary (other than any Wholly Owned GAHR III Subsidiary);
(iii)
declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of GAHR III or any GAHR III Subsidiary or other equity securities or ownership interests in GAHR III or any GAHR III Subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment of dividends or other distributions to GAHR III by any Wholly Owned GAHR III Subsidiary and (B) distributions by any GAHR III Subsidiary that is not wholly owned, directly or indirectly, by GAHR III, in accordance with the requirements of the organizational documents of such GAHR III Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this
Section
 6.1(b)
, GAHR III and any GAHR III Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for GAHR III to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise Tax under the Code;
(iv)
except as required under the Contribution Agreement, redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of GAHR III or a GAHR III Subsidiary;
provided
, that, after the filing of the Form
S-4,
GAHR III may effect redemptions upon a stockholder’s death or “qualifying disability” in accordance with the GAHR III Share Repurchase Plan;
(v) except for transactions among GAHR III and one or more Wholly Owned GAHR III Subsidiaries or among one or more Wholly Owned GAHR III Subsidiaries, issue, sell, pledge, dispose, encumber or grant any shares of capital stock of GAHR III or any of the GAHR III Subsidiaries’ capital stock (including the GAHR III OP Units) or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of GAHR III or any of the GAHR III Subsidiaries’ capital stock or other equity interests;
(vi)
acquire or agree to acquire any material assets, except (A) acquisitions by GAHR III or any Wholly Owned GAHR III Subsidiary of or from an existing Wholly Owned GAHR III Subsidiary, (B) acquisitions described in
Section
 6.1(b)(vi)
of the GAHR III Disclosure Letter, and (C) other acquisitions of personal property for a purchase price of less than $2,000,000 in the aggregate;
(vii)
except as described in
Section
 6.1(b)(vii)
of the GAHR III Disclosure Letter, sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business, provided that any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with (x) the satisfaction of any margin call or (y) the posting of collateral in connection with any Contract to which GAHR III or any GAHR III Subsidiary is a party shall be considered to be done in the ordinary course of business;

(viii)
incur, create, assume, guarantee, refinance, replace or prepay any Indebtedness for borrowed money or issue or materially amend the terms of any Indebtedness of GAHR III or any of the GAHR III Subsidiaries, except (A) Indebtedness incurred under GAHR III’s existing Debt Facilities in the ordinary course of business (including to the extent necessary to pay dividends permitted by
Section
 6.1(b)(iii)
), (B) funding any transactions permitted by this
Section
 6.1(b)
, (C) Indebtedness that does not, in the aggregate, exceed $1,000,000; and (D) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on GAHR III compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing);
(ix) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, other than in the ordinary course of business and other than by GAHR III or a Wholly Owned GAHR III Subsidiary to GAHR III or a Wholly Owned GAHR III Subsidiary;
(x) other than in the ordinary course of business, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any GAHR III Material Contract (or any Contract that, if existing as of the date hereof, would be a GAHR III Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing GAHR III Material Contract that occurs automatically without any action (other than notice of renewal) by GAHR III or any GAHR III Subsidiary or (B) as may be reasonably necessary to comply with the terms of this Agreement;
(xi) make any payment, direct or indirect, of any liability of GAHR III or any GAHR III Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;
(xii) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of GAHR III made available to GAHR IV prior to the date of this Agreement or (y) that do not exceed $200,000 individually or $500,000 in the aggregate, (B) do not involve the imposition of injunctive relief against GAHR III or any GAHR III Subsidiary or the Surviving Entity, (C) do not provide for any admission of material liability by GAHR III or any of the GAHR III Subsidiaries and (D) with respect to any Action involving any present, former or purported holder or group of holders of GAHR III Common Stock in accordance with
Section
 7.6(c)
(excluding in each case any such matter related to Taxes (which, for the avoidance of doubt, shall be covered by
Section
 6.1(b)(xviii)
);

(xiii) except in connection with the AHI Platform Acquisition and as expressly provided for in the Contribution Agreement and related documents shared with GAHR IV prior to or on the date hereof, (A) hire or, except where due to cause, terminate any officer of GAHR III or any GAHR III Subsidiary, (B) increase in any manner the amount, rate or terms of compensation or benefits, in each case in any material respect, of any of GAHR III’s directors, officers or employees except for increases in annual compensation or wage rate in the ordinary course of business or as set forth in such individual’s Contract or as may be required to comply with applicable Law, or (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement Contract or Employee Benefit Plan or other compensation or employee benefits arrangement, except in the ordinary course in conjunction with annual Employee Benefit Plan renewals or as may be required to comply with applicable Law;
(xiv) fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at December 31, 2020, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;
(xv) enter into any new line of business;
(xvi) form any new funds, joint ventures or
non-traded
real estate investment trusts or other pooled-investment vehicles;
(xvii) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;
(xviii) enter into or modify in a manner adverse to GAHR III any GAHR III Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund or give or request any waiver of a statute of limitation with respect to any material Tax Return except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve GAHR III’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any GAHR III Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xix) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause GAHR III to fail to qualify as a REIT or any GAHR III Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xx) make or commit to make any capital expenditures other than in the ordinary course of business or to address obligations under existing Contracts or for emergency repairs;
(xxi)
adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by
Section
 6.1(b)(vi)
or
Section
 6.1(b)(vii)
in a manner that would not reasonably be expected to be materially adverse to GAHR III or to prevent or impair the ability of the GAHR III Parties to consummate the Mergers;
(xxii)
amend or modify the engagement letters entered into with the Persons listed on
Section
 4.19
of the GAHR III Disclosure Letter, in a manner adverse to GAHR III or engage other financial advisers in connection with the transactions contemplated by this Agreement;
(xxiii) permit any Encumbrances, except Permitted Encumbrances;
(xxiv) materially modify or reduce the amount of any insurance coverage provided by the GAHR III Insurance Policies;
(xxv) take any action (or fail to take any action) that would make dissenters’, appraisal or similar rights available to the holders of the GAHR III Common Stock with respect to the Mergers;
(xxvi) enter into any transaction disclosable under Item 404(a) of Regulation
S-K
promulgated under the Exchange Act except in the ordinary course of business or as provided for in this Agreement;
(xxvii) amend, modify or waive any right under any Contract relating to the AHI Platform Acquisition, modify the consideration to be paid for the AHI Platform Acquisition or fail to notify GAHR IV of any material delays, inability to obtain required consents or failure to meet any closing obligations relating to the AHI Platform Acquisition; or
(xxviii) authorize, or enter into any Contract to do any of the foregoing.
(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit GAHR III from taking any action, or refraining to take any action, at any time or from time to time, if in the reasonable judgment of the GAHR III Board, upon advice of counsel to GAHR III, such action or inaction is reasonably necessary (i) for GAHR III to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the REIT Merger Effective Time or (ii) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that GAHR III or any GAHR III Subsidiary be registered as an investment company under the Investment Company Act, including in the case of clause (i) only, making dividend or any other actual, constructive or deemed distribution payments to stockholders of GAHR III in accordance with this Agreement or otherwise as permitted pursuant to
Section
 6.1(b)(iii)
.
Section
 6.2
Conduct of Business by GAHR IV
.
(a) GAHR IV covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by the GAHR III Special Committee (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, or (4) as set forth in
Section
 6.2(b)
of the GAHR IV Disclosure Letter, each of the GAHR IV Parties shall, and shall cause each of the other GAHR IV Subsidiaries to, (i) use commercially reasonable efforts to conduct its business in all material respects in the ordinary course, and (ii) use all reasonable best efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties and (B) maintain the status of GAHR IV as a REIT.
(b) Without limiting the foregoing, GAHR IV covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by the GAHR III Special Committee (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, or (4) as set forth in
Section
 6.2(b)
of the GAHR IV Disclosure Letter, the GAHR IV Parties shall not, and shall not cause or permit any other GAHR IV Subsidiary to, do any of the following:
(i) (A) amend or propose to amend the GAHR IV Governing Documents, (B) amend or propose to amend such equivalent organizational or governing documents of any GAHR IV Subsidiary material to GAHR IV and the GAHR IV Subsidiaries, (C) amend the GAHR IV DRP or the GAHR IV Share Repurchase Plan in a manner material to GAHR IV (it being understood that GAHR IV’s reinstatement of the GAHR IV Share Repurchase Plan would not constitute a material amendment to the GAHR IV Share Repurchase Plan), or (D) waive the stock ownership limit or create an Excepted Holder Limit (as defined in the GAHR IV Charter) under the GAHR IV Charter;
(ii) adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of GAHR IV or any GAHR IV Subsidiary (other than any Wholly Owned GAHR IV Subsidiary);
(iii) declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of GAHR IV or any GAHR IV Subsidiary or other equity securities or ownership interests in GAHR IV or any GAHR IV Subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment of dividends or other distributions to GAHR IV by any Wholly Owned GAHR IV Subsidiary, and (B) distributions by any GAHR IV Subsidiary that is not wholly owned, directly or indirectly, by GAHR IV, in accordance with the requirements of the organizational documents of such GAHR IV Subsidiary;
provided
, that, notwithstanding the restriction on dividends and other distributions in this
Section
 6.2(b)
, GAHR IV and any GAHR IV Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for GAHR IV to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise Tax under the Code;
(iv)
redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of GAHR IV or a GAHR IV Subsidiary;
provided
, that, after the filing of the Form
S-4,
GAHR IV may effect redemptions upon a stockholder’s death or “qualifying disability” in accordance with the GAHR IV Share Repurchase Plan;
(v) except for transactions among GAHR IV and one or more Wholly Owned GAHR IV Subsidiaries or among one or more Wholly Owned GAHR IV Subsidiaries, issue, sell, pledge, dispose, encumber or grant any shares of capital stock of GAHR IV or any of the GAHR IV Subsidiaries’ capital stock (including the GAHR IV OP Units) or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock of GAHR IV or any of the GAHR IV Subsidiaries’ capital stock or other equity interests;
(vi)
acquire or agree to acquire any material assets, except (A) acquisitions by GAHR IV or any Wholly Owned GAHR IV Subsidiary of or from an existing Wholly Owned GAHR IV Subsidiary, (B) acquisitions described in
Section
 6.2(b)(vi)
of the GAHR IV Disclosure Letter, and (C) other acquisitions of personal property for a purchase price of less than $1,000,000 in the aggregate;
(vii)
except as described in
Section
 6.2(b)(vii)
of the GAHR IV Disclosure Letter, sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business, provided that any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with (x) the satisfaction of any margin call or (y) the posting of collateral in connection with any Contract to which GAHR IV or any GAHR IV Subsidiary is a party shall be considered to be done in the ordinary course of business;
(viii)
incur, create, assume, guarantee, refinance, replace or prepay any Indebtedness for borrowed money or issue or materially amend the terms of any Indebtedness of GAHR IV or any of the GAHR IV Subsidiaries, except (A) Indebtedness incurred under GAHR IV’s existing Debt Facilities in the ordinary course of business (including to the extent necessary to pay dividends permitted by
Section
 6.2(b)(iii)
), (B) funding any transactions permitted by this
Section
 6.2(b)
, (C) Indebtedness that does not, in the aggregate, exceed $500,000; and (D) refinancing of existing Indebtedness (
provided
, that the terms of such new Indebtedness shall not be materially more onerous on GAHR IV compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing);

(ix) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, other than by GAHR IV or a Wholly Owned GAHR IV Subsidiary to GAHR IV or a Wholly Owned GAHR IV Subsidiary;
(x) other than in the ordinary course of business, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any GAHR IV Material Contract (or any Contract that, if existing as of the date hereof, would be a GAHR IV Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing GAHR IV Material Contract that occurs automatically without any action (other than notice of renewal) by GAHR IV or any GAHR IV Subsidiary or (B) as may be reasonably necessary to comply with the terms of this Agreement;
(xi) make any payment, direct or indirect, of any liability of GAHR IV or any GAHR IV Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;
(xii)
waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of GAHR IV made available to GAHR III prior to the date of this Agreement or (y) that do not exceed $100,000 individually or $250,000 in the aggregate, (B) do not involve the imposition of injunctive relief against GAHR IV or any GAHR IV Subsidiary or the Surviving Entity, (C) do not provide for any admission of material liability by GAHR IV or any of the GAHR IV Subsidiaries and (D) with respect to any Action involving any present, former or purported holder or group of holders of GAHR IV Common Stock, comply with
Section
 7.6(c)
(excluding in each case any such matter related to Taxes (which, for the avoidance of doubt, shall be covered by
Section
 6.2(b)(xviii)
);
(xiii) (A) hire or, except where due to cause, terminate any officer of GAHR IV or any GAHR IV Subsidiary, (B) materially increase in any manner the compensation or benefits of any of GAHR IV’s directors, or (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement Contract or Employee Benefit Plan or other compensation or employee benefits arrangement, except as may be required to comply with applicable Law;
(xiv) fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect at December 31, 2020, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(xv) enter into any new line of business;
(xvi) form any new funds, joint ventures or
non-traded
real estate investment trusts or other pooled-investment vehicles;
(xvii) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;
(xviii) enter into or modify in a manner adverse to GAHR IV any GAHR IV Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund or give or request any waiver of a statute of limitation with respect to any material Tax Return except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve GAHR IV’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any GAHR IV Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xix) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause GAHR IV to fail to qualify as a REIT or any GAHR IV Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;
(xx) make or commit to make any capital expenditures other than in the ordinary course of business or to address obligations under existing Contracts or for emergency repairs;
(xxi)
adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by
Section
 6.2(b)(vi)
or
Section
 6.2(b)(vii)
in a manner that would not reasonably be expected to be materially adverse to GAHR IV or to prevent or impair the ability of the GAHR IV Parties to consummate the Mergers;
(xxii)
amend or modify the engagement letters entered into with the Persons listed on
Section
 5.19
of the GAHR IV Disclosure Letter in a manner adverse to GAHR IV or engage other financial advisers in connection with the transactions contemplated by this Agreement;
(xxiii) permit any Encumbrances, except Permitted Encumbrances;

(xxiv) materially modify or reduce the amount of any insurance coverage provided by the GAHR IV Insurance Policies;
(xxv) take any action (or fail to take any action) that would make dissenters’, appraisal or similar rights available to the holders of the GAHR IV Common Stock with respect to the Mergers;
(xxvi) enter into any transaction disclosable under Item 404(a) of Regulation
S-K
promulgated under the Exchange Act except in the ordinary course of business or as provided for in this Agreement; or
(xxvii) authorize, or enter into any Contract to do any of the foregoing.
(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit GAHR IV from taking any action, or refraining to take any action, at any time or from time to time, if in the reasonable judgment of the GAHR IV Board, upon advice of counsel to GAHR IV, such action or inaction is reasonably necessary (i) for GAHR IV to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the REIT Merger Effective Time or (ii) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that GAHR IV or any GAHR IV Subsidiary be registered as an investment company under the Investment Company Act, including in the case of clause (i) only, making dividend or any other actual, constructive or deemed distribution payments to stockholders of GAHR IV in accordance with this Agreement or otherwise as permitted pursuant to
Section
 6.2(b)(iii)
.
Section
 6.3
No Control of Other Parties
’
Business
. Nothing contained in this Agreement shall give (a) GAHR III, directly or indirectly, the right to control or direct GAHR IV or any GAHR IV Subsidiary’s operations prior to the REIT Merger Effective Time, or (b) GAHR IV, directly or indirectly, the right to control or direct GAHR III or any GAHR III Subsidiary’s operations prior to the REIT Merger Effective Time. Prior to the REIT Merger Effective Time, (i) GAHR IV shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the GAHR IV Subsidiaries’ respective operations and (ii) GAHR III shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the GAHR III Subsidiaries’ respective operations.
ARTICLE VII
ADDITIONAL COVENANTS
Section
 7.1
Preparation of the Form
 S
-4,
the GAHR III Proxy Statement and the GAHR IV Proxy Statement; Stockholder Approval
.
(a) As promptly as reasonably practicable following the date of this Agreement, (i) GAHR III shall prepare and cause to be filed with the SEC the GAHR III Proxy Statement in preliminary form with respect to the GAHR III Stockholders Meeting, (ii) GAHR IV shall prepare and cause to be filed with the SEC the GAHR IV Proxy Statement in preliminary form with respect to the GAHR IV Stockholders Meeting and (iii) GAHR IV shall prepare (with GAHR III’s reasonable cooperation) and cause to be filed with the SEC, a registration statement on
Form S-4
under the Securities Act (the “
Form
 S
-4
”), which will include the GAHR III Proxy Statement and GAHR IV Proxy Statement, to register under the Securities Act the shares of GAHR IV Common Stock to be issued in the REIT Merger (the “
Registered Securities
”). Each of GAHR III and GAHR IV shall use its reasonable best efforts to (A) have the
Form S-4
declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the
Form S-4
complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act and (C) keep the
Form S-4
effective for so long as necessary to permit the GAHR IV Common Stock to be issued in the REIT Merger, unless this Agreement is terminated pursuant to
Article IX
. Each of GAHR III and GAHR IV shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to such other Party and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the
Form S-4,
the GAHR III Proxy Statement and the GAHR IV Proxy Statement and shall provide to their and each other’s counsel such representations as reasonably necessary to render the opinions required to be filed therewith. The
Form S-4,
the GAHR III Proxy Statement and the GAHR IV Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Each of GAHR III and GAHR IV shall promptly notify the other Party upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the
Form S-4,
the GAHR III Proxy Statement or the GAHR IV Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other Party with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the
Form S-4,
the GAHR III Proxy Statement or the GAHR IV Proxy Statement received from the SEC and advise the other Party of any oral comments with respect to the
Form S-4,
the GAHR III Proxy Statement or the GAHR IV Proxy Statement received from the SEC. Each of GAHR III and GAHR IV shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the
Form S-4,
the GAHR III Proxy Statement or the GAHR IV Proxy Statement. Notwithstanding the foregoing, prior to filing the
Form S-4
(or any amendment or supplement thereto) with the SEC or responding to any comments of the SEC with respect thereto, each of GAHR III and GAHR IV shall cooperate and provide the other Party a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and shall give due consideration to all reasonable comments provided by the other Party. GAHR IV shall notify GAHR III, promptly after it receives notice thereof, of the time of effectiveness of the
Form S-4,
the issuance of any stop order relating thereto or the suspension of the qualification for offering or sale in any jurisdiction of the Registered Securities, and GAHR IV and GAHR III shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. GAHR IV shall also use its reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Registered Securities, and GAHR III shall furnish all information concerning GAHR III and its stockholders as may be reasonably requested in connection with any such actions.
(b) If, at any time prior to the receipt of the GAHR III Stockholder Approval or the GAHR IV Stockholder Approval, any information relating to GAHR III or GAHR IV, as the case may be, or any of their respective Affiliates, should be discovered by GAHR III or GAHR IV which, in the reasonable judgment of GAHR III or GAHR IV, should be set forth in an amendment of, or a supplement to, any of the
Form S-4,
the GAHR III Proxy Statement or the GAHR IV Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and GAHR III and GAHR IV shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the
Form S-4,
the GAHR III Proxy Statement or the GAHR IV Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of GAHR III and GAHR IV. Nothing in this
Section
 7.1(b)
shall limit the obligations of any Party under
Section
 7.1(a)
. For purposes of
Section
 4.22
,
Section
 5.23
and this
Section
 7.1
, any information concerning or related to GAHR IV, its Affiliates or the GAHR IV Stockholders Meeting will be deemed to have been provided by GAHR IV, and any information concerning or related to GAHR III, its Affiliates or the GAHR III Stockholders Meeting will be deemed to have been provided by GAHR III.
(c) As promptly as practicable following the date of this Agreement, GAHR III shall, in accordance with applicable Law and the GAHR III Governing Documents, establish a record date for, duly call, give notice of, convene and hold the GAHR III Stockholders Meeting for the purpose of obtaining the GAHR III Stockholder Approval (and other matters that shall be submitted to the holders of GAHR III Common Stock at such meeting, it being agreed that the effectiveness of the proposals to approve the GAHR III Charter Amendment and the REIT Merger shall not be cross-conditioned on the approval of any other matters submitted to the holders of GAHR III Common Stock at such meeting); provided, that such record date shall not be more than 90 days prior to the date of the GAHR III Stockholders Meeting. GAHR III shall use its reasonable best efforts to cause the definitive GAHR III Proxy Statement to be mailed to GAHR III’s stockholders entitled to vote at the GAHR III Stockholders Meeting and to hold the GAHR III Stockholders Meeting as soon as practicable after the
Form S-4
is declared effective under the Securities Act. GAHR III shall, through the GAHR III Board, recommend to its stockholders that they give the GAHR III Stockholder Approval, include the GAHR III Board Recommendation in the GAHR III Proxy Statement and solicit and use its reasonable best efforts to obtain the GAHR III Stockholder Approval, except to the extent that the GAHR III Board shall have made a GAHR III Adverse Recommendation Change as permitted by
Section
 7.3(d)
;
provided
,
however
, that GAHR III’s obligation to duly call, give notice of, convene and hold the GAHR III Stockholders Meeting shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any GAHR III Adverse Recommendation Change. Notwithstanding the foregoing provisions of this
Section
 7.1(c)
, if, on a date for which the GAHR III Stockholders Meeting is scheduled, GAHR III has not received proxies representing a sufficient number of shares of GAHR III Common Stock to obtain the GAHR III Stockholder Approval, whether or not a quorum is present, GAHR III shall have the right to make one or more successive postponements or adjournments of the GAHR III Stockholders Meeting (
provided
,
however
, that the GAHR III Stockholders Meeting shall not be postponed or adjourned to a date that is (i) more than 30 days after the date for which the GAHR III Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) or (ii) more than 120 days from the record date for the GAHR III Stockholders Meeting);
provided
,
further
, the GAHR III Stockholders Meeting may not be postponed or adjourned on the date the GAHR III Stockholders Meeting is scheduled if GAHR III shall have received proxies in respect of an aggregate number of shares of GAHR III Common Stock, which have not been withdrawn, such that GAHR III Stockholder Approval would be obtained at such meeting.

(d) As promptly as practicable following the date of this Agreement, GAHR IV shall, in accordance with applicable Law and the GAHR IV Governing Documents, establish a record date for, duly call, give notice of, convene and hold the GAHR IV Stockholders Meeting for the purpose of obtaining the GAHR IV Stockholder Approval (and other matters that shall be submitted to the holders of GAHR IV Common Stock at such meeting);
provided
, that such record date shall not be more than 90 days prior to the date of the GAHR IV Stockholders Meeting. GAHR IV shall use its reasonable best efforts to cause the definitive GAHR IV Proxy Statement to be mailed to GAHR IV’s stockholders entitled to vote at the GAHR IV Stockholders Meeting and to hold the GAHR IV Stockholders Meeting as soon as practicable after the
Form S-4
is declared effective under the Securities Act. GAHR IV shall, through the GAHR IV Board, recommend to its stockholders that they give the GAHR IV Stockholder Approval, include the GAHR IV Board Recommendation in the GAHR IV Proxy Statement and solicit and use its reasonable best efforts to obtain the GAHR IV Stockholder Approval, except to the extent that the GAHR IV Board shall have made a GAHR IV Adverse Recommendation Change as permitted by
Section
 7.3(d)
;
provided
,
however
, that GAHR IV’s obligation to duly call, give notice of, convene and hold the GAHR IV Stockholders Meeting shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any GAHR IV Adverse Recommendation Change. Notwithstanding the foregoing provisions of this
Section
 7.1(d)
if, on a date for which the GAHR IV Stockholders Meeting is scheduled, GAHR IV has not received proxies representing a sufficient number of shares of GAHR IV Common Stock to obtain the GAHR IV Stockholder Approval, whether or not a quorum is present, GAHR IV shall have the right to make one or more successive postponements or adjournments of the GAHR IV Stockholders Meeting (
provided
,
however
, that the GAHR IV Stockholders Meeting shall not be postponed or adjourned to a date that is (i) more than 30 days after the date for which the GAHR IV Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) or (ii) more than 120 days from the record date for the GAHR IV Stockholders Meeting);
provided
,
further
, the GAHR IV Stockholders Meeting may not be postponed or adjourned on the date the GAHR IV Stockholders Meeting is scheduled if GAHR IV shall have received proxies in respect of an aggregate number of shares of GAHR IV Common Stock, which have not been withdrawn, such that GAHR IV Stockholder Approval would be obtained at such meeting.
Section
 7.2
Access to Information; Confidentiality
.
(a) During the period from the date of this Agreement to and including the REIT Merger Effective Time, each of the Parties shall, and shall cause each of their respective subsidiaries to, afford to the other Parties and to their respective Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, Contracts, personnel and records and, during such period, each of the Parties shall, and shall cause each of their respective subsidiaries to and shall use their reasonable best efforts to cause its Representatives to, furnish reasonably promptly to the other Parties (i) any information concerning such Party or its respective subsidiaries (including with respect to any pending or threatened Action) as the other Party may reasonably request and (ii) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws. In connection with such reasonable access to information, each of the Parties shall use their reasonable best efforts to cause its respective Representatives to participate in meetings and telephone conferences with the other Parties and their Representatives prior to the mailing of any GAHR III Proxy Statement or GAHR IV Proxy Statement, prior to the GAHR III Stockholders Meeting or the GAHR IV Stockholders Meeting and at such other times as may be reasonably requested. No investigation under this Section 7.2(a) or otherwise shall affect any of the representations and warranties of the Parties contained in this Agreement or any condition to the obligations of the Parties under this Agreement. Notwithstanding the foregoing, none of the Parties shall be required by this Section 7.2(a) to provide the other Parties or their respective Representatives with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business in accordance with this Agreement (provided, however, that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (B) the disclosure of which would violate any Law applicable to such Party or any of its Representatives (provided, however, that the withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty), (C) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege, including by means of entry into a customary joint defense agreement that would alleviate the loss of such privilege) or (D) for the purpose of allowing Parties or their respective Representatives to collect samples of soil, air, water, groundwater or building materials. The Parties will use their reasonable best efforts to minimize any disruption to the businesses of the other Parties and any of their respective subsidiaries that may result from the requests for access, data and information hereunder. Prior to the REIT Merger Effective Time, the Parties shall not, and shall cause their respective Representatives and Affiliates not to, contact or otherwise communicate with parties with which any of the other Parties or any other of their respective subsidiaries has a business relationship regarding the business of the other Parties and their respective subsidiaries or this Agreement and the transactions contemplated by this Agreement without the prior written consent of such other Party (provided, that, for the avoidance of doubt, nothing in this Section 7.2(a) shall be deemed to restrict the Parties from contacting such parties in pursuing the business of the Parties operating in the ordinary course).
(b) Each Party will hold, and will cause its respective Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this
Section
 7.2,
in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof.
Section
 7.3
No Solicitation of Transactions; Change in Recommendation
.
(a) Except as expressly permitted by this
Section
 7.3
, during the Interim Period, GAHR III shall (i) immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Competing Proposal, or any inquiry or proposal that may be reasonably expected to lead to a Competing Proposal, request that any such Person and its Representatives promptly return or destroy all confidential information concerning GAHR III or any of the GAHR III Subsidiaries and immediately terminate all physical and electronic dataroom access granted to any such Person or its Representatives and (ii) not, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage, provide any nonpublic information to, or take any other action for the purpose of facilitating, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person information in connection with or for the purpose of encouraging or facilitating, a Competing Proposal or (C) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle or other agreement with respect to a Competing Proposal.
(b) Notwithstanding anything to the contrary contained in this
Section
 7.3
, (i) if at any time on or after the date of this Agreement and prior to obtaining the GAHR III Stockholder Approval, GAHR III or any of the GAHR III Subsidiaries or their respective Representatives receives an unsolicited written Competing Proposal from any Person or group of Persons that the GAHR III Special Committee determines in good faith, after consultation with outside financial advisors and outside legal counsel, constitutes or is reasonably likely to result in a Superior Proposal, which Competing Proposal was made in circumstances not otherwise involving a breach of this Agreement, and (ii) the GAHR III Special Committee has determined in good faith, after consultation with outside legal counsel, that a failure to take action with respect to such Competing Proposal would be inconsistent with the duties of the directors of GAHR III under applicable Maryland Law, GAHR III may or may cause its respective Representatives to, in response to such Competing Proposal, and subject to compliance with this
Section
 7.3(b)
, (A) contact such Person or group of Persons to clarify the terms and conditions thereof, (B) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public
information) with respect to GAHR III and the GAHR III Subsidiaries to the Person or group of Persons who has made such Competing Proposal, provided that GAHR III shall prior to or concurrently with the time such information is provided to such Person or group of Persons provide to GAHR IV any non-public
information concerning GAHR III or any of the GAHR III Subsidiaries that is provided to any Person given such access which was not previously provided to GAHR IV or its Representatives and (C) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Competing Proposal regarding such Competing Proposal.
(c) GAHR III shall promptly, and in any event no later than 24 hours after receipt of any Competing Proposal or request for non-public
information in connection therewith, as applicable, (i) advise GAHR IV in writing of the receipt of such Competing Proposal and any request for confidential information in connection with such Competing Proposal, the material terms of such Competing Proposal or request for confidential information and the identity of the Person or group of Persons making such Competing Proposal or request for confidential information and (ii) keep GAHR IV promptly advised, on a current basis, of all material developments (including all changes to the material terms of any Competing Proposal), discussions or negotiations regarding any Competing Proposal and the status of such Competing Proposal. GAHR III agrees that it and the GAHR III Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the execution of this Agreement which prohibits it or a GAHR III Subsidiary from providing any information required to be provided to GAHR IV in accordance with this
Section
 7.3(c)
within the time periods contemplated hereby.

(d) Except as expressly permitted by this
Section
 7.3(d)
, the GAHR III Board shall not (i)(A) fail to recommend to its stockholders that the GAHR III Stockholder Approval be given or fail to include the GAHR III Board Recommendation in the GAHR III Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, the GAHR III Board Recommendation, (C) if a tender offer or exchange offer for any shares of GAHR III Common Stock that constitutes a Competing Proposal (other than by GAHR IV or any of its Affiliates) is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the stockholders of GAHR III or fail to reaffirm publicly the GAHR III Board Recommendation within ten Business Days of being requested to do so by GAHR IV or (D) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to the Stockholders of GAHR III a Competing Proposal (actions described in this clause (i) being referred to as a “
GAHR III Adverse Recommendation Change
”) or (ii) authorize, cause or permit GAHR III or any of the GAHR III Subsidiaries to enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle or other agreement with respect to a Competing Proposal (other than an Acceptable Confidentiality Agreement) (each, an “
Acquisition Agreement
”). Notwithstanding anything to the contrary herein, prior to the time the GAHR III Stockholder Approval is obtained, the GAHR III Special Committee may, on behalf of the GAHR III Board, make (but in each case, subject to compliance with this
Section
 7.3(d)
and
Section
 7.3(a)
-
Section 7.3(c)
), a GAHR III Adverse Recommendation Change and/or terminate this Agreement pursuant to
Section
 9.1(c)(ii)
(Superior Proposal)
to enter into a definitive Acquisition Agreement that constitutes a Superior Proposal, if and only if, (A) a bona fide written Competing Proposal that was not solicited in violation of this
Section
 7.3
is made to GAHR III by a third party and such Competing Proposal is not withdrawn, and (B) prior to taking such action, the GAHR III Special Committee has determined in good faith (y) after consultation with outside legal counsel, that failure to take such action would be inconsistent with the duties of the directors of GAHR III under applicable Maryland Law and (z) after consultation with outside legal counsel and outside financial advisors, that such Competing Proposal constitutes a Superior Proposal; provided, however, that in connection with any such Competing Proposal (1) GAHR III has given GAHR IV at least five Business Days’ prior written notice of its intention to take such action (which notice shall include the information with respect to such Superior Proposal that is specified in
Section
 7.3(c)
as well as a copy of any proposal, agreement and all material documentation providing for such Superior Proposal), (2) GAHR IV and GAHR III have negotiated, and have caused their respective Representatives to negotiate, in good faith with the other Party and its Representatives, to the extent the other Party wishes to negotiate, during such notice period to enable the other Party to propose in writing revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (3) following the end of such notice period, the GAHR III Board shall have considered in good faith any proposed revisions to this Agreement proposed in writing by GAHR IV and shall have determined that, after consultation with outside financial advisors and outside legal counsel, the Competing Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect and (4) in the event of any change to the material terms of such Superior Proposal, GAHR III shall, in each case, have delivered to GAHR IV an additional notice consistent with that described in subclause (1) above and the notice period shall have recommenced. Unless this Agreement has been terminated in accordance with
Section
 9.1(c)(ii),

the GAHR III Board shall submit the REIT Merger and the GAHR III Charter Amendment to its stockholders even if the GAHR III Board shall have effected a GAHR III Adverse Recommendation Change, and the GAHR III Board may not submit to the vote of their stockholders any Competing Proposal other than the transactions contemplated by this Agreement.
(e) Notwithstanding anything in this Agreement to the contrary, at any time after the date of this Agreement and before the GAHR III Stockholder Approval is obtained, the GAHR III Special Committee may, if the GAHR III Special Committee determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the duties of the directors of GAHR III under applicable Maryland Law, make a GAHR III Adverse Recommendation Change on behalf of the GAHR III Board in response to a GAHR III Intervening Event;
provided
, that, (i) prior to making such GAHR III Adverse Recommendation Change, GAHR III shall have (A) promptly notified GAHR IV in writing of its intention to take such action (it being understood that such a notification shall not, itself, constitute a GAHR III Adverse Recommendation Change), and (B) negotiated in good faith with GAHR IV and its Representatives (if requested by GAHR IV in writing) for five Business Days following such notice regarding any revisions to the terms of this Agreement proposed by GAHR IV, to the extent GAHR IV wishes to negotiate, and (ii) the GAHR III Special Committee shall not effect any GAHR III Adverse Recommendation Change involving or relating to a GAHR III Intervening Event unless, after the period of five Business Days described in the foregoing clause (B), the GAHR III Special Committee determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the duties of the directors of GAHR III under applicable Maryland Law.
(f) Except to the extent expressly provided in this
Section
 7.3
, nothing in this
Section
 7.3
shall prohibit the GAHR III Board from: (i) taking and disclosing to the stockholders of GAHR III, a position contemplated by Rule
14e-2(a),
Rule
14d-9
or Item 1012(a) of Regulation
M-A
promulgated under the Exchange Act, if failure to do so would violate applicable Law or (ii) making any “stop, look and listen” communication to the stockholders of GAHR III pursuant to Rule
14d-9(f)
promulgated under the Exchange Act, in either case, if the GAHR III Special Committee has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the duties of the directors of GAHR III under applicable Maryland Law; provided that any disclosure (other than those made pursuant to clause (ii) of this
Section
 7.3(f)
) permitted under this
Section
 7.3(f)
that is not an express rejection of any applicable Competing Proposal or an express reaffirmation of the GAHR III Board Recommendation shall be deemed a GAHR III Adverse Recommendation Change; and provided, further, that the GAHR III Board shall not, except as expressly permitted by
Section
 7.3(d)-Section 7.3(e)
, effect a GAHR III Adverse Recommendation Change.
(g) Except as expressly permitted by this
Section
 7.3
, during the Interim Period, GAHR IV shall (i) immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Competing Proposal, or any inquiry or proposal that may be reasonably expected to lead to a Competing Proposal, request that any such Person and its Representatives promptly return or destroy all confidential information concerning GAHR IV or any of the GAHR IV Subsidiaries and immediately terminate all physical and electronic dataroom access granted to any such Person or its Representatives and (ii) not, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage, provide any nonpublic information to, or take any other action for the purpose of facilitating, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Competing Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person information in connection with or for the purpose of encouraging or facilitating, a Competing Proposal or (C) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement, agreement in principle or other agreement with respect to a Competing Proposal.
(h) Notwithstanding anything to the contrary contained in this
Section
 7.3
, (i) if at any time on or after the date of this Agreement and prior to obtaining the GAHR IV Stockholder Approval, GAHR IV or any of the GAHR IV Subsidiaries or their respective Representatives receives an unsolicited written Competing Proposal from any Person or group of Persons that the GAHR IV Special Committee determines in good faith, after consultation with outside financial advisors and outside legal counsel, constitutes or is reasonably likely to result in a Superior Proposal, which Competing Proposal was made in circumstances not otherwise involving a breach of this Agreement, and (ii) the GAHR IV Special Committee has determined in good faith, after consultation with outside legal counsel, that a failure to take action with respect to such Competing Proposal would be inconsistent with the duties of the directors of GAHR IV under applicable Maryland Law, GAHR IV may or may cause its respective Representatives to, in response to such Competing Proposal, and subject to compliance with this
Section
 7.3(h)
, (A) contact such Person or group of Persons to clarify the terms and conditions thereof, (B) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public
information) with respect to GAHR IV and the GAHR IV Subsidiaries to the Person or group of Persons who has made such Competing Proposal, provided that GAHR IV shall prior to or concurrently with the time such information is provided to such Person or group of Persons provide to GAHR III any non-public
information concerning GAHR IV or any of the GAHR IV Subsidiaries that is provided to any Person given such access which was not previously provided to GAHR III or its Representatives and (C) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Competing Proposal regarding such Competing Proposal.
(i) GAHR IV shall promptly, and in any event no later than 24 hours after receipt of any Competing Proposal or request for non-public
information in connection therewith, as applicable, (i) advise GAHR III in writing of the receipt of such Competing Proposal and any request for confidential information in connection with such Competing Proposal, the material terms of such Competing Proposal or request for confidential information and the identity of the Person or group of Persons making such Competing Proposal or request for confidential information and (ii) keep GAHR III promptly advised, on a current basis, of all material developments (including all changes to the material terms of any Competing Proposal), discussions or negotiations regarding any Competing Proposal and the status of such Competing Proposal. GAHR IV agrees that it and the GAHR IV Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits it or a GAHR IV Subsidiary from providing any information required to be provided to GAHR III in accordance with this
Section
 7.3(i)
within the time periods contemplated hereby.
(j) Except as expressly permitted by this
Section
 7.3(j)
, the GAHR IV Board shall not (i)(A) fail to recommend to its stockholders that the GAHR IV Stockholder Approval be given or fail to include the GAHR IV Board Recommendation in the GAHR IV Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, the GAHR IV Board Recommendation, (C) if a tender offer or exchange offer for any shares of GAHR IV Common Stock that constitutes a Competing Proposal (other than by GAHR III or any of its Affiliates) is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the stockholders of GAHR IV or fail to reaffirm publicly the GAHR IV Board Recommendation within ten Business Days of being requested to do so by GAHR III or (D) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to the stockholders of GAHR IV a Competing Proposal (actions described in this clause (i) being referred to as a “
GAHR IV Adverse Recommendation Change
”) or (ii) authorize, cause or permit GAHR IV or any of the GAHR IV Subsidiaries to enter into any Acquisition Agreement. Notwithstanding anything to the contrary herein, prior to the time the GAHR IV Stockholder Approval is obtained, the GAHR IV Special Committee may, on behalf of the GAHR IV Board, make (but in each case, subject to compliance with this
Section
 7.3(j)
and
Section
 7.3(g)
-
Section 7.3(i)
), a GAHR IV Adverse Recommendation Change and/or terminate this Agreement pursuant to
Section
 9.1(d)(ii)
(Superior Proposal)
to enter into a definitive Acquisition Agreement that constitutes a Superior Proposal, if and only if, (A) a written bona fide Competing Proposal that was not solicited in violation of this
Section
 7.3
is made to GAHR IV by a third party and such Competing Proposal is not withdrawn, and (B) prior to taking such action, the GAHR IV Special Committee has determined in good faith (y) after consultation with outside legal counsel, that failure to take such action would be inconsistent with the duties of the directors of GAHR IV under applicable Maryland Law and (z) after consultation with outside legal counsel and outside financial advisors, that such Competing Proposal constitutes a Superior Proposal; provided, however, that in connection with any such Competing Proposal (1) GAHR IV has given GAHR III at least five Business Days’ prior written notice of its intention to take such action (which notice shall include the information with respect to such Superior Proposal that is specified in
Section
 7.3(i)
as well as a copy of any proposal, agreement and all material documentation providing for such Superior Proposal), (2) GAHR III and GAHR IV have negotiated, and have caused their respective Representatives to negotiate, in good faith with the other Party and its Representatives, to the extent the other Party wishes to negotiate, during such notice period to enable the other Party to propose in writing revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (3) following the end of such notice period, the GAHR IV Board shall have considered in good faith any proposed revisions to this Agreement proposed in writing by GAHR III and shall have determined that, after consultation with outside financial advisors and outside legal counsel, the Competing Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect and (4) in the event of any change to the material terms of such Superior Proposal, GAHR IV shall, in each case, have delivered to GAHR III an additional notice consistent with that described in subclause (1) above and the notice period shall have recommenced. Unless this Agreement has been terminated in accordance with
Section
 9.1(d)(ii)
, the GAHR IV Board shall submit the REIT Merger and the GAHR IV Charter Amendment to its stockholders even if the GAHR IV Board shall have effected a GAHR IV Adverse Recommendation Change, and the GAHR IV Board may not submit to the vote of their stockholders any Competing Proposal other than the transactions contemplated by this Agreement.
(k) Notwithstanding anything in this Agreement to the contrary, at any time after the date of this Agreement and before the GAHR IV Stockholder Approval is obtained, the

GAHR IV Special Committee may, if the GAHR IV Special Committee determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the duties of the directors of GAHR IV under applicable Maryland Law, make a GAHR IV Adverse Recommendation Change on behalf of the GAHR IV Board in response to a GAHR IV Intervening Event;
provided
, that, (i) prior to making such GAHR IV Adverse Recommendation Change, GAHR IV shall have (A) promptly notified GAHR III in writing of its intention to take such action (it being understood that such a notification shall not, itself, constitute a GAHR IV Adverse Recommendation Change), and (B) negotiated in good faith with GAHR III and its Representatives (if requested by GAHR III in writing) for five Business Days following such notice regarding any revisions to the terms of this Agreement proposed by GAHR III, to the extent GAHR III wishes to negotiate, and (ii) the GAHR IV Special Committee shall not effect any GAHR IV Adverse Recommendation Change involving or relating to a GAHR IV Intervening Event unless, after the period of five Business Days described in the foregoing clause (B), the GAHR IV Special Committee determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the duties of the directors of GAHR IV under applicable Maryland Law.
(l) Except to the extent expressly provided in this
Section
 7.3
, nothing in this
Section
 7.3
shall prohibit the GAHR IV Board from: (i) taking and disclosing to the stockholders of GAHR IV, a position contemplated by Rule
14e-2(a),
Rule
14d-9
or Item 1012(a) of Regulation
M-A
promulgated under the Exchange Act, if failure to do so would violate applicable Law or (ii) making any “stop, look and listen” communication to the stockholders of GAHR IV pursuant to Rule
14d-9(f)
promulgated under the Exchange Act, in either case, if the GAHR IV Special Committee has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the duties of the directors of GAHR IV under applicable Maryland Law; provided that any disclosure (other than those made pursuant to clause (ii) of this
Section
 7.3(l)
) permitted under this
Section
 7.3(l)
that is not an express rejection of any applicable Competing Proposal or an express reaffirmation of the GAHR IV Board Recommendation shall be deemed a GAHR IV Adverse Recommendation Change; and provided, further, that the GAHR IV Board shall not, except as expressly permitted by
Section
 7.3(j)-Section 7.3(k)
, effect a GAHR IV Adverse Recommendation Change.
(m) GAHR III agrees that in the event any GAHR III Subsidiary or any Representative of GAHR III or any GAHR III Subsidiary takes any action, that if taken by GAHR III would constitute a material violation of this
Section
 7.3
, then GAHR III shall be deemed to be in violation of this
Section
 7.3
for all purposes of this Agreement. GAHR IV agrees that in the event any GAHR IV Subsidiary or any Representative of GAHR IV or any GAHR IV Subsidiary takes any action, that if taken by GAHR IV would constitute a material violation of this
Section
 7.3
, then GAHR IV shall be deemed to be in violation of this
Section
 7.3
for all purposes of this Agreement.
(n) For purposes of this Agreement:
(i)
“
Competing Proposal
” means, (A) with respect to GAHR III, any proposal or offer, whether in one transaction or a series of related transactions, relating to any (1) merger, consolidation, share exchange, business combination or similar transaction involving GAHR III or any GAHR III Subsidiary that would constitute a “significant subsidiary” (as defined in Rule
1-02
of Regulation
S-X),
(2) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of GAHR III or any of the GAHR III Subsidiaries representing 20% or more of the consolidated assets of GAHR III and the GAHR III Subsidiaries, taken as a whole, (3) issue, sale or other disposition by GAHR III or any of the GAHR III Subsidiaries of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding shares of GAHR III Common Stock, (4) tender offer or exchange offer in which any Person or “
group
” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule
13d-3
under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the votes associated with the outstanding shares of GAHR III Common Stock, (5) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to GAHR III in which a third party shall acquire beneficial ownership of 20% or more of the outstanding shares of GAHR III Common Stock, or (6) transaction that is similar in form, substance or purpose to any of the foregoing transactions and (B) with respect to GAHR IV, any proposal or offer, whether in one transaction or a series of related transactions, relating to any (1) merger, consolidation, share exchange, business combination or similar transaction involving GAHR IV or any GAHR IV Subsidiary that would constitute a “significant subsidiary” (as defined in Rule
1-02
of Regulation
S-X),
(2) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of GAHR IV or any of the GAHR IV Subsidiaries representing 20% or more of the consolidated assets of GAHR IV and the GAHR IV Subsidiaries, taken as a whole, (3) issue, sale or other disposition by GAHR IV or any of the GAHR IV Subsidiaries of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding shares of GAHR IV Common Stock, (4) tender offer or exchange offer in which any Person or “
group
” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule
13d-3
under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the votes associated with the outstanding shares of GAHR IV Common Stock, (5) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to GAHR IV in which a third party shall acquire beneficial ownership of 20% or more of the outstanding shares of GAHR IV Common Stock, or (6) transaction that is similar in form, substance or purpose to any of the foregoing transactions;
provided
,
however
, that the term “
Competing Proposal
” shall not include (i) the Mergers or any of the other transactions contemplated by this Agreement, (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among GAHR III and one or more of the GAHR III Subsidiaries or solely among the GAHR III Subsidiaries or (iii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among GAHR IV and one or more of the GAHR IV Subsidiaries or solely among the GAHR IV Subsidiaries.
(ii)
“
GAHR III Intervening Event
” means a change in circumstances or development that materially positively affects the business, assets or operations of GAHR III and the GAHR III Subsidiaries, taken as a whole, or materially adversely affects the business, assets or operations of GAHR IV and the GAHR IV Subsidiaries, taken as a whole, that was not known to or reasonably foreseeable by the GAHR III Board prior to the execution of this Agreement, which change in circumstances or development becomes known to the GAHR III Board prior to GAHR III Stockholder Approval being obtained;
provided
,
however
, that in no event shall the following events, circumstances or changes in circumstances constitute a GAHR III Intervening Event: (A) the receipt, existence or terms of a Competing Proposal or any matter relating thereto or consequence thereof, (B) any effect arising out of the announcement or pendency of, or any actions required to be taken or refrained from being taken pursuant to, this Agreement or the Contribution Agreement, (C) a change in circumstances or development that results from a breach of this Agreement by GAHR III or (D) the fact that GAHR III meets or exceeds any internal expectations or projections (it being understood that the facts and occurrences giving rise or contributing to such changes may be taken into account to the extent not otherwise excluded by provision described in this paragraph).
(iii)
“
GAHR IV Intervening Event
” means a change in circumstances or development that materially positively affects the business, assets or operations of GAHR IV and the GAHR IV Subsidiaries, taken as a whole, or materially adversely affects the business, assets or operations of GAHR III and the GAHR III Subsidiaries, taken as a whole, that was not known to or reasonably foreseeable by the GAHR IV Board prior to the execution of this Agreement, which change in circumstances or development becomes known to the GAHR IV Board prior to GAHR IV Stockholder Approval being obtained;
provided
,
however
, that in no event shall the following events, circumstances or changes in circumstances constitute a GAHR IV Intervening Event: (A) the receipt, existence or terms of a Competing Proposal or any matter relating thereto or consequence thereof, (B) any effect arising out of the announcement or pendency of, or any actions required to be taken or refrained from being taken pursuant to, this Agreement or the Contribution Agreement, (C) a change in circumstances or development that results from a breach of this Agreement by GAHR IV or (D) the fact that GAHR IV meets or exceeds any internal expectations or projections (it being understood that the facts and occurrences giving rise or contributing to such changes may be taken into account to the extent not otherwise excluded by provision described in this paragraph).
(iv)
“
Superior Proposal
” means, (A) with respect to GAHR III, a written Competing Proposal made by a third party (except for purposes of this definition, the references in the definition of “Competing Proposal” to 20% shall be replaced with 50%”) which the GAHR III Board (based on the recommendation of the GAHR III Special Committee) determines in its good faith judgment (after consultation with its outside legal and financial advisors and after taking into account (1) all of the terms and conditions of the Competing Proposal and this Agreement (as it may be proposed to be amended by GAHR IV) and (2) the feasibility and certainty of consummation of such Competing Proposal on the terms proposed (taking into account all legal, financial, regulatory and other aspects of such Competing Proposal and conditions to consummation thereof) to be more favorable from a financial point of view to the stockholders of GAHR III (in their capacities as stockholders) than the Mergers and the other transactions contemplated by this Agreement (as it may be proposed to be amended by GAHR IV)) and (B) with respect to GAHR IV, a written Competing Proposal made by a third party (except for purposes of this definition, the references in the definition of “Competing Proposal” to 20% shall be replaced with 50%”) which the GAHR IV Board (based on the recommendation of the GAHR IV Special Committee) determines in its good faith judgment (after consultation with its outside legal and financial advisors and after taking into account (1) all of the terms and conditions of the Competing Proposal and this Agreement (as it may be proposed to be amended by GAHR III) and (2) the feasibility and certainty of consummation of such Competing Proposal on the terms proposed (taking into account all legal, financial, regulatory and other aspects of such Competing Proposal and conditions to consummation thereof) to be more favorable from a financial point of view to the stockholders of GAHR IV (in their capacities as stockholders) than the Mergers and the other transactions contemplated by this Agreement (as it may be proposed to be amended by GAHR III)).
Section
 7.4
Public Announcements
. Except with respect to any GAHR III Adverse Recommendation Change, any GAHR IV Adverse Recommendation Change or any action taken pursuant to, and in accordance with,
Section
 7.1
or
Section
 7.3
, so long as this Agreement is in effect, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, delayed or conditioned);
provided
, that a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing as may be required by Law or Order if it is not possible to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement. The Parties have agreed upon the form of a joint press release announcing the Mergers and the execution of this Agreement, and shall make such joint press release no later than one Business Day following the date on which this Agreement is signed.
Section
 7.5
Appropriate Action; Consents; Filings
.
(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the GAHR III Parties and each of the GAHR IV Parties shall and shall cause the other GAHR III Subsidiaries and the other GAHR IV Subsidiaries, respectively, and their respective Affiliates to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) taking all actions necessary to cause the conditions to the Closing set forth in
Article VIII
to be satisfied, (ii) preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any Governmental Authority in order to consummate the transactions contemplated by this Agreement, (iii) obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this

Agreement, (iv) subject to
Section
 7.6(c)
, defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Mergers so as to enable the Closing to occur as soon as reasonably possible, and (v) executing and delivering any additional instruments necessary or advisable to consummate the Mergers and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement;
provided
, that neither Party will have any obligation (A) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of such Party, any of its subsidiaries (including subsidiaries of GAHR IV after the Closing) or their Affiliates or (B) otherwise to take or commit to take any actions that would limit the freedom of such Party, its subsidiaries (including subsidiaries of GAHR IV after the Closing) or their Affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets.
(b) In connection with and without limiting the foregoing
Section
 7.5(a)
, each of the Parties shall give (or shall cause their respective Affiliates to give) any notices to third parties, and each of the Parties shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any third-party consents that are necessary, proper or advisable to consummate the Mergers and the other transactions contemplated by this Agreement. Each of the Parties will, and shall cause their respective Affiliates to, furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either Party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Mergers and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, neither Party shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.
(c) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Mergers and the other transactions contemplated by this Agreement, none of the Parties or any of their respective Representatives shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person other than commercially reasonable processing and consent fees in connection with obtaining the consent or approval of any lender with respect to an Indebtedness set forth at
Section
 4.3(b)
of the GAHR III Disclosure Letter and
Section
 5.3(b)
of the GAHR IV Disclosure Letter. Subject to the immediately foregoing sentence, the Parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents.
Section
 7.6
Notification of Certain Matters; Transaction Litigation
.
(a) The GAHR III Parties and their Representatives shall give prompt notice to the GAHR IV Parties, and the GAHR IV Parties and their Representatives shall give prompt notice to the GAHR III Parties, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement.
(b) The GAHR III Parties and their Representatives shall give prompt notice to the GAHR IV Parties, and the GAHR IV Parties and their Representatives shall give prompt notice to the GAHR III Parties, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement;
provided
, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Notwithstanding anything to the contrary in this Agreement, the failure by the GAHR III Parties, the GAHR IV Parties or their respective Representatives to provide such prompt notice under this
Section
 7.6(b)
shall not constitute a breach of covenant for purposes of
Section
 8.2(b)
,
Section
 8.3(b)
,
Section
 9.1(c)(i)
(GAHR IV Terminating Breach)
, or
Section
 9.1(d)(i)
(GAHR III Terminating Breach)
.
(c) The GAHR III Parties and their Representatives shall give prompt notice to the GAHR IV Parties, and the GAHR IV Parties and their Representatives shall give prompt notice to the GAHR III Parties, of any Action commenced or, to such Party’s Knowledge, threatened against, relating to or involving such Party or any GAHR III Subsidiary or GAHR IV Subsidiary, respectively, or any of their respective directors, officers or partners that relates to this Agreement, the Mergers or the other transactions contemplated by this Agreement. The GAHR III Parties and their respective Representatives shall give GAHR IV the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against the GAHR III Parties or their directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and no such settlement shall be agreed to without GAHR IV’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The GAHR IV Parties and their respective Representatives shall give the GAHR III Parties the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against the GAHR IV Parties and/or their directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and no such settlement shall be agreed to without GAHR III’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section
 7.7
Indemnification; Directors
’
and Officers
’
Insurance
.
(a) To the extent permitted by applicable Law, the Surviving Entity shall, and GAHR IV agrees to cause the Surviving Entity to, during the period commencing as of the REIT Merger Effective Time and ending on the sixth anniversary of the REIT Merger Effective Time, honor all rights to indemnification, advancement and exculpation from liabilities for acts or omissions occurring at or prior to the REIT Merger Effective Time now existing or as may exist in the future in favor of the current or former managers, directors, officers, partners, members, trustees, employees, agents, fiduciaries or other individuals of GAHR III or any of the GAHR III Subsidiaries (the “
Indemnified Parties
”) as most favorably provided in the GAHR III Governing Documents, and the indemnification agreements between GAHR III and any Indemnified Party as scheduled on
Section
 7.7(a)
of the GAHR III Disclosure Letter, and otherwise to the fullest extent permitted by law. For a period of six years following the REIT Merger Effective Time, the organizational documents of GAHR IV and the Surviving Entity and the organizational documents of any applicable GAHR IV Subsidiary or GAHR III Subsidiary shall not be amended, repealed or otherwise modified in any manner that would adversely modify these rights (for clarity, only as relates to acts or omissions occurring at or prior to the REIT Merger Effective Time). In addition, during the period commencing as of the REIT Merger Effective Time and ending on the sixth anniversary of the REIT Merger Effective Time, to the fullest extent permitted by applicable Law, GAHR IV shall indemnify and hold harmless each individual who is, as of immediately prior to the Closing, a director of GAHR III, against all judgments, penalties, fines, settlements and reasonable expenses as incurred by such director, in connection with a proceeding where such director was made a party to any proceeding by reason of service of such Person as a director of GAHR III.
(b) In consultation with GAHR IV, GAHR III shall obtain extended reporting period coverage under GAHR III’s existing insurance programs (to be effective as of the REIT Merger Effective Time) for a period of six years after the REIT Merger Effective Time for a cost not in excess of three times the current annual premiums for such insurance; and
provided
,
further
, that should GAHR III be unable to obtain insurance under this
Section
 7.7(b)
for 300% or less of the most recent annual premiums paid by GAHR III for such purpose, then in consultation with GAHR IV, GAHR III shall purchase as much coverage as may be available for that 300% annual premium cap.
(c) If GAHR IV or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up,
or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of GAHR IV or the Surviving Entity, as applicable, assume the obligations set forth in this
Section
 7.7
.
(d) The provisions of this
Section
 7.7
are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party (who are intended third-party beneficiaries of this
Section
 7.7
), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of GAHR III, GAHR IV and the Surviving Entity.

Section
 7.8
Dividends
.
(a) In the event that a distribution with respect to the shares of GAHR III Common Stock permitted under the terms of this Agreement has a record date prior to the REIT Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of GAHR III Common Stock on the Closing Date immediately prior to the REIT Merger Effective Time. After the signing of this Agreement and before the REIT Merger Effective Time, GAHR III shall coordinate with GAHR IV with respect to the declaration of, and the setting of record dates and payment dates for dividends on GAHR III Common Stock so that holders of GAHR III Common Stock do not receive both a dividend permitted by the proviso to
Section
 6.1(b)(iii)
on GAHR III Common Stock and a dividend permitted by the proviso to
Section
 6.2(b)(iii)
on GAHR IV Common Stock received in the REIT Merger or fail to receive either a dividend permitted by the proviso to
Section
 6.1(b)(iii)
on GAHR III Common Stock or a dividend permitted by the proviso to
Section
 6.2(b)(iii)
on GAHR IV Common Stock received in the REIT Merger. GAHR IV shall maintain its current distribution policy until the REIT Merger Effective Time. The Parties shall use their respective reasonable best efforts to develop an appropriate and sustainable distribution policy to be adopted by the Surviving Entity after the REIT Merger Effective Time.
(b) In the event that GAHR III shall declare or pay any dividend or other distribution that is expressly permitted pursuant to the proviso at the end of
Section
 6.1(b)(iii)
, it shall notify GAHR IV at least 20 days prior to the Closing Date, and GAHR IV shall be entitled to declare a dividend per share payable to holders of GAHR IV Common Stock, in an amount per share of GAHR IV Common Stock equal to the quotient obtained by dividing (x) the dividend declared by GAHR III with respect to each share of GAHR III Common Stock by (y) the Exchange Ratio. In the event that GAHR IV shall declare or pay any dividend or other distribution that is expressly permitted pursuant to the proviso at the end of
Section
 6.2(b)(iii)
, it shall notify GAHR III at least 20 days prior to the Closing Date, and GAHR III shall be entitled to declare a dividend per share payable to holders of GAHR III Common Stock, in an amount per share of GAHR III Common Stock equal to the quotient obtained by multiplying (x) the dividend declared by GAHR IV with respect to each share of GAHR IV Common Stock by (y) the Exchange Ratio. The record date and time and payment date and time for any dividend payable pursuant to this
Section
 7.8(b)
shall be prior to the Closing Date.
Section
 7.9
Takeover Statutes
. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Mergers or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute or the restrictions in the GAHR III Charter or the GAHR IV Charter (“
Charter Restrictions
”) on the Mergers and the other transactions contemplated by this Agreement. No Party shall take any action to exempt any Person (other than the other Parties or their respective Affiliates) from any Takeover Statute of any jurisdiction or Charter Restrictions that may purport to be applicable to the Mergers or any of the other transactions contemplated by this Agreement or otherwise cause any restrictions in any Takeover Statute or Charter Restrictions not to apply to any such Person.

Section
 7.10
Obligations of the Parties
. GAHR III shall take all actions necessary to cause the other GAHR III Parties to perform their obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement. GAHR IV shall take all actions necessary to (a) cause the GAHR IV Parties to perform its obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement, and (b) ensure that, prior to the REIT Merger Effective Time, Merger Sub shall not conduct any business or make any investments or incur or guarantee any indebtedness other than as specifically contemplated by this Agreement.
Section
 7.11
Certain Transactions
. Except as set forth in
Section
 7.11
of the GAHR III Disclosure Letter, GAHR III shall cause all contracts (including, for the avoidance of doubt, the GAHR III Related-Party Agreements) between any former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents of GAHR III or any GAHR III Subsidiary, on the one hand, and GAHR III or any GAHR III Subsidiary, on the other hand, to be settled or terminated on or prior to the Closing, without any further obligations, liability or payments (other than customary indemnification obligations) by or on behalf of GAHR III as of the Closing. For the avoidance of doubt, the foregoing shall not require the settlement or termination of an agreement that is solely between GAHR III and/or any entities that will remain GAHR III Subsidiaries after the Closing.
Section
 7.12
Tax Matters
.
(a) Each of GAHR III and GAHR IV shall use its reasonable best efforts to cause the REIT Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the officers’ certificates referred to herein and reporting consistently for all federal, state, and local income Tax or other purposes. None of GAHR III, GAHR IV or any GAHR III Subsidiary or GAHR IV Subsidiary shall take any action, or fail to take any action, that would reasonably be expected to cause the REIT Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.
(b) GAHR III shall (i) use its reasonable best efforts to obtain, or cause to be provided, the opinions of Morris, Manning & Martin, LLP and DLA Piper LLP (US), and (ii) deliver to Morris, Manning & Martin, LLP and DLA Piper LLP (US) tax representation letters, dated as of the Closing Date and signed by an officer of GAHR III and GAHR III Operating Partnership, containing representations of GAHR III and GAHR III Operating Partnership reasonably necessary or appropriate to enable Morris, Manning & Martin, LLP and DLA Piper LLP (US) to render the tax opinions described in
Section
 8.2(f)
and
Section
 8.3(e)
.
(c) GAHR IV shall (i) use its reasonable best efforts to obtain, or cause to be provided, the opinions of Morris, Manning & Martin, LLP, and (ii) deliver to Morris, Manning & Martin, LLP tax representation letters, dated as of the Closing Date and signed by an officer of GAHR IV and GAHR IV Operating Partnership, containing representations of GAHR IV and GAHR IV Operating Partnership reasonably necessary or appropriate to enable Morris, Manning & Martin, LLP to render the tax opinions described in
Section
 8.2(e)
and
Section
 8.3(f)
.

(d) GAHR III and GAHR IV shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to such taxes, “
Transfer Taxes
”), and shall reasonably cooperate in attempting to minimize the amount of Transfer Taxes.
Section
 7.13
GAHR IV Board
. The GAHR IV Board shall take or cause to be taken such action as may be necessary, in each case, to be effective as of the REIT Merger Effective Time, to increase the number of directors of GAHR IV to nine and to cause the individuals set forth on
Section
 7.13
of the GAHR III Disclosure Letter (the “
GAHR III Designees
”) to be elected to the GAHR IV Board effective as of the REIT Merger Effective Time. If a GAHR III Designee is not able or willing to serve on the GAHR IV Board, as of the REIT Merger Effective Time, GAHR III shall select, within a reasonable period of time prior to the REIT Merger Effective Time, a replacement, and the GAHR IV Board shall appoint such replacement as a member of the GAHR IV Board, as of the REIT Merger Effective Time if such replacement is reasonably acceptable to the GAHR IV Board, and if not another person shall be selected by GAHR III.
Section
 7.14
GAHR IV Share Repurchase Plan
. From and after the REIT Merger Effective Time, GAHR IV shall take all such steps as may be required to cause the GAHR IV Share Repurchase Plan or any similar redemption program then in effect (as each may be amended from time to time) to provide for all purposes thereunder (including, without limitation, any holding period requirement or redemption price determination) that each share of GAHR IV Common Stock issued to GAHR III stockholders in the REIT Merger will be treated as having been outstanding from the date such stockholder acquired the corresponding share of GAHR III Common Stock that was exchanged in the REIT Merger.
Section
 7.15
GAHR III 2013 Incentive Plan
. The consummation of the Mergers shall not trigger a “Change of Control” as such term is defined in the Griffin-American Healthcare REIT III, Inc. 2013 Incentive Plan. Prior to the REIT Merger Effective Time, the GAHR III Board shall have taken action to (A) terminate the Griffin-American Healthcare REIT III, Inc. 2013 Incentive Plan effective as of, but contingent upon, the REIT Merger Effective Time, subject to the consummation of the conversion contemplated by
Section
 3.1(a)(ii)
, and (B) pursuant to the authority delegated to the GAHR III Board pursuant to the Griffin-American Healthcare REIT III, Inc. 2013 Incentive Plan, determine, confirm, and ratify in good faith that the consummation of the Mergers and the other transactions contemplated by this Agreement shall not constitute a “Change of Control” for purposes of the Griffin-American Healthcare REIT III, Inc. 2013 Incentive Plan and any outstanding awards of restricted GAHR III Common Stock.
Section
 7.16
GAHR IV Advisor
. Within 48 hours of receipt of notice from GAHR III that all conditions to closing of the transactions contemplated by the Contribution Agreement have been satisfied or waived and that the parties to the Contribution Agreement are prepared to consummate the transactions contemplated by the Contribution Agreement, GAHR IV shall pay all amounts then owed to GAHR IV Advisor by GAHR IV under the Amended GAHR IV Advisory Agreement.

ARTICLE VIII
CONDITIONS
Section
 8.1
Conditions to Each Party
’
s Obligation to Effect the Mergers
. The respective obligations of the Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Parties at or prior to the Closing of the following conditions:
(a)
Regulatory Authorizations
. Any Regulatory Approvals necessary for the consummation of the Mergers and the other transactions contemplated by this Agreement shall have been obtained other than Regulatory Approvals which the failure to obtain would not reasonably be expected to have, individually, or in the aggregate, a GAHR III Material Adverse Effect or GAHR IV Material Adverse Effect.
(b)
Stockholder Approval; GAHR III Charter Amendment; GAHR IV Charter Amendment
. The GAHR III Stockholder Approval shall have been obtained in accordance with applicable Law and the GAHR III Charter and GAHR III Bylaws and the GAHR IV Stockholder Approval shall have been obtained in accordance with the applicable Law and the GAHR IV Charter and GAHR IV Bylaws. The GAHR III Charter Amendment and the GAHR IV Charter Amendment shall have become effective pursuant to the MGCL.
(c)
No Injunctions or Restraints
. No Order issued by any Governmental Authority of competent jurisdiction prohibiting consummation of the Mergers shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date of this Agreement that, in any case, prohibits, restrains, enjoins or makes illegal the consummation of the Mergers or the other transactions contemplated by this Agreement.
(d)
Form
 S
-4
. The
Form S-4
shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the
Form S-4
shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.
Section
 8.2
Conditions to Obligations of the GAHR III Parties
. The obligations of the GAHR III Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by GAHR III, at or prior to the Closing, of the following additional conditions:
(a)
Representations and Warranties
. (i) The representations and warranties of the GAHR IV Parties set forth in the Fundamental Representations (except
Section
 5.4(a)
(
Capital Structure
), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, (ii) the representations and warranties set forth in
Section
 5.4(a)
(
Capital Structure
) shall be true and correct in all but
de
 minimis
respects as of the date of this Agreement and as of the Closing, other than such changes to the capital structure effected pursuant to the GAHR IV

Charter Amendment, and (iii) each of the other representations and warranties of the GAHR IV Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or GAHR IV Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a GAHR IV Material Adverse Effect.
(b)
Performance of Covenants and Obligations of the GAHR IV Parties
. The GAHR IV Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the Closing.
(c)
Absence of Material Adverse Change
. At the Closing, no circumstance shall exist that constitutes a GAHR IV Material Adverse Effect.
(d)
Delivery of Certificate
. GAHR IV shall have delivered to GAHR III a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of GAHR IV, certifying to the effect that the factual conditions set forth in
Section
 8.2(a)
,
Section
 8.2(b)
and
Section
 8.2(c)
have been satisfied.
(e)
REIT Opinion
. GAHR III shall have received a written opinion of Morris, Manning & Martin, LLP, or other counsel to GAHR IV reasonably satisfactory to GAHR III, dated as of the Closing Date and in form and substance reasonably satisfactory to GAHR III, to the effect that, commencing with GAHR IV’s taxable year that ended on December 31, 2016, GAHR IV has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled GAHR IV to meet, through the Closing, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by GAHR IV and GAHR IV Operating Partnership.
(f)
Section
 368 Opinion
. GAHR III shall have received a written opinion of DLA Piper LLP (US), or other counsel to GAHR III reasonably satisfactory to GAHR IV, dated as of the Closing Date and in form and substance reasonably satisfactory to GAHR III, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the REIT Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, DLA Piper LLP (US) may rely upon the tax representation letters described in
Section
 7.12
.
(g)
Consents
. GAHR IV shall have received the written Consents identified on
Section
 8.2(g)
of the GAHR IV Disclosure Letter in form and substance reasonably acceptable to GAHR III.

Section
 8.3
Conditions to Obligations of the GAHR IV Parties
. The obligations of the GAHR IV Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by GAHR IV at or prior to the Closing, of the following additional conditions:
(a)
Representations and Warranties
. (i) The representations and warranties of the GAHR III Parties set forth in the Fundamental Representations (except
Section
 4.4(a)
(
Capital Structure
)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, (ii) the representations and warranties set forth in
Section
 4.4(a)
(
Capital Structure
) shall be true and correct in all but
de
 minimis
respects as of the date of this Agreement and as of the Closing, and (iii) each of the other representations and warranties of the GAHR III Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, (B) if the AHI Platform Acquisition has been consummated before the Closing Date, such representations and warranties need not be true and correct as of the Closing Date if the inaccuracy is due solely to the consummation of the AHI Platform Acquisition, and (C) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or GAHR III Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a GAHR III Material Adverse Effect.
(b)
Performance of Covenants and Obligations of the GAHR III Parties
. The GAHR III Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the Closing.
(c)
Absence of Material Adverse Change
. At the Closing, no circumstance shall exist that constitutes a GAHR III Material Adverse Effect.
(d)
Delivery of Certificate
. GAHR III shall have delivered to GAHR IV a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of GAHR III certifying to the effect that the factual conditions set forth in
Section
 8.3(a)
,
Section
 8.3(b)
and
Section
 8.3(c)
have been satisfied.
(e)
REIT Opinion
. GAHR IV shall have received a written opinion of Morris, Manning & Martin, LLP, or other counsel to GAHR III reasonably satisfactory to GAHR IV, dated as of the Closing Date and in form and substance reasonably satisfactory to GAHR IV, to the effect that, commencing with GAHR III’s taxable year that ended on December 31, 2014, GAHR III has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled GAHR III to meet, through the Closing, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by GAHR III and GAHR III Operating Partnership.
(f)
Section
 368 Opinion
. GAHR IV shall have received a written opinion of Morris, Manning & Martin, LLP, or other counsel to GAHR IV reasonably satisfactory to GAHR

III, dated as of the Closing Date and in form and substance reasonably satisfactory to GAHR IV, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the REIT Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, Sullivan & Cromwell LLP may rely upon the tax representation letters described in
Section
 7.12
.
(g)
Consents
. GAHR III shall have received the written Consents identified on
Section
 8.3(g)
of the GAHR III Disclosure Letter in form and substance reasonably acceptable to GAHR IV.
ARTICLE IX
TERMINATION, FEES AND EXPENSES, AMENDMENT AND WAIVER
Section
 9.1
Termination
. This Agreement may be terminated and the Mergers and the other transactions contemplated by this Agreement may be abandoned at any time prior to the REIT Merger Effective Time, notwithstanding receipt of the GAHR III Stockholder Approval or the GAHR IV Stockholder Approval (except as otherwise specified in this
Section
 9.1
):
(a) by mutual written consent of each of GAHR III and GAHR IV;
(b) by either GAHR III (with the prior approval of the GAHR III Special Committee or GAHR IV (with the prior approval of the GAHR IV Special Committee):
(i)
if the REIT Merger shall not have occurred on or before 11:59 p.m. New York time on March 23, 2022 (the “
Outside Date
”);
provided
, that the right to terminate this Agreement pursuant to this
Section
 9.1(b)(i)
shall not be available to any Party if the failure of such Party (and (A) in the case of GAHR III, including the failure of the other GAHR III Parties, and (B) in the case of GAHR IV, including the failure of the other GAHR IV Parties) to perform or comply in all material respects with the obligations, covenants or agreements of such Party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the REIT Merger to be consummated by the Outside Date;
(ii)
if any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and nonappealable;
provided
, that the right to terminate this Agreement under this
Section
 9.1(b)(ii)
shall not be available to a Party if the issuance of such final, non-appealable
Order was primarily due to the failure of such Party (and (A) in the case of GAHR III, including the failure of the other GAHR III Parties, and (B) in the case of GAHR IV, including the failure of the other GAHR IV Parties) to perform in all material respects any of its obligations, covenants or agreements under this Agreement; or
(iii) if the GAHR III Stockholder Approval or GAHR IV Stockholder Approval shall not have been obtained at the GAHR III Stockholders Meeting or GAHR IV Stockholders Meeting, as the case may be, duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the REIT Merger was taken;
provided
, that the right to terminate this Agreement under this
Section
 9.1(b)(iii)
shall not be available to a Party if the failure to receive the GAHR III Stockholder Approval or GAHR IV Stockholder Approval was primarily due to the failure of a Party to perform in all material respects any of its obligations, covenants or agreements under this Agreement;
(c) by GAHR III (with the prior approval of the GAHR III Special Committee):
(i)
if a breach of any representation or warranty or failure to perform any obligation, covenant or agreement on the part of any of the GAHR
IV
Parties set forth in this Agreement has occurred that would cause any of the conditions set forth in
Section
 8.1
or
Section
 8.2
not to be satisfied (a “
GAHR IV Terminating Breach
”), which breach or failure to perform cannot be cured, or, if capable of cure, has not been cured by the earlier of 20 days following written notice thereof from GAHR III to GAHR IV and two Business Days before the Outside Date;
provided
, that GAHR III shall not have the right to terminate this Agreement pursuant to this
Section
 9.1(c)(i)
if a GAHR III Terminating Breach shall have occurred and be continuing at the time GAHR III delivers notice of its election to terminate this Agreement pursuant to this
Section
 9.1(c)(i)
;
(ii)
if GAHR III has accepted a Superior Proposal at any time prior to receipt of the GAHR III Stockholder Approval in accordance with the provisions of
Section
 7.3(d)
;
provided
,
however
, that this Agreement may not be so terminated unless concurrently with the occurrence of such termination the payment required by
Section
 9.3(b)
is made in full to GAHR IV and the definitive agreement relating to the Superior Proposal is entered into, and in the event that such definitive agreement is not concurrently entered into and such payment is not concurrently made, such termination shall be null and void; or
(iii)
if, at any time prior to receipt of the GAHR IV Stockholder Approval, (A) the GAHR IV Board or any committee thereof, for any reason, shall have effected a GAHR IV Adverse Recommendation Change; or (B) GAHR IV shall have materially violated any of its obligations under
Section
 7.3
, or shall be deemed to have materially violated any of its obligations under
Section
 7.3
(other than any immaterial or inadvertent violations thereof that did not result in a Competing Proposal); or
(d) by GAHR IV (with the prior approval of the GAHR IV Special Committee):
(i)
if a breach of any representation or warranty or failure to perform any obligation, covenant or agreement on the part of any of the GAHR III Parties set forth in this Agreement has occurred that would cause any of the conditions set forth in
Section
 8.1
and
Section
 8.3
not to be satisfied (a “
GAHR III Terminating Breach
”), which breach or failure to perform cannot be cured, or if capable of cure, has not been cured by the earlier of 20 days following written notice thereof from GAHR IV to GAHR III and two Business Days before the Outside Date;
provided
, that GAHR IV shall not have the right to terminate this Agreement pursuant to this
Section
 9.1(d)(i)
if a GAHR IV Terminating Breach shall have occurred and be continuing at the time GAHR IV delivers notice of its election to terminate this Agreement pursuant to this
Section
 9.1(d)(i)
;

(ii)
if GAHR IV has accepted a Superior Proposal at any time prior to receipt of the GAHR IV Stockholder Approval in accordance with the provisions of
Section
 7.3(j)
;
provided
,
however
, that this Agreement may not be so terminated unless concurrently with the occurrence of such termination the payment required by
Section
 9.3(b)
is made in full to GAHR III and the definitive agreement relating to the Superior Proposal is entered into, and in the event that such definitive agreement is not concurrently entered into and such payment is not concurrently made, such termination shall be null and void; or
(iii)
if, at any time prior to receipt of the GAHR III Stockholder Approval, (A) the GAHR III Board or any committee thereof, for any reason, shall have effected a GAHR III Adverse Recommendation Change; or (B) GAHR III shall have materially violated any of its obligations under
Section
 7.3
, or shall be deemed to have materially violated any of its obligations under
Section
 7.3
(other than any immaterial or inadvertent violations thereof that did not result in a Competing Proposal).
Section
 9.2
Effect of Termination
. In the event of termination of this Agreement as provided in
Section
 9.1
, written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the GAHR III Parties or the GAHR IV Parties, except that the Confidentiality Agreement and the provisions of
Section
 7.4
(Public Announcements), this
Section
 9.2
,
Section
 9.3
(Fees and Expenses),
Section
 9.4
(Amendment), and
Article X
(General Provisions) of this Agreement shall survive the termination hereof;
provided
, that no such termination shall relieve any Party from any liability or damages resulting from any willful and material breach of this Agreement if such termination results from a breach by any party of its covenants or obligations set forth in this Agreement.
Section
 9.3
Fees and Expenses
.
(a) Except as otherwise provided in this
Section
 9.3
, all fees and expenses (including Expenses) shall be paid by the Party incurring such fees or expenses, whether or not the Mergers are consummated;
provided
that the Parties will share equally the
Form S-4
filing fees as may be required to consummate the transactions contemplated by this Agreement.
(b) In the event that this Agreement is terminated:
(i)
(A)(x) by GAHR IV pursuant to
Section
 9.1(d)(i)
(
GAHR III Terminating Breach
), and after the date hereof and prior to the breach or failure to perform giving rise to such right of termination, a bona fide Competing Proposal (with, for all purposes of this
Section
 9.3(b)(i)
, all percentages included in the definition of “Competing Proposal” increased to 50%) has been publicly announced, disclosed or otherwise communicated to the GAHR III Board or any Person shall have publicly announced an intention (whether or not conditional) to make such a Competing Proposal or (y) by GAHR IV or GAHR III pursuant to
Section
 9.1(b)(i)
(
Outside Date
)
(and at the time of such termination GAHR III would not have been entitled to terminate this Agreement pursuant to
Section
 9.1(b)(iii)
(
Failure to Obtain GAHR III Stockholder Approval
))
and after the date of this Agreement but prior to the GAHR III Stockholders Meeting, a Competing Proposal with respect to GAHR III has been made to GAHR III or publicly announced, disclosed or otherwise communicated to GAHR III’s stockholders (and not withdrawn) or any Person shall have publicly announced an intention (whether or not conditional) to make such a Competing Proposal and (B) within 12 months after the date of such termination, a transaction in respect of a Competing Proposal with respect to GAHR III is consummated or GAHR III enters into a definitive agreement in respect of a Competing Proposal with respect to GAHR III that is later consummated, GAHR III shall pay to GAHR IV the GAHR III Termination Payment;
(ii)
(A)(x) by GAHR III pursuant to
Section
 9.1(c)(i)
(
GAHR IV Terminating Breach
), and after the date hereof and prior to the breach or failure to perform giving rise to such right of termination, a bona fide Competing Proposal (with, for all purposes of this
Section
 9.3(b)(i)
, all percentages included in the definition of “Competing Proposal” increased to 50%) has been publicly announced, disclosed or otherwise communicated to the GAHR IV Board or any Person shall have publicly announced an intention (whether or not conditional) to make such a Competing Proposal or (y) by GAHR III or GAHR IV pursuant to
Section
 9.1(b)(i)
(
Outside Date
)
(and at the time of such termination GAHR III would not have been entitled to terminate this Agreement pursuant to
Section
 9.1(b)(iii)
(
Failure to Obtain GAHR IV Stockholder Approval
))
and after the date of this Agreement but prior to the GAHR IV Stockholders Meeting, a Competing Proposal with respect to GAHR IV has been made to GAHR IV or publicly announced, disclosed or otherwise communicated to GAHR IV’s stockholders (and not withdrawn) or any Person shall have publicly announced an intention (whether or not conditional) to make such a Competing Proposal and (B) within 12 months after the date of such termination, a transaction in respect of a Competing Proposal with respect to GAHR IV is consummated or GAHR IV enters into a definitive agreement in respect of a Competing Proposal with respect to GAHR IV that is later consummated, GAHR IV shall pay to GAHR III the GAHR IV Termination Payment;
(iii)
by GAHR III pursuant to
Section
 9.1(c)(ii)
(
Superior Proposal
), then GAHR III shall pay to GAHR IV an amount equal to the GAHR III Termination Payment;
(iv)
by GAHR III pursuant to
Section
 9.1(c)(iii)
(
Adverse Recommendation
Change/No-Shop
Violation
), then GAHR IV shall pay to GAHR III an amount equal to the GAHR IV Termination Payment;
(v)
by GAHR IV pursuant to
Section
 9.1(d)(ii)
(
Superior Proposal
), then GAHR IV shall pay to GAHR III an amount equal to the GAHR IV Termination Payment; or
(vi)
by GAHR IV pursuant to
Section
 9.1(d)(iii)
(
Adverse Recommendation
Change/No-Shop
Violation
), then GAHR III shall pay to GAHR IV an amount equal to the GAHR III Termination Payment.
(c) The Parties agree that in no event shall any Party be required to pay a Termination Payment on more than one occasion. Payment of a Termination Payment shall be made by wire transfer of same day funds to the account or accounts designated by the Party entitled to payment therefor (the “
Recipient
”) (i) prior to or concurrently at the time of consummation of any transaction contemplated by a Competing Proposal, in the case of a Termination Payment payable pursuant to
Section
 9.3(b)(i)
or
Section
 9.3(b)(ii)
, (ii) prior to or concurrently with termination of this Agreement, in the case of a Termination Payment payable pursuant to
Section
 9.3(b)(iii)
or
Section
 9.3(b)(iv)
, (iii) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of a Termination Payment payable pursuant to any other provision of
Section
 9.3(b)
.
(d) Notwithstanding anything in this Agreement to the contrary, in the event that a Termination Payment becomes payable, then such payment shall be the Recipient’s and its Affiliates’ sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against the Party obligated to pay the Termination Payment (the “
Payor
”) and its Subsidiaries and each of their Representatives in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Mergers to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise.
(e) Each of the Parties acknowledges that the agreements contained in this
Section
 9.3
are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other Parties would not enter into this Agreement. In the event that the Payor shall fail to pay the Termination Payment when due, the Payor shall reimburse the Recipient for all reasonable costs and expenses actually incurred or accrued by the Recipient (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this
Section
 9.3
. Further, if the Payor fails to timely pay any amount due pursuant to this
Section
 9.3
, and, in order to obtain the payment, the Recipient commences a suit that results in a judgment against the Payor for the payment set forth in this
Section
 9.3
, the Payor shall pay to the Recipient its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at a rate per annum equal to the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date of payment.
(f) The Payor shall deposit into escrow an amount in cash equal to the Termination Payment with an escrow agent reasonably selected by the Recipient, after reasonable consultation with the Payor, and pursuant to a written escrow agreement (the “
Escrow Agreement
”) reflecting the terms set forth in this
Section
 9.3
and otherwise reasonably acceptable to each of the Parties and the escrow agent. The payment or deposit into escrow of the Termination Payment pursuant to this
Section
 9.3(f)
shall be made by the Payor promptly after receipt of notice from the Recipient that the Escrow Agreement has been executed by the parties thereto. The Escrow Agreement shall provide that the Termination Payment in escrow or the applicable portion thereof shall be released to the Recipient on an annual basis based upon the delivery by the Recipient to the escrow agent of any one (or a combination) of the following:
(i) a letter from the Recipient’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Recipient without causing the Recipient to fail to meet the requirements of

Sections 856(c)(2) and (3) of the Code for the applicable taxable year of the Recipient determined as if the payment of such amount did not constitute income described in
Sections 856(c)(2)(A)-(H)
or
856(c)(3)(A)-(I)
of the Code (such income, “
Qualifying REIT Income
”), in which case the escrow agent shall release to the Recipient such maximum amount stated in the accountant’s letter;
(ii) a letter from the Recipient’s counsel indicating that the Recipient received a private letter ruling from the IRS holding that the receipt by the Recipient of the Termination Payment would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to the Recipient the remainder of the Termination Payment; or
(iii) a letter from the Recipient’s counsel indicating that the Recipient has received a tax opinion from the Recipient’s outside counsel or accountant, respectively, to the effect that the receipt by the Recipient of the Termination Payment should either constitute Qualifying REIT Income or should be excluded from gross income within the meaning of Section 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to the Recipient the remainder of the Termination Payment.
The Parties agree to cooperate in good faith to amend this
Section
 9.3(f)
at the reasonable request of the Recipient in order to (A) maximize the portion of the Termination Payment that may be distributed to the Recipient hereunder without causing the Recipient to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (B) improve the Recipient’s chances of securing the favorable private letter ruling from the IRS described in this
Section
 9.3(f)
or (C) assist the Recipient in obtaining the favorable tax opinion from its outside counsel or accountant described in this
Section
 9.3(f)
. The Escrow Agreement shall provide that the Recipient shall bear all costs and expenses under the Escrow Agreement and that any portion of the Termination Payment held in escrow for ten years shall be released by the escrow agent to the Payor. The Payor shall not be a party to the Escrow Agreement and shall not bear any liability, cost or expense resulting directly or indirectly from the Escrow Agreement (other than any Taxes imposed on the Payor in connection therewith). The Recipient shall fully indemnify the Payor and hold the Payor harmless from and against any such liability, cost or expense.
Section
 9.4
Amendment
. Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the Parties by action taken or authorized by the GAHR III Board and the GAHR IV Board, respectively, at any time before or after receipt of the GAHR III Stockholder Approval or the GAHR IV Stockholder Approval and prior to the REIT Merger Effective Time;
provided
, that after the GAHR III Stockholder Approval has been obtained, there shall not be (i) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of GAHR III Common Stock, or which by applicable Law requires the further approval of the stockholders of GAHR III without such further approval of such stockholders, or (ii) any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

ARTICLE X
GENERAL PROVISIONS
Section
 10.1
Nonsurvival of Representations and Warranties and Certain Covenants
. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the REIT Merger Effective Time. The covenants to be performed prior to or at the Closing shall terminate at the Closing. This
Section
 10.1
shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the REIT Merger Effective Time.
Section
 10.2
Notices
. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by facsimile or
e-mail
of an attachment in portable document form (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):
(a) if to a GAHR IV Party to:
The Special Committee of the Board of Directors
Griffin-American Healthcare REIT IV, Inc.
18191 Von Karman Avenue, Suite 300
Irvine, CA 92612
Attn: Dianne Hurley, Chair
email: dhurleyGAHRIV@ahinvestors.com
with copies (which shall not constitute notice) to:
Sullivan & Cromwell LLP
125 Board Street
New York, NY 10024
Attn: Robert W. Downes
E-mail: downesr@sullcrom.com
Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, NE
Atlanta, GA 30326
Attention: Lauren Burnham Prevost
email: lprevost@mmmlaw.com
(b) if to a GAHR III Party to:
The Special Committee of the Board of Directors
Griffin-American Healthcare REIT III, Inc.
18191 Von Karman Avenue, Suite 300

Irvine, CA 92612
Attn: Harold H. Greene, Chair
email: hgreeneGAHRIII@ahinvestors.com
with a copy (which shall not constitute notice) to:
DLA Piper LLP (US)
4141 Parklake Ave., Suite 300
Raleigh, NC 27612
Attn: Robert H. Bergdolt
Email: rbergdolt@dlapiper.com
Section
 10.3
Severability
. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
Section
 10.4
Counterparts
. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in portable document form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
Section
 10.5
Entire Agreement; No Third-Party Beneficiaries
. This Agreement (including the Exhibits, Schedules, the GAHR III Disclosure Letter and the GAHR IV Disclosure Letter) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and, (b) except for the provisions of
Article III
and
Section
 7.14
(which, from and after the REIT Merger Effective Time, shall be for the benefit of holders of shares of GAHR III Common Stock immediately prior to the Merger Effective Time),
Section
 7.7
(which, from and after the REIT Merger Effective Time shall be for the benefit of the Indemnified Parties) and Section 7.16 (which shall be for the benefit of GAHR IV Advisor), are not intended to confer upon any Person other than the Parties hereto any rights or remedies.

Section
 10.6
Extension; Waiver
. At any time prior to the Merger Effective Time, the Parties may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
Section
 10.7
Governing Law; Venue
.
(a) Except to the extent that the Laws of the State of Delaware are mandatorily applicable to the Partnership Merger, this Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).
(b) All disputes arising out of or relating to this Agreement shall be heard and determined exclusively in any Maryland state or federal court. Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any such Maryland state or federal court, for the purpose of any dispute arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such dispute except in such courts, (iii) agrees that any claim in respect of any such dispute may be heard and determined in any such Maryland state or federal court, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such dispute, (v) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such dispute and (vi) agrees, with respect to any Action filed in a Maryland state court, to jointly request an assignment to the Maryland Business and Technology Case Management Program. Each of the Parties agrees that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in
Section
 10.2
. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.
Section
 10.8
Assignment
. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
Section
 10.9
Specific Performance
. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to
Article IX
, each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which such Party is entitled at Law or in equity.
Section
 10.10
Waiver of Jury Trial
. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS
Section
 10.10
.
Section
 10.11
Authorship
. The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

IN WITNESS WHEREOF
, the Parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.
GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.

By:	/s/ Jeffrey T. Hanson
Name: Jeffrey T. Hanson
Title: Chief Executive Officer and Chairman of the Board of Directors
GRIFFIN-AMERICAN HEALTHCARE REIT III HOLDINGS, LP,

By:	GRIFFIN-AMERICAN HEALTHCARE REIT III, INC., as general partner

By: /s/ Jeffrey T.Hanson
Name: Jeffrey T. Hanson
Title: Chief Executive Officer and Chairman of the Board of Directors
[Signature Page to the Agreement and Plan of Merger]

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.

By:	/s/ Jeffrey T. Hanson
Name: Jeffrey T. Hanson
Title: Chief Executive Officer and Chairman of the Board of Directors
GRIFFIN-AMERICAN HEALTHCARE REIT IV HOLDINGS, LP,

By:	GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC., as general partner
By: /s/ Jeffrey T. Hanson
Name: Jeffrey T. Hanson
Title: Chief Executive Officer and Chairman of the Board of Directors
CONTINENTAL MERGER SUB, LLC

By:	GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC., its sole member
By: /s/ Danny Prosky
Name: Danny Prosky
Title: President and Chief Operating Officer
[Signature Page to the Agreement and Plan of Merger]

ANNEX B
GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
ARTICLES OF AMENDMENT
Griffin-American Healthcare REIT III, Inc., a Maryland corporation (the “
Corporation
”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
FIRST
: The charter of the Corporation (the “
Charter
”) is hereby amended by deleting the definitions
of “Roll-Up Entity”
and “Roll-Up Transaction”
in Article V in their entirety.
SECOND
: The Charter is hereby further amended by deleting Section 9.12 (“No Internalization Fee in Connection with Internalization of Advisor”) of Article IX in its entirety.
THIRD
: The Charter is hereby further amended by deleting the last sentence of Section 11.1 (“Sales and Leases to the Corporation”) of Article XI.
FOURTH
: The Charter is hereby further amended by deleting Article XV
(“Roll-Up
Transactions”) in its entirety.
FIFTH
: The foregoing amendments have been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.
SIXTH
: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
- signature page follows-

B-1

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its                and attested to by its                  on this      day of                 , 2021.

ATTEST:	GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.

By:	By:
Name:	Name:
Title:	Title:

B-2

ANNEX C
GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
FOURTH ARTICLES OF AMENDMENT AND RESTATEMENT
FIRST
: Griffin-American Healthcare REIT IV, Inc., a Maryland corporation (the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.
SECOND
: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:
ARTICLE I
INCORPORATOR
Jeffrey T. Hanson, whose address is 18191 Von Karman Avenue, Suite 300, Irvine, California 92612, being at least 18 years of age, formed a corporation under the general laws of the State of Maryland on January 23, 2015.
ARTICLE II
NAME
The name of the corporation (which is hereinafter called the “Corporation”) is:
American Healthcare REIT, Inc.
ARTICLE III
PURPOSES AND POWERS
The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.
ARTICLE IV
PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT
The address of the principal office of the Corporation in the State of Maryland is c/o
CSC-Lawyers
Incorporating Service Company, 7 Saint Paul Street, Suite 820, Baltimore, Maryland 21202. The name and address of the resident agent of the Corporation are
CSC-Lawyers
Incorporating Service Company, 7 Saint Paul Street, Suite 820, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.

ARTICLE V
DEFINITIONS
As used in the Charter, the following terms shall have the following meanings unless the context otherwise requires:
Aggregate Share Ownership Limit
. The term “Aggregate Share Ownership Limit” shall mean 9.9% in value of the aggregate of the outstanding Shares, or such other percentage determined by the Board of Directors in accordance with Section 7.1.8 of the Charter.
Beneficial Ownership
. The term “Beneficial Ownership” shall mean ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.
Board or Board of Directors
. The term “Board” or “Board of Directors” shall mean the Board of Directors of the Corporation.
Business Day
. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.
Bylaws
. The term “Bylaws” shall mean the Bylaws of the Corporation, as amended from time to time.
Charitable Beneficiary
. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 7.2.6 of the Charter, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.
Charitable Trust
. The term “Charitable Trust” shall mean any trust provided for in Section 7.2.1 of the Charter.
Charitable Trustee
. The term “Charitable Trustee” shall mean the Person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as Trustee of the Charitable Trust.
Charter
. The term “Charter” shall mean the charter of the Corporation.
Class
 I Common Stock
. The term “Class I Common Stock” shall have the meaning as provided in Section 6.1 of the Charter.
Class
 T Common Stock
. The term “Class T Common Stock” shall have the meaning as provided in Section 6.1 of the Charter.
Code
. The term “Code” shall have the meaning as provided in Article III herein.
Common Share Ownership Limit
. The term “Common Share Ownership Limit” shall mean 9.9% (in value or in number of Common Shares, whichever is more restrictive) of the aggregate of the outstanding Common Shares, or such other percentage determined by the Board of Directors in accordance with Section 7.1.8 of the Charter.
Common Shares
. The term “Common Shares” shall have the meaning as provided in Section 6.1 of the Charter.

Constructive Ownership
. The term “Constructive Ownership” shall mean ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.
Corporation
. The term “Corporation” shall have the meaning as provided in Article II herein.
Director
. The term “Director” shall have the meaning as provided in Section 8.1 of the Charter.
Distributions
. The term “Distributions” shall mean any distributions (as such term is defined in
Section 2-301
of the MGCL) by the Corporation to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.
Excepted Holder
. The term “Excepted Holder” shall mean a Stockholder for whom an Excepted Holder Limit is created by the Board of Directors pursuant to Section 7.1.7 of the Charter.
Excepted Holder Limit
. The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees in writing to comply with the requirements established by the Board of Directors pursuant to Section 7.1.7 of the Charter and subject to adjustment pursuant to Section 7.1.8 of the Charter, the percentage limit established by the Board of Directors pursuant to Section 7.1.7 of the Charter.
Exchange Act
. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto.
Listing
. The term “Listing” shall mean the listing of Common Shares on a national securities exchange. Upon a Listing, such Common Shares shall be deemed Listed.
Market Price
. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding Shares, the Closing Price for such Shares on such date. The “Closing Price” on any date shall mean the last sale price for such Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Shares are listed or admitted to trading or, if such Shares are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter
market, as reported by the principal automated quotation system that may then be in use or, if such Shares are not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Shares selected by the Board of Directors or, in the event that no trading price is available for such Shares, the fair market value of Shares, as determined by the Board of Directors.
MGCL
. The term “MGCL” shall mean the Maryland General Corporation Law, as amended from time to time.
Net Asset Value Per Share of Class
 I Common Stock
. The term “Net Asset Value Per Share of Class I Common Stock” shall mean the net asset value of the Corporation allocable to the Class I Common Stock, calculated as described in the Corporation’s most recent Prospectus for an offering of Class I Common Stock (or, if the Corporation is not then engaged in an offering of Class I Common Stock and the calculation methodology has been amended by the Board of Directors, then as described in the Corporation’s periodic filings with the Securities and Exchange Commission), divided by the number of outstanding shares of Class I Common Stock.
Net Asset Value Per Share of Class
 T Common Stock
. The term “Net Asset Value Per Share of Class T Common Stock” shall mean the net asset value of the Corporation allocable to the Class T Common Stock,

calculated as described in the Corporation’s most recent Prospectus for an offering of Class T Common Stock (or, if the Corporation is not then engaged in an offering of Class T Common Stock and the calculation methodology has been amended by the Board of Directors, then as described in the Corporation’s periodic filings with the Securities and Exchange Commission), divided by the number of outstanding shares of Class T Common Stock.
Non-Compliant
Tender Offer
. The term
“Non-Compliant
Tender Offer” shall have the meaning as provided in Article IX herein.
NYSE
. The term “NYSE” shall mean the New York Stock Exchange.
Person
. The term “Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act and a group to which an Excepted Holder Limit applies.
Preferred Shares
. The term “Preferred Shares” shall have the meaning as provided in Section 6.1 of the Charter.
Prohibited Owner
. The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Article VII herein, would Beneficially Own or Constructively Own Shares in violation of Section 7.1.1 of the Charter, and, if appropriate in the context, shall also mean any Person who would have been the record owner of Shares that the Prohibited Owner would have so owned.
Prospectus
. The term “Prospectus” shall mean the same as that term is defined in Section 2(10) of the Securities Act, including a preliminary prospectus, an offering circular as described in Rule 256 of the General Rules and Regulations under the Securities Act or, in the case of an intrastate offering, any document by whatever name known, utilized for the purpose of offering and selling Securities to the public.
REIT
. The term “REIT” shall mean a corporation, trust, association or other legal entity (other than a real estate syndication) that is engaged primarily in investing in equity interests in real estate (including fee ownership and leasehold interests) or in loans secured by real estate or both, as defined pursuant to the REIT Provisions of the Code.
REIT Provisions of the Code
. The term “REIT Provisions of the Code” shall mean Sections 856 through 860 of the Code and any successor or other provisions of the Code relating to real estate investment trusts (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.
Restriction Termination Date
. The term “Restriction Termination Date” shall mean the first day on which the Board of Directors determines pursuant to Section 8.6 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Shares set forth herein is no longer required in order for the Corporation to qualify as a REIT.
SDAT
. The term “SDAT” shall have the meaning as provided in Section 6.4 of the Charter.
Securities
. The term “Securities” shall mean any of the following issued by the Corporation, as the text requires: Shares, any other stock, shares or other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of or warrants, options or rights to subscribe to, purchase or acquire any of the foregoing.

Securities Act
. The term “Securities Act” shall mean the Securities Act of 1933, as amended from time to time, or any successor statute thereto. Reference to any provision of the Securities Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.
Shares
. The term “Shares” shall mean shares of stock of the Corporation of any class or series, including Common Shares or Preferred Shares.
Stockholders
. The term “Stockholders” shall mean the holders of record of the Shares as maintained in the books and records of the Corporation or its transfer agent.
Transfer
. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership of Shares or the right to vote or receive dividends on Shares, or any agreement to take any such action or cause any such event, including (i) the granting or exercise of any option (or any disposition of any option), (ii) any disposition of any securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right and (iii) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.
ARTICLE VI
STOCK
Section 6.1
Authorized Shares
. The Corporation has authority to issue 1,200,000,000 Shares, of which (i) 1,000,000,000 shares shall be classified as common stock, $0.01 par value per share (“Common Shares”), 200,000,000 of which shall be classified as Class T Common Stock (the “Class T Common Stock”) and 800,000,000 of which shall be classified as Class I Common Stock (the “Class I Common Stock”), and (ii) 200,000,000 shares shall be classified as preferred stock, $0.01 par value per share (“Preferred Shares”). The aggregate par value of all authorized Shares having par value is $12,000,000. If Shares of one class are classified or reclassified into Shares of another class pursuant to this Article VI, the number of authorized Shares of the former class shall be automatically decreased and the number of Shares of the latter class shall be automatically increased, in each case by the number of Shares so classified or reclassified, so that the aggregate number of Shares of all classes that the Corporation has authority to issue shall not be more than the total number of Shares set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board and without any action by the Stockholders, may amend the Charter from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Corporation has authority to issue.
Section 6.2
Common Shares
.
Section 6.2.1
Common Shares Subject to Terms of Preferred Shares
. The Common Shares shall be subject to the express terms of any class or series of Preferred Shares.
Section 6.2.2
Description
. Subject to the provisions of Article VII and except as may otherwise be specified in the Charter, each Common Share shall entitle the holder thereof to one vote. The Board may classify or reclassify any unissued Common Shares from time to time into one or more classes or series of Shares.
Section 6.2.3
Rights Upon Liquidation
. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any Distribution of the assets of the Corporation, the holder of each share of Class T Common Stock shall be entitled to be paid, out of the assets of the Corporation that are legally available for Distribution to the Stockholders, a liquidation payment equal to the Net Asset Value Per Share of Class T Common Stock and the holder of each share of

Class I Common Stock shall be entitled to be paid, out of the assets of the Corporation that are legally available for Distribution to the Stockholders, a liquidation payment equal to the Net Asset Value Per Share of Class I Common Stock.
Section 6.2.4
Voting Rights
. Except as may be provided otherwise in the Charter, and subject to the express terms of any series of Preferred Shares, the holders of the Common Shares shall have the exclusive right to vote on all matters (as to which a common stockholder shall be entitled to vote pursuant to applicable law) at all meetings of the Stockholders. The shares of Class I Common Stock shall vote together with the shares of Class T Common Stock as a single class on all actions to be taken by the Stockholders;
provided
,
however
, that the holders of Class I Common Stock shall have exclusive voting rights on any amendment of the Charter (including the terms of the Class I Common Stock set forth herein) that would alter only the contract rights of the Class I Common Stock and no holders of any other class or series of Shares shall be entitled to vote thereon; and
provided
further
that the holders of Class I Common Stock shall have no voting rights on any amendment of the Charter that would alter only the contract rights of any other class or series of Common Shares, including, without limitation, the Class T Common Stock.
Section 6.2.5
Conversion Upon Listing
. Upon the Listing of a class of Common Shares or such later date not to exceed twelve months from the date of Listing as shall be approved by the Board of Directors, each Share of the class or classes of Common Shares that are not so Listed shall automatically and without any action on the part of the holder thereof convert into a number of Shares of the class of Common Shares that is Listed equal to a fraction, the numerator of which is the net asset value of the Corporation allocable to the Shares of the applicable class of Common Shares that is not Listed and the denominator of which is the net asset value of the Corporation allocable to the Shares of the class of Common Shares that is Listed.
Section 6.3
Preferred Shares
. The Board may classify any unissued Preferred Shares and reclassify any previously classified but unissued Preferred Shares of any series from time to time, into one or more classes or series of Shares.
Section 6.4
Classified or Reclassified Shares
. Prior to issuance of classified or reclassified Shares of any class or series, the Board by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of Shares; (b) specify the number of Shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of Shares outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other Distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of Shares set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the articles supplementary or other charter document.
Section 6.5
Distributions
. The Board of Directors may from time to time authorize the Corporation to declare and pay to Stockholders such dividends or other Distributions, in cash or other assets of the Corporation or in securities of the Corporation, including in Shares of one class payable to holders of Shares of another class, or from any other source as the Board of Directors in its sole and absolute discretion shall determine. The exercise of the powers and rights of the Board of Directors pursuant to this Section 6.5 shall be subject to the provisions of any class or series of Shares at the time outstanding.
Section 6.6
Charter and Bylaws
. The rights of all Stockholders and the terms of all Shares are subject to the provisions of the Charter and the Bylaws.

ARTICLE VII
RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES
Section 7.1
Shares
.
Section 7.1.1
Ownership Limitations
. Prior to the Restriction Termination Date, but subject to Section 7.3 of the Charter:
(a)
Basic Restrictions
.
(i)    (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Shares in excess of the Aggregate Share Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Common Shares in excess of the Common Share Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own Shares in excess of the Excepted Holder Limit for such Excepted Holder.
(ii)    No Person shall Beneficially or Constructively Own Shares to the extent that such Beneficial or Constructive Ownership of Shares would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).
(iii)    Any Transfer of Shares that, if effective, would result in Shares being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab
 initio
, and the intended transferee shall acquire no rights in such Shares.
(b)
Transfer in Trust
. If any Transfer of Shares occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 7.1.1(a)(i) or (ii) of the Charter,
(i)    then that number of Shares the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 7.1.1(a)(i) or (ii) of the Charter (rounded up to the nearest whole share) shall be automatically Transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 7.2 of the Charter, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Shares; or
(ii)    if the Transfer to the Charitable Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.1.1(a)(i) or (ii) of the Charter, then the Transfer of that number of Shares that otherwise would cause any Person to violate Section 7.1.1(a)(i) or (ii) of the Charter shall be void ab
 initio
, and the intended transferee shall acquire no rights in such Shares.
To the extent that, upon a transfer of Shares pursuant to this Section 7.1.1(b), a violation of any provision of this Article VII would nonetheless be continuing (for example where the ownership of Shares by a single Charitable Trust would violate the 100 stockholder requirement applicable to REITs), then Shares shall be transferred to that number of Charitable Trusts, each having a distinct Charitable Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Charitable Trust, such that there is no violation of any provision of this Article VII.
Section 7.1.2
Remedies for Breach
. If the Board of Directors or its designee (including any duly authorized committee of the Board) shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 7.1.1 of the Charter or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive

Ownership of any Shares in violation of Section 7.1.1 of the Charter (whether or not such violation is intended), the Board of Directors or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem Shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 7.1.1 of the Charter shall automatically result in the Transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab
 initio
 as provided above irrespective of any action (or
non-action)
by the Board of Directors or its designee.
Section 7.1.3
Notice of Restricted Transfer
. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Shares that will or may violate Section 7.1.1(a) of the Charter, or any Person who would have owned Shares that resulted in a Transfer to the Charitable Trust pursuant to the provisions of Section 7.1.1(b) of the Charter, shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.
Section 7.1.4
Owners Required To Provide Information
. Prior to the Restriction Termination Date:
(a)    every owner of more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Shares, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of Shares Beneficially Owned and a description of the manner in which such Shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Share Ownership Limit, the Common Share Ownership Limit and the other restrictions set forth herein; and
(b)    each Person who is a Beneficial or Constructive Owner of Shares and each Person (including the Stockholder of record) who is holding Shares for a Beneficial or Constructive Owner shall provide to the Corporation such information as the Corporation may request in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.
Section 7.1.5
Remedies Not Limited
. Subject to Section 8.10 of the Charter, nothing contained in this Section 7.1 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its Stockholders in preserving the Corporation’s status as a REIT.
Section 7.1.6
Ambiguity
. In the case of an ambiguity in the application of any of the provisions of this Section 7.1, Section 7.2 of the Charter or any definition contained in Article V, the Board of Directors may determine the application of the provisions of this Section 7.1 or Section 7.2 of the Charter with respect to any situation based on the facts known to it. In the event this Section 7.1 or 7.2 of the Charter requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors may determine the action to be taken so long as such action is not contrary to the provisions of Article V or this Section 7.1 or Section 7.2 of the Charter. Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 7.1.2 of the Charter) acquired Beneficial or Constructive Ownership of Shares in violation of Section 7.1.1 of the Charter, such remedies (as applicable) shall apply first to the Shares which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such Shares based upon the relative number of the Shares held by each such Person.
Section 7.1.7
Exceptions
.
(a)    Subject to Section 7.1.1(a)(ii) of the Charter, the Board of Directors may exempt (prospectively or retroactively) a Person from the Aggregate Share Ownership Limit and the Common Share Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:

(i)    the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary for the Board to ascertain that no individual’s Beneficial or Constructive Ownership of such Shares will violate Section 7.1.1(a)(ii) of the Charter;
(ii)    such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the judgment of the Board of Directors, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT, shall not be treated as a tenant of the Corporation); and
(iii)    such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 7.1.1 through 7.1.6 of the Charter) will result in such Shares being automatically Transferred to a Charitable Trust in accordance with Sections 7.1.1(b) and 7.2 of the Charter.
(b)    Prior to granting any exception pursuant to Section 7.1.7(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole and absolute discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.
(c)    Subject to Section 7.1.1(a)(ii) of the Charter, an underwriter which participates in a public offering or a private placement of Shares (or securities convertible into or exchangeable or exercisable for Shares) may Beneficially Own or Constructively Own Shares (or securities convertible into or exchangeable or exercisable for Shares) in excess of the Aggregate Share Ownership Limit, the Common Share Ownership Limit or both such limits, but only to the extent necessary to facilitate such public offering or private placement.
(d)    The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (i) with the written consent of such Excepted Holder at any time, (ii) unless the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder provide otherwise, at any time after the Excepted Holder no longer Beneficially Owns or Constructively Owns Shares in excess of the Aggregate Share Ownership Limit or the Common Share Ownership Limit or (iii) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Share Ownership Limit.
Section 7.1.8
Increase or Decrease in Aggregate Share Ownership and Common Share Ownership Limits
. Subject to Section 7.1.1(a)(ii) of the Charter, the Board of Directors may from time to time increase or decrease the Common Share Ownership Limit and the Aggregate Share Ownership Limit for one or more Persons and increase or decrease the Common Share Ownership Limit and the Aggregate Share Ownership Limit for all other Persons. No decreased Common Share Ownership Limit and/or Aggregate Share Ownership Limit will be effective for any Person whose percentage of ownership in Shares is in excess of such decreased Common Share Ownership Limit and/or Aggregate Share Ownership Limit, as applicable, until such time as such Person’s percentage of ownership in Shares equals or falls below the decreased Common Share Ownership Limit and/or Aggregate Share Ownership Limit, but any further acquisition of Shares in excess of such percentage of ownership in Shares will be in violation of the Common Share Ownership Limit and/or Aggregate Share Ownership Limit and, provided further, that the new Common Share Ownership Limit and/or Aggregate Share Ownership Limit would not allow five or fewer Persons to Beneficially Own more than 49.9% in value of the outstanding Shares.

Section 7.1.9
Legend
. Any certificate representing Shares shall bear substantially the following legend:
The Shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose, among others, of the Corporation’s maintenance of its status as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s charter, (i) no Person may Beneficially or Constructively Own Common Shares in excess of 9.9% (in value or number of Common Shares) of the outstanding Common Shares unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own Shares in excess of 9.9% of the value of the total outstanding Shares, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Shares that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) any Transfer of Shares that, if effective, would result in Shares being beneficially owned by fewer than 100 Persons (as determined under the principles of Section 856(a)(5) of the Code) shall be void ab
 initio
, and the intended transferee shall acquire no rights in such Shares. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own Shares which cause or will cause a Person to Beneficially or Constructively Own Shares in excess or in violation of the above limitations must immediately notify the Corporation in writing (or, in the case of an attempted transaction, give at least 15 days prior written notice). If any of the restrictions on Transfer or ownership as set forth in (i), (ii) or (iii) above are violated, the Shares in excess or in violation of the above limitations will be automatically Transferred to a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may redeem Shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described in (i), (ii) or (iii) above may be void ab
 initio
. All capitalized terms in this legend have the meanings defined in the Corporation’s charter, as the same may be amended from time to time, a copy of which, including the restrictions on Transfer and ownership, will be furnished to each holder of Shares on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its principal office.
Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a Stockholder on request and without charge. In the case of uncertificated Shares, the Corporation will send the holder of such Shares, on request and without charge, a written statement of the information otherwise required on certificates.
Section 7.2
Transfer of Shares in Trust
.
Section 7.2.1
Ownership in Trust
. Upon any purported Transfer or other event described in Section 7.1.1(b) of the Charter that would result in a Transfer of Shares to a Charitable Trust, such Shares shall be deemed to have been Transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such Transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the Transfer to the Charitable Trust pursuant to Section 7.1.1(b) of the Charter. The Charitable Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.2.6 of the Charter.
Section 7.2.2
Status of Shares Held by the Charitable Trustee
. Shares held by the Charitable Trustee shall continue to be issued and outstanding Shares. The Prohibited Owner shall have no rights in the Shares held by the Charitable Trustee. The Prohibited Owner shall not benefit economically from ownership of any Shares held in trust by the Charitable Trustee, shall have no rights to dividends or other Distributions and shall not possess any rights to vote or other rights attributable to the Shares held in the Charitable Trust.

Section 7.2.3
Dividend and Voting Rights
. The Charitable Trustee shall have all voting rights and rights to dividends or other Distributions with respect to Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other Distribution paid prior to the discovery by the Corporation that Shares have been Transferred to the Charitable Trustee shall be paid by the recipient of such dividend or other Distribution to the Charitable Trustee upon demand and any dividend or other Distribution authorized but unpaid shall be paid when due to the Charitable Trustee. Any dividends or other Distributions so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that Shares have been Transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee’s sole and absolute discretion) (a) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that Shares have been Transferred to the Charitable Trustee and (b) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Charitable Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Corporation has received notification that Shares have been Transferred into a Charitable Trust, the Corporation shall be entitled to rely on its share transfer and other Stockholder records for purposes of preparing lists of Stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes and determining the other rights of Stockholders.
Section 7.2.4
Sale of Shares by Charitable Trustee
. Within 20 days of receiving notice from the Corporation that Shares have been Transferred to the Charitable Trust, the Charitable Trustee shall sell the Shares held in the Charitable Trust to a Person, designated by the Charitable Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in Section 7.1.1(a) of the Charter. Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.2.4. The Prohibited Owner shall receive the lesser of (a) the price paid by the Prohibited Owner for the Shares or, if the Prohibited Owner did not give value for the Shares in connection with the event causing the Shares to be held in the Charitable Trust (
e.g.
, in the case of a gift, devise or other such transaction), the Market Price of the Shares on the day of the event causing the Shares to be held in the Charitable Trust and (b) the price per share received by the Charitable Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the Shares held in the Charitable Trust. The Charitable Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other Distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 7.2.3 of the Charter. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that Shares have been Transferred to the Charitable Trustee, such Shares are sold by a Prohibited Owner, then (i) such Shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.2.4, such excess shall be paid to the Charitable Trustee upon demand.
Section 7.2.5
Purchase Right in Shares Transferred to the Charitable Trustee
. Shares Transferred to the Charitable Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per Share equal to the lesser of (a) the price per Share in the transaction that resulted in such Transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (b) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Charitable Trustee has sold the Shares held in the Charitable Trust pursuant to Section 7.2.4 of the Charter. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and other Distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 7.2.3 of the Charter. The Corporation may pay the amount of such reduction to the Charitable Trustee for the benefit of the Charitable Beneficiary.
Section 7.2.6
Designation of Charitable Beneficiaries
. By written notice to the Charitable Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable

Trust such that (a) Shares held in the Charitable Trust would not violate the restrictions set forth in Section 7.1.1(a) of the Charter in the hands of such Charitable Beneficiary and (b) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Charitable Trustee before the automatic transfer provided in Section 7.1.1(b) of the Charter shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.
Section 7.3
Settlement
. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.
Section 7.4
Enforcement
. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.
Section 7.5
Non-Waiver
. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.
Section 7.6
Severability
. If any provision of this Article VII or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.
ARTICLE VIII
PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE
CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS
Section 8.1
Number of Directors
. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of Directors of the Corporation (the “Directors”) shall be five, which number may be increased or decreased from time to time pursuant to the Bylaws; provided, however, that the total number of Directors shall not be fewer than the minimum number required by the MGCL. The names of the Directors who shall serve until the next annual meeting of Stockholders and until their successors are duly elected and qualify are:
Jeffrey T. Hanson
Richard S. Welch
Brian J. Flornes
Dianne Hurley
Wilbur H. Smith III
Any vacancy on the Board of Directors may be filled in the manner provided in the Bylaws.
The Corporation elects, pursuant to
Section 3-804(c)
of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Shares, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining Directors in office, even if the remaining Directors do not constitute a quorum, and any Director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies.
Section 8.2
Extraordinary Actions
. Except as specifically provided in Section 8.7 of the Charter (relating to removal of Directors) and in Article XI, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of Stockholders entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of Stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.
Section 8.3
Authorization by Board of Stock Issuance
. The Board of Directors may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.
Section 8.4
Preemptive Rights and Appraisal Rights
. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified Shares pursuant to Section 6.4 of the Charter or as may otherwise be provided by contract approved by the Board of Directors, no holder of Shares shall, as such holder, have any preemptive right to purchase or subscribe for any additional Shares or any other Security which the Corporation may issue or sell. Holders of Shares shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon such terms and conditions as may be specified by the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of Shares, to one or more transactions occurring after the date of such determination in connection with which holders of such Shares would otherwise be entitled to exercise such rights.
Section 8.5
Determinations by Board
. The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors consistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of Shares: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of Shares or the payment of other Distributions on Shares; the amount of paid-in
surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other Distributions, qualifications or terms or conditions of redemption of any class or series of Shares) or of the Bylaws; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any Shares; the number of Shares of any class of the Corporation; any interpretation of the terms and conditions of one or more agreements with any Person; the compensation of Directors, officers, employees or agents of the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors; provided, however, that any determination by the Board of Directors as to any of the preceding matters shall not render invalid or improper any action taken or omitted prior to such determination and no Director shall be liable for making or failing to make such a determination.
Section 8.6
REIT Qualification
. If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; provided, however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and Transfers set forth in Article VII is no longer required for REIT qualification. No Director or officer, employee or agent of the Corporation shall be liable for any act or omission resulting in the loss of tax benefits under the Code, except to the extent provided in Section 10.2 of the Charter.
Section 8.7
Removal of Directors
. Subject to the rights of holders of one or more classes or series of Preferred Shares to elect or remove one or more Directors, any Director, or the entire Board of Directors, may be removed from office at any time, but only by the affirmative vote of Stockholders entitled to cast at least two-thirds
of the votes entitled to be cast generally in the election of Directors.

Section 8.8
Advisor Agreements
. Subject to such approval of Stockholders and other conditions, if any, as may be required by any applicable statute, rule or regulation, the Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any Person whereby, subject to the supervision and control of the Board of Directors, any such other Person shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).
Section 8.9
Corporate Opportunities
. The Corporation shall have the power, by resolution of the Board of Directors, to renounce any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities or classes or categories of business opportunities that are presented to the Corporation or developed by or presented to one or more Directors or officers of the Corporation.
ARTICLE IX
TENDER OFFERS
If any Person makes a tender offer, including, without limitation, a “mini-tender” offer, such Person must comply with all of the provisions set forth in Regulation 14D of the Exchange Act, including, without limitation, disclosure and notice requirements, that would be applicable if the tender offer was for more than five percent of the outstanding Shares;
provided
,
however
, that, unless otherwise required by the Exchange Act, such documents are not required to be filed with the Securities and Exchange Commission. In addition, any such Person must provide notice to the Corporation at least ten business days prior to initiating any such tender offer. No Stockholder may Transfer any Shares held by such Stockholder to any Person who initiates a tender offer without complying with the provisions set forth above (a
“Non-Compliant
Tender Offer”) unless such Stockholder shall have first offered such Shares to the Corporation at the tender offer price offered in such
Non-Compliant
Tender Offer. In addition, any Person who makes a
Non-Compliant
Tender Offer shall be responsible for all expenses incurred by the Corporation in connection with the enforcement of the provisions of this Article IX, including, without limitation, expenses incurred in connection with the review of all documents related to such tender offer. In addition to the remedies provided herein, the Corporation may seek injunctive relief, including, without limitation, a temporary or permanent restraining order, in connection with any
Non-Compliant
Tender Offer. This Article IX shall be of no force or effect with respect to any Shares that are then Listed.
ARTICLE X
LIABILITY LIMITATION AND INDEMNIFICATION
Section 10.1
Limitation of Stockholder Liability
. No Stockholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Corporation by reason of being a Stockholder, nor shall any Stockholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the assets or the affairs of the Corporation by reason of being a Stockholder.
Section 10.2
Limitation of Director and Officer Liability
. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former Director or officer of the Corporation shall be liable to the Corporation or its Stockholders for money damages. Neither the amendment nor repeal of this Section 10.2, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Section 10.2, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
Section 10.3
Indemnification
. To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation or any of its subsidiaries and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Corporation or any of its subsidiaries, and at the request of the Corporation or any of its subsidiaries, serves or has served as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided by the Charter shall vest immediately upon the election of a director or officer. The indemnification and payment or reimbursement of expenses provided in the Charter shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance or agreement or otherwise.
Neither the amendment nor repeal of this Section 10.3, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Section 10.3, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
Section 10.4
Express Exculpatory Clauses in Instruments
. Neither the Stockholders nor the Directors, officers, employees or agents of the Corporation shall be liable under any written instrument creating an obligation of the Corporation by reason of their being Stockholders, Directors, officers, employees or agents of the Corporation, and all Persons shall look solely to the Corporation’s assets for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Stockholder, Director, officer, employee or agent liable thereunder to any third party, nor shall the Directors or any officer, employee or agent of the Corporation be liable to anyone as a result of such omission.
ARTICLE XI
AMENDMENTS
The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any Shares. All rights and powers conferred by the Charter on Stockholders, Directors and officers are granted subject to this reservation. Except as set forth in the next sentence and except for those amendments permitted to be made without Stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of Stockholders entitled to cast a majority of all the votes entitled to be cast on the matter. Any amendment to Section 8.7 of the Charter or this sentence of the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of Stockholders entitled to cast two-thirds
of all the votes entitled to be cast on the matter.
THIRD
: The amendment and restatement of the charter of the Corporation as hereinabove set forth has been duly advised by the Board of Directors and approved by the Stockholders of the Corporation as required by law.
FOURTH
: The current address of the principal office of the Corporation in the State of Maryland is as set forth in Article IV of the foregoing amendment and restatement of the charter.
FIFTH
: The name and address of the Corporation’s current resident agent are as set forth in Article IV of the foregoing amendment and restatement of the charter.
SIXTH
: The number of Directors of the Corporation and the names of those currently in office are as set forth in Section 8.1 of the foregoing amendment and restatement of the charter.

SEVENTH
: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment and restatement of the charter was 1,200,000,000, consisting of 1,000,000,000 shares of common stock, $0.01 par value per share, 900,000,000 of which were classified as Class T Common Stock and 100,000,000 of which were classified as Class I Common Stock, and 200,000,000 shares of preferred stock, $0.01 par value per share. The aggregate par value of all shares of stock having par value was $12,000,000.
EIGHTH
: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is 1,200,000,000, consisting of 1,000,000,000 shares of common stock, $0.01 par value per share, 200,000,000 of which are classified as Class T Common Stock and 800,000,000 of which are classified as Class I Common Stock, and 200,000,000 shares of preferred stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $12,000,000.
NINTH
: The undersigned acknowledges the foregoing amendment and restatement of the charter to be the corporate act of the Corporation and as to all matters and facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Fourth Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this              day of                     , 2021.

ATTEST:	GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.

Name:	Cora Lo	Name:	Jeffrey T. Hanson
Title:	Secretary	Title:	Chief Executive Officer

ANNEX D
GRIFFIN-AMERICAN HEALTHCARE REIT
4
IV
, INC.
~~THIRD~~
FOURTH
ARTICLES OF AMENDMENT AND RESTATEMENT
FIRST
: Griffin-American Healthcare REIT
~~4~~
IV
, Inc., a Maryland corporation (the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.
SECOND
: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:
ARTICLE I
INCORPORATOR
Jeffrey T. Hanson, whose address is 18191 Von Karman Avenue, Suite 300, Irvine, California 92612, being at least 18 years of age, formed a corporation under the general laws of the State of Maryland on January 23, 2015.
ARTICLE II
NAME
The name of the corporation (which is hereinafter called the “Corporation”) is:
~~Griffin-~~
American Healthcare REIT
 ~~IV~~
, Inc.
ARTICLE III
PURPOSES AND POWERS
The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.
ARTICLE IV
PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT
The address of the principal office of the Corporation in the State of Maryland is c/o
CSC-Lawyers
Incorporating Service Company, 7 Saint Paul Street, Suite 820, Baltimore, Maryland 21202. The name and address of the resident agent of the Corporation are CSC-Lawyers Incorporating Service Company, 7 Saint Paul Street, Suite 820, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.

ARTICLE V
DEFINITIONS
As used in the Charter, the following terms shall have the following meanings unless the context otherwise requires:

~~Acquisition Expenses~~

~~. The term “Acquisition Expenses” shall mean any and all expenses incurred by the Corporation, the Advisor or any Affiliate of either in connection with the selection, evaluation, acquisition or~~
~~development of, or investment in, any Asset, whether or not acquired, including, without limitation, legal fees and~~
~~expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, engineering and other property reports, environmental and asbestos audits, title insurance premiums and escrow fees, transfer taxes and miscellaneous expenses related to the selection, evaluation and acquisition of Assets.~~

~~Acquisition Fee~~

~~. The term “Acquisition Fee” shall mean any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person to any other Person (including any fees or commissions paid by or to any Affiliate of the Corporation or the Advisor) in connection with making or investing in Mortgages or the purchase, development or construction of a Property, including real estate commissions, selection fees, Development Fees, Construction Fees, nonrecurring management fees, loan fees, points or any other fees of a similar nature, however designated. Excluded shall be Development Fees and Construction Fees paid to any Person not affiliated with the Sponsor in connection with the actual development and construction of a project.~~

~~Advisor or Advisors~~

~~. The term “Advisor” or “Advisors” shall mean the Person or Persons, if any, appointed, employed or contracted with by the Corporation pursuant to Section~~
 ~~9.1 hereof and responsible for directing or performing the~~
~~day-to-day~~
~~business affairs of the Corporation and the Operating Partnership, including any Person to whom the Advisor subcontracts all or substantially all of such functions.~~

~~Advisory Agreement~~

~~. The term “Advisory Agreement” shall mean the agreement among the Corporation, the Operating Partnership and the Advisor pursuant to which the Advisor will direct or perform the~~
~~day-to-day~~
~~business affairs of the Corporation and the Operating Partnership.~~

~~Affiliate or Affiliated~~

~~. The term “Affiliate” or “Affiliated” shall mean, with respect to any Person, (i)~~
 ~~any Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent or more of the outstanding voting securities of such other Person; (ii)~~
 ~~any Person ten percent or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii)~~
 ~~any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv)~~
 ~~any executive officer, director, trustee or general partner of such other Person; and (v)~~
 ~~any legal entity for which such Person acts as an executive officer, director, trustee or general partner.~~

Aggregate Share Ownership Limit
. The term “Aggregate Share Ownership Limit” shall mean 9.9% in value of the aggregate of the outstanding Shares, or such other percentage determined by the Board of Directors in accordance with Section 7.1.8 of the Charter.

~~Asset~~

~~. The term “Asset” shall mean any Property, Mortgage or other investment owned by the Corporation, directly or indirectly through one or more of its Affiliates, and any other investment made by the Corporation, directly or indirectly through one or more of its Affiliates.~~

~~Average Invested Assets~~

~~. The term “Average Invested Assets” shall mean, for a specified period, the average of the aggregate book value of the Assets invested, directly or indirectly, in equity interests in and loan receivables secured by real estate (including, without limitation, equity interests in REITs, mortgage pools, commercial mortgage-backed securities and residential mortgage-backed securities), before deducting depreciation, amortization, bad debt or other~~
~~non-cash~~
~~reserves, computed by taking the average of such values at the end of each month during such period.~~

Beneficial Ownership
. The term “Beneficial Ownership” shall mean ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.
Board or Board of Directors
. The term “Board” or “Board of Directors” shall mean the Board of Directors of the Corporation.
Business Day
. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.
Bylaws
. The term “Bylaws” shall mean the Bylaws of the Corporation, as amended from time to time.
Charitable Beneficiary
. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 7.2.6 of the Charter
, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.
Charitable Trust
. The term “Charitable Trust” shall mean any trust provided for in Section 7.2.1 of the Charter
.
Charitable Trustee
. The term “Charitable Trustee” shall mean the Person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as Trustee of the Charitable Trust.
Charter
. The term “Charter” shall mean the charter of the Corporation.
Class I Common Stock. The term “Class I Common Stock” shall have the meaning as provided in Section 6.1 of the Charter.
Class
 T Common Stock
. The term “Class T Common Stock” shall have the meaning as provided in Section 6.1
~~herein~~
of the Charter
.
Code
. The term “Code” shall have the meaning as provided in Article III herein.

~~Commencement of the Initial Public Offering~~

~~. The term “Commencement of the Initial Public Offering” shall mean the date that the Securities and Exchange Commission declares effective the registration statement filed under the Securities Act for the Initial Public Offering.~~
Common Share Ownership Limit
. The term “Common Share Ownership Limit” shall mean 9.9% (in value or in number of Common Shares, whichever is more restrictive) of the aggregate of the outstanding Common Shares, or such other percentage determined by the Board of Directors in accordance with Section 7.1.8 of the Charter.
Common Shares
. The term “Common Shares” shall have the meaning as provided in Section 6.1
~~herein.~~

~~Competitive Real Estate Commission~~

~~. The term “Competitive Real Estate Commission” shall mean a real estate or brokerage commission paid for the purchase or sale of a Property that is reasonable, customary and competitive in light of the size, type and location of the Property.~~

~~Construction Fee~~

~~. The term “Construction Fee” shall mean a fee or other remuneration for acting as general contractor and/or construction manager to construct improvements, supervise and coordinate projects or provide major repairs or rehabilitations on a Property~~
of the Charter.
Constructive Ownership
. The term “Constructive Ownership” shall mean ownership of Shares by a Person, whether the interest in Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

~~Contract Purchase Price~~

~~. The term “Contract Purchase Price” shall mean the amount actually paid or allocated in respect of the purchase, development, construction or improvement of a Property or the amount of funds advanced with respect to a Mortgage, or the amount actually paid or allocated in respect of the purchase of other Assets, in each case exclusive of Acquisition Fees and Acquisition Expenses.~~
Corporation
. The term “Corporation” shall have the meaning as provided in Article II herein.

~~Dealer Manager~~

~~. The term “Dealer Manager” shall mean Griffin Capital Securities Inc., an Affiliate of the Corporation, or such other Person selected by the Board to act as the dealer manager for an Offering.~~

~~Development Fee~~

~~. The term “Development Fee” shall mean a fee for the packaging of a Property, including the negotiation and approval of plans, and any assistance in obtaining zoning and necessary variances and financing for a specific Property, either initially or at a later date.~~
Director
. The term “Director” shall have the meaning as provided in Section 8.1
~~herein~~
of the Charter
.
Distributions
. The term “Distributions” shall mean any distributions (as such term is defined in
Section 2-301
of the MGCL)
 ~~pursuant to Section~~
 ~~6.5 hereof,~~

by the Corporation to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.
Excepted Holder
. The term “Excepted Holder” shall mean a Stockholder for whom an Excepted Holder Limit is created by the Board of Directors pursuant to Section 7.1.7 of the Charter
.
Excepted Holder Limit
. The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees in writing
to comply with the requirements established by the Board of Directors pursuant to Section 7.1.7 of the Charter
and subject to adjustment pursuant to Section 7.1.8
of the Charter
, the percentage limit established by the Board of Directors pursuant to Section 7.1.7
~~.~~

~~Excess Amount~~

~~. The term “Excess Amount” shall have the meaning as provided in Section~~
 ~~9.10 herein~~

of the Charter
.
Exchange Act
. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto.

~~Gross Proceeds~~

~~. The term “Gross Proceeds” shall mean the aggregate purchase price of all Shares sold for the account of the Corporation through an Offering, without deduction for Selling Commissions, volume discounts, marketing support fees and due diligence expense reimbursement or Organization and Offering Expenses. For the purpose of computing Gross Proceeds, the purchase price of any Share for which reduced Selling Commissions are paid to the Dealer Manager or a Soliciting Dealer (where net proceeds to the Corporation are not reduced) shall be deemed to be the full amount of the offering price per Share pursuant to the Prospectus for such Offering without reduction.~~

~~Indemnitee~~

~~. The term “Indemnitee” shall have the meaning as provided in Section~~
 ~~13.2(b) herein.~~

~~Independent Appraiser~~

~~. The term “Independent Appraiser” shall mean a Person with no material current or prior business or personal relationship with the Advisor or the Directors and who is engaged to a substantial extent in the business of rendering opinions regarding the value of Real Property and/or other Assets of the type held by the Corporation. Membership in a nationally recognized appraisal society such as the American Institute of Real Estate Appraisers or the Society of Real Estate Appraisers shall be conclusive evidence of being engaged to a substantial extent in the business of rendering opinions regarding the value of Real Property.~~

~~Independent Director~~

~~. The term “Independent Director” shall mean a Director who is not on the date of determination, and within the last two years from the date of determination has not been, directly or indirectly associated with the Sponsor or the Advisor by virtue of (i)~~
 ~~ownership of an interest in the Sponsor, the Advisor or any of their Affiliates, (ii)~~
 ~~employment by the Sponsor, the Advisor or any of their Affiliates, (iii)~~
 ~~service as an officer or director of the Sponsor, the Advisor or any of their Affiliates, (iv)~~
 ~~performance of services, other than as a Director, for the Corporation, (v)~~
 ~~service as a director or trustee of more than three REITs organized by the Sponsor or advised by the Advisor or (vi)~~
 ~~maintenance of a material business or professional relationship with the Sponsor, the Advisor or any of their Affiliates. A business or professional relationship is considered “material” if the aggregate gross income derived by the Director from the Sponsor, the Advisor and their Affiliates exceeds five percent of either the Director’s annual gross~~

~~income during either of the last two years or the Director’s net worth on a fair market value basis. An indirect~~
~~association with the Sponsor or the Advisor shall include circumstances in which a Director’s spouse, parent, child, sibling, mother- or~~
~~father-in-law,~~
~~son-~~
~~or~~
~~daughter-in-law~~
~~or brother- or~~
~~sister-in-law~~
~~is or has been associated with the Sponsor, the Advisor, any of their Affiliates or the Corporation.~~

~~Initial Date~~

~~. The term “Initial Date” shall mean the date on which Shares are first issued in the Initial Public Offering.~~

~~Initial Investment~~

~~. The term “Initial Investment” shall mean that portion of the initial capitalization of the Corporation and the Operating Partnership contributed by the Sponsor or its Affiliates pursuant to Section II.A. of the NASAA REIT Guidelines.~~

~~Initial Public Offering~~

~~. The term “Initial Public Offering” shall mean the first Offering pursuant to an effective registration statement filed under the Securities Act.~~

~~Invested Capital~~

~~. The term “Invested Capital” shall mean the amount calculated by multiplying the total number of Shares purchased by Stockholders by the issue price at the time of such purchase, reduced by the portion of any Distribution that is attributable to Net Sales Proceeds and by any amounts paid by the Corporation to repurchase Shares pursuant to the Corporation’s plan for the repurchase of Shares.~~

~~Joint Ventures~~

~~. The term “Joint Ventures” shall mean those joint venture or partnership arrangements in which the Corporation or any of its subsidiaries is a~~
~~co-venturer~~
~~or general partner established to acquire or hold Assets.~~

~~Leverage~~

~~. The term “Leverage” shall mean the aggregate amount of indebtedness of the Corporation for money borrowed (including purchase money mortgage loans) outstanding at any time, both secured and unsecured, excluding any discounts or premiums.~~
Listing
. The term “Listing” shall mean the listing of
~~the~~
Common Shares on a national securities exchange. Upon
~~such~~
a
Listing,
~~the~~
such
Common Shares shall be deemed Listed.
Market Price
. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding Shares, the Closing Price for such Shares on such date. The “Closing Price” on any date shall mean the last sale price for such Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Shares are listed or admitted to trading or, if such Shares are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter
market, as reported by the principal automated quotation system that may then be in use or, if such Shares are not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Shares selected by the Board of Directors or, in the event that no trading price is available for such Shares, the fair market value of Shares, as determined by the Board of Directors.
MGCL
. The term “MGCL” shall mean the Maryland General Corporation Law, as amended from time to time.

~~Mortgages~~

~~. The term “Mortgages” shall mean, in connection with mortgage financing provided, invested in, participated in or purchased by the Corporation, all of the notes, deeds of trust, security interests or other evidences of indebtedness or obligations, which are secured or collateralized by Real Property owned by the borrowers under such notes, deeds of trust, security interests or other evidences of indebtedness or obligations.~~

~~NASAA REIT Guidelines~~

~~. The term “NASAA REIT Guidelines” shall mean the Statement of Policy Regarding Real Estate Investment Trusts published by the North American Securities Administrators Association on May~~
 ~~7, 2007.~~

~~Net Assets~~

~~. The term “Net Assets” shall mean the total assets (other than intangibles) at cost, before deducting depreciation, amortization, reserves for bad debts or other~~
~~non-cash~~
~~reserves, less total liabilities, calculated quarterly by the Corporation on a basis consistently applied.~~

~~Net Income~~

~~. The term “Net Income” shall mean for any period, the Corporation’s total revenues applicable to such period, less the total expenses applicable to such period other than additions to reserves for depreciation, amortization, bad debts or other similar~~
~~non-cash~~
~~reserves and excluding any gain from the sale of the Assets.~~

~~Net Sales Proceeds~~

~~. The term “Net Sales Proceeds” shall mean in the case of a transaction described in clause (i)(A) of the definition of Sale, the proceeds of any such transaction less the amount of selling expenses incurred by or on behalf of the Corporation, including all real estate commissions, closing costs and legal fees and expenses. In the case of a transaction described in clause (i)(B) of the definition of Sale, Net Sales Proceeds means the proceeds of any such transaction less the amount of selling expenses incurred by or on behalf of the Corporation, including any legal fees and expenses and other selling expenses incurred in connection with such transaction. In the case of a transaction described in clause (i)(C) of the definition of Sale, Net Sales Proceeds means the proceeds of any such transaction actually distributed to the Corporation or the Operating Partnership from the Joint Venture less the amount of any selling expenses, including legal fees and expenses incurred by or on behalf of the Corporation (other than those paid by the Joint Venture). In the case of a transaction or series of transactions described in clause (i)(D) of the definition of Sale, Net Sales Proceeds means the proceeds of any such transaction (including the aggregate of all payments under a Mortgage or in satisfaction thereof other than regularly scheduled interest payments) less the amount of selling expenses incurred by or on behalf of the Corporation, including all commissions, closing costs and legal fees and expenses. In the case of a transaction described in clause (i)(E) of the definition of Sale, Net Sales Proceeds means the proceeds of any such transaction less the amount of selling expenses incurred by or on behalf of the Corporation, including any legal fees and expenses and other selling expenses incurred in connection with such transaction. In the case of a transaction described in clause (ii)~~
 ~~of the definition of Sale, Net Sales Proceeds means the proceeds of such transaction or series of transactions less all amounts generated thereby which are reinvested in one or more Assets within 180 days thereafter and less the amount of any real estate commissions, closing costs, legal fees and expenses and other selling expenses incurred by or allocated to the Corporation or the Operating Partnership in connection with such transaction or series of transactions. Net Sales Proceeds shall also include any amounts that the Corporation determines, in its discretion, to be economically equivalent to proceeds of a Sale. Net Sales Proceeds shall not include any reserves established by the Corporation in its sole discretion.~~

Net Asset Value Per Share of Class I Common Stock. The term “Net Asset Value Per Share of Class I Common Stock” shall mean the net asset value of the Corporation allocable to the Class I Common Stock, calculated as described in the Corporation’s most recent Prospectus for an offering of Class I Common Stock (or, if the Corporation is not then engaged in an offering of Class I Common Stock and the calculation methodology has been amended by the Board of Directors, then as described in the Corporation’s periodic filings with the Securities and Exchange Commission), divided by the number of outstanding shares of Class I Common Stock.
Net Asset Value Per Share of Class T Common Stock. The term “Net Asset Value Per Share of Class T Common Stock” shall mean the net asset value of the Corporation allocable to the Class T Common Stock, calculated as described in the Corporation’s most recent Prospectus for an offering of Class T Common Stock (or, if the Corporation is not then engaged in an offering of Class T Common Stock and the calculation methodology has been amended by the Board of Directors, then as described in the Corporation’s periodic filings with the Securities and Exchange Commission), divided by the number of outstanding shares of Class T Common Stock.

Non-Compliant
Tender Offer
. The term
“Non-Compliant
Tender Offer” shall have the meaning as provided in
~~Section~~
 ~~12.7~~

Article IX
herein.
NYSE
. The term “NYSE” shall mean the New York Stock Exchange.

~~Offering~~

~~. The term “Offering” shall mean any offering and sale of Shares.~~

~~Operating Partnership~~

~~. The term “Operating Partnership” shall mean Griffin-American Healthcare REIT IV Holdings, LP, a Delaware limited partnership, through which the Corporation may own Assets.~~

~~Organization and Offering Expenses~~

~~. The term “Organization and Offering Expenses” shall mean any and all costs and expenses incurred by the Corporation and to be paid from the assets of the Corporation in connection with the formation of the Corporation and the qualification and registration of an Offering, and the marketing and distribution of Shares, including, without limitation, total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys), expenses for printing, engraving and amending registration statements or supplementing prospectuses, mailing and distributing costs, salaries of employees while engaged in sales activity, telephone and other telecommunications costs, all advertising and marketing expenses (including the costs related to investor and broker-dealer sales meetings), charges of transfer agents, registrars, trustees, escrow holders, depositories and experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of the Shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees.~~
Person
. The term “Person” shall mean an individual, corporation, partnership, limited liability company,
estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act and a group to which an Excepted Holder Limit applies.
Preferred Shares
. The term “Preferred Shares” shall have the meaning as provided in Section 6.1
~~herein~~
of the Charter
.
Prohibited Owner
. The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Article VII herein, would Beneficially Own or Constructively Own Shares in violation of Section 7.1.1 of the Charter
, and, if appropriate in the context, shall also mean any Person who would have been the record owner of Shares that the Prohibited Owner would have so owned.

~~Property or Properties~~

~~. The term “Property” or “Properties” shall mean, as the context requires, any, or all, respectively, of the Real Property acquired by the Corporation, directly or indirectly through joint venture arrangements or other partnership or investment interests.~~
Prospectus
. The term “Prospectus” shall mean the same as that term is defined in Section 2(10) of the Securities Act, including a preliminary prospectus, an offering circular as described in Rule 256 of the General Rules and Regulations under the Securities Act or, in the case of an intrastate offering, any document by whatever name known, utilized for the purpose of offering and selling Securities to the public.

~~Real Property~~

~~. The term “Real Property” shall mean land, rights in land (including leasehold interests) and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.~~

~~Reinvestment Plan~~

~~. The term “Reinvestment Plan” shall have the meaning as provided in Section~~
 ~~6.10 herein.~~

REIT
. The term “REIT” shall mean a corporation, trust, association or other legal entity (other than a real estate syndication) that is engaged primarily in investing in equity interests in real estate (including fee ownership and leasehold interests) or in loans secured by real estate or both, as defined pursuant to the REIT Provisions of the Code.

REIT Provisions of the Code
. The term “REIT Provisions of the Code” shall mean Sections 856 through 860 of the Code and any successor or other provisions of the Code relating to real estate investment trusts (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.
Restriction Termination Date
. The term “Restriction Termination Date” shall mean the first day
~~after the Initial Date~~
on which the Board of Directors determines
pursuant to Section 8.6 of the Charter
that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Shares set forth herein is no longer required in order for the Corporation to qualify as a REIT.

~~Roll-Up~~
~~Entity~~

~~. The term~~
~~“Roll-Up~~
~~Entity” shall mean a partnership, real estate investment trust, corporation, trust or similar entity that would be created or would survive after the successful completion of a proposed~~
~~Roll-Up~~
~~Transaction.~~

~~Roll-Up~~
~~Transaction~~

~~. The term~~
~~“Roll-Up~~
~~Transaction” shall mean a transaction involving the acquisition, merger, conversion or consolidation either directly or indirectly of the Corporation and the issuance of securities of a~~
~~Roll-Up~~
~~Entity to the holders of Common Shares. Such term does not include:~~
~~(a) a transaction involving securities of the~~
~~Roll-Up~~
~~Entity that have been listed on a national securities exchange for at least twelve months; or~~
~~(b) a transaction involving the conversion to corporate, trust or association form of only the Corporation, if, as a consequence of the transaction, there will be no significant adverse change in any of the following:~~
~~(i) voting rights of the holders of Common Shares;~~
~~(ii) the term of existence of the Corporation;~~
~~(iii) Sponsor or Advisor compensation; or~~
~~(iv) the Corporation’s investment objectives.~~

~~Sale or Sales~~

~~. The term “Sale” or “Sales” shall mean (i)~~
 ~~any transaction or series of transactions whereby: (A) the Corporation or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys or relinquishes its ownership of any Property or portion thereof, including the lease of any Property consisting of a building only, and including any event with respect to any Property which gives rise to a significant amount of insurance proceeds or condemnation awards; (B)~~
 ~~the Corporation or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys or relinquishes its ownership of all or substantially all of the interest of the Corporation or the Operating Partnership in any Joint Venture in which it is a~~
~~co-venturer~~
~~or partner; (C)~~
 ~~any Joint Venture in which the Corporation or the Operating Partnership is a~~
~~co-venturer~~
~~or partner directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys or relinquishes its ownership of any Property or portion thereof, including any event with respect to any Property which gives rise to insurance claims or condemnation awards; (D)~~
 ~~the Corporation or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, conveys or relinquishes its interest in any Mortgage or portion thereof, including any payments thereunder or in satisfaction thereof (other than regularly scheduled interest payments) or any amounts owed pursuant to such Mortgage, and including any event with respect to any Mortgage which gives rise to a significant amount of insurance proceeds or similar awards; or (E)~~
 ~~the Corporation or the Operating Partnership directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys or relinquishes its ownership of any other Asset not previously described in this definition or any portion thereof, but (ii)~~
 ~~not including any transaction or series of transactions specified in clause (i)~~
 ~~(A) through (E) above in which the proceeds of such transaction or series of transactions are reinvested by the Corporation in one or more Assets within 180 days thereafter.~~

SDAT
. The term “SDAT” shall have the meaning as provided in Section 6.4
~~herein~~
of the Charter
.

Securities
. The term “Securities” shall mean any of the following issued by the Corporation, as the text requires: Shares, any other stock, shares or other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of or warrants, options or rights to subscribe to, purchase or acquire any of the foregoing.
Securities Act
. The term “Securities Act” shall mean the Securities Act of 1933, as amended from time to time, or any successor statute thereto. Reference to any provision of the Securities Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

~~Selling Commissions~~

~~. The term “Selling Commissions” shall mean any and all commissions payable to underwriters, dealer managers or other broker-dealers in connection with the sale of Shares, including, without limitation, commissions payable to the Dealer Manager.~~
Shares
. The term “Shares” shall mean shares of stock of the Corporation of any class or series, including Common Shares or Preferred Shares.

~~Soliciting Dealers~~

~~. The term “Soliciting Dealers” shall mean those broker-dealers that are members of the Financial Industry Regulatory Authority, Inc. or that are exempt from broker-dealer registration, and that, in either case, enter into participating broker or other agreements with the Dealer Manager to sell Shares.~~

~~Sponsor~~

~~. The term “Sponsor” shall mean any Person which (i)~~
 ~~is directly or indirectly instrumental in organizing, wholly or in part, the Corporation, (ii)~~
 ~~will control, manage or participate in the management of the Corporation, (iii)~~
 ~~takes the initiative, directly or indirectly, in founding or organizing the Corporation, either alone or in conjunction with one or more other Persons, (iv)~~
 ~~receives a material participation in the Corporation in connection with the founding or organizing of the business of the Corporation, in consideration of services or property, or both services and property, (v)~~
 ~~has a substantial number of relationships and contacts with the Corporation, (vi)~~
 ~~possesses significant rights to control Properties, (vii)~~
 ~~receives fees for providing services to the Corporation which are paid on a basis that is not customary in the industry or (viii)~~
 ~~provides goods or services to the Corporation on a basis which was not negotiated at~~
~~arm’s-length~~
~~with the Corporation. “Sponsor” does not include any Person whose only relationship with the Corporation is that of an independent property manager and whose only compensation is as such, or wholly independent third parties such as attorneys, accountants and underwriters whose only compensation is for professional services.~~

~~Stockholder List~~

~~. The term “Stockholder List” shall have the meaning as provided in Section~~
 ~~12.5 herein.~~

Stockholders
. The term “Stockholders” shall mean the holders of record of the Shares as maintained in the books and records of the Corporation or its transfer agent.

~~Termination Date~~

~~. The term “Termination Date” shall mean the date of termination of the Advisory Agreement.~~

~~Total Operating Expenses~~

~~. The term “Total Operating Expenses” shall mean all costs and expenses paid or incurred by the Corporation, as determined under generally accepted accounting principles, that are in any way related to the operation of the Corporation or to corporate business, including advisory fees, but excluding (i)~~
 ~~the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and Listing of the Shares, (ii)~~
 ~~interest payments, (iii)~~
 ~~taxes, (iv)~~
~~non-cash~~
~~expenditures such as depreciation, amortization and bad debt reserves, (v)~~
 ~~incentive fees paid in compliance with the NASAA REIT Guidelines, (vi)~~
 ~~Acquisition Fees and Acquisition Expenses, (vii)~~
 ~~disposition fees on the Sale of Property and (viii)~~
 ~~other fees and expenses connected with the acquisition, disposition, management and ownership of real estate interests, mortgage loans or other property (such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property).~~

Transfer
. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership of Shares or the right to vote or receive dividends on Shares, or any agreement to take any such
~~actions~~
action
or cause any such
~~events~~
event
, including (i) the granting or exercise of any option (or any disposition of any option), (ii) any disposition of any securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right and (iii) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

~~2%/25% Guidelines~~

~~. The term “2%/25% Guidelines” shall have the meaning as provided in Section~~
 ~~8.10 herein.~~

~~Unimproved Real Property~~

~~. The term “Unimproved Real Property” shall mean Property in which the Corporation has an equity interest that was not acquired for the purpose of producing rental or other operating income, that has no development or construction in process and for which no development or construction is planned, in good faith, to commence within one year.~~
ARTICLE VI
STOCK
Section 6.1
Authorized Shares
. The Corporation has authority to issue 1,200,000,000 Shares, of which (i) 1,000,000,000 shares shall be classified as common stock, $0.01 par value per share (“Common Shares”),
~~all~~
200,000,000
of which shall be classified as Class T Common Stock (the “Class T
Common Stock”) and 800,000,000 of which shall be classified as Class I Common Stock (the “Class I
Common Stock”), and (ii) 200,000,000 shares shall be classified as preferred stock, $0.01 par value per share (“Preferred Shares”). The aggregate par value of all authorized Shares having par value is $12,000,000.
~~All Shares shall be fully paid and nonassessable when issued.~~
If Shares of one class are classified or reclassified into Shares of another class pursuant to this Article VI, the number of authorized Shares of the former class shall be automatically decreased and the number of Shares of the latter class shall be automatically increased, in each case by the number of Shares so classified or reclassified, so that the aggregate number of Shares of all classes that the Corporation has authority to issue shall not be more than the total number of Shares set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board and without any action by the Stockholders, may amend the Charter from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Corporation has authority to issue.
Section 6.2
Common Shares
.
Section 6.2.1
Common Shares Subject to Terms of Preferred Shares
. The Common Shares shall be subject to the express terms of any class or
series of Preferred Shares.
Section 6.2.2
Description
. Subject to the provisions of Article VII and except as may otherwise be specified in the Charter, each Common Share shall entitle the holder thereof to one vote
 ~~per share on all matters upon which Stockholders are entitled to vote pursuant to Section~~
 ~~12.2 hereof~~

. The Board may classify or reclassify any unissued Common Shares from time to time into one or more classes or series of Shares
~~; provided, however, that the voting rights per Share (other than any publicly held Share) sold in a private offering shall not exceed the voting rights which bear the same relationship to the voting rights of a publicly held Share as the consideration paid to the Corporation for each privately offered Share bears to the book value of each outstanding publicly held Share~~
.
Section 6.2.3
Rights Upon Liquidation
. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any
~~distribution~~
Distribution
of the assets of the Corporation, the
~~aggregate~~
holder of each share of Class T Common Stock shall be entitled to be paid, out of the assets
of the Corporation that are legally
available for Distribution to
~~holders of~~
the
~~Common Shares shall be determined in accordance with applicable law. Each holder of Common Shares of a particular class shall be entitled to receive, ratably with~~
Stockholders, a liquidation payment equal

to the Net Asset Value Per Share of Class T Common Stock and the holder of each
~~other holder~~
share
of
Class I
Common
~~Shares of such class, that portion~~
Stock shall be entitled to be paid, out
of
~~such aggregate~~
the
assets of the Corporation
that are legally
available for Distribution
~~as~~
to
the
~~number~~
Stockholders, a liquidation payment equal to the Net Asset Value Per Share of
~~outstanding~~
Class I
Common
~~Shares of such class held by such holder bears to to the total number of outstanding Common Shares of such class then outstanding~~
Stock
.
Section 6.2.4
Voting Rights
. Except as may be provided otherwise in the Charter, and subject to the express terms of any series of Preferred Shares, the holders of the Common Shares shall have the exclusive right to vote on all matters (as to which a common stockholder shall be entitled to vote pursuant to applicable law) at all meetings of the Stockholders
. The shares of Class I Common Stock shall vote together with the shares of Class T Common Stock as a single class on all actions to be taken by the Stockholders; provided, however, that the holders of Class I Common Stock shall have exclusive voting rights on any amendment of the Charter (including the terms of the Class I Common Stock set forth herein) that would alter only the contract rights of the Class I Common Stock and no holders of any other class or series of Shares shall be entitled to vote thereon; and provided further that the holders of Class I Common Stock shall have no voting rights on any amendment of the Charter that would alter only the contract rights of any other class or series of Common Shares, including, without limitation, the Class T Common Stock.
Section 6.2.5 Conversion Upon Listing. Upon the Listing of a class of Common Shares or such later date not to exceed twelve months from the date of Listing as shall be approved by the Board of Directors, each Share of the class or classes of Common Shares that are not so Listed shall automatically and without any action on the part of the holder thereof convert into a number of Shares of the class of Common Shares that is Listed equal to a fraction, the numerator of which is the net asset value of the Corporation allocable to the Shares of the applicable class of Common Shares that is not Listed and the denominator of which is the net asset value of the Corporation allocable to the Shares of the class of Common Shares that is Listed.
Section 6.3
Preferred Shares
. The Board may classify any unissued Preferred Shares and reclassify any previously classified but unissued Preferred Shares of any series from time to time, into one or more classes or series of Shares
~~; provided, however, that the voting rights per Share (other than any publicly held Share) sold in a private offering shall not exceed the voting rights which bear the same relationship to the voting rights of a publicly held Share as the consideration paid to the Corporation for each privately offered Share bears to the book value of each outstanding publicly held Share~~
.
Section 6.4
Classified or Reclassified Shares
. Prior to issuance of classified or reclassified Shares of any class or series, the Board by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of Shares; (b) specify the number of Shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of Shares outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other Distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of Shares set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the articles supplementary or other charter document.
Section 6.5
Distributions
. The Board of Directors may from time to time authorize the Corporation to declare and pay to Stockholders such dividends or other Distributions, in cash or other assets of the Corporation or in securities of the Corporation, including in Shares of one class payable to holders of Shares of another class, or from any other source as the Board of Directors in its sole and absolute
discretion shall determine. The
~~Board of Directors shall endeavor to authorize the Corporation to declare and pay such dividends and other Distributions as shall be necessary for the Corporation to qualify as a REIT under the Code; provided, however, Stockholders shall have no right to any dividend or other Distribution unless and until authorized by the Board and declared by the Corporation. The~~
exercise of the powers and rights of the Board of Directors pursuant to this Section 6.5 shall be subject to the provisions of any class or series of Shares at the time outstanding.
 ~~The receipt by any Person in whose name any Shares are registered on the~~

~~records of the Corporation or by his or her duly authorized agent shall be a sufficient discharge for all dividends or other Distributions payable or deliverable in respect of such Shares and from all liability to see to the application thereof. Distributions in kind shall not be permitted, except for distributions of readily marketable securities, distributions of beneficial interests in a liquidating trust established for the dissolution of the Corporation and the liquidation of its assets in accordance with the terms of the Charter or distributions in which (a) the Board advises each Stockholder of the risks associated with direct ownership of the property, (b) the Board offers each Stockholder the election of receiving such~~
~~in-kind~~
~~distributions and~~
~~(c) in-kind~~
~~distributions are made only to those Stockholders that accept such offer.~~
Section 6.6
Charter and Bylaws
. The rights of all Stockholders and the terms of all Shares are subject to the provisions of the Charter and the Bylaws.
~~Section 6.7~~

~~No Issuance of Share Certificates~~

~~. Unless otherwise provided by the Board of Directors, the Corporation shall not issue stock certificates. A Stockholder’s investment shall be recorded on the books of the Corporation. To transfer his or her Shares, a Stockholder shall submit an executed form to the Corporation, which form shall be provided by the Corporation upon request. Such transfer will also be recorded on the books of the Corporation. Upon issuance or transfer of Shares, the Corporation will provide the Stockholder with information concerning his or her rights with regard to such Shares, as required by the Bylaws and the MGCL or other applicable law.~~
~~Section 6.8~~

~~Suitability of Stockholders~~

~~. Upon the Commencement of the Initial Public Offering and until Listing, the following provisions shall apply:~~
~~Section 6.8.1~~

~~Investor Suitability Standards~~

~~. Subject to suitability standards established by individual states, to become a Stockholder, if such prospective Stockholder is an individual (including an individual beneficiary of a purchasing individual retirement account), or if the prospective Stockholder is a fiduciary (such as a trustee of a trust or corporate pension or profit sharing plan, or other~~
~~tax-exempt~~
~~organization, or a custodian under a Uniform Gifts to Minors Act), such individual or fiduciary, as the case may be, must represent to the Corporation, among other requirements as the Corporation may require from time to time:~~
~~(a) that such individual (or, in the case of a fiduciary, that the fiduciary account or the donor who directly or indirectly supplies the funds to purchase the Shares) has a minimum annual gross income of $70,000 and a net worth (excluding home, furnishings and automobiles) of not less than $70,000; or~~
~~(b) that such individual (or, in the case of a fiduciary, that the fiduciary account or the donor who directly or indirectly supplies the funds to purchase the Shares) has a net worth (excluding home, furnishings and automobiles) of not less than $250,000.~~
~~Section 6.8.2~~

~~Determination of Suitability of Sale~~

~~. The Sponsor and each Person selling Common Shares on behalf of the Corporation shall make every reasonable effort to determine that the purchase of Common Shares by a Stockholder is a suitable and appropriate investment for such Stockholder. In making this determination, the Sponsor and each Person selling Common Shares on behalf of the Corporation shall ascertain that the prospective Stockholder: (a) meets the minimum income and net worth standards established for the Corporation; (b) can reasonably benefit from the Corporation based on the prospective Stockholder’s overall investment objectives and portfolio structure; (c) is able to bear the economic risk of the investment based on the prospective Stockholder’s overall financial situation; and (d) has apparent understanding of (i) the fundamental risks of the investment; (ii) the risk that the Stockholder may lose the entire investment; (iii) the lack of liquidity of the Common Shares; (iv) the restrictions on transferability of the Common Shares; and (v) the tax consequences of the investment.~~
~~The Sponsor and each Person selling Common Shares on behalf of the Corporation shall make this determination with respect to each prospective Stockholder on the basis of information it has obtained from such prospective Stockholder. Relevant information for this purpose will include at least the age, investment objectives, investment experiences, income, net worth, financial situation and other investments of the prospective Stockholder, as well as any other pertinent factors.~~
~~The Sponsor and each Person selling Common Shares on behalf of the Corporation shall maintain records of the information used to determine that an investment in Common Shares is suitable and appropriate for a Stockholder.~~

~~The Sponsor and each Person selling Common Shares on behalf of the Corporation shall maintain these records for at least six years.~~
~~Section 6.9~~

~~Repurchase of Shares~~

~~. The Board may establish, from time to time, a program or programs by which the Corporation voluntarily repurchases Shares from its Stockholders; provided, however, that such repurchase does not impair the capital or operations of the Corporation. Neither the Sponsor, the Advisor, any member of the Board or any Affiliate thereof may receive any fees arising out of the repurchase of Shares by the Corporation.~~
~~Section 6.10~~

~~Distribution Reinvestment Plans~~

~~. The Board may establish, from time to time, a Distribution reinvestment plan or plans (each, a “Reinvestment Plan”). Under any such Reinvestment Plan, (a) all material information regarding Distributions to the Stockholders and the effect of reinvesting such Distributions, including the tax consequences thereof, shall be provided to the Stockholders not less often than annually, and (b) each Stockholder participating in such Reinvestment Plan shall have a reasonable opportunity to withdraw from the Reinvestment Plan not less often than annually after receipt of the information required in clause (a) above.~~
~~Section 6.11~~

~~Minimum Investment~~

~~. An official or agency administering the securities laws of an individual state may require minimum initial cash investment amounts for prospective Stockholders and minimum subsequent cash investment amounts for Stockholders.~~
ARTICLE VII
RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES
Section 7.1
Shares
.
Section 7.1.1
Ownership Limitations
.
~~During the period commencing on the Initial Date and prior~~
Prior
to the Restriction Termination Date, but subject to Section 7.3
~~;~~
of the Charter:
(a)
Basic Restrictions
.
(i) (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Shares in excess of the Aggregate Share Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Common Shares in excess of the Common Share Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own Shares in excess of the Excepted Holder Limit for such Excepted Holder.
(ii) No Person shall Beneficially or Constructively Own Shares to the extent that such Beneficial or Constructive Ownership of Shares would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).
(iii) Any Transfer of Shares that, if effective, would result in Shares being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab
initio
, and the intended transferee shall acquire no rights in such Shares.
(b)
Transfer in Trust
. If any Transfer of Shares occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 7.1.1(a)(i) or (ii)
 of the Charter
,
(i) then that number of Shares the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 7.1.1(a)(i) or (ii)
 of the Charter
(rounded up to the nearest whole share) shall

be automatically Transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 7.2 of the Charter
, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Shares; or
(ii) if the Transfer to the Charitable Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.1.1(a)(i) or (ii)
 of the Charter
, then the Transfer of that number of Shares that otherwise would cause any Person to violate Section 7.1.1(a)(i) or (ii)
 of the Charter
shall be void
ab
initio
, and the intended transferee shall acquire no rights in such Shares.
To the extent that, upon a transfer of Shares pursuant to this Section 7.1.1(b), a violation of any provision of this Article VII would nonetheless be continuing (for example where the ownership of Shares by a single Charitable Trust would violate the 100 stockholder requirement applicable to REITs), then Shares shall be transferred to that number of Charitable Trusts, each having a distinct Charitable Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Charitable Trust, such that there is no violation of any provision of this Article VII.
Section 7.1.2
Remedies for Breach
. If the Board of Directors or its designee (including any duly authorized committee of the Board) shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 7.1.1 of the Charter
or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any Shares in violation of Section 7.1.1 of the Charter
(whether or not such violation is intended), the Board of Directors or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem Shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 7.1.1 of the Charter
shall automatically result in the Transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab
initio
as provided above irrespective of any action (or
non-action)
by the Board of Directors or its designee.
Section 7.1.3
Notice of Restricted Transfer
. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Shares that will or may violate Section 7.1.1(a)
 of the Charter
, or any Person who would have owned Shares that resulted in a Transfer to the Charitable Trust pursuant to the provisions of Section 7.1.1(b)
of the Charter
, shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.
Section 7.1.4
Owners Required To Provide Information
.
~~From the Initial Date and prior~~
Prior
to the Restriction Termination Date:
(a) every owner of more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Shares, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of Shares Beneficially Owned and a description of the manner in which such Shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Share Ownership Limit, the Common Share Ownership Limit and the other restrictions set forth herein; and
(b) each Person who is a Beneficial or Constructive Owner of Shares and each Person (including the Stockholder of record) who is holding Shares for a Beneficial or Constructive Owner shall provide to the Corporation such information as the Corporation may request in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.
Section 7.1.5
Remedies Not Limited
. Subject to Section 8.10 of the Charter, nothing contained in this Section 7.1 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its Stockholders in preserving the Corporation’s status as a REIT.

Section 7.1.6
Ambiguity
. In the case of an ambiguity in the application of any of the provisions of this Section 7.1, Section 7.2 of the Charter
or any definition contained in Article V, the Board of Directors may determine the application of the provisions of this Section 7.1 or Section 7.2 of the Charter
with respect to any situation based on the facts known to it. In the event this
Section 7.1 or 7.2
of the Charter
requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors may determine the action to be taken so long as such action is not contrary to the provisions of Article V or
~~Sections~~
t
his Section
 7.1 or
Section
 7.2
of the Charter
. Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 7.1.2 of the Charter
) acquired Beneficial or Constructive Ownership of Shares in violation of Section 7.1.1 of the Charter
, such remedies (as applicable) shall apply first to the Shares which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such Shares based upon the relative number of the Shares held by each such Person.
Section 7.1.7
Exceptions
.
(a) Subject to Section 7.1.1(a)(ii)
of the Charter
, the Board of Directors may exempt (prospectively or retroactively) a Person from the Aggregate Share Ownership Limit and the Common Share Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:
(i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary for the Board to ascertain that no individual’s Beneficial or Constructive Ownership of such Shares will violate Section 7.1.1(a)(ii)
of the Charter
;
(ii) such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the judgment of the Board of Directors, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT, shall not be treated as a tenant of the Corporation); and
(iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 7.1.1 through 7.1.6 of the Charter
) will result in such Shares being automatically Transferred to a Charitable Trust in accordance with Sections 7.1.1(b) and 7.2 of the Charter
.
(b) Prior to granting any exception pursuant to Section 7.1.7(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole and absolute
discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.
(c) Subject to Section 7.1.1(a)(ii)
of the Charter
, an underwriter which participates in a public offering or a private placement of Shares (or securities convertible into or exchangeable or exercisable
for Shares) may Beneficially Own or Constructively Own Shares (or securities convertible into or exchangeable or exercisable
for Shares) in excess of the Aggregate Share Ownership Limit, the Common Share Ownership Limit or both such limits, but only to the extent necessary to facilitate such public offering or private placement.
(d) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (i) with the written consent of such Excepted Holder at any time,
~~or~~
(ii)
 unless the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder provide otherwise, at any time after the Excepted Holder no longer Beneficially Owns or Constructively Owns Shares in excess of the Aggregate Share Ownership Limit or the Common

Share Ownership Limit or (iii
) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Share Ownership Limit.
Section 7.1.8
Increase or Decrease in Aggregate Share Ownership and Common Share Ownership Limits
. Subject to Section 7.1.1(a)(ii)
of the Charter
, the Board of Directors may from time to time increase or decrease the Common Share Ownership Limit and the Aggregate Share Ownership Limit for one or more Persons and increase or decrease the Common Share Ownership Limit and the Aggregate Share Ownership Limit for all other Persons. No decreased Common Share Ownership Limit and/or Aggregate Share Ownership Limit will be effective for any Person whose percentage of ownership in Shares is in excess of such decreased Common Share Ownership Limit and/or Aggregate Share Ownership Limit, as applicable, until such time as such Person’s percentage of ownership in Shares equals or falls below the decreased Common Share Ownership Limit and/or Aggregate Share Ownership Limit, but any further acquisition of Shares in excess of such percentage of ownership in Shares will be in violation of the Common Share Ownership Limit and/or Aggregate Share Ownership Limit and, provided further, that the new Common Share Ownership Limit and/or Aggregate Share Ownership Limit would not allow five or fewer Persons to Beneficially Own more than 49.9% in value of the outstanding Shares.
Section 7.1.9
Legend
. Any certificate representing Shares shall bear substantially the following legend:
The Shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose, among others, of the Corporation’s maintenance of its status as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s charter, (i) no Person may Beneficially or Constructively Own Common Shares in excess of 9.9% (in value or number of Common Shares) of the outstanding Common Shares unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own Shares in excess of 9.9% of the value of the total outstanding Shares, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Shares that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) any Transfer of Shares that, if effective, would result in Shares being beneficially owned by fewer than 100 Persons (as determined under the principles of Section 856(a)(5) of the Code) shall be void ab
initio
, and the intended transferee shall acquire no rights in such Shares. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own Shares which cause or will cause a Person to Beneficially or Constructively Own Shares in excess or in violation of the above limitations must immediately notify the Corporation in writing (or, in the case of an attempted transaction, give at least 15 days prior written notice). If any of the restrictions on Transfer or ownership as set forth in (i), (ii) or (iii) above are violated, the Shares in excess or in violation of the above limitations will be automatically Transferred to a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may redeem Shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described in (i), (ii) or (iii) above may be void ab
initio
. All capitalized terms in this legend have the meanings defined in the Corporation’s charter, as the same may be amended from time to time, a copy of which, including the restrictions on Transfer and ownership, will be furnished to each holder of Shares on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its principal office.
Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a Stockholder on request and without charge. In the case of uncertificated Shares, the Corporation will send the holder of such Shares, on request and without charge, a written statement of the information otherwise required on certificates.
Section 7.2
Transfer of Shares in Trust
.

Section 7.2.1
Ownership in Trust
. Upon any purported Transfer or other event described in Section 7.1.1(b)
of the Charter
that would result in a Transfer of Shares to a Charitable Trust, such Shares shall be deemed to have been Transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such Transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the Transfer to the Charitable Trust pursuant to Section 7.1.1(b)
of the Charter
. The Charitable Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.2.6 of the Charter
.
Section 7.2.2
Status of Shares Held by the Charitable Trustee
. Shares held by the Charitable Trustee shall continue to be issued and outstanding Shares. The Prohibited Owner shall have no rights in the Shares held by the Charitable Trustee. The Prohibited Owner shall not benefit economically from ownership of any Shares held in trust by the Charitable Trustee, shall have no rights to dividends or other Distributions and shall not possess any rights to vote or other rights attributable to the Shares held in the Charitable Trust.
Section 7.2.3
Dividend and Voting Rights
. The Charitable Trustee shall have all voting rights and rights to dividends or other Distributions with respect to Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other Distribution paid prior to the discovery by the Corporation that Shares have been Transferred to the Charitable Trustee shall be paid by the recipient of such dividend or other Distribution to the Charitable Trustee upon demand and any dividend or other Distribution authorized but unpaid shall be paid when due to the Charitable Trustee. Any dividends or other Distributions so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that Shares have been Transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee’s sole and absolute
discretion) (a) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that Shares have been Transferred to the Charitable Trustee and (b) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Charitable Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Corporation has received notification that Shares have been Transferred into a Charitable Trust, the Corporation shall be entitled to rely on its share transfer and other Stockholder records for purposes of preparing lists of Stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes and determining the other rights of Stockholders.
Section 7.2.4
Sale of Shares by Charitable Trustee
. Within 20 days of receiving notice from the Corporation that Shares have been Transferred to the Charitable Trust, the Charitable Trustee shall sell the Shares held in the Charitable Trust to a Person, designated by the Charitable Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in Section 7.1.1(a)
of the Charter
. Upon such sale, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.2.4. The Prohibited Owner shall receive the lesser of (a) the price paid by the Prohibited Owner for the Shares or, if the Prohibited Owner did not give value for the Shares in connection with the event causing the Shares to be held in the Charitable Trust (
e.g.
, in the case of a gift, devise or other such transaction), the Market Price of the Shares on the day of the event causing the Shares to be held in the Charitable Trust and (b) the price per share received by the Charitable Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the Shares held in the Charitable Trust. The Charitable Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other Distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 7.2.3 of
~~this Article VII~~
the Charter
. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that Shares have been Transferred to the Charitable Trustee, such Shares are sold by a Prohibited Owner, then (i) such Shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.2.4, such excess shall be paid to the Charitable Trustee upon demand.

Section 7.2.5
Purchase Right in Shares Transferred to the Charitable Trustee
. Shares Transferred to the Charitable Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per Share equal to the lesser of (a) the price per Share in the transaction that resulted in such Transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (b) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Charitable Trustee has sold the Shares held in the Charitable Trust pursuant to Section 7.2.4 of the Charter
. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and other Distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 7.2.3 of
~~this Article VII~~
the Charter
. The Corporation may pay the amount of such reduction to the Charitable Trustee for the benefit of the Charitable Beneficiary.
Section 7.2.6
Designation of Charitable Beneficiaries
. By written notice to the Charitable Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (a) Shares held in the Charitable Trust would not violate the restrictions set forth in Section 7.1.1(a)
of the Charter
in the hands of such Charitable Beneficiary and (b) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.
Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Charitable Trustee before the automatic transfer provided in Section 7.1.1(b) of the Charter shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.
Section 7.3
Settlement
. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.
Section 7.4
Enforcement
. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.
Section 7.5
Non-Waiver
. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.
Section 7.6 Severability. If any provision of this Article VII or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.
ARTICLE VIII
PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE
CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS
Section 8.1
Number of Directors
. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of Directors of the Corporation (the “Directors”)
~~initially~~
shall be
~~one~~
five
, which number may be increased or decreased from time to time pursuant to the Bylaws; provided, however, that
~~, upon~~
~~Commencement of the Initial Public Offering,~~
the total number of Directors shall not be fewer than
~~three. Upon Commencement of the Initial Public Offering, a majority of the Board will be Independent Directors except for a period of up to 60 days after the death, removal or resignation of an Independent Director pending the election of such~~

~~Independent Director’s successor~~
the minimum number required by the MGCL
. The
~~name~~
names
of the
~~Director~~
Directors
who shall serve until the
~~first~~
next
annual meeting of Stockholders and until
~~his successor is~~
their successors are
duly elected and
~~qualifies is~~
qualify are
:
Jeffrey T. Hanson
Richard S. Welch
Brian J. Flornes
Dianne Hurley
Wilbur H. Smith III
~~This Director may increase the number of Directors and fill any vacancy, whether resulting from an increase in the number of Directors or otherwise,~~
Any vacancy
on the Board of Directors
~~prior to the first annual meeting of Stockholders~~
may be filled
in the manner provided in the Bylaws.
The Corporation elects,
~~at such time as it becomes eligible to make the election provided for under~~
pursuant to
Section 3-804(c)
of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Shares, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining Directors in office, even if the remaining Directors do not constitute a quorum, and any Director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies.
~~Notwithstanding the foregoing sentence, Independent Directors shall nominate replacements for vacancies among the Independent Directors’ positions.~~
Section 8.2
~~Experience. Each Director shall have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets being acquired by the Corporation. At least one of the Independent Directors shall have three years of relevant real estate experience.~~
~~Section~~
 ~~8.3 Committees. The Board may establish such committees as it deems appropriate, in its discretion, provided that the majority of the members of each committee are Independent Directors.~~

~~Section~~
 ~~8.4 Term. Except as may otherwise be provided in the terms of any Preferred Shares issued by the Corporation, each Director shall hold office for one year, until the next annual meeting of Stockholders and until his or her successor is duly elected and qualifies. Directors may be elected to an unlimited number of successive terms.~~

~~Section~~
 ~~8.5 Fiduciary Obligations. The Directors serve in a fiduciary capacity to the Corporation and have a fiduciary duty to the Stockholders, including a specific fiduciary duty to supervise the relationship of the Corporation with the Advisor.~~

~~Section 8.6~~
Extraordinary Actions
.
~~Notwithstanding~~
Except as specifically provided in Section 8.7 of the Charter (relating to removal of Directors) and in Article XI, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of
~~the holders of Shares~~
Stockholders
entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of
~~holders of Shares~~
Stockholders
entitled to cast a majority of all the votes entitled to be cast on the matter.
Section
~~8.7~~
8.3
Authorization by Board of Stock Issuance
. The Board of Directors may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (
~~including as compensation for the Independent Directors~~
or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.
 ~~The issuance of Preferred Shares shall also be approved by a majority of Independent Directors not otherwise interested in the transaction, who shall have access at the Corporation’s expense to the Corporation’s legal counsel or to independent legal counsel.~~
Section
~~8.8~~
8.4
Preemptive Rights and Appraisal Rights
. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified Shares pursuant to Section 6.4 of the Charter
or as may otherwise be

provided by contract approved by the Board of Directors, no holder of Shares shall, as such holder, have any preemptive right to purchase or subscribe for any additional Shares or any other Security which the Corporation may issue or sell. Holders of Shares shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors,
~~upon the affirmative vote of a majority of the Board of Directors and~~
upon such terms and conditions as may be specified by the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of Shares, to one or more transactions occurring after the date of such determination in connection with which holders of such Shares would otherwise be entitled to exercise such rights.
Section
~~8.9~~
8.5
Determinations by Board
. The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors consistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of Shares: the amount of the
~~Net Income~~
net income of the Corporation
for any period and the amount of assets at any time legally available for the payment of dividends, redemption of Shares or the payment of other Distributions on Shares; the amount of paid-in
surplus,
~~Net Assets~~
net assets
, other surplus, annual or other cash flow, funds from operations, net profit,
~~Net Assets~~
net assets
in excess of capital, undivided profits or excess of profits over losses on
~~Sales~~
sales
of
~~Assets~~
assets
; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other Distributions, qualifications or terms or conditions of redemption of any class or series of Shares) or of the Bylaws; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any
~~Asset~~
asset
owned or held by the Corporation or
of
any Shares; the number of Shares of any class of the Corporation; any
~~matter relating to the acquisition, holding and disposition of any Assets by the Corporation; the application of any provision of the Charter in the case of any ambiguity, including, without limitation: (i) any provision of the definitions of any of the following: Affiliate, Independent Director and Sponsor, (ii)~~
 ~~which amounts paid to the Advisor or its Affiliates are property-level expenses connected with the ownership of real estate interests, loans or other property, (iii)~~
 ~~which expenses are excluded from the definition of Total Operating Expenses and (iv)~~
 ~~whether expenses qualify as Organization and Offering Expenses; any~~

interpretation of the terms and conditions of one or more agreements with any Person;
 ~~any conflict between the MGCL and the provisions set forth in the NASAA REIT Guidelines~~
the compensation of Directors, officers, employees or agents of the Corporation
; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors; provided, however, that any determination by the Board of Directors as to any of the preceding matters shall not render invalid or improper any action taken or omitted prior to such determination and no Director shall be liable for making or failing to make such a determination
~~; and provided, further, that to the extent the Board determines that the MGCL conflicts with the provisions set forth in the NASAA REIT Guidelines, the NASAA REIT Guidelines control to the extent any provisions of the MGCL are not mandatory~~
.
Section
~~8.10~~
8.6
REIT Qualification
. If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; provided, however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and Transfers set forth in Article VII is no longer required for REIT qualification. No Director or officer, employee or agent of the Corporation shall be liable for any act or omission resulting in the loss of tax benefits under the Code, except to the extent provided in Section
~~13.2 hereof~~
10.2 of the Charter
.
Section
~~8.11~~
8.7
Removal of Directors
. Subject to the rights of holders of one or more classes or series of Preferred Shares to elect or remove one or more Directors, any Director, or the entire Board of Directors, may be removed from office at any time, but only by the affirmative vote of
Stockholders entitled to cast
at least
~~a majority~~
two-thirds
of the votes entitled to be cast generally in the election of Directors.

Section
~~8.12 Board Action with Respect to Certain Matters. A majority of the Independent Directors must approve any Board action to which the following sections of the NASAA REIT Guidelines apply: II.A., II.C., II.F., II.G., IV.A., IV.B., IV.C., IV.D., IV.E., IV.F., IV.G., V.E., V.H., V.J., VI.A., VI.B.4, and VI.G.~~
8.8 Advisor Agreements. Subject to such approval of Stockholders and other conditions, if any, as may be required by any applicable statute, rule or regulation, the Board of Directors may authorize the execution and performance by the Corporation of one or more agreements with any Person whereby, subject to the supervision and control of the Board of Directors, any such other Person shall render or make available to the Corporation managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Directors, the management or supervision of the investments of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Directors, the compensation payable thereunder by the Corporation).
Section 8.9 Corporate Opportunities. The Corporation shall have the power, by resolution of the Board of Directors, to renounce any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities or classes or categories of business opportunities that are presented to the Corporation or developed by or presented to one or more Directors or officers of the Corporation.
ARTICLE IX
~~ADVISOR~~
~~Section~~
 ~~9.1 Appointment and Initial Investment of Advisor. The Board is responsible for setting the general policies of the Corporation and for the general supervision of its business conducted by officers, agents, employees, advisors or independent contractors of the Corporation. However, the Board is not required personally to conduct the business of the Corporation, and it may (but need not) appoint, employ or contract with any Person (including a Person Affiliated with any Director) as an Advisor and may grant or delegate such authority to the Advisor as the Board may, in its sole discretion, deem necessary or desirable. The term of retention of any Advisor shall not exceed one year, although there is no limit to the number of times that a particular Advisor may be retained. The Advisor or its Affiliates have made an Initial Investment of (a) $200,000 in the Corporation and (b) $2,000 in the Operating Partnership. The Advisor or any such Affiliate may not sell the Initial Investment while the Advisor or its Affiliate remains a Sponsor but may transfer the Initial Investment to other Affiliates. The Advisor has been granted a subordinated participation interest in the Operating Partnership in connection with its capital contribution to the Operating Partnership.~~

~~Section~~
 ~~9.2 Supervision of Advisor. The Board shall review and evaluate the qualifications of the Advisor before entering into, and shall evaluate the performance of the Advisor before renewing, an Advisory Agreement, and the criteria used in such evaluation shall be reflected in the minutes of the meetings of the Board. The Board may exercise broad discretion in allowing the Advisor to administer and regulate the operations of the Corporation, to act as agent for the Corporation, to execute documents on behalf of the Corporation and to make executive decisions that conform to general policies and principles established by the Board. The Board shall monitor the Advisor to assure that the administrative procedures, operations and programs of the Corporation are in the best interests of the Stockholders and are fulfilled. The Independent Directors are responsible for reviewing the fees and expenses of the Corporation at least annually or with sufficient frequency to determine that the expenses incurred are reasonable in light of the investment performance of the Corporation, its Net Assets, its Net Income and the fees and expenses of other comparable unaffiliated REITs. Each such determination shall be reflected in the minutes of the meetings of the Board. The Independent Directors also will be responsible for reviewing, from time to time and at least annually, the performance of the Advisor and determining that compensation to be paid to the Advisor is reasonable in relation to the nature and quality of services performed and that such compensation is within the limits prescribed by the Charter. The Independent Directors shall also supervise the performance of the Advisor and the compensation paid to the Advisor by the Corporation in order to determine that the provisions of the Advisory Agreement are being carried out. Specifically, the Independent Directors will consider factors such as (a)~~
 ~~the amount of the fee paid to the Advisor in relation to the size, composition and performance of the Assets, (b)~~
 ~~the success of the Advisor in generating opportunities that meet the investment objectives of the Corporation, (c)~~
 ~~rates charged to other REITs and to investors other than REITs by advisors performing the same or similar services, (d)~~
 ~~additional revenues realized by the Advisor and its Affiliates through their~~

~~relationship with the Corporation, including loan administration, underwriting or broker commissions, servicing, engineering, inspection and other fees, whether paid by the Corporation or by others with whom the Corporation does business, (e)~~
 ~~the quality and extent of service and advice furnished by the Advisor, (f)~~
 ~~the performance of the Assets, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations, and (g)~~
 ~~the quality of the Assets relative to the investments generated by the Advisor for its own account. The Independent Directors may also consider all other factors that they deem relevant, and the findings of the Independent Directors on each of the factors considered shall be recorded in the minutes of the Board. The Board shall determine whether any successor Advisor possesses sufficient qualifications to perform the advisory function for the Corporation and whether the compensation provided for in its contract with the Corporation is justified.~~

~~Section~~
 ~~9.3 Fiduciary Obligations. The Advisor shall have a fiduciary responsibility and duty to the Corporation and to the Stockholders.~~

~~Section~~
 ~~9.4 Affiliation and Functions. The Board, by resolution or in the Bylaws, may provide guidelines, provisions or requirements concerning the affiliation and functions of the Advisor.~~

~~Section~~
 ~~9.5 Termination. Either a majority of the Independent Directors or the Advisor may terminate the Advisory Agreement on 60 days’ written notice without cause or penalty, and, in such event, the Advisor will cooperate with the Corporation and the Operating Partnership in making an orderly transition of the advisory function.~~

~~Section~~
 ~~9.6 Disposition Fees on Sale of Property. The Corporation may pay the Advisor a disposition fee upon the Sale of one or more Properties, in an amount equal to the lesser of (a)~~
 ~~one-half~~
~~of the Competitive Real Estate Commission or (b)~~
 ~~three percent of the contracted for sales price of such Property or Properties. Payment of such fee may be made only if the Advisor provides a substantial amount of services in connection with the Sale of a Property or Properties, as determined by a majority of the Independent Directors. In addition, the amount paid when added to all other real estate commissions paid to unaffiliated parties in connection with such Sale shall not exceed the lesser of the Competitive Real Estate Commission or an amount equal to six percent of the contracted for sales price of such Property or Properties.~~

~~Section~~
 ~~9.7 Incentive Fees. The Corporation may pay the Advisor an interest in the gain from the Sale of Assets, for which full consideration is not paid in cash or property of equivalent value, provided the amount or percentage of such interest is reasonable. Such an interest in gain from the Sale of Assets shall be considered~~

~~presumptively reasonable if it does not exceed 15% of the balance of such net proceeds remaining after payment to holders of Common Shares, in the aggregate, of an amount equal to 100% of the Invested Capital, plus an amount equal to at least six percent of the Invested Capital per annum cumulative. In the case of multiple Advisors, such Advisor and any of their Affiliates shall be allowed such fees provided such fees are distributed by a proportional method reasonably designed to reflect the value added to the Assets by each respective Advisor or any Affiliate.~~
~~Section~~
 ~~9.8 Organization and Offering Expenses Limitation. The Corporation shall reimburse the Advisor and its Affiliates for Organization and Offering Expenses incurred by the Advisor or its Affiliates; provided, however, that the total amount of all Organization and Offering Expenses shall be reasonable and shall in no event exceed 15% of the Gross Proceeds of each Offering.~~

~~Section~~
 ~~9.9 Acquisition Fees. The Corporation may pay the Advisor and its Affiliates fees for the review and evaluation of potential investments in Assets; provided, however, that the total of all Acquisition Fees and Acquisition Expenses shall be reasonable, and shall not exceed an amount equal to six percent of the Contract Purchase Price or, in the case of a Mortgage, six percent of the funds advanced; and provided, further, that a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in the transaction may approve fees and expenses in excess of this limit if they determine the transaction to be commercially competitive, fair and reasonable to the Corporation.~~

~~Section~~
 ~~9.10 Reimbursement for Total Operating Expenses. The Corporation may reimburse the Advisor, at the end of each fiscal quarter, for Total Operating Expenses incurred by the Advisor; provided, however that the Corporation shall not reimburse the Advisor at the end of any fiscal quarter for Total Operating Expenses that, in the~~

~~four consecutive fiscal quarters then ended, exceed the greater of two percent of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”) for such year. The Independent Directors shall have the fiduciary responsibility of limiting Total Operating Expenses to amounts that do not exceed the 2%/25% Guidelines unless they have made a finding that, based on such unusual and~~
~~non-recurring~~
~~factors that they deem sufficient, a higher level of expenses (an “Excess Amount”) is justified. Within 60 days after the end of any fiscal quarter of the Corporation for which there is an Excess Amount which the Independent Directors conclude was justified and reimbursable to the Advisor, there shall be sent to the holders of Common Shares a written disclosure of such fact, together with an explanation of the factors the Independent Directors considered in determining that such Excess Amount was justified. Any such finding and the reasons in support thereof shall be reflected in the minutes of the meetings of the Board. In the event that the Independent Directors do not determine that excess expenses are justified, the Advisor shall reimburse the Corporation the amount by which the expenses exceeded the 2%/25% Guidelines.~~
~~Section~~
 ~~9.11 Reimbursement Limitation. The Corporation shall not reimburse the Advisor or its Affiliates for services for which the Advisor or its Affiliates are entitled to compensation in the form of a separate fee.~~

~~Section~~
 ~~9.12 No Internalization Fee in Connection with Internalization of Advisor. No separate internalization fee shall be paid by the Corporation or the Operating Partnership to the Advisor or any of its Affiliates solely in connection with an internalization by the Corporation of management functions from the Advisor.~~

~~ARTICLE X~~
~~INVESTMENT POLICIES AND LIMITATIONS~~
~~Section~~
 ~~10.1 Review of Investment Policies. The Independent Directors shall review the investment policies of the Corporation with sufficient frequency (and, upon Commencement of the Initial Public Offering, not less often than annually) to determine that the policies being followed by the Corporation are in the best interests of its Stockholders. Each such determination and the basis therefor shall be set forth in the minutes of the meetings of the Board.~~

~~Section~~
 ~~10.2 Certain Permitted Investments.~~

~~(a) The Corporation may invest in Assets.~~
~~(b) The Corporation may invest in Joint Ventures with the Sponsor, the Advisor, one or more Directors or any Affiliate, only if a majority of Directors (including a majority of Independent Directors) not otherwise interested in the transaction approve such investment as being fair and reasonable to the Corporation and on substantially the same terms and conditions as those received by the other joint venturers.~~
~~(c) Subject to any limitations in Section~~
 ~~10.3, the Corporation may invest in equity securities only if a majority of Directors (including a majority of Independent Directors) not otherwise interested in the transaction approve such investment as being fair, competitive and commercially reasonable.~~

~~Section~~
 ~~10.3 Investment Limitations. In addition to other investment restrictions imposed by the Board from time to time, consistent with the Corporation’s objective of qualifying as a REIT, the following shall apply to the Corporation’s investments:~~

~~(a) Not more than ten percent of the Corporation’s total assets shall be invested in Unimproved Real Property or mortgage loans on Unimproved Real Property.~~
~~(b) The Corporation shall not invest in commodities or commodity future contracts. This limitation is not intended to apply to futures contracts, when used solely for hedging purposes in connection with the Corporation’s ordinary business of investing in real estate assets and Mortgages.~~
~~(c) The Corporation shall not invest in or make any Mortgage unless an appraisal is obtained concerning the underlying property except for those loans insured or guaranteed by a government or government agency. In cases in~~

~~which a majority of Independent Directors so determine, and in all cases in which the transaction is with the Advisor, the Sponsor, any Director or any Affiliate thereof, such appraisal of the underlying property must be obtained from an Independent Appraiser. Such appraisal shall be maintained in the Corporation’s records for at least five years and shall be available for inspection and duplication by any holder of Common Shares for a reasonable charge. In addition to the appraisal, a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the Mortgage or condition of the title must be obtained.~~
~~(d) The Corporation shall not make or invest in any Mortgage, including a construction loan, on any one property if the aggregate amount of all mortgage loans outstanding on the property, including the loans of the Corporation, would exceed an amount equal to 85% of the appraised value of the property as determined by appraisal unless substantial justification exists because of the presence of other underwriting criteria. For purposes of this subsection, the “aggregate amount of all mortgage loans outstanding on the property, including the loans of the Corporation” shall include all interest (excluding contingent participation in income and/or appreciation in value of the mortgaged property), the current payment of which may be deferred pursuant to the terms of such loans, to the extent that deferred interest on each loan exceeds five percent per annum of the principal balance of the loan.~~
~~(e) The Corporation shall not invest in indebtedness secured by a Mortgage on Real Property which is subordinate to the lien or other indebtedness of the Advisor, any Director, the Sponsor or any Affiliate of the Corporation.~~
~~(f) The Corporation shall not issue (i)~~
 ~~equity Securities redeemable solely at the option of the holder (except that Stockholders may offer their Common Shares to the Corporation pursuant to any repurchase plan adopted by the Board on terms outlined in the Prospectus relating to any Offering, as such plan is thereafter amended in accordance with its terms); (ii) debt Securities unless the historical debt service coverage (in the most recently completed fiscal year) as adjusted for known changes is sufficient to properly service that higher level of debt, as determined by the Board of Directors or a duly authorized officer of the Corporation; (iii)~~
 ~~equity Securities on a deferred payment basis or under similar arrangements; or (iv)~~
 ~~options or warrants to the Advisor, the Directors, the Sponsor or any Affiliate thereof except on the same terms as such options or warrants, if any, are sold to the general public. Options or warrants may be issued to Persons other than the Advisor, the Directors, the Sponsor or any Affiliate thereof, but not at exercise prices less than the fair market value of the underlying Securities on the date of grant and not for consideration (which may include services) that in the judgment of the Independent Directors has a market value less than the value of such option or warrant on the date of grant. Options or warrants issuable to the Advisor, the Directors, the Sponsor or any Affiliate~~

~~thereof shall not exceed ten percent of the outstanding Shares on the date of grant. The voting rights per Share (other than any publicly held Share) sold in a private offering shall not exceed the voting rights which bear the same relationship to the voting rights of a publicly held Share as the consideration paid to the Corporation for each privately offered Share bears to the book value of each outstanding publicly held Share.~~
~~(g) A majority of the Directors or of the members of a duly authorized committee of the Board of Directors shall authorize the consideration to be paid for Real Property, ordinarily~~
~~based on the fair market value of the Real Property. If a majority of the Independent Directors on the Board of Directors or such duly authorized committee determine, or if the Real Property is acquired from the Advisor, a Director, the Sponsor or their Affiliates, such fair market value shall be determined by a qualified Independent Appraiser selected by such Independent Directors.~~

~~(h) The aggregate Leverage shall be reasonable in relation to the Net Assets and shall be reviewed by the Board at least quarterly. The maximum amount of such Leverage in relation to Net Assets shall not exceed 300%. Notwithstanding the foregoing, Leverage may exceed such limit if any excess in borrowing over such level is approved by a majority of the Independent Directors. Any such excess borrowing shall be disclosed to Stockholders in the next quarterly report of the Corporation following such borrowing, along with justification for such excess.~~
~~(i) The Corporation will continually review its investment activity to attempt to ensure that it is not classified as an “investment company” under the Investment Company Act of 1940, as amended.~~
~~(j) The Corporation will not make any investment that the Corporation believes will be inconsistent with its objectives of qualifying and remaining qualified as a REIT unless and until the Board determines, in its sole discretion, that REIT qualification is not in the best interests of the Corporation.~~

~~(k) The Corporation shall not invest in real estate contracts of sale unless such contracts of sale are in recordable form and appropriately recorded in the chain of title.~~
~~(l) The Corporation shall not engage in securities trading, or engage in the business of underwriting or the agency distribution of securities issued by other Persons.~~
~~(m) The Corporation shall not acquire interests or securities in any entity holding investments or engaging in activities prohibited by this Article X except for investments in which the Corporation holds a~~
~~non-controlling~~
~~interest or investments in publicly-traded entities. For these purposes, a “publicly-traded entity” shall mean any entity having securities listed on a national securities exchange.~~
~~(n) Not more than ten percent of the Corporation’s total assets shall be invested in commercial mortgage-backed securities.~~
~~(o) Not more than ten percent of the Corporation’s total assets shall be invested in equity securities of public or private real estate companies.~~
~~ARTICLE XI~~
~~CONFLICTS OF INTEREST~~
~~Section~~
 ~~11.1 Sales and Leases to the Corporation. The Corporation may purchase or lease an Asset or Assets from the Sponsor, the Advisor, a Director or any Affiliate thereof upon a finding by a majority of Directors (including a majority of Independent Directors) not otherwise interested in the transaction that such transaction is fair and reasonable to the Corporation and at a price to the Corporation no greater than the cost of the Asset to such Sponsor, Advisor, Director or Affiliate or, if the price to the Corporation is in excess of such cost, that substantial justification for such excess exists and such excess is reasonable. In no event shall the purchase price paid by the Corporation for any such Asset exceed the Asset’s current appraised value.~~

~~Section~~
 ~~11.2 Sales and Leases to the Sponsor, Advisor, Directors or Affiliates. The Advisor, the Sponsor, a Director or any Affiliate thereof may purchase or lease Assets from the Corporation if a majority of Directors~~

~~(including a majority of Independent Directors) not otherwise interested in the transaction determine that the transaction is fair and reasonable to the Corporation.~~
~~Section~~
 ~~11.3 Other Transactions.~~

~~(a) The Corporation shall not make loans to the Sponsor, the Advisor, a Director or any Affiliate thereof except Mortgages pursuant to Section~~
 ~~10.3(c) hereof or loans to wholly owned subsidiaries of the Corporation. The Corporation may not borrow money from the Sponsor, the Advisor, a Director or any Affiliate thereof, unless approved by a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in such transaction as fair, competitive, and commercially reasonable, and no less favorable to the Corporation than comparable loans between unaffiliated parties under the same circumstances.~~

~~(b) The Corporation shall not engage in any other transaction with the Sponsor, the Advisor, a Director or any Affiliate thereof unless a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in such transaction approve such transaction as fair and reasonable to the Corporation and on terms and conditions no less favorable to the Corporation than those available from unaffiliated third parties.~~
~~ARTICLE XII~~
~~STOCKHOLDERS~~
~~Section~~
 ~~12.1 Meetings. There shall be an annual meeting of the Stockholders, to be held on such date and at such time and place as shall be determined by or in the manner prescribed in the Bylaws, at which the Directors shall be~~

~~elected and any other proper business may be conducted; provided that such annual meeting will be held upon reasonable notice and within a reasonable period (not less than 30 days) following delivery of the annual report. The holders of a majority of Shares entitled to vote who are present in person or by proxy at an annual meeting at which a quorum is present, may, without the necessity for concurrence by the Board, vote to elect the Directors. A quorum shall be the presence in person or by proxy of Stockholders entitled to cast at least 50% of all the votes entitled to be cast at such meeting on any matter. Special meetings of Stockholders may be called in the manner provided in the Bylaws, including by the chief executive officer, the president or the chairman of the board or by a majority of the Directors or a majority of the Independent Directors, and shall be called by the secretary of the Corporation to act on any matter that may properly be considered at a meeting of Stockholders upon the written request of Stockholders entitled to cast not less than ten percent of all the votes entitled to be cast on such matter at such meeting. Notice of any special meeting of Stockholders shall be given as provided in the Bylaws. If the meeting is called by the secretary upon the written request of Stockholders, as described in this Section~~
 ~~12.1, notice of the special meeting shall be sent to all Stockholders within ten days of the receipt of the written request and the special meeting shall be held at the time and place specified in the Stockholder request not less than 15 days nor more than 60 days after the delivery of the notice; provided, however, that if no time or place is so specified in the Stockholder request, at such time and place convenient to the Stockholders. If there are no Directors, the officers of the Corporation shall promptly call a special meeting of the Stockholders entitled to vote for the election of successor Directors. Any meeting may be adjourned and reconvened as the Board may determine or as otherwise provided in the Bylaws.~~

~~Section~~
 ~~12.2 Voting Rights of Stockholders. Subject to the provisions of any class or series of Shares then outstanding and the mandatory provisions of any applicable laws or regulations, the Stockholders shall be entitled to vote only on the following matters: (a) election or removal of Directors, without the necessity for concurrence by the Board, as provided in Sections 12.1, 8.4 and 8.11 hereof; (b)~~
 ~~amendment of the Charter as provided in Article XIV hereof; (c)~~
 ~~dissolution of the Corporation; (d)~~
 ~~merger or consolidation of the Corporation, or the sale or other disposition of all or substantially all of the Corporation’s assets; and (e)~~
 ~~such other matters with respect to which the Board of Directors has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the Stockholders for approval or ratification. Without the approval of a majority of the Shares entitled to vote on the matter, the Board may not (i)~~
 ~~amend the Charter to adversely affect the rights, preferences and privileges of the Stockholders; (ii)~~
 ~~amend provisions of the Charter relating to Director qualifications, fiduciary duties, liability and indemnification, conflicts of interest, investment policies or investment restrictions;~~
~~(iii)~~
 ~~liquidate or dissolve the~~

~~Corporation other than before the initial investment in Property;~~
~~(iv)~~
 ~~sell all or substantially all of the Corporation’s assets other than in the ordinary course of business or as otherwise permitted by law; or (v)~~
 ~~cause the merger or similar reorganization of the Corporation except as permitted by law.~~

~~Section~~
 ~~12.3 Voting Limitations on Shares Held by the Advisor, Directors and Affiliates. With respect to Shares owned by the Advisor, any Director or any of their Affiliates, neither the Advisor, nor such Director, nor any of their Affiliates may vote or consent on matters submitted to the Stockholders regarding the removal of the Advisor, such Director or any of their Affiliates or any transaction between the Corporation and any of them. In determining the requisite percentage in interest of Shares necessary to approve a matter on which the Advisor, such Director and any of their Affiliates may not vote or consent, any Shares owned by any of them shall not be included.~~

~~Section~~
 ~~12.4 Right of Inspection. Any Stockholder and any designated representative thereof shall be permitted access to the records of the Corporation to which it is entitled under applicable law at all reasonable times, and may inspect and copy any of them for a reasonable charge. Inspection of the Corporation’s books and records by the office or agency administering the securities laws of a jurisdiction shall be provided upon reasonable notice and during normal business hours.~~

~~Section~~
 ~~12.5 Access to Stockholder List. An alphabetical list of the names, addresses and telephone numbers of the Stockholders, along with the number of Shares held by each of them (the “Stockholder List”), shall be maintained as part of the books and records of the Corporation and shall be available for inspection by any Stockholder or the Stockholder’s designated agent at the home office of the Corporation upon the request of the Stockholder. The Stockholder List shall be updated at least quarterly to reflect changes in the information contained therein. A copy of the Stockholder List shall be mailed to any Stockholder so requesting within ten days of receipt by the Corporation of the request. The copy of the Stockholder List shall be printed in alphabetical order, on white paper, and in a readily readable~~

~~type size (in no event smaller than~~
~~ten-point~~
~~type). The Corporation may impose a reasonable charge for expenses incurred in reproduction pursuant to the Stockholder request. The purposes for which a Stockholder may request a copy of the Stockholder List include, but are not limited to, matters relating to Stockholders’ voting rights and the exercise of Stockholder rights under federal proxy laws.~~
~~If the Advisor or the Board neglects or refuses to exhibit, produce or mail a copy of the Stockholder List as requested, the Advisor and/or the Board, as the case may be, shall be liable to any Stockholder requesting the Stockholder List for the costs, including reasonable attorneys’ fees, incurred by that Stockholder for compelling the production of the Stockholder List, and for actual damages suffered by any Stockholder by reason of such refusal or neglect. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the Stockholder List is to secure the Stockholder List or other information for the purpose of selling the Stockholder List or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a Stockholder relative to the affairs of the Corporation. The Corporation may require the Stockholder requesting the Stockholder List to represent that the Stockholder List is not requested for a commercial purpose unrelated to the Stockholder’s interest in the Corporation. The remedies provided hereunder to Stockholders requesting copies of the Stockholder List are in addition to, and shall not in any way limit, other remedies available to Stockholders under federal law or the laws of any state.~~
~~Section~~
 ~~12.6 Reports. For each fiscal year after the Commencement of the Initial Public Offering, the Directors, including the Independent Directors, shall take reasonable steps to insure that the Corporation shall cause to be prepared and mailed or delivered to each Stockholder and each holder of other publicly held Securities as of a record date after the end of the fiscal year, within 120 days after the end of the fiscal year to which it relates, an annual report that shall include: (a) financial statements prepared in accordance with generally accepted accounting principles which are audited and reported on by independent certified public accountants; (b)~~
 ~~the ratio of the costs of raising capital during the period to the capital raised; (c)~~
 ~~the aggregate amount of advisory fees and the aggregate amount of other fees paid to the Advisor and any Affiliate of the Advisor by the Corporation and including fees or charges paid to the Advisor and any Affiliate of the Advisor by third parties doing business with the Corporation; (d)~~
 ~~the Total Operating Expenses of the Corporation, stated as a percentage of Average Invested Assets and as a percentage of its Net Income; (e)~~
 ~~a report from the Independent Directors that the policies being followed by the Corporation are in the best interests of its Stockholders and the basis for such determination; and (f)~~
 ~~separately stated, full disclosure of all material terms, factors~~

~~and circumstances surrounding any and all transactions involving the Corporation, the Directors, the Advisors, the Sponsors and any Affiliate thereof occurring in the year for which the annual report is made, and the Independent Directors shall be specifically charged with a duty to examine and comment in the report on the fairness of such transactions.~~
~~Section~~
 ~~12.7 Tender Offers~~

.
TENDER OFFERS
If any Person makes a tender offer, including, without limitation, a “mini-tender” offer, such Person must comply with all of the provisions set forth in Regulation 14D of the Exchange Act, including, without limitation, disclosure and notice requirements, that would be applicable if the tender offer was for more than five percent of the outstanding Shares;
provided
,
however
, that, unless otherwise required by the Exchange Act, such documents are not required to be filed with the Securities and Exchange Commission. In addition, any such Person must provide notice to the Corporation at least ten business days prior to initiating any such tender offer. No Stockholder may Transfer any Shares held by such Stockholder to any Person who initiates a tender offer without complying with the provisions set forth above (a
“Non-Compliant
Tender Offer”) unless such Stockholder shall have first offered such Shares to the Corporation at the tender offer price offered in such
Non-Compliant
Tender Offer. In addition, any Person who makes a
Non-Compliant
Tender Offer shall be responsible for all expenses incurred by the Corporation in connection with the enforcement of the provisions of this
~~Section 12.7~~
Article IX
, including, without limitation, expenses incurred in connection with the review of all documents related to such tender offer. In addition to the remedies provided herein, the Corporation may seek injunctive relief, including, without limitation, a temporary or permanent restraining order, in connection with any
Non-Compliant
Tender Offer. This
~~Section 12.7~~
Article IX
shall be of no force or effect with respect to any Shares that are then Listed.

ARTICLE
~~XIII~~
X
LIABILITY LIMITATION AND INDEMNIFICATION
Section
~~13.1~~
10.1
Limitation of Stockholder Liability
. No Stockholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Corporation by reason of
 ~~his~~
being a Stockholder, nor shall any Stockholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the
~~Assets~~
assets
or the affairs of the Corporation by reason of
~~his~~
being a Stockholder.
Section
~~13.2~~
10.2
Limitation of Director and Officer Liability
.
~~(a) Subject to any limitations set forth under~~
To the maximum extent that
Maryland law
 ~~or~~
in
~~paragraph (b)~~
effect from time to time permits limitation of the liability of directors and officers of a corporation
, no
present or former
Director or officer of the Corporation shall be liable to the Corporation or its Stockholders for money damages. Neither the amendment nor repeal of this Section
~~13.2(a)~~
10.2
, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Section
~~13.2(a)~~
10.2
, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
~~(b) Notwithstanding anything to the contrary contained in paragraph (a)~~
 ~~above, the Corporation shall not provide that a Director, the Advisor or any Affiliate of the Advisor (the “Indemnitee”) be held harmless for any loss or liability suffered by the Corporation, unless all of the following conditions are met:~~

~~(i) The Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Corporation.~~
~~(ii) The Indemnitee was acting on behalf of or performing services for the Corporation.~~
(iii) Such liability or loss was not the result of (A)
 negligence or misconduct, in the case that the Indemnitee is a Director (other than an Independent Director), the Advisor or an Affiliate of the Advisor or (B)
 gross negligence or willful misconduct, in the case that the Indemnitee is an Independent Director.
(iv) Such agreement to hold harmless is recoverable only out of Net Assets and not from the Stockholders.
Section
~~13.3~~
10.3
Indemnification
.
~~(a) Subject to any limitations set forth under~~
To the maximum extent permitted by
Maryland law
~~or~~
in
~~paragraph (b) or (c) below~~
effect from time to time
, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall
pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (
~~i~~
a
) any individual who is a present or former
~~Director~~
director
or officer of the Corporation
or any of its subsidiaries
and who is made or threatened to be made a party to
, or witness in,
the proceeding by reason of his or her service in that capacity
~~,~~
or
(
~~ii~~
b
) any individual who, while a
~~Director~~
director
or officer of the Corporation
or any of its subsidiaries,
and at the request of the Corporation
or any of its subsidiaries
, serves or has served as a director, officer, partner,
~~member,~~
manager
, member
or trustee of another corporation, real estate investment trust, partnership, joint venture,
limited liability company,
~~joint venture,~~
trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to
, or witness in,
the proceeding by reason of his or her service in that capacity
 ~~or (iii) the Advisor of any of its Affiliates acting as an agent of the Corporation~~
. The rights to indemnification and advance of expenses provided
~~to a Director or officer hereby~~
by the Charter
shall vest immediately upon
the
election of
~~such Director~~
a director
or officer. The
~~Corporation may, with the approval of the Board of Directors or any duly~~
~~authorized committee thereof, provide such~~
indemnification and
~~advance for~~
payment or reimbursement of
expenses
~~to a Person who served a predecessor of the Corporation in any of the capacities described in (i) or (ii) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The Board may take such action as is necessary to carry out this Section 13.3(a). No amendment of~~
provided in
the Charter
~~or repeal of any of its provisions~~
shall
not be deemed exclusive of or
limit
~~or eliminate the right of~~
in any way other rights to which any person seeking

indemnification
~~provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal~~
or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance or agreement or otherwise
.
~~(b) Notwithstanding anything to the contrary contained in paragraph (a)~~
 ~~above, the Corporation shall not provide for indemnification of an Indemnitee for any liability or loss suffered by such Indemnitee, unless all of the following conditions are met:~~

~~(i) The Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Corporation.~~
~~(ii) The Indemnitee was acting on behalf of or performing services for the Corporation.~~
~~(iii) Such liability or loss was not the result of (A)~~
 ~~negligence or misconduct, in the case that the Indemnitee is a Director (other than an Independent Director), the Advisor or an Affiliate of the Advisor or (B)~~
 ~~gross negligence or willful misconduct, in the case that the Indemnitee is an Independent Director.~~

~~(iv) Such indemnification or agreement to hold harmless is recoverable only out of Net Assets and not from the Stockholders.~~
~~(c) Notwithstanding anything to the contrary contained in paragraph (a)~~
 ~~above, the Corporation shall not provide indemnification to an Indemnitee for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the Indemnitee; (ii)~~
 ~~such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or (iii)~~
 ~~a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the~~

~~request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which Securities were offered or sold as to indemnification for violations of securities laws.~~
Neither the amendment nor repeal of this Section 10.3, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Section 10.3, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
Section
~~13.4 Payment of Expenses. The Corporation may pay or reimburse reasonable legal expenses and other costs incurred by an Indemnitee in advance of final disposition of a proceeding only if all of the following are satisfied: (a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Corporation, (b)~~
 ~~the Indemnitee provides the Corporation with written affirmation of the Indemnitee’s good faith belief that the Indemnitee has met the standard of conduct necessary for indemnification by the Corporation as authorized by Section~~
 ~~13.3 hereof, (c)~~
 ~~the legal proceeding was initiated by a third party who is not a Stockholder or, if by a Stockholder of the Corporation acting in his or her capacity as such, a court of competent jurisdiction approves such advancement, and (d)~~
 ~~the Indemnitee provides the Corporation with a written agreement to repay the amount paid or reimbursed by the Corporation, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnitee did not comply with the requisite standard of conduct and is not entitled to indemnification.~~

~~Section~~
~~13.5~~

10.4
Express Exculpatory Clauses in Instruments
. Neither the Stockholders nor the Directors, officers, employees or agents of the Corporation shall be liable under any written instrument creating an obligation of the Corporation by reason of their being Stockholders, Directors, officers, employees or agents of the Corporation, and all Persons shall look solely to the Corporation’s assets for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Stockholder, Director, officer, employee or agent liable thereunder to any third party, nor shall the Directors or any officer, employee or agent of the Corporation be liable to anyone as a result of such omission.

ARTICLE
~~XIV~~
XI
AMENDMENTS
The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any Shares. All rights and powers conferred by the Charter on Stockholders, Directors and officers are granted subject to this reservation. Except as set forth in the next sentence and except
for those amendments permitted to be made without Stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and
approved by the affirmative vote of
Stockholders entitled to cast
a majority of all
the
votes entitled to be cast on the matter
~~, including without limitation, (a)~~
~~any~~

. Any
amendment
~~which would adversely affect the rights, preferences and privileges of the Stockholders and (b)~~
~~any amendment to Sections 8.2, 8.5 and 8.11 of Article VIII, Article X, Article XI, Article XIII and Article XV hereof and this Article XIV (or any other amendment of the Charter that would have the effect of amending such sections)~~

to Section 8.7 of the Charter or this sentence of the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of Stockholders entitled to cast two-thirds
of all the votes entitled to be cast on the matter.
~~ARTICLE XV~~

~~ROLL-UP~~
~~TRANSACTIONS~~
~~In connection with any proposed~~
~~Roll-Up~~
~~Transaction, an appraisal of all of the Corporation’s assets shall be obtained from a competent Independent Appraiser. If the appraisal will be included in a prospectus used to offer the~~
~~securities of the~~
~~Roll-Up~~
~~Entity, the appraisal shall be filed with the Securities and Exchange Commission and the states as an exhibit to the registration statement for the offering. The Corporation’s assets shall be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the assets as of a date immediately prior to the announcement of the proposed~~
~~Roll-Up~~
~~Transaction. The appraisal shall assume an orderly liquidation of the assets over a twelve-month period. The terms of the engagement of the Independent Appraiser shall clearly state that the engagement is for the benefit of the Corporation and the Stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to Stockholders in connection with a proposed~~
~~Roll-Up~~
~~Transaction. In connection with a proposed~~
~~Roll-Up~~
~~Transaction, the Person sponsoring the~~
~~Roll-Up~~
~~Transaction shall offer to holders of Common Shares who vote against the proposed~~
~~Roll-Up~~
~~Transaction the choice of:~~
~~(a) accepting the securities of a~~
~~Roll-Up~~
~~Entity offered in the proposed~~
~~Roll-Up~~
~~Transaction; or~~
~~(b) one of the following:~~
~~(i) remaining as Stockholders and preserving their interests therein on the same terms and conditions as existed previously; or~~
~~(ii) receiving cash in an amount equal to the Stockholder’s pro rata share of the appraised value of the Net Assets.~~
~~The Corporation is prohibited from participating in any proposed~~
~~Roll-Up~~
~~Transaction:~~
~~(a) that would result in the holders of Common Shares having democracy~~
~~rights in a~~
~~Roll-Up~~
~~Entity that are less than the rights provided for in Article XII and Section~~
 ~~13.1 hereof;~~

~~(b) that includes provisions that would operate as a material impediment to, or frustration of, the accumulation of Shares by any purchaser of the securities of the Roll -Up Entity (except to the minimum extent necessary to preserve the tax status of the Roll -Up Entity), or which would limit the ability of an investor to exercise the voting rights of its securities of the~~
~~Roll-Up~~
~~Entity on the basis of the number of Shares held by that investor;~~

~~(c) in which investor’s rights to access of records of the~~
~~Roll-Up~~
~~Entity will be less than those described in Sections 12.4 and 12.5 hereof; or~~
~~(d) in which any of the costs of the~~
~~Roll-Up~~
~~Transaction would be borne by the Corporation if the~~
~~Roll-Up~~
~~Transaction is rejected by the holders of Common Shares.~~
THIRD
: The amendment and restatement of the charter of the Corporation as hereinabove set forth has been duly advised by the Board of Directors and approved by the Stockholders of the Corporation as required by law.
FOURTH
: The current address of the principal office of the Corporation in the State of Maryland is as set forth in Article IV of the foregoing amendment and restatement of the charter.
FIFTH
: The name and address of the Corporation’s current resident agent are as set forth in Article IV of the foregoing amendment and restatement of the charter.
SIXTH
: The number of Directors of the Corporation and the names of those currently in office are as set forth in Section 8.1 of the foregoing amendment and restatement of the charter.
SEVENTH
: The
total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment and restatement of the charter was 1,200,000,000, consisting of 1,000,000,000 shares of common stock, $0.01 par value per share, 900,000,000 of which were classified as Class T Common Stock and 100,000,000 of which were classified as Class I Common Stock, and 200,000,000 shares of preferred stock, $0.01 par value per share. The aggregate par value of all shares of stock having par value was $12,000,000.
EIGHTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is 1,200,000,000, consisting of 1,000,000,000 shares of common stock, $0.01 par value per share, 200,000,000 of which are classified as Class T Common Stock and 800,000,000 of which are classified as Class I Common Stock, and 200,000,000 shares of preferred stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $12,000,000.
NINTH: The
undersigned
~~Chief Executive Officer~~
acknowledges the foregoing amendment and restatement of the charter to be the corporate act of the Corporation and as to all matters and facts required to be verified under oath, the undersigned
~~Chief Executive Officer~~
acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these
~~Third~~
Fourth
Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this
~~28th~~
_____
day of
~~December~~
______________
,
~~2015~~
2021
.

ATTEST:	GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.

Name: Cora Lo	Name: Jeffrey T. Hanson
Title: Secretary	Title: Chief Executive Officer

ANNEX E

Robert A. Stanger & Company, Inc. 1129 Broad Street, Suite 201 Shrewsbury, New Jersey 07702 732-389-3600
The Special Committee of
The Board of Directors of
Griffin-American Healthcare REIT III, Inc.
18191 Von Karman Avenue, Suite 300
Irvine, CA 92612
Gentlemen:
Robert A. Stanger & Co., Inc. (“
Stanger
”) has been advised that Griffin-American Healthcare REIT III, Inc. (“
GAHR III
”), as general partner of Griffin-American Healthcare REIT III Holdings, LP (the “
GAHR III OP
” and together with GAHR III, the “
Company
”), is contemplating entering into a Contribution Agreement (the “
Contribution Agreement
”) by and among GAHR III, GAHR III OP, Griffin Capital Company, LLC (“
Griffin Capital
”), American Healthcare Investors, LLC (“
AHI
” and together with Griffin Capital, the “
Sponsors
”), Platform Healthcare Investor
T-II,
LLC, Flaherty Trust, dated September 25, 1997, as amended, and Jeffrey T. Hanson, Danny Prosky and Mathieu Streiff (“
AHI Principals
”).
Stanger has been advised that the Sponsors will cause Griffin Capital Strategic Holdings Company, LLC, AHI GAHR III Holdings LP, and AHI GAHR IV Holdings LP (the “
Sponsor Contributor Entities
”) to contribute to Griffin-American Strategic Holdings, LLC (“
HoldCo
”) the “Contributed Business” (as that term is defined in the Contribution Agreement), which includes, among other things, the real-estate program sponsorship, investment-management services, sponsorship of real estate funds, capital markets advisory services, asset acquisition services and asset and property management services and contracts (collectively, the “
Contributed Assets
”) serving GAHR III and Griffin-American Healthcare REIT IV, Inc. (“
GAHR IV
”) in exchange for newly issued membership interests of HoldCo. Stanger has been further advised that HoldCo will then contribute the Contributed Assets to American Healthcare Opps Holdings, LLC (“
NewCo
”) in exchange for newly issued membership interests of NewCo (the “
NewCo Interests
”).
Stanger has been advised that HoldCo will contribute all of HoldCo’s right, title and interest in the NewCo Interests to GAHR III OP (the “
Self-Administration Transaction
”) in exchange for consideration equal to (the “
Closing Date Consideration
”): (i) the sum of (a) $134,688,677, plus (b) all cash held by NewCo as of immediately prior to the self-administration closing, minus (c) all indebtedness of NewCo that remains unpaid as of immediately prior to the self-administration closing, minus (d) unpaid transaction expenses of NewCo as set forth in the self-administration closing statement, plus or minus (e) the amount (if any) by which the closing date working capital exceeds or is less than $100,000 (the “
Target Working Capital
”), divided by (ii) $8.71 per unit. Stanger has been advised that GAHR III OP will issue a number of “Class I” Limited Partnership Interests (the “
OP Units
”) to HoldCo equal to the Closing Date Consideration as follows: 25% of such OP Units shall be designated as “Series A”; 25% of such OP Units shall be designated as “Series B”; and 50% of such OP Units shall be unclassified OP Units. Stanger has additionally been advised that in connection with the Self-Administration Transaction, GAHR III (or GAHR IV as its successor if the Merger Transaction is consummated) has approved a retention equity pool with shares (to be awarded to NewCo personnel within 30 days following the consummation of the Self-Administration Transaction) valued in the aggregate at approximately $3,000,000, with such shares subject to the Exchange Ratio upon consummation of the Merger Transaction (as defined below).

Stanger has been further advised that the Contribution Agreement subjects GAHR III to pay additional consideration to AHI (the “
Earnout Consideration
” and together with the Closing Date Consideration, the “
Self-Administration Consideration
”) in an amount equal to: (i) 35% multiplied by the sum of (A) any acquisition fees, investment management fees and any other ancillary fees later collected by American Healthcare RE Fund, L.P. (the “
Sponsored Investment Fund
”); plus (B) any promote, incentive fees or carried interest later earned by the Sponsored Investment Fund; minus (C) any claw-backs, transaction fee adjustments, indemnification costs, placement agent fees and unreturned capital contributions later imposed on the Sponsored Investment Fund; minus (D) any Acquisition and Disposition Fee Shortfall (as defined in the Contribution Agreement). The Earnout Consideration is also subject to vesting requirements of the AHI Principals.
Stanger has been further advised that the Company is contemplating entering into an Agreement and Plan of Merger (the “
Merger Agreement
”) by and among GAHR III, GAHR III OP, Griffin-American Healthcare REIT IV, Inc. (“
GAHR IV
”), Griffin-American Healthcare REIT IV Holdings, LP (“
GAHR IV OP
”), and Continental Merger Sub, LLC (“
Merger Sub
”), a wholly owned subsidiary of GAHR IV. The Company, GAHR IV, GAHR IV OP and Merger Sub are referred to collectively as the “
Merger Parties
”. Pursuant to the Merger Agreement, GAHR III will be merged with and into Merger Sub, with Merger Sub being the surviving entity of the merger with GAHR III (the “
REIT Merger
”), and GAHR IV OP will be merged with and into GAHR III OP with GAHR III OP being the surviving entity of the merger with GAHR IV OP (the “
Partnership Merger
” and collectively with the REIT Merger, the “
Merger Transaction
”).
Stanger has been advised that in connection with the Merger Transaction: (i) each outstanding share of common stock, $0.01 par value per share, of GAHR III (the “
GAHR III Common Shares
”) issued and outstanding immediately prior to the REIT Merger will be converted into the right to receive 0.9266 (the “
Exchange Ratio
”) common shares of GAHR IV, $0.01 par value per share (the “
GAHR IV Common Shares
”) and (ii) immediately prior to the Partnership Merger each outstanding common unit of GAHR III OP (the “
GAHR III OP Units
”) will convert into the right to receive common units of GAHR III OP (the “
GAHR IV OP Units
”) equal to the Exchange Ratio and each outstanding common unit of GAHR IV OP will convert into the right to receive common units of GAHR III OP on a 1 for 1 basis. The GAHR IV Common Shares and GAHR III OP Units to be conveyed to the stockholders and unitholders of GAHR III Common Shares and GAHR III OP Units pursuant to the Exchange Ratio is the consideration (the “
Merger Consideration
”) in the Merger Transaction.
We understand that the consummation of the Self-Administration Transaction and the Merger Transaction, although contemplated to occur substantially concurrent with each other and although the Self-Administration Transaction is conditioned on the Merger Agreement not having been terminated and its conditions otherwise being satisfied, are independent transactions governed by separate transaction documents, and we understand that one of them may occur without the other also occurring.
The special committee (the “
Special Committee
”) of the board of directors of GAHR III (the “
Board of Directors
”) has requested that Stanger provide to the Special Committee its opinion (the “
Opinion
”) as to the fairness, from a financial point of view, of each of (a) the Self-Administration Consideration to be paid in the Self-Administration Transaction and (b) the Merger Consideration to be received in connection with the Merger Transaction.
Stanger, founded in 1978, has provided information, research, financial advisory and consulting services to clients located throughout the United States, including major New York Stock Exchange member firms, insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The financial advisory activities of Stanger include strategic planning, mergers and acquisitions, advisory and fairness opinion services, asset and securities valuations, industry and company analysis, and litigation support and expert witness services in connection with both publicly registered and privately placed securities transactions.
Stanger, as part of its financial advisory business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger’s valuation practice principally involves real estate investment trusts and partnerships, and the securities issued by and the assets owned through such entities including, but not limited to, real properties and property interests.
In the course of our review to render this opinion, we have, among other things:

•	Reviewed a draft copy of the Merger Agreement, which GAHR III indicated to be in substantially the form intended to be entered into by the parties;

•
Reviewed a draft copy of the Contribution Agreement (together with the Merger Agreement, the “
Agreements
”), which GAHR III indicated to be in substantially the form intended to be entered into by the parties;

•	Reviewed the financial statements of GAHR III and GAHR IV for the years ended December 31, 2018, 2019, and 2020, contained in the Form 10-K filed with the Securities and Exchange Commission (“ SEC ”);

•	Reviewed the financial statements of GAHR III and GAHR IV for the quarter ended March 31, 2021 contained in the Form 10-Q filed with the SEC;

•	Reviewed the Charters, Bylaws, Advisory Agreements and their respective amendments for GAHR III and GAHR IV;

•	Reviewed the notes, loan agreements and amortization tables for the mortgage debts payable and debt investments of GAHR III and GAHR IV;

•	Reviewed appraisals and valuation reports prepared by Stanger on the GAHR III properties and by Jones Lang LaSalle (“ JLL ”) on the GAHR IV properties, both as of September 30, 2020;

•	Reviewed a net asset value report for GAHR III, as prepared by Stanger, summarizing appraised values as prepared by Stanger plus other tangible assets and liabilities as of September 30, 2020;

•	Reviewed a net asset value report for GAHR IV, as prepared by JLL, summarizing appraised values as prepared by JLL plus other tangible assets and liabilities as of September 30, 2020;

•	Reviewed a five-year cash flow projection for each of GAHR III and GAHR IV, as prepared by the advisors to GAHR III and GAHR IV;

•	Reviewed the terms of the asset management fee hurdle provision of the GAHR III asset management agreement;

•	Discussed with management each of the Properties;

•	Reviewed valuation statistics for selected publicly traded REITs that focus on investing in healthcare assets;

•	Reviewed certain publicly available information on acquisitions of real estate management companies, and

•	Conducted such other analyses as we deemed appropriate.
In conducting our review and in rendering this fairness opinion, we have assumed with your consent that the Agreements will not, when executed, differ in any material respect from the draft thereof which we have reviewed and that the Merger Transaction and Self-Administration Transaction will be consummated in accordance with the terms of the Agreements. It is however our understanding, as previously stated in this opinion, that although contemplated to occur substantially concurrent with each other and although the Self-Administration Transaction is conditioned on the Merger Agreement not having been terminated and its conditions otherwise being satisfied, the Self-Administration Transaction and the Merger Transaction are independent transactions governed by separate transaction documents, and that one of them may occur without the other also occurring. In rendering this opinion, we have been advised that we may rely upon, and therefore have relied upon and assumed, without independent verification, the accuracy and completeness in all material respects of all financial and other information furnished or otherwise communicated to us by the parties. We have not performed an independent appraisal of the assets and liabilities of the Company (other than the appraisal Stanger prepared on certain GAHR III properties in connection with GAHR III’s reported September 30, 2020 net asset value) or GAHR IV, or engineering, structural or environmental studies of the Properties and we have relied upon the representations of the Company and GAHR IV and their representatives and advisors regarding the physical condition and capital expenditure requirements of the Properties. We have also relied on the assurance of the parties that any pro forma financial statements, projections, budgets, tax estimates, value estimates or adjustments, or terms of the Merger Transaction and the Self-Administration Transaction provided or communicated to us were reasonably prepared on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments; that no material change has occurred in the value of the assets and liabilities of the Company and GAHR IV or the information reviewed between the date such information was provided and the date of this letter; and that the parties are not aware of any information or facts that would cause the information supplied to us to be incomplete or misleading in any material respect.
We have not been engaged to, and therefore did not: (i) appraise the assets or liabilities of the Company or GAHR IV (other than the appraisal Stanger prepared on certain GAHR III properties in connection with GAHR III’s reported September 30, 2020 net asset value); (ii) make any recommendation to the Company with respect to whether or not to adopt the Agreements or the impact, tax or otherwise, of adopting the Agreements; (iii) select the method of determining the type or amount of Self-Administration Consideration to be paid in the Self-Administration Transaction and the Merger Consideration to be received in the Merger Transaction; (iv) express any opinion as to (a) the business decision to pursue the Self-Administration Transaction, the Merger Transaction or alternatives to the transactions; (b) the amount or allocation of expenses relating to the Self-Administration Transaction and the Merger Transaction; (c) any legal, consent, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals; or (d) any other terms of the Self-Administration Transaction and the Merger Transaction other than the fairness, from a financial point of view, to the Company of the Self-Administration Consideration to be paid by the Company pursuant to the Contribution Agreement and the Merger Consideration to be received pursuant to the Merger Agreement; or (v) opine as to the fairness of the amount or the nature of any compensation or consideration to any officers, directors, or employees of any of the parties, or any class of such persons, relative to the compensation or consideration to the stockholders of Company common stock in the Self-Administration Transaction and the Merger Transaction other than the Self-Administration Consideration to be paid and the Merger Consideration to be received pursuant to the Agreements.
Our opinion is based on business, economic, real estate and securities markets, and other conditions as they existed and could be evaluated on the date of this letter and addresses the Self-Administration Consideration to be paid by the Company and the Merger Consideration to be received by the Company as of the date hereof. Events occurring after that date may materially affect the assumptions used in preparing this opinion.
Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that as of the date of this letter the Self-Administration Consideration to be paid by the Company pursuant to the Contribution Agreement is fair to the Company, from a financial point of view, and further that the Merger Consideration to be received by the Company pursuant to the Merger Agreement is fair to the Company, from a financial point of view. The foregoing opinions are separate opinions as to each transaction even if the other contemplated transaction does not occur.
This opinion, the issuance of which has been approved by our Opinion Committee, is for the exclusive use and benefit of the Special Committee, although it may be relied upon by the entire Board of Directors. This opinion is not intended to be and does not constitute a recommendation to the Special Committee or the Board of Directors of the Company to enter into the Agreements.
Stanger has been paid fees in connection with this opinion, none of which are contingent upon our findings with respect to fairness. The Company has also agreed to pay certain expenses and indemnify us against certain liabilities in connection with our engagement and the services rendered with respect to this opinion. During the past two years the Company has engaged Stanger to provide financial advisory, appraisal and valuation services. In connection with the Self-Administration Transaction and the Merger Transaction we served as financial advisor to the Special Committee. We were and are expected to be paid usual and customary compensation in connection with those services, including compensation that is contingent upon completion of the Transaction.
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Special Committee and the Board of Directors of the Company that our entire analysis must be considered as a whole and that selecting portions of our analysis and the factors considered by us, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying this opinion.
Yours truly,

Robert A. Stanger & Co., Inc.
Shrewsbury, New Jersey
June 23, 2021

ANNEX F
[Letterhead of Truist Securities, Inc.]
June 23, 2021
Griffin-American Healthcare REIT IV, Inc.
18191 Von Karman Avenue, Suite 300
Irvine, California 92612
Attention: Special Committee of the Board of Directors
Members of the Special Committee:
We understand that Griffin-American Healthcare REIT IV, Inc. (“GAHR IV”) intends to enter into an Agreement and Plan of Merger (the “Merger Agreement”) among GAHR IV, Griffin-American Healthcare REIT IV Holdings, LP, the operating partnership of GAHR IV (“GAHR IV Operating Partnership”), Continental Merger Sub, LLC, a wholly owned subsidiary of GAHR IV (“Merger Sub”), Griffin-American Healthcare REIT III, Inc. (“GAHR III”) and Griffin-American Healthcare REIT III Holdings, LP, the operating partnership of GAHR III (“GAHR III Operating Partnership”), pursuant to which, among other things (i) GAHR III will merge (the “REIT Merger”) with and into Merger Sub, with Merger Sub being the surviving company in the REIT Merger, (ii) each outstanding share of common stock, par value $0.01 per share (“GAHR III Common Stock”), of GAHR III (other than shares to be retired in accordance with Sections 3.1(a)(iii) and (a)(iv) of the Merger Agreement) will be converted into the right to receive 0.9266 (the “Exchange Ratio”) shares of Class I Common Stock, par value $0.01 per share (“GAHR IV Class I Common Stock”), of GAHR IV, (iii) immediately following the REIT Merger, GAHR IV Operating Partnership will be merged with and into GAHR III Operating Partnership (the “Partnership Merger” and, together with the REIT Merger, the “Mergers”), with GAHR III Operating Partnership being the surviving entity in the Partnership Merger. We also understand that prior to the execution of the Merger Agreement, GAHR III Operating Partnership will enter into a contribution and exchange agreement (the “Contribution Agreement” and, together with the Merger Agreement, the “Agreements”) pursuant to which, among other things, GAHR III will acquire a newly formed entity that owns all of the equity interests in (i) Griffin-American Healthcare REIT III Advisor, LLC, the external advisor of GAHR III (“GAHR III Advisor”), and (ii) Griffin-American Healthcare REIT IV Advisor, LLC, the external advisor of GAHR IV (“GAHR IV Advisor” and, together with GAHR III Advisor, the “Advisor”), such that GAHR III will become self-managed and GAHR IV will become indirectly managed by GAHR III (the “AHI Platform Acquisition”). In addition, we understand that (i) GAHR IV, GAHR IV Operating Partnership and GAHR IV Advisor intend to enter into an amendment to the Advisory Agreement dated February 16, 2016 (the “Amended GAHR IV Advisory Agreement”) providing for, among other things, the waiver of acquisition fees in connection with the Mergers, (ii) GAHR III intends to amend its charter (the “GAHR III Charter Amendment”) to eliminate limitations on
“roll-up
transactions,” (iii) GAHR IV intends to amend its charter (the “GAHR IV Charter Amendment”) to eliminate limitations on suitability of stockholders and collection of an internalization fee, and (iv) GAHR III and GAHR IV intend to amend and restate the limited partnership of GAHR III Operating Partnership (the “Amended and Restated GAHR III Partnership Agreement”).
You have requested that Truist Securities, Inc. render its opinion (this “Opinion”) to the Special Committee (the “Committee”) of the Board of Directors (the “Board”) of GAHR IV with respect to the fairness, from a financial point of view, to GAHR IV, of the Exchange Ratio in the REIT Merger pursuant to the Merger Agreement, whether or not the AHI Platform Acquisition is consummated.

F-1

Griffin-American Healthcare REIT IV, Inc. Attention: The Special Committee of the Board of Directors June 23, 2021 Page 2
In connection with this Opinion, we have conducted such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have reviewed:

•	a draft, dated June 17, 2021, of the Merger Agreement and a draft, dated June 22, 2021, of the Contribution Agreement;

•	certain publicly available business and financial information relating to GAHR IV, GAHR III and the Advisor;

•
certain other information relating to the historical, current and future business, financial condition, results of operations and prospects of GAHR IV, GAHR III and the Advisor made available to us by the management of the Advisor, including financial projections for the years ending December 31, 2021 through December 31, 2025 prepared by the management of the Advisor relating (i) to GAHR IV (the “GAHR IV Projections”), (ii) GAHR III (the “GAHR III Projections”), (iii) GAHR IV after giving effect to the Mergers (the “GAHR IV PF Projections”), and (iv) GAHR IV after giving effect to the Mergers and the AHI Platform Acquisition (the “GAHR IV PF Internalized Projections” and, collectively with the GAHR IV Projections, the GAHR III Projections and the GAHR IV PF Projections, the “Projections”); and

•
the financial and operating performance of GAHR IV, GAHR III, GAHR IV after giving effect to the Mergers, and GAHR IV after giving effect to the Mergers and the AHI Platform Acquisition, as compared to that of companies with publicly traded equity securities that we deemed relevant.

We also have had discussions with certain members of the management of the Advisor and with certain of GAHR IV’s, GAHR III’s and the Advisor’s representatives and advisors regarding the business, financial condition, results of operations, and prospects of GAHR IV, GAHR III, the Advisor, the Mergers and the AHI Platform Acquisition and have undertaken such other studies, analyses and investigations as we deemed appropriate.
We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. Our role in reviewing such data, material and other information was limited solely to performing such review as we deemed necessary and appropriate to support this Opinion, and such review was not conducted on behalf of the Committee, the Board, GAHR IV or any other person. Management of the Advisor has advised us, and we have assumed, that the Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of (i) GAHR IV, in the case of the GAHR IV Projections, (ii) GAHR III, in the case of the GAHR III Projections, (iii) GAHR IV after giving effect to the Mergers, in the case of the GAHR IV PF Projections, and (iv) GAHR IV after giving effect to the Mergers and the AHI Platform Acquisition, in the case of the GAHR IV PF Internalized Projections and including, in each case, the direct and indirect potential business, financial, economic and market implications of the
COVID-19
pandemic and related illnesses. In addition, management of the Advisor has advised us, and with your consent we have assumed, that the Projections provide a reasonable basis on which to evaluate GAHR IV, GAHR III, GAHR IV after giving effect to the Mergers, and GAHR IV after giving effect to the Mergers and the AHI Platform Acquisition and, at your direction, we have used and relied upon the Projections for purposes of our analyses and this Opinion. We express no view or

F-2

Griffin-American Healthcare REIT IV, Inc. Attention: The Special Committee of the Board of Directors June 23, 2021 Page 3
opinion with respect to the Projections or the respective assumptions on which they are based. You have advised us that financial projections with respect to the future financial performance of GAHR III after giving effect to the AHI Platform Acquisition (but without giving effect to the Mergers) are not available, and we have evaluated the fairness to GAHR IV of the Exchange Ratio in the REIT Merger after giving effect to the consummation of the AHI Platform acquisition based solely on a comparison of the implied per share value reference ranges we believe are indicated by our financial analyses of GAHR IV to the implied value reference ranges per share we believe are indicated by our financial analyses of GAHR IV after giving effect to the Mergers and the AHI Platform Acquisition. With your consent, we have relied upon and assumed that the GAHR IV Class I Common Stock and the Class T Common Stock, par value $0.01 per share (“GAHR IV Class T Common Stock”), of GAHR IV have equivalent value per share. We have further relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of GAHR IV, GAHR III or the Advisor since the dates of the information, financial or otherwise, provided to us and that there is no information or any facts that would make any of the information discussed with or reviewed by us incomplete or misleading.
We have also relied upon and assumed without independent verification that (i) the representations and warranties of all parties to the Agreements and all of the documents and agreements referred to therein are true and correct; (ii) each party to the Agreements and all of the documents and agreements referred to therein will fully and timely perform all of the covenants and agreements required to be performed by such party under the Agreements and such other documents and agreements; (iii) all conditions to the consummation of the Mergers and, if consummated, the AHI Platform Acquisition, will be satisfied without waiver thereof; (iv) the Mergers and, if consummated, the AHI Platform Acquisition, will be consummated in accordance with the terms of the Agreements without waiver, modification or amendment of any term, condition or agreement therein; and (v) in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Mergers and, if consummated, the AHI Platform Acquisition, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on GAHR IV, GAHR III or the expected benefits of the Mergers and, if consummated, the AHI Platform Acquisition. We have also assumed, with your agreement, that for U.S. federal income tax purposes, (i) the REIT Merger will qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended, and (ii) the Partnership Merger will be treated as a tax free “assets over” form of partnership merger, with GAHR III Operating Partnership as the “resulting partnership” under Treas. Reg.
Section 1.708-1(c)(1).
We have also assumed that the Agreements, when executed by the respective parties thereto, will conform to the respective drafts reviewed by us in all respects material to our analyses and this Opinion.
Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet
or otherwise) of or relating to GAHR IV, GAHR III, GAHR IV Operating Partnership, GAHR III Operating Partnership, the Advisor or any other party to the Mergers or the AHI Platform Acquisition. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities relating to GAHR IV, GAHR III, GAHR IV Operating Partnership, GAHR III Operating Partnership or the Advisor or of any governmental investigation of any possible unasserted claims or other contingent liabilities relating to GAHR IV, GAHR III, GAHR IV Operating Partnership, GAHR III Operating Partnership or the Advisor. We are not expressing any opinion as to what the value of the GAHR IV Class I Common Stock actually will be when issued in the REIT Merger or the price or range of prices at which

F-3

Griffin-American Healthcare REIT IV, Inc. Attention: The Special Committee of the Board of Directors June 23, 2021 Page 4
GAHR IV Class I Common Stock, GAHR IV Class T Common Stock or GAHR III Common Stock may be purchased or sold at any time.
We were not requested to, and did not, solicit any indications of interest from third parties with respect to GAHR IV, the Mergers, the AHI Platform Acquisition or any alternatives to the Mergers or the AHI Platform Acquisition. This Opinion is necessarily based on financial, economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have no obligation to update, revise, reaffirm or withdraw this Opinion or otherwise comment upon events occurring or information that otherwise comes to our attention after the date hereof. Furthermore, as you are aware, the credit, financial and stock markets have experienced significant volatility, due to, among other things, the
COVID-19
pandemic and related illnesses and the direct and indirect business, financial, economic and market implications thereof, and we express no opinion or view as to any potential effects of such volatility on GAHR IV, GAHR III, GAHR IV Operating Partnership, GAHR III Operating Partnership, the Advisor or the Mergers.
This Opinion only addresses the fairness, from a financial point of view, to GAHR IV of the Exchange Ratio in the REIT Merger pursuant to the Merger Agreement, whether or not the AHI Platform Acquisition is consummated, and does not address any other aspect or implication of the REIT Merger or any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, the Amended GAHR IV Advisory Agreement, the GAHR III Charter Amendment, the GAHR IV Charter Amendment or the Amended and Restated GAHR III Partnership Agreement. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Committee, the Board, GAHR IV or any other party to proceed with or effect the REIT Merger; (ii) the form, structure or any other portion or aspect of the REIT Merger; (iii) other than assuming the consummation thereof in accordance with the Merger Agreement, the Partnership Merger; (iv) other than, as applicable, assuming the consummation thereof in accordance with the Contribution Agreement, the AHI Platform Acquisition; (v) the fairness of any portion or aspect of the REIT Merger to the holders of any class of securities, creditors or other constituencies of any party; (vi) the fairness of the Exchange Ratio in the REIT Merger without giving effect to the AHI Platform Acquisition relative to the fairness of the Exchange Ratio in the REIT Merger after giving effect to the AHI Platform Acquisition or the relative merits of the REIT Merger without giving effect to the AHI Platform Acquisition as compared to the REIT Merger after giving effect to the AHI Platform Acquisition; (vii) the relative merits of the REIT Merger as compared to any alternative business strategies that might exist for GAHR IV or any other party or the effect of any other transaction in which GAHR IV or any other party might engage; (viii) whether or not GAHR IV or any other party is receiving or paying reasonably equivalent value in the REIT Merger; (ix) the solvency, creditworthiness or fair value of GAHR IV, GAHR III, GAHR IV Operating Partnership, GAHR III Operating Partnership, the Advisor or any of their respective assets under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters; or (x) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the REIT Merger, any class of such persons or any other party, relative to the Exchange Ratio or otherwise. Furthermore, we are not providing any opinion, counsel or interpretation in matters that require legal, regulatory, accounting, insurance, tax, environmental or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from appropriate professional sources. Furthermore, we have relied, with your consent, on the assessments by the Committee, the Board, GAHR IV and their respective advisors as to all legal, regulatory, accounting,

F-4

Griffin-American Healthcare REIT IV, Inc. Attention: The Special Committee of the Board of Directors June 23, 2021 Page 5
insurance, tax and environmental matters with respect to GAHR IV, GAHR III, GAHR IV Operating Partnership, GAHR III Operating Partnership, the Advisor, the Mergers and the AHI Platform Acquisition.
We have acted as financial advisor to the Committee in connection with the Mergers and the AHI Platform Acquisition and will receive a fee for our services, a portion of which became payable upon the delivery of this Opinion and a significant portion of which is payable upon the closing of the REIT Merger. In addition, GAHR IV has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities arising out of our engagement. As you are aware, we and our affiliates have provided, and may continue to provide, investment banking and other financial services to Griffin Capital Company, LLC and certain of its affiliates for which we and our affiliates have received, or would expect to receive, compensation, including, during the prior two years, having acted as financial advisor to the special committee of the board of directors of Griffin Capital Essential Asset REIT II in connection with its acquisition of Griffin Capital Essential Asset REIT which closed in May 2019 and having acted as the joint lead arranger to Griffin Capital Essential Asset REIT II in connection with its credit facility. In addition, we and our affiliates may in the future provide investment banking and other financial services to GAHR IV, GAHR III, GAHR IV Operating Partnership, GAHR III Operating Partnership, the Advisor and/or certain of their respective affiliates for which we and our affiliates would expect to receive compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of GAHR IV, GAHR III, GAHR IV Operating Partnership, GAHR III Operating Partnership, the Advisor and/or certain of their respective affiliates and any other company that may be involved in the Mergers or the AHI Platform Acquisition, as well as provide investment banking and other financial services to such companies.
In addition, we and our affiliates (including Truist Bank and Truist Financial Corporation) may have other financing and business relationships with GAHR IV, GAHR III, GAHR IV Operating Partnership, GAHR III Operating Partnership, the Advisor and their respective affiliates.
This Opinion is furnished for the use of the Committee (in its capacity as such) in connection with its evaluation of the Mergers and the AHI Platform Acquisition and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, GAHR IV or any other party as to how to act or vote with respect to any matter relating to the Mergers, the AHI Platform Acquisition or otherwise. The issuance of this Opinion has been approved by an internal committee of Truist Securities, Inc. authorized to approve opinions of this nature.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the REIT Merger pursuant to the Merger Agreement is fair, from a financial point of view, to GAHR IV, whether or not the AHI Platform Acquisition is consummated.
TRUIST SECURITIES, INC.
/s/ Truist Securities, Inc.

F-5

ANNEX G
GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
When used in this Annex, unless otherwise specifically stated or the context requires otherwise, the terms “we,” “us,” or “our,” refer to Griffin-American Healthcare REIT III, Inc. (“GAHR III”) and its subsidiaries, including Griffin-American Healthcare REIT III Holdings, LP. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and notes thereto, included in the section “Index to Financial Information” in the proxy statement/prospectus, of which this Annex G forms a part. References to “Notes” in this section are to the notes to GAHR III’s Financial Statements as of and for the years ended December 21, 2020, 2019 and 2018 or to GAHR III’s Financial Statements as of and for the Three Months ended March 31, 2021 and 2020, as applicable, included in the section “Index to Financial Information” in the proxy statement/prospectus. See also “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors” in the proxy statement/prospectus.

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
Management’s Discussion and Analysis of
Financial Condition and Results of Operations
For the Year Ended December 31, 2020
Overview and Background
Griffin-American Healthcare REIT III, Inc., a Maryland corporation, invests in a diversified portfolio of real estate properties, focusing primarily on medical office buildings, hospitals, skilled nursing facilities, senior housing and other healthcare-related facilities. We also operate healthcare-related facilities utilizing the structure permitted by the REIT Investment Diversification and Empowerment Act of 2007, which is commonly referred to as a “RIDEA” structure (the provisions of the Internal Revenue Code of 1986, as amended, or the Code, authorizing the RIDEA structure were enacted as part of the Housing and Economic Recovery Act of 2008). We have originated and acquired secured loans and may also originate and acquire other real estate-related investments on an infrequent and opportunistic basis. We generally seek investments that produce current income; however, we have selectively developed, and may continue to selectively develop, real estate properties. We qualified to be taxed as a REIT under the Code for federal income tax purposes beginning with our taxable year ended December 31, 2014, and we intend to continue to qualify to be taxed as a REIT.
We raised $1,842,618,000 through a best efforts initial public offering, or our initial offering, and issued 184,930,598 shares of our common stock. In addition, during our initial offering, we issued 1,948,563 shares of our common stock pursuant to our initial distribution reinvestment plan, or the Initial DRIP, for a total of $18,511,000 in distributions reinvested. Following the deregistration of our initial offering, we continued issuing shares of our common stock pursuant to the Initial DRIP through a subsequent offering, or the 2015 DRIP Offering. Effective October 5, 2016, we amended and restated the Initial DRIP, or the Amended and Restated DRIP, to amend the price at which shares of our common stock were issued pursuant to the 2015 DRIP Offering. A total of $245,396,000 in distributions were reinvested that resulted in 26,386,545 shares of common stock being issued pursuant to the 2015 DRIP Offering.
On January 30, 2019, we filed a Registration Statement on Form
S-3
under the Securities Act of 1933, as amended, or the Securities Act, to register a maximum of $200,000,000 of additional shares of our common stock to be issued pursuant to the Amended and Restated DRIP, or the 2019 DRIP Offering. We commenced offering shares pursuant to the 2019 DRIP Offering on April 1, 2019, following the deregistration of the 2015 DRIP Offering. On May 29, 2020, in consideration of the impact the
COVID-19
pandemic has had on the United States, globally and our business operations, our board of directors, or our board, authorized the suspension of the Amended and Restated DRIP until such time, if any, as our board determines to authorize new distributions and to reinstate such plan. Such suspension was effective upon the completion of all shares issued with respect to distributions payable to stockholders of record on or prior to the close of business on May 31, 2020. As of December 31, 2020, a total of $63,105,000 in distributions were reinvested that resulted in 6,724,348 shares of common stock being issued pursuant to the 2019 DRIP Offering. We collectively refer to the Initial DRIP portion of our initial offering, the 2015 DRIP Offering and the 2019 DRIP Offering as our DRIP Offerings. See the “Liquidity and Capital Resources” section below for a further discussion.
Since March 2020, the
COVID-19
pandemic has been dramatically impacting the United States, which has resulted in an aggressive worldwide effort to contain the spread of the virus. These efforts have significantly and adversely disrupted economic markets and impacted commercial activity worldwide, including markets in which we own and/or operate properties, and the prolonged economic impact remains uncertain. In addition, the continuously evolving nature of the
COVID-19
pandemic makes it difficult to ascertain the long-term impact it will have on real estate markets and our portfolio of investments. Considerable uncertainty still surrounds the
COVID-19
pandemic and its effects on the population, as well as the effectiveness of any responses taken on an international, national and local level by government and public health authorities and businesses to contain and combat the outbreak and spread of the virus, including the widespread availability and use of effective vaccines. In particular, government-imposed business closures and re-opening
restrictions, as well as self-imposed restrictions on discretionary activities, have dramatically impacted the operations of our real estate investments and our tenants across the country, such as creating significant declines in resident occupancy. Further, our senior housing — RIDEA facilities and integrated senior health campuses have also experienced dramatic increases, and may continue to experience increases, in costs to care for residents; particularly labor costs to maintain staffing levels to care for the aged population during this crisis, costs of
COVID-19
testing of employees and residents and costs to procure the volume of personal protective equipment, or PPE, and other supplies required.
We have taken actions to strengthen our balance sheet and preserve liquidity in response to the
COVID-19
pandemic risks. From March to December 2020, we postponed
non-essential
capital expenditures. In addition, in March 2020, we reduced stockholder distributions and partially suspended our share repurchase plan with respect to all repurchase requests other than repurchases resulting from the death or qualifying disability of stockholders. In response to the continued uncertainty and adverse effects of the
COVID-19
pandemic on our operations, in May 2020, we suspended all distribution payments, the Amended and Restated DRIP and our share repurchase plan for all stockholders to further conserve and preserve liquidity. Furthermore, in an effort to increase our liquidity, our advisor deferred 50.0% of the asset management fees that it would otherwise have been entitled to receive for services performed by our advisor or its affiliates from June 1, 2020 to November 30, 2020. See Note 14, Related Party Transactions, to the Consolidated Financial Statements that are a part of this Annual Report on Form
10-K,
for a further discussion. We believe that the long-term stability of our portfolio will return once the virus has been controlled. In states where lockdown orders have been lifted or modified, the downward trends in our portfolio appear to have somewhat moderated, but we have not yet witnessed a significant rebound. We are continuously monitoring the impact of the
COVID-19
pandemic on our business, residents, tenants, operating partners, managers, portfolio of investments and on the United States and global economies. The prolonged duration and impact of the
COVID-19
pandemic has materially disrupted, and may continue to materially disrupt, our business operations and impact our financial performance. See the “Factors Which May Influence Results of Operations,” “Results of Operations” and “Liquidity and Capital Resources” sections below for a further discussion.
On March 18, 2021, our board, at the recommendation of the audit committee of our board, comprised solely of independent directors, unanimously approved and established an updated estimated per share net asset value, or NAV, of our common stock of $8.55. We provided this updated estimated per share NAV annually to assist broker-dealers in connection with their obligations under Financial Industry Regulatory Authority, or FINRA, Rule 2231 with respect to customer account statements. The updated estimated per share NAV is based on the estimated value of our assets less the estimated value of our liabilities, divided by the number of shares outstanding on a fully diluted basis, calculated as of September 30, 2020. The valuation was performed in accordance with the methodology provided in Practice Guideline
2013-01,
Valuations of Publicly Registered
Non-Listed
REITs,
issued by the Institute for Portfolio Alternatives, or the IPA, in April 2013, in addition to guidance from the SEC. See our Current Report on Form
8-K
filed with the SEC on March 19, 2021 for more information on the methodologies and assumptions used to determine, and the limitations and risks of, our updated estimated per share NAV.
We conduct substantially all of our operations through Griffin-American Healthcare REIT III Holdings, LP, or our operating partnership. We are externally advised by Griffin-American Healthcare REIT III Advisor, LLC, or our advisor, pursuant to an advisory agreement between us and our advisor that was effective as of February 26, 2014 and had a one-year
initial term, subject to successive
one-year
renewals upon the mutual consent of the parties. The advisory agreement, as amended to clarify certain indemnification provisions and last renewed on February 22, 2021, or the Advisory Agreement, expires on February 26, 2022. Our advisor uses its best efforts, subject to the oversight, review and approval of our board, to, among other things, research, identify, review and make investments in and dispositions of properties and securities on our behalf consistent with our investment policies and objectives. Our advisor performs its duties and responsibilities under the Advisory Agreement as our fiduciary. Our advisor is 75.0% owned and managed by wholly owned subsidiaries of American Healthcare Investors, and 25.0% owned by a wholly owned subsidiary of Griffin Capital. American Healthcare Investors is 47.1% owned by AHI Group Holdings, LLC, or AHI Group Holdings, 45.1% indirectly owned by Colony Capital, Inc. (NYSE: CLNY), or Colony Capital, and 7.8% owned by James F. Flaherty III, a former partner of Colony Capital. We are not affiliated with Griffin Capital, Griffin Capital Securities, LLC, the dealer manager for our initial offering, Colony Capital or Mr. Flaherty; however, we are affiliated with our advisor, American Healthcare Investors and AHI Group Holdings.

In October 2020, our board established a special committee of our board, which consists of all of our independent directors, to investigate and analyze strategic alternatives, including but not limited to, the sale of our assets, a listing of our shares on a national securities exchange, or a merger with another entity, including a merger with another unlisted entity that we expect would enhance our value. There can be no assurance that this strategic alternative review process will result in a transaction being pursued or if pursued, that any such transaction would ultimately be consummated. For a further discussion, see Part III, Item 10, Directors, Executive Officers and Corporate Governance.
We currently operate through six reportable business segments: medical office buildings, hospitals, skilled nursing facilities, senior housing, senior housing — RIDEA and integrated senior health campuses. As of December 31, 2020, we owned and/or operated 97 properties, comprising 101 buildings, and 119 integrated senior health campuses including completed development projects, or approximately 14,110,000 square feet of gross leasable area, or GLA, for an aggregate contract purchase price of $3,076,041,000. In addition, as of December 31, 2020, we also owned a real estate-related investment purchased for $60,429,000.
Critical Accounting Policies
We believe that our critical accounting policies are those that require significant judgments and estimates such as those related to revenue and grant income recognition, allowance for credit losses, accounting for property acquisitions, impairment of goodwill and long-lived and intangible assets, properties held for sale and qualification as a REIT for income tax purposes. These estimates may require complex judgment in their application and are evaluated on an on-going
basis using information that is available as well as various other assumptions believed to be reasonable under the circumstances. However, if our judgment or interpretation of the facts and circumstances relating to various transactions or other matters had been different, we may have applied a different accounting treatment, resulting in a different presentation of our financial statements. A discussion of our critical accounting policies is included within Note 2, Summary of Significant Accounting Policies, to the Consolidated Financial Statements that are a part of this Annual Report on Form
10-K.
There have been no significant changes to our critical accounting policies during 2020 other than those resulting from the adoption of new accounting standards.
Recently Issued Accounting Pronouncements
For a discussion of recently issued accounting pronouncements, see Note 2, Summary of Significant Accounting Policies — Recently Issued Accounting Pronouncements, to the Consolidated Financial Statements that are a part of this Annual Report on Form
10-K.
Acquisitions and Dispositions in 2020, 2019 and 2018
For a discussion of our acquisitions and dispositions of investments in 2020, 2019 and 2018, see Note 2, Summary of Significant Accounting Policies — Properties Held for Sale, and Note 3, Real Estate Investments, Net, to the Consolidated Financial Statements that are a part of this Annual Report on Form
10-K.
Factors Which May Influence Results of Operations
Due to the ongoing
COVID-19
pandemic in the United States and globally, since March 2020, our residents, tenants, operating partners and managers have been materially impacted. The situation continues to present a meaningful challenge for us as an owner and operator of healthcare facilities, as the impact of the virus continues to result in a massive strain throughout the healthcare system.
COVID-19
is particularly dangerous among the senior population and results in heightened risk to our senior housing and skilled nursing facilities, and we continue to work diligently to implement aggressive protocols at such facilities in line with the Centers for Disease Control and Prevention and Centers for Medicare and Medicaid Services guidelines to limit the exposure and spread of
COVID-19.
Each type of real estate asset we own has been impacted by
COVID-19
to varying degrees. The
COVID-19
pandemic has negatively impacted the businesses of our medical office tenants and their ability to pay rent on a timely basis. In the early months of the pandemic when many of the states had implemented “stay at home” orders, in excess of

50.0% of our tenants in medical office buildings had been classified by state governments as
“non-essential”
and were ordered to either shut down entirely, or significantly limit hours of operations, which prevented or significantly limited our tenants from seeing patients in their offices and thereby creating unprecedented revenue pressure on such tenants. Substantially all of our physician practices and other medical service providers of non-essential
and elective services in our medical office buildings are now open. However, the number of patients returning to such offices varies across practice types and geographic markets as people may continue to delay office visits due to the fears or uncertainties associated with
COVID-19
despite the availability of services. Additionally, while restrictions have been at least partially lifted in many states, there remains a risk of reclosures in states where infection rates rise, or where a resurgence of
COVID-19
emerges, which may put additional pressure on our operations.
For our managed senior housing — RIDEA facilities and integrated senior health campuses, based on preliminary information available to management as of February 28, 2021, we have experienced an approximate 17.6% decline in our resident occupancies since February 2020 largely due to a decline in move-ins
of prospective residents because of
shelter-in-place,
re-opening
and other quarantine restrictions imposed by government regulations and guidelines. In addition, we continue to experience challenges in attracting prospective residents to such facilities and campuses because they are choosing to delay moving into communities until the threat posed by the virus has declined. Further, the elimination of elective hospital procedures, which drive post-acute skilled nursing admissions, has significantly impacted our resident occupancy levels of our integrated senior health campuses. Our facilities have adopted different phased-in
approaches to facility operations depending on the market in which they operate, which range from stringent restrictions of essential visitors and frequent testing of staff and residents to allowing screened visitors and limited activities. At the same time that our managed senior housing — RIDEA facilities and integrated senior health campuses are facing a reduction in revenue associated with lower resident occupancies, they experienced a significant increase in costs to care for residents, particularly increased labor costs to maintain staffing levels to care for the aged population during this crisis, costs of testing employees and residents for
COVID-19
and costs to procure the volume of PPE and other supplies required to maintain health and safety measures and protocols. Since March 2020, our leased, non-RIDEA
senior housing and skilled nursing facility tenants have also experienced, and may continue to experience, similar pressures related to occupancy declines and expense increases, which have impacted, and may continue to impact, their ability to pay rent and have an adverse effect on our operations. Therefore, our immediate focus for 2021 continues to be on resident occupancy recovery and operating expense management. Beginning in the fourth quarter of 2020, there have been recent developments around the production, availability and widespread distribution and use of effective
COVID-19
vaccines, which we believe will be important to a rebound in our resident occupancy levels over time.
To date, the impacts of the
COVID-19
pandemic have been significant, rapidly evolving and may continue into the future. Managers of our RIDEA properties continue to evaluate their options for financial assistance, such as utilizing programs within the Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act, passed by the federal government on March 27, 2020, as well as other state and local government relief programs. The CARES Act includes multiple opportunities for immediate cash relief in the form of grants, tax benefits and Medicare reimbursement programs. Some of our tenants within our non-RIDEA
properties have sought financial assistance from the CARES Act through programs such as the Payroll Protection Program and deferral of payroll tax payments. However, these government assistance programs are not expected to fully offset the negative financial impact of the
COVID-19
pandemic, and there can be no assurance that these programs will continue or the extent to which they will be expanded. Therefore, the ultimate impact of such relief from the CARES Act and other enacted and future legislation and regulation, including the extent to which relief funds from such programs will provide meaningful support for lost revenue and increasing costs, is uncertain.
The information in this Annual Report on Form
10-K
is based on data currently available to us and will likely change as the
COVID-19
pandemic progresses. As such, we continue to closely monitor
COVID-19
developments and are continuously assessing the implications to our business, residents, tenants, operating partners, managers and our portfolio of investments. We anticipate that the government-imposed or self-imposed lockdowns and restrictions have created pent-up
demand for doctors’ visits,
move-ins
into senior housing facilities and elective procedures, which will eventually drive skilled nursing occupancies higher; however, we cannot predict with reasonable certainty when such demand will return to pre-COVID-19
levels. The medical community understands
COVID-19
far better today than it did just a few months ago, and we are now equipped with greater therapeutics and other treatments to mitigate its impact.

Likewise, we are optimistic about the recent favorable reports regarding the efficacy of vaccines. The
COVID-19
pandemic has had, and may continue to have, an adverse effect on our business, and therefore, we are unable to predict the full extent or nature of the future impact to our financial condition and results of operations at this time. We expect the trends discussed above with respect to the impact of the
COVID-19
pandemic to continue. Thus, the lasting impact of the
COVID-19
pandemic over the next 12 months could be significant and will largely depend on future developments, including the duration of the crisis and the success of efforts to contain or treat
COVID-19,
such as the widespread availability and use of effective vaccines, which cannot be predicted with confidence at this time. See the “Results of Operations” and “Liquidity and Capital Resources” sections below, as well as Part I, Item 1A, Risk Factors, of this Annual Report on Form
10-K,
for a further discussion.
Scheduled Lease Expirations
Excluding our senior housing — RIDEA facilities and integrated senior health campuses, as of December 31, 2020, our properties were 91.9% leased and during 2021, 8.3% of the leased GLA is scheduled to expire. Our leasing strategy focuses on negotiating renewals for leases scheduled to expire during the next twelve months. In the future, if we are unable to negotiate renewals, we will try to identify new tenants or collaborate with existing tenants who are seeking additional space to occupy. As of December 31, 2020, our remaining weighted average lease term was 7.2 years, excluding our senior housing — RIDEA facilities and integrated senior health campuses.
Our combined senior housing
— RIDEA facilities and integrated senior health campuses were 76.6% leased for the year ended December 31, 2020. Substantially all of our leases with residents at such properties are for a term of one year or less.
Results of Operations
Comparison of the Years Ended December 31, 2020, 2019 and 2018
Our primary sources of revenue include rent generated by our leased, non-RIDEA
properties, and resident fees and services revenue from our RIDEA properties. Our primary expenses include property operating expenses and rental expenses. In general, and under a normal operating environment, we expect amounts related to our portfolio of operating properties to increase in the future based on ongoing property expansions and developments.
We segregate our operations into reporting segments in order to assess the performance of our business in the same way that management reviews our performance and makes operating decisions. As of December 31, 2020, we operated through six reportable business segments: medical office buildings, hospitals, skilled nursing facilities, senior housing, senior housing — RIDEA and integrated senior health campuses.
The
COVID-19
pandemic has had a significant adverse impact on the operations of our real estate portfolio. Although we have experienced some delays in receiving rent payments from our tenants, as of December 31, 2020, we have collected 100% of contractual rent from our leased, non-RIDEA
senior housing and skilled nursing facility tenants. In addition, substantially all of the contractual rent through December 2020 from our medical office building tenants has been received. However, given the significant ongoing uncertainty of the impact of the
COVID-19
pandemic over the next 12 months, we are unable to predict the impact it will have on such tenants’ continued ability to pay rent. We received lease concession requests from some of our medical office building tenants primarily during the second quarter of 2020 that resulted in an insignificant number of concessions granted, such as in the form of rent abatements, in conjunction with a lease term extension for up to seven years, or rent payment deferrals requiring repayment within one year. Such lease term extensions related to lease concessions that benefited us and do not have a material impact to our consolidated financial statements. No contractual rent for our medical office building tenants was forgiven.

Except where otherwise noted, the changes in our consolidated results of operations for 2020 as compared to 2019 and 2018 are primarily due to the disruption to our normal operations as a result of the
COVID-19
pandemic and grant income received, as well as the development and expansion of our portfolio of integrated senior health campuses. In addition, there are changes in our results of operations by reporting segment due to the transition of the operations of senior housing facilities within North Carolina ALF Portfolio to a RIDEA structure on December 1, 2019. As of December 31, 2020, 2019 and 2018, we owned and/or operated the following types of properties:

	December 31,
	2020			2019			2018
	Number of Buildings/ Campuses	Aggregate Contract Purchase Price	Leased %	Number of Buildings/ Campuses	Aggregate Contract Purchase Price	Leased %	Number of Buildings/ Campuses	Aggregate Contract Purchase Price	Leased %
Integrated senior health campuses	119	$1,626,950,000	(1)	118	$1,546,121,000	(1)	112	$1,500,649,000	(1)
Medical office buildings	63	657,885,000	89.0%	64	664,135,000	89.1%	64	664,135,000	89.3%
Senior housing — RIDEA	20	433,891,000	(2)	20	433,891,000	(2)	13	320,035,000	(2)
Senior housing	9	89,535,000	100%	9	89,535,000	100%	15	188,391,000	100%
Skilled nursing facilities	7	128,000,000	100%	7	128,000,000	100%	7	128,000,000	100%
Hospitals	2	139,780,000	100%	2	139,780,000	100%	2	139,780,000	100%

Total/weighted average(3)	220	$3,076,041,000	91.9%	220	$3,001,462,000	91.9%	213	$2,940,990,000	92.5%

(1)	The leased percentage for the resident units of our integrated senior health campuses was 77.0%, 86.1% and 84.8% for the years ended December 31, 2020, 2019 and 2018, respectively.

(2)	The leased percentage for the resident units of our senior housing — RIDEA facilities was 74.4%, 84.9% and 84.9% for the years ended December 31, 2020, 2019 and 2018, respectively.

(3)	Leased percentage excludes our senior housing — RIDEA facilities and integrated senior health campuses.
Revenues and Grant Income
The amount of revenues generated by our properties depends principally on our ability to maintain the occupancy rates of currently leased space and to lease available space at the then existing rental rates. Revenues and grant income by reportable segment consisted of the following for the periods then ended:

	Years Ended December 31,
	2020	2019	2018
Resident Fees and Services Revenue
Integrated senior health campuses	$983,169,000	$1,030,934,000	$940,616,000
Senior housing — RIDEA	85,904,000	68,144,000	65,075,000

Total resident fees and services revenue	1,069,073,000	1,099,078,000	1,005,691,000

Real Estate Revenue
Medical office buildings	78,424,000	80,805,000	80,078,000
Skilled nursing facilities	16,107,000	13,345,000	14,887,000
Senior housing	14,524,000	18,407,000	21,913,000
Hospitals	10,992,000	11,481,000	12,691,000

Total real estate revenue	120,047,000	124,038,000	129,569,000

Grant Income
Integrated senior health campuses	53,855,000	—	—
Senior housing — RIDEA	1,326,000	—	—

Total grant income	55,181,000	—	—

Total revenues and grant income	$1,244,301,000	$1,223,116,000	$1,135,260,000

For the years ended December 31, 2020, 2019 and 2018, resident fees and services primarily consisted of rental fees related to resident leases, extended health care fees and other ancillary services.
For the years ended December 31, 2020, 2019 and 2018, real estate revenue primarily consisted of base rent and expense recoveries. For the year ended December 31, 2020, the decline in resident fees and services revenue for our integrated senior health campuses was primarily due the impact of the
COVID-19
pandemic, which resulted in a decline in resident occupancy at such facilities of 21.7% between February and December 2020. However, we recognized $53,855,000 of grant income at our integrated senior health campuses related to government grants received during 2020 through CARES Act economic stimulus programs. An additional $2,635,000 of such government grants were received by our integrated senior health campuses, which we have deferred and anticipate to recognize as grant income in 2021. See Note 2, Summary of Significant Accounting Policies — Government Grants, to the Consolidated Financial Statements that are a part of this Annual Report on Form
10-K,
for a further discussion. For the year ended December 31, 2020, the increase in resident fees and services revenue for our senior housing — RIDEA facilities and decrease in real estate revenue for our senior housing facilities were primarily due to the transition of senior housing facilities within North Carolina ALF Portfolio to a RIDEA structure on December 1, 2019.
The decrease in real estate revenue for our senior housing segment for the year ended December 31, 2019, compared to 2018, is primarily due to the write-off
of $2,345,000 in deferred rent receivables in connection with the termination of a management services agreement with an operator during the year ended December 31, 2019. The decrease in real estate revenue for our skilled nursing facilities segment for the year ended December 31, 2019, compared to 2018, is primarily due to the $1,334,000 write-off
of receivables that we estimated to be uncollectible during the year ended December 31, 2019. The decrease in real estate revenue for our hospitals segment for the year ended December 31, 2019, as compared to 2018, is primarily due to the exclusion of $1,065,000 and $1,080,000, respectively, of property tax recoveries that resulted upon our adoption of Financial Accounting Standards Board Accounting Standards Codification, or ASC, Topic 842,
Leases
on January 1, 2019. See Note 2, Summary of Significant Accounting Policies — Leases, to the Consolidated Financial Statements that are a part of this Annual Report on
Form 10-K.
Property Operating Expenses and Rental Expenses
Property operating expenses and property operating expenses as a percentage of resident fees and services revenue and grant income, as well as rental expenses and rental expenses as a percentage of real estate revenues, by reportable segment consisted of the following for the periods then ended:

	Years Ended December 31,
	2020		2019		2018
Property Operating Expenses
Integrated senior health campuses	$929,897,000	89.7%	$919,793,000	89.2%	$844,279,000	89.8%
Senior housing — RIDEA	63,830,000	73.2%	48,067,000	70.5%	44,792,000	68.8%

Total property operating expenses	$993,727,000	88.4%	$967,860,000	88.1%	$889,071,000	88.4%

Rental Expenses
Medical office buildings	$30,216,000	38.5%	$30,870,000	38.2%	$30,514,000	38.1%
Skilled nursing facilities	1,572,000	9.8%	1,456,000	10.9%	1,816,000	12.2%
Hospitals	446,000	4.1%	532,000	4.6%	1,656,000	13.0%
Senior housing	64,000	0.4%	1,001,000	5.4%	837,000	3.8%

Total rental expenses	$32,298,000	26.9%	$33,859,000	27.3%	$34,823,000	26.9%

For the year ended December 31, 2020, the increase in property operating expenses for our senior housing — RIDEA facilities and decrease in rental expenses for our senior housing facilities were primarily due to the transition of senior housing facilities within North Carolina ALF Portfolio to a RIDEA structure on December 1, 2019. Overall, property operating expenses for both our integrated senior health campuses and senior housing — RIDEA facilities have significantly increased in 2020 as compared to prior years due to
COVID-19
expenses, which consisted of testing of staff and residents and the costs of PPE and other supplies required to control the spread of the
COVID-19
pandemic in such facilities. Integrated senior health campuses and senior housing — RIDEA facilities typically have a higher percentage of direct operating expenses to revenue than medical office buildings, hospitals, and leased, non-RIDEA
senior housing and skilled nursing facilities due to the nature of RIDEA facilities where we conduct day-to-day
operations.

General and Administrative
General and administrative consisted of the following for the periods then ended:

	Years Ended December 31,
	2020	2019	2018
Asset management and property management oversight fees — affiliates	$21,953,000	$20,073,000	$19,373,000
Professional and legal fees	2,936,000	2,965,000	2,578,000
Transfer agent services	1,220,000	1,340,000	1,239,000
Stock compensation expense	(1,342,000)	2,744,000	3,026,000
Board of directors fees	614,000	280,000	262,000
Bank charges	586,000	282,000	374,000
Directors’ and officers’ liability insurance	337,000	314,000	315,000
Postage and delivery	247,000	171,000	250,000
Franchise taxes	194,000	82,000	354,000
Restricted stock compensation	155,000	215,000	215,000
Bad debt expense	—	991,000	490,000
Other	107,000	292,000	294,000

Total	$27,007,000	$29,749,000	$28,770,000

The decrease in general and administrative for the year ended December 31, 2020 as compared to 2019 and 2018 was primarily due to a decrease in bad debt expense for our accounts receivable as a result of a change in lease accounting guidance in 2019 and a modified retrospective adjustment to Trilogy’s performance-based units upon our adoption of accounting guidance related to share-based payments granted to nonemployees. For a further discussion of Trilogy’s performance-based units, see Note 13, Equity — Noncontrolling Interests, to the Consolidated Financial Statements that are a part of this Annual Report on Form
10-K.
Such decreases in general and administrative were partially offset by the increase in asset management fees as a result of an increase in our average invested assets through developments, capital expenditures and property acquisitions in 2020 as compared to 2019 and 2018, as well as $381,000 in professional and legal fees and fees to the special committee of our board related to the investigation and analysis of strategic alternatives.
Acquisition Related Expenses
For the year ended December 31, 2020, we recorded acquisition related expenses of $290,000 in pursuit of real estate-related investment opportunities. For the years ended December 31, 2019 and 2018, we recorded negative acquisition related expenses of $(161,000) and $(2,913,000), respectively, which primarily related to $(681,000) and $(2,843,000), respectively, in fair value adjustments to contingent consideration obligations. See Note 15, Fair Value Measurements, to the Consolidated Financial Statements that are a part of this Annual Report on Form
10-K,
for a further discussion of our contingent consideration obligations.
Depreciation and Amortization
For the years ended December 31, 2020, 2019 and 2018, depreciation and amortization was $98,858,000, $111,412,000 and $95,678,000, respectively, which primarily consisted of depreciation on our operating properties of $90,997,000, $90,914,000 and $83,309,000, respectively, and amortization of our identified intangible assets of $6,258,000, $19,366,000 and $11,628,000, respectively.
The increase in depreciation and amortization for the year ended December 31, 2019, compared to the years ended December 31, 2020 and 2018, is primarily due to the September 2019 write-off
of tenant improvements and
in-place
leases in connection with the termination of a management services agreement with an operator in 2019.

Interest Expense
Interest expense, including gain or loss in fair value of derivative financial instruments, consisted of the following for the periods then ended:

	Years Ended December 31,
	2020	2019	2018
Interest expense:
Lines of credit and term loans and derivative financial instruments	$31,499,000	$36,064,000	$29,508,000
Mortgage loans payable	32,568,000	32,714,000	29,183,000
Amortization of deferred financing costs:
Lines of credit and term loans	3,559,000	3,664,000	4,637,000
Mortgage loans payable	1,171,000	1,449,000	1,269,000
Amortization of debt discount/premium, net	826,000	647,000	537,000
Loss in fair value of derivative financial instruments	3,906,000	4,541,000	1,949,000
Loss on extinguishment of debt	—	2,968,000	—
Interest on finance lease liabilities	609,000	390,000	—
Interest expense on financing obligations and other liabilities	1,046,000	657,000	1,147,000

Total	$75,184,000	$83,094,000	$68,230,000

The decrease in total interest expense in 2020 as compared to 2019 was primarily related to the write off of unamortized loan fees due to the extinguishment of two mortgage loans payable during 2019 and the overall decrease in interest rates on our variable rate debt, partially offset by the fair value adjustments on our derivative financial instruments, which was due to a decrease in London Inter-Bank Offered rate, or LIBOR, rates relative to our interest rate swap contracts. The increase in total interest expense in 2019 as compared to 2018 was primarily related to the increase in debt balances as well as the increase in loss on fair value recognized on the derivative financial instruments, which was due to a decrease in LIBOR rates relative to our interest rate swap contracts. The loss on extinguishment of debt in 2019 was due to the early payoff of two mortgage loans payable and the termination of a line of credit, which resulted in the write-off
of unamortized debt discounts and unamortized deferred financing fees, as well as the payment of prepayment penalties. See Note 7, Mortgage Loans Payable, Net, and Note 8, Lines of Credit and Term Loans, to the Consolidated Financial Statements that are a part of this Annual Report on Form
10-K
for a further discussion of extinguishment of debt in 2019.
Impairment of Real Estate Investments
For the year ended December 31, 2020, we recognized an impairment charge of $6,445,000 on one skilled nursing facility within Fox Grape SNF Portfolio, $1,905,000 on one medical office building within Mount Olympia MOB Portfolio and $2,719,000 on two integrated senior health campuses within Trilogy Investors, LLC, or Trilogy, for an aggregate impairment charge of $11,069,000. No impairment charges on real estate investments were recognized for the year ended December 31, 2019. For the year ended December 31, 2018, we recognized an impairment charge of $2,542,000 on one medical office building within the Mount Olympia MOB Portfolio. See Note 2, Summary of Significant Accounting Policies — Properties Held for Sale, and Note 3, Real Estate Investments, Net, to the Consolidated Financial Statements that are a part of this Annual Report on Form
10-K
for a further discussion.
Liquidity and Capital Resources
Our sources of funds primarily consist of operating cash flows and borrowings. In the normal course of business, our principal demands for funds are for payment of operating expenses, capital improvement expenditures, development of real estate investments, interest on our indebtedness, distributions to our stockholders and repurchases of our common stock. We estimate that we will require approximately $52,992,000 to pay interest on our outstanding indebtedness in 2021, based on interest rates in effect as of December 31, 2020, and that we will require $54,169,000 to pay principal on our outstanding indebtedness in 2021. We also require resources to make certain payments to our advisor and its affiliates. See Note 14, Related Party Transactions, to the Consolidated Financial Statements that are a part of this

Annual Report on Form
10-K,
for a further discussion of our payments to our advisor and its affiliates. Generally, cash needs for such items will be met primarily from operations and borrowings if needed. Our total capacity to pay operating expenses, capital improvement expenditures, interest, distributions and repurchases, as well as acquire and/or develop real estate investments, is a function of our current cash position, our borrowing capacity on our lines of credit, as well as any future indebtedness that we may incur.
Due to the impact the
COVID-19
pandemic has had on the United States and globally, and the ongoing uncertainty of the severity and duration of the
COVID-19
pandemic and its effects, our board has taken steps since March 2020 to protect our capital and maximize our liquidity in an effort to strengthen our long-term financial prospects. Consequently, on March 31, 2020, our board approved a reduced daily distribution rate for April and May 2020 equal to $0.000821918 per share of our common stock, which was equal to an annualized distribution rate of $0.30 per share, a decrease from the annualized rate of $0.60 per share previously paid by us. On March 31, 2020, our board also partially suspended our share repurchase plan with respect to all repurchase requests other than repurchases resulting from the death or qualifying disability of stockholders. Repurchase requests resulting from the death or qualifying disability of stockholders were not suspended, but remained subject to all the terms and conditions of our share repurchase plan, including our board’s discretion to determine whether we had sufficient funds available to repurchase any shares. Additionally, in response to the continued uncertainty of the
COVID-19
pandemic and its impact to our portfolio of investments, to further maximize our liquidity, on May 29, 2020, our board approved the suspension of all stockholder distributions and the Amended and Restated DRIP until such time, if any, as our board determines to authorize new distributions and to reinstate such plan. Such suspensions were effective upon the completion of all shares issued with respect to distributions payable to stockholders of record on or prior to the close of business on May 31, 2020. See Item 5, Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities — Distributions for a further discussion. Furthermore, on May 29, 2020, our board approved the suspension of our share repurchase plan with respect to all share repurchase requests received after May 31, 2020, including repurchases resulting from death or qualifying disability of stockholders. Our board will continue to assess our distribution policy in light of our operations and future capital needs and shall determine if and when it is in the best interest of our company and our stockholders to reinstate distributions, the Amended and Restated DRIP or our share repurchase plan. In addition to the actions taken by our board described above, our advisor deferred 50.0% of the asset management fees that it would otherwise have been entitled to receive for services performed by our advisor or its affiliates from June 1, 2020 to November 30, 2020. See Note 14, Related Party Transactions, to the Consolidated Financial Statements that are a part of this Annual Report on Form
10-K
for a further discussion of such deferred asset management fees.
As of December 31, 2020, our cash on hand was $113,212,000 and we had $146,366,000 available on our lines of credit. Such cash on hand included $2,753,000 of government grants and $51,683,000 in Medicare advance payments received by Trilogy, of which we currently own 67.6%, through economic stimulus programs of the CARES Act. See Note 2, Summary of Significant Accounting Policies — Government Grants and Note 11, Commitments and Contingencies — Impact of the
COVID-19
Pandemic, to the Consolidated Financial Statements that are part of this Annual Report on Form
10-K
for a further discussion of such relief funds. We believe that such proceeds of cash and available lines of credit will be sufficient to satisfy our cash requirements for the foreseeable future, and we do not anticipate a need to raise funds from other sources within the next 12 months.
A capital plan for each investment is established upon acquisition that contemplates the estimated capital needs of that investment, including costs of refurbishment, tenant improvements or other major capital expenditures. The capital plan also sets forth the anticipated sources of the necessary capital, which may include operating cash generated by the investment, capital reserves, a line of credit or other loan established with respect to the investment, other borrowings, or additional equity investments from us or joint venture partners. The capital plan for each investment is adjusted through ongoing, regular reviews of our portfolio or as necessary to respond to unanticipated additional capital needs. As of December 31, 2020, we had $13,945,000 of restricted cash in loan impounds and reserve accounts to fund a portion of such capital expenditures. Based on the budget for the properties we own as of December 31, 2020, we estimate that our discretionary expenditures for capital and tenant improvements could require up to $88,251,000 within the next 12 months.

Cash Flows
The following table sets forth changes in cash flows:

	Years Ended December 31,
	2020	2019	2018
Cash, cash equivalents and restricted cash — beginning of period	$89,880,000	$72,705,000	$64,143,000
Net cash provided by operating activities	219,156,000	117,454,000	106,814,000
Net cash used in investing activities	(147,945,000)	(103,112,000)	(135,772,000)
Net cash (used in) provided by financing activities	(8,811,000)	2,688,000	37,597,000
Effect of foreign currency translation on cash, cash equivalents and restricted cash	(90,000)	145,000	(77,000)

Cash, cash equivalents and restricted cash — end of period	$152,190,000	$89,880,000	$72,705,000

The following summary discussion of our changes in our cash flows is based on our accompanying consolidated statements of cash flows and is not meant to be an all-inclusive
discussion of the changes in our cash flows for the periods presented below.
Operating Activities
For the years ended December 31, 2020, 2019 and 2018, cash flows provided by operating activities primarily related to the cash flows provided by our property operations and $55,181,000 of grant income, offset by the payment of general and administrative expenses. See the “Results of Operations” section above for a further discussion. In general, cash flows provided by operating activities will be affected by the timing of cash receipts and payments. In addition, for the year ended December 31, 2020, cash flows provided by operating activities included approximately $2,635,000 of government grants and $52,322,000 of Medicare advance payments that have been received and deferred in other liabilities to be recognized in the future as revenue or grant income, as applicable. See Note 2, Summary of Significant Accounting Policies — Government Grants and Note 11, Commitments and Contingencies — Impact of the
COVID-19
Pandemic, to the Consolidated Financial Statements that are part of this Annual Report on Form
10-K
for a further discussion of such deferred revenue and government grants.
Investing Activities
For the year ended December 31, 2020, cash flows used in investing activities primarily related to developments and capital expenditures of $128,302,000 and acquisitions of previously leased real estate investments, including our land acquisition, in the amount of $30,552,000, partially offset by proceeds from real estate dispositions of $12,525,000. For the year ended December 31, 2019, cash flows used in investing activities primarily related to developments and capital expenditures of $92,836,000 and our 2019 property acquisitions, including our acquisitions of previously leased real estate investments, in the amount of $37,863,000, partially offset by principal repayments on real estate notes receivable of $28,650,000. For the year ended December 31, 2018, cash flows used in investing activities primarily related to our 2018 property acquisitions, including our acquisitions of previously leased real estate investments, in the amount of $67,285,000 and developments and capital expenditures of $66,907,000. In general, cash flows used in investing activities will be affected by the timing of capital expenditures and development projects and the number of acquisitions we complete in future years as compared to prior years.
Financing Activities
For the year ended December 31, 2020, cash flows used in financing activities primarily related to scheduled payments on our mortgage loans payable of $71,990,000, distributions to our common stockholders of $26,997,000 and share repurchases of $23,107,000, partially offset by borrowings under mortgage loans payable of $92,399,000, net borrowings under our lines of credit in the amount of $27,755,000 and the sale of a 9.4% membership interest in a consolidated limited liability company that owns Southlake TX Hospital for $11,000,000. For the year ended December 31, 2019, cash flows provided by financing activities primarily related to borrowings under mortgage loans payable of $191,246,000 and net borrowings under our lines of credit and term loans in the amount of $77,831,000, partially offset by share repurchases of $89,888,000, scheduled payments on mortgage loans of $74,037,000, distributions to our common stockholders of $62,612,000 and our early payoff of mortgage loans payable of $14,022,000. For the year ended December 31, 2018, cash flows provided by financing activities primarily related to borrowings under mortgage loans payable of $181,594,000 and net borrowings under our lines of credit in the amount of $113,923,000, partially offset by our early payoff of mortgage loans payable of $94,449,000, share repurchases of $76,577,000 and distributions to our common stockholders of $59,974,000. The decrease in share repurchases and distributions paid in 2020 compared to both 2019 and 2018 was primarily related to actions taken by our board to protect our capital and maximize our liquidity in response to the impact of the
COVID-19
pandemic, such as the decrease in our daily distribution rate approved by our board in March 2020 followed by the suspension of all stockholder distributions in May 2020. See Item 5, Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities — Distributions for a further discussion. Overall, we anticipate cash flows from financing activities to decrease in the future. However, we anticipate our indebtedness to increase as we continue to develop properties and if we acquire additional real estate and real estate-related investments.
Distributions
The income tax treatment for distributions reportable for the years ended December 31, 2020, 2019 and 2018 was as follows:

	Years Ended December 31,
	2020		2019		2018
Ordinary income	$—	—%	$35,294,000	29.9%	$33,141,000	27.6%
Capital gain	—	—	—	—	—	—
Return of capital	48,842,000	100	82,731,000	70.1	86,833,000	72.4

	$48,842,000	100%	$118,025,000	100%	$119,974,000	100%

Amounts listed above do not include distributions paid on nonvested shares of our restricted common stock which have been separately reported.
See Item 5, Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities — Distributions, for a further discussion of our distributions.
Financing
We intend to continue to finance all or a portion of the purchase price of our investments in real estate and real estate-related investments by borrowing funds. We anticipate that our overall leverage will approximate 45.0% of the combined fair market value of all of our properties and other real estate-related investments, as determined at the end of each calendar year. For these purposes, the market value of each asset will be equal to the contract purchase price paid for the asset or, if the asset was appraised subsequent to the date of purchase, then the market value will be equal to the value reported in the most recent independent appraisal of the asset. Our policies do not limit the amount we may borrow with respect to any individual investment. As of December 31, 2020, our aggregate borrowings were 45.9% of the combined market value of all of our real estate and real estate-related investments.
Under our charter, we have a limitation on borrowing that precludes us from borrowing in excess of 300% of our net assets without the approval of a majority of our independent directors. Net assets for purposes of this calculation are defined to be our total assets (other than intangibles), valued at cost prior to deducting depreciation, amortization, bad debt and other similar non-cash
reserves, less total liabilities. Generally, the preceding calculation is expected to approximate 75.0% of the aggregate cost of our real estate and real estate-related investments before depreciation, amortization, bad debt and other similar non-cash
reserves. In addition, we may incur mortgage debt and pledge some or all of our real properties as security for that debt to obtain funds to acquire additional real estate or for working capital. Furthermore, we may borrow if we otherwise deem it necessary or advisable to ensure that we maintain our qualification as a REIT for federal income tax purposes. As of March 25, 2021 and December 31, 2020, our leverage did not exceed 300% of the value of our net assets.

Mortgage Loans Payable, Net
For a discussion of our mortgage loans payable, net, see Note 7, Mortgage Loans Payable, Net, to the Consolidated Financial Statements that are a part of this Annual Report on Form
10-K.
Lines of Credit and Term Loans
For a discussion of our lines of credit and term loans, see Note 8, Lines of Credit and Term Loans, to the Consolidated Financial Statements that are a part of this Annual Report on Form
10-K.
REIT Requirements
In order to maintain our qualification as a REIT for federal income tax purposes, we are required to distribute to our stockholders a minimum of 90.0% of our annual taxable income, excluding net capital gains. Existing Internal Revenue Service, or IRS, guidance includes a safe harbor pursuant to which publicly offered REITs can satisfy the distribution requirement by distributing a combination of cash and stock to stockholders. In general, to qualify under the safe harbor, each stockholder must elect to receive either cash or stock, and the aggregate cash component of the distribution to stockholders must represent at least 20.0% of the total distribution. In May 2020, the IRS issued similar guidance that lowered the cash component of the distribution to 10.0% for dividends declared between April 1, 2020 and December 31, 2020. In the event that there is a shortfall in net cash available due to factors including, without limitation, the timing of such distributions or the timing of the collection of receivables, we may seek to obtain capital to pay distributions by means of secured and unsecured debt financing through one or more unaffiliated third parties. We may also pay distributions from cash from capital transactions including, without limitation, the sale of one or more of our properties or from the proceeds of our initial offering.
Commitments and Contingencies
For a discussion of our commitments and contingencies, see Note 11, Commitments and Contingencies, to the Consolidated Financial Statements that are a part of this Annual Report on Form
10-K.
Debt Service Requirements
A significant liquidity need is the payment of principal and interest on our outstanding indebtedness. As of December 31, 2020, we had $834,026,000 ($810,478,000, net of discount/premium and deferred financing costs) of fixed-rate and variable-rate mortgage loans payable outstanding secured by our properties. As of December 31, 2020, we had $843,634,000 outstanding and $146,366,000 remained available under our lines of credit. See Note 7, Mortgage Loans Payable, Net and Note 8, Lines of Credit and Term Loans, to the Consolidated Financial Statements that are a part of this Annual Report on Form
10-K,
for a further discussion.
We are required by the terms of certain loan documents to meet various financial and non-financial
covenants, such as leverage ratios, net worth ratios, debt service coverage ratios and fixed charge coverage ratios. As of December 31, 2020, we were in compliance with all such covenants and requirements on our mortgage loans payable and our lines of credit and term loans. The extent and severity of the
COVID-19
pandemic on our business continues to evolve, and any continued future deterioration of operations in excess of management’s projections as a result of
COVID-19
could impact future compliance with these covenants. If any future covenants are violated, we anticipate seeking a waiver or amending the debt covenants with the lenders when and if such event should occur. However, there can be no assurances that management will be able to effectively achieve such plans. As of December 31, 2020, the weighted average effective interest rate on our outstanding debt, factoring in our fixed-rate interest rate swaps and interest rate cap, was 3.62% per annum.

Contractual Obligations
The following table provides information with respect to: (i) the maturity and scheduled principal repayment of our secured mortgage loans payable and our lines of credit and term loans; (ii) interest payments on our mortgage loans payable, lines of credit and term loans; (iii) ground and other lease obligations; (iv) financing obligations; and (v) finance leases as of December 31, 2020:

	Payments Due by Period
	2021	2022-2023	2024-2025	Thereafter	Total
Principal payments — fixed-rate debt	$13,915,000	$93,051,000	$82,274,000	$553,446,000	$742,686,000
Interest payments — fixed-rate debt	26,645,000	48,557,000	41,693,000	260,144,000	377,039,000
Principal payments — variable-rate debt	40,254,000	881,219,000	13,501,000	—	934,974,000
Interest payments — variable-rate debt (based on rates in effect as of December 31, 2020)	26,347,000	18,094,000	299,000	—	44,740,000
Ground and other lease obligations	23,875,000	48,848,000	47,395,000	167,081,000	287,199,000
Financing obligations	22,465,000	4,721,000	1,508,000	1,005,000	29,699,000
Finance leases	151,000	38,000	—	—	189,000

Total	$153,652,000	$1,094,528,000	$186,670,000	$981,676,000	$2,416,526,000

Off-Balance
Sheet Arrangements
As of December 31, 2020, we had no
off-balance
sheet transactions, nor do we currently have any such arrangements or obligations.
Inflation
During the years ended December 31, 2020, 2019, and 2018, inflation has not significantly affected our operations because of the moderate inflation rate; however, we expect to be exposed to inflation risk as income from future long-term tenant leases will be the primary source of our cash flows from operations. There are provisions in the majority of our tenant leases that will protect us from the impact of inflation. These provisions include negotiated rental increases, reimbursement billings for operating expense pass-through charges and real estate tax and insurance reimbursements. However, due to the long-term nature of the anticipated leases, among other factors, the leases may not re-set
frequently enough to cover inflation.
Related Party Transactions
For a discussion of related party transactions, see Note 14, Related Party Transactions, to the Consolidated Financial Statements that are a part of this Annual Report on Form
10-K.
Funds from Operations and Modified Funds from Operations
Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group, has promulgated a measure known as funds from operations, a non-GAAP
measure, which we believe to be an appropriate supplemental performance measure to reflect the operating performance of a REIT. The use of funds from operations is recommended by the REIT industry as a supplemental performance measure, and our management uses funds from operations, or FFO, to evaluate our performance over time. FFO is not equivalent to our net income (loss) as determined under GAAP.
We define FFO, a
non-GAAP
measure, consistent with the standards established by the White Paper on funds from operations approved by the Board of Governors of NAREIT, or the White Paper. The White Paper defines funds from operations as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of certain real estate assets and impairment writedowns of certain real estate assets and investments, plus depreciation and amortization related to real estate, and after adjustments for unconsolidated partnerships and joint ventures. While impairment charges are excluded from the calculation of FFO as described above, investors are cautioned that impairments are based on estimated future undiscounted cash flows. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations. Our FFO calculation complies with NAREIT’s policy described above.
Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate-related depreciation and amortization and impairments, provides a further understanding of our performance to investors and to our management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses and interest costs, which may not be immediately apparent from net income (loss).
However, FFO and modified funds from operations, or MFFO, as described below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income (loss) or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP
FFO and MFFO measures and the adjustments to GAAP in calculating FFO and MFFO.
The IPA, an industry trade group, has standardized a measure known as modified funds from operations, which the IPA has recommended as a supplemental performance measure for publicly registered, non-listed
REITs and which we believe to be another appropriate supplemental performance measure to reflect the operating performance of a publicly registered, non-listed
REIT having the characteristics described above. MFFO is not equivalent to our net income (loss) as determined under GAAP, and MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate with a limited life and targeted exit strategy, as currently intended. We believe that, because MFFO excludes expensed acquisition fees and expenses that affect our operations only in periods in which properties are acquired and that we consider more reflective of investing activities, as well as other non-operating
items included in FFO, MFFO can provide, on a going forward basis, an indication of the sustainability (that is, the capacity to continue to be maintained) of our operating performance after the period in which we are acquiring our properties and once our portfolio is in place. By providing MFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance after our offering stage has been completed and our properties have been acquired. We also believe that MFFO is a recognized measure of sustainable operating performance by the publicly registered, non-listed
REIT industry. Further, we believe MFFO is useful in comparing the sustainability of our operating performance after our offering stage and acquisitions are completed with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities. Investors are cautioned that MFFO should only be used to assess the sustainability of our operating performance after our offering stage has been completed and properties have been acquired, as it excludes expensed acquisition fees and expenses that have a negative effect on our operating performance during the periods in which properties are acquired.
We define MFFO, a
non-GAAP
measure, consistent with the IPA’s Practice Guideline
2010-01,
Supplemental Performance Measure for Publicly Registered,
Non-Listed
REITs: Modified Funds from Operations
, or the Practice Guideline, issued by the IPA in November 2010. The Practice Guideline defines modified funds from operations as funds from operations further adjusted for the following items included in the determination of GAAP net income (loss): expensed acquisition fees and costs; amounts relating to deferred rent and amortization of above- and below-market leases and liabilities (which are adjusted in order to reflect such payments from a GAAP accrual basis to closer to an expected to be received cash basis of disclosing the rent and lease payments); accretion of discounts and amortization of premiums on debt investments;
mark-to-market
adjustments included in net income (loss); gains or losses included in net income (loss) from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan; unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting; and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect modified funds from operations on the same basis. Our MFFO calculation complies with the IPA’s Practice Guideline described above.
Our management uses MFFO and the adjustments used to calculate it in order to evaluate our performance against other publicly registered, non-listed
REITs which intend to have limited lives with short and defined acquisition periods and targeted exit strategies shortly thereafter. As noted above, MFFO may not be a useful measure of the impact of long-term operating performance if we do not continue to operate in this manner. We believe that our use of MFFO and the adjustments used to calculate it allow us to present our performance in a manner that reflects certain characteristics that are unique to publicly registered, non-listed
REITs, such as their limited life, limited and defined acquisition period and targeted exit strategy, and hence, that the use of such measures may be useful to investors.
Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate funds from operations and modified funds from operations the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) as an indication of our performance, as an alternative to cash flows from operations, which is an indication of our liquidity, or indicative of funds available to fund our cash needs including our ability to make distributions to our stockholders. FFO and MFFO should be reviewed in conjunction with other measurements as an indication of our performance. MFFO may be useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and in particular, after the offering and acquisition stages are complete. FFO and MFFO are not useful measures in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO and MFFO.
Neither the SEC, NAREIT nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO or MFFO. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the publicly registered, non-listed
REIT industry and we would have to adjust our calculation and characterization of FFO or MFFO.
For the year ended December 31, 2020, we recognized government grants as grant income or as a reduction of property operating expenses, as applicable, and within loss from unconsolidated entities. Such amounts were granted through federal and state government programs, such as through the CARES Act, and which were established for eligible healthcare providers to preserve liquidity in response to the
COVID-19
pandemic. See the “Results of Operations” section above for a further discussion. The government grants helped mitigate some of the negative impact that the
COVID-19
pandemic had on our financial condition and results of operations. Without such relief proceeds, the
COVID-19
pandemic impact would have had a material adverse impact to our FFO and MFFO. For the year ended December 31, 2020, FFO would have been approximately $54,872,000, excluding government grants recognized. For the year ended December 31, 2020, MFFO would have been approximately $55,869,000, excluding government grants recognized.
The following is a reconciliation of net income or loss, which is the most directly comparable GAAP financial measure, to FFO and MFFO for the periods presented below:

	Years Ended December 31,
	2020	2019	2018	2017	2016
Net income (loss)	$8,863,000	$(852,000)	$14,537,000	$5,350,000	$(203,896,000)
Add:
Depreciation and amortization related to real estate — consolidated properties	98,858,000	111,412,000	95,678,000	113,226,000	271,307,000
Depreciation and amortization related to real estate — unconsolidated entities	2,992,000	1,189,000	1,085,000	1,075,000	1,061,000
Impairment of real estate investments	11,069,000	—	2,542,000	14,070,000	—
Less:
Gain on dispositions of real estate investments	(1,395,000)	—	—	(3,370,000)	—
Net (income) loss attributable to noncontrolling interests	(6,700,000)	(4,113,000)	(1,240,000)	5,872,000	57,862,000
Depreciation, amortization, impairments and gain on dispositions — noncontrolling interests	(18,012,000)	(16,477,000)	(15,644,000)	(22,759,000)	(63,419,000)

FFO attributable to controlling interest	$95,675,000	$91,159,000	$96,958,000	$113,464,000	$62,915,000

	Years Ended December 31,
	2020	2019	2018	2017	2016
Acquisition related expenses(1)	$290,000	$(161,000)	$(2,913,000)	$(3,833,000)	$28,589,000
Amortization of above- and below-market leases(2)	124,000	219,000	450,000	710,000	929,000
Amortization of loan and closing costs(3)	170,000	275,000	251,000	223,000	754,000
Change in deferred rent(4)	(1,479,000)	744,000	(4,841,000)	(5,289,000)	(10,733,000)
Loss on extinguishment of debt(5)	—	2,968,000	—	1,432,000	—
Loss (gain) in fair value of derivative financial instruments(6)	3,906,000	4,541,000	1,949,000	(383,000)	(1,968,000)
Foreign currency (gain) loss(7)	(1,469,000)	(1,730,000)	2,690,000	(4,045,000)	8,755,000
Fair value adjustment to investments in unconsolidated entities(8)	—	—	—	—	9,101,000
Adjustments for unconsolidated entities(9)	941,000	1,431,000	1,645,000	1,981,000	2,140,000
Adjustments for noncontrolling interests(9)	(1,486,000)	(2,743,000)	(1,512,000)	(1,988,000)	(3,954,000)

MFFO attributable to controlling interest	$96,672,000	$96,703,000	$94,677,000	$102,272,000	$96,528,000

Weighted average common shares outstanding — basic and diluted	194,168,833	196,342,873	199,953,936	198,234,677	194,199,931

Net income (loss) per common share — basic and diluted	$0.05	$—	$0.07	$0.03	$(1.05)

FFO attributable to controlling interest per common share — basic and diluted	$0.49	$0.46	$0.48	$0.57	$0.32

MFFO attributable to controlling interest per common share — basic and diluted	$0.50	$0.49	$0.47	$0.52	$0.50

(1)
In evaluating investments in real estate, we differentiate the costs to acquire the investment from the operations derived from the investment. Such information would be comparable only for publicly registered, non-listed
REITs that have completed their acquisition activity and have other similar operating characteristics. By excluding expensed acquisition related expenses, we believe MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of our properties. Acquisition fees and expenses include payments to our advisor or its affiliates and third parties.

(2)
Under GAAP, above- and below-market leases are assumed to diminish predictably in value over time and amortized, similar to depreciation and amortization of other real estate related assets that are excluded from FFO. However, because real estate values and market lease rates historically rise or fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, we believe that by excluding charges relating to the amortization of above- and below-market leases, MFFO may provide useful supplemental information on the performance of the real estate.

(3)
Under GAAP, direct loan and closing costs are amortized over the term of our debt security investment and notes receivable as an adjustment to the yield on our debt security investment or notes receivable. This may result in income recognition that is different than the contractual cash flows under our debt security investment and notes receivable. By adjusting for the amortization of the loan and closing costs related to our debt security investment and real estate notes receivable, MFFO may provide useful supplemental information on the realized economic impact of our debt security investment and notes receivable terms, providing insight on the expected contractual cash flows of such debt security investment and notes receivable, and aligns results with our analysis of operating performance.

(4)
Under GAAP, as a lessor, rental revenue is recognized on a straight-line basis over the terms of the related lease (including rent holidays). As a lessee, we record amortization of right-of-use
assets and accretion of lease liabilities for our operating leases. This may result in income or expense recognition that is significantly different than the underlying contract terms. By adjusting such amounts, MFFO may provide useful supplemental information on the realized economic impact of lease terms, providing insight on the expected contractual cash flows of such lease terms, and aligns results with our analysis of operating performance.

(5)
The loss associated with the early extinguishment of debt primarily includes the write-off
of unamortized deferred financing fees,
write-off
of unamortized debt discount, penalties, or other fees incurred. We believe that adjusting for such non-recurring
losses provides useful supplemental information because such charges (or losses) may not be reflective of on-going
business transactions and operations and is consistent with management’s analysis of our operating performance.

(6)
Under GAAP, we are required to include changes in fair value of our derivative financial instruments in the determination of net income or loss. We believe that adjusting for the change in fair value of our derivative financial instruments to arrive at MFFO is appropriate because such adjustments may not be reflective of on-going
operations and reflect unrealized impacts on value based only on then current market conditions, although they may be based upon general market conditions. The need to reflect the change in fair value of our derivative financial instruments is a continuous process and is analyzed on a quarterly basis in accordance with GAAP.

(7)	We believe that adjusting for the change in foreign currency exchange rates provides useful information because such adjustments may not be reflective of on-going operations.

(8)	Includes impairment of one of our investments in unconsolidated entities, which resulted from a measurable decrease in the fair value of the real estate operations of such entity.

(9)
Includes all adjustments to eliminate the unconsolidated entities’ share or noncontrolling interests’ share, as applicable, of the adjustments described in notes (1) – (8) above to convert our FFO to MFFO.

Net Operating Income
NOI is a
non-GAAP
financial measure that is defined as net income (loss), computed in accordance with GAAP, generated from properties before general and administrative expenses, acquisition related expenses, depreciation and amortization, interest expense, gain or loss on dispositions, impairment of real estate investments, income or loss from unconsolidated entities, foreign currency gain or loss, other income and income tax benefit or expense. NOI is not equivalent to our net income (loss) as determined under GAAP and may not be a useful measure in measuring operational income or cash flows. Furthermore, NOI should not be considered as an alternative to net income (loss) as an indication of our performance, as an alternative to cash flows from operations, as an indication of our liquidity, or indicative of cash flow available to fund our cash needs including our ability to make distributions to our stockholders. NOI should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income (loss) or in its applicability in evaluating our operating performance. Investors are also cautioned that NOI should only be used to assess our operational performance in periods in which we have not incurred or accrued any acquisition related expenses.
We believe that NOI is an appropriate supplemental performance measure to reflect the performance of our operating assets because NOI excludes certain items that are not associated with the operations of the properties. We believe that NOI is a widely accepted measure of comparative operating performance in the real estate community. However, our use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount.
For the year ended December 31, 2020, we recognized government grants as grant income or as a reduction of property operating expenses, as applicable. The government grants helped mitigate some of the negative impact that the
COVID-19
pandemic had on our financial condition and results of operation. Without such relief proceeds, the
COVID-19
pandemic impact would have had a material adverse impact to our NOI. For the year ended December 31, 2020, NOI would have been approximately $162,576,000, excluding government grants recognized.

To facilitate understanding of this financial measure, the following is a reconciliation of net income or loss, which is the most directly comparable GAAP financial measure, to NOI for the periods presented below:

	Years Ended December 31,
	2020	2019	2018	2017	2016
Net income (loss)	$8,863,000	$(852,000)	$14,537,000	$5,350,000	$(203,896,000)
General and administrative	27,007,000	29,749,000	28,770,000	32,587,000	28,951,000
Acquisition related expenses	290,000	(161,000)	(2,913,000)	(3,833,000)	28,589,000
Depreciation and amortization	98,858,000	111,412,000	95,678,000	113,226,000	271,307,000
Interest expense	75,184,000	83,094,000	68,230,000	60,489,000	43,697,000
Gain on dispositions of real estate investments	(1,395,000)	—	—	(3,370,000)	—
Impairment of real estate investments	11,069,000	—	2,542,000	14,070,000	—
Loss from unconsolidated entities	4,517,000	2,097,000	3,877,000	5,048,000	18,377,000
Foreign currency (gain) loss	(1,469,000)	(1,730,000)	2,690,000	(4,045,000)	8,755,000
Other income	(1,570,000)	(3,736,000)	(1,248,000)	(1,517,000)	(1,085,000)
Income tax (benefit) expense	(3,078,000)	1,524,000	(797,000)	(3,227,000)	343,000

Net operating income	$218,276,000	$221,397,000	$211,366,000	$214,778,000	$195,038,000

GRIFFIN-AMERICAN HEALTHCARE REIT III, INC.
Management’s Discussion and Analysis of
Financial Condition and Results of Operations
For the Three Months Ended March 31, 2021
Overview and Background
Griffin-American Healthcare REIT III, Inc., a Maryland corporation, invests in a diversified portfolio of real estate properties, focusing primarily on medical office buildings, hospitals, skilled nursing facilities, senior housing and other healthcare-related facilities. We also operate healthcare-related facilities utilizing the structure permitted by the REIT Investment Diversification and Empowerment Act of 2007, which is commonly referred to as a “RIDEA” structure (the provisions of the Internal Revenue Code of 1986, as amended, or the Code, authorizing the RIDEA structure were enacted as part of the Housing and Economic Recovery Act of 2008). We have originated and acquired secured loans and may also originate and acquire other real estate-related investments on an infrequent and opportunistic basis. We generally seek investments that produce current income; however, we have selectively developed, and may continue to selectively develop, real estate properties. We qualified to be taxed as a REIT under the Code for federal income tax purposes beginning with our taxable year ended December 31, 2014, and we intend to continue to qualify to be taxed as a REIT.
We raised $1,842,618,000 through a best efforts initial public offering, or our initial offering, that commenced on February 26, 2014, and issued 184,930,598 shares of our common stock. In addition, during our initial offering, we issued 1,948,563 shares of our common stock pursuant to our initial distribution reinvestment plan, or the Initial DRIP, for a total of $18,511,000 in distributions reinvested. Following the deregistration of our initial offering on April 22, 2015, we continued issuing shares of our common stock pursuant to the Initial DRIP through a subsequent offering, or the 2015 DRIP Offering. Effective October 5, 2016, we amended and restated the Initial DRIP, or the Amended and Restated DRIP, to amend the price at which shares of our common stock were issued pursuant to the 2015 DRIP Offering. A total of $245,396,000 in distributions were reinvested that resulted in 26,386,545 shares of common stock being issued pursuant to the 2015 DRIP Offering.
On January 30, 2019, we filed a Registration Statement on Form
S-3
under the Securities Act of 1933, as amended, or the Securities Act, to register a maximum of $200,000,000 of additional shares of our common stock to be issued pursuant to the Amended and Restated DRIP, or the 2019 DRIP Offering, which commenced on April 1, 2019, following the deregistration of the 2015 DRIP Offering. On May 29, 2020, in consideration of the impact the
COVID-19
pandemic has had on the United States, globally and our business operations, our board of directors, or our board, authorized the suspension of the Amended and Restated DRIP until such time, if any, as our board authorizes the reinstatement of such plan. Such suspension was effective upon the completion of all shares issued with respect to distributions payable to stockholders of record on or prior to the close of business on May 31, 2020. As of March 31, 2021, a total of $63,105,000 in distributions were reinvested that resulted in 6,724,348 shares of common stock being issued pursuant to the 2019 DRIP Offering. We collectively refer to the Initial DRIP portion of our initial offering, the 2015 DRIP Offering and the 2019 DRIP Offering as our DRIP Offerings. See the “Liquidity and Capital Resources” section below for a further discussion.
We conduct substantially all of our operations through Griffin-American Healthcare REIT III Holdings, LP, or our operating partnership. We are externally advised by Griffin-American Healthcare REIT III Advisor, LLC, or our advisor, pursuant to an advisory agreement between us and our advisor that was effective as of February 26, 2014 and had a one-year
initial term, subject to successive
one-year
renewals upon the mutual consent of the parties. The advisory agreement, as amended to clarify certain indemnification provisions and last renewed on February 22, 2021, or the Advisory Agreement, expires on February 26, 2022. Our advisor uses its best efforts, subject to the oversight, review and approval of our board, to, among other things, provide asset management, property management, acquisition, disposition and other advisory services on our behalf consistent with our investment policies and objectives. Our advisor performs its duties and responsibilities under the Advisory Agreement as our fiduciary. Our advisor is 75.0% owned and managed by wholly owned subsidiaries of American Healthcare Investors, and 25.0% owned by a wholly owned subsidiary of Griffin Capital. American Healthcare Investors is 47.1% owned by AHI Group Holdings, LLC, or AHI Group Holdings,

45.1% indirectly owned by Colony Capital, Inc. (NYSE: CLNY), or Colony Capital, and 7.8% owned by James F. Flaherty III, a former partner of Colony Capital. We are not affiliated with Griffin Capital, Griffin Capital Securities, LLC, the dealer manager for our initial offering, Colony Capital, or Mr. Flaherty; however, we are affiliated with our advisor, American Healthcare Investors and AHI Group Holdings.
In October 2020, our board established our special committee, which consists of all of our independent directors, to investigate and analyze strategic alternatives, including but not limited to, the sale of our assets, a listing of our shares on a national securities exchange, or a merger with another entity, including a merger with another unlisted entity that we expect would enhance our value. There can be no assurance that this strategic alternative review process will result in a transaction being pursued or if pursued, that any such transaction would ultimately be consummated. For a further discussion, see our Current Report on Form
8-K
filed with the SEC on March 19, 2021.
On March 18, 2021, our board, at the recommendation of the audit committee of our board, comprised solely of independent directors, unanimously approved and established an updated estimated per share net asset value, or NAV, of our common stock of $8.55 calculated as of September 30, 2020. We provide this updated estimated per share NAV annually to assist broker-dealers in connection with their obligations under Financial Industry Regulatory Authority, or FINRA, Rule 2231 with respect to customer account statements. The updated estimated per share NAV is based on the estimated value of our assets less the estimated value of our liabilities, divided by the number of shares outstanding on a fully diluted basis. The valuation was performed in accordance with the methodology provided in Practice Guideline
2013-01,
Valuations of Publicly Registered
Non-Listed
REITs
, issued by the Institute for Portfolio Alternatives, or the IPA, in April 2013, in addition to guidance from the SEC. See our Current Report on Form
8-K
filed with the SEC on March 19, 2021 for more information on the methodologies and assumptions used to determine, and the limitations and risks of, our updated estimated per share NAV.
We currently operate through six reportable business segments: medical office buildings, hospitals, skilled nursing facilities, senior housing, senior housing — RIDEA and integrated senior health campuses. As of March 31, 2021, we owned and/or operated 96 properties, comprising 100 buildings, and 120 integrated senior health campuses including completed development projects, or approximately 14,105,000 square feet of gross leasable area, or GLA, for an aggregate contract purchase price of $3,172,649,000. In addition, as of March 31, 2021, we also owned a real estate-related investment purchased for $60,429,000.
Critical Accounting Policies
The complete listing of our Critical Accounting Policies was previously disclosed in our 2020 Annual Report on Form
10-K,
as filed with the SEC on March 25, 2021, and there have been no material changes to our Critical Accounting Policies as disclosed therein, except as noted below or included within Note 2, Summary of Significant Accounting Policies, to our accompanying condensed consolidated financial statements.
Interim Unaudited Financial Data
For a discussion of interim unaudited financial data, see Note 2, Summary of Significant Accounting Policies — Interim Unaudited Financial Data, to our accompanying condensed consolidated financial statements. Our accompanying condensed consolidated financial statements should be read in conjunction with our audited consolidated financial statements and the notes thereto included in our 2020 Annual Report on Form
10-K,
as filed with the SEC on March 25, 2021.
Acquisitions and Disposition in 2021
For a discussion of our acquisitions and disposition of investments in 2021, see Note 2, Summary of Significant Accounting Policies, and Note 3, Real Estate Investments, Net, to our accompanying condensed consolidated financial statements.

Factors Which May Influence Results of Operations
We are not aware of any material trends or uncertainties, other than the effects of the
COVID-19
pandemic discussed below, the strategic alternatives review process and any potential transaction or other corporate action resulting therefrom and other national economic conditions affecting real estate generally, that may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition, disposition, management and operation of our properties. In addition, see Part II, Item 1A. Risk Factors, of this Quarterly Report on Form
10-Q
and those Risk Factors previously disclosed in our 2020 Annual Report on Form
10-K,
as filed with the SEC on March 25, 2021.
Impact of the
COVID-19
Pandemic
Due to the ongoing
COVID-19
pandemic in the United States and globally, since March 2020, our residents, tenants, operating partners and managers have been materially impacted, and the prolonged economic impact remains uncertain. The situation continues to present a meaningful challenge for us as an owner and operator of healthcare facilities, as the impact of the virus continues to result in a massive strain throughout the healthcare system. To date, the impacts of the
COVID-19
pandemic have been significant, rapidly and continuously evolving and may continue into the future, making it difficult to ascertain the long-term impact it will have on real estate markets in which we own and/or operate properties and our portfolio of investments.
COVID-19
is particularly dangerous among the senior population and results in heightened risk to our senior housing and skilled nursing facilities, and we continue to work diligently to implement and maintain aggressive protocols at such facilities, as well as actively collaborate with our tenants, operating partners and managers to respond and take action to mitigate the impact of the
COVID-19
pandemic.
We have taken actions to strengthen our balance sheet and preserve liquidity in response to the
COVID-19
pandemic, including the temporary suspension of distribution payments and the suspension of the Amended and Restated DRIP and our share repurchase plan for all stockholders. See the “Distributions” section below for a further discussion. We believe that the long-term stability of our portfolio of investments will return once the virus has been controlled. Each type of real estate asset we own has been impacted by the
COVID-19
pandemic to varying degrees. In states where lockdown orders have been lifted or modified, the downward trends in our portfolio appear to have somewhat moderated, but we have not yet witnessed a significant rebound.
In the early months of the pandemic, the businesses of our medical office tenants were negatively impacted when many of the states had implemented “stay at home” orders, thereby creating unprecedented revenue pressure on such tenants and their ability to pay rent on a timely basis. Substantially all of our physician practices and other medical service providers of non-essential
and elective services in our medical office buildings are now open. However, there remains a risk of reclosures in states where infection rates rise, or where a resurgence of
COVID-19
emerges, which may put additional pressure on our operations.
For our managed senior housing — RIDEA facilities and integrated senior health campuses, we have experienced a significant decline in our resident occupancies largely due to a decline in move-ins
of prospective residents because of
shelter-in-place,
re-opening
and other quarantine restrictions imposed by government regulations and guidelines, as well as the resurgence of
COVID-19
cases that commenced in late 2020 and continued into early 2021. In addition, we continue to experience challenges in attracting prospective residents to such senior housing — RIDEA facilities and campuses because they are choosing to delay moving into communities until the threat posed by the virus has declined. Further, the elimination of elective hospital procedures, which drive post-acute skilled nursing admissions, has significantly impacted our resident occupancy levels of our integrated senior health campuses. During the first quarter of 2021, we began to experience modest growth in resident occupancies in both these segments; however, we anticipate resident occupancy recovery to be slow. Based on information available to management as of April 30, 2021, resident occupancies in both these segments have declined by approximately 19.8% from February through December 2020; however, resident occupancy at such segments has increased by approximately 8.6% since December 2020. At the same time that our managed senior housing — RIDEA facilities and integrated senior health campuses faced a reduction in revenue associated with lower resident occupancies, such properties experienced a dramatic increase in operating costs to care for residents, particularly increased labor costs to maintain staffing levels to care for the aged population during the crisis, costs of testing employees and residents for
COVID-19
and costs to procure the volume of personal protective

equipment, or PPE, and other supplies required to maintain health and safety measures and protocols. Such operating expenses at our senior housing — RIDEA facilities and integrated senior health campuses significantly increased from February 2020 through the end of the fourth quarter of 2020, and have since declined through the end of the first quarter of 2021; although, such expenses are still higher than pre-pandemic
levels. Since March 2020, our leased,
non-RIDEA
senior housing and skilled nursing facility tenants have also experienced, and may continue to experience, similar pressures discussed above related to occupancy declines and expense increases, which have impacted, and may continue to impact, their ability to pay rent and have an adverse effect on our operations. Therefore, our immediate focus for our senior housing and skilled nursing facilities for 2021 continues to be on resident occupancy recovery and operating expense management. In addition, since the fourth quarter of 2020, there have been developments around the production, availability and widespread distribution and use of effective
COVID-19
vaccines, which we believe will be important to a rebound in our resident occupancy levels over time.
The information in this Quarterly Report on Form
10-Q
is based on data currently available to us and will likely change as the
COVID-19
pandemic progresses. We continue to closely monitor
COVID-19
developments and are continuously assessing the implications to our business, residents, tenants, operating partners, managers and our portfolio of investments. We anticipate that the government-imposed or self-imposed lockdowns and restrictions have created pent-up
demand for doctors’ visits,
move-ins
into senior housing facilities and elective procedures that rely on skilled nursing for rehabilitation, which will eventually drive skilled nursing occupancies higher; however, we cannot predict with reasonable certainty when such demand will return to pre-COVID-19
pandemic levels. The medical community understands
COVID-19
far better today than it did just a few months ago, and we are now equipped with greater therapeutics and other treatments to mitigate its impact. Likewise, we are optimistic about the favorable reports regarding the efficacy of vaccines. The
COVID-19
pandemic has had, and may continue to have, an adverse effect on the operations of our business, and therefore, we are unable to predict the full extent or nature of the future impact to our financial condition and results of operations at this time. We expect the trends discussed above with respect to the impact of the
COVID-19
pandemic to continue. Thus, the lasting impact of the
COVID-19
pandemic over the next 12 months could be significant and will largely depend on future developments, including the duration of the crisis and the success of efforts to contain or treat
COVID-19,
such as the widespread availability and use of effective vaccines, which cannot be predicted with confidence at this time. See the “Results of Operations” and “Liquidity and Capital Resources” sections below for a further discussion.
Scheduled Lease Expirations
Excluding our senior housing
— RIDEA facilities and integrated senior health campuses, as of March 31, 2021, our properties were 91.7% leased and during the remainder of 2021, 6.8% of the leased GLA is scheduled to expire. Our leasing strategy focuses on negotiating renewals for leases scheduled to expire during the next twelve months. In the future, if we are unable to negotiate renewals, we will try to identify new tenants or collaborate with existing tenants who are seeking additional space to occupy. As of March 31, 2021, our remaining weighted average lease term was 6.9 years, excluding our senior housing
— RIDEA facilities and integrated senior health campuses.
Our combined senior housing
— RIDEA facilities and integrated senior health campuses were 68.0% leased for the three months ended March 31, 2021. Substantially all of our leases with residents at such properties are for a term of one year or less.
Results of Operations
Comparison of Three Months Ended March 31, 2021 and 2020
Our primary sources of revenue include rent generated by our leased, non-RIDEA
properties, and resident fees and services revenue from our RIDEA properties. Our primary expenses include property operating expenses and rental expenses. In general, and under a normal operating environment without the disruption of the
COVID-19
pandemic, we expect amounts related to our portfolio of operating properties to increase in the future based on ongoing property expansions and developments as well as fixed annual rent escalations on our portfolio of leased properties.

We segregate our operations into reporting segments in order to assess the performance of our business in the same way that management reviews our performance and makes operating decisions. As of March 31, 2021, we operated through six reportable business segments: medical office buildings, hospitals, skilled nursing facilities, senior housing, senior housing — RIDEA and integrated senior health campuses.
The
COVID-19
pandemic has had a significant adverse impact on the operations of our real estate portfolio. Although we have experienced some delays in receiving rent payments from our tenants, as of March 31, 2021, we have collected substantially all of the contractual rent from our leased, non-RIDEA
senior housing and skilled nursing facility tenants. In addition, substantially all of the contractual rent through March 2021 from our medical office building tenants has been received. However, given the significant ongoing uncertainty of the impact of the
COVID-19
pandemic over the next 12 months, we are unable to predict the impact it will have on such tenants’ continued ability to pay rent.
Except where otherwise noted, the changes in our consolidated results of operations for 2021 as compared to 2020 are primarily due to the disruption to our normal operations as a result of the
COVID-19
pandemic and grant income received, as well as the development and expansion of our portfolio of integrated senior health campuses. As of March 31, 2021 and 2020, we owned and/or operated the following types of properties:

	March 31,
	2021			2020
	Number of Buildings/ Campuses	Aggregate Contract Purchase Price	Leased %	Number of Buildings/ Campuses	Aggregate Contract Purchase Price	Leased %
Integrated senior health campuses	120	$1,732,058,000	(1)	118	$1,547,192,000	(1)
Medical office buildings	63	657,885,000	89.1%	64	664,135,000	87.5%
Senior housing — RIDEA	20	433,891,000	(2)	20	433,891,000	(2)
Senior housing	9	89,535,000	100%	9	89,535,000	100%
Skilled nursing facilities	6	119,500,000	100%	7	128,000,000	100%
Hospitals	2	139,780,000	100%	2	139,780,000	100%

Total/weighted average(3)	220	$3,172,649,000	91.7%	220	$3,002,533,000	90.7%

(1)	The leased percentage for the resident units of our integrated senior health campuses was 67.6% and 83.5% for the three months ended March 31, 2021 and 2020, respectively.

(2)	The leased percentage for the resident units of our senior housing — RIDEA facilities was 70.0% and 82.5% for the three months ended March 31, 2021 and 2020, respectively.

(3)	Leased percentage excludes our senior housing — RIDEA facilities and integrated senior health campuses.

Revenues and Grant Income
The amount of revenues generated by our properties depends principally on our ability to maintain the occupancy rates of currently leased space and to lease available space at the then existing rental rates. Revenues and grant income by reportable segment consisted of the following for the periods then ended:

	Three Months Ended March 31,
	2021	2020
Resident Fees and Services Revenue
Integrated senior health campuses	$233,226,000	$267,794,000
Senior housing — RIDEA	19,800,000	22,132,000

Total resident fees and services revenue	253,026,000	289,926,000

Real Estate Revenue
Medical office buildings	20,023,000	19,598,000
Skilled nursing facilities	3,667,000	4,363,000
Senior housing	3,570,000	3,406,000
Hospitals	2,763,000	2,751,000

Total real estate revenue	30,023,000	30,118,000

Grant Income
Integrated senior health campuses	8,229,000	—

Total grant income	8,229,000	—

Total revenues and grant income	$291,278,000	$320,044,000

For the three months ended March 31, 2021 and 2020, resident fees and services primarily consisted of rental fees related to resident leases, extended health care fees and other ancillary services. For the three months ended March 31, 2021 and 2020, real estate revenue primarily consisted of base rent and expense recoveries. The $36,900,000 decline in resident fees and services revenue for the three months ended March 31, 2021 as compared to the three months ended March 31, 2020 was primarily attributable to the impact of the
COVID-19
pandemic on the operations of our integrated senior health campuses, which resulted in a decline in resident occupancy at such campuses of 15.7% between February 2020 and March 2021. However, for the three months ended March 31, 2021, we recognized $8,229,000 of grant income at our integrated senior health campuses related to government grants received through the Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act, economic stimulus programs. An additional $669,000 of such government grants were received by our integrated senior health campuses as of March 31, 2021, which we have deferred and anticipate to recognize as grant income in the second quarter of 2021.
Property Operating Expenses and Rental Expenses
Property operating expenses and property operating expenses as a percentage of resident fees and services revenue and grant income, as well as rental expenses and rental expenses as a percentage of real estate revenues, by reportable segment consisted of the following for the periods then ended:

	Three Months Ended March 31,
	2021		2020
Property Operating Expenses
Integrated senior health campuses	$228,639,000	94.7%	$239,598,000	89.5%
Senior housing — RIDEA	16,503,000	83.3%	16,142,000	72.9%

Total property operating expenses	$245,142,000	93.8%	$255,740,000	88.2%

Rental Expenses
Medical office buildings	$7,537,000	37.6%	$7,638,000	39.0%
Skilled nursing facilities	369,000	10.1%	406,000	9.3%
Hospitals	134,000	4.8%	105,000	3.8%
Senior housing	15,000	0.4%	21,000	0.6%

Total rental expenses	$8,055,000	26.8%	$8,170,000	27.1%

Integrated senior health campuses and senior housing — RIDEA facilities typically have a higher percentage of direct operating expenses to revenue than medical office buildings, hospitals, and leased, non-RIDEA
senior housing and skilled nursing facilities due to the nature of RIDEA facilities where we conduct day-to-day
operations. Property operating expenses for our integrated senior health campuses decreased for the three months ended March 31, 2021 compared to the three months ended March 31, 2020 primarily as the result of a decrease in third party management fees due to the significant decline in resident fees and services revenue generated by such facilities. However, as a percentage of resident fees and services revenue and grant income, operating expenses for our integrated senior health campuses has significantly increased which lowered the gross margin of such operating segment.
General and Administrative
General and administrative consisted of the following for the periods then ended:

	Three Months Ended March 31,
	2021	2020
Asset management and property management oversight fees — affiliates	$5,678,000	$5,105,000
Professional and legal fees	744,000	471,000
Transfer agent services	312,000	325,000
Bank charges	167,000	114,000
Directors’ and officers’ liability insurance	115,000	82,000
Board of directors fees	81,000	77,000
Franchise taxes	70,000	86,000
Postage and delivery	48,000	45,000
Restricted stock compensation	27,000	43,000
Stock compensation expense	(14,000)	195,000
Other	29,000	31,000

Total	$7,257,000	$6,574,000

The increase in general and administrative expenses for the three months ended March 31, 2021 as compared to the three months ended March 31, 2020 was primarily due to an increase in asset management and property management oversight fees as a result of an increase in our average invested assets through developments and the acquisition of previously leased properties, as well as capital expenditures, since March 31, 2020.
Business Acquisition Expenses
For the three months ended March 31, 2021 and 2020, we recorded business acquisition expenses of $1,248,000 and $234,000, respectively. The increase in such expenses primarily related to $1,245,000 in third-party advisory costs and fees to our special committee related to the strategic alternatives review process incurred for the three months ended March 31, 2021.
Depreciation and Amortization
For the three months ended March 31, 2021 and 2020, depreciation and amortization was $25,723,000 and $25,087,000, respectively, which primarily consisted of depreciation on our operating properties of $24,190,000 and $22,742,000, respectively, and amortization of our identified intangible assets of $1,113,000 and $1,994,000, respectively.

Interest Expense
Interest expense, including gain or loss in fair value of derivative financial instruments, consisted of the following for the periods then ended:

	Three Months Ended March 31,
	2021	2020
Interest expense:
Lines of credit and term loan and derivative financial instruments	$7,594,000	$8,433,000
Mortgage loans payable	8,585,000	8,338,000
Amortization of deferred financing costs:
Lines of credit and term loan	1,075,000	760,000
Mortgage loans payable	339,000	295,000
Amortization of debt discount/premium, net	203,000	208,000
(Gain) loss in fair value of derivative financial instruments	(1,821,000)	8,183,000
Loss on debt extinguishment	2,288,000	—
Interest on finance lease liabilities	118,000	169,000
Interest expense on financing obligations and other liabilities	163,000	331,000

Total	$18,544,000	$26,717,000

The decrease in total interest expense for the three months ended March 31, 2021, as compared to the three months ended March 31, 2020, was primarily related to a change to a gain in fair value recognized on our derivative financial instruments from a loss in fair value recognized on our derivative financial instruments, respectively, as such instruments approach maturity in January 2022, as well as a decrease in interest rates on our variable rate debt.
Impairment of Real Estate Investments
No impairment charges on real estate investments were recognized for the three months ended March 31, 2021. For the three months ended March 31, 2020, we recognized an impairment charge of $3,711,000 on one skilled nursing facility within Fox Grape SNF Portfolio and $1,391,000 on one integrated senior health campus within Trilogy Investors, LLC, or Trilogy. See Note 2, Summary of Significant Accounting Policies — Impairment of Long-Lived Assets, and Note 2, Summary of Significant Accounting Policies — Properties Held for Sale, to our accompanying condensed consolidated financial statements for a further discussion.
Liquidity and Capital Resources
Our sources of funds primarily consist of operating cash flows and borrowings. In the normal course of business, our principal demands for funds are for the payment of operating expenses, capital improvement expenditures, development of real estate investments, interest on our indebtedness, distributions to our stockholders and repurchases of our common stock. We estimate that we will require approximately $41,728,000 to pay interest on our outstanding indebtedness for the remainder of 2021, based on interest rates in effect as of March 31, 2021, and that we will require $30,611,000 to pay principal on our outstanding indebtedness for the remainder of 2021. One of our lines of credit and term loan with an aggregate principal balance of $560,500,000 as of March 31, 2021 are scheduled to mature on January 25, 2022; however, we have the ability and intend to pursue a new credit facility or, alternatively, satisfy certain conditions pursuant to the related credit agreement and pay the required fee in order to exercise our option to extend the maturity date of such credit facility for one year. We also require resources to make certain payments to our advisor and its affiliates. See Note 14, Related Party Transactions, to our accompanying condensed consolidated financial statements, and Note 14, Related Party Transactions of our 2020 Annual Report on Form
10-K,
as filed with the SEC on March 25, 2021, for a summary of our payments to our advisor and its affiliates. Generally, cash needs for such items will be met primarily from operations or borrowings, if needed. Our total capacity to pay operating expenses, capital improvement expenditures, interest, distributions and repurchases, as well as acquire and/or develop real estate investments, is a function of our current cash position, our borrowing capacity on our lines of credit, as well as any future indebtedness that we may incur.

Due to the impact the
COVID-19
pandemic has had on the United States and globally, and the ongoing uncertainty of the severity and duration of the
COVID-19
pandemic and its effects, our board began to take steps in March 2020 to protect our capital and maximize our liquidity in an effort to strengthen our long-term financial prospects, such as a reduction in the daily distribution rate and partial suspension of our share repurchase plan. Additionally, in response to the continued uncertainty of the
COVID-19
pandemic and its impact to our portfolio of investments, to further maximize our liquidity, on May 29, 2020, our board approved the temporary suspension of all stockholder distributions and the suspension of the Amended and Restated DRIP until such time, if any, as our board determines to authorize the reinstatement of distributions and such plans. See the “Distributions” section below for a further discussion. Furthermore, on May 29, 2020, our board approved the suspension of our share repurchase plan with respect to all share repurchase requests received after May 31, 2020, including repurchases resulting from death or qualifying disability of stockholders. On April 22, 2021, our board reinstated distributions by authorizing daily distributions to stockholders of record for the month of June 2021, at an annualized rate of $0.20 per share, to be paid in cash, in July 2021. Our board will continue to assess our distribution policy in light of our operations and future capital needs and shall determine if and when it is in the best interest of our company and our stockholders to continue to authorize distributions, if any, or to reinstate the Amended and Restated DRIP or our share repurchase plan.
As of March 31, 2021, our cash on hand was $89,995,000 and we had $147,766,000 available on our lines of credit. Such cash on hand included $20,489,000 in Medicare advance payments received by Trilogy, of which we currently own 67.6%, through an economic stimulus program of the CARES Act. We believe that such proceeds of cash and available lines of credit will be sufficient to satisfy our cash requirements for the foreseeable future, and we do not anticipate a need to raise funds from other sources within the next 12 months.
A capital plan for each investment is established upon acquisition that contemplates the estimated capital needs of that investment, including costs of refurbishment, tenant improvements or other major capital expenditures. The capital plan also sets forth the anticipated sources of the necessary capital, which may include operating cash generated by the investment, capital reserves, a line of credit or other loan established with respect to the investment, other borrowings, or additional equity investments from us or joint venture partners. The capital plan for each investment is adjusted through ongoing, regular reviews of our portfolio or as necessary to respond to unanticipated additional capital needs. As of March 31, 2021, we had $14,210,000 of restricted cash in loan impounds and reserve accounts to fund a portion of such capital expenditures. Based on the budget for the properties we own as of March 31, 2021, we estimate that our discretionary expenditures for capital and tenant improvements could require up to $68,612,000 for the remaining nine months of 2021.
Cash Flows
The following table sets forth changes in cash flows:

	Three Months Ended March 31,
	2021	2020
Cash, cash equivalents and restricted cash — beginning of period	$152,190,000	$89,880,000
Net cash (used in) provided by operating activities	(5,255,000)	25,883,000
Net cash used in investing activities	(106,841,000)	(39,218,000)
Net cash provided by financing activities	89,605,000	5,103,000
Effect of foreign currency translation on cash, cash equivalents and restricted cash	7,000	(134,000)

Cash, cash equivalents and restricted cash — end of period	$129,706,000	$81,514,000

The following summary discussion of our changes in our cash flows is based on our accompanying condensed consolidated statements of cash flows and is not meant to be an all-inclusive
discussion of the changes in our cash flows for the periods presented below.

Operating Activities
For the three months ended March 31, 2021 and 2020, cash flows (used in) provided by operating activities primarily related to the cash flows provided by our property operations and $8,229,000 of grant income recognized in 2021, offset by the payment of general and administrative expenses and business acquisition expenses. See the “Results of Operations” section above for a further discussion. In general, cash flows from operating activities will be affected by the timing of cash receipts and payments.
Investing Activities
For the three months ended March 31, 2021, cash flows used in investing activities primarily related to acquisitions of six previously leased real estate investments in the amount of $78,542,000 and developments and capital expenditures of $29,196,000, partially offset by $1,248,000 of proceeds from the disposition of one skilled nursing facility. For the three months ended March 31, 2020, cash flows used in investing activities primarily related to developments and capital expenditures of $37,217,000 and our acquisition of a land parcel in the amount of $1,478,000. In general, cash flows used in investing activities will be affected by the timing of capital expenditures and development projects and the number of acquisitions we complete in future years as compared to prior years.
Financing Activities
For the three months ended March 31, 2021, cash flows provided by financing activities primarily related to new borrowings under mortgage loans payable of $104,092,000 that were utilized to finance the acquisition and development of real estate investments. Such cash provided by financing activities was partially offset by payments on financing obligations of $8,481,000, scheduled payments on mortgage loans payable of $3,480,000 and net payments on our lines of credit in the amount of $1,400,000. In addition, for the three months ended March 31, 2021, we refinanced 10 mortgage loans payable with an aggregate principal balance of $101,734,000, which is reflected in borrowings under mortgage loans payable and early payoff of mortgage loans payable in our condensed consolidated statements of cash flows. For the three months ended March 31, 2020, cash flows provided by financing activities primarily related to net borrowings under our lines of credit in the amount of $18,500,000 and borrowings under mortgage loans payable of $8,239,000, partially offset by distributions to our common stockholders of $16,032,000 and scheduled payments on mortgage loans payable of $3,137,000. The decrease in distributions paid in 2021 compared to 2020 was primarily related to actions taken by our board to protect our capital and maximize our liquidity in response to the impact of the
COVID-19
pandemic, such as the temporary suspension of all stockholder distributions. See the “Distributions” section below for a further discussion. Overall, we anticipate cash flows from financing activities to decrease in the future. However, we anticipate our indebtedness to increase as we continue to develop properties and if we acquire additional real estate and real estate-related investments.
Distributions
Prior to March 31, 2020, our board authorized, on a quarterly basis, a daily distribution to our stockholders of record as of the close of business on each day of the quarterly periods commencing on May 14, 2014 and ending on March 31, 2020. The distributions were calculated based on 365 days in the calendar year and were equal to $0.001643836 per share of our common stock, which was equal to an annualized distribution rate of $0.60 per share. The daily distributions were aggregated and paid monthly in arrears in cash or shares of our common stock pursuant to our DRIP Offerings, only from legally available funds.
In response to the
COVID-19
pandemic and its effects to our business and operations, at the end of the first quarter of 2020 our board decided to take steps to protect our capital and maximize our liquidity in an effort to strengthen our long-term financial prospects. Consequently, on March 31, 2020, our board authorized a reduced daily distribution to our stockholders of record as of the close of business day on each day of the period commencing on April 1, 2020 and ending on May 31, 2020. The daily distributions were calculated based on 365 days in the calendar year and were equal to $0.000821918 per share of our common stock, which was equal to an annualized distribution rate of $0.30 per share, a decrease from the annualized distribution rate of $0.60 per share previously paid by us. These daily distributions were aggregated and paid in cash or shares of our common stock pursuant to our DRIP Offerings monthly in arrears from legally available funds. Furthermore, in response to the continued uncertainty of the
COVID-19
pandemic and its impact to our portfolio of investments, on May 29, 2020, our board authorized the temporary suspension of all stockholder distributions upon the completion of the payment of distributions payable to stockholders of record on or prior to the close of business on May 31, 2020. Our board also approved the suspension of the Amended and Restated DRIP effective upon the completion of all shares issued pursuant to the Amended and Restated DRIP with respect to distributions payable to stockholders of record on or prior to the close of business on May 31, 2020 until such time, if any, as our board determines to reinstate the Amended and Restated DRIP. See our Current Report on Form
8-K
filed with the SEC on June 4, 2020 for more information.
On April 22, 2021, our board authorized a daily distribution to our stockholders of record as of the close of business on each day of the period commencing on June 1, 2021 and ending June 30, 2021. The daily distributions will be calculated based on 365 days in the calendar year and will be equal to $0.000547945 per share of our common stock, which is equal to an annualized distribution rate of $0.20 per share. The distributions will be aggregated and paid in cash on a monthly basis, in July 2021, only from legally available funds.
The amount of the distributions paid to our stockholders was determined quarterly or monthly, as applicable, by our board and was dependent on a number of factors, including funds available for payment of distributions, our financial condition, capital expenditure requirements and annual distribution requirements needed to maintain our qualification as a REIT under the Code. We have not established any limit on the amount of net offering proceeds from our initial offering or borrowings that may be used to fund distributions, except that, in accordance with our organizational documents and Maryland law, we may not make distributions that would: (i) cause us to be unable to pay our debts as they become due in the usual course of business or (ii) cause our total assets to be less than the sum of our total liabilities plus senior liquidation preferences.
We did not pay any distributions for the three months ended March 31, 2021. The distributions paid for the three months ended March 31, 2020, along with the amount of distributions reinvested pursuant to our DRIP Offerings, and the sources of our distributions as compared to cash flows from operations were as follows:

	Three Months Ended March 31, 2020
Distributions paid in cash	$16,032,000
Distributions reinvested	13,141,000

	$29,173,000

Sources of distributions:
Cash flows from operations	$25,883,000	88.7%
Proceeds from borrowings	3,290,000	11.3

	$29,173,000	100%

As of March 31, 2021, any distributions of amounts in excess of our current and accumulated earnings and profits have resulted in a return of capital to our stockholders, and all or any portion of a distribution to our stockholders may have been paid from net offering proceeds and borrowings. The payment of distributions from our net offering proceeds and borrowings have reduced the amount of capital we ultimately invested in assets and negatively impacted the amount of income available for future distributions.

We did not pay any distributions for the three months ended March 31, 2021. The distributions paid for the three months ended March 31, 2020, along with the amount of distributions reinvested pursuant to our DRIP Offerings, and the sources of our distributions as compared to funds from operations attributable to controlling interest, or FFO, were as follows:

	Three Months Ended March 31, 2020
Distributions paid in cash	$16,032,000
Distributions reinvested	13,141,000

	$29,173,000

Sources of distributions:
FFO attributable to controlling interest	$16,229,000	55.6%
Proceeds from borrowings	12,944,000	44.4

	$29,173,000	100%

The payment of distributions from sources other than FFO may reduce the amount of proceeds available for investment and operations or may cause us to incur additional interest expense as a result of borrowed funds. For a further discussion of FFO, a non-GAAP
financial measure, including a reconciliation of our GAAP net loss to FFO, see the “Funds from Operations and Modified Funds from Operations” section below.
Financing
We intend to continue to finance all or a portion of the purchase price of our investments in real estate and real estate-related investments by borrowing funds. We anticipate that our overall leverage will approximate 45.0% of the combined fair market value of all of our properties and other real estate-related investments, as determined at the end of each calendar year. For these purposes, the market value of each asset will be equal to the contract purchase price paid for the asset or, if the asset was appraised subsequent to the date of purchase, then the market value will be equal to the value reported in the most recent independent appraisal of the asset. Our policies do not limit the amount we may borrow with respect to any individual investment. As of March 31, 2021, our aggregate borrowings were 47.4% of the combined market value of all of our real estate and real estate-related investments.
Under our charter, we have a limitation on borrowing that precludes us from borrowing in excess of 300% of our net assets without the approval of a majority of our independent directors. Net assets for purposes of this calculation are defined to be our total assets (other than intangibles), valued at cost prior to deducting depreciation, amortization, bad debt and other similar non-cash
reserves, less total liabilities. Generally, the preceding calculation is expected to approximate 75.0% of the aggregate cost of our real estate and real estate-related investments before depreciation, amortization, bad debt and other similar non-cash
reserves. In addition, we may incur mortgage debt and pledge some or all of our real properties as security for that debt to obtain funds to acquire additional real estate or for working capital. Furthermore, we may borrow if we otherwise deem it necessary or advisable to ensure that we maintain our qualification as a REIT for federal income tax purposes. As of May 17, 2021 and March 31, 2021, our leverage did not exceed 300% of the value of our net assets.
Mortgage Loans Payable, Net
For a discussion of our mortgage loans payable, net, see Note 7, Mortgage Loans Payable, Net, to our accompanying condensed consolidated financial statements.
Lines of Credit and Term Loan
For a discussion of our lines of credit and term loan, see Note 8, Lines of Credit and Term Loan, to our accompanying condensed consolidated financial statements.

REIT Requirements
In order to maintain our qualification as a REIT for federal income tax purposes, we are required to distribute to our stockholders a minimum of 90.0% of our annual taxable income, excluding net capital gains. Existing Internal Revenue Service guidance includes a safe harbor pursuant to which publicly offered REITs can satisfy the distribution requirement by distributing a combination of cash and stock to stockholders. In general, to qualify under the safe harbor, each stockholder must elect to receive either cash or stock, and the aggregate cash component of the distribution to stockholders must represent at least 20.0% of the total distribution. In the event that there is a shortfall in net cash available due to factors including, without limitation, the timing of such distributions or the timing of the collection of receivables, we may seek to obtain capital to pay distributions by means of secured and unsecured debt financing through one or more unaffiliated third parties. We may also pay distributions from cash from capital transactions including, without limitation, the sale of one or more of our properties or from the proceeds of our initial offering.
Commitments and Contingencies
For a discussion of our commitments and contingencies, see Note 11, Commitments and Contingencies, to our accompanying condensed consolidated financial statements.
Debt Service Requirements
A significant liquidity need is the payment of principal and interest on our outstanding indebtedness. As of March 31, 2021, we had $934,637,000 ($912,883,000, net of discount/premium and deferred financing costs) of fixed-rate
and variable-rate mortgage loans payable outstanding secured by our properties. As of March 31, 2021, we had $842,234,000 outstanding and $147,766,000 remained available under our lines of credit. See Note 7, Mortgage Loans Payable, Net and Note 8, Lines of Credit and Term Loan, to our accompanying condensed consolidated financial statements.
We are required by the terms of certain loan documents to meet various financial and non-financial
covenants, such as leverage ratios, net worth ratios, debt service coverage ratios and fixed charge coverage ratios. As of March 31, 2021, we were in compliance with all such covenants and requirements on our mortgage loans payable and our lines of credit and term loan. The extent and severity of the
COVID-19
pandemic on our business continues to evolve, and any continued future deterioration of operations in excess of management’s projections as a result of
COVID-19
could impact future compliance with these covenants. If any future covenants are violated, we anticipate seeking a waiver or amending the debt covenants with the lenders when and if such event should occur. However, there can be no assurances that management will be able to effectively achieve such plans. As of March 31, 2021, the weighted average effective interest rate on our outstanding debt, factoring in our fixed-rate interest rate swaps and interest rate cap, was 3.54% per annum.
Contractual Obligations
The following table provides information with respect to: (i) the maturity and scheduled principal repayment of our secured mortgage loans payable and our lines of credit and term loan; (ii) interest payments on our mortgage loans payable, lines of credit and term loan; (iii) ground and other lease obligations; (iv) financing obligations; and (v) finance leases as of March 31, 2021:

	Payments Due by Period
	2021	2022-2023	2024-2025	Thereafter	Total
Principal payments — fixed-rate debt	$10,743,000	$93,586,000	$85,223,000	$552,172,000	$741,724,000
Interest payments — fixed-rate debt	19,350,000	46,963,000	40,089,000	243,979,000	350,381,000
Principal payments — variable-rate debt	19,868,000	918,517,000	96,762,000	—	1,035,147,000
Interest payments — variable-rate debt (based on rates in effect as of March 31, 2021)	22,378,000	24,748,000	830,000	—	47,956,000
Ground and other lease obligations	12,647,000	33,661,000	31,284,000	132,307,000	209,899,000
Financing obligations	14,037,000	4,422,000	1,415,000	974,000	20,848,000
Finance leases	120,000	105,000	65,000	—	290,000

Total	$99,143,000	$1,122,002,000	$255,668,000	$929,432,000	$2,406,245,000

Off-Balance
Sheet Arrangements
As of March 31, 2021, we had no
off-balance
sheet transactions, nor do we currently have any such arrangements or obligations.
Inflation
During the three months ended March 31, 2021 and 2020, inflation has not significantly affected our operations because of the moderate inflation rate; however, we expect to be exposed to inflation risk as income from future long-term tenant leases will be the primary source of our cash flows from operations. There are provisions in the majority of our tenant leases that will protect us from the impact of inflation. These provisions include negotiated rental increases, reimbursement billings for operating expense pass-through charges and real estate tax and insurance reimbursements. However, due to the long-term nature of the anticipated leases, among other factors, the leases may not re-set
frequently enough to cover inflation.
Related Party Transactions
For a summary of related party transactions, see Note 14, Related Party Transactions, to our accompanying condensed consolidated financial statements, and Note 14, Related Party Transactions of our 2020 Annual Report on Form
10-K,
as filed with the SEC on March 25, 2021.
Funds from Operations and Modified Funds from Operations
Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group, has promulgated a measure known as funds from operations, a non-GAAP
measure, which we believe to be an appropriate supplemental performance measure to reflect the operating performance of a REIT. The use of funds from operations is recommended by the REIT industry as a supplemental performance measure, and our management uses FFO to evaluate our performance over time. FFO is not equivalent to our net income (loss) as determined under GAAP.
We define FFO, a
non-GAAP
measure, consistent with the standards established by the White Paper on funds from operations approved by the Board of Governors of NAREIT, or the White Paper. The White Paper defines funds from operations as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of certain real estate assets and impairment writedowns of certain real estate assets and investments, plus depreciation and amortization related to real estate, and after adjustments for unconsolidated partnerships and joint ventures. While impairment charges are excluded from the calculation of FFO as described above, investors are cautioned that impairments are based on estimated future undiscounted cash flows. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations. Our FFO calculation complies with NAREIT’s policy described above.
Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate-related depreciation and amortization and impairments, provides a further understanding of our performance to investors and to our management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses and interest costs, which may not be immediately apparent from net income (loss).
However, FFO and modified funds from operations attributable to controlling interest, or MFFO, as described below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income (loss) or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP
FFO and MFFO measures and the adjustments to GAAP in calculating FFO and MFFO.

The IPA, an industry trade group, has standardized a measure known as modified funds from operations, which the IPA has recommended as a supplemental performance measure for publicly registered, non-listed
REITs and which we believe to be another appropriate supplemental performance measure to reflect the operating performance of a publicly registered, non-listed
REIT having the characteristics described above. MFFO is not equivalent to our net income (loss) as determined under GAAP, and MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate with a limited life and targeted exit strategy, as currently intended. We believe that, because MFFO excludes expensed acquisition fees and expenses that affect our operations only in periods in which properties are acquired and that we consider more reflective of investing activities, as well as other non-operating
items included in FFO, MFFO can provide, on a going forward basis, an indication of the sustainability (that is, the capacity to continue to be maintained) of our operating performance after the period in which we are acquiring our properties and once our portfolio is in place. By providing MFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance after our initial offering stage has been completed and our properties have been acquired. We also believe that MFFO is a recognized measure of sustainable operating performance by the publicly registered, non-listed
REIT industry. Further, we believe MFFO is useful in comparing the sustainability of our operating performance after our initial offering stage and acquisitions are completed with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities. Investors are cautioned that MFFO should only be used to assess the sustainability of our operating performance after our initial offering stage has been completed and properties have been acquired, as it excludes expensed acquisition fees and expenses that have a negative effect on our operating performance during the periods in which properties are acquired.
We define MFFO, a
non-GAAP
measure, consistent with the Practice Guideline
2010-01,
Supplemental Performance Measure for Publicly Registered,
Non-Listed
REITs: Modified Funds from Operations
, or the Practice Guideline, issued by the IPA in November 2010. The Practice Guideline defines modified funds from operations as funds from operations further adjusted for the following items included in the determination of GAAP net income (loss): expensed acquisition fees and costs; amounts relating to deferred rent and amortization of above- and below-market leases and liabilities (which are adjusted in order to reflect such payments from a GAAP accrual basis to closer to an expected to be received cash basis of disclosing the rent and lease payments); accretion of discounts and amortization of premiums on debt investments;
mark-to-market
adjustments included in net income (loss); gains or losses included in net income (loss) from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan; unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting; and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect modified funds from operations on the same basis. Our MFFO calculation complies with the IPA’s Practice Guideline described above.
Our management uses MFFO and the adjustments used to calculate it in order to evaluate our performance against other publicly registered, non-listed
REITs which intend to have limited lives with short and defined acquisition periods and targeted exit strategies shortly thereafter. As noted above, MFFO may not be a useful measure of the impact of long-term
operating performance if we do not continue to operate in this manner. We believe that our use of MFFO and the adjustments used to calculate it allow us to present our performance in a manner that reflects certain characteristics that are unique to publicly registered, non-listed
REITs, such as their limited life, limited and defined acquisition period and targeted exit strategy, and hence, that the use of such measures may be useful to investors.
Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate funds from operations and modified funds from operations the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) as an indication of our performance, as an alternative to cash flows from operations, which is an indication of our liquidity, or indicative of funds available to fund our cash needs including our ability to make distributions to our stockholders. FFO and MFFO should be reviewed in conjunction with other measurements as an indication of our performance. MFFO may be useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and in particular, after the offering and acquisition stages are complete. FFO and MFFO are not useful measures in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO and MFFO.

Neither the SEC, NAREIT nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO or MFFO. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the publicly registered, non-listed
REIT industry and we would have to adjust our calculation and characterization of FFO or MFFO.
For the three months ended March 31, 2021, we recognized government grants as grant income and within loss from unconsolidated entities. Such amounts were granted through federal and state government programs, such as through the CARES Act, and which were established for eligible healthcare providers to preserve liquidity in response to the
COVID-19
pandemic. The government grants helped mitigate some of the negative impact that the
COVID-19
pandemic had on our financial condition and results of operations. Without such relief proceeds, the
COVID-19
pandemic impact would have had a material adverse impact to our FFO and MFFO. For the three months ended March 31, 2021, FFO would have been approximately $4,458,000, excluding government grants recognized. For the three months ended March 31, 2021, MFFO would have been approximately $4,707,000, excluding government grants recognized. For the three months ended March 31, 2020, we did not recognize any government grants.
The following is a reconciliation of net income or loss, which is the most directly comparable GAAP financial measure, to FFO and MFFO for the periods presented below:

	Three Months Ended March 31,
	2021	2020
Net loss	$(16,273,000)	$(7,783,000)
Add:
Depreciation and amortization related to real estate — consolidated properties	25,723,000	25,087,000
Depreciation and amortization related to real estate — unconsolidated entities	806,000	744,000
Loss on disposition of real estate investment	335,000	—
Impairment of real estate investments	—	5,102,000
Net loss (income) attributable to noncontrolling interests	4,426,000	(2,127,000)
Less:
Depreciation, amortization, impairment and loss on disposition — noncontrolling interests	(4,765,000)	(4,794,000)

FFO attributable to controlling interest	$10,252,000	$16,229,000

Business acquisition expenses(1)	$1,248,000	$234,000
Amortization of above- and below-market leases(2)	36,000	19,000
Amortization of closing costs(3)	47,000	40,000
Change in deferred rent(4)	(334,000)	(28,000)
Loss on debt extinguishment(5)	2,288,000	—
(Gain) loss in fair value of derivative financial instruments(6)	(1,821,000)	8,183,000
Foreign currency (gain) loss(7)	(415,000)	3,065,000
Adjustments for unconsolidated entities(8)	171,000	316,000
Adjustments for noncontrolling interests(8)	(971,000)	(510,000)

MFFO attributable to controlling interest	$10,501,000	$27,548,000

Weighted average common shares outstanding — basic and diluted	193,856,872	194,844,516

Net loss per common share — basic and diluted	$(0.08)	$(0.04)

FFO attributable to controlling interest per common share — basic and diluted	$0.05	$0.08

MFFO attributable to controlling interest per common share — basic and diluted	$0.05	$0.14

(1)
In evaluating investments in real estate, we differentiate the costs to acquire the investment from the operations derived from the investment. Such information would be comparable only for publicly registered, non-listed
REITs that have completed their acquisition activity and have other similar operating characteristics. By excluding business acquisition expenses that have been deducted as expenses in the determination of GAAP net income or loss, we believe MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of our properties. Business acquisition expenses include payments to our advisor or its affiliates and third parties.

(2)
Under GAAP, above- and below-market leases are assumed to diminish predictably in value over time and amortized, similar to depreciation and amortization of other real estate-related assets that are excluded from FFO. However, because real estate values and market lease rates historically rise or fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, we believe that by excluding charges relating to the amortization of above- and below-market leases, MFFO may provide useful supplemental information on the performance of the real estate.

(3)
Under GAAP, direct closing costs are amortized over the term of our debt security investment as an adjustment to the yield on our debt security investment. This may result in income recognition that is different than the contractual cash flows under our debt security investment. By adjusting for the amortization of the closing costs related to our debt security investment, MFFO may provide useful supplemental information on the realized economic impact of our debt security investment terms, providing insight on the expected contractual cash flows of such debt security investment, and aligns results with management’s analysis of operating performance.

(4)
Under GAAP, as a lessor, rental revenue is recognized on a straight-line basis over the terms of the related lease (including rent holidays). As a lessee, we record amortization of right-of-use
assets and accretion of lease liabilities for our operating leases. This may result in income or expense recognition that is significantly different than the underlying contract terms. By adjusting such amounts, MFFO may provide useful supplemental information on the realized economic impact of lease terms, providing insight on the expected contractual cash flows of such lease terms, and aligns results with our analysis of operating performance.

(5)
The loss associated with the early extinguishment of debt primarily relates to the write-off
of unamortized deferred financing fees and other fees. We believe that adjusting for such non-recurring
losses provides useful supplemental information because such charges (or losses) may not be reflective of on-going
business transactions and operations and is consistent with management’s analysis of our operating performance.

(6)
Under GAAP, we are required to include changes in fair value of our derivative financial instruments in the determination of net income or loss. We believe that adjusting for the change in fair value of our derivative financial instruments to arrive at MFFO is appropriate because such adjustments may not be reflective of on-going
operations and reflect unrealized impacts on value based only on then current market conditions, although they may be based upon general market conditions. The need to reflect the change in fair value of our derivative financial instruments is a continuous process and is analyzed on a quarterly basis in accordance with GAAP.

(7)	We believe that adjusting for the change in foreign currency exchange rates provides useful information because such adjustments may not be reflective of on-going operations.

(8)
Includes all adjustments to eliminate the unconsolidated entities’ share or noncontrolling interests’ share, as applicable, of the adjustments described in notes (1)
–
(7) above to convert our FFO to MFFO.

Net Operating Income
Net operating income, or NOI, is a
non-GAAP
financial measure that is defined as net income (loss), computed in accordance with GAAP, generated from properties before general and administrative expenses, business acquisition expenses, depreciation and amortization, interest expense, gain or loss on disposition, impairment of real estate investments, income or loss from unconsolidated entities, foreign currency gain or loss, other income and income tax benefit or expense.
NOI is not equivalent to our net income (loss) as determined under GAAP and may not be a useful measure in measuring operational income or cash flows. Furthermore, NOI should not be considered as an alternative to net income (loss) as an indication of our performance, as an alternative to cash flows from operations, as an indication of our liquidity, or indicative of cash flow available to fund our cash needs including our ability to make distributions to our stockholders. NOI should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income (loss) or in its applicability in evaluating our operating performance. Investors are also cautioned that NOI should only be used to assess our operational performance in periods in which we have not incurred or accrued any business acquisition expenses.

We believe that NOI is an appropriate supplemental performance measure to reflect the performance of our operating assets because NOI excludes certain items that are not associated with the operations of the properties. We believe that NOI is a widely accepted measure of comparative operating performance in the real estate community. However, our use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount.
For the three months ended March 31, 2021, we recognized government grant income, which helped mitigate some of the negative impact that the
COVID-19
pandemic had on our financial condition and results of operations. Without such relief proceeds, the
COVID-19
pandemic impact would have had a material adverse impact to our NOI. For the three months ended March 31, 2021, NOI would have been approximately $29,852,000, excluding government grants recognized. For the three months ended March 31, 2020, we did not recognize any government grants.
To facilitate understanding of this financial measure, the following is a reconciliation of net income or loss, which is the most directly comparable GAAP financial measure, to NOI for the periods presented below:

	Three Months Ended March 31,
	2021	2020
Net loss	$(16,273,000)	$(7,783,000)
General and administrative	7,257,000	6,574,000
Business acquisition expenses	1,248,000	234,000
Depreciation and amortization	25,723,000	25,087,000
Interest expense	18,544,000	26,717,000
Loss on disposition of real estate investment	335,000	—
Impairment of real estate investments	—	5,102,000
Loss from unconsolidated entities	1,771,000	904,000
Foreign currency (gain) loss	(415,000)	3,065,000
Other income	(272,000)	(555,000)
Income tax expense (benefit)	163,000	(3,211,000)

Net operating income	$38,081,000	$56,134,000

ANNEX H
GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
When used in this Annex, unless otherwise specifically stated or the context requires otherwise, the terms “we,” “us,” or “our,” refer to Griffin-American Healthcare REIT IV, Inc. (“GAHR IV”) and its subsidiaries, including Griffin-American Healthcare REIT IV Holdings, LP. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and notes thereto, included in the section “Index to Financial Information” in the proxy statement/prospectus, of which this Annex H forms a part. References to “Notes” in this section are to the notes to GAHR IV’s Financial Statements as of and for the years ended December 21, 2020, 2019 and 2018 or to GAHR IV’s Financial Statements as of and for the Three Months ended March 31, 2021 and 2020, as applicable, included in the section “Index to Financial Information” in the proxy statement/prospectus. See also “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors” in the proxy statement/prospectus.

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
Management’s Discussion and Analysis of
Financial Condition and Results of Operations
For the Year Ended December 31, 2020
Overview and Background
Griffin-American Healthcare REIT IV, Inc., a Maryland corporation, invests in a diversified portfolio of real estate properties, focusing primarily on medical office buildings, skilled nursing facilities and senior housing facilities that produce current income. We also operate healthcare-related facilities utilizing the structure permitted by the REIT Investment Diversification and Empowerment Act of 2007, which is commonly referred to as a “RIDEA” structure (the provisions of the Internal Revenue Code of 1986, as amended, or the Code, authorizing the RIDEA structure were enacted as part of the Housing and Economic Recovery Act of 2008). We qualified to be taxed as a REIT under the Code for federal income tax purposes beginning with our taxable year ended December 31, 2016, and we intend to continue to qualify to be taxed as a REIT.
We raised $754,118,000 through a best efforts initial public offering, or our initial offering, and issued 75,639,681 aggregate shares of our Class T and Class I shares of our common stock. In addition, during our initial offering, we issued 3,253,535 aggregate shares of our Class T and Class I common stock pursuant to our distribution reinvestment plan, as amended, or the DRIP, for a total of $31,021,000 in distributions reinvested. Following the deregistration of our initial offering, we continued issuing shares of our common stock pursuant to the DRIP through a subsequent offering, or the 2019 DRIP Offering. We commenced offering shares pursuant to the 2019 DRIP Offering on March 1, 2019, following the termination of our initial offering on February 15, 2019. On March 18, 2021, our board of directors, or our board, authorized the suspension of the DRIP, effective as of April 1, 2021. As of December 31, 2020, a total of $41,471,000 in distributions were reinvested that resulted in 4,342,059 shares of our common stock being issued pursuant to the 2019 DRIP Offering. We collectively refer to the DRIP portion of our initial offering and the 2019 DRIP Offering as our DRIP Offerings.
Since March 2020, the
COVID-19
pandemic has been dramatically impacting the United States, which has resulted in an aggressive worldwide effort to contain the spread of the virus. These efforts have significantly and adversely disrupted economic markets and impacted commercial activity worldwide, including markets in which we own and/or operate properties, and the prolonged economic impact remains uncertain. In addition, the continuously evolving nature of the
COVID-19
pandemic makes it difficult to ascertain the long-term impact it will have on real estate markets and our portfolio of investments. Considerable uncertainty still surrounds the
COVID-19
pandemic and its effects on the population, as well as the effectiveness of any responses taken on national and local levels by government and public health authorities and businesses to contain and combat the outbreak and spread of the virus, including the widespread availability and use of effective vaccines. In particular, government-imposed business closures and re-opening
restrictions, as well as self-imposed restrictions of discretionary activities, have dramatically impacted the operations of our real estate investments and our tenants across the country, such as creating significant declines in resident occupancy. Further, our senior housing facilities have also experienced dramatic increases and may continue to experience increases in costs to care for residents; particularly labor costs to maintain staffing levels to care for the aged population during this crisis, costs of
COVID-19
testing of employees and residents and costs to procure the volume of personal protective equipment, or PPE, and other supplies required.
We received and recognized in our accompanying consolidated financial statements stimulus funds through economic relief programs of the Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act, as discussed at Note 2, Summary of Significant Accounting Policies — Government Grants, to the Consolidated Financial Statements that are a part of this Annual Report on Form
10-K.
We have also taken actions to strengthen our balance sheet and preserve liquidity in response to the
COVID-19
pandemic risks. From March to December 2020, we postponed
non-essential
capital expenditures. In addition, in March 2020, we reduced the stockholder distribution rate and partially suspended our share repurchase plan. We believe that the long-term stability of our portfolio will return once the virus has been controlled. In states where lockdown orders have been lifted or modified, the downward trends in our portfolio appear to have somewhat moderated, but we have not yet witnessed a significant rebound. We are continuously monitoring the impact of the
COVID-19
pandemic on our business, residents, tenants, operating partners, managers,

portfolio of investments and on the United States and global economies. The prolonged duration and impact of the
COVID-19
pandemic has materially disrupted, and may continue to materially disrupt, our business operations and impact our financial performance. See the “Factors Which May Influence Results of Operations,” “Results of Operations” and “Liquidity and Capital Resources” sections below for a further discussion.
On March 18, 2021, our board, at the recommendation of the audit committee of our board, comprised solely of independent directors, unanimously approved and established an updated estimated per share net asset value, or NAV, of our common stock of $9.22. We provided this updated estimated per share NAV to assist broker-dealers in connection with their obligations under Financial Industry Regulatory Authority, or FINRA, Rule 2231 with respect to customer account statements. The updated estimated per share NAV is based on the estimated value of our assets less the estimated value of our liabilities, divided by the number of shares outstanding on a fully diluted basis, calculated as of September 30, 2020. The valuation was performed in accordance with the methodology provided in Practice Guideline
2013-01,
 Valuations of Publicly Registered
Non-Listed
REITs
, or the Practice Guideline, issued by the Institute for Portfolio Alternatives, or the IPA, in April 2013, in addition to guidance from the SEC. On April 2, 2020, the board previously determined an estimated per share NAV of our common stock of $9.54 calculated as of December 31, 2019. See our Current Report on Form
8-K
filed with the SEC on March 19, 2021 for more information on the methodologies and assumptions used to determine, and the limitations and risks of, our updated estimated per share NAV.
We conduct substantially all of our operations through Griffin-American Healthcare REIT IV Holdings, LP, or our operating partnership. We are externally advised by Griffin-American Healthcare REIT IV Advisor, LLC, or our advisor, pursuant to an advisory agreement, or the Advisory Agreement, between us and our advisor. The Advisory Agreement was effective as of February 16, 2016 and had a one-year
initial term, subject to successive
one-year
renewals upon the mutual consent of the parties. The Advisory Agreement was last renewed pursuant to the mutual consent of the parties on February 11, 2021 and expires on February 16, 2022. Our advisor uses its best efforts, subject to the oversight and review of our board, to, among other things, research, identify, review and make investments in and dispositions of properties and securities on our behalf consistent with our investment policies and objectives. Our advisor performs its duties and responsibilities under the Advisory Agreement as our fiduciary. Our advisor is 75.0% owned and managed by wholly owned subsidiaries of American Healthcare Investors and 25.0% owned by a wholly owned subsidiary of Griffin Capital. American Healthcare Investors is 47.1% owned by AHI Group Holdings, LLC, or AHI Group Holdings, 45.1% indirectly owned by Colony Capital, Inc. (NYSE: CLNY), or Colony Capital, and 7.8% owned by James F. Flaherty III, a former partner of Colony Capital. We are not affiliated with Griffin Capital, Griffin Capital Securities, LLC, or our dealer manager, Colony Capital or Mr. Flaherty; however, we are affiliated with our advisor, American Healthcare Investors and AHI Group Holdings.
In October 2020, we established a special committee of our board, which consists of all of our independent directors, to investigate and analyze strategic alternatives, including but not limited to, the sale of our assets, a listing of our shares on a national securities exchange, or a merger with another entity, including a merger with another unlisted entity that we expect would enhance our value. There can be no assurance that this strategic alternative review process will result in a transaction being pursued, or if pursued, that any such transaction would ultimately be consummated. For a further discussion, see Part III, Item 10, Directors, Executive Officers and Corporate Governance. In connection with the strategic alternative review process and in order to facilitate a strategic transaction, on March 18, 2021, our board authorized the suspension of the DRIP, effective as of April 1, 2021, until such time, if any, as our board determines to reinstate the DRIP. As a consequence of the suspension of the DRIP, beginning with the April 2021 distributions, which will be payable on or about May 1, 2021, there will be no further issuances of shares pursuant to the DRIP, and stockholders who are participants in the DRIP will receive cash distributions instead. In addition, on March 18, 2021, our board approved the suspension of our share repurchase plan with respect to all repurchase requests received by us after February 28, 2021, including repurchases resulting from the death or qualifying disability of stockholders, until such time, if any, as our board determines to reinstate our share repurchase plan.
We currently operate through four reportable business segments: medical office buildings, senior housing, senior housing — RIDEA and skilled nursing facilities. As of December 31, 2020, we owned 89 properties, comprising 94 buildings, or approximately 4,863,000 square feet of gross leasable area, or GLA, for an aggregate contract purchase price of $1,089,431,000. As of December 31, 2020, we also owned a 6.0% interest in a joint venture which owns a portfolio of integrated senior health campuses and ancillary businesses.

Critical Accounting Policies
We believe that our critical accounting policies are those that require significant judgments and estimates such as those related to revenue and grant income recognition, allowance for credit losses, accounting for property acquisitions, impairment of long-lived and intangible assets, properties held for sale and qualification as a REIT. These estimates are made and evaluated on an on-going
basis using information that is available as well as various other assumptions believed to be reasonable under the circumstances. However, if our judgment or interpretation of the facts and circumstances relating to various transactions or other matters had been different, we may have applied a different accounting treatment, resulting in a different presentation of our financial statements. We believe that our critical accounting policies affect our more significant estimates and judgments used in the preparation of our financial statements. A summary of our critical accounting policies is included in our Annual Report on Form
10-K
for the year ended December 31, 2020, in Note 2, Summary of Significant Accounting Policies. There have been no significant changes to our critical accounting policies during 2020 other than those resulting from the adoption of new accounting standards.
Recently Issued Accounting Pronouncements
For a discussion of recently issued accounting pronouncements, see Note 2, Summary of Significant Accounting Policies — Recently Issued Accounting Pronouncements, to the Consolidated Financial Statements that are a part of this Annual Report on Form
10-K.
Acquisitions in 2020, 2019 and 2018
For a discussion of our property acquisitions in 2020, 2019, and 2018, see Note 3, Real Estate Investments, Net, to the Consolidated Financial Statements that are a part of this Annual Report on Form
10-K.
Factors Which May Influence Results of Operations
Due to the ongoing
COVID-19
pandemic in the United States and globally, since March 2020, our residents, tenants, operating partners and managers have been materially impacted. The situation continues to present a meaningful challenge for us as an owner and operator of healthcare facilities, as the impact of the virus continues to result in a massive strain throughout the healthcare system.
COVID-19
is particularly dangerous among the senior population and results in heightened risk to our senior housing and skilled nursing facilities, and we continue to work diligently to implement aggressive protocols at such facilities in line with the Centers for Disease Control and Prevention and Centers for Medicare and Medicaid Services guidelines to limit the exposure and spread of
COVID-19.
Each type of real estate asset we own has been impacted by
COVID-19
to varying degrees. The
COVID-19
pandemic has negatively impacted the businesses of our medical office tenants and their ability to pay rent on a timely basis. In the early months of the pandemic when many of the states had implemented “stay at home” orders, in excess of 50.0% of our tenants in medical office buildings had been classified by state governments as
“non-essential”
and were ordered to either shut down entirely, or significantly limit hours of operations, which prevented or significantly limited our tenants from seeing patients in their offices and thereby creating unprecedented revenue pressure on such tenants. Substantially all of our physician practices and other medical service providers of non-essential
and elective services in our medical office buildings are now open. However, the number of patients returning to such offices varies across practice types and geographic markets as people may continue to delay office visits due to the fears or uncertainties associated with
COVID-19
despite the availability of services. Additionally, while restrictions have been at least partially lifted or modified in many states, there remains a risk of reclosures in states where infection rates rise, or where a resurgence of
COVID-19
emerges, which may put additional pressure on our operations.
For our managed senior housing — RIDEA facilities, based on preliminary information available to management as of February 26, 2021, we have experienced an approximate 16.0% decline in our resident occupancies since February 2020 largely due to a decline in move-ins
of prospective residents because of
shelter-in-place,
re-opening
and other quarantine restrictions imposed by government regulations and guidelines, as well as the resurgence of the
COVID-19
pandemic in late 2020 and into early 2021. In addition, we continue to experience challenges in attracting prospective residents to our senior housing — RIDEA facilities because they are choosing to delay moving into communities until the threat posed by the virus has declined. Our facilities have adopted phased-in
approaches to facility operations depending on the market in which they operate, which range from stringent restrictions of essential visitors and frequent testing of staff and residents to allowing screened visitors and limited activities. At the same time that our managed senior housing — RIDEA facilities are facing a reduction in revenue associated with lower resident occupancies, they are also experiencing a significant increase in costs to care for residents, particularly increased labor costs to maintain staffing levels to care for the aged population during this crisis, costs of testing employees and residents for
COVID-19
and costs to procure the volume of PPE and other supplies required to maintain health and safety measures and protocols. Since March 2020, our leased, non-RIDEA
senior housing and skilled nursing facility tenants have also experienced and may continue to experience similar pressures related to occupancy declines and expense increases, which may impact their ability to pay rent and have an adverse effect on our operations. Therefore, our immediate focus for 2021 continues to be on resident occupancy recovery and operating expense management. Beginning in the fourth quarter of 2020, there have been recent developments around the production, availability and widespread distribution and use of effective
COVID-19
vaccines, which we believe will be important to a rebound in our resident occupancy levels over time.
To date, the impacts of the
COVID-19
pandemic have been significant, rapidly evolving and may continue into the future. Managers of our RIDEA properties continue to evaluate their options for financial assistance such as utilizing programs within the CARES Act passed by the federal government on March 27, 2020, as well as other state and local government relief programs. The CARES Act includes multiple opportunities for immediate cash relief in the form of grants and tax benefits. Some of our tenants within our non-RIDEA
properties have sought financial assistance from the CARES Act through programs such as the Payroll Protection Program and deferral of payroll tax payments. However, these government assistance programs are not expected to fully offset the negative financial impact of the
COVID-19
pandemic, and there can be no assurance that these programs will continue or the extent to which they will be expanded. Therefore, the ultimate impact of such relief from the CARES Act and other enacted and future legislation and regulation, including the extent to which relief funds from such programs will provide meaningful support for lost revenue and increasing costs, is uncertain.
The information in this Annual Report on Form
10-K
is based on data currently available to us and will likely change as the
COVID-19
pandemic progresses. We continue to closely monitor
COVID-19
developments and are continuously assessing the implications to our business, residents, tenants, operating partners, managers and our portfolio of investments. We anticipate that the government-imposed or self-imposed lockdowns and restrictions have created pent-up
demand for doctors’ visits and
move-ins
into senior housing facilities; however, we cannot predict with reasonable certainty when such demand will return to pre-COVID-19
pandemic levels. The medical community understands
COVID-19
far better today than it did just a few months ago, and we are now equipped with greater therapeutics and other treatments to mitigate its impact. Likewise, we are optimistic about the recent favorable reports regarding the efficacy of vaccines. The
COVID-19
pandemic has had, and may continue to have, an adverse effect on the operations of our business, and therefore, we are unable to predict the full extent or nature of the future impact to our financial condition and results of operations at this time. We expect the trends discussed above with respect to the impact of the
COVID-19
pandemic to continue. Thus, the lasting impact of the
COVID-19
pandemic over the next 12 months could be significant and will largely depend on future developments, including the duration of the crisis and the success of efforts to contain or treat
COVID-19,
such as the widespread availability and use of effective vaccines, which cannot be predicted with confidence at this time. See the “Results of Operations” and “Liquidity and Capital Resources” sections below, as well as Part I, Item 1A, Risk Factors, of this Annual Report on Form
10-K,
for a further discussion.
Scheduled Lease Expirations
Excluding our senior housing — RIDEA facilities, as of December 31, 2020, our properties were 95.7% leased and during 2021, 3.2% of the leased GLA is scheduled to expire. Our leasing strategy focuses on negotiating renewals for leases scheduled to expire during the next 12 months. In the future, if we are unable to negotiate renewals, we will try to identify new tenants or collaborate with existing tenants who are seeking additional space to occupy. As of December 31, 2020, our remaining weighted average lease term was 8.3 years, excluding our senior housing — RIDEA facilities.

Our senior housing—RIDEA facilities were 74.9% leased for the year ended December 31, 2020 and substantially all of our leases with residents at such properties are for a term of one year or less.
Results of Operations
Comparison of the Years Ended December 31, 2020, 2019 and 2018
Our operating results are primarily comprised of income derived from our portfolio of properties and expenses in connection with the acquisition and operation of such properties. In general, we expect amounts related to our portfolio of operating properties to increase in the future based on a full year of operations of recently acquired properties.
We segregate our operations into reporting segments in order to assess the performance of our business in the same way that management reviews our performance and makes operating decisions. As of December 31, 2020, we operated through four reportable business segments, with activities related to investing in medical office buildings, senior housing, senior housing — RIDEA and skilled nursing facilities.
The
COVID-19
pandemic has had a significant adverse impact on the operations of our real estate portfolio. Although we have experienced some delays in receiving rent payments from our tenants, as of December 31, 2020, we have collected 100% of contractual rent from our leased, non-RIDEA
senior housing and skilled nursing facility tenants.
Most of our skilled nursing facilities provide behavioral health services with resident occupancies that are less impacted by either the
COVID-19
pandemic or restrictions on elective surgeries than traditional skilled nursing facilities. In addition, substantially all of the contractual rent through December 2020 from our medical office building tenants has been received. However, given the significant ongoing uncertainty of the impact of the
COVID-19
pandemic over the next 12 months, we are unable to predict the impact it will have on such tenants’ continued ability to pay rent. We received lease concession requests from some of our medical office building tenants primarily during the second quarter of 2020 that resulted in an insignificant number of concessions granted, such as in the form of rent abatements, in conjunction with a lease term extension for up to five years, or rent payment deferrals requiring repayment within one year. Such lease term extensions related to lease concessions that benefited us and do not have a material impact to our consolidated financial statements. No contractual rent for our medical office building tenants was forgiven.
Changes in our consolidated operating results are primarily due to owning 94 buildings as of December 31, 2020, as compared to 87 buildings as of December 31, 2019 and as compared to 69 buildings as of December 31, 2018. In addition, there are changes in our operating results by reporting segment due to transitioning the operations of the two senior housing facilities within Lafayette Assisted Living Portfolio to a RIDEA structure in February 2019 and the five senior housing facilities within Northern California Senior Housing Portfolio to a RIDEA structure in March 2020. As of December 31, 2020, 2019 and 2018, we owned the following types of properties:

	December 31,
	2020				2019			2018
	Number of Buildings	Aggregate Contract Purchase Price		Leased %	Number of Buildings	Aggregate Contract Purchase Price	Leased %	Number of Buildings	Aggregate Contract Purchase Price	Leased %
Medical office buildings	43	$605,122,000	(1)	93.2%	43	$603,639,000	93.1%	29	$423,439,000	93.5%
Senior housing — RIDEA	26	264,709,000	(2)	(3)	14	153,850,000	(3)	12	137,100,000	(3)
Senior housing	14	101,800,000		100%	19	147,600,000	100%	18	150,350,000	100%
Skilled nursing facilities	11	117,800,000		100%	11	117,800,000	100%	10	110,800,000	100%

Total/weighted average(4)	94	$1,089,431,000		95.7%	87	$1,022,889,000	95.8%	69	$821,689,000	96.4%

(1)
Includes a $1,483,000
earn-out
paid in June 2020 in connection with our property acquisition of Overland Park MOB in August 2019. See Note 3, Real Estate Investments, Net, to the Consolidated Financial Statements that are a part of this Annual Report on Form
10-K,
for a further discussion of such
earn-out.

(2)
Includes a $360,000
earn-out
paid in December 2020 in connection with our property acquisition of Catalina Madera ALF in January 2020. See Note 3, Real Estate Investments, Net, to the Consolidated Financial Statements that are a part of this Annual Report on Form
10-K,
for a further discussion of such
earn-out.

(3)
For the years ended December 31, 2020, 2019 and 2018, the leased percentage for the resident units of our senior housing RIDEA facilities was 74.9%, 83.2.% and 77.7%, respectively, based on daily average occupancy of licensed beds/units.

(4)	Leased percentage excludes our senior housing — RIDEA facilities.
Revenues and Grant Income
Our primary sources of revenue include rent generated by our leased, non — RIDEA properties, and resident fees and services revenue from our RIDEA properties. The amount of revenue generated by our properties depends principally on our ability to maintain the occupancy rates of currently leased space and to lease available space at the then existing market rates. Revenues and grant income by reportable segment consisted of the following for the periods then ended:

	Years Ended December 31,
	2020	2019	2018
Real Estate Revenue
Medical office buildings	$65,509,000	$54,508,000	$34,339,000
Skilled nursing facilities	11,968,000	11,681,000	4,266,000
Senior housing	8,844,000	8,421,000	8,994,000

Total real estate revenue	86,321,000	74,610,000	47,599,000

Resident Fees and Services Revenue
Senior housing — RIDEA	67,793,000	46,160,000	36,857,000

Total resident fees and services revenue	67,793,000	46,160,000	36,857,000

Grant Income
Senior housing — RIDEA	1,005,000	—	—

Total grant income	1,005,000	—	—

Total revenues and grant income	$155,119,000	$120,770,000	$84,456,000

For the years ended December 31, 2020, 2019 and 2018, real estate revenue primarily comprised of base rent of $63,615,000, $56,373,000 and $35,340,000, respectively, and expense recoveries of $18,196,000, $14,453,000 and $8,933,000, respectively.
For the years ended December 31, 2020, 2019 and 2018, resident fees and services consisted of rental fees related to resident leases and extended health care fees. The increase in resident fees and services for the year ended December 31, 2020, compared to the year ended December 31, 2019, is primarily due to the acquisition of seven senior housing — RIDEA facilities subsequent to December 31, 2019 and the transition of five senior housing facilities within Northern California Senior Housing Portfolio to a RIDEA structure in March 2020. The increase in resident fees and services for the year ended December 31, 2019, compared to the year ended December 31, 2018, was primarily due to a full year of operations during 2019 for two senior housing — RIDEA facilities acquired during the year ended December 31, 2018. The amount of revenue generated by our properties depends principally on our ability to maintain the occupancy rates of currently leased space and to lease available space at the then existing market rates.
For the year ended December 31, 2020, we recognized $1,005,000 of grant income at our senior housing — RIDEA facilities related to government grants through CARES Act economic stimulus programs. See Note 2, Summary of Significant Accounting Policies — Government Grants, to the Consolidated Financial Statements that are a part of this Annual Report on Form
10-K,
for a further discussion.

Rental Expenses and Property Operating Expenses
Rental expenses and rental expenses as a percentage of real estate revenue, as well as property operating expenses and property operating expenses as a percentage of resident fees and services revenue and grant income, by reportable segment consisted of the following for the periods then ended:

	Years Ended December 31,
	2020		2019		2018
Rental Expenses
Medical office buildings	$22,068,000	33.7%	$17,528,000	32.2%	$9,934,000	28.9%
Senior housing	806,000	9.1%	1,142,000	13.6%	1,214,000	13.5%
Skilled nursing facilities	576,000	4.8%	556,000	4.8%	351,000	8.2%

Total rental expenses	$23,450,000	27.2%	$19,226,000	25.8%	$11,499,000	24.2%

Property Operating Expenses
Senior housing — RIDEA	$60,224,000	87.5%	$37,434,000	81.1%	$30,023,000	81.5%

Total property operating expenses	$60,224,000	87.5%	$37,434,000	81.1%	$30,023,000	81.5%

For the years ended December 31, 2020, 2019 and 2018, property operating expenses primarily consisted of administration and benefits expense of $46,406,000, $28,844,000 and $23,128,000, respectively. The increase in property operating expenses for the year ended December 31, 2020, compared to the corresponding prior year period, is primarily due to the acquisition of seven senior housing — RIDEA facilities subsequent to December 31, 2019 and the transition of five senior housing facilities within Northern California Senior Housing Portfolio to a RIDEA structure in March 2020. Overall, property operating expenses have also significantly increased in 2020 compared to prior years due to labor costs, the single largest expense line item for senior housing — RIDEA facilities, as well as the costs of
COVID-19
testing of employees and residents and the costs of PPE and other supplies required as a result of the
COVID-19
pandemic. Senior housing — RIDEA facilities typically have a higher percentage of direct operating expenses to revenue than medical office buildings, skilled nursing facilities and leased, non-RIDEA
senior housing facilities due to the nature of RIDEA facilities where we conduct day-to-day
operations.
General and Administrative
General and administrative expenses consisted of the following for the periods then ended:

	Years Ended December 31,
	2020	2019	2018
Asset management and property management oversight fees — affiliates	$10,063,000	$8,276,000	$4,975,000
Professional and legal fees	3,454,000	3,664,000	1,436,000
Bank charges	678,000	268,000	240,000
Board of directors fees	599,000	255,000	253,000
Bad debt expense	510,000	1,482,000	1,274,000
Transfer agent services	493,000	524,000	362,000
Directors’ and officers’ liability insurance	259,000	244,000	212,000
Franchise taxes	253,000	129,000	100,000
Restricted stock compensation	215,000	207,000	185,000
Other	167,000	186,000	135,000

Total	$16,691,000	$15,235,000	$9,172,000

The increase in general and administrative expenses in 2020 as compared to 2019 is primarily due to the purchase of additional properties in 2019 and 2020 and thus, incurring higher asset management and property management oversight fees to our advisor or its affiliates, as well as $641,000 in professional and legal fees and fees to the special committee of our board related to the investigation and analysis of strategic alternatives. Such increases in general and administrative expenses were partially offset by a decrease in bad debt expense for our accounts receivable as a result of a change in lease accounting guidance in 2019. The increase in general and administrative expenses in 2019 as compared to 2018 was primarily due to the purchase of additional properties in 2018 and 2019 and thus incurring higher asset management and property management oversight fees to our advisor or its affiliates and higher professional and legal fees. General and administrative expenses also increased by $1,731,000 in 2019 as compared to 2018 in connection with transitioning the operations of two senior housing facilities within Lafayette Assisted Living Portfolio and Northern California Senior Housing Portfolio to a RIDEA structure.
Acquisition Related Expenses
For the years ended December 31, 2020 and 2019, acquisition related expenses were $(160,000) and $1,974,000, respectively, which primarily related to net costs recovered or incurred in pursuit of properties that did not result in an acquisition. For the year ended December 31, 2018, acquisition related expenses were $2,795,000, which were related primarily to the acquisition fee paid upon the purchase of 6.0% of the total membership interests in Trilogy REIT Holdings, LLC on October 1, 2018.
Depreciation and Amortization
For the years ended December 31, 2020, 2019 and 2018, depreciation and amortization was $50,304,000, $45,626,000 and $32,658,000, respectively, and consisted primarily of depreciation on our operating properties of $31,563,000, $27,435,000 and $16,723,000, respectively, and amortization on our identified intangible assets of $18,459,000, $18,074,000 and $15,874,000, respectively. Included during the year ended December 31, 2019 is $6,226,000 of amortization expense and $1,013,000 of depreciation expense related to the write-off
of lease commissions and tenant improvements, respectively, in connection with the termination of a management services agreement with an operator in February 2019.
Interest Expense
Interest expense, including gain or loss in fair value of derivative financial instruments, consisted of the following for the periods then ended:

	Years Ended December 31,
	2020	2019	2018
Interest expense:
Line of credit and term loans and derivative financial instruments	$17,193,000	$13,014,000	$4,984,000
Mortgage loans payable	793,000	1,030,000	715,000
Amortization of deferred financing costs:
Line of credit and term loans	1,880,000	2,028,000	1,000,000
Mortgage loans payable	40,000	78,000	76,000
Loss in fair value of derivative financial instruments	870,000	4,385,000	—
Amortization of debt discount/premium	49,000	41,000	13,000

Total	$20,825,000	$20,576,000	$6,788,000

The increase in interest expense in 2020 compared to 2019 is primarily related to an increase in debt balances on our line of credit and term loans. Such increase was partially offset by the decrease in loss in fair value recognized on our derivative financial instruments that we entered into in February 2019 and August 2020, as well as the January 2020 payoff of one mortgage loan payable with a principal balance of $7,738,000 and a decline in interest rates on our line of credit and term loans. The increase in interest expense in 2019 compared to 2018 is primarily related to an increase in debt balances on our line of credit and term loans, as well as an increase in loss in fair value recognized on our derivative financial instruments that we entered into in February 2019. See Note 6, Mortgage Loans Payable, Net, Note 7, Line of Credit and Term Loans, and Note 8, Derivative Financial Instruments, to the Consolidated Financial Statements that are a part of this Annual Report on Form
10-K,
for a further discussion.

Impairment of Real Estate Investments
For the year ended December 31, 2020, we recognized an aggregate impairment charge of $3,642,000 on two senior housing facilities within Northern California Senior Housing Portfolio. The remaining carrying values of such facilities were reclassified to properties held for sale. See Note 3, Real Estate Investments, Net, to the Consolidated Financial Statements that are a part of this Annual Report on Form
10-K,
for a further discussion. No impairment charges on real estate investments were recognized for the years ended December 31, 2019 and 2018.
Liquidity and Capital Resources
Our sources of funds primarily consist of operating cash flows and borrowings. In the normal course of business, our principal demands for funds are for payment of operating expenses, capital improvement expenditures, interest on our indebtedness, distributions to our stockholders and repurchases of our common stock. We estimate that we will require approximately $10,139,000 to pay interest on our outstanding indebtedness in 2021, based on interest rates in effect as of December 31, 2020, and that we will require $477,507,000 to pay principal on our outstanding indebtedness in 2021. Such principal on our outstanding indebtedness includes $476,900,000 of outstanding principal as of December 31, 2020 on our line of credit and term loans that are scheduled to mature on November 19, 2021; however, we intend to satisfy certain conditions pursuant to the related credit agreement and pay the required fee in order to exercise our option to extend the maturity date for one year. We also require resources to make certain payments to our advisor and its affiliates. See Note 13, Related Party Transactions, to the Consolidated Financial Statements that are a part of this Annual Report on Form
10-K
for a further discussion of our payments to our advisor and its affiliates. Generally, cash needs for such items will be met primarily from operations and also through borrowings, as needed. Our total capacity to pay operating expenses, capital improvement expenditures, interest, distributions and repurchases is a function of our current cash position, our borrowing capacity on our line of credit, as well as any future indebtedness that we may incur.
Due to the impact the
COVID-19
pandemic has had on the United States and globally, and the uncertainty of the severity and duration of the
COVID-19
pandemic and its effects, beginning in March 2020, our board decided to take steps to protect our capital and maximize our liquidity in an effort to strengthen our long-term financial prospects by decreasing our distributions to stockholders and suspending our share repurchase plan. Consequently, our board approved a reduced daily distribution rate for April 2020 through April 2021 equal to $0.001095890 per share of our Class T and Class I common stock, which is equal to an annualized distribution rate of $0.40 per share, a decrease from the annualized rate of $0.60 per share previously paid by us. See the “Distributions” section below for a further discussion. In addition, on March 31, 2020, our board suspended our share repurchase plan with respect to all repurchase requests other than repurchases resulting from the death or qualifying disability of stockholders, beginning with share repurchase requests submitted for repurchase during the second quarter of 2020. Furthermore, in connection with our board’s strategic alternative review process and in order to facilitate a strategic transaction, on March 18, 2021, our board authorized the suspension of the DRIP, effective as of April 1, 2021, and also approved the suspension of our share repurchase plan with respect to all repurchase requests received by us after February 28, 2021, including repurchases resulting from the death or qualifying disability of stockholders. Our board shall determine if and when it is in the best interest of our company and stockholders to reinstate our DRIP or share repurchase plan. As of December 31, 2020, our cash on hand was $17,411,000 and we had $53,100,000 available on our line of credit. We believe that these resources will be sufficient to satisfy our cash requirements for the foreseeable future, and we do not anticipate a need to raise funds from other sources within the next 12 months.
A capital plan for each investment is established upon acquisition that contemplates the estimated capital needs of that investment, including costs of refurbishment, tenant improvements or other major capital expenditures. The capital plan also sets forth the anticipated sources of the necessary capital, which may include operating cash generated by the investment, capital reserves, a line of credit or other loan established with respect to the investment, other borrowings or additional equity investments from us or joint venture partners. The capital plan for each investment is adjusted through ongoing, regular reviews of our portfolio or as necessary to respond to unanticipated additional capital needs. Based on the budget for the properties we own as of December 31, 2020, we estimate that our discretionary expenditures for capital and tenant improvements could require up to $9,385,000 within the next 12 months. As of December 31, 2020, we had $457,000 of restricted cash in loan impounds and reserve accounts to fund a portion of such capital expenditures.

Other Liquidity Needs
In the event that there is a shortfall in net cash available due to various factors, including, without limitation, the timing of distributions or the collection of receivables, we may seek to obtain capital to pay distributions by means of secured or unsecured debt financing through one or more third parties, or our advisor or its affiliates. There are currently no limits or restrictions on the use of proceeds from our advisor or its affiliates which would prohibit us from making the proceeds available for distribution. We may also pay distributions from cash from capital transactions, including, without limitation, the sale of one or more of our properties.
Cash Flows
The following table sets forth changes in cash flows:

	Years Ended December 31,
	2020	2019	2018
Cash, cash equivalents and restricted cash — beginning of period	$15,846,000	$14,590,000	$7,103,000
Net cash provided by operating activities	35,495,000	39,540,000	15,423,000
Net cash used in investing activities	(76,456,000)	(199,934,000)	(411,554,000)
Net cash provided by financing activities	43,240,000	161,650,000	403,618,000

Cash, cash equivalents and restricted cash — end of period	$18,125,000	$15,846,000	$14,590,000

The following summary discussion of our changes in our cash flows is based on our consolidated statements of cash flows appearing elsewhere in this Annual Report on Form
10-K
and is not meant to be an
all-inclusive
discussion of the changes in our cash flows for the periods presented below.
Operating Activities
For the years ended December 31, 2020, 2019 and 2018, cash flows provided by operating activities primarily related to the cash flows provided by our property operations and $1,005,000 of grant income, offset by payments of general and administrative expenses. See the “Results of Operations” section above for a further discussion. In general, cash flows provided by operating activities will be affected by the timing of cash receipts and payments.
Investing Activities
For the year ended December 31, 2020, cash flows used in investing activities related primarily to our 2020 property acquisitions in the amount of $68,509,000 and the payment of $8,308,000 for capital expenditures. For the year ended December 31, 2019, cash flows used in investing activities related primarily to our 2019 property acquisitions in the amount of $195,249,000 and the payment of $6,497,000 for capital expenditures. For the year ended December 31, 2018, cash flows used in investing activities related primarily to our 2018 acquisitions in the amount of $355,070,000, our investment in an unconsolidated entity for $48,000,000 and the payment of $4,257,000 for capital expenditures. We anticipate that cash flows used in investing activities will primarily be affected by the timing of capital expenditures, and generally will decrease as compared to prior years as we have substantially completed the acquisition phase of our real estate investment strategy.
Financing Activities
For the year ended December 31, 2020, cash flows provided by financing activities related primarily to net borrowings on our line of credit of $80,100,000, partially offset by $17,837,000 in distributions to our common stockholders, the January 2020 payoff of one mortgage loan payable with a principal balance of $7,738,000 and share repurchases of $6,214,000. For the year ended December 31, 2019, cash flows provided by financing activities related primarily to net borrowings on our line of credit and term loans of $121,800,000 as well as funds raised from investors in our initial offering in the amount of $90,438,000, partially offset by $20,905,000 in distributions to our common stockholders, the payment of offering costs of $19,136,000 in connection with our initial offering and 2019 DRIP Offering and $8,609,000 in share repurchases. For the year ended December 31, 2018, cash flows provided by financing activities related primarily to funds raised from investors in our initial offering in the amount of $254,017,000 and net borrowings on our line of credit and term loans of $190,900,000, partially offset by the payment of offering costs of $19,817,000 in connection with our initial offering, distributions to our common stockholders of $13,989,000, the payment of deferred financing costs of $4,092,000 in connection with our line of credit and mortgage loans payable and $3,312,000 in repurchases of common stock. Overall, we anticipate cash flows from financing activities to decrease in the future since we terminated our initial offering in February 2019.
Distributions
The income tax treatment for distributions reportable for the years ended December 31, 2020, 2019 and 2018 was as follows:

	Years Ended December 31,
	2020		2019		2018
Ordinary income	$5,479,000	14.5%	$10,099,000	21.8%	$11,909,000	37.7%
Capital gain	—	—	—	—	—	—
Return of capital	32,193,000	85.5	36,317,000	78.2	19,673,000	62.3

	$37,672,000	100%	$46,416,000	100%	$31,582,000	100%

Amounts listed above do not include distributions paid on nonvested shares of our restricted common stock, which have been separately reported.
See Item 5, Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities — Distributions, for a further discussion of our distributions.
Financing
We anticipate that our overall leverage will approximate 50.0% of the combined market value of all of our properties and other real estate-related investments, as determined at the end of each calendar year. For these purposes, the fair market value of each asset will be equal to the purchase price paid for the asset or, if the asset was appraised subsequent to the date of purchase, then the fair market value will be equal to the value reported in the most recent independent appraisal of the asset. Our policies do not limit the amount we may borrow with respect to any individual investment. As of December 31, 2020, our aggregate borrowings were 39.5% of the combined market value of all of our real estate investments.
Under our charter, we have a limitation on borrowing that precludes us from borrowing in excess of 300% of our net assets without the approval of a majority of our independent directors. Net assets for purposes of this calculation are defined to be our total assets (other than intangibles), valued at cost prior to deducting depreciation, amortization, bad debt and other non-cash
reserves, less total liabilities. Generally, the preceding calculation is expected to approximate 75.0% of the aggregate cost of our real estate and real estate-related investments before depreciation, amortization, bad debt and other similar non-cash
reserves. In addition, we may incur mortgage debt and pledge some or all of our real properties as security for that debt to obtain funds to acquire additional real estate or for working capital. Furthermore, we may borrow if we otherwise deem it necessary or advisable to ensure that we maintain our qualification as a REIT for federal income tax purposes. As of March 26, 2021 and December 31, 2020, our leverage did not exceed 300% of the value of our net assets.
Mortgage Loans Payable, Net
For a discussion of our mortgage loans payable, net, see Note 6, Mortgage Loans Payable, Net, to the Consolidated Financial Statements that are a part of this Annual Report on Form
10-K.
Line of Credit and Term Loans
For a discussion of our line of credit and term loans, see Note 7, Line of Credit and Term Loans, to the Consolidated Financial Statements that are a part of this Annual Report on Form
10-K.

REIT Requirements
In order to maintain our qualification as a REIT for federal income tax purposes, we are required to distribute to our stockholders a minimum of 90.0% of our annual taxable income, excluding net capital gains. Existing Internal Revenue Service, or IRS, guidance includes a safe harbor pursuant to which publicly offered REITs can satisfy the distribution requirement by distributing a combination of cash and stock to stockholders. In general, to qualify under the safe harbor, each stockholder must elect to receive either cash or stock, and the aggregate cash component of the distribution to stockholders must represent at least 20.0% of the total distribution. In May 2020, the IRS issued similar guidance that lowered the cash component of the distribution to 10.0% for dividends declared between April 1, 2020 and December 31, 2020. In the event that there is a shortfall in net cash available due to factors including, without limitation, the timing of such distributions or the timing of the collection of receivables, we may seek to obtain capital to pay distributions by means of secured and unsecured debt financing through one or more unaffiliated third parties. We may also pay distributions from cash from capital transactions including, without limitation, the sale of one or more of our properties.
Commitments and Contingencies
For a discussion of our commitments and contingencies, see Note 10, Commitments and Contingencies, to the Consolidated Financial Statements that are a part of this Annual Report on Form
10-K.
Debt Service Requirements
A significant liquidity need is the payment of principal and interest on our outstanding indebtedness. As of December 31, 2020, we had $18,766,000 ($17,827,000, net of discount/premium and deferred financing costs) of fixed-rate mortgage loans payable outstanding secured by our properties. As of December 31, 2020, we had $476,900,000 outstanding, and $53,100,000 remained available under our line of credit. See Note 6, Mortgage Loans Payable, Net, and Note 7, Line of Credit and Term Loans, to the Consolidated Financial Statements that are a part of this Annual Report on Form
10-K.
We are required by the terms of certain loan documents to meet certain reporting requirements and covenants, such as leverage ratios, net worth ratios, debt service coverage ratios and fixed charge coverage ratios. As of December 31, 2020, we were in compliance with all such covenants and requirements on our mortgage loans payable and our line of credit and term loans. As of December 31, 2020, the weighted average effective interest rate on our outstanding debt, factoring in our fixed-rate interest rate swaps, was 3.38% per annum.
Contractual Obligations
The following table provides information with respect to: (i) the maturity and scheduled principal repayment of our secured mortgage loans payable and our line of credit and term loans; (ii) interest payments on our mortgage loans payable and our line of credit and term loans; and (iii) ground lease obligations as of December 31, 2020:

	Payments Due by Period
	2021	2022-2023	2024-2025	Thereafter	Total
Principal payments — fixed-rate debt	$607,000	$1,331,000	$6,589,000	$10,239,000	$18,766,000
Interest payments — fixed-rate debt	729,000	1,370,000	1,113,000	4,969,000	8,181,000
Principal payments — variable-rate debt	476,900,000	—	—	—	476,900,000
Interest payments — variable-rate debt (based on rates in effect as of December 31, 2020)	9,410,000	—	—	—	9,410,000
Ground lease obligations	523,000	1,056,000	1,072,000	46,565,000	49,216,000

Total	$488,169,000	$3,757,000	$8,774,000	$61,773,000	$562,473,000

Off-Balance
Sheet Arrangements
As of December 31, 2020, we had no
off-balance
sheet transactions, nor do we currently have any such arrangements or obligations.
Inflation
During the year ended December 31, 2020, inflation has not significantly affected our operations because of the moderate inflation rate; however, we expect to be exposed to inflation risk as income from future long-term tenant leases will be the primary source of our cash flows from operations. There are provisions in the majority of our tenant leases that will protect us from the impact of inflation. These provisions include negotiated rental increases, reimbursement billings for operating expense pass-through charges, and real estate tax and insurance reimbursements. However, due to the long-term nature of the anticipated leases, among other factors, the leases may not re-set
frequently enough to cover inflation.
Related Party Transactions
For a discussion of related party transactions, see Note 13, Related Party Transactions, to the Consolidated Financial Statements that are a part of this Annual Report on Form
10-K.
Funds from Operations and Modified Funds from Operations
Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group, has promulgated a measure known as funds from operations, a non-GAAP
measure, which we believe to be an appropriate supplemental performance measure to reflect the operating performance of a REIT. The use of funds from operations is recommended by the REIT industry as a supplemental performance measure, and our management uses funds from operations attributable to controlling interest, or FFO, to evaluate our performance over time. FFO is not equivalent to our net income (loss) as determined under GAAP.
We define FFO, a
non-GAAP
measure, consistent with the standards established by the White Paper on funds from operations approved by the Board of Governors of NAREIT, or the White Paper. The White Paper defines funds from operations as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of certain real estate assets and impairment writedowns of certain real estate assets and investments, plus depreciation and amortization related to real estate, and after adjustments for unconsolidated partnerships and joint ventures. While impairment charges are excluded from the calculation of FFO as described above, investors are cautioned that impairments are based on estimated future undiscounted cash flows. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations. Our FFO calculation complies with NAREIT’s policy described above.
Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate-related depreciation and amortization and impairments, provides a further understanding of our performance to investors and to our management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses and interest costs, which may not be immediately apparent from net income (loss).
However, FFO and modified funds from operations attributable to controlling interest, or MFFO, as described below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income (loss) or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP
FFO and MFFO measures and the adjustments to GAAP in calculating FFO and MFFO.
The IPA, an industry trade group, has standardized a measure known as modified funds from operations, which the IPA has recommended as a supplemental performance measure for publicly registered, non-listed
REITs and which we believe to be another appropriate supplemental performance measure to reflect the operating performance of a publicly registered,
non-listed
REIT having the characteristics described above. MFFO is not equivalent to our net income (loss) as determined under GAAP, and MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate with a limited life and targeted exit strategy, as currently intended. We believe that, because MFFO excludes expensed acquisition fees and expenses that affect our operations only in periods in which properties are acquired and that we consider more reflective of investing activities, as well as other non-operating
items included in FFO, MFFO can provide, on a going forward basis, an indication of the sustainability (that is, the capacity to continue to be maintained) of our operating performance after the period in which we are acquiring our properties and once our portfolio is in place. By providing MFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance after our initial offering stage has been completed and our properties have been acquired. We also believe that MFFO is a recognized measure of sustainable operating performance by the publicly registered, non-listed
REIT industry. Further, we believe MFFO is useful in comparing the sustainability of our operating performance after our initial offering stage and acquisitions are completed with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities. Investors are cautioned that MFFO should only be used to assess the sustainability of our operating performance after our initial offering stage has been completed and properties have been acquired, as it excludes expensed acquisition fees and expenses that have a negative effect on our operating performance during the periods in which properties are acquired.
We define MFFO, a
non-GAAP
measure, consistent with the Practice Guideline issued by the IPA. The Practice Guideline defines modified funds from operations as funds from operations further adjusted for the following items included in the determination of GAAP net income (loss): expensed acquisition fees and costs; amounts relating to deferred rent and amortization of above- and below-market leases and liabilities (which are adjusted in order to reflect such payments from a GAAP accrual basis to closer to an expected to be received cash basis of disclosing the rent and lease payments); accretion of discounts and amortization of premiums on debt investments;
mark-to-market
adjustments included in net income (loss); gains or losses included in net income (loss) from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan; unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting; and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect modified funds from operations on the same basis. Our MFFO calculation complies with the IPA’s Practice Guideline described above.
Our management uses MFFO and the adjustments used to calculate it in order to evaluate our performance against other publicly registered, non-listed
REITs which intend to have limited lives with short and defined acquisition periods and targeted exit strategies shortly thereafter. As noted above, MFFO may not be a useful measure of the impact of long-term operating performance if we do not continue to operate in this manner. We believe that our use of MFFO and the adjustments used to calculate it allow us to present our performance in a manner that reflects certain characteristics that are unique to publicly registered, non-listed
REITs, such as their limited life, limited and defined acquisition period and targeted exit strategy, and hence, that the use of such measures may be useful to investors.
Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate funds from operations and modified funds from operations the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) as an indication of our performance, as an alternative to cash flows from operations, which is an indication of our liquidity, or indicative of funds available to fund our cash needs including our ability to make distributions to our stockholders. FFO and MFFO should be reviewed in conjunction with other measurements as an indication of our performance. MFFO may be useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and in particular, after the offering and acquisition stages are complete. FFO and MFFO are not useful measures in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO and MFFO.
Neither the SEC, NAREIT nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO or MFFO. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the publicly registered, non-listed
REIT industry and we would have to adjust our calculation and characterization of FFO or MFFO.

For the year ended December 31, 2020, we recognized government grants through economic stimulus programs of the CARES Act as grant income and within income or loss from an unconsolidated entity. Such amounts were established for eligible healthcare providers to preserve liquidity in response to the impact of the
COVID-19
pandemic. See the “Results of Operations” section above for a further discussion. The government grants helped mitigate some of the negative impact that the
COVID-19
pandemic had on our financial condition and results of operations. Without such relief proceeds, the
COVID-19
pandemic impact would have had a material adverse impact to our FFO and MFFO. For the year ended December 31, 2020, FFO would have been approximately $34,124,000, excluding government grants recognized. For the year ended December 31, 2020, MFFO would have been approximately $31,054,000, excluding government grants recognized.
The following is a reconciliation of net income or loss, which is the most directly comparable GAAP financial measure, to FFO and MFFO for the periods presented below:

	Years Ended December 31,
	2020	2019	2018	2017	2016
Net (loss) income	$(18,942,000)	$(18,851,000)	$(8,586,000)	$508,000	$(5,474,000)
Add:
Depreciation and amortization related to real estate — consolidated properties	50,304,000	45,626,000	32,658,000	13,639,000	1,252,000
Depreciation and amortization related to real estate — unconsolidated entity	3,517,000	3,365,000	891,000	—	—
Impairment of real estate investments — consolidated properties	3,642,000	—	—	—
Impairments and gain on disposition of real estate investments, net — unconsolidated entity	78,000	—	—	—	—
Net loss attributable to noncontrolling interests	885,000	82,000	232,000	33,000	—
Less:
Depreciation, amortization and impairments — noncontrolling interests	(980,000)	(113,000)	(272,000)	(46,000)	—

FFO attributable to controlling interest	$38,504,000	$30,109,000	$24,923,000	$14,134,000	$(4,222,000)

Acquisition related expenses(1)	$(160,000)	$1,974,000	$2,795,000	$655,000	$4,745,000
Amortization of above- and below-market leases(2)	132,000	(207,000)	(165,000)	(143,000)	(29,000)
Change in deferred rent(3)	(4,207,000)	(2,925,000)	(3,029,000)	(1,705,000)	(207,000)
Loss in fair value of derivative financial instruments(4)	870,000	4,385,000	—	—	—
Adjustments for unconsolidated entity(5)	301,000	486,000	99,000	—	—
Adjustments for noncontrolling interests(5)	(6,000)	—	—	—	—

MFFO attributable to controlling interest	$35,434,000	$33,822,000	$24,623,000	$12,941,000	$287,000

Weighted average Class T and Class I common shares outstanding — basic and diluted	80,661,645	78,396,077	54,847,197	27,754,701	3,131,466

Net (loss) income per Class T and Class I common share — basic and diluted	$(0.23)	$(0.24)	$(0.16)	$0.02	$(1.75)

FFO attributable to controlling interest per Class T and Class I common share — basic and diluted	$0.48	$0.38	$0.45	$0.51	$(1.35)

MFFO attributable to controlling interest per Class T and Class I common share — basic and diluted	$0.44	$0.43	$0.45	$0.47	$0.09

(1)
In evaluating investments in real estate, we differentiate the costs to acquire the investment from the operations derived from the investment. Such information would be comparable only for publicly registered, non-listed
REITs that have completed their acquisition activity and have other similar operating characteristics. By excluding expensed acquisition related expenses, we believe MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of our properties. Acquisition fees and expenses include payments to our advisor or its affiliates and third parties.

(2)
Under GAAP, above- and below-market leases are assumed to diminish predictably in value over time and amortized, similar to depreciation and amortization of other real estate-related assets that are excluded from FFO. However, because real estate values and market lease rates historically rise or fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, we believe that by excluding charges relating to the amortization of above- and below-market leases, MFFO may provide useful supplemental information on the performance of the real estate.

(3)
Under GAAP, as a lessor, rental revenue is recognized on a straight-line basis over the terms of the related lease (including rent holidays). As a lessee, we record amortization of right-of-use
assets and accretion of lease liabilities for our operating leases. This may result in income or expense recognition that is significantly different than the underlying contract terms. By adjusting for such amounts, MFFO may provide useful supplemental information on the realized economic impact of lease terms, providing insight on the expected contractual cash flows of such lease terms, and aligns results with management’s analysis of operating performance.

(4)
Under GAAP, we are required to include changes in fair value of our derivative financial instruments in the determination of net income or loss. We believe that adjusting for the change in fair value of our derivative financial instruments to arrive at MFFO is appropriate because such adjustments may not be reflective of on-going
operations and reflect unrealized impacts on value based only on then current market conditions, although they may be based upon general market conditions. The need to reflect the change in fair value of our derivative financial instruments is a continuous process and is analyzed on a quarterly basis in accordance with GAAP.

(5)
Includes all adjustments to eliminate the unconsolidated entity’s share or noncontrolling interests’ share, as applicable, of the adjustments described in notes (1) – (4) above to convert our FFO to MFFO.

Net Operating Income
Net operating income, or NOI, is a
non-GAAP
financial measure that is defined as net income (loss), computed in accordance with GAAP, generated from properties before general and administrative expenses, acquisition related expenses, depreciation and amortization, interest expense, impairment of real estate investments, income or loss from unconsolidated entity, other income and income tax benefit or expense. NOI is not equivalent to our net income (loss) as determined under GAAP and may not be a useful measure in measuring operational income or cash flows. Furthermore, NOI should not be considered as an alternative to net income (loss) as an indication of our performance, as an alternative to cash flows from operations, as an indication of our liquidity, or indicative of cash flow available to fund our cash needs including our ability to make distributions to our stockholders. NOI should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income (loss) or in its applicability in evaluating our operating performance. Investors are also cautioned that NOI should only be used to assess our operational performance in periods in which we have not incurred or accrued any acquisition related expenses.
We believe that NOI is an appropriate supplemental performance measure to reflect the performance of our operating assets because NOI excludes certain items that are not associated with the operations of the properties. We believe that NOI is a widely accepted measure of comparative operating performance in the real estate community. However, our use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount.
For the year ended December 31, 2020, we recognized government grants through economic stimulus programs of the CARES Act as grant income. The government grants helped mitigate some of the negative impact that the
COVID-19
pandemic had on our financial condition and results of operations. For the year ended December 31, 2020, NOI would have been approximately $70,440,000, excluding government grants recognized.

To facilitate understanding of this financial measure, the following is a reconciliation of net income or loss, which is the most directly comparable GAAP financial measure, to NOI for the periods presented below:

	Years Ended December 31,
	2020	2019	2018	2017	2016
Net (loss) income	$(18,942,000)	$(18,851,000)	$(8,586,000)	$508,000	$(5,474,000)
General and administrative	16,691,000	15,235,000	9,172,000	4,338,000	1,221,000
Acquisition related expenses	(160,000)	1,974,000	2,795,000	655,000	4,745,000
Depreciation and amortization	50,304,000	45,626,000	32,658,000	13,639,000	1,252,000
Interest expense	20,825,000	20,576,000	6,788,000	2,699,000	514,000
Impairment of real estate investments	3,642,000	—	—	—	—
(Income) loss from unconsolidated entity	(629,000)	(267,000)	110,000	—	—
Other income	(286,000)	(175,000)	(11,000)	(1,000)	—
Income tax (benefit) expense	—	(8,000)	8,000	—	—

Net operating income	$71,445,000	$64,110,000	$42,934,000	$21,838,000	$2,258,000

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.
Management’s Discussion and Analysis of
Financial Condition and Results of Operations
For the Three Months Ended March 31, 2021
Overview and Background
Griffin-American Healthcare REIT IV, Inc., a Maryland corporation, invests in a diversified portfolio of real estate properties, focusing primarily on medical office buildings, skilled nursing facilities and senior housing facilities that produce current income. We also operate healthcare-related facilities utilizing the structure permitted by the REIT Investment Diversification and Empowerment Act of 2007, which is commonly referred to as a “RIDEA” structure (the provisions of the Internal Revenue Code of 1986, as amended, or the Code, authorizing the RIDEA structure were enacted as part of the Housing and Economic Recovery Act of 2008). We qualified to be taxed as a REIT under the Code for federal income tax purposes beginning with our taxable year ended December 31, 2016, and we intend to continue to qualify to be taxed as a REIT.
We raised $754,118,000 through a best efforts initial public offering, or our initial offering, that commenced on February 16, 2016, and issued 75,639,681 aggregate shares of our Class T and Class I common stock. In addition, during our initial offering, we issued 3,253,535 aggregate shares of our Class T and Class I common stock pursuant to our distribution reinvestment plan, as amended, or the DRIP, for a total of $31,021,000 in distributions reinvested. Following the termination of our initial offering on February 15, 2019, we continued issuing shares of our common stock pursuant to the DRIP through a subsequent offering, or the 2019 DRIP Offering, which commenced on March 1, 2019. On March 18, 2021, our board of directors, or our board, authorized the suspension of the DRIP, effective as of April 1, 2021. As of March 31, 2021, a total of $45,577,000 in distributions were reinvested that resulted in 4,772,408 shares of our common stock being issued pursuant to the 2019 DRIP Offering. We collectively refer to the DRIP portion of our initial offering and the 2019 DRIP Offering as our DRIP Offerings.
We conduct substantially all of our operations through Griffin-American Healthcare REIT IV Holdings, LP, or our operating partnership. We are externally advised by Griffin-American Healthcare REIT IV Advisor, LLC, or our advisor, pursuant to an advisory agreement, or the Advisory Agreement, between us and our advisor. The Advisory Agreement was effective as of February 16, 2016 and had a one-year
initial term, subject to successive
one-year
renewals upon the mutual consent of the parties. The Advisory Agreement was last renewed pursuant to the mutual consent of the parties on February 11, 2021 and expires on February 16, 2022. Our advisor uses its best efforts, subject to the oversight and review of our board, to, among other things, provide asset management, property management, acquisition, disposition and other advisory services on our behalf consistent with our investment policies and objectives. Our advisor performs its duties and responsibilities under the Advisory Agreement as our fiduciary. Our advisor is 75.0% owned and managed by wholly owned subsidiaries of American Healthcare Investors and 25.0% owned by a wholly owned subsidiary of Griffin Capital. American Healthcare Investors is 47.1% owned by AHI Group Holdings, LLC, or AHI Group Holdings, 45.1% indirectly owned by Colony Capital, Inc. (NYSE: CLNY), or Colony Capital, and 7.8% owned by James F. Flaherty III, a former partner of Colony Capital. We are not affiliated with Griffin Capital, Griffin Capital Securities, LLC, or our dealer manager, Colony Capital or Mr. Flaherty; however, we are affiliated with our advisor, American Healthcare Investors and AHI Group Holdings.
In October 2020, our board established our special committee, which consists of all of our independent directors, to investigate and analyze strategic alternatives, including but not limited to, the sale of our assets, a listing of our shares on a national securities exchange, or a merger with another entity, including a merger with another unlisted entity that we expect would enhance our value. There can be no assurance that this strategic alternative review process will result in a transaction being pursued, or if pursued, that any such transaction would ultimately be consummated. In connection with the strategic alternative review process and in order to facilitate a strategic transaction, on March 18, 2021, our board authorized the suspension of the DRIP, effective as of April 1, 2021, until such time, if any, as our board determines to reinstate the DRIP. As a consequence of the suspension of the DRIP, beginning with the April 2021 distributions, which were paid in May 2021, there will be no further issuances of shares pursuant to the DRIP, and stockholders who are participants in the DRIP received or will receive cash distributions instead. In addition, on March 18, 2021, our board approved the suspension of our share repurchase plan with respect to all repurchase requests received by us after February 28, 2021, including repurchases resulting from the death or qualifying disability of stockholders, until such time, if any, as our board determines to reinstate our share repurchase plan. For a further discussion, see our Current Report on Form
8-K
filed with the SEC on March 19, 2021.
On March 18, 2021, our board, at the recommendation of the audit committee of our board, comprised solely of independent directors, unanimously approved and established an updated estimated per share net asset value, or NAV, of our common stock of $9.22 calculated as of September 30, 2020. We provide this updated estimated per share NAV to assist broker-dealers in connection with their obligations under Financial Industry Regulatory Authority, or FINRA, Rule 2231 with respect to customer account statements. The updated estimated per share NAV is based on the estimated value of our assets less the estimated value of our liabilities, divided by the number of shares of Class T and Class I common stock outstanding on a fully diluted basis. The valuation was performed in accordance with the methodology provided in Practice Guideline
2013-01,
 Valuations of Publicly Registered
Non-Listed
REITs
, or the Practice Guideline, issued by the Institute for Portfolio Alternatives, or the IPA, in April 2013, in addition to guidance from the SEC. On April 2, 2020, the board previously determined an estimated per share NAV of our common stock of $9.54 calculated as of December 31, 2019. See our Current Report on Form
8-K
filed with the SEC on March 19, 2021 for more information on the methodologies and assumptions used to determine, and the limitations and risks of, our updated estimated per share NAV.
We currently operate through four reportable business segments: medical office buildings, senior housing, senior housing — RIDEA and skilled nursing facilities. As of March 31, 2021, we owned 89 properties, comprising 94 buildings, or approximately 4,871,000 square feet of gross leasable area, or GLA, for an aggregate contract purchase price of $1,092,381,000. As of March 31, 2021, we also owned a 6.0% interest in a joint venture which owns a portfolio of integrated senior health campuses and ancillary businesses.
Critical Accounting Policies
The complete listing of our Critical Accounting Policies was previously disclosed in our 2020 Annual Report on Form
10-K,
as filed with the SEC on March 26, 2021, and there have been no material changes to our Critical Accounting Policies as disclosed therein, except as included within Note 2, Summary of Significant Accounting Policies, to our accompanying condensed consolidated financial statements.
Interim Unaudited Financial Data
For a discussion of interim unaudited financial data, see Note 2, Summary of Significant Accounting Policies — Interim Unaudited Financial Data, to our accompanying condensed consolidated financial statements. Our accompanying condensed consolidated financial statements should be read in conjunction with our audited consolidated financial statements and the notes thereto included in our 2020 Annual Report on Form
10-K,
as filed with the SEC on March 26, 2021.
Acquisition in 2021
For a discussion of our acquisition in 2021, See Note 3, Real Estate Investments, Net to our accompanying condensed consolidated financial statements.
Factors Which May Influence Results of Operations
We are not aware of any material trends or uncertainties, other than the effects of the
COVID-19
pandemic discussed below, the strategic alternatives review process and any potential transaction or other corporate action resulting therefrom and other national economic conditions affecting real estate generally, that may reasonably be expected to have a material impact, favorable or unfavorable, on revenues or income from the acquisition, disposition, management and operation of our properties. In addition, see Part II, Item 1A, Risk Factors, of this Quarterly Report on Form
10-Q
and those Risk Factors previously disclosed in our 2020 Annual Report on Form
10-K,
as filed with the SEC on March 26, 2021.

Impact of the
COVID-19
Pandemic
Due to the ongoing
COVID-19
pandemic in the United States and globally, since March 2020, our residents, tenants, operating partners and managers have been materially impacted, and the prolonged economic impact remains uncertain. The situation continues to present a meaningful challenge for us as an owner and operator of healthcare facilities, as the impact of the virus continues to result in a massive strain throughout the healthcare system. To date, the impacts of the
COVID-19
pandemic have been significant, rapidly and continuously evolving and may continue into the future, making it difficult to ascertain the long-term impact it will have on real estate markets in which we own and/or operate properties and our portfolio of investments.
COVID-19
is particularly dangerous among the senior population and results in heightened risk to our senior housing and skilled nursing facilities, and we continue to work diligently to implement and maintain aggressive protocols at such facilities as well as actively collaborate with our tenants, operating partners and managers to respond and take action to mitigate the impact of the
COVID-19
pandemic.
Since March 2020, we have taken actions to strengthen our balance sheet and preserve liquidity in response to the
COVID-19
pandemic, including reducing the stockholder distribution rate and suspending our share repurchase plan. We believe that the long-term stability of our portfolio of investments will return once the virus has been controlled. Each type of real estate asset we own has been impacted by the
COVID-19
pandemic to varying degrees. In states where lockdown orders have been lifted or modified, the downward trends in our portfolio appear to have somewhat moderated, but we have not yet witnessed a significant rebound.
In the early months of the pandemic, the businesses of our medical office tenants were negatively impacted when many of the states had implemented “stay at home” orders, thereby creating unprecedented revenue pressure on such tenants and their ability to pay rent on a timely basis. Substantially all of our physician practices and other medical service providers of non-essential
and elective services in our medical office buildings are now open. However, there remains a risk of reclosures in states where infection rates rise, or where a resurgence of
COVID-19
emerges, which may put additional pressure on our operations.
For our managed senior housing — RIDEA facilities, we have experienced a significant decline in our resident occupancies largely due to a decline in move-ins
of prospective residents because of
shelter-in-place,
re-opening
and other quarantine restrictions imposed by government regulations and guidelines, as well as the resurgence of
COVID-19
cases that commenced in late 2020 and continued into early 2021. In addition, we continue to experience challenges in attracting prospective residents to our senior housing — RIDEA facilities because they are choosing to delay moving into communities until the threat posed by the virus has declined. We expect resident occupancy recovery to be slow before we achieve pre-pandemic
occupancy levels. At the same time that our managed senior housing — RIDEA facilities are facing a reduction in revenue associated with lower resident occupancies, they experienced a dramatic increase in operating costs to care for residents, particularly increased labor costs to maintain staffing levels to care for the aged population during the crisis, costs of testing employees and residents for
COVID-19
and costs to procure the volume of personal protective equipment, or PPE, and other supplies required to maintain health and safety measures and protocols. Such operating expenses at our senior housing — RIDEA facilities significantly increased from February 2020 through the end of the third quarter of 2020, and have since declined through the end of the first quarter of 2021; although such expenses are still higher than pre-pandemic
levels. Since March 2020, our leased,
non-RIDEA
senior housing and skilled nursing facility tenants have also experienced, and may continue to experience, similar pressures discussed above related to occupancy declines and expense increases, which may impact their ability to pay rent and have an adverse effect on our operations. Therefore, our immediate focus for our senior housing and skilled nursing facilities for 2021 continues to be on resident occupancy recovery and operating expense management. In addition, since the fourth quarter of 2020, there have been developments around the production, availability and widespread distribution and use of effective
COVID-19
vaccines, which we believe will be important to a rebound in our resident occupancy levels over time.
The information in this Quarterly Report on Form
10-Q
is based on data currently available to us and will likely change as the
COVID-19
pandemic progresses. We continue to closely monitor
COVID-19
developments and are continuously assessing the implications to our business, residents, tenants, operating partners, managers and our portfolio of investments. We anticipate that the government-imposed or self-imposed lockdowns and restrictions have created pent-up
demand for doctors’ visits and
move-ins
into senior housing facilities; however, we cannot predict with reasonable certainty when such demand will return to
pre-COVID-19
pandemic levels. The medical community understands
COVID-19
far better today than it did at the onset of the pandemic, and we are now equipped with greater therapeutics and other treatments to mitigate its impact. Likewise, we are optimistic about the favorable reports regarding the efficacy of vaccines. The
COVID-19
pandemic has had, and may continue to have, an adverse effect on the operations of our business, and therefore, we are unable to predict the full extent or nature of the future impact to our financial condition and results of operations at this time. We expect the trends discussed above with respect to the impact of the
COVID-19
pandemic to continue. Thus, the lasting impact of the
COVID-19
pandemic over the next 12 months could be significant and will largely depend on future developments, including the duration of the crisis and the success of efforts to contain or treat
COVID-19,
such as the widespread availability and use of effective vaccines, which cannot be predicted with confidence at this time. See the “Results of Operations” and “Liquidity and Capital Resources” sections below for a further discussion.
Scheduled Lease Expirations
Excluding our senior housing — RIDEA facilities, as of March 31, 2021, our properties were 95.7% leased and during the remainder of 2021, 2.3% of the leased GLA is scheduled to expire. Our leasing strategy focuses on negotiating renewals for leases scheduled to expire during the next 12 months. In the future, if we are unable to negotiate renewals, we will try to identify new tenants or collaborate with existing tenants who are seeking additional space to occupy. As of March 31, 2021, our remaining weighted average lease term was 8.0 years, excluding our senior housing — RIDEA facilities.
For the three months ended March 31, 2021, our senior housing — RIDEA facilities were 67.6% leased. Substantially all of our leases with residents at such properties are for a term of one year or less.
Results of Operations
Comparison of the Three Months Ended March 31, 2021 and 2020
Our operating results are primarily comprised of income derived from our portfolio of properties and expenses in connection with the acquisition and operation of such properties. In general, and under a normal operating environment without the disruption of the
COVID-19
pandemic, we expect amounts related to our portfolio of operating properties to increase in the future due to fixed annual rent escalations on our portfolio of properties and based on a full year of operations for recently acquired properties.
We segregate our operations into reporting segments in order to assess the performance of our business in the same way that management reviews our performance and makes operating decisions. As of March 31, 2021, we operated through four reportable business segments, with activities related to investing in medical office buildings, senior housing, senior housing — RIDEA and skilled nursing facilities.
The
COVID-19
pandemic has had a significant adverse impact on the operations of our real estate portfolio. Although we have experienced some delays in receiving rent payments from our tenants, as of March 31, 2021, we have collected 100% of contractual rent from our leased, non-RIDEA
senior housing and skilled nursing facility tenants.
Most of our skilled nursing facilities provide behavioral health services with resident occupancies that are less impacted by either the
COVID-19
pandemic or restrictions on elective surgeries than traditional skilled nursing facilities. In addition, substantially all of the contractual rent through March 2021 from our medical office building tenants has been received. However, given the significant ongoing uncertainty of the impact of the
COVID-19
pandemic over the next 12 months, we are unable to predict the impact it will have on such tenants’ continued ability to pay rent.
Except where otherwise noted, the changes in our condensed consolidated results of operations for 2021 as compared to 2020 are primarily due to the disruption to our normal operations as a result of the
COVID-19
pandemic. In addition, there are changes in our operating results by reporting segment due to transitioning the operations of the five senior housing facilities within Northern California Senior Housing Portfolio to a RIDEA structure in March 2020. As of March 31, 2021 and 2020, we owned the following types of properties:

	March 31,
	2021			2020
	Number of Buildings	Aggregate Contract Purchase Price	Leased %	Number of Buildings	Aggregate Contract Purchase Price	Leased %
Medical office buildings	43	$608,072,000	93.3%	43	$603,639,000	93.1%
Senior housing — RIDEA	26	264,709,000	(1)	26	264,349,000	(1)
Senior housing	14	101,800,000	100%	14	101,800,000	100%
Skilled nursing facilities	11	117,800,000	100%	11	117,800,000	100%

Total/weighted average(2)	94	$1,092,381,000	95.7%	94	$1,087,588,000	95.4%

(1)
For the three months ended March 31, 2021 and 2020, the leased percentage for the resident units of our senior housing — RIDEA facilities was 67.6% and 81.7%, respectively, based on daily average occupancy of licensed beds/units.

(2)	Leased percentage excludes our senior housing — RIDEA facilities.
Revenues
Our primary sources of revenue include rent generated by our leased, non – RIDEA properties, and resident fees and services revenue from our RIDEA properties. The amount of revenue generated by our properties depends principally on our ability to maintain the occupancy rates of currently leased space and to lease available space at the then existing market rates. Revenues by reportable segment consisted of the following for the periods then ended:

	Three Months Ended March 31,
	2021	2020
Real Estate Revenue
Medical office buildings	$16,752,000	$16,271,000
Skilled nursing facilities	3,000,000	3,012,000
Senior housing	2,194,000	2,180,000

Total real estate revenue	21,946,000	21,463,000

Resident Fees and Services Revenue
Senior housing — RIDEA	15,895,000	16,081,000

Total resident fees and services	15,895,000	16,081,000

Total revenues	$37,841,000	$37,544,000

For the three months ended March 31, 2021 and 2020, real estate revenue was primarily comprised of base rent of $16,081,000 and $15,860,000, respectively, and expense recoveries of $4,777,000 and $4,422,000, respectively. For the three months ended March 31, 2021 and 2020, resident fees and services consisted of rental fees related to resident leases and extended health care fees.

Rental Expenses and Property Operating Expenses
Rental expenses and rental expenses as a percentage of real estate revenue, as well as property operating expenses and property operating expenses as a percentage of resident fees and services revenue, by reportable segment consisted of the following for the periods then ended:

	Three Months Ended March 31,
	2021		2020
Rental Expenses
Medical office buildings	$5,705,000	34.1%	$5,390,000	33.1%
Senior housing	174,000	7.9%	280,000	12.8%
Skilled nursing facilities	145,000	4.8%	152,000	5.0%

Total rental expenses	$6,024,000	27.4%	$5,822,000	27.1%

Property Operating Expenses
Senior housing — RIDEA	$15,194,000	95.6%	$13,017,000	80.9%

Total property operating expenses	$15,194,000	95.6%	$13,017,000	80.9%

For the three months ended March 31, 2021 and 2020, property operating expenses primarily consisted of administration and benefits expense of $11,448,000 and $7,152,000, respectively. The increase in property operating expenses for the three months ended March 31, 2021, compared to the three months ended March 31, 2020, is primarily due to the transition of five senior housing facilities within Northern California Senior Housing Portfolio to a RIDEA structure in March 2020. Overall, property operating expenses have also significantly increased in 2021, compared to the three months ended March 31, 2020, due to labor costs, the single largest expense line item for senior housing — RIDEA facilities, as well as the costs of
COVID-19
testing of employees and residents and the costs of PPE and other supplies required as a result of the
COVID-19
pandemic. Senior housing — RIDEA facilities typically have a higher percentage of direct operating expenses to revenue than medical office buildings, skilled nursing facilities and leased, non – RIDEA senior housing facilities due to the nature of RIDEA facilities where we conduct day-to-day
operations.
General and Administrative
General and administrative expenses consisted of the following for the periods then ended:

	Three Months Ended March 31,
	2021	2020
Asset management and property management oversight fees — affiliates	$2,540,000	$2,411,000
Professional and legal fees	600,000	1,528,000
Bank charges	180,000	129,000
Transfer agent services	124,000	134,000
Directors’ and officers’ liability insurance	76,000	65,000
Franchise taxes	72,000	40,000
Board of directors fees	69,000	68,000
Restricted stock compensation	43,000	43,000
Other	43,000	30,000

Total	$3,747,000	$4,448,000

The decrease in general and administrative expenses for the three months ended March 31, 2021, compared to the three months ended March 31, 2020, is primarily due to a decrease in professional and legal fees from transitioning the operations of the five senior housing facilities within Northern California Senior Housing Portfolio to a RIDEA structure in March 2020.

Business Acquisition Expenses
For the three months ended March 31, 2021 and 2020, business acquisition expenses were $314,000 and $9,000, respectively. The increase in such expenses incurred for the three months ended March 31, 2021, compared to the three months ended March 31, 2020, was primarily due to $569,000 in third-party advisory costs and fees to our special committee related to the strategic alternatives review process. Such increase was partially offset by the recovery of costs of $400,000 during the three months ended March 31, 2021 that were incurred in prior periods in the pursuit of a portfolio of properties that did not result in an acquisition.
Depreciation and Amortization
For the three months ended March 31, 2021 and 2020, depreciation and amortization was $12,402,000 and $12,530,000, respectively, and consisted primarily of depreciation on our operating properties of $7,914,000 and $7,839,000, respectively, and amortization on our identified intangible assets of $4,382,000 and $4,646,000, respectively.
Interest Expense
Interest expense, including gain or loss in fair value of derivative financial instruments, consisted of the following for the periods then ended:

	Three Months Ended March 31,
	2021	2020
Interest expense:
Line of credit and term loans and derivative financial instruments	$4,037,000	$4,618,000
Mortgage loans payable	200,000	191,000
Amortization of deferred financing costs:
Line of credit and term loans	470,000	469,000
Mortgage loans payable	7,000	20,000
(Gain) loss in fair value of derivative financial instruments	(1,455,000)	4,605,000
Amortization of debt discount/premium	12,000	12,000

Total	$3,271,000	$9,915,000

The decrease in interest expense for the three months ended March 31, 2021, compared to the three months ended March 31, 2020, is primarily related to a change to a gain in fair value recognized on our derivative financial instruments from a loss in fair value recognized on our derivative financial instruments, respectively, as such instruments approach maturity in November 2021 and a decline in interest rates on our line of credit and term loans. See Note 6, Mortgage Loans Payable, Net, Note 7, Line of Credit and Term Loans and Note 8, Derivative Financial Instruments, to our accompanying condensed consolidated financial statements, for a further discussion.
Liquidity and Capital Resources
Our sources of funds primarily consist of operating cash flows and borrowings. In the normal course of business, our principal demands for funds are for payment of operating expenses, capital improvement expenditures, interest on our indebtedness, distributions to our stockholders and repurchases of our common stock. We estimate that we will require approximately $7,282,000 to pay interest on our outstanding indebtedness for the remainder of 2021, based on interest rates in effect as of March 31, 2021, and that we will require $481,869,000 to pay principal on our outstanding indebtedness for the remainder of 2021. Such principal on our outstanding indebtedness includes $481,400,000 of outstanding principal as of March 31, 2021 on our line of credit and term loans that are scheduled to mature on November 19, 2021; however, we have the ability and intend to pursue a new credit facility or alternatively satisfy certain conditions pursuant to the related credit agreement and pay the required fee in order to exercise our option to extend the maturity date for one year. We also require resources to make certain payments to our advisor and its affiliates. See Note 13, Related Party Transactions, to our accompanying condensed consolidated financial statements, and Note 13, Related Party Transactions of our 2020 Annual Report on Form
10-K,
as filed with the SEC on March 26, 2021, for a summary of our payments to our advisor and its affiliates. Generally, cash needs for such items will be met primarily from operations or borrowings, as needed. Our total capacity to pay operating expenses, capital improvement expenditures, interest, distributions and repurchases is a function of our current cash position, our borrowing capacity on our line of credit, as well as any future indebtedness that we may incur.
Due to the impact the
COVID-19
pandemic has had on the United States and globally, and the uncertainty of the severity and duration of the
COVID-19
pandemic and its effects, beginning in March 2020, our board decided to take steps to protect our capital and maximize our liquidity in an effort to strengthen our long-term financial prospects by decreasing our distributions to stockholders and partially suspending our share repurchase plan. Consequently, our board approved a reduced daily distribution rate for April 2020 through April 2021 equal to $0.001095890 per share of our Class T and Class I common stock, which is equal to an annualized distribution rate of $0.40 per share, a decrease from the annualized rate of $0.60 per share previously paid by us. See the “Distributions” section below for a further discussion. In addition, on March 31, 2020, our board suspended our share repurchase plan with respect to all repurchase requests other than repurchases resulting from the death or qualifying disability of stockholders, beginning with share repurchase requests submitted for repurchase during the second quarter of 2020. Furthermore, in connection with our special committee’s strategic alternative review process and in order to facilitate a strategic transaction, on March 18, 2021, our board authorized the suspension of the DRIP, effective as of April 1, 2021, and also approved the suspension of our share repurchase plan with respect to all repurchase requests received by us after February 28, 2021, including repurchases resulting from the death or qualifying disability of stockholders. Our board shall determine if and when it is in the best interest of our company and stockholders to reinstate our DRIP or share repurchase plan. As of March 31, 2021, our cash on hand was $19,167,000 and we had $48,600,000 available on our line of credit. We believe that these resources will be sufficient to satisfy our cash requirements for the foreseeable future, and we do not anticipate a need to raise funds from other sources within the next 12 months.
A capital plan for each investment is established upon acquisition that contemplates the estimated capital needs of that investment, including costs of refurbishment, tenant improvements or other major capital expenditures. The capital plan also sets forth the anticipated sources of the necessary capital, which may include operating cash generated by the investment, capital reserves, a line of credit or other loan established with respect to the investment, other borrowings or additional equity investments from us or joint venture partners. The capital plan for each investment is adjusted through ongoing, regular reviews of our portfolio or as necessary to respond to unanticipated additional capital needs. Based on the budget for the properties we own as of March 31, 2021, we estimate that our discretionary expenditures for capital and tenant improvements could require up to $8,294,000 for the remaining nine months of 2021. As of March 31, 2021, we had $492,000 of restricted cash in loan impounds and reserve accounts to fund a portion of such capital expenditures.
Other Liquidity Needs
In the event that there is a shortfall in net cash available due to various factors, including, without limitation, the timing of distributions or the collection of receivables, we may seek to obtain capital to pay distributions by means of secured or unsecured debt financing through one or more third parties, or our advisor or its affiliates. There are currently no limits or restrictions on the use of proceeds from our advisor or its affiliates which would prohibit us from making the proceeds available for distribution. We may also pay distributions from cash from capital transactions, including, without limitation, the sale of one or more of our properties.
Cash Flows
The following table sets forth changes in cash flows:

	Three Months Ended March 31,
	2021	2020
Cash, cash equivalents and restricted cash — beginning of period	$18,125,000	$15,846,000
Net cash provided by operating activities	8,093,000	9,793,000
Net cash used in investing activities	(4,273,000)	(68,297,000)
Net cash (used in) provided by financing activities	(2,043,000)	63,522,000

Cash, cash equivalents and restricted cash — end of period	$19,902,000	$20,864,000

The following summary discussion of our changes in our cash flows is based on our accompanying condensed consolidated statements of cash flows and is not meant to be an all-inclusive
discussion of the changes in our cash flows for the periods presented below.
Operating Activities
For the three months ended March 31, 2021 and 2020, cash flows provided by operating activities primarily related to the cash flows provided by our property operations, offset by payments of general and administrative expenses and business acquisition expenses. See the “Results of Operations” section above for a further discussion. In general, cash flows provided by operating activities will be affected by the timing of cash receipts and payments.
Investing Activities
For the three months ended March 31, 2021 and 2020, cash flows used in investing activities related to our property acquisitions in the amount of $3,188,000 and $65,531,000, respectively, and the payment of $1,085,000 and $2,766,000, respectively, for capital expenditures. We anticipate that cash flows used in investing activities will primarily be affected by the timing of capital expenditures, and generally will decrease as compared to prior years as we have substantially completed the acquisition phase of our real estate investment strategy.
Financing Activities
For the three months ended March 31, 2021, cash flows used in financing activities related primarily to $3,926,000 in distributions to our common stockholders, the payment of offering costs of $1,420,000 in connection with our initial offering and share repurchases of $714,000, partially offset by borrowings on our line of credit of $4,500,000. For the three months ended March 31, 2020, cash flows provided by financing activities related primarily to net borrowings on our line of credit of $76,300,000, partially offset by the January 2020 payoff of one mortgage loan payable with a principal balance of $7,738,000 and $5,561,000 in distributions to our common stockholders. The decrease in distributions paid in 2021 compared to 2020 was primarily related to actions taken by our board to protect our capital and maximize our liquidity in response to the impact of the
COVID-19
pandemic, such as the decrease in our daily distribution rate approved by our board in March 2020. See the “Distributions” section below for a further discussion. Overall, we anticipate cash flows from financing activities to decrease in the future.
Distributions
Prior to March 31, 2020, our board authorized, on a quarterly basis, a daily distribution to our stockholders of record as of the close of business on each day of the period commencing on May 1, 2016 and ending on March 31, 2020. The daily distributions were calculated based on 365 days in the calendar year and were equal to $0.001643836 per share of our Class T and Class I common stock, which was equal to an annualized distribution rate of $0.60 per share. These distributions were aggregated and paid monthly in arrears in cash or shares of our common stock pursuant to our DRIP Offerings, only from legally available funds.
In response to the
COVID-19
pandemic and its effects to our business and operations, at the end of the first quarter of 2020 our board decided to take steps to protect our capital and maximize our liquidity in an effort to strengthen our long-term financial prospects by reducing our distribution payments to stockholders. Consequently, our board authorized a daily distribution to our stockholders of record as of the close of business on each day of the period commencing on April 1, 2020 and ending on May 31, 2021, which was or will be calculated based on 365 days in the calendar year and is equal to $0.001095890 per share of our Class T and Class I common stock. Such daily distribution is equal to an annualized distribution rate of $0.40 per share. The distributions were or will be aggregated and paid in cash or shares of our common stock pursuant to the DRIP, on a monthly basis, in arrears, only from legally available funds. As discussed above, in connection with our special committee’s strategic alternative review process, on March 18, 2021, our board authorized the suspension of the DRIP, effective as of April 1, 2021, until such time, if any, as our board determines to reinstate the DRIP. As a result, beginning with the April 2021 distributions, which were paid in May 2021, there will be no further issuances of shares pursuant to the DRIP, and stockholders who are participants in the DRIP received or will receive cash distributions instead.

The amount of distributions paid to our stockholders is determined by our board and is dependent on a number of factors, including funds available for payment of distributions, our financial condition, capital expenditure requirements and annual distribution requirements needed to maintain our qualification as a REIT under the Code. We have not established any limit on the amount of net offering proceeds from our initial offering or borrowings that may be used to fund distributions, except that, in accordance with our organizational documents and Maryland law, we may not make distributions that would: (i) cause us to be unable to pay our debts as they become due in the usual course of business; or (ii) cause our total assets to be less than the sum of our total liabilities plus senior liquidation preferences.
The distributions paid for the three months ended March 31, 2021 and 2020, along with the amount of distributions reinvested pursuant to our DRIP Offerings and the sources of distributions as compared to cash flows from operations were as follows:

	Three Months Ended March 31,
	2021		2020
Distributions paid in cash	$3,926,000		$5,561,000
Distributions reinvested	4,106,000		6,437,000

	$8,032,000		$11,998,000

Sources of distributions:
Cash flows from operations	$8,032,000	100%	$9,793,000	81.6%
Proceeds from borrowings	—	—	2,205,000	18.4

	$8,032,000	100%	$11,998,000	100%

As of March 31, 2021, any distributions of amounts in excess of our current and accumulated earnings and profits have resulted in a return of capital to our stockholders, and all or any portion of a distribution to our stockholders may have been paid from net offering proceeds and borrowings. The payment of distributions from our net offering proceeds and borrowings have reduced the amount of capital we ultimately invested in assets and negatively impacted the amount of income available for future distributions.
The distributions paid for the three months ended March 31, 2021 and 2020, along with the amount of distributions reinvested pursuant to our DRIP Offerings and the sources of our distributions as compared to funds from operations attributable to controlling interest, or FFO, were as follows:

	Three Months Ended March 31,
	2021		2020
Distributions paid in cash	$3,926,000		$5,561,000
Distributions reinvested	4,106,000		6,437,000

	$8,032,000		$11,998,000

Sources of distributions:
FFO attributable to controlling interest	$8,032,000	100%	$5,416,000	45.1%
Proceeds from borrowings	—	—	6,582,000	54.9

	$8,032,000	100%	$11,998,000	100%

The payment of distributions from sources other than FFO may reduce the amount of proceeds available for investment and operations or cause us to incur additional interest expense as a result of borrowed funds. For a further discussion of FFO, a non-GAAP
financial measure, including a reconciliation of our GAAP net income (loss) to FFO, see the “Funds from Operations and Modified Funds from Operations” section below.

Financing
We anticipate that our overall leverage will not exceed 50.0% of the combined market value of all of our properties and other real estate-related investments, as determined at the end of each calendar year. For these purposes, the fair market value of each asset will be equal to the purchase price paid for the asset or, if the asset was appraised subsequent to the date of purchase, then the fair market value will be equal to the value reported in the most recent independent appraisal of the asset. Our policies do not limit the amount we may borrow with respect to any individual investment. As of March 31, 2021, our aggregate borrowings were 39.7% of the combined market value of all of our real estate investments.
Under our charter, we have a limitation on borrowing that precludes us from borrowing in excess of 300% of our net assets without the approval of a majority of our independent directors. Net assets for purposes of this calculation are defined to be our total assets (other than intangibles), valued at cost prior to deducting depreciation, amortization, bad debt and other non-cash
reserves, less total liabilities. Generally, the preceding calculation is expected to approximate 75.0% of the aggregate cost of our real estate and real estate-related investments before depreciation, amortization, bad debt and other similar non-cash
reserves. In addition, we may incur mortgage debt and pledge some or all of our real properties as security for that debt to obtain funds to acquire additional real estate or for working capital. Furthermore, we may borrow if we otherwise deem it necessary or advisable to ensure that we maintain our qualification as a REIT for federal income tax purposes. As of May 14, 2021 and March 31, 2021, our leverage did not exceed 300% of the value of our net assets.
Mortgage Loans Payable, Net
For a discussion of our mortgage loans payable, net, see Note 6, Mortgage Loans Payable, Net, to our accompanying condensed consolidated financial statements.
Line of Credit and Term Loans
For a discussion of our line of credit and term loans, see Note 7, Line of Credit and Term Loans, to our accompanying condensed consolidated financial statements.
REIT Requirements
In order to maintain our qualification as a REIT for federal income tax purposes, we are required to distribute to our stockholders a minimum of 90.0% of our annual taxable income, excluding net capital gains. Existing Internal Revenue Service, or IRS, guidance includes a safe harbor pursuant to which publicly offered REITs can satisfy the distribution requirement by distributing a combination of cash and stock to stockholders. In general, to qualify under the safe harbor, each stockholder must elect to receive either cash or stock, and the aggregate cash component of the distribution to stockholders must represent at least 20.0% of the total distribution. In the event that there is a shortfall in net cash available due to factors including, without limitation, the timing of such distributions or the timing of the collection of receivables, we may seek to obtain capital to pay distributions by means of secured and unsecured debt financing through one or more unaffiliated third parties. We may also pay distributions from cash from capital transactions including, without limitation, the sale of one or more of our properties.
Commitments and Contingencies
For a discussion of our commitments and contingencies, see Note 10, Commitments and Contingencies, to our accompanying condensed consolidated financial statements.
Debt Service Requirements
A significant liquidity need is the payment of principal and interest on our outstanding indebtedness. As of March 31, 2021, we had $18,628,000 ($17,708,000, net of discount/premium and deferred financing costs) of fixed-rate mortgage loans payable outstanding secured by our properties. As of March 31, 2021, we had $481,400,000 outstanding and $48,600,000 remained available under our line of credit. See Note 6, Mortgage Loans Payable, Net, and Note 7, Line of Credit and Term Loans, to our accompanying condensed consolidated financial statements.

We are required by the terms of certain loan documents to meet certain reporting requirements and covenants, such as leverage ratios, net worth ratios, debt service coverage ratios and fixed charge coverage ratios. As of March 31, 2021, we were in compliance with all such covenants and requirements on our mortgage loans payable and our line of credit and term loans. As of March 31, 2021, the weighted average effective interest rate on our outstanding debt, factoring in our fixed-rate interest rate swaps, was 3.35% per annum.
Contractual Obligations
The following table provides information with respect to: (i) the maturity and scheduled principal repayment of our secured mortgage loans payable and our line of credit and term loans; (ii) interest payments on our mortgage loans payable and our line of credit and term loans; and (iii) ground lease obligations as of March 31, 2021:

	Payments Due by Period
	2021	2022-2023	2024-2025	Thereafter	Total
Principal payments — fixed-rate debt	$469,000	$1,331,000	$6,589,000	$10,239,000	$18,628,000
Interest payments — fixed-rate debt	545,000	1,370,000	1,113,000	4,969,000	7,997,000
Principal payments — variable-rate debt	481,400,000	—	—	—	481,400,000
Interest payments — variable-rate debt (based on rates in effect as of March 31, 2021)	6,737,000	—	—	—	6,737,000
Ground lease obligations	417,000	1,056,000	1,072,000	46,565,000	49,110,000

Total	$489,568,000	$3,757,000	$8,774,000	$61,773,000	$563,872,000

Off-Balance
Sheet Arrangements
As of March 31, 2021, we had no
off-balance
sheet transactions, nor do we currently have any such arrangements or obligations.
Inflation
During the three months ended March 31, 2021 and 2020, inflation has not significantly affected our operations because of the moderate inflation rate; however, we expect to be exposed to inflation risk as income from future long-term tenant leases will be the primary source of our cash flows from operations. There are provisions in the majority of our tenant leases that will protect us from the impact of inflation. These provisions include negotiated rental increases, reimbursement billings for operating expense pass-through charges and real estate tax and insurance reimbursements. However, due to the long-term nature of the anticipated leases, among other factors, the leases may not re-set
frequently enough to cover inflation.
Related Party Transactions
For a summary of related party transactions, see Note 13, Related Party Transactions, to our accompanying condensed consolidated financial statements and Note 13, Related Party Transactions of our 2020 Annual Report on Form
10-K,
as filed with the SEC on March 26, 2021.
Funds from Operations and Modified Funds from Operations
Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group, has promulgated a measure known as funds from operations, a non-GAAP
measure, which we believe to be an appropriate supplemental performance measure to reflect the operating performance of a REIT. The use of funds from operations is recommended by the REIT industry as a supplemental performance measure, and our management uses FFO to evaluate our performance over time. FFO is not equivalent to our net income (loss) as determined under GAAP.
We define FFO, a
non-GAAP
measure, consistent with the standards established by the White Paper on funds from operations approved by the Board of Governors of NAREIT, or the White Paper. The White Paper defines funds from operations as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of certain real estate assets and impairment writedowns of certain real estate assets and investments, plus depreciation and amortization related to real estate, and after adjustments for unconsolidated partnerships and joint ventures. While impairment charges are excluded from the calculation of FFO as described above, investors are cautioned that impairments are based on estimated future undiscounted cash flows. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations. Our FFO calculation complies with NAREIT’s policy described above.
Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate-related depreciation and amortization and impairments, provides a further understanding of our performance to investors and to our management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses and interest costs, which may not be immediately apparent from net income (loss).
However, FFO and modified funds from operations attributable to controlling interest, or MFFO, as described below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income (loss) or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP
FFO and MFFO measures and the adjustments to GAAP in calculating FFO and MFFO.
The IPA, an industry trade group, has standardized a measure known as modified funds from operations, which the IPA has recommended as a supplemental performance measure for publicly registered, non-listed
REITs and which we believe to be another appropriate supplemental performance measure to reflect the operating performance of a publicly registered, non-listed
REIT having the characteristics described above. MFFO is not equivalent to our net income (loss) as determined under GAAP, and MFFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate with a limited life and targeted exit strategy, as currently intended. We believe that, because MFFO excludes expensed acquisition fees and expenses that affect our operations only in periods in which properties are acquired and that we consider more reflective of investing activities, as well as other non-operating
items included in FFO, MFFO can provide, on a going forward basis, an indication of the sustainability (that is, the capacity to continue to be maintained) of our operating performance after the period in which we are acquiring our properties and once our portfolio is in place. By providing MFFO, we believe we are presenting useful information that assists investors and analysts to better assess the sustainability of our operating performance after our initial offering stage has been completed and our properties have been acquired. We also believe that MFFO is a recognized measure of sustainable operating performance by the publicly registered, non-listed
REIT industry. Further, we believe MFFO is useful in comparing the sustainability of our operating performance after our initial offering stage and acquisitions are completed with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities. Investors are cautioned that MFFO should only be used to assess the sustainability of our operating performance after our initial offering stage has been completed and properties have been acquired, as it excludes expensed acquisition fees and expenses that have a negative effect on our operating performance during the periods in which properties are acquired.
We define MFFO, a
non-GAAP
measure, consistent with the Practice Guideline issued by the IPA. The Practice Guideline defines modified funds from operations as funds from operations further adjusted for the following items included in the determination of GAAP net income (loss): expensed acquisition fees and costs; amounts relating to deferred rent and amortization of above- and below-market leases and liabilities (which are adjusted in order to reflect such payments from a GAAP accrual basis to closer to an expected to be received cash basis of disclosing the rent and lease payments); accretion of discounts and amortization of premiums on debt investments;
mark-to-market
adjustments included in net income (loss); gains or losses included in net income (loss) from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan; unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting; and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect modified funds from operations on the same basis. Our MFFO calculation complies with the IPA’s Practice Guideline described above.

Our management uses MFFO and the adjustments used to calculate it in order to evaluate our performance against other publicly registered, non-listed
REITs which intend to have limited lives with short and defined acquisition periods and targeted exit strategies shortly thereafter. As noted above, MFFO may not be a useful measure of the impact of long-term operating performance if we do not continue to operate in this manner. We believe that our use of MFFO and the adjustments used to calculate it allow us to present our performance in a manner that reflects certain characteristics that are unique to publicly registered, non-listed
REITs, such as their limited life, limited and defined acquisition period and targeted exit strategy, and hence, that the use of such measures may be useful to investors.
Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate funds from operations and modified funds from operations the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) as an indication of our performance, as an alternative to cash flows from operations, which is an indication of our liquidity, or indicative of funds available to fund our cash needs including our ability to make distributions to our stockholders. FFO and MFFO should be reviewed in conjunction with other measurements as an indication of our performance. MFFO may be useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and in particular, after the offering and acquisition stages are complete. FFO and MFFO are not useful measures in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO and MFFO.
Neither the SEC, NAREIT nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO or MFFO. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the publicly registered, non-listed
REIT industry and we would have to adjust our calculation and characterization of FFO or MFFO.
The following is a reconciliation of net income or loss, which is the most directly comparable GAAP financial measure, to FFO and MFFO for the periods presented below:

	Three Months Ended March 31,
	2021	2020
Net loss	$(4,008,000)	$(7,933,000)
Add:
Depreciation and amortization related to real estate — consolidated properties	12,402,000	12,530,000
Depreciation and amortization related to real estate — unconsolidated entity	945,000	882,000
Net loss attributable to noncontrolling interests	264,000	167,000
Less:
Depreciation and amortization — noncontrolling interests	(249,000)	(230,000)

FFO attributable to controlling interest	$9,354,000	$5,416,000

Business acquisition expenses(1)	$314,000	$9,000
Amortization of above- and below-market leases(2)	40,000	18,000
Change in deferred rent(3)	(873,000)	(1,074,000)
(Gain) loss in fair value of derivative financial instruments(4)	(1,455,000)	4,605,000
Adjustments for unconsolidated entity(5)	182,000	173,000
Adjustments for noncontrolling interests(5)	—	(6,000)

MFFO attributable to controlling interest	$7,562,000	$9,141,000

Weighted average Class T and Class I common shares outstanding — basic and diluted	81,511,212	80,301,650

Net loss per Class T and Class I common share — basic and diluted	$(0.05)	$(0.10)

FFO attributable to controlling interest per Class T and Class I common share — basic and diluted	$0.11	$0.07

MFFO attributable to controlling interest per Class T and Class I common share — basic and diluted	$0.09	$0.11

(1)
In evaluating investments in real estate, we differentiate the costs to acquire the investment from the operations derived from the investment. Such information would be comparable only for publicly registered, non-listed
REITs that have completed their acquisition activity and have other similar operating characteristics. By excluding business acquisition expenses that have been deducted as expenses in the determination of GAAP net income or loss, we believe MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of our properties. Business acquisition expenses include payments to our advisor or its affiliates and third parties.

(2)
Under GAAP, above- and below-market leases are assumed to diminish predictably in value over time and amortized, similar to depreciation and amortization of other real estate-related assets that are excluded from FFO. However, because real estate values and market lease rates historically rise or fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, we believe that by excluding charges relating to the amortization of above- and below-market leases, MFFO may provide useful supplemental information on the performance of the real estate.

(3)
Under GAAP, as a lessor, rental revenue is recognized on a straight-line basis over the terms of the related lease (including rent holidays). As a lessee, we record amortization of right-of-use
assets and accretion of lease liabilities for our operating leases. This may result in income or expense recognition that is significantly different than the underlying contract terms. By adjusting for such amounts, MFFO may provide useful supplemental information on the realized economic impact of lease terms, providing insight on the expected contractual cash flows of such lease terms, and aligns results with management’s analysis of operating performance.

(4)
Under GAAP, we are required to include changes in fair value of our derivative financial instruments in the determination of net income or loss. We believe that adjusting for the change in fair value of our derivative financial instruments to arrive at MFFO is appropriate because such adjustments may not be reflective of on-going
operations and reflect unrealized impacts on value based only on then current market conditions, although they may be based upon general market conditions. The need to reflect the change in fair value of our derivative financial instruments is a continuous process and is analyzed on a quarterly basis in accordance with GAAP.

(5)
Includes all adjustments to eliminate the unconsolidated entity’s share or noncontrolling interests’ share, as applicable, of the adjustments described in notes (1) – (4) above to convert our FFO to MFFO.

Net Operating Income
NOI is a
non-GAAP
financial measure that is defined as net income (loss), computed in accordance with GAAP, generated from properties before general and administrative expenses, business acquisition expenses, depreciation and amortization, interest expense, income or loss from unconsolidated entity and other income. NOI is not equivalent to our net income (loss) as determined under GAAP and may not be a useful measure in measuring operational income or cash flows. Furthermore, NOI should not be considered as an alternative to net income (loss) as an indication of our performance, as an alternative to cash flows from operations, as an indication of our liquidity, or indicative of cash flow available to fund our cash needs including our ability to make distributions to our stockholders. NOI should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income (loss) or in its applicability in evaluating our operating performance. Investors are also cautioned that NOI should only be used to assess our operational performance in periods in which we have not incurred or accrued any business acquisition expenses.
We believe that NOI is an appropriate supplemental performance measure to reflect the performance of our operating assets because NOI excludes certain items that are not associated with the operations of the properties. We believe that NOI is a widely accepted measure of comparative operating performance in the real estate community. However, our use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount.

To facilitate understanding of this financial measure, the following is a reconciliation of net income or loss, which is the most directly comparable GAAP financial measure, to NOI for the periods presented below:

	Three Months Ended March 31,
	2021	2020
Net loss	$(4,008,000)	$(7,933,000)
General and administrative	3,747,000	4,448,000
Business acquisition expenses	314,000	9,000
Depreciation and amortization	12,402,000	12,530,000
Interest expense	3,271,000	9,915,000
Loss (income) from unconsolidated entity	904,000	(255,000)
Other income	(7,000)	(9,000)

Net operating income	$16,623,000	$18,705,000

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.
Indemnification of Directors and Officers
Subject to any applicable limitations set forth under Maryland law or below, (i) no director or officer of GAHR IV shall be liable to GAHR IV or its stockholders for money damages and (ii) GAHR IV shall indemnify and pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to (A) any individual who is a present or former director or officer of GAHR IV; (B) any individual who, while a director or officer of GAHR IV and at the request of GAHR IV, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise; or (C) GAHR IV Advisor or any of its affiliates acting as an agent of GAHR IV, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity.
Notwithstanding anything to the contrary contained in clause (i) or (ii) of the paragraph above, GAHR IV shall not provide for indemnification of a director, GAHR IV Advisor or any affiliate of GAHR IV Advisor (the “Indemnitee”) for any liability or loss suffered by any of them or hold an Indemnitee harmless for any liability or loss suffered by GAHR IV, unless all of the following conditions are met:

(i)	the Indemnitee has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of GAHR IV;
(ii)	the Indemnitee was acting on behalf of or performing services for GAHR IV;
(iii)
such liability or loss was not the result of (A) negligence or misconduct, in the case that the Indemnitee is a director (other than an independent director), GAHR IV Advisor or an affiliate of GAHR IV Advisor or (B) gross negligence or willful misconduct, in the case that the Indemnitee is an independent director;

(iv)	such indemnification or agreement to hold harmless is recoverable only out of net assets and not from stockholders; and
(v)
with respect to losses, liability or expenses arising from or out of an alleged violation of federal or state securities laws, one or more of the following conditions are met: (A) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the Indemnitee; (B) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee; or (C) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of GAHR IV were offered or sold as to indemnification for violations of securities laws.

GAHR IV shall pay or reimburse reasonable legal expenses and other costs incurred by an Indemnitee in advance of the final disposition of a proceeding only if all of the following are satisfied: (a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of GAHR IV; (b) the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and (c) the Indemnitee provides GAHR IV with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and undertakes to repay the amount paid or reimbursed by GAHR IV, together with the applicable legal rate of interest thereon, if it is ultimately determined that the particular Indemnitee is not entitled to indemnification.
Neither the amendment nor repeal of the provision for indemnification in the GAHR IV Charter, nor the adoption or amendment of any other provision of the GAHR IV Charter or GAHR IV Bylaws inconsistent with the provision for indemnification in the GAHR IV Charter, shall apply to or affect in any respect the applicability of the provision for indemnification in the GAHR IV Charter with respect to any act or failure to act that occurred prior to such amendment, repeal or adoption.
GAHR IV has also entered into indemnification agreements with each of its directors and executive officers. Pursuant to the terms of these indemnification agreements, GAHR IV will indemnify and advance expenses and costs incurred by its directors and executive officers in connection with any claims, suits or proceedings brought against such directors and executive officers as a result of their service. However, GAHR IV’s indemnification obligation is subject to the limitations set forth in the indemnification agreements and the GAHR IV Charter.
Item 21.
Exhibits

(a)	The following is a list of exhibits filed as part of this Registration Statement.

Exhibit No.	Description
2.1*
Agreement and Plan of Merger, dated as of June 23, 2021, by and among Griffin-American Healthcare REIT IV, Inc., Griffin-American Healthcare REIT IV Holdings, LP, Continental Merger Sub, LLC, Griffin-American Healthcare REIT III, Inc. and Griffin-American Healthcare REIT III Holdings, LP (attached as Annex A to the Joint Proxy Statement/Prospectus that is part of this Registration Statement on Form S-4).

3.1
Third Articles of Amendment and Restatement of Griffin-American Healthcare REIT IV, Inc., dated December 28, 2015 (included as Exhibit 3.1 to Pre-Effective Amendment No. 2 to GAHR IV’s Registration Statement on Form S-11 (File No. 333-205960) filed January 5, 2016 and incorporated herein by reference).

3.2
Articles Supplementary of Griffin-American Healthcare REIT IV, Inc. filed May 25, 2016 (included as Exhibit 3.1 to GAHR IV’s Current Report on Form 8-K (File No. 333-205960) filed May 26, 2016 and incorporated herein by reference).

3.3
Second Amended and Restated Bylaws of Griffin-American Healthcare REIT IV, Inc. (included as Exhibit 3.2 to Pre-Effective Amendment No. 2 to GAHR IV’s Registration Statement on Form S-11 (File No. 333-205960) filed January 5, 2016 and incorporated herein by reference).

4.1
Amended and Restated Distribution Reinvestment Plan of Griffin-American Healthcare REIT IV, Inc. (included as Exhibit 4.6 to GAHR IV’s Registration Statement on Form S-3 (File No. 333-229301) filed January 18, 2019 and incorporated herein by reference).

5.1*	Opinion of Venable LLP regarding the legality of the securities being registered.
8.1*	Opinion of DLA Piper LLP (US) regarding tax matters relating to the reorganization.
8.2*	Opinion of Morris, Manning & Martin, LLP regarding tax matters relating to the reorganization.
8.3*	Opinion of Morris, Manning & Martin, LLP regarding the qualification of Griffin-American Healthcare REIT III, Inc. as a real estate investment trust.
8.4*	Opinion of Morris, Manning & Martin, LLP regarding the qualification of Griffin-American Healthcare REIT IV, Inc. as a real estate investment trust.
10.1
Amended and Restated Agreement of Limited Partnership of Griffin-American Healthcare REIT IV Holdings, LP, dated February 16, 2016 (included as Exhibit 10.5 to GAHR IV’s Annual Report on Form 10-K (File No. 333-205960) for the year ended December 31, 2015 filed March 7, 2016 and incorporated herein by reference).

10.2
Amendment No. 1 to Amended and Restated Limited Partnership Agreement of Griffin-American Healthcare REIT IV Holdings, LP, dated June 17, 2016 (included as Exhibit 10.3 to GAHR IV’s Quarterly Report on Form 10-Q (File No. 333-205960) for the quarter ended June 30, 2016 filed August 10, 2016 and incorporated herein by reference).

10.3
Dealer Manager Agreement by and among Griffin-American Healthcare REIT IV, Inc., Griffin Capital Securities, LLC and Griffin-American Healthcare REIT IV Advisor, LLC, dated February 16, 2016 (included as Exhibit 10.3 to GAHR IV’s Annual Report on Form 10-K (File No. 333-205960) for the year ended December 31, 2015 filed March 7, 2016 and incorporated herein by reference).

Exhibit No.	Description
10.4
Advisory Agreement by and among Griffin-American Healthcare REIT IV, Inc., Griffin-American Healthcare REIT IV Holdings, LP and Griffin-American Healthcare REIT IV Advisor, LLC, dated February 16, 2016 (included as Exhibit 10.4 to GAHR IV’s Annual Report on Form 10-K (File No. 333-205960) for the year ended December 31, 2015 filed March 7, 2016 and incorporated herein by reference).

10.5
Form of Indemnification Agreement between Griffin-American Healthcare REIT IV, Inc. and Indemnitee made effective as of February 10, 2015 (included as Exhibit 10.3 to GAHR IV’s Registration Statement on Form S-11 (File No. 333-205960) filed July 30, 2015 and incorporated herein by reference).

10.6
Griffin-American Healthcare REIT IV, Inc. 2015 Incentive Plan (including the 2015 Independent Directors Compensation Sub-Plan) (included as Exhibit 10.4 to Pre-effective Amendment No. 2 to GAHR IV’s Registration Statement on Form S-11 (File No. 333-205960) filed January 5, 2016 and incorporated herein by reference).

10.7
Amendment No. 1 to Dealer Manager Agreement by and among Griffin-American Healthcare REIT IV, Inc., Griffin Capital Securities, LLC and Griffin-American Healthcare REIT IV Advisor, LLC, dated June 17, 2016 (included as Exhibit 10.2 to GAHR IV’s Quarterly Report on Form 10-Q (File No. 333-205960) for the quarter ended June 30, 2016 filed August 10, 2016 and incorporated herein by reference).

10.8
Amendment No. 2 to Dealer Manager Agreement by and among Griffin-American Healthcare REIT IV, Inc., Griffin Capital Securities, LLC and Griffin-American Healthcare REIT IV Advisor, LLC, dated February 13, 2017 and effective as of March 1, 2017 (included as Exhibit 10.1 to GAHR IV’s Current Report on Form 8-K (File No. 333-205960) filed February 17, 2017 and incorporated herein by reference).

10.9
Amendment No. 3 to Dealer Manager Agreement by and among Griffin-American Healthcare REIT IV, Inc., Griffin Capital Securities, LLC and Griffin-American Healthcare REIT IV Advisor, LLC, dated March 29, 2017 (included as Exhibit 1.4 to Post-effective Amendment No. 7 to GAHR IV’s Registration Statement on Form S-11 (File No. 333-205960) filed March 29, 2017 and incorporated herein by reference).

10.10
Share Repurchase Plan of Griffin-American Healthcare REIT IV, Inc. (included as Exhibit 4.3 to Post-effective Amendment No. 14 to GAHR IV’s Registration Statement on Form S-11 (File No. 333-205960) filed November 30, 2018 and incorporated herein by reference).

10.11
Confirmation of swap transaction, dated August 27, 2020 from Fifth Third Bank, National Association to Griffin-American Healthcare REIT IV Holdings, LP (included as Exhibit 10.1 to GAHR IV’s Current Report on Form 8-K (File No. 000-55775) filed September 1, 2020 and incorporated herein by reference).

10.12
Amendment to Advisory Agreement by and among Griffin-American Healthcare REIT IV, Inc., Griffin-American Healthcare REIT IV Holdings, LP and Griffin-American Healthcare REIT IV Advisor, LLC, dated June 23, 2021 (included as Exhibit 10.1 to GAHR IV’s Current Report on Form 8-K (File No. 000-55775) filed June 24, 2021 and incorporated herein by reference).

21.1**	Subsidiaries of Griffin-American Healthcare REIT IV, Inc.
23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.
23.2*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.
23.3*	Consent of Venable LLP regarding the legality of the securities being registered (included as part of the opinion filed as Exhibit 5.1 hereto and incorporated by reference).
23.4*	Consent of DLA Piper LLP (US) regarding tax matters relating to the reorganization (included as part of the opinion filed as Exhibit 8.1 hereto and incorporated by reference).
23.5*	Consent of Morris, Manning & Martin, LLP regarding tax matters relating to the reorganization (included as part of the opinion filed as Exhibit 8.2 hereto and incorporated by reference).
23.6*
Consent of Morris, Manning & Martin, LLP regarding the qualification of Griffin-American Healthcare REIT III, Inc. as a real estate investment trust (included as part of the opinion filed as Exhibit 8.3 hereto and incorporated by reference).

Exhibit No.	Description
23.7*
Consent of Morris, Manning & Martin, LLP regarding the qualification of Griffin-American Healthcare REIT IV, Inc. as a real estate investment trust (included as part of the opinion filed as Exhibit 8.4 hereto and incorporated by reference).

24.1*	Power of Attorney (included herewith as a part of the signature page to this Registration Statement on Form S-4).
99.1*	Consent of Robert A. Stanger & Co., Inc.
99.2*	Consent of Truist Securities, Inc.
99.3**	Form of Proxy Card of Griffin-American Healthcare REIT III, Inc.
99.4**	Form of Proxy Card of Griffin-American Healthcare REIT IV, Inc.
99.5*	Consent of Harold H. Greene.
99.6*	Consent of Danny Prosky.
99.7*	Consent of Gerald W. Robinson.
99.8*	Consent of J. Grayson Sanders.
99.9*	Consent of Mathieu B. Streiff.
101.INS*	Inline XBRL Instance Document.
101.SCH*	Inline XBRL Taxonomy Extension Schema Document.
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

*	Filed herewith.
**	To be filed by amendment.
Item 22.
Undertakings

(a)
The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(b)
The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)
The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements filed in reliance on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)
The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424, (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant, (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f)
The undersigned registrant hereby undertakes that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(g)
The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form
S-4,
within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(j)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on July 16, 2021.

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.

By:	/s/ Jeffrey T. Hanson
Jeffrey T. Hanson
Chief Executive Officer and Chairman of the Board of Directors
POWER OF ATTORNEY
The undersigned directors and officers of the Registrant hereby constitute and appoint Jeffrey T. Hanson and Brian S. Peay, or either of them acting singly, the true and lawful agents and attorneys-in-fact
of the undersigned, with full power and authority in said agents and the attorneys-in-fact
to act in the name of and on behalf of the undersigned to sign for the undersigned in their respective names as directors and officers of the registrant in connection with this Registration Statement on Form
S-4,
to sign any and all amendments, including any post-effective amendments, to such registration statement, and any and all applications, instruments and other documents to be filed with the U.S. Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to perform any and all such acts necessary or desirable in furtherance of such registration and, generally, to act for and in the name of the undersigned with respect to such registration.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey T. Hanson Jeffrey T. Hanson	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	July 16, 2021

/s/ Brian S. Peay Brian S. Peay	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 16, 2021

/s/ Richard S. Welch Richard S. Welch	Director	July 16, 2021

/s/ Brian J. Flornes Brian J. Flornes	Independent Director	July 16, 2021

/s/ Dianne Hurley Dianne Hurley	Independent Director	July 16, 2021

/s/ Wilbur H. Smith III Wilbur H. Smith III	Independent Director	July 16, 2021